Exhibit 99.1

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile:  (212) 310-8007

Marcia L. Goldstein
Gary T. Holtzer
Adam P. Strochak
Stephen A. Youngman (admitted pro hac vice)
Sylvia A. Mayer (admitted pro hac vice)

KIRKLAND & ELLIS LLP 300 North LaSalle Chicago, Illinois 60654 Telephone: (312) 862-2000 Facsimile: (312) 862-2200 James H.M. Sprayregen, P.C. Anup Sathy, P.C. (admitted pro hac vice)

Attorneys for Debtors and Debtors in Possession	Co-Attorneys for Certain Subsidiary Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------------------------	x
:
In re	:	Chapter 11
:
GENERAL GROWTH	:
PROPERTIES, INC., et al.,	:	Case No. 09-11977 (ALG)
:
Debtors.	:	Jointly Administered
:
---------------------------------------------------------------	x

NOTICE OF FILING OF SUPPLEMENT TO PLAN DEBTORS’

THIRD AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that the documents attached hereto  (the “Plan Supplement”) supplement the Plan Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 5869] filed on August 27, 2010 (the “Plan”).(1)  The documents contained in the Plan Supplement, a list of which is attached hereto, are integral to and part of the Plan.  The Plan Debtors, subject to the terms of the Plan, reserve the right to alter, amend, modify or supplement any document in this Plan Supplement.

(1)  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement may be viewed for free at the website of the Plan Debtors’ notice and claims agent, Kurtzman Carson Consultants, LLC (“KCC”)at http://www.kccllc.net/GeneralGrowth or for a fee on the Court’s website at www.nysb.uscourts.gov.  To access documents on the Bankruptcy Court’s website, you will need a PACER password and login, which can be obtained at http://www.pacer.psc.uscourts.gov.  To obtain hard copies of the Plan Supplement, please contact KCC at (888) 830-4665 or by email at ggp_info@kccllc.com.

PLEASE TAKE FURTHER NOTICE that a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) shall be held on October 21, 2010 at 10:00 a.m. (prevailing Eastern Time) before the Honorable Allan L. Gropper, United States Bankruptcy Judge, in Room 621 of the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004.  The Confirmation Hearing may be continued from time to time without further notice other than the announcement by the Plan Debtors in open court of the adjourned date(s) at the Confirmation Hearing or any continued hearing.

Dated:	New York, New York
September 30, 2010
/s/ Gary T. Holtzer
Marcia L. Goldstein
Gary T. Holtzer
Adam P. Strochak
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

and

Stephen A. Youngman (admitted pro hac vice)
WEIL, GOTSHAL & MANGES LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Telephone: (214) 746-7700
Facsimile: (214) 746-7777

and

2

Sylvia A. Mayer (admitted pro hac vice)
WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1600
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511

Attorneys for Debtors
and Debtors in Possession

and

James H.M. Sprayregen, P.C
Anup Sathy, P.C. (admitted pro hac vice)
KIRKLAND & ELLIS LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Co-Attorneys for Certain Subsidiary
Debtors and Debtors in Possession

3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------------------------	x
:
In re	:	Chapter 11
:
GENERAL GROWTH	:
PROPERTIES, INC., et al.,	:	Case No. 09-11977 (ALG)
:
Debtors.	:	Jointly Administered
:
---------------------------------------------------------------	x

SUPPLEMENT TO PLAN DEBTORS’ THIRD AMENDED JOINT PLAN

OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

INDEX OF PLAN SUPPLEMENT MATERIALS(1)

TRANSACTION AGREEMENTS

Exhibit 1

Investment Agreements and Related Documents

·                  Stock Purchase Agreement, dated as of July 8, 2010, by and between GGP and Teacher Retirement System of Texas

·                  Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between GGP and Pershing Square Capital Management, L.P. and certain of its affiliates

·                  Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated as of September 17, 2010, between GGP and The Fairholme Fund and Fairholme Focused Income Fund

·                  Form of GGP/Spinco Registration Rights Agreement(2)

·                  Form of GGP/Spinco Warrant Agreement

·                  Form of Spinco Shareholders Agreement

·                  Form of Pershing Note

·                  Form of Merger Agreement by and among General Growth Properties, Inc., New GGP, Inc., GGP Real Estate Holding I, Inc., and GGP Merger Sub, Inc.

·                  Form of Relationship Agreement between Brookfield Asset Management Inc. and General Growth Properties, Inc.

Exhibit 2	Exit Financing Agreements
Exhibit 3	Form of New Rouse Notes Indenture

CORPORATE GOVERNANCE DOCUMENTS

Exhibit 4	Form of New GGP Certificate of Incorporation
Exhibit 5	Form of New GGP Bylaws
Exhibit 6	Form of Spinco Certificate of Incorporation
Exhibit 7	Form of Spinco Bylaws
Exhibit 8	Form of New GGP/Spinco Indemnification Agreement

(1)  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 5869] filed on August 27, 2010.

(2)  The Texas Teachers’ Registration Rights Agreement will be in substantially similar form to the Form of Registration Rights Agreement for GGP/Spinco with the Brookfield Investor/Pershing Square/The Fairholme Fund and The Fairholme Focused Income Fund included in Exhibit 1 of the Plan Supplement.

Exhibit 9	Form of GGP LP Limited Partnership Agreement
Exhibit 10	Form of GGPLP LLC Operating Agreement
Exhibit 11	Other Forms of Restated Bylaws, Certificates of Incorporation, Partnership, Operating, and Trust Agreements

CORPORATE STRUCTURE DOCUMENTS

Exhibit 12	Organization Charts
Exhibit 13	Corporate Reorganization and Spin-Off Process

KEY AGREEMENTS BETWEEN GENERAL GROWTH AND SPINCO

Exhibit 14	Form of Separation Agreement
Exhibit 15	Form of Transition Services Agreement
Exhibit 16	Form of Real Estate Agreements
Exhibit 17	Form of Employee Matters Agreement
Exhibit 18	Form of Tax Matters Agreement
Exhibit 19	Form of Employee Leasing Agreement
Exhibit 20	Form of Surety Bond Indemnity Agreement

EMPLOYEE COMPENSATION DOCUMENTS

Exhibit 21	Employment Agreement for Adam Metz
Exhibit 22	Employment Agreement for Thomas Nolan, Jr.
Exhibit 23	Form of New GGP Long-Term Incentive Plan
Exhibit 24	Form of Spinco Long-Term Incentive Plan

EXECUTORY CONTRACT AND PROPERTY DOCUMENT SCHEDULES

Exhibit 25	Executory Contract and Property Document Assumption Schedule
Exhibit 26	Executory Contract and Property Document Expired Schedule
Exhibit 27	Executory Contract and Property Document Rejection Schedule

UPDATED FINANCIAL INFORMATION

Exhibit 28	Updated Closing Date Net Debt Target Calculation
Exhibit 29	Updated Reorganized General Growth Projections
Exhibit 30	Updated Spinco Feasibility Analysis
Exhibit 31	Updated Sources and Uses

MISCELLANEOUS

Exhibit 32	Disputed Mechanics’ Liens and Claims Schedule
Exhibit 33	Settlement Agreement with Hughes Heirs
Exhibit 34	Form of Spinco Registration Rights Agreement (MB Capital)

Exhibit 1

Stock Purchase Agreement, dated as of July 8, 2010, by and between General Growth Properties, Inc. and Teacher Retirement System of Texas.

Previously filed [Docket No. 5448].

EXECUTION VERSION

AMENDMENT NO. 1 TO

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of September 17, 2010, to the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010 (the “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and Pershing Square Capital Management, L.P. (“PSCM”), on behalf of Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company, and Pershing Square International V, Ltd., a Cayman Islands exempted company (each, except PSCM, together with its permitted nominees and assigns, a “Purchaser”).  All capitalized terms used in this Amendment which are not herein defined shall have the same meanings ascribed to them in the Agreement.

WHEREAS, Section 13.8 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties agree as follows:

1.              Amendment to Section 1.4(b).  The first sentence of Section 1.4(b) of the Agreement is hereby amended to replace “the date that is 15 days before the commencement of the hearing to consider confirmation of the Plan” therein with “October 11, 2010”.

2.              No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.              Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.              Governing Law; Venue. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES

BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BOTH PARTIES WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

5.              Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

6.              Construction.

a.              Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Agreement.

b.              Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Agreement as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to March 31, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to March 31, 2010.

c.               The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

7.              Bankruptcy Matters. For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Amendment are subject to and conditioned upon entry of the Confirmation Order as provided for in Section 13.12 of the Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
On behalf of each of the Purchasers

By:	PS Management GP, LLC
Its:	General Partner

By:
Name: William A. Ackman
Title: Managing Member

[SIGNATURE PAGE TO AMENDMENT NO. 1]

AMENDMENT NO. 1 TO

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of September 17, 2010, to the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010 (the “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and The Fairholme Fund, a series of Fairholme Funds, Inc., a Maryland corporation (“The Fairholme Fund”), and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation (each, together with its permitted nominees and assigns, a “Purchaser”).  All capitalized terms used in this Amendment which are not herein defined shall have the same meanings ascribed to them in the Agreement.

WHEREAS, Section 13.8 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties agree as follows:

1.              Amendment to Section 1.4(b).  The first sentence of Section 1.4(b) of the Agreement is hereby amended to replace “the date that is 15 days before the commencement of the hearing to consider confirmation of the Plan” therein with “October 11, 2010”.

2.              No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.              Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.              Governing Law; Venue. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

AND BOTH PARTIES WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

5.              Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

6.              Construction.

a.              Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Agreement.

b.              Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Agreement as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to March 31, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to March 31, 2010.

c.               The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

7.              Bankruptcy Matters. For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Amendment are subject to and conditioned upon entry of the Confirmation Order as provided for in Section 13.12 of the Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

FAIRHOLME FUNDS, INC.
On behalf of its series The Fairholme Fund

By:
Name: Bruce R. Berkowitz
Title: President

FAIRHOLME FUNDS, INC.
On behalf of its series Fairholme Focused Income Fund

By:
Name: Bruce R. Berkowitz
Title: President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

DRAFT - 9/30/2010

[GENERAL GROWTH PROPERTIES, INC.](1)

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [·], 2010 (this “Agreement”), by and between the purchasers listed on Schedule I hereto(2) (the “Purchasers”) and [General Growth Properties, Inc.],(3) a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, Purchasers have, pursuant to the terms of that certain Amended and Restated [Cornerstone Investment Agreement,](4) effective as of March 31, 2010, by and between General Growth Properties, Inc. and [REP Investments LLC](5) (as the same may be amended from time to time, the [“Cornerstone Investment Agreement”](6)) agreed, among other things, to purchase [250,000,000](7) shares of common stock, par value $0.01, of the Company (the “Common Stock”); and

WHEREAS, in case any securities held by a Purchaser or its transferees are at any time not freely transferable by the holder in accordance with applicable laws, the Company and the Purchasers desire to define certain registration rights with respect to the Common Stock, certain warrants and certain other securities on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1.  DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

Affiliate:  shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the first Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise;

(1)  [Spinco, Inc.]

(2)  [REP Investments LLC and any other Brookfield Consortium Members who hold Common Stock]/[The Fairholme Fund, a series of Fairholme Funds, Inc. a Maryland corporation and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation]/[Pershing Square Capital Management, L.P., on behalf of Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd. a Cayman Islands exempted company and Pershing Square International V, Ltd., a Cayman Islands exempted company]

(3)  [Spinco, Inc.]

(4)  [Stock Purchase Agreement]

(5)  [Pershing/Fairholme]

(6)  [Stock Purchase Agreement]

(7)  GGP/Fairholme [271,428571]; GGP/Pershing: [108,571,429]; Spinco: TBD

Agreement:  shall have the meaning set forth in the Preamble hereto;

Blackstone:  shall mean Blackstone Real Estate Partners VI L.P., a Delaware limited partnership.

[Brookfield Consortium Member: shall have the meaning ascribed thereto in the Cornerstone Investment Agreement;](8)

Closing Date: shall have the meaning ascribed thereto in the [Cornerstone Investment Agreement;](9)

Commission:  shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

Common Stock:  shall have the meaning set forth in the Recitals hereto;

Company:  shall have the meaning set forth in the Preamble hereto;

[Cornerstone Investment Agreement:  shall have the meaning set forth in the Recitals hereto;](10)

Demand Notice: shall have the meaning set forth in Section 2(a)(i) hereof;

Exchange Act:  shall mean the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder;

[Fairholme Holders:  shall mean the “Holders” defined in that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and The Fairholme Fund, a series of Fairholme Funds, Inc. a Maryland corporation and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation, as amended from time to time;]

Fairholme Stock Purchase Agreement:  shall mean that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between the Company and the Fairholme Holders;

[Fairholme/Pershing Holders:  shall mean, collectively, the Fairholme Holders and Pershing Holders;](11)

[Fairholme/Pershing Investors:  shall have the meaning ascribed thereto in the Cornerstone Investment Agreement;](12)

(8)  [Purchaser Group: shall have the meaning ascribed thereto in the Stock Purchase Agreement.]

(9)  [Stock Purchase Agreement]

(10)  [Stock Purchase Agreement: shall have the meaning set forth in the Recitals hereto.]

(11)  [Brookfield/Fairholme Holders]/[Brookfield/Pershing Holders].  Also for other agreements add definition “Brookfield Holders”.

2

FINRA:  shall mean the Financial Industry Regulatory Authority;

Holder:  shall mean any holder of Registrable Securities subject to this Agreement, solely in their capacity as such, including Permitted Assignees;

Indemnified Party:  shall have the meaning set forth in Section 2(f)(iii) hereof;

Indemnifying Party:  shall have the meaning set forth in Section 2(f)(iii) hereof;

Initial Investors:  shall mean (i) the Purchasers, (ii) any Brookfield Consortium Members, (iii) Blackstone and (iv) any Permitted Assignees under clauses (i) and (ii) of Section 3(e) hereof;

Initiating Holder(s):  shall mean any Holder or any group of Holders, other than Blackstone with respect to the Registrable Securities it is designated to receive pursuant to the Investment Agreements;

Investment Agreements:  shall mean, collectively, the Cornerstone Investment Agreement, the Fairholme Stock Purchase Agreement and the Pershing Stock Purchase Agreement;

Investors:  shall mean (i) any Initial Investors and (ii) any Permitted Assignees under clause (iii) of Section 3(e) hereof;

Issuer Free Writing Prospectus:  shall mean an “Issuer Free Writing Prospectus,” as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities;

Losses:  shall have the meaning set forth in Section 2(f)(i) hereof;

Other Stockholders:  shall have the meaning set forth in Section 2(a)(iii) hereof;

Participating Holders:  shall mean Holders participating in the Registration relating to the Registrable Securities;

Permitted Assignees:  shall have the meaning set forth in Section 3(e) hereto;

[Pershing Holders:  shall mean the “Holders” defined in that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and Pershing Square Capital Management, L.P., on behalf of Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd. a Cayman Islands exempted company and Pershing Square International V, Ltd., a Cayman Islands exempted company, as amended from time to time.]

(..continued)

(12)  [Brookfield Investor: shall have the meaning ascribed thereto in the Stock Purchase Agreement.]/[Pershing Purchasers: shall have the meaning ascribed thereto in the Stock Purchase Agreement.]/[Fairholme Purchasers: shall have the meaning ascribed thereto in the Stock Purchase Agreement.]

3

Pershing Stock Purchase Agreement:  shall mean that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between the Company and the Pershing Holders;

Person:  shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof;

Prospectus:  shall mean the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus;

Purchasers:  shall have the meaning set forth in the Preamble hereto;

Qualifying Employee Stock:  shall mean (i) rights and options issued in the ordinary course of business under employee benefits plans of the Company or any predecessor [or otherwise to executives in compensation arrangements approved by the Board of Directors of the Company or any predecessor] and any securities issued after the date hereof upon exercise of such rights and options [and options issued to employees of the Company or any predecessor as a result of adjustments to options in connection with the reorganization of the Company or any predecessor] and (ii) restricted stock and restricted stock units issued after the date hereof in the ordinary course of business under employee benefit plans and securities issued after the date hereof in settlement of any such restricted stock units;

Register, Registered and Registration:  shall mean a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (b) filing a Prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement;

Registrable Securities:  shall mean (A) any shares of Common Stock acquired or held by an Initial Investor on or after the date hereof (whether or not acquired pursuant to the [Cornerstone Investment Agreement]), including without limitation shares of Common Stock acquired in connection with the exercise of any Warrants and shares of Common Stock which at any time an Initial Investor has a right or obligation to purchase under the [Cornerstone Investment Agreement], (B) (i) any securities of the Company or its Affiliates issued as a dividend or other distribution with respect to, or in exchange for or in conversion, exercise or replacement of, any Registrable Securities described in (A) or (C) (the “Initial Securities”) or securities that may become Registrable Securities by virtue of clause (B)(iii) or (ii) any securities of the Company or its Affiliates offered wholly or partly in consideration of the Initial Securities or securities that may become Registrable Securities by virtue of clause (B)(iii) in any tender or exchange offer or (iii) any securities of the Company or its Affiliates issued as a dividend or other distribution with respect to, or in exchange for or in conversion, exercise or replacement of or offered wholly or partly in any tender or exchange offer in consideration of any Registrable Securities described in (B)(i) or (B)(ii), (C) Warrants acquired or held by an Initial Investor on or

4

after the date hereof and (D) any Registrable Securities described in (A), (B) or (C) above acquired or held by a Person, for which rights and obligations have been assigned pursuant to clause (iii) of Section 3(e) and in accordance with the terms of Section 3(e) hereof; provided, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities (i) when a Registration Statement with respect to such securities has been declared effective under the Securities Act and such securities have been disposed of pursuant to such Registration Statement, (ii) after such securities have been sold in accordance with Rule 144 (but not Rule 144A), (iii) after such securities shall have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend restricting further transfer shall have been delivered by the Company, all applicable holding periods shall have expired, and no other applicable and legally binding restriction on transfer by the holder thereof shall exist, (iv) when such securities are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, or (v) when such securities cease to be outstanding.

Registration Expenses:  shall mean (a) any and all expenses incurred by the Company and its Subsidiaries in effecting any Registration pursuant to this Agreement, including, without limitation, all (i) Registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, Prospectuses, Issuer Free Writing Prospectus and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to the terms hereof), (vii) fees and expenses of any special experts retained by the Company in connection with such Registration, (viii) fees and expenses in connection with any review by FINRA of any underwriting arrangements or other terms of the offering, and all reasonable fees and expenses of any “qualified independent underwriter”, (ix) reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities and fees and expenses of counsel, (x) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering and (xii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the Registration, marketing or selling of the Registrable Securities and (b) reasonable and documented fees and expenses of one counsel for all of the Participating Holders, which counsel shall be selected by the Participating Holder holding the largest number of the Registrable Securities to be sold in the applicable Registration.  Registration Expenses shall not include any out-of-pocket expenses of the Participating Holders.

5

Registration Statement:  shall mean any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the Commission under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all material incorporated by reference in such registration statement;

[Required Shelf Registration Statement: shall have the meaning set forth in Section 2(c);](13)

Rule 144; Rule 144A:  shall mean Rule 144 and Rule 144A, respectively, under the Securities Act (or any successor provisions then in force);

S-1 Registration Statement: shall mean a registration statement of the Company on Form S-1 (or any comparable or successor form) filed with the Commission registering any Registrable Securities;

Scheduled Black-Out Period:  shall mean the period from and including the last day of a fiscal quarter of the Company to and including the earliest of (i) the Business Day after the day on which the Company publicly releases its earnings information for such quarter or annual earnings information, as applicable, and (ii) the day on which the executive officers and directors of the Company are no longer prohibited by Company policies applicable with respect to such quarterly earnings period from buying or selling equity securities of the Company;

security, securities:  shall have the meaning set forth in Section 2(a)(1) of the Securities Act;

Securities Act:  shall mean the Securities Act of 1933, as amended (or any successor statute thereto), and the rules and regulations promulgated thereunder;

Selling Expenses:  shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders, other than the fees and expenses of one counsel for all of the Holders, which shall be paid for by the Company in accordance with the terms set forth in clause (b) of the definition of “Registration Expenses” set forth herein;

Shelf Registration Statement:  shall mean a “shelf” registration statement of the Company that covers all the Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 or, if the Company is not then eligible to file on Form S-3, on Form S-1 under the Securities Act, or any successor rule that may be adopted by the Commission, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein;

Transfer:  shall have the meaning set forth in Section 2(j)(ii) hereof; and

(13)  To be discussed.

6

Warrants:  shall mean the warrants issued by the Company from time to time pursuant to that certain Warrant Agreement, dated as of [        ] [    ], 2010, by and between [General Growth Properties, Inc.](14) and Mellon Investor Services LLC.

SECTION 2.  REGISTRATION RIGHTS

(a)                                 Demand Registration.

(i)                                     Request for Registration.  Subject to the limitations and conditions of Section 2(a)(ii), if the Company shall receive from an Initiating Holder(s) a written demand (the “Demand Notice”) that the Company effect any Registration with respect to all or a part of the Registrable Securities owned by such Initiating Holder(s) having an estimated aggregate fair market value of at least $[75](15) million, the Company shall:

(1)                                 promptly give written notice of the proposed Registration to all other Holders in accordance with the terms of Section 2(b);

(2)                                 use its reasonable best efforts to file a Registration Statement with the Commission in accordance with the request of the Initiating Holder(s), including without limitation the method of disposition specified therein and covering resales of the Registrable Securities requested to be registered, as promptly as reasonably practicable but no later than (x) in the case of a Registration Statement other than an S-1 Registration Statement, within 30 days of receipt of the Demand Notice or (y) in the case of an S-1 Registration Statement, within 60 days of receipt of the Demand Notice;

(3)                                 use reasonable best efforts to cause such Registration Statement to be declared or become effective as promptly as practicable, but in no event later than 60 days after the date of initial filing of a Registration Statement pursuant to Section 2(a)(i)(2); and

(4)                                 use reasonable best efforts to keep such Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for the period as requested in writing by the Initiating Holder(s) or such longer period as may be requested in writing by any Holder participating in such registration (which periods shall be extended to the extent of any suspensions of sales pursuant to Sections 2(a)(ii)(3) or (4));

provided, however, that the Company shall be permitted, with the consent of the Initiating Holder(s) not to be unreasonably withheld, to file a post-effective amendment or prospectus supplement to any currently effective Shelf Registration Statement (including, without limitation, any resale registration statement filed pursuant to the terms of the [Cornerstone Investment Agreement](16)) in lieu of an additional registration statement pursuant to Section 2(a)(i) to the

(14)  [Spinco, Inc.]

(15)  $25 for Spinco

(16)  [Stock Purchase Agreement]

7

extent the Company reasonably determines that the Registrable Securities of the Initiating Holder(s) may be sold thereunder by such Initiating Holder(s) pursuant to their intended plan of distribution (in which case such post-effective amendment or prospectus supplement shall not be counted against the limited number of demand registrations).  It shall not be unreasonable if, following the recommendation of an underwriter, the Initiating Holder(s) do not consent to the Company filing a post-effective amendment or prospectus supplement to a Shelf Registration Statement in lieu of an additional registration statement requested by the Initiating Holder(s).

(ii)                                  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 2(a):

(1)                                 In any particular jurisdiction in which the Company would be required to execute a general consent to service of process or qualify to do business in effecting such Registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(2)                                 With respect to securities that are not Registrable Securities;

(3)                                 If the Company has notified the Holders that in the good faith judgment of the Company, it would be materially detrimental to the Company or its security holders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 60 days; provided, that such right to delay a registration pursuant to clause (3) shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any; or

(4)                                 Solely with respect to any Affiliate of the Company, during any Scheduled Black-Out Period;

provided, that the total number of days that any such suspension, deferral or delay in registration pursuant to clauses (3) and (4) in the aggregate may be in effect in any 180 day period shall not exceed 60 days.  The Company agrees to use its reasonable best efforts to issue earnings releases as promptly as practicable following the end of quarterly reporting periods and to otherwise minimize the duration of Scheduled Black-Out Periods.

(iii)                               The Registration Statement filed pursuant to the request of the Initiating Holder may, subject to the provisions of Section 2(a)(iv) below, include shares of Common Stock which are held by Holders and Persons who, by virtue of agreements with the Company (other than this Agreement), are entitled to include their securities in any such Registration (such Persons, other than Holders, “Other Stockholders”).  In the event the Initiating Holder(s) request a Registration pursuant to this Section 2(a) in connection with a distribution of Registrable Securities to its partners or members or any other Holder elects to participate in such Registration pursuant to Section 2(b) hereof in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

8

(iv)                              Underwriting.  If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, it shall so advise the Company as a part of the request made pursuant to Section 2(a).  If Other Stockholders or Holders, to the extent they have any registration rights under Section 2(b), request inclusion of their shares of Common Stock in the underwriting, the Initiating Holder(s) shall offer to include the shares of Common Stock of such Holders and Other Stockholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 2.  The Holders whose Registrable Securities are to be included in such Registration and the Company shall (together with all Other Stockholders proposing to distribute their shares of Common Stock through such underwriting) enter into an underwriting agreement in customary form for secondary public offerings with the managing underwriter or underwriters selected for such underwriting by a majority-in-interest of the Holders whose Registrable Securities are to be included in such Registration subject to approval by the Company not to be unreasonably withheld (which underwriters may also include a non-bookrunning co-manager selected by the Company subject to approval by a majority-in-interest of the Holders whose Registrable Securities are to be included in such Registration); provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder or Other Stockholder greater than the obligations of the Holders under Section (2)(f)(ii) or Section 2(f)(iv).  Notwithstanding any other provision of this Section 2(a), if the managing underwriter or underwriters advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, some or all of the securities of the Company held by the Other Stockholders (other than the [Fairholme/Pershing Holders])(17) shall be excluded from such Registration to the extent so required by such limitation.  If, after the exclusion of such shares held by such Other Stockholders (other than the [Fairholme/Pershing Holders])(18), further reductions are still required due to the marketing limitation, the number of Registrable Securities included in the Registration by each Holder (including the Initiating Holder(s)) [and the Fairholme/Pershing Holders](19) shall be reduced on a pro rata basis (based on the number of Registrable Securities requested to be included in such registration by such Holders [and the Fairholme/Pershing Holders,](20) as applicable), by such minimum number of shares as is necessary to comply with such request.  No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration.  If any Holder or Other Stockholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by providing written notice to the Company, the underwriter and the Initiating Holder(s).  The securities so withdrawn shall also be withdrawn from Registration.  If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and executive officers and directors of the Company (whether or not such Persons have registration rights pursuant to Section 2(b) hereof) may include its or their securities for its or their own account in such Registration if the managing underwriter or underwriters and the Company so agree and if the number of Registrable Securities and other securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.

(17)  [Brookfield Holders and the Pershing Holders]/[Brookfield Holders and the Fairholme Holders]

(18)  [Brookfield Holders and the Pershing Holders]/[Brookfield Holders and the Fairholme Holders]

(19)  [the Brookfield Holders and the Pershing Holders]/[the Brookfield Holders and the Fairholme Holders]

(20)  [the Brookfield Holders and the Pershing Holders]/[the Brookfield Holders and the Fairholme Holders]

9

(v)                                 The number of demand registrations that the Holders shall be entitled to request, and that the Company shall be obligated to undertake, pursuant to this Section 2(a) shall be unlimited; provided, that the Company shall not be obligated to undertake more than [one underwritten offering pursuant to this Section 2 in any twelve-month period during the three year period following the Closing Date, and more than two underwritten offerings in any twelve-month period thereafter,](21) provided, further that in no event shall the Company be required to effect more than [three](22) underwritten offerings in the aggregate in any twelve-month period [at the request of the Holders and Fairholme/Pershing Holders].(23)

(vi)                              In the case of an underwritten offering under this Section 2(a), the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Initiating Holder(s).

(b)                                 Piggyback Registration.

(i)                                     If the Company shall determine to register any of its [capital] stock (including any warrants) either (x) for its own account, (y) for the account of the Holders listed in Section 2(a) pursuant to the terms thereof, or (z) for the account of Other Stockholders (other than (A) a Registration relating solely to Qualifying Employee Stock, (B) a Registration relating solely to a Rule 145 transaction under the Securities Act or (C) a Registration on any Registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement), the Company will, subject to the conditions set forth in this Section 2(b):

(1)                                 promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(2)                                 subject to Section 2(b)(ii) below and any transfer restrictions any Holder may be a party to, include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders.  Such written request may specify all or a part of the Holders’ Registrable Securities and shall be received by the Company within ten (10) days after written notice from the Company is given under Section 2(b)(i)(1) above.  In the event any Holder requests inclusion in a Registration pursuant to this Section 2(b) in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

(ii)                                  Underwriting.  If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise each of

(21)  For GGP/Pershing, GGP/Fairholme, Spinco/Pershing and Spinco/Fairholme: “three underwritten offerings pursuant to this Section 2 during the term of this Agreement”.  For Spinco/Brookfield: “three underwritten offerings pursuant to this Section 2 during the term of this Agreement”

(22)  For GGP/Pershing, GGP/Fairholme, and Spinco/Brookfield: “one”

(23)  Delete provision in GGP/Pershing, GGP/Fairholme, Spinco/Pershing, Spinco/Fairholme and Spinco/Brookfield.

10

the Holders as a part of the written notice given pursuant to Section 2(b)(i)(1) above.  In such event, the right of each of the Holders to Registration pursuant to this Section 2(b) shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein.  The Holders whose Registrable Securities are to be included in such Registration shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form for secondary public offerings with the managing underwriter or underwriters selected for underwriting by the Company (and if the Registration was initiated by a Holder pursuant to Section 2(a), such underwriters must be selected by the Initiating Holder(s) and reasonably acceptable to the Company); provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder or Other Stockholder greater than the obligations of the Holders under Section 2(f)(ii) or Section 2(f)(iv).  Notwithstanding any other provision of this Section 2(b), if any Registration in respect of which any Holder is exercising its rights under this Section 2(b) involves an underwritten public offering (other than a demand Registration pursuant to Section 2(a), in which case the provisions with respect to priority of inclusion in such Registration set forth in Section 2(a) shall apply) and the managing underwriter or underwriters advises the Company that in its view marketing factors require a limitation on the number of securities to be underwritten, then there shall be included in such underwritten offering the number or dollar amount of securities of the Company that in the opinion of the managing underwriter or underwriters can be sold without adversely affecting such offering, and such number of securities of the Company shall be allocated for inclusion as follows: (1) first all securities of the Company being sold by the Company for its own account or by any Person (other than a Holder or [Fairholme/Pershing Holder](24)) exercising a contractual right to demand registration; (2) second, all Registrable Securities requested to be included by the Holders, all Registrable Securities to be included by the [Fairholme/Pershing Holders] and securities of the Company being sold by any Person (other than a Holder or [Fairholme/Pershing Holder]) with similar piggyback registration rights, pro rata, based on the number of shares requested to be included in such registration by such Holders, [Fairholme/Pershing Holders] and Persons; and (3) third, among any other holders of securities of the Company requesting such registration, pro rata, based on the number of securities requested to be included in such registration by each such holder.  For the avoidance of doubt, in the event any [Fairholme/Pershing Holders](25) exercise demand registration rights, such registration is an underwritten public offering and the managing underwriter advises that marketing factors require a limitation on the number of securities to be so underwritten, Registrable Securities of any Holders exercising piggyback rights under this Section 2(b) in connection with such offering and any securities to be included in such offering by the [Fairholme/Pershing Holders](26) shall be included in such offering in the same priority and allocated on a pro rata basis, as set forth in clause (2) above.  If any of the Holders or any officer, director or Other Stockholder disapproves of the terms of any such underwriting, he, she or it may elect to withdraw therefrom by providing written notice to the Company, the underwriter and the Initiating Holder(s).  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

(24)  [Brookfield Holders and the Pershing Holders]/[Brookfield Holders and the Fairholme Holders]

(25)  [Brookfield/Fairholme Holders]/[Brookfield/Pershing Holders]

(26)  [Brookfield/Fairholme Holders]/[Brookfield/Pershing Holders]

11

(c)                                  Required Shelf Registration Statement.  From and after the declaration of effectiveness by the Commission of the Shelf Registration Statement contemplated by Section [5.16(a)](27) of the [Cornerstone Investment Agreement](28) (the “Required Shelf Registration Statement”), the Company shall use reasonable best efforts to cause such Required Shelf Registration Statement to be continuously effective so long as there are any Registrable Securities outstanding.  In connection with the Required Shelf Registration Statement, the Company will, subject to the terms and limitations of this Section 2, as promptly as reasonably practicable upon notice from any Holder requesting Registration in accordance with the terms of this Section 2(c), cooperate in any shelf take-down by amending or supplementing the Prospectus related to such Registration as may be reasonably requested by such Holder or as otherwise required to reflect the number of Registrable Securities to be sold thereunder.

(d)                                 Expenses of Registration.  All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered (or, in the case of fees and disbursements of counsel and advisors to any Holders that do not constitute Registration Expenses, by the Holders as incurred).

(e)                                  Registration Procedures.  In the case of each Registration effected by the Company pursuant to this Section 2, the Company will keep the Participating Holders advised in writing as to the initiation of each Registration and as to the completion thereof.  At its expense, the Company will:

(i)                                     as promptly as practicable, prepare and file with the Commission such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be (1) reasonably requested by the Initiating Holder(s) (if any), (2) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Participating Holder), or (3) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(ii)                                  notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as promptly as practicable after notice thereof is received by the Company (1) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (2) to the extent any of the following relates to the Participating Holders or information supplied by the Participating Holders, of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement,

(27)  [5.16(b) for Spinco][Section 7.1(l) of the Stock Purchase Agreement]

(28)  [Stock Purchase Agreement]

12

Prospectus or Issuer Free Writing Prospectus or for additional information, (3) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (4) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (5) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iii)                               promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of such Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, and when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the Commission, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(iv)                              use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus or any Issuer Free Writing Prospectus;

(v)                                 deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;

(vi)                              subject to the terms set forth in Section 2(a)(ii)(1) and Section 2(c) hereof, on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Participating Holder reasonably (in light of such Participating Holder’s intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Holder to consummate the

13

disposition of the Registrable Securities owned by such Participating Holder pursuant to such Registration Statement;

(vii)                           make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings;

(viii)                        enter into such customary agreements (including underwriting and indemnification agreements) and take such other actions as the Initiating Holder(s) or the managing underwriter, if any, reasonably requests in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(ix)                              use its reasonable best efforts to obtain for delivery to the managing underwriter, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in form and substance as is customarily given to underwriters in an underwritten secondary public offering;

(x)                                 in the case of an underwritten offering, use reasonable best efforts to obtain for delivery to the Company and the managing underwriter, if any, a “ comfort” letter from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants in an underwritten secondary public offering;

(xi)                              cooperate with each Participating Holder and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xii)                           use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed or quoted on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(xiii)                        cooperate with the Participating Holders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Securities to be sold and not bearing any restrictive legends;

(xiv)                       in the case of an underwritten offering, make reasonably available the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xv)                          use its reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical security instruments into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s);

14

(xvi)                         use its reasonable best efforts to take such actions as are under its control to become or remain a well-known seasoned issuer (as such term in defined in Rule 405 under the Securities Act) and not become an illegible issuer (as such term is defined in Rule 405 under the Securities Act) during the period when such Registration Statement remains in effect; and

(xvii)                      make available for inspection by a representative of Participating Holders that are selling at least five percent (5%) of the Registrable Securities included in such Registration (and who is named in the applicable prospectus supplement as a Person who may be deemed to be an underwriter with respect to an offering and sale of Registrable Securities), the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or the managing underwriters(s), at the offices where normally kept, during reasonable business hours, financial and other records and pertinent corporate documents of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter, attorney or accountant in connection with such Registration Statement; provided, that if any such information is identified by the Company as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information and shall sign customary confidentiality agreements reasonably requested by the Company prior to the receipt of such information.

(f)                                    Indemnification.

(i)                                     Indemnification by the Company.  With respect to each Registration which has been effected pursuant to this Section 2, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, (1) each of the Participating Holders and each of its officers, directors, limited or general partners and members thereof, (2) each member, limited or general partner of each such member, limited or general partner, (3) each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each underwriter, if any, and each person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter, against any and all claims, losses, damages, penalties, judgments, suits, costs, liabilities and expenses (or actions in respect thereof) (collectively, the “Losses”) arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement (including any Prospectus or Issuer Free Writing Prospectus) or any other document incident to any such Registration, qualification or compliance, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made not misleading), or (C) any violation by the Company of the Securities Act or the Exchange Act applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance, and will reimburse each of the Persons listed above, for any reasonable and documented legal and any other expenses reasonably incurred in connection with investigating and defending any such Losses, provided, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission based upon written information furnished to the Company by the Participating Holders or underwriter and stated to be specifically for use therein.

15

(ii)                                  Indemnification by the Participating Holders.  Each of the Participating Holders agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) or such underwriter, each other Participating Holder and each of their respective officers, directors, partners and members, and each Person controlling such Participating Holder (within the meaning of the Securities Act or the Exchange Act) against any and all Losses arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement (including any Prospectus or Issuer Free Writing Prospectus) or any other document incident to any such Registration, qualification or compliance (including any notification or the like) made by such Participating Holder in writing or (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Participating Holder therein not misleading (in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made not misleading) and will reimburse the Persons listed above for any reasonable and documented legal or any other expenses reasonably incurred in connection with investigating or defending any such Losses, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to the Company by such Participating Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Participating Holders hereunder shall be limited to an amount equal to the net proceeds (after giving effect to any underwriters discounts and commissions) such Participating Holder receives in such Registration.

(iii)                               Conduct of the Indemnification Proceedings.  Each party entitled to indemnification under this Section 2(f) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2(f) unless the Indemnifying Party is prejudiced thereby.  It is understood and agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate legal counsel for all Indemnified Parties; provided, however, that where the failure to be provided separate legal counsel could potentially result in a conflict of interest on the part of such legal counsel for all Indemnified Parties, separate counsel shall be appointed for Indemnified Parties to the extent needed to alleviate such potential conflict of interest.  No

16

Indemnifying Party, in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv)                              If the indemnification provided for in this Section 2(f) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions (or alleged statements or omissions) which resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Participating Holders hereunder shall be several and not joint and shall be limited to an amount equal to the net proceeds (after giving effect to any underwriters discounts and commissions) such Participating Holder receives in such Registration and, provided, further, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 2(f)(iv), each Person, if any, who controls an underwriter or agent within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter or agent and each director of the Company, each officer of the Company who signed a Registration Statement, and each Person, if any, who controls the Company or a selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company or such selling Holder, as the case may be.

(v)                                 Subject to the limitations on the Holders’ liability set forth in Section 2(f)(ii) and Section 2(f)(iv), the remedies provided for in this Section 2(f) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or equity.  The remedies shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and survive the transfer of such securities by such Holder.

(vi)                              The obligations of the Company and of the Participating Holders hereunder to indemnify any underwriter or agent who participates in an offering (or any Person, if any controlling such underwriter or agent within the meaning of Section 15 of the Securities Act) shall be conditioned upon the underwriting or agency agreement with such underwriter or agent containing an agreement by such underwriter or agent to indemnify and hold harmless the Company, each of its directors and officers, each other Participating Holder, and each Person

17

who controls the Company (within the meaning of the Securities Act or the Exchange Act) or such Participating Holder against all Losses, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such underwriter or agent expressly for use in such filings described in this sentence.

(g)                                 Participating Holders.

(i)                                     Each of the Participating Holders shall furnish to the Company such information regarding such Participating Holder and its partners and members, and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably requested in connection with any Registration, qualification or compliance referred to in this Section 2.

(ii)                                  In the event that, either immediately prior to or subsequent to the effectiveness of any Registration Statement, any Participating Holder shall distribute Registrable Securities to its partners or members, such Participating Holder shall so advise the Company and provide such information as shall be necessary to permit an amendment to such Registration Statement to provide information with respect to such partners or members, as selling security holders.  As soon as is reasonably practicable following receipt of such information, the Company shall file an appropriate amendment to such Registration Statement reflecting the information so provided.  Any incremental expense to the Company resulting from such amendment shall be borne by such Participating Holder.

(iii)                               Each Holder agrees that at the time that such Holder is a Participating Holder, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2(e)(iii), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus or until such Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company all copies, other than any permanent file copies then in such Holder’s possession, of the most recent Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 2(e)(iii) to the date when the Company shall make available to such Holder a copy of the supplement or amended Prospectus or Issuer Free Writing Prospectus or is advised in writing that the use of the Prospectus or Issuer Free Writing Prospectus may be resumed.

(h)                                 Rule 144.  With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the

18

public without Registration, the Company agrees to use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements (or, if the Company is not required to file such reports, it will, upon the reasonable request of the Holders holding a majority of the then outstanding Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144 under the Securities Act).

(i)                                     Termination.  The registration rights set forth in this Section 2 shall terminate and cease to be available as to any securities held by an Investor at such time as such Investor (after owning) first ceases to own any Registrable Securities.

(j)                                     Lock-Up Agreements.

(i)                                     The Company agrees that, if requested by the managing underwriter in any underwritten public offering contemplated by this Agreement, it will enter into a customary “lock-up” agreement providing that it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (subject to customary exceptions), other than any such sale or distribution of Common Stock upon exercise of the Company’s Warrants, for a period of 60 days from the effective date of the Registration Statement pertaining to such Common Stock; provided, however, that any such lock-up agreement shall not prohibit the Company from directly or indirectly (i) selling, offering to sell, granting any option for the sale of, or otherwise disposing of any Qualifying Employee Stock (or otherwise maintaining its employee benefits plans in the ordinary course of business) or (ii) issuing Common Stock or securities convertible into or exchangeable for Common Stock upon exercise or conversion of any warrant (including any other Warrant), option, right or convertible or exchangeable security issued in connection with the plan of reorganization.  Each Holder shall coordinate with other Holders and the [Fairholme/Pershing Holders](29) such that the total number of days that the Company will be subject to such restrictions (including similar restrictions pursuant to any registration rights agreements with the [Fairholme/Pershing Investors](30)) as may be in effect in any 365-day period shall not exceed 120 days.

(ii)                                  [To the extent Purchasers and any Brookfield Consortium Members in the aggregate hold in excess of 20% of the then outstanding Common Stock on a fully diluted basis] [In the event that any Holder is an Affiliate of the Company](31), if requested by the managing underwriter in any underwritten public offering permitted by this Agreement, [Purchasers and such Brookfield Consortium Members] [such Holder] will enter into a customary “lock-up” agreement providing that it will not sell, grant any option for the sale of, or otherwise dispose [(each, “Transfer”)] of any Common Stock outside of such public offering (subject to customary

(29)  [Brookfield Investor and the Pershing Purchasers]/[Brookfield Investor and the Fairholme Purchasers]

(30)  [Brookfield Investor and the Pershing Purchasers]/[Brookfield Investor and the Fairholme Purchasers]

(31)  For Pershing and Fairholme agreements.

19

exceptions) for a period of 60 days from the effective date of the Registration Statement pertaining to such Common Stock.(32)

(k)                                  Notwithstanding any provision of this Agreement to the contrary, in order for a Registration to be included as a Registration for purposes of this Section 2.  , the Registration Statement in connection therewith shall have been continually effective in compliance with the Securities Act and usable for resale for the full period established with respect to such Registration (except in the case of any suspension of sales pursuant to (A) a Scheduled Black-Out Period, or (B) Section 2(e)(iii) hereof, in which case such period shall be extended to the extent of such suspension).

(l)                                     Notwithstanding any provision of this Agreement to the contrary, if the Company is required to file a post-effective amendment to a Registration Statement to incorporate the Company’s quarterly and annual reports and related financial statements on Form 10-Q and Form 10-K, the Company shall use its reasonable best efforts to promptly file such post-effective amendment and may postpone or suspend effectiveness of such Registration Statement for a period not to exceed thirty (30) consecutive days to the extent the Company determines necessary to comply with applicable securities laws; provided, that the period by which the Company postpones or suspends the effectiveness of a shelf Registration Statement pursuant to this Section 2(l) plus any suspension, deferral or delay pursuant to Section 2(e)(iii) shall not exceed 60 days in the aggregate in any twelve-month period.

SECTION 3.  MISCELLANEOUS

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State without regard to conflicts of law principles.

(b)                                 Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(c)                                  Notices.

(i)                                     All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier:

(1)                                  if to the Company, to:

[General Growth Properties, Inc.](33)

110 N. Wacker Drive

(32)  For Fairholme Agreement only, add: “; provided, however, that a Purchaser or member of its Purchaser Group may Transfer such Common Stock in such amounts, and at such times, as Fairholme Capital Management, LLC, such Purchaser or such member of its Purchaser Group determines to be in such Purchaser’s or such member of its Purchaser Group’s best interests in light of its then current circumstances and the laws and regulations applicable to it as a management investment company registered under the Investment Company Act of 1940, as amended, with a policy of qualifying as a “regulated investment company” as defined in Subchapter M of the Internal Revenue Code of 1986, as amended.”

(33)  Update for Spinco.

20

Chicago IL 60606

Attention:                                         Ronald L. Gern, Esq., General Counsel

Fax: (312) 960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:                                          Malcolm E. Landau, Esq.

Matthew D. Bloch, Esq.

Facsimile: (212) 310-8007

(2)                                  if to the Holders, at the address or facsimile number listed on Schedule I hereto, or at such other address or facsimile number as may have been furnished the Company in writing.

(ii)                                  Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; and if mailed by overnight courier, on the first business day following the date of such mailing.

(d)                                 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, any consents, waivers and modifications which may hereafter be executed may be reproduced by the Holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Holders may destroy any original document so reproduced.  The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Holders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)                                  Successors and Assigns.  Neither this Agreement nor any right or obligation hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties hereto and any purported assignment in violation of this provision shall be void; provided, however, that the rights and obligations hereunder of any Investor may be assigned, in whole or in part, to any Person who acquires such Registrable Securities that (i) is a Brookfield Consortium Member, (ii) is an Affiliate of any Initial Investor or (iii) is unable to immediately sell, without limitations (including, but not limited to, any limitation on volume or manner of sale) or restrictions under Rule 144, all Registrable Securities and other shares of Common Stock held by such Person (provided, that for this clause (iii), any such rights and obligations may be assigned solely with respect to such Registrable Securities) (each such Person described in clauses (i), (ii) or (iii), a “Permitted Assignee”).  Any assignment pursuant to this Section 3(e) shall be effective and any Person shall become a Permitted Assignee only upon receipt by the Company of (1) a written notice from the transferring Holder stating the name and address of the transferee and identifying the number of shares of Registrable Securities with

21

respect to which the rights under this Agreement are being transferred and, if fewer than all of the rights attributable to a Holder hereunder are to be so transferred, the nature of the rights so transferred and (2) a written instrument by which the transferee agrees to be bound by all of the terms and conditions applicable to a Holder of such Registrable Securities.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

(f)                                    Several Nature of Commitments.  The obligations of each Holder hereunder are several and not joint and several, and relate only to the Registrable Securities held by such Holder from time to time.  No Holder shall bear responsibility to the Company for breach of this Agreement or any information provided by any other Holder.

(g)                                 Additional Investors.  The parties hereto acknowledge that certain Persons may become stockholders of the Company and the Company may wish to grant such Persons registration rights with respect to the shares of Common Stock issued to such Persons.  The Company may do so in its discretion so long as such registration rights are not inconsistent with the registration rights granted to the Holders hereunder and, if any registrations rights granted are more favorable than those provided to Holders of Common Stock hereunder, conforming changes reasonably acceptable to the Purchasers are made to this Agreement to provide Holders hereunder with substantially similar rights.(34)

(h)                                 Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings among such parties.  This Agreement may be amended with (and only with) the written consent of the Company and the Holders holding a majority of the then outstanding Registrable Securities and any such amendment shall apply to all Holders and all of their Registrable Securities; provided, that, notwithstanding the foregoing, additional Holders may become party hereto upon an assignment of rights and obligations hereunder pursuant to Section 3(e); provided further, however, that other than as set forth in Section 3(e), the Company may not add additional parties hereto without the consent of Holders holding a majority of the then outstanding Registrable Securities.  The observance of any term of this Agreement may be waived by the party or parties waiving any rights hereunder; provided, that any such waiver shall apply to all Holders and all of their Registrable Securities only if made by Holders holding a majority of then-outstanding Registrable Securities.

(i)                                     Injunctive Relief.  It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law.  Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(34)  NTD:  This seems appropriate if we are to use separate reg rights for everyone rather than a single document.

22

(j)                                     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

(k)                                  No Inconsistent Agreements.  The Company is not currently a party to any agreement which is, or could be inconsistent with, the rights granted to the Holders by this Agreement.

(l)                                     Severability.  In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(m)                               Counterparts.  This Agreement may be executed in two or more counterparts (including by email or facsimile signature), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(n)                                 Interpretation of this Agreement.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

[Remainder of Page Intentionally Left Blank]

23

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first set forth above.

[GENERAL GROWTH PROPERTIES, INC.](35)

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

(35)  [Spinco, Inc.]

Draft - 9/30/10

WARRANT AGREEMENT

BETWEEN

[GENERAL GROWTH PROPERTIES, INC.(1)]

AND

MELLON INVESTOR SERVICES LLC,

as WARRANT AGENT

Dated as of [INSERT CLOSING DATE], 2010

(1)  [SPINCO, INC.]

			Page

1.	DEFINITIONS

2.	ORIGINAL ISSUE OF WARRANTS

	2.1	Form of Warrant Certificates	9

	2.2	Execution and Delivery of Warrant Certificates; Vesting	9

3.	EXERCISE PRICE; EXERCISE OF WARRANTS AND EXPIRATION OF WARRANTS

	3.1	Exercise Price	10

	3.2	Exercise of Warrants	10

	3.3	Expiration of Warrants	11

	3.4	Method of Exercise; Settlement of Warrant	11

	3.5	Transferability of Warrants and Common Stock	13

	3.6	Compliance with Law	13

4.	REGISTRATION RIGHTS AND PROCEDURES AND LISTING.

	4.1	Applicability; Registration	15

	4.2	Expenses of Registration	15

	4.3	Obligations of the Company	16

	4.4	Suspension of Sales	22

	4.5	Termination of Registration Rights	23

	4.6	Furnishing Information	23

	4.7	Indemnification	23

	4.8	Contribution	25

	4.9	Representations, Warranties and Indemnities to Survive	25

	4.10	Lock-Up Agreements	25

	4.11	Rule 144 Reporting	26

	4.12	Obtaining Exchange Listing	26

	4.13	The Warrant Agent	26

5.	ADJUSTMENTS AND OTHER RIGHTS

	5.1	Stock Dividend; Subdivision or Combination of Common Stock	16

	5.2	Other Dividends and Distributions	16

	5.3	Rights Offerings	17

i

	5.4	Issuer Tender or Exchange Offers	18

	5.5	Reorganization, Reclassification, Consolidation, Merger or Sale	18

	5.6	Other Adjustments	19

	5.7	Notice of Adjustment	19

6.	CHANGE OF CONTROL

	6.1	Redemption in Connection with a Change of Control Event	20

	6.2	Public Stock Merger	20

	6.3	Mixed Consideration Merger	20

	6.4	The Warrant Agent	21

7.	WARRANT TRANSFER BOOKS

8.	WARRANT HOLDERS

	8.1	No Voting Rights	22

	8.2	Right of Action	22

9.	WARRANT AGENT

	9.1	Nature of Duties and Responsibilities Assumed	22

	9.2	Compensation and Reimbursement	24

	9.3	Warrant Agent May Hold Company Securities	25

	9.4	Resignation and Removal; Appointment of Successor	25

	9.5	Damages	26

	9.6	Force Majeure	26

	9.7	Survival	26

10.	REPRESENTATIONS AND WARRANTIES

	10.1	Representations and Warranties of the Company	26

11.	COVENANTS

	11.1	Reservation of Common Stock for Issuance on Exercise of Warrants	27

	11.2	Notice of Distributions	27

12.	MISCELLANEOUS

	12.1	Money and Other Property Deposited with the Warrant Agent	27

	12.2	Payment of Taxes	27

	12.3	Surrender of Certificates	28

	12.4	Mutilated, Destroyed, Lost and Stolen Warrant Certificates	28

	12.5	Removal of Legends	29

	12.6	Notices	29

ii

12.7	Applicable Law; Jurisdiction	30

12.8	Persons Benefiting	31

12.9	Counterparts	31

12.10	Amendments	31

12.11	Headings	31

12.12	Entire Agreement	31

12.13	Specific Performance	31

iii

List of Exhibits

EXHIBIT A-1 — Form of Series A-1 Warrant Certificate

EXHIBIT A-2 — Form of Series A-2 Warrant Certificate

EXHIBIT B — Form of Assignment

EXHIBIT C — Option Pricing Assumptions / Methodology

SCHEDULE A — Allocations of Warrants to Initial Investors

SCHEDULE B — Warrant Agent Compensation

iv

WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of [INSERT CLOSING DATE], 2010 (together with the Warrants, this “Agreement”), by and between [General Growth Properties, Inc.(2)], a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (together with its successors and assigns, the “Warrant Agent”).

WITNESSETH:

WHEREAS, the Company is issuing and delivering warrant certificates (the “Warrant Certificates”) evidencing Warrants to purchase up to an aggregate of [120,000,000(3)] shares of its Common Stock, subject to adjustment, including (a) Series A-1 Warrants to purchase [57,500,000(4)] shares of its Common Stock, subject to adjustment, in connection with that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between REP Investments LLC and [the Company(5)] (as amended from time to time, the “Investment Agreement”), (b) Series A-2 Warrants to purchase [41,071,429(6)] shares of its Common Stock, subject to adjustment, in connection with that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between each of The Fairholme Fund and The Fairholme Focused Income Fund (each a “Fairholme Purchaser”, and collectively, the “Fairholme Purchasers”) and [the Company(7)] (as amended from time to time, the “Fairholme Stock Purchase Agreement”), (c) Series A-2 Warrants to purchase [16,428,571(8)] shares of its Common Stock in connection with that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between each of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (each, a “Pershing Square Purchaser”, collectively, the “Pershing Square Purchasers”) and [the Company(9)] (as amended from time to time, the “Pershing Square Stock Purchase Agreement” and, together with the Fairholme Stock Purchase Agreement, the “Stock Purchase Agreements”) and (d) Series A-1 Warrants to purchase [5,000,000(10)] shares of its Common Stock in connection with the Blackstone Purchase Agreements (as defined herein) and those certain designations, dated as of [INSERT CLOSING DATE], by and among the Company, Blackstone Real Estate Partners VI L.P. (the “Blackstone Purchaser” and each of the

(2)  Spinco, Inc.

(3)  8,000,000

(4)  3,833,333

(5)  General Growth Properties, Inc. (“GGP”)

(6)  1,916,667

(7)  GGP

(8)  1,916,667

(9)  GGP

(10)  333,333

Blackstone Purchaser, Brookfield Purchaser (as defined herein), the Fairholme Purchasers and Pershing Square Purchasers, a “Purchaser”) and each of REP Investments LLC, the Fairholme Purchasers and the Pershing Square Purchasers (the “Blackstone Designations” and, together with the Blackstone Purchase Agreements, the “Blackstone Agreements”) pursuant to each of which each Purchaser has agreed to make an equity investment in the Company upon the terms and subject to the conditions specified therein; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrant Certificates and other matters as provided herein;

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the record holders of the Warrants, the Company and the Warrant Agent each hereby agree as follows:

1.                                      DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

Affiliate:  of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, (i) “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) none of the Initial Investors or their Affiliates shall be deemed to “control” the Company or any of the Company’s controlled Affiliates prior to such Initial Investor or Affiliate, as applicable, acquiring or becoming part of the acquiring group for purposes of clauses (i) or (ii) or combining with the Company for purposes of clause (iii) of the definition of Change of Control Event.

Announcement Date:  the meaning set forth in Section 5.4.

Blackstone Agreements:  the meaning set forth in the recitals hereto.

Blackstone B Warrant:  means a Warrant (whether held by a Blackstone Investor or by any transferee or any other Person) that was initially issued to a Blackstone Investor pursuant to the Brookfield Purchase Agreement (and the corresponding Blackstone Designation) or its designees in accordance with the last sentence of Section 2.2(a).

Blackstone Designations:  the meaning set forth in the recitals hereto.

Blackstone F/P Warrant:  means a Warrant (whether held by a Blackstone Investor or by any transferee or any other Person) that was initially issued to a Blackstone Investor pursuant to either the Fairholme Purchase Agreement or the Pershing Purchase Agreement (and the corresponding Blackstone Designations) or its designees in accordance with the last sentence of Section 2.2(a).

2

Blackstone Investors:  means all members, collectively, of the Blackstone Purchaser Group.

Blackstone Purchase Agreements:  means, collectively, the Brookfield Purchase Agreement, the Fairholme Purchase Agreement and the Pershing Purchase Agreement.

Blackstone Purchaser:  the meaning set forth in the recitals hereto.

Blackstone Purchaser Group:  means the Blackstone Purchaser, its investment manager and their respective “controlled Affiliates”.  For such purpose, one or more investment funds under common investment management shall constitute “controlled Affiliates” of their investment manager.

Board:  the board of directors of the Company.

Brookfield Consortium Member:  as defined in the Investment Agreement.

Brookfield Investors:  means, collectively, the Brookfield Consortium Members.

Brookfield Purchase Agreement:  means that certain Purchase Agreement, dated as of August 2, 2010, by and between REP Investments LLC and the Blackstone Purchaser.

Brookfield Purchaser:  the Purchaser defined in the Investment Agreement.

Brookfield Warrant:  means a Warrant (whether held by Brookfield Purchaser or a Brookfield Consortium Member or by any transferee or any other Person) that was initially issued to [Brookfield Purchaser [Revise as appropriate if the Brookfield warrants are issued to another Brookfield Consortium Member or to BAM, etc.]] pursuant to the Investment Agreement or its designees in accordance with the last sentence of Section 2.2(a).

Business Day:  any day that is not a Saturday, Sunday, or a day on which banks in the states of New York or New Jersey are required or permitted to be closed.

Cash Consideration Ratio:  means, in connection with a Mixed Consideration Merger, a fraction, (i) the numerator of which shall be the aggregate Fair Market Value of cash and all other property (other than Public Stock) that holders of Common Stock will receive for each such share of Common Stock in connection with such Mixed Consideration Merger, and (ii) the denominator of which shall be the Fair Market Value of all of the consideration holders of Common Stock will receive for each such share of Common Stock in connection with such Mixed Consideration Merger; provided, that, if the holders of Common Stock have the opportunity to elect the consideration to be received in such Mixed Consideration Merger, the Cash Consideration Ratio shall be determined by reference to the weighted average of the types and amounts of consideration received in such transaction in respect of shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company.

Cash Redemption Value:  the meaning set forth in Section 6.1.

3

Certificate of Incorporation:  the Company’s certificate of incorporation (or equivalent organizational document), as amended from time to time.

Change of Control Event:  an event or series of events, by which (i) any Person or group of Persons shall have acquired beneficial ownership (within the meaning of Rule 13d-3(a) promulgated by the SEC under the Exchange Act), directly or indirectly, of fifty percent (50%) or more (by voting power) of the outstanding shares of Voting Securities, (ii) all or substantially all of the consolidated assets of the Company are sold, leased (other than leases to tenants in the ordinary course of business), exchanged or transferred to any Person or group of Persons, (iii) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person (in each case, other than pursuant to the Plan), unless shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock and the Persons who beneficially own the outstanding Voting Securities of the Company immediately before consummation of the transaction beneficially own a majority (by voting power) of the outstanding Voting Securities of the combined or surviving entity or new parent immediately thereafter, (iv) the Company engages in a reclassification or similar transaction pursuant to which shares of Common Stock are converted into the right to receive anything other than Public Stock, or (v) the holders of capital stock of the Company have approved any plan or proposal for the liquidation or dissolution of the Company; provided that with respect to an election by any Holder pursuant to Section 6.1, no event or series of events shall constitute a Change of Control Event if (x) such event or series of events is not approved by a majority of the disinterested directors of the Company and (y) such Holder or any of its Affiliates is the acquiror or part of the acquiring group for purposes of clause (i) or (ii) above or is combined with the Company for purposes of clause (iii) above.  For purposes of this definition, a “group” means a group of Persons within the meaning of Rule 13d-5 under the Exchange Act.

Closing Sale Price:  as of any date, the last reported per share sales price of a share of Common Stock or the applicable security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the New York Stock Exchange, or if the Common Stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted; provided, however, that in the absence of such listing or quotations, the Closing Sale Price shall be determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such Common Stock or securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

Code:  the U.S. Internal Revenue Code of 1986, as amended.

Common Stock:  the common stock, par value $0.01, of the Company.

4

Company:  the meaning set forth in the preamble to this Agreement and its successors and assigns.

Distribution:  the meaning set forth in Section 5.2.

Exchange Act:  the U.S. Securities Exchange Act of 1934, as amended.

Exercise Date:  the meaning set forth in Section 3.4.

Exercise Price:  means (i) for each Fairholme/Pershing Warrant, $10.50 per share, (ii) for each Brookfield Warrant, $10.75 per share, (iii) for each Blackstone F/P Warrant, $10.50 per share and (iv) for each Blackstone B Warrant, $10.75 per share, in each case subject to all adjustments made on or prior to the date of exercise thereof as herein provided.(11)

Expiration Date:  the meaning set forth in Section 3.3.

Fairholme Investors:  all members, collectively, of the Fairholme Purchaser Group.

Fairholme/Pershing Warrant:  means a Warrant (whether held by a Fairholme Investor,  Pershing Investor or by any transferee or any other Person) that was initially issued to a Fairholme Investor or Pershing Investor pursuant to one of the Stock Purchase Agreements or any of their designees in accordance with the last sentence of Section 2.2(a).

Fairholme Purchase Agreement:  means that certain Purchase Agreement, dated as of August 2, 2010, by and between the Fairholme Purchasers and the Blackstone Purchaser.

Fairholme Purchasers:  the meaning set forth in the recitals hereto.

Fairholme Purchaser Group:  the Purchaser Group defined in the Fairholme Stock Purchase Agreement.

Fairholme Stock Purchase Agreement:  the meaning set forth in the recitals hereto.

Fair Market Value:

(i)            in the case of shares or securities, the average of the daily volume weighted average prices per share of such shares or securities for the ten consecutive trading days immediately preceding the day as of which Fair Market Value is being determined, as reported on the New York Stock Exchange, or if such shares or securities are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which such shares or securities are then listed or quoted; provided, however, if (x) such shares or securities are not listed or quoted on the New York Stock Exchange or any U.S. national or regional securities exchange or quotations system or (y) a transaction impacting such shares or securities makes it unjust or inequitable to value such shares or securities in the manner provided above as reasonably determined in good faith by the Board, then the Fair

(11)  $50.00 per share

5

Market Value of such securities shall be the fair market value per share or unit of such shares or securities as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such shares or other securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

(ii)           in the case of cash, the amount thereof.

(iii)          in the case of other property, the Fair Market Value of such property shall be the fair market value thereof as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such property is to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

Full Physical Settlement:  the settlement method with respect to Series A-1 Warrants pursuant to which an exercising Holder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Full Physical Share Amount in exchange for payment by the Holder of the aggregate Exercise Price applicable to such Warrant.

Full Physical Share Amount:  the meaning set forth in Section 3.43.4.

Holders:  from time to time, the holders of the Warrants and, unless otherwise provided or indicated herein, the holders of the Warrant Securities, solely in their capacity as such.

Independent Financial Expert:  a nationally recognized financial advisory firm mutually agreed by the Company and the Majority Holders. If the Company and the Majority Holders are unable to agree on an Independent Financial Expert for a valuation contemplated herein, each of them shall choose promptly a separate Independent Financial Expert and these two Independent Financial Experts shall choose promptly a third Independent Financial Expert to conduct such valuation.

Initial Investor:  means, as applicable, (i) the Fairholme Purchasers, (ii) Pershing Square Capital Management, L.P. and the Pershing Square Purchasers, (iii) the Brookfield Purchaser; provided that, solely for the purposes of this definition, in the event the Brookfield Purchaser is not in existence, the Brookfield Purchaser shall be Brookfield Asset Management Inc. or an Affiliate designated by Brookfield Asset Management Inc and (iv) the Blackstone Purchaser.

Investment Agreement:  the meaning set forth in the recitals hereto.

Majority Holders:  means at any time Holders of a majority in number of the outstanding Warrants not held by the Company or any of the Company’s Affiliates.

Mixed Consideration Merger:  means an event described in clause (iii) of the definition of Change of Control Event pursuant to which all of the outstanding shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company

6

are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration a combination of (i) Public Stock and (ii) other securities, cash or other property.

Net Share Amount:  the meaning set forth in Section 3.43.4.

Net Share Settlement:  the settlement method for Series A-1 Warrants, if elected in accordance with Section 3.4, and for Series A-2 Warrants pursuant to which an exercising Holder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Net Share Amount without any payment therefor.

Organic Change:  the meaning set forth in Section 5.5.

Pershing Investors:  all members, collectively, of the Pershing Purchaser Group.

Pershing Square Purchasers:  the meaning set forth in the recitals hereto.

Pershing Purchase Agreement:  means that certain Purchase Agreement, dated as of August 2, 2010, by and between the Pershing Purchasers and the Blackstone Purchaser.

Pershing Purchaser Group:  the Purchaser Group defined in the Pershing Stock Purchase Agreement.

Pershing Square Stock Purchase Agreement:  the meaning set forth in the recitals hereto.

Pershing Square Warrant Vesting Date:  the meaning set forth in Section 2.2(b).

Person:  any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

Plan:  the plan of reorganization as contemplated by the Plan Term Sheet attached as Exhibit A to the Investment Agreement and Stock Purchase Agreements.

Preliminary Change of Control Event:  with respect to the Company, the first public announcement that describes the economic terms of a transaction that results in a Change of Control Event.

Premium Per Post-Tender Share:  the meaning set forth in Section 5.4.

Public Stock:  means common stock listed on a recognized U.S. national securities exchange with an aggregate market capitalization (held by non-Affiliates of the issuer) in excess of $1 billion in Fair Market Value.

Purchaser Group:  (a) means with respect to Brookfield Purchaser, the Brookfield Consortium Members, (b) with respect to Fairholme Purchasers, the Fairholme Purchaser Group, (c) with respect to Pershing Square Purchasers, the Pershing Purchaser Group and (d) with respect to the Blackstone Purchaser, the Blackstone Purchaser Group.

7

Public Stock Merger:  means an event described in clause (iii) of the definition of Change of Control Event pursuant to which all of the outstanding shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock.

Purchaser:  the meaning set forth in the recitals hereto.

Registration Rights Agreements:   means those certain registration rights agreements, dated as of [INSERT CLOSING DATE], between the Company, and separately, each of (i) the Pershing Investors, (ii) the Fairholme Investors and (iii) [REP Investments LLC and any other Brookfield Consortium Members that hold Common Stock](12).

Rule 144:  means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

Sale:  the meaning set forth in Section 3.6(a) of this Agreement.

SEC:  the U.S. Securities and Exchange Commission.

Securities Act:  the U.S. Securities Act of 1933, as amended.

Securities Exchange Act:  the U.S. Securities Exchange Act of 1934, as amended.

Sell: the meaning set forth in Section 3.6(a) of this Agreement.

Series A-1 Warrants:  the Series A-1 Warrants issued by the Company from time to time pursuant to this Agreement.

Series A-2 Warrants:  the Series A-2 Warrants issued by the Company from time to time pursuant to this Agreement.

Settlement Date:  means, in respect of a Warrant that is exercised hereunder, a reasonable time, not to exceed three Business Days, immediately following the Exercise Date for such Warrant.

Stock Consideration Ratio:  means, in connection with a Mixed Consideration Merger, 1 — the Cash Consideration Ratio for such Mixed Consideration Merger.

Stock Dividend:  the meaning set forth in Section 5.1.

Stock Purchase Agreements:  the meaning set forth in the recitals to this Agreement.

Supermajority Holders:  means at any time Holders of two-thirds or greater in number of the outstanding Warrants not held by the Company or any of the Company’s Affiliates.

(12)  To be revised based on actual parties to agreement.

8

Underlying Common Stock:  the shares of Common Stock issuable or issued upon the exercise of the Warrants.

Voting Securities:  means any securities of the Company, surviving entity or parent, as applicable, having power generally to vote in the election of directors of the Company, surviving entity or parent, as applicable.

Warrant Agent:  the meaning set forth in the preamble to this Agreement.

Warrant Certificates:  the meaning set forth in the recitals to this Agreement.

Warrant Registrar:  the meaning set forth in Article 7.

Warrant Securities:   the meaning set forth in Section 3.6(a).

Warrants:  the Series A-1 Warrants and the Series A-2 Warrants.

2.                                      ORIGINAL ISSUE OF WARRANTS.

2.1           Form of Warrant Certificates.  The Warrant Certificates shall be in registered form only and substantially in the form attached hereto as Exhibit A-1, with respect to Series A-1 Warrants, and Exhibit A-2, with respect to Series A-2 Warrants, with such appropriate instructions, omissions, substitutions and other variations as are required or permitted by this Agreement (but which do not affect the rights, duties or responsibilities of the Warrant Agent) shall be dated the date on which countersigned by the Warrant Agent and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as required by the Certificate of Incorporation or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

2.2           Execution and Delivery of Warrant Certificates; Vesting.

(a)           Simultaneously with the execution of this Agreement, Warrant Certificates evidencing such total number of Warrants to be delivered to each Initial Investor as set forth on Schedule A shall be executed by the Company and delivered to the Warrant Agent for countersignature, by manual or facsimile signature, and the Warrant Agent shall thereupon countersign and deliver such Warrant Certificates to each Initial Investor (or their designee(s) in accordance with the last sentence of this Section 2.2(a)).  The Warrant Certificates shall be executed on behalf of the Company by its President or a Vice President, either manually or by facsimile signature printed thereon.  Each Initial Investor, in its sole discretion, may designate that some or all of its Warrants and Warrant Certificates be issued in the name of, and delivered to, one or more of the members of its Purchaser Group.

(b)           [Solely with respect to the Warrants delivered pursuant to the Pershing Square Stock Purchase Agreement, such Warrants (i) shall not vest or be exercisable prior to the date (the “Pershing Square Warrant Vesting Date”) of the earlier of the expiration or termination (in each case, without exercise), or settlement, of the Put Option (as defined in the Pershing Square Stock Purchase Agreement) and (ii) shall expire and not vest if, after the date hereof but

9

prior to the Pershing Square Warrant Vesting Date, all (but not less than all) of the outstanding shares of Common Stock shall have been acquired by any single Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder) of Persons, other than the Company, any Initial Investor or any Affiliate of the Company or any Initial Investor, in a full cash tender offer or in a full cash merger transaction that, in each case, has been approved after the date hereof by the Board.(13)]

(c)           From time to time, the Warrant Agent shall countersign and deliver Warrant Certificates in required denominations to Persons entitled thereto in connection with any transfer or exchange permitted under this Agreement. The Warrant Agent is hereby irrevocably (but subject to Article 9) authorized to countersign and deliver Warrant Certificates as required by Section 2.2, Section 3.4, Article 7, and Section 12.4 or otherwise as provided herein. The Warrant Certificates shall be executed on behalf of the Company by its President or a Vice President, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned by the Warrant Agent, either manually or by facsimile signature, and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent, either manually or by facsimile signature printed thereon, and issued and delivered with the same force and effect as though such Person had not ceased to be such officer of the Company

(d)           No Warrant Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose, and no Warrant evidenced thereby may be exercised, unless such Warrant Certificate has been countersigned by the manual or facsimile signature of the Warrant Agent.  Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

3.                                      EXERCISE PRICE; EXERCISE OF WARRANTS AND EXPIRATION OF WARRANTS.

3.1           Exercise Price.  Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions of this Agreement, to purchase, except as provided in Section 3.3 hereof, one share of Common Stock for each Warrant represented thereby, subject to all adjustments made on or prior to the date of exercise thereof, at the applicable Exercise Price.

3.2           Exercise of Warrants.  The Warrants shall be exercisable in whole or in part from time to time on any Business Day beginning on the date hereof and ending on the Expiration Date, in the manner provided for herein; provided, that solely with respect to the exercise any time prior to [INSERT DAY THAT IS 180 DAYS PRIOR TO THE EXPIRATION DATE] of any Warrant held at the time of exercise by a Fairholme or Pershing Investor, such Fairholme or Pershing Investor must have delivered written notice of its intent to exercise such

(13)  [For GGP version; and only if put/note clawback structure is elected]

10

Warrant to the Company 90 days prior to the Exercise Date of such Warrant and no exercise of such Warrant shall be effective until such 90-day period has lapsed.(14)(15)

3.3           Expiration of Warrants.  Any unexercised Warrants shall expire and the rights of the Holders of such Warrants to purchase Underlying Common Stock shall terminate at the close of business on [INSERT DAY OF THIS AGREEMENT], 2017 (the “Expiration Date”).

3.4           Method of Exercise; Settlement of Warrant.  In order to exercise a Warrant, the Holder thereof must (i) surrender the Warrant Certificate evidencing such Warrant to the Warrant Agent, with the form on the reverse of or attached to the Warrant Certificate properly completed and duly executed (the date of the surrender of such Warrant Certificate, the “Exercise Date”), and (ii) with respect to Series A-1 Warrants for which Net Share Settlement is not elected, deliver in full the aggregate Exercise Price then in effect for the shares of Underlying Common Stock as to which a Warrant Certificate is submitted for exercise, not later than the Settlement Date as more fully set forth herein.  Full Physical Settlement shall apply to each Series A-1 Warrant unless the Holder elects for Net Share Settlement to apply upon exercise of such Warrant.  Only Net Share Settlement shall apply (and shall be automatically deemed to have been irrevocably elected) upon exercise of each Series A-2 Warrant.  The election of Net Share Settlement shall be made in the form on the reverse of or attached to the Warrant Certificate for each Series A-1 Warrant.

(a)           If Full Physical Settlement is applicable with respect to the exercise of a Warrant, then, for each Series A-1 Warrant exercised hereunder (i) prior to 11:00 a.m., New York City time, on the Settlement Date for such Warrant, the Holder shall pay the aggregate Exercise Price (determined as of such Exercise Date) for the number of shares of Common Stock obtainable upon exercise of such Warrant at such time by federal wire or other immediately available funds payable to the order of the Company to the account maintained by the Warrant Agent and notified to the Holder upon request of the Holder, and (ii) on the Settlement Date, following receipt by the Warrant Agent of such Exercise Price, the Company shall cause to be delivered to the Holder the number of shares of Common Stock obtainable upon exercise of each Series A-1 Warrant at such time (the “Full Physical Share Amount”), together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f).

(b)           If Net Share Settlement is applicable with respect to the exercise of a Warrant, then, for each Warrant exercised hereunder, on the Settlement Date for such Warrant, the Company shall cause to be delivered to the Holder a number of shares of Common Stock (which in no event will be less than zero) (the “Net Share Amount”) equal to (i) the number of shares of Common Stock issuable upon exercise of such Warrant at such time, multiplied by (ii) the Closing Sale Price on the relevant Exercise Date, minus the Exercise Price (determined as of such Exercise Date), divided by (iii) such Closing Sale Price, together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f).  The Warrant Agent shall not take any action under this Section unless and until the Company has provided it with written

(14)  For GGO version, requirement of 90-days notice will not apply to Pershing Investors but will apply to Fairholme Investors.

(15)  These provisions are pending agreement on revisions to the Non-Control Agreements.

11

instructions containing the Net Share Amount.  The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of the Net Share Amount is accurate or correct.

(c)           Upon surrender of a Warrant Certificate to the Warrant Agent in conformity with the foregoing provisions and, in the event of Full Physical Settlement of a Series A-1 Warrant, receipt by the Warrant Agent of the Exercise Price therefor, the Warrant Agent shall thereupon promptly notify the Company, and the Company shall instruct its transfer agent to transfer to the Holder of such Warrant Certificate appropriate evidence of ownership of any shares of Underlying Common Stock or other securities or property to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver such evidence of ownership to the Person or Persons entitled to receive the same, together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f), provided that if the Holder shall direct that such securities be registered in a name other than that of the Holder, such direction shall be tendered in conjunction with a signature guarantee by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent, and any other reasonable evidence of authority that may be required by the Warrant Agent.  Upon surrender of a Warrant Certificate to the Warrant Agent in conformity with subsection (a) above and, in the event of Full Physical Settlement of a Series A-1 Warrant, receipt by the Warrant Agent of the Exercise Price therefor, a Holder shall be deemed to own and have all of the rights associated with any Underlying Common Stock or other securities or property to which such Holder is entitled pursuant to this Agreement upon the surrender of a Warrant Certificate in accordance with this Agreement.

(d)           The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with its performance under this Agreement shall be in the Warrant Agent’s name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time.  The Warrant Agent shall remit any payments received in connection with the exercise of Warrants to the Company as soon as practicable and in any event within three Business Days by federal wire or other immediately available funds to an account selected by the Company and notified in writing to the Warrant Agent.

(e)           If fewer than all the Warrants represented by a Warrant Certificate are surrendered, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not surrendered shall promptly be executed and delivered to the Warrant Agent by the Company. The Warrant Agent shall promptly countersign, by either manual or facsimile signature, the new Warrant Certificate, register it in such name or names as may be directed in writing by the Holder and deliver the new Warrant Certificate to the Person or Persons entitled to receive the same.

(f)            The Company shall not be required to issue any fraction of a share of Common Stock upon exercise of any Warrants; provided, that, if more than one Warrant shall be exercised hereunder at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants so exercised, and shall include the aggregation of all fractional shares of Common Stock issuable

12

upon exercise of such Warrants.  If after giving effect to the aggregation of all shares of Common Stock (and fractions thereof) issuable upon exercise of Warrants by the same Holder at one time as set forth in the previous sentence, any fraction of a share of Common Stock would, except for the provisions of this Section 3.4(f), be issuable on the exercise of any Warrant or Warrants, the Company shall pay the Holder cash in lieu of such fractional share valued at the Closing Sale Price on the Exercise Date.

3.5           Transferability of Warrants and Common Stock.  Except as any Holder may otherwise agree in writing, any Warrants, all rights with respect thereto and any shares of Underlying Common Stock may be sold, transferred or disposed of, in whole or in part, without any requirement of obtaining the consent of the Company to so sell, transfer or dispose of, provided that any such sale, transfer or disposition shall be in accordance with the terms of this Agreement, including, without limitation, Article 7 hereof.

3.6           Compliance with Law.  (a) To the extent the Warrants or Common Stock issued upon exercise of the Warrants are “Registrable Securities” under the Registration Rights Agreements (“Warrant Securities”), no Series A-1 Warrant may be exercised using Full Physical Settlement (and the Warrant Agent shall be under no obligation to process any such exercise) and no such Warrant Securities may be sold, transferred, hypothecated, pledged or otherwise disposed of (any such sale, transfer or other disposition, a “Sale”, and the action of making any such sale, transfer or other disposition, to “Sell”), except in compliance with applicable Federal and state securities and other applicable laws and this Section 3.6.

(b)           A Holder may exercise its Warrants if it is an “accredited investor” or a “qualified institutional buyer”, as defined in Regulation D and Rule 144A under the Securities Act, respectively, and a Holder may Sell its Warrant Securities to a transferee that is an “accredited investor” or a “qualified institutional buyer”, as such terms are defined in Regulation D and Rule 144A under the Securities Act, respectively, provided that each of the following conditions is satisfied:

(i)            such Holder or transferee, as the case may be, provides certification establishing to the reasonable satisfaction of the Company that it is an “accredited investor”;

(ii)           such Holder or transferee represents to the Company in writing that it is acquiring the applicable Warrant Securities for its own account and that it is not acquiring such Warrant Securities with a view to, or for offer or Sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any applicable state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control;

(iii)          such Holder or transferee agrees to be bound by the provisions of this Section 3.6 with respect to any exercise of the Warrants and any Sale of the Warrant Securities; and

13

(iv)          such Holder or transferee represents and warrants in writing to the Company that the Holder or transferee has sufficient knowledge and experience in investment transactions of this type to evaluate the merits and risks of its exercise or purchases, as applicable.

(c)           A Holder may exercise its Warrants and may Sell its Warrant Securities in accordance with Regulation S under the Securities Act.

(d)           A Holder may exercise its Warrants and may Sell its Warrant Securities if:

(i)            such Holder gives written notice to the Company of its intention to exercise or effect such Sale, which notice shall describe the manner and circumstances of the proposed transaction in reasonable detail;

(ii)           such notice includes a customary opinion from internal or external counsel to the Holder to the effect that, in either case, such proposed exercise or Sale may be effected without registration under the Securities Act or under applicable blue sky laws; and

(iii)          such Holder or transferee complies with Sections 3.6(b)(ii), 3.6(b)(iii), and 3.6(b)(iv).

(e)           subject to Section 12.5, each certificate representing Warrant Securities shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AGREEMENT DATED AS OF [INSERT CLOSING DATE], 2010 BETWEEN [GENERAL GROWTH PROPERTIES, INC.(16)] (THE “COMPANY”), AND MELLON INVESTOR SERVICES LLC, AS WARRANT AGENT. A COPY OF SUCH WARRANT AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

(f)            [Intentionally omitted.]

(g)           the provisions of Section 3.6 shall not apply to, and any Holder may exercise its Warrants or may Sell its Warrant Securities:

(16)  [SPINCO, INC.]

14

(i)            in a transaction that is registered under the Securities Act; and

(ii)           in a transaction pursuant to Rule 144 of the Exchange Act; and

(iii)          in a transaction following receipt of a legal opinion of counsel to a Holder that the applicable Warrant Securities are eligible for resale by the Holder without volume limitations or other limitations under Rule 144; and

(iv)          with respect to an exercise of a Warrant, in an exercise using Net Share Settlement.

(h)           The Warrant Agent shall not take any action with respect to a Sale of Warrant Securities under this Section 3.6 unless and until it has received appropriate instructions from the Company and a certification of compliance with these provisions from the Company.

4.                                      REGISTRATION RIGHTS.

4.1           Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Warrant Securities to the public without registration, the Company agrees, so long as it is subject to the periodic reporting requirements of the Securities Act, to use its reasonable best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)           so long as the Holders own any Warrant Securities, furnish to such Holders forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; and such other reports and documents as any Initial Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

4.2           Obtaining Exchange Listing.  The Company will file a listing application for listing on the exchange on which the then outstanding Common Stock is listed with respect to the Underlying Common Stock as soon as practicable after the date hereof.  The Company shall use reasonable best efforts to list the Warrants, and maintain such listing, on such exchange or, if not possible, another U.S. national securities exchange, in connection with any proposed underwritten distribution of the Warrants that meets the applicable listing criteria.  A copy of any opinion of counsel accompanying a listing application by the Company with respect to the Underlying Common Stock or Warrants shall be furnished to the Warrant Agent, together with a letter to the effect that the Warrant Agent may rely on the statements made in such opinion.

15

4.3           The Warrant Agent.  The Warrant Agent shall have no duties or obligations under the Registration Rights Agreements and shall have no duty to monitor or enforce the Company’s compliance with this Article 4 or the Registration Rights Agreements.

5.                                      ADJUSTMENTS AND OTHER RIGHTS.

5.1           Stock Dividend; Subdivision or Combination of Common Stock.  If the Company at any time issues to holders of the Common Stock a dividend payable solely in, or other distribution solely of, Common Stock (a “Stock Dividend”), the Exercise Price in effect at the close of business on the record date for such dividend or distribution shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding at the close of business on such record date divided by (y) the sum of such number of shares and the total number of shares constituting such dividend or other distribution.  If the Company at any time subdivides or combines (by stock split, reverse stock split, recapitalization or otherwise) the outstanding Common Stock into a greater or smaller number of shares, the Exercise Price in effect immediately prior to the time of effectiveness of such subdivision or combination shall be adjusted at such time of effectiveness to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding immediately prior to such time of effectiveness divided by (y) the number of shares of Common Stock outstanding at the time of effectiveness of and after giving effect to such subdivision or combination.   In any such event referred to in this Section 5.1, the number of shares of Common Stock issuable upon exercise of each Warrant as in effect immediately prior to the Exercise Price adjustment contemplated by the foregoing shall be adjusted immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to such Exercise Price adjustment divided by (y) the Exercise Price determined in accordance with such Exercise Price adjustment.

5.2           Other Dividends and Distributions.  If at any time or from time to time prior to the exercise of any Warrant the Company shall fix a record date for the making of a dividend or other distribution (other than (i) as contemplated by Section 5.5, (ii) a Stock Dividend covered by Section 5.1 or (iii) a distribution of rights or warrants covered by Section 5.3), to the holders of its Common Stock (collectively, a “Distribution”) of:

(A)          any evidences of its indebtedness, any shares of its capital stock or any other securities or property of any nature whatsoever (including cash); or

(B)           any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness, any shares of its capital stock or any other securities or property of any nature whatsoever;

then, in each such case, the Exercise Price in effect immediately prior to the close of business on such record date shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such Distribution, minus the amount of cash

16

and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock divided by (y) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such Distribution; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to the close of business on such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  If the Distribution includes Common Stock as well as other items of the sort referred to in Section 5.2(A) or (B), then instead of adjusting for the entire Distribution under this Section 5.2 the Common Stock portion shall be treated as a Stock Dividend that triggers an adjustment to the Exercise Price and number of shares of Common Stock obtainable upon exercise of each Warrant under Section 5.1 and the other items in the Distribution shall trigger a further adjustment to such adjusted Exercise Price and number of shares under this Section 5.2.  In the event that such Distribution is not so made, the Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

5.3           Rights Offerings.  If at any time the Company shall distribute rights or warrants to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock on the last trading day preceding the date on which the Board declares such distribution of rights or warrants, the Exercise Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value divided by (y) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase.  In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to the close of business on such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In case any rights or warrants referred to in this Section 5.3 in respect of which an adjustment shall have been made shall expire unexercised and any shares that would have been underlying such rights or warrants shall not have been allocated pursuant to any backstop commitment or any similar arrangement, the Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant then in effect shall be readjusted at the

17

time of such expiration to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of each Warrant if no adjustment had been made on account of such expired rights or warrants.

5.4           Issuer Tender or Exchange Offers.  If the Company or any subsidiary of the Company shall consummate a tender or exchange offer for all or any portion of the Common Stock for a consideration per share with a Fair Market Value greater than the Fair Market Value of the Common Stock on the date such tender or exchange offer is first publicly announced (the “Announcement Date”), the Exercise Price in effect immediately prior to the expiration date for such tender or exchange offer shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market Value of the Common Stock on the Announcement Date minus the Premium Per Post-Tender Share divided by (y) the Fair Market Value of the Common Stock on the Announcement Date.  In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to such expiration date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  As used in this Section 5.4 with respect to any tender or exchange offer, “Premium Per Post-Tender Share” means the quotient of (x) the amount by which the aggregate Fair Market Value of the consideration paid in such tender or exchange offer exceeds the aggregate Fair Market Value on the Announcement Date of the shares of Common Stock purchased therein divided by (y) the number of shares of Common Stock outstanding at the close of business on the expiration date for such tender or exchange offer (after giving pro forma effect to the purchase of shares being purchased in the tender or exchange offer).

5.5           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a way that the shares of Common Stock are converted into the right to receive (either directly or upon subsequent liquidation) stock, securities, other equity interests or assets (including cash) with respect to or in exchange for shares of Common Stock is referred to herein as “Organic Change.”  Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that each of the Holders shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Common Stock immediately theretofore acquirable and receivable upon the exercise of such Holder’s Warrants, (x) in the case of a Mixed Consideration Merger, the Public Stock issued in such Mixed Consideration Merger and (y) in the case of any other Organic Change, such stock, securities, other equity interests or assets, in each case as may be issued or payable in connection with the Organic Change with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such Holder’s Warrants, for an aggregate Exercise Price per Warrant equal to (i) in the case of a Mixed Consideration Merger, the aggregate Exercise Price per Warrant as in effect immediately prior to such Mixed Consideration Merger times the Stock Consideration Ratio and (ii) in the case of any other Organic Change, the aggregate Exercise Price per Warrant as in effect immediately prior to such Organic Change.  In any such case, the Company shall make appropriate provision to insure that all of the provisions of the Warrants shall thereafter be applicable to such stock, securities, other equity interests or

18

assets.  The Company shall not effect any such consolidation, merger or sale of all or substantially all of the Company’s assets where the Warrants will be assumed by the successor entity, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to each such Holder upon exercise of any Warrant, such stock, securities, equity interests or assets (including cash) as, in accordance with Article 5, such Holder may be entitled to acquire.  This Section 5.5 shall not apply to any Warrants or Common Stock redeemed or sold in connection with any Organic Change pursuant to Section 6.1, Section 6.2(b), Section 6.3(a)(i) and Section 6.3(b), provided that, for the avoidance of doubt, the adjustments set forth in this Section 5.5 shall be applicable to any Warrants that remain outstanding pursuant to this Agreement in connection with a Public Stock Merger or Mixed Consideration Merger (including any adjustment applicable in connection with such Public Stock Merger or Mixed Consideration Merger).

5.6           Other Adjustments.  The Board shall make appropriate adjustments to the amount of cash or number of shares of Common Stock, as the case may be, due upon exercise of the Warrants, as may be necessary or appropriate to effectuate the intent of this Article 5 and to avoid unjust or inequitable results as determined in its reasonable good faith judgment, in each case to account for any adjustment to the Exercise Price and the number of shares purchasable on exercise of Warrants for the relevant Warrant Certificate that becomes effective, or any event requiring an adjustment to the Exercise Price and the number of shares purchasable on exercise of Warrants for the relevant Warrant Certificate where the record date or effective date (in the case of a subdivision or combination of the Common Stock) of the event occurs, during the period beginning on, and including, the Exercise Date and ending on, and including, the related Settlement Date.

5.7           Notice of Adjustment.  Whenever the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and shall promptly deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board (who may be the regular accountants employed by the Company) setting forth the number of shares of Common Stock issuable upon the exercise of each Warrant after such adjustment, setting forth a brief statement in reasonable detail of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. The Warrant Agent shall be fully protected in relying on such certificate, and on any adjustment contained therein, and shall not be deemed to have any knowledge of such adjustment unless and until it shall have received such certificate, and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist that may require any adjustment of the number of shares of Common Stock or other stock or property issuable on exercise of the Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any shares of Common Stock or other stock or property which may be issuable on exercise of the Warrants, or to investigate or confirm whether the information contained in the above referenced certificate complies with the terms of this Agreement or any other document. The Warrant Agent

19

shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or security instruments or other securities or properties upon the exercise of any Warrant.

6.                                      CHANGE OF CONTROL.

6.1           Redemption in Connection with a Change of Control Event.  Upon the occurrence of a Change of Control Event (other than a Public Stock Merger or Mixed Consideration Merger), at the election of each Holder in its sole discretion by written notice to the Company or the successor to the Company on or prior to the Exercise Date, the Company shall pay to such Holder of outstanding Warrants as of the date of such Change of Control Event, an amount in immediately available funds equal to the Cash Redemption Value for such Warrants, not later than the date which is ten (10) Business Days after such Change of Control Event and the Warrants shall thereafter be extinguished. For purposes of this Section 6.1, the Exercise Date shall mean (a) if the Company entered into a definitive agreement with respect to a Change of Control Event and has provided to the Holders notice of the date on which the Change in Control Event will become effective at least twenty (20) Business Days prior to the effectiveness of such event, the tenth (10th) Business Day prior to such event and (b) otherwise, the fifth (5th) Business Day following the effectiveness of the Change of Control Event.  The “Cash Redemption Value” for any Warrant will equal the fair value of the Warrant as of the date of such Change of Control Event as determined by an Independent Financial Expert, by employing a valuation based on a computation of the option value of each Warrant using the calculation methods and making the assumptions set forth in Exhibit C.  The Cash Redemption Value of the Warrants shall be due and payable within ten (10) Business Days after the date of the applicable Change of Control Event.  If a Holder of Warrants does not elect to receive the Cash Redemption Value for such Holder’s Warrants as provided by this Section 6.1, such Warrants will remain outstanding as adjusted pursuant to the provisions of Article 5 hereof.

6.2           Public Stock Merger.  (a)  In connection with a Public Stock Merger, the Company may by written notice to the Holders not less than ten (10) Business Days prior to the effective date of such Public Stock Merger elect to have all the unexercised Warrants remain outstanding after the Public Stock Merger, in which case the Warrants will remain outstanding as adjusted pursuant to Section 5.5 and the other provisions of Article 5 hereof.

(b)           In the case of any Public Stock Merger with respect to which the Company does not make a timely election as contemplated by Section 6.2(a) above, the Company shall pay within five (5) Business Days after the effective date of such Public Stock Merger, to the Warrant Agent on behalf of each Holder of outstanding Warrants as of the effective date of such Public Stock Merger, an amount in cash in immediately available funds equal to the Cash Redemption Value for such Warrants determined in accordance with Section 6.1 and the Warrants shall be terminated and extinguished.

6.3           Mixed Consideration Merger.  (a)  In connection with a Mixed Consideration Merger, the Company may by written notice to the Holders not less than ten (10) Business Days prior to the effective date of such Mixed Consideration Merger elect the following treatment with respect to each outstanding Warrant: (i) pay to the Holder of such Warrant as of the date of such Mixed Consideration Merger the product of the Cash Consideration Ratio multiplied by the Cash

20

Redemption Value for such Warrant, which amount shall be paid in immediately available funds, not later than the date which is ten (10) Business Days after such Mixed Consideration Merger and (ii) the Warrant shall remain outstanding after the Mixed Consideration Merger, as further adjusted pursuant to Section 5.5 and the other provisions of Article 5.  The portion of the Cash Redemption Value of the Warrants payable pursuant to clause (i) of this Section 6.3(a) shall be due and payable not later than the tenth (10th) Business Day after the date of the Mixed Consideration Merger.

(b)           In the case of any Mixed Consideration Merger with respect to which the Company does not make a timely election as contemplated by Section 6.3(a) above, the Company shall pay, within ten (10) Business Days after the effective date of such Mixed Consideration Merger, to the Warrant Agent on behalf of each Holder of outstanding Warrants as of the effective date of such Mixed Consideration Merger, an amount in cash in immediately available funds equal to the Cash Redemption Value for such Warrants determined in accordance with Section 6.1 and the Warrants shall be terminated and extinguished.

6.4           The Warrant Agent.  The Warrant Agent shall have no duty or obligation to make any of the payments required under this Article 6 unless and until it has been provided with available cash.

7.                                      WARRANT TRANSFER BOOKS.

The Warrant Certificates shall be issued in registered form only. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided (the “Warrant Register”).

At the option of the Holder, Warrant Certificates may be exchanged at such office, and upon payment of the charges hereinafter provided.  Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign, by manual or facsimile signature, and deliver, the Warrant Certificates that the Holder making the exchange is entitled to receive.

All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in the form attached hereto as Exhibit B or otherwise satisfactory to the Warrant Agent, properly completed and duly executed by the Holder thereof or his attorney duly authorized in writing.  Until a Warrant Certificate is transferred in the Warrant Register, the Company and the Warrant Agent may treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants represented thereby for all purposes, notwithstanding any notice to the contrary.  Neither the Company nor the Warrant

21

Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

No service charge shall be made to a Holder for any registration of transfer or exchange of Warrant Certificates. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.  The Warrant Agent shall have no duty under this Section or any Section of this Agreement requiring the payment of taxes and other governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.  The Warrant Agent shall be deemed satisfied if it receives a certificate from the Company stating that all required taxes and governmental charges have been paid.

8.                                      WARRANT HOLDERS.

8.1           No Voting Rights.  Prior to the exercise of Warrants and full payment of the Exercise Price thereof, or in the event of Net Share Settlement, prior to the election of a Holder for Net Share Settlement in accordance with the terms of this Agreement, no Holder of a Warrant Certificate, in respect of such Warrants, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote, to consent, to exercise any preemptive right (except as otherwise agreed in writing by the Company, including the subscription rights set forth in the Investment Agreement and the Stock Purchase Agreements), to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company.

8.2           Right of Action.  All rights of action in respect of this Agreement are vested in the Holders of the Warrants, and any Holder of Warrants, without the consent of the Warrant Agent or the Holder of any other Warrant, may, on such Holder’s own behalf and for such Holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder’s right to exercise or exchange such Holder’s Warrants in the manner provided in this Agreement or any other obligation of the Company under this Agreement.

9.                                      WARRANT AGENT

9.1           Nature of Duties and Responsibilities Assumed.  The Company hereby appoints the Warrant Agent to act as agent of the Company as expressly set forth in this Agreement. The Warrant Agent hereby accepts such appointment as agent of the Company and agrees to perform that agency upon the express terms and conditions herein set forth (and no implied terms), by all of which the Company and the Holders, by their acceptance thereof, shall be bound. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be deemed to make any representations as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise or tender of any Warrant, or as to the accuracy of the computation of the Exercise Price or the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, the independence of any Independent Financial Expert or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not have any duty to calculate or determine

22

any adjustments with respect to the Exercise Price and the Warrant Agent shall have no duty or responsibility in determining the accuracy or correctness of such calculation. The Warrant Agent shall not (a) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted to be taken by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (b) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates, or (c) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the President, any Vice President or the Secretary of the Company and to apply to any such officer for instructions (which instructions will be promptly given in writing when requested) and the Warrant Agent shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in accordance with the instructions of any such officer, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee.  The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.  The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust with any of the owners or holders of the Warrants.  The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof. Notwithstanding anything in this Agreement to the contrary, Warrant Agent’s aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed,

23

the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

The Warrant Agent may consult with counsel satisfactory to it (which may be counsel to the Company).

Whenever in the performance of its duties under this Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by any authorized officer of the Company and delivered to the Warrant Agent; and such certificate will be full authorization to the Warrant Agent for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.  The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the authorized officers of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer.

The Warrant Agent will not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrant Certificates.

The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred.  Without limiting the foregoing, unless otherwise expressly provided in this Agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Warrant Certificate or any other agreement between or among the parties hereto, even though reference thereto may be made in this Warrant Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Warrant Agreement.

In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Warrant Agent.

9.2           Compensation and Reimbursement.  The Company agrees to pay to the Warrant Agent from time to time compensation for all services rendered by it hereunder in accordance with Schedule B hereto and as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses and disbursements actually incurred in connection with the preparation, delivery, negotiation, amendment, execution and administration of this Agreement (including the reasonable compensation and out of pocket

24

expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, judgment, claim, settlement, cost or expense incurred without gross negligence, willful misconduct or bad faith on its part, (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, indirectly or directly.  The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

9.3           Warrant Agent May Hold Company Securities.  The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

9.4           Resignation and Removal; Appointment of Successor.  (a)  No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, willful misconduct or bad faith) after giving written notice to the Company at least thirty (30) days prior to the date such resignation will become effective. The Company shall, upon written request of Holders of a majority of the outstanding Warrants, remove the Warrant Agent upon written notice provided at least thirty (30) days prior to the date of such removal, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company’s expense, cause to be mailed at the Company’s expense (by first-class mail, postage prepaid) to each Holder of a Warrant at his last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Person holding the greatest number of Warrants as of the date of such event shall appoint in writing a new warrant agent reasonably acceptable to the Company. If the Person holding the greatest number of Warrants as of the date of such event shall fail to make such appointment within a period of twenty (20) days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Company shall appoint a new warrant agent. Any new warrant agent, whether appointed by a Holder or by the Company, shall be a reputable bank, trust company or transfer agent doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such warrant agent prior to its appointment, provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such

25

appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 9.4(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(b)           Any Person into which the Warrant Agent or any new warrant agent may be merged or any Person resulting from any consolidation to which the Warrant Agent or any Person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any Person to which the Warrant Agent shall sell or otherwise transfer all or substantially all the assets and business of the Warrant Agent or any new warrant agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such Person would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 9.4(a).  Any such successor Warrant Agent shall promptly cause notice of succession as Warrant Agent to be mailed (by first-class mail, postage prepaid) to each Holder of a Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent.

9.5           Damages.  No party to this Agreement shall be liable to any other party for any consequential, indirect, punitive, special or incidental damages under any provision of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

9.6           Force Majeure.  In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

9.7           Survival.  The provisions of this Article 9 shall survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent

10.                               REPRESENTATIONS AND WARRANTIES.

10.1         Representations and Warranties of the Company.  The Company hereby represents and warrants that the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 of the Investment Agreement and Stock Purchase Agreements and any other representations and warranties made by the Company in Article III of the Investment Agreement and Stock Purchase Agreements, in each case, to the extent relating to

26

the authorization and issuance of the Warrants and the shares of Common Stock issuable upon exercise thereof, are true and accurate in all respects and not misleading in any respect.

11.                               COVENANTS.

11.1         Reservation of Common Stock for Issuance on Exercise of Warrants.  The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all Warrants issuable hereunder plus such number of shares of Common Stock as shall then be issuable upon the exercise of other outstanding warrants, options and rights (whether or not vested), the settlement of any forward sale, swap or other derivative contract, and the conversion of all outstanding convertible securities or other instruments convertible into Common Stock or rights to acquire Common Stock. The Company covenants that all shares of Common Stock which shall be issuable shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

11.2         Notice of Distributions.  At any time when the Company declares any Distribution on its Common Stock, it shall give notice to the Holders of all the then outstanding Warrants of any such declaration not less than 15 days prior to the related record date for payment of the Distribution so declared.(17)

12.                               MISCELLANEOUS.

12.1         Money and Other Property Deposited with the Warrant Agent.  Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; but such moneys, securities or other property need not be segregated from other funds, securities or other property except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to a Holder to an account designated by such Holder in such amount as is appropriate. Any money deposited with the Warrant Agent for payment and distribution to the Holders that remains unclaimed for two years after the date the money was deposited with the Warrant Agent shall be paid to the Company.  The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

12.2         Payment of Taxes.  The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of the Warrants or in respect of the issuance or delivery by the Company of any securities upon exercise of the Warrants with respect thereto. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Warrants, certificate for shares of Common Stock or other securities underlying the Warrants or payment of cash to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall

(17)  [TBD]

27

not be required to issue any security or to pay any cash until such tax or charge has been paid or it has been established to the Warrant Agent’s and the Company’s satisfaction that no such tax or other charge is due.  The Company and each Initial Investor agree that neither the issuance nor exercise of the Warrants is governed by Section 83(a) of the Code or otherwise a compensatory transaction, and the Company agrees that it will not deduct any amount as compensation in connection with such issuance or exercise for federal income tax purpose. The Company and each Initial Investor agree that for federal income tax purposes, the Warrants have been granted as an option premium in exchange for each Initial Investor agreeing, at the option of the Company, to make the equity investment described in the Investment Agreement, Stock Purchase Agreements or Blackstone Agreements, as applicable.(18)

12.3         Surrender of Certificates.  Any Warrant Certificate surrendered for exercise or purchase shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy such cancelled Warrant Certificates.

12.4         Mutilated, Destroyed, Lost and Stolen Warrant Certificates.  If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) the Company and the Warrant Agent receive evidence to their satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such appropriate affidavit of loss, applicable processing fee and a corporate bond of indemnity as may be required by them and satisfactory to them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.

Upon the issuance of any new Warrant Certificate under this Section 12.4, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the reasonable fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 12.4 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates of like tenor properly completed and duly executed and delivered hereunder.

The provisions of this Section 12.4 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed lost or stolen Warrant Certificates.

(18)  [TBD whether the last sentence is appropriate for Spinco warrants]

28

12.5         Removal of Legends.  Certificates evidencing the Warrants and shares of Common Stock issued upon exercise of the Warrants shall not be required to contain any legend referenced in Sections 2.1, 3.6(e) and 3.6(f) (A) while a registration statement (solely for the purposes of this and the immediately following paragraph, such term to include a Registration Statement) covering the resale of the Warrants or the shares of Common Stock is effective under the Securities Act, or (B) following any sale of any such Warrants or shares of Common Stock pursuant to Rule 144, or (C) following receipt of a legal opinion of counsel to Holder that the remaining Warrants or shares of Common Stock held by Holder are eligible for resale without volume limitations or limitations on manner of sale under Rule 144.  In addition, the Company and the Warrant Agent will agree to the removal of all legends with respect to Warrants or shares of Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which any such legend is no longer required (as provided above) for certain Warrants or shares of Common Stock, the Company shall promptly, following the delivery by Holder to the Warrant Agent of a legended certificate representing such Warrants or shares of Common Stock, as applicable, deliver or cause to be delivered to the Holder a certificate representing such Warrants or shares of Common Stock that is free from such legend.  In the event any of the legends referenced in Sections 2.1, 3.6(e) and or 3.6(f) are removed from any of the Warrants or shares of Common Stock, and thereafter the effectiveness of a registration statement covering such Warrants or shares of Common Stock is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that such legends, as applicable, be placed on any such applicable Warrants or shares of Common Stock that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Holder shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Warrants or shares of Common Stock may again be sold pursuant to an effective registration statement or under Rule 144.

12.6         Notices.  (a)  Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to any Holder of a Warrant at such Holder’s address shown on the register of the Company maintained by the Warrant Agent and to the Company or the Warrant Agent as follows:

If to the Company, to:

[General Growth Properties, Inc.](19)

110 N. Wacker Drive

Chicago IL 60606
Attention: Ronald L. Gern, Esq. (General Counsel)
Fax:  312-960-5485

(19)  [To be updated for Spinco]

29

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:                                         Frederick S. Green, Esq.

Malcolm E. Landau, Esq.

Facsimile: (212) 310-8007

If to the Warrant Agent, to:

Mellon Investor Services LLC

200 W. Monroe Street, Suite 1590

Chicago, IL 60606

Attention: Relationship Manager

Facsimile: (312) 325-7610

with a copy to:

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Blvd.

Jersey City, NJ 07310

Attention:  General Counsel

Facsimile: 201-680-4610

or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

(b)           Any notice required to be given by the Company to the Holders pursuant to this Agreement, shall be made by mailing by registered mail, return receipt requested, to the Holders at their respective addresses shown on the register of the Company maintained by the Warrant Agent. The Company hereby irrevocably authorizes the Warrant Agent, in the name and at the expense of the Company, to mail any such notice upon receipt thereof from the Company. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not the Holder receives the notice.

12.7         Applicable Law; Jurisdiction.  This Agreement and each Warrant issued hereunder and all rights arising hereunder shall be governed by the internal laws of the State of New York.  In connection with any action, suit or proceeding arising out of or relating to this Agreement or the Warrants, the parties hereto and each Holder irrevocably submit to (i) the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York until the chapter 11 cases of General Growth Properties, Inc. and its Affiliates are closed, and (ii) the nonexclusive jurisdiction of any federal or state court located within the County of New York, State of New York.

30

12.8         Persons Benefiting.  This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors, assigns, beneficiaries, executors and administrators, and the Holders from time to time of the Warrants.  The Holders of the Warrants are express third party beneficiaries of this Agreement and each such Holder of Warrants is hereby conferred the benefits, rights and remedies under or by reason of the provisions of this Agreement as if a signatory hereto.  Nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the Company, the Warrant Agent and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

12.9         Counterparts.  This Agreement may be executed in any number of counterparts, each or which shall be deemed an original, but all of which together constitute one and the same instrument.

12.10       Amendments.  (a)  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and, in each case, which shall not adversely affect the interests of any Holder.

(b)           In addition to the foregoing, with the consent of the Supermajority Holders, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the Holders hereunder; provided, however, that no modification effecting the terms upon which the Warrants are exercisable, redeemable or transferable, or reduction in the percentage required for consent to modification of this Agreement, may be made without the consent of each Holder affected thereby.

12.11       Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

12.12       Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.13       Specific Performance.  The parties shall be entitled to specific performance of the terms of this Agreement.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

[signature page follows]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

[GENERAL GROWTH PROPERTIES, INC.(20)]

By:

Name:

Title:

MELLON INVESTOR SERVICES LLC,
as Warrant Agent

By:

Name:

Title:

(20)  [SPINCO, INC.]

32

EXHIBIT A-1

FORM OF FACE OF WARRANT CERTIFICATE

THESE WARRANTS AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THESE WARRANTS AND SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AGREEMENT DATED AS OF [INSERT CLOSING DATE], 2010 BETWEEN [GENERAL GROWTH PROPERTIES, INC.(21)] (THE “COMPANY”) AND MELLON INVESTOR SERVICES LLC, WARRANT AGENT. A COPY OF SUCH WARRANT AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

WARRANTS TO PURCHASE COMMON STOCK
OF [GENERAL GROWTH PROPERTIES, INC.(22)]

No. (23)	Certificate for	Series A-1 Warrants

This certifies that [HOLDER] , or registered assigns, is the registered holder of the number of Series A-1 Warrants set forth above. Each Series A-1 Warrant entitles the holder thereof (a “Holder”), subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from [GENERAL GROWTH PROPERTIES, INC.(24)] (the “Company”) a number of shares of the Company’s common stock, par value $0.01 (“Common Stock”), equal to [INSERT $10.75 FOR BROOKFIELD WARRANTS AND BLACKSTONE B WARRANTS][INSERT $10.50 FOR BLACKSTONE F/P WARRANTS](25) divided by the Exercise Price (as defined in the Warrant Agreement referred to below), for a price per share of Common Stock equal to the Exercise Price.

This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of [INSERT CLOSING DATE], 2010 (the “Warrant Agreement”), between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and

(21)  [SPINCO, INC.]

(22)  [SPINCO, INC.]

(23)  [TBD whether Brookfield Warrants require separate identifier, etc.]

(24)  [SPINCO, INC.]

(25)  $50.00

made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Warrant Agent and the Holders of the Warrants.

This Warrant Certificate shall terminate and be void as of the close of business on [INSERT DAY OF THIS AGREEMENT], 2017 (the “Expiration Date”).

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Series A-1 Warrants shall be exercisable from time to time on any Business Day and ending on the Expiration Date.

The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Series A-1 Warrant are subject to adjustment as provided in the Warrant Agreement.

All shares of Common Stock issuable by the Company upon the exercise of Series A-1 Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

In order to exercise a Series A-1 Warrant, the registered holder hereof must surrender this Warrant Certificate at the corporate trust office of the Warrant Agent, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, together with any required payment in full of the Exercise Price (unless the Holder shall have elected Net Share Settlement, as such term is defined in the Warrant Agreement) then in effect for the shares(s) of Underlying Common Stock as to which the Series A-1 Warrant(s) represented by this Warrant Certificate are submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement.

The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of the Series A-1 Warrants or in respect of the issuance or delivery by the Company of any securities upon exercise of the Series A-1 Warrants with respect thereto. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Series A-1 Warrants, certificate for shares of Common Stock or other securities underlying the Series A-1 Warrants or payment of cash in each case to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Series A-1 Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue any security or to pay any cash until such tax or charge has been paid or it has been established to the Warrant Agent’s and the Company’s satisfaction that no such tax or other charge is due.

This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, subject to the terms of the Warrant Agreement, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the office of the Warrant Agent maintained for such purpose in the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial

2

transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

No service charge shall be made to a Holder for any registration of transfer or exchange of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to compliance with any restrictions on transfer under applicable law and this Warrant Agreement, each taker and holder of this Warrant Certificate by taking or holding the same, consents and agrees that this Warrant Certificate when duly endorsed in blank shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company, the Warrant Agent and all other Persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby, or to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, but until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

Copies of the Warrant Agreement are on file at the office of the Company and the Warrant Agent and may be obtained by writing to the Company or the Warrant Agent at the following address: Mellon Investor Services LLC, 200 W. Monroe Street, Suite 1590, Chicago, IL 60606.

This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [INSERT CLOSING DATE], 2010

[GENERAL GROWTH PROPERTIES, INC.(26)]

By:
Name and Title:

By:
Name and Title:

Countersigned:

(26)  [SPINCO, INC.]

3

Mellon Investor Services LLC, as Warrant Agent

By:
Name:
Authorized Officer

4

EXHIBIT A

FORM OF REVERSE OF SERIES A-1 WARRANT CERTIFICATE

EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

To:

The undersigned irrevocably exercises                                              of the Series A-1 Warrants for the purchase of one share (subject to adjustment in accordance with the Warrant Agreement) of common stock, par value $0.01, of [General Growth Properties, Inc.(27)] for each Series A-1 Warrant represented by the Warrant Certificate and herewith (i) elects for Net Share Settlement of such Series A-1 Warrants by marking X in the space that follows         , or (ii) makes payment of $                               (such payment being by means permitted by the Warrant Agreement and the within Warrant Certificate), in each case at the Exercise Price and on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, and herewith surrenders this Warrant Certificate and all right, title and interest therein to                                                  and directs that the shares of Common Stock deliverable upon the exercise of such Series A-1 Warrants be registered in the name and delivered at the address specified below.

Date

*
(Signature of Owner)

(Street Address)

	(City)	(State) (Zip Code)

Signature Guaranteed by:

*                                         The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

(27)  [Spinco, Inc.]

Securities to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Series A-1 Warrants evidenced by the within Warrant Certificate to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

2

EXHIBIT A-2

FORM OF FACE OF WARRANT CERTIFICATE

THESE WARRANTS AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THESE WARRANTS AND SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AGREEMENT DATED AS OF [INSERT CLOSING DATE], 2010 BETWEEN [GENERAL GROWTH PROPERTIES, INC.(28)] (THE “COMPANY”) AND MELLON INVESTOR SERVICES LLC, WARRANT AGENT. A COPY OF SUCH WARRANT AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

WARRANTS TO PURCHASE COMMON STOCK
OF [GENERAL GROWTH PROPERTIES, INC.(29)]

No.	Certificate for	Series A-2 Warrants

This certifies that [HOLDER] , or registered assigns, is the registered holder of the number of Series A-2 Warrants set forth above. Each Series A-2 Warrant entitles the holder thereof (a “Holder”), subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from [GENERAL GROWTH PROPERTIES, INC.(30)] (the “Company”) by means of Net Share Settlement (as defined in the Warrant Agreement defined below) a number of shares of the Company’s common stock, par value $0.01 (“Common Stock”), equal to $10.50(31) divided by the Exercise Price (as defined in the Warrant Agreement referred to below), for a price per share of Common Stock equal to the Exercise Price.

This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of [INSERT CLOSING DATE], 2010 (the “Warrant Agreement”), between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of

(28)  [SPINCO, INC.]

(29)  [SPINCO, INC.]

(30)  [SPINCO, INC.]

(31)  $50.00

3

the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Warrant Agent and the Holders of the Warrants.

This Warrant Certificate shall terminate and be void as of the close of business on [INSERT DAY OF THIS AGREEMENT], 2017 (the “Expiration Date”).

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Series A-2 Warrants shall be exercisable from time to time on any Business Day and ending on the Expiration Date.

The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Series A-2 Warrant are subject to adjustment as provided in the Warrant Agreement.

All shares of Common Stock issuable by the Company upon the exercise of Series A-2 Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

In order to exercise a Series A-2 Warrant, the registered holder hereof must surrender this Warrant Certificate at the corporate trust office of the Warrant Agent, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, all subject to the terms and conditions hereof and of the Warrant Agreement.

The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of the Series A-2 Warrants or in respect of the issuance or delivery by the Company of any securities upon exercise of the Series A-2 Warrants with respect thereto. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Series A-2 Warrants, certificate for shares of Common Stock or other securities underlying the Series A-2 Warrants or payment of cash in each case to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Series A-2 Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue any security or to pay any cash until such tax or charge has been paid or it has been established to the Warrant Agent’s and the Company’s satisfaction that no such tax or other charge is due.

This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, subject to the terms of the Warrant Agreement, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the office of the Warrant Agent maintained for such purpose in the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

No service charge shall be made to a Holder for any registration of transfer or exchange of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

4

Subject to compliance with any restrictions on transfer under applicable law and this Warrant Agreement, each taker and holder of this Warrant Certificate by taking or holding the same, consents and agrees that this Warrant Certificate when duly endorsed in blank shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company, the Warrant Agent and all other Persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby, or to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, but until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

Copies of the Warrant Agreement are on file at the office of the Company and the Warrant Agent and may be obtained by writing to the Company or the Warrant Agent at the following address: Mellon Investor Services LLC, 200 W. Monroe Street, Suite 1590, Chicago, IL 60606.

This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [INSERT CLOSING DATE], 2010

[GENERAL GROWTH PROPERTIES, INC.(32)]

By:
Name and Title:

By:
Name and Title:

Countersigned:

Mellon Investor Services LLC, as Warrant Agent

By:
Name:
Authorized Officer

(32)  [SPINCO, INC.]

5

EXHIBIT A

FORM OF REVERSE OF SERIES A-2 WARRANT CERTIFICATE

EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

To:

The undersigned irrevocably exercises                                              of the Series A-2 Warrants for the purchase of one share (subject to adjustment in accordance with the Warrant Agreement) of common stock, par value $0.01, of [General Growth Properties, Inc.(33)] for each Series A-2 Warrant represented by the Warrant Certificate by means of Net Share Settlement of such Series A-2 Warrants, at the Exercise Price and on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, and herewith surrenders this Warrant Certificate and all right, title and interest therein to                                                  and directs that the shares of Common Stock deliverable upon the exercise of such Series A-2 Warrants be registered in the name and delivered at the address specified below.

Date

*
(Signature of Owner)

(Street Address)

	(City)	(State) (Zip Code)

Signature Guaranteed by:

*                                         The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

(33)  [Spinco, Inc.]

1

Securities to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Series A-2 Warrants evidenced by the within Warrant Certificate to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

2

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered holder of the within Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right of the undersigned under the within Warrant Certificate, with respect to the number of Warrants set forth below:

Names of Assignees	Address	Social Security or other Identifying Number of Assignee(s)	Series and Number of Warrants

1

and does hereby irrevocably constitute and appoint                              the undersigned’s attorney to make such transfer on the books of                          maintained for that purpose, with full power of substitution in the premises.

Date:

*
(Signature of Owner)

(Street Address)

	(City)	(State) (Zip Code)

Signature Guaranteed by:

*                                         The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

2

EXHIBIT C

Option Pricing Assumptions / Methodology

For the purpose of this Exhibit C:

“Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer.

“Reference Date” means the date of consummation of a Change of Control Event.

The Cash Redemption Value of the Warrants shall be determined using the Black-Scholes Model as applied to third party options (i.e., options issued by a third party that is not affiliated with the issuer of the underlying stock). For purposes of the model, the following terms shall have the respective meanings set forth below:

Underlying Security Price:	·	In the event of a merger or other acquisition,

		(A)	that is an “all cash” deal, the cash per share of Common Stock to be paid to the Company’s stockholders in the transaction;

		(B)	that is an “all Public Stock” deal,

(1) that is a “fixed exchange ratio” transaction, a “fixed value” transaction where as a result of a cap, floor, collar or similar mechanism the number of Acquiror’s shares to be paid per share of Common Stock to the Company’s stockholders in the transaction is greater or less than it would otherwise have been or a transaction that is not otherwise described in this clause (B)(1) or clause (B)(2) below, the product of (i) the Fair Market Value of the Acquiror’s common stock on the day preceding the date of the Preliminary Change of Control Event and (ii) the number of Acquiror’s shares per share of Common Stock to be paid to the Company’s stockholders in the transaction (provided that the Independent Financial Expert shall make appropriate adjustments to the Fair Market Value of the Acquiror’s common stock referred to above as may be necessary or appropriate to effectuate the intent of this Exhibit C and to avoid unjust or inequitable results as determined in its reasonable good faith judgment, in each case to account for any event impacting the Acquiror’s common stock that is analogous to any of the events described in Article V of this Agreement if the record date, ex date or effective date of that event occurs during or after the 10 trading day period over which such Fair Market Value is measured) and

(2) that is a “fixed value” transaction not covered by clause (B)(1) above, the value per share of Common Stock to be paid to the Company’s stockholders in the transaction;

		(C)	that is a transaction contemplating various forms of consideration for each share of Common Stock,

(1) the cash portion, if any, shall be valued as described in clause (A) above,

(2) the Public Stock portion shall be valued as described in clause (B) above and

(3) any other forms of consideration shall be valued by the Independent Financial Expert valuing the Warrants, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such consideration (if securities) is fully distributed and is to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors and without applying any discounts to such consideration.

	·	In the event of all other Change of Control Event events, the Fair Market Value per share of the Common Stock on the last trading day preceding the date of the Change of Control Event.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	0 (which reflects the fact that the antidilution adjustment provisions cover all dividends).

Interest Rate:

The annual yield as of the Reference Date (expressed on a semi-annual basis in the manner in which U.S. treasury notes are ordinarily quoted) of the U.S. treasury note maturing approximately at the Expiration Date as selected by the Independent Financial Expert.

Put or Call:	Call

Time to Expiration	The number of days from the Expiration Date (as defined in Section 3.3) to the Reference Date divided by 365.

Settlement Date:	The scheduled date of payment of the Cash Redemption Value.

Volatility:

For calculation of Cash Redemption Value in connection with a Change of Control Event with respect to the Warrants, [20%(34)]; provided, however, that if the Warrants are adjusted as a result of a Change of Control Event, volatility for purposes of calculating Cash Redemption Value in connection with succeeding Change of Control Events with respect to such warrants (or their successors) shall be as determined by an Independent Financial Expert engaged to make the calculation, who shall be instructed to assume for purposes of the calculation that such succeeding Change of Control Event had not occurred.

Such valuation of the Warrant shall not be discounted in any way.

For illustrative purposes only, an example Black-Scholes model calculation with respect to a hypothetical warrant appears on the following page.

(34)                            the lesser of (A) 30% or (B) the volatility of the Company as determined by an Independent Financial Expert engaged to make the calculation, who shall be instructed to assume for purposes of the determination of volatility referred to in this clause (B) that the Change of Control Event had not occurred

Illustrative Example

Inputs:

S = Underlying Security Price

X = Exercise Price

PV(X) = Present value of the Exercise Price, discounted at a rate of R = X * (e^-(R * T))

V = Volatility

R = continuously compounded risk free rate = 2 * [ ln (1 + Interest Rate / 2) ]

T = Time to Expiration

W = warrant value per underlying share

Z = number of shares underlying warrants

Value = total warrant value

Formulaic inputs:

D1 = [ ln [ S / X ] + (R + (V^2 / 2)) * T)] ÷ (V * √T)

D2 = [ ln [ S / X ] + (R - (V^2 / 2)) * T)] ÷ (V * √T)

Black-Scholes Formula

W = [N(D1) * S] — [N(D2) * PV(X)]

Where “N” is the cumulative normal probability function

Value = W * Z

Example of a Hypothetical Warrant:(35)

(35)                            Note: Amounts calculated herein may not foot due to rounding error. For precise calculations, decimal points should not be rounded.

Inputs:

Interest Rate = 4.00%

S = $50.00

X = $60.00

PV(X) = $55.43

V = 25%

R = 3.96%

T = 2

Z = 100

Formulaic inputs:

D1	= [ ln [ S / X ] + (R + (V^2 / 2)) * T)] ÷ (V * √T)

= (-0.1149)

D2	= [ ln [ S / X ] + (R - (V^2 / 2)) * T)] ÷ (V * √T)

= (-0.4684)

Black-Scholes Formula

W	= [N(D1) * S] — [N(D2) * PV(E)]

= $4.99

Total Warrant Value

Value	= W * Z

= $499

SCHEDULE A

ALLOCATIONS OF WARRANTS TO INITIAL INVESTORS

Initial Investor	Total Number and Series of Warrants to be Delivered to Initial Investor (on date of Warrant Agreement)
Blackstone Purchaser	[5,000,000 Series A-1 Warrants(36)]
Brookfield Purchaser	[57,500,000 Series A-1 Warrants(37)]
Fairholme Purchasers	[41,071,429 Series A-2 Warrants(38)]
Pershing Square Purchasers	[16,428,571 Series A-2 Warrants(39)]

(36) 333,333

(37) 3,833,333

(38) 1,916,667

(39) 1,916,667

SCHEDULE B

WARRANT AGENT COMPENSATION

Service Description	Fees
Warrant Agent

Initial Setup (one-time charge)	$2,500.00

Annual Administration	$3,500.00

Warrant Conversion Agent

Set Up and Administrative Fee	$5,000.00

Processing Accounts, each	$50.00

Conversions requiring additional handling	$15.00

(window items, deficient items, correspondence items, legal items, items not providing a taxpayer identification number, Transfer Requests, etc), additional each

Requisitioning Funds, each requisition	$25.00

Expiration	$1,000.00

Special Services	Additional

Out of Pocket Expenses	Additional

Including Postage, Printing, Stationery, Overtime, Transportation, Microfilming, Imprinting, Mailing, etc.

Draft - 9/30/10

[Spinco, Inc.]

[Effective Date], 2010

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street

P.O. Box 762

Toronto, Ontario M5J 2T3

Canada

Attention: Joseph Freedman

Ladies and Gentlemen:

Reference is made to the Amended and Restated Cornerstone Investment Agreement (the “Cornerstone Agreement”), effective as of March 31, 2010, as amended, between General Growth Properties, Inc. and REP Investments LLC (“Purchaser”), an affiliate of Brookfield Asset Management Inc.  Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings attributed to such terms in the Cornerstone Agreement as in effect on the date hereof.

Pursuant to the terms of the Cornerstone Agreement and the Plan, [Spinco, Inc.] (“Spinco”) and Purchaser hereby agree as follows:

1.             Subscription Right.

(i)            Sale of New Equity Securities.  Following the date hereof, Purchaser shall have the right, or shall at any time and from time to time have the right to appoint Brookfield Consortium Members in accordance with and subject to the Designation Conditions and subject to such Brookfield Consortium Members agreeing in writing for the benefit of Spinco to be bound by the terms of Section 5 hereof, to exercise the Subscription Right (as defined below) set forth in this Section 1 (Purchaser or one or more Brookfield Consortium Members, each a “Subscribing Entity” and collectively the “Subscribing Entities”).  If Spinco or any Subsidiary of Spinco at any time or from time to time makes any public or non-public offering of any shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to Spinco’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to Spinco’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by Spinco or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise or (3) to strategic partners or joint venturers in connection with a commercial relationship with Spinco or its Subsidiaries or to parties in connection with such Persons providing Spinco or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements) (the “Proposed Securities”), the Subscribing Entities shall have the right to acquire from Spinco (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The amount of such Proposed Securities that the Subscribing Entities shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of GGO Common Stock held by Purchaser and Brookfield Consortium Members on a Fully Diluted Basis as of the date of Spinco’s notice pursuant to Section 1(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of GGO Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to the Subscribing Entities pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 1 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of each Subscribing Entity regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)           Notice.  In the event Spinco proposes to offer Proposed Securities, it shall give Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which Spinco proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten (10) Business Days after the commencement of marketing with respect to such offering or after Spinco takes substantial steps to pursue any other offering.  The Subscribing Entity shall have three (3) Business Days from the date of receipt of such a notice to notify Spinco in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities the Subscribing Entity desires to purchase, up to the maximum amount calculated pursuant to Section 1(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as the Subscribing Entity may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the  Subscribing Entity to purchase the amount of Proposed Securities so specified at the price and other terms set forth in Spinco’s notice to such Subscribing Entity.  The failure of the Subscribing Entity to so respond within such three (3) Business Day period shall be deemed to be a waiver of the

2

Subscription Right under this Section 1 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, the Subscribing Entity shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with Spinco, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(iii)          Purchase Mechanism.  If the Subscribing Entity exercises its Subscription Right provided in this Section 1, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of one hundred eighty (180) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each of Spinco and the Subscribing Entity shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)          Failure of Purchase.  In the event (A) the Subscribing Entity fails to exercise its Subscription Right provided in this Section 1 within said three (3) Business Day period, or (B) if so exercised, the Subscribing Entity fails or is unable to consummate such purchase within the one hundred eighty (180) day period specified in Section 1(iii), without prejudice to other remedies, Spinco shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 1 or which the Subscribing Entity fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in Spinco’s notice to Purchaser.  In the event Spinco has not sold the Proposed Securities within the Additional Sale Period, Spinco shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to Purchaser in the manner provided above.

(v)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Spinco (the “Board”); provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(vi)          Cooperation.  Spinco and Purchaser shall cooperate in good faith to facilitate the exercise of the Subscribing Entity’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

3

(vii)         General.  Notwithstanding anything herein to the contrary, (A) if (1) the Subscribing Entity exercises its Subscription Right pursuant to this Section 1 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 1(iii) due to applicable regulatory or stockholder approvals and (2) Spinco or the Board determines in good faith that any delay in completion of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights would materially impair the financing objective of such offering, Spinco may proceed with such offering without the participation of Purchaser in such offering, in which event Spinco and Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis, (B) if Spinco or the Board determines in good faith that compliance with the notice provisions in Section 1(ii) would materially impair the financing objective of  an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights, Spinco shall be permitted by notice to the Subscribing Entity to reduce the notice period required under Section 1(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the Subscribing Entity shall have the right to either (x) exercise its Subscription Rights during the shortened notice periods specified in such notice or (y) require Spinco to promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis and (C) in the event Spinco is unable to issue shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) to Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, Spinco shall take such action or cause to be taken such other action in order to place the Subscribing Entity, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the Subscribing Entity was able to effectively exercise its Subscription Rights hereunder, including, at the option of the Subscribing Entity, issuing to the Subscribing Entity another class of securities of Spinco having terms to be agreed by Spinco and Purchaser having a value at least equal to the value per share of GGO Common Stock, in each case, as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis.

4

(viii)        Termination.  This Section 1 shall terminate at such time as Purchaser together with the Brookfield Consortium Members collectively beneficially own less than 5% of the outstanding shares of GGO Common Stock on a Fully Diluted Basis.

2.             Board of Directors.

(i)            As of the date hereof, the GGO Board shall have nine (9) members and one (1) of such members shall be a person designated by Purchaser (the “Purchaser GGO Board Designee”).

(ii)           Spinco shall nominate one (1) Purchaser GGO Board Designee as part of its slate of directors and use its reasonable best efforts to have him or her elected to the Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the Board) (subject to applicable Law and stock exchange rules (provided that the Purchaser GGO Board Designee need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10% of the shares of GGO Common Stock on a Fully Diluted Basis.  For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of GGO Common Stock on a Fully Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate any director for election to the Board.

(iii)          Subject to applicable Law and stock exchange rules, there shall be proportional representation by the Purchaser GGO Board Designee on any committee of the Board, except for special committees established for potential conflict of interest situations involving any Brookfield Consortium Member or any Affiliate thereof, and except that the Purchaser GGO Board Designee may serve on committees where qualification under the applicable rules of the applicable stock exchange or the SEC are required only if the Purchaser GGO Board Designee so qualifies.  If at any time Purchaser is no longer entitled to designate the Purchaser GGO Board Designee as a result of a decrease in the percentage of shares of GGO Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members, Purchaser shall, to the extent it is within Purchaser’s control, use commercially reasonable efforts to cause any such Purchaser GGO Board Designee to offer to resign.

(iv)          Except with respect to the resignation of the Purchaser GGO Board Designee pursuant to Section 2(iii), (A) Purchaser shall have the power to designate the Purchaser GGO Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser GGO Board Designee and (B) the Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser GGO Board Designee (including nominating such person, subject to applicable Law, as Spinco’s nominee to serve on the Board and causing Spinco to use all reasonable efforts to have such person elected as a director of Spinco and solicit proxies for such person to the same extent as it does for any of Spinco’s other nominees to the Board).

5

(v)           (A) The Purchaser GGO Board Designee shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the Board, and the Purchaser GGO Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board, (B) Spinco shall notify the Purchaser GGO Board Designee of all regular and special meetings of the Board and shall notify the Purchaser GGO Board Designee of all regular and special meetings of any committee of the Board of which the Purchaser GGO Board Designee is a member, and (C) Spinco shall provide the Purchaser GGO Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which the Purchaser GGO Board Designee is not a member).

(vi)          Purchaser GGO Board Designee candidates shall be subject to such reasonable eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the Board to other candidates for the Board.

3.             Stockholder Vote With Respect to Subscription Right.  Spinco shall, for the benefit of Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as Purchaser has subscription rights as contemplated by Section 1, put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

[4.          Shelf Registration Statement.  Promptly following the Effective Date, Spinco shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the GGO Shares and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and Spinco shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than one hundred eighty (180) days after the Effective Date.  Notwithstanding the foregoing, in the event that Spinco files a registration statement covering the resale of shares of GGO Common Stock for any Other Sponsor prior to such date, Spinco shall include the GGO Shares and shares of GGO Common Stock issuable upon exercise of the GGO Warrants for resale by Purchaser in such registration statement.] [NTD: This provision is needed only if a shelf registration statement is not filed prior to the Effective Date.]

5.             Transfer Restrictions.  Purchaser covenants and agrees that the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Purchaser agrees to the imprinting, so long as is required by this Section 5, of the following legend on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants):

6

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the GGO Shares is effective under the Securities Act, or (B) following any sale of any such GGO Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to Purchaser that the remaining GGO Shares held by Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, Spinco will agree to the removal of all legends with respect to shares of GGO Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to Spinco’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain GGO Shares, Spinco shall promptly, following the delivery by Purchaser to Spinco of a legended certificate representing such GGO Shares, deliver or cause to be delivered to Purchaser a certificate representing such GGO Shares that is free from such legend.  In the event the above legend is removed from any of the GGO Shares, and thereafter the effectiveness of a registration statement covering such GGO Shares is suspended or Spinco determines that a supplement or amendment thereto is required by applicable securities Laws, then Spinco may require that the above legend be placed on any such GGO Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such GGO Shares may again be sold pursuant to an effective registration statement or under Rule 144.

Purchaser shall not sell, transfer or dispose of (each, a “Transfer”) (x) GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the GGO Shares and (B) 8.25% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the GGO Shares and (B) 16.5% of the GGO Warrants or

7

the shares issuable upon exercise of the GGO Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date.  For clarity, Purchaser shall not be restricted from Transferring any GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Notwithstanding anything herein to the contrary, Purchaser shall be permitted to Transfer any portion or all of its GGO Shares, the GGO Warrants and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants at any time under the following circumstances (provided, that none of Purchaser’s rights and benefits under this Agreement shall inure to the benefit of any transferee under clause (ii) or (iii) below):

(i)            Transfers to any Affiliate of Purchaser, any member of Purchaser, any Brookfield Consortium Member and any member, partner or shareholder or any Affiliate of any Brookfield Consortium Member, in accordance with and subject to the Designation Conditions and subject to the transferee agreeing in writing for the benefit of Spinco to be bound by the terms of this Section 5.

(ii)           Transfers pursuant to a merger or tender offer or exchange offer involving Spinco in which any Person acquires more than 50% of the outstanding GGO Common Stock on a Fully Diluted Basis.

(iii)          Any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

For the avoidance of doubt, Purchaser’s rights to designate for nomination the Purchaser GGO Board Designee pursuant to Section 2 and Subscription Rights pursuant to Section 1 may not be Transferred to a Person that is not a Brookfield Consortium Member.

Purchaser agrees to the imprinting of a legend referencing the above transfer restrictions on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants).  In connection with any transfer of the GGO Shares (and shares issuable upon exercise of GGO Warrants), Spinco shall remove such legends from such certificates to the extent the transferee thereof is not bound by such transfer restrictions.

6.             Rights Agreement.  In the event Spinco adopts a rights plan analogous to the Rights Agreement (the “GGO Rights Agreement”), (i) the GGO Rights Agreement shall be inapplicable to the Cornerstone Agreement, this Agreement and the transactions contemplated thereby and hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of the Cornerstone Agreement or this Agreement or the consummation of the

8

transactions contemplated thereby and hereby including the acquisition of shares of GGO Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by the Cornerstone Agreement and this Agreement, or the GGO Warrants.

7.             Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by Purchaser to Brookfield Consortium Members; provided, that any such assignee assumes the obligations of Purchaser hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Purchaser and the Designation Conditions are otherwise satisfied.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations.

8.             Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

9.             Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

10.          Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

11.          Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

9

12.          Certain Remedies.  The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity

[Signature Page Follows]

10

Please evidence your acceptance of, and agreement to, the terms and conditions of this Agreement by executing and returning an executed copy of this Agreement to the address first written above as soon as practicable.

Very truly yours,

[SPINCO, INC.]

By:
Name:
Title:

Accepted and agreed as of the date of this Agreement:

REP INVESTMENTS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO LETTER AGREEMENT]

Draft - 09/30/10

[Spinco, Inc.]

[Effective Date], 2010

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York  10019

Attention:  William A. Ackman

Roy J. Katzovicz

Ladies and Gentlemen:

Reference is made to the Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”), effective as of March 31, 2010, as amended, between General Growth Properties, Inc. and Pershing Square Capital Management, L.P. (“PSCM”), on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (each, except PSCM, together with its permitted nominees and assigns, a “Purchaser”).  Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings attributed to such terms in the Stock Purchase Agreement as in effect on the date hereof.

Pursuant to the terms of the Stock Purchase Agreement and the Plan, [Spinco, Inc.] (“Spinco”) and each Purchaser hereby agree as follows:

1.             Subscription Right.

(i)            Sale of New Equity Securities.  If Spinco or any Subsidiary of Spinco at any time or from time to time makes any public or non-public offering of any shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to Spinco’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to Spinco’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by Spinco or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise or (3) to strategic partners or joint venturers in connection with a commercial relationship with Spinco or its Subsidiaries or to parties in connection with them providing Spinco or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements) (the “Proposed Securities”), the members of the Purchaser Group shall have the right to acquire from Spinco (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed

Securities in the aggregate required to enable it to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The aggregate amount of such Proposed Securities that the members of the Purchaser Group shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the aggregate number of shares of GGO Common Stock held by the Purchaser Group on a Fully Diluted Basis as of the date of Spinco’s notice pursuant to Section 1(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of GGO Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to the members of the Purchaser Group pursuant to their exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 1 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of each applicable member of the Purchaser Group designated pursuant to Section 1(vi) regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)           Notice.  In the event Spinco proposes to offer Proposed Securities, it shall give each Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which Spinco proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten (10) Business Days after the commencement of marketing with respect to such offering or after Spinco takes substantial steps to pursue any other offering.  The applicable member of the Purchaser Group shall have three (3) Business Days from the date of receipt of such a notice to notify Spinco in writing that it intends to exercise the applicable Subscription Right and as to the amount of Proposed Securities such member of the Purchaser Group desires to purchase, up to the maximum amount calculated pursuant to Section 1(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as such member of the Purchaser Group may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the applicable member of such Purchaser Group to purchase the amount of Proposed Securities so specified at the price and other terms set forth in Spinco’s notice to each Purchaser.  The failure of such member of the Purchaser Group to so respond within such three (3) Business Day period shall be deemed to be a waiver of the applicable Subscription Right under this Section 1 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, the applicable member of the Purchaser Group shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with

2

Spinco, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure of such member of the Purchaser Group to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(iii)          Purchase Mechanism.  If a member of the Purchaser Group exercises its Subscription Right provided in this Section 1, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of one hundred eighty (180) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each of Spinco and the applicable member of the Purchaser Group shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)          Failure of Purchase.  In the event (A) the applicable member of the Purchaser Group fails to exercise its Subscription Right provided in this Section 1 within said three (3) Business Day period, or (B) if so exercised, such member of the Purchaser Group fails or is unable to consummate such purchase within the one hundred eighty (180) day period specified in Section 1(iii), without prejudice to other remedies, Spinco shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 1 or which the applicable member of the Purchaser Group fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in Spinco’s notice to each Purchaser.  In the event Spinco has not sold the Proposed Securities within the Additional Sale Period, Spinco shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to the members of the Purchaser Group in the manner provided above.

(v)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Spinco (the “Board”); provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(vi)          Cooperation.  Spinco and each applicable member of the Purchaser Group shall cooperate in good faith to facilitate the exercise of such member of the Purchaser Group’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)         Allocation Among Purchaser Group.  PSCM shall have the right as attorney-in-fact of each member of the Purchaser Group to exercise all of the rights of the members of the Purchaser Group hereunder and designate the members of such Purchaser

3

Group to receive any securities to be issued and Spinco may rely on any designations made by PSCM.  As a condition to the Spinco’s obligations with respect to the exercise of a Subscription Right by a member of the Purchaser Group not a party to this Agreement, such member will agree to perform each obligation applicable to it under this Section 1.

(viii)        General.  Notwithstanding anything herein to the contrary, (A) if (1) a member of the Purchaser Group exercises its Subscription Right pursuant to this Section 1 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 1(iii) due to applicable regulatory or stockholder approvals and (2) Spinco or the Board determines in good faith that any delay in completion of an offering in respect of which such member of the Purchaser Group is entitled to Subscription Rights would materially impair the financing objective of such offering, Spinco may proceed with such offering without the participation of such member of the Purchaser Group in such offering, in which event Spinco and such member of the Purchaser Group shall promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow such member of the Purchaser Group to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis, (B) if Spinco or the Board determines in good faith that compliance with the notice provisions in Section 1(ii) would materially impair the financing objective of  an offering in respect of which the members of the Purchaser Group are entitled to Subscription Rights, Spinco shall be permitted by notice to each Purchaser to reduce the notice period required under Section 1(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the members of the Purchaser Group shall have the right to either (x) exercise their Subscription Rights during the shortened notice periods specified in such notice or (y) require Spinco to promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow the applicable members of the Purchaser Group to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis and (C) in the event Spinco is unable to issue shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) to the applicable members of the Purchaser Group as a result of a failure to receive regulatory or stockholder approval therefor, Spinco shall take such action or cause to be taken such other action in order to place the Purchaser Group, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the applicable

4

member of the Purchaser Group was able to effectively exercise its Subscription Rights hereunder, including, without limitation, at the option of such member, issuing to such member of the Purchaser Group another class of securities of Spinco having terms to be agreed by Spinco and such member having a value at least equal to the value per share of GGO Common Stock, in each case, as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis.

(ix)          Termination.  This Section 1 shall terminate at such time as the Purchaser Group collectively beneficially own less than 5% of the outstanding shares of GGO Common Stock on a Fully Diluted Basis.

2.             Board of Directors.

(i)            As of the date hereof, the GGO Board shall have nine (9) members and three (3) of such members shall be persons designated by PSCM (the “Purchaser GGO Board Designees”).

(ii)           Spinco shall nominate as part of its slate of directors and use its reasonable best efforts to have them elected to the Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the GGO Board) (subject to applicable Law and stock exchange rules (provided that the Purchaser GGO Board Designees need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) (x) so long as the Purchaser Group has at least a 17.5% Fully Diluted GGO Economic Interest, three (3) Purchaser Board Designees, and (y) otherwise, so long as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate at least 10% of the shares of GGO Common Stock on a Fully Diluted Basis, two (2) Purchaser Board Designees.  For the avoidance of doubt, at and following such time as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate less than 10% of the shares of GGO Common Stock on a Fully Diluted Basis, PSCM shall no longer have the right to designate directors for election to the GGO Board.

(iii)          Subject to applicable Law and stock exchange rules, there shall be proportional representation by Purchaser GGO Board Designees on any committee of the GGO Board, except for special committees established for potential conflict of interest situations, and except that only Purchaser GGO Board Designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required.  If at any time the number of Purchaser GGO Board Designees serving on the GGO Board exceeds the number of Purchaser GGO Board Designees that PSCM is then otherwise entitled to designate as a result of a decrease in the percentage of shares of GGO Common Stock beneficially owned by the Purchaser Group, such Purchaser Group shall, to the extent it is within such Purchaser Group’s control, use commercially reasonable efforts to cause any such additional Purchaser GGO Board Designees to offer to resign such that the number of Purchaser GGO Board Designees serving on the GGO Board after giving effect to such resignation does not

5

exceed the number of Purchaser GGO Board Designees that PSCM is entitled to designate for election to the GGO Board.

(iv)          Except with respect to the resignation of a Purchaser GGO Board Designee pursuant to Section 2(iii), (A) PSCM shall have the power to designate a Purchaser GGO Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser GGO Board Designee and (B) the Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser GGO Board Designee (including nominating such person, subject to applicable Law, as Spinco’s nominee to serve on the Board and causing Spinco to use all reasonable efforts to have such person elected as a director of Spinco and solicit proxies for such person to the same extent as it does for any of Spinco’s other nominees to the Board).

(v)           (A) Each Purchaser GGO Board Designee shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the Board, and each Purchaser GGO Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board, (B) Spinco shall notify each Purchaser GGO Board Designee of all regular and special meetings of the Board and shall notify each Purchaser GGO Board Designee of all regular and special meetings of any committee of the Board of which such Purchaser GGO Board Designee is a member, and (C) Spinco shall provide each Purchaser GGO Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which such Purchaser GGO Board Designee is not a member).

(vi)          Purchaser GGO Board Designee candidates shall be subject to such reasonable eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the Board to other candidates for the Board.

3.             Stockholder Vote With Respect to Subscription Right.  Spinco shall, for the benefit of each Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as any Purchaser has subscription rights as contemplated by Section 1, put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of such Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

4.             Transfer Restrictions.  Each Purchaser covenants and agrees that the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Each Purchaser agrees to the imprinting, so long as is required by this Section 4, of the following legend on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants):

6

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the GGO Shares is effective under the Securities Act, or (B) following any sale of any such GGO Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to the applicable Purchaser that the remaining GGO Shares held by such Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, Spinco will agree to the removal of all legends with respect to shares of GGO Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to Spinco’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain GGO Shares, Spinco shall promptly, following the delivery by the applicable Purchaser to Spinco of a legended certificate representing such GGO Shares, deliver or cause to be delivered to such Purchaser a certificate representing such GGO Shares that is free from such legend.  In the event the above legend is removed from any of the GGO Shares, and thereafter the effectiveness of a registration statement covering such GGO Shares is suspended or Spinco determines that a supplement or amendment thereto is required by applicable securities Laws, then Spinco may require that the above legend be placed on any such GGO Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such GGO Shares may again be sold pursuant to an effective registration statement or under Rule 144.

Each Purchaser further covenants and agrees not to sell, transfer or dispose of (each, a “Transfer”) any GGO Shares or GGO Warrants in violation of the GGO Non-Control Agreement.

7

For the avoidance of doubt, the Purchaser Group’s rights to designate for nomination the Purchaser GGO Board Designees pursuant to Section 2 and Subscription Rights pursuant to Section 1 may not be Transferred to a Person that is not a member of the Purchaser Group.

5.             Rights Agreement.  In the event Spinco adopts a rights plan analogous to the Rights Agreement (the “GGO Rights Agreement”), (i) the GGO Rights Agreement shall be inapplicable to the Stock Purchase Agreement, this Agreement and the transactions contemplated thereby and hereby, (ii) no Purchaser, nor any other member of its Purchaser Group, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of the Stock Purchase Agreement or this Agreement or the consummation of the transactions contemplated thereby and hereby including the acquisition of shares of GGO Common Stock by any Purchaser or other member of the Purchaser Group after the date hereof as otherwise permitted by the Stock Purchase Agreement and this Agreement, or the GGO Warrants or as otherwise contemplated by the GGO Non-Control Agreement.

6.             Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or a Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by such Purchaser to one or more members of its Purchaser Group.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations.

7.             Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

8.             Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

9.             Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

8

10.          Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

11.          Certain Remedies.  The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity

[Signature Page Follows]

9

Please evidence your acceptance of, and agreement to, the terms and conditions of this Agreement by executing and returning an executed copy of this Agreement to the address first written above as soon as practicable.

Very truly yours,

[SPINCO, INC.]

By:
Name:
Title:

Accepted and agreed as of the date of this Agreement:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
On behalf of each of the Purchasers

By: PS Management GP, LLC
Its: General Partner

By:
Name: William A. Ackman
Title: Managing Member

[SIGNATURE PAGE TO LETTER AGREEMENT]

DRAFT - 9/30/2010

[Spinco, Inc.]

[Effective Date], 2010

Fairholme Capital Management, LLC

4400 Biscayne Boulevard, 9th Floor

Miami, Florida  33137

Attention:  Charles M. Fernandez

Ladies and Gentlemen:

Reference is made to the Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”), effective as of March 31, 2010, as amended, between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund (each, together with its permitted nominees and assigns, a “Purchaser”).  Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings attributed to such terms in the Stock Purchase Agreement as in effect on the date hereof.

Pursuant to the terms of the Stock Purchase Agreement and the Plan, [Spinco, Inc.] (“Spinco”) and each Purchasers hereb agree as follows:

1.             Subscription Right.

(i)            Sale of New Equity Securities.  If Spinco or any Subsidiary of Spinco at any time or from time to time makes any public or non-public offering of any shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to Spinco’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to Spinco’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by Spinco or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise or (3) to strategic partners or joint venturers in connection with a commercial relationship with Spinco or its Subsidiaries or to parties in connection with them providing Spinco or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements) (the “Proposed Securities”), each Purchaser shall have the right to acquire from Spinco (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The amount of such Proposed Securities that each Purchaser shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of GGO Common Stock held by such Purchaser on a Fully Diluted Basis as of the date of Spinco’s notice pursuant to Section 1(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of GGO Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to each Purchaser pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 1 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of the applicable Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)           Notice.  In the event Spinco proposes to offer Proposed Securities, it shall give each Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which Spinco proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten (10) Business Days after the commencement of marketing with respect to such offering or after Spinco takes substantial steps to pursue any other offering.  Each Purchaser shall have three (3) Business Days from the date of receipt of such a notice to notify Spinco in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 1(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as such Purchaser may specify and, with respect to other offerings, such notice shall constitute a binding commitment of such Purchaser to purchase the amount of Proposed Securities so specified at the price and other terms set forth in Spinco’s notice to such Purchaser.  The failure of such Purchaser to so respond within such three (3) Business Day period shall be deemed to be a waiver of the applicable Subscription Right under this Section 1 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, each Purchaser shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired by it contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with Spinco, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure of such Purchaser to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

2

(iii)          Purchase Mechanism.  If a Purchaser exercises its Subscription Right provided in this Section 1, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of one hundred eighty (180) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each of Spinco and each Purchaser shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)          Failure of Purchase.  In the event (A) a Purchaser fails to exercise its Subscription Right provided in this Section 1 within said three (3) Business Day period, or (B) if so exercised, a Purchaser fails or is unable to consummate such purchase within the one hundred eighty (180) day period specified in Section 1(iii), without prejudice to other remedies, Spinco shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 1 or which such Purchaser fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in Spinco’s notice to such Purchaser.  In the event Spinco has not sold the Proposed Securities within the Additional Sale Period, Spinco shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to the applicable Purchaser in the manner provided above.

(v)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Spinco (the “Board”); provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(vi)          Cooperation.  Spinco and each Purchaser shall cooperate in good faith to facilitate the exercise of such Purchaser’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)         General.  Notwithstanding anything herein to the contrary, (A) if (1) a Purchaser exercises its Subscription Right pursuant to this Section 1 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 1(iii) due to applicable regulatory or stockholder approvals and (2) Spinco or the Board determines in good faith that any delay in completion of an offering in respect of which such Purchaser is entitled to Subscription Rights would materially impair the financing objective of such offering, Spinco may proceed with such offering without the participation of such Purchaser in such offering, in which event Spinco and such Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow such Purchaser to

3

purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable such Purchaser to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis, (B) if Spinco or the Board determines in good faith that compliance with the notice provisions in Section 1(ii) would materially impair the financing objective of  an offering in respect of which a Purchaser is entitled to Subscription Rights, Spinco shall be permitted by notice to such Purchaser to reduce the notice period required under Section 1(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and such Purchaser shall have the right to either (x) exercise it Subscription Rights during the shortened notice periods specified in such notice or (y) require Spinco to promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow such Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable such Purchaser to maintain its aggregate proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis and (C) in the event Spinco is unable to issue shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) to a Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, Spinco shall take such action or cause to be taken such other action in order to place such Purchaser, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if such Purchaser was able to effectively exercise its Subscription Rights hereunder, including, without limitation, at the option of such Purchaser, issuing to such Purchaser another class of securities of Spinco having terms to be agreed by Spinco and such member having a value at least equal to the value per share of GGO Common Stock, in each case, as shall be necessary to enable such Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in Spinco on a Fully Diluted Basis.

(viii)        Termination.  This Section 1 shall terminate at such time as the Purchaser Group collectively beneficially own less than 5% of the outstanding shares of GGO Common Stock on a Fully Diluted Basis.

2.             Stockholder Vote With Respect to Subscription Right.  Spinco shall, for the benefit of each Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as any Purchaser has subscription rights as contemplated by Section 1, put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of such Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

4

3.             Transfer Restrictions.  Each Purchaser covenants and agrees that the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Each Purchaser agrees to the imprinting, so long as is required by this Section 3, of the following legend on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the GGO Shares is effective under the Securities Act, or (B) following any sale of any such GGO Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to the applicable Purchaser that the remaining GGO Shares held by such Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, Spinco will agree to the removal of all legends with respect to shares of GGO Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to Spinco’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain GGO Shares, Spinco shall promptly, following the delivery by the applicable Purchaser to Spinco of a legended certificate representing such GGO Shares, deliver or cause to be delivered to such Purchaser a certificate representing such GGO Shares that is free from such legend.  In the event the above legend is removed from any of the GGO Shares, and thereafter the effectiveness of a registration statement covering such GGO Shares is suspended or Spinco determines that a supplement or amendment thereto is required by applicable securities Laws, then Spinco may require that the above legend be placed on any such GGO Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when

5

such GGO Shares may again be sold pursuant to an effective registration statement or under Rule 144.

For the avoidance of doubt, each Purchaser’s Subscription Rights pursuant to Section 1 may not be sold, transferred or disposed of to a Person that is not a member of the Purchaser Group.

4.             Rights Agreement.  In the event Spinco adopts a rights plan analogous to the Rights Agreement (the “GGO Rights Agreement”), (i) the GGO Rights Agreement shall be inapplicable to the Stock Purchase Agreement, this Agreement and the transactions contemplated thereby and hereby, (ii) no Purchaser, nor any other member of its Purchaser Group, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of the Stock Purchase Agreement or this Agreement or the consummation of the transactions contemplated thereby and hereby including the acquisition of shares of GGO Common Stock by any Purchaser or other member of the Purchaser Group after the date hereof as otherwise permitted by the Stock Purchase Agreement and this Agreement, or the GGO Warrants.

5.             Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or a Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by such Purchaser to one or more members of its Purchaser Group.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations.

6.             Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

7.             Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other

6

party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

9.             Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

10.           Certain Remedies.  The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity

[Signature Page Follows]

7

Please evidence your acceptance of, and agreement to, the terms and conditions of this Agreement by executing and returning an executed copy of this Agreement to the address first written above as soon as practicable.

Very truly yours,

[SPINCO, INC.]

By:
Name:
Title:

Accepted and agreed as of the date of this Agreement:

FAIRHOLME FUNDS, INC.,
on behalf of its series The Fairholme Fund

By:
Name: Bruce R. Berkowitz
Title: President

FAIRHOLME FUNDS, INC.,
on behalf of its series Fairholme Focused Income Fund

By:
Name: Bruce R. Berkowitz
Title: President

[SIGNATURE PAGE TO LETTER AGREEMENT]

[Draft 9/30/10]

GENERAL GROWTH PROPERTIES, INC.

6% Promissory Note

Date of Issue: [Insert Closing Date], 2010 (the “Issue Date”)

FOR VALUE RECEIVED, General Growth Properties, Inc., a Delaware corporation (“Maker”), hereby unconditionally promises to pay to [·](1) (“Holder”), the sum of [·] U.S. Dollars ($[·]) (the “Principal Amount”), together with interest thereon as set forth in this Note.  This Note is a “Bridge Note” issued pursuant to the Amended And Restated Stock Purchase Agreement, effective as of March 31, 2010 (the “Agreement”), by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (collectively, the “Purchasers”).

1.               Maturity.  The outstanding Principal Amount under this Note and accrued but unpaid interest thereon shall be due and payable on the first Business Day occurring at least 181 days after the Issue Date set forth above (the “Maturity Date”).  As used in this Note, “Business Day” means any day other than (a) a Saturday, (b) a Sunday, or (c) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

2.               Interest.  Interest on the outstanding Principal Amount shall accrue at the rate of six percent (6%) (the “Note Interest Rate”) per annum from (but excluding) the Issue Date through (and including) the date of payment (computed on the basis of a 360 day year and applied to the actual number of days elapsed, compounding quarterly in arrears on the last day of each March, June, September and December during which this Note is outstanding, commencing on [December 31, 2010]).  Interest shall be payable only upon payment or prepayment of the Principal Amount.  If the outstanding Principal Amount under this Note and accrued but unpaid interest thereon shall not have been paid prior to 10:00 p.m. New York City time on the Maturity Date, then commencing with the day following the Maturity Date interest on the outstanding Principal Amount under this Note and the accrued but unpaid interest thereon shall accrue at a default rate per annum equal to the Note Interest Rate plus two percent (2%) computed on the basis of a 360 day year and applied to the actual number of days elapsed after the Maturity Date during which this Note is outstanding.

(1)  If promissory notes are issued pursuant to Pershing Square Stock Purchase Agreement, insert the following, as appropriate: (i) [Pershing Square, L.P., a Delaware limited partnership]; (ii) [Pershing Square II, L.P., a Delaware limited partnership] (iii) [Pershing Square International, Ltd., a Cayman Islands exempted company]; and (iv) [Pershing Square International V, Ltd. , a Cayman Islands exempted company].

3.               Prepayment.  The unpaid principal and interest of this Note may be prepaid in whole or in part without premium or penalty at any time; provided that any partial prepayment is in an amount equal to at least $10,000,000.

4.               Default.  An event of default shall exist if any one or more of the following events (an “Event of Default”) shall occur:  (a) Maker shall fail to pay when due on the Maturity Date the outstanding Principal Amount and accrued but unpaid interest thereon; (b) Maker shall fail to comply with the provisions of Section 8 below; or (c) (i) commencement of a case or proceeding by or against, or the entry of an order for relief with respect to, one or more of the Company and its consolidated subsidiaries (together holding a substantial part of the Company’s property and assets on a consolidated basis) by a court of competent jurisdiction under title 11 of the United States Code or other applicable bankruptcy or insolvency law, (ii) the entry of any order in furtherance of the winding up or liquidation of the affairs of one or more of the Company and such consolidated subsidiaries or (iii) the appointment of a receiver, liquidator, insolvency trustee or similar official under any applicable bankruptcy or insolvency law with respect to any substantial part of the Company’s consolidated property or assets; provided, however, that, in the case of any case or proceeding instituted against Maker (without Maker’s consent or support) either such case or proceeding shall remain undismissed or unstayed for a period of 45 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.  If any Event of Default described in this Section occurs, then the outstanding Principal Amount and accrued but unpaid interest thereon shall immediately become due and payable without notice by any party.

5.               Power and Authority; Validity.  Maker has all necessary legal power and ability to execute, deliver and perform on this Note.  This Note has been duly executed and delivered by Maker and constitutes a legal, valid, and binding obligation of Maker, enforceable against Maker in accordance with its terms.

6.               Waiver.  Maker hereby waives diligence, presentment, protest and demand, notice of protest, notice of dishonor, notice of nonpayment and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.  Maker agrees that this Note is an instrument for the payment of money only and the Holder may bring a motion for summary judgment in lieu of complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules for payment of any amounts owing hereunder.  Maker further waives, to the fullest extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note.

7.               Amendment.  This Note cannot be changed, modified, amended or terminated and no provisions hereof may be waived without the express, written consent of Holder, which it may grant or withhold in its sole discretion.

8.               Successorship.

(a)                                  Maker covenants and agrees that it shall not, and shall not permit any consolidated subsidiary to, directly or indirectly (including by means of any merger or

2

consolidation) convey, sell, transfer or otherwise dispose of all or substantially all of the Company’s consolidated assets, property or business, whether now owned or hereafter acquired, except to a successor entity that also assumes in a written instrument reasonably acceptable to Holder all of Maker’s obligations hereunder.

(b)                                 This Note shall inure to the benefit of Holder and its successors and permitted assigns and shall be binding upon Maker, and its successors and permitted assigns.

9.               Expenses.  All of the Holder’s costs and expenses of enforcing its rights hereunder, including any costs of collection, addressing any requests of Maker for amendments or waivers and any reasonable attorney’s fees in connection therewith, shall be paid by Maker as promptly as practicable following demand.

10.         Assignment.  (a) The Maker may not assign or otherwise transfer this Note or any of the rights or obligations hereunder without Holder’s specific prior written consent and (b) at all times when no Event of Default has occurred, this Note may not be assigned or otherwise transferred by the Holder without Maker’s specific prior written consent (not to be unreasonably withheld, conditioned or delayed), and, in each case, any purported assignment or other transfer in violation of the foregoing shall be null and void.  For the avoidance of doubt, Maker shall in no event be obligated to register this Note under any securities laws.

11.         Notices.  All notices and other communications under this Note shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as provided in Section 13.1 of the Agreement.

12.         Severability.  If any provision of this Note shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Note shall not be affected thereby.

13.         Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Each holder of this Note irrevocably submits to the jurisdiction of, and venue in, the United States Bankruptcy Court for the Southern District of New York and waives any objection based on forum non conveniens.

[signature page follows]

3

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer on the Issue Date set forth above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[SIGNATURE PAGE OF PROMISSORY NOTE]

Draft - 09/30/10

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of [·], 2010 (this “Agreement”), by and among General Growth Properties, Inc., a Delaware corporation (“GGPI”), New GGP, Inc., a Delaware corporation (“Parent”), GGP Real Estate Holding I, Inc., a Delaware corporation and a direct substantially wholly owned subsidiary of Parent (“Holdco”), and GGP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Merger Sub”).

RECITALS:

WHEREAS, GGPI is a debtor in possession in that certain bankruptcy case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended, filed on April 16, 2009 in the United States Bankruptcy Court for the Southern District of New York (the “Court”) under Case No. 09-11977 (ALG);

WHEREAS, GGPI and certain of its affiliates have proposed a Joint Plan of Reorganization (the “Plan of Reorganization”), which was approved by the Court on [·], 2010 and provides, among other things, for the merger of Merger Sub with and into GGPI pursuant to Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”), with GGPI as the surviving corporation in the Merger; and

WHEREAS, this Agreement is intended to constitute a plan of reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Upon the terms of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into GGPI (the “Merger”), and the separate corporate existence of Merger Sub shall thereupon cease, and GGPI will be the surviving corporation in the Merger (the “Surviving Corporation”).  As a result of the Merger, GGPI shall become a wholly owned subsidiary of Holdco.  The Merger shall be effected pursuant to Section 303 of the DGCL.

Section 1.2            Effective Time of the Merger.  Upon the terms of this Agreement, an appropriate certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by each of Merger Sub and GGPI and delivered to and filed with the Secretary of State of the State of Delaware in accordance with, and in such form as complies with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or, subject to the DGCL, at such later time as is agreed upon by the parties and specified in the Certificate of Merger.  The term

1

“Effective Time” shall mean the time at which the Merger becomes effective.

Section 1.3            Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the Plan of Reorganization, this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.4            Certificate of Incorporation and By-Laws.  Pursuant to the Merger, at and as of the Effective Time the certificate of incorporation and by-laws of GGPI shall be amended in their entirety to read as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

Section 1.5            Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and following the Effective Time, each to hold office until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.6            Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and following the Effective Time, each to hold office until his or her successor is duly appointed and qualified or his or her earlier death or resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1            Effect on Capital Stock of GGPI and Merger Sub.  As of the Effective Time, by virtue of the Merger and the Plan of Reorganization and without any action on the part of any holder of any capital stock of GGPI or Merger Sub:

(a)   Conversion of Common Stock of GGPI.  Each share of common stock, par value $0.01 per share, of GGPI (“GGPI Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into and represent the right to receive from Holdco one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).  As of the Effective Time, all such shares of GGPI Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of un-certificated shares in book-entry form) which immediately prior to the Effective Time represented any such shares of GGPI Common Stock shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration in respect of such shares in accordance with Section 2.2 and the Plan of Reorganization, without interest.

(b)   Cancellation of Treasury Stock, Subsidiary-Owned Stock and Parent-Owned Stock.  Notwithstanding the foregoing, any shares of GGPI Common Stock that are owned by GGPI as treasury stock, and any shares of GGPI Common Stock owned by (or which would

2

otherwise be owned by) Parent, Holdco, Merger Sub or any other Subsidiary of Parent shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor and each holder of a certificate formerly representing any such shares shall thereafter cease to have any rights with respect thereto.  As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party, either directly or indirectly, or any other Subsidiary of such party, either directly or indirectly, beneficially owns at least a majority of the voting or economic interests.

(c)   Common Stock of Merger Sub.  Each issued and outstanding share of common stock of Merger Sub (“Merger Sub Common Stock”) shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  From and after the Effective Time, all shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.2            Distribution of Merger Consideration.  The Merger Consideration shall be issued in accordance with the Plan of Reorganization.

Section 2.3            Closing of Transfer Book.  At the Effective Time, the stock transfer books of GGPI shall be closed and thereafter there shall be no further registration of any transfer of any shares of GGPI Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.4            No Appraisal Rights.  Pursuant to the DGCL, no holder of shares of GGPI Common Stock shall have any statutory right of appraisal of such shares in connection with the Merger.

Section 2.5            GGPI Options.  Each option or right to acquire GGPI Common Stock under any incentive compensation plan of GGPI that is outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be converted in accordance with the Plan of Reorganization.

ARTICLE III

MISCELLANEOUS

Section 3.1            Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 3.2            Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 3.3            Assignment.  Neither this Agreement nor any of the rights, interests

3

or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 3.4            Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within the State of Delaware, without regard to any conflict of laws principles thereof that may require the application of the laws of another jurisdiction.

Section 3.5            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties, it being understood that all parties need not sign the same counterpart.

Section 3.6            Tax Treatment.  This Agreement shall constitute a plan of reorganization within the meaning of Section 368(a)(1)(B) of the Code and each party hereto shall report the transactions contemplated by this Agreement consistently with its treatment as a tax-free reorganization.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

NEW GGP, INC.

By:
Name:
Title:

GGP REAL ESTATE HOLDING I, INC.

By:
Name:
Title:

GGP MERGER SUB, INC.

By:
Name:
Title:

[Signature Page of Agreement and Plan of Merger]

Draft - 9/30/2010

BROOKFIELD ASSET MANAGEMENT INC.

- and -

GENERAL GROWTH PROPERTIES, INC.

RELATIONSHIP AGREEMENT

      , 2010

ARTICLE 1
INTERPRETATION	3
1.1 Definitions	3
1.2 Headings and Table of Contents	5
1.3 Gender and Number	5
1.4 Invalidity of Provisions	5
1.5 Entire Agreement	6
1.6 Waiver, Amendment	6
1.7 Governing Law	6

ARTICLE 2
ACQUISITIONS	6
2.1 Primary Vehicle	6
2.2 No Exclusivity and Limitations on Acquisition Opportunities	7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES	8
3.1 Representations and Warranties of Brookfield	8
3.2 Representations and Warranties of GGP	9

ARTICLE 4
TERMINATION	9
4.1 Term	9
4.2 Termination	10

ARTICLE 5
LIMITATION OF LIABILITY	10
5.1 No Liability	10
5.2 Survival	10

ARTICLE 6
GENERAL PROVISIONS	10
6.1 Assignment	10
6.2 Enurement	10
6.3 Notices	11
6.4 Further Assurances	11
6.5 Counterparts	12

RELATIONSHIP AGREEMENT

THIS AGREEMENT made as of the     th day of               , 2010.

B E T W E E N:

BROOKFIELD ASSET MANAGEMENT INC. (“Brookfield”), a corporation existing under the laws of the Province of Ontario

-and-

GENERAL GROWTH PROPERTIES, INC. (“GGP”), a corporation existing under the laws of the state of Delaware

RECITALS:

A.            Members of the GGP Group (as defined below) directly or indirectly own and operate regional shopping malls (“Regional Malls”) located throughout the United States;

B.            An affiliate of Brookfield has entered into an agreement to sponsor the recapitalization of GGP on the terms and subject to the conditions set forth in the CIA; and

C.            As a condition to the obligation of GGP to consummate the transactions contemplated by the CIA, Brookfield has agreed to enter into this Agreement (as defined below) to provide GGP with the benefit of being associated with the broader Brookfield platform in accessing potential acquisition and development opportunities for Regional Malls in the United States and Canada.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1                                                                               Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1          “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2          “Agreement” means this Relationship Agreement as the same may be amended from time to time, and “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.3          “Brookfield” has the meaning assigned thereto in the preamble;

1.1.4          “Brookfield Group” means Brookfield and its Affiliates (but excluding, for greater certainty, any member of the GGP Group);

1.1.5          “Brookfield Letter” means the letter agreement entered into between Brookfield and General Growth dated          , 2010,

1.1.6          “Business Day” means any day, other than a Saturday, a Sunday or any legal holiday recognized as such by banks in New York;

1.1.7          “CIA” means the Cornerstone Investment Agreement between REP Investments LLC and GGP, dated as of March 31, 2010, as the same may be modified or amended from time to time.

1.1.8          “Control” means the control of one Person of another Person in accordance with the following:  a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, or A is the managing member of B, a limited liability company then in each case A Controls B for this purpose;

1.1.9          “Effective Date” means the date on which the transactions contemplated in the CIA are consummated in accordance with the terms of the CIA;

1.1.10        “GGO” means General Growth Opportunities, Inc., a corporation existing under the laws of the state of Delaware;

1.1.11        “GGO Management Agreement” means the management services agreement to be entered into by an Affiliate of Brookfield and [GGO];

1.1.12        “GGP Group” means GGP, the Operating Partnership and any other direct or indirect Subsidiary of GGP;

1.1.13        “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s

4

general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function;

1.1.14        “Liabilities” means any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a regulatory authority or otherwise or in connection with the business, investments and activities in respect of or arising from this Agreement;

1.1.15        “Operating Partnership” means GGP Limited Partnership, a Delaware limited partnership and a Subsidiary of GGP.

1.1.16        “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.17        “Regional Mall” means an enclosed shopping centre with more than 750,000 square feet of enclosed shopping space;

1.1.18        “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.19        “Target Area” has the meaning assigned thereto in Section 2.1

1.1.20        “Target Opportunity” has the meaning assigned thereto in Section 2.1; and

1.1.21        “Term” has the meaning assigned thereto in Section 4.1.

1.2                                                                               Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3                                                                               Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4                                                                               Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of

5

competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.  The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5                                                                               Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.  For greater certainty, this agreement supercedes and replaces any covenant in either the CIA or the Brookfield Letter regarding the subject matter contained herein.  There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6                                                                               Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.7                                                                               Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 2

ACQUISITIONS

2.1                                                                               Primary Vehicle

On the basis and Subject to the other terms in this Article 2, Brookfield agrees that, during the Term, the GGP Group will serve as the primary vehicle through which opportunities presented to Brookfield and its Affiliates to acquire or develop Regional Malls or portfolios of Regional Malls (“Target Opportunities”) in Canada and the United States (the “Target Area”) will be made by Brookfield and its Affiliates.

6

2.2                                                                               No Exclusivity and Limitations on Acquisition Opportunities

2.2.1          GGP acknowledges and agrees that:

2.2.1.1          [GGP] [GGO] has requested that an Affiliate of Brookfield provide certain management services to [GGO] pursuant to the GGO Management Agreement and nothing in this Agreement shall restrict or limit members of the Brookfield Group from performing their obligations under the GGO Management Agreement or from acting in a similar capacity in relation to GGO following the term of the GGO Management Agreement.

2.2.1.2          Nothing in this Agreement shall require Brookfield to allocate any minimum level of dedicated resources for the pursuit of Target Opportunities.  Members of the Brookfield Group have established or advise, and may continue to establish or advise, other Persons that rely on the diligence, skill and business contacts of the Brookfield Group’s professionals and the information and acquisition opportunities they generate during the normal course of their activities.

2.2.1.3          The members of the Brookfield Group carry on a diverse range of businesses in the Target Area and worldwide, including the development, ownership and/or management of office properties and other real estate assets, homebuilding operations, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying real estate collateral or exposure including Regional Malls, both as principal and through other public companies that are Brookfield Affiliates or through private investment vehicles and accounts established or managed by Brookfield Affiliates.  Except as explicitly provided herein, nothing in this Agreement shall in any way limit or restrict members of the Brookfield Group from carrying on their respective business and in particular:

2.2.1.3.1                Nothing shall limit or restrict the ability of the Brookfield Group from making any investment recommendation or taking any other action in connection with its public securities advisory businesses;

2.2.1.3.2                Nothing herein shall limit or restrict any Member of the Brookfield Group from investing in any loans or debt securities outside of its public securities advisory businesses or from taking any action in connection with any loan or debt security notwithstanding that the underlying collateral is comprised of or includes a Regional Mall or portfolio or Regional Malls in the Target Area provided that the original purpose of the investment was not to acquire a Controlling interest in a Regional Mall or portfolio consisting primarily of Regional Malls; and

2.2.1.3.3                The Brookfield Group has established and manages a real estate investment turnaround program and a general real estate opportunity fund whose investment objectives include Target Opportunities in the

7

Target Area and may in the future establish similar funds (“Brookfield Funds”). Nothing herein shall limit or restrict Brookfield or any member of the Brookfield Group from establishing or advising a Brookfield Fund or carrying out any investment provided that for any investment carried out by a Brookfield Fund that involves a Target Opportunity in the Target Area the GGP Group will be offered the opportunity to take up a portion of Brookfield’s share of such Target Opportunity (subject to any limitations required by Brookfield Fund investors) and, where applicable be the property manager of the underlying Regional Mall(s).

2.2.1.3.4                Nothing herein shall in any way restrict Brookfield from acquiring or holding an investment of less than 5% of the outstanding shares of any publicly traded company or from carrying out any other investment of a company or real estate portfolio where the underlying assets do not principally constitute Regional Malls.

2.2.1.4          In the event that GGP declines any Target Opportunity that Brookfield has made available to the GGP Group (or does not confirm that it wishes to pursue such opportunity within a reasonable period of time after such opportunity has been presented), Brookfield may pursue such Target Opportunity for its own account, without restriction.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                                                                               Representations and Warranties of Brookfield

Brookfield hereby represents and warrants that:

3.1.1          it is validly organized and existing under the relevant laws governing its formation and existence;

3.1.2          it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

3.1.3          it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.1.4          the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

3.1.5          no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8

3.1.6          this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

3.2                                                                               Representations and Warranties of GGP

GGP hereby represents and warrants that:

3.2.1          it is validly organized and existing under the relevant laws governing its formation and existence;

3.2.2          it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

3.2.3          it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

3.2.4          the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

3.2.5          no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

3.2.6          this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to:  (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 4

TERMINATION

4.1                                                                               Term

The term of this Agreement (“Term”) will begin on the Effective Date and will continue in full force and effect for so long as Brookfield is entitled to nominate three directors to the Board of Directors of GGP.

9

4.2                                                                               Termination

The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect concurrently with the termination of this Agreement in accordance with its terms, other than Article 5, which shall survive termination.

ARTICLE 5

LIMITATION OF LIABILITY

5.1                                                                               No Liability

GGP hereby agrees that no member of the Brookfield Group, nor any director, officer, agent, member, partner, shareholder or employee of any member of the Brookfield Group, will be liable to any member of the GGP Group for any Liabilities that may occur as a result of any acts or omissions by any member of the Brookfield Group pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from a Brookfield Group member’s bad faith, fraud, wilful misconduct, gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.  For greater certainty, Brookfield makes no representations or warranties of any kind whatsoever regarding the suitability or characteristics of any Target Opportunity that may be presented or its ability to source or make available Target Opportunities or concerning any other matter whatsoever, and the parties agree that nothing herein or the activities of the Brookfield Group contemplated hereby constitutes investment advice or establishes any fiduciary duties on the part of any member of the Brookfield Group to any member of the GGP Group.

5.2                                                                               Survival

The provisions of this Article 5 will survive the termination of this Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1                                                                               Assignment

6.1.1          None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party.

6.1.2          Any purported assignment of this Agreement in violation of this Article 6 shall be null and void.

6.2                                                                               Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10

6.3                                                                               Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the 4th Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address will also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

6.3.1          if to GGP:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attention:         Secretary

Telecopier number:      312-960-5485

6.3.2          if to Brookfield:

Brookfield Asset Management Inc.

Suite 300, Brookfield Place

181 Bay Street, Box 762,

Toronto, Ontario

M5J 2T3

Attention:         General Counsel

Telecopier number:      416-365-9642

6.4                                                                               Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11

6.5                                                                               Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

12

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:
Name:
Title:

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

Exhibit 2

DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK SECURITIES INC.	WELLS FARGO BANK, N.A. WELLS FARGO SECURITIES, LLC	ROYAL BANK OF CANADA RBC CAPITAL MARKETS CORPORATION	BARCLAYS BANK PLC

GOLDMAN SACHS LENDING PARTNERS LLC	MIHI LLC MACQUARIE CAPITAL (USA) INC.	TORONTO DOMINION (NEW YORK) LLC TD SECURITIES (USA) LLC	UBS LOAN FINANCE LLC UBS SECURITIES LLC

September 21, 2010

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

GGP LIMITED PARTNERSHIP

GGPLP L.L.C.

GENERAL GROWTH PROPERTIES, INC.

110 N. Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Deutsche Bank Securities Inc. (“DBSI”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and RBC Capital Markets Corporation (“RBC Capital” and together with DBSI and Wells Fargo Securities, the “Joint Lead Arrangers”), Barclays Capital, the investment banking division of Barclays Bank plc (“Barclays Capital”), Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Macquarie Capital (USA) Inc. (“MCUSA”), TD Securities (USA) LLC (“TD Securities”) and UBS Securities LLC (“UBSS” and, together with the Joint Lead Arrangers, Barclays Capital, GS Lending Partners, MCUSA and TD Securities, the “Arrangers” and the “Bookrunners”), Deutsche Bank Trust Company Americas (“DBTCA” and together with DBSI, “DB”), Wells Fargo Bank, N.A. (“Wells Fargo Bank” and together with Wells Fargo Securities, “Wells Fargo”), Royal Bank of Canada (“Royal Bank of Canada” and together with RBC Capital, “RBC”), Barclays Bank plc (“Barclays Bank” and together with Barclays Capital, “Barclays”), GS Lending Partners, MIHI LLC (“MIHI” and together with MCUSA, “Macquarie”), Toronto Dominion (New York) LLC (“Toronto Dominion” and together with TD Securities, “TD”) and UBS Loan Finance LLC (“UBS Loan Finance” and together with UBSS, “UBS”) (DBTCA, Wells Fargo Bank, Royal Bank of Canada, Barclays Bank, GS Lending Partners, MIHI, Toronto Dominion and UBS Loan Finance, the “Initial Lenders”, and together with the Arrangers and Bookrunners, the “Lender Commitment Parties”, “we” or “us”), GGP Limited Partnership, a Delaware limited partnership (the “Partnership”), GGPLP L.L.C., a Delaware limited liability company (together with the Partnership, each, a “Borrower” and collectively, the “Borrowers”) and General Growth Properties, Inc., a Delaware corporation (“Existing GGPI” and together with Borrowers, the “GGP Commitment Parties” and alternatively referred to, collectively, as “you” throughout this Commitment

Letter) in connection with the proposed financing of the consummation of the Plan described below and certain related transactions described in more detail in the Summary of Principal Terms and Conditions attached hereto as Exhibit A to Attachment I if the Relevant Facility (as defined below) is the Standalone Revolving Facility (as defined below) or Exhibit A to Attachment II if the Relevant Facility is the Combined Facility (as defined below) (such Exhibit A to Attachment I or Exhibit A to Attachment II, as the case may be, including the Annexes thereto, the “Term Sheet”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Term Sheet.

You have informed us that you have filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on August 27, 2010 a plan of reorganization (together with all exhibits, supplements, annexes, schedules and any other attachments filed as of the date of this Commitment Letter in conjunction with such plan, the “Plan”) pursuant to which the Borrowers, Existing GGPI, and certain of their domestic subsidiaries (as reorganized pursuant to the Plan, together with the Borrowers and Existing GGPI, the “Debtors”) that are currently debtors-in-possession in bankruptcy cases (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq (the “Bankruptcy Code”), expect to be reorganized and emerge from the Bankruptcy Cases.  You have also advised us that in connection with the consummation of the Plan, New GGP, Inc., a Delaware corporation, will become the new public real estate investment trust indirect parent of the Borrowers and be renamed substantially concurrently with the Closing Date (as defined in the Term Sheet) General Growth Properties, Inc. (“New Parent”), GGP Real Estate Holding I, Inc. and GGP Real Estate Holding II, Inc., each a Delaware corporation, and GGP Limited Partnership II, a Delaware limited partnership, will each be newly formed in connection with the consummation of the Plan (such entities, together with New Parent and Existing GGPI, the “Parent”).

In connection with the foregoing, and subject to the confirmation and effectiveness of the Plan, the GGP Commitment Parties are seeking to obtain exit financing (funding under which will be made available to the Borrowers upon the closing of the credit facilities in accordance with this Commitment Letter) comprised of one of the following:

·                                          A senior secured revolving credit facility in an aggregate principal amount of $300,000,000, as more particularly described on Exhibit A to Attachment I hereto (the “Standalone Revolving Facility”); or

·                                          A senior secured revolving credit facility in an aggregate principal amount of $300,000,000 and a senior secured term facility in an aggregate principal amount of $1,500,000,000, as more particularly described on Exhibit A to Attachment II attached hereto (the “Combined Facility”).

As used herein the term “Relevant Facility” means (i) if the reinstatement of the Rouse Notes (as defined in the Term Sheet) is approved by the Bankruptcy Court, the Standalone Revolving Facility or (ii) if such reinstatement is not approved, the Combined Facility.

1.                                       The Commitments.

You have requested that each of the Initial Lenders severally commit, and each Initial Lender is pleased to confirm by this Commitment Letter its several, but not joint, commitment to you, to provide its share of the entire principal amount of the Relevant Facility, as listed in Schedule 1 attached hereto (the “Commitments”) in each case, upon the terms and subject solely to the conditions set forth in the Term Sheet for the Relevant Facility under the heading “Conditions to each Loan and Issuance of each Letter of Credit” and on Exhibit B to the Term Sheet for the Relevant Facility.

2

It is agreed that the Joint Lead Arrangers will act as joint lead bookrunners and joint lead arrangers for the Relevant Facility and the other Arrangers and Bookrunners will act as arrangers and bookrunners, respectively, for the Relevant Facility.  You agree that DBSI shall have “left” placement, Wells Fargo Securities shall have second placement, RBC Capital will have third placement, and the other Arrangers and Bookrunners (or their affiliates, as applicable) will be listed in alphabetical order in any marketing material or other documentation used in connection with the Relevant Facility.  Wells Fargo Securities and RBC Capital will act as co-syndication agents for the Relevant Facility.  DBTCA, acting through one or more of its branches or affiliates, will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) for the Relevant Facility.  Each of the Arrangers, the Administrative Agent, and the Initial Lenders will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein.  You agree that no other agents, co-agents, coordinators, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets or the Fee Letter referred to below) will be paid in connection with the Relevant Facility unless you and we so agree.

2.                                       Syndication.

(a)                                  The parties hereto agree that the Joint Lead Arrangers will have the right, subject to Section 10(b), to syndicate the Relevant Facility and the commitments hereunder to one or more financial institutions or other investors, identified by us after consultation with you and reasonably acceptable to you, other than Disqualified Institutions (collectively known as the “Lenders”).  The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and will coordinate syndication among the Joint Lead Arrangers in a manner to be separately agreed among the Joint Lead Arrangers.

(b)                                 Subject to the consent rights of the GGP Commitment Parties under subsection (a) above, the Joint Lead Arrangers will have the right to manage all aspects of any such syndication, including decisions as to the selection of prospective Lenders and when they will be approached, the acceptance of commitments, the amounts offered, and the compensation provided to each prospective Lender from the amounts to be paid to the Lender Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letter.  The Joint Lead Arrangers will determine the final commitment allocations in conjunction with such syndication and will notify the GGP Commitment Parties of such determinations.  From and after the Authorization Date (as defined below) until the date that is ninety (90) days after the Closing Date, the GGP Commitment Parties shall use commercially reasonable efforts (taking into account that the GGP Commitment Parties and their representatives will concurrently be working on an equity placement) to assist the Joint Lead Arrangers in such syndication process, including, without limitation: (i) ensuring that the syndication efforts benefit from the existing lending relationships of the GGP Commitment Parties and their affiliates; (ii) arranging for direct contact between senior management and other representatives with appropriate seniority and expertise and advisors of the GGP Commitment Parties and their affiliates, and the proposed Lenders; (iii) assisting in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the GGP Commitment Parties and their affiliates as well as the current status of the Bankruptcy Cases (such information packages, collectively, the “Confidential Information Memoranda”), a presentation to potential lenders (the “Lender Presentation”), and other marketing materials to be used in connection with any syndication; and (iv) hosting, with the Joint Lead Arrangers, one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, consulting with the Joint Lead Arrangers with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by the Joint Lead Arrangers.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of

3

the syndication of the Relevant Facility shall constitute a condition precedent to the availability and initial funding of the Relevant Facility on the Closing Date.

(c)                                  To ensure an orderly and effective syndication of the Relevant Facility and the commitments hereunder, you agree that if the Combined Facility is the Relevant Facility, from and after the Authorization Date until the earlier to occur of (i) ninety (90) days after the Closing Date or (ii) 30 days after a Successful Syndication (as defined in the Fee Letter) of the Relevant Facility, Parent will not, and will not permit any of its Subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt for borrowed money facility or other debt for borrowed money, including any renewals or refinancings of any existing debt for borrowed money facilities or other debt for borrowed money (except as provided below), without the prior written consent of a majority of the Joint Lead Arrangers (which consent may not be unreasonably withheld or delayed); provided, however, that the foregoing shall not apply to the following: the Exchangeable Notes (as defined in the Term Sheet), the TRUP Notes (as defined in the Term Sheet), the Reinstated Rouse Notes (if the Relevant Facility is the Standalone Revolving Facility and as defined in Exhibit A to Attachment I), other indebtedness and other transactions specifically contemplated by the Plan as permitted pursuant to paragraph 4 of Exhibit B to the Term Sheet for the Relevant Facility, and Permitted Project Level Financing (including any renewals or refinancings of the foregoing)

3.                                       Conditions Precedent.  The commitments and agreements of each Lender Commitment Party described herein are subject to the satisfaction of each and every condition precedent as set forth in the Term Sheet for the Relevant Facility under the heading “Conditions to each Loan and Issuance of each Letter of Credit” and on Exhibit B to the Term Sheet for the Relevant Facility. In addition, if the Combined Facility is the Relevant Facility, the Closing Date shall not occur prior to (a) November 8, 2010, if the date the Confirmation Order is entered by the Bankruptcy Court (the “Confirmation Date”) occurs on or prior to October 25, 2010, or (b) the date that is 21 days after the Confirmation Date if the Confirmation Date occurs on or after October 26, 2010.

4.                                       Fees and Expenses.  In consideration of the execution and delivery of this Commitment Letter by each Lender Commitment Party, you agree, jointly and severally, to pay or cause to be paid the fees and expenses set forth in the Term Sheet and in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

5.                                       Indemnification.

(a)                                  The GGP Commitment Parties hereby jointly and severally agree to indemnify and hold harmless each Lender Commitment Party, the other Lenders and each of their respective affiliates and all of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (including reasonable and documented out-of-pocket expenses related to any of the foregoing) to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Relevant Facility, the use of the proceeds therefrom, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any action, claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person within thirty (30) days following a written demand (together with backup documentation supporting such reimbursement request) for all reasonable legal and other expenses paid or incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Proceedings arising in any manner out

4

of or in connection with the transactions contemplated by this Commitment Letter (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that (i) the Indemnified Persons shall use their reasonable efforts to use a single outside counsel for all such Indemnified Persons taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction) to represent them in connection with the foregoing, with exceptions in the case of conflicts of interest and in all cases the total legal fees for all counsel representing the Indemnified Persons must be reasonable taken as a whole, taking into account the nature of the Proceeding and, in the case of multiple counsel, the necessity of same, and (ii) no Indemnified Person will be entitled to indemnity hereunder in respect of (A) any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from the gross negligence, bad faith, willful misconduct or breach of this Commitment Letter of such Indemnified Person or (B) any Proceeding that is brought by an Indemnified Person against any other Indemnified Person that does not also include a claim against any GGP Commitment Party or their subsidiaries; provided that the Administrative Agent, in its capacity as such under the Relevant Facility, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified.

(b)                                 In no event will any Indemnified Person, the GGP Commitment Parties or any other party hereto be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages in connection with this Commitment Letter, the Fee Letter or the Relevant Facility except, in the case of the GGP Commitment Parties, to the extent otherwise subject to indemnification pursuant to this Section 5.  No Indemnified Person, GGP Commitment Party or any other party hereto will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons except to the extent that it is found by a final judgment of a court of competent jurisdiction that such damages resulted from the gross negligence, bad faith, willful misconduct or breach of this Commitment Letter of such Indemnified Person, GGP Commitment Party or other party thereto.

(c)                                  The GGP Commitment Parties further agree that, without the prior written consent of each Lender Commitment Party, none of them will enter into any settlement of any Proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter to which any Lender Commitment Party is a party unless such settlement includes an explicit and unconditional release or, if such settlement contains a conditional release, such release shall be in form and substance reasonably satisfactory to such Lender Commitment Party, from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.  You shall not be liable for any settlement of a Proceeding or any loss, claim, damage, liability or expense where such settlement is effected without your consent, subject to the following: (i) you agree that you will not unreasonably withhold such consent with respect to any settlement that does not impair or prejudice any defense or claim of a GGP Commitment Party in the subject Proceeding or otherwise with respect to the subject matter of the settlement (a “GGP-Impacted Settlement”); (ii) you agree not to unreasonably delay responding to any written request for consent (“Settlement Consent Request”); (iii) in any case where a Settlement Consent Request has been delivered to the GGP Commitment Parties within a reasonable period prior to the applicable Indemnified Party entering into a settlement not consented to by a GGP Commitment Party, then the GGP Commitment Parties shall remain obligated to indemnify and hold harmless each such Indemnified Person from and against attorneys’ fees and expenses incurred in connection with the underlying matter so settled to the extent otherwise provided in this Commitment Letter but shall not be liable for the costs of such settlement itself.

5

6.                                       Termination of Commitment.

(a)                                  The commitments hereunder, and our agreements to perform the services described herein will terminate upon the first to occur of (i) September 22, 2010 if the Commitment Letter and the Fee Letter have not been filed with the Bankruptcy Court on or prior to such date; (ii) October 12, 2010 (or, if the Bankruptcy Court delays the hearing with respect to the Authorization Order (as defined below past October 8, 2010, the Business Day prior to the date the Bankruptcy Court hearing commences with respect to confirmation of the Plan or reinstatement of the Rouse Bonds (but in no event later than October 22, 2010), unless on or prior to such date, the GGP Commitment Parties shall have executed and delivered the Commitment Letter and the Fee Letter and (x) an order of the Bankruptcy Court (the “Authorization Order”) has been entered (the date of such entry being referred to herein as the “Authorization Date”), in form and substance reasonably satisfactory to a majority of the Joint Lead Arrangers, authorizing and directing the GGP Commitment Parties to assume and perform the obligations set forth in this Commitment Letter and the Fee Letter, which order shall specifically provide that (A) the payment obligations and all other obligations of the GGP Commitment Parties hereunder and under the Fee Letter thereby assumed shall be entitled to priority as administrative claims against each of the GGP Commitment Parties and the other applicable Debtors on a joint and several basis under sections 503(b) and 507(a)(1) of the Bankruptcy Code, whether or not this Commitment Letter, the Fee Letter or the Loan Documents (as defined in the Term Sheet) are executed or delivered by any or all of the Debtors or any of the Loans are funded and (B) subject to the approval of the Bankruptcy Court, an unredacted copy of the Fee Letter shall be filed under seal, and (y) as of such date, such Authorization Order remains in full force and effect, and such Authorization Order has not been vacated, stayed, reversed or modified or amended in any respect (except to the extent the Joint Lead Arrangers shall have consented in writing thereto); (iii) three business days after the Authorization Date, unless the Commitment Fee has been paid to Initial Lenders or their affiliates in accordance with the Fee Letter; (iv) December 31, 2010, unless the Closing Date has been extended in accordance with the Term Sheet (in which case, January 31, 2011), unless prior to such date all conditions precedent set forth in this Commitment Letter have been fully satisfied (except to the extent the Lender Commitment Parties shall have consented in writing to an extension of the Closing Date or a waiver of any unsatisfied conditions) or (v) the effective date of the Plan without use of the Relevant Facility (provided that this clause (iv) shall in no event excuse any Lender Commitment Party for its breach of its obligation to provide funding pursuant to the Relevant Facility on or after the Closing Date), or (v) the failure of any of the GGP Commitment Parties to satisfy any material obligation under this Commitment Letter or the Fee Letter; provided that no right of termination will arise unless the GGP Commitment Parties have failed to satisfy such obligation within thirty (30) days after receipt of written notice thereof from the Joint Lead Arrangers.  Upon closing of the Relevant Facility you agree to rely exclusively on your rights and the commitments set forth in the Loan Documents in respect of all loans and extensions of credit to be made after the Closing Date.

(b)                                 The provisions of this Commitment Letter relating to syndication (Section 2); the payment of fees and expenses (Section 4); indemnification and contribution (Section 5); confidentiality (Section 7); information (Section 8); governing law and jurisdiction (Section 9); the Lender Commitment Parties and their affiliates as full-service firms (Section 10(e)); and the absence of fiduciary or other relationship (Section 10(f)(collectively, the “Surviving Provisions”)); will survive the expiration or termination of the commitments hereunder or this Commitment Letter, the execution and delivery of the Loan Documents, and the occurrence of an effective date of any plan of reorganization and any discharge of the Debtors; provided that (i) your obligations with respect to syndication shall survive until ninety (90) days following the Closing Date, (ii) on the Closing Date, your and our obligations with respect to the confidentiality provisions (other than with respect to the Fee Letter) and indemnification provisions set forth herein shall automatically be superseded by the Loan Documents and you and we shall automatically be released from all liability in connection therewith at such time and (iii) you may terminate this Commitment Letter (other than the Surviving Provisions) upon written notice to the Initial Lenders at any time and payment of any fees due and payable under the Fee Letter.

6

7.                                       Confidentiality.

(a)                                  This Commitment Letter and the terms and conditions contained herein and any written communications provided by, or oral discussions with, the Lender Commitment Parties in connection with this arrangement may not be disclosed by the GGP Commitment Parties to any person or entity other than (i) to your agents and advisors to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential; (ii) to the parties to the Investment Agreements (as defined in the Plan) on the date of this Commitment Letter to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (iii) in motions to be filed with the Bankruptcy Court solely in connection with obtaining the entry of the Authorization Order or any other order of the Bankruptcy Court approving the GGP Commitment Parties’ execution, delivery and performance of this Commitment Letter and the definitive Loan Documents; (iv) to the official creditor’s committee, official equity committee and the U.S. Trustee in connection with the Bankruptcy Cases, in each case to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (v) to the extent required by applicable law, regulation or legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent allowed and practicable); (vi) in any action or proceeding to enforce the terms of this Commitment Letter, the Fee Letter or any related agreement; (vii) to any other party hereto; (viii) with the consent of the Lender Commitment Parties; (ix) to Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), solely with respect to the disclosure of the information contained in the Term Sheet; and (x) to the extent such information (x) is publicly available other than as a result of a breach of this paragraph or (y) becomes available to the GGP Commitment Parties or any of their respective affiliates on a nonconfidential basis from a source other than the Lender Commitment Parties not known by the GGP Commitment Parties to be bound by a confidentiality obligation after due inquiry.

(b)                                 The GGP Commitment Parties further agree that without limitation of the other terms of this Section 7, without the prior written consent of the Joint Lead Arrangers, the Fee Letter and the terms and conditions contained therein may not be disclosed, and no disclosure regarding the amount of fees (either individually or in the aggregate) payable by the GGP Commitment Parties under this Commitment Letter or the Fee Letter shall be made to any person or entity, other than (i) to your agents and advisors to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential; (ii) to the parties to the Investor Agreements (as defined in the Plan) on the date of this Commitment Letter to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (iii) to the official creditors’ committee, official equity committee and the U.S. Trustee in connection with the Bankruptcy Cases, in each case to the extent you notify such persons of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (iv) as and to the extent required by applicable law, regulation or legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent allowed and practicable); (v) in any action or proceeding to enforce the terms of this Commitment Letter, the Fee Letter or any related agreement; (vi) to any other party hereto; (vii) with the consent of the Lender Commitment Parties; (viii) unredacted copies of the Fee Letter may be filed with the Bankruptcy Court so long as such filing is made under seal and if such filing is not permitted by the Bankruptcy Cout to be made under seal, redactions shall be made to the Fee Letter in a manner mutually satisfactory to the Joint Lead Arrangers and the GGP Commitment Parties to the extent permitted by the Bankruptcy Court; and (ix) to the extent such information (x) is publicly available other than as a result of a breach of this paragraph or (y) becomes available to the GGP Commitment Parties or any of their respective affiliates on a nonconfidential basis from a source other than the Lender Commitment Parties not known by the GGP Commitment Parties to be bound by a confidentiality obligation after due inquiry.

7

(c)                                  This Commitment Letter, the Fee Letter, the Term Sheet and the Information (as defined below) and any written communications provided by, or oral discussions with, the GGP Commitment Parties in connection with this arrangement may not be disclosed by the Lender Commitment Parties to any person or entity other than (i) to the Lender Commitment Parties’ affiliates and their affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives, to the extent such persons are notified of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (ii) to the potential Lenders and participants to the extent such persons are notified of their obligation to keep such information contained herein and therein confidential and such persons agree to hold the same in confidence; (iii) as and to the extent required by applicable law, regulation or legal process or as requested by a governmental authority (including any self-regulatory authority) (in which case, the Lender Commitment Parties agree to inform the GGP Commitment parties promptly thereof to the extent allowed and practicable); (iv) in any action or proceeding to enforce the terms of this Commitment Letter, the Fee Letter or any related agreement; (v) to any other party hereto; (vi) with the consent of the GGP Commitment Parties; and (vii) to the extent such information (x) is publicly available other than as a result of a breach of this paragraph or (y) becomes available to the Lender Commitment Parties or any of their respective affiliates on a nonconfidential basis from a source other than the GGP Commitment Parties not known by the Lender Commitment Parties to be bound by a confidentiality obligation after due inquiry.

(d)                                 You acknowledge that each Lender Commitment Party and each of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Each Lender Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by such Lender Commitment Party of services for other companies, and each Lender Commitment Party will not furnish any such information to other companies.  You also acknowledge that each Lender Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

8.                                       Information.

(a)                                  To assist the Joint Lead Arrangers in their syndication efforts, from the Authorization Date until the earlier of (i) the termination of the syndication of the Relevant Facility as reasonably determined by the Joint Lead Arrangers and (ii) ninety (90) days after the Closing Date (the “Information Period”), you agree promptly to prepare and provide to the Arrangers such information with respect to the GGP Commitment Parties, the Authorization Order and any other orders issued by the Bankruptcy Court with respect to the Relevant Facility and the other transactions contemplated hereby as either Joint Lead Arranger may reasonably request, including the Projections described in the Term Sheet, all in form reasonably satisfactory to the Joint Lead Arrangers.  You hereby represent and covenant that (A) the Confidential Information Memoranda, the Lender Presentation and all other written information other than the Projections, estimates and forward-looking statements and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to the Arrangers by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (B) the Projections that have been or will be made available to the Arrangers by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at

8

the time made (it being recognized by the Lender Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material).  You understand that in arranging and syndicating the Relevant Facility and the commitments hereunder we may use and rely on the Information and Projections without independent verification thereof.  You agree that if at any time prior to the end of the Information Period, any of the representations in the preceding sentence would be incorrect in any material respect as a result of a change in facts or circumstances if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections from time to time until the end of the Information Period so that such representations will be correct in all material respects under those circumstances (it being understood that any supplementation in such context shall cure any breach of such representation).

(b)                                 The GGP Commitment Parties acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Debtors, their respective affiliates or any of their respective securities) (each, a “Public Lender”).  At the request of any of the Joint Lead Arrangers, the GGP Commitment Parties agree to assist in the preparation of an additional version of the Confidential Information Memoranda to be used by Public Lenders that does not contain material non-public information concerning the Debtors, or their respective affiliates or securities.  It is understood that in connection with your assistance described above, you will provide, and use commercially reasonable efforts to cause all other applicable persons to provide, authorization letters to the Joint Lead Arrangers in customary form authorizing the distribution of the Information to prospective Lenders, containing a representation to the Joint Lead Arrangers that the public-side version does not include material non public information about the Debtors or their respective affiliates or your or their respective securities.  In addition, the GGP Commitment Parties will clearly designate as “PUBLIC” all Information provided to the Joint Lead Arrangers by or on behalf of the GGP Commitment Parties which is suitable to make available to Public Lenders and we shall treat any Information that is not specifically identified as “PUBLIC” as being suitable only for distribution to non-Public Lenders.  The GGP Commitment Parties acknowledge and agree that the following documents may be distributed to Public Lenders (unless the GGP Commitment Parties promptly notifies the Joint Lead Arrangers in writing prior to such distribution that any such document contains material non-public information with respect to the GGP Commitment Parties, or their respective affiliates or securities and provided that the GGP Commitment Parties have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Relevant Facility.

9.                                       Choice of Law; Jurisdiction; Waivers.

(a)                                  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction will be required thereby.  Each of the parties hereto for itself and its affiliates agrees that any suit or proceeding arising in respect to this Commitment Letter or the commitments or agreements of each of the Lender Commitment Parties hereunder or the Fee Letter will be tried in the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each of the parties hereto irrevocably and unconditonally agrees to submit to the exclusive jurisdiction of, and to venue in, such court and irrevocably agrees that all claims in respect of any such

9

suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b)                                 Subject to the proviso in Section 10(b) below, no Lender Commitment Party or Lender will be liable in any respect for any of the obligations or liabilities of any other Lender Commitment Party or Lender under this Commitment Letter or arising from or relating to the transactions contemplated hereby.

10.                                 Miscellaneous.

(a)                                  This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (in pdf or other similar format) transmission will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Lender Commitment Parties and you.

(b)                                 The GGP Commitment Parties may not assign any of their rights, or be relieved of any of their obligations under the Commitment Letter, without the prior written consent of each of the Lender Commitment Parties (and any purported assignment without such consent will be null and void).  In connection with any syndication of all or a portion of the commitments hereunder, the rights and obligations of each Initial Lender hereunder may be assigned, in whole or in part, to other Lenders, subject to the consultation and reasonable approval rights of the GGP Commitment Parties as set forth above; provided that (x) with respect to such assignments, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Relevant Facility on the Closing Date) in connection with any syndication, assignment or participation of the Relevant Facility, including its commitments in respect thereof, until after the Closing Date, (y) no assignment or novation shall become effective with respect to the portion of any Lender’s Term Loan commitments in respect of the Relevant Facility so assigned until the initial funding of the Term Loan and (z) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Relevant Facility so assigned, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

(c)                                  This Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the commitments hereunder and the obligations of the Lenders and the Lender Commitment Parties hereunder.  This Commitment Letter (together with the Fee Letter) supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby.  This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letter.

(d)                                 Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, notwithstanding that the availability and initial funding of the Relevant Facility on the Closing Date are subject to the limited conditions precedent as set forth herein.

(e)                                  This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto and the Indemnified Persons, and, in each case, their respective heirs, successors and

10

assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(f)            The Arrangers and other Lender Commitment Parties (together with their respective affiliates) are  full service financial services firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, such Persons may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the GGP Commitment Parties and their affiliates as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the GGP Commitment Parties or their affiliates, or (iii) have other relationships with the GGP Commitment Parties or their affiliates.  In addition, the Arrangers and other Lender Commitment Parties may provide investment banking, underwriting and financial advisory services to such other entities and persons.  The Arrangers and other Lender Commitment Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the GGP Commitment Parties, their affiliates, or such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although the Arrangers and other Lender Commitment Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, the Arrangers and other Lender Commitment Parties shall have no obligation to disclose such information, or the fact that they are in possession of such information, to the GGP Commitment Parties or to use such information on the GGP Commitment Parties’s behalf.  Consistent with the Lender Commitment Parties’ policies to hold in confidence the affairs of its customers, the Lender Commitment Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers.  Furthermore, you acknowledge that none of the Lender Commitment Parties or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

(g)           The Lender Commitment Parties may have economic interests that conflict with those of the GGP Commitment Parties and/or each of their respective equity holders and/or affiliates.  You agree that the Lender Commitment Parties will act hereunder as an independent contractor and that nothing herein or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Commitment Parties and the GGP Commitment Parties, each of their respective equity holders and/or affiliates.  You acknowledge and agree that the transactions contemplated hereby (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Commitment Parties, on the one hand, and the GGP Commitment Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Lender Commitment Parties have not assumed (A) an advisory responsibility in favor of the GGP Commitment Parties or any of their respective equity holders and/or affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the GGP Commitment Parties or any of their respective equity holders and/or affiliates with

11

respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Lender Commitment Parties have advised, are currently advising or will advise the GGP Commitment or each of their respective equity holders and/or affiliates, on other matters) or any other obligation to the GGP Commitment Parties except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Lender Commitment Party is acting solely as a principal and not as the agent or fiduciary of the GGP Commitment Parties, its management, equity holders, affiliates, creditors or any other person.  Each of the GGP Commitment Parties acknowledges and agrees that they have consulted its own legal and financial advisors to the extent deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the GGP Commitment Parties waives, to the fullest extent permitted by law, any claims they may have against the Lender Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Lender Commitment Parties will have no liability (whether direct or indirect) to the GGP Commitment Parties in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of the GGP Commitment Parties or their affiliates, including a fiduciary duty claim made by any equity holders, employees or creditors of the GGP Commitment Parties or their affiliates.  Each of the GGP Commitment Parties agrees that it will not claim that the Lender Commitment Parties have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to the GGP Commitment Parties or their affiliates in connection with such transactions or the process leading thereto.  In addition, the Lender Commitment Parties may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the GGP Commitment Parties and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Lender Commitment Parties hereunder.

(h)           In addition, please note that the Lender Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, the GGP Commitment Parties (and each employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Relevant Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the GGP Commitment Parties relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

(i)            Each Lender Commitment Party hereby notifies the GGP Commitment Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), each Arranger and each Lender may be required to obtain, verify and record information that identifies the GGP Commitment Parties and each of the Guarantors (as defined in the Term Sheet), which information includes the name and address of, the GGP Commitment Parties and each of the Guarantors and other information that will allow each Arranger and each Lender to identify the GGP Commitment Parties and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender Commitment Party and each Lender.

12

If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

14

Accepted and agreed to as of the date first above written:

GGP LIMITED PARTNERSHIP

By:
Name:
Title:

GGPLP L.L.C.

By:
Name:
Title:

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

15

Schedule 1

Commitments

If the Relevant Facility is the Standalone Revolving Facility:

Lender Commitment Party	Standalone Revolving Facility
Deutsche Bank Trust Company Americas	$37,500,000
Wells Fargo Bank, N.A.	$37,500,000
Royal Bank of Canada	$37,500,000
Barclays Bank plc	$37,500,000
Goldman Sachs Lending Partners LLC	$37,500,000
MIHI LLC	$37,500,000
Toronto Dominion (New York) LLC	$37,500,000
UBS Loan Finance LLC	$37,500,000

If the Relevant Facility is the Combined Facility:

Lender Commitment Party	Term Facility	Revolver
Deutsche Bank Trust Company Americas	$187,500,000	$37,500,000
Wells Fargo Bank, N.A.	$187,500,000	$37,500,000
Royal Bank of Canada	$187,500,000	$37,500,000
Barclays Bank plc	$187,500,000	$37,500,000
Goldman Sachs Lending Partners LLC	$187,500,000	$37,500,000
MIHI LLC	$187,500,000	$37,500,000
Toronto Dominion (New York) LLC	$187,500,000	$37,500,000
UBS Loan Finance LLC	$187,500,000	$37,500,000

EXECUTION VERSION

EXHIBIT A

PROJECT GENEVA
SENIOR SECURED FACILITIES
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached (the “Commitment Letter”) or in Exhibit B or Exhibit C thereto.

Borrowers:

GGP Limited Partnership, a Delaware limited partnership (the “Partnership”), and GGPLP L.L.C., a Delaware limited liability company (collectively with the Partnership, the “Borrowers” and each, a “Borrower”).

Administrative Agent and Collateral Agent:	DBTCA (the “Administrative Agent”).

Joint Lead Arrangers:	DBSI, Wells Fargo Securities and RBC (collectively, the “Joint Lead Arrangers”).

Joint Bookrunners:	DBSI, Wells Fargo Securities, RBC Capital, Barclays Capital, GS Lending Partners, MCUSA, TD Securities and UBSS.

Syndication Agents:	Wells Fargo Securities and RBC Capital.

Documentation Agents:	Barclays Capital, GS Lending Partners, MCUSA, TD Securities and UBSS.

Commitment Parties:	DB, Wells Fargo, RBC, Barclays, GS Lending Partners, Macquarie, TD and UBS (each, a “Commitment Party” and collectively, the “Commitment Parties”).

Lenders:

The Commitment Parties and a syndicate of financial institutions and other lenders arranged by the Joint Lead Arrangers in consultation with and reasonably acceptable to the Borrowers other than (a) competitors of the Borrowers and the affiliates of such competitors, in each case identified by the Borrowers prior to the date of the Commitment Letter, with respect to the initial syndicate and subsequent assignments and participations, and additional competitors and affiliates of such competitors identified by the Borrowers from time to time after the Closing Date with respect to subsequent assignments and participations (but no such identification shall apply retroactively to parties that already acquired an assignment or participation interest) and (b) other Persons (as defined on Exhibit C to the Commitment Letter) identified by the Borrowers prior to the date of the Commitment Letter (the Persons in clauses (a) and (b) collectively, the “Disqualified Institutions”).

Facilities:	A senior secured revolving credit facility of $300,000,000 (the “Revolver” and the loans thereunder, the “Revolving Loans” and the

1

commitments thereunder, the “Revolving Commitments”).

A non-revolving senior secured term B facility in an aggregate principal amount of $1,500,000,000 (the “Term B Facility”, and the loans thereunder, the “Term Loans” and together with the Revolving Loans, the “Loans”).

Letters of Credit:

A portion of the Revolver in an amount of up to $75,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent and other Lenders under the Revolver that agree in writing with the Borrowers and the Administrative Agent to issue Letters of Credit (in such capacity, the “Issuing Lenders”). No Letter of Credit will have an expiration date after the earlier of (a) 1 year after the date of issuance and (b) 5 days prior to the Revolver Maturity Date (as defined below); provided that any Letter of Credit with a 1-year tenor may provide for the renewal thereof for additional 1-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless the Borrowers shall have made arrangements reasonably satisfactory to the applicable Issuing Lender to cash collateralize or otherwise backstop such Letter of Credit).  Any outstanding Letters of Credit will reduce availability under the Revolver on a dollar-for-dollar basis.  Each Lender under the Revolver will be irrevocably and unconditionally required to purchase, under certain circumstances, a pro rata participation in each Letter of Credit on a pro rata basis.

Swingline Loans:

A portion of the Revolver in an amount of up to $30,000,000 shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolver on a dollar-for-dollar basis. Each Lender under the Revolver will be irrevocably and unconditionally required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan on a pro rata basis.

Closing Date:

On or prior to December 31, 2010; provided that the Borrowers may extend the Closing Date (and the commitments hereunder) (a) to a date on or before January 31, 2011, if the Confirmation Order (as defined on Exhibit B to the Commitment Letter) has been entered on or before December 15, 2010 or (b) to a date on or before January 31, 2011, if all conditions to the obligations of REP Investments LLC to consummate the Closing (as defined in the Cornerstone Agreement (as defined on Exhibit B to the Commitment Letter)) have been satisfied, other than those conditions that are to be satisfied (and are capable of being satisfied) by action taken at the Closing (as defined in the Cornerstone Agreement), but the investments contemplated thereunder have not been funded, so long as the Cornerstone Agreement has been similarly extended.

Availability / Purpose:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be

2

reborrowed.

The Revolving Loans will be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolver Maturity Date.

The proceeds of the Loans, together with the proceeds of the contribution of new equity, will be used on the Closing Date to finance the Plan (as defined on Exhibit B to the Commitment Letter), including to refinance certain Indebtedness (as defined on Exhibit C of the Commitment Letter) of Existing GGPI (as defined below) and its Subsidiaries (as defined below), including, without limitation, the Rouse Notes (as defined below), and to pay fees, commissions and expenses in connection therewith.  The proceeds of the Revolving Loans may also be used on and after the Closing Date for general corporate purposes (including working capital).

“Rouse Notes” means, collectively, any of the 7.20% Notes due 2012 of The Rouse Company LP, the 5.375% Notes due 2013 of The Rouse Company LP, or the 6¾% Notes due 2013 of The Rouse Company LP, the 3.625% Notes due 2009 of The Rouse Company LP and the 8.00% Notes due 2009 of The Rouse Company LP.

No Rouse Notes will remain outstanding following the Closing Date.

Guarantors:

(a) On the Closing Date, limited to (i) New GGP, Inc., a Delaware corporation which will become the new public REIT indirect parent of the Borrowers and be renamed General Growth Properties, Inc. (the “New Parent”), (ii) GGP Real Estate Holding I, Inc. and GGP Real Estate Holding II, Inc., each a Delaware corporation newly formed in connection with the consummation of the Plan (collectively, the “Holding Companies”), (iii) General Growth Properties, Inc., a Delaware corporation, to be renamed GGP, Inc. substantially concurrently with the Closing Date (“Existing GGPI”), (iv) GGP Limited Partnership II, a Delaware limited partnership newly formed in connection with the consummation of the Plan (together with Existing GGPI, the “Parent” and together with the New Parent and the Holding Companies, the “Parent Guarantors”) and (v) those entities set forth on Annex II attached hereto and (b) after the Closing Date, any Subsidiary of the New Parent owning directly or indirectly assets required to be pledged to secure the Obligations (as defined below) as more particularly described under “Security” below (collectively, the “Guarantors”, and together with the Borrowers, the “Loan Parties”).

Interest Rates and Fees:	Interest rates, fees and payments in connection with the Facilities will be as specified on Annex I attached hereto.

Maturity and Amortization:	The Revolver will mature on the third anniversary of the Closing Date (the “Revolver Maturity Date”). There is no amortization

3

required on the Revolver.

The Term Loans shall mature on the fifth anniversary of the Closing Date (the “Maturity Date”).

Amortization of the Term B Facility shall be due and payable in equal quarterly installments, payable on the last day of each fiscal quarter following the Closing Date in an amount equal to 1.00% per annum of the original principal amount of the Term Loans, with the balance payable in full on the Maturity Date; provided that the obligation to make amortization payments shall be reduced on a dollar-for-dollar basis (without duplication) by amounts prepaid and applied to the principal of the Term Loans pursuant to “Voluntary Prepayments” and “Mandatory Prepayments”.

Security:

The Facilities, the guarantees of the Guarantors (the “Guarantees”) and obligations in respect of any hedging agreements and cash management arrangements of the Loan Parties entered into with any Lender or any affiliate of a Lender (collectively, the “Obligations”) will be secured by (a) a first priority perfected mortgage or deed of trust Lien (as defined on Exhibit C to the Commitment Letter), subject to clauses (ii), (iii) and (iv) of Permitted Liens (as defined below), on the properties set forth in Annex III attached hereto (the “Mortgaged Properties”) and (b) a first priority perfected Lien, subject to Permitted Liens, on the Capital Stock (as defined on Exhibit C to the Commitment Letter) in certain Subsidiaries of the Borrowers set forth on Annex III attached hereto (the “Pledged Properties”; together with the Mortgaged Properties, the “Collateral”).  In addition, if the New Parent or any newly formed Subsidiary of the New Parent acquires all or a portion of any real property with a purchase price in excess of $10,000,000 (calculated at the amount allocable to the Borrowers or their Wholly Owned Subsidiaries (as defined on Exhibit C to the Commitment Letter) on the date of such acquisition) the New Parent or such newly formed Subsidiary shall provide a first priority perfected Lien on such real property (or if a Lien on such real property cannot be provided, a first priority perfected Lien on the Capital Stock of such Subsidiary that owns a direct or indirect interest in such real property), in each case subject to Permitted Liens;  provided, that neither the New Parent nor the Loan Parties shall be required to provide or cause to be provided such additional collateral (or Guarantees) if (i) at the time of acquisition of such property or Capital Stock, the ratio of (A) the aggregate Value (to be defined but in any event to include the concepts described below) of Collateral securing the Obligations to (B) the sum of the principal balance of all outstanding Loans, the face amount of all outstanding Letters of Credit and the amount of all unused Revolving Commitments is at least 2.6 to 1:00 or (ii) any existing contractual agreement or agreements assumed or entered into by the New Parent or any such Subsidiary to effectuate or reasonably facilitate the acquisition of such real property (including documents governing non-Wholly Owned Subsidiaries or joint

4

ventures and Indebtedness permitted to be incurred pursuant to the Loan Documents (as defined below)) prohibits the granting of such Lien.

The Borrowers may, on or before the Closing Date, substitute other assets for the Collateral identified on Annex III so long as (i) the substituted Collateral has reasonably equivalent Value and (ii) Mortgaged Properties are substituted for other Mortgaged Properties unless otherwise agreed by a majority of the Joint Lead Arrangers.

Facilities Documentation:

The definitive documentation for the Facilities (the “Loan Documents”) shall contain the terms set forth in this Summary of Principal Terms and Conditions and such other terms as the Borrowers and the Joint Lead Arrangers shall agree and shall (a) give due regard to (i) the operational requirements of the New Parent and its Subsidiaries and joint ventures in light of their size, industry and practices, (ii) the projections dated as of September 9, 2010 (as updated from time to time and in the case of material adverse updates after the date of the Commitment Letter, in a manner reasonably acceptable to a majority of the Joint Lead Arrangers, the “Projections”) and (iii) the REIT status of the New Parent and its REIT Subsidiaries and exceptions reasonably necessary to maintain the same and (b) in any event permit all transactions contemplated by the Plan (the terms in clauses (a) and (b) collectively, the “Documentation Considerations”).

The mandatory prepayments, representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default contained in the Loan Documents shall be limited to the following, in each case applicable to the New Parent and its Subsidiaries and with scheduled exceptions and other exceptions for materiality or otherwise and “baskets” contemplated below and otherwise to be mutually agreed with due regard for the Documentation Considerations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

Mandatory Prepayments:	Subject to carveouts and exceptions consistent with the Documentation Considerations, the Term Loans shall be prepaid with:

5

(a)                                  100% of the net cash proceeds (to be defined, but in any event net of repayment of Indebtedness secured by a Lien on such asset and “mezzanine Indebtedness” with respect to such asset) of any non-ordinary course Dispositions (as defined below) of assets constituting Collateral pursuant to clauses (b)(i), (b)(ii), (b)(iv)(F)or (b)(vii) of “Negative Covenants” below (non-ordinary course to be defined; it being understood that any dedication, any Disposition resulting in net cash proceeds of less than $5,000,000 for any transaction or series of related transactions and $50,000,000 in the aggregate, any Disposition of an anchor parcel or outparcel to an end-user tenant and issuances of Capital Stock by private REITs not to exceed $180,000 per annum per private REIT shall be deemed to be an ordinary course Disposition) by any Loan Party (including as a result of casualty or condemnation), in each case, with exceptions to be agreed (which exceptions will include, without limitation, Permitted Reinvestments (as defined below)); provided that in the case of the first $300,000,000 net cash proceeds of Dispositions of Collateral, no such prepayment shall be required if and to the extent that the Consolidated Liquidity (as defined below) would, after giving effect to such prepayment, be less than $800,000,000 plus the Aggregate Refinancing Shortfall Amount (as defined below) (for purposes of this clause (a), the term “Collateral” shall include real property owned by an entity whose Capital Stock has been pledged to the Lenders and, in respect of Dispositions of Collateral by any non-Wholly Owned Subsidiary of the New Parent that is not a Loan Party, limited to the net cash proceeds distributed to any Loan Party in respect of their pro rata share thereof);

(b)                                 So long as the Consolidated Liquidity would, after giving effect to such prepayment, be at least $800,000,000 plus the Aggregate Refinancing Shortfall Amount, 100% of the net cash proceeds of any non-ordinary course Disposition of assets not constituting Collateral pursuant to clauses (b)(i), (b)(ii), (b)(iv)(F) or (b)(vii) of “Negative Covenants” below (non-ordinary course to be defined, it being understood that any dedication, any Disposition resulting in net cash proceeds of less than $10,000,000 in any transaction or series of related transactions and $100,000,000 in the aggregate, any Disposition of an anchor parcel or outparcel to an end-user tenant and issuances of Capital Stock by private REITs not to exceed $180,000 per annum per private REIT shall be deemed to be an ordinary course Disposition) by the New Parent or any of the New Parent’s Subsidiaries (including as a result of casualty or condemnation and, in respect of Dispositions of assets by any non-Wholly Owned Subsidiary of the New Parent that is not a Loan Party, limited to the net cash proceeds distributed to a Loan Party

6

or any Wholly-Owned Subsidiary of a Loan Party in respect of their pro rata share thereof), with exceptions to be agreed (which exceptions will include, without limitation, Permitted Reinvestments);

(c)                                  100% of the net cash proceeds of issuances of Indebtedness of the New Parent and its Subsidiaries after the Closing Date (other than Indebtedness permitted to be incurred under the Loan Documents) and, in the case of any non-Wholly Owned Subsidiary of the New Parent that is not a Loan Party, limited to the net cash proceeds distributed to a Loan Party or any Wholly-Owned Subsidiary of a Loan Party in respect of their pro rata share thereof;

(d)                                 So long as the Consolidated Liquidity would, after giving effect to such prepayment, be at least $800,000,000 plus the Aggregate Refinancing Shortfall Amount, 50% of the net cash proceeds of issuances of equity of the Parent Guarantors or the Borrowers after the Closing Date (subject to exceptions to be agreed in respect of investments, restricted payments, Specified Equity Contributions (as defined below), issuances of Capital Stock in connection with any stock option or similar plan or contract with or for the benefit of any present or former director, officer or employee, issuances made in connection with the consummation of the Plan, the exercise of warrants outstanding on the effective date of the Plan, Capital Stock issued pursuant to the Investor Agreements (as defined in the Plan), issuances made in connection with the redemption, repayment or retirement of the Bridge Notes (as defined in the Plan) and issuance of Capital Stock by the private REITs not to exceed $180,000 per annum per private REIT and the redemption or repurchase of the reserve shares pursuant to the New Parent’s exercise of the New GGP Post-Emergence Public Offering Clawback Election (as defined in the Plan)); and

(e)                                  So long as the Consolidated Liquidity would, after giving effect to such prepayment, be at least $800,000,000 plus the Aggregate Refinancing Shortfall Amount, 50% of the New Parent’s annual excess cash flow (to be defined starting with net income from operations) in any event to include deductions for (without duplication):  (i) dividends required for the maintenance of REIT status of the New Parent and its REIT Subsidiaries and the avoidance of entity-level taxes, (ii) other dividends to be agreed, (iii) proceeds of any Disposition applied in accordance herewith, (iv) scheduled amortization and (v) voluntary prepayments (other than in respect of the Loans)), and voluntary prepayments of the Term Loans and the Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving

7

Commitment) made during the applicable period and prior to the excess cash flow payment date will reduce excess cash flow on a dollar for dollar basis.

Mandatory prepayments shall be applied to reduce, on a dollar-for-dollar basis (without duplication), scheduled amortization payments of the Term Loans in direct order of maturity.

“Aggregate Refinancing Shortfall Amount” means the sum of each Refinancing Shortfall Amount (as defined below) in respect of Permitted Project Level Financings (as defined below) without duplication, that have matured and have not yet been refinanced or will mature during the twelve months following the date of any prepayment for which Consolidated Liquidity is being determined.

“Consolidated Liquidity” means (a) the unused portion of the Revolving Commitments plus (b) unrestricted cash and cash equivalents of the New Parent, the Borrowers and their Wholly-Owned Subsidiaries determined in accordance with GAAP (as defined on Exhibit C to the Commitment Letter).

“Permitted Reinvestment” means the reinvestment of the net cash proceeds by the New Parent or its Subsidiaries or joint ventures in assets of a kind then used or usable in such Person’s business (including the repair, refurbishment or redevelopment of existing assets); provided that (w) the Partnership shall provide notice that it intends to reinvest such net cash proceeds within 3 days of the receipt thereof and shall notify the Administrative Agent within 45 days of the date of receipt of such proceeds of the nature of the intended reinvestment, (x) such net cash proceeds shall be reinvested or committed to be reinvested within 6 months following the date of receipt of such proceeds, (y) such proceeds shall be actually reinvested within 18 months after the date of such commitment and (z) in the case of net cash proceeds from the Disposition of Collateral, such net cash proceeds shall be reinvested in property that is or will become Collateral.

“Refinancing Shortfall Amount” means, with respect to any property, other than a Special Consideration Property (defined below), subject to Permitted Project Level Financing, the positive difference, if any, between the amounts required to repay such Permitted Project Level Financing at maturity and the Borrowers’ reasonable estimate of the net proceeds of a market execution of refinancing of such property.

In the event a property that was scheduled to experience a refinancing shortfall is refinanced and the actual net proceeds of such refinancing exceed the estimated refinancing proceeds, such excess shall be used to prepay the Term Loans subject to the terms, conditions and exclusions applicable to the original mandatory prepayment (but only to the extent for which the net cash proceeds

8

were reduced by such refinancing shortfall), but recalculating the Consolidated Liquidity and Aggregate Refinancing Shortfall as of such date.

Voluntary Prepayments:

Voluntary prepayments of the Loans will be permitted at any time, in minimum principal amounts to be reasonably agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ customary costs in the case of a prepayment of LIBOR (as defined on Annex I attached hereto) advances, to the extent paid on any day other than the last day of the relevant interest period.  Voluntary prepayments of the Term Loans shall be applied to the installments of the Term Loans as directed by the Borrowers.

Representations and Warranties:	(a) corporate existence and good standing, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(b)                                 all requisite corporate and governmental authorizations, including the entry of the Confirmation Order by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) as of the Closing Date;

(c) no contravention of articles, by-laws, material agreements or applicable laws as a result of execution, delivery and performance of Loan Documents;

(d) the execution, delivery and binding effect and enforceability of Loan Documents;

(e) ownership of or valid leasehold interest with respect to material property, with exceptions for, among others, permitted Dispositions of assets;

(f) no Default or Event of Default (each as defined below);

(g) consolidated solvency of (i) the New Parent and its Subsidiaries, taken as a whole and (ii) the Borrowers and the other Loan Parties taken as a whole;

(h)                                 historical financial statements of Existing GGPI for the fiscal year ended December 31, 2009 and each fiscal quarter thereafter which has ended at least 60 days prior to the Closing Date, in each case prepared in accordance with generally accepted accounting principles as in effect on the date of preparation and that the Projections have been prepared in good faith based on reasonable assumptions at the time prepared (it being understood that material variations may have occurred);

9

(i)                                     no event or circumstance which has had or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the New Parent and its Subsidiaries, taken as a whole;

(j) absence of material litigation;

(k) compliance with applicable laws (including ERISA and environmental) and material agreements;

(l) labor matters;

(m) payment of taxes and all material obligations;

(n) accuracy and completeness in all material respects of written information provided to the Lenders;

(o) no Loan Party is required to register under the Investment Company Act and compliance with other similar regulations;

(p) use of proceeds including no proceeds will be used to purchase or carry margin stock;

(q)                                 security documents and all filings and other actions necessary or advisable to perfect and protect the security interest in the Collateral and the creation and perfection of a first priority Lien (subject to Permitted Liens) on the Collateral;

(r)                                    existence and ownership by the New Parent of Subsidiaries and joint ventures, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(s) ownership, use and non-infringement of material intellectual property;

(t) insurance;

(u) REIT status;

(v) PATRIOT Act (subject to the publicly traded stock exception), anti-money laundering statute and OFAC compliance; and

(w)                               no Default or Event of Default has occurred and is continuing under or with respect to any material contract that could reasonably be expected to have a material adverse effect on (i) the business, operations or financial condition of

10

the New Parent and its Subsidiaries, taken as a whole, (ii) the material rights and remedies of the Administrative Agent and the Lenders, taken as a whole or (iii) the legality, validity or enforceability of the Loan Documents, taken as a whole (clauses (i), (ii) and (iii) together, a “Material Adverse Effect”).

Conditions to Closing:	As set forth on Exhibit B to the Commitment Letter.

Conditions to each Loan and Issuance of each Letter of Credit:

On and after the Closing Date, the making of each Loan or the issuance of each Letter of Credit shall be conditioned upon the following:

(a)                                  all representations and warranties shall be true and correct in all material respects as of the date of the making of any Loan or issuance of (or extension, amendment or renewal resulting in an increase in the face amount of) a Letter of Credit, before and after giving effect to such Loan or Letter of Credit, as the case may be, and to the application of proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default shall have occurred and be continuing, or shall result from such Loan or issuance, extension, amendment or renewal of such Letter of Credit, as the case may be.

Affirmative Covenants:

(a)                                  provision of annual audited consolidated financial statements of the New Parent within 105 days of its fiscal year end, which audited financial statements shall be unqualified as to going concern and scope of audit;

(b) provision of quarterly unaudited consolidated financial statements of the New Parent for the first three fiscal quarters of each fiscal year within 60 days of its fiscal quarter end;

(c)                                  with the financial statements referred to in the immediately preceding clauses (a) and (b):  provision of quarterly and annual compliance certificates, including calculation of the Refinancing Shortfall Amount, certificates as to financial statements and notices of any material damage, destruction or condemnation of any Collateral(1);

(1)  The definitive list of requested deliverables is exhaustive of those to be included in the Loan Documents.

11

(d) provision by the Partnership of an informational annual budget within 90 days after the beginning of each fiscal year;

(e) promptly, provision by the Borrowers of notices of:

(i) Default or Event of Default;

(ii) any Material Adverse Effect;

(iii) any litigation that could reasonably be expected to have a Material Adverse Effect; and

(iv) any environmental event that could reasonably be expected to have a Material Adverse Effect;

(f)                                    general right of inspection (including of books and records and properties) by the Administrative Agent or any Lenders (when accompanying the Administrative Agent) on reasonable notice and subject to limitations on frequency and with expenses to be borne by the inspecting party (absent an Event of Default);

(g) provision by the Borrowers of other information on reasonable request by the Administrative Agent or any Lender acting through the Administrative Agent;

(h) punctual payment and performance of the Obligations;

(i) maintenance of corporate existence, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(j) maintenance of proper books and records to enable the preparation of the financial statements in accordance with generally accepted accounting principles as in effect on the date of preparation;

(k) maintenance and operation of properties, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(l) payment of all taxes and other material obligations;

(m) compliance with all applicable laws and having and maintaining all required permits (including environmental and ERISA);

12

(n) use of proceeds of the Loans;

(o) performance and compliance with all material agreements;

(p) further assurances as to perfection and priority of Liens in the Collateral (including additional Collateral) and execution and delivery of additional guarantees;

(q) maintenance of insurance;

(r) maintenance of REIT status; and

(s)                                  commercially reasonable efforts to cause S&P (as defined in Exhibit C to the Commitment Letter) and Moody’s (as defined in Exhibit C to the Commitment Letter) to continue to provide corporate family ratings for the Partnership (it being understood that no particular rating is required).

The Loan Documents shall provide that information may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the New Parent at www.ggp.com or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify the Administrative Agent of the posting of any such documents (which notice may be by facsimile or electronic mail).  The Borrowers shall identify all information as suitable for distribution to public or non-public Lenders, it being understood that unless identified as “public”, all such information shall be deemed as suitable for distribution to only non-public Lenders.

Negative Covenants:

(a)                                  material changes in the nature of the business conducted, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(b)                                 (x) amalgamation, merger, consolidation, dissolution or liquidation, and (y) the sale, lease (other than any lease, license, easement or other occupancy agreement entered into in the ordinary course of business or transactions solely in connection with the mortgage or other transfer of property for Permitted Project Level Financing) or other disposition of assets or, in the case of any Subsidiary of the Partnership, the issuance or sale of any shares of such Subsidiaries’ Capital Stock or, in the case of any joint ventures, the sale of any Capital Stock owned by New Parent or any Subsidiary of New Parent (clause (y) collectively, a “Disposition”) with

13

exceptions for, among others:

(i)        Dispositions of the assets identified on Annex IV attached hereto (the “Special Consideration Properties”) and properties or entities having an aggregate net equity value less than $200,000,000 (collectively with the Special Consideration Properties, the “Specified Properties”) so long as the net cash proceeds (if any) shall be applied, to the extent required, to prepay the Term Loans as set forth in “Mandatory Prepayments” above with exceptions to be agreed (which exceptions will include, without limitation, Permitted Reinvestments);

(ii)       Dispositions of assets for fair market value, as reasonably determined by the Person making such Disposition, so long as the Borrowers shall be in pro forma compliance with the Financial Covenants and the net cash proceeds shall be applied, to the extent required, to prepay the Term Loans as set forth in “Mandatory Prepayments” above, with exceptions to be agreed (which exceptions will include, without limitation, Permitted Reinvestments);

(iii)      amalgamations, mergers and consolidations among the New Parent and its Subsidiaries or with any Person the purpose of which is to effect an Investment otherwise permitted hereunder so long as (A) a Borrower is the survivor of any such transaction involving a Borrower, (B) a Loan Party is the survivor of any such transaction involving a Loan Party or the survivor shall expressly assume the obligations of the Loan Party under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, (C) New Parent is the survivor of any such transaction involving the New Parent or, if the New Parent is not the survivor, (1) the survivor shall expressly assume the obligations of the New Parent under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, (2) no Default or Event of Default shall occur after giving effect to such transaction and (3) the Loan Parties shall be in pro forma compliance after giving effect to such transaction with the financial covenants as of the end of the fiscal quarter most recently ended for which financial statements are available and shall provide a certificate to the Administrative Agent demonstrating the same, and (D) in the case of a transaction involving any non-Wholly Owned Subsidiary of the Borrowers, a

14

Wholly Owned Subsidiary shall be the survivor of any such transaction or the transaction shall constitute a permitted Investment (as defined below);

(iv)     other customary exceptions to be agreed, but in any case including, among others:  (A) Dispositions of obsolete or worn out personal property or fixtures; (B) Dispositions of inventory; (C) Dispositions (including Capital Stock) to any Loan Party or any Wholly Owned Subsidiary of the Borrowers or, in the case of any non-Wholly Owned Subsidiary of the New Parent, to the owners of such non-Wholly Owned Subsidiary on a pro rata basis; (D) the sale of the Capital Stock of, or issuance by any Person that is a REIT to individuals of preferred equity with a base liquidation preference not in excess of $180,000 in the aggregate per annum for any such REIT; (E) Dispositions of cash and cash equivalents; and (F) Dispositions as a result of the exercise of a buy/sell provision with respect to any non-Wholly Owned Subsidiary or joint venture;

(v) Dispositions of real or personal property (including Capital Stock) in connection with permitted Investments;

(vi) the spin-off of Spinco Inc. (“Spinco”) as contemplated in the Plan;

(vii)    Dispositions of property as a result of (A) any condemnation proceeding (or credible threat thereof) or Disposition in lieu thereof or (B) a casualty, in each case so long as the net cash proceeds (if any) shall be applied, to the extent required, to prepay the Term Loans as set forth in “Mandatory Prepayments” above with exceptions to be agreed (which exceptions will include, without limitation, Permitted Reinvestments); and

(viii) amalgamations, mergers and consolidations the purpose of which is to effect any Disposition otherwise permitted under the Loan Documents;

(c) Liens on any property with exceptions for, among others (all such exceptions to be contained in the Loan Documents, collectively, “Permitted Liens”):

(i) Liens securing Permitted Project Level Financings;

15

(ii) capital leases on an unlimited basis;

(iii) pari passu Liens securing any Replacement Revolver (as defined below); and

(iv)     other customary exceptions to be agreed, but in any case including, among others:  (A) Liens for taxes, assessments, utilities or governmental charges not more than 30 days overdue, or if more than 30 days overdue, (1) being contested in good faith, (2) which consist of Liens on one or more Specified Properties or (3) which taxes, assessments, utilities or governmental charges do not exceed $50,000,000 in the aggregate; (B) statutory Liens of landlords, lessors, carriers, warehousemen, mechanics, materialmen and other similar Liens not more than 30 days overdue, or if more than 30 days overdue, (1) being contested in good faith, (2) which consist of Liens on one or more Specified Properties or (3) which taxes, assessments, utilities or governmental charges do not exceed $50,000,000 in the aggregate; (C) pledges or deposits in connection with workers’ compensation, unemployment insurance or other social legislation; (D) deposits to secure performance of bids, contracts, leases statutory obligations, surety, appeal and performance bonds and similar obligations; (E) easements, rights of way and similar real property encumbrances and including items shown on the title reports, UCC searches and surveys made available to the Commitment Parties or otherwise disclosed to the Commitment Parties prior to the date of the Commitment Letter; (F) Liens on Capital Stock of any non-Wholly Owned Subsidiary of the New Parent or joint venture securing obligations arising in favor of other holders of Capital Stock of such Person pursuant agreements governing such Person; and (G) a basket to be agreed;

(d) Indebtedness with exceptions for, among others:

(i)        Indebtedness which, when aggregated with Indebtedness of the New Parent, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) would not cause the New Parent to fail to be in pro forma compliance

16

with the Maximum Leverage Ratio covenant (as described below) in each case as determined in accordance with GAAP, except as otherwise noted above with respect to non-Wholly Owned Subsidiary and joint venture allocations and that the amount of such Indebtedness shall be calculated as described in the Maximum Leverage Ratio covenant below; provided that the New Parent and its Subsidiaries and joint ventures shall not incur (A) unsecured Indebtedness (other than unsecured Indebtedness existing as of the Closing Date and refinancings thereof) in excess of $300,000,000 (the “Unsecured Indebtedness Sublimit”) and (B) the aggregate outstanding amount of any Recourse Secured Mortgage Indebtedness (as defined on Exhibit C to the Commitment Letter) shall not exceed the amount of Recourse Secured Mortgage Indebtedness outstanding on the Closing Date plus $750,000,000; provided that such Recourse Secured Mortgage Indebtedness is (1) incurred to refinance, replace or extend Permitted Project Level Financing or (2) incurred to finance the construction, development, redevelopment, repair or improvement of any GGP Property;

(ii)       intercompany Indebtedness among the New Parent and its Subsidiaries incurred (A) in the ordinary course of business (including transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries) or (B) outside the ordinary course of business in connection with tax, accounting, corporate structuring or reorganization or similar transactions; provided that intercompany Indebtedness pursuant to clause (B) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent to the extent not otherwise restricted by any contractual obligation;

(iii) ordinary course financing of insurance premiums;

(iv)     Indebtedness and other transactions specifically contemplated by the Plan (including the reinstatement of the Exchangeable Notes (as defined below), the reinstatement of the TRUP Notes (as defined below) and the issuance of the Bridge Notes);

(v) permitted refinancings of the foregoing (including

17

the Exchangeable Notes and the TRUP Notes); and

(vi)     the Obligations and any refinancing, replacement or extension of the Revolver; provided that (a) the final maturity date of such refinancing, replacement or extension shall not be prior to the Revolver Maturity Date, (b) at the time of such refinancing, replacement or extension, no Event of Default shall have occurred and be continuing, (c) if the total commitment amount of such refinancing, replacement or extension revolver exceeds the amount of the Revolving Commitments, such excess shall be incurred in compliance with clause (d)(i) above and, any amount in excess of $450,000,000 in the aggregate shall be deemed a utilization of the Unsecured Indebtedness Sublimit dollar for dollar up to, but not to exceed, $150,000,000 in the aggregate, (d) to the extent such refinancing, replacement or extension revolver exceeds $300,000,000 the ratio of (1) the aggregate Value (to be defined but in any event to include the concepts described below) of Collateral securing the Term Loans and such  new revolver to (2) the sum of the principal balance of all outstanding Term Loans and the aggregate amount of the commitments in respect of the new revolver is at least 2.6 to 1.00 (the “Replacement Revolver”);

(e)                                  investments, acquisitions, advances, loans, extensions of credit, capital contributions or purchases of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in or purchase any real or personal property from, any other Person (all of the foregoing, the “Investments”) with exceptions for, among others:

(i) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(ii) Investments among the Loan Parties and the Wholly-Owned Subsidiaries of the Borrowers;

(iii)      Investments in existing non-Wholly Owned Subsidiaries of the Borrowers and joint ventures, without limitation provided, however, that no Investment will be made in such existing entities which are dormant nor immaterial entities with no assets (other than (A) holding companies whose only assets are Capital Stock of Subsidiaries or joint ventures that hold, directly or indirectly, GGP

18

Properties, (B) any entity that is party to an IDOT structure, (C) Investments in amounts required to cover costs and expenses of such entities and (D) Investments in such entities pursuant to clause (iv) below);

(iv)     Investments in any after-acquired real or personal property (including in any newly formed or after acquired non-Wholly Owned Subsidiary of the New Parent or joint venture owning such property or any existing dormant or shell entity); provided that (A) Investments in real estate upon which material improvements are not complete (as evidenced by being opened for business to the general public) shall not exceed 10% of Value (it being understood that no real estate that is at least 80% leased shall be subject to this clause (A) and that for the purposes of this provision any portion of such real estate that is under a binding contract of sale to an “anchor tenant” shall be deemed to be leased), (B) Investments in any single Person owning any GGP Property (as defined below) shall not exceed 25% of Value and (C) Investments in Limited Minority Holdings (as defined on Exhibit C to the Commitment Letter) shall not exceed 20% of Value after giving effect to such Investment;

(v) Investments held as of the Closing Date;

(vi) the spin-off of Spinco;

(vii)    Investments reasonably required in the minimum amount necessary for the New Parent or any of its Subsidiaries to maintain its qualification as a REIT, qualified REIT Subsidiary or taxable REIT Subsidiary;

(viii)   other customary exceptions to be agreed, but in any case including, among others:  extensions of trade credit in the ordinary course of business; Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in the settlement of delinquent obligations and other disputes; deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and loans and advances to directors, officers and employees; guarantees of permitted Indebtedness and other obligations of the New Parent, its Subsidiaries and joint ventures; Investments of the New Parent and its Subsidiaries in any Subsidiary

19

formed in connection with the issuance of trust preferred securities and by such entity in the New Parent and its Subsidiaries; Investments in cash and cash equivalents; and Investments in the form of a permitted Disposition; and

(ix) other Investments not in excess of $100,000,000 in the aggregate;

(f)                                    dividends or other distributions (whether payable in cash or other property) on or the purchase, redemption, retirement or acquisition of Capital Stock of the Partnership or the Parent Guarantors (in each case unless payable solely in shares of Capital Stock of any such Person or any direct or indirect parent thereof, or in rights to subscribe for the purchase of such Capital Stock) (all of the foregoing, the “Restricted Payments”), with exceptions for, among others:

(i)        dividends or distributions by the Partnership to the Parent (and by the Parent to any direct or indirect parent) in any period in an amount not in excess of the greater of (A) the amount required to be distributed during such period in order to maintain REIT status of the New Parent and its REIT Subsidiaries and avoid entity-level taxes and (B) 50% of the FFO (as defined on Exhibit C to the Commitment Letter) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) for such period;

(ii) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(iii)      dividends or distributions to the Parent to permit the Parent to pay (or to make dividends or distributions to any direct or indirect parent of the Parent to pay) any tax liabilities, operating expenses and other corporate overhead in the ordinary course of business (including directors fees and expenses, indemnification and similar items, franchise and other similar taxes and fees and expenses of debt or equity offerings (whether successful or not));

20

(iv)     the purchase, redemption, retirement or acquisition of Capital Stock of the Parent Guarantors or the Partnership (and Restricted Payments by the Borrower to the Parent and the Parent to any direct or indirect parent to enable any Parent Guarantor to make such purchase, redemption, retirement or acquisition) held as of the Closing Date by Persons other than Subsidiaries of the New Parent or issued to any such Person after the Closing Date pursuant to clause (b)(iv)(D), above;

(v)      the purchase, redemption, retirement or acquisition of Capital Stock (and Restricted Payments by the Borrower to the Parent and the Parent to any direct or indirect parent to enable any Parent Guarantor to make such purchase, redemption, retirement or acquisition) (A) not in excess of $50,000,000 in the aggregate during the term of the Facilities or (B) mandatorily required pursuant to any contractual obligations now or hereafter existing in an aggregate amount not to exceed $150,000,000, in each case, so long as such purchase, redemption, retirement or acquisition of Capital Stock could not reasonably be expected to result in a Material Adverse Effect and no Default or Event of Default shall have occurred and be continuing;

(vi)     dividends or distributions to the Parent to enable the Parent to effect (and by the Parent to any direct or indirect parent to enable such Person to effect) the purchase, redemption, retirement or acquisition of Capital Stock of the New Parent (including purchases, redemptions, retirements or acquisitions deemed to be made in connection with cashless exercises of stock options, warrants and similar items, the payment of taxes in respect of such options, warrants and similar items) (A) as contemplated by the Plan upon the New Parent’s exercise of the New GGP Post-Emergence Public Offering Clawback Election or (B) held by any present or former director, officer or employee of New Parent or any of its Subsidiaries or joint ventures (or the heirs, estate, family members, spouse or former spouse of any of the foregoing) in the case of this clause (B) in an amount not in excess of $25,000,000 per annum; and

(vii) to the extent constituting a Restricted Payment, Investments not otherwise prohibited under the Loan Documents;

21

(g)                                 material adverse amendments, waivers or modifications to organizational documents or material agreements, with exceptions, among others, as required in connection with the Plan (including the spin-off of Spinco contemplated by the Plan);

(h) hedging for speculative purposes;

(i) no transactions with officers, directors, employees or affiliates with exceptions for, among others:

(i) for fair market value and on arm’s length terms;

(ii) as in existence on the Closing Date;

(iii) as contemplated by the Plan, including arrangements with Spinco and in connection with the spin-off thereof;

(iv) customary directors fees and expenses, indemnification, incentive plans and similar items;

(v) employment and other compensation arrangements (including base salary and incentives);

(vi) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(vii) ordinary course reimbursement of travel, moving and similar expenses;

(viii) loans and advances to directors, officers and employees in the ordinary course of business;

(ix)      (A) guarantees of the Indebtedness of the New Parent and its Subsidiaries and joint ventures not otherwise prohibited under the Loan Documents and (B) other customary guarantees in the ordinary course of business; and

(x) transactions among the New Parent and its Subsidiaries and joint ventures permitted under the Loan Documents;

(j) voluntary prepayment, redemption or repurchase of material Indebtedness subordinated in right of payment to the Loans;

(k) granting of negative pledges with exceptions for, among others, negative pledges granted in connection with

22

permitted debt;

(l) changes in fiscal periods (without the consent of the Administrative Agent); and

(m) limitation on restrictions on Subsidiary distributions with exceptions for, among others, restrictions granted in connection with certain permitted debt.

Notwithstanding anything to the contrary contained in this Commitment Letter, there shall not be any limitation on capital expenditures so long as the New Parent is in pro forma compliance with the Financial Covenants.

“Exchangeable Notes” means, collectively, any of the 3.98% Exchangeable Senior Notes due 2027 of the Partnership.

“Permitted Project Level Financing” means any indebtedness secured by a mortgage on any real property (or, for convenience, to avoid expense or for other bona fide business expenses of the Borrowers, secured by rentals or cash flow of one or more real properties but not by a mortgage) or secured by a Lien on any Capital Stock of any entity whose primary asset is (a) the real property financed by such indebtedness or (b) the Capital Stock of an entity that directly or indirectly owns such real property other than, in each case, indebtedness secured by any asset that is a Mortgaged Property.

“TRUP Notes” means, collectively, any of the TRUP Junior Subordinated Notes due 2036 of the Partnership.

Financial Covenants:

The following to be tested quarterly on the last day of each fiscal quarter, commencing with the first full fiscal quarter of the New Parent following the Closing Date and in each case excluding Special Consideration Properties (and any Person all or substantially all of whose assets comprise Special Consideration Properties):

(a)                                  Maximum Net Indebtedness to Value Ratio: maximum ratio of (i) the difference of (x) total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) minus (y) unrestricted cash and cash equivalents (and restricted cash and cash equivalents securing Indebtedness and the application of which is to be made against the principal of such Indebtedness) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint

23

ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Subsidiary and joint venture allocations, without duplication and collectively in an amount not to exceed $1,500,000,000 to (ii) Value (less the aggregate amount of unrestricted cash and cash equivalents subtracted from Indebtedness pursuant to the immediately preceding clause (y)).

(b)                                 Maximum Leverage Ratio: maximum ratio of (i) the difference of (x) total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), minus (y) unrestricted cash and cash equivalents (any restricted cash and cash equivalents securing Indebtedness and the application of which is to be made against the principal of such Indebtedness) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Subsidiary and joint venture allocations, without duplication and collectively in an amount not to exceed $1,500,000,000 to (ii) Combined EBITDA (as described below) for the trailing four quarter period most recently ended.

(c)                                  Minimum Net Cash Interest Coverage Ratio: minimum ratio of trailing four quarter Combined EBITDA to net cash interest expense (to be defined, but in any event excluding one-time payments, original issue discount and fees and expenses in connection with the Facilities) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint

24

ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary).

Financial covenant levels will be as set forth on Annex V attached hereto; provided, that if the Applicable Margin (as determined as set forth in Annex I attached hereto) exceeds 5.50%, the financial covenant levels will be adjusted as agreed by the Borrowers and the majority of the Joint Lead Arrangers to maintain an appropriate cushion to the Projections.  Financial covenants will be tested quarterly.

“Adjusted EBITDA”:  with respect to any GGP Property (as defined below) or the Parent Guarantors, the Borrowers or the Management Company (as defined on Exhibit C of the Commitment Letter), as the case may be, for any period, an amount equal to the net income (calculated on a GAAP basis and, for the avoidance of doubt, in the case of the Parent Guarantors, the Borrowers or the Management Company, taking into account such Person’s corporate overhead) and to be adjusted in a manner to be agreed but to be adjusted in any event to account for the impacts associated with the following:  (a) depreciation, (b) amortization, (c) interest expenses and interest income, (d) income taxes, (e) impairment expenses, (f) costs and expenses incurred in connection with any restructurings or reorganizations of such GGP Property or any entity owing a direct or indirect interest therein or the Parent Guarantors, the Borrowers or the Management Company, as the case may be (including in connection with the chapter 11 cases of Existing GGPI and its affiliates and in connection with the transactions contemplated by the Loan Documents, the Cornerstone Agreement and the Plan and hereinafter each a “Restructuring”), provided that cash restructuring charges not associated with the chapter 11 cases and the transactions contemplated by the Loan Documents, the Cornerstone Agreement and the Plan, shall be subject to a cumulative cap of $25,000,000 per annum and $100,000,000 during the term of the Facilities, (g) the costs and expenses of legal settlements, fines, judgments or orders to the extent reimbursed by insurance, (h) non-cash charges (including the effects of purchase accounting) and items related to FAS 141 adjustments, the straight lining of rents, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Permitted Project Level Financing (but excluding non-cash charges that constitute an accrual of or reserve for future cash payments), (i) extraordinary, unusual or non-recurring gains and losses (which losses shall not be duplicative of expense items treated as an add-back above) including those related to (i) the sale of assets, (ii) foreign currency exchange rates, (iii) litigation, (iv) securities available-for-sale (but only where such security gain and loss is unrealized), (v) the early extinguishment or forgiveness of debt and

25

(j) such other adjustments reflected in the Projections or as otherwise mutually agreed upon by the parties.  Adjusted EBITDA shall be calculated on a pro forma basis for any GGP Property which has been open for business for less than four (4) calendar quarters.

“Combined EBITDA”:  for any period, the sum of (a) 100% of the Adjusted EBITDA of any GGP Properties owned or leased by the Parent Guarantors, the Borrowers and the Wholly-Owned Subsidiaries of the Borrowers for such period; (b) the portion of the Adjusted EBITDA of the GGP Properties of any consolidated non-Wholly Owned Subsidiaries or joint ventures of the Borrowers or the Parent Guarantors for such period allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly-Owned Subsidiary; and (c) Adjusted EBITDA of the Parent Guarantors, the Borrowers and the Management Company; provided, that Combined EBITDA shall include Adjusted EBITDA allocable to the Management Company only to the extent that Adjusted EBITDA allocable to the Management Company does not exceed 4% of Combined EBITDA.

“Value” is to be defined but will include, without duplication, in addition to other concepts to be agreed, the following concepts, (a) Combined EBITDA of the Parent Guarantors, the Borrowers and any of their Subsidiaries (wholly-owned or otherwise) and joint ventures for the immediately preceding four (4) calendar quarters capped at 7.25% (excluding any GGP Property included on a cost basis pursuant to clause (c) below), (b) fair market value (“fair market value” to be defined but in any event if the New Parent obtains a third party appraisal by an appraiser reasonably acceptable to the Administrative Agent having an effective date no more than 180 days prior to the date of calculation, to be conclusively determined by such appraisal) of development and inactive assets including raw land, vacant outparcels, loans receivable, capital expenditures and the headquarters buildings in Illinois and Maryland and other underutilized assets with de minimis income (at the lesser of cost or fair market value, provided that the headquarters buildings shall be valued at their appraised values); (c) cost basis of new acquisitions of the New Parent, the Borrowers or any of their Subsidiaries (wholly-owned or otherwise) or joint ventures (calculated as (i) 100% for assets owned by the Parent Guarantors, the Borrowers or any Wholly Owned Subsidiary of the Borrowers and (ii) in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary; (d) unrestricted cash and cash equivalents of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the

26

Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary),in each case as determined in accordance with GAAP, except as otherwise noted above with respect to non-Wholly Owned Subsidiary and joint venture allocations, without duplication; and (e) aggregate sums spent on the construction of improvements (including land acquisition costs) for any asset which is raw land, vacant out-parcels or is the subject of a material construction project but excluding such sums with respect to assets subject to material construction projects, if the New Parent elects to include revenues in Adjusted EBITDA (provided that such costs can be included if the project is a renovation or expansion of an asset that is otherwise complete and operational, the construction will not impair ongoing business and operations and the inclusion of such revenues in Adjusted EBITDA and such aggregate sums in Value is not duplicative).

“GGP Properties” means any asset owned, leased or operated by the Parent Guarantors, the Borrowers or any Subsidiary of the Parent Guarantors or the Borrowers (wholly-owned or otherwise) or joint venture.

If any GGP Property shall be sold or otherwise transferred to a third party by the Parent Guarantors or any of their Subsidiaries or joint ventures prior to the date of calculation of the Maximum Net Indebtedness to Value Ratio and the Maximum Leverage Ratio, such Financial Covenants shall be calculated on a pro forma basis to exclude the effect of such GGP Property and any Indebtedness redeemed, retired, extinguished or repaid in connection therewith.

For purposes of determining compliance with the financial covenants, a cash equity contribution in the New Parent (in the form of a cash contribution or in exchange for Qualified Capital Stock (as defined in Exhibit C to the Commitment Letter)) after the commencement of the applicable fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the New Parent, which request will be made at the time of contribution, be included in the calculation of Combined EBITDA for the Maximum Leverage Ratio and Minimum Net Cash Interest Coverage Ratio and as cash and cash equivalents in the definition of Value for purposes of the Maximum Net Indebtedness to Value Ratio, in each case solely for purposes of determining compliance with such Financial Covenants at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Combined EBITDA or Value, as the case may be, a “Specified Equity Contribution”); provided that (a)(i) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made, and (ii) only three Specified Equity Contributions may be made during the term of the Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than

27

the amount required to cause the New Parent to be in compliance with such Financial Covenant(s) and (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained in Loan Documents.

Events of Default:	(a) default in payment of principal when due;

(b) other payment defaults, with 5-day cure period;

(c)                                  failure to comply with any covenant or provision under the Loan Documents, subject, in the case of affirmative covenants (other than notice of Default or Event of Default or failure to maintain the corporate existence of any Borrower), to a 30-day cure period after any responsible officer of the New Parent or any Borrower obtains knowledge thereof;

(d) representations and warranties under the Loan Documents being incorrect in any material respect when made;

(e)                                  involuntary bankruptcy or other insolvency proceedings with respect to the New Parent, any Borrower or any material(2) Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property) which (i) result in an order for relief or any adjudication or appointment against or in respect of such person; or (ii) continue and have not been dismissed, discharged or stayed for a period of 30 days;

(f)                                    appointment of a receiver or similar official with respect to the New Parent, any Borrower or any material Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property), if not removed within 90 days;

(g)                                 voluntary bankruptcy or other insolvency proceedings with respect to the New Parent, the Borrowers or any material Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(2)  For the purpose of all Events of Default, material Subsidiaries to be defined, but in any case, will exclude Subsidiaries having an aggregate net equity value after the Closing Date of $200,000,000 or less.

28

(h)                                 third-party security realization against property having an aggregate net equity value in an aggregate amount after the Closing Date in excess of $200,000,000, which realization shall continue and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under applicable laws for completion of such realization (excluding any Specified Property or equity of a person all or substantially all of whose assets comprise any Specified Property);

(i)                                     third-party seizure of property having an aggregate net equity value in an aggregate amount after the Closing Date in excess of $200,000,000, which seizure shall continue and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under applicable laws for completion of the sale of or realization against the property subject to such seizure (excluding any Specified Property or equity of a person all or substantially all of whose assets comprise any Specified Property);

(j)                                     final judgments or orders, in an aggregate amount in excess of $50,000,000 in the case of judgments or orders not in respect of Non-Recourse Indebtedness (and in the case of judgments or orders in respect of Non-Recourse Indebtedness (as defined in Exhibit C to the Commitment Letter), with respect to any property having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000) in each case, excluding judgments solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property, which have not been discharged, stayed or bonded pending appeal within 60 days;

(k)                                  payment cross-default: failure to pay Indebtedness when due (i) in the case of Recourse Indebtedness, in an aggregate amount in excess of $50,000,000 and (ii) in the case of Non-Recourse Indebtedness, involving properties of entities having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000 (in each case, excluding such defaults solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(l) event cross-default: an event of default or equivalent condition under other Indebtedness (i) in the case of Recourse Indebtedness, where such Indebtedness is in an

29

aggregate amount in excess of $50,000,000 and (ii) in the case of Non-Recourse Indebtedness, involving properties of entities having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000 (in each case, excluding such events of default or equivalent conditions solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(m) Change of Control (as defined on Exhibit C to the Commitment Letter;

(n)                                 if Collateral having a net equity value in excess of $25,000,000 ceases to be subject to a valid first priority security interest in favor of the Administrative Agent on behalf of the Lenders (subject to Permitted Liens), except to the extent (x) any such loss of perfection or priority results from the act or omission of the Administrative Agent, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority (other than non consensual Permitted Liens);

(o) if any Loan Document ceases to be valid, without immediate replacement, or if any of the same shall be challenged or repudiated by any Loan Party or any Subsidiary thereof in writing; or

(p) an event occurs under applicable pension and ERISA laws, which could reasonably be expected to have a Material Adverse Effect.

The foregoing events are referred to as “Events of Default”.

“Default” means any event which, with notice or lapse of time or both, shall be become an Event of Default.

Voting:

Amendments and waivers of the Loan Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders in the case of clauses (i) and (iii) below) shall be required with respect to (i) reductions in the principal amount of any Loan or fee, or extension of the scheduled date of any amortization payment owed to such Lender, (ii) extensions of the final maturity of any Loan owed to such Lender, (iii) reductions in the rate of interest (other

30

than a waiver of default interest) owed to such Lender and (iv) increases in the amount or extensions of the expiry date of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an extension or increase of any commitment of any Lender) and (b) the consent of all Lenders directly and adversely affected shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “Required Lenders” or any similar defined term, (ii) modifications to provisions requiring pro rata payments or sharing of payments (except with respect to the transactions described in the second following paragraph), (iii) releases of all or substantially all the Collateral, (iv) releases of all or substantially all of the value of the Guarantees and (v) assignment by any Borrower of its rights and obligations under the Loan Documents (other than, in the cases of clauses (iii), (iv) and (v), in accordance with the Loan Documents).

Notwithstanding the foregoing, the consent of the Lenders holding Term Loans shall not be required for the Replacement Revolver.

Modifications to provisions requiring pro rata payments, distributions or commitment reductions or sharing of payments in connection with (a) loan buy back or similar programs (b) “amend and extend” transactions or (c) adding one or more tranches (which may, but are not required to be new money tranches) of debt and the like as permitted by the Loan Documents shall only require approval of the Required Lenders, provided that all approving Lenders in respect of any Facility shall be treated on a pro rata basis with respect to such Facility; and shall otherwise be on customary terms.

The Loan Documents shall contain provisions allowing the Borrowers to replace the commitment and/or Loans of a Lender at par under the relevant Facilities (as the Borrowers shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders consent), increased costs, taxes, etc. and Defaulting Lenders (as defined below).

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Loans and commitments to eligible assignees (other than to any Disqualified Institution) with the consent of (a) the Borrowers (not to be unreasonably withheld), unless a payment or bankruptcy (with respect to any Borrower) Event of Default has occurred and is continuing or such assignment is to a Lender (if in respect of the Revolver, to another Lender under the Revolver) or an affiliate of a Lender or an Approved Fund (as defined below), (b) the Administrative Agent, and (c) any Issuing Lender unless in the case of this clause (c), a Term Loan is being assigned.  Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an

31

Approved Fund), the minimum assignment amount shall be $1,000,000 in the case of the Term Loans and $5,000,000 in the case of the Revolver, in each case unless otherwise agreed by the Borrowers and the Administrative Agent.  The assigning Lender shall pay the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) in connection with all assignments.  The Lenders will have the right to participate their commitments and Loans to other Persons (other than any Disqualified Institutions) without the consent of the Borrowers, the Administrative Agent or the Issuing Lenders.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions.  Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.  Pledges of and repurchase agreements in respect of Loans in accordance with applicable law shall be permitted to Persons other than Disqualified Institutions without restriction.

“Approved Fund” means, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an affiliate of such Lender or (c) an entity or an affiliate of any entity that administers, advises or manages such Lender.

Defaulting Lenders:

The Loan Documents shall also contain customary limitations on Defaulting Lenders including non-payment/escrow of all amounts owed to the Defaulting Lender to be held as security and exclusion for purposes of Required Lender votes and the calculation of Required Lenders.

“Defaulting Lender” means a Lender that has (a) failed to fund any portion of the Loans, or participations in Letter of Credit or Swingline Loan exposure required to be funded by it on the date required, (b) otherwise failed to pay the Administrative Agent or any other Lender any other amount required to be paid under the Loan Documents on the date when due unless the subject of a good faith dispute, (c) notified the Administrative Agent or the Borrowers that it does not intend to comply with any of its obligations under the Loan Documents, (d) failed, within three (3) business days after request by the Administrative Agent, to affirm its willingness to comply with its funding obligations under the Loan Documents or (e) become, or whose direct or indirect parent has become, insolvent or is the subject of a receivership, bankruptcy or other insolvency proceeding.

32

When any Lender is a Defaulting Lender, the Issuing Lenders shall have no obligation to issue a Letter of Credit and the Swingline Lender shall have no obligation to fund a Swingline Loan unless, after giving effect to the reallocation of the Letter of Credit or Swingline Loan exposure, as the case may be, to the other Lenders with Commitments, the Borrowers or such Defaulting Lender provides cash collateral or other security or support for such Defaulting Lender’s pro rata share of the Issuing Lender’s or Swingline Lender’s, as the case may be, fronting risk.

Agency:

Usual and customary for facilities of this type; provided, that any substitution of the Administrative Agent shall require the consent of the Borrowers, not to be unreasonably withheld, unless a bankruptcy Event of Default then exists.

Yield Protection; Taxes; Indemnification; Expenses:	Usual and customary for facilities of this type giving effect to the Documentation Considerations.

Governing Law and Jurisdiction:

New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.  The Facilities will provide that the Loan Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and the parties will waive any right to trial by jury.

Counsel:	Latham & Watkins LLP

33

CONFIDENTIAL

ANNEX I

INTEREST RATES AND FEES

Applicable Margin:

The Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin or (b) LIBOR (as defined below) plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

The Applicable Margin shall be determined by reference to the corporate family rating assigned to the Partnership by each of Moody’s and S&P prior to the Closing Date as set forth on the following table (it being understood that in the event the corporate family ratings assigned by Moody’s and S&P, respectively, correspond to different percentages on the following table, Applicable Margin shall be determined by reference to the lower of the two ratings):

	Corporate Family Rating	Applicable Margin
	> Ba3 / BB-	4.50%
	B1 / B+	5.00%
	B2 / B	5.50%
	< B3 / B-	6.25%

“LIBOR” means (a) in the case of the Revolver, the rate reasonably determined by the Administrative Agent in the London interbank market for deposits in U.S. Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR advance, as adjusted for maximum statutory reserves and (b) in the case of the Term Loans, the higher of (i) 1.75% per annum and (ii) the rate set forth in clause (a) above.

“ABR” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) in the case of the Term Loans, 2.75% per annum.

	The Borrowers may select interest periods of one, two, three, six or (if agreed to by all Lenders) nine months for LIBOR borrowings.

Interest on LIBOR-based Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days and interest on ABR-based Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as

1

applicable.

Revolver Unused Fee:	0.50% with a step-down to 0.375% if the aggregate outstanding usage under the Revolver (i.e. Revolving Loans, Letters of Credit and Swingline Loans) exceeds 50% of the Revolving Commitments.

Default Rate:

Upon and during the continuance of a payment event of default with respect to any principal or interest under the Facilities, such overdue amounts shall bear interest at the applicable interest rate plus 2.00% per annum or, in the event there is no applicable interest rate, the interest rate applicable to ABR advances plus 2.00% per annum.

2

CONFIDENTIAL

ANNEX II

GUARANTORS

See attached

1

CONFIDENTIAL

ANNEX III

COLLATERAL

See attached

1

CONFIDENTIAL

ANNEX IV

SPECIAL CONSIDERATION PROPERTIES

Piedmont

Bay City

Eagle Ridge

Lakeview Square

Montclair

Moreno Valley

Oviedo

Country Hills

Silver City

Chapel Hills

Chico

Mall St. Vincent

Northgate

Southland, MI

Grand Traverse

70 Columbia Corporate Center

1

CONFIDENTIAL

ANNEX V

FINANCIAL COVENANTS

See attached

1

EXHIBIT B

CONDITIONS TO CLOSING

1.             Each Loan Party shall have executed and delivered the Loan Documents and the Administrative Agent shall have received customary closing certificates and deliverables (including (a) to the extent requested, currently existing Phase I environmental reports in respect of all Mortgaged Properties, (b) existing surveys in respect of the Mortgaged Properties, (c) title reports with respect to the Mortgaged Properties, (d) organizational documents, resolutions, good standing certificates and incumbency certificates of each Loan Party, (e) a certificate of the chief financial officer of the New Parent as to the consolidated solvency of (i) the New Parent and its Subsidiaries, taken as a whole, and (ii) the Borrowers and the Loan Parties, taken as a whole, (f) customary insurance certificates naming the Administrative Agent as loss payee or additional insured (as the case may be) and (g) customary opinions of in-house and outside counsel).

2.             The Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Plan in accordance with section 1129 of the Bankruptcy Code, which Plan shall not have been modified or amended in any manner materially adverse to the interests of the Administrative Agent and the Lenders, taken as a whole, from the plan of reorganization and any amendments, modifications or supplements thereto, in each case, filed with the Bankruptcy Court on the date of the Commitment Letter (collectively, the “Plan”), the Confirmation Order shall be in full force and effect (without waiver of the 14 day period set forth in Bankruptcy Rule 3020(e)) as of the Closing Date and shall not be subject to a stay of effectiveness.  The time to appeal, petition for certiorari or move for reargument or rehearing of the Confirmation Order shall have expired and no appeal, petition for certiorari or other proceedings for reargument or rehearing shall be pending.  If an appeal, writ of certiorari, reargument or rehearing of the Confirmation Order has been sought, the Confirmation Order shall have been affirmed by the highest court to which it has been appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification thereof materially adverse to the interest of the Administrative Agent and the Lenders, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.  The effective date of the Plan shall have occurred or shall occur substantially simultaneously with the Closing Date and substantial consummation of the Plan shall have occurred or shall be scheduled to occur but for the funding of the Loans and the use of proceeds thereof.  The Closing (as defined in that certain Amended and Restated Cornerstone Investment Agreement effective as of March 31, 2010, between Existing GGPI and REP Investments LLC (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Cornerstone Agreement”)) shall occur concurrently with the initial funding of the Loans and no provision of the Cornerstone Agreement shall have been amended or waived in any respect materially adverse to the Lenders without the prior or concurrent written consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld.

3.             The Administrative Agent shall have received unaudited consolidated balance sheets and related statements of income and cash flows of Existing GGPI for each fiscal quarter of 2010 ended more than 60 days prior to the Closing Date.

1

4.             To the extent any indebtedness remains outstanding (whether by reinstatement, amendment, consent or otherwise) pursuant to the Plan, no term (as reinstated, amended or otherwise existing) of any such indebtedness shall prohibit or otherwise restrict the Facilities, the transactions contemplated in connection therewith or the security interests granted thereunder.

5.             The Borrowers and each Guarantor shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; provided that such information shall have been requested at least ten (10) days prior to the Closing Date.

6.             The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees due as of the Closing Date under the Loan Documents and the Fee Letter, and all expenses required to be paid under the Loan Documents and the Fee Letter for which invoices have been presented at least three (3) business days prior to the Closing Date.

7.             The Administrative Agent shall have received the results of a recent UCC Lien search in each relevant jurisdiction with respect to each of the Loan Parties, and such search results shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by the Plan, or the Loan Documents or Liens to be discharged on or prior to the Closing Date.

8.             All documents and instruments required to perfect the Administrative Agent’s first priority security interests in the Collateral to the extent required by the Loan Documents shall have been executed by the applicable Loan Parties (if necessary) and delivered to the Administrative Agent.

9.             The Partnership shall have received corporate family ratings from S&P and Moody’s.

10.          The Conditions set forth under “Conditions to each Loan and Issuance each Letter of Credit” herein shall be satisfied.

11.          No Material Adverse Effect (as defined in the Cornerstone Agreement) shall have occurred.

2

EXHIBIT C

CERTAIN DEFINITIONS

“Capital Stock” means any and all capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Closing Date be considered to be a Capital Lease for any purpose under this Agreement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP; and, for the purposes of the Loan Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means the failure of the New Parent to be, or to have Control of, the general partner of the Partnership.

“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (B) with respect to all guarantees not covered by the preceding clause (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to the affirmative covenant for delivery of annual or quarterly financial statements.  Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for

1

payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (a) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is Recourse Indebtedness, directly or indirectly to such Person or any of its Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered cash or cash equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty or (ii) such other Person holds an Investment Grade Credit Rating from any of Fitch, Moody’s or S&P, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent, and (b) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the New Parent or its direct or indirect Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Fitch” means Fitch, Inc.

“FFO” means net income, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which will be calculated to reflect funds from operations on the same basis), as determined and adjusted in accordance with the standards established from time to time by the National Association of Real Estate Investment Trusts.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.(3)

(3)  The Loan Documents will provide that, in the event of any change to GAAP, and upon the election of the Borrowers or the Administrative Agent acting at the direction of the Required Lenders, the Loan Parties’ compliance with the covenants set forth in the Loan Documents will be determined using GAAP as in effect immediately prior to such change.

2

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity of competent authority and jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Hedge Agreement” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrowers or any of their Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person (other than (i) obligations existing on the Closing Date that any direct or indirect parent of such Person has the right to satisfy by delivery of its Capital Stock, (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Capital Stock and (iii) obligations to redeem trust preferred securities), (h) all Contingent Obligations of such Person in respect of the foregoing items (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of clause (k) and (l) of Events of Default only, the net obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to lesser of the amount of such Indebtedness or the fair market value of the assets securing such Indebtedness, as reasonably determined by the Borrowers.

“Investment Grade Credit Rating” means (i) with respect to Fitch, a credit rating of BBB- or higher, (ii) with respect to Moody’s, a credit rating of Baa3 or higher and (iii) with respect to S&P, a credit rating of BBB- or higher.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement in respect of the property of a Person, in each case, in the nature of security (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

3

“Limited Minority Holdings” means non-Wholly Owned Subsidiaries or joint ventures in which (i) the New Parent and its Wholly Owned Subsidiaries have a less than 50% ownership interest and (ii) the New Parent and its Wholly Owned Subsidiaries do not control the day-to-day management of such non-Wholly Owned Subsidiary or joint venture, whether as the general partner or managing member of such non-Wholly Owned Subsidiary or joint venture, or otherwise.  As used in this definition, Holdings and any Wholly Owned Subsidiaries shall be deemed to “control” the management of such non-Wholly Owned Subsidiary or joint venture if it has the authority to manage day-to-day operations of such Person.

“Management Company” means General Growth Management, Inc., a Delaware corporation, and its affiliates, and any of its successors and assigns that are affiliates of the New Parent.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Recourse Indebtedness” means Indebtedness which is not Recourse Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Qualified Capital Stock” means Capital Stock, which is not Disqualified Capital Stock.

“Recourse Indebtedness” means any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets.

“Recourse Secured Mortgage Indebtedness” means any Permitted Project Level Financing that is Recourse Indebtedness.

“S&P” means Standard & Poor’s Ratings Services.

“Wholly Owned Subsidiary” means, as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Capital Stock of which (other than directors’ qualifying shares and, in the case of any REIT Subsidiary, non-participating preferred equity with a base liquidation preference of no more than $180,000) is owned by such Person or Persons directly or indirectly.

4

EXECUTION VERSION

EXHIBIT A

PROJECT GENEVA

SENIOR SECURED REVOLVING FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached (the “Commitment Letter”) or in Exhibit B or Exhibit C thereto.

Borrowers:

GGP Limited Partnership, a Delaware limited partnership (the “Partnership”), and GGPLP L.L.C., a Delaware limited liability company (collectively with the Partnership, the “Borrowers” and each, a “Borrower”).

Administrative Agent and Collateral Agent:	DBTCA (the “Administrative Agent”).

Joint Lead Arrangers:	DBSI, Wells Fargo Securities and RBC Capital (collectively, the “Joint Lead Arrangers”).

Joint Bookrunners:	DBSI, Wells Fargo Securities, RBC Capital, Barclays Capital, GS Lending Partners, MCUSA, TD Securities and UBSS.

Syndication Agents:	Wells Fargo Securities and RBC Capital.

Documentation Agents:	Barclays Capital, GS Lending Partners, MCUSA, TD Securities and UBSS.

Commitment Parties:	DB, Wells Fargo, RBC, Barclays, GS Lending Partners, Macquarie, TD and UBS (each, a “Commitment Party” and collectively, the “Commitment Parties”).

Lenders:

The Commitment Parties and a syndicate of financial institutions and other lenders arranged by the Joint Lead Arrangers in consultation with and reasonably acceptable to the Borrowers other than (a) competitors of the Borrowers and the affiliates of such competitors, in each case identified by the Borrowers prior to the date of the Commitment Letter, with respect to the initial syndicate and subsequent assignments and participations, and additional competitors and affiliates of such competitors identified by the Borrowers from time to time after the Closing Date with respect to subsequent assignments and participations (but no such identification shall apply retroactively to parties that already acquired an assignment or participation interest) and (b) other Persons (as defined on Exhibit C to the Commitment Letter) identified by the Borrowers prior to the date of the Commitment Letter (the Persons in clauses (a) and (b) collectively, the “Disqualified Institutions”).

Facility:	A senior secured revolving credit facility of $300,000,000 (the “Revolver” and the loans thereunder, the “Loans” and the commitments thereunder, the “Commitments”).

Letters of Credit:

A portion of the Revolver in an amount of up to $75,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent and other Lenders under the Revolver that agree in writing with the Borrowers and the Administrative Agent to issue Letters of Credit (in such capacity, the

1

“Issuing Lenders”). No Letter of Credit will have an expiration date after the earlier of (a) 1 year after the date of issuance and (b) 5 days prior to the Maturity Date (as defined below); provided that any Letter of Credit with a 1-year tenor may provide for the renewal thereof for additional 1-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless the Borrowers shall have made arrangements reasonably satisfactory to the applicable Issuing Lender to cash collateralize or otherwise backstop such Letter of Credit).  Any outstanding Letters of Credit will reduce availability under the Revolver on a dollar-for-dollar basis.  Each Lender will be irrevocably and unconditionally required to purchase, under certain circumstances, a pro rata participation in each Letter of Credit on a pro rata basis.

Swingline Loans:

A portion of the Revolver in an amount of up to $30,000,000 shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolver on a dollar-for-dollar basis.  Each Lender will be irrevocably and unconditionally required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan on a pro rata basis.

Closing Date:

On or prior to December 31, 2010; provided that the Borrowers may extend the Closing Date (and the commitments hereunder) (a) to a date on or before January 31, 2011, if the Confirmation Order (as defined on Exhibit B to the Commitment Letter) has been entered on or before December 15, 2010 or (b) to a date on or before January 31, 2011, if all conditions to the obligations of REP Investments LLC to consummate the Closing (as defined in the Cornerstone Agreement (as defined on Exhibit B to the Commitment Letter)) have been satisfied, other than those conditions that are to be satisfied (and are capable of being satisfied) by action taken at the Closing (as defined in the Cornerstone Agreement), but the investments contemplated thereunder have not been funded, so long as the Cornerstone Agreement has been similarly extended.

Availability / Purpose:	The Loans will be available on a revolving basis during the period commencing on the Closing Date and ending on the Maturity Date.

The proceeds of the Loans, together with the proceeds of the contribution of new equity, will be used on the Closing Date to finance the Plan (as defined on Exhibit B to the Commitment Letter), including to refinance certain Indebtedness (as defined on Exhibit C of the Commitment Letter) of Existing GGPI (as defined below) and its Subsidiaries (as defined below), including, without limitation, the Matured Rouse Notes (as defined below), and to pay fees, commissions and expenses in connection therewith.  The proceeds of the Loans may also be used on and after the Closing Date for general corporate purposes (including working capital).

“Matured Rouse Notes” means the 3.625% Notes due 2009 of The Rouse Company LP and the 8.00% Notes due 2009 of The Rouse Company LP.

Guarantors:	(a) On the Closing Date, limited to (i) New GGP, Inc., a Delaware corporation which will become the new public REIT indirect parent of the Borrowers and be renamed General Growth Properties, Inc.

2

(the “New Parent”), (ii) GGP Real Estate Holding I, Inc. and GGP Real Estate Holding II, Inc., each a Delaware corporation newly formed in connection with the consummation of the Plan (collectively, the “Holding Companies”), (iii) General Growth Properties, Inc., a Delaware corporation, to be renamed GGP, Inc. substantially concurrently with the Closing Date (“Existing GGPI”), (iv) GGP Limited Partnership II, a Delaware limited partnership newly formed in connection with the consummation of the Plan (together with Existing GGPI, the “Parent” and together with the New Parent and the Holding Companies, the “Parent Guarantors”) and (v) those entities set forth on Annex II attached hereto and (b) after the Closing Date, any Subsidiary of the New Parent owning directly or indirectly assets required to be pledged to secure the Obligations (as defined below) as more particularly described under “Security” below, in any case, excluding The Rouse Company LP and its Subsidiaries (collectively, the “Guarantors”, and together with the Borrowers, the “Loan Parties”).

Interest Rates and Fees:	Interest rates, fees and payments in connection with the Revolver will be as specified on Annex I attached hereto.

Maturity and Amortization:	The Revolver will mature on the third anniversary of the Closing Date (the “Maturity Date”). There is no amortization required on the Revolver.

Security:

The Revolver, the guarantees of the Guarantors (the “Guarantees”) and obligations in respect of any hedging agreements and cash management arrangements of the Loan Parties entered into with any Lender or any affiliate of a Lender (collectively, the “Obligations”) will be secured by (a) a first priority perfected mortgage or deed of trust Lien (as defined on Exhibit C to the Commitment Letter), subject to clauses (ii), (iii) and (iv) of Permitted Liens (as defined below), on the properties set forth in Annex III attached hereto (the “Mortgaged Properties”) and (b) a first priority perfected Lien, subject to Permitted Liens, on the Capital Stock (as defined on Exhibit C to the Commitment Letter) in certain Subsidiaries of the Borrowers set forth on Annex III attached hereto (the “Pledged Properties”; together with the Mortgaged Properties, the “Collateral”).  In addition, if the New Parent or any newly formed Subsidiary of the New Parent acquires all or a portion of any real property with a purchase price in excess of $10,000,000 (calculated at the amount allocable to the Borrowers or their Wholly Owned Subsidiaries (as defined on Exhibit C to the Commitment Letter) on the date of such acquisition) the New Parent or such newly formed Subsidiary shall provide a first priority perfected Lien on such real property (or if a Lien on such real property cannot be provided, a first priority perfected Lien on the Capital Stock of such Subsidiary that owns a direct or indirect interest in such real property), in each case subject to Permitted Liens; provided, that neither the New Parent nor the Loan Parties shall be required to provide or cause to be provided such additional collateral (or Guarantees) if (i) at the time of acquisition of such property or Capital Stock, the ratio of (A) the aggregate Value (to be defined but in any event to include the concepts described below) of all remaining Collateral to (B) the sum of the aggregate amount of Commitments is at least 4.0 to 1.0 or (ii)

3

any existing contractual agreement or agreements assumed or entered into by the New Parent or any such Subsidiary to effectuate or reasonably facilitate the acquisition of such real property (including documents governing non-Wholly Owned Subsidiaries or joint ventures and Indebtedness permitted to be incurred pursuant to the Loan Documents (as defined below)) prohibits the granting of such Lien.

The Borrowers may, on or before the Closing Date, substitute other assets for the Collateral identified on Annex III so long as (i) the substituted Collateral has reasonably equivalent Value and (ii) Mortgaged Properties are substituted for other Mortgaged Properties unless otherwise agreed by a majority of the Joint Lead Arrangers.

Facility Documentation:

The definitive documentation for the Revolver (the “Loan Documents”) shall contain the terms set forth in this Summary of Principal Terms and Conditions and such other terms as the Borrowers and the Joint Lead Arrangers shall agree and shall (a) give due regard to (i) the operational requirements of the New Parent and its Subsidiaries and joint ventures in light of their size, industry and practices, (ii) the projections dated as of September 9, 2010 (as updated from time to time and in the case of material adverse updates after the date of the Commitment Letter, in a manner reasonably acceptable to a majority of the Joint Lead Arrangers, the “Projections”) and (iii) the REIT status of the New Parent and its REIT Subsidiaries and exceptions reasonably necessary to maintain the same and (b) in any event permit all transactions contemplated by the Plan (the terms in clauses (a) and (b) collectively, the “Documentation Considerations”).

The representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default contained in the Loan Documents shall be limited to the following, in each case  applicable to the New Parent and its Subsidiaries and with scheduled exceptions and other exceptions for materiality or otherwise and “baskets” contemplated below and otherwise to be mutually agreed with due regard for the Documentation Considerations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

Voluntary Prepayments:

Voluntary prepayments of the Loans will be permitted at any time, in minimum principal amounts to be reasonably agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ customary costs in the case of a prepayment of LIBOR (as defined on Annex I attached hereto) advances, to the extent paid on any day other than the last day of the relevant interest period.

Representations and	(a) corporate existence and good standing, with exceptions for, among others, permitted amalgamations, mergers,

4

Warranties:	consolidations, dissolutions or liquidations and permitted Dispositions (as defined below) of assets;

(b)                                 all requisite corporate and governmental authorizations, including the entry of the Confirmation Order by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) as of the Closing Date;

(c) no contravention of articles, by-laws, material agreements or applicable laws as a result of execution, delivery and performance of Loan Documents;

(d) the execution, delivery and binding effect and enforceability of Loan Documents;

(e) ownership of or valid leasehold interest with respect to material property, with exceptions for, among others, permitted Dispositions of assets;

(f) no Default or Event of Default (each as defined below);

(g) consolidated solvency of (i) the New Parent and its Subsidiaries, taken as a whole and (ii) the Borrowers and the other Loan Parties taken as a whole;

(h)                                 historical financial statements of Existing GGPI for the fiscal year ended December 31, 2009 and each fiscal quarter thereafter which has ended at least 60 days prior to the Closing Date, in each case prepared in accordance with generally accepted accounting principles as in effect on the date of preparation and that the Projections have been prepared in good faith based on reasonable assumptions at the time prepared (it being understood that material variations may have occurred);

(i)                                     no event or circumstance which has had or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the New Parent and its Subsidiaries, taken as a whole;

(j) absence of material litigation;

(k) compliance with applicable laws (including ERISA and environmental) and material agreements;

(l) labor matters;

(m) payment of taxes and all material obligations;

(n) accuracy and completeness in all material respects of written information provided to the Lenders;

(o) no Loan Party is required to register under the Investment Company Act and compliance with other similar regulations;

(p) use of proceeds including no proceeds will be used to purchase or carry margin stock;

(q) security documents and all filings and other actions necessary or advisable to perfect and protect the security interest in the Collateral and the creation and perfection of a

5

first priority Lien (subject to Permitted Liens) on the Collateral;

(r)                                    existence and ownership by the New Parent of Subsidiaries and joint ventures, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(s) ownership, use and non-infringement of material intellectual property;

(t) insurance;

(u) REIT status;

(v) PATRIOT Act (subject to the publicly traded stock exception), anti-money laundering statute and OFAC compliance; and

(w)                               no Default or Event of Default has occurred and is continuing under or with respect to any material contract that could reasonably be expected to have a material adverse effect on (i) the business, operations or financial condition of the New Parent and its Subsidiaries, taken as a whole, (ii) the material rights and remedies of the Administrative Agent and the Lenders, taken as a whole or (iii) the legality, validity or enforceability of the Loan Documents, taken as a whole (clauses (i), (ii) and (iii) together, a “Material Adverse Effect”).

Conditions to Closing:	As set forth on Exhibit B to the Commitment Letter.

Conditions to each Loan and Issuance of each Letter of Credit:

On and after the Closing Date, the making of each Loan or the issuance of each Letter of Credit shall be conditioned upon the following:

(a)                                 all representations and warranties shall be true and correct in all material respects as of the date of the making of any Loan or issuance of (or extension, amendment or renewal resulting in an increase in the face amount of) a Letter of Credit, before and after giving effect to such Loan or Letter of Credit, as the case may be, and to the application of proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default shall have occurred and be continuing, or shall result from such Loan or issuance, extension, amendment or renewal of such Letter of Credit, as the case may be.

Affirmative Covenants:

(a)                                 provision of annual audited consolidated financial statements of the New Parent within 105 days of its fiscal year end, which audited financial statements shall be unqualified as to going concern and scope of audit;

6

(b) provision of quarterly unaudited consolidated financial statements of the New Parent for the first three fiscal quarters of each fiscal year within 60 days of its fiscal quarter end;

(c)                                  with the financial statements referred to in the immediately preceding clauses (a) and (b):  provision of quarterly and annual compliance certificates certificates as to financial statements and notices of any material damage, destruction or condemnation of any Collateral(1);

(d) provision by the Partnership of an informational annual budget within 90 days after the beginning of each fiscal year;

(e) promptly, provision by the Borrowers of notices of:

(i) Default or Event of Default;

(ii) any Material Adverse Effect;

(iii) any litigation that could reasonably be expected to have a Material Adverse Effect; and

(iv) any environmental event that could reasonably be expected to have a Material Adverse Effect;

(f)                                   general right of inspection (including of books and records and properties) by the Administrative Agent or any Lenders (when accompanying the Administrative Agent) on reasonable notice and subject to limitations on frequency and with expenses to be borne by the inspecting party (absent an Event of Default);

(g) provision by the Borrowers of other information on reasonable request by the Administrative Agent or any Lender acting through the Administrative Agent;

(h) punctual payment and performance of the Obligations;

(i) maintenance of corporate existence, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(j) maintenance of proper books and records to enable the preparation of the financial statements in accordance with generally accepted accounting principles as in effect on the date of preparation;

(k) maintenance and operation of properties, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(l) payment of all taxes and other material obligations;

(m) compliance with all applicable laws and having and maintaining all required permits (including environmental

(1)  The definitive list of requested deliverables is exhaustive of those to be included in the Loan Documents.

7

and ERISA);

(n) use of proceeds of the Loans;

(o) performance and compliance with all material agreements;

(p) further assurances as to perfection and priority of Liens in the Collateral (including additional Collateral) and execution and delivery of additional guarantees;

(q) maintenance of insurance; and

(r) maintenance of REIT status.

The Loan Documents shall provide that information may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the New Parent at www.ggp.com or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify the Administrative Agent of the posting of any such documents (which notice may be by facsimile or electronic mail).  The Borrowers shall identify all information as suitable for distribution to public or non-public Lenders, it being understood that unless identified as “public”, all such information shall be deemed as suitable for distribution to only non-public Lenders.

Negative Covenants:

(a)                                 material changes in the nature of the business conducted, with exceptions for, among others, permitted amalgamations, mergers, consolidations, dissolutions or liquidations and permitted Dispositions of assets;

(b)                                 (x) amalgamation, merger, consolidation, dissolution or liquidation, and (y) the sale, lease (other than any lease, license, easement or other occupancy agreement entered into in the ordinary course of business or transactions solely in connection with the mortgage or other transfer of property for Permitted Project Level Financing (as defined below)) or other disposition of assets or, in the case of any Subsidiary of the Partnership, the issuance or sale of any shares of such Subsidiaries’ Capital Stock or, in the case of any joint ventures, the sale of any Capital Stock owned by New Parent or any Subsidiary of New Parent (clause (y) collectively, a “Disposition”) with exceptions for, among others:

(i)                       Dispositions of the assets identified on Annex IV attached hereto (the “Special Consideration Properties”) and properties or entities having an aggregate net equity value less than $200,000,000 (collectively with the Special Consideration Properties, the “Specified Properties”);

8

(ii)                    Dispositions of assets for fair market value, as reasonably determined by the Person making such Disposition, so long as the Borrowers shall be in pro forma compliance with the Financial Covenants and if such Disposition is of any Collateral, the ratio of the Value of all remaining Collateral to the aggregate amount of the Commitments shall be at least 4.0 to 1.0;

(iii)                 amalgamations, mergers and consolidations among the New Parent and its Subsidiaries or with any Person the purpose of which is to effect an Investment otherwise permitted hereunder so long as (A) a Borrower is the survivor of any such transaction involving a Borrower, (B) a Loan Party is the survivor of any such transaction involving a Loan Party or the survivor shall expressly assume the obligations of the Loan Party under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, (C) New Parent is the survivor of any such transaction involving the New Parent or, if the New Parent is not the survivor, (1) the survivor shall expressly assume the obligations of the New Parent under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, (2) no Default or Event of Default shall occur after giving effect to such transaction and (3) the Loan Parties shall be in pro forma compliance after giving effect to such transaction with the financial covenants as of the end of the fiscal quarter most recently ended for which financial statements are available and shall provide a certificate to the Administrative Agent demonstrating the same, and (D) in the case of a transaction involving any non-Wholly Owned Subsidiary of the Borrowers, a Wholly Owned Subsidiary shall be the survivor of any such transaction or the transaction shall constitute a permitted Investment (as defined below);

9

(iv)     other customary exceptions to be agreed, but in any case including, among others:  (A) Dispositions of obsolete or worn out personal property or fixtures; (B) Dispositions of inventory; (C) Dispositions (including Capital Stock) to any Loan Party or any Wholly Owned Subsidiary of the Borrowers or, in the case of any non-Wholly Owned Subsidiary of the New Parent, to the owners of such non-Wholly Owned Subsidiary on a pro rata basis; (D) the sale of the Capital Stock of, or issuance by any Person that is a REIT to individuals of preferred equity with a base liquidation preference not in excess of $180,000 in the aggregate per annum for any such REIT; (E) Dispositions of cash and cash equivalents; and (F) Dispositions as a result of the exercise of a buy/sell provision with respect to any non-Wholly Owned Subsidiary or joint venture;

(v) Dispositions of real or personal property (including Capital Stock) in connection with permitted Investments;

(vi) the spin-off of Spinco Inc. (“Spinco”) as contemplated in the Plan;

(vii) Dispositions of property as a result of (A) any condemnation proceeding (or credible threat thereof) or Disposition in lieu thereof or (B) a casualty;

(viii) amalgamations, mergers and consolidations the purpose of which is to effect any Disposition otherwise permitted under the Loan Documents;

(c) Liens on any property with exceptions for, among others (all such exceptions to be contained in the Loan Documents, collectively, “Permitted Liens”):

(i) Liens securing Permitted Project Level Financings;

(ii) capital leases on an unlimited basis;

(iii) [intentionally omitted]; and

(iv)     other customary exceptions to be agreed, but in any case including, among others:  (A) Liens for taxes, assessments, utilities or governmental charges not more than 30 days overdue, or if more than 30 days overdue, (1) being contested in good faith, (2) which consist of Liens on one or more Specified Properties or (3) which taxes, assessments, utilities or governmental charges do not exceed $50,000,000 in the aggregate; (B) statutory Liens of landlords, lessors, carriers, warehousemen, mechanics, materialmen and other similar Liens not more than 30 days overdue, or if more than 30 days overdue, (1) being contested in good faith, (2) which consist of Liens on one or more Specified Properties or (3)

10

which taxes, assessments, utilities or governmental charges do not exceed $50,000,000 in the aggregate; (C) pledges or deposits in connection with workers’ compensation, unemployment insurance or other social legislation; (D) deposits to secure performance of bids, contracts, leases statutory obligations, surety, appeal and performance bonds and similar obligations; (E) easements, rights of way and similar real property encumbrances and including items shown on the title reports, UCC searches and surveys made available to the Commitment Parties or otherwise disclosed to the Commitment Parties prior to the date of the Commitment Letter; (F) Liens on Capital Stock of any non-Wholly Owned Subsidiary of the New Parent or joint venture securing obligations arising in favor of other holders of Capital Stock of such Person pursuant agreements governing such Person; and (G) a basket to be agreed;

(d) Indebtedness with exceptions for, among others:

(i)        Indebtedness which, when aggregated with Indebtedness of the New Parent, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) would not cause the New Parent to fail to be in pro forma compliance with the Maximum Leverage Ratio covenant (as described below) in each case as determined in accordance with GAAP (as defined below), except as otherwise noted above with respect to non-Wholly Owned Subsidiary and joint venture allocations and that the amount of such Indebtedness shall be calculated as described in the Maximum Leverage Ratio covenant below; provided that the New Parent and its Subsidiaries and joint ventures shall not incur (A) unsecured Indebtedness (other than unsecured Indebtedness existing as of the Closing Date and refinancings thereof) in excess of $300,000,000 (the “Unsecured Indebtedness Sublimit”) and (B) the aggregate outstanding amount of any Recourse Secured Mortgage Indebtedness (as defined on Exhibit C to the Commitment Letter) shall not exceed the amount of Recourse Secured Mortgage Indebtedness outstanding on the Closing Date plus $750,000,000; provided that such Recourse Secured Mortgage Indebtedness is (1) incurred to refinance, replace or extend Permitted Project Level Financing or (2) incurred to finance the construction,

11

development, redevelopment, repair or improvement of any GGP Property;

(ii)       intercompany Indebtedness among the New Parent and its Subsidiaries incurred (A) in the ordinary course of business (including transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries) or (B) outside the ordinary course of business in connection with tax, accounting, corporate structuring or reorganization or similar transactions; provided that intercompany Indebtedness pursuant to clause (B) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent to the extent not otherwise restricted by any contractual obligation;

(iii) ordinary course financing of insurance premiums;

(iv)     Indebtedness and other transactions specifically contemplated by the Plan (including the reinstatement of the Exchangeable Notes (as defined below), the reinstatement of the TRUP Notes (as defined below), the Reinstated Rouse Notes and the issuance of the Bridge Notes (as defined in the Plan)); and

(v) permitted refinancings of the foregoing (including the Exchangeable Notes and the TRUP Notes);

(e)                                  investments, acquisitions, advances, loans, extensions of credit, capital contributions or purchases of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in or purchase any real or personal property from, any other Person (all of the foregoing, the “Investments”) with exceptions for, among others:

(i) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(ii) Investments among the Loan Parties and the Wholly-Owned Subsidiaries of the Borrowers;

(iii)                 Investments in existing non-Wholly Owned Subsidiaries of the Borrowers and joint ventures, without limitation provided, however, that no Investment will be made in such existing entities which are dormant nor immaterial entities with no assets (other than (A) holding companies whose only assets are Capital Stock of Subsidiaries or joint ventures that hold, directly or indirectly, GGP

12

Properties, (B) any entity that is party to an IDOT structure, (C) Investments in amounts required to cover costs and expenses of such entities and (D) Investments in such entities pursuant to clause (iv) below);

(iv)     Investments in any after-acquired real or personal property (including in any newly formed or after acquired non-Wholly Owned Subsidiary of the New Parent or joint venture owning such property or any existing dormant or shell entity); provided that (A) Investments in real estate upon which material improvements are not complete (as evidenced by being opened for business to the general public) shall not exceed 10% of Value (it being understood that no real estate that is at least 80% leased shall be subject to this clause (A) and that for the purposes of this provision any portion of such real estate that is under a binding contract of sale to an “anchor tenant” shall be deemed to be leased), (B) Investments in any single Person owning any GGP Property (as defined below) shall not exceed 25% of Value and (C) Investments in Limited Minority Holdings (as defined on Exhibit C to the Commitment Letter) shall not exceed 20% of Value after giving effect to such Investment;

(v) Investments held as of the Closing Date;

(vi) the spin-off of Spinco;

(vii)    Investments reasonably required in the minimum amount necessary for the New Parent or any of its Subsidiaries to maintain its qualification as a REIT, qualified REIT Subsidiary or taxable REIT Subsidiary;

(viii)   other customary exceptions to be agreed, but in any case including, among others:  extensions of trade credit in the ordinary course of business; Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in the settlement of delinquent obligations and other disputes; deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and loans and advances to directors, officers and employees; guarantees of permitted Indebtedness and other obligations of the New Parent, its Subsidiaries and joint ventures; Investments of the New Parent and its Subsidiaries in any Subsidiary formed in connection with the issuance of trust preferred securities and by such entity in the New Parent and its Subsidiaries; Investments in cash and

13

cash equivalents; and Investments in the form of a permitted Disposition; and

(ix) other Investments not in excess of $100,000,000 in the aggregate;

(f)                                   dividends or other distributions (whether payable in cash or other property) with respect to the Capital Stock of the Partnership or the Parent Guarantors unless payable solely in shares of Capital Stock of any such Person or any direct or indirect parent thereof, or in rights to subscribe for the purchase of such Capital Stock (all of the foregoing, the “Restricted Payments”), with exceptions for, among others:

(i)        dividends or distributions by the Partnership to the Parent (and by the Parent to any direct or indirect parent) in any period in an amount not in excess of the greater of (A) the amount required to be distributed during such period in order to maintain REIT status of the New Parent and its REIT Subsidiaries and avoid entity-level taxes and (B) 90% of the FFO (as defined on Exhibit C to the Commitment Letter) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) for such period;

(ii) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(iii)     dividends or distributions to the Parent to permit the Parent to (or to make dividends or distributions to any direct or indirect parent of the Parent to) (A) pay any tax liabilities, operating expenses and other corporate overhead in the ordinary course of business (including directors fees and expenses, indemnification and similar items, franchise and other similar taxes and fees and expenses of debt or equity offerings (whether successful or not)) and (B) purchase, redeem, retire or acquire Capital Stock (1) of the Parent Guarantors or the Partnership held as of the Closing Date by Persons other than Subsidiaries of the New Parent or issued to any such Person after the Closing Date pursuant to clause (b)(iv)(D), above and (2) of the New Parent (I) as contemplated by the Plan upon the New Parent’s exercise of the New GGP Post-Emergence Public Offering Clawback Election and (II) held by any

14

present or former director, officer or employee of New Parent or any of its Subsidiaries or joint ventures (or the heirs, estate, family members, spouse or former spouse of any of the foregoing) in the case of this clause (II) in an amount not in excess of $25,000,000 per annum; and

(iv) to the extent constituting a Restricted Payment, Investments not otherwise prohibited under the Loan Documents;

(g)                                  material adverse amendments, waivers or modifications to organizational documents or material agreements, with exceptions, among others, as required in connection with the Plan (including the spin-off of Spinco contemplated by the Plan);

(h) hedging for speculative purposes;

(i) no transactions with officers, directors, employees or affiliates with exceptions for, among others:

(i) for fair market value and on arm’s length terms;

(ii) as in existence on the Closing Date;

(iii) as contemplated by the Plan, including arrangements with Spinco and in connection with the spin-off thereof;

(iv) customary directors fees and expenses, indemnification, incentive plans and similar items;

(v) employment and other compensation arrangements (including base salary and incentives);

(vi) transactions in the ordinary course of business in accordance with the consolidated cash management system of the New Parent and its Subsidiaries;

(vii) ordinary course reimbursement of travel, moving and similar expenses;

(viii) loans and advances to directors, officers and employees in the ordinary course of business;

(ix)     (A) guarantees of the Indebtedness of the New Parent and its Subsidiaries and joint ventures not otherwise prohibited under the Loan Documents and (B) other customary guarantees in the ordinary course of business; and

(x) transactions among the New Parent and its Subsidiaries and joint ventures permitted under the Loan Documents;

(j) voluntary prepayment, redemption or repurchase of material Indebtedness subordinated in right of payment to the Loans;

(k) granting of negative pledges with exceptions for, among others, negative pledges granted in connection with

15

permitted debt;

(l) changes in fiscal periods (without the consent of the Administrative Agent); and

(m) limitation on restrictions on Subsidiary distributions with exceptions for, among others, restrictions granted in connection with certain permitted debt.

Notwithstanding anything to the contrary contained in this Commitment Letter, there shall not be any limitation on (i) capital expenditures so long as the New Parent is in pro forma compliance with the Financial Covenants or (ii) the purchase, redemption, retirement or acquisition of, Capital Stock of the Parent or its Subsidiaries.

“Exchangeable Notes” means, collectively, any of the 3.98% Exchangeable Senior Notes due 2027 of the Partnership.

“Permitted Project Level Financing” means any indebtedness secured by a mortgage on any real property (or, for convenience, to avoid expense or for other bona fide business expenses of the Borrowers, secured by rentals or cash flow of one or more real properties but not by a mortgage) or secured by a Lien on any Capital Stock of any entity whose primary asset is (a) the real property financed by such indebtedness or (b) the Capital Stock of an entity that directly or indirectly owns such real property other than, in each case, indebtedness secured by any asset that is a Mortgaged Property.

“Reinstated Rouse Notes” means, collectively, any of the 7.20% Notes due 2012 of The Rouse Company LP, any of the 5.375% Notes due 2013 of The Rouse Company LP, and any of the 6¾% Notes due 2013 of The Rouse Company LP, together with any refinancing or replacement thereof contemplated by the Plan.

“TRUP Notes” means, collectively, any of the TRUP Junior Subordinated Notes due 2036 of the Partnership.

Financial Covenants:

The following to be tested quarterly on the last day of each fiscal quarter, commencing with the first full fiscal quarter of the New Parent following the Closing Date and in each case excluding Special Consideration Properties (and any Person all or substantially all of whose assets comprise Special Consideration Properties):

(a)                                 Maximum Net Indebtedness to Value Ratio: maximum ratio of (i) the difference of (x) total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary) minus (y) unrestricted cash and cash equivalents (and restricted cash and cash equivalents securing

16

Indebtedness and the application of which is to be made against the principal of such Indebtedness) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Subsidiary and joint venture allocations, without duplication and collectively in an amount not to exceed $1,500,000,000 to (ii) Value (less the aggregate amount of unrestricted cash and cash equivalents subtracted from Indebtedness pursuant to the immediately preceding clause (y)).

(b)                                 Maximum Leverage Ratio: maximum ratio of (i) the difference of (x) total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), minus (y) unrestricted cash and cash equivalents (any restricted cash and cash equivalents securing Indebtedness and the application of which is to be made against the principal of such Indebtedness) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Subsidiary and joint venture allocations, without duplication and collectively in an amount not to exceed $1,500,000,000 to (ii) Combined EBITDA (as described below) for the trailing four quarter period most recently ended.

(c)                                  Minimum Net Cash Interest Coverage Ratio: minimum ratio of trailing four quarter Combined EBITDA to net cash interest expense (to be defined, but in any event excluding one-time payments, original issue discount and fees and expenses in connection with the Revolver) of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly

17

Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary).

Financial covenant levels will be as set forth on Annex V attached hereto; provided, that if the Applicable Margin (as determined as set forth in Annex I attached hereto) exceeds 5.50%, the financial covenant levels will be adjusted as agreed by the Borrowers and the majority of the Joint Lead Arrangers to maintain an appropriate cushion to the Projections.  Financial covenants will be tested quarterly.

“Adjusted EBITDA”:  with respect to any GGP Property (as defined below) or the Parent Guarantors, the Borrowers or the Management Company (as defined on Exhibit C of the Commitment Letter), as the case may be, for any period, an amount equal to the net income (calculated on a GAAP basis and, for the avoidance of doubt, in the case of the Parent Guarantors, the Borrowers or the Management Company, taking into account such Person’s corporate overhead) and to be adjusted in a manner to be agreed but to be adjusted in any event to account for the impacts associated with the following:  (a) depreciation, (b) amortization, (c) interest expenses and interest income, (d) income taxes, (e) impairment expenses, (f) costs and expenses incurred in connection with any restructurings or reorganizations of such GGP Property or any entity owing a direct or indirect interest therein or the Parent Guarantors, the Borrowers or the Management Company, as the case may be (including in connection with the chapter 11 cases of Existing GGPI and its affiliates and in connection with the transactions contemplated by the Loan Documents, the Cornerstone Agreement and the Plan and hereinafter each a “Restructuring”), provided that cash restructuring charges not associated with the chapter 11 cases and the transactions contemplated by the Loan Documents, the Cornerstone Agreement and the Plan, shall be subject to a cumulative cap of $25,000,000 per annum and $100,000,000 during the term of the Revolver, (g) the costs and expenses of legal settlements, fines, judgments or orders to the extent reimbursed by insurance, (h) non-cash charges (including the effects of purchase accounting) and items related to FAS 141 adjustments, the straight lining of rents, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Permitted Project Level Financing (but excluding non-cash charges that constitute an accrual of or reserve for future cash payments), (i) extraordinary, unusual or non-recurring gains and losses (which losses shall not be duplicative of expense items treated as an add-back above) including those related to (i) the sale of assets, (ii) foreign currency exchange rates, (iii) litigation, (iv) securities available-for-sale (but only where such security gain and loss is unrealized), (v) the early extinguishment or forgiveness of debt and (j) such other adjustments reflected in the Projections or as otherwise mutually agreed upon by the parties.  Adjusted EBITDA shall be calculated on a pro forma basis for any GGP Property which has been open for business for less than four (4) calendar quarters.

18

“Combined EBITDA”:  for any period, the sum of (a) 100% of the Adjusted EBITDA of any GGP Properties owned or leased by the Parent Guarantors, the Borrowers and the Wholly-Owned Subsidiaries of the Borrowers for such period; (b) the portion of the Adjusted EBITDA of the GGP Properties of any consolidated non-Wholly Owned Subsidiaries or joint ventures of the Borrowers or the Parent Guarantors for such period allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly-Owned Subsidiary; and (c) Adjusted EBITDA of the Parent Guarantors, the Borrowers and the Management Company; provided, that Combined EBITDA shall include Adjusted EBITDA allocable to the Management Company only to the extent that Adjusted EBITDA allocable to the Management Company does not exceed 4% of Combined EBITDA.

“Value” is to be defined but will include, without duplication, in addition to other concepts to be agreed, the following concepts, (a) Combined EBITDA of the Parent Guarantors, the Borrowers and any of their Subsidiaries (wholly-owned or otherwise) and joint ventures for the immediately preceding four (4) calendar quarters capped at 7.25% (excluding any GGP Property included on a cost basis pursuant to clause (c) below), (b) fair market value (“fair market value” to be defined but in any event if the New Parent obtains a third party appraisal by an appraiser reasonably acceptable to the Administrative Agent having an effective date no more than 180 days prior to the date of calculation, to be conclusively determined by such appraisal) of development and inactive assets including raw land, vacant outparcels, loans receivable, capital expenditures and the headquarters buildings in Illinois and Maryland and other underutilized assets with de minimis income (at the lesser of cost or fair market value, provided that the headquarters buildings shall be  valued at their appraised values); (c) cost basis of new acquisitions of the New Parent, the Borrowers or any of their Subsidiaries (wholly-owned or otherwise) or joint ventures (calculated as (i) 100% for assets owned by the Parent Guarantors, the Borrowers or any Wholly Owned Subsidiary of the Borrowers and (ii) in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary; (d) unrestricted cash and cash equivalents of the Parent Guarantors, the Borrowers and their Subsidiaries and joint ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and joint ventures of the Parent Guarantors or the Borrowers, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to the Parent Guarantors, the Borrowers or their Wholly Owned Subsidiary), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to non-Wholly Owned Subsidiary and joint venture allocations, without duplication; and (e) aggregate sums spent on the construction of improvements (including land acquisition costs) for any asset which is raw land, vacant out-parcels or is the subject of a material construction project but excluding such sums with respect to assets subject to material

19

construction projects, if the New Parent elects to include revenues in Adjusted EBITDA (provided that such costs can be included if the project is a renovation or expansion of an asset that is otherwise complete and operational, the construction will not impair ongoing business and operations and the inclusion of such revenues in Adjusted EBITDA and such aggregate sums in Value is not duplicative).

“GGP Properties” means any asset owned, leased or operated by the Parent Guarantors, the Borrowers or any Subsidiary of the Parent Guarantors or the Borrowers (wholly-owned or otherwise) or joint venture.

If any GGP Property shall be sold or otherwise transferred to a third party by the Parent Guarantors or any of their Subsidiaries or joint ventures prior to the date of calculation of the Maximum Net Indebtedness to Value Ratio and the Maximum Leverage Ratio, such Financial Covenants shall be calculated on a pro forma basis to exclude the effect of such GGP Property and any Indebtedness redeemed, retired, extinguished or repaid in connection therewith.

For purposes of determining compliance with the financial covenants, a cash equity contribution in the New Parent (in the form of a cash contribution or in exchange for Qualified Capital Stock (as defined in Exhibit C to the Commitment Letter)) after the commencement of the applicable fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the New Parent, which request will be made at the time of contribution, be included in the calculation of Combined EBITDA for the Maximum Leverage Ratio and Minimum Net Cash Interest Coverage Ratio and as cash and cash equivalents in the definition of Value for purposes of the Maximum Net Indebtedness to Value Ratio, in each case solely for purposes of determining compliance with such Financial Covenants at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Combined EBITDA or Value, as the case may be, a “Specified Equity Contribution”); provided that (a)(i) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made, and (ii) only three Specified Equity Contributions may be made during the term of the Revolver, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the New Parent to be in compliance with such Financial Covenant(s) and (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained in Loan Documents.

Events of Default:	(a) default in payment of principal when due;

(b) other payment defaults, with 5-day cure period;

(c)           failure to comply with any covenant or provision under the Loan Documents, subject, in the case of affirmative covenants (other than notice of Default or Event of Default or failure to maintain the corporate existence of any

20

Borrower), to a 30-day cure period after any responsible officer of the New Parent or any Borrower obtains knowledge thereof;

(d) representations and warranties under the Loan Documents being incorrect in any material respect when made;

(e)           involuntary bankruptcy or other insolvency proceedings with respect to the New Parent, any Borrower or any material(2) Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property) which (i) result in an order for relief or any adjudication or appointment against or in respect of such person; or (ii) continue and have not been dismissed, discharged or stayed for a period of 30 days;

(f)            appointment of a receiver or similar official with respect to the New Parent, any Borrower or any material Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property), if not removed within 90 days;

(g)           voluntary bankruptcy or other insolvency proceedings with respect to the New Parent, the Borrowers or any material Subsidiary of the New Parent (excluding any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(h)           third-party security realization against property having an aggregate net equity value in an aggregate amount after the Closing Date in excess of $200,000,000, which realization shall continue and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under applicable laws for completion of such realization (excluding any Specified Property or equity of a person all or substantially all of whose assets comprise any Specified Property);

(i)            third-party seizure of property having an aggregate net equity value in an aggregate amount after the Closing Date in excess of $200,000,000, which seizure shall continue and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under applicable laws for completion of the sale of or realization against the property subject to such seizure (excluding any Specified Property or equity of a person all or substantially all of whose assets comprise any Specified Property);

(2)  For the purpose of all Events of Default, material Subsidiaries to be defined, but in any case, will exclude Subsidiaries having an aggregate net equity value after the Closing Date of $200,000,000 or less.

21

(j)            final judgments or orders, in an aggregate amount in excess of $50,000,000 in the case of judgments or orders not in respect of Non-Recourse Indebtedness (and in the case of judgments or orders in respect of Non-Recourse Indebtedness (as defined in Exhibit C to the Commitment Letter), with respect to any property having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000) in each case, excluding judgments solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property, which have not been discharged, stayed or bonded pending appeal within 60 days;

(k)           payment cross-default: failure to pay Indebtedness when due (i) in the case of Recourse Indebtedness, in an aggregate amount in excess of $50,000,000 and (ii) in the case of Non-Recourse Indebtedness, involving properties of entities having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000 (in each case, excluding such defaults solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(l)            event cross-default: an event of default or equivalent condition under other Indebtedness (i) in the case of Recourse Indebtedness, where such Indebtedness is in an aggregate amount in excess of $50,000,000 and (ii) in the case of Non-Recourse Indebtedness, involving properties of entities having an aggregate net equity value in an amount after the Closing Date in excess of $200,000,000 (in each case, excluding such events of default or equivalent conditions solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Special Consideration Properties or equity of a person all or substantially all of whose assets comprise any Specified Property);

(m) Change of Control (as defined on Exhibit C to the Commitment Letter);

(n)           if Collateral having a net equity value in excess of $25,000,000 ceases to be subject to a valid first priority security interest in favor of the Administrative Agent on behalf of the Lenders (subject to Permitted Liens), except to the extent (x) any such loss of perfection or priority results from the act or omission of the Administrative Agent, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority (other than non consensual

22

Permitted Liens);

(o) if any Loan Document ceases to be valid, without immediate replacement, or if any of the same shall be challenged or repudiated by any Loan Party or any Subsidiary thereof in writing; or

(p) an event occurs under applicable pension and ERISA laws, which could reasonably be expected to have a Material Adverse Effect.

The foregoing events are referred to as “Events of Default”.

“Default” means any event which, with notice or lapse of time or both, shall be become an Event of Default.

Voting:

Amendments and waivers of the Loan Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders in the case of clauses (i) and (iii) below) shall be required with respect to (i) reductions in the principal amount of any Loan or fee owed to such Lender, (ii) extensions of the final maturity of any Loan owed to such Lender, (iii) reductions in the rate of interest (other than a waiver of default interest) owed to such Lender and (iv) increases in the amount or extensions of the expiry date of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an extension or increase of any commitment of any Lender) and (b) the consent of all Lenders directly and adversely affected shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “Required Lenders” or any similar defined term, (ii) modifications to provisions requiring pro rata payments or sharing of payments (except with respect to the transactions described in the second following paragraph), (iii) releases of all or substantially all the Collateral, (iv) releases of all or substantially all of the value of the Guarantees and (v) assignment by any Borrower of its rights and obligations under the Loan Documents (other than, in the cases of clauses (iii), (iv) and (v), in accordance with the Loan Documents).

Modifications to provisions requiring pro rata payments, distributions or commitment reductions or sharing of payments in connection with “amend and extend” transactions or adding one or more tranches (which may, but are not required to be new money tranches) of debt and the like as permitted by the Loan Documents shall only require approval of the Required Lenders, provided, that all approving Lenders shall be treated on a pro rata basis and shall otherwise be on customary terms.

The Loan Documents shall contain provisions allowing the Borrowers to replace the commitment and/or Loans of a Lender at par (as the Borrowers shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders consent), increased costs, taxes, etc. and Defaulting Lenders (as defined below).

23

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Loans and commitments to eligible assignees (other than to any Disqualified Institution) with the consent of (a) the Borrowers (not to be unreasonably withheld), unless a payment or bankruptcy (with respect to any Borrower) Event of Default has occurred and is continuing or such assignment is to a Lender or an affiliate of a Lender or an Approved Fund (as defined below), (b) the Administrative Agent, and (c) any Issuing Lender.  Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrowers and the Administrative Agent.  The assigning Lender shall pay the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) in connection with all assignments.  The Lenders will have the right to participate their commitments and Loans to other Persons (other than any Disqualified Institutions) without the consent of the Borrowers, the Administrative Agent or the Issuing Lenders.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions.  Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.  Pledges of and repurchase agreements in respect of Loans in accordance with applicable law shall be permitted to Persons other than Disqualified Institutions without restriction.

“Approved Fund” means, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an affiliate of such Lender or (c) an entity or an affiliate of any entity that administers, advises or manages such Lender.

Defaulting Lenders:

The Loan Documents shall also contain customary limitations on Defaulting Lenders including non-payment/escrow of all amounts owed to the Defaulting Lender to be held as security and exclusion for purposes of Required Lender votes and the calculation of Required Lenders.

“Defaulting Lender” means a Lender that has (a) failed to fund any portion of the Loans, or participations in Letter of Credit or Swingline Loan exposure required to be funded by it on the date required, (b) otherwise failed to pay the Administrative Agent or any other Lender any other amount required to be paid under the Loan Documents on the date when due unless the subject of a good faith dispute, (c) notified the Administrative Agent or the Borrowers that it does not intend to comply with any of its obligations under the Loan Documents, (d) failed, within three (3) business days after request by the Administrative Agent, to affirm its willingness to comply with its funding obligations under the Loan Documents or

24

(e) become, or whose direct or indirect parent has become, insolvent or is the subject of a receivership, bankruptcy or other insolvency proceeding.

When any Lender is a Defaulting Lender, the Issuing Lenders shall have no obligation to issue a Letter of Credit and the Swingline Lender shall have no obligation to fund a Swingline Loan unless, after giving effect to the reallocation of the Letter of Credit or Swingline Loan exposure, as the case may be, to the other Lenders with Commitments, the Borrowers or such Defaulting Lender provides cash collateral or other security or support for such Defaulting Lender’s pro rata share of the Issuing Lender’s or Swingline Lender’s, as the case may be, fronting risk.

Agency:

Usual and customary for facilities of this type; provided, that any substitution of the Administrative Agent shall require the consent of the Borrowers, not to be unreasonably withheld, unless a bankruptcy Event of Default then exists.

Yield Protection; Taxes; Indemnification; Expenses:	Usual and customary for facilities of this type giving effect to the Documentation Considerations.

Governing Law and Jurisdiction:

New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.  The Revolver will provide that the Loan Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and the parties will waive any right to trial by jury.

Counsel:	Latham & Watkins LLP

25

CONFIDENTIAL

ANNEX I

INTEREST RATES AND FEES

Applicable Margin:

The Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin or (b) LIBOR (as defined below) plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

The Applicable Margin shall be 4.50%.

“LIBOR” means the rate reasonably determined by the Administrative Agent in the London interbank market for deposits in U.S. Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR advance, as adjusted for maximum statutory reserves.

“ABR” means the higher of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (b) the federal funds effective rate from time to time plus 0.50% per annum.

The Borrowers may select interest periods of one, two, three, six or (if agreed to by all Lenders) nine months for LIBOR borrowings.

Interest on LIBOR-based Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days and interest on ABR-based Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

Unused Commitments Fee:	0.50% with a step-down to 0.375% if the aggregate outstanding usage under the Revolver (i.e. Loans, Letters of Credit and Swingline Loans) exceeds 50% of the Commitments.

Default Rate:

Upon and during the continuance of a payment event of default with respect to any principal or interest under the Revolver, such overdue amounts shall bear interest at the applicable interest rate plus 2.00% per annum or, in the event there is no applicable interest rate, the interest rate applicable to ABR advances plus 2.00% per annum.

1

CONFIDENTIAL

ANNEX II

GUARANTORS

See attached

1

CONFIDENTIAL

ANNEX III

COLLATERAL

See attached

1

CONFIDENTIAL

ANNEX IV

SPECIAL CONSIDERATION PROPERTIES

Piedmont

Bay City

Eagle Ridge

Lakeview Square

Montclair

Moreno Valley

Oviedo

Country Hills

Silver City

Chapel Hills

Chico

Mall St. Vincent

Northgate

Southland, MI

Grand Traverse

70 Columbia Corporate Center

1

CONFIDENTIAL

ANNEX V

FINANCIAL COVENANTS

See attached

1

EXHIBIT B

CONDITIONS TO CLOSING

1.             Each Loan Party shall have executed and delivered the Loan Documents and the Administrative Agent shall have received customary closing certificates and deliverables (including (a) to the extent requested, currently existing Phase I environmental reports in respect of all Mortgaged Properties, (b) existing surveys in respect of the Mortgaged Properties, (c) title reports with respect to the Mortgaged Properties, (d) organizational documents, resolutions, good standing certificates and incumbency certificates of each Loan Party, (e) a certificate of the chief financial officer of the New Parent as to the consolidated solvency of (i) the New Parent and its Subsidiaries, taken as a whole, and (ii) the Borrowers and the Loan Parties, taken as a whole, (f) customary insurance certificates naming the Administrative Agent as loss payee or additional insured (as the case may be) and (g) customary opinions of in-house and outside counsel).

2.             The Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Plan in accordance with section 1129 of the Bankruptcy Code, which Plan shall not have been modified or amended in any manner materially adverse to the interests of the Administrative Agent and the Lenders, taken as a whole, from the plan of reorganization and any amendments, modifications or supplements thereto, in each case, filed with the Bankruptcy Court on the date of the Commitment Letter (collectively, the “Plan”), the Confirmation Order shall be in full force and effect (without waiver of the 14 day period set forth in Bankruptcy Rule 3020(e)) as of the Closing Date and shall not be subject to a stay of effectiveness.  The time to appeal, petition for certiorari or move for reargument or rehearing of the Confirmation Order shall have expired and no appeal, petition for certiorari or other proceedings for reargument or rehearing shall be pending.  If an appeal, writ of certiorari, reargument or rehearing of the Confirmation Order has been sought, the Confirmation Order shall have been affirmed by the highest court to which it has been appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification thereof materially adverse to the interest of the Administrative Agent and the Lenders, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.  The effective date of the Plan shall have occurred or shall occur substantially simultaneously with the Closing Date and substantial consummation of the Plan shall have occurred or shall be scheduled to occur but for the funding of the Loans and the use of proceeds thereof.  The Closing (as defined in that certain Amended and Restated Cornerstone Investment Agreement effective as of March 31, 2010, between Existing GGPI and REP Investments LLC (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Cornerstone Agreement”)) shall occur concurrently with the initial funding of the Loans and no provision of the Cornerstone Agreement shall have been amended or waived in any respect materially adverse to the Lenders without the prior or concurrent written consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld.

3.             The Administrative Agent shall have received unaudited consolidated balance sheets and related statements of income and cash flows of Existing GGPI for each fiscal quarter of 2010 ended more than 60 days prior to the Closing Date.

4.             To the extent any indebtedness remains outstanding (whether by reinstatement, amendment, consent or otherwise) pursuant to the Plan, no term (as reinstated, amended or otherwise existing) of any such indebtedness shall prohibit or otherwise restrict the Revolver, the transactions contemplated in connection therewith or the security interests granted thereunder.

2

5.             The Borrowers and each Guarantor shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; provided that such information shall have been requested at least ten (10) days prior to the Closing Date.

6.             The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees due as of the Closing Date under the Loan Documents and the Fee Letter, and all expenses required to be paid under the Loan Documents and the Fee Letter for which invoices have been presented at least three (3) business days prior to the Closing Date.

7.             The Administrative Agent shall have received the results of a recent UCC Lien search in each relevant jurisdiction with respect to each of the Loan Parties, and such search results shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by the Plan, or the Loan Documents or Liens to be discharged on or prior to the Closing Date.

8.             All documents and instruments required to perfect the Administrative Agent’s first priority security interests in the Collateral to the extent required by the Loan Documents shall have been executed by the applicable Loan Parties (if necessary) and delivered to the Administrative Agent.

9.             The Conditions set forth under “Conditions to each Loan and Issuance each Letter of Credit” herein shall be satisfied.

10.           No Material Adverse Effect (as defined in the Cornerstone Agreement) shall have occurred.

3

EXHIBIT C

CERTAIN DEFINITIONS

“Capital Stock” means any and all capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Closing Date be considered to be a Capital Lease for any purpose under this Agreement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP; and, for the purposes of the Loan Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means the failure of the New Parent to be, or to have Control of, the general partner of the Partnership.

“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (B) with respect to all guarantees not covered by the preceding clause (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to the affirmative covenant for delivery of annual or quarterly financial statements.  Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for

1

payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (a) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is Recourse Indebtedness, directly or indirectly to such Person or any of its Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered cash or cash equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty or (ii) such other Person holds an Investment Grade Credit Rating from any of Fitch, Moody’s or S&P, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent, and (b) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the New Parent or its direct or indirect Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Fitch” means Fitch, Inc.

“FFO” means net income, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which will be calculated to reflect funds from operations on the same basis), as determined and adjusted in accordance with the standards established from time to time by the National Association of Real Estate Investment Trusts.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.(8)

(8) The Loan Documents will provide that, in the event of any change to GAAP, and upon the election of the Borrowers or the Administrative Agent acting at the direction of the Required Lenders, the Loan Parties’ compliance with the covenants set forth in the Loan Documents will be determined using GAAP as in effect immediately prior to such change.

2

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity of competent authority and jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Hedge Agreement” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrowers or any of their Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person (other than (i) obligations existing on the Closing Date that any direct or indirect parent of such Person has the right to satisfy by delivery of its Capital Stock, (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Capital Stock and (iii) obligations to redeem trust preferred securities), (h) all Contingent Obligations of such Person in respect of the foregoing items (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of clause (k) and (l) of Events of Default only, the net obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to lesser of the amount of such Indebtedness or the fair market value of the assets securing such Indebtedness, as reasonably determined by the Borrowers.

“Investment Grade Credit Rating” means (i) with respect to Fitch, a credit rating of BBB- or higher, (ii) with respect to Moody’s, a credit rating of Baa3 or higher and (iii) with respect to S&P, a credit rating of BBB- or higher.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement in respect of the property of a Person, in each case, in the nature of security (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

3

“Limited Minority Holdings” means non-Wholly Owned Subsidiaries or joint ventures in which (i) the New Parent and its Wholly Owned Subsidiaries have a less than 50% ownership interest and (ii) the New Parent and its Wholly Owned Subsidiaries do not control the day-to-day management of such non-Wholly Owned Subsidiary or joint venture, whether as the general partner or managing member of such non-Wholly Owned Subsidiary or joint venture, or otherwise.  As used in this definition, Holdings and any Wholly Owned Subsidiaries shall be deemed to “control” the management of such non-Wholly Owned Subsidiary or joint venture if it has the authority to manage day-to-day operations of such Person.

“Management Company” means General Growth Management, Inc., a Delaware corporation, and its affiliates, and any of its successors and assigns that are affiliates of the New Parent.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Recourse Indebtedness” means Indebtedness which is not Recourse Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Qualified Capital Stock” means Capital Stock, which is not Disqualified Capital Stock.

“Recourse Indebtedness” means any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets.

“Recourse Secured Mortgage Indebtedness” means any Permitted Project Level Financing that is Recourse Indebtedness.

“S&P” means Standard & Poor’s Ratings Services.

“Wholly Owned Subsidiary” means, as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Capital Stock of which (other than directors’ qualifying shares and, in the case of any REIT Subsidiary, non-participating preferred equity with a base liquidation preference of no more than $180,000) is owned by such Person or Persons directly or indirectly.

4

Exhibit 3

Draft - 09/30/10

THE ROUSE COMPANY LLC

and

[                ],

as Trustee

6.75% SENIOR NOTES DUE 2015(1)

INDENTURE

Dated as of [           ], 2010

(1)  Fifth anniversary of Issue Date

i

(continued)

ii

(continued)

iii

(continued)

		Page

Section 11.11.	Severability	51

Section 11.12.	Counterpart Originals	51

iv

This INDENTURE dated as of [                 ], 2010, is by and between The Rouse Company LLC, a limited liability company validly existing under the laws of the State of Delaware (the “Company”) and [                 ], as trustee (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 6.75% Senior Notes due 2015 (the “Notes”) issued under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.                Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“144A Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 144A.

“Additional Notes” means any Notes (other than Initial Notes and Notes issued under Sections 2.06, 2.07, 2.10 and 3.06 hereof) issued under this Indenture in accordance with Sections 2.02 and 2.15 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means, with respect to any Determination Date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Determination Date, plus 50 basis points.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset” means, with respect to one or more transactions occurring within any 12-month period, any asset or group of assets of the Company or its Subsidiaries (including, but not limited to, all balance sheet items and all intangible assets including management contracts, goodwill and trade secrets) with a fair market or book value, whichever is larger, greater than 5% of Consolidated Net Tangible Assets on the date of such transaction.

“Assets Under Development” means land and improvements owned by a member of the Consolidated Group or an Investment Affiliate being developed for retail, office, mixed-use or other rental-income producing purposes which meet all four of the following criteria: (a) such project (or phase) has not yet been substantially completed; (b) no rental income has yet been received; (c) no certificate of occupancy has yet been issued for such project (or phase); and (d) such project (or phase) is classified as construction in progress in accordance with GAAP.

“Attributable Debt” shall mean, as to any particular lease under which the Company or any Restricted Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such lease (as certified in an Officer’s Certificate) or (ii) the total net amount of rent required to be paid by the Company under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum equal to 8.5%, compounded semi-annually.  The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.  In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Board of Directors” means (1) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; (2) with respect to a partnership, the board of directors, or other body serving a similar function, of the general partner of the partnership, or any duly authorized committee thereof; or (3) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership interests in a Person which is not a corporation, and warrants or options to purchase any of the foregoing.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by Standard & Poor’s Rating Services (or any successor) or P-1 or better by Moody’s Investors Service, Inc. (or any successor), or (c) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Company” means The Rouse Company LLC and any successor thereto.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be

2

utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Determination Date: (1) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if fewer than three such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Coverage Ratio” of any Person means for any period the ratio of (a) Total FFO for such period plus Total Interest Expense for the same period for such Person to (b) Total Interest Expense for the same period for such Person.

“Consolidated Group” means the Company and its Subsidiaries that are consolidated with the Company for financial reporting purposes under GAAP, and any other Person whose financial results are included using the proportionate share method under the Company’s segment accounting policies in the financial statements of the Consolidated Group.

“Consolidated Group’s Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total ownership and financial interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate as determined in accordance with the Company’s segment accounting policies in the financial statements of the Consolidated Group.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and Capital Lease Obligations); and (ii) all goodwill, all as shown in the consolidated balance sheet of the Company and its Subsidiaries as of the end of the latest fiscal quarter for which consolidated financial statements are available.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof, or such other address as to which the Trustee may give notice to the Company.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt” means (without duplication), with respect to any Person: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, but excluding any trade payments and other accrued current liabilities arising in the ordinary course of business; (iii) every currently due reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property, but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith; (v) every Capital Lease Obligation of such Person; (vi) the maximum fixed redemption or repurchase price of any equity security which may be converted into a debt security of such Person at any time or is mandatorily redeemable for cash within 20 years from its initial issuance; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

3

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Determination Date” means, with respect to the calculation of the Make-Whole Price in connection with any redemption of the Notes, the redemption date.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistent with the accounting principles utilized in preparing the financial statements of the Consolidated Group in accordance with this Indenture as in effect from time to time.  All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Gross Asset Value” means, as of any determination date, the sum of the values of the following assets of the Consolidated Group, including the Consolidated Group’s Pro Rata Share of the values of such assets of Investment Affiliates, based on the valuation methods set forth below:

(a)                                 with respect to all Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.0825;

(b)                                 with respect to all office, mixed-use and other income-producing properties other than Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.09;

(c)                                  with respect to any properties relating to master planned communities, 100% of the most recent current value thereof (without deduction for the value of the interests of the Hughes heirs therein under the Hughes Agreement) as set forth in appraisals prepared by Weiser Realty Advisors, LLC (or another nationally recognized appraisal firm selected by the Company), provided that the Company will obtain updated appraisals thereof at least once during each fiscal year and also when, during any four consecutive full fiscal quarters, any such properties having an aggregate value in excess of 5% of Gross Asset Value as of the end of the last full fiscal quarter are sold or transferred;

(d)                                 100% of the GAAP book value of all other land, all Assets Under Development and other non-income-producing properties (less the portion of such value attributable to minority interest holders);

4

(e)                                  100% of the GAAP book value of cash and Cash Equivalents held by the Consolidated Group; and

(f)                                   100% of the GAAP book value of current accounts receivable, net held by the Consolidated Group.

Notwithstanding the preceding sentence, the contribution to the Gross Asset Value of those assets acquired in any acquisition will be calculated prior to the date ending on or after four full fiscal quarters subsequent to any such acquisition using the actual acquisition cost of such assets excluding actual transaction costs (without regard to any adjustments which may be made in determining book value under GAAP).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt. The term “guarantee” used as a verb has a corresponding meaning.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Hughes Agreement” means the Contingent Stock Agreement, effective as of January 1, 1996, by the Company in favor of and for the benefit of the holders and the representatives named therein, as the same may be amended.

“IAI Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors, if any, to the extent required by the Applicable Procedures.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of any such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $[                ](2)aggregate principal amount of Notes issued under this Indenture on the date hereof, which Notes shall be in the form of Unrestricted Global Notes or Unrestricted Definitive Notes, except to the extent otherwise required in order to comply with the Securities Act.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

(2)  This blank will reflect the aggregate principal amount of the New Rouse Notes to be issued pursuant to General Growth Properties Inc.’s Plan of Reorganization.

5

“Investment Affiliate” means any Person in which any member of the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not included using the proportionate share method under the Company’s segment accounting policies with the financial results of the Consolidated Group in the financial statements of the Consolidated Group.

“Issue Date” means [              ].

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

“Make-Whole Price” means with respect to any Note as of any Determination Date, an amount equal to the greater of (x) 100% of the principal amount of the Note and (y) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Determination Date) discounted to the Determination Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to such Determination Date.

“Net Operating Income” means, with respect to any Property, for any period, earnings from rental operations (computed in accordance with GAAP, but without deduction for reserves) attributable to such Property, plus depreciation, amortization, interest expense and deferred taxes with respect to such Property for such period, and, if such period is less than four full fiscal quarters, adjusted by straight lining ordinary operating expenses which are payable less frequently than once during every such period (e.g., real estate taxes and insurance). The amounts determined under the preceding sentence will be adjusted by adding back (a) the interests of the former Hughes owners pursuant to the Hughes Agreement that were excluded in determining such amounts and (b) dividends or other distributions accrued with respect to such period on any preferred stock or other preferred security issued by the Company to the extent that such dividends or other distributions are treated as an operating expense under GAAP. “Net Operating Income” shall be adjusted to include a pro forma amount thereof (as determined in good faith by the Company) for four full fiscal quarters for any Property placed in service during any quarter and to exclude any Net Operating Income for the prior four full fiscal quarters from any Property not owned as of the end of any quarter.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means the Chairman of the Board, Vice Chairman, Chief Executive Officer, Chief Operating Officer, President, Senior or Executive Vice Presidents, Vice President, Treasurer, Assistant Treasurer, Secretary or an Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, Vice Chairman, Chief Executive Officer, Chief Operating Officer, President, one of its Senior or Executive Vice Presidents, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee.  The officer signing an Officer’s Certificate given pursuant to Section 4.04 shall be the principal executive, financial or accounting officer of the Company.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company or the Trustee.

6

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Person” means any individual, corporation, any limited liability company, partnership, joint venture, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Principal Property” shall mean any land, and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in each case the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets at such date; provided, however, that Principal Property shall not include: (i) any building, structure or facility which, in the opinion of the Board of Directors of the Company as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety; or (ii) any portion of a particular building, structure or facility which, in the opinion of the Board of Directors of the Company as evidenced by a Board Resolution, is not of material importance to the use or operation of such building, structure or facility.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

“Property” means each parcel of real property owned or operated by any member of the Consolidated Group or any Investment Affiliate.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Ratio Calculation” means that, immediately after either the incurrence of Debt or the sale of or other disposal of an Asset, as the case may be, we, or our agent, shall calculate the Consolidated Coverage Ratio for the four full fiscal quarter period preceding the Incurrence, sale or disposal for which consolidated financial statements are available. In making such calculation, (a) the Total Interest Expense attributable to interest on any Debt to be Incurred bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) with respect to any Debt which bears, at the option of the Company, a fixed or floating rate of interest, the Company shall apply the same rate for purposes of calculating the Consolidated Coverage Ratio as it chooses to apply to the Debt. In addition, such calculation shall be performed using the consolidated financial statements which shall be reformulated on a pro forma basis as if such Debt had been Incurred or such Asset had been sold or otherwise disposed of, as the case may be, at the beginning of such four fiscal quarter period. Such reformulation shall give effect, as if the relevant event had occurred at the beginning of such four fiscal quarter period, to any actual use of proceeds of such Debt being incurred or Asset being sold or disposed of and to any Incurrences or repayments of Debt and other sales, disposals or acquisitions of Assets occurring after the end of the last quarter for which there are consolidated financial statements available. If any portion of the proceeds has not been used, it shall be assumed that such portion of the proceeds was invested in one-year Treasury bills on the first day of such four fiscal quarter period.

“Reference Treasury Dealer” means an Independent Investment Banker and its successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Determination Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Determination Date.

7

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and Regulation S Temporary Global Note Legend and deposited with and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii) hereof to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend.

“Restricted Global Notes” means 144A Global Notes, IAI Global Notes and Regulation S Global Notes.

“Restricted Subsidiary” means any subsidiary of the Company which has a 50% or greater ownership interest in a Principal Property or Properties.

“Retail Property” means a shopping center or other retail development containing more than one retail tenant in which at least 90% of the Net Operating Income from such center or development is attributable to retail uses.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” has the meaning specified in Section 4.10.

“Secured Debt” means, as of any determination date, the sum of:

(a)                                 the aggregate principal amount of all Debt of the Consolidated Group then outstanding (including only the Company’s proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company’s segment accounting policies in the financial statements of the Consolidated Group) which is secured by a Lien on any asset (including any Capital Stock) of any member of

8

the Consolidated Group, including, without limitation, loans secured by mortgages, stock or partnership interests; plus

(b)                                 the Consolidated Group’s Pro Rata Share of any Debt of an Investment Affiliate then outstanding which is secured by a Lien on any asset (including any Capital Stock) of such Investment Affiliate, without duplication of any such items.

For purposes of the preceding sentence, “Debt” shall (1) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (2) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company that holds assets that had a value, on a current value basis, in excess of 3% of the Company’s total partners’ capital, on a current value basis, as reported in the Company’s most recent annual financial statements.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subsidiary,” means a Person more than 50% of the (a) outstanding voting stock or interest in and/or (b) financial interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.  For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors or equivalent persons, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Total Debt” means, as of any determination date:

(a)                                 all Debt of the Consolidated Group then outstanding (including only the Company’s proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company’s segment accounting policies in the financial statements of the Consolidated Group); plus

(b)                                 the Consolidated Group’s Pro Rata Share of all Debt of Investment Affiliates then outstanding, without duplication of any such items.

For purposes of the preceding sentence, “Debt” will (1) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or co-venturers and (2) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

“Total FFO” means, for any period, net earnings, as reported by the Consolidated Group in accordance with GAAP, excluding cumulative effects of changes in accounting principles, extraordinary or unusual items, gains or losses from debt restructurings and sales of operating properties, and deferred income taxes, plus depreciation and amortization and after adjustments for minority interests, and treating unconsolidated partnerships and joint ventures on the same basis, plus payments made and other amounts treated as an expense of the Company under GAAP with respect to such period pursuant to the Hughes Agreement (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the above categories).

“Total Interest Expense” means, for any period, the sum of

9

(a)           all interest expense of the Consolidated Group (less the proportionate share of interest expense of any minority interest holders); plus

(b)           the allocable portion (based on liability) of any interest expense on any obligation for which any member of the Consolidated Group is wholly or partially liable under repayment, interest carry or performance guarantees or other relevant liabilities; plus

(c)           the Consolidated Group’s Pro Rata Share of any interest expense on any Debt of any Investment Affiliate, whether recourse or non-recourse,

(provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories, and provided, further, that no interest expense on Debt due from one member of the Consolidated Group solely to another member of the Consolidated Group shall be included in determining Total Interest Expense). For purposes of the preceding sentence, interest expense will be determined in accordance with GAAP and will exclude any amortization of debt issuance costs.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend and are deposited with and registered in the name of the Depositary or its nominee.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

Section 1.02.                Other Definitions.

Defined in
Term	Section
“Authentication Order”	2.02
“Covenant Defeasance”	8.03
“defeasance trust”	8.04
“DTC”	2.03
“Event of Default”	6.01
“Legal Defeasance”	8.02
“losses”	7.07
“Paying Agent”	2.03
“Registrar”	2.03
“Required Information”	4.03
“Security Register”	2.03

Section 1.03.                Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture expressly incorporates a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The TIA term “obligor” upon the Notes means the Company and any successor obligor upon the Notes.

10

Section 1.01.                Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed

(a) to apply to this Indenture as so modified or

(b) to be excluded, as the case may be.

Section 1.05.                Rules of Construction.

(a) Unless the context otherwise requires:

(i)            a term has the meaning assigned to it;

(ii)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          words in the singular include the plural, and in the plural include the singular;

(v)           all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)         “including” means “including without limitation”;

(viii)        provisions apply to successive events and transactions; and

(ix)          references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01.                Form and Dating.

(a) General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture.  The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.  The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes.  Notes shall be issued in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

11

(c) Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The Distribution Compliance Period shall be terminated upon the receipt by the Trustee of (i) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Distribution Compliance Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a Global Note, bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof), and (ii) an Officer’s Certificate from the Company.  Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(d) Book-Entry Provisions.  This Section 2.01(d) shall apply only to Global Notes deposited with the Trustee, as custodian for the Depositary.  Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(e) Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(f)  Certificated Securities.  The Company shall exchange Global Notes for Definitive Notes if: (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary shall no longer be eligible to act as such because it ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company shall not have appointed a successor Depositary within 120 days after the Company receives such notice or become aware of such ineligibility, (2) the Company, in its discretion and in accordance with the rules of the Depositary, determines not to require that all of the Notes be represented by a Global Note and the Company notify the Trustee of their decision or (3) upon written request of the Trustee if an Event of Default shall have occurred and be continuing with respect to the Notes represented by a Global Note and the Trustee shall have received a written request from the Depositary to issue such Notes in certificated form.

Upon the occurrence of any of the events set forth in clauses (1), (2) or (3) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

In no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

12

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee.  Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing.  The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

Section 2.02.                Execution and Authentication.

(a) One Officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for issuance.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03.                Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.04.                Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee.  The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as

13

Paying Agent.  Upon any Event of Default under Sections 6.01(e) and (f) hereof relating to the either of the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.                Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.                Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Upon the occurrence of any of the events set forth in Section 2.01(f) above, Definitive Notes shall be issued in denominations of $1,000 or integral multiples thereof and in such names as the Depositary shall instruct the Trustee in writing.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Except as provided above, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), and beneficial interests in a Global Note may not be transferred and exchanged other than as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of Regulation S) (other than a “distributor” (as defined in Rule 902(d) of the Regulation S)).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)   All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) if permitted under Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the

14

transfer or exchange referred to in (B)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii)  Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note.  A holder of a beneficial interest in a Restricted Global Note may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)  if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures, item (3) thereof;

(B)  if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as the case may be, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)  if the transferee is required by the Applicable Procedures to take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv)  Transfer or Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

15

(v)   Transfer or Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited.  Beneficial interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(i)    Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)  if such beneficial interest is being transferred to a “Non-U.S. Person” in an offshore transaction (as defined in Section 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)   if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(F)   if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g) hereof, the aggregate principal amount of the applicable Restricted Global Note, and the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver a Restricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in the instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder.  Any Restricted Definitive Note issued in exchange for beneficial interests in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions.  The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note

16

pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)   Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)  Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  Subject to Section 2.06(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.06(c)(iii), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g), the aggregate principal amount of the applicable Restricted Global Note.

(iv)  Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(g) hereof, the aggregate principal amount of the applicable Unrestricted Global Note, and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions.  The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Unrestricted Definitive

17

Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes.

(i)    Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)  if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)  if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)  if such Restricted Definitive Note is being transferred to a “non-U.S. Person” in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)  if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)   if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(F)   if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) hereof, the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, a 144A Global Note, in the case of clause (C) above, a Regulation S Global Note, and in all other cases, a IAI Global Note.

(ii)   Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)  if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in an

18

Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)  if the holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) hereof, the aggregate principal amount of the Unrestricted Global Note.

(iii)  Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) hereof the aggregate principal amount of one of the Unrestricted Global Notes.

(iv)  Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited.  An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(v)   Issuance of Unrestricted Global Notes.  If any such exchange or transfer of a Definitive Note for a beneficial interest in an Unrestricted Global Note is effected pursuant to clause (ii) or (iii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder.  In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)    Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)  if the transfer will be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

19

(B)  if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)  if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)   Transfer or Exchange of Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)  if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)  if the holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.

(iii)  Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(f)  Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)    Private Placement Legend.

(A)  Except as permitted by clause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER

20

WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 (A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT, IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.”

(B)  Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)   Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THEIR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)  Regulation S Temporary Global Note Legend.  Each Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE REGULATION S PERMANENT GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(B)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON

21

CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.  DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED THROUGH EUROCLEAR SYSTEM OR CLEARSTREAM LUXEMBOURG, A SOCIETE ANONYME AND ONLY (1) TO THE COMPANY, (2) WITHIN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF THE CASES (1) THROUGH (4) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND OTHER JURISDICTIONS.  HOLDERS OF INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

BENEFICIAL INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RESTRICTED GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A, AND (2) THE TRANSFEROR OF THE REGULATION S TEMPORARY GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN A GLOBAL TRANSFER RESTRICTED NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT IF SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE) AND THAT, IF SUCH TRANSFER OCCURS PRIOR TO THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, THE INTEREST TRANSFERRED WILL BE HELD IMMEDIATELY THEREAFTER THROUGH EUROCLEAR SYSTEM OR CLEARSTREAM LUXEMBOURG, A SOCIETE ANONYME.”

(g) Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the aggregate principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the aggregate principal amount of such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

22

(h) General Provisions Relating to Transfers and Exchanges.

(i)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06 and 9.05 hereof).

(ii)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(iii)  Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

(iv)  Prior to due presentment for the registration of transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(v)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(vi)  The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Company and to act in accordance with such letter.

Section 2.07.                Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note.  If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee or the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement.  If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.                Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth

23

in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.                Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.                Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.  After preparation of Definitive Notes, the Temporary Note will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11.                Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company direct them to be returned to it.  Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon request.  The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12.                Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or

24

cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13.                CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14.                Issuance of Additional Notes.

The Company shall be entitled, subject to their compliance with Section 4.09 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price.  The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents and redemptions.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP and/or ISIN number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code, other than a de minimis original issue discount within the meaning of Section 1273 of the Code; and

(c) whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 hereof relating to Restricted Global Notes and Restricted Definitive Notes.

Section 2.15.                Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01.                Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 35 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officer’s Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

25

Section 3.02.                Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.                Notice of Redemption.

At least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two (2) Business Days prior to the redemption date;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)  that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s names and at their expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

26

Section 3.04.                Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.                Deposit of Redemption Price.

On or prior to 1:00 p.m. Eastern time on the Business Day prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption in accordance with Section 2.08(d) hereof, whether or note such Notes are presented for payment.  If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.                Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.                Optional Redemption.

(a) At any time prior to [         ], 2013(3), the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at a redemption price equal to the Make-Whole Price.  Any notice to the Holders of Notes of a redemption pursuant to this Section 3.07(a) shall include the calculation of the redemption price, but need not include the redemption price itself.  The actual redemption price, calculated as described above, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

(b) On or after [         ]. 2013(4), the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices set forth below.  The Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on the dates indicated below:

Year	Percentage
[ ], 2013(5)	103.375%
[ ], 2014(6)	100.000%

(3)  Represents a date 2 1/2 years after the Issue Date.

(4)  Represents a date 2 1/2 years after the Issue Date

(5)  Represents a date 2 1/2 years after the Issue Date.

(6)  Represents a date 3 1/2 years after the Issue Date

27

Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.                Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

ARTICLE 4.

COVENANTS

Section 4.01.                Payment of Principal, Premium and Interest.

The Company covenants and agrees for the benefit of the Holders of the Notes that they will duly and punctually pay the principal of and any premium and interest on the Notes in accordance with the terms of the Notes and this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 1:00 p.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.  Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02.                Maintenance of Office or Agency.

(a) The Company shall maintain in the United States, an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for the Notes for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

28

Section 4.03.                Reporting.

So long as the Notes are outstanding, the Company will provide:

(a)  not later than 105 days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company, including consolidated balance sheets as of the end of such year and the end of the preceding year and the related audited consolidated statements of income and of cash flows for each year in the three year period then ended, reported on by an independent registered public accounting firm of nationally recognized standing;

(b)  not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, unaudited consolidated financial statements of the Company, including a balance sheet as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year; and

(c)  with each delivery of the financial statements specified in clauses (a) and (b), a corresponding discussion of the statements of income included therein and the Company’s cash position.

All such financial statements shall be prepared in accordance with GAAP; provided that the financial statements specified in clause (b) need not contain footnotes. The information specified in clauses (a), (b) and (c) is herein referred to as the “Required Information.”

The Company may provide the Required Information by (1) filing or furnishing the Required Information with the Commission (submitted either by the Company or any direct or indirect parent of the Company) or (2) both (a) posting the Required Information on the website of the Company or any direct or indirect parent of the Company and (b) providing the Required Information to the Trustee.

In addition, for so long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Company in not subject to or in voluntary compliance with Section 13 or 15(d) of the Exchange Act, the Company will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04.                Compliance Certificate.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officer’s Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Section 4.05.                Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (l) all taxes, assessments and governmental charges levied or imposed upon the Company or any Significant Subsidiary or upon the income, profits or property of the Company or any Significant Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Significant Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

29

Section 4.06.                Existence.

Subject to Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.07.                Maintenance of Properties

The Company will cause all material properties used or useful in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from (i) discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Significant Subsidiary and not disadvantageous in any material respect to the Holders or (ii) selling any properties or taking any action in accordance with Article 5.

Section 4.08.                Incurrence of Additional Debt and Issuance of Capital Stock.

(a)       The Company and its consolidated Subsidiaries may not Incur any Debt if, after giving effect to the Incurrence of such Debt, the Ratio Calculation is less than 1.7 to 1.

(b)       Notwithstanding paragraph (a) above, the Company and its consolidated Subsidiaries may Incur the following additional Debt without regard to paragraph (a) above (although the additional Debt so incurred will be included in the determination of the Consolidated Coverage Ratio thereafter):

(i)        additional Debt securities, not to exceed an aggregate issue price of $150,000,000;

(ii)       intercompany Debt (representing Debt to which the only parties are the Company and any of its consolidated Subsidiaries (but only so long as such Debt is held solely by any of the Company and its consolidated Subsidiaries));

(iii)      any drawings or redrawings under any lines of credit, provided, however, that the maximum amount that may be drawn under all lines of credit pursuant to this clause (c) may not at any time exceed $200,000,000;

(iv)      third party Debt of a Subsidiary, including Debt of a Subsidiary that carries a Company guarantee of repayment, directly relating to the development of projects or the expansion, renovation or improvement of existing properties;

(v)       third party Debt of a Subsidiary directly relating to the acquisition of assets;

(vi)      reimbursement obligations under letters of credit, bankers’ acceptances or similar facilities, provided that at the time of incurring any additional obligations pursuant to this clause (g) the amount of all such obligations, whether or not currently due, aggregate at any time less than 5% of Consolidated Net Tangible Assets at such date;

(vii)     Debt that by its terms is subordinate in right of payment to the other Debt of the Company, provided, however, the aggregate issue price of such subordinated Debt may not at any time exceed $100,000,000;

(viii)    Attributable Debt; and

30

(ix)      in addition to Debt referred to in clauses (i) through (viii) above, Debt in the aggregate principal amount of $50,000,000 that is to be used only for working capital purposes.

(c)       In addition to the limitations in paragraph (a) above, the Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of outstanding Total Debt would be greater than 65% of the sum of:

(i)        the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Debt, plus

(ii)       any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt, less

(iii)      any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

(d)       In addition to the limitations in paragraphs (a) and (c) above, the Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt would be greater than 50% of the sum of:

(i)        the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt, plus

(ii)       any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt, less

(iii)      any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

(e)       Notwithstanding paragraphs (a), (c) or (d) above, the Company and its consolidated Subsidiaries may Incur additional Debt consisting of refinancings, renewals, refundings or extensions of any Debt, in any case in an amount not to exceed the principal amount of the Debt so refinanced plus any prepayment premium or accrued interest, provided that

(i)        such refinancing Debt is either:

(A)  Debt of the Company that ranks equally with or junior to the Debt being refinanced,

(B)  Debt of a Subsidiary that the Company or another Subsidiary guarantees, or

(C)  Debt of a Subsidiary; and

(ii)       such refinancing Debt either has a weighted average life equal to or longer than the remaining weighted average life of the Debt being refinanced or has a minimum term of five years;

31

Section 4.09.                Limitation on Sale/Leaseback Transactions.

The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any consolidated Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period, including renewals, in excess of three years, of any Principal Property owned by the Company or such Restricted Subsidiary, which has been or is to be sold or transferred more than one year after either the acquisition thereof or the completion of construction and commencement of full operation thereof by the Company or any such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale/Leaseback Transaction”) unless (A) the aggregate amount of Attributable Debt for the proposed and all existing Sale/Leaseback Transactions is less than 10% of Consolidated Net Tangible Assets and (B) if the Ratio Calculation is less than 1.7 to 1 after giving effect to the proposed Sale/Leaseback Transaction, the Company and its Subsidiaries, within 270 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, must apply an amount equal to the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement to either (or a combination of) (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such Sale/Leaseback Transaction) or (y) the retirement of Debt of the Company or a Restricted Subsidiary, including the notes, which either has an initial term of greater than 12 months or is a bona fide acquisition loan or a construction or bridge loan entered in connection with a construction project or other real estate development.

ARTICLE 5.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 5.01.                Company May Consolidate, Etc. Only on Certain Terms.

The Company shall not consolidate with or merge into any other Person or sell, convey or lease all of substantially all of its Assets to any other Person, and the Company shall not permit any Person to consolidate with or merge into the Company, unless:

(a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases substantially all of the Assets of the Company, shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such consolidation or merger, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(c) the Company or such successor entity shall, immediately after giving effect to such consolidation or merger, or such sale, conveyance or lease, have a Ratio Calculation of 1.7 to 1 or more;

(d) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby; and

32

(e) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.02.                Successor Substituted.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the Assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01.                Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of the principal of (or premium, if any, on) any Note when due; or

(b) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

(c) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default which is specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d) a default under any bond, debenture, note, mortgage, indenture or other evidence of indebtedness for borrowed money of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(e) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of their

33

property, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(f)  the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by them to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against them, or the filing by them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of their property, or the making by them of an assignment for the benefit of creditors, or the admission by them in writing of their inability to pay their debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(g) any other Event of Default provided with respect to Notes.

Upon receipt by the Trustee of any Notice of Default pursuant to this Section 6.01 with respect to the Notes, a record date shall automatically and without any other action by any Person be set for the purpose of determining the Holders of outstanding Notes entitled to join in such Notice of Default, which record date shall be the close of business on the day the Trustee receives such Notice of Default.  The Holders of outstanding Notes on such record date (or their duly appointed agents), and only such Persons, shall be entitled to join in such Notice of Default, whether or not such Holders remain Holders after such record date; provided that, unless such Notice of Default shall have become effective by virtue of Holders of the requisite principal amount of outstanding Notes on such record date (or their duly appointed agents) having joined therein on or prior to the 90th day after such record date, such Notice of Default shall automatically and without any action by any Person be cancelled and of no further effect.  Nothing in this paragraph shall prevent a Holder (or a duly appointed agent thereof) from giving, before or after the expiration of such 90-day period, a Notice of Default contrary to or different from, or, after the expiration of such period, identical to, a Notice of Default that has been cancelled pursuant to the proviso to the preceding sentence, in which event a new record date in respect thereof shall be set pursuant to this paragraph.

Section 6.02.                Acceleration.

If an Event of Default with respect to Notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(i)    all overdue interest on all Notes,

(ii)   the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Notes,

(iii)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Notes, and

34

(iv) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

and

(b) all Events of Default with respect to Notes, other than the non-payment of the principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.13.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Upon receipt by the Trustee of any declaration of acceleration, or any rescission and annulment of any such declaration, pursuant to this Section 6.02, a record date shall automatically and without any other action by any Person be set for the purpose of determining the Holders of outstanding Notes entitled to join in such declaration, or rescission and annulment, as the case may be, which record date shall be the close of business on the day the Trustee receives such declaration, or rescission and annulment, as the case may be.  The Holders of outstanding Notes on such record date (or their duly appointed agents), and only such Persons, shall be entitled to join in such declaration, or rescission and annulment, as the case may be, whether or not such Holders remain Holders after such record date; provided that, unless such declaration, or rescission and annulment, as the case may be, shall have become effective by virtue of Holders of the requisite principal amount of outstanding Notes on such record date (or their duly appointed agents) having joined therein on or prior to the 90th day after such record date, such declaration, or rescission and annulment, as the case may be, shall automatically and without any action by any Person be cancelled and of no further effect.  Nothing in this paragraph shall prevent a Holder (or a duly appointed agent thereof) from giving, before or after the expiration of such 90-day period, a declaration of acceleration, or a rescission and annulment of any such declaration, contrary to or different from, or, after the expiration of such period, identical to, a declaration, or rescission and annulment, as the case may be, that has been cancelled pursuant to the proviso to the preceding sentence, in which event a new record date in respect thereof shall be set pursuant to this paragraph.

Section 6.03.                Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if:

(a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of the principal of (or premium, if any, on) any Note at the maturity thereof,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If an Event of Default with respect to Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

35

Section 6.04.                Trustee May File Proofs of Claim.

In case of any judicial proceeding relative to the Company (or any other obligor upon the Notes), their property or their creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the TIA in order to have claims of the Holders and the Trustee allowed in any such proceeding.  In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 6.05.                Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered

Section 6.06.                Application of Money Collected.

Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST:  To the payment of all amounts due the Trustee under Section 7.07; and

SECOND:  To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and any premium and interest, respectively.

Section 6.07.                Limitation on Suits.

No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b) the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

36

(c) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Section 6.08.                Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 4.01) interest on such Note on the Stated Maturity expressed in such Note (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 6.09.                Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10.                Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.                Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.                Control by Holders.

The Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of such series, provided that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture, and

37

(b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Upon receipt by the Trustee of any such direction with respect to Notes, a record date shall automatically and without any other action by any Person be set for determining the Holders of outstanding Notes entitled to join in such direction, which record date shall be the close of business on the day the Trustee receives such direction.  The Holders of outstanding Notes on such record date (or their duly appointed agents), and only such Persons, shall be entitled to join in such direction, whether or not such Holders remain Holders after such record date; provided that, unless such direction shall have become effective by virtue of Holders of the requisite principal amount of outstanding Notes on such record date (or their duly appointed agents) having joined therein on or prior to the 90th day after such record date, such direction shall automatically and without any action by any Person be cancelled and of no further effect.  Nothing in this paragraph shall prevent Holder (or a duly appointed agent thereof) from giving, before or after the expiration of such 90-day period, a direction contrary to or different from, or, after the expiration of such period, identical to, a direction that has been cancelled pursuant to the proviso to the preceding sentence, in which event a new record date in respect thereof shall be set pursuant to this paragraph.

Section 6.13.                Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes of such series waive any past default hereunder with respect to such series and its consequences, except a default:

(a) in the payment of the principal of or any premium or interest on any Note, or

(b) in respect of a covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 6.14.                Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess costs against any such party litigant, in the manner and to the extent provided in the TIA; provided that neither this Section nor the TIA shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company.

Section 6.15.                Waiver of Usury, Stay or Extension Laws.

The Company covenants (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

38

ARTICLE 7.

TRUSTEE

Section 7.01.                Duties of Trustee

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1)   the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)   in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)   this paragraph does not limit the effect of paragraph (b) of this Section;

(2)   the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)   the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.12 hereof.

(d)                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.                Rights of Trustee.

Subject to TIA Section 315:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in any such document.

39

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f)  The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants herein.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

Section 7.03.                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04.                Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.                Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

40

Section 7.06.                Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with May 15, 2011, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders  a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA §313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA §313(d).  The Company  shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07.                Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee (in its capacity as Trustee) or any predecessor Trustee (in its capacity as Trustee) against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees (for purposes of this Article, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its negligence or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations under this Section 7.07, except to the extent the Company has been prejudiced thereby.  The Company shall defend the claim, and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.  The Company need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(e) or (f) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

41

Section 7.08.                Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

42

Section 7.09.                Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10.                Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million (or a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5).  The Trustee is subject to TIA §310(b).

Section 7.11.                Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.                Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02.                Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8.  If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default.  Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

43

Section 8.03.                Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 and 5.01 hereof and the occurrence of any event specified in clause (c) (with respect to Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 and 5.01 hereof) or (d) of Section 6.01 shall be deemed not to be or result in an Event of Default, in each case with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04.                Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Company irrevocably deposits with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the next redemption date, as the case may be, and the Company shall specify whether the Notes are being defeased to maturity or to such particular redemption date;

(b) in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default under Section 6.01(e) or (f) shall have occurred at any time in the period ending on the 91st day after the cash and/or non-callable U.S. Government Securities have been deposited in the defeasance trust;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound;

44

(f)  the Company shall deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding such other creditors; and

(g) the Company deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.                Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.                Repayment to the Company.

The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’ Obligations then owing with respect to the Notes.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on their request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07.                Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s

45

obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.                Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(a) cure any ambiguity, manifest error, omission, defect or inconsistency;

(b) provide for the assumption by a surviving Person of the obligations of the Company under this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d) add guarantees with respect to the Notes;

(e) secure the Notes; or

(f)  add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company.

Section 9.02.                With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.08 and 6.13, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           change the stated maturity of the principal of, or any installment of principal of or interest on the Notes;

(b)           reduce the amount of, or any premium or interest on, the Notes;

46

(c)           change the place or currency of payment of principal of, or any premium or interest on, the Notes;

(d)           impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(e)           reduce the percentage in principal amount of Notes, the consent of whose Holders is required for modification or amendment of this Indenture;

(f)            reduce the percentage in principal amount of Notes necessary for waiver of certain defaults; or

(g)           modify such provisions with respect to modification and waiver.

The Holders of a majority in principal amount of Notes may on behalf of the Holders of all Notes waive any past default under this Indenture, except a default in the payment of the principal of or premium, if any, or interest on the Notes or in respect of a provision which under this Indenture cannot be modified or amended without the consent of each Holder affected.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture.  If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03.                Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and theretofore not revoked such consent) to the amendment, supplement or waiver.

Section 9.04.                Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

47

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.                Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against them in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 10.

SATISFACTION AND DISCHARGE

Section 10.01.              Satisfaction and Discharge.

This Indenture shall upon the Company’s request cease to be of further effect (except as to any surviving rights of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either

(1)   all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 2.04) have been delivered to the Trustee for cancellation; or

(2)   all such Notes not theretofore delivered to the Trustee for cancellation

(A)  have become due and payable, or

(B)  will become due and payable at their Stated Maturity within one year, or

(C)  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C) above, have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

48

(c) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.07, the obligations of the Trustee to any authenticating agent under Section 2.02(e) and, if money shall have been deposited with the Trustee pursuant to subclause (B) of Clause (1) of this Section, the obligations of the Trustee under Section 10.02 and Section 2.04 shall survive.

Section 10.02.              Application of Trust Money.

Subject to provisions of Section 2.04, all money deposited with the Trustee pursuant to Section 10.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and any premium and interest for whose payment such money has been deposited with the Trustee.

ARTICLE 11.

MISCELLANEOUS

Section 11.01.              Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.02.              Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

The Rouse Company LLC

110 N. Wacker Drive

Chicago, IL 60606

Attention:  Chief Financial Officer

Telecopier No.:  (312) 960-5000

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Ave.

New York, NY 10153

Attention:  Matthew D. Bloch

Telecopier No.: (212) 310-8000

If to the Trustee:

49

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.  All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 11.03.                                          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 11.04.                                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a)   an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 11.05.                                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a)   a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

50

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate, certificates of public officials or reports or opinions of experts.

Section 11.06.                                          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07.                                          No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.   The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 11.08.                                          Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 11.09.                                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10.                                          Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind their successors.  All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 11.11.                                          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12.                                          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

[Signatures on following page]

51

SIGNATURES

Dated as of [            ]

THE ROUSE COMPANY LLC

By:
Name:
Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

TRUSTEE:

By:
Name:
Title:

SIGNATURE PAGES TO SENIOR NOTE INDENTURE

EXHIBIT A

(Face of Note)

6.75% SENIOR NOTES DUE 2015

CUSIP
No.	$

THE ROUSE COMPANY LLC

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                                    Dollars ($                            ) on May 1, 2015(1).

Interest Payment Dates: May 1 and November 1.

Record Dates:  [    ] and [      ].

Dated:  [          ].

(1)  Fifth anniversary of the Issue Date.

IN WITNESS WHEREOF, each of the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

THE ROUSE COMPANY LLC

By:
Name:
Title:

This is one of the Global

Notes referred to in the

within-mentioned Indenture:

[                     ],

as Trustee

By:
Authorized Signatory

Dated:

A-2

(Back of Note)

6.75% SENIOR NOTES due 2015

[Insert the Global Note Legend, if applicable pursuant to the terms of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the terms of the Indenture]

[Insert the Regulation S Temporary Global Note Placement Legend, if applicable pursuant to the terms of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      Interest.  The Rouse Company LLC, a Delaware limited company (the “Company”), promises to pay interest on the principal amount of this Note at 6.75% per annum until maturity.  The Company shall pay interest semi-annually on [      ] and [        ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the date of issuance of this Note; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [       ].  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      Paying Agent and Registrar.  Initially, [                   ], the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture dated as of [        ] (“Indenture”) between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Company unlimited in aggregate principal amount.

5.                                      Optional Redemption.

(a)   At any time prior to [         ], 2013(8), the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 of the Indenture, at a redemption price

(8)  Represents a date 2 1/2 years after the Issue Date.

A-3

equal to the Make-Whole Price.  Any notice to the Holders of Notes of a redemption pursuant to this Section 3.07(a) shall include the calculation of the redemption price, but need not include the redemption price itself.  The actual redemption price, calculated as described above, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

(b)   On or after [         ]. 2013(9), the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 of the Indenture, at the redemption prices set forth below.  The Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on the dates indicated below:

Year	Percentage
[ ], 2013(10)	103.375%
[ ], 2014(11)	100.000%

(b)                                 Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.                                      Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

7.                                      Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

8.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the Distribution Compliance Period and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture.  Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]

(9)  Represents a date 2 1/2 years after the Issue Date

(10)  Represents a date 2 1/2 years after the Issue Date.

(11)  Represents a date 3 1/2 years after the Issue Date

A-4

9.                                      Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

10.                               Amendment, Supplement and Waiver.  Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.08 and 6.13 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).  Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company.

11.                               Defaults and Remedies.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture.

12.                               Trustee Dealings with Company.  Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

13.                               No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Indenture, the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.

14.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A-5

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

The Rouse Company LLC
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Chief Financial Officer

17.                               Governing Law.  The law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

A-6

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

A-7

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Rouse Company LLC

110 North Wacker Drive
Chicago, Illinois 60606

Attention: Chief Financial Officer

[Trustee Contact Info]

Re:                                       6.75% Senior Notes due 2015

Reference is hereby made to the Indenture, dated as of [              ] (the “Indenture”), between The Rouse Company LLC, as issuer (the “Company”) and [           ], as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                        (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.  ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Regulation S Temporary Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.  ☐  Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or

Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)                                  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)                                 ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4.  ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐  Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐  Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

B-2

(c)  ☐  Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-3

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)                                 ☐   a beneficial interest in the:

(i)                             ☐   144A Global Note (CUSIP                   ), or

(ii)                          ☐   Regulation S Global Note (CUSIP                   ), or

(iii)                       ☐   IAI Global Note (CUSIP                   ); or

(b)                                 ☐   a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(a)                                 ☐   a beneficial interest in the:

(i)                             ☐   144A Global Note (CUSIP                   ), or

(ii)                          ☐   Regulation S Global Note (CUSIP                   ), or

(iii)                       ☐   IAI Global Note (CUSIP                   ); or

(iv)                      ☐   Unrestricted Global Note (CUSIP                   ); or

(b)                                 ☐   a Restricted Definitive Note; or

(c)                                  ☐   an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Rouse Company LLC

110 North Wacker Drive
Chicago, Illinois 60606

Attention: Chief Financial Officer

[Trustee Address]

Re:                                       6.75% Senior Notes due 2015

Reference is hereby made to the Indenture, dated as of [          ] (the “Indenture”), among The Rouse Company LLC issuer (the “Company”) and [                  ], as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)  ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)  ☐  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)  ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)  ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CIRCLE ONE] 144A Global Note, Regulation S Global Note, IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

C-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-3

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

The Rouse Company LLC

110 North Wacker Drive
Chicago, Illinois 60606

Attention: Chief Financial Officer

[Trustee Contact Info]

Re:                                       6.75% Senior Notes due 2015

Reference is hereby made to the Indenture, dated as of [       ] (the “Indenture”), among The Rouse Company LLC, the issuer (the “Company”) and [            ], as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                         aggregate principal amount of:

(a)  ☐  a beneficial interest in a Global Note, or

(b)  ☐  a Definitive Note,

we confirm that:

1.                                      We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.                                      We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.                                      We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.                                      We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.  We have had access to such financial and other information and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase the Notes.

5.                                      We are acquiring the Notes or a beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion and are not acquiring the Notes with a view to any distribution thereof in a transaction that would violate the Securities Act of the securities laws of any state of the United States or any other applicable jurisdiction.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

5

Exhibit 4

DRAFT — 9/30/10

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GENERAL GROWTH PROPERTIES, INC.

The present name of the corporation is General Growth Properties, Inc. (the “Corporation”).  The Corporation was incorporated under the name “New GGP, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010.  This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and is being filed as required by that certain Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of General Growth Properties, Inc., and Certain of their Debtor Affiliates, as filed with the United States Bankruptcy Court for the Southern District of New York (the “Court”) on August 27, 2010 (Case No. 09-11977 (ALG)) and confirmed by the Court on [                          ] (the “Plan”).  In accordance with Sections 242, 245 and 303 of the DGCL, the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be General Growth Properties, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.            Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Eleven Billion Five Hundred Million (11,500,000,000) shares, consisting of (i) Five Hundred Million (500,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) Eleven Billion (11,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B.            Common Stock.  The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C.            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           The designation of the series, which may be by distinguishing number, letter or title.

(2)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)           Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)           The redemption provisions and price or prices, if any, for shares of the series.

(5)           The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)           The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)           Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

2

(8)           Restrictions on the issuance of shares of the same series or of any other class or series.

(9)           The voting rights, if any, of the holders of shares of the series.

D.            Issuance of Rights to Purchase Securities and Other Property.  Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that any amendment, alteration, modification or repeal of a Bylaw or adoption of a new provision in the Bylaws, in each case by the stockholders, may provide that it cannot be further amended, altered, modified or repealed by the Board of Directors, in which case the Board of Directors shall not be authorized to further amend, alter, modify or repeal such Bylaw amendment or such new Bylaw provision.

ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.(1)

B.            Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

(1)  Deletion of classified Board provision subject to amendment of Non-Control Agreements to reflect Brookfield’s ability to vote 10% of the Voting Stock in respect of non-Brookfield designees on the Board.

3

D.            Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.  No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a

4

director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE XIII

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article XIII (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy

5

Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated from time to time in accordance with applicable law.

ARTICLE XIV

For purposes of this Article XIV, the following terms shall have the following meaning:

“Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of subsection G(1) of this Article XIV.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Capital Stock” shall mean the Common Stock and the Preferred Stock.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person whether the interest in such shares is held directly or indirectly (including through a nominee), and shall include shares of Capital Stock that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” and “Constructively Owned” shall have correlative meanings.

“Constructive Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of this Article XIV.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Investment Agreements” means (i) that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and REP Investments LLC, (ii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund and (iii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P., on behalf of Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and

6

Pershing Square International V, Ltd.; each as may be further amended or modified from time to time.

“Market Price” on any date shall mean the fair market value of the relevant Capital Stock, as determined in good faith by the Board of Directors.

“Non-Transfer Event” shall mean an event, other than a purported Transfer, that would cause any Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit.  Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer, or other disposition of shares of Capital Stock, (ii) the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock, (iii) a Person purchasing or otherwise acquiring an interest in a Person which Beneficially Owns shares of Capital Stock, or (iv) a redemption, repurchase, restructuring or similar transaction with respect to a person that Beneficially Owns shares of Capital Stock.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of subsection G(5) of this Article XIV.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of subsection B of Article XIV hereof, would (i) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (ii) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (but such Person will be considered a Prohibited Owner only with respect to those shares in excess of the applicable limit), (iii) cause the shares of Capital Stock to be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (iv) cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, or (v) cause the Corporation or any of its Subsidiaries to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and if appropriate in the context, shall also mean any Person who would own record title to shares of Capital Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” shall mean the requirements contained in Sections 856 through 860 of the Code which must be satisfied in order for the Corporation to qualify as a REIT.

7

“Restriction Termination Date” shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify as a REIT.

“Shares-in-Trust” shall mean any shares of Capital Stock designated Shares-in-Trust pursuant to subsection B of this Article XIV.

“Stock Ownership Limit” shall mean 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of Capital Stock, as may be adjusted pursuant to subsection H of this Article XIV.

“Subsidiary” shall have the meaning set forth in subsection A(4) of this Article XIV.

“Transfer” (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition of shares of Capital Stock, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.  “Transfer” (as a verb) shall have the correlative meaning.

“Trust” shall mean any separate trust created pursuant to subsection B of this Article XIV and administered in accordance with the terms of subsection G of this Article XIV, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity that is not an affiliate of either the Corporation or any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

A.            Restrictions on Transfers.

(1)           Except as provided in subsection F of this Article XIV, from the date hereof and through and including the Restriction Termination Date,

(a)           (A) no Person shall Beneficially Own outstanding shares of Capital Stock in excess of the Stock Ownership Limit, and (B) no Person shall Constructively Own outstanding shares of Capital Stock in excess of the Constructive Ownership Limit;

(b)           any purported Transfer that, if effective, would result in any Person Beneficially Owning shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Owning shares of Capital Stock in excess of the Constructive Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which otherwise would be Beneficially Owned by such person in excess of the Stock Ownership Limit or Constructively Owned by such Person in excess of the Constructive Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Capital Stock; and

(2)           From the date hereof and through and including the Restriction Termination Date, any Transfer that, if effective, would result in shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of

8

Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3)           From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(4)           From the date hereof and through and including the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the real property of (i) the Corporation or (ii) any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Capital Stock.

B.            Transfers to Trust.

(1)           If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that, if effective, any Person would either (A) Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or (B) Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit (x) except as otherwise provided in subsection F of this Article XIV, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Person to Beneficially Own shares of Capital Stock in excess of the Stock Ownership Limit or Constructively Own shares of Capital Stock in excess of the Constructive Ownership Limit, as applicable, (y) such number of shares of Capital Stock in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transferred automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee.

9

Such transfer to the Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(2)           If, notwithstanding the other provisions contained in this Article XIV, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Capital Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (C) cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of subsection G of this Article XIV, transmitted automatically and by operation of law to the Trust to be held in accordance with subsection G of this Article XIV, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Corporation for registration in the name of the Trustee.  Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(3)           The transfer of Capital Stock to the Trust shall be subject to the proviso in paragraph 10 of Exhibit D to the Investment Agreements.

C.            Remedies For Breach.  If the Corporation shall at any time determine, after requesting such information as the Corporation determines is relevant, subject to the provisions of subsection E of this Article XIV, that a Transfer has taken place in violation of subsection A of this Article XIV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subsection A of this Article XIV, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

D.            Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subsection A of this Article XIV, or any Person who

10

owned shares of Capital Stock that were transferred to the Trust pursuant to the provisions of subsection B of this Article XIV, shall as promptly as practicable give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

E.            Owner Required to Provide Information.  From the date hereof and through and including the Restriction Termination Date, upon reasonable advance written notice by the Corporation by January 30th of each year, every Beneficial Owner or Constructive Owner of more than five percent (5%), or such lower percentages as required pursuant to regulations under the Code (currently Treasury Regulation § 1.857-8(d)), of the outstanding shares of all classes of Capital Stock shall either (A) provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held, or (B) comply with Treasury Regulation § 1.857-9.  Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit and the Constructive Ownership Limit.

F.             Exception.  The Board of Directors, in its sole and absolute discretion, may except a Person from the Stock Ownership Limit or the Constructive Ownership Limit if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), or (B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate subsection A(1), A(2), A(3) or A(4) of this Article XIV, (ii) such Person does not and represents that it will not Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation or any of its Subsidiaries Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation or a Subsidiary to Constructively Own 10% or more of the ownership interests in such tenant with the result that the Corporation does not satisfy the REIT Requirements), and the Board of Directors obtains such representations and undertakings from such Person as are necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in subsections A through E of this Article XIV) will result in such shares of Capital Stock that are in excess of the Stock Ownership Limit or the Constructive Ownership Limit, as applicable, being designated as Shares-in-Trust in accordance with the provisions of subsection B of this Article XIV.  In exercising its discretion under this subsection F, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or desirable in order to maintain the Corporation’s status as a REIT, and, in addition, may obtain such

11

representations and undertakings from a Beneficial Owner or Constructive Owner that it may deem necessary or desirable under the circumstances.

G.            Shares-in-Trust.

(1)           Trust.  Any shares of Capital Stock transferred to a Trust and designated Shares-in-Trust pursuant to subsection B of this Article XIV shall be held for the exclusive benefit of the Beneficiary.  The Corporation shall name a Beneficiary for each Trust within five (5) days after the date on which the Corporation is made aware of the existence of the Trust.  Any transfer to a Trust, and subsequent designation of shares of Capital Stock as Shares-in-Trust, pursuant to subsection B of this Article XIV shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust.  Shares-in-Trust shall remain issued and outstanding shares of Capital Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Capital Stock of the same class and series.  When transferred to a Permitted Transferee in accordance with the provisions of subsection G(5) of this Article XIV, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(2)           Dividend Rights.  The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions with respect to such shares of Capital Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary.  The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that are attributable to any shares of Capital Stock designated as Shares-in-Trust and the record date of which was on or after the date that such shares became Shares-in-Trust.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, (x) withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of subsection B of this Article XIV, would Constructively Own or Beneficially Own the Shares-in-Trust, and (y) as soon as reasonably practicable following the Corporation’s receipt or withholding thereof paying over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

(3)           Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Capital Stock.  The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection G(3) of this Article XIV in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock

12

and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer.  Any remaining amount in such Trust shall be distributed to the Beneficiary.

(4)           Voting Rights.  The Trustee shall be entitled to vote all Shares-in-Trust.  Any vote by a Prohibited Owner as a holder of shares of Capital Stock prior to the discovery by the Corporation that the shares of Capital Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee; provided, however, that if the Corporation has already taken irreversible corporation action, then the Trustee shall not have the authority to rescind and recast such vote.  The Trustee shall vote all Shares-in-Trust in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made.  For the purposes of this subsection (4), the “Designated Proxy Firm” means [Institutional Shareholder Services, Inc.] or any successor thereto or a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Directors in their discretion from time to time; provided, however, that the independent members of the Board of Directors shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided, further, however that if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held.  The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Capital Stock under subsection B of this Article XIV, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in accordance with this subsection (4).

(5)           Designation of Permitted Transferee.  The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust in an orderly fashion so as not to materially adversely affect the Market Price of its Shares-in-Trust.  The Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Capital Stock so acquired as Shares-in-Trust under subsection B of this Article XIV.  Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection G(5), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Capital Stock, as applicable, (iii) cause the Shares-in-Trust to be cancelled, and (iv) distribute to the

13

Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to subsection G(6) of this Article XIV.

(6)           Compensation to Record Holder of Shares of Capital Stock that Become Shares-in-Trust.  Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designations of the Permitted Transferee in accordance with subsection G(5) of this Article XIV or following the acceptance of the offer to purchase such shares in accordance with subsection G(7) of this Article XIV) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Capital Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Capital Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust.  Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this subsection G(6) shall be distributed to the Beneficiary in accordance with the provisions of subsection G(5) of this Article XIV.  Each Beneficiary and Prohibited Owner waives any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this subsection G(6), by such Trustee or the Corporation.

(7)           Purchase Right in Shares-in-Trust.  Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  Subject to subsection G(6) of this Article XIV, the Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to subsection D of this Article XIV.

H.            Modification and Limitations on Changes of Limits.

(1)           Increase or Decrease in Stock Ownership Limit or Constructive Ownership Limit.  Subject to the limitations provided in subsection H(2) of this Article XIV, the Board may from time to time increase or decrease the Stock Ownership Limit or the Constructive Ownership Limit; provided, however, that (i) any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease in order for the

14

Corporation to retain REIT status, in which case such decrease shall be effective immediately) and (ii) any decrease may only be made if the Board reasonably determines that such decrease is advisable to help the Corporation protect its status as a REIT.

(2)           Limitation on Changes in Stock Ownership Limit or Constructive Ownership Limit.  Prior to the modification of any Stock Ownership Limit or Constructive Ownership Limit pursuant to subsection H(1) of this Article XIV, the Board may require such opinions of counsel, affidavits, undertakings, or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

I.             Remedies Not Limited.  Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable (i) to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT, and (ii) to ensure compliance with the Stock Ownership Limit or the Constructive Ownership Limit, as applicable.

J.             Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article XIV, including any defined term contained herein, the Board of Directors shall have the power to determine the application of the provisions of this Article XIV with respect to any situation based on the facts known to it.  In the event that this Article XIV requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is in furtherance of the provisions of this Article XIV.

K.            Severability.  If any provision of this Article XIV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

L.            Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

“The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  No Person may (i) Beneficially Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive) or Constructively Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive); (ii) beneficially own shares of Capital Stock that would result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); (iii) Beneficially Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code; or (iv) Constructively Own shares of Capital Stock that would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s or a

15

Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code.  Any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations must notify the Corporation in writing as promptly as practicable.  Any transfer in violation of the above limitations will be void ab initio.  Notwithstanding the foregoing, if the restrictions above are violated, the shares of Capital Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation’s charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

ARTICLE XV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VI(C), VII, XII and this Article XV.

16

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [                                    ] this [    ] day of [                          ], 2010.

GENERAL GROWTH PROPERTIES, INC.

/s/
Name: [ ]
Its: [ ]

SIGNATURE PAGE TO GENERAL GROWTH PROPERTIES, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit 5

DRAFT — 9/30/10

AMENDED AND RESTATED

BYLAWS

OF

GENERAL GROWTH PROPERTIES, INC.

[                        ], 2010

AMENDED AND RESTATED

BYLAWS
OF
GENERAL GROWTH PROPERTIES, INC.
(Adopted [                        ], 2010)

ARTICLE I

STOCKHOLDERS

SECTION 1.           Stockholder Meetings.

(a)           The annual meeting of stockholders of General Growth Properties, Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date, time and place, if any, within or without the State of Delaware, as the Board of Directors shall determine.

(b)           A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors.  A special meeting of stockholders shall be called by the Secretary promptly upon and in accordance with the written request, stating the purpose, date, time and place within or without the State of Delaware of the meeting, of stockholders of record who together hold fifteen percent (15%) or more of the voting power of the issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”).

SECTION 2.           Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, the place at which the list of stockholders may be examined, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and any other information required by law to be included in the notice. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), or these amended and restated bylaws (the “Bylaws”), the notice of any meeting shall be mailed or otherwise delivered (including pursuant to electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”)) not less than ten (10) nor more than sixty (60) days prior to the date of the meeting to each stockholder of record entitled to vote at such meeting and shall otherwise comply with applicable law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Corporation’s Certificate of Incorporation otherwise provides) any special meeting of the stockholders called by the Board of Directors may be cancelled, by resolution of the Board of Directors upon public announcement made prior to the date previously scheduled for such meeting of stockholders.

1

SECTION 3.           Quorum and Adjournment.  Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the voting power of the Voting Stock, present in person or by proxy, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The chairman of the meeting may (i) from time to time adjourn any meeting that is not a special meeting called by a stockholder(s) pursuant to Section 1(b), whether or not there is such a quorum and (ii) adjourn a special meeting called by a stockholder(s) pursuant to Section 1(b) only if there is not such a quorum; provided, that, in the case of clauses (i) and (ii), the date, time and place of the adjourned meeting is announced at the meeting such adjournment is taken; provided, however, that notice shall be provided if the meeting is adjourned for more than 30 days or otherwise required by law.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 4.           Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or if none or in the Chairman’s absence, the Presiding Director, or if none or in the Presiding Director’s absence, the Vice-Chairman, or if none or in the Vice-Chairman’s absence, the Chief Executive Officer, or in the Chief Executive Officer’s absence, a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting.  The Secretary of the Corporation, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 5.           Voting; Proxies; Required Vote.

(a)           At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney in fact and otherwise complying with requirements of the DGCL and any stock exchange(s) upon which the Voting Stock is then listed (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, which shall be governed by Section 8 of this Article I, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

(b)           When specified business is to be voted on by a class or series of stock voting as a class, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Certificate of Incorporation.

2

SECTION 6.           Inspectors.  The Board of Directors, in advance of any meeting, may, but need not unless required by law, appoint one or more inspectors of election to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, if any, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 7.           Notice of Stockholder Nominations and Other Business.

(a)           Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (i) was a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the annual meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 7 as to such business or nomination.  Clause (C) of the preceding sentence shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters or nominations properly brought under Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the Corporation’s proxy statement) at an annual meeting of stockholders.

(2)           Without qualification or limitation of any other requirement, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of  business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than

3

thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3)           To be in proper form, a stockholder’s notice delivered pursuant to this Section 7 must set forth: (A) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and, if applicable, the beneficial owner of the shares held of record by such stockholder (the “Beneficial Owner”), if any, and their respective affiliates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such persons’ respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Beneficial Owner, if any, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between such stockholder and Beneficial Owner, if any, (including their names) in connection with the proposal of such business by such stockholder; and (C) as to the stockholder giving the notice and the Beneficial Owner, if any, (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Beneficial Owner, if any, (ii) (a) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such Beneficial Owner, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (c) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed have a short interest of such stockholders and Beneficial Owner, if any, in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship

4

or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (d) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and Beneficial Owner, if any, that are separated or separable from the underlying shares of the Corporation and (e) any proportionate interest in shares of the Corporation held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such Beneficial Owner, if any, any of their respective affiliates, and any others acting in concert with any of the foregoing with respect to such nomination or proposal, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the Beneficial Owner, if any, intends to be or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding Voting Stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vi) any other information relating to such stockholder and Beneficial Owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.  In addition, the stockholder’s notice with respect to the election of directors must include, with respect to each nominee for election or reelection to the Board of Directors, the completed and signed questionnaire, representation and agreement required by Section 9 of this Article I.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.  Notwithstanding the foregoing, the information required by clauses (a)(3)(C)(ii) and (a)(3)(C)(iii) of this Section 7 shall be updated by such stockholder and Beneficial Owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date.

(4)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected

5

pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or a committee thereof, or (2) provided, that the Board of Directors, such committee or stockholder(s) pursuant to Section 1(b) hereof have determined that a purpose of the meeting is to elect directors, by any stockholder of the Corporation who (i) is a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the special meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in this Section 7 as to such nomination.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

6

(d)           General.

(1)           Only such persons who are nominated in accordance with the procedures set forth in this Section 7 and the Certificate of Incorporation shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding at the meeting of stockholders shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (including whether the stockholder or Beneficial Owner, if any, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(3)(C)(v) of this Section 7) and (b) if the presiding person determines that any proposed nomination or other business was not made or proposed in compliance with this Section 7, to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 7, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)           For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)           Notwithstanding anything to the contrary in the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 7; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 7 (including clause (a)(1)(C) and paragraph (b) hereof), and compliance with clause (a)(1)(C) and paragraph (b) of this Section 7 shall be the exclusive means for a stockholder to make nominations or submit other business, as applicable (other than matters or nominations brought properly under and in compliance with Rule 14a-8 or Rule 14a-11 of the Exchange Act).  Nothing in this Section 7 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or (B) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation

7

(“Preferred Stock”) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

SECTION 8.           Required Vote for Election of Directors.

(a)           Except as otherwise provided pursuant to the Certificate of Incorporation and except as provided by Section 12 of Article II with respect to the filling of vacancies, directors shall be elected by a majority of votes cast by the shares represented at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares represented at such meeting.  A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds fifty percent (50%) of the total number of votes cast “for” and “against” the election of that nominee.  Stockholders shall also be provided the opportunity to abstain from voting with respect to the election of a director.  In voting on the election of directors, abstentions, votes designated to be withheld from the election of a director and shares present but not voted in respect of the election of a director shall not be considered as votes cast.  An election shall be considered “contested” if the number of nominees for election is greater than the number of directors to be elected.  For purposes hereof, the number of nominees shall be determined as of the later of (i) the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation and (ii) the last date on which a stockholder in accordance with these Bylaws may give notice of the nomination of a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders of the Corporation.  Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office.

(b)           If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender such director’s resignation to the Board of Directors.  The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results.  The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director who tenders a resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to such resignation.  If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such director’s successor is duly elected, or such director’s earlier resignation or removal.  If a director’s resignation is accepted by the Board of Directors pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting

8

vacancy pursuant to the provisions of Article II, Section 12 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 2 of these Bylaws.

SECTION 9.           Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article I, Section 7 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) will abide by the requirements of Article I, Section 8 of these Bylaws, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law as it presently exists or may hereafter be amended, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

SECTION 10.         Removal of Director.  Unless otherwise provided by law and subject to the provisions of the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to such series of Preferred Stock, the stockholders, acting at a duly called annual meeting or a duly called special meeting of the stockholders, at which there is a proper quorum and where notice has been provided in accordance with Section 2 of this Article I, may remove a director or directors of the Corporation, but only for cause.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1.           General Powers.  The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

9

SECTION 2.           Qualification; Number; Term; Remuneration.

(a)           Each director shall be at least 18 years of age.  A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware.  The total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman.

(b)           Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.(1)

(c)           Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and directors who are not employees of the Corporation may be paid a fixed sum for attendance at each meeting of the Board of Directors and each meeting of a committee of the Board of Directors on which such director serves or a stated salary as director or such other compensation scheme (which may include awards of stock, options, or other incentive awards) as the Compensation Committee of the Board of Directors determines from time to time.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for committee service.

SECTION 3.           Quorum and Manner of Voting.  Except as otherwise provided by law or in these Bylaws, a majority of the Whole Board shall constitute a quorum.  A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice.  The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 4.           Places of Meetings.  Meetings of the Board of Directors may be held at any place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5.           Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine.  Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 6.           Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman, Presiding Director, President, Chief Executive Officer or by any two (2) of the directors then in office.

(1)  Deletion of classified Board provision subject to amendment of Non-Control Agreements to reflect Brookfield’s ability to vote 10% of the Voting Stock in respect of non-Brookfield designees on the Board.

10

SECTION 7.           Notice of Meetings.  A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mail, personal delivery, electronic transmission or telephone at least twenty-four (24) hours before the day of the meeting; provided, however, if notice is sent by United States Mail, it shall be deposited in the United States Mail at least five (5) days before the date of the meeting.  Notice shall be deemed to be given at the time of mailing, but said twenty-four (24) hours’ notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to him.

SECTION 8.           Chairman of the Board of Directors.  Except as otherwise provided by law, the Certificate of Incorporation, or in Section 9 of this Article II, the Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 9.           Presiding Director.  If at any time the Chairman of the Board of Directors shall be an executive officer or former executive officer of the Corporation or for any reason shall not be an independent director, a Presiding Director shall be selected by the independent directors from among the directors who are not executive officers or former executive officers of the Corporation and are otherwise independent. If the Chairman of the Board of Directors is not present, the Presiding Director shall chair meetings of the Board of Directors.  The Presiding Director shall chair any meeting of the independent directors and shall also perform such other duties as may be assigned to the Presiding Director by these Bylaws or the Board of Directors.

SECTION 10.         Organization.  At all meetings of the Board of Directors, the Chairman, or if none or in the Chairman’s absence or inability to act, the Presiding Director, or if none or in the Presiding Director’s absence or inability to act, the Chief Executive Officer, or in the Chief Executive Officer’s absence or inability to act, any Vice-President who is a member of the Board of Directors, or if none or in such Vice-President’s absence or inability to act, a chairman chosen by the directors shall preside.  The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11.         Resignation.  Any director may resign at any time upon written notice to the Corporation and, except for a resignation tendered pursuant to Section 8(b) of Article I, such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation.

SECTION 12.         Vacancies.  Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, if any outstanding, newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the Board of Directors then in office, provided, that a majority of the Whole Board is present, unless the Board of Directors otherwise determines that such directorships should be filled by the affirmative vote of the stockholders of record of at least a majority of the Voting Stock, and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled

11

generally by the majority vote of the remaining directors in office, even if less than a quorum is present.  No change in the number of authorized directors constituting the Whole Board shall shorten or increase the term of any incumbent director.

SECTION 13.         Conference Telephone Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 14.         Action by Unanimous Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

COMMITTEES

SECTION 1.           Appointment.  From time to time the Board of Directors, by a resolution adopted by a majority of the Whole Board, may appoint any committee or committees, each committee to consist of two (2) (or such other minimum number, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), as in effect from time to time) or more directors of the Corporation for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment, including the following committees:

(a)           an Executive Committee, which shall have such authority as has been or shall be delegated by the Board of Directors and shall advise the Board of Directors from time to time with respect to such matters as the Board of Directors shall direct; and

(b)           an Audit Committee, a Compensation Committee and a Nominating & Governance Committee, each of which shall have such authority (i) as has been or shall be set forth in the charter for such committee (as in effect from time to time and approved by the Board of Directors), which authority shall at all times be not less than that mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), and (ii) as shall otherwise be delegated by the Board of Directors.

The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee, provided, that each committee shall consist of at least such minimum number of directors, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), as in effect from time to time.  Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in

12

whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

SECTION 2.           Procedures, Quorum and Manner of Acting.  Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors.  Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee.  In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3.           Action by Unanimous Written Consent.  Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4.           Term; Termination.  In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

OFFICERS

SECTION 1.           Election and Qualifications.  The Board of Directors shall elect the officers of the Corporation, which shall include a Chief Executive Officer and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such other officers as the Board of Directors may from time to time deem proper.  Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the Chief Executive Officer.  Any two or more offices may be held by the same person; provided, however, no person shall simultaneously hold the offices of Chief Executive Officer and Secretary.

SECTION 2.           Term of Office and Remuneration.  The term of office of all officers shall be one year or until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by a vote of the Board of Directors.  Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors.  The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

13

SECTION 3.           Resignation; Removal.  Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation.  Any officer shall be subject to removal, with or without cause, at any time by a vote of the Board of Directors.

SECTION 4.           Chief Executive Officer.  The Chief Executive Officer shall have such duties as customarily pertain to that office.  The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers and may appoint and remove assistant officers and other agents and employees other than officers referred to in Section 1 of this Article IV.

SECTION 5.           Vice-President.  A Vice-President shall have such other authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 6.           Treasurer.  The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 7.           Secretary.  The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 8.           Assistant Officers.  Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 9.           Other Officers.  The Board of Directors may elect other officers from time to time, and vest such officers with such powers and duties, as the Board of Directors may deem proper.

ARTICLE V

BOOKS AND RECORDS

SECTION 1.           Location.  The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.  The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2.           Addresses of Stockholders.  Notices of meetings and all other corporate notices may be delivered (i) personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation, or (ii) any other method permitted by applicable law and rules and regulations of the SEC as they presently exist or may hereafter be amended.

14

SECTION 3.           Fixing Date for Determination of Stockholders of Record.

(a)           In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

STOCK

SECTION 1.           Stock; Signatures.  Shares of the Corporation’s stock may be evidenced by certificates for shares of stock or may be issued in uncertificated form in accordance with applicable law as it presently exists or may hereafter be amended.  The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution or the issuance of shares in uncertificated form shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation.  Every holder of shares of stock in the Corporation that is represented by certificates shall be entitled to have a certificate certifying the number of shares owned by him in the Corporation and registered in certificated form.  Stock certificates shall be signed by or in the name of the Corporation by the Chairman or Vice Chairman, if any, of the Board of Directors, or the Chief Executive Officer or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificated form.  Any and all signatures on any such certificate may be facsimiles.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  The name of the holder of record of the shares represented by certificated or uncertificated shares, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

15

SECTION 2.           Transfers of Stock.  Transfers of shares of stock of the Corporation shall be made on the books of the Corporation after receipt of a request with proper evidence of succession, assignation, or authority to transfer by the record holder of such stock, or by an attorney lawfully constituted in writing, and in the case of stock represented by a certificate, upon surrender of the certificate.  Subject to the foregoing, the Board of Directors may make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers.

SECTION 3.           Fractional Shares.  The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4.           Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or the legal representative thereof, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificated or uncertificated shares.

SECTION 5.           Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of any certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 5 or otherwise required by law or with respect to this Section 5 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

16

ARTICLE VII

DIVIDENDS

Except as otherwise provided by law or the Certificate of Incorporation (including the terms of any Preferred Stock provided for therein), the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.  Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

ARTICLE VIII

RATIFICATION

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized.  Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine.  The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.  Affixing the corporate seal shall not be required for the validity of any contract or agreement, deed, promissory note or other document executed and delivered by the Corporation, except as otherwise required by law.

17

ARTICLE X

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE XI

WAIVER OF NOTICE

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, the person or persons entitled to said notice may consent in writing, whether before or after the time stated therein, to waive such notice requirement.  Notice shall also be deemed waived by any person who attends a meeting without protesting prior thereto or at its commencement, the lack of notice to him.

ARTICLE XII

BANK ACCOUNTS, DRAFTS, CONTRACTS, ETC.

SECTION 1.           Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the chief financial officer, the Treasurer or any person designated by said chief financial officer or Treasurer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as such person may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said chief financial officer, or other person so designated by the Treasurer.

SECTION 2.           Contracts.  The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.  Except as otherwise provided by the Board of Directors or the Chief Executive Officer, any officer of the Corporation may execute and deliver any deed, bond, mortgage, contract or other obligation or instrument on behalf of the Corporation.

SECTION 3.           Proxies; Powers of Attorney; Other Instruments.  The Chief Executive Officer, the Treasurer or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation.  The Chief Executive Officer, the Treasurer or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in

18

the proxy or power of attorney so authorizing any such person.  The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4.           Financial Reports.  The Board of Directors may appoint the chief financial officer, the Treasurer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1.           The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which these Bylaws are in effect or any time prior thereto (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation (including, for the purposes of this Article XIII, any predecessor of the Corporation absorbed by the Corporation in a consolidation, merger or reorganization), or has or had agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification.  For purposes of this Article XIII, a director or officer of the Corporation serving as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent of a company of which the Corporation owns, directly or indirectly, a majority of the shares or other interests entitled to vote in the selection of its directors or the members of a comparable governing body or of an employee benefit plan of the Corporation or of any such company shall be deemed to have served in such capacity at the request of the Corporation and actions taken or omitted by a Covered Person on behalf of such an employee benefit plan of the Corporation or of any direct or indirect subsidiary of the Corporation, if done in good faith and in a manner that he

19

or she reasonably believed was in the best interests of the employee benefit plan or its participants or beneficiaries, shall be deemed to have been done in a manner not opposed to the best interests of the Corporation and actions taken or omitted on behalf of a direct or indirect subsidiary of the Corporation (even if not wholly owned by the Corporation), if done in good faith and in a manner that he or she reasonably believed to be in the best interests of the subsidiary or its owners, shall be deemed to have been done in a manner not opposed to the best interests of the Corporation.  Except as otherwise provided in this Article XIII, and other than proceedings to enforce rights conferred by the Certificate of Incorporation or this Article XIII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article XIII shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within sixty (60) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the following paragraph of Section 1 of this Article XIII); provided, however, that the payment of such expenses incurred by a director or officer (or a former director or officer) in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Covered Person is not entitled to be indemnified by the Corporation for such expenses under this Article XIII or otherwise.  The rights conferred upon Covered Persons in this Article XIII shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

To obtain advancement or indemnification under this Article XIII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to advancement or indemnification.  Upon written request by a claimant for indemnification pursuant to the immediately preceding sentence, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:  (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) by a committee of Disinterested Directors designated by a majority of such directors, even though less than a quorum, or (iii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two (2) years prior to the date of the

20

commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” (as defined below), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within sixty (60) days after such determination.  As used herein, “Change in Control” means the happening of any of the following events: (A) any Person (as hereinafter defined) acquires Beneficial Ownership (as hereinafter defined) of 50% or more of the combined voting power of the then outstanding Voting Stock; (B) consummation of a Business Combination (as hereinafter defined), unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the Beneficial Owners of the outstanding Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Voting Stock, and (y) no Person Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity; (C) approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation; or (D) individuals who, as of [Effective Date], 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (provided, however, that any individual whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors comprising the incumbent Board of Directors as of such election or nomination, shall be considered as though such individual were a member of the Incumbent Board).  In this paragraph, the terms (I) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act (but without taking into account any contractual restrictions or limitations on voting or other rights), (II) “Business Combination” means (a) any merger, consolidation, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale or other disposition by the Corporation of all or substantially all of its assets; and (III) “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

SECTION 2.           If a claim for advancement or indemnification under this Article XIII is not paid in full within sixty (60) days after a written claim pursuant has been received by the Corporation, the claimant may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.   It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances

21

because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 3.           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article XIII (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination.  The Corporation may enter into agreements providing for indemnity of or advancement of expenses to a director or officer containing such provisions further to or alternative to the provisions of this Article XIII as the Board of Directors determines is in the best interests of the Corporation.  However, notwithstanding the foregoing, the Corporation’s obligation to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, enterprise or nonprofit entity shall be reduced by any amount such person has collected as indemnification from such other corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity, or other enterprise; and, in the event the Corporation has fully paid such expenses, the Covered Person shall return to the Corporation any amounts subsequently received from such other source of indemnification.

Any repeal, other termination, amendment, alteration or modification of the provisions of this Article XIII that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or such person’s successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged act or omission occurring prior thereto while such a person was a director or officer of the Corporation or any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

SECTION 4.           This Article XIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses (on substantially similar terms and subject to the same obligations as those set forth in Sections 1 through 3 of this Article XIII) to persons other than Covered Persons when and as authorized by the Board of Directors.  In addition, the Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a Covered Person and any employee or agent of the Corporation or its subsidiaries against any liability, expense or loss asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or obligation to indemnify such person against such liability, expense or loss.

22

SECTION 5.           If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (1) the validity, legality and enforceability of the remaining provisions of this Article XIII (including, without limitation, each portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, each such portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.           For purposes of this Article XIII:

(1)           “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and indemnification issues and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or the claimant in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XIII.

SECTION 7.           Any notice, request or other communication required or permitted to be given to the Corporation under this Article XIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XIV

AMENDMENTS

The Board of Directors shall have power to amend, modify or repeal these Bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time.  The stockholders of the Corporation shall have the power to amend, modify or repeal these Bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders; provided, that notice of the proposed adoption, amendment, modification or repeal was given in the notice of the meeting; provided, further, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt

23

any new or additional provision, in a manner inconsistent with Sections 7 and 8 of Article I, Sections 2(a) of Article II, Article XIII and this Article XIV of these Bylaws.

24

General Growth Properties, Inc.
a Delaware corporation

CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting [                            ] of General Growth Properties, Inc., a Delaware corporation, and that the foregoing Amended and Restated Bylaws were adopted as the Corporation’s bylaws on [                    ], 2010 by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set such person’s hand this [        ] day of [                          ], 2010.

By:	/s/
[ ]

Exhibit 6

DRAFT — 9/30/2010

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[                                              ], INC.

The present name of the corporation is [                                    ], Inc. (the “Corporation”).  The Corporation was incorporated under the name “Spinco, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010.  This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be [                                    ], Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.            Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B.            Common Stock.  The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this

Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C.            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           The designation of the series, which may be by distinguishing number, letter or title.

(2)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)           Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)           The redemption provisions and price or prices, if any, for shares of the series.

(5)           The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)           The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)           Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8)           Restrictions on the issuance of shares of the same series or of any other class or series.

(9)           The voting rights, if any, of the holders of shares of the series.

D.            Issuance of Rights to Purchase Securities and Other Property.  Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the

2

extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that any amendment, alteration, modification or repeal of a Bylaw or adoption of a new provision in the Bylaws, in each case by the stockholders, may provide that it cannot be further amended, altered, modified or repealed by the Board of Directors, in which case the Board of Directors shall not be authorized to further amend, alter, modify or repeal such Bylaw amendment or such new Bylaw provision.

ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

B.            Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

D.            Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.  No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

3

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the

4

provisions of the Bylaws of the Corporation or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE XIII

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article XIII (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated from time to time in accordance with applicable law.

5

ARTICLE XIV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VII, XII and this Article XIV.

ARTICLE XV

It is in the best interests of the Corporation and its shareholders that certain restrictions on the transfer or other disposition of certain corporation securities, as relates to the preservation of certain tax attributes, be established as more fully set forth in this Article XV.

A.            Certain Definitions.              As used in this Article XV, the following terms have the following respective meanings:

“Acquire” means the acquisition of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, or (iii) any other acquisition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner within the meaning of the United States federal income tax laws. The terms “Acquires” and “Acquisition” shall have the same meaning.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any reference to a section of the Code shall include any comparable successor provision.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (unless otherwise provided by the Board of Directors in connection with the issuance or reissuance of such shares), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(8)) to purchase stock of the Corporation, but only to the extent such warrants, rights or options are treated as exercised pursuant to Treasury Regulation Section 1.382-4(d) or otherwise regarded as “stock” under general federal income tax principles.

“Investment Agreements” means (i) that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and REP Investments LLC, (ii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund and (iii) that certain

6

Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P., on behalf of Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd.; each as may be further amended or modified from time to time.

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3.

“Plan of Reorganization” means the bankruptcy plan of reorganization of General Growth Properties, Inc. and its subsidiaries pursuant to which the Common Stock of the Corporation is distributed to, among others, the shareholders of General Growth Properties, Inc.

“Prohibited Acquisition” means any purported Acquisition of Corporation Securities to the extent that such Acquisition is prohibited and/or void under this Article XV.

“Restriction Release Date” means the earlier of (i) the first day after the date on which a majority of the Board of Directors determines that the restrictions contained in this Article XV are no longer necessary for the preservation of the Tax Benefits, (ii) the first day after the date on which a majority of the Board of Directors determines that it is no longer in the best interests of the Corporation and the shareholders for the restrictions contained in this Article XV to continue to apply, (iii) [November 10, 2013] or (iv) the repeal of Section 382 of the Code.

“Substantial Holder” means a Person holding Corporation Securities representing a Percentage Stock Ownership (including indirect ownership, as determined under applicable Treasury Regulations) in any class of Corporation Securities of at least 4.99%.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

B.            Restrictions.

(1)           Except as provided in paragraph C of this Article XV, no Person shall be permitted to make an Acquisition and any such purported Acquisition will be void ab initio, (i) to the extent that after giving effect to such purported Acquisition the purported transferee or a Person related to the purported transferee would become a Substantial Holder and such purported Acquisition would decrease the purported transferor’s

7

Percentage Stock Ownership of Corporation Securities, or (ii) if such Person is a Substantial Holder and such purported Acquisition would increase such Substantial Holder’s Percentage Stock Ownership of Corporation Securities; provided, however, that nothing in this Article XV shall apply to any Acquisition pursuant to which the acquiring Person owns at least 80% (or such other lesser amount as may be required from time to time to conduct a merger in accordance with Section 253 of the DGCL) of the Voting Stock.  The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Acquisition.

(2)                                  The Corporation may require as a condition to the registration of the Acquisition of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed acquirer or payee furnish to the Corporation the information reasonably necessary to allow the Corporation to determine whether a transaction would constitute a Prohibited Acquisition (including with respect to all the direct or indirect ownership interests in such Corporation Securities).  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XV, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that an Acquisition will not be prohibited by this Article XV as a condition to registering any Acquisition.

C.                                     Certain Exceptions.  The restrictions set forth in paragraph B of this Article XV shall not apply to (i) a proposed Acquisition if the transferor or the transferee, upon providing at least twenty (20) days prior written notice of such proposed Acquisition to the Board of Directors, obtains the written consent to the proposed Acquisition from a majority of the Board of Directors, (ii) a proposed Acquisition that is made as part of (A) a tender or exchange offer by the Corporation to purchase Corporation Securities, (B) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, (C) any optional or required redemption of a Corporation Security pursuant to the terms of such security, or (D) the acquisition of any capital stock or other equity interest or exercise of any subscription right or warrant or option issued pursuant to or contemplated by the Plan of Reorganization or the Investment Agreements, or (iii) an Acquisition after the Restriction Release Date.  In determining whether to grant its consent to a proposed Acquisition, the Board of Directors is permitted, but not required, to assume, among other things, that any shares held by a Substantial Holder will shortly be sold and to take into account potential capital transactions in which the Corporation may seek to engage in the future (whether or not currently under consideration).  As a condition to granting its consent, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors determines.

8

D.                                    Treatment of Excess Securities.

(1)                                  No employee or agent of the Corporation shall record any Prohibited Acquisition, and the purported acquirer in a Prohibited Acquisition (the “Purported Acquirer”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Acquisition (the “Excess Securities”).  The Purported Acquirer shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, but, once the Excess Securities have been acquired in an Acquisition that is not a Prohibited Acquisition, such Corporation Securities shall cease to be Excess Securities.

(2)                                  If the Board of Directors determines that a Prohibited Acquisition has been recorded by an agent or employee of the Corporation, such recording and the Prohibited Acquisition shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Acquirer shall transfer or cause to be transferred any certificate or other evidence of ownership or proceeds from the resale by such Purported Acquirer of the Excess Securities within the Purported Acquirer’s possession or control, together with any dividends or other distributions that were received by the Purported Acquirer from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided, further, however, that if the Agent holds any Excess Securities constituting Voting Stock on or after the record date for any vote of the stockholders, the Agent shall vote all such securities in connection with such vote in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made.  For the purposes of this subsection (2), the “Designated Proxy Firm” means [Institutional Shareholder Services Inc.] or any successor thereto or a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Directors in their discretion from time to time; provided, however, that the independent members of the Board of Directors shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided, further, however that if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held.  The Purported Acquirer shall be deemed to have given, as of the close of business on the business day prior to the date of the Prohibited Acquisition that results in the transfer of the Excess Securities to the Agent, an irrevocable proxy to the Trustee to vote the Excess Securities constituting shares of Voting Stock in accordance with this subsection (2).  If the Purported Acquirer has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Acquirer shall be deemed to have sold the Excess Securities for the Agent, and shall be

9

required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Acquirer to retain a portion of such sales proceeds not exceeding the amount that the Purported Acquirer would have received from the Agent pursuant to paragraph D(3) of this Article XV if the Agent, rather than the Purported Acquirer, had resold the Excess Securities; or

(3)                                  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Acquirer had previously resold the Excess Securities, any amounts received by it from a Purported Acquirer, as follows:

(a)                                  first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(b)                                 second, any remaining amounts shall be paid to the Purported Acquirer, up to the amount paid by the Purported Acquirer for the Excess Securities (or in the case of any Prohibited Acquisition by gift, devise or inheritance or any other Prohibited Acquisition without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Acquisition, or (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Acquisition or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board of Directors, which amount (or fair market value) shall be determined at the discretion of the Board of Directors); and

(c)                                  third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Acquisition not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors such that no organization qualifying under Section 501(c)(3) of the Code shall possess Percentage Stock Ownership in the Corporation in excess of 4.99%.

The recourse of any Purported Acquirer in respect of any Prohibited Acquisition shall be limited to the amount payable to the Purported Acquirer pursuant to clause (b) above. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article XV inure to the benefit of the Corporation.

(4)                                  If the Purported Acquirer fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to paragraph D(2) of this Article

10

XV, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

(5)                                  Notwithstanding any other provision this paragraph D, where a Prohibited Acquisition occurs between Persons identified by the Corporation, the Corporation may require that the Prohibited Acquisition be rescinded; provided, that the Purported Acquirer derives no net benefit from the Prohibited Acquisition and its rescission or any net benefit is treated in accordance with clause (c) of paragraph D(3).  The Corporation may institute legal proceedings to force a rescission pursuant to this paragraph D(5).

(6)                                  In the event of any Acquisition which does not involve a transfer of Corporation Securities but which would cause a Substantial Holder to violate a restriction on Acquisition provided for in Article XV, the application of this paragraph D shall be modified as described in this paragraph D(6).  In such case, no such Substantial Holder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Holder and/or any Person whose ownership of Corporation Securities is attributed to such Substantial Holder shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Holder, following such disposition, not to be in violation of this Article XV.  Such disposition shall be deemed to occur simultaneously with the Purported Acquisition giving rise to the application of this provision, and the number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of as provided in paragraph D(2); provided, however, that the maximum aggregate amount payable either to such Substantial Holder or to such other Person that was the direct holder of such Excess Securities in connection with such sale shall be the fair market value of such Excess Securities at the time of the Purported Acquisition.  All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Holder or such other Person.  The purpose of this paragraph D(6) is to make clear the remedy for situations in which there is a Prohibited Acquisition without a direct Acquisition of Corporation Securities, and this paragraph D(6), along with the other provisions of this Article XV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Acquisition of Corporation Securities.

E.                                      Bylaws, Legends, etc.

(1)                                  The Bylaws may make appropriate provisions to effectuate the requirements of this Article XV.

(2)                                  Until the Restriction Release Date, all certificates representing Corporation Securities during the effectiveness of this Article XV shall bear a conspicuous legend as follows:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE XV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [                        ], INC.  THE

11

CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(3)                                  The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(4)                                  The Board of Directors shall have the power to determine all matters necessary for determining compliance with this Article XV, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether an Acquisition is a Prohibited Acquisition, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Acquirer pursuant to clause (b) of paragraph D(3) of this Article XV, and (F) any other matters which the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding for the purposes of this Article XV.  Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) modify the specific application of the transfer restrictions set forth in this Article XV, or (ii) modify the definitions of any terms set forth in this Article XV; provided, that a majority of the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefit under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefit.

(5)                                  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XV without any requirement of the posting of a bond in connection therewith or any related appellate proceeding and each holder of Corporation Securities is deemed to have waived any right to require the posting of any such bond.

(6)                                  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

F.                                      Damages.  Any Person subject to the provisions of this Article XV who knowingly violates or any Person who knowingly causes a stockholder of the Corporation under such Person’s control and subject to the provisions of this Article XV to knowingly violate the provisions of this Article XV shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination

12

of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

G.                                     Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XV, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

H.                                    Severability.  Any provision in this Article XV which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular stockholder, transferee or Acquisition) under the laws of the State of Delaware shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article XV and of this Certificate of Incorporation, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part had been reformed to the extent required to be valid, legal and enforceable, and, to the maximum extent possible, in a manner consistent with preserving the Corporation’s use of the Tax Benefits without any Code Section 382 limitation.

I.                                         Waiver of Restrictions.  Upon the occurrence of the Restriction Release Date, the Board of Directors shall promptly cause the Corporation to (i) announce waiver of the restrictions in paragraph B of this Article XV by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission and (ii) following the delivery by any stockholder to the Company of a certificate representing Corporation Securities legended in accordance with paragraph E(2) of this Article XV, deliver or cause to be delivered to such stockholder a certificate representing such Corporation Securities that is free from such legend.

13

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [                                    ] this [    ] day of [                          ], 2010.

[ ], INC.

/s/
Name: [ ]
Its: [ ]

SIGNATURE PAGE TO [                                         ], INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit 7

DRAFT — 9/30/2010

AMENDED AND RESTATED

BYLAWS

OF

[                                  ], Inc.

[                        ], 2010

AMENDED AND RESTATED

BYLAWS
OF
[                      ], Inc.
(Adopted [                        ], 2010)

ARTICLE I

STOCKHOLDERS

SECTION 1.                                Stockholder Meetings.

(a)                                  The annual meeting of stockholders of [                  ], Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date, time and place, if any, within or without the State of Delaware, as the Board of Directors shall determine.

(b)                                 A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors.  A special meeting of stockholders shall be called by the Secretary promptly upon and in accordance with the written request, stating the purpose, date, time and place within or without the State of Delaware of the meeting, of stockholders of record who together hold fifteen percent (15%) or more of the voting power of the issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”).

SECTION 2.                                Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, the place at which the list of stockholders may be examined, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and any other information required by law to be included in the notice. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), or these amended and restated bylaws (the “Bylaws”), the notice of any meeting shall be mailed or otherwise delivered (including pursuant to electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”)) not less than ten (10) nor more than sixty (60) days prior to the date of the meeting to each stockholder of record entitled to vote at such meeting and shall otherwise comply with applicable law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders called by the Board of Directors may be cancelled, by resolution of the Board of Directors upon public announcement made prior to the date previously scheduled for such meeting of stockholders.

1

SECTION 3.                                Quorum and Adjournment.  Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the voting power of the Voting Stock, present in person or by proxy, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The chairman of the meeting may (i) from time to time adjourn any meeting that is not a special meeting called by a stockholder(s) pursuant to Section 1(b), whether or not there is such a quorum and (ii) adjourn a special meeting called by a stockholder(s) pursuant to Section 1(b) only if there is not such a quorum; provided, that, in the case of clauses (i) and (ii), the date, time and place of the adjourned meeting is announced at the meeting such adjournment is taken; provided, however, that notice shall be provided if the meeting is adjourned for more than 30 days or otherwise required by law.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 4.                                Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or if none or in the Chairman’s absence the Presiding Director, or if none or in the Presiding Director’s absence, the Vice-Chairman, or if none or in the Vice-Chairman’s absence the Chief Executive Officer, or in the Chief Executive Officer’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting.  The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 5.                                Voting; Proxies; Required Vote.

(a)                                  At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney in fact and otherwise complying with requirements of the DGCL and any stock exchange(s) upon which the Voting Stock is then listed (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, which shall be governed by Section 8 of this Article I, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

(b)                                 When specified business is to be voted on by a class or series of stock voting as a class, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Certificate of Incorporation.

2

SECTION 6.                                Inspectors.  The Board of Directors, in advance of any meeting, may, but need not unless required by law, appoint one or more inspectors of election to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, if any, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 7.                                Notice of Stockholder Nominations and Other Business.

(a)                                  Annual Meetings of Stockholders.

(1)                                  Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (i) was a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the annual meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 7 as to such business or nomination.  Clause (C) of the preceding sentence shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters or nominations properly brought under Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the Corporation’s proxy statement) at an annual meeting of stockholders.

(2)                                  Without qualification or limitation of any other requirement, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of  business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than

3

thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation).  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3)                                  To be in proper form, a stockholder’s notice delivered pursuant to this Section 7 must set forth: (A) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and, if applicable, the beneficial owner of the shares held of record by such stockholder (the “Beneficial Owner”), if any, and their respective affiliates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such persons’ respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Beneficial Owner, if any, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings between such stockholder and Beneficial Owner, if any, (including their names) in connection with the proposal of such business by such stockholder; and (C) as to the stockholder giving the notice and the Beneficial Owner, if any, (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Beneficial Owner, if any, (ii) (a) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such Beneficial Owner, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (c) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed have a short interest of such stockholders and Beneficial Owner, if any, in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship

4

or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (d) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and Beneficial Owner, if any, that are separated or separable from the underlying shares of the Corporation and (e) any proportionate interest in shares of the Corporation held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such Beneficial Owner, if any, any of their respective affiliates, and any others acting in concert with any of the foregoing with respect to such nomination or proposal, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the Beneficial Owner, if any, intends to be or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding Voting Stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vi) any other information relating to such stockholder and Beneficial Owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.  In addition, the stockholder’s notice with respect to the election of directors must include, with respect to each nominee for election or reelection to the Board of Directors, the completed and signed questionnaire, representation and agreement required by Section 9 of this Article I.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.  Notwithstanding the foregoing, the information required by clauses (a)(3)(C)(ii) and (a)(3)(C)(iii) of this Section 7 shall be updated by such stockholder and Beneficial Owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date.

(4)                                  Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)                                 Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected

5

pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or a committee thereof, or (2) provided, that the Board of Directors, such committee or stockholder(s) pursuant to Section 1(b) hereof have determined that a purpose of the meeting is to elect directors, by any stockholder of the Corporation who (i) is a stockholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation and at the time of the special meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in this Section 7 as to such nomination.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)                                  Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

6

(d)                                 General.

(1)                                  Only such persons who are nominated in accordance with the procedures set forth in this Section 7 and the Certificate of Incorporation shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding at the meeting of stockholders shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (including whether the stockholder or Beneficial Owner, if any, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(3)(C)(v) of this Section 7) and (b) if the presiding person determines that any proposed nomination or other business was not made or proposed in compliance with this Section 7, to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 7, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)                                  For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)                                  Notwithstanding anything to the contrary in the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 7; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 7 (including clause (a)(1)(C) and paragraph (b) hereof), and compliance with clause (a)(1)(C) and paragraph (b) of this Section 7 shall be the exclusive means for a stockholder to make nominations or submit other business, as applicable (other than matters or nominations brought properly under and in compliance with Rule 14a-8 or Rule 14a-11 of the Exchange Act).  Nothing in this Section 7 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or (B) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation

7

(“Preferred Stock”) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

SECTION 8.                                Required Vote for Election of Directors.

(a)                                  Except as otherwise provided pursuant to the Certificate of Incorporation and except as provided by Section 12 of Article II with respect to the filling of vacancies, directors shall be elected by a majority of votes cast by the shares represented at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares represented at such meeting.  A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds fifty percent (50%) of the total number of votes cast “for” and “against” the election of that nominee.  Stockholders shall also be provided the opportunity to abstain from voting with respect to the election of a director.  In voting on the election of directors, abstentions, votes designated to be withheld from the election of a director and shares present but not voted in respect of the election of a director shall not be considered as votes cast.  An election shall be considered “contested” if the number of nominees for election is greater than the number of directors to be elected.  For purposes hereof, the number of nominees shall be determined as of the later of (i) the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation and (ii) the last date on which a stockholder in accordance with these Bylaws may give notice of the nomination of a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders of the Corporation.  Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office.

(b)                                 If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender such director’s resignation to the Board of Directors.  The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results.  The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director who tenders a resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to such resignation.  If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such director’s successor is duly elected, or such director’s earlier resignation or removal.  If a director’s resignation is accepted by the Board of Directors pursuant to these Bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting

8

vacancy pursuant to the provisions of Article II, Section 12 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 2 of these Bylaws.

SECTION 9.                                Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article I, Section 7 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) will abide by the requirements of Article I, Section 8 of these Bylaws, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law as it presently exists or may hereafter be amended, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

SECTION 10.                          Removal of Director.  Unless otherwise provided by law and subject to  the provisions of the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to such series of Preferred Stock, the stockholders, acting at a duly called annual meeting or a duly called special meeting of the stockholders, at which there is a proper quorum and where notice has been provided in accordance with Section 7 of this Article I, may remove a director or directors of the Corporation, but only for cause.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1.                                General Powers.  The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

9

SECTION 2.                                Qualification; Number; Term; Remuneration.

(a)                                  Each director shall be at least 18 years of age.  A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware.  The total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman.

(b)                                 Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c)                                  Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and directors who are not employees of the Corporation may be paid a fixed sum for attendance at each meeting of the Board of Directors and each meeting of a committee of the Board of Directors on which such director serves or a stated salary as director or such other compensation scheme (which may include awards of stock, options, or other incentive awards) as the Compensation Committee of the Board of Directors determines from time to time.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for committee service.

SECTION 3.                                Quorum and Manner of Voting.  Except as otherwise provided by law or in these Bylaws, a majority of the Whole Board shall constitute a quorum.  A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice.  The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 4.                                Places of Meetings.  Meetings of the Board of Directors may be held at any place within or without the State of Delaware as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5.                                Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine.  Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 6.                                Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, Presiding Director, President, Chief Executive Officer or by any two (2) of the directors then in office.

SECTION 7.                                Notice of Meetings.  A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mail, personal delivery, electronic transmission or telephone at least twenty-four (24) hours before the day of the meeting; provided, however, if notice is sent by United States Mail, it shall be deposited in the United States Mail at least five (5) days before the date of the meeting.

10

Notice shall be deemed to be given at the time of mailing, but said twenty-four (24) hours’ notice need not be given to any director who consents in writing, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to him.

SECTION 8.                                Chairman of the Board of Directors.  Except as otherwise provided by law, the Certificate of Incorporation, or in Section 9 of this Article II, the Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 9.                                Presiding Director.  If at any time the Chairman of the Board of Directors shall be an executive officer or former executive officer of the Corporation or for any reason shall not be an independent director, a Presiding Director shall be selected by the independent directors from among the directors who are not executive officers or former executive officers of the Corporation and are otherwise independent. If the Chairman of the Board of Directors is not present, the Presiding Director shall chair meetings of the Board of Directors.  The Presiding Director shall chair any meeting of the independent directors and shall also perform such other duties as may be assigned to the Presiding Director by these Bylaws or the Board of Directors.

SECTION 10.                          Organization.  At all meetings of the Board of Directors, the Chairman, or if none or in the Chairman’s absence or inability to act, the Presiding Director, or if none or in the Presiding Director’s absence or inability to act, the Chief Executive Officer, or in the Chief Executive Officer’s absence or inability to act any Vice-President who is a member of the Board of Directors, or if none or in such Vice-President’s absence or inability to act, a chairman chosen by the directors shall preside.  The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11.                          Resignation.  Any director may resign at any time upon written notice to the Corporation and, except for a resignation tendered pursuant to Section 8(b) of Article I, such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation.

SECTION 12.                          Vacancies.  Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, if any outstanding, newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the Board of Directors then in office, provided, that a majority of the Whole Board is present, unless the Board of Directors otherwise determines that such directorships should be filled by the affirmative vote of the stockholders of record of at least a majority of the Voting Stock, and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.  No change in the number of authorized directors constituting the Whole Board shall shorten or increase the term of any incumbent director.

11

SECTION 13.                          Conference Telephone Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 14.                          Action by Unanimous Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

COMMITTEES

SECTION 1.                                Appointment.  From time to time the Board of Directors, by a resolution adopted by a majority of the Whole Board, may appoint any committee or committees, each committee to consist of two (2) (or such other minimum number, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), as in effect from time to time) or more directors of the Corporation for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment, including the following committees:

(a)                                  an Executive Committee, which shall have such authority as has been or shall be delegated by the Board of Directors and shall advise the Board of Directors from time to time with respect to such matters as the Board of Directors shall direct; and

(b)                                 an Audit Committee, a Compensation Committee and a Nominating & Governance Committee, each of which shall have such authority (i) as has been or shall be set forth in the charter for such committee (as in effect from time to time and approved by the Board of Directors), which authority shall at all times be not less than that mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), and (ii) as shall otherwise be delegated by the Board of Directors.

The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee, provided, that each committee shall consist of at least such minimum number of directors, if any, mandated by law and the applicable listing requirements of the New York Stock Exchange (or the principal stock exchange on which the Corporation’s common stock is listed), as in effect from time to time.  Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

SECTION 2.                                Procedures, Quorum and Manner of Acting.  Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of

12

the Board of Directors.  Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee.  In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3.                                Action by Unanimous Written Consent.  Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing (which may be provided by electronic transmission), and such writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4.                                Term; Termination.  In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

OFFICERS

SECTION 1.                                Election and Qualifications.  The Board of Directors shall elect the officers of the Corporation, which shall include a Chief Executive Officer and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such other officers as the Board of Directors may from time to time deem proper.  Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the Chief Executive Officer.  Any two or more offices may be held by the same person; provided, however, no person shall simultaneously hold the offices of Chief Executive Officer and Secretary.

SECTION 2.                                Term of Office and Remuneration.  The term of office of all officers shall be one year or until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by a vote of the Board of Directors.  Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors.  The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3.                                Resignation; Removal.  Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chief Executive Officer or Secretary, unless otherwise specified in the resignation.  Any officer shall be subject to removal, with or without cause, at any time by a vote of the Board of Directors.

13

SECTION 4.                                Chief Executive Officer.  The Chief Executive Officer shall have such duties as customarily pertain to that office.  The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers and may appoint and remove assistant officers and other agents and employees other than officers referred to in Section 1 of this Article IV.

SECTION 5.                                Vice-President.  A Vice-President shall have such other authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 6.                                Treasurer.  The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 7.                                Secretary.  The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 8.                                Assistant Officers.  Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 9.                                Other Officers.  The Board of Directors may elect other officers from time to time, and vest such officers with such powers and duties, as the Board of Directors may deem proper.

ARTICLE V

BOOKS AND RECORDS

SECTION 1.                                Location.  The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.  The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2.                                Addresses of Stockholders.  Notices of meetings and all other corporate notices may be delivered (i) personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation, or (ii) any other method permitted by applicable law and rules and regulations of the SEC as they presently exist or may hereafter be amended.

SECTION 3.                                Fixing Date for Determination of Stockholders of Record.

(a)                                  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall

14

not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)                                 In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

STOCK

SECTION 1.                                Stock; Signatures.  Shares of the Corporation’s stock may be evidenced by certificates for shares of stock or may be issued in uncertificated form in accordance with applicable law as it presently exists or may hereafter be amended.  The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution or the issuance of shares in uncertificated form shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation.  Every holder of shares of stock in the Corporation that is represented by certificates shall be entitled to have a certificate certifying the number of shares owned by him in the Corporation and registered in certificated form.  Stock certificates shall be signed by or in the name of the Corporation by the Chairman or Vice Chairman, if any, of the Board of Directors, or the Chief Executive Officer or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificated form.  Any and all signatures on any such certificate may be facsimiles.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  The name of the holder of record of the shares represented by certificated or uncertificated shares, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2.                                Transfers of Stock.  Transfers of shares of stock of the Corporation shall be made on the books of the Corporation after receipt of a request with proper evidence of succession, assignation, or authority to transfer by the record holder of such stock, or by an

15

attorney lawfully constituted in writing, and in the case of stock represented by a certificate, upon surrender of the certificate.  Subject to the foregoing, the Board of Directors may make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers.

SECTION 3.                                Fractional Shares.  The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4.                                Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or the legal representative thereof, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificated or uncertificated shares.

SECTION 5.                                Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of any certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 5 or otherwise required by law or with respect to this Section 5 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

16

ARTICLE VII

DIVIDENDS

Except as otherwise provided by law or the Certificate of Incorporation (including the terms of any Preferred Stock provided for therein), the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.  Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

ARTICLE VIII

RATIFICATION

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized.  Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine.  The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.  Affixing the corporate seal shall not be required for the validity of any contract or agreement, deed, promissory note or other document executed and delivered by the Corporation, except as otherwise required by law.

17

ARTICLE X

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE XI

WAIVER OF NOTICE

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, the person or persons entitled to said notice may consent in writing, whether before or after the time stated therein, to waive such notice requirement.  Notice shall also be deemed waived by any person who attends a meeting without protesting prior thereto or at its commencement, the lack of notice to him.

ARTICLE XII

BANK ACCOUNTS, DRAFTS, CONTRACTS, ETC.

SECTION 1.                                Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the chief financial officer, the Treasurer or any person designated by said chief financial officer or Treasurer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as such person may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said chief financial officer, or other person so designated by the Treasurer.

SECTION 2.                                Contracts.  The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.  Except as otherwise provided by the Board of Directors or the Chief Executive Officer, any officer of the Corporation may execute and deliver any deed, bond, mortgage, contract or other obligation or instrument on behalf of the Corporation.

SECTION 3.                                Proxies; Powers of Attorney; Other Instruments.  The Chief Executive Officer, the Treasurer or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation.  The Chief Executive Officer, the Treasurer or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in

18

the proxy or power of attorney so authorizing any such person.  The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4.           Financial Reports.  The Board of Directors may appoint the chief financial officer, the Treasurer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1.           The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”), by reason of the fact that such Covered Person, or a person for whom he or she is the legal representative, is or was, at any time during which these Bylaws are in effect or any time prior thereto (whether or not such Covered Person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred by such Covered Person in connection with such proceeding to the fullest extent permitted by law, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification.  For purposes of this Article XIII, a director or officer of the Corporation serving as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent of a company of which the Corporation owns, directly or indirectly, a majority of the shares or other interests entitled to vote in the selection of its directors or the members of a comparable governing body or of an employee benefit plan of the Corporation or of any such company shall be deemed to have served in such capacity at the request of the Corporation and actions taken or omitted by a Covered Person on behalf of such an employee benefit plan of the Corporation or of any direct or indirect subsidiary of the Corporation, if done in good faith and in a manner that he or she reasonably believed was in the best interests of the employee benefit plan or its participants or beneficiaries, shall be deemed to have been done in a

19

manner not opposed to the best interests of the Corporation and actions taken or omitted on behalf of a direct or indirect subsidiary of the Corporation (even if not wholly owned by the Corporation), if done in good faith and in a manner that he or she reasonably believed to be in the best interests of the subsidiary or its owners, shall be deemed to have been done in a manner not opposed to the best interests of the Corporation.  Except as otherwise provided in this Article XIII, and other than proceedings to enforce rights conferred by the Certificate of Incorporation or this Article XIII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article XIII shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by a Covered Person in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within sixty (60) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the following paragraph of Section 1 of this Article XIII); provided, however, that the payment of such expenses incurred by a director or officer (or a former director or officer) in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Covered Person is not entitled to be indemnified by the Corporation for such expenses under this Article XIII or otherwise.  The rights conferred upon Covered Persons in this Article XIII shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Covered Person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

To obtain advancement or indemnification under this Article XIII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to advancement or indemnification.  Upon written request by a claimant for indemnification pursuant to the immediately preceding sentence, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:  (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) by a committee of Disinterested Directors designated by a majority of such directors, even though less than a quorum, or (iii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two (2) years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change

20

of Control” (as defined below), in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within sixty (60) days after such determination.  As used herein, “Change in Control” means the happening of any of the following events: (A) any Person (as hereinafter defined) acquires Beneficial Ownership (as hereinafter defined) of 50% or more of the combined voting power of the then outstanding Voting Stock; (B) consummation of a Business Combination (as hereinafter defined), unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the Beneficial Owners of the outstanding Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Voting Stock, and (y) no Person Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity; (C) approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation; or (D) individuals who, as of [Effective Date], 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (provided, however, that any individual whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors comprising the incumbent Board of Directors as of such election or nomination, shall be considered as though such individual were a member of the Incumbent Board).  In this paragraph, the terms (I) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act (but without taking into account any contractual restrictions or limitations on voting or other rights), (II) “Business Combination” means (a) any merger, consolidation, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale or other disposition by the Corporation of all or substantially all of its assets; and (III) “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

SECTION 2.           If a claim for indemnification or advancement under this Article XIII is not paid in full within sixty (60) days after a written claim pursuant has been received by the Corporation, the claimant may at any time thereafter file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.   It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an

21

actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 3.           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article XIII (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination.  The Corporation may enter into agreements providing for indemnity of or advancement of expenses to a director or officer containing such provisions further to or alternative to the provisions of this Article XIII as the Board of Directors determines is in the best interests of the Corporation.  However, notwithstanding the foregoing, the Corporation’s obligation to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, enterprise or nonprofit entity shall be reduced by any amount such person has collected as indemnification from such other corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity, or other enterprise; and, in the event the Corporation has fully paid such expenses, the Covered Person shall return to the Corporation any amounts subsequently received from such other source of indemnification.

Any repeal, other termination, amendment, alteration or modification of the provisions of this Article XIII that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or such person’s successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged act or omission occurring prior thereto while such a person was a director or officer of the Corporation or any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

SECTION 4.           This Article XIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses (on substantially similar terms and subject to the same obligations as those set forth in Sections 1 through 3 of this Article XIII) to persons other than Covered Persons when and as authorized by the Board of Directors.  In addition, the Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a Covered Person and any employee or agent of the Corporation or its subsidiaries against any liability, expense or loss asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or obligation to indemnify such person against such liability, expense or loss.

SECTION 5.           If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (1) the validity, legality and

22

enforceability of the remaining provisions of this Article XIII (including, without limitation, each portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, each such portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.           For purposes of this Article XIII:

(1)           “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and indemnification issues and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or the claimant in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XIII.

SECTION 7.           Any notice, request or other communication required or permitted to be given to the Corporation under this Article XIII shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XIV

AMENDMENTS

The Board of Directors shall have power to amend, modify or repeal these Bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time.  The stockholders of the Corporation shall have the power to amend, modify or repeal these Bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders; provided, that notice of the proposed adoption, amendment, modification or repeal was given in the notice of the meeting; provided, further, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Sections 7 and 8 of Article I, Article XIII and this Article XIV of these Bylaws.

23

[                      ], Inc.
a Delaware corporation

CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting [                            ] of [                      ], Inc., a Delaware corporation, and that the foregoing Amended and Restated Bylaws were adopted as the Corporation’s bylaws on [                    ], 2010 by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set such person’s hand this [        ] day of [                          ], 2010.

By:	/s/
[ ]

Exhibit 8

Draft - 09/30/10

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the [·] day of [    ], 2010 by and between [General Growth Properties, Inc.], a Delaware corporation (the “Company”), and [·] (the “Indemnitee”).

WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, although the [Amended and Restated] Certificate of Incorporation of the Company (the “Certificate”) and the [Amended and Restated] Bylaws of the Company (the “Bylaws”) require indemnification of the officers and directors of the Company under the circumstances specified therein, and Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”), the Certificate, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and authorize the Company to enter into contracts between the Company and members of the board of directors, officers and other persons with respect to indemnification; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate and the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve or continue serving as a director or officer, or both, of the Company after the date hereof, the parties hereto agree as follows:

1.             Definitions.  For purposes of this Agreement:

(a)           “Change in Control” shall mean a change in control of the Company occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than acquisition by or from the Company) after the date hereof by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries that acquires beneficial ownership of voting securities of the Company, and any qualified institutional investor that meets the requirements of Rule 13d-1(b)(1) promulgated under the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving corporation’s then-outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company.

(b)           “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in a similar capacity at the written request of the Company.

(c)           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advancement is sought by Indemnitee.

(d)           “Enterprise” shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the written request of the Company as a director, officer, employee, agent or fiduciary.

2

(e)           “Expenses” shall include all reasonable attorneys’ fees, retainers, disbursements of counsel, court costs, filing fees, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, duplicating and imaging costs, printing and binding costs, telephone charges, facsimile transmission charges, computer legal research costs, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, as well as all other “expenses” within the meaning of that term as used in Section 145 of the General Corporation Law of the State of Delaware and all other disbursements or expenses of types customarily and reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, actions, suits, or proceedings similar to or of the same type as the Proceeding with respect to which such disbursements or expenses were incurred; but, notwithstanding anything in the foregoing to the contrary, “Expenses” shall not include amounts of judgments, penalties, or fines actually levied against the Indemnitee in connection with any Proceeding.  Expenses also shall include the foregoing incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(f)            “Independent Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of corporation law and indemnification issues and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g)           “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal investigation), inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by Indemnitee or of any inaction on such Indemnitee’s part while acting as an officer or director of the Company, or by reason of the fact that such Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 8 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

3

(h)           References herein to “fines” shall not include any excise tax assessed with respect to any employee benefit plan.

(i)            References herein to a director of another Enterprise or a director of an other Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, the general partner of any partnership (general or limited) and the manager or managing member of any limited liability company.

(j)            (i) References herein to serving at the request of the Company as a director, officer, employee, agent, or fiduciary of another Enterprise shall include any service as a director, officer, employee, or agent of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan of the Company or any of its affiliates, other than solely as a participant or beneficiary of such a plan; and (ii) if the Indemnitee has acted in good faith and in a manner the Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, the Indemnitee shall be deemed to have acted in a manner not opposed to the best interests of the Company for purposes of this Agreement.

2.             Indemnity of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by applicable law, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)           Proceedings Other Than Proceedings by or in the Right of the Company.  Except as provided in Section 10 hereof, Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(a) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is or was, or is or was threatened to be made, a party to or is otherwise involved in any Proceeding other than a Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 2(a), Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines, liabilities and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, but only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)           Proceedings by or in the Right of the Company.  Except as provided in Section 10 hereof, Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(b) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is or was, or is or was threatened to be made, a party to or is or was otherwise involved in any Proceeding brought by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 2(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, but only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company;

4

provided, however, if applicable law so provides, no indemnification for such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged liable to the Company unless (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses that the Court of Chancery or such other court shall deem proper.

(c)           Overriding Right to Indemnification if Successful on the Merits.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or was, by reason of Indemnitee’s Corporate Status or otherwise, a party to and is or was successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by applicable law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by applicable law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

3.             Additional Indemnity.  In addition to, and without regard to any limitations on, the indemnification provided for in Section 2 of this Agreement, the Company shall and hereby does, to the fullest extent permissible under applicable law, indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines, liabilities and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf if, by reason of Indemnitee’s Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee.  The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Section 7 and Section 8 hereof) to be unlawful.

4.             Contribution.

(a)           To the fullest extent permissible under applicable law, whether or not the indemnification provided in Section 2 and Section 3 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or

5

proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)           To the fullest extent permissible under applicable law, without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines, liabilities or settlement amounts, as well as any other equitable considerations which the law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)           The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claim of contribution brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)           To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, liabilities, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as the Board of Directors deems fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company (together with its directors, officers, employees and agents) and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

5.             Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or was, by reason of Indemnitee’s Corporate Status or otherwise, a witness, or is or was made (or asked) to respond to discovery requests, in

6

any Proceeding to which Indemnitee is not a party, he shall be indemnified to the fullest extent permissible under applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

6.             Advancement of Expenses.  Notwithstanding any other provision of this Agreement, but subject to Section 9(e) hereof, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status or otherwise within thirty (30) calendar days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of Indemnitee and for which advancement is requested, and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall finally be determined (under the procedures, and subject to the presumptions, set forth in Section 7 and Section 8 hereof) that Indemnitee is not entitled to be indemnified against such Expenses.  Such undertaking shall be sufficient for purposes of this Section 6 if it is substantially in the form attached hereto as Exhibit A.  Any advances and undertakings to repay pursuant to this Section 6 shall be unsecured and interest-free.  The Indemnitee shall be entitled to advancement of Expenses as provided in this Section 6 regardless of any determination by or on behalf of the Company that the Indemnitee has not met the standards of conduct set forth in Sections 2(a) and 2(b) hereof.

7.             Procedures and Presumptions for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware.  Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)           Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement.  To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request for indemnification, including therein or therewith, except to the extent previously provided to the Company in connection with a request or requests for advancement pursuant to Section 6 hereof, a statement or statements reasonably evidencing all Expenses incurred or paid by or on behalf of the Indemnitee and for which indemnification is requested, together with such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary for the Company to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.  Failure to provide any notice required hereby shall not impair Indemnitee’s rights of indemnification and contribution under this Agreement except to the extent that such failure to provide notice actually and materially prejudices the rights of the Company to defend any action or proceeding which is the basis of the claimed indemnification.

7

(b)           Upon written request by Indemnitee for indemnification pursuant to the second sentence of Section 7(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made by the following person or persons, who shall be empowered to make such determination: (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request in writing that such determination be made by the Board of Directors (or a committee thereof) in the manner provided for in clause (ii) of this Section 7(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A)(1) by Independent Counsel, if Indemnitee shall request in writing that such determination be made by Independent Counsel upon making Indemnitee’s request for indemnification pursuant to the second sentence of Section 7(a), (2) by the Board of Directors of the Company, by a majority vote of Disinterested Directors even though less than a quorum, or (3) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum, or (B) if there are no such Disinterested Directors or, even if there are such Disinterested Directors, if the Board of Directors, by the majority vote of Disinterested Directors, so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee.

(c)           If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7(b) hereof, the Independent Counsel shall be selected by the Board of Directors and approved by Indemnitee.  Upon failure of the Board of Directors to so select, or upon the failure of Indemnitee to so approve, such Independent Counsel within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 7(a) hereof, the Independent Counsel shall be selected by the Court of Chancery of the State of Delaware or such other person or body as the Indemnitee and the Company may agree in writing.  Such determination of entitlement to indemnification shall be made not later than forty-five (45) days after receipt by the Company of a written request for indemnification.  If the person making such determination shall determine that Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably pro-rate such part of indemnification among such claims, issues or matters.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 7(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)           In connection with any determination (including a determination by the Court of Chancery of the State of Delaware (or other court of competent jurisdiction)) with respect to entitlement to indemnification hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not entitled to indemnification and any decision that Indemnitee is not entitled to indemnification must be supported by clear and convincing evidence.  The failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, or an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall not

8

be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)           In making a determination with respect to whether Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, the person or persons or entity making such determination shall presume that Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and any decision that Indemnitee is not entitled to indemnification must be supported by clear and convincing evidence.  In addition, and in no way limiting the provisions of this Section 7, Indemnitee shall be deemed to have acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Enterprise, or with respect to any criminal action or proceeding to have had no reasonable cause to believe Indemnitee’s conduct was unlawful, if Indemnitee’s action is based on (i) the records or books of account of the Enterprise, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise; provided, however, that any failure by Indemnitee to act on the advice of legal counsel for the Enterprise shall not, in and of itself, constitute grounds for an adverse determination with respect to whether Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(f)            If the person, persons or entity empowered or selected under this Section 7 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto and so notifies the Indemnitee.

(g)           Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Independent Counsel or member of the Board of Directors shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by

9

Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby agrees to indemnify and hold Indemnitee harmless therefrom.

(h)           The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any Proceeding to which Indemnitee is or becomes a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)            The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification under this Agreement or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

8.             Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 7 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 6 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 7(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within fifty-five (55) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 7 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification and/or advancement of Expenses.  The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)           In the event that a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 7(b).

(c)           If a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 8, absent (i) a

10

misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)           In the event that (a) the Indemnitee commences a proceeding seeking (1) to establish or enforce the Indemnitee’s entitlement to indemnification or advancement pursuant to this Agreement, (2) to otherwise enforce Indemnitee’s rights under or to interpret the terms of this Agreement, (3) to recover damages for breach of this Agreement, (4) to establish or enforce Indemnitee’s entitlement to indemnification or advancement pursuant to the Certificate or the Bylaws, or (5) to enforce or interpret the terms of any liability insurance policy maintained by the Company (each such proceeding an “Indemnitee Enforcement Proceeding”), or (b) the Company commences a proceeding against the Indemnitee seeking (1) to recover, pursuant to an undertaking or otherwise, amounts previously advanced to Indemnitee, (2) to enforce the Company’s rights under or to interpret the terms of this Agreement, or (3) to recover damages for breach of this Agreement (each such proceeding a “Company Enforcement Proceeding” and together with each form of Indemnitee Enforcement Proceeding, an “Enforcement Proceeding”), then the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by or on behalf of such Indemnitee in connection with such Enforcement Proceeding, provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding on which Indemnitee does not prevail, unless (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication in respect of such claim, issue or matter but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses that the Court of Chancery or such other court shall deem proper.  The Company also shall be required to advance all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Enforcement Proceeding in advance of the final disposition of such Enforcement Proceeding within thirty (30) days after the receipt by the Company of a written request for such advance or advances from time to time, which request shall include or be accompanied by a statement or statements reasonably evidencing the Expenses incurred by or on behalf of the Indemnitee and for which advancement is requested; provided, however, that any such advancement shall be made only after the Company receives an undertaking by or on behalf of the Indemnitee to repay any Expenses so advanced if it shall be finally determined that Indemnitee is not entitled to be indemnified against such Expenses.

(e)           The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(f)            Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

11

9.             Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)           The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status or otherwise prior to such amendment, alteration or repeal.  To the extent that a change in the DGCL or applicable law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Certificate, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.  Notwithstanding anything in this Agreement to the contrary, the indemnification and contribution provided for in this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any of Indemnitee’s agents.

(b)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability or other applicable insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c)           Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, in the event of any payment to or on behalf of the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)           Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such

12

payment under any Company insurance policy, Company contract, Company agreement or otherwise (except to the extent that Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

(e)           Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (except to the extent that Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

(f)            The Company hereby acknowledges that Indemnitee is serving as a director or officer of the Company at the request of the Company or its Board of Directors.  The Company hereby further acknowledges that Indemnitee might have certain rights to indemnification, advancement of Expenses and/or insurance coverage provided by one or more third parties other than the Company and its insurers (collectively, the “Third Party Indemnitors”).  The Company hereby agrees that: (i) as between the Company and any Third Party Indemnitor, the Company is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of any Third Party Indemnitor to advance Expenses or to provide indemnification or insurance coverage for the same Expenses or liabilities incurred by Indemnitee are secondary); (ii) it shall be required to advance the full amount of Expenses incurred by or on behalf of Indemnitee and shall be liable for the full amount of all judgments or amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Certificate or the Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against any Third Party Indemnitor; and (iii) it hereby irrevocably and unconditionally waives, relinquishes and releases any and all Third Party Indemnitors from any and all claims against the Third Party Indemnitors (or any of them) for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by any Third Party Indemnitor on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing in any respect and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this Section 9.

10.           Exception to Right of Indemnification.  Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)           for which payment has actually been made to or on behalf of Indemnitee under any insurance policy, or other indemnity provision or otherwise, except with respect to any

13

excess beyond the amount so paid, and except as may otherwise be agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other;

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Act, as amended, or similar provisions of state statutory law or common law; or

(c)           in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or any of its direct or indirect subsidiaries or the directors, officers, employees or other indemnitees of the Company or its direct or indirect subsidiaries (other than any Proceeding initiated by Indemnitee pursuant to Section 8(d), which shall be governed by the terms of such section), unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

11.           Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

12.           Security.  To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

13.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve or continue serving as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)           The Company represents that this Agreement has been approved by the Company’s Board of Directors.

14.           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee

14

indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.           Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.           Notice By Indemnitee.  Indemnitee agrees to promptly notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.           Disclosure of Payments.  Except as expressly required by any law, neither party shall publicly disclose any payments under this Agreement unless prior approval of the other party is obtained.

18.           Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a) actual receipt, or (b) (i) one (1) business day after the date of delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.  Any such notice shall be in writing and shall be addressed to the party to be notified at the address indicated for such party indicated on the signature pages or exhibits hereto, as otherwise set forth in this Section 18, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.  All communications shall be sent:

(a)           To Indemnitee at the address set forth below Indemnitee’s signature hereto;

(b)           To the Company at:

[General Growth Properties, Inc.]

110 N. Wacker Drive

Chicago, IL 60606

Attention:   General Counsel

Facsimile:  (312) 960-5485

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

15

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile or electronic signature.

20.           Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

21.           Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of any summons and complaint and any other process that may be served in any action, suit, or proceeding arising out of or relating to this Agreement by mailing by certified or registered mail, with postage prepaid, copies of such process to such party at its address for receiving notice pursuant to Section 18 hereof, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.  Nothing herein shall preclude service of process by any other means permitted by applicable law.

22.           Assignment.  Neither party hereto may assign this Agreement without the prior written consent of the other party; provided, however, that the Company may assign this Agreement upon a Change in Control.

23.           Construction.  The parties acknowledge that both parties have contributed to the drafting of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[signature page follows]

16

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INDEMNITEE:

Signature:

Name:	[·]

Address:	[·]

COMPANY:

[GENERAL GROWTH PROPERTIES, INC.]

By:

Name:

Title:	Authorized Officer

Address:

[Signature Page to Holdings Indemnification Agreement]

Exhibit A

UNDERTAKING

Reference is hereby made to that certain Indemnification Agreement, by and between [General Growth Properties, Inc.], a Delaware corporation (the “Company”), and the undersigned, dated as of [·] (the “Indemnification Agreement”).  All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indemnification Agreement.

Pursuant to the Indemnification Agreement, I,                                                                                                       , agree to reimburse the Company for all Expenses paid to me or on my behalf by the Company in connection with my involvement in [name or description of proceeding or proceedings], in the event, and to the extent, that it shall ultimately be determined (pursuant to the terms of the Indemnification Agreement) that I am not entitled to be indemnified by the Company for such Expenses.

Signature

Typed Name

) ss:

Before me                                             , on this day personally appeared                                       , known to me to be the person whose name is subscribed to the foregoing instrument, and who, after being duly sworn, stated that the contents of said instrument is to the best of his/her knowledge and belief true and correct and who acknowledged that he/she executed the same for the purpose and consideration therein expressed.

GIVEN under my hand and official seal at                 , this                day of                       , 20    .

Notary Public

My commission expires:

Draft - 09/30/10

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the [·] day of [    ], 2010 by and between [Spinco, Inc.], a Delaware corporation (the “Company”), and [·] (the “Indemnitee”).

WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, although the [Amended and Restated] Certificate of Incorporation of the Company (the “Certificate”) and the [Amended and Restated] Bylaws of the Company (the “Bylaws”) require indemnification of the officers and directors of the Company under the circumstances specified therein, and Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”), the Certificate, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and authorize the Company to enter into contracts between the Company and members of the board of directors, officers and other persons with respect to indemnification; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate and the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve or continue serving as a director or officer, or both, of the Company after the date hereof, the parties hereto agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Change in Control” shall mean a change in control of the Company occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than acquisition by or from the Company) after the date hereof by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries that acquires beneficial ownership of voting securities of the Company, and any qualified institutional investor that meets the requirements of Rule 13d-1(b)(1) promulgated under the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving corporation’s then-outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company.

(b)                                 “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in a similar capacity at the written request of the Company.

(c)                                  “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advancement is sought by Indemnitee.

(d)                                 “Enterprise” shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the written request of the Company as a director, officer, employee, agent or fiduciary.

2

(e)                                  “Expenses” shall include all reasonable attorneys’ fees, retainers, disbursements of counsel, court costs, filing fees, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, duplicating and imaging costs, printing and binding costs, telephone charges, facsimile transmission charges, computer legal research costs, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, as well as all other “expenses” within the meaning of that term as used in Section 145 of the General Corporation Law of the State of Delaware and all other disbursements or expenses of types customarily and reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, actions, suits, or proceedings similar to or of the same type as the Proceeding with respect to which such disbursements or expenses were incurred; but, notwithstanding anything in the foregoing to the contrary, “Expenses” shall not include amounts of judgments, penalties, or fines actually levied against the Indemnitee in connection with any Proceeding.  Expenses also shall include the foregoing incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(f)                                   “Independent Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of corporation law and indemnification issues and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g)                                  “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal investigation), inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by Indemnitee or of any inaction on such Indemnitee’s part while acting as an officer or director of the Company, or by reason of the fact that such Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 8 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

3

(h)                                 References herein to “fines” shall not include any excise tax assessed with respect to any employee benefit plan.

(i)                                     References herein to a director of another Enterprise or a director of an other Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, the general partner of any partnership (general or limited) and the manager or managing member of any limited liability company.

(j)                                    (i) References herein to serving at the request of the Company as a director, officer, employee, agent, or fiduciary of another Enterprise shall include any service as a director, officer, employee, or agent of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan of the Company or any of its affiliates, other than solely as a participant or beneficiary of such a plan; and (ii) if the Indemnitee has acted in good faith and in a manner the Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, the Indemnitee shall be deemed to have acted in a manner not opposed to the best interests of the Company for purposes of this Agreement.

2.                                      Indemnity of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by applicable law, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)                                 Proceedings Other Than Proceedings by or in the Right of the Company.  Except as provided in Section 10 hereof, Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(a) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is or was, or is or was threatened to be made, a party to or is otherwise involved in any Proceeding other than a Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 2(a), Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines, liabilities and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, but only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)                                 Proceedings by or in the Right of the Company.  Except as provided in Section 10 hereof,  Indemnitee shall be entitled to the rights of indemnification provided in this Section 2(b) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is or was, or is or was threatened to be made, a party to or is or was otherwise involved in any Proceeding brought by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 2(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, but only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company;

4

provided, however, if applicable law so provides, no indemnification for such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged liable to the Company unless (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses that the Court of Chancery or such other court shall deem proper.

(c)                                  Overriding Right to Indemnification if Successful on the Merits.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or was, by reason of Indemnitee’s Corporate Status or otherwise, a party to and is or was successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by applicable law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by applicable law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

3.                                      Additional Indemnity.  In addition to, and without regard to any limitations on, the indemnification provided for in Section 2 of this Agreement, the Company shall and hereby does, to the fullest extent permissible under applicable law, indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines, liabilities and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf if, by reason of Indemnitee’s Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee.  The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Section 7 and Section 8 hereof) to be unlawful.

4.                                      Contribution.

(a)                                 To the fullest extent permissible under applicable law, whether or not the indemnification provided in Section 2 and Section 3 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or

5

proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)                                 To the fullest extent permissible under applicable law, without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines, liabilities or settlement amounts, as well as any other equitable considerations which the law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)                                  The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claim of contribution brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)                                 To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, liabilities, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as the Board of Directors deems fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company (together with its directors, officers, employees and agents) and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

5.                                      Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or was, by reason of Indemnitee’s Corporate Status or otherwise, a witness, or is or was made (or asked) to respond to discovery requests, in

6

any Proceeding to which Indemnitee is not a party, he shall be indemnified to the fullest extent permissible under applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

6.                                      Advancement of Expenses.  Notwithstanding any other provision of this Agreement, but subject to Section 9(e) hereof, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status or otherwise within thirty (30) calendar days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of Indemnitee and for which advancement is requested, and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall finally be determined (under the procedures, and subject to the presumptions, set forth in Section 7 and Section 8 hereof) that Indemnitee is not entitled to be indemnified against such Expenses.  Such undertaking shall be sufficient for purposes of this Section 6 if it is substantially in the form attached hereto as Exhibit A.  Any advances and undertakings to repay pursuant to this Section 6 shall be unsecured and interest-free.  The Indemnitee shall be entitled to advancement of Expenses as provided in this Section 6 regardless of any determination by or on behalf of the Company that the Indemnitee has not met the standards of conduct set forth in Sections 2(a) and 2(b) hereof.

7.                                      Procedures and Presumptions for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware.  Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)                                 Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement.  To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request for indemnification, including therein or therewith, except to the extent previously provided to the Company in connection with a request or requests for advancement pursuant to Section 6 hereof, a statement or statements reasonably evidencing all Expenses incurred or paid by or on behalf of the Indemnitee and for which indemnification is requested, together with such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary for the Company to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.  Failure to provide any notice required hereby shall not impair Indemnitee’s rights of indemnification and contribution under this Agreement except to the extent that such failure to provide notice actually and materially prejudices the rights of the Company to defend any action or proceeding which is the basis of the claimed indemnification.

7

(b)                                 Upon written request by Indemnitee for indemnification pursuant to the second sentence of Section 7(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made by the following person or persons, who shall be empowered to make such determination: (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request in writing that such determination be made by the Board of Directors (or a committee thereof) in the manner provided for in clause (ii) of this Section 7(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A)(1) by Independent Counsel, if Indemnitee shall request in writing that such determination be made by Independent Counsel upon making Indemnitee’s request for indemnification pursuant to the second sentence of Section 7(a), (2) by the Board of Directors of the Company, by a majority vote of Disinterested Directors even though less than a quorum, or (3) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum, or (B) if there are no such Disinterested Directors or, even if there are such Disinterested Directors, if the Board of Directors, by the majority vote of Disinterested Directors, so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee.

(c)                                  If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7(b) hereof, the Independent Counsel shall be selected by the Board of Directors and approved by Indemnitee.  Upon failure of the Board of Directors to so select, or upon the failure of Indemnitee to so approve, such Independent Counsel within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 7(a) hereof, the Independent Counsel shall be selected by the Court of Chancery of the State of Delaware or such other person or body as the Indemnitee and the Company may agree in writing.  Such determination of entitlement to indemnification shall be made not later than forty-five (45) days after receipt by the Company of a written request for indemnification.  If the person making such determination shall determine that Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably pro-rate such part of indemnification among such claims, issues or matters.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 7(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)                                 In connection with any determination (including a determination by the Court of Chancery of the State of Delaware (or other court of competent jurisdiction)) with respect to entitlement to indemnification hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not entitled to indemnification and any decision that Indemnitee is not entitled to indemnification must be supported by clear and convincing evidence.  The failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, or an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall not

8

be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)                                  In making a determination with respect to whether Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, the person or persons or entity making such determination shall presume that Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and any decision that Indemnitee is not entitled to indemnification must be supported by clear and convincing evidence.  In addition, and in no way limiting the provisions of this Section 7, Indemnitee shall be deemed to have acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Enterprise, or with respect to any criminal action or proceeding to have had no reasonable cause to believe Indemnitee’s conduct was unlawful, if Indemnitee’s action is based on (i) the records or books of account of the Enterprise, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise; provided, however, that any failure by Indemnitee to act on the advice of legal counsel for the Enterprise shall not, in and of itself, constitute grounds for an adverse determination with respect to whether Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(f)                                   If the person, persons or entity empowered or selected under this Section 7 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto and so notifies the Indemnitee.

(g)                                  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Independent Counsel or member of the Board of Directors shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by

9

Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby agrees to indemnify and hold Indemnitee harmless therefrom.

(h)                                 The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any Proceeding to which Indemnitee is or becomes a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)                                     The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification under this Agreement or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

8.                                      Remedies of Indemnitee.

(a)                                 In the event that (i) a determination is made pursuant to Section 7 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 6 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 7(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within fifty-five (55) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 7 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification and/or advancement of Expenses.  The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)                                 In the event that a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 7(b).

(c)                                  If a determination shall have been made pursuant to Section 7(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 8, absent (i) a

10

misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)                                 In the event that (a) the Indemnitee commences a proceeding seeking (1) to establish or enforce the Indemnitee’s entitlement to indemnification or advancement pursuant to this Agreement, (2) to otherwise enforce Indemnitee’s rights under or to interpret the terms of this Agreement, (3) to recover damages for breach of this Agreement, (4) to establish or enforce Indemnitee’s entitlement to indemnification or advancement pursuant to the Certificate or the Bylaws, or (5) to enforce or interpret the terms of any liability insurance policy maintained by the Company (each such proceeding an “Indemnitee Enforcement Proceeding”), or (b) the Company commences a proceeding against the Indemnitee seeking (1) to recover, pursuant to an undertaking or otherwise, amounts previously advanced to Indemnitee, (2) to enforce the Company’s rights under or to interpret the terms of this Agreement, or (3) to recover damages for breach of this Agreement (each such proceeding a “Company Enforcement Proceeding” and together with each form of Indemnitee Enforcement Proceeding, an “Enforcement Proceeding”), then the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by or on behalf of such Indemnitee in connection with such Enforcement Proceeding, provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding on which Indemnitee does not prevail, unless (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication in respect of such claim, issue or matter but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses that the Court of Chancery or such other court shall deem proper.  The Company also shall be required to advance all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Enforcement Proceeding in advance of the final disposition of such Enforcement Proceeding within thirty (30) days after the receipt by the Company of a written request for such advance or advances from time to time, which request shall include or be accompanied by a statement or statements reasonably evidencing the Expenses incurred by or on behalf of the Indemnitee and for which advancement is requested; provided, however, that any such advancement shall be made only after the Company receives an undertaking by or on behalf of the Indemnitee to repay any Expenses so advanced if it shall be finally determined that Indemnitee is not entitled to be indemnified against such Expenses.

(e)                                  The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(f)                                   Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

11

9.                                       Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)                                  The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status or otherwise prior to such amendment, alteration or repeal.  To the extent that a change in the DGCL or applicable law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Certificate, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.  Notwithstanding anything in this Agreement to the contrary, the indemnification and contribution provided for in this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any of Indemnitee’s agents.

(b)                                 To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability or other applicable insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c)                                  Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, in the event of any payment to or on behalf of the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)                                 Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such

12

payment under any Company insurance policy, Company contract, Company agreement or otherwise (except to the extent that Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

(e)                                  Subject to Section 9(f), except as otherwise agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (except to the extent that Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

(f)                                    The Company hereby acknowledges that Indemnitee is serving as a director or officer of the Company at the request of the Company or its Board of Directors.  The Company hereby further acknowledges that Indemnitee might have certain rights to indemnification, advancement of Expenses and/or insurance coverage provided by one or more third parties other than the Company and its insurers (collectively, the “Third Party Indemnitors”).  The Company hereby agrees that: (i) as between the Company and any Third Party Indemnitor, the Company is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of any Third Party Indemnitor to advance Expenses or to provide indemnification or insurance coverage for the same Expenses or liabilities incurred by Indemnitee are secondary); (ii) it shall be required to advance the full amount of Expenses incurred by or on behalf of Indemnitee and shall be liable for the full amount of all judgments or amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Certificate or the Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against any Third Party Indemnitor; and (iii) it hereby irrevocably and unconditionally waives, relinquishes and releases any and all Third Party Indemnitors from any and all claims against the Third Party Indemnitors (or any of them) for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by any Third Party Indemnitor on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing in any respect and the Third Party Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this Section 9.

10.                                 Exception to Right of Indemnification.  Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)                                  for which payment has actually been made to or on behalf of Indemnitee under any insurance policy, or other indemnity provision or otherwise, except with respect to any

13

excess beyond the amount so paid, and except as may otherwise be agreed between the Company, on the one hand, and Indemnitee or another indemnitor of Indemnitee, on the other;

(b)                                 for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Act, as amended, or similar provisions of state statutory law or common law; or

(c)                                  in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or any of its direct or indirect subsidiaries or the directors, officers, employees or other indemnitees of the Company or its direct or indirect subsidiaries (other than any Proceeding initiated by Indemnitee pursuant to Section 8(d),  which shall be governed by the terms of such section), unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

11.                                 Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

12.                                 Security.  To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

13.                                 Enforcement.

(a)                                  The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve or continue serving as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b)                                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)                                  The Company represents that this Agreement has been approved by the Company’s Board of Directors.

14.                                 Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee

14

indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.                                 Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.                                 Notice By Indemnitee.  Indemnitee agrees to promptly notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.                                 Disclosure of Payments.  Except as expressly required by any law, neither party shall publicly disclose any payments under this Agreement unless prior approval of the other party is obtained.

18.                                 Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a) actual receipt, or (b) (i) one (1) business day after the date of delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.  Any such notice shall be in writing and shall be addressed to the party to be notified at the address indicated for such party indicated on the signature pages or exhibits hereto, as otherwise set forth in this Section 18, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.  All communications shall be sent:

(a)                                  To Indemnitee at the address set forth below Indemnitee’s signature hereto;

(b)                                 To the Company at:

[Spinco, Inc.]

[    ]

[    ]

Attention:  [    ]

Facsimile:  [    ]

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

15

19.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile or electronic signature.

20.                                 Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

21.                                 Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of any summons and complaint and any other process that may be served in any action, suit, or proceeding arising out of or relating to this Agreement by mailing by certified or registered mail, with postage prepaid, copies of such process to such party at its address for receiving notice pursuant to Section 18 hereof, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.  Nothing herein shall preclude service of process by any other means permitted by applicable law.

22.                                 Assignment.  Neither party hereto may assign this Agreement without the prior written consent of the other party; provided, however, that the Company may assign this Agreement upon a Change in Control.

23.                                 Construction.  The parties acknowledge that both parties have contributed to the drafting of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[signature page follows]

16

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INDEMNITEE:

Signature:

Name:	[·]

Address:	[·]

COMPANY:

[SPINCO, INC.]

By:

Name:

Title:	Authorized Officer

Address:

[Signature Page to Holdings Indemnification Agreement]

Exhibit A

UNDERTAKING

Reference is hereby made to that certain Indemnification Agreement, by and between [Spinco, Inc.], a Delaware corporation (the “Company”), and the undersigned, dated as of [·] (the “Indemnification Agreement”).  All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indemnification Agreement.

Pursuant to the Indemnification Agreement, I,                                                                                                       , agree to reimburse the Company for all Expenses paid to me or on my behalf by the Company in connection with my involvement in [name or description of proceeding or proceedings], in the event, and to the extent, that it shall ultimately be determined (pursuant to the terms of the Indemnification Agreement) that I am not entitled to be indemnified by the Company for such Expenses.

Signature

Typed Name

) ss:

Before me                                             , on this day personally appeared                                       , known to me to be the person whose name is subscribed to the foregoing instrument, and who, after being duly sworn, stated that the contents of said instrument is to the best of his/her knowledge and belief true and correct and who acknowledged that he/she executed the same for the purpose and consideration therein expressed.

GIVEN under my hand and official seal at                 , this                day of                       , 20    .

Notary Public

My commission expires:

Exhibit 9

Draft - 09/30/10

FOURTEENTH AMENDMENT

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GGP LIMITED PARTNERSHIP

THIS FOURTEENTH AMENDMENT (this “Amendment”) is made and entered into on                      , 2010 by and among the undersigned parties:

WHEREAS, a Delaware limited partnership known as GGP Limited Partnership (the “Partnership”) exists pursuant to that certain Second Amended and Restated Agreement of Limited Partnership dated as of April 1, 1998, as amended (“Second Restated Limited Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, General Growth Properties, Inc., a Delaware corporation, is the sole general partner of the Partnership (the “General Partner”);

WHEREAS, on April 16, 2009, the General Partner and the Partnership filed voluntary petitions for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 Cases”);

WHEREAS, in connection with the General Partner and the Partnership’s emergence from the Chapter 11 Cases, it is proposed that all of the issued and outstanding shares of common stock, par value $0.01 per share, of The Howard Research and Development Corporation, a Maryland corporation (“HRD”), be distributed by the Partnership to the General Partner (the “HRD Distribution”);

WHEREAS, in connection with the General Partner and the Partnership’s emergence from the Chapter 11 Cases, shares of common stock, no par value, of Spinco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Partnership (“Spinco”), will be distributed (the “Spinco Distribution”) to the holders of Units (as defined in the Second Restated Limited Partnership Agreement) in a manner such that upon emergence of the Partnership and the General Partner from the Chapter 11 Cases, each of the holders of Units (other than the General Partner) and each holder of shares of common stock of the General Partner will hold the same number of shares of common stock of Spinco as each such holder would have held if each of the holders of Units (other than the General Partner) had converted (in accordance with its existing contractual rights) its respective Units into shares of common stock of the General Partner immediately prior to the HRD/Spinco Distribution;

WHEREAS, after contributing certain assets to HRD, the General Partner proposes to contribute its shares of common stock of HRD to Spinco in exchange for additional shares of common stock of Spinco (the “Contribution”);

WHEREAS, the HRD Distribution, the Spinco Distribution and the Contribution, taken together, will result in the pro rata ownership, directly or indirectly, of Spinco and HRD by the holders of Units; and

WHEREAS, the General Partner and a Majority-In-Interest of the Limited Partners of the Partnership desire to adopt this Amendment and provide for the HRD Distribution and the Spinco Distribution.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby  agree as follows:

1.       Capitalized Terms.  Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Second Restated Limited Partnership Agreement, as amended.

2.       Amendments.  Notwithstanding anything to the contrary in the Second Restated Limited Partnership Agreement, including but not limited to Section 6.3(c), the Second Restated Limited Partnership Agreement shall be amended as follows:

a.              The following defined term is added to Section 1.1 of the Second Restated Limited Partnership Agreement:

““Chapter 11 Cases” shall mean those voluntary petitions filed on April 16, 2009 by the General Partner and the Partnership for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.”

b.              The following new Section 5.2(c) is added to the Second Restated Limited Partnership Agreement:

“The General Partner may, in connection with the emergence of the General Partner and the Partnership from the Chapter 11 Cases, make a non-pro rata distribution of shares of common stock of each of The Howard Research and Development Corporation, a Maryland corporation (“HRD”), and Spinco, Inc., a Delaware corporation (“Spinco”) (the “HRD/Spinco Distribution”).  The HRD/Spinco Distribution shall consist of (a) the distribution of all of the issued and outstanding shares of common stock, par value $0.01 per share, of HRD by the Partnership to the General Partner and (b) the distribution of shares of common stock, no par value, of Spinco by the Partnership to the holders of Units.  For the avoidance of doubt, following the HRD/Spinco Distribution, upon emergence of the Partnership and the General Partner from the Chapter 11 Cases, each of the holders of Units (other than the General Partner) and each holder of shares of common stock of the General Partner will hold the same number of shares of common stock of Spinco as each such

2

holder would have held if each of the holders of Units (other than the General Partner) had converted (in accordance with its existing contractual rights) its respective Units into shares of common stock of the General Partner immediately prior to the HRD/Spinco Distribution.”

3.       Counterparts.  This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute the same document.

4.       Other Provisions Unaffected.  Except as expressly amended hereby, the Second Restated Limited Partnership Agreement shall remain in full force an effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

GENERAL PARTNER:

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation

By:

Its:

LIMITED PARTNERS:

MAJORITY-IN-INTEREST OF
THE LIMITED PARTNERS:

M.B. CAPITAL UNITS, LLC,
a Delaware limited liability company

	By:	M.B. CAPITAL PARTNERS III,
a South Dakota general partnership,
its sole member

		By:	General Trust Company,
as Trustee of MBA Trust,
a partner

By:
E. Michael Greaves,
Vice President

MATTHEW BUCKSBAUM REVOCABLE TRUST

	By:	General Trust Company,
as Trustee

By:
E. Michael Greaves,
Vice President

Draft - 9/30/2010

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GGP LIMITED PARTNERSHIP

i

(continued)

ii

(continued)

iii

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GGP LIMITED PARTNERSHIP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into this [   ] day of [        ], 2010, by and among the undersigned parties.

W I T N E S S E T H:

WHEREAS, a Delaware limited partnership known as GGP Limited Partnership (the “Partnership”) exists pursuant to that certain Second Amended and Restated Agreement of Limited Partnership dated as of April 1, 1998, as amended by that certain First Amendment thereto dated June 10, 1998, that certain Second Amendment thereto dated June 29, 1998, that certain Third Amendment thereto dated as of February 15, 2002, that certain Amendment thereto dated as of April 24, 2002, that certain Fourth Amendment thereto dated as of July 10, 2002, that certain Amendment thereto dated as of November 27, 2002, that certain Sixth Amendment thereto dated as of November 20, 2003, that certain Amendment thereto dated as of December 11, 2003, that certain Amendment thereto dated March 5, 2004, that certain Amendment thereto dated November 12, 2004, that certain Amendment thereto dated as of September 30, 2006, that certain Twelfth Amendment thereto dated as of December 31, 2006, that certain Thirteenth Amendment thereto dated February 9, 2007 and that certain Fourteenth Amendment thereto dated as of [          ] [  ], 2010 (collectively, the “Second Restated Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, GGP, Inc., f/k/a General Growth Properties, Inc., a Delaware corporation, is the sole general partner of the Partnership (the “General Partner”);

WHEREAS, pursuant to that certain [Contribution Agreement], GGP Limited Partnership II, a Delaware limited partnership, will be admitted to the Partnership as a Limited Partner (the “Affiliate Limited Partner”) and will receive Common Units and Series F Preferred Units;

WHEREAS, contemporaneously with the admission of the Affiliate Limited Partner, the General Partner desires to transfer certain of its Units to the Affiliate Limited Partner (the “GP Transfer”);

WHEREAS, the General Partner and a Majority-in-Interest of the Limited Partners of the Partnership desire to create and issue the Series F Preferred Units, amend and restate the Second Restated Partnership Agreement as set forth herein and consent to the GP Transfer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby create and issue the Series F Preferred Units, consent to the GP Transfer and amend and restate the Second Restated Partnership Agreement to read as follows:

ARTICLE I

Definitions; Etc.

1.1          Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership and the Property Partnerships to audit the books and records of the Partnership and the Property Partnerships and to prepare statements and reports in connection therewith.

“Acquisition Cost” shall have the meaning set forth in Section 4.1 hereof.

“Act” shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same may hereafter be amended from time to time.

“Additional Units” shall have the meaning set forth in Section 8.3 hereof.

“Additional Partner” shall have the meaning set forth in Section 8.3 hereof.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjustment Date” shall have the meaning set forth in Section 4.3(a) hereof.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Partnership pursuant to Section 6.1 hereof, (iii) those administrative costs and expenses of the Affiliate Limited Partner and the REIT Entities, including salaries paid to officers of the Public REIT and accounting and legal expenses undertaken by the General Partner on behalf or for the

2

benefit of the Partnership, and (iv) to the extent not included in clause (iii) above, REIT Expenses.

“Affiliate” shall mean, with respect to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement),  (i) any member of the Immediate Family of such Partner; (ii) any trustee or beneficiary of a Partner; (iii) any legal representative, successor, or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Partner or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Partner or any Person referred to in the preceding clauses (i) through (iv).

“Affiliate Limited Partner” shall mean GGP Limited Partnership II, a Delaware limited partnership.

“Aggregate Protected Amount” shall mean, with respect to the Obligated Partners, as a group, the aggregate amount of the Protected Amounts, if any, of the Obligated Partners, as determined on the date in question.

“Agreement” shall mean this Third Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing (i) an opinion containing no material qualification, and (ii) no explanatory paragraph disclosing information relating to material uncertainties (except as to litigation) or going concern issues.

“Bankruptcy” shall mean, with respect to any Partner or the Partnership, (i) the commencement by such Partner or the Partnership of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner or the Partnership is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner or the Partnership, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Partner or the Partnership, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Partner or the Partnership admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner or the Partnership unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner or the Partnership, (vii) the insolvency of such Partner or the Partnership or the execution by such Partner or the Partnership of a general assignment for the benefit of creditors, (viii) the convening by such Partner or the Partnership of a meeting of its creditors, or any class thereof,

3

for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Partner or the Partnership to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner or the Partnership where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Partner or the Partnership in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

“Bankruptcy Cases” shall mean those voluntary petitions filed on April 16, 2009 by the General Partner and the Partnership for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.

“Bucksbaum Limited Partners” shall mean M.B. Capital Partners III and its successors and assigns.

“Bucksbaum Rights Agreement” shall mean that certain Rights Agreement dated as of July 27, 1993, among the General Partner and certain predecessors of the Bucksbaum Limited Partners.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.  In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Units held by such Partner (net of liabilities to which such property is subject).

“Certificate” shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Charter” shall mean the corporate charter of the Public REIT, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.

“Closing Price” on any day shall mean the average of the intra-day high and low for such day as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the

4

principal national securities’ exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Board of Directors of the Public REIT.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the shares of common stock of the Public REIT.

“Common Units” shall mean all Units other than Preferred Units.

“Consent of the Limited Partners” shall mean the written consent of a Majority-In-Interest of the Limited Partners (or other specified group of Limited Partners), which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-in-Interest of the Limited Partners (or such specified group of Limited Partners), unless otherwise expressly provided herein, in their sole and absolute discretion.

“Contributed Funds” shall have the meaning set forth in Section 4.3(a)(ii) hereof.

“Contributed Property” shall have the meaning set forth in Section 4.1 hereof.

“Contribution Agreements” shall mean all contribution and other agreements executed by the Partnership and/or the General Partner in connection with the issuance of Units.

“Contribution Date” shall have the meaning set forth in Section 8.3 hereof.

“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity.  In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

“Conversion Factor” shall mean 0.98448404.  The Conversion Factor shall be adjusted in the event that the Public REIT, (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivides its outstanding

5

shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares.  The Conversion Factor shall be adjusted by multiplying the Conversion Factor (as in effect immediately prior to such adjustment) by fraction, the numerator of which shall be the actual number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (determined without the below assumption), and the denominator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time).  Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“CSA” shall mean that certain Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company in favor of and for the benefit of the Holders (named in Schedule I thereto) and the Representatives (therein defined), as amended.

“Current Per Share Market Price” shall mean, as of any date, the average of the Closing Price for the five consecutive Trading Days ending on such date or the average of the Closing Price for any other period of Trading Days that the Public REIT deems appropriate with respect to any transaction or other event for which “Current Per Share Market Price” is determined (other than a redemption pursuant to any Rights Agreement unless otherwise provided therein); provided, however, that the Closing Price for any Trading Day or Trading Days that are included in any calculation of Current Per Share Market Price shall be adjusted to take into account any stock split, dividend, subdivision, combination and the like if Public REIT deems such adjustment to be appropriate.

“Demand Notice” shall have the meaning set forth in Section 12.2 hereof.

“Depreciation” shall mean, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exercise Notice” shall have the meaning set forth in the Bucksbaum Rights Agreement.

“Foreign Owner” shall mean a foreign person or a person that is directly or indirectly owned, in whole or in part by a foreign person as determined in accordance with Section 897(H)(4) of the Code and the Regulations promulgated thereunder.

6

“Funding Date” shall mean the date of consummation of any Funding Loan, offering of shares of Common Stock or other transaction pursuant to which the Public REIT, REIT Entities or the Affiliate Limited Partner raise Required Funds.

“Funding Loan Proceeds” shall mean the net cash proceeds received by the Public REIT, REIT Entities or the Affiliate Limited Partner in connection with any Funding Loan, after deduction of all costs and expenses incurred by the Public REIT, the REIT Entities or the Affiliate Limited Partner in connection with such Funding Loan.

“Funding Loan(s)” shall mean any borrowing or refinancing of borrowings by or on behalf of the Public REIT, the REIT Entities or the Affiliate Limited Partner from any lender for the purpose of advancing the Funding Loan Proceeds to the Partnership as a loan pursuant to Section 4.3(a) hereof.

“GAAP” shall mean generally accepted accounting principles.

“General Partner” shall mean GGP, Inc., f/k/a General Growth Properties, Inc., a Delaware corporation, its duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.

“Gross Asset Value” shall mean, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes except as follows:

(a)           the initial Gross Asset Value of (i) the assets contributed by each Partner to the Partnership prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Partnership as of the date hereof, and (ii) any asset hereafter contributed by a Partner, other than money, is the gross fair market value thereof as reasonably determined by the General Partner using such reasonable method of valuation as the General Partner may adopt; provided that the gross fair market value of any such assets hereafter contributed by the General Partner shall be the Acquisition Cost thereof (without reduction for any borrowings incurred by the General Partner in connection with the acquisition of such assets and assumed by the Partnership or, if such assumption was not possible, with respect to which borrowings the Partnership obligates itself to make payments to the General Partner in a like amount and on like terms);

(b)           if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(i)            a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for Units;

7

(ii)           the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of Units; and

(iii)          the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii) (g) of the Regulations;

(c)           the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the General Partner as of the date of distribution; and

(d)           the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.  Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital  Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (d) of said definition in all other cases.

“Immediate Family” shall mean with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Incentive Option” means an option to purchase Common Stock granted under the Stock Incentive Plan.

“Incentive Option Agreement” means the form of Incentive Option Agreement to be used under the Stock Incentive Plan.

“Indirect Owner” shall mean, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Obligated Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

“Second Restated Partnership Agreement” shall have the meaning set forth in the preliminary recitals hereto.

8

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Limited Partner Representatives” shall have the meaning set forth in Section 6.11 hereof.

“Limited Partners” shall mean the Persons listed under the caption “Limited Partners” on Exhibit A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto, is a limited partner of the Partnership.

“Liquidating Trustee” shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the General Partner, which individual or Entity may include an Affiliate of the General Partner, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement.  The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Major Decisions” shall have the meaning set forth in Section 6.3 hereof.

“Majority-in-Interest of the Limited Partners” shall mean Limited Partner(s) (or specified group of Limited Partners) who hold in the aggregate more than fifty percent (50%) of the Percentage Interests then allocable to and held by the Limited Partners (or such specified group of Limited Partners), as a class (excluding any Units held by the General Partner, the Affiliate Limited Partner or any other Affiliate of the General Partner other than the Limited Partners as at April 1, 1998, their Affiliates and their successors and assigns, who shall not be excluded).

“Management Agreement” shall mean a property management agreement with respect to the property management of certain Properties entered into (a) with respect to any Property in which the Partnership directly holds or acquires ownership of a fee or leasehold interest, between the Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as such agreement may be amended, modified or supplemented from time to time.

“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Net Financing Proceeds” shall mean the cash proceeds received by the Partnership in connection with any borrowing or refinancing of borrowing by or on behalf of the Partnership or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Partnership or the Property Partnership in

9

connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership or Property Partnerships, or any interest or premium thereon.

“Net Income or Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:  (a) by including as an item of gross income any tax-exempt income received by the Partnership (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such  property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit B.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of “Receipts” over “Expenditures.”  For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Partnership from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and any amounts held as reserves as of the last day of such period which the General Partner reasonably deems to be in excess of necessary reserves as determined below.  The term “Expenditures” means the sum of (a) all cash expenses or expenditures of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership including payments of principal and interest on account of REIT Loans, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” means the cash proceeds received by the Partnership in connection with a sale of any asset by or on behalf of the Partnership or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Partnership or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the General Partner elects to repay out of the proceeds of such sale, together with accrued

10

interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Partner or its Affiliates).

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Obligated Partner” shall mean that or those Limited Partners listed as Obligated Partners on Exhibit C attached hereto and made a part hereof, as such Exhibit may be amended from time to time by the General Partner, whether by express amendment to this Agreement or by execution of a written instrument by and between any additional Obligated Partner being directly affected thereby and the General Partner acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby).

“Offered Units” shall have the meaning set forth in the Bucksbaum Rights Agreement.

“Partner Nonrecourse Debt” shall mean a liability as defined in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.

“Partnership” shall have the meaning set forth in the preliminary recitals hereto.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Partnership Record Date” shall mean the record date established by the General Partner for a distribution of Net Operating Cash Flow pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the Public REIT for the distribution to its stockholders of some or all of its indirect share of such distribution.

“Percentage Interest” shall mean, with respect to any Partner at any time, the percentage ownership interest of such Partner in the Partnership at such time, which percentage ownership interest shall be equal to the quotient of the number of Common Units owned by such Partner at such time divided by the aggregate number of issued and outstanding Common Units at such time, and any holder of Preferred Units shall have a 0% Percentage Interest in respect of such Preferred Units.  The Percentage Interest of each Partner on the date hereof is set forth opposite its name on Exhibit A.

11

“Person” shall mean any individual or Entity.

“Precontribution Gain” shall have the meaning set forth in Exhibit B.

“Preferred Units” shall mean the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and Series F Preferred Units and any other series of preferred units of limited partnership interest in the Partnership that are established and issued from time to time in accordance with the terms hereof.

“Prime Rate” shall mean the prime rate announced from time to time by Wells Fargo Bank, N.A. or any successor thereof.

“Property” shall mean any Shopping Center Project in which the Partnership or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.

“Property Manager” shall mean General Growth Management, Inc., a Delaware corporation, or its permitted successors or assigns.

“Property Partnership” shall mean and include any partnership, limited liability company or other Entity in which the Partnership directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property at a proposed Property.

“Property Partnership Interests” shall mean and include the interest of the Partnership as a partner, member or other equity participant in any Property Partnership.

“Protected Amount” shall mean, with respect to any Obligated Partner, the amount set forth opposite the name of such Obligated Partner on Exhibit C hereto and made a part hereof as such Exhibit may be amended from time to time by an amendment to the Partnership Agreement or by execution of a written instrument by and between any Obligated Partners being affected thereby and the General Partner, acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby); provided, however; that, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, upon the date nine months after the death of any Indirect Owner in such Obligated Partner, or upon a fully taxable sale or exchange of all of an Indirect Owner’s equity interest in such Obligated Partner (i.e., a sale or exchange in which the transferee’s basis in the Indirect Owner’s equity interest in the Obligated Partner is not determined, in whole or in part, by reference to the Indirect Owner’s basis in the Obligated Partner), the Protected Amount of such Obligated Partner shall be reduced to the extent of the Indirect Owner’s allocable share of the Obligated Partner’s Protected Amount.  The principles of the preceding sentence shall apply in the same manner in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes.

“Public REIT” shall mean (a) General Growth Properties, Inc., a Delaware corporation whose shares of common stock are listed on the New York Stock Exchange substantially concurrently herewith, that is the successor registrant to old General Growth Properties, Inc. and will file reports under the Securities Exchange Act of 1934 in lieu of old

12

General Growth Properties, Inc. or (b) any Person in the future whose securities are publicly traded and holds directly or indirectly substantially all of the ownership interests of the Partnership currently owned by General Growth Properties, Inc.

“Qualified Individual” shall have the meaning set forth in Section 12.2 hereof.

“Recourse Liabilities” shall mean, as of the date of determination, the amount of indebtedness of the Partnership on that date other than Nonrecourse Liabilities and Partner Nonrecourse Debt.

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Exhibit B.

“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.

“REIT Entities” shall mean the Public REIT, GGP Real Estate Holding I, Inc., a Delaware corporation, GGP Real Estate Holding II, Inc., a Delaware corporation, and the General Partner.

“REIT Expenses” shall mean (i) costs and expenses relating to the formation and continuity of existence of the Public REIT and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of Public REIT), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of the Public REIT or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the Public REIT and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the Public REIT under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the Public REIT with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the Public REIT incurred in the ordinary course of its business on behalf of the Partnership.

“REIT Loan” shall have the meaning set forth in Section 4.3(a) hereof.

“REIT Requirements” shall have the meaning set forth in Section 5.2 hereof.

“Requesting Party” shall have the meaning set forth in Section 12.2 hereof.

“Required Funds” shall have the meaning set forth in Section 4.3 hereof.

“Responding Party” shall have the meaning set forth in Section 12.2 hereof.

“Restricted Period” shall have the meaning set forth in Section 9.5 hereof.

13

“Restrictions Lapse Data” shall have the meaning set forth in Section 9.5 hereof.

“Rights” shall mean “Rights,” “Redemption Rights” or other similar rights as defined in the Rights Agreements.

“Rights Agreements” shall mean the Bucksbaum Rights Agreement and those certain Redemption Rights Agreements entered into before, on or after the date hereof by the Partnership, the General Partner and certain other Persons in connection with the issuance of Units to such other Persons, as the same may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 704 (c) Tax Items” shall have the meaning set forth in Exhibit B.

“Series B Preferred Units” shall mean the series of preferred units of the Partnership designated as 8.5% Series B Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule A.

“Series D Preferred Units” shall mean the series of preferred units of the Partnership designated as 6.5% Series D Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule B.

“Series E Preferred Units” shall mean the series of preferred units of the Partnership designated as 7% Series E Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule C.

“Series F Preferred Units” shall mean the series of preferred units of the Partnership designated as Series F Cumulative Preferred Units having such designations, preferences and other rights described in Schedule D.

“Shopping Center Project” shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

“Stock Incentive Plan” means the General Partner’s 1993 Stock Incentive Plan, as amended, 1998 Incentive Stock Plan, as amended, and 2003 Incentive Stock Plan, as amended.

“Stock Plans” shall mean the Stock Incentive Plan and the other option, stock purchase and/or dividend reinvestment plans of the Public REIT, General Partner or the Partnership that are in effect from time to time.

“Substituted Limited Partner” shall have the meaning set forth in Section 8.2 hereof.

“Tax Items” shall have the meaning set forth in Exhibit B.

14

“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or Executive Order to close.

“Units” shall mean the partnership units in the Partnership established and issued from time to time in accordance with the terms hereof, including without limitation Common Units and Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and Series F Preferred Units.  The number and designation of all Units held by each Partner is set forth opposite such Partner’s name on Exhibit A.

1.2           Exhibits, Etc.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.  Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.

ARTICLE II

Continuation

2.1           Continuation.  The parties hereto do hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth.  The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided.  The General Partner shall cause such notices, instruments, documents or certificates as may be required by applicable law or which may be necessary to enable the Partnership to conduct its business and to own its properties in the Partnership name to be filed or recorded in all appropriate public offices.

2.2           Name.  The business of the Partnership shall continue to be conducted under the name of “GGP Limited Partnership” or such other name as the General Partner may select and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3           Character of the Business.  The purpose of the Partnership shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes.  The Partnership shall have all powers necessary or desirable to accomplish

15

the purposes enumerated.  In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in Property Partnerships, to enter into, perform and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien, and, directly or indirectly to acquire and construct additional Properties necessary or useful in connection with its business.

2.4           Location of the Principal Place of Business.  The location of the principal place of business of the Partnership shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or at such other location as shall be selected by the General Partner from time to time in its sole discretion.

2.5           Registered Agent and Registered Office.  The Registered Agent of the Partnership shall be Prentice-Hall Corporation System, Inc. or such other Person as the General Partner may select in its sole discretion.  The Registered Office of the Partnership shall be 32 Loockerman Square, Suite L-100, Dover, Delaware 19901 or such other location as the General Partner may select in its sole and absolute discretion.

ARTICLE III

Term

3.1           Commencement.  The Partnership heretofore commenced business as a limited partnership upon the filing of the Certificate with the Secretary of State of the State of Delaware.

3.2           Dissolution.  The Partnership shall continue until dissolved upon the occurrence of the earliest of the following events:

(a)           The dissolution, termination, retirement or Bankruptcy of the General Partner unless the Partnership is continued as provided in Section 8.1 hereof; provided, however, none of the foregoing shall be deemed to have occurred on account of liquidation of the General Partner into one or more subsidiaries of the Public REIT or one of more subsidiaries thereof; and provided, further, that no event of dissolution shall have been deemed to occur by virtue of the Bankruptcy Cases;

(b)           The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners;

(c)           The sale or other disposition of all or substantially all the assets of the Partnership unless the General Partner, with the Consent of the Limited Partners, elects to continue the Partnership business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be part of the winding up of the affairs of the Partnership); or

(d)           Dissolution required by operation of law.

16

ARTICLE IV

Contributions to Capital

4.1           General Partner and Affiliate Limited Partner Capital Contribution.  The General Partner and the Affiliate Limited Partner have contributed to the Partnership as their Capital Contribution the cash and property reflected in the Partnership’s books and records as having been contributed by them.  The gross fair market value of any property contributed by the General Partner or the Affiliate Limited Partner to the Partnership (“Contributed Property”) after the date hereof, other than money, shall be the acquisition cost of such Contributed Property (the “Acquisition Cost”).  The Acquisition Cost also shall include any costs and expenses incurred by the General Partner or the Affiliate Limited Partner in connection with such acquisition or contribution; provided, however, that in the event the Acquisition Cost of Contributed Property is financed by any borrowings by the REIT Entities or Affiliate Limited Partner, the Partnership shall assume any such obligations concurrently with the contribution of such property to the Partnership or, if impossible, shall obligate itself to the General Partner or the Affiliate Limited Partner, as applicable, in an amount and on terms equal such indebtedness, and the Acquisition Cost shall be reduced appropriately.  If the General Partner or the Affiliate Limited Partner contributes Contributed Property to the Partnership, the General Partner or the Affiliate Limited Partner, as applicable, shall be deemed to have contributed to the Partnership as Contributed Funds pursuant to Section 4.3(a)(ii) hereof an amount equal to the Acquisition Cost of such Contributed Property.

4.2           Limited Partner Capital Contributions.  Each Limited Partner (other than the Affiliate Limited Partner) has heretofore contributed, or is deemed to have contributed, as its Capital Contribution to the capital of the Partnership, the property reflected in the Partnership’s books and records as having been contributed by it.

4.3           Additional Funds.

(a)           If the General Partner determines that funds are required or desired for any proper Partnership purpose in excess of the funds anticipated to be available and the General Partner is not able or does not deem it advisable to cause the Partnership to borrow such funds or the REIT Entities or Affiliate Limited Partner otherwise raises any funds, including by issuance of new or sale of existing equity interests or securities (all of such funds, the “Required Funds”), the General Partner shall either:

(i)            to the extent the REIT Entities or the Affiliate Limited Partner borrows all or any portion of the Required Funds by entering into a Funding Loan, such entity shall, on the Funding Date, lend (the “REIT Loan”) to the Partnership the Funding Loan Proceeds on the same terms and conditions, including interest rate, repayment schedule and costs and expenses, as shall be applicable with respect to or incurred in connection with the Funding Loan; or

(ii)           to the extent (x) the Public REIT issues shares of its Common Stock or other securities (other than notes issued in connection with a Funding Loan), (y) the other REIT Entities or Affiliate Limited Partner issue new equity

17

interests or securities to any Person not under the Control of, or not wholly owned (except for de minimis preferred stock), directly or indirectly, by, the Public REIT or (z) the Public REIT, directly or indirectly, sells any previously issued equity interests or securities in the other REIT Entities or the Affiliate Limited Partner to raise the Required Funds, the General Partner and/or Affiliate Limited Partner, as applicable, shall, on the Funding Date, contribute to the Partnership as an additional Capital Contribution the amount of the Required Funds so raised (“Contributed Funds”) (hereinafter, each Funding Date on which the General Partner and/or Affiliate Limited Partner, as applicable, so contributes Contributed Funds pursuant to this subparagraph (ii) is referred to as an “Adjustment Date”).  In the event the General Partner and/or Affiliate Limited Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this subparagraph (ii), the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the REIT Entities or the Affiliate Limited Partner in connection with raising such Contributed Funds through a public offering of its securities or otherwise.

(b)           Effective on each Adjustment Date and without the consent of any other Partner, the Partnership shall issue to the General Partner and/or Affiliate Limited Partner, as applicable, with respect to Contributed Funds relating to:

(i)            an issuance by the Public REIT of Common Stock, the number of additional Common Units equal to the product of (x) the number of shares of Common Stock issued by the Public REIT in connection with obtaining such Contributed Funds, and (y) the Conversion Factor;

(ii)           an issuance by the Public REIT of other equity interests or securities, Preferred Units with terms that are equivalent to the terms of such other equity interests or securities;

(iii)          an issuance by the other REIT Entities or the Affiliate Limited Partner of equity interests or securities to any Person not under the Control of, or not wholly owned (except for de minimis preferred stock), directly or indirectly, by, the Public REIT, the number of Series F Preferred Units equal to a fraction, the numerator of which shall be the liquidation value of such equity securities and the denominator of which shall be $1000; provided, the Public REIT shall cause the other REIT Entities and the Affiliate Limited Partner to restrict such issuances to equity interests or securities having substantially similar terms to the Series F Preferred Units; or

(iv)          a sale, directly or indirectly, by the Public REIT of equity interests or securities in the other REIT Entities or the Affiliate Limited Partner, the number of additional Common Units equal to (x) the Conversion Factor multiplied by (y) the quotient of (1) the sale price of such equity interests divided by (2) the Current Per Share Market Price in respect of such transaction.

18

The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the issuance of Units in accordance with Sections 4.3 and 4.4 in the event that the General Partner deems such amendment to be desirable.

4.4           Stock Plans.  If at any time or from time to time options granted in connection with the Stock Incentive Plan or any other Stock Plans are exercised in accordance with the terms thereof or shares of Common Stock are otherwise issued pursuant to any of the Stock Plans:

(a)           the Public REIT, General Partner and/or Affiliate Limited Partner, as applicable, shall, as soon as practicable after such exercise, purchase or other issuance, contribute or cause to be contributed to the capital of the Partnership an amount equal to the exercise price or other purchase price paid to the Public REIT, General Partner and/or Affiliate Limited Partner, as applicable, by the exercising or purchasing party in connection with such exercise or issuance; and

(b)           the Partnership shall issue to the General Partner and/or Affiliate Limited Partner, as applicable, with respect to any exercise of options or purchase of shares of Common Stock pursuant to the Stock Plans, the number of additional Common Units equal to the product of (i) the number of shares of Common Stock issued by the Public REIT in connection with such exercise, purchase or issuance, multiplied by (ii) the Conversion Factor.

4.5           No Third Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to, secure any debt or other obligation of the Partnership or of any of the Partners.

4.6           No Interest; No Return.  No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.  Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.7           Preferred Units.  The Series B Preferred Units, Series D Preferred Units, and Series E Preferred Units and Series F Preferred Units have been established and have the rights, preferences, limitations and qualifications as are described in Schedule A, Schedule B, Schedule C and Schedule D, respectively, in addition to the applicable rights and preferences contained herein.

19

ARTICLE V

Allocations and Other Tax and Accounting Matters

5.1           Allocations.  The Net Income, Net Loss and/or other Partnership items shall be allocated pursuant to the provisions of Exhibit B hereto.

5.2           Distributions With Respect to Common Units.

(a)           Subject to the terms of the Preferred Units and after giving effect to the same, the General Partner shall, from time to time as determined by the General Partner (but in any event not less frequently than quarterly), cause the Partnership to distribute all or a portion of the remaining Net Operating Cash Flow to the holders of Common Units on the relevant Partnership Record Date in such amounts as the General Partner shall determine; provided, however, that all such distributions shall be made pro rata in accordance with the Partners’ then Percentage Interests; and provided further, that notwithstanding anything to the contrary contained herein, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts to enable the REIT Entities to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (ii) avoid any federal income or excise tax liability of the REIT Entities.

(b)           In no event may a Limited Partner receive a distribution of Net Operating Cash Flow in respect of a Unit that such Partner has exchanged for a share of Common Stock pursuant to a Rights Agreement on or prior to the relevant Partnership Record Date; rather, all such distributions shall be made to the General Partner.  Upon the receipt by the General Partner of each Exercise Notice pursuant to which one or more Limited Partners exercise Rights in accordance with the provisions of the Bucksbaum Rights Agreement, the General Partner shall, unless the Public REIT is required or elects only to issue Common Stock to such exercising Limited Partners, cause the Partnership to distribute to the Partners, pro rata in accordance with their Percentage Interests on the date of delivery of such Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Operating Cash Flow, which distribution shall be made prior to the closing of the purchase and sale of the Offered Units specified in such Exercise Notice.

5.3           Books of Account.  At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character.  In addition, the Partnership shall keep all records as required to be kept pursuant to the Act.  The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.

20

5.4           Reports.  The Public REIT shall cause to be submitted to the Limited Partners, promptly upon receipt of the same from the Accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for the Public REIT and the Partnership together with their consolidated subsidiaries, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants.  The Public REIT shall also cause to be prepared such reports and/or information as are necessary for the REIT Entities to determine their qualification as a REIT and their compliance with REIT Requirements.

5.5           Audits.  Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants.  The General Partner shall, unless determined otherwise by the General Partner with the Consent of the Limited Partners, engage the Accountants to audit the books and records of the Property Partnerships.

5.6           Tax Elections and Returns.

(a)           All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion, including without limitation an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of transfers of Units, and the General Partner shall not be required to make any such election.

(b)           The General Partner shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis.  The General Partner shall cause the Accountants to prepare and submit to the Limited Partner Representatives on or before April 1 of each year for review all federal and state income tax returns of the Partnership and cause the Accountants for the Property Partnerships to submit to the Limited Partner Representatives on or before April 1 of each year for review all federal and state income tax returns of the Property Partnerships.  If the Limited Partner Representatives determine that any modifications to the tax returns of the Partnership or any Property Partnership should be considered, the Limited Partner Representatives shall, within thirty (30) days following receipt of such tax returns from the Accountants or the General Partner, indicate to the General Partner the suggested revisions to the tax returns, which returns shall be resubmitted to the Limited Partner Representatives for their review (but not approval).  The Limited Partner Representatives shall complete their review of the resubmitted returns within ten (10) days after receipt thereof from the Accountants or the General Partner.  The General Partner shall consult in good faith with the Limited Partner Representatives regarding any such proposed modifications to the tax returns of the Partnership and/or the Property Partnerships.  A statement of the allocation of Net Income or Net Loss of the Partnership shown on the annual income tax returns prepared by the Accountants and a statement of the allocation of Net Income or Net Loss shown on the income tax return, of the Property Partnerships shall be transmitted and delivered to the Limited Partner Representatives within ten (10) days of the receipt thereof by the Partnership.  The General Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of tax items and copies

21

of the tax returns of all Property Partnerships, all within the period of time prescribed by law or by the provisions hereof.

5.7           Tax Matters Partner.  The General Partner is hereby designated as the Tax Matters Partner within the meaning of section 6231(a)(7) of the Code for the Partnership; provided, however, (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the General Partner shall consult in good faith with the Limited Partner Representatives regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership or a Property before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, including the General Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (iii) the General Partner shall consult in good faith with the Limited Partner Representatives regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition; (iv) the General Partner shall give prompt notice to the Limited Partner Representatives of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (v) the General Partner shall promptly notify the Limited Partner Representatives if the General Partner does not intend to file for judicial review with respect to the Partnership.  The General Partner, in acting on behalf of the Partnership as tax matters partner of a Property Partnership, shall afford the Limited Partners the same rights with respect to Property Partnership tax matters as afforded to the Limited Partners under this Section 5.7.

5.8           Withholding.  Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code.  Any amount paid on behalf of or with respect to a partner shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen (15) days after repayment is demanded of such Partner and shall be repaid through withholding of subsequent distributions to such Partner.  Nothing in this Section 5.8 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds in order to make payments on account of any liability of the Partnership under a withholding tax act.  Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.

22

5.9           Distributions with Respect to Preferred Units.

(a)           The holders of Series B Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $1.0625 per Series B Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series B Preferred Unit is then convertible, as more particularly described in Schedule A.

(b)           The holders of Series D Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $0.8125 per Series D Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series D Preferred Unit is then convertible, as more particularly described in Schedule B.

(c)           The holders of Series E Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $0.875 per Series E Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series E Preferred Unit is then convertible, as more particularly described in Schedule C.

(d)           The holders of Series F Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $25, as more particularly described in Schedule D.

ARTICLE VI

Rights, Duties and Restrictions of the General Partner

6.1           Expenditures by Partnership.  The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership.  All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership.  The Partnership shall also assume and pay when due, all Administrative Expenses.

6.2           Powers and Duties of General Partner.  The General Partner shall be responsible for the management of the Partnership’s business and affairs.  Except as otherwise herein expressly provided, and subject to the limitations contained in Section 6.3 hereof with respect to Major Decisions, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized.  Except as otherwise expressly provided herein, and subject to Section 6.3 hereof but without limiting the foregoing grant of power, authority and discretion, the General Partner shall have the right, power and authority:

(a)           To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase,

23

options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;

(b)           To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c)           To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)           To enter into contracts on behalf of the Partnership;

(e)           To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise or liquidate any such loan, advance, credit, obligation or liability;

(f)            To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts,

24

and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference, to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g)           To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;

(h)           To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)            To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k)           To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

25

(l)            To maintain the Partnership’s books and records; and

(m)          To prepare and deliver, or cause to be prepared and delivered by the Partnership’s Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.3           Major Decisions.  The General Partner shall not, without the prior Consent of the Limited Partners, on behalf of the Partnership, undertake any of the following actions (the “Major Decisions”):

(a)           Amend, modify or terminate this Agreement other than to reflect the admission of additional limited partners pursuant to Section 8.3 hereof or the issuance of additional Units pursuant to Section 4.3 hereof and other than as provided in other sections hereof.

(b)           Make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership.

(c)           Take title to any personal or real property, other than in the name of the Partnership or a Property Partnership or pursuant to the provisions hereof.

(d)           Institute any proceeding for Bankruptcy on behalf of the Partnership.

(e)           Sell all or substantially all of the assets of the Partnership.

(f)            Dissolve the Partnership.

6.4           Actions with Respect to Certain Documents.  Notwithstanding the provisions of Section 6.3 hereof to the contrary, whenever the consent, agreement, authorization or approval of the Partnership is required under any agreement to which the Bucksbaum Limited Partners and/or their Affiliates are parties in interest other than in their capacities as Limited Partners of the Partnership, the prior approval of a majority of the directors of the General Partner who are not Affiliates of the Bucksbaum Limited Partners shall be required.

6.5           Public REIT Participation.  The Public REIT agrees that all business activities of the Public REIT, the Affiliated Limited Partner and the other REIT Entities, including activities pertaining to the acquisition, development and ownership of Properties, shall be conducted through the Partnership (other than the Public REIT’s, Affiliated Limited Partner’s or the other REIT Entities’ direct or indirect interest of not more than one percent (1%) in Property Partnerships not owned through the Partnership).  Without the Consent of the Limited Partners,

26

the Public REIT shall not, directly or indirectly, and shall cause the Affiliate Limited Partner and/or the other REIT Entities not to directly or indirectly, participate in or otherwise acquire any interest in any real or personal property unless the Partnership participates in, or otherwise acquires an interest in, such real or personal property at least to the extent of 99 times such proposed participation by the Public REIT, the Affiliate Limited Partner and/or the other REIT Entities, as applicable.  The Public REIT agrees and agrees on behalf of the Affiliate Limited Partner and the other REIT Entities that all borrowings for the purpose of making distributions to its stockholders will be incurred by the Partnership or the Property Partnerships and the proceeds of such indebtedness will be included as Net Financing Proceeds hereunder.

6.6           Proscriptions.  The General Partner shall not have the authority to:

(a)           Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

(b)           Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

(c)           Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

6.7           Additional Partners.  Additional Partners may be admitted to the Partnership only as provided in Section 8.3 hereof:

6.8           Title Holder.  To the extent allowable under applicable law, title to all or any part of the properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership.  Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.

6.9           Compensation of the General Partner.  The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as General Partner except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.

6.10         Waiver and Indemnification.

(a)           Neither the General Partner nor any Person acting on its behalf (pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner’s or such other Person’s

27

conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, misconduct or gross negligence.  The Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

(b)           Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not be entitled to such indemnification, all rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder.  The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity.  Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Partnership and no Partner shall be liable therefor.

6.11         Limited Partner Representatives.  A Majority-In-Interest of the Bucksbaum Limited Partners shall appoint one or more representatives (“Limited Partner Representatives”).  A Majority-In-Interest of the Bucksbaum Limited Partners shall have the rights at any time, within their sole discretion, to replace any of the Limited Partner Representatives, to appoint a temporary substitute to act for any Limited Partner Representative unable to act, or to vest in only one of the Limited Partner Representatives the sole power to exercise rights of the Limited Partner Representatives thereunder.  The Limited Partner Representatives shall be appointed by the Bucksbaum Limited Partners in writing, a copy of which shall be delivered to the General Partner.  Any appointments of Limited Partner Representatives made hereunder shall remain effective until rescinded in a writing delivered to the General Partner and the General Partner shall have the right and authority to rely (and shall be fully protected in so doing) on the actions taken and directions given by such Limited Partner Representatives without any further evidence of their authority or further action by the Bucksbaum Limited Partners.

6.12         Operation in Accordance with REIT Requirements.  The Partners acknowledge and agree that the Partnership shall be operated in a manner that will enable the REIT Entities to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal, income or excise tax liability.  The Partnership shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in the REIT Entities ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on the REIT Entities.  The determination as to whether the Partnership has operated in

28

the manner prescribed in this Section 6.12 shall be made without regard to any action or inaction of the General Partner with respect to distributions and the timing thereof.

ARTICLE VII

Dissolution, Liquidation and Winding-Up

7.1           Accounting.  In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified) shall be made of the Capital Account of each Partner and of the Net Profits or Net Losses of the Partnership from the date of the last previous accounting to the date of dissolution.  Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.

7.2           Distribution on Dissolution.  In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a)           Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

(b)           Establishment of reserves as provided by the General Partner to provide for contingent liabilities, if any;

(c)           Payment of debts of the Partnership to any, in the order of priority provided by law;

(d)           Payment to the holders of Preferred Units in accordance with the terms thereof; and

(e)           To the Partners holding Common Units in accordance with their respective Percentage Interests.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.

7.3           Timing Requirements.  In the event that the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions, to the Partners pursuant to Section 7.2(d) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

7.4           Sale of Partnership Assets.  In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Trustee may, with the Consent of the Limited Partners, sell Partnership or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of

29

Partnership assets shall be made by the Liquidating Trustee with the prior Consent of the Limited Partners and solely on an “arm’s-length” basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partners.  The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner.  The Liquidating Trustee shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full.

7.5           Distributions in Kind.  In the event that it becomes necessary to make a distribution of Partnership property in kind, the General Partner may, with the Consent of the Limited Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2 hereof.

7.6           Documentation of Liquidation.  Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents  or instruments required to effect the dissolution, liquidation and termination of the partnership.

7.7           Liability of the Liquidating Trustee.  The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:

(a)           A matter entirely unrelated to the Liquidating Trustee’s action or conduct pursuant to the provisions of this Agreement; or

(b)           The proven misconduct or negligence of the Liquidating Trustee.

7.8           Liquidation Preference of Preferred Units.  With respect to liquidation of the Partnership:

(a)           The holders of Series B Preferred Units shall have the rights and preferences described in Schedule A.

(b)           The holders of Series D Preferred Units shall have the rights and preferences described in Schedule B.

(c)           The holders of Series E Preferred Units shall have the rights and preferences described in Schedule C

30

(d)           The holders of Series F Preferred Units shall have the rights and preferences described in Schedule D.

7.9           Negative Capital Accounts.

(a)           Except as provided in the next sentence and Section 7.9(b), no Partner shall be liable to the Partnership or to any other partner for any deficit or negative balance which may exist in its Capital Account.  Upon liquidation of any Obligated Partner’s interest in the Partnership, whether pursuant to a liquidation of the Partnership or by means of a distribution to the Obligated Partner by the Partnership, if such Obligated Partner has a deficit balance in its Capital Account, after giving effect to all contributions, distributions, allocations and adjustments to Capital Accounts for all periods, each such Obligated Partner shall contribute to the capital of the Partnership an amount equal to its respective deficit balance.  Each Obligated Partner having such an obligation to restore a deficit Capital Account shall satisfy such obligation by the end of the fiscal year of liquidation (or, if later, within ninety (90) days following the liquidation and dissolution of the Partnership).  Any such contribution by an Obligated Partner shall be used to make payments to creditors of the Partnership and such Obligated Partners (i) shall not be subrogated to the rights of any such creditor against the General Partner, the Partnership, another Partner or any Person related thereto, and (ii) hereby waive any right to reimbursement, contribution or similar right to which such Obligated Partners might otherwise be entitled as a result of the performance of their obligations under this Agreement.

(b)           Notwithstanding any other provision of this Agreement, an Obligated Partner other than Koury Corporation shall cease to be an Obligated Partner upon the earlier of (i) nine months after the death of such Obligated Partner or (ii) six months after (A) any date after the third anniversary date of the date of the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership dated as of April 1, 1998, which is selected by the Obligated Partner as the date upon which such Obligated Partner’s obligation hereunder shall terminate (and for which notice of such date shall be given at least 60 days prior to such selected date) or (B) an exchange of all of such Obligated Partner’s remaining Units for shares of Common Stock or preferred stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale or exchange of all of such Obligated Partner’s Units provided that at the time of or during such six-month period following such event set forth in (ii)(A) or (B), there has not been: (X) an entry of decree or order for relief in respect of the Partnership by a court having jurisdiction over a substantial part of the Partnership’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar Official) of the Partnership or of any substantial part of its property, ordering the winding up or liquidation of the Partnership’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Y) the commencement against the Partnership of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Z) the commencement by the Partnership of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or

31

any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Partnership or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Partnership generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing.  Following the passage of the six-month period after the event set forth in clause (ii)(A) or (B) of this paragraph, an Obligated Partner shall cease to be an Obligated Partner at the first time, if any, that all of the conditions set forth in (X) through (Z) above are no longer in existence.

(c)           Notwithstanding any other  provision of this Agreement, Koury Corporation shall cease to be an Obligated Partner immediately upon the earlier of (i) any date which is selected by Koury Corporation as the date upon which its status as an Obligated Partner hereunder shall terminate (and for which notice of such selected date shall be given at least 60 days prior to such selected date, but only if such selected date is not earlier than the first anniversary date of the last day of the Partnership’s most recent completed tax year in which Koury Corporation’s Protected Amount increased), (ii) an exchange of all of Koury Corporation’s remaining Units for shares of Common Stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale, or exchange of all of such Obligated Partner’s Units; or (iii) the Partnership’s termination, for a Partnership purposes, of Koury Corporation’s status as an Obligated Partner on any date that follows March 5, 2017.

ARTICLE VIII

Transfer of Units

8.1           General Partner Transfer.  The General Partner shall not withdraw from the Partnership and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units, either to a new General Partner or a Limited Partner, without the Consent of the Limited Partners.  Upon any transfer of Units to a new General Partner in accordance with the provisions of this Section 8.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired.  It is a condition to any transfer of Units to a new General Partner otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law), shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, in their reasonable discretion.  In the event the General Partner withdraws from the Partnership in violation of this Agreement or otherwise, or dissolves or terminates or upon the Bankruptcy of

32

the General Partner, a Majority-in-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner.  Notwithstanding the foregoing, the General Partner shall be permitted at any time, and from time to time, to transfer its Units to the Affiliate Limited Partner or liquidate into one or more subsidiaries of the Public REIT or one or more subsidiaries thereof without the Consent of the Limited Partners; provided, however, that such transfer or liquidation shall not materially change the proportionate direct or indirect ownership in the Partnership by the Public REIT and, in the event of the liquidation of the General Partner, the Affiliate Limited Partner (or its successor) shall select a new General Partner; provided further, such new General Partner shall be under the Control of the Public REIT.

8.2           Transfers by Limited Partners.  Each Limited Partner shall, subject to the provisions of this Section 8.2 and Section 8.4 hereof, have the right to transfer all or a portion of its Units to any Person, whether or not in connection with the exercise of the Rights.  It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner in its reasonable discretion.  Upon such transfer, the transferee shall be admitted as a substituted limited partner as such term is defined in the Act (the “Substituted Limited Partner”) and shall succeed to all of the  rights of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner; provided, however, that notwithstanding the foregoing, any transferee of any transferred Units, to the extent such transferee is entitled to exercise Rights under the Rights Agreement, shall be subject to any and all ownership limitations contained in the Charter which may limit or restrict such transferee’s ability to exercise the Rights.  Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder.  Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Partnership as are allocable to the Units transferred.  Notwithstanding the foregoing, without the Consent of the Limited Partners, the Affiliate Limited Partner shall not transfer its Units in the Partnership, and shall not suffer or permit the transfer or issuance of interests in itself, unless the transferee of such Units or interests is under the Control of the Public REIT and the Public REIT’s direct and indirect ownership interest in the Partnership is not materially altered.

8.3           Issuance of Additional Common Units.

(a)           At any time without the consent of any Partner, but subject to the provisions of Section 8.4 hereof, the General Partner may, upon its determination that the issuance of additional Common Units (“Additional Units”) is in the best interests of the Partnership, cause the Partnership to issue Additional Units to and admit as a Limited Partner in the Partnership, any Person (the “Additional Partner”) in exchange for the contribution by such Person of cash and/or property desirable to further the purposes of the Partnership under Section 2.3 hereof.  The number of Additional Units issued to any Additional Partner shall be equal to the product of the (a) Conversion Factor multiplied

33

by (b) the quotient of (i) the Gross Asset Value of the property contributed by the Additional Partner (net of liabilities assumed by the Partnership in connection with the contribution of such property to the Partnership or to which such property is subject) as of the date of contribution (the “Contribution Date”) divided by (ii) Current Per Share Market Price in respect of such transaction, and the General Partner may admit an Additional Partner to the Partnership upon such other terms as it deems appropriate.  The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.3 in the event that the General Partner deems such amendment to be desirable, and the General Partner promptly shall deliver a copy of such amendment to each Limited Partner.  Notwithstanding anything contained herein to the contrary, an Additional Partner that acquires Additional Units pursuant to this Section 8.3 shall not acquire any interest in and may not exercise or otherwise participate in any Rights pursuant to the Rights Agreements unless they are expressly granted such rights.

(b)           (i) Upon issuance by either of the General Partner or the Public REIT of shares of its common stock pursuant to the CSA or in settlement of any dispute relating to the CSA, the Partnership shall issue to the General Partner an equal number of Common Units and (ii) upon issuance of shares of its preferred stock pursuant to the CSA, the Partnership shall issue to the General Partner an equal number of Preferred Units with terms that are equivalent to the terms of such shares of preferred stock.  Notwithstanding anything to the contrary contained in the Partnership Agreement, if there are one or more actual or deemed distributions which would otherwise be treated as giving rise to a “disguised sale” under Section 707 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, such distributions shall be treated as having been made in reimbursement of the General Partner’s preformation capital expenditures as described in Reg. 1.707-4 (d) and Rev. Rul. 2000-44 to the extent of such preformation capital expenditures.

8.4           Restrictions on Transfer.  In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Partner be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Partnership or any Property Partnership is a party or otherwise bound; (iii) in violation of applicable law; (iv) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit (other than such assignments of the right to receive distributions as the General Partner shall approve in writing which approval the General Partner may withhold in its sole discretion); (v) in the event such transfer would cause the REIT Entities to cease to comply with the REIT requirements; (vi) if such transfer would cause a termination of the Partnership for federal income tax purposes; (vii) if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes; (viii) if such transfer would, in the opinion of counsel to the Partnership, cause any assets of the Partnership to constitute assets of a benefit plan investor pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended or (ix) if such transfer is effectuated through an “established securities market” or

34

“secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code.  Notwithstanding anything in this Agreement to the contrary:

(a)           no Limited Partner admitted to the Partnership after June 29, 1998 may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without the prior written consent of the General Partner (which consent may be given or withheld in the sole discretion of the General Partner); and

(b)           no other Limited Partner may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without providing written notice of the same to the General Partner.  Any such written notice shall be received by the General Partner at least thirty days prior to any such sale, assignment or other transfer.

Any sale, assignment or other transfer of Units or other interests in the Partnership made in violation of this Agreement (including without limitation any sale, assignment or other transfer of Units made without giving the notice described above at the time described above) shall be null and void ab initio.

ARTICLE IX

Rights and Obligations of the Limited Partners

9.1           No Participation in Management.  Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

9.2           Bankruptcy of a Limited Partner.  The Bankruptcy of any Limited Partner shall not cause a dissolution of Partnership, but the rights of such Limited Partner to share in the Net Profits or Net Losses of the Partnership and, to receive distributions of Partnership funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership.  However, in no event shall such assignee(s) become a Substituted Limited Partner without the consent of the General Partner.

9.3           No Withdrawal. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.

35

9.4           Duties and Conflicts. The General Partner recognizes that the Limited Partners and their Affiliates have or  may  hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments.  The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner.  Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

ARTICLE X

Limited Partner Representations and Warranties

Each Limited Partner, severally, and not jointly and severally, represents and warrants to the Partnership and the General Partner as follows:

(a)           Organization; Authority.  The Limited Partner (i) in the case of a Person who is a natural person, has full power and authority to execute, deliver and perform this Agreement or (ii) in the case of a Person which is a corporation, limited liability company, partnership or trust, is a corporation, limited liability company, partnership, corporation or trust, as the case may be, duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation with the requisite authority to execute,  deliver and perform this Agreement.

(b)           Due Authorization; Binding Agreement.  The execution, delivery and performance of this Agreement by the Limited Partner has been duly and validly authorized by all necessary action of the Limited Partner in the case of a Limited Partner which is an Entity.  This Agreement has been duly executed and delivered by the Limited Partner, or an authorized representative of the Limited Partner, and constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with the terms hereof.

(c)           Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Limited Partner in connection with the execution, delivery and performance of this Agreement.

(d)           No Violation. None of the execution, delivery or performance of this Agreement by the Limited Partner does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the organizational documents of the Limited Partner or other agreement to which the Limited Partner is a party or by which it is bound or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to

36

the Limited Partner or by which it or its assets or properties are bound or (ii) result in the creation of any Lien or other encumbrance upon the assets or properties of the Limited Partner.

ARTICLE XI

General Partner Representations and Warranties

The General Partner represents and warrants to the Partnership and the Limited Partners as follows:

(a)           Organization; Authority.  The General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power to execute, deliver and perform this Agreement.

(b)           Due Authorization; Binding Agreement.  The execution, delivery and performance of this Agreement by the General Partner has been duly and validly authorized by all necessary action of the General Partner.  This Agreement has been duly executed and delivered by the General Partner, or an authorized representative of the General Partner, and constitutes a legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with the terms hereof.

(c)           Consents and Approvals.  No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the General Partner in connection with the execution, delivery and performance of this Agreement other than consents, waivers, approvals or authorizations which have been obtained prior to the date hereof.

ARTICLE XII

Arbitration of Disputes

12.1         Arbitration.  Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and any claims, disputes and controversies between any one or more Partners) arising out of or in connection with this Agreement or the Partnership relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration in New York, New York, in accordance with this Article XII and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the Arbitration Association.

12.2         Procedures.  Any arbitration called for by this Article XII shall be conducted in accordance with the following procedures:

(a)           The Partnership or any Partner (the “Requesting Party”) may demand arbitration pursuant to Section 12.1 hereof at any time by giving written notice of such

37

demand (the “Demand Notice”) to all other Partners and (if the Requesting Party is not the Partnership) to the Partnership which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b)           Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Partners and/or the Partnership against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question.  Each of the Requesting Party and the Responding Party shall use their best efforts to select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as their respective Qualified Individual.  Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall only select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question.  In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator.  The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

(c)           The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (B) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations.  Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d)           The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties.  On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

12.3         Binding Character.  Any decision rendered by the arbitration panel pursuant to this Article XII shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

12.4         Exclusivity.  Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and the Partnership and its Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any

38

such claim, controversy or dispute.  The provisions of this Article XII shall survive the dissolution of  the Partnership.

12.5         No Alteration of Agreement.  Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Partnership Agreement.

ARTICLE XIII

General Provisions

13.1         Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party.  For purposes of this Section 13.1, the addresses of the parties hereto shall be as set forth in the books and records of the Partnership.  The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.  Notwithstanding anything to the contrary herein, no provision of this Partnership Agreement requiring notice of any event prior to the occurrence thereof shall apply to stock splits, subdivisions, dividends, combinations. or any other similar event occurring after the date hereof.

13.2         Successors.  This Agreement and all  the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

13.3         Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles).

13.4         Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

13.5         Partners Not Agents.  Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

13.6         Entire Understanding; Etc.  This Agreement, together with any and all Contribution Agreements and Rights Agreements, constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Second Restated Partnership Agreement except for the consents, approvals and waivers given therein, and the agreements by Partners to be bound by the provisions thereof, as the same is amended hereby, which shall continue in full force and effect).

13.7         Amendments.  Except as otherwise provided herein, this Agreement may not be amended, and no provision may be waived, except by a written instrument signed by the General

39

Partner (and, in the case of amendments or waivers benefiting the Bucksbaum Limited Partners, approved on behalf of the General Partner by at least a majority or its directors who are not Affiliates of the Bucksbaum Limited Partners) and a Majority-In-Interest of the Limited Partners.  Notwithstanding anything to the contrary contained herein, (a) without the written consent of a Limited Partner, this Agreement may not be amended to convert such Limited Partner’s partnership interest in the Partnership to a general partnership interest (or otherwise adversely affect such Limited Partner’s limited liability) and (b) without the written consent of a Limited Partner holding Common Units, this Agreement may not be amended to materially adversely affect such Limited Partner’s rights to distributions or allocations in respect of such Common Units except in connection with the admission of Additional Partners or unless such amendment affects the Bucksbaum Limited Partners in the same manner on a Unit-for-Unit basis.  The immediately preceding sentence of this Section 13.7 may not be amended to modify the approval rights of a Partner without such Partner’s consent.

13.8         Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

13.9         Trust Provision.  This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity.  Nothing herein contained shall create any liability on, or require the performance of any covenant by any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.

13.10       Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”

13.11       Assurances.  Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

13.12       Issuance of Certificates.  The General Partner may, in its sole discretion, issue a certificate setting forth the name of any Partner and the number of Units owned by such Partner and, in such event, the General Partner shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units among multiple certificates and the loss, theft, destruction or mutilation of certificates as the General Partner reasonably deems appropriate.  Notwithstanding anything to the contrary contained herein or in any certificate, (a) no certificate issued by the Partnership shall constitute a certificated security under Article 8 of the Uniform Commercial Code or an instrument, (b) the issuance or existence of certificates shall not create any rights on the part of the holders of such certificates or other Persons that would not exist if such certificates had not been issued, (c) the

40

Partnership shall have no liability to holders of certificates or other persons that it would not have had if it had not issued such certificates, and (d) only those Persons shown on the Partnership’s book and records as the registered owner of any particular Unit shall have any rights as a Limited Partner or otherwise with respect thereto.

13.13       November 20, 2003 Division of Common Units.  On November 20, 2003, (a) the General Partner effected a three for one split of its common stock (the “Stock Split”) and the Partnership effected a three for one split of the Common Units, such that each Common Unit then outstanding was deemed to be three Common Units, so that, as of such time, each holder of record of Common Units, automatically and without further action, was deemed to be the holder of two additional Common Units for each Common Unit held immediately prior to such time (the “Unit Split”) and (b) there was no adjustment of the Conversion Factor on account of the Stock Split; provided, however, that for Common Units issued and outstanding on or prior to November 20, 2003 (the “Legacy Units”), (x) if the rights under any Specified Rights Agreement (as defined below) are exercised as to one or more Legacy Units, then, effective immediately prior to the redemption or purchase of such Legacy Units pursuant to such Specified Rights Agreement, the Unit Split shall be completely reversed as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be one-third of a Common Unit and (y) if such Legacy Units are transferred to the General Partner (rather than the Partnership) pursuant to such Specified Rights Agreement, then, effective immediately following such transfer, the Unit Split shall be completely reinstated as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be three Common Units.  For purposes hereof, a “Specified Rights Agreement” is any Rights Agreement pursuant to which the “Conversion Factor” (or the equivalent) referred to therein is adjusted as the result of the Stock Split and such adjustment is not completely reversed as a result of the Unit Split.  The purpose of the proviso contained in the first sentence of this paragraph is to ensure that there are not duplicative adjustments with respect to any Legacy Units on account of the Stock Split, and this Section 13.3 shall be interpreted and applied consistently therewith.

13.14       Performance by the Public REIT.  The Public REIT shall cause the General Partner and the Affiliate Limited Partner to fulfill the obligations of the General Partner and Affiliate Limited Partner, as applicable, under this Agreement.

41

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.

GENERAL PARTNER:

GGP, INC.,
a Delaware corporation

By:

Its:

AFFILIATE LIMITED PARTNER:

GGP LIMITED PARTNERSHIP II, a Delaware limited partnership

By:	GGP, Inc., a Delaware corporation, its general partner

By:

Its:

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

MAJORITY-IN-INTEREST OF
THE LIMITED PARTNERS:

M.B. CAPITAL UNITS, LLC,
a Delaware limited liability company

By:	M.B. CAPITAL PARTNERS III,
a South Dakota general partnership,
its sole member

	By:	General Trust Company,
as Trustee of MBA Trust,
a partner

By:
E. Michael Greaves,
Vice President

MATTHEW BUCKSBAUM REVOCABLE
TRUST

By:	General Trust Company,
as Trustee

By:
E. Michael Greaves,
Vice President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Solely for the limited purpose set forth in Sections 4.3, 4.4, 5.4, 6.5, 8.1 and 13.14.

PUBLIC REIT:

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation

By:

Its:

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SCHEDULE A

1.             Definitions.  As used in this Schedule A, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Distribution Period” shall mean the quarterly period that is then the dividend period with respect to the Common Stock or, if no such dividend period is established, the calendar quarter shall be the Dividend Period; provided that (a) the initial distribution period shall commence on July 10, 2002 and end on and include September 30, 2002 and (b) the distribution period in which the final liquidation payment is made pursuant to Section 7.2 of the Third Amended and Restated Agreement of Limited Partnership shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the Public REIT on its shares of Common Stock for such Distribution Period or, if no such distribution payment date is established, the last business day of such Distribution Period.

“Fair Market Value” shall mean the average of the daily Closing Price during the five consecutive Trading Days selected by the General Partner commencing not more than 20 Trading Days before, and ending not later than, the day in question with respect to the issuance or distribution requiring such computation.

“Fifteenth Anniversary Date” shall mean July 10, 2017.

2.             Designation and Number; Etc.  The Series B Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series B Preferred Units shall be 1,426,392.6660.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule A and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule A shall control.  For purposes of this Amendment, the rights of the Series B Preferred Units shall be construed to include their rights under the Redemption Rights Agreement (Common Units) and Redemption Rights Agreement (Series B Preferred Units).

3.             Rank.  The Series B Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to such Series B Preferred Units;

(b)           on a parity with the Series D Preferred Units, the Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior in right of payment to the Series B Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series B Preferred Units in accordance with Section 4 of this Schedule A.

4.             Voting.

(a)           Holders of Series B Preferred Units shall not have any voting rights, except as provided by applicable law and as described below in this Section 4.

(b)           So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking prior to the Series B Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Units or the holders thereof.  Notwithstanding anything to the contrary contained herein, none of the following shall be deemed to materially and adversely affect any such right, preference, privilege or voting power or otherwise require the vote or consent of the holders of the Series B Preferred Units: (X) the occurrence of any Event so long as either (1) the Partnership is the surviving entity, such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged or (2) interests in an entity having substantially the same rights and terms as the Series B Preferred Units are substituted for the Series B Preferred Units and such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange, (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case ranking on a parity with or junior to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) the dissolution, liquidation and/or winding-up of the Partnership.

The foregoing voting provisions shall not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been converted or redeemed.

For purposes of the foregoing provisions of this Section 4, each Series B Preferred Unit shall have one (1) vote.  Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.

5.             Distributions.

(a)           With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series B Preferred Units, the holders of Series B Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions in an amount per Series B Preferred Unit equal to the greater of (i) $1.0625 and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series B Preferred Unit is then convertible in accordance with Section 7 of this Schedule A (but, with respect to any Distribution Period ending after the Fifteenth Anniversary Date, no amount shall be paid in respect of clause (ii) of this paragraph in respect of the portion of such Distribution Period occurring after the Fifteenth Anniversary Date).  Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.  The distributions upon the Series B Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not there are funds legally available for the payment thereof and whether or not such distributions are declared or authorized.  The record date for distributions upon the Series B Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls).  Accumulated and unpaid distributions for any past Distribution Periods to be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner.  Any distribution payment made upon the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distributions due with respect to such Units which remains payable.  No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series B Preferred Units, whether or not in arrears, including, without limitation, any distribution payment that is deferred pursuant to Section 5(g) of this Schedule A.

(b)           No distribution on the Series B Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  Notwithstanding the foregoing, distributions on the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist.

(c)           Except as provided in Section 5(d) of this Schedule A, so long as any Series B Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series B Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series B Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d)           When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per Unit of Series B Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued distributions per Unit on the Series B Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e)           Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.

(f)            Distributions with respect to the Series B Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule A shall be construed and applied consistently with such Treasury Regulations.

(g)           Notwithstanding anything to the contrary contained herein (but subject to the last sentence of Section 5(a) hereof), if the distributions with respect to the Series B Preferred Units made on or prior to the second anniversary of the issuance of the Series B Preferred Units would result in any holder of Series B Preferred Units receiving, an annual return on such holder’s “unreturned capital” (as defined for purposes of Treasury Regulation Section 1.707-4(a)) for a fiscal year (treating the fiscal year in which such second anniversary occurs as ending on such date) in excess of the Safe Harbor Rate (as defined below), then the distributions to such holder in excess of such Safe Harbor Rate will be deferred, will cumulate and will be paid, if and to the extent declared or authorized by the General Partner on behalf of the Partnership and subject, to the provisions of Section 5(b) hereof, on the earlier to occur of (i) the disposition of the Series B Preferred Units to which such deferred distributions relate in a transaction in which the disposing holder recognizes taxable gain thereon or (ii) the first distribution payment date with respect to the Series B Preferred Units following the second anniversary of the issuance of the Series B Preferred Units.  For purposes of the foregoing, the “Safe Harbor Rate” shall equal 150% of the highest applicable federal rate, based on annual compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date of the issuance of the Series B Preferred Units and the date on which the relevant distribution payment is made.  Notwithstanding anything to the contrary contained herein, any distributions that are deferred under this Section 5(g) shall be deemed to have been paid in full for purposes of Sections 5(c) and (d) of this Schedule A until the end of the Distribution Period during which they are to be paid as provided above.

(h)           For any quarterly period, any amounts paid with respect to the Series B Preferred Units in excess of the amount that would have been paid with respect to such Units for such period had they been converted into Common Units in accordance with the terms of Section 7 of this Schedule A are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of allocating Net Income and Net Loss or otherwise maintaining Capital Accounts.

6.             Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series B Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series B Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership, an amount equal to the greater of (i) $50.00, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution and (ii) the amount that a holder of such Series B Preferred Unit would have received upon final distribution in respect of the number of Common Units into which such Series B Preferred Unit was convertible immediately prior to such date of final distribution (but no amount shall be paid in respect of the foregoing clause (ii) after the Fifteenth Anniversary Date) if, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series B Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series B Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series B Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.  For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.

(b)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule A, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7.             Conversion.  Holders of Series B Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a)           A holder of Series B Preferred Units shall have the right, at such holder’s option, at any time (subject to the proviso contained in the immediately succeeding sentence), to convert any whole number of Series B Preferred Units, in whole or in part, into Common Units.  Each Series B Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50.00 face amount per Unit, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the end of the last Distribution Period (but without duplication of the distributions, if any, which the holder of such Series B Preferred Unit is entitled to receive for such last Distribution Period pursuant to the third paragraph of Section 7(b) of this Schedule A or in respect of the Common Units into which such Series B Preferred Unit is converted) by (ii) a conversion price of $16.6667 per Common Unit (equivalent to a conversion rate of three Common Units for each Series B Preferred Unit)(1), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”); provided, however, that the right to convert Series B Preferred Units may not be exercised after the Fifteenth Anniversary Date.  No fractional Common Units will be issued upon any conversion of Series B Preferred Units.  Instead, the number of Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Common Units.

(b)           To exercise the conversion right, the holder of each Series B Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series B Preferred Unit.  Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Unit is registered, each Series B Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such

(1)  The conversion price of $16.6667 per Common Unit takes into consideration the Common Unit split of the Partnership on November 20, 2003.

holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series B Preferred Units in accordance with the provisions of this Section 7.  In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.

A holder of Series B Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series B Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series B Preferred Units were converted.  Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series B Preferred Units or for distributions on the Common Units that are issued upon such conversion.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.

(c)           The Conversion Price shall be adjusted from time to time as follows:

(i)            If the Partnership shall, after the date on which the Series B Preferred Units are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests or Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification.  An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)           If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per Unit less than the Fair Market Value per Common Unit on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants.  Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below).  In determining whether any-rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.

(iii)          If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Units entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Unit on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the General Partner) of the portion of the Securities so distributed applicable to the Common Unit, and the denominator of which shall be the Fair Market Value per Common Unit on the record date mentioned below.  Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of Common Units entitled to receive such distribution.  For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series B Preferred Unit after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series B Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv)          No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units.  Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Common Units under such plan.  All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be.  Anything in this subsection (c) to the contrary notwithstanding, the Partnership shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (c), as it in its discretion shall determine to be advisable in order that any Unit distributions, subdivision of Units, reclassification or combination of Units, distribution of rights, options or warrants to purchase Units or securities, or a distribution consisting of other assets (other than cash distributions) hereafter made by the Partnership to its holders of Units shall not be taxable but any such adjustment shall not adversely affect the value of the Series B Preferred Units.

(d)           If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be converted into the right to receive other partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series B Preferred Unit which is not converted into the right to receive other partnership interests, shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series B Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Units that will contain provisions enabling the holders of Series B Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice was offered in the Transaction).  The provisions of this subsection (d) shall similarly apply to successive Transactions.

(e)           If:

(i)            the Partnership shall declare a distribution on the Common Units (other than a cash distribution) or there shall be a reclassification, subdivision or combination of Common Units; or

(ii)           the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or

(iii)          there shall be any reclassification of the Common Units or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or

(iv)          there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

then the Partnership shall cause to be mailed to the holders of the Series B Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up.  Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(f)            Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series B Preferred Unit at such holder’s last address as shown on the records of the Partnership.

(g)           In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series B Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.

(h)           For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership.  The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.

(i)            If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j)            If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the General Partner would materially and adversely affect the conversion rights of the holders of the Series B Preferred Units, the Conversion Price for the Series B Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner determines to be equitable in the circumstances.

(k)           The Partnership covenants that Common Units issued upon conversion of the Series B Preferred Units shall be validly issued, fully paid and nonassessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement.  Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series B Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

(l)            The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series B Preferred Units pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series B Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(m)          Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document.

SCHEDULE B

1.             Definitions.  As used in this Schedule B, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Common Unit Value” shall mean, with respect to any trading day, the trading price of a share of Common Stock (calculated based on the average of the intra-day high and low and subject to adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one or other adjustments if the kind or amount of securities into which Common Units can be converted or exchanged (as provided in the Redemption Rights Agreement, dated the date hereof) changes after the date hereof).

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that (a) the initial Distribution Period shall commence on December 11, 2003 and end on and include December 31, 2003 and (b) the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Third Amended and Restated Agreement of Limited Partnership shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

“Fair Market Value” shall mean the average of the daily Closing Price during the ten consecutive Trading Days ending on the business day immediately preceding the day in question with respect to the issuance or distribution requiring such computation (subject to appropriate adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one).

“Relevant Distribution Periods” shall mean (i) each of the three (3) consecutive Distribution Periods the last of which ends during the 90-day period referred to in the last paragraph of Section 7(b) and (ii) the next immediately following Distribution Period after the third Distribution Period described in clause (i) above.

“Tenth Anniversary Date” shall mean December 11, 2013.

2.             Designation and Number; Etc.  The Series D Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series D Preferred Units shall be 532,749.6574.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule B and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule B shall control.

3.             Rank.  The Series D Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series D Preferred Units;

(b)           on a parity with the Series B Preferred Units, Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payments to the Series D Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series D Preferred Units and has been approved in accordance with Section 4 of this Schedule B.

4.             Voting.

(a)           Holders of Series D Preferred Units shall not have any voting rights, except as required by applicable law or as described below in this Section 4.

(b)           So long as any Series D Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series D Preferred Units outstanding at the time, given in person or by proxy, either in voting or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking senior to the Series B Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise (an “Event”), so as to negate the provisions of clause (i) or (ii) of this paragraph or so as to materially and adversely affect any special right, preference, privilege or voting power of the Series D Preferred Units or the holders thereof that is contained in this Schedule B.  Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to (i) materially and adversely affect any such special right, preference, privilege or voting power or (ii) otherwise require the vote or consent of the holders of the Series D Preferred Units: (X) the occurrence of any merger, consolidation, entity conversion, unit exchange, recapitalization of the Common Units or other business combination or reorganization, so long as either (1) the Partnership is the surviving entity and the Series D Preferred Units remain outstanding with the terms thereof materially unchanged or (2) if the Partnership is not the surviving entity in such transaction, interests in an entity having substantially the same rights and terms with respect to rights to distributions, voting, redemption and conversion as the Series D Preferred Units are exchanged or substituted for the Series D Preferred Units without any income, gain or loss expected to be recognized by the holder upon the exchange or substitution for federal income tax purposes (and with the terms of the Common Units or such other securities for which the Series D Preferred Units (or the substitute or exchanged security therefor) are convertible or redeemable materially the same with respect to rights to distributions, voting and redemption), (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case so long as such Units rank on a parity with or junior to the Series D Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) the dissolution, liquidation and/or winding up of the Partnership.

The foregoing voting provisions shall not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Units shall have been converted or redeemed.

For purposes of the foregoing provisions of this Section 4, each Series D Preferred Unit shall have one (1) vote.

Except as otherwise required by applicable law or as set forth herein, the Series D Preferred Units shall not have any voting right or powers and the consent of the holders thereof shall not be required for the taking of any action.

5.             Distributions.

(a)           With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series D Preferred Units, the holders of Series D Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions in an amount per Series D Preferred Unit equal to the greater of (i) $0.8125 (the “Base Quarterly Distribution”) and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series D Preferred Unit is then convertible in accordance with Section 7 of this Schedule B.  Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other Period shorter than a full Distribution Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.  Such distributions shall with respect to each Series D Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partners legally available for the payment of such distributions.  The distributions upon the Series D Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions.  The record date for distributions upon the Series D Preferred Units for any Distribution Period shall be the same as the record date, for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date otherwise, the fifteenth day of the immediately preceding calendar month).  Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner.  Any distribution payment made upon the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable.  No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series D Preferred Units, whether or not in arrears.

(b)           No distribution on the Series D Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, of a default thereunder, or if such declaration or payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series D Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule B).  Notwithstanding the foregoing, distributions on the Series D Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.

(c)           Except as provided in Section 5(d) of this Schedule B, so long as any Series D Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shaft be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series D Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to, or on a parity with the Series D Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d)           When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series D Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series D Preferred Units, all distributions declared upon the Series D Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series D Preferred Units shall be declared pro rata so that the amount of distributions declared per Unit of Series D Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series D Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e)           Holders of Series D Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.

(f)            For any quarterly period, any amounts paid with respect to the Series D Preferred Units in excess of the amount that would have been paid with respect to such Units for such period had they been converted into Common Units in accordance with the terms of Section 7 of this Schedule B are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of allocating Net Income and Net Loss or otherwise maintaining Capital Accounts.

6.             Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series D Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series D Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series D Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $50, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).  If upon any such voluntary or involuntary dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof distributable among the holders of the Series D Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series D Preferred Units and liquidating payment on any other Units or partnership interests in the Partnership of any class or series ranking as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series D Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series D Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.  For the purposes of this

Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.

(b)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule B, the holders of Series D Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7.             Conversion.  Holders of Series D Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a)           A holder of Series D Preferred Units shall have the right at such holder’s option, at any time, to convert any whole number of Series D Preferred Units into fully paid and non-assessable Common Units; provided, however, that the conversion right may not be exercised at any one time by a holder of Series D Preferred Units with respect to less than 1,000 Series D Preferred Units (or all the Series D Preferred Units then owned by such holder if such holder owns less than 1,000 Series D Preferred Units).  Each Series D Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50 base liquidation preference per Series D Preferred Unit plus, an amount equal to all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto by (ii) a conversion price of $33.151875 per Common Unit (equivalent to an initial conversion rate of 1.508210 Common Units for each Series D Preferred Unit), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”).

(b)           To exercise the conversion right, the holder of each Series D Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series D Preferred Unit and containing representations and warranties of such holder that (i) such holder has good and marketable title to such Series D Preferred Unit, free and clear of all liens, claims and encumbrances, (ii) such holder is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters such that such holder is capable of evaluating the merits and risks of receiving and owning the Common Units that may be issued to it in exchange for such Series D Preferred Unit, (iii) such holder is able to bear the economic risk of such ownership and (iv) such Common Units to be acquired by such holder pursuant to this Agreement would be acquired by such holder for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws.  Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Unit is registered, each

Series D Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series D Preferred Units in accordance with the provisions of this Section 7.  In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.

A holder of Series D Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series D Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common  Units into which such Series D Preferred Units were converted.  Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series D Preferred Units or for distributions on the Common Units that are issued upon such conversion in the event that a holder of Series D Preferred Units converts its Series D Preferred Units into Common Units on or prior to the record date for the initial Distribution Period, the distribution for such Distribution Period in respect of such Common Units shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day, on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.

Notwithstanding anything to the contrary contained herein, all holders of Preferred Units shall be deemed to have delivered a Conversion Notice (and therefore exercised their conversion rights effective as of the time specified in the next sentence) as to all Series D Preferred Units if (a) with respect to any period of 90 consecutive calendar days following the Tenth Anniversary Date, the Common Unit Value exceeds on each trading day during such 90-day period the Conversion Price then in effect and (b) the amount of the distribution (as calculated in accordance with Section 5(a)(ii) of this Schedule B) for each of the four (4) Relevant Distribution Periods upon the number of Common Units (or portion thereof) into which a Series D Preferred Unit is then convertible in accordance with this Section 7 exceeds the Base Quarterly Distribution.  The forced conversion referred to in this paragraph shall be effective at the close of business on the Distribution Payment Date for the last Relevant Distribution Period.

(c)           The Conversion Price shall be adjusted from time to time as follows:

(i)            If the Partnership shall, after the date on which the Series D Preferred Unit are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests or Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units, or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series D Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series Preferred Unit been converted immediately prior to the close of business on the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification.  An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)           If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per unit less than the Fair Market Value per Common Unit on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants.  Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below).  In determining whether any rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.

(iii)          If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options, warrants, securities and other assets referred to in and treated under subsection (i) or (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Units entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Unit on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the General Partner) of the portion of the Securities so distributed applicable to one Common Unit, and the denominator of which shall be the Fair Market Value per Common Unit on the record date mentioned below.  Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of Common Units entitled to receive such distribution.  For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series D Preferred Unit after such determination date (together with distributions thereon paid to the holders of Common Units prior thereto), shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series D Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv)          Notwithstanding the foregoing, no adjustment shall be made pursuant to the preceding clauses (i) and (iii) that would result in an increase in the Conversion Price.  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units.  Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of (i) any Common Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Common Units under such plan or (ii) any options, rights or Common Units pursuant to or on account of any unit or stock option, unit or stock purchase or any unit or stock-based compensation plan maintained by the Partnership or the General Partner.  All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be.

(d)           If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, entity conversion, unit exchange, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units or other business combination or reorganization and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be exchanged for or converted into partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series D Preferred Unit which is not converted into the right to receive partnership interests, shares, stock, securities or other property in connection with such Transaction (and thus remains outstanding) shall thereafter be convertible into the kind and amount of partnership interests, shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series D Preferred Unit (including all distributions (whether or not earned or declared) accumulated and unpaid thereon) was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such transaction the General Partner shall give prompt written notice to each Series D Preferred Unit holder of such election, and each Series D Preferred Unit holder shall also have the right to elect by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Series D Preferred Unit held by such holder following consummation of such Transaction.  If a holder of Series D Preferred Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Series D Preferred Unit held by such holder (or by any of its transferees) the same consideration that a holder of that number of Common Units into which one Series D Preferred Unit was convertible immediately prior to such Transaction would receive if such Common Unit holder failed to make such an election.  The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Units that will contain provisions enabling the holders of Series D Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction as specified above).  The provisions of this subsection (d) shall similarly apply to successive Transactions.

(e)                                  If:

(i)            the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or

(ii)           there shall be any reclassification of the Common Units (other than as described in clause (c)(i) of this Section 7) or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a unit exchange involving the conversion or exchange of Common Units into securities or other property, a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety, or

(iii)          there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

then the Partnership shall cause to be mailed to the holders of the Series D Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up.  Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(f)            Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series D Preferred Unit at such holder’s last address as shown on the records of the Partnership.

(g)           In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series D Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.

(h)           For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the

Partnership.  The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.

(i)            If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 3, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j)            If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the Partnership would materially affect the conversion rights of the holders of the Series D Preferred Units, the Conversion Price for the Series D Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner, determines to be equitable in the circumstances.

(k)           The Partnership covenants that Common Units issued upon conversion of the Series D Preferred Units shall be validly issued, fully paid and non-assessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement.  Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series D Preferred Units, the Partnership shall endeavor to comply with federal and state laws and regulations in respect thereof.

(l)            The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series D Preferred Units, pursuant hereto; provided, however, that the Company, shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series D Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(m)          Notwithstanding anything to the contrary contained herein, (i) the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document and (ii) no adjustment under any provision  hereof shall be made on account of (A) the stock split approved by the stockholders of the General Partner on November 20, 2003 or (B) the split of the Common Units that occurred on November 20, 2003.

SCHEDULE C

1.             Definitions.  As used in this Schedule C, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Common Unit Value” shall mean, with respect to any trading day, the value of a Common Unit, which shall equal the trading price of a share of Common Stock (calculated based on the average of the intra-day high and low and subject to adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one or other adjustments if the kind or amount of securities into which Common Units can be converted or exchanged (as provided in the Redemption Rights Agreement, dated the date hereof) changes after the date hereof).

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that (a) the initial Distribution Period shall commence on March 5, 2004 and end on and include March 31, 2004 and (b) the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Third Amended and Restated Agreement of Limited Partnership, as amended, shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

“Fair Market Value” shall mean, as of any day, the average of the Common Unit Value for the ten consecutive Trading Days ending on the business day immediately preceding the day in question with respect to the issuance or distribution requiring such computation.

“Relevant Distribution Periods” shall mean (i) each of the three (3) consecutive Distribution Periods the last of which ends during the 90-day period referred to in the last paragraph of Section 7(b) and (ii) the next immediately following Distribution Period after the third Distribution Period described in clause (i) above.

“Tenth Anniversary Date” shall mean March 5, 2014.

2.             Designation and Number; Etc.  The Series E Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series E Preferred Units shall be 502,657.8128.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule C and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule C shall control.

3.             Rank.  The Series E Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series E Preferred Units;

(b)           on a parity with the Series B Preferred Units, Series D Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series E Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series E Preferred Units and has been approved in accordance with Section 4 of this Schedule C.

4.             Voting.

(a)           Holders of Series E Preferred Units shall not have any voting rights, except as described below in this Section 4.

(b)           So long as any Series E Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series E Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of any class or series of partnership interests in the Partnership ranking senior to the Series E Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units or other Preferred Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Third Amended and Restated Agreement of Limited Partnership, as amended, whether by merger or consolidation or otherwise (an “Event”), so as to (A) negate the provisions of clause (i) or (ii) of this paragraph, (B) materially and adversely affect the right of the holders of Series E Preferred Units to transfer such Units unless the amendment also applies to the holders of all other Units, (C) give the holders of any partnership interest a right to the payment of distributions from the Partnership or a right to the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership that ranks senior to the Series E Preferred Units or (D) materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Units or the holders thereof contained in this Schedule C.  Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to (i) materially and adversely affect any such right, preference, privilege or voting power or (ii) otherwise require the vote or consent of the holders of the Series E Preferred Units:  (X) the occurrence of any merger, consolidation, entity conversion, unit exchange, recapitalization of the Common Units or other business combination or reorganization, so long as either (1) the Partnership is the surviving entity and the Series E Preferred Units remain outstanding with the terms thereof materially unchanged (including without limitation the terms with respect to distributions, voting, redemption and conversion), or (2) if the Partnership is not the surviving entity in such transaction, interests in an entity having substantially the same rights and terms (including without limitation rights to distributions, voting, redemption and conversion) as the Series E Preferred Units are exchanged or substituted for the Series E Preferred Units (and with the terms of the Common Units or such other securities for which the Series E Preferred Units (or the substitute or exchanged security therefor) are convertible or redeemable materially the same with respect to rights to distributions, voting and redemption), (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case so long as such Units rank on a parity with or junior to the Series E Preferred Units with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) a sale or other disposition of all or substantially all of the Partnership’s assets (by merger or otherwise) if, in connection with such transaction, the holders of Series E Preferred Units have the opportunity to surrender all of the issued and outstanding Series E Preferred Units in exchange for a cash payment equal to the amount that such holders would be entitled to receive in respect thereof upon a liquidation, dissolution or winding-up of the Partnership (such surrender and payment to be made contemporaneously with the closing of such transaction) and any resulting dissolution, liquidation and/or winding-up of the Partnership.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Units shall have been converted or redeemed.

For purposes of the foregoing provisions of this Section 4, each Series E Preferred Unit shall have one (l) vote.

Except as otherwise required by applicable law or as set forth herein, the Series E Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.

5.             Distributions.

(a)           With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series E Preferred Units, the holders of Series E Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions in an amount per Series E Preferred Unit equal to the greater of (i) $0.875 (the “Base Quarterly Distribution”) and (ii) the amount of the regular quarterly cash distribution paid for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series E Preferred Unit is then convertible in accordance with Section 7 of this Schedule C.  Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed based on the actual number of days in such Distribution Period relative to the actual number of days in the calendar quarter of which the Distribution Period is a part.  Such distributions shall, with respect to each Series E Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partnership legally available for the payment of such distributions.  The distributions upon the Series E Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions (and shall not constitute accumulated distributions prior to such date).  The record date for distributions upon the Series E Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month).  Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner.  Any distribution payment made upon the Series E Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable.  No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series E Preferred Units, whether or not in arrears.

(b)           No distribution on the Series E Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series E Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule C).  Notwithstanding the foregoing, distributions on the Series E Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.

(c)           Except as provided in Section 5(d) of this Schedule C, so long as any Series E Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series E Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series E Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series E Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series E Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series E Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d)           When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series E Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series E Preferred Units, all distributions declared upon the Series E Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series E Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series E Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series E Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e)           Except as set forth in Section 6 of this Schedule C, holders of Series E Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) of this Schedule C.

(f)            Distributions with respect to the Series E Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule C shall be construed and applied consistently with such Treasury Regulations.

6.             Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series E Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series E Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series E Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to the greater of (i) $50, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions) and (ii) the amount that a holder of such Series E Preferred Unit would have received upon final distribution in respect of the number of Common Units into which such Series E Preferred Unit (including all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto) was convertible immediately prior to such date of final distribution.  If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series E Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series E Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series E Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series E Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.  For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

(b)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series E Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule C, the holders of Series E Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7.             Conversion.  Holders of Series E Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a)           A holder of Series E Preferred Units shall have the right, at such holder’s option, at any time, to convert any whole number of Series E Preferred Units into fully paid and non-assessable Common Units; provided, however, that the conversion right may not be exercised at any one time by a holder of Series E Preferred Units with respect to less than 1,000 Series E Preferred Units (or all the Series E Preferred Units then owned by such holder if such holder owns less than 1,000 Series E Preferred Units).  Each Series E Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50 base liquidation preference per Series E Preferred Unit, plus an amount equal to all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto by (ii) a conversion price of $38.51 per Common Unit (equivalent to an initial conversion rate of 1.298364 Common Units for each Series E Preferred Unit), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”).

(b)           To exercise the conversion right, the holder of each Series E Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series E Preferred Unit and containing representations and warranties of such holder that (i) such holder has good and marketable title to such Series E Preferred Unit, free and clear of all liens, claims and encumbrances, (ii) such holder is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters such that such holder is capable of evaluating the merits and risks of receiving and owning the Common Units that may be issued to it in exchange for such Series E Preferred Unit, (iii) such holder is able to bear the economic risk of such ownership and (iv) such Common Units to be acquired by such holder pursuant to this Agreement would be acquired by such holder for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws.  Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series E Preferred Unit is registered, each Series E Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series E Preferred Units in accordance with the provisions of this Section 7.  In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.

A holder of Series E Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series E Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series E Preferred Units were converted.  Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether of not in arrears, on converted Series E Preferred Units or for distributions on the Common Units that are issued upon such conversion.  In the event that a holder of Series E Preferred Units converts its Series E Preferred Units into Common Units on or prior to the record date for the initial Distribution Period, the distribution for such Distribution Period in respect of such Common Units shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons, in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record immediately prior to the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.

Notwithstanding anything to the contrary contained herein, all holders of Series E Preferred Units shall be deemed to have delivered a Conversion Notice (and therefore exercised their conversion rights effective as of the time specified in the next sentence) as to all Series E Preferred Units if (a) with respect to any period of 90 consecutive calendar days following the Tenth Anniversary Date, the Common Unit Value exceeds on each trading day during such 90-day period the Conversion Price then in effect and (b) the amount of the distribution (as calculated in accordance with Section 5(a)(ii) of this Schedule C) for each of the four (4) Relevant Distribution Periods upon the number of Common Units (or portion thereof) into which a Series E Preferred Unit is then convertible in accordance with this Section 7 exceeds the Base Quarterly Distribution.  The forced conversion referred to in this paragraph shall be effective at the close of business on the Distribution Payment Date for the last Relevant Distribution Period.

(c)           The Conversion Price shall be adjusted from time to time as-follows:

1.             If the Partnership shall, after the date on which the Series E Preferred Units are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units, or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price shall be adjusted so that the conversion rights of the holder of any Series E Preferred Unit are not diluted or expanded thereby.

2.             If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per Unit less than the Fair Market Value on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to adjustment by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at a price per Unit equal to the Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants.  In determining whether any rights, options or warrants entitle the holder of Common Units to subscribe for or purchase Common Units at a price per Unit less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.

3.             If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options, warrants, securities and other assets referred to in and treated under subsection (i) or (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the adjustment by (II) a fraction, the numerator of which shall be the Fair Market Value on the record date for the determination of holders of Common Units entitled to receive such distribution less the then fair market value (as determined in good faith by the General Partner) of the portion of the Securities so distributed applicable to one Common Unit, and the denominator of which shall be the Fair Market Value on the record date mentioned above.  For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series E Preferred Unit after such determination date (together with distributions thereon paid to the holders of Common Units prior thereto), shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series E Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the preceding sentence).

4.             Notwithstanding the foregoing, no adjustment shall be made pursuant to the preceding clauses (ii) and (iii) that would result in an increase in the Conversion Price.  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units.  Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of (i) any Common Units on account of any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership or the General Partner and the investment of additional optional amounts under such plan or (ii) any options, rights or Common Units pursuant to or on account of any unit or stock option, unit or stock purchase or any unit or stock-based compensation plan maintained by the Partnership or the General Partner.  All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be.

(d)           If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, entity conversion, unit exchange, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units or other business combination or reorganization and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be exchanged for or converted into partnership interests, shares, stock, securities or other properties (including cash or any combination thereof), each Series E Preferred Unit which is not converted into the right to receive partnership interests, shares, stock, securities or other property in connection with such Transaction (and thus remains outstanding) shall thereafter be convertible into the kind and amount of partnership interests, shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series E Preferred Unit (including all distributions (whether or not earned or declared) accumulated and unpaid thereon) was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such transaction the General Partner shall give prompt written notice to each Series E Preferred Unit holder of such election, and each Series E Preferred Unit holder shall also have the right to elect, by written notice to the General Partner, the form or type or consideration to be received upon conversion of each Series E Preferred Unit held by such holder following consummation of such Transaction.  If a holder of Series E Preferred Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Series E Preferred Unit held by such holder (or by any of its transferees) the same consideration that a holder of that number of Common Units into which one Series E Preferred Unit was convertible immediately prior to such Transaction would receive if such Common Unit holder failed to make such an election.  The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series E Preferred Units that will contain provisions enabling the holders of Series E Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction as specified above).  The provisions of this subsection (d) shall similarly apply to successive Transactions.

(e)           If:

1.             the Partnership shall declare a distribution on the Common Units (other than a regular quarterly cash distribution or a distribution in Common Units); or

2.             the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or

3.             there shall be any reclassification of the Common Units (other than a distribution in Common Units or a subdivision or combination of Common Units) or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a unit exchange involving the conversion or exchange of Common Units into securities or other property, a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or

4.             there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

then the Partnership shall caused to be mailed to the holders of the Series E Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a prior notice stating (A) the date on which a record is to be taken for the purpose of such distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution or grant are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up.  Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(f)            Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series E Preferred Unit at such holder’s last address as shown on the records of the Partnership.

(g)           Any adjustment to the Conversion Price pursuant to subsection (c) of this Section 7 with respect to any event shall become effective at such time as is necessary to prevent dilution or expansion of the conversion rights on account of such event.

(h)           For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership.  The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.

(i)            If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that results in the lowest absolute value of the Conversion Price.

(j)            If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the Partnership would materially affect the conversion rights of the holders of the Series E Preferred Units, the

Conversion Price for the Series E Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner, determines to be equitable in the circumstances.

(k)           The Partnership covenants that Common Units issued upon conversion of the Series E Preferred Units shall be validly issued, fully paid and non-assessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement.  Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series E Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations in respect thereof.

(l)            The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series E Preferred Units pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series E Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(m)          Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document.

SCHEDULE D

1.             Definitions.  As used in this Schedule D, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.

“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Third Amended and Restated Agreement of Limited Partnership, as amended, shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

2.             Designation and Number; Etc.  The Series F Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series F Preferred Units shall be 1,000.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule D and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule D shall control.

3.             Rank.  The Series F Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series F Preferred Units;

(b)           on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series F Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series F Preferred Units.

4.             Voting.  Holders of Series F Preferred Units shall not have any voting rights, except as required by law.

5.             Distributions.

(a)           With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series F Preferred Units, the holders of Series F Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions in an amount per Series F Preferred Unit equal to $25.  Notwithstanding anything to the contrary contained herein, the amount of distributions described under this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed based on the actual number of days in such Distribution Period relative to the actual number of days in the calendar quarter of which the Distribution Period is a part.  Such distributions shall, with respect to each Series F Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partnership legally available for the payment of such distributions.  The distributions upon the Series F Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions (and shall not constitute accumulated distributions prior to such date).  The record date for distributions upon the Series F Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month).  Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner.  Any distribution payment made upon the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable.  No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series F Preferred Units, whether or not in arrears.

(b)           No distribution on the Series F Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series F Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule D).  Notwithstanding the foregoing, distributions on the Series F Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.

(c)           Except as provided in Section 5(d) of this Schedule C, so long as any Series F Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series F Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series F Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series F Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

(d)           When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units, all distributions declared upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series F Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series F Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(e)           Except as set forth in Section 6 of this Schedule D, holders of Series F Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) of this Schedule D.

(f)            Distributions with respect to the Series F Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule D shall be construed and applied consistently with such Treasury Regulations.

6.             Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series F Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series F Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series F Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).  If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series F Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series F Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series F Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series F Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.  For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

(b)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule D, the holders of Series F Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

7.             Redemption.

Notwithstanding anything to the contrary contained in this Schedule D or the Third Amended and Restated Agreement of Limited Partnership, other than preferences in favor of the Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, the Partnership may, from time to time and at any time, redeem any or all of the Series F Preferred Units for an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of such redemption (including all accumulated and unpaid distributions).

EXHIBIT A

[List of Unit Holders]

EXHIBIT B

Allocations

1.             Allocation of Net Income and Net Loss.

(a)           Net Income.  Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

1.             First, to the General Partner to the extent the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (b)(5) below exceeds the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (a)(1);

2.             Second, to each Partner in proportion to and to the extent of the amount by which the cumulative Net Loss allocated to such Partner pursuant to subparagraph (b)(4) exceeds the cumulative Net Income allocated to such Partner pursuant to this subparagraph (a)(2);

3.             Third, to the General Partner until the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (a)(3) equals the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (b)(3);

4.             Fourth, to each holder of Preferred Units other than the Series D Preferred Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such Preferred Units, reduced by in the case of the Series B Preferred Units the cumulative Common Unit Reallocated Amounts, and increased by in the case of the Series B Preferred Units the cumulative Series B Preferred Unit Reallocated Amounts, pursuant to the provisos below, over (II) the cumulative amount of Net Income allocated to each holder of Preferred Units pursuant to this subparagraph (a)(4) and subparagraph (a)(5) for such period and all prior periods reduced by the cumulative amount of Net Loss allocated to such holder of Preferred Units pursuant to subparagraph (b)(2) below for all prior periods; provided, however, that in the event the cumulative Net Income allocable to the holders of the Common Units pursuant to this subparagraph (a)(4) and subparagraph (a)(5) below for such period and all prior periods (before application of this proviso for such period) exceeds the cumulative distributions made to the holders of Common Units with respect to such Units for such period and all prior periods, the Series B Preferred Unit Reallocated Amount shall be reallocated pro rata to the holders of Series B Preferred Units; and

5.             Thereafter, to the holders of Common Units pro rata in accordance with their Percentage Interests; provided, however, that in the event the cumulative distributions made to the holders of Common Units with respect to such Units for such period and all prior periods exceed the cumulative Net Income allocable to the holders of the Common Units pursuant to subparagraph (a)(4) and this subparagraph (a)(5) for such period and all prior periods (before application of this proviso for such period), the Common Unit Reallocated Amount shall be reallocated pro rata to the holders of Common Units.

The term “Common Unit Reallocated Amount” shall mean an amount equal to the difference between (I) the amount of Net Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period, and (II) the product obtained by multiplying (A) a fraction, the numerator of which is the number of the Common Units into which the Series B Preferred Units are convertible and the denominator of which is the sum of the number of Common Units into which the Series B Preferred Units are convertible plus the number of Common Units and (B) the sum of (i) the Net Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Net Income allocable to the Common Units pursuant to subparagraph (a)(5) with respect to such fiscal year or other period.  The Common Unit Reallocated Amount shall be calculated based on the amounts of Net Income allocable under subparagraphs (a)(4) and (a)(5) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.

The term “Series B Preferred Unit Reallocated Amount” shall mean the difference between (I) the amount of Net Income allocable to the Common Units pursuant to subparagraph (a)(5) with respect to such fiscal year or other period, and (II) the product obtained by multiplying (A) a fraction, the numerator of which is the number of Common Units and the denominator of which is the sum of the number of Common Units into which the Series B Preferred Units are convertible plus the number of Common Units and (B) the sum of (i) Net Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Net Income allocable to the Common Units pursuant to this subparagraph (a)(5) with respect to such fiscal year or other period; provided, however, that to the extent the allocation of the Series B Preferred Unit Reallocated Amount to the holders of Series B Preferred Units would cause such holders on a cumulative basis to have been allocated Net Income in excess of distributions, the Series B Preferred Unit Reallocated Amount shall be reduced by such excess.  The Series B Preferred Unit Reallocated Amount shall be calculated based on the amounts of Net Income allocable pursuant to subparagraphs (a)(4) and (a)(5) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.

It is the intention of the parties that the application of subparagraphs (a)(4) and (a)(5) above will result in corresponding return of capital distributions (per Unit) to the Series B Preferred Units (on an as-converted basis) and Common Units on a cumulative basis and shall be applied and interpreted consistently therewith.

In allocating Net Income for each fiscal year or period, for all purposes of this Section 1(a) (including for purposes of determining the “Percentage Interests” of the holders of both the Common Units and the Series D Preferred Units), the holders of the Series D Preferred Units shall be treated as though they held that number of Common Units into which their Series D Preferred Units were convertible, as determined from time to time during such fiscal year or period.

(b)           Net Loss.  Except as otherwise provided herein, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

2

1.             First, to the holders of Common Units, in proportion to their respective Percentage Interests provided that the Net Loss allocated to a holder of Common Units pursuant to this Section (b)(1) shall not exceed the maximum amount of Net Loss that can be allocated without causing a holder of Common Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof and also excluding for this purpose the balance of such holder’s Capital Account attributable to such holder’s Preferred Units, if any);

2.             Second, to the holders of Preferred Units in proportion to each such holder’s Capital Account balance in such Preferred Units, provided that the Net Loss allocated to a holder of Preferred Units pursuant to this Section (b)(2) shall not exceed the maximum amount of Net Loss that can be allocated without causing any holder of Preferred Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof);

3.             Third, to the General Partner, until the General Partner’s Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for the obligation of the General Partner to actually fund a deficit Capital Account balance, including any deemed obligation pursuant to Regulation Section 1.704-(1)(b)(2)(ii)(c)) equals the excess of (i) the amount of Recourse Liabilities over (ii) the Aggregate Protected Amount;

4.             Fourth, to the Obligated Partners, in proportion to their respective Protected Amounts, until such time as the Obligated Partners have been allocated an aggregate amount of Net Loss pursuant to this subparagraph (b)(4) equal to the Aggregate Protected Amount; and

5.             Thereafter, to the General Partner.

2.             Special Allocations.

Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of conversion or refinancing of Partnership indebtedness, certain capital contributions or revaluation of the Partnership property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f).  This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently

3

therewith.  Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)           Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)           Qualified Income Offset.  In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1)).

(e)           Allocations With Respect to Preferred Unit Redemptions.  After giving effect to the special allocations set forth above, Net Income of the Partnership shall be allocated to the holders of Preferred Units, at the time of redemption of such Preferred Units (other than in the case of a redemption occurring pursuant to a final liquidation of the Partnership), in an amount equal to the portion of any redemption distribution that exceeds the Liquidation Preference Amount (other than any accrued but unpaid distribution thereon) per Preferred Unit established for such Preferred Unit in the applicable Preferred Unit designation.  The character of the items of Net Income allocated to the holders of Preferred Units pursuant to this subparagraph (e) shall proportionately reflect the relative amounts of the items of Partnership income and gain as determined for federal income tax purposes under Section 703(a) of the Code.

(f)            Tax Treatment of Conversion of Preferred Units.  Upon conversion of a Preferred Unit(s) into Common Unit(s), the Company will specially allocate to the converting Partner any Net Income or Net Loss attributable to an adjustment of Gross Asset Values under subparagraph (b) of the definition of “Gross Asset Value” until the portion of such Partner’s Capital Account attributable to each Common Unit received upon conversion equals the Capital Account

4

attributable to a Common Unit at the time of conversion.  To the extent that such allocation is insufficient to bring the portion of the Capital Account attributable to each Common Unit received upon conversion by the converting Partner to the Capital Account attributable to a Common Unit at the time of conversion, a portion of the Capital Account of the non-converting Partners will be shifted, pro rata in accordance with their relative Capital Account balances, to the converted Partner and such transaction shall be treated by the Partnership and the Converting Partner as a transaction defined in Section 721 of the Code.

(g)           Curative Allocations.  The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under paragraphs 1 and 2 of this Exhibit B shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.  This subparagraph (g) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.  For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under subparagraphs 2(a) through (d).

3.             Tax Allocations.

(a)           Generally.  Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b)           Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)           Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule.  Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be.  The allocation of Tax Items shall be in accordance with the “traditional method” set forth in Treas. Reg. §1.704-3(b)(1), unless otherwise determined by the General Partner, and shall be subject to the ceiling rule stated in Regulation Section 1.704-3(b)(1).  The General Partner is authorized to specially allocate Tax Items (other than Section 704(c) Tax Items) to cure for the effect of the ceiling rule.  The intent of this Section 3(c) is that each Partner who contributed to the capital of the

5

Partnership a partnership interest in an existing Property Partnership will bear, through reduced allocations of depreciation and increased allocations of gain or other items, the tax detriments associated with any precontribution gain and this Section 3(c) shall be interpreted consistently with such intent.

4.             Allocations Upon Final Liquidation.

With respect to the fiscal year in which the final liquidation of the Partnership occurs in accordance with Section 7.2 of the Agreement, and notwithstanding any other provision of Sections 1, 2, or 3 hereof, items of Partnership income, gain, loss and deduction shall be specially allocated to the Partners in such amounts and priorities as are necessary so that the positive capital accounts of the Partners shall, as closely as possible, equal the amounts that will be distributed to the Partners pursuant to Section 7.2.

6

EXHIBIT C

[Obligated Partners]

Exhibit 10

Draft - 09/30/10

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GGPLP L.L.C.

i

(continued)

ii

(continued)

iii

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GGPLP L.L.C.

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into this [    ] day of [                    ], 2010, by and among the undersigned parties.

W I T N E S S E T H:

WHEREAS, a Delaware limited liability company known as GGPLP L.L.C. (the “Company”) exists pursuant to the Delaware Limited Liability Company Act and that certain Second Amended and Restated Operating Agreement dated as of April 17, 2002, as amended by that certain First Amendment thereto dated April 23, 2002, that certain Second Amendment thereto dated May 13, 2002, that certain Third Amendment thereto dated October 30, 2002, that certain Fourth Amendment thereto dated April 7, 2003, that certain Fifth Amendment dated April 11, 2003, that certain Sixth Amendment thereto dated November 12, 2003, that certain Seventh Amendment thereto dated May 25, 2005, that certain Eighth Amendment thereto dated April 23, 2007, that certain Ninth Amendment thereto dated March 9, 2009, that certain Tenth Amendment thereto dated May 13, 2010 and that certain Amendment dated August 2, 2010 (the “Original Agreement”); and

WHEREAS, on April 16, 2009, the Company, GGP Limited Partnership, a Delaware limited partnership, (the “Managing Member”), and certain Affiliates filed voluntary petitions for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Chapter 11 Cases”);

WHEREAS, in connection with the Company and the Managing Member’s emergence from the Chapter 11 Cases, the Company will redeem the Common Units held by certain Members (the “Redemption”); and

WHEREAS, upon the Redemption the Managing Member will own all of the outstanding Common Units and desires to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Managing Member, intending legally to be bound, does hereby amend and restate the Original Agreement to read in its entirety as follows:

ARTICLE I

Definitions; Etc.

1.1          Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below (such definitions to be equally applicable to the singular and plural forms of the terms so defined):

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the Managing Member on behalf of the Company and the Property Partnerships.

“Act” shall mean the Limited Liability Company Act as enacted in the State of Delaware, as the same has been amended and as the same may hereafter be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(0(5) of the Regulations; and

(b)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Company, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Company pursuant to Section 6.1, (iii) a pro rata portion (as determined in the reasonable judgment of the Managing Member) of administrative costs and expenses of the Managing Member and GGPI, including salaries paid to officers of the Managing Member and GGPI and accounting and legal expenses undertaken by the Managing Member and GGPI on behalf or for the benefit of the Company, and (iv) to the extent not included in clause (iii) above, a pro rata portion (as determined in the reasonable discretion of the Managing Member) of REIT Expenses.

“Affiliate” shall mean, with respect to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Member; (ii) any trustee or beneficiary of a Member; (iii) any legal representative, successor, or assignee of such Member or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Member or any Person referred to in the preceding clauses (i) through (iii); or (v) any Person which directly

2

or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Member or any Person referred to in the preceding clauses (i) through (iv).

“Agreement” shall mean this Third Amended and Restated Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” shall mean, with respect to any Member or the Company, (i) the commencement by such Member or the Company of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Member or the Company is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Member or the Company, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Member or the Company, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Member or the Company admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Member or the Company unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Member or the Company, (vii) the insolvency of such Member or the Company or the execution by such Member or the Company of a general assignment for the benefit of creditors, (viii) the convening by such Member or the Company of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Member or the Company to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Member or the Company where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Member or the Company in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

“Business Day” shall mean a day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Account” shall mean, with respect to any Member, the separate “book” account which the Company shall establish and maintain for such Member in accordance with Section 704(b) of the Code and Section l.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company

3

with respect to the Units held by such Member (net of liabilities to which such property is subject).

“Certificate” shall mean the Certificate of Formation establishing the Company, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Charter” shall mean the certificate of incorporation of GGPI, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.

“Closing Price” shall mean, with respect to any Common Shares on any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported in the principal consolidated transaction reporting system if the Common Shares are listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares as such person is selected from time to time by the Board of Directors of GGPI.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the shares of the common stock, par value $.01 per share, of GGPI.

“Common Unit Record Date” shall mean the record date established by the Managing Member for a distribution of Net Operating Cash Flow pursuant to Section 5.2.

“Common Units” shall mean all Units other than Preferred Units.

“Company” shall have the meaning set forth in the preliminary recitals hereto.

“Consent of the Holders of Common Units” shall mean the written consent of the holders of a Majority-In-Interest of the Common Units, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by the holders of a Majority-In-Interest of the Common Units, unless otherwise expressly provided herein, in their sole and absolute discretion.

“Control” shall have the meaning provided in the regulations promulgated under the Securities Exchange Act of 1934, as amended.

4

“Current Per Share Market Price” shall mean, as of any date, the average of the Closing Price for the twenty consecutive Trading Days ending on such date.

“DAI” shall mean DA Retail Investments, LLC, a Delaware limited liability company.

“DAI Contribution Obligation” shall mean the obligation of DAI to make a Capital Contribution pursuant to Section 7.8 hereof.

“Demand Notice” shall have the meaning set forth in Section 9.2.

“Depreciation” shall mean, with respect to any asset of the Company for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or Other entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exculpatory Liabilities” shall mean Company liabilities with respect to which both of the following conditions are met: (i) the creditor’s right to repayment is not limited to specified assets of the Company (i.e., the liability constitutes a recourse obligation of the Company), and (ii) no Member or related person bears the economic risk of loss for such liability (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

“Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GGPI” shall mean General Growth Properties, Inc., a Delaware corporation.(1)

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for Federal income tax purposes, except as follows:

(1)  This will be “New GGP”, post-Effective Date.

5

(a)           the initial Gross Asset Value of (i) the assets contributed by each Member to the Company prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Company as of the date hereof, and (ii) any asset hereafter contributed by a Member (including the Managing Member), other than money, is the gross fair market value thereof as reasonably determined by the Managing Member using such reasonable method of valuation as the Managing Member may adopt;

(b)           if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times:

(i)            a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for Units; and

(ii)           the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the redemption of Units;

(c)           the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, upon liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

(d)           the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the Managing Member as of the date of distribution; and

(e)           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit A); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Managing Member reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Members’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (e) of said definition in all other cases.

6

“Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities” shall be determined upon liquidation of the Company and shall mean the excess of (i) the aggregate Gross Asset Value of all Company assets (not including the DAI Contribution Obligation or any similar capital contribution obligation or capital account restoration obligation of any other Member), except that for this purpose Code Section 7701(g) shall not be applied in determining the fair market value of an asset solely because it is subject to or available to satisfy one or more Exculpatory Liabilities, over (ii) the aggregate amount of all Nonrecourse Liabilities other than Exculpatory Liabilities.

“Immediate Family” shall mean, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Liquidating Trustee” shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the Managing Member, which individual or Entity may include the Managing Member or an Affiliate of the Managing Member, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Company.

“Majority-In-Interest of the Common Units” shall mean holders of more than fifty percent (50%) of then issued and outstanding Common Units.

“Management Agreement” shall mean a property management agreement with respect to the property management of certain Properties entered into (a) with respect to any Property in which the Company directly holds or acquires ownership of a fee or leasehold interest, between the Company, as owner, and the Property Manager, or such other property manager as the Managing Member shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the Managing Member shall engage, as such agreement may be amended, modified or supplemented from time to time.

“Managing Member” shall mean GGP Limited Partnership, a Delaware limited partnership, its duly admitted successors and assigns and any other Person who is a Managing Member of the Company at the time of reference thereto.  The Managing Member may not be removed as Managing Member for any reason.

“Members” shall mean the Persons listed under the caption “Members” on Schedule A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto,

7

is a member of the Company, including the holders of Common Units and Preferred Units on the date thereof.

“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Net Financing Proceeds” shall mean the cash proceeds received by the Company in connection with any borrowing or refinancing of borrowing by or on behalf of the Company or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Company or the Property Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Company or Property Partnerships, or any interest or premium thereon.

“Net Income or Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Company’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit A.

“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Company, the excess, if any, of “Receipts” over “Expenditures.” For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Company from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and any amounts held as reserves as of the last day of such period which the Managing Member reasonably deems to be in excess of necessary reserves as determined below. The term “Expenditures” means the sum of (a) all cash expenses or expenditures of the Company for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Company, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional

8

cash reserves as of the last day of such period as the Managing Member deems necessary for any capital or operating expenditure permitted hereunder.

“Net Sale Proceeds” means the cash proceeds received by the Company in connection with a sale of any asset by or on behalf of the Company or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Company or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the Managing Member elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Member or its Affiliates).

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Original Agreement” shall have the meaning set forth in the preliminary recitals hereto.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Person” or “person” shall mean any individual or Entity.

“Preferred Units” shall mean the Series C Preferred Units and any other series of preferred units of membership interest in the Company that are established and issued from time to time in accordance with the terms hereof.

“Prime Rate” shall mean the prime rate announced from time to time by Wells Fargo Bank, N.A. or any successor thereof.

“Property” shall mean a Shopping Center Project in which the Company or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.

“Property Manager” shall mean General Growth Management, Inc., a Delaware corporation, or its successors or assigns.

“Property Partnership” shall mean and include any partnership, limited liability company or other Entity in which the Company directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property or a proposed Property.

9

“Property Partnership Interests” shall mean and include the interest of the Company or any other Entity as a partner, member or other equity participant in any Property Partnership.

“Qualified Entity” shall mean a partnership, limited liability company or other Entity that is organized under the laws of any state and that is not taxable as a corporation for U.S. federal income tax purposes.

“Qualified Individual” shall have the meaning set forth in Section 9.2.

“Recourse Liabilities” shall mean Company liabilities with respect to which a Member or related person bears the economic risk of loss (as determined pursuant to Section 1.752-2 of the Regulations, except that for this purpose the DAI Contribution Obligation shall be disregarded).

“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Exhibit A.

“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the formation and continuity of existence of GGPI and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of GGPI), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of GGPI or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by GGPI and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by GGPI under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by GGPI with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of GGPI incurred in the ordinary course of its business.

“REIT Requirements” shall have the meaning set forth in Section 5.2.

“REIT Subsidiaires” shall mean [SubREIT 1], a Delaware corporation, [SubREIT 2], a Delaware corporation, and [Existing GGP], a Delaware corporation.

“Requesting Party” shall have the meaning set forth in Section 9.2.

“Responding Party” shall have the meaning set forth in Section 9.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 704(c) Tax Items” shall have the meaning set forth in Exhibit A.

“Securities Act” shall mean the Securities Act of 1933, as amended.

10

“Series C Preferred Units” shall have the meaning set forth in Section 4.3.

“Shopping Center Project” shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

“Subsidiaries” shall mean all Entities in which the Company has a direct or indirect interest and that would be consolidated with the Company for financial accounting purposes under GAAP.

“Substituted Member” shall have the meaning set forth in Section 8.2.

“Tax Items” shall have the meaning set forth in Exhibit A.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, shall mean any Business Day.

“Unit(s)” shall mean a unit of a Member’s limited liability company interest as a Member of the Company entitling the holder to an equal share, with every other holder of a Unit, in the allocations and distributions of the Company pursuant to Article VIII, and the rights of management, consent, approval or participation, if any, granted to holders of Units as provided in this Agreement.  Notwithstanding anything to the contrary, to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Company will not issue nonvoting equity interests; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.  Such interests shall be deemed “securities” under Article 8 of the Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code as in effect from time to time within the State.  The number and designation of all Units held by each Member as of [                      ], 2010 is set forth opposite such Member’s name on Schedule A

1.2          Exhibits, Etc.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.

1.3          Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  Any references in this Agreement to “including” shall be deemed to mean “including without limitation”.

11

ARTICLE II

Continuation

2.1          Continuation.  The Company was formed as a limited liability company under the Act on May 17, 2000 by the filing of the Certificate with the Delaware Secretary of State on such date.  The Members agree that the rights and liabilities of the Members shall be as provided in this Agreement (which amends and restates and supersedes the Original Agreement in its entirety) and, to the extent not provided herein, in the Act.  The Managing Member shall cause such notices, instruments, documents, or certificates as may be required by applicable law or which may be necessary to enable the Company to conduct its business and to own its properties in the Company name to be filed or recorded in all appropriate public offices.

2.2          Name.  The business of the Company shall be conducted under the name of “GGPLP L.L.C.” or such other name as the Managing Member may select, and all transactions of the Company, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3          Character of the Business.  The purpose of the Company shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Company, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes.  The Company shall have all powers necessary or desirable to accomplish the purposes enumerated.  In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company, the Company shall have full power and authority, directly or through its interests in Property Partnerships, to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire and construct additional Properties.

2.4          Location of the Principal Place of Business.  The location of the principal place of business of the Company shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or at such other location as shall be selected by the Managing Member from time to time in its sole discretion.

2.5          Registered Agent and Registered Office.  The Company shall maintain a registered agent and registered office as is required by the Act.

12

ARTICLE III

Term

3.1          Commencement.  The Company heretofore commenced business as a limited liability company.

3.2          Dissolution.  The Company shall continue until dissolved upon the occurrence of the earliest of the following events:

(a)           The dissolution, termination or retirement of the Managing Member unless the Company is continued as provided in Section 8.1;

(b)           The sale or other disposition of all or substantially all the assets of the Company unless the Managing Member elects to continue the Company business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Company (which activities shall be deemed to be part of the winding up of the affairs of the Company); or

(c)           Dissolution required by operation of law.

The bankruptcy (as defined in Section 18-101(1) and 18-304 of the Act) of the Managing Member shall not cause the Managing Member to cease to be a member and Managing Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE IV

Classes of Units

4.1          Common Units.  The Company has issued to the Members the number of common units of membership interest in the Company (the “Common Units”) set forth opposite their names on Schedule A, and, in exchange therefor, such Members have contributed to the Company as their Capital Contributions the cash and other property set forth in the books and records of the Company.  The Common Units have such rights as are described herein.  The Managing Member may, without the consent of the other Members, issue additional Common Units to itself and others from time to time for such consideration as it deems is appropriate.  The Managing Member shall be authorized to amend this Agreement to reflect the issuance of Common Units in accordance with this Section 4.1 without the joinder of any other Member.

4.2          Preferred Units.  The Managing Member shall have the right, without the consent of the other Members (except as otherwise provided herein), to establish and issue from time to time series of preferred units of membership interest in the Company (“Preferred Units”) and to establish from time to time the number of Preferred Units to be included in each such series, to fix the designation, powers, preferences and rights of the Preferred Units of each such series and the qualifications, limitations and restrictions thereof and to determine the consideration to be paid from time to time for the Preferred Units in each such series.  Except as otherwise provided herein, Preferred Units that are cancelled or redeemed or purchased by the

13

Company may, at the election of the Managing Member, either (a) be reissued by the Company or (b) be cancelled.  The Managing Member shall be authorized to amend this Agreement to effect the provisions of this Section 4.2 without the joinder of any other Member (except as otherwise provided herein).

4.3          Establishment of Series C Preferred Units.  A series of Preferred Units designated as the “8.25% Series C Cumulative Preferred Units” (the “Series C Preferred Units”) was previously established and shall have such rights, preferences, limitations and qualifications as are described on Schedule B, attached hereto and by this reference made a part hereof (in addition to the rights, preferences, limitations and qualifications contained elsewhere in this Agreement, to the extent applicable). The maximum number of Series C Preferred Units which may be issued by the Company from time to time shall be 20,000.

4.4          No Third Party Beneficiary.  No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

4.5          No Interest; No Return; No Withdrawal.  No Member shall be entitled to interest on its Capital Contribution or on its Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company. No Member may withdraw from the Company without the prior written consent of the Managing Member, other than as expressly provided in this Agreement.

4.6          No Other Capital Contributions.  No Member shall have any obligation to make any additional Capital Contribution to the Company.

ARTICLE V

Allocations and Other Tax and Accounting Matters

5.1          Allocations.  The Net Income, Net Loss and/or other Company items shall be allocated pursuant to the provisions of Exhibit A hereto.

5.2          Distributions.

(a)           Subject to the rights of holders of Preferred Units, the Managing Member shall, from time to time as determined by the Managing Member (but in any event not less frequently than quarterly), cause the Company to distribute all or a portion of Net Operating Cash Flow to the holders of the Common Units who are such on the relevant Common Unit Record Date in such amounts as the Managing Member shall determine; provided, however, that all such distributions shall be made pro rata in accordance with

14

the number of Common Units then owned by the Members; and provided further, that notwithstanding the foregoing, the Managing Member shall use its best efforts to cause the Company to distribute sufficient amounts to enable GGPI and the REIT Subsidiaries to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (b) avoid any federal income or excise tax liability of GGPI and the REIT Subsidiaries.

(b)           The Company shall pay distributions in respect of each series of Preferred Units as provided in Section 4.3 hereof, Schedule B and/or any amendment hereto relating to such series of Preferred Units.

5.3          Books of Account.  At all times during the continuance of the Company, the Managing Member shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Company, and each Member shall at all reasonable times have access to such books and records and the right to inspect the same.

5.4          Reports.  The Managing Member shall cause to be submitted to the other Members, promptly following the end of the last calendar year, copies of Financial Statements prepared on a consolidated basis for the Company and the Property Partnerships. The Company shall also cause to be prepared such reports and/or information as are necessary for GGPI and the REIT Subsidiaries to determine their qualification as a REIT and their compliance with the REIT Requirements.

5.5          Tax Elections and Returns.

(a)           All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Managing Member in its sole discretion, including without limitation an election on behalf of the Company pursuant to Section 754 of the Code to adjust the basis of the Company property in the case of transfers of Units, and the Managing Member shall not be required to make any such election.

(b)           The Managing Member shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis.

5.6          Tax Matters Member.  The Managing Member is hereby designated as the Tax Matters Member of the Company, which has the meaning of “Tax Matters Partner” as specified in Section 6231(a)(7) of the Code; provided, however, in exercising its authority as Tax Matters Member it shall be limited by the provisions of this Agreement affecting tax aspects of the Company;

15

5.7          Withholding.  Each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be due within fifteen (15) days after repayment is demanded of such Member and shall be repaid through withholding of subsequent distributions to such Member. Any amounts payable by a Member hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Company, such credit shall be allocated to the Member to whose distribution the tax is attributable.

ARTICLE VI

Rights, Duties and Restrictions of the Managing Member

6.1          Expenditures by Company.  The Managing Member is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Company. All of the aforesaid expenditures shall be made on behalf of the Company, and the Managing Member shall be entitled to reimbursement by the Company for any expenditures incurred by it on behalf of the Company which shall be made other than out of the funds of the Company. The Company also shall assume, and pay when due, all Administrative Expenses.

6.2          Powers and Duties of Managing Member.  The Managing Member shall be responsible for the management of the Company’s business and affairs. Except as otherwise herein expressly provided, the Managing Member shall have, and is hereby granted, full, complete and exclusive power, authority and discretion under all circumstances to manage the business of the Company and to take all actions for and on behalf of the Company and in its name as the Managing Member shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Company was organized. Except as otherwise expressly provided herein and without limiting the foregoing, the Managing Member shall have the right, power and authority:

(a)           To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Company;

(b)           To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the mariner in which

16

title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add. to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c)           To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the Managing Member for the operation and management of the Company business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)           To enter into contracts on behalf of the Company;

(e)           To borrow money, procure loans and advances from any Person for Company purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f)            To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Company property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral

17

instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g)           To acquire and enter into any contract of insurance which the Managing Member deems necessary or appropriate for the protection of the Company, for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company;

(h)           To conduct any and all banking transactions on behalf of the Company; to adjust and settle checking, savings, and other accounts with such institutions as the Managing Member shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into, or from any account in the Company’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company may be entitled or which are or may become due the Company from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Company is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Company and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)            To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the Managing Member to cause any approved loans to be closed;

(k)           To take all reasonable measures necessary to insure compliance by the Company with applicable arrangements, and other contractual obligations and arrangements entered into by the Company from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Company is in compliance with its contractual obligations;

(l)            To maintain the Company’s books and records;

(m)          To prepare and deliver, or cause to be prepared and delivered by the Company’s Accountants, all financial and other reports with respect to the operations of the Company, and preparation and filing of all Federal and state tax returns and reports; and

18

(n)           Any and all other actions that the Managing Member, in its sole and absolute discretion, may deem necessary or appropriate in furtherance of the business of the Company.

The Managing Member shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Managing Member, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company. Subject to the terms of Section 4.3 and the terms of any other Preferred Units, the merger or consolidation of the Company with or into another Entity shall be authorized by the Consent of the Holders of Common Units.

6.3          Proscriptions.  The Managing Member shall not have the authority to:

(a)           Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company (other than a sale of all or substantially all of the Company assets or the dissolution of the Company, each of which is within the power and authority of the Managing Member and do not require the consent of the Members;

(b)           Possess any Company property or assign rights in specific Company property for other than Company purposes; or

(c)           Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Company to inquire as to whether or not the Managing Member has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Company, and any such third Person shall be fully protected in relying upon such authority.

6.4          Title Holder.  To the extent allowable under applicable law, title to all or any part of the properties of the Company may be held in the name of the Company or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Company, Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the Managing Member.

6.5          Compensation of the Managing Member.  The Managing Member shall not be entitled to any compensation for services rendered to the Company solely in its capacity as Managing Member except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.

6.6          Waiver and Indemnification.

(a)           Neither the Managing Member nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any acts or omissions performed or omitted to be

19

performed by them (whether on, prior to or after the date hereof) within the scope of the authority conferred upon the Managing Member by this Agreement and the Act; provided that (i) the Managing Member’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Company and (ii) the Managing Member or such other Person shall not be guilty of fraud, willful misconduct or gross negligence. The Company shall, and hereby does, indemnify and hold harmless the Managing Member and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed or omitted to be performed by them (whether on, prior to or after the date hereof) in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Member shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Company.

(b)           Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Company, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Company. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Company and no Member shall be liable therefor.

(c)           The provisions of this Section 6.6 also shall apply to the Liquidating Trustee and the Tax Matters Member.

6.7          Operation in Accordance with REIT Requirements.  The Members acknowledge and agree that the Company shall be operated in a manner that will enable GGPI and the REIT Subsidiaries to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability. The Company shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in GGPI and the REIT Subsidiaries ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on GGPI and the REIT Subsidiaries.

6.8          Duties and Conflicts.  The Managing Member only shall be required to devote such time to the management of the business of the Company as it deems necessary to promote the interests of the Company. Each Member recognizes that the other Members (including the Managing Member) and their Affiliates have or may hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business or properties of the Company, and that such Persons are entitled to carry on such other business interests, activities and investments. The Members (including the Managing Member) and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they

20

are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to any Member. Neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Without limiting the foregoing, each Member recognizes that (a) the Managing Member and/or its Affiliates (other than the Company and its Subsidiaries) own, independently and/or with others, direct and/or indirect interests in Shopping Center Projects in which the Company and its Subsidiaries have no interest and which may be in conflict or competition with the business or properties of the Company and its Subsidiaries, (b) the Managing Member intends to continue to conduct and expand such business and activities and (c) the Managing Member and its Affiliates (other than the Company and its Subsidiaries) are entitled to carry on such other business and activities and own such properties without any obligation to offer any interest in such business, activities or properties to the Company or to any Member.

ARTICLE VII

Dissolution, Liquidation and Winding-Up

7.1          Accounting.  In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting (which shall be certified) shall be made of the Capital Account of each Member and of the Net Profits or Net Losses of the Company from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.

7.2          Distribution on Dissolution.  In the event of the dissolution and liquidation of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)           Payment of creditors of the Company (other than Members) in the order of priority as provided by law;

(b)           Establishment of reserves as provided by the Managing Member to provide for contingent liabilities, if any;

(c)           Payment of debts of the Company to Members, if any, in the order of priority provided by law; and

(d)           Payment to holders of Units in accordance with their Capital Accounts.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Company, the amount determined to be excess shall be distributed to the Members in accordance with the above provisions.

7.3          Timing Requirements.  In the event that the Company is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the

21

Members pursuant to Section 7.2(d) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

7.4          Sale of Company Assets.  In the event of the liquidation of the Company in accordance with the terms of this Agreement, the Liquidating Trustee may sell Company or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of Company assets shall be made by the Liquidating Trustee solely on an “arm’s-length” basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Members. The liquidation of the Company shall not be deemed finally terminated until the Company shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Company in connection with the sale of Company assets and all obligations of the Company have been satisfied. The Liquidating Trustee shall continue to act to enforce all of the rights of the Company pursuant to any such obligations until paid in full.

7.5          Distributions in Kind.  In the event that it becomes necessary to make a distribution of Company property in kind, the Managing Member may transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2 hereof.

7.6          Documentation of Liquidation.  Upon the completion of the dissolution and liquidation of the Company, the Company shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Company.

7.7          Negative Capital Accounts.  No Member shall be liable to the Company or to any other Member for any deficit or negative balance which may exist in its Capital Account.

7.8          DAI Contribution Obligation.  Notwithstanding any other provision of this Agreement (including Schedule B to this Agreement):

(a)           Upon liquidation of the Company, in the event that the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities is less than One Hundred Million Dollars ($100,000,000), DAI shall make a Capital Contribution to the Company of cash in immediately available funds equal to the least of (i) One Hundred Million Dollars ($100,000,000), (ii) the amount by which One Hundred Million Dollars ($100,000,000) exceeds the Gross Asset Value Available to Pay Recourse Liabilities and Exculpatory Liabilities and (iii) the aggregate amount of Recourse Liabilities and Exculpatory Liabilities outstanding immediately prior to the liquidation of the Company. Such amount shall be used to pay Recourse Liabilities and/or Exculpatory Liabilities or

22

shall be distributed to Members other than DAI in accordance with their positive Capital Account balances.

(b)           DAI shall make any Capital Contribution required to be made by it pursuant to this Section 7.8 no later than the later to occur of (i) the last day of the taxable year of the Company in which such liquidation occurs or (ii) 90 days after the date of such liquidation.

(c)           Any Capital Contribution made by DAI pursuant to this Section 7.8 and the associated Capital Account credit shall be taken into account in allocating Net Income and Net Loss and other items of income, gain, loss and deduction for the taxable year of liquidation.

(d)           DAI shall not be subrogated to the rights of any creditor or other person receiving the proceeds of the Capital Contribution made by DAI pursuant to this Section 7.8 against the Managing Member, the Company, another Member or any person. DAI hereby waives any right to reimbursement, contribution or similar right to which DAI might otherwise be entitled as a result of the performance of its obligations under this Section 7.8.

(e)           Section 4.4 and Section 4.6 hereof shall not apply with respect to DAI’s obligations pursuant to this Section 7.8.

(f)            The parties intend that DAI shall bear the economic risk of loss within the meaning of Section 1.752-2(a) of the Regulations with respect to an amount of Exculpatory Liabilities and/or Recourse Liabilities equal to the lesser of One Hundred Million Dollars ($100,000,000) and the aggregate amount of Recourse Liabilities and Exculpatory Liabilities, and this Section 7.8 and other relevant provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(g)           Notwithstanding any other provision of this Agreement, at any time on or after June 1, 2005, DAI may terminate the DAI Contribution Obligation by providing twelve (12) months’ prior written notice to the Company, provided however that the DAI Contribution Obligation shall not terminate if during the twelve (12) month period following such notice there has been:

(i)            An entry of a decree or order for relief in respect of the Company by a court having jurisdiction over a substantial part of the Company’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of the Company’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(ii)           The commencement against the Company of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

23

(iii)          The commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of Company generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing;

provided that, after the passage of such 12 months, DAI shall cease to be liable for the DAI Contribution Obligation, at the first time, if any, that the appointment, case or proceeding referred to in Section 7.8(g)(i) through (iii) above has terminated.

(h)           As a result of the transfer of all or a portion of the Series C Preferred Units to a Permitted DAI Transferee (as defined in Schedule B) pursuant to Section 7 of Schedule B, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation except to the extent that such Permitted DAI Transferee agrees to assume all or a portion of such transferor’s obligation under the DAI Contribution Obligation. In the event of such a transfer to and assumption by the Permitted DAI Transferee, (1) the transferor and the Permitted DAI Transferee assuming the obligation under the DAI Contribution Obligation shall notify the Company that the Permitted DAI Transferee has assumed all or a portion of the DAI Contribution Obligation in connection with such transfer, and (2) this Agreement shall be amended to reflect such Permitted DAI Transferee’s assumption of all or a portion of the DAI Contribution Obligation. Except to the extent that the Permitted DAI Transferee assumes all or a portion of the obligation under the DAI Contribution Obligation in accordance with this Section 7.8(h), the transferor shall not be relieved of such obligation and shall continue to be obligated under the DAI Contribution Obligation notwithstanding the transfer and to the same extent as if the transfer had not occurred. Following the transfer of Series C Preferred Units to GGPI or the Managing Member pursuant to Section 6 of Schedule B, the transferor shall continue to be obligated for the entire amount of the DAI Contribution Obligation in accordance with its terms and neither GGPI nor the Managing Member shall have any liability therefor.

ARTICLE VIII

Transfer of Units

8.1          Managing Member Transfer.  The Managing Member shall not withdraw from the Company and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units without the Consent of the Holders of Common Units (except that the Managing Member may sell, assign or transfer its interest to an Affiliate without the consent of the Members). Upon any transfer of Units in accordance with the provisions of this Section 8.1, the transferee Managing Member shall become vested with the powers and rights of the transferor Managing Member, and shall be liable for all obligations and responsible for all duties of the Managing Member, once such transferee has executed such instruments as may be

24

necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Managing Member under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Managing Member are assumed by a successor corporation by operation of law) shall relieve the transferor Managing Member of its obligations under this Agreement without the Consent of the Holders of the Common Units, in their reasonable discretion.  In the event the Managing Member withdraws from the Company, in violation of this Agreement or otherwise, or dissolves or terminates, a Majority in Interest of the Common Units may elect to continue the Company business by selecting a substitute Managing Member.

8.2          Transfers in Other Members.  Except as otherwise provided herein, no Member (other than the Managing Member) shall have the right to transfer all or a portion of its Units to any Person without the written consent of the Managing Member, which consent may be given or withheld in the sole discretion of the Managing Member. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member, which may be given or withheld in its sole discretion. Upon such transfer, the transferee shall be admitted as a substituted member of the Company (the “Substituted Member”) and shall succeed to all of the rights of the transferor Member under this Agreement in the place and stead of such transferor Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Company as are allocable to the Units transferred.

8.3          Restrictions on Transfer.  In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Member be made (a) to any Person who lacks the legal right, power or capacity to own Units; (b) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Company or any Property Partnership is a party or otherwise bound; (c) in violation of applicable law; (d) unless such assignment or transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or is exempt from registration thereunder; (e) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit, (f) in the event such transfer would cause GGPI and the REIT Subsidiaries to cease to comply with the REIT Requirements, (g) if such transfer would cause a termination of the Company for federal income tax purposes, (h) if such transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for Federal income tax purposes, cause the Company to fail to satisfy the safe harbor requirements of Section 1.7704-1(j) of the Regulations during 2002

25

or cause the Company to have more than 100 partners within the meaning of Reg. §1.7704-1(h), or (i) if such transfer would, in the opinion of counsel to the Company, cause any assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

8.4          Bankruptcy of a Member.  The Bankruptcy of any Member (other than the Managing Member) shall not cause a dissolution of the Company, but the rights of such Member to share in the Net Profits or Net Losses of the Company and to receive distributions of Company funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall such assignee(s) become a Substituted Member without the written consent of the Managing Member.

ARTICLE IX

Arbitration of Disputes

9.1          Arbitration.  Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Company and any one or more of the Members and any claims, disputes and controversies between any one or more Members) arising out of or in connection with this Agreement or the Company shall be resolved by binding arbitration in Chicago, Illinois, in accordance with this Article IX and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association,

9.2          Procedures.  Any arbitration called for by this Article IX shall be conducted in accordance with the following procedures:

(a)           The Company or any Member (the “Requesting Party”) may demand arbitration pursuant to Section 9.1 at any time by giving written notice of such demand (the “Demand Notice”) to all other Members and (if the Requesting Party is not the Company) to the Company which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b)           Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Members and/or the Company against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select a lawyer or retired judge having no affiliation with any of the parties as their respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a lawyer or retired judge having no affiliation with any of the parties as the third Qualified Individual

26

willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a lawyer or retired judge having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

(c)                                  The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d)                                 The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

9.3                               Binding Character.  Any decision rendered by the arbitration panel pursuant to this Article IX shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

9.4                               Exclusivity.  Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 9.1, and the Company and its Members stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article IX shall survive the dissolution of the Company. Notwithstanding the foregoing, the parties may seek injunctive relief or similar relief from a court of competent jurisdiction in New York, New York before an arbitration panel has been appointed.

9.5                               No Alteration of Agreement.  Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

ARTICLE X

General Provisions

10.1                        Notices.  Except as otherwise provided herein, all notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, delivered by nationally recognized overnight courier, telecopied or sent by registered or certified United States mail, postage prepaid and properly addressed, and

27

shall be deemed to have been given when delivered in person or by nationally recognized courier or registered or certified U.S. mail or upon receipt of telecopy by the appropriate party. For purposes of this Section 10.1, the addresses of the parties hereto shall be as set forth opposite their names on the signature pages thereto. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

10.2                        Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Members, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

10.3                        Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles, which might result in the application of the laws of any other jurisdiction).

10.4                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document and all signatures need not appear on the same page.

10.5                        Members Not Agents.  Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as specifically provided herein, or in any manner to limit the Members in the carrying on of their own respective businesses or activities.

10.6                        Entire Understanding; Etc.  This Agreement constitutes the entire agreement and understanding among the Members and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Original Agreement).

10.7                        Amendments.  Except as otherwise provided herein (including the provisions of Section 4.3), this Agreement may not be amended, and no provision may be waived, except by a written instrument signed by the holders of a Majority in Interest of the Common Units.

10.8                        Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

10.9                        Trust Provision.  This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.

10.10                 Issuance of Certificates Representing Units.  The Managing Member may, in its sole discretion, issue certificates representing all or a portion of the Units of one or more Members and, in such event, the Managing Member shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units

28

among multiple certificates and the loss, theft, destruction or mutilation of certificates as the Managing Member reasonably deems appropriate.

10.11                 Specific Performance.  The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity or other tribunal with jurisdiction by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.

10.12                 Power of Attorney.  Each Member hereby irrevocably constitutes and appoints the Managing Member his or its true and lawful attorney-in-fact, in his or its name, place and stead with full power of substitution, to consent to, make, execute, sign, acknowledge, swear to, record and file, on behalf of such Member and/or on behalf of the Company, the following:

(a)                                  this Agreement, any certificate of foreign limited liability company, any certificate of doing business under an assumed name, and any other certificates or instruments which may be required to be filed by the Company or such Member under the laws of the State of Delaware or any other jurisdiction the laws of which may be applicable;

(b)                                 a certificate of cancellation of the Certificate of Formation of the Company and such other instruments or documents as may be deemed necessary or desirable by said attorneys upon the termination of the Company;

(c)                                  any and all amendments or restatements of the documents described in subsections (a) and (b) above, provided such amendments are either required by law, are necessary to correct statements herein or therein, or are consistent with this Agreement (including without limitation any amendments referred to in Sections 4.1 and 4.2); and

(d)                                 any and all such other documents as may be deemed necessary or desirable by said attorney to carry out fully the provisions of this Agreement and as are consistent with the terms hereof.

The foregoing grant of authority: (i) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of each member and (ii) shall survive the delivery of an assignment by a Member of the whole or any portion of his or its Units.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

29

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, and GGPI has executed this Agreement solely for the purpose of binding itself under Section 6 of Schedule B, as of the date and year first above written.

MANAGING MEMBER:

GGP LIMITED PARTNERSHIP, a Delaware limited partnership

By: [General Growth Properties, Inc.,] a Delaware corporation, its general partner

By:
Name:
Title:

110 North Wacker Drive
Chicago, Illinois 60606
Attention:

GGPI:

GENERAL GROWTH PROPERTIES, INC., a Delaware corporation

By:
Name:
Title:

110 North Wacker Drive
Chicago, Illinois 60606
Attention:

[Signature Page to Third Amended and Restated Operating Agreement]

SCHEDULE A

TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
GGPLP L.L.C.

Member	Common Units		Preferred Units

GGP Limited Partnership	[	](1)	0

DA Retail Investments, LLC	0		20,000 Series C Preferred Units(2)

Total	[	]

(1)  Represents 100% of all Common Units

(2)  Represents 100% of all Series C Preferred Units

SCHEDULE B
TO THE
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
GGPLP L.L.C.

Designation, Preferences and Rights of Series C Preferred Units

1.                                    Designation and Number; Etc.  The Series C Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Agreement to the extent applicable).  The authorized number of Series C Preferred Units shall be 20,000.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule B and any other provision of the Agreement, the provisions of this Schedule B shall control.  Series C Preferred Units shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

2.                                    Rank of the Series C Preferred Units.  The Series C Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank as follows:

(a)                                  senior to all classes or series of Common Units and all series of Preferred Units that are not referred to in Section 2(b) or (c) of this Schedule B (the Common Units and the Preferred Units ranking junior to the Series C Preferred Units with respect to distribution rights and rights upon liquidation, dissolution and winding up, collectively, “Series C Junior Units”);

(b)                                 on parity with each other series of Preferred Units that is hereafter created and that provides by its express terms that it ranks on parity with the Series C Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding-up of the Company (the “Series C Parity Units”); and

(c)                                  junior to any class or series of Preferred Units that is hereafter established, that provides by its express terms that it ranks senior to the Series C Preferred Units and that is approved in accordance with the provisions of Section 3 of this Schedule B.

3.                                    Voting.  The Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the Series C Preferred Units outstanding at such time, (a) reclassify any Common Units into Preferred Units ranking senior to or on parity with the Series C Preferred Units with respect to the payment of distributions or distribution of assets upon liquidation, dissolution or winding-up of the Company, (b) issue additional Series C Preferred Units or (c) amend, alter or repeal this Section 3 or any other provisions of this Schedule B or the Agreement, whether by merger, consolidation or otherwise (a “Series C Event”), so as to negate the provisions of clause (a) or (b) of this paragraph or materially and adversely affect any special right, preference, privilege or voting power of the holders of the Series C Preferred Units.  Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power and shall not require the vote or consent of the holders of the Series C

B-1

Preferred Units:  (A) the occurrence of any of the Series C Events set forth in clause (c) of this paragraph so long as Series C Preferred Units remain outstanding with the terms thereof materially unchanged (taking into account that, upon the occurrence of such Series C Event, the Company may not be the surviving entity) and the surviving entity is a Qualified Entity, (B) the authorization or creation of, or the increase in the authorized or issued amount of, the Common Units or any other series of Preferred Units, whether ranking senior or junior to or on parity with the Series C Preferred Units (and any amendments to the Agreement to effect such increase, creation or issuance), provided that no such action alters the parity of the Series C Preferred Units with each other series of Preferred Units that is hereafter created and that provides by its express terms that it ranks on parity with the Series C Preferred Units, and (C) the liquidation, dissolution and winding-up of the Company.

For purposes of the provisions of this Section 3, each Series C Preferred Unit shall have one (1) vote.

Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Units shall have been exchanged or redeemed.

Except as provided herein, the holders of Series C Preferred Units shall have no voting or consent rights or other rights to participate in the management of the Company or to receive notices of meetings.

4.                                    Distributions.

(a)                                  Payment of Distributions.  Each holder of Series C Preferred Units will be entitled to receive, when, as and if declared by the Managing Member, out of Net Operating Cash Flow and subject to the right to payment of the holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, cumulative preferential cash distributions per Series C Preferred Unit at the rate per annum of 8.25% of the $250 base liquidation preference thereof (or $5.15625 per quarter) (the “Series C Preferred Unit Distribution”).  Series C Preferred Unit Distributions with respect to any Series C Preferred Units shall be cumulative, shall accrue from the date of the issuance of such Series C Preferred Units and will be payable (i) quarterly when, as and if authorized and declared by the Managing Member, in arrears, on the 15th day of January, April, July and October of each year and (ii) in the event of an exchange or redemption of Series C Preferred Units, on the exchange or redemption date, as applicable (each a “Series C Preferred Unit Distribution Payment Date”), commencing on the first of such payment dates to occur following their original date of issuance.  The amount of distribution per Series C Preferred Unit accruing in each full quarterly distribution period shall be computed by dividing the annual distribution rate by four.  The amount of distributions payable for the initial distribution period or any other period shorter or longer than a full quarterly distribution period on the Series C Preferred Units will be computed on the basis of twelve 30-day months and a 360-day year and the actual number of days elapsed in such a thirty (30) day month.  If any Series C Preferred Unit Distribution Payment Date is not a Business Day, then payment of the Series C Preferred Unit Distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of

B-2

such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any deduction), in each case with the same force and effect as if made on such date.  Series C Preferred Unit Distributions will be made to the holders of Series C Preferred Units of record on the relevant record dates, which will be fifteen (15) days prior to the relevant Series C Preferred Unit Distribution Payment Date.

(b)                                 Distributions Cumulative.  Notwithstanding the foregoing, Series C Preferred Unit Distributions will accrue whether or not the terms and provisions of the Agreement or any other agreement of the Company at any time prohibit the current payment of distributions, whether or not the Company has revenues, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.  Accrued but unpaid Series C Preferred Unit Distributions will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.  Any accrued but unpaid Series C Preferred Unit Distributions that are not paid on or prior to the date that they first become payable are hereinafter referred to as “Series C Accumulated Preferred Unit Distributions.”  No interest or sum of money in. lieu of interest will be payable in respect of any Series C Accumulated Preferred Unit Distributions.  Series C Accumulated Preferred Unit Distributions may be declared and paid at any time, without reference to any regular Series C Preferred Unit Distribution Payment Date.

(c)                                  Priority as to Distributions.

(i)                                     So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Series C Parity Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Parity Units, unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full (or have been declared and a sum sufficient for such payment has been set aside therefor) or when Series C Accumulated Preferred Unit Distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Units and all distributions declared upon any other series or class or classes of Series C Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series C Preferred Units and such Series C Parity Units.

(ii)                                  So long as any Series C Preferred Units are outstanding, no distribution of cash or other property (other than distributions paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Series C Junior Units nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Junior Units (other than consideration paid solely in Series C Junior Units or options, warrants or other rights to subscribe for or purchase Series C Junior Units) unless, in each case, all Series C Accumulated Preferred Unit Distributions have been paid in full or have been declared and a sum sufficient for payment thereof has been set aside therefor.

B-3

(iii)                               So long as there are Series C Accumulated Preferred Unit Distributions (and a sum sufficient for full payment of Series C Accumulated Preferred Unit Distributions is not so set apart), all future Series C Preferred Unit Distributions shall be authorized and declared so that the amount of Series C Preferred Unit Distributions per Series C Preferred Unit shall in all cases bear to each other the same ratio that Series C Accumulated Preferred Unit Distributions per Series C Preferred Unit bear to each other.

(iv)                              Notwithstanding anything to the contrary set forth herein, distributions on Units held by the Managing Member ranking junior to or on parity with the Series C Preferred Units may be made, without preserving the priority of distributions described in Sections 4(c)(i) and (ii) of this Schedule B, but only to the extent such distributions are required to preserve the REIT status of GGPI and the REIT Subsidiaries.

(d)                                 No Further Rights.  Except as provided in Section 5 hereof, holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the Series C Preferred Unit Distributions (and any Series C Accumulated Preferred Unit Distributions) described herein.

5.                                    Liquidation Preference.

(a)                                  Payment to Holders of Series C Preferred Units.  In the event of any liquidation., dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the right to payment of holders of Preferred Units ranking senior to or on parity with the Series C Preferred Units, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Series C Junior Units, each holder of the Series C Preferred Units shall be entitled to receive an amount equal to such holder’s Capital Account in respect of its Series C Preferred Units, but the holders of Series C Preferred Units shall not be entitled to any further payment in respect of their Series C Preferred Units.  If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable to the holders of Series C Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Series C Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Units and the holders of any such other Series C Parity Units ratably in accordance with the respective amounts that would be payable on such Series C Preferred Units and any such other Series C Parity Units if all amounts payable thereon were paid in full.  For the purposes of this Section 5, none of a consolidation or merger of the Company with or into one or more entities, a merger of an entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)                                 Payments to Holders of Series C Junior Units.  Subject to the rights of the holders of Series C Parity Units, after payment shall have been made in full to the holders of the Series C Preferred Units as provided in this Section 5, any series or class or classes of Series C Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Units shall not be entitled to share therein.

B-4

6.                                    Exchange Rights.

(a)                                  Right to Exchange.

(i)                                     Subject to the other terms and conditions of this Section 6, Series C Preferred Units will be exchangeable in whole but not in part with GGPI at any time on or after June 1, 2012, at the option of the holders of at least fifty-one percent (51%) of all outstanding Series C Preferred Units, for authorized but previously unissued Common Shares (and in the event such option is exercised, such exercise and the Series C Exchange Notice (as defined below) given in connection therewith shall be deemed to apply to all issued and outstanding Series C Preferred Units and the holders thereof).  Each holder of Series C Preferred Units will be entitled to receive for each Series C Preferred Unit held by it a number of Common Shares equal to the quotient of the Capital Account relating to such Series C Preferred Unit (adjusted and booked up or down to reflect fair market value of Company assets through the exchange closing date) (the amount of such Capital Account, the “Series C Exchange Price”) divided by the Current Per Share Market Price as of the Trading Day immediately preceding the exchange closing date.  This exchange right is only exercisable if, at the time of exercise, the fair market value of the Company’s assets exceeds the Company’s liabilities (and any preferred security claims senior to the Series C Preferred Units) by an amount at least equal to twice the sum of (1) the aggregate Capital Accounts of all holders of Series C Preferred Units plus (2) the aggregate Capital Accounts of all holders of Series C Parity Units.

(ii)                                  Notwithstanding anything to the contrary set forth in Section 6(a)(i) of this Schedule B, if a Series C Exchange Notice has been delivered to the Managing Member and GGPI, then the Managing Member or GGPI may at its option, within ten (10) Business Days after receipt of the Series C Exchange Notice, elect to purchase or cause the Company to redeem all or a portion of the outstanding Series C Preferred Units for cash at the Series C Exchange Price per Series C Preferred Unit.  If such election by GGPI is made with respect to fewer than all of the outstanding Series C Preferred Units, the number of Series C Preferred Units held by each holder of Series C Preferred Units to be redeemed or purchased shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units that the total number of Series C Preferred Units held by such holder of Series C Preferred Units represents) of the aggregate number of Series C Preferred Units being redeemed or purchased.  An election by the Managing Member or GGPI under this Section shall be effected by delivering notice thereof to the holders identified in the Series C Exchange Notice.

(iii)                               If an exchange of all Series C Preferred Units pursuant to Section 6(a)(i) of this Schedule B would violate the provisions on ownership limitation of GGPI set forth in its Charter and such ownership limitation is not waived by GGPI, each holder of Series C Preferred Units shall be entitled to exchange the maximum number of Series C Preferred Units which would comply with the provisions on the ownership limitation of GGPI, and any Series C Preferred Units not so exchanged shall be purchased by GGPI

B-5

or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

(iv)                              If an exchange of all Series C Preferred Units pursuant to Section 6(a)(i) of this Schedule B is prohibited by virtue of the holder of the Series C Preferred Units being unable to make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws pursuant to Section 6(b)(i) below, any Series C Preferred Units not so exchanged shall be purchased by GGPI or redeemed by the Company for cash in an amount determined in the manner set forth in subsection (ii) of this Section 6(a).

(b)                                 Procedure for Exchange and/or Redemption of Series C Preferred Units.

(i)                                     The exchange right only may be exercised pursuant to a written notice of exchange (the “Series C Exchange Notice”) delivered to the Managing Member and GGPI by holders of Series C Preferred Units owning at least fifty-one percent (51%) of the outstanding Series C Preferred Units by fax and certified mail postage prepaid.  The closing of the exchange, purchase and/or redemption pursuant to this Section 6 shall occur within fifteen (15) Business Days following the giving of the Series C Exchange Notice.  At the closing, the exchanging holder(s) shall deliver such instruments of transfer and other documents as GGPI or the Managing Member may reasonably request, and GGPI and/or the Company shall deliver to the exchanging holder(s) certificates representing the Common Shares and/or the cash redemption and/or purchase price.  Notwithstanding anything to the contrary contained herein, any and all Series C Preferred Units to be exchanged for Common Shares pursuant to this Section shall be so exchanged in a single transaction at one time.  As a condition to the exercise of the rights contained in this Section 6, each holder of Series C Preferred Units shall make such customary representations and warranties as may be reasonably necessary for the Managing Member or GGPI to establish that the issuance of Common Shares pursuant to the exchange shall not be required to be registered under the Securities Act or any applicable state securities laws, including without limitation representations and warranties that such holder is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act and that such holder is acquiring such Common Shares for investment, solely for its own account and not with a view to or for the resale or distribution thereof (other than pursuant to the Registration Statement, as defined below); provided, however, that in the event a holder is unable to make such representations, the condition shall be deemed satisfied with respect to such holder by virtue of Section 6(a)(iv).  Any Common Shares issued pursuant to this Section to a holder of Series C Preferred Units shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Charter or the by-laws of GGPI, the Securities Act or relevant state securities or blue sky laws or created by, through or under such holder, and any Series C Preferred Units as to which the exchange right has been exercised shall be free of any pledge, lien, encumbrance or restriction other than those provided in the Agreement, the Securities Act and relevant state securities or blue sky laws (and the

B-6

parties shall make representations and warranties to the other to such effect).  Subject to the provisions of Section 6(c) of this Schedule B, the certificates representing the Common Shares issued upon exchange of the Series C Preferred Units shall, in addition to any legend required by the Charter, contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(ii)                                  In the event of an exchange of Series C Preferred Units, an amount equal to the Series C Accumulated Preferred Unit Distributions to the date of exchange on any Series C Preferred Units tendered for exchange shall continue to accrue on such Series C Preferred Units, which remain outstanding following such exchange, with the Managing Member as the holder of such Series C Preferred Units (GGPI having contributed the Series C Preferred Units to the Managing Member).  Fractional Common Shares are not to be issued upon exchange but, in lieu thereof, the Managing Member will pay a cash adjustment based upon the Current Per Share Market Price as of the exchange closing date.

(iii)                               During the thirty day period ending on the closing of any exchange, purchase and/or redemption pursuant to this Section 6, the holders of Series C Preferred Units shall not, directly or indirectly, buy or sell (including without limitation short-sell) any Common Shares, whether in the open market or in a negotiated transaction.

(c)                                  Registration of Common Shares.

(i)                                     As soon as practicable following the issuance of Common Shares pursuant to this Section 6 (but, subject to the provisions of the last sentence of Section 6(c)(ii) of this Schedule B, in no event more than 90 days following such issuance), GGPI shall file a Registration Statement on Form S-3 or other appropriate registration form (the “Registration Statement”) with the SEC covering the resale by the initial holders of such Common Shares (the “Initial Holders”) and shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter.  Following the effective date of the Registration Statement and until the Common Shares covered by the Registration Statement have been sold or are eligible for resale under Rule 144(k) promulgated under the Securities Act, GGPI shall keep the Registration Statement current, effective and available for the resale by the Initial Holders of the Common

B-7

Shares delivered to them pursuant to this Section 6.  GGPI shall bear all expenses relating to filing such Registration Statement and keeping such Registration Statement current, effective and available; provided, however, that GGPI shall not be responsible for any brokerage fees or underwriting commissions due and payable by any holder of such Common Shares.

(ii)                                During the time period when the Registration Statement is required to be current, effective and available under Section 6(c)(i) of this Schedule B, GGPI also shall:

(1)                                  prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus constituting a part thereof, as amended or supplemented (the “Prospectus”), as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale of the Common Shares covered by such Registration Statement whenever any Initial Holder shall desire to sell or otherwise dispose of the same but in no event beyond the period in which the Registration Statement is required to be kept in effect under Section 6(c)(i) of this Schedule B;

(2)                                  furnish to each Initial Holder, without charge, such number of authorized copies of the Prospectus, and any amendments or supplements to the Prospectus, in conformity with the requirements of the Securities Act, and such other documents as any Initial Holder may reasonably request in order to facilitate the public sale or other disposition of the Common Shares owned by the Initial Holders.

(3)                                  register or qualify the securities covered by the Registration Statement under state securities or blue sky laws of such jurisdictions as are reasonably required to effect a sale thereof and do any and all other acts and things which may be necessary or appropriate under such state securities or blue sky laws to enable the Initial Holders to consummate the public sale or other disposition in such jurisdictions of such securities;

(4)                                  before filing any amendments or supplements to the Registration Statement or the Prospectus, furnish copies of all such documents proposed to be filed to the Initial Holders who shall be afforded a reasonable opportunity to review and comment thereon; provided, however, that all such documents shall be subject to the approval of the Initial Holders insofar as they relate to information concerning the Initial Holders (including, without limitation, the proposed method of distribution of any Initial Holder’s securities);

(5)                                  notify the Initial Holders promptly (A) when any such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (B) of any request by the SEC or any state securities authority for amendments and supplements to such Registration Statement and the Prospectus or for additional information, (C) of the issuance by the SEC or any state securities authority of any stop order suspending the

B-8

effectiveness of any such Registration Statement or the initiation of any proceedings for the purpose, (D) it between the effective date of any such Registration Statement and the sale of the Common Shares to which it relates, GGPI receives any notification with respect to the suspension of the qualification of the Common Shares or initiation of any proceeding for such purpose, and (E) of the happening of any event during the period such Registration Statement is effective which in the judgment of GGPI makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or which requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading;

(6)                                  use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest practicable time;

(7)                                  cooperate with each Initial Holder to facilitate the timely preparation and delivery of certificates representing Common Shares being sold, which certificates shall not bear any restrictive legends, provided the Common Shares evidenced thereby have been sold in a manner permitted by the Prospectus; and

(8)                                  upon the occurrence of any event contemplated by Section 6(c)(ii)(5)(E) hereof, promptly prepare and file a supplement or post-effective amendment to the Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Common Shares, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary contained herein, the obligation to prepare and file the Registration Statement or any supplement or post-effective amendment thereto and any other obligations of GGPI hereunder shall be suspended if GGPI, relying upon advice of counsel, determines that disclosure of any information required to be included therein would be adverse to its interests, but such suspension shall not extend beyond 120 days with respect to any such specified event.

(iii)                               GGPI hereby agrees to indemnify and hold harmless each Initial Holder and each person, if any, who controls such Initial Holder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) (“Claims”) to which such Initial Holder or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to Make the statements therein not misleading, and shall reimburse such Initial Holder and each such

B-9

controlling person for any legal or other expenses reasonably incurred by such Initial Holder in connection with investigating or defending any such loss as such expenses are incurred; provided, however, that GGPI shall not be liable insofar as any such losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to GGPI by any Initial Holder expressly for use therein.  Each Initial Holder agrees to indemnify and hold harmless GGPI and each person, if any, who controls GGPI (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Claims to which GGPI or such controlling person may become subject, under the Securities Act or otherwise, caused by any untrue statement or omission or alleged untrue statement or omission based upon such information furnished in writing to GGPI by such Initial Holder.

(iv)                              Each Initial Holder agrees that, upon receipt of any notice from GGPI of the happening of any event of the kind described in Section 6(c)(ii)(5)(E), such Initial Holder will forthwith discontinue disposition of securities pursuant to the Registration Statement until such Initial Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(ii)(8).

(d)                                 No Other Exchange Rights.  The Series C Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities. of GGPI, the Managing Member, the Company or any other Person at the option of any holder of Series C Preferred Units except as expressly provided in this Section 6 or in that certain Debt Maintenance Agreement by and between the Company and DAI of even date herewith.

7.                                    Transfers.  Notwithstanding anything to the contrary contained in the Agreement, DAI, and any Permitted DAI Transferee (hereinafter defined) pursuant to this Section 7, may sell, assign or otherwise transfer all but not part of its Series C Preferred Units to a single Permitted DAI Transferee, without the consent of the Managing Member; provided, however, that (i) no such sale, conveyance or other transfer may be made unless the requirements of Section 8.3 of the Agreement (other than Section 8.3(b) thereof) and the second and fourth sentences of Section 8.2 of the Agreement are satisfied with respect to such sale, conveyance or other transfer, (ii) such Series C Preferred Units are held by one person for purposes of Treasury Regulation § 1.7704-1(h)(1)(ii), taking into account the “look-through” rules of Treas. Reg. § 1.7704-1(h)(3), (iii) the transferor and transferee provide the Company with representations and covenants reasonably satisfactory to the Company to assure the Company that the requirements described in (ii) above will be satisfied immediately after the transfer and at all times thereafter and (iv) the organizational documents of the proposed transferee prohibit the issuance or the transfer of any membership or other equity interests in such transferee if such transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg. § 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg. § 1.7704-1(h)(3).  For this purpose, a “Permitted DAI Transferee” shall mean a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of DAI or a transferee pursuant to this Section 7 that is any Person or Entity that is an Affiliate of a Permitted DAI Transferee who was the transferee of Series C Preferred Units pursuant to this Section 7 by virtue of having itself constituted an Affiliate of DAI.  In addition, DAI and each Permitted DAI Transferee respectively covenants on

B-10

behalf of themselves and their respective direct or indirect equity owners that no issuances of membership or equity interests or transfers of membership or equity interests in DAI or any DAI Permitted Transferee or any Person owning a direct or indirect equity interest in either shall be made or effective if the Series C Preferred Units held by DAI or the DAI Permitted Transferee would thereafter be treated as owned by more than 14 persons under Treas. Reg. § 1.7704-1(h)(1), taking into account the look through rules of Treas. Reg. § 1.7704-1(h)(3).

B-11

EXHIBIT A

TO THE

THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF

GGPLP L.L.C.

Allocations

1.                                     Allocation of Net Income and Net Loss.

(a)                                Net Income.  Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

(1)                                  First, to each Member holding Common Units in proportion to, and to the extent of, the excess of (i) the cumulative amount of Net Loss allocated with respect to such Common Units pursuant to paragraph (b)(5) below for all prior periods over (ii) the cumulative amount of Net Income allocated with respect to such Common Units pursuant to this paragraph (a)(1) for all prior periods;

(2)                                  Second, to each Member holding Preferred Units until the cumulative Net Income allocated with respect to each Preferred Unit pursuant to this paragraph (a)(2) for such period and all prior periods equals the cumulative Net Loss allocated with respect to each such Preferred Unit pursuant to paragraph (b)(4) below for all prior periods (such allocation to be among the Members holding Preferred Units in the reverse order that such Net Loss was allocated to them);

(3)                                  Third, to each Member holding Preferred Units in proportion to, and to the extent of, the excess of (i) the cumulative amount of accrued distributions with respect to such Preferred Units for such period and all prior periods (whether or not declared or paid) over (ii) the cumulative amount of Net Income allocated with respect to such Preferred Units pursuant to this paragraph (a)(3) for all prior periods (net of the cumulative Net Loss, if any, allocated with respect to such Preferred Units pursuant to paragraph (b)(3) hereof for all prior periods);

(4)                                  Fourth, to each Member holding Common Units until the cumulative Net Income allocated with respect to each Common Unit pursuant to this paragraph (a)(4) for such period and all prior periods equals the cumulative Net Loss allocated with respect to each such Common Unit pursuant to paragraph (b)(2) below for all prior, periods (such allocation to be among the Members holding Common Units in the reverse order that such Net Loss was allocated to them); and

(5)                                  Thereafter, the balance of the Net Income, if any, shall be allocated among the Members holding Common Units in proportion to the number of Common Units held by them.

(b)                               Net Loss.  Except as otherwise provided herein, Net Loss of the Company for each fiscal year or other applicable period shall be allocated as follows:

(1)                                  First, to the Members holding Common Units, until the cumulative amount of Net Loss allocated with respect to each Common Unit under this paragraph (b)(1) for such period and all prior periods equals the cumulative amount of Net Income allocated to such Common Unit pursuant to paragraph (a)(5) for all prior periods;

(2)                                  Second, to the holders of Common Units in proportion to the number of Common Units held by them (provided, however, that to the extent any Net Loss allocated to a Member holding Common Units under this paragraph (b)(2) would cause such Member (hereinafter, a “Restricted Member”) to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Member but shall instead, to the extent possible, be allocated to the other Member(s) holding Common Units (hereinafter, the “Permitted Members”) pro rata in accordance with the Common Units held by all Permitted Members (for this purpose, a Member’s Adjusted Capital Account Deficit shall be determined by considering only those adjustments to such Member’s capital account (including any adjustments for capital contributed) that were made in respect of the Member’s Common Units));

(3)                                  Third, to the Members holding Preferred Units in proportion to, and to the extent of, the excess of (i) the cumulative Net Income allocated with respect to each Preferred Unit pursuant to paragraph (a)(3) hereof for all prior periods over (ii) the cumulative distributions made with respect to each such Preferred Unit pursuant to Section 5.2(b) of the Agreement for the current and all prior periods;

(4)                                  Fourth, to the Members holding Preferred Units in proportion to the number of Preferred Units held by them (provided, however, that to the extent any Net Loss allocated to a Member holding Preferred Units under this paragraph (b)(2) would cause such Member (hereinafter, a “Restricted Preferred Member”) to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Preferred Member but shall instead, to the extent possible, be allocated to the other Member(s) holding Preferred Units (hereinafter, the “Permitted Preferred Members”) pro rata in accordance with the Preferred Units held by all Permitted Preferred Members (for this purpose, a Member’s Adjusted Capital Account Deficit shall be determined by considering only those adjustments to such Member’s capital account (including any adjustments for capital contributed) that were made in respect of the Member’s Preferred Units)); and

(5)                                  Fifth, to the holders of Common Units in proportion to the number of Common Units held by them.

2.                                     Special Allocations.

Notwithstanding any provisions of paragraph 1 of this Exhibit A, the following special allocations shall be made in the following order:

(a)                                  Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net decrease in Partnership Minimum Gain for any Company fiscal year (except as a result of conversion or

A-2

refinancing of Company indebtedness, certain capital contributions or revaluation of the Company property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f).  This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(b)                                 Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property as further outlined in Regulation Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(c)                                  Qualified Income Offset.  In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated among the Members holding Common Units in proportion to the number of Common Units held.

(e)                                  Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) to which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1)).

(f)                                    Curative Allocations.  The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the cumulative net amount of allocations of Company items under paragraphs 1 and 2 of this Exhibit A shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.  This paragraph (f) is intended to

A-3

minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.  For purposes hereof, “Regulatory Allocations” shall mean the allocations provided for by subsections (a) through (e) of this Section 2.

3.                                     Tax Allocations.

(a)                                  Generally.  Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Members on the same basis as their respective book items.

(b)                                 Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Members who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Members are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)                                  Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule.  Notwithstanding paragraph (b) hereof, Tax Items with respect to Company property that is subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with said Code Section and/or Regulation Section 1,704-3, as the case may be.  The allocation of Tax Items shall be in accordance with the “traditional method” set forth in Regulation Section 1.704-3(b)(1), unless otherwise determined by the Managing Member, and shall be subject to the ceiling rule stated in Regulation Section 1.704-3(b)(1).  The Managing Member is authorized to specially allocate Tax Items (other than the Section 704(c) Tax Items) to cure for the effect of the ceiling rule.

A-4

Exhibit 11

Draft - 09/30/10

[AMENDED AND RESTATED]
BYLAWS

OF

As Adopted on

ARTICLE I

OFFICES

Section 1.  Registered Office.  The Corporation shall have and maintain a registered office in the State of Delaware and a registered agent having a business office identical with such registered office.

Section 2.  Other Offices.  The Corporation may also have such other office or offices in the State of Delaware or elsewhere as the Board of Directors may determine from time to time or as the business of the Corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1.  Annual Meeting.  The annual meeting of stockholders shall be held on the second Monday in July or, if it is a legal holiday, then on the next business day following, at 10:00 a.m.  Such meeting may be held within or without the State of Delaware as determined by the Board of Directors.  The Board of Directors may, in its sole discretion, determine that stockholders and proxy holders may be deemed present and may participate and vote at a meeting of stockholders by means of remote communication or determine that the meeting may be held solely by means of remote communication, provided in each case that the requirements of Section 211(a)(2) of the Delaware General Corporation Law (the “Delaware Law”) are met.  At such meeting the stockholders shall elect, by a plurality vote, a Board of Directors, and transact such other business as may properly be brought before the meeting.  If the election of directors shall not be held on the day designated herein for an annual meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a meeting of the stockholders as soon thereafter as may be convenient.

Section 2. Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the Delaware Law or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.  Such special meeting may be held within or without the State of Delaware as determined by the Board of Directors.  The Board of Directors may, in its sole discretion, determine that the stockholders and proxy holders may be deemed present and may participate and vote at a special meeting of the stockholders by means of remote communication or determine that the meeting be held solely be means of remote communication, provided in each case that the requirements of Section 211(a)(2) of the Delaware Law are met.

Section 3.  Notice.   Subject to Article IX of these Bylaws, written notice of the annual or any special meeting of the stockholders shall be given to each stockholder entitled to vote thereat, not less than 10 nor more than 60 days before the date of meeting, except as otherwise provided herein or as required from time to time by the Delaware Law or the Certificate of Incorporation, unless such notice is waived in writing by each stockholder entitled thereto.  In the case of a special meeting, the purpose or purposes for which the meeting is called must be stated in the notice.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and participate and vote at such adjourned meeting, shall be given in conformity herewith.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.  Stockholder List.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, in the manner provided by the Delaware Law.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof as provided by the Delaware Law, and may be inspected by any stockholder who is present.

Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

2

Section 5.  Quorum.  The holders of 50% of the capital stock issued and outstanding and entitled to vote at the annual or any special meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting of the stockholders for the transaction of business except as otherwise provided by the Delaware Law or the Certificate of Incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be presented or represented, at which time any business may be transacted which might have been transacted at the meeting as originally notified.  When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by express provision of the Delaware Law or the Certificate of Incorporation, in which case such express provision shall govern and control the decision of such question.

Section 6.  Voting.  Unless otherwise provided for by the Certificate of Incorporation, each Stockholder shall at every meeting of the Stockholders be entitled to one vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by the Delaware Law or the Certificate of Incorporation filed in accordance with the procedure established for the meeting.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may and, to the extent required by the Delaware Law or the Certificate of Incorporation, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof.  The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by the Delaware Law or the Certificate of Incorporation, shall, appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  Every vote taken by ballot shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Section 7.  Written Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such

3

action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed, dated and delivered for the purposes of this Section provided that it meets the requirements of the Delaware Law.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original consent could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1.  Number.  The minimum number of directors which shall constitute the entire Board of Directors shall be one.  The number of directors to constitute the Board of Directors shall be fixed from time to time by resolution of the Board of Directors.  The directors shall be elected at the annual or special meeting of the stockholders (except as otherwise provided in Section 2 of this Article III), and each director elected shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.  Directors need not be stockholders.

Section 2.  Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual election and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.  Any such vacancy or newly created directorship may also be filled at any time by a vote of the stockholders.

Section 3.  Duties of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by

4

statute, the Delaware Law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders.

Section 4.  Annual Meetings.  An annual meeting of the Board of Directors shall be held (either within or without the State of Delaware) immediately following the annual meeting of the stockholders.  In the event such meeting is not held immediately following the annual meeting of the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 5.  Regular Meetings.  Other regular meetings of the Board of Directors may be held (either within or without the State of Delaware) without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 6.  Special Meetings.  Special meetings of the Board of Directors shall be held (either within or without the State of Delaware) whenever called by the President and shall be called by the President or Secretary on the written request of one-third of the directors.  Notice of a special meeting shall be given to each director, in person or by mail, courier, telegram, facsimile (if receipt is confirmed electronically), or other electronic transmission of the same at his or her last known address not less than three days prior to the date designated therein for such meeting.  Said notice shall specify the time and place of such meeting.

Section 7.  Quorum.  At all meetings of the board, a majority of the total number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Delaware Law or the Certificate of Incorporation or these Bylaws.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present.

Section 8.  Voting.  At all meetings of the Board of Directors, each director is to have one vote.

Section 9.  Participation in Meetings by Conference Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in and act at any meeting of such Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 10.  Unanimous Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of

5

the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11.  Committees of Directors.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which committee, to the extent provided in the resolution and not otherwise restricted by statute, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, including the power and authority to declare dividends, and may authorize the seal of the Corporation, if any, to be affixed to all papers which may require it.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors as required by the Board of Directors. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 12.  Compensation of Directors.  Unless otherwise restricted by the Delaware Law, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, for attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

OFFICERS

Section 1.  Number.  The officers of the Corporation shall be elected by the Board of Directors and shall include a Chief Executive Officer, a President, a Vice Chairman, a Secretary and a Treasurer.  The Board of Directors also may elect one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine.  The Board of Directors may elect such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.  Any number of offices may be held by the same person.  No officer need be a director of the Corporation.

Section 2.  Election.  The Board of Directors shall elect officers annually at its first meeting following the annual meeting of stockholders.  New offices may be created and filled and any vacancy occurring in any office may be filled at any meeting of the Board of Directors.

6

Section 3.  Compensation.  The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

Section 4.  Term.  Each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Any officer elected by the Board of Directors may be removed for or without cause at any time by the Board of Directors.

Section 5.  Duties of Officers.  The duties and powers of the officers shall be as follows:

Chief Executive Officer

The Chief Executive Officer, when elected, shall be responsible for formulating general policies and programs for the Corporation for submission to the Board of Directors and for carrying out the programs and policies approved by the Board of Directors.

President

The President shall be the Chief Operating Officer of the Corporation and shall be responsible for the administration and operation of the business and affairs of the Corporation.  The President shall cause to be called regular and special meetings of the stockholders and Board of Directors in accordance with these Bylaws and he or she shall preside at all such meetings.  He or she shall have the power to sign and deliver on behalf of the Corporation all documents and agreements.  The President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise all the powers of the Chief Executive Officer, and shall be subject to all the restrictions upon the Chief Executive Officer.

Vice Chairman

The Vice Chairman shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

Vice President

The Vice President (including without limitation Executive Vice Presidents and Senior Vice Presidents) shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, the President, or such other designated officer may from time to time prescribe.

7

Secretary

The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Assistant Secretary

The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe.

Treasurer

The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements and reports of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Treasurer shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.  The Chief Executive may direct any Assistant Treasurer or any other officer to assume and perform the duties of the Treasurer in the absence of the Treasurer or because of the inability to act of the Treasurer.

Assistant Treasurer

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there shall be no such determination, then in the order of their election), shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe.

Section 6.  Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the President or any other officer of the Corporation authorized by the President shall have the power to vote and otherwise to act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

8

ARTICLE V

STOCK CERTIFICATES

Section 1.  Description.  Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the President or a Vice President, and countersigned by the Treasurer or Assistant Treasurer, Secretary or Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation, and sealed with the seal of the Corporation, if any.  If the Corporation shall be authorized to issue more than one class of stock, or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class of stock; provided, however, that except as otherwise provided in Section 202 of the Delaware Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2.  Facsimile of Signature.  The signature of any officer on a stock certificate may be by facsimile.  In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates, shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates are issued, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 3.  Transfer of Stock.  The stock of the Corporation, irrespective of class, shall be assignable and transferable on the books of the Corporation only by the person in whose name it appears on said books, or his or her legal representatives.  In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the Secretary.  In all cases of transfer, the former certificate must be surrendered up and cancelled before a new certificate is issued; however, in the event of loss, theft, mutilation or destruction of a certificate, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, subject, however, to any restrictions or limitations on the transfer thereof which may be set forth in the Certificate of Incorporation or referred to on the certificate so

9

surrendered or which may be imposed by law or by any agreement to which the holder of such shares is subject.

Section 4.  Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote or take other action as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 5.  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, (except as otherwise provided herein) the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, including by telegram, cablegram or other electronic transmission as permitted by the Delaware Law, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted.  If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware Law, the record date shall be the first date upon which a written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 7 hereof.  If no record date has been fixed by the Board of Directors and prior

10

action by the Board of Directors is required by the Delaware Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VI

GENERAL PROVISIONS

Section 1.  Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting thereof, pursuant to the Delaware Law or the Certificate of Incorporation.  Dividends may be paid in cash, property or shares of capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, of committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 2.  Statements and Reports.  The Board of Directors shall present at each annual meeting of stockholders, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

Section 3.  Checks and Notes.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time determine.

11

ARTICLE VII

FISCAL YEAR

The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise determined by the Board of Directors.

ARTICLE VIII

AMENDMENTS

These Bylaws may be altered, amended or repealed, or new by-laws may be adopted by the stockholders or the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new by-laws is contained in the notice of such special meeting.  If the power to adopt, amend or repeal by-laws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

ARTICLE IX

NOTICES

Section 1. Manner of Notice.  Whenever notice is required to be given to any director or stockholder under the provisions of any statute, the Certificate of Incorporation or these Bylaws, it shall not be construed to require personal notice, but may be given, by first class United States mail, postage prepaid, or by prepaid telegram, telex or cable, addressed to such director or stockholder at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or, in the case of telegrams, telex or cable, when transmitted. In addition, without limiting the manner by which the notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware Law.

Section 2.  Waiver of Notice.  Whenever notice is required to be given under the provisions of any statute, the Certificate of Incorporation or these Bylaws, a waiver of said notice in writing, or a waiver of said notice by electronic transmission, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be

12

specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE X

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation shall indemnify all officers and directors of the Corporation, and shall advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the Delaware Law.

13

CERTIFICATE OF INCORPORATION

OF

This Certificate of Incorporation of                                (the “Corporation”) is being executed by the undersigned for the purpose of forming a corporation pursuant to the Delaware General Corporation Law.

ARTICLE I

The name of the corporation is                                             , Inc.

ARTICLE II

The Registered Office of the Corporation is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (as amended, the “Delaware Law”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, no par value per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors and/or the stockholders of the Corporation are expressly empowered to make, alter, amend or repeal the Bylaws of the Corporation in the manner determined by the terms of the Bylaws of the Corporation then in existence.

In the event of any conflict between this Certificate of Incorporation and the Bylaws of the Corporation, this Certificate of Incorporation shall control.

ARTICLE VI

The name and the mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

110 N. Wacker Drive
Chicago, Illinois 60606

ARTICLE VII

The Corporation shall have perpetual existence.

ARTICLE VIII

The Corporation shall indemnify all officers and directors of the Corporation, and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the Delaware Law.

ARTICLE IV

To the fullest extent permitted by the Delaware Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be duly executed as of the          day of                         ,             .

, Sole Incorporator

2

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

FIRST:  The name of the limited partnership is

                                 .

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, zip code 19808.  The name of the Registered Agent at such address is Corporation Service Company.

THIRD:  The name and mailing address of each general partner is as follows:

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of              day of                                     ,           .

[Insert General Partner Name and Signature Block]

By:
Authorized Person

CERTIFICATE OF FORMATION

OF

                                              , LLC

This Certificate of Formation of                                       , LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                       The name of the Company is:

                                                         , LLC

2.             The address of the registered office of the Company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at that address is Corporation Service Company.

3.             This Certificate of Formation shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the            day of                             ,           .

authorized to sign this
Certificate of Formation on behalf of the Company.

OPERATING AGREEMENT
OF

OPERATING AGREEMENT of                                           , LLC, a Delaware limited liability company (the “Company”) dated as of                         , among                                     , a                            (“              ”) and any other Persons who may be admitted to the Company as Members (each capitalized term as defined herein).

R E C I T A L S

WHEREAS,                            has formed the Company under the Limited Liability Company Act of the State, as amended from time to time (the “Act”), and desires to set forth herein certain understandings regarding the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

ARTICLE I

Definitions

The following are definitions of certain terms capitalized and used throughout this Operating Agreement:

“Act” shall have the meaning set forth in the recitals.

“Affiliate” shall mean, as to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Member (or such other Person).

“Agreement” shall mean this Operating Agreement as originally executed and as amended in writing from time to time.  This Agreement shall constitute the limited liability company agreement of the Company, within the meaning of the Act.

“Capital Contribution” shall mean, as to any Member, the amount of cash or property contributed to the capital of the Company by such Member.

“Certificate” shall mean the certificate of formation of the Company, as the same is amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or the corresponding provisions of succeeding law).

“Committee” shall mean the Company’s management committee described in Section 5.1.

“Company” shall have the meaning set forth in the recitals.

“Entity” shall mean any partnership, corporation, trust, limited liability company, business association, court, governmental agency or other entity.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, unless the Committee designates an alternative period as the Company’s fiscal year pursuant to Section 9.1.

“Managers” shall mean the Persons selected to serve on the Committee pursuant to Article V.  Each Manager shall be deemed to be a manager within the meaning of the Act.

“Member” shall mean each of the Persons listed on Schedule A and each Person who may hereafter be admitted as an additional or substituted member of the Company in accordance with this Agreement, each in its capacity as a member of the Company.

“Officers” shall have the meaning set forth in Section 5.2.

“Person” shall mean any individual or Entity.

“State” shall mean the State of Delaware.

“Transfer” shall mean any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation, whether voluntary or involuntary or by operation of law.

“Unit(s)” shall mean a unit of a Member’s limited liability company interest as a Member of the Company entitling the holder to an equal share, with every other holder of a Unit, in the allocations and distributions of the Company pursuant to Article VIII, and the rights of management, consent, approval or participation, if any, granted to holders of Units as provided in this Agreement.  Such interests shall be deemed “securities” under Article 8 of the Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code as in effect from time to time within the State.

All other capitalized terms not specifically defined in this Agreement shall have the meanings ascribed to them in the Act.

2

ARTICLE II

Organization

2.1           Organization of the Company.  The Company was formed as a limited liability company under the Act by filing the Certificate with the Delaware Secretary of State on                   .  The rights and liabilities of the Members, except as expressly stated herein, shall be as provided in the Act.

                         is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Delaware Secretary of State.  Upon the filing of the Certificate on                              with the Delaware Secretary of State, [her/his] powers as an “authorized person” ceased, and the Member thereupon became a designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member, a Manager or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.2           Name.  “                                  ” is the name of the Company.

2.3           Principal Office.  The principal office of the Company shall be located at 110 North Wacker Drive, Chicago, Illinois 60606.  The location of the Company’s office may be changed from time to time by the Committee.

2.4           Registered Agent and Registered Office.  The Company shall at all times maintain a registered agent and a registered office in the State as provided in the Act.  The name and address of the registered office and registered agent of the Company are listed on the Certificate.

2.5           Tax Status of Company.  The parties intend that the Company shall be disregarded for Federal and state income tax purposes.

ARTICLE III

Purposes and Powers

3.1           Purposes.  The purposes of the Company are to, directly or indirectly, acquire, develop, redevelop, hold, operate, manage, finance, sell, dispose of or otherwise deal with real property and engage in any other lawful transaction or conduct any other lawful business for which limited liability companies may be formed under the Act.

3.2           General Powers.  The Company shall have all powers granted to limited liability companies under the Act.

3

ARTICLE IV

Members

4.1           Limited Liability Company Interests.  The names and addresses of the Members and the number of Unit(s) owned by each are set forth on attached Schedule A, which Schedule shall be revised by the Committee from time to time as necessary to reflect the admission of additional or substitute members and the withdrawal of Members in accordance with Article X.

4.2           Meetings.  Meetings of the Members may be called at any time by any Member, the Committee or the President.  The Member calling a meeting shall cause notice of such meeting to be given to the Members.

4.3           Place of Meeting.  Unless otherwise agreed by all Members, the place of meeting shall be the principal office of the Company in the State of Illinois.

4.4           Notice of Meetings.  Notice stating the place, day and hour of any meeting of Members and the purpose(s) of the meeting shall be given to each Member not less than five (5) days before the meeting.  A waiver of notice in writing, signed at any time by a Member entitled to such notice, shall be deemed equivalent to the giving of such notice.

4.5           Closing of Transfer Books or Fixing of Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of the Members or payment of distributions or for any other purpose, the Members may provide that the records relating to Transfers of Units shall be closed for a stated period not to exceed sixty (60) days.  In lieu of closing such Transfer records, the Members or the Committee may fix, in advance, a date as the record date for any such determination of Members, such date in any case to be not more than sixty (60) days prior to the date of such meeting or the payment of such distributions.  If such Transfer records are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or to receive payment of a distribution, the date on which notice of the meeting is mailed or on which the Members adopt a resolution to pay such distribution, as the case may be, shall be the record date for such determination of Members.

4.6           Quorum.  The holders of a majority of the Units, present in person or represented by proxy, shall constitute a quorum of the Members for all purposes except in those instances where a larger number shall be required by law.  If a quorum of Members is not present at any meeting, such meeting may be adjourned by those present to any day, not exceeding thirty (30) days thereafter, and no further call or notice of such adjourned meeting shall be necessary.

4.7           Voting.  Each outstanding Unit shall be entitled to one vote upon each matter submitted to a vote of the Members.  A Member may vote in person or by proxy appointed in writing by such Member or its duly authorized attorney-in-fact.  Such proxy

4

shall be filed with the Company prior to the vote in question.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.  The affirmative vote of the holders of a majority of the Units present in person or represented by proxy at any meeting at which there is a quorum shall be the act of the Members, unless the vote of a greater number or class thereof is required by law or this Agreement.

4.8           Action by Written Consent.  Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voting.

4.9           Telephone Meetings.  Any meeting of the Members may be held, or any Member may participate in any meeting of the Members, by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other.

4.10         Other Activities.  Notwithstanding any provision at law or in equity, a Member may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in other investments or activities of any Member or to the income or proceeds derived therefrom.

ARTICLE V

Management

5.1           The Committee.

(a)           Managers.  Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Managers, who shall exercise their authority as a committee (the “Committee”).  The Committee may exercise all such powers of the Company and do all such lawful acts and things as are not by the Act or by this Agreement directed or required to be exercised or done by the Members.  Without limiting the foregoing, the Committee shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and the appointment of Officers and delegation of duties thereto as herein contemplated.  The Committee shall consist of one or more Managers elected from time to time by the Members in accordance with Article IV.  The Managers shall be elected at a meeting or by written consent of the Members, and each Manager elected shall hold office until his or her successor is elected and qualified, or until his or her resignation or removal.  Managers need not be Members but must be at least 18 years of age.  In furtherance of the foregoing, the sole Member on the date of the Agreement hereby elects each of Robert A. Michaels, Thomas H. Nolan, Jr. and

5

Edmund J. Hoyt as a Manager to serve until his successor is duly elected and qualified or until his earlier resignation or removal.

(b)           Meetings.  The Committee may hold meetings, both regular and special, either within or without the State.  The first meeting of each newly elected Committee shall be held at such time and place as may be fixed by the vote of the Members at the meeting electing the Managers and no notice of such meeting shall be necessary to the newly elected Managers in order legally to constitute the meeting, provided a quorum shall be present.  In the event of the failure of the Members to fix the time or place of such first meeting of the newly elected Committee, or in the event such meeting is not held at the time and place so fixed by the Members, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Committee, or as shall be specified in a written waiver signed by all of the Managers.  Regular meetings of the Committee may be held without notice at such time and at such places as shall from time to time be determined by the Committee.  Special meetings of the Committee may be called by the President upon at least two (2) days notice to each Manager; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two Managers unless the Committee consists of only one Manager, in which case special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of the sole Manager.  The Committee shall cause written minutes to be prepared of all action taken by the Committee at a meeting and shall deliver a copy thereof to each Manager within thirty (30) days thereafter.

(c)           Quorum and Voting.  At all meetings of the Committee, a majority of the Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Committee, except as may be otherwise specifically provided in this Agreement or by the Act.  If a quorum shall not be present at any meeting of the Committee, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(d)           Telephonic Meetings.  Managers may participate in a meeting of the Committee by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

(e)           Decision of Managers by Written Consent.  Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Committee.

6

(f)            Notice.  Notice of Committee meetings shall be in writing and may be given personally (including delivery by messenger or courier service), by mail, by telegram or by facsimile, and shall be deemed given when received, except that notice sent by mail shall be deemed to be given two (2) days after deposited in the United States mail.  Whenever any notice is required to be given under the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

(g)           Delegation of Powers.  The Committee may delegate its powers, but not its responsibilities, to the Officers, or to any other Person.

(h)           Compensation.  No Manager shall receive compensation for its services to the Company in such capacity, a fee for attendance at meetings or reimbursement of expenses of attendance at meetings.

(i)            Resignation.  Any Manager may resign at any time by giving written notice to the Committee.

(j)            Removal.  Any Manager or the entire Committee may be removed, with or without cause, by the affirmative vote of the Members in accordance with Article IV.

(k)           Vacancies and New Positions.  Vacancies and newly created Manager positions resulting from any increase in the authorized number of Managers may be filled by a majority of the Managers then in office or by a sole remaining Manager, and the Managers so chosen shall hold office until the next annual election and until their successors are duly elected and shall have qualified, or until his or her earlier death, resignation or removal.  Any such vacancy or newly created Manager position may also be filled at any time by a vote of the Members as provided in Article IV.

7

5.2           Officers.

(a)           Election and Term of Office.  The officers of the Company (the “Officers”) shall be elected by the Committee and shall be a President, a Vice President (which includes any Executive Vice President, Senior Vice President or any variation thereof for all purposes of this Agreement), a Secretary and a Treasurer.  The Committee may also elect a Chairman, a Chief Executive Officer, additional Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other Officers as it shall deem necessary or desirable; provided, however, that the initial Officers are listed on Schedule B and such Persons are deemed to have been elected to the offices set forth opposite their respective names thereon without any Committee or other action.  The Officers of the Company shall hold office until their successors are elected and qualified, or until they resign or are removed.  Each Officer shall perform such duties as may be prescribed by the Committee or specified in this Agreement.

(b)           Duties of the Chief Executive Officer.  The Chief Executive Officer shall be responsible for formulating general policies and programs for the Company for submission to the Committee and for carrying out the programs and policies approved by the Committee.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

(c)           Duties of the President.  The President shall be the chief operating officer of the Company and shall be responsible for the administration and operation of the business and affairs of the Company.  The President shall cause to be called special meetings of the Committee in accordance herewith.  The President shall perform such other duties and have such other powers as the Chief Executive Officer or the Committee may from time to time prescribe.  In the absence or disability of the Chief Executive Officer, or in the event the Committee has not elected a Chief Executive Officer, the President shall perform the duties and exercise all the powers of the Chief Executive Officer, and shall be subject to all the restrictions upon the Chief Executive Officer.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

(d)           Duties of the Vice President.  In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Committee, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice President shall perform such other duties as may be prescribed by the Committee, the Chief Executive Officer or the President, under whose supervision he or she shall serve.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

8

(e)           Duties of the Secretary.  The Secretary shall attend all meetings of the Committee and all meetings of the Members and record all the proceedings of the meetings of the Members and of the Committee in a book to be kept for that purpose.  The Secretary shall give or cause to be given notice of all meetings of the Members and special meetings of the Committee and shall perform such other duties as may be prescribed by the Committee from time to time.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

(f)            Duties of the Treasurer.  The Treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Committee.  The Treasurer shall disburse the funds of the Company as may be ordered by the Committee, taking proper vouchers for such disbursements, and shall render to the President and the Committee, at its regular meetings, or when the Committee so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Company.  The Treasurer shall perform, in general, all the duties incident to the office of Treasurer and such other duties as may be prescribed by the Committee from time to time.  If required by the Committee, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Committee for the faithful performance of the duties of the Office of Treasurer and for the restoration to the Committee, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Company.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

(g)           Duties of the Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Committee (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Committee may from time to time prescribe.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

(h)           Duties of the Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Committee (or if there shall be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Committee may from time to time prescribe.  He or she shall have the power to sign and deliver on behalf of the Company all documents and agreements.

9

(i)            Compensation.  No Officer shall receive compensation for his or her services to the Company in such capacity.

(j)            Resignations.        Any Officer may resign at any time by giving written notice to the Committee.

(k)           Removal.                Any Officer may be removed, with or without cause, at any time by the affirmative vote of the Managers in accordance with Section 5.1.

(l)            Vacancies.  Any vacancy occurring in any office of the Company may be filled by the Committee.

5.3           No Exclusive Duty to the Company.  Notwithstanding any provision at law or in equity, no Manager or Officer shall be required to manage the Company as its sole and exclusive function.  Notwithstanding any provision at law or in equity, a Manager or Officer may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in other investments or activities of any Manager or Officer or to the income or proceeds derived therefrom.

ARTICLE VI

Limitation on Liability and Indemnification

6.1           Limitation on Liability.  To the fullest extent permitted by law, no Member, Manager or Officer shall be liable to the Company or any other Member for any act or omission in connection with the management of the business or affairs of the Company unless such act or omission was taken or made in bad faith or constitutes gross negligence or willful misconduct.

6.2           Indemnification of Members.  The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Member, Manager and Officer against any losses, judgments, liabilities or expenses incurred in settling any claim or incurred in any finally adjudicated legal proceeding, including reasonable attorneys’ fees and costs of removing any liens affecting property of the indemnitee, and/or amounts paid in settlement of any claims sustained by it arising from or relating to the Company, provided that the same were not the result of (a) actions or omissions of such Member, Manager or Officer taken or made in bad faith or which constitute gross negligence or willful misconduct or (b) actions or claims instituted by such Member, Manager or Officer (other than claims or actions seeking to enforce the indemnification obligations hereunder).

6.3           Payment of Expenses in Advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Members in the specific case, upon receipt of an undertaking by a Member, Manager or Officer, as the case may be, to repay such amount unless it shall ultimately be determined that such Member, Manager or Officer is entitled to be indemnified by the Company.

10

6.4           Provisions Not Exclusive.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

6.5           Insurance.  The Company shall have the power to purchase and maintain insurance on behalf of the Members, Managers and/or Officers against any liability asserted against them or incurred by them in such capacity or capacities or arising out of their status as such, whether or not the Company would have the power to indemnify them against such liability under the provisions of this Article.

6.6           Continuation.  The provisions of this Article shall continue as to a Person who has ceased to be a Member, Manager or Officer as to claims arising out of activities related to its prior capacity and shall inure to the benefit of its successors and obligors.  The provisions of this Article also shall survive the liquidation, dissolution and termination of the Company and the termination of this Agreement and shall, to the fullest extent permitted by law, be binding on the Company’s successors and assigns.

6.7           Notice of Indemnification and/or Advancement of Expenses.  If the Company has indemnified and/or advanced any expenses to any Person pursuant to this Article VI, the Company shall, within 30 days of such indemnification or advancement or sooner as required by the Act, provide the Members with written notice thereof.

ARTICLE VII

Contributions and Capital Accounts

7.1           Capital Contributions.

(a)           Each Member has made, or is deemed to have made, a Capital Contribution to the Company in the amount set forth in the records of the Company.

(b)           No further contributions of capital to, or financial accommodations for the benefit of, the Company shall be required.

7.2           Member Loans.

(a)           The Company may borrow funds from any Member for proper business purposes at any time and from time to time on such terms and conditions, including, without limitation, the rate of interest, any participation rights and any security, as the Committee deems appropriate.  Any such loan shall not increase such Member’s capital account, if any, but shall be a debt due from the Company to such Member payable in accordance with its terms.  In the event of default, such Member, as lender, shall be entitled to exercise and

11

pursue all rights and remedies available to it in accordance with such terms or applicable law.

(b)           Notwithstanding the foregoing, no Member shall be required to loan funds to the Company.

7.3           Interest; Priority; Return of Capital; Etc.  No interest shall be paid by the Company on Capital Contributions.  No Member shall be entitled to priority over any other Member, either as to a return of its Capital Contribution or as to allocations of profits, losses or distributions.  No Member shall be entitled to the return of its Capital Contributions except (a) as provided for herein, (b) as required by law, (c) to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law, or (d) upon dissolution of the Company, and then only to the extent expressly provided for in this Agreement.  No Member shall have any right to demand or receive property other than cash in return for its Capital Contribution, and no Member shall have the right to withdraw or resign from the Company except as expressly provided herein.

7.4           Negative Capital Accounts.  No Member shall have an obligation to the Company to restore to zero any negative balance in its capital account.

ARTICLE VIII

Allocations; Distributions

8.1           Allocation of Net Profits and Net Losses.  In the event that the Company is treated as a partnership for federal and/or state income tax purposes, the profits and losses of the Company shall be allocated among the Members pro rata in accordance with the number of Units then owned by each Member in relation to the total number of Units then outstanding.

8.2           Computation and Determination.  To the fullest extent permitted by law, the Members, Managers and Officers may rely upon, and shall have no liability to the Members or the Company if they rely upon, the advice of the independent public accountants retained by the Company from time to time with respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this Article.

8.3           Distributions.  The timing and amount of distributions to the Members shall be determined by the Committee.  All distributions shall be made pro rata to the Members in accordance with the number of Units then owned by each Member in relation to the total number of Units then outstanding.

12

ARTICLE IX

Accounting and Tax Matters

9.1           Fiscal Year.  The Company’s Fiscal Year shall be the calendar year or such other period as the Committee shall determine.

9.2           Tax Assessed or Amounts Withheld.  Any tax assessed on the Company with respect to any Member’s allocable share of the income of the Company and/or all amounts required to be withheld with respect to the income of the Company allocable to any payment or distribution to the Company or the Members pursuant to the Code or any provision of any state or local tax law, shall be treated as amounts distributed to the Members for all purposes under this Agreement.  The Company may allocate any such amounts among the Members in any manner so that the capital accounts, if any, of the Member whose status gives rise to such assessment or withholding is properly debited or credited.

9.3           Books of Account and Records.  The Committee shall cause proper and complete records and books of account of the Company to be kept in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is required by the Act and is customary and usual for businesses of the type engaged in by the Company.  The books and records at all times shall be maintained at the principal office of the Company (and, to the extent required to be kept at the registered office, also maintained at the registered office) and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

9.4           Financial and Tax Information.  Within ninety (90) days after the end of each Fiscal Year, the Company shall furnish to each Person who was a Member during such period financial statements of the Company and all other information necessary for the preparation of such Person’s federal income tax return.

ARTICLE X

Restrictions on Transfer of Units

10.1         Transfer of Units.  No Member may sell, assign, pledge or otherwise transfer or encumber any of its Units or any beneficial interest therein to any other person without the prior written consent of the other Members, if any; provided, however, that any Member shall have the right at any time or from time to time to assign some or all of its Units to an Affiliate or to a successor by sale, merger or consolidation.  To the fullest extent permitted by law, any purported Transfer in violation of this Agreement shall be null and void and shall not be recognized by the Company.

10.2         Withdrawal.  No Member shall have the right to withdraw from the Company except with the consent of the Committee and upon such terms and conditions as may be specifically agreed upon between the Committee and the withdrawing Member.  The provisions of Article VIII with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal.

13

10.3         Additional Members.  The Committee shall have the sole right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as the Committee shall in its sole discretion determine.  In connection with any such admission, the Committee shall amend Schedule A hereof to reflect the name, address, capital contribution and number of Units of the additional Member.

10.4         Record Owner of Unit.  The Company shall be entitled to treat the Person whose name appears on the records of the Company as the absolute owner of a Unit in the Company in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such record owner, until such time as a written assignment of such Unit has been received and accepted by the Committee and recorded on the books of the Company.

ARTICLE XI

Dissolution and Termination,

Final Accounting and Distributions

11.1         Dissolution and Termination of the Company.

(a)           The term of the Company shall end, and the Company shall be immediately dissolved, upon the occurrence of any of the following:

(i)            The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act;

(ii)           the sale of all or substantially all assets of the Company;

(iii)          the decision of the holders of a majority of the outstanding Units to dissolve; or

(iv)          a decree of judicial dissolution under Section 18-802 of the Act.

(b)           Upon the occurrence of any event that causes the last remaining member of the Company or the Member to cease to be a member of the Company (other than upon an assignment by such member of its entire limited liability company interest and the admission of the transferee as a member pursuant to Sections 10.1 and 10.3), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee

14

or designee, as the case may be, as a substitute member of the Company with the rights (and only the rights) of such member, effective as of the occurrence of the event that terminated the continued membership of the last remaining member or the Member in the Company.

(c)           Upon the dissolution of the Company, no further business shall be conducted by the Company except the taking of action necessary for the winding up of the affairs of the Company and the liquidation and distribution of its assets.  Actions taken by the Company to effectuate or facilitate the orderly winding up of the Company’s affairs shall not be construed to involve a continuation of the Company.

11.2         Distributions After Dissolution and Termination.

(a)           Upon the dissolution of the Company, the Committee shall proceed to wind-up the business of the Company.  The Committee shall use its best efforts to sell such Company assets (except cash and current receivables) as are necessary to satisfy the claims of creditors or as cannot be readily divided among the Members at such prices, and on such terms, as the Committee, in the exercise of its best judgment under the circumstances then presented, deems in the best interest of the Members.  To the fullest extent permitted by law, the Committee is specifically authorized to accept an installment obligation in connection with the sale of any assets of the Company if the Committee, in its sole discretion, deems it to be in the best interest of the Members.  Any Member shall have the right to purchase any Company property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties.

(b)           In settling accounts after dissolution of the Company, the assets of the Company shall be paid to creditors of the Company and to the Members in the following order:

(i)            to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) in the order of priority as provided by law, including to the establishment of reserves for payment of creditors; and

(ii)           to the Members, pro rata in accordance with the number of Units owned by them.

(c)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

15

11.3         Additional Understandings.  Notwithstanding any other provision of this Agreement, the Company shall continue as a separate legal entity until the cancellation of the Certificate in accordance with the Act.

ARTICLE XII

Amendment of Agreement

Notwithstanding anything to the contrary contained herein, this Agreement may be amended only upon the approval of the holders of all outstanding Units (and the consent of no Manager, Officer or other Person shall be required); provided, however, that any amendment that materially and adversely affects any right, power or liability of any Manager or Officer shall be prospective only unless the Person affected consents in writing thereto.

ARTICLE XIII

Miscellaneous

13.1         Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given when deposited in the United States mail, first class postage prepaid, addressed to a Member at its address as it appears in the records of the Company or when delivered personally (including delivery by messenger or courier service) to the Member at such address.

13.2         Law Governing.  The construction and enforcement of this Agreement shall be governed by the laws of the State (without regard to the conflicts of law principles thereof).

13.3         Representatives and Assigns.  Subject to the other provisions hereof, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, personal or legal representatives, successors and assigns.

13.4         Entire Agreement.  This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them, or any of them, respecting the subject matter contained herein.

13.5         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one document.

13.6         Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement or the application thereof to any Person or circumstance is, for any reason and to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or

16

circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

13.7         Construction.  The Article and Section titles used in this Agreement are solely for convenience and neither modify nor limit the provisions of this Agreement.  Any references herein to Articles and Sections shall be deemed to refer to the Articles and Sections hereof, as the case may be, unless otherwise specified.  If the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural, and vice versa.

13.8         Third Party Beneficiary.  No Person other than a Member shall have any legal or equitable right, remedy or claim under or in respect of this Agreement or be entitled to status as a third party beneficiary of any obligation arising under this Agreement or to enforce the obligation of any Member or the Company under this Agreement (but the Managers and Officers may enforce the provisions of Article VI as to indemnification).  Notwithstanding the foregoing, or any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member.

13.9         Waiver of Action for Partition.  To the fullest extent permitted by law, each Member irrevocably waives any right that it may have to maintain any action for partition with respect to the property of the Company.

13.10       Attorneys’ Fees.  To the fullest extent permitted by law, if any legal action, including an action for declaratory relief, is brought to enforce any provision of this Agreement, the prevailing party or parties, as the case may be, shall be entitled to recover his, its or their respective reasonable attorneys’ fees from the non-prevailing party or parties, as the case may be.  These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

[Signatures on Following Page]

17

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement on the date first above written.

MEMBER:

By:
Linda J. Wight, Assistant Secretary

SCHEDULE A

TO

OPERATING AGREEMENT

OF

                                      , LLC

Member	Number of Units Owned

. 110 North Wacker Drive Chicago, Illinois 60606	100

A-1

SCHEDULE B

TO

OPERATING AGREEMENT

OF

                                          , LLC

Name	Office

Adam S. Metz	Chief Executive Officer

Thomas H. Nolan, Jr.	President and Chief Operating Officer

Robert A. Michaels	Vice Chairman

Steven J. Douglas	Executive Vice President and Chief Financial Officer

Michael H. McNaughton	Executive Vice President

Ronald L. Gern	Senior Vice President and Secretary

Kathleen M. Courtis	Vice President

Linda J. Wight	Vice President and Assistant Secretary

Edmund J. Hoyt	Treasurer

Michael Chimitris	Assistant Secretary

Howard A. Sigal	Assistant Secretary

Carol A. Williams	Assistant Secretary

B-1

AGREEMENT OF LIMITED PARTNERSHIP

OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the            day of                                     ,               , by and between the undersigned parties.

R E C I T A L S:

WHEREAS, the parties hereto are forming a new Delaware limited partnership known as                                         , L.P. (as the same is constituted from time to time, the “Partnership”) pursuant to the Delaware Revised Uniform Partnership Act, as amended (the “Act”) and desire to set forth herein certain understandings regarding the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

Definitions; Etc.

1.1          Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

1

(a)           credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean, as to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Limited Partnership, as the same may hereafter be amended, modified, supplemented or restated from time to time, as the context requires.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith.  In the event that a Partnership Interest is transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial fair market value of any property (less the amount of indebtedness, if any, of such Partner which is assumed by the Partnership and/or the amount of indebtedness, if any, to which such property is subject, as of the date of contribution) actually contributed to the Partnership by such Partner as well as any additional contributions actually made or deemed made by a Partner.

“Cash Flow” shall mean, with respect to any fiscal period, (a) all cash receipts of the Partnership received from any source (excluding Capital Contributions) during such period less (b) cash expended for Partnership debts and expenses (including, without limitation, capital expenditures and interest and principal payments on any indebtedness but excluding interest and principal payments on Partner loans) and reasonable operating and replacement reserves for such fiscal period, all as determined in the sole and absolute discretion of the General Partner to be

2

reasonably necessary in the conduct of the Partnership’s business; provided, however, reserves previously set aside, shall, where and to the extent the General Partner no longer regards such reserves as necessary, be considered cash revenues of the Partnership as of the time of such determination.

“Certificate” shall mean the certificate of limited partnership of the Partnership, as the same is amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“General Partner” shall mean                                               , a                            company, its duly admitted successors and assigns, or any Person who is a general partner of the Partnership at the time of reference thereto.

“Limited Partner” shall mean                                             , a                              company, its duly admitted successors and assigns, or any Person who is a limited partner of the Partnership at the time of reference thereto.

“Liquidating Trustee” shall mean such individual as is selected by the General Partner with the written approval of the Limited Partner, which individual may include an affiliate of the General Partner.  The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership, and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Net Income” or “Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net taxable income or loss for such year or period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:  (a) by including as an item of gross income any tax-exempt income received by the Partnership and (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code).

“Nonrecourse Deductions” shall, for a Partnership fiscal year, mean and refer to the net decrease in the amount of Partnership Minimum Gain during such Partnership fiscal year, and less the aggregate amount of any distributions (whether actual or deemed) during such fiscal year

3

of proceeds of Nonrecourse Liabilities (other than Partner Nonrecourse Deductions) that are allowable as an increase in Partnership Minimum Gain, determined in accordance with Section 1.704-2(b)(1) and (c)(2) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning ascribed to it in Section 1.704-2(b)(3) of the Regulations.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner and the Limited Partner, their duly admitted successors or assigns, or any Person who is a partner of the Partnership at the time of reference thereto.

“Partnership” shall have the meaning set forth in the recitals.

“Partnership Interest” shall have the meaning ascribed to it in Section 10.1.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Percentage Interest” shall mean, with respect to each Partner, the percentage interest of such Partner in the Partnership as set forth opposite its respective name under the heading “Percentage Interest” on Schedule A, as such schedule may be from time to time pursuant to Section 8.4.

“Person” shall mean any individual, partnership, corporation, trust, business association or other entity.

“Property” shall mean the retail shopping center and related property located in                          and commonly known as                                           .

“Regulations” means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Substituted Limited Partner” shall have the meaning set forth in Section 10.1 hereof.

“Transferred Interest” shall have the meaning set forth in the recitals.

1.2          Exhibit, Etc.  References to an “Exhibit” or a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

4

ARTICLE II

Continuation of Partnership

2.1          Formation of Partnership.  The Partners do hereby agree to form the Partnership as a limited partnership under and pursuant to the provisions of the Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth.  The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided.

2.2          Documents.  The Partnership shall cause such notices, instruments, documents or certificates as may be required by applicable law and which may be necessary to enable the Partnership to conduct its business and to own its properties in the Partnership name to be filed or recorded in all appropriate public offices.

2.3          Name.  The business of the Partnership shall continue to be conducted under the name of “La Cantera Holding, LP” or such other name as the General Partner may select.

2.4          Character of the Business.  The purpose of the Partnership shall be to own, redevelop, operate, finance, sell and otherwise deal with the Property and to engage in one or more other businesses as are permissible under the Act.  The Partnership shall have all powers necessary or desirable to accomplish these purposes.

2.5          Location of the Principal Place of Business.  The location of the principal place of business of the Partnership shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or such other location as shall be selected from time to time by the General Partner in its sole discretion.

2.6          Registered Agent and Registered Office.  The Registered Agent of the Partnership shall be Corporation Service Company or such other Person as the General Partner may select in its sole discretion.  The Registered Office of the Partnership shall be 2711 Centerville Road, Suite 400, Wilmington, Newcastle County, Delaware 19808, or such other location as the General Partner may select in its sole and absolute discretion.

ARTICLE III

Term

3.1          Commencement.  The Partnership previously commenced business.

3.2          Dissolution.  The Partnership shall be dissolved upon the first to occur of one of the following events:

(a)           the entry of a judicial decree dissolving the Partnership;

(b)           at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

5

(c)           any events that result in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all partners other than the withdrawn general partner agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(d)           the date on which all of the real property acquired by the Partnership is sold or otherwise disposed of; or

(e)           the date on which the Partnership is voluntarily dissolved by the agreement of the Partners.

ARTICLE IV

Contributions to Capital

4.1          Capital Contributions.  The Partners have contributed capital to the Partnership as set forth on the books and records of the Partnership.

4.2          Additional Contributions.  No Partner shall be obligated to contribute any additional amounts to the Partnership.

4.3          No Third Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.4          No Interest; No Return.  No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s Capital Account.  Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution to the Partnership.

ARTICLE V

Allocations of Net Income and Net Loss, Etc.

5.1          Allocation of Net Income and Net Loss.

(a)           Net Income.  After giving effect to the allocations set forth in Sections 5.2 and 5.3 and except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

6

(i)            first, to the Partners, pro rata, until the aggregate of Net Income allocated to them pursuant to this Section 5.1(a)(i) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Net Loss allocated to them pursuant to Section 5.1(b)(ii); and

(ii)           the balance, if any to the Partners in accordance with their Percentage Interests.

(b)           Net Loss.  After giving effect to the allocations set forth in Sections 5.2 and 5.3 and except as otherwise provided herein, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

(i)            Net Loss of the Partnership for each fiscal year shall be allocated to the Partners in accordance with their respective Percentage Interests;

(ii)           Notwithstanding Section 5.1(b)(i) above, to the extent any Net Loss allocated to a Partner under Section 5.1(b)(i) would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall be allocated to the other Partner.

5.2          Special Allocations.

Notwithstanding any provisions of Section 5.1, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of the conversion or refinancing of any Nonrecourse Liabilities, certain capital contributions, or a revaluation of the Partnership property as further outlined in Regulation Section 1.704-2(d)(4), (f)(2), or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f).  This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)           Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly non-recourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner

7

Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2).  This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)           Qualified Income Offset.  In the event that any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This Section 5.2(c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partners in accordance with their respective Percentage Interests.

(e)           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1).

(f)            Section 754 Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said section of the Regulations.

5.3          Curative Allocations.  Notwithstanding any other provisions of this Article V to the contrary (other than the Regulatory Allocations, as defined below, and Section 5.5 hereof), the allocations (the “Regulatory Allocations”) set forth in Section 5.2 (save subparagraphs (d) and (f)) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under this Article V shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.  This Section 5.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of Section 1.704-1(b) of the Regulations and shall be interpreted in a manner consistent therewith.

8

5.4          Other Allocation Rules.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations for any fiscal year or other applicable period shall be divided among the Partners in the same proportions as they share Net Income or Net Loss, as the case may be, for the year.

5.5          Tax Allocations.

(a)           Generally.  Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as the respective book items.

(b)           Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)           Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule.  Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be.  The allocation of Tax Items shall be subject to the ceiling rule stated in Regulation Section 1.704-1(c)(2)(i).  The General Partner is authorized to specially allocate Tax Items (other than the Section 704(c) Tax Items) to cure for the effect of the ceiling rule.

ARTICLE VI

Distributions

Subject to the provisions of Section 9.2 hereof respecting distributions on the dissolution of the Partnership, the Cash Flow of the Partnership shall be distributed to the Partners, at such

9

times as shall be determined in the sole and absolute discretion of the General Partner, pro rata in accordance with their Percentage Interests.

ARTICLE VII

Records, Reports and Accounting

7.1          Books of Account.  At all times during the continuance of the Partnership, the General Partner shall cause proper and true books of account to be kept, such books of account to be of the types usually kept by Persons engaged in a business of a like kind and character.  In addition, the Partnership shall keep all records as required to be kept pursuant to the Act.  The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.

7.2          Annual Statements.  The Partnership’s books of account shall be closed promptly after the end of each fiscal year.  Promptly thereafter, a written report shall be made to each Partner by the General Partner, which may include a balance sheet of the Partnership as of the end of such year, a statement of income and expenses for such year, a statement of Partners’ Capital Accounts and such statements with respect to the status of the Partnership and allocation of Net Income or Net Loss and distributions thereof as shall be necessary to advise all Partners properly about their investment in the Partnership for federal income tax reporting purposes.

ARTICLE VIII

Rights, Duties and Restrictions of the General Partner

8.1          Powers and Duties of General Partner.  The General Partner shall be responsible for the management of the Partnership’s business and affairs and shall devote such time and effort to the Partnership as it shall deem reasonably necessary.  Except as otherwise herein expressly provided, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized, including, but not limited to, the following:

(a)           To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all real property of whatsoever kind and nature, and wherever situated, in furtherance of the purposes of the Partnership;

(b)           To acquire real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein

10

or parts thereof; to improve develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase, to sell on any terms; to convey, mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; and to execute assignments of all or any part of the beneficial interest in such land trust;

(c)           To employ, engage or contract with or dismiss from employment or engagement persons deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d)           To enter into and/or assume contracts on behalf of the Partnership;

(e)           To borrow money, procure loans and advances from any person for Partnership purposes, and to apply for and secure, from any person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f)            To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

11

(g)           To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;

(h)           To conduct any and all banking transactions on behalf of the Partnership to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in, into, or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; and to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any person or organization; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other person or organization and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)            To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k)           To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(l)            To maintain the Partnership’s books and records;

(m)          To prepare budgets and forecasts with respect to the cash needs of the Partnership;

(n)           To prepare and deliver, or cause to be prepared and delivered by the Partnership’s accountants, (i) all financial and other reports with respect to the operations of the Partnership and (ii) all Federal and state tax returns and reports; and

(o)           To pay all expenditures of the Partnership and to invest the funds of the Partnership in such interest bearing or non-interest bearing accounts, including, without

12

limitation, checking and savings accounts, certificates of deposit and time or demand deposits in such institutions, or in other safe and liquid investments as the General Partner shall deem appropriate.

8.2          Duties and Conflicts.  The General Partner shall devote such time and efforts to the business and activities of the Partnership as the General Partner shall deem reasonably necessary to promote adequately the interests of the Partnership and the Partners.  Subject to any limitations contained in the Certificate of Formation or Operating Agreement of the General Partner, each Partner recognizes that each other Partner has or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that each Partner is entitled to carry on such other business interests, activities and investments.  Subject to any limitations contained in the Certificate of Formation or Operating Agreement of the General Partner, each Partner may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner.

8.3          Authority of the General Partner.  Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any instrument on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

8.4          Additional Partners; Changes in Percentage Interests.  Additional partners may be admitted to the Partnership only with the prior written consent of all Partners.  Schedule A shall be revised by the General Partner from time to time as necessary to reflect the admission of additional or substitute partners, the withdrawal of Partners or any other change to a Partner’s Percentage Interest.

8.5          Waiver and Indemnification.  Neither the General Partner nor any Person acting on its behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act provided that the General Partner’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner shall not be guilty of fraud, willful misconduct or gross negligence.  Subject to the provisions of Section 8.7 hereof, the Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability including, but not limited to, reasonable attorneys’ fees and expenses incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification liabilities, any such indemnification to be satisfied solely out of the assets of the Partnership, it being understood and agreed that a deficit balance in the Capital Account of a Partner shall not be deemed an asset of the Partnership for purposes hereof.

13

8.6          Tax Matters Partner.  The General Partner is hereby designated as the Tax Matters Partner of the Partnership under Subchapter C of Chapter 63 as contained in subtitle F of the Code, and as such is herein referred to as the “Tax Matters Partner.”  All elections permitted to be made by the Partnership under the Code shall be made in the discretion of the Tax Matters Partner.

ARTICLE IX

Dissolution, Liquidation and Winding-Up

9.1          Accounting.  In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which need not be certified) shall be made of the Capital Account of each Partner and of the Net Income or Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution.

9.2          Distribution on Dissolution.  In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a)           Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

(b)           Establishment of reserves to provide for contingent liabilities, if any;

(c)           Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law; and

(d)           To the Partners in accordance with their respective positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to Sections 1.704-1(b)(2)(ii)(b)(2) and (3) of the Regulations), such distributions to be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to subsection (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the provisions of this Section 9.2.

9.3          No Obligation to Restore Deficit Capital Account Balance.  No Partner, including without limitation the General Partner, shall be obligated to restore a deficit balance in such Partner’s Capital Account.

9.4          Sale of Partnership Assets.  To the extent that it is required to pay or provide for payment of Partnership debts, the Liquidating Trustee may, without the consent of the Partners,

14

sell Partnership property.  The Liquidating Trustee shall in good faith solicit bids from unrelated third parties and obtain independent appraisals before making any sale that has not been consented to by all of the Partners.  Subject to the foregoing, all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Trustee solely on an “arms-length” basis and on the best price, terms and conditions reasonably available at the time and under the circumstances.

ARTICLE X

Transfer of Partnership Interests

10.1        Restriction on Transfer.  Except to the extent permitted by this Article X or as otherwise provided herein, no Partner may sell, assign, pledge, encumber or otherwise dispose of all or any portion of his or its interest in the Partnership (the “Partnership Interest”) without, in the case of a transfer by the Limited Partner, the prior written consent of the General Partner, and, in the case of a transfer by the General Partner, the prior written consent of the Limited Partner.  Upon the transfer of a Partnership Interest in accordance with the provisions of this Section 10.1, the transferee Partner, in the case of a transferee General Partner, shall become vested with the powers and rights of the transferor General Partner once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired, and, in the case of a transferee Limited Partner, shall become a substituted limited partner entitled to all the rights and benefits of the transferee under this Agreement (the “Substituted Limited Partner”) only in accordance with the provisions of Section 10.2 hereof.

10.2        Substituted Limited Partners.

(a)           The General Partner may, but need not, in its sole and absolute discretion, permit an assignee or transferee (whether such assignee or transferee has acquired its Partnership Interest by virtue of a voluntary transfer or assignment pursuant to Sections 10.1, an involuntary transfer or assignment or a transfer or assignment by operation of law) of a Partnership Interest (or a part thereof) of the Limited Partner to be and become a Substituted Limited Partner in the Partnership.

(b)           Each Substituted Limited Partner, as a condition to its admission as a Substituted Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner shall deem necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest acquired.  All reasonable expenses, including attorneys’ fees, incurred by the Partnership in this connection shall be borne by such Substituted Limited Partner.

15

ARTICLE XI

Rights and Obligations of the Limited Partner

11.1        No Participation in Management.  The Limited Partner shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

11.2        Bankruptcy, Death, Dissolution or Termination of the Limited Partner.  The bankruptcy, death, dissolution or termination of the Limited Partner shall not cause a dissolution of the Partnership, but, the rights of the Limited Partner to share in the Net Income or Net Loss of the Partnership, to receive distributions of Partnership funds and to assign its Partnership Interest or cause the substitution of a Substituted Limited Partner shall, on the happening of such event, devolve on its successors or assigns, and the Partnership shall continue as a limited partnership.  However, such designee(s) shall not become a Substituted Limited Partner without the prior written consent of the General Partner.

ARTICLE XII

General Provisions

12.1        Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered personally, mailed from within the United States by first class United States mail, postage prepaid, or sent by prepaid telegram or facsimile transmission (with written receipt of confirmation) to the addresses of the parties as set forth on Schedule A.  The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

12.2        Waiver of Right of Partition.  Each of the Partners does hereby agree to and does hereby waive any right it may have to cause the Partnership’s property to be partitioned or divided among the Partners, or to file a complaint or institute any proceeding at law or in equity to cause the Partnership’s property to be partitioned or otherwise divided among the Partners.

12.3        Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

12.4        Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to conflicts of laws principals thereof).

12.5        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document.

12.6        Partners Not Agents.  Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

16

12.7        Entire Understanding; Amendments.  This Agreement constitutes the entire understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including, without limitation, the Original Agreement).  This Agreement may only be amended in a writing signed by all Partners.

12.8        Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

12.9        Assurances.  Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

17

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.

GENERAL PARTNER:

By:
Authorized Officer

LIMITED PARTNER:

By:
Authorized Officer

18

SCHEDULE A

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

Percentage Interest
General Partner

[Name] [Address]		%

Limited Partner

[Name] [Address]		%

i

ii

Draft - 09/30/10

CERTIFICATE OF TRUST

OF

[TRUST NAME]

This Certificate of Trust of [TRUST NAME] (the “Trust”) dated                 , is being duly executed and filed by the undersigned trustees to form a business trust under the [Maryland Business Trust Act/ Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.)] (the “Act”).

1.             The name of the business trust formed hereby is

[TRUST NAME]

2.             The resident agent of the Company in the State of [Maryland is CSC-Lawyers Incorporating Service Company, whose present address for service of process is 7 St. Paul Street, Suite 1660, Baltimore, MD  21202/Delaware is CSC Trust Company of Delaware, Little Falls Centre One, 2711 Centerville Road, Ste. 210, Wilmington, DE 19808].

3.             [APPLICABLE FOR MD TRUSTS] The principal office of the Trust in the State of Maryland is 10275 Little Patuxent Parkway, Columbia, Maryland 21044.

4.             [APPLICABLE FOR DE TRUSTS] This Certificate has been duly executed and filed in accordance with the provisions of Title 12, Chapter 38 of the Delaware Code.

5.             This Certificate of Trust shall be effective [upon the date and time of filing/ at        am/pm on                       ].

IN WITNESS WHEREOF, the undersigned, being all the Trustees of the Trust, have executed this Certificate of Trust as of the date first written above.

TRUSTEES:

Draft - 09/30/10

DECLARATION OF TRUST

OF

[ENTITY NAME]

DECLARATION OF TRUST dated as of December       , 2009, among [SHAREHOLDER NAME], and any other Persons who may be admitted to the Trust as Trustees.

WITNESSETH:

WHEREAS, a [STATE] statutory trust known as [ENTITY NAME] (as the same is constituted from time to time, the “Trust”) exists pursuant to the  [STATE] Statutory Trust Code, as amended from time to time (the “Act”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

ARTICLE I
THE TRUST: DEFINITIONS

1.1          NAME.  The name of the Trust shall be “[ENTITY NAME]” and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name.  Under circumstances under which the Trustees determine that the use of such name is not practicable or under circumstances in which the Trustees are contractually bound to change that name, they may adopt another name under which the Trust may hold property or conduct its activities.

1.2          PLACES OF BUSINESS;[RESIDENT TRUSTEES, APPLIES TO DELAWARE ONLY].

(a)           The Trust may have such offices or places of business within or without the State of Delaware as the Trustees may from time to time determine.

[ADD IF STATE = DELAWARE]

(b)           The Trust shall have one or more Trustees who are residents of Delaware.  The name and address of the Trustee on the date hereof who is a resident of Delaware is set forth in Section 2.1.

1.3          NATURE OF TRUST.  The Trust shall be a [STATE] statutory trust as defined in the Act.  The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company, nor shall the Trustees or Shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.  The relationship of the

Shareholders to the Trustees shall be solely that of Shareholders of the Trust in accordance with the rights conferred upon them by this Declaration.

1.4          DEFINITIONS.  The terms defined in this Section 1.4 wherever used in this Declaration shall, unless the context otherwise requires, have the respective meanings hereinafter specified.  Whenever the singular number is used in this Declaration, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.  Where applicable, calculations to be made pursuant to any such definition shall be made in accordance with generally accepted accounting principles as in effect from time to time except as otherwise provided in such definition.

(a)           AFFILIATE.  “Affiliate” shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person and the term “control” for the purposes of this definition means the possession directly or indirectly, of the power to direct or cause the direction of management, policies, or activities of a person or entity whether through ownership of voting securities, by contract or otherwise, (ii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person or (iii) the spouse, child or grandchild of such Person or any of the Persons referred to in clauses (i), (ii) or (iii).

(b)           ANNUAL MEETING OF SHAREHOLDERS.  “Annual Meeting of Shareholders” shall have the meaning set forth in Section 4.10.

(c)           CERTIFICATE.  “Certificate” shall mean the Certificate of Trust of the Trust, as the same may be amended and/or restated from time to time.

(d)           CODE.  “Code” shall mean the Internal Revenue Code of 1986, as now enacted or hereafter amended, or successor statutes.

(e)           DECLARATION.  “Declaration” or “this Declaration” shall mean this Declaration of Trust, as amended, restated or modified from time to time.  References in this Declaration to “herein” and “hereunder” shall be deemed to refer to this Declaration and shall not be limited to the particular text, article or section in which such words appear.

(f)            ACT.  “Act” shall have the meaning set forth in the recitals.

(g)           INDEPENDENT TRUSTEE.  “Independent Trustee” shall have the meaning set forth in Article VII.

(h)           LENDER.  “Lender” shall have the meaning set forth in Article VII.

(i)            LOAN.  “Loan” shall have the meaning set forth in Article VII.

(j)            LOAN AGREEMENT.  “Loan Agreement” shall have the meaning set forth in Article VII.

2

(k)           LOAN DOCUMENTS.  “Loan Documents” shall have the meaning set forth in Article VII.

(l)            MORTGAGE.  “Mortgage” shall have the meaning set forth in Article VII.

(m)          OFFICERS.  “Officers” shall have the meaning set forth in Section 3.3.

(n)           PERSON.  “Person” shall mean an individual, corporation, partnership, estate, trust, limited liability company or other entity.

(o)           PROPERTY.  “Property” shall mean the retail shopping center and related property located in [PROPERTY LOCATION] and commonly known as [PROPERTY NAME].

(p)           REAL ESTATE INVESTMENT.  “Real Estate Investment” shall mean any direct or indirect investment in any interest in Real Property or in any mortgage, mortgage loan, or any interest therein or in any Person whose principal purpose is to make any such investment.

(q)           REAL PROPERTY.  “Real Property” shall mean and include land, leasehold interests (including but not limited to interests of a lessor or lessee therein), rights and interests in land, and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land, leasehold interests or rights in land or interests therein, but does not include investments in mortgages, mortgage loans or interests therein.

(r)            SECURITIES.  “Securities” shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.  Notwithstanding anything to the contrary, to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Trust will not issue nonvoting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Trust, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

(s)            SHAREHOLDERS.  “Shareholders” shall mean as of any particular time all holders of record of outstanding Shares at such time.

(t)            SHARES.  “Shares” shall have the meaning set forth in Section 4.1 hereof.

(u)           TRADE DEBT.  “Trade Debt” shall have the meaning set forth in Article VII.

3

(v)           TRANSFER.  “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares or the right to vote or receive dividends on Shares (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, gift, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Shares, or the right to vote or receive dividends on Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

(w)          TRUST.  “Trust” shall have the meaning set forth in the recitals.

(x)           TRUST ESTATE.  “Trust Estate” shall mean as of any particular time any and all property, real, personal or otherwise, tangible or intangible, which is transferred, conveyed or paid to or purchased by the Trust or Trustees and all rents, income, profits and gains therefrom and which at such time is owned or held by or for the Trust or the Trustees.

(y)           TRUSTEES.  “Trustees” shall mean, as of any particular time, the persons specified in Section 2.1 hereof as long as they hold office hereunder and additional and successor Trustees, and shall not include the officers, employees or agents of the Trust or the Shareholders.  Nothing herein shall be deemed to preclude the Trustees from also serving as officers, employees or agents of the Trust or owning Shares.

ARTICLE II
TRUSTEES

2.1          NUMBER, TERM OF OFFICE AND QUALIFICATIONS OF TRUSTEES.  There shall be no fewer than two (2) nor more than twelve (12) Trustees.  The Trustees and their addresses are as follows:

Thomas H. Nolan, Jr.
110 North Wacker Drive
Chicago, Illinois 60606

Robert A. Michaels
110 North Wacker Drive
Chicago, Illinois 60606

Edmund J. Hoyt
110 North Wacker Drive
Chicago, Illinois 60606

[ADD IF STATE = DELAWARE]

Michelle A. Dreyer(1)
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

(1)  Delaware Resident Trustee

4

and those individuals listed on Schedule A as an Independent Trustee to serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.  Within the limits set forth in this Section 2.1, the number of Trustees may be increased or decreased from time to time by the Trustees or by the Shareholders.  No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term.  Subject to the provisions of Section 2.3, each Trustee shall hold office until the next annual meeting of Shareholders and until the election and qualification of his successor.  There shall be no cumulative voting in the election of Trustees.  A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability.  Unless otherwise required by law, no Trustee shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder.  The Trustees in their capacity as Trustees shall not be required to devote their entire time to the business and affairs of the Trust.

2.2          COMPENSATION AND OTHER REMUNERATION.  The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Trustees may determine from time to time.  The Trustees and Trust officers shall be entitled to receive remuneration for services rendered to the Trust in any other capacity.  Subject to Sections 5.5 and 5.6, such services may include legal, accounting or other professional services, or services as a broker, transfer agent or underwriter.

2.3          RESIGNATION, REMOVAL AND INCOMPETENCY OF TRUSTEES.  A Trustee may resign at any time by giving written notice to the remaining Trustees at the principal office of the Trust.  Such resignation shall take effect on the date specified in such notice, without need for prior accounting.  A Trustee may be removed at any time with or without cause by vote or consent of holders of Shares representing a majority of the total votes authorized to be cast by Shares then outstanding and entitled to vote thereon, or with cause by all remaining Trustees.  A Trustee judged incompetent, or for whom a guardian has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment.

2.4          VACANCIES.  If any or all the Trustees cease to be Trustees hereunder, whether by reason of resignation, removal, incapacity, death or otherwise, such event shall not dissolve or terminate the Trust or affect its continuity.  Until vacancies are filled, the remaining Trustee or Trustees (even though fewer than three (3)) may exercise the powers of the Trustees hereunder.  Subject to the provisions of Article VII hereof, vacancies (including vacancies created by increases in number) may be filled by the remaining Trustee or Trustees or by a majority of the remaining Trustees or by vote of the Shareholders.  If at any time there shall be no Trustees in office, successor Trustees shall be elected by the Shareholders as provided in Section 4.10.  Any Trustee elected to fill a vacancy created by the resignation, removal or death of a former Trustee shall hold office for the unexpired term of such former Trustee.  The right, title and interest of any Trustee who ceases to be a Trustee hereunder, whether, by reason of resignation, removal, death or otherwise, shall vest in the remaining Trustees without the need for conveying documents to have been executed and delivered.

5

2.5          SUCCESSOR AND ADDITIONAL TRUSTEES.   The right, title and interest of the Trustees in and to the Trust Estate shall also vest in successor and additional Trustees upon their qualification, and they shall thereupon have all the rights and obligations of Trustees hereunder.  Such right, title and interest shall vest in the Trustees without the need for conveyancing documents to have been executed and delivered.  Appropriate written evidence of the election and qualification of successor and additional Trustees shall be filed with the records of the Trust, with copies provided to the Trustees, and in such other offices or places as the Trustees may deem necessary, appropriate or desirable.

2.6          ACTIONS BY TRUSTEES.  The Trustees may act with or without a meeting. Subject to the provisions of Article VII hereof, a quorum for all meetings of the Trustees shall be a majority of the Trustees; PROVIDED, HOWEVER, that, whenever pursuant to Section 5.6 or otherwise the vote of a majority of a particular group of Trustees is required at a meeting, a quorum for such meeting shall be a majority of the Trustees which shall include a majority of such group.  Subject to the provisions of Article VII, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present)(or a majority of a particular group of Trustees as applicable) or without a meeting by written consents of a majority of the Trustees, (or a majority of a particular group of Trustees, as applicable) provided, however, that no such written consent of the Independent Trustee shall be required for the validity of such action by the Trustees, which consents shall be filed with the records of meetings of the Trustees.  Any action or actions permitted to be taken by the Trustees in connection with the business of the Trust may be taken pursuant to authority granted by a meeting of the Trustees conducted by a telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting and the transaction of Trust business represented thereby shall be of the same authority and validity as if transacted at a meeting of the Trustees held in person or by written consent.  The minutes of any Trustees’ meeting held by telephone shall be prepared in the same manner as the minutes of a meeting of the Trustees held in person. Any agreement, deed, mortgage, lease or other instrument or writing executed by one or more of the Trustees or by any authorized person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees as provided herein (provided that the signature of an Independent Trustee must be accompanied by the signature of one of Thomas H. Nolan, Jr., Robert A. Michaels or Edmund J. Hoyt).  With respect to the actions of the Trustees, Trustees who have, or are Affiliates of Persons who have, any direct or indirect interest in or connection with any matter being acted upon may be counted for all quorum purposes under this Section 2.6 and, subject to the provisions of Section 5.6, may vote on the matter as to which they or their Affiliates have such interest or connection.

2.7          COMMITTEES.  The Trustees may appoint from among their number such standing committees as the Trustees determine.  Each committee shall have such powers, duties and obligations as the Trustees may deem necessary or appropriate.  The standing committees shall report their activities periodically to the Trustees.

6

ARTICLE III
TRUSTEES’ POWERS

3.1          POWER AND AUTHORITY OF TRUSTEES.  The Trustees, subject only to the provisions of Article VII hereof and any other specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the Shareholders, full, absolute and exclusive power, control and authority over the Trust Estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for the carrying out of or conducting the business of the Trust.  Any construction of this Declaration or any determination made in good faith by the Trustees of the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive.  In construing the provisions of this Declaration, presumption shall be in favor of the grant of powers and authority to the Trustees.  The enumeration of any specific power or authority herein shall not be construed as limiting the aforesaid powers or the general powers or authority or any other specified power or authority conferred herein upon the Trustees.

3.2          SPECIFIC POWERS AND AUTHORITY.  Subject only to the express limitations contained in this Declaration (including without limitation the provisions of Article VII hereof) and in addition to any powers and authority conferred by this Declaration or which the Trustees may have by virtue of any present or future statute or rule or law, the Trustees without any action or consent by the Shareholders shall have and may exercise at any time and from time to time the following powers and authorities which may or may not be exercised by them in their sole judgment and discretion and in such manner and upon such terms and conditions as they may from time to time deem proper:

(a)           to retain, invest and reinvest the capital or other funds of the Trust in, and to acquire, purchase, or own, real or personal property of any kind (including without limitation Securities of any Person) wherever located in the world, and make commitments for such investments, all without regard to whether any such property is authorized by law for the investment of trust funds or produces or may produce income and to possess and exercise all the rights, powers and privileges appertaining to the ownership of the Trust Estate; and to increase the capital of the Trust at any time by the issuance of any additional Shares or other Securities of the Trust for such consideration as they deem advisable;

(b)           without limitation of the powers set forth in paragraph (a) above, to invest in, purchase or otherwise acquire for such consideration as they deem proper, in cash or other property or through the issuance of Shares or through the issuance of notes, debentures, bonds or other obligations of the Trust, and to hold for investment, the entire or any participating interests in any mortgage loans, or interests in Real Property, including ownership of, or participations in the ownership of, or rights to acquire, equity interests in Real Property or in Persons owning, developing, improving, operating or managing Real Property, which interests may be acquired independently of or in

7

connection with other investment activities of the Trust and, in the latter case, may include rights to receive additional payments based on gross income or rental or other income from the Real Property or improvements thereon; to invest in loans secured by the pledge or transfer of mortgage loans; to develop, operate, pool, utilize, grant production payments out of or lease or otherwise dispose of mineral, oil and gas properties and rights;

(c)           to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interests in, encumber, negotiate, convey, transfer or otherwise dispose of any and all the Trust Estate by deeds (including without limitation deeds in lieu of foreclosure), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent or nominee of the Trust, provided that no disposition of a Real Estate Investment shall be accomplished without the approval of a majority of the Trustees;

(d)           to issue Shares, bonds, debentures, notes or other evidences of indebtedness which may be secured or unsecured and may be subordinated to any indebtedness of the Trust to such Persons for such cash, property or other consideration (including without limitation Securities issued or created by, or interests in any Person) at such time or times and on such terms as the Trustees may deem advisable and to list any of the foregoing Securities issued by the Trust on any securities exchange and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any of such Securities, and to cause the instruments evidencing such Securities to bear an actual or facsimile imprint of the seal of the Trust and to be signed by manual or facsimile signature or signatures (and to issue such Securities, whether or not any Person whose manual or facsimile signature shall be imprinted thereon shall have ceased to occupy the office with respect to which such signature was authorized), provided that, where only facsimile signatures for the Trust are used, the instrument shall be countersigned manually by a transfer agent, registrar or other authentication agent.  Any of such Securities of different types may be issued in combinations or units with such restrictions on the separate transferability thereof as the Trustees shall determine;

(e)           to enter into leases or subleases of real and personal property as lessor or lessee and to enter into contracts, obligations and other agreements for a term, extending beyond the term of office of the Trustees and beyond the possible dissolution of the Trust, or having a lesser term;

(f)            to borrow money and give negotiable or non-negotiable instruments therefor; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of third parties; to enter into other obligations on behalf of the Trust; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate the Trust Estate to secure any indebtedness of the Trust or any other of the foregoing obligations of the Trust;

(g)           to lend money, whether secured or unsecured;

8

(h)           to create reserve funds for any purpose;

(i)            to incur and pay out of the Trust Estate any charges or expenses, and disburse any funds of the Trust, which charges, expenses or disbursements are, in the opinion of the Trustees, necessary or incidental to or desirable for the carrying out of any of the purposes of the Trust or conducting the business of the Trust, including without limitation taxes and other governmental levies, charges and assessments, of whatever kind or nature, imposed upon or against the Trustees in connection with the Trust or the Trust Estate or any part thereof, and for any of the purposes herein;

(j)            to deposit funds of the Trust in banks, trust companies, savings and loan associations and other depositories, whether or not such deposits will draw interest, the same to be subject to withdrawal on such terms and in such manner and by such Person or Persons (including any one or more Trustees, officers, employees or agents) as the Trustees may determine;

(k)           to possess and exercise all the rights, powers and privileges pertaining to the ownership of all or any mortgages or Securities issued or created by, or interests in, any Person, forming part of the Trust Estate, to the same extent that an individual might, and, without limiting the generality of the foregoing, to vote or give any consent, request or notice, or waive any notice, either in person or by proxy or power of attorney, with or without power of substitution, to one or more Persons, which proxies and powers of attorney may be for meetings or actions generally or for any particular meeting or action, and may include the exercise of discretionary powers;

(l)            to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire the Trust Estate or any part or parts thereof or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer the Trust Estate or any part or parts thereof to or with any such Person or any existing Person in exchange for the Securities thereof or otherwise, and to merge or consolidate the Trust with or into any Person or merge or consolidate any Person into the Trust, and to lend money to, subscribe for the Securities of, and enter into any contracts with, any Person in which the Trust holds or is about to acquire Securities or any other interest;

(m)          to enter into joint ventures, general or limited partnerships, participation or agency arrangements and any other lawful combination or associations;

(n)           to elect, appoint, engage or employ such officers for the Trust as the Trustees may determine, who may be removed or discharged at the discretion of the Trustees, such officers to have such powers and duties, and to serve such terms, as may be prescribed by the Trustees; to engage or employ any Persons (including, without limitation, subject to the provisions of Sections 5.5 and 5.6, any Trustee, officer or agent and any Person in which any Trustee, officer or agent is directly or indirectly interested or with which he is directly or indirectly connected) as agents, representatives, employees or independent contractors (including, without limitation, real estate advisors, investment advisors, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, managers, appraisers, brokers,

9

architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, and to pay compensation from the Trust for services in as many capacities as such Person may be so engaged or employed; and to delegate any of the powers and duties of the Trustees to any one or more Trustees, agents, representatives, officers, employees, independent contractors or other Persons;

(o)           to determine whether moneys, Securities or other assets received by the Trust shall be charged or credited to income or capital or allocated between income and capital, including the power to amortize or fail to amortize any part or all of any premium or discount, to treat any part or all the profit resulting from the maturity or sale of any asset whether purchased at a premium or at a discount, as income or capital, or apportion the same between income and capital, to apportion the sales price of any asset between income and capital, and to determine in what manner any expenses or disbursements are to be borne as between income and capital, whether or not in the absence of the power and authority conferred by this subsection such moneys, Securities or other assets would be regarded as income or as capital or such expense or disbursement would be charged to income or to capital, to treat any dividend or other distribution on any investment as income or capital or apportion the same between income and capital; to provide or fail to provide reserves for depreciation, amortization or obsolescence in respect of all or any part of the Trust Estate subject to depreciation, amortization or obsolescence in such amounts and by such methods as they shall determine; and to determine the method or form in which the accounts and records of the Trust shall be kept and to change from time to time such method or form;

(p)           to determine or cause to be determined from time to time the value of all or any part of the Trust Estate and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and from time to time to revalue or cause to be revalued all or any part of the Trust Estate in accordance with such appraisals or other information as are in the Trustees’ sole judgment, necessary and/or satisfactory;

(q)           to collect, sue for, and receive all sums of money coming due to the Trust, and to engage in, intervene in, prosecute, join, defend, compound, compromise, abandon or adjust, by arbitration or otherwise, any actions, suits, proceedings, disputes, claims, controversies, demands or other litigation relating to the Trust, the Trust Estate or the Trust’s affairs, to enter into agreements therefor, whether or not any suit is commenced or claim accrued or asserted and, in advance of any controversy, to enter into agreements regarding arbitration, adjudication or settlement thereof;

(r)            to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust;

(s)            to purchase and pay for out of the Trust Estate insurance contracts and policies insuring the Trust Estate against any and all risks and insuring the Trust and/or all or any of the Trustees, the Shareholders, officers, employees or agents against any and all claims and liabilities of every nature asserted by any Person arising by reason of

10

any action alleged to have been taken or omitted by the Trust or by the Trustees, Shareholders, officers, employees or agents;

(t)            to cause legal title to any of the Trust Estate to be held by and/or in the name of the Trustees, or except as prohibited by law by and/or in the name of the Trust or one or more of the Trustees or any other Person, on such terms, in such manner, with such powers in such Person as the Trustees may determine, and with or without disclosure that the Trust or Trustees are interested therein;

(u)           to adopt a fiscal year for the Trust, and from time to time to change such fiscal year;

(v)           to adopt and use a seal (but the use of a seal shall not be required for the execution of instruments or obligations of the Trust);

(w)          to the extent permitted by law, to indemnify or enter into agreements with respect to indemnification with any Person with which the Trust has dealings, including without limitation any investment advisor or independent contractor, to such extent as the Trustees shall determine;

(x)            to confess judgment against the Trust;

(y)           to discontinue the operations of the Trust;

(z)            to repurchase or redeem Shares; and

(aa)         to do all other such acts and things as are incident to the foregoing, and to exercise all powers which are necessary or useful to carry on the business of the Trust and to carry out the provisions of this Declaration, including, without limitation, all powers of directors of a [STATE] business corporation.

3.3           OFFICERS.

(a)           Election and Term of Office.  The officers of the Trust (the “Officers”) shall be elected by the Trustees and shall be a Chief Executive Officer, a President, a Vice President (which includes any Executive Vice President, Senior Vice President or any variation thereof for all purposes of this Agreement), a Secretary and a Treasurer.  The Trustees may also elect a Chairman, additional Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other Officers as it shall deem necessary or desirable; provided, however, that the initial Officers are listed on Schedule B and such Persons are deemed to have been elected to the offices set forth opposite their respective names thereon without any Trustee or other action.  The Officers of the Trust shall hold office until their successors are elected and qualified, or until they resign or are removed.  Each Officer shall perform such duties as may be prescribed by the Trustees or specified in this Agreement.

(b)           Duties of the Chief Executive Officer.  The Chief Executive Officer shall be responsible for formulating general policies and programs for the Trust

11

for submission to the Trustees and for carrying out the programs and policies approved by the Trustees.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(c)           Duties of the President.  The President shall be the chief operating officer of the Trust and shall be responsible for the administration and operation of the business and affairs of the Trust.  The President shall cause to be called special meetings of the Trustees in accordance herewith.  The President shall perform such other duties and have such other powers as the Chief Executive Officer or the Trustees may from time to time prescribe.  In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise all the powers of the Chief Executive Officer, and shall be subject to all the restrictions upon the Chief Executive Officer.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(d)           Duties of the Vice President.  In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Trustees, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice President shall perform such other duties as may be prescribed by the Trustees, the Chief Executive Officer or the President, under whose supervision he or she shall serve.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(e)           Duties of the Secretary.  The Secretary shall attend all meetings of the Trustees and all meetings of the Members and record all the proceedings of the meetings of the Members and of the Trustees in a book to be kept for that purpose.  The Secretary shall give or cause to be given notice of all meetings of the Members and special meetings of the Trustees and shall perform such other duties as may be prescribed by the Trustees from time to time.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(f)            Duties of the Treasurer.  The Treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.  The Treasurer shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the President and the Trustees, at its regular meetings, or when the Trustees so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Trust.  The Treasurer shall perform, in general, all the duties incident to the office of Treasurer and such other duties as may be prescribed by the Trustees from time to time.  If required by the Trustees, the Treasurer shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the

12

Trustees for the faithful performance of the duties of the Office of Treasurer and for the restoration to the Trustees, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Trust.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(g)           Duties of the Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Trustees (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Trustees may from time to time prescribe.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(h)           Duties of the Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Trustees (or if there shall be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Trustees may from time to time prescribe.  He or she shall have the power to sign and deliver on behalf of the Trust all documents and agreements.

(i)            Compensation.  No Officer shall receive compensation for his or her services to the Trust in such capacity.

(j)            Resignations.  Any Officer may resign at any time by giving written notice to the Trustees.

(k)           Removal.  Any Officer may be removed, with or without cause, at any time by the affirmative vote of the Managers in accordance with Section 5.1.

(l)            Vacancies.  Any vacancy occurring in any office of the Trust may be filled by the Trustees.

ARTICLE IV
THE SHARES AND SHAREHOLDERS

4.1           DESCRIPTION OF SHARES.  Subject to the provisions of Article VII hereof, the beneficial interest in the Trust shall be divided into an unlimited number of transferable shares of beneficial interest which shall have a par value per share of $0.10, be evidenced by certificates and known as “Shares”. All Shares issued hereafter shall be fully paid and nonassessable by the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split.  Each holder of Shares shall as a result thereof be

13

deemed to have agreed to and be bound by the terms of this Declaration.  Shares may be issued for such consideration as the Trustees shall deem advisable.

No Shares shall be entitled to any preemptive rights.  No holder of Shares shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of Shares of any class whatsoever of the Trust, or of securities convertible into any Shares of any class whatsoever of the Trust, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

4.2           RIGHTS, POWERS AND LIMITATIONS OF SHARES.

(a)           DIVIDEND RIGHTS.  The holders of Shares shall be entitled to receive such dividends as may be declared by the Trustees out of funds legally available therefor.

(b)           RIGHTS UPON LIQUIDATION.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Shares shall be entitled to receive, ratably with each other holder of Shares, that portion of the assets of the Trust available for distribution to the holders of its Shares, as the number of Shares held by such holder bears to the total number of Shares then outstanding.

(c)           VOTING RIGHTS.  The holders of Shares shall have the right to vote on all matters (for which Shareholders shall be entitled to vote thereon) at all meetings of Shareholders of the Trust, and shall be entitled to one vote for each Share.

(d)           LEGEND.  Any certificate evidencing Shares shall be stamped or endorsed with a legend in substantially the following form:

THE SHARES OF BENEFICIAL INTEREST REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.

4.3           CERTIFICATES.  Ownership of Shares shall be evidenced by certificates.  Every Shareholder shall be entitled to receive a certificate, in such form as the Trustees shall from time to time approve, specifying the number and class of Shares held by such Shareholder.  Such certificates shall be treated as negotiable and title thereto and to the Shares represented thereby shall be transferred by delivery thereof to the same extent in all respects as a stock certificate, and the shares represented thereby, of a [STATE] business corporation.  Unless otherwise determined by the Trustees, such certificates shall be signed by the President or any Vice President and the Secretary or

14

any Assistant Secretary, and such signatures may be facsimile signatures in accordance with Section 3.2(d) hereof.

4.4           FRACTIONAL SHARES.  In connection with any issuance of Shares, the Trustees may issue fractional Shares or may provide for the issuance of scrip including, without limitation, the time within which any such scrip must be surrendered for exchange into full Shares and the rights, if any, of holders of scrip upon the expiration of the time so fixed, the rights, if any, to receive proportional distributions, and the rights, if any, to redeem scrip for cash, or the Trustees may in their discretion, or if they see fit at the option of each holder, provide in lieu of scrip for the adjustment of the fractions in cash.  The provisions of Section 4.3 hereof relative to certificates for Shares shall apply so far as applicable to such scrip.

4.5           LEGAL OWNERSHIP OF TRUST ESTATE.  The legal ownership of the Trust Estate and the right to conduct the business of the Trust are vested exclusively in the Trustees (subject to Section 3.2(t)), and the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares issued hereunder and they shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Estate.

4.6           SHARES DEEMED PERSONAL PROPERTY.  The Shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth or provided for in this Declaration.  The death, dissolution, liquidation, insolvency, bankruptcy or incapacity of a Shareholder shall not dissolve or terminate the Trust or affect its continuity nor give his legal representative any rights whatsoever, whether against or in respect of other Shareholders, the Trustees or the Trust Estate or otherwise except the sole right to demand and, subject to the provisions of this Declaration and any requirements of law, receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such Shareholder.

4.7           SHARE RECORD; ISSUANCE AND TRANSFERABILITY OF SHARES.  Records shall be kept by or on behalf of and under the direction of the Trustees, which shall contain the names and addresses of the Shareholders, the number of Shares held by them respectively, and the numbers of the certificates representing the Shares, and in which there shall be recorded all transfers of Shares.  The Trust, the Trustees and the officers, employees and agents of the Trust shall be entitled to deem the Persons in whose names certificates are registered on the records of the Trust to be the absolute owners of the Shares represented thereby for all purposes of this Declaration; but nothing herein shall be deemed to preclude the Trustees or officers, employees or agents of the Trust from inquiring as to the actual ownership of Shares.  Until a transfer is duly affected on the records of the Trust, the Trustees shall not be affected by any notice of such transfer, either actual or constructive.

Subject to the provisions of Article VII hereof, shares shall be transferable on the records of the Trust only by the record holder thereof or by his agent thereunto duly authorized in writing upon delivery to the Trustees of the certificate or certificates therefor, properly endorsed or accompanied by duly executed instruments of transfer

15

and accompanied by all necessary documentary stamps together with such evidence of the genuineness of each such endorsement, execution or authorization and of other matters as may reasonably be required by the Trustees.  Upon such delivery, the transfer shall be recorded in the records of the Trust and a new certificate for the Shares so transferred shall be issued to the transferee and in case of a transfer of only a part of the Shares represented by any certificate, a new certificate for the balance shall be issued to the transferor.  Any Person becoming entitled to any Shares in consequence of the death of a Shareholder or otherwise by operation of law shall be recorded as the holder of such Shares and shall receive a new certificate therefor but only upon delivery to the Trustees of instruments and other evidence required by the Trustees to demonstrate such entitlement, the existing certificate for such Shares and such releases from applicable governmental authorities as may be required by the Trustees.  In case of the loss, mutilation or destruction of any certificate for Shares, the Trustees may issue or cause to be issued a replacement certificate on such terms and subject to such rules and regulations as the Trustees may from time to time prescribe.  Nothing in this Declaration shall impose upon the Trustees a duty or limit their rights to inquire into adverse claims.

4.8           DIVIDENDS OR DISTRIBUTIONS TO SHAREHOLDERS.  The Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or assets of the Trust or Securities issued by the Trust, out of current or accumulated income, capital, capital gains, principal, surplus, proceeds from the increase or financing or refinancing of Trust obligations, or from the sale of portions of the Trust Estate or from any other source as the Trustees in their discretion shall determine.  Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees.

4.9           TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR.  The Trustees shall have power to employ one or more transfer agents, dividend disbursing agents and registrars and to authorize them on behalf of the Trust to keep records, to hold and to disburse any dividends or distributions, and to have and perform, in respect of all original issues and transfers of Shares, dividends and distributions and reports and communications to Shareholders, the powers and duties usually had and performed by transfer agents, dividend disbursing agents and registrars of a [STATE] business corporation.

4.10         SHAREHOLDERS’ MEETINGS.  There shall be an annual meeting of the Shareholders on the second Monday in July of each year, at which the Trustees shall be elected and any other proper business may be conducted (the “Annual Meeting of Shareholders”).  Special meetings of Shareholders may be called by the President or by a majority of the Trustees and shall be called by the President upon the written request of Shareholders holding in the aggregate not less than ten percent (10%) of the total votes authorized to be cast by the outstanding Shares of the Trust entitled to vote at such meeting.  If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees.  Notice of any special meeting shall state the purpose of the meeting.  Upon receipt of a written request either in person or by registered mail stating the purpose of

16

a special meeting requested by Shareholders, the Trust shall provide all Shareholders, within ten (10) business days after receipt of said request, written notice of such special meeting and the purpose of such special meeting to be held on a date not less than twenty (20) nor more than sixty (60) days after receipt of said request, at a time and place convenient to Shareholders.

The holders of Shares entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question.  Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting may be reconvened without further notice.  At any reconvened session of the meeting at which there shall be a quorum, any business may be transacted at the meeting as originally noticed.

Whenever any action is to be taken by the Shareholders, it shall, except as otherwise clearly indicated in this Declaration, require, and may be effected by, the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote and voting on such matter, provided that such majority shall be at least a majority of the number of Shares required to constitute a quorum for action on such matter.  Any election of Trustees by Shareholders shall be determined by a plurality of the votes cast by the Shareholders entitled to vote at the election.  No ballot shall be required for such election unless requested by a Shareholder present or represented at the meeting and entitled to vote in the election.

Whenever Shareholders are required or permitted to take any action, such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified elsewhere in this Declaration) of the outstanding Shares that would be entitled to vote thereon at a meeting.

Except with respect to matters on which a Shareholders’ vote shall be required for or shall determine action of the Trustees as expressly set forth in this Declaration, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

4.11         PROXIES.  Whenever the vote or consent of a Shareholder entitled to vote is required or permitted under this Declaration, such vote or consent may be given either directly by such Shareholder or by a proxy in the form prescribed by the Trustees.  The Trustees may solicit such proxies from the Shareholders or any of them entitled to vote in any matter requiring or permitting the Shareholders’ vote or consent.  No proxy for any meeting of Shareholders entitled to vote shall be effective unless such proxy shall have been placed on file with such officer of the Trust as the Trustees shall have designated for such purposes for verification prior to such meeting.

4.12         FIXING RECORD DATE.  The Trustees may fix, in advance, a date as the record date for determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or to express consent to any proposal without a meeting or for the purpose of determining Shareholders entitled to receive payment of any dividend or

17

distribution (whether before or after dissolution of the Trust) or other communication from the Trustees, or for any other purpose.  Except otherwise provided herein, the record date so fixed shall be not less than five (5) days nor more than sixty (60) days prior to the date of the meeting or event for the purpose of which it is fixed.

4.13         NOTICE TO SHAREHOLDERS.  Any notice of meeting or other notice, communication or report to any Shareholder shall be deemed duly delivered to such Shareholder when such notice, communication or report is deposited, with postage thereon prepaid in the United States mail, addressed to such Shareholder at his address as it appears on the records of the Trust or is delivered in person to such Shareholder.

ARTICLE V
LIABILITY OF TRUSTEES, SHAREHOLDERS, OFFICERS,
EMPLOYEES AND AGENTS AND OTHER MATTERS

5.1           EXCULPATION OF TRUSTEES, OFFICERS AND OTHERS.  No Trustee, officer, agent or employee shall be personally liable to the Trust or its Shareholders for monetary damages for breach of fiduciary duty by such Person as a Trustee, officer, employee or agent notwithstanding any provision of law imposing such liability, except to the extent provided by applicable law for liability (a) for breach of such Person’s duty of loyalty to the Trust or its Shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, or (c) for any transaction from which such Person derived an improper personal benefit.

5.2           LIMITATION OF LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS.  The Trustees, officers, employees and agents of the Trust in incurring any debts, liabilities or obligations or in taking or omitting any other actions for or in connection with the Trust are, and shall be deemed to be, acting as Trustees, officers, employees or agents of the Trust and not in their own individual capacities.  The Trustees shall have no power to bind the Shareholders personally, or to call upon them for the payment of any money or any assessment whatsoever other than such sums as the Shareholders may at any time personally agree to pay for new Shares to be acquired from the Trust.  No Shareholder and, except to the extent provided in Section 5.1, no Trustee, officer, employee or agent shall be liable for (a) any debt, liability or obligation of any kind of, or with respect to, the Trust or (b) any claim, demand, judgment or decree against the Trust (in any such case in tort, contract or otherwise) arising out of any action taken or omitted for or on behalf of the Trust and the Trust shall be solely liable therefor and resort shall be had solely to the Trust Estate for the payment or performance thereof, and no Shareholder and, except as aforesaid, no Trustee, officer, employee or agent shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any other Person or Persons in connection with the Trust Estate or the affairs of the Trust (or any actions taken or omitted for or on behalf of the Trust), and all such other Persons shall look solely to the Trust Estate for satisfaction of claims of any nature arising in connection with the Trust Estate or the affairs of the Trust (or any action taken or omitted for or on behalf of the Trust).  Each Shareholder shall be entitled to pro rata indemnity from the

18

Trust Estate if, contrary to the provisions hereof, such Shareholder shall be held to any personal liability.

5.3           EXPRESS EXCULPATORY CLAUSES AND INSTRUMENTS.  Any written instrument creating an obligation of the Trust shall include a reference to this Declaration and provide that neither the Shareholders nor the Trustees nor officers, employees or agents of the Trust shall be liable thereunder and that all Persons shall look solely to the Trust Estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the Shareholders or any Trustee, officer, employee or agent of the Trust liable nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

5.4           INDEMNIFICATION AND REIMBURSEMENT OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS.  Subject to the provisions of Section 5.10 hereof, the present and former Trustees, officers, employees, agents and Affiliates of the Trust (or any person who serves or served, at the Trust’s request, as a director, officer, employee or agent of another organization or who serves or served at the Trust’s request in any capacity with respect to any employee benefit plan) shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with service in such capacity, except, in the case of each such Person, to the extent that such losses, judgments, liabilities, expenses and amounts paid in settlement were the result of gross negligence or willful misconduct on the part of such Person for which such Person would have liability under Section 5.1, and PROVIDED, that such Person gives prompt notice thereof, executes such documents and takes such action as will permit the Trust to conduct the defense or settlement thereof.  In the event of a settlement approved by the Trustees of any such claim, alleged liability, action, suit or proceeding, indemnification and reimbursement shall be provided except as to such matters covered by the settlement that arose out of or are based upon such Person’s gross negligence or willful misconduct.  Such rights of indemnification and reimbursement shall be satisfied only out of the Trust Estate.  The Trust shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.  The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything contained herein restrict such Person’s right to contribution as may be available under applicable law.  The Trust shall provide advances to any such Person for legal expenses and other costs related to a claim which may be indemnified hereunder, provided that such Person undertakes to repay the advanced funds to the Trust in cases where it is determined that such Person was not entitled to such indemnification.

Any action taken by or conduct on the part of a Trustee, officer, employee or agent of the Trust in conformity with or in good faith reliance upon the provisions of Section 5.5 and 5.6 shall not, for the purposes of this Declaration (including without limitation Sections 5.1, 5.2 and 5.3 and this Section 5.4) constitute negligence or misconduct.

19

5.5           RIGHT OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS TO OWN SHARES OR OTHER PROPERTY AND TO ENGAGE IN OTHER BUSINESS.  Any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares in the Trust, for his individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he were not a Trustee or officer, employee or agent of the Trust.  Any Trustee or officer, employee or agent of the Trust may, in his personal capacity or in the capacity of trustee, officer, director, stockholder, partner, member, adviser or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the acquisition, syndication, holding, management, development, operation or disposition, for his own account or for the account of such Person or others, of interests in Real Property, or interests in Persons engaged in the real estate business.  Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him in any capacity other than solely as Trustee, officer, employee or agent of the Trust, even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust.  Subject to the provisions of 5.6, any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, stockholder, partner, member, adviser or employee of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder.

5.6           TRANSACTIONS BETWEEN TRUSTEES, OFFICERS, EMPLOYEES OR AGENTS AND THE TRUST. Subject to the provisions of Article VII hereof, in the absence of fraud, a contract, act or other transaction, between the Trust and any other Person, or in which the Trust is interested, shall be valid and no Trustee, officer, employee or agent of the Trust shall have any liability as a result of entering into any such contract, act or transaction, even though (a) one or more Trustees, officers, employees or agents are directly or indirectly interested in or connected with, or are trustees, partners, members, managers, directors, employees, officers, or agents of or serve in another capacity with such other Person, or (b) one or more of the Trustees, officers, employees or agents of the Trust, individually or jointly with others, is a party or are parties to, or directly or indirectly interested in, or connected with, such contract, act or transaction, provided that (i) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not so interested or (ii) such interest or connection is disclosed or known to the Shareholders, and thereafter such contract, act or transaction is approved by Shareholders holding a majority of the Shares, then outstanding and entitled to vote thereon or (iii) such contract, act or transaction is fair as to the Trust as of the time it is authorized, approved or ratified by the Trustees or the Shareholders.

This Section 5.6 shall not prevent any sale of Shares issued by the Trust for the public offering thereof in accordance with a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

20

The Trustees are not restricted by this Section 5.6 from forming a corporation, partnership, trust or other business association owned by any Trustee, officer, employee or agent or by their nominees for the purpose of holding title to property of the Trust or managing property of the Trust, provided that the Trustees make a determination that the creation of such entity for such purpose is in the best interest of the Trust.

5.7          RESTRICTION OF DUTIES AND LIABILITIES.  The Shareholders, Trustees, officers, employees and agents shall in no event have any greater duties or liabilities than those established by this Declaration of Trust or, in cases as to which such duties or liabilities are not so established, than those of the shareholders, directors, officers, employees and agents of a [STATE] business corporation in effect from time to time.

5.8          PERSONS DEALING WITH TRUSTEES, OFFICERS, EMPLOYEES OR AGENTS.  Any act of the Trustees, officers, employees or agents purporting to be done in their capacity as such, shall, as to any Persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Declaration and within the powers of the Trustees, officers, employees or agents.  No Person dealing with the Trustees or any of them, or with the officers, employees or agents of the Trust, shall be bound to see to the application of any funds or property passing into their hands or control.  The receipt of the Trustees or any of them, or of authorized officers, employees or agents of the Trust, for moneys or other consideration, shall be binding upon the Trust.

5.9          RELIANCE.  The Trustees and the officers, employees and agents of the Trust may consult with counsel and the advice or opinion of such counsel shall be prima facie evidence of good faith and lack of negligence of all the Trustees and the officers, employees and agents of the Trust in respect of any action taken or suffered by them in reliance on or in accordance with such advice or opinion.  In discharging their duties, Trustees or officers, employees or agents of the Trust, when acting in good faith, may rely upon financial statements of the Trust represented to them to fairly present the financial position or results of operations of the Trust by the President of the Trust or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position or results of operations of the Trust.  The Trustees and the officers, employees and agents of the Trust may rely, and shall be personally protected in acting, upon any instrument or other document believed by them in good faith to be genuine.

5.10        SUBORDINATION OF INDEMNIFICATION CLAIMS.  Notwithstanding anything to the contrary in this Declaration, the obligations of the Trust to Lender in respect of the Loan described in Article VII hereof are secured to the extent provided in and by the Mortgage and the other Loan Documents. To the extent that payment in respect of claims for indemnification under this Article V is sought from assets of the Trust which collaterally secure the obligations of the Trust to Lender in respect of the

21

Loan, such claims for indemnification are subordinate in right of payment to such obligations of the Trust in respect of the Loan.

ARTICLE VI
DURATION, DISSOLUTION AND AMENDMENT OF TRUST

6.1          DURATION OF TRUST.

Subject to the provisions of Article VII hereof, the Trust shall continue without limitation of time, PROVIDED, HOWEVER, that, subject to the provision of Article VII hereof, the Trust may be dissolved at any time upon a determination by a majority of the Trustees to dissolve the Trust and approval of such dissolution by the affirmative vote of the holders of Shares representing a majority of the total number of votes authorized to be cast by Shares, then outstanding and entitled to vote thereon.

6.2          DISSOLUTION OF TRUST.

(a)           Upon the dissolution of the Trust:

(i)            the Trust shall carry on no business except for the purposes of winding up its affairs;

(ii)           the Trustees shall proceed to wind up the affairs of the Trust and all the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Estate to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and

(iii)          after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining Trust Estate, in cash or in kind or partly each, among the Shareholders according to their respective rights.

(b)           After dissolution of the Trust payment or adequate provision for payment of all liabilities and distribution to the Shareholders as herein provided, the Trust shall terminate upon filing of a certificate of cancellation relating to the Trust with the [STATE] Secretary of State, which certificate of cancellation may be signed by any one Trustee, and the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such dissolution, with a copy of such writing

22

provided to the other Trustees, and such distribution and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder and the rights and interests of all Shareholders shall thereupon cease.

6.3          AMENDMENT PROCEDURE.  Subject to the provisions of Article VII hereof, this Declaration may be amended by a majority of the Trustees with the approval of the holders of Shares representing a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon.  A majority of the Trustees may also amend this Declaration without the vote or consent of Shareholders to change the name of the Trust or if they deem it necessary to conform this Declaration to the requirements of (i) applicable federal laws or regulations or (ii) any state securities or “blue sky” laws or requirements of administrative agencies thereunder in connection with any public offering of Shares, but the Trustees shall not be liable for failing so to do.

6.4          SALE OF ASSETS, MERGER, ETC. Subject to the provisions of Article VII hereof, the Trustees, with the approval of a majority of the Trustees and the affirmative vote or written consent of the holders of Shares representing a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon, may: (a) sell, lease or exchange all or substantially all of the property and assets of the Trust, (b) merge the Trust with or into any corporation, association, partnership, limited liability company, trust or other organization or entity or (c) convert the Trust into a corporation, partnership, limited liability company other organization or entity.

ARTICLE VII

PROVISIONS RELATING TO FINANCING

[ RESERVED FOR INSERTION AT A LATER DATE ]

ARTICLE VIII
MISCELLANEOUS

8.1          APPLICABLE LAW.  This Declaration and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to the statutes and laws of the State of [STATE].

8.2          INDEX AND HEADINGS FOR REFERENCE ONLY.  The index and headings preceding the text, articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Declaration.

23

8.3          SUCCESSORS IN INTEREST.  This Declaration shall be binding upon and inure to the benefit of the undersigned Trustees and their successors, assigns, heirs, distributees and legal representatives, and every Shareholder and his successors, assigns, heirs, distributees and legal representatives.

8.4          INSPECTION OF RECORDS.  Trust records shall be available for inspection by Shareholders as provided in the Act.

8.5          COUNTERPARTS.  This Declaration may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

8.6          PROVISIONS OF THE TRUST IN CONFLICT WITH LAW OR REGULATIONS; SEVERABILITY.  If any provision of this Declaration shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Declaration, and this Declaration shall be carried out as if any such invalid or unenforceable provision were not contained herein.

8.7          CERTIFICATIONS.  The following certifications shall be final and conclusive as to any Persons dealing with the Trust:

(a)           a certification of a vacancy among the Trustees by reason of resignation, removal, increase in the number of Trustees, incapacity, death or otherwise, when made in writing by a majority of the remaining Trustees;

(b)           a certification as to the individuals holding office as Trustees or officers at any particular time, when made in writing by any one of the president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of the Trust or by any Trustee;

(c)           a certification that a copy of this Declaration is a true and correct copy thereof as then in force, when made in writing by any one of the president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of the Trust or by any Trustee; and

(d)           a certification as to any actions by Trustees, other than the above, when made in writing by any one of the president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of the Trust or by any Trustee.

8.8.         ENTIRE AGREEMENT.    This Declaration and the Certificate contain the entire agreement among the parties with respect to the subject matters hereof and supersede any prior agreements or understandings with respect thereto, including without limitation, the Original Declaration.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

24

Draft - 09/30/10

IN WITNESS WHEREOF, the undersigned have signed these presents all on the day and year first above written.

TRUSTEES:

Thomas H. Nolan, Jr., not individually but solely in the capacity as Co-Trustee

Robert A. Michaels, not individually but solely in the capacity as Co-Trustee

Edmund J. Hoyt, not individually but solely in the capacity as Co-Trustee
[ADD IF STATE = DELAWARE]

Michelle A. Dreyer, not individually but solely in the capacity as Resident Trustee

SHAREHOLDER:
GGP IVANHOE II, INC., a Delaware corporation

By:
Linda J. Wight, Vice President

Draft - 09/30/10

JOINDER BY INDEPENDENT TRUSTEES

Effective as of December         , 2009 the undersigned hereby joins in the execution of the Declaration of Trust dated December         , 2009 (the “Trust Agreement”) of [ENTITY NAME], a [STATE] business trust to which this joinder is attached for the limited purpose of (i) accepting his/her appointment as an Independent Trustee, and (ii) accepting and agreeing to be bound by all the terms and provisions of the Trust Agreement applicable to the undersigned as Independent Trustee.

INDEPENDENT TRUSTEES:

Name:

Name:

SCHEDULE A

TO

DECLARATION OF TRUST

OF

[ENTITY NAME]

INDEPENDENT TRUSTEES

SCHEDULE B

TO

DELEGATION OF TRUST

OF

[ENTITY NAME]

OFFICERS

Name	Office

Adam S. Metz	Chief Executive Officer

Thomas H. Nolan, Jr.	President and Chief Operating Officer

Robert A. Michaels	Vice Chairman

Sharon M. Polonia	Executive Vice President

Ronald L. Gern	Senior Vice President and Secretary

Kathleen M. Courtis	Vice President

Linda J. Wight	Vice President and Assistant Secretary

Edmund J. Hoyt	Treasurer

Michael Chimitris	Assistant Secretary

Howard A. Sigal	Assistant Secretary

Carol A. Williams	Assistant Secretary

Exhibit 14

Draft -09/30/10

SEPARATION AGREEMENT

BY AND BETWEEN

GENERAL GROWTH PROPERTIES, INC.

AND

SPINCO, INC.

Dated [·], 2010

i

(continued)

ii

(continued)

iii

EXHIBITS

A-1	Form of Ala Moana Condominium Declaration
A-2	Form of Ala Moana Development Agreement
B	Form of Arizona 2 Promissory Note
C	Form of Assumption Agreement
D	Form of Columbia Development Agreement
E	Form of Employee Leasing Agreement
F	Form of Employee Matters Agreement
G	Form of Fashion Show Core Principles
H	Form of Registration Rights Agreement
I-1	Form of REP Investments Stockholders Agreement
I-2	Form of Fairholme Stockholders Agreement
I-3	Form of Pershing Square Stockholders Agreement
J-1	Form of 110 N. Wacker (Chicago Headquarters) Sublease Term Sheet
J-2	Form of 10,000 W. Charleston (Las Vegas Headquarters) Sublease Term Sheet
J-3	Form of Columbia Headquarters Sublease Term Sheet
K	Form of Surety Bond Indemnity Agreement
L	Form of Tax Matters Agreement
M	Form of Transition Services Agreement
N	Form of Warrant and Registration Rights Agreement

SCHEDULES

2.1(a)	Spinoff Plan
6.5(a)	Assumed Actions

iv

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of [·], 2010, is by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and Spinco, Inc., a Delaware corporation (“Spinco”).  Capitalized terms used herein shall have the meanings assigned to them in Article I hereof or as otherwise expressly set forth herein.

RECITALS

WHEREAS, the board of directors of GGP has determined that it is in the best interests of GGP and its shareholders to create a new publicly traded company which shall operate the Spinco Business;

WHEREAS, Spinco has been incorporated solely for these purposes and has not engaged in activities except in preparation for its corporate restructuring and the distribution of its stock;

WHEREAS, the board of directors of GGP and the board of directors of Spinco have approved the transfer of the Spinco Assets to Spinco and its Subsidiaries and the assumption by Spinco and certain of its Subsidiaries of the Spinco Liabilities, all as more fully described in this Agreement and the other Transaction Documents;

WHEREAS, pursuant to the terms of the Order, the Bankruptcy Court approved the distribution of shares of the common stock, no par value per share, of Spinco (the “Spinco Common Stock”) to the holders of issued and outstanding units of GGP LP as of the close of business on the Record Date;

WHEREAS, pursuant to the terms of the Order, the Bankruptcy Court has further approved the distribution of Spinco Common Stock to the holders of issued and outstanding common shares, $0.01 par value per share, of GGP (the “GGP Common Shares”) as of the close of business on the Record Date, on the basis of 0.0983 shares of Spinco Common Stock for every one (1) GGP Common Share; provided, however, that no fractional shares shall be issued (the “Distribution”);

WHEREAS, GGP and Spinco have prepared, and Spinco has filed with the SEC, the Form 10, including the information statement contained therein, and which sets forth disclosure concerning Spinco and the Distribution;

WHEREAS, commencing on April 16, 2009 and continuing thereafter, GGP and certain of its Subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG) (collectively, the (the “Bankruptcy Cases”);

WHEREAS, the Distribution will be implemented in connection with the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code by GGP and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Southern District of New

York on [·], as it may be subsequently amended and supplemented, as approved by the Bankruptcy Court (the “Plan”) and;

WHEREAS, for U.S. federal income tax purposes, certain steps of the Restructuring and the Distribution are intended to qualify for tax-free treatment under Sections 351, 355, 368(a) and related provisions of the Code;

WHEREAS, GGP has received a private letter ruling from the IRS to the effect that, among other things, (i) certain steps of the Restructuring and the Distribution, taken together, qualify as a transaction (a) that is described in Sections 355(a) and 368(a)(1)(G) of the Code, (b) in which the Spinco Common Stock distributed is “qualified property” under Section 361(c) of the Code and (c) in which the holders of GGP Common Shares recognize no income or gain for U.S. federal income tax purposes under Section 355 of the Code, and (ii) certain other steps of the Spinoff Plan qualify as transactions that are described in Sections 355(a) and 368(a)(1)(G) of the Code (the “Private Letter Ruling”);

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Restructuring and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Restructuring and the Distribution and the relationship of GGP, Spinco and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the

2

management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, promise, arrangement or otherwise.  It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the other Transaction Documents, no member of the Spinco Group shall be deemed to be an Affiliate of any member of the GGP Group, and no member of the GGP Group shall be deemed to be an Affiliate of any member of the Spinco Group.

“Ala Moana Condominium Declaration” means a Declaration of Condominium Property Regime of 1555 Kapiolani Condominium in substantially the form attached hereto as Exhibit A-1 to be recorded concurrently with the execution of the Ala Moana Development Agreement.

“Ala Moana Development Agreement” means the Development Agreement in substantially the form attached hereto as Exhibit A-2 to be entered into by Kapiolani Retail LLC and Kapiolani Residential, LLC on or prior to the Plan Effective Date.

“Ancillary Documents” means the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Employee Leasing Agreement, the Real Estate Agreements, the Transfer Documents, the Subleases, the Surety Bond Indemnity Agreement and the Assumption Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arizona 2 Promissory Note” means the Promissory Note in substantially the form attached hereto as Exhibit B to be made by GGP LP on or prior to the Plan Effective Date.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) held by or in the name of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, known or unknown, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)                                 all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)                                 all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment and other tangible personal property;

(c)                                  all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

3

(d)                                 all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee, licensor, licensee or otherwise;

(e)                                  (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f)                                   all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts, agreements or commitments;

(g)                                  all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(h)                                 all Intellectual Property and Technology;

(i)                                     all Software;

(j)                                    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                 all prepaid expenses, trade accounts and other accounts and notes receivable;

(l)                                     all rights under Contracts, agreements and entitlements, all claims or rights against any Person arising from the ownership of any Asset or otherwise, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                             all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;  and

(o)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumption Agreement” means the Assumption Agreement in substantially the form attached hereto as Exhibit C to be entered into by GGP and Spinco on or prior to the Plan Effective Date.

4

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Development Agreement” means the Development Agreement and Memorandum of Intent in substantially the form attached hereto as Exhibit D to be entered into by GGP LP and Spinco on or prior to the Plan Effective Date.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Cornerstone Investment Agreement” means the Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between GGP and REP Investments LLC, as it may be further amended.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as it may be amended, supplemented or otherwise modified from time to time, and as approved by the Bankruptcy Court in accordance with Section 1125 of the Bankruptcy Code.

“Distribution Agent” means The Bank of New York Mellon Corporation (and/or its affiliates).

“Effective Time” means the time at which the Distribution occurs as provided in the Order.

“Employee Leasing Agreement” means the Employee Leasing Agreement in substantially the form attached hereto as Exhibit E, to be entered into by and between GGP and Spinco or a Subsidiary thereof on or prior to the Plan Effective Date.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit F, to be entered into by and between GGP and Spinco or a Subsidiary thereof on or prior to the Plan Effective Date.

“Environmental Law” means any applicable Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Fairholme Investment Agreement” means the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between GGP and The Fairholme Fund, a series of Fairholme Funds, Inc., and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., as it may be further amended.

5

“Fashion Show Core Principles” means the Fashion Show Air Rights — Core Principles in substantially the form attached hereto as Exhibit G to be entered into by GGP LP and Spinco on or prior to the Plan Effective Date.

“Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.  Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by Spinco with the SEC on August 25, 2010 to effect the registration of Spinco Common Stock pursuant to the Exchange Act in connection with the listing of Spinco’s common stock on the New York Stock Exchange, as such registration statement may be amended or supplemented from time to time.

“GGP Business” means the businesses and operations conducted immediately prior to the Effective Time by any member of the GGP Group that are not included in the Spinco Business.

“GGP Disclosure Documents” means any registration statement filed with the SEC in the name of any member of the GGP Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

“GGP Group” means GGP and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan, expressly excluding the Spinco Group.

“GGP Intellectual Property” means (i) the GGP Name and GGP Marks and (ii) all other Intellectual Property that is owned by any member of the GGP Group immediately after the Effective Time.

“GGP LP” means GGP Limited Partnership, a Delaware limited partnership.

“GGP Name and GGP Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of GGP or any of its Subsidiaries using or containing “GGP” (in block letters or otherwise), “GGP” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“GGP Software” means all Software that is owned by any member of the GGP Group immediately after the Effective Time.

6

“GGP Technology” means all Technology that is owned by any member of the GGP Group immediately after the Effective Time.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the GGP Group or the Spinco Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, classified, regulated or otherwise classified as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning or effect or any other material, substance or waste, that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means the insurance policies written by insurance carriers, including any self-insurance arrangements, pursuant to which Spinco or one (1) or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Effective Time.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent

7

applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“Investment Agreements” means the Cornerstone Investment Agreement, Fairholme Investment Agreement and Pershing Investment Agreement.

“IP Application” means any application for the registration, issuance or perfection of any intellectual property rights, including patent applications, copyright applications and trademark applications.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable (now or in the future), including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Order” means the order of the Bankruptcy Court approving the Distribution.

“Pershing Investment Agreement” means the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between GGP and Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing

8

Square International, Ltd. and Pershing Square International V, Ltd., as it may be further amended.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Plan Effective Date” means the date on which distributions to holders of claims and equity interests commences pursuant to the Plan, or such other time as determined by GGP in accordance with Section 3.3.

“Pre-GGP Insurance Policies” means third-party insurance policies held by GGP or its Subsidiaries that are in effect immediately after the Effective Time that satisfy each of the following conditions: (i) such insurance policy was acquired directly or indirectly by GGP as a result of GGP’s acquisition of the holder of such insurance policy, and (ii) at the time of such acquisition, the business of the holder of such insurance policy related to some or all of the businesses comprising the Spinco Business.

“Real Estate Agreements” means the Ala Moana Condominium Declaration, the Ala Moana Development Agreement, the Arizona 2 Promissory Note, the Columbia Development Agreement and the Fashion Show Core Principles.

“Record Date” means [·], 2010.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit H, to be entered into by and between certain purchasers to be named therein and Spinco, as of the Effective Time.

“Restructuring” means the transfer of the Spinco Assets to Spinco and its Subsidiaries and the assumption of the Spinco Liabilities by Spinco and its Subsidiaries, and the transfer of certain Excluded Assets to GGP and its Subsidiaries and the assumption by GGP and its Subsidiaries of certain Excluded Liabilities, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Spinoff Plan and the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any

9

and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Spinco Balance Sheet” means Spinco’s unaudited pro forma condensed combined balance sheet in Item 2 of the Form 10.

“Spinco Business” means the management, operation and development of the properties and assets described in Item 1 of the Form 10, as conducted by any member of the Spinco Group immediately prior to the Effective Time.

“Spinco Contracts” means the following Contracts, to the extent in effect immediately prior to the Effective Time:

(a)                                 any Contracts to which one or more members of the Spinco Group is a party; provided that no members of the GGP Group are also party to such Contracts;

(b)                                 any Contracts that relate exclusively to the Spinco Business; and

(c)                                  any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the other Transaction Documents to be assigned to Spinco or any member of the Spinco Group.

“Spinco Disclosure Documents” means any registration statement (including the Form 10) filed with the SEC in the name of any member of the Spinco Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

“Spinco Employees” means all Business Employees (as defined in the Employee Matters Agreement) and all Leased Employees (as defined in the Employee Leasing Agreement).

“Spinco Group” means Spinco and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan.

“Stockholders Agreements” means the letters substantially in the forms attached hereto as Exhibits I-1 — I-3, to be entered into by and between Spinco and each of REP Investments LLC (and/or its affiliates), The Fairholme Fund (and/or its affiliates) and Pershing Square Capital Management, L.P. (and/or its affiliates) on or prior to the Plan Effective Date.

“Subleases” means the subleases substantially in the forms attached hereto as Exhibits J-1 — J-3, to be entered into by and between GGP (and/or a Subsidiary thereof) and Spinco (and/or a Subsidiary thereof) on or prior to the Plan Effective Date.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially

10

owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities, or the contractual right, to elect a majority of the board of directors or similar governing body or the managing partner or managing member.

“Surety Bond Indemnity Agreement” means the Surety Bond Indemnity Agreement, in substantially the form attached hereto as Exhibit K, to be entered into by and between GGP and Spinco on or prior to the Plan Effective Date.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Attributes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit L, to be entered into by and between GGP and Spinco on or prior to the Plan Effective Date.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how,  research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Transaction Documents” means this Agreement, the Ancillary Documents, the Registration Rights Agreement, the Warrant and Registration Rights Agreement and the Stockholders Agreements.

“Transactions” means, collectively, (i) the Restructuring, (ii) the Distribution, and (iii) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit M, to be entered into by and between GGP and Spinco, and/or any of their respective Subsidiaries, on or prior to the Plan Effective Date.

“Warrant and Registration Rights Agreement” means the Warrant and Registration Rights Agreement in substantially the form attached hereto as Exhibit N, to be entered into by and between Spinco and Mellon Investor Services LLC, as of the Effective Time.

1.2                               Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

11

Term	Section

Agreement	Preamble
Amended and Restated Bylaws	3.1(c)
Amended and Restated Certificate of Incorporation	3.1(c)
Assumed Actions	6.5(a)
Bankruptcy Cases	Recitals
Bankruptcy Closing	7.1(a)
Bankruptcy Court	Recitals
CPR	7.3(a)
CPR Arbitration Rules	7.3(a)
Dispute	7.1(b)
Distribution	Recitals
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
GGP	Preamble
GGP Accounts	2.8(a)
GGP Common Shares	Recitals
GGP Confidential Information	6.2(b)
GGP Indemnified Parties	5.2
Guarantee Release	5.10(b)
Indemnified Party	5.5(a)
Indemnifying Party	5.5(a)
Indemnity Payment	5.5(a)
Initial Notice	7.2
linked	2.8(a)
Non-Transferred Asset	2.5(a)
Non-Transferred Liability	2.5(a)
Plan	Recitals
Private Letter Ruling	Recitals
Released Party	2.6(a)
Representatives	6.2(a)
Response	7.2
Responsible Party	2.6(a)
Shared Information	6.2(c)
Special Damages	5.8
Spinco	Preamble
Spinco Accounts	2.8(a)
Spinco Assets	2.2(a)
Spinco Common Stock	Recitals
Spinco Confidential Information	6.2(a)
Spinco Indemnified Parties	5.3
Spinco Liabilities	2.3(a)
Spinoff Plan	2.1(a)
Third Party Claim	5.6(a)
Transfer Documents	2.1(b)
Transferee Party	2.5(a)

12

Term	Section

Transferor Party	2.5(a)
Transferred Actions	6.5(b)

ARTICLE II

THE RESTRUCTURING

2.1                               Transfer of Assets; Assumption of Liabilities.

(a)                                 Prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Spinoff Plan”) and to the extent not previously effected pursuant to the steps of the Spinoff Plan that have been completed prior to the date hereof:

(i)                                     GGP shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Spinco or certain of Spinco’s Subsidiaries designated by Spinco, and Spinco or such Subsidiaries shall accept from GGP and its applicable Subsidiaries, all of GGP’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Spinco Assets existing immediately prior to the Distribution in accordance with Schedule 2.1(a);

(ii)                                  Spinco and certain of its Subsidiaries designated by Spinco shall accept, assume and agree faithfully to perform, discharge and fulfill all the Spinco Liabilities in accordance with their respective terms.  Spinco and such Subsidiaries shall be responsible for all Spinco Liabilities, regardless of when or where such Spinco Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Plan Effective Date, regardless of where or against whom such Spinco Liabilities are asserted or determined (including any Spinco Liabilities arising out of claims made by GGP’s or Spinco’s respective directors, officers, employees, agents or Subsidiaries against any member of the GGP Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iii), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the GGP Group or the Spinco Group, or any of their respective directors, officers, employees, agents or Subsidiaries;

(iii)                               GGP shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries designated by GGP, and such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by GGP to be so assigned, transferred, conveyed and delivered, all as more fully set forth in the Spinoff Plan; and

(iv)                              GGP shall and shall cause GGP LP, as a Subsidiary of GGP, to accept and assume as designated by GGP, and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities specified by GGP, and GGP and such Subsidiary shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Plan Effective Date, regardless of where or against whom such Excluded Liabilities are

13

asserted or determined (including any such Excluded Liabilities arising out of claims made by GGP’s or Spinco’s respective directors, officers, employees, agents, Subsidiaries or Subsidiaries against any member of the GGP Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the GGP Group or the Spinco Group, or any of their respective directors, officers, employees, agents or Subsidiaries.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), on the date that such Assets are assigned, transferred, conveyed or delivered or such Liabilities are assumed (i) GGP and Spinco, as applicable, shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of partnership interests, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to such Assets to the applicable transferee thereof provided in the Spinoff Plan, and (ii) GGP and Spinco shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Liabilities by the applicable assignee thereof provided in the Spinoff Plan.  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Spinco hereby waives compliance by each and every member of the GGP Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Spinco Assets to any member of the Spinco Group.

(d)                                 GGP hereby waives compliance by each and every member of the Spinco Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the GGP Group.

2.2                               Spinco Assets.

(a)                                 For purposes of this Agreement, “Spinco Assets” shall mean (without duplication) the following Assets (except to the extent they constitute Excluded Assets):

(i)                                     all Assets owned by any member of the Spinco Group immediately prior to the Effective Time, wherever such Assets may be located;

(ii)                                  any cash and cash equivalents in the Spinco Accounts as of the Effective Time, subject to Section 2.8(g);

(iii)                               any cash proceeds received directly or indirectly by GGP in respect of any sales of real property in the Summerlin master planned community in Clark County, Nevada to the extent such sales are closed by GGP or any of its then current Subsidiaries during

14

the period beginning on September 7, 2010 and ending immediately prior to the Effective Time (net of any out-of-pocket costs, fees and expenses incurred in connection therewith);

(iv)                              all Spinco Contracts;

(v)                                 subject to Section 6.3, any rights or claims of any member of the Spinco Group under any of the Insurance Policies, including any rights or claims thereunder arising after the Effective Time in respect of any Insurance Policies;

(vi)                              any and all Assets reflected as Assets of Spinco and its Subsidiaries in the Spinco Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Spinco Balance Sheet;

(vii)                           any and all other Assets that are expressly provided by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Assets to be transferred to Spinco or any other member of the Spinco Group; and

(viii)                        any and all Assets, other than Intellectual Property, Software and Technology, owned or held immediately prior to the Effective Time by GGP or any of its Subsidiaries that are used exclusively in the Spinco Business (the intention of this clause (viii) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Spinco Asset; no Asset shall be deemed to be a Spinco Asset solely as a result of this clause (viii) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a Spinco Asset solely as a result of this clause (viii) unless a claim with respect thereto is made by Spinco on or prior to the second (2nd) anniversary of the Plan Effective Date).

(b)                                 For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i)                                     the GGP Intellectual Property, GGP Software and the GGP Technology;

(ii)                                  any cash and cash equivalents (other than cash and cash equivalents specified in Section 2.2(a)(ii) and Section 2.2(a)(iii));

(iii)                               any and all Assets that are expressly contemplated by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Assets to be retained by GGP or any other member of the GGP Group;

(iv)                              any and all other Assets owned by any member of the GGP Group immediately prior to the Effective Time, wherever such Assets may be located (other than Spinco Assets); and

15

(v)                                 any and all Assets owned or held immediately prior to the Effective Time by GGP or any of its Subsidiaries that are not used exclusively in the Spinco Business (the intention of this clause (v) is only to rectify any inadvertent transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Excluded Asset; no Asset shall be deemed to be an Excluded Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed an Excluded Asset solely as a result of this clause (v) unless a claim with respect thereto is made by GGP on or prior to the second (2nd) anniversary of the Plan Effective Date).

2.3                               Spinco Liabilities.

(a)                                 For the purposes of this Agreement, “Spinco Liabilities” shall mean (without duplication) the following Liabilities (except to the extent they constitute Excluded Liabilities):

(i)                                     any and all Liabilities of any member of the Spinco Group;

(ii)                                  all Liabilities reflected as liabilities or obligations of Spinco or its Subsidiaries in the Spinco Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Spinco Balance Sheet;

(iii)                               all other Liabilities that are expressly provided by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Liabilities to be assumed by Spinco or any other member of the Spinco Group and all agreements or obligations of any member of the Spinco Group under this Agreement or any of the other Transaction Documents;

(iv)                              except as expressly provided in the Plan or this Agreement, all Liabilities to the extent relating to, arising out of or resulting from:

(A)                               the operation of the Spinco Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or omission by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                               the operation of any business conducted by any member of the Spinco Group at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(C)                               any Spinco Assets (including any Liability relating to, arising out of or resulting from any Spinco Contracts); and

(D)                               any Liability relating to the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and

16

occupational health and safety, or otherwise arising under Environmental Laws or relating to Hazardous Materials arising out of (i) the operation of the Spinco Business, as conducted at any time before, at or after, the Effective Time, (ii) any of the Spinco Assets, including any other businesses, operations or properties associated with the Spinco Assets (including any businesses, operations or properties for which a current or future owner or operator of the Spinco Assets or the Spinco Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Spinco Assets or Spinco Business), in any such case, whether arising before, at or after the Effective Time or (iii) the operation of any business conducted by any member of the Spinco Group at any time before, at or after the Effective Time; and

(v)                                 all Liabilities arising out of any claim made by any Spinco Employee arising in the course of such employee’s employment against any member of the GGP Group or the Spinco Group, regardless of whether such claim arises prior to or after the Effective Time.

(b)                                 For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Liabilities to be retained or assumed by GGP or any other member of the GGP Group, and all agreements and obligations of any member of the GGP Group under this Agreement or any of the other Transaction Documents;

(ii)                                  any and all Liabilities of a member of the GGP Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii)                               any and all liabilities arising from a knowing violation of Law, intentional fraud or intentional misrepresentation by any member of the GGP Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Spinco Group or on behalf of the Spinco Business);

(iv)                              all Liabilities arising out of any claim made by any employee of any member of the GGP Group other than a Spinco Employee arising in the course of such employee’s employment against any member of the GGP Group or the Spinco Group, regardless of whether such claim arises prior to or after the Effective Time; and

(v)                                 any and all Liabilities of any members of the GGP Group that are not Spinco Liabilities.

2.4                               Approvals and Notifications of Spinco Assets and Liabilities.

(a)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Spinco Group of any Spinco Assets or assumption by the Spinco Group of any Spinco Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Restructuring, or the Distribution, that has not been obtained

17

or made by the Effective Time then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Spinco Group of such Spinco Assets or the assumption by the Spinco Group of such Spinco Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made in accordance with this Section 2.4 hereof.  Notwithstanding the foregoing, any such Spinco Assets or Spinco Liabilities shall continue to constitute Spinco Assets and Spinco Liabilities for all other purposes of this Agreement.

(b)                                 If any transfer or assignment of any Spinco Asset or any assumption of any Spinco Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Plan Effective Date, whether as a result of the provisions of Section 2.4(a) or for any other reason, then, insofar as reasonably possible, the member of the GGP Group retaining such Spinco Asset or such Spinco Liability, as the case may be, shall thereafter hold such Spinco Asset or Spinco Liability, as the case may be, for the use and benefit of the member of the Spinco Group entitled thereto (at the expense of the member of the Spinco Group entitled thereto).  In addition, the member of the GGP Group retaining such Spinco Asset or such Spinco Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Spinco Asset or Spinco Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested (pursuant to Section 2.5(b) and otherwise) by the member of the Spinco Group to whom such Spinco Asset is to be transferred or assigned, or which will assume such Spinco Liability, as the case may be, in order to place such member of the Spinco Group in a substantially similar position as if such Spinco Asset or Spinco Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Spinco Asset or Spinco Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Spinco Asset or Spinco Liability, as the case may be, is to inure from and after the Effective Time to the Spinco Group.

(c)                                  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Spinco Asset or the deferral of assumption of any Spinco Liability pursuant to Section 2.4(a), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Spinco Asset or the assumption of any Spinco Liability have been removed, the transfer or assignment of the applicable Spinco Asset or the assumption of the applicable Spinco Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(d)                                 The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Spinco Assets or assumption of Spinco Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by GGP until the six month anniversary of the date of the Distribution, and thereafter by Spinco.(1)

(1)  Pursuant to an amendment to the Cornerstone Investment Agreement, a reserve amount of $1 million will be added to the GGO Note Amount (as defined in the Cornerstone Investment Agreement), and on the six month anniversary of the date of the Distribution the GGO Note Amount will be reduced to the extent such costs and expenses are less than $1 million (and further reduced for accrued interest thereon).

18

2.5                               Transfer of Non-Transferred Assets; Assumption of Non-Transferred Liabilities.

(a)                                 If at any time or from time to time following the Effective Time, any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such Person (or any member of such party’s respective Group, the “Transferor Party”) shall promptly transfer, or cause to be transferred, such Asset (each, a “Non-Transferred Asset”) or Liability (each, a “Non-Transferred Liability”), as the case may be, to the Person (or any member of such party’s respective Group, the “Transferee Party”) entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability, as the case may be, and the Transferee Party entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability shall accept such Non-Transferred Asset or accept, assume and agree faithfully to perform, discharge such Non-Transferred Liability, as applicable.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of Non-Transferred Assets and the assumption of Non-Transferred Liabilities set forth in this Section 2.5, (i) the Transferor Party shall execute and deliver such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contract and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Transferee Party’s right, title and interest in and to the Non-Transferred Assets, and (ii) the Transferee Party shall execute and deliver such assumptions of contract and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Non-Transferred Liabilities.

(c)                                  To the extent that the transfer or assignment of any Non-Transferred Assets or the assumption of any Non-Transferred Liabilities requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in any of the other Transaction Documents, no member of the GGP Group or Spinco Group shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Transferee Party of any Non-Transferred Assets or the assumption by the Transferee Party of any Non-Transferred Liabilities would be a violation of applicable Law or require any material Approval or Notification that has not been made or obtained on or before the Plan Effective Date, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Transferee Party of such Non-Transferred Assets or the assumption by the Transferee Party of such Non-Transferred Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Non-Transferred Assets that are Excluded Assets or Non-Transferred Liabilities that are Excluded Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities for all other purposes of this Agreement, and any such Non-Transferred Assets that are Spinco Assets or Non-Transferred Liabilities that are Spinco Liabilities shall continue to constitute Spinco Assets or Spinco Liabilities for all other purposes of this Agreement.

19

(e)                                  If any transfer or assignment of any Non-Transferred Asset under this Section 2.5, is not consummated on or prior to the Plan Effective Date, whether as a result of the provisions of Section 2.5(d) or for any other reason, then, insofar as reasonably possible, the Transferor Party retaining such Non-Transferred Asset, shall thereafter hold such Non-Transferred Asset for the use and benefit of the Transferee Party entitled thereto (at the expense of the member of the Transferee Party entitled thereto).  In addition, the Transferor Party retaining such Non-Transferred Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Non-Transferred Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Transferee Party to whom such Non-Transferred Asset is to be transferred or assigned, in order to place such Transferee Party in a substantially similar position as if such Non-Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non-Transferred Asset, including use, risk of loss, potential for gain, and dominion, control and command over such Non-Transferred Asset, is to inure from and after the Effective Time to the Transferee Party.

(f)                                   If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Non-Transferred Asset or the deferral of assumption of any Non-Transferred Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Non-Transferred Assets or the assumption of any Non-Transferred Liabilities have been removed, the transfer or assignment of the applicable Non-Transferred Asset or the assumption of the applicable Non-Transferred Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(g)                                  The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Non-Transferred Assets or assumption of Non-Transferred Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by the party that would have been responsible for such costs and expenses if the transfer, assignment or assumption had occurred at or prior to the Effective Time.

2.6                               Novation of Liabilities.

(a)                                 Each of GGP and Spinco, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities that constitute Excluded Liabilities or Spinco Liabilities, as applicable, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the GGP Group or the Spinco Group, as applicable (the “Released Party”), so that, in any such case, the members of the GGP Group or the Spinco Group, as applicable (the “Responsible Party”) will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Transaction Documents, neither GGP nor Spinco shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

20

(b)                                 If the Released Party is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the Released Party shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, the Responsible Party shall, as agent or subcontractor for the Released Party, pay, perform and discharge fully all the obligations or other Liabilities of the Released Party thereunder from and after the Effective Time.  The Responsible Party shall indemnify the Released Party and any other members of its respective Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing and hold each of them harmless against any Liabilities arising in connection therewith; provided, that pursuant hereto the Responsible Party shall have no obligation to indemnify any Person that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.  The Released Party shall cause each member of its respective Group, without further consideration, to pay and remit, or cause to be paid or remitted, to the Responsible Party or its designee promptly all money, rights and other consideration received by it or any member of its respective Group in respect of the document, agreement, Contract, obligation or Liability that gave rise to such performance (unless any such consideration is an Asset expressly allocated to the Released Party pursuant to this Agreement).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, the Released Party shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of its respective Group without payment of further consideration and the Responsible Party, without the payment of any further consideration, shall, or shall cause another member of its respective Group to, assume such obligations.

2.7                               Termination of Agreements and Arrangements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 5.1, Spinco and each member of the Spinco Group, on the one hand, and GGP and each member of the GGP Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, solely between or among Spinco and/or any member of the Spinco Group, on the one hand, and GGP and/or any member of the GGP Group, on the other hand, effective as of the Effective Time; provided, however, to the extent that termination of any such agreement, arrangement, commitment or understanding is inconsistent with any other Transaction Document, such termination shall be determined pursuant to the applicable Transaction Document.  Notwithstanding the foregoing, the Groups shall settle all intercompany receivables and payables as of the Effective Time, and after the Effective Time neither Group shall owe any further amounts to the other Group in respect of such intercompany receivables and payables.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Transaction Document).  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

21

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i)                                     this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by any of the parties hereto or any of the members of their respective Groups);

(ii)                                  any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective wholly-owned Subsidiaries is a party (it being understood that (A) directors’ qualifying shares, preferred or similar interests or shares issued by entities issuing such shares to satisfy REIT qualification requirements or the Code, will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Spinco Assets or Spinco Liabilities, they shall be assigned pursuant to Section 2.1); and

(iii)                               any other agreements, arrangements, commitments or understandings that this Agreement, the Plan, the Spinoff Plan or any other Transaction Document expressly contemplates will survive the Plan Effective Date.

2.8                               Bank Accounts; Cash Balances.

Except as may be set forth in the Transition Services Agreement:

(a)                                 GGP and Spinco each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as GGP and Spinco may agree), all actions necessary to amend all Spinco Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by GGP or any other member of the GGP Group (collectively, the “GGP Accounts”), are de-linked from the GGP Accounts effective on the Effective Date.

(b)                                 GGP and Spinco each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as GGP and Spinco may agree), all actions necessary to amend all Spinco Contracts governing the GGP Accounts so that such GGP Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts.

(c)                                  It is intended that, following consummation of the actions contemplated by Sections 2.8(a) and 2.8(b), there will continue to be in place a centralized cash management process pursuant to which the Spinco Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Spinco.

22

(d)                                 It is intended that, following consummation of the actions contemplated by Sections 2.8(a) and 2.8(b), there will continue to be in place a centralized cash management process pursuant to which the GGP Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by GGP.

(e)                                  With respect to any outstanding checks issued by GGP, Spinco, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn with prompt reimbursement from the Person or Group that issued such check, if applicable, in each case subject to the express provisions in the Plan or the Investment Agreements regarding payment of claims.

(f)                                   As between GGP and Spinco (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either party (or member of its Group) in the ordinary course of business that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

(g)                                  Each of GGP and Spinco agrees that, prior to the Effective Time, GGP or any other member of the GGP Group may withdraw any and all cash or cash equivalents (other than the cash proceeds specified in Section 2.2(a)(iii)) from the Spinco Accounts for the benefit of GGP or any other member of the GGP Group; provided, however, that neither GGP nor any other member of the GGP Group shall be entitled to withdraw any cash or cash equivalents from any Spinco Account if, and to the extent that, the amount of such cash or cash equivalents is necessary to cover any checks or wires made from or against (or to be made from or against) a Spinco Account as of, or prior to, the Effective Time and which has not been paid or withdrawn as of the Effective Time.

2.9                               Disclaimer of Representations and Warranties.  EACH OF GGP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GGP GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY

23

ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1                               Actions on or Prior to the Plan Effective Date.  Prior to the Distribution, the following shall occur:

(a)                                 Listing.  Spinco shall prepare, file and pursue an application to permit listing of the Spinco Common Stock on the New York Stock Exchange.

(b)                                 Bankruptcy.  The Bankruptcy Court shall have entered an order confirming the Plan and there shall not be a stay or injunction (or similar prohibition) in effect with respect to such order.

(c)                                  Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  (i) GGP and Spinco shall each take all necessary action that may be required to provide for the adoption by Spinco of the Amended and Restated Certificate of Incorporation of Spinco in substantially the form attached to the Plan (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Bylaws of Spinco in substantially the form attached to the Plan (the “Amended and Restated Bylaws”) and (ii) Spinco shall file the Amended and Restated Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware.

(d)                                 The Distribution Agent.  GGP shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e)                                  Stock-Based Employee Benefit Plans.  At or prior to the Effective Time, GGP and Spinco shall take all actions as may be necessary to approve the stock-based employee benefit plans of Spinco in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.

3.2                               Conditions Precedent to Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by GGP, in whole or in part, in its sole discretion):

24

(a)                                  the Restructuring shall have been completed in accordance with the Plan;

(b)                                 the Plan Effective Date shall have occurred;

(c)                                  the Private Letter Ruling shall have been received and shall not have been revoked or modified in any material respect;

(d)                                 the Form 10 filed with the SEC shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)                                  the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(f)                                    each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto;

(g)                                 no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Restructuring, shall be in effect;

(h)                                 prior to the Distribution, all of GGP’s representatives or designees shall have resigned or been removed as officers from all members of the Spinco Group, and all of Spinco’s representatives or designees shall have resigned or been removed as officers from all members of the GGP Group;

(i)                                     the designees of REP Investments LLC (or its affiliates) and Pershing Square Capital Management, L.P. (or its affiliates), as set forth in the Cornerstone Investment Agreement and the Pershing Investment Agreement, shall have been appointed to the to the board of directors of Spinco; and

(j)                                     no event or development shall have occurred or exist that, in the judgment of the board of directors of GGP, in its sole discretion, makes it inadvisable to effect the Restructuring, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of GGP and shall not give rise to or create any duty on the part of GGP or its board of directors to waive or not to waive any such condition or to effect the Restructuring and the Distribution, or in any way limit GGP’s rights of termination set forth in this Agreement.  Any determination made by GGP prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

3.3                                 The Distribution.

(a)                                  Subject to the terms and conditions set forth in this Agreement and the Plan, (i) on or prior to the Plan Effective Date, GGP shall deliver to the Distribution Agent for the benefit of holders of record of GGP Common Shares on the Record Date, book-entry transfer

25

authorizations for such number of the issued and outstanding shares of Spinco Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time and (iii) GGP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, to each holder of record of GGP Common Shares as of the Record Date, by means of a pro rata distribution, 0.0983 shares of Spinco Common Stock for every one (1) GGP Common Share; provided, however, that no fractional shares shall be issued.  Following the Plan Effective Date, Spinco agrees to provide all book-entry transfer authorizations for shares of Spinco Common Stock that GGP or the Distribution Agent shall require (after giving effect to Section 3.4) in order to effect the Distribution.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, GGP shall, in its sole and absolute discretion, determine the Plan Effective Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, GGP may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(c)                                  The parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(d)                                 The parties agree that the steps of the Spinoff Plan shall be effected in the order and manner prescribed in the Spinoff Plan and the occurrence of each step shall be conditioned upon the completion of the preceding step.

3.4                                 GGP Authorization of Agreement.  GGP has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to be executed by GGP in connection with the consummation of Distribution, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of GGP.  This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by GGP and (assuming due authorization, execution and delivery by Spinco) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of GGP, enforceable against GGP in accordance with its terms.

ARTICLE IV

ACCESS TO INFORMATION

4.1                                 Agreement for Exchange of Information; Archives.

(a)                                  After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, each of GGP and Spinco, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or

26

under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) in order to satisfy audit, accounting or other similar requirements (except as otherwise provided in Section 4.1(d)), or (iv) to comply with its obligations under this Agreement or any other Transaction Document; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Effective Time  (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) Spinco and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Spinco Business that are located in archives retained or maintained by any member of the GGP Group, and (ii) Spinco may obtain copies (but not originals unless it is a Spinco Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Spinco shall cause any such objects to be returned promptly in the same condition in which they were delivered to Spinco and Spinco shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to GGP; provided, further, that, notwithstanding any provisions of this Section 4.1(b), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Nothing herein shall be deemed to restrict the access of any member of the GGP Group to any such documents or objects or to impose any liability on any member of the GGP Group if any such documents or objects are not maintained or preserved by GGP.

(c)                                  After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) GGP and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the GGP Business that are located in archives retained or maintained by any member of the Spinco Group and (ii) GGP may obtain copies (but not originals unless it is not a Spinco Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that GGP shall cause any such objects to be returned promptly in the same condition in which they were delivered to GGP and GGP shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Spinco; provided, further, that, notwithstanding any provisions of this Section 4.1(c), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Nothing herein shall be deemed to restrict the access of any member of the Spinco Group to any such documents or objects or to impose any liability on any member of the Spinco Group if any such documents or objects are not maintained or preserved by Spinco.

27

(d)                                 Without limiting the generality of the foregoing, until the second (2nd) Spinco fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of GGP and Spinco to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Plan Effective Date occurs), each of GGP and Spinco shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

4.2                                 Ownership of Information.  Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3                                 Compensation for Providing Information.  The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4                                 Record Retention.

(a)                                  To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of GGP or Spinco, as applicable, in effect on the Plan Effective Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Plan Effective Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

(b)                                 Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions

28

thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Plan Effective Date, the requirements of this clause (ii) shall apply only to the extent that whichever member of the GGP Group or the Spinco Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other party of such pending or threatened Action) and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c)                                  In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Sections 5.2 and 5.3, shall not be liable to such other party for any other Liabilities.

4.5                                 Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6                                 Other Agreements Providing for Exchange of Information.

(a)                                  The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.

(b)                                 Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.

(c)                                  When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document and is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

29

(d)                                 The parties agree to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, in connection with the sharing of Information pursuant to this Article IV, including by entering into any business associate agreements that may be required for such compliance.

4.7                                 Production of Witnesses; Records; Cooperation.

(a)                                  After the Effective Time (or such earlier time as the parties may agree), except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all out-of-pocket costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.  The Indemnifying Party shall bear all out-of-pocket costs and expenses in connection therewith.

(c)                                  In furtherance and without limiting the provisions of Sections 4.7(a) and (b), the parties shall cooperate and consult to the extent reasonably necessary with respect to (i) any Third Party Claims and (ii) any written request for access to Information or Representatives of the other party and members of such other party’s Group in connection with any Third Party Claim; provided that such request shall sufficiently identify the applicable custodian of the requested Information and, to the extent known to the requesting party, the date of, or any applicable time periods relating to, the requested Information and any other descriptions necessary to sufficiently identify the requested Information.

(d)                                 Without limiting any provision of this Section 4.7, each of the parties agrees to reasonably cooperate, and to cause each member of its respective Group to reasonably cooperate, with each other in the defense of any infringement, misappropriation or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity, enforceability or

30

misappropriation of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, misappropriation or similar claim except as required by Law.

(e)                                  The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first (1st) sentence of Section 4.7(a)).

(f)                                    In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(g)                                 For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8                                 Privileged Matters.

(a)                                  The parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the GGP Group and the Spinco Group, and that each of the members of the GGP Group and the Spinco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the GGP Group or the Spinco Group, as the case may be.

(b)                                 The parties agree as follows:

(i)                                     GGP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the GGP Business and not to the Spinco Business, whether or not the privileged Information is in the possession or under the control of any member of the GGP Group or any member of the Spinco Group. GGP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the GGP Group or any member of the Spinco Group; and

(ii)                                  Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Spinco Business and not to the GGP Business, whether or not the privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the GGP Group. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Spinco

31

Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the GGP Group.

(c)                                  Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the GGP Group and the Spinco Group and in respect of which both parties have Liabilities under this Agreement.

(d)                                 Subject to Sections 4.8(e) and (f), no party may waive any privilege that could be asserted under any applicable Law, and in which the other party has a shared privilege, without the consent of the other party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) be deemed to be granted unless written objection is made within twenty (20) days after notice has been given to the other party requesting such consent.

(e)                                  In the event of any Actions between GGP and Spinco, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(d); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(f)                                    If any dispute arises between GGP and Spinco, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the GGP Group or the Spinco Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party.  Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(g)                                 Upon receipt by either party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request (which notice shall be delivered to such other party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 4.8 or otherwise to prevent the production or disclosure of such privileged Information.

32

(h)                                 The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of GGP and Spinco set forth in this Section 4.8 and in Section 6.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement, and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)                                     In furtherance of the parties’ agreement under this Section 4.8, GGP and Spinco shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE; INDEMNIFICATION; AND GUARANTEES

5.1                                 Release of Pre-Distribution Claims.

(a)                                  Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Effective Time, Spinco does hereby, for itself and each other member of the Spinco Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), remise, release and forever discharge GGP and the other members of the GGP Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, equityholders, directors, officers, agents or employees of any member of the GGP Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Plan Effective Date, including in connection with the Bankruptcy Cases, the Plan, the transactions and all other activities to implement the Restructuring, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b)                                 Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Plan Effective Date, GGP does hereby, for itself and each other member of the GGP Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the GGP Group (in each case, in their respective capacities as such), remise, release and forever discharge Spinco, the respective members of the Spinco

33

Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Plan Effective Date, including in connection with the Bankruptcy Cases, the Plan, the transactions and all other activities to implement the Restructuring, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c)                                  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any party to enforce this Agreement, or any other Transaction Document, in accordance with its terms.  Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)                                     any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(ii)                                  any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii)                               any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iv)                              as to the GGP Group, any Liability expressly provided for in the Plan.

In addition, nothing contained in Section 5.1(a) shall release GGP from indemnifying any director, officer or employee of Spinco who was a director, officer or employee of GGP or any of its Subsidiaries on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Spinco Liability, Spinco shall indemnify GGP for such Liability (including GGP’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d)                                 Spinco shall not make, and shall not permit any member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against GGP or any member of the GGP Group, or any other Person released pursuant to Section 5.1(a), with respect to any

34

Liabilities released pursuant to Section 5.1(a).  GGP shall not, and shall not permit any member of the GGP Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  It is the intent of each of GGP and Spinco, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Plan Effective Date, between or among Spinco or any member of the Spinco Group, on the one hand, and GGP or any member of the GGP Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Plan Effective Date), except as expressly set forth in Section 5.1(c).  At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2                                 General Indemnification by Spinco.  Spinco shall, and shall cause the other members of the Spinco Group to, indemnify, defend and hold harmless each member of the GGP Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GGP Indemnified Parties”), from and against any and all Liabilities of the GGP Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  any Spinco Liability;

(b)                                 the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities or Spinco Contract in accordance with its respective terms, whether prior to or after the Effective Time;

(c)                                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the GGP Group for the benefit of any member of the Spinco Group that survives the Effective Time, except to the extent any of the foregoing is (i) expressly governed by the Surety Bond Indemnity Agreement or (ii) an Excluded Liability; and

(d)                                 any breach (including any breach of any representation or warranty) of this Agreement or any of the other Transaction Documents by any member of the Spinco Group, or any action by Spinco in contravention of its Amended and Restated Certificate of Incorporation or Bylaws as they exist at the Effective Time;

provided, however, that the indemnification provisions of this Section 5.2 shall not apply to the Transition Services Agreement, the Tax Matters Agreement, the Employee Leasing Agreement and the Subleases, which instead shall be subject to the indemnification provisions contained therein.

5.3                                 General Indemnification by GGP.  GGP shall, and shall cause the other members of the GGP Group to, indemnify, defend and hold harmless each member of the Spinco Group

35

and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnified Parties”), from and against any and all Liabilities of the Spinco Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  any Excluded Liability;

(b)                                 the failure of any member of the GGP Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Effective Time;

(c)                                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Spinco Group for the benefit of any member of the GGP Group that survives the Effective Time, except to the extent any of the foregoing is a Spinco Liability; and

(d)                                 any breach (including any breach of any representation or warranty) of this Agreement or any of the other Transaction Documents by any member of the GGP Group;

provided, however, that the indemnification provisions of this Section 5.3 shall not apply to the Transition Services Agreement, the Tax Matters Agreement, the Employee Leasing Agreement and the Subleases, which instead shall be subject to the indemnification provisions contained therein.

5.4                                 Disclosure Indemnification.

(a)                                  Spinco agrees to indemnify and hold harmless the GGP Indemnified Parties and each Person, if any, who controls any member of the GGP Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities (whether arising before or after the Effective Time) out of or based upon any untrue statement or alleged untrue statement of a material fact contained in a Spinco Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 GGP agrees to indemnify and hold harmless the Spinco Indemnified Parties and each Person, if any, who controls any member of the Spinco Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities (whether arising before or after the Effective Time) out of or based upon any untrue statement or alleged untrue statement of a material fact contained in a GGP Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.5                                 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                  Any Liability subject to indemnification or contribution pursuant to this Article V, will be net of Insurance Proceeds that actually reduce the amount of the Liability or Loss, as applicable.  Accordingly, the amount which any party (an “Indemnifying Party”) is

36

required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  Subject to Section 5.7(e), any indemnity payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that the Indemnified Party, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

5.6                                 Procedures for Indemnification of Third Party Claims.

(a)                                  If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of GGP Group or Spinco Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Sections 5.2, 5.3 or 5.4, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim.  Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.6(a).

37

(b)                                 Subject to this Section 5.6(b) and Section 5.6(c), an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.6(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense.  After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)                                  Notwithstanding Section 5.6(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d)                                 If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.6(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e)                                  Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.6(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole

38

discretion.  Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is or could have been a party to the pending or threatened Third Party Claim and could have sought indemnity pursuant to this Section 5.6, unless such judgment or settlement is solely for monetary damages, and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.7                                 Additional Matters.

(a)                                  Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon reasonable demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder and (iii) any termination of this Agreement.

(b)                                 Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is

39

not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e)                                  For all Tax purposes, GGP and Spinco agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by GGP to Spinco or a distribution by Spinco to GGP, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.8                                 Remedies Cumulative; Limitations of Liability.  The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.  Notwithstanding the foregoing, neither Spinco or its Subsidiaries, on the one hand, nor GGP or its Subsidiaries, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.9                                 Survival of Indemnities.  The rights and obligations of each of GGP and Spinco and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

5.10                           Guarantees.

(a)                                  Except as otherwise specified in any other Transaction Document, on or prior to the Effective Time or as soon as practicable thereafter, (i) GGP shall (with the reasonable cooperation of the applicable member(s) of the Spinco Group) use its commercially reasonable efforts to have any member(s) of the Spinco Group removed as guarantor of or obligor for any Excluded Liability, to the extent that they relate to Excluded Liabilities, and (ii) Spinco shall (with the reasonable cooperation of the applicable member(s) of the GGP Group) use its commercially reasonable efforts to have any member(s) of the GGP Group removed as guarantor of or obligor for any Spinco Liability, to the extent that they relate to Spinco Liabilities.

(b)                                 On or prior to the Effective Time, to the extent required to obtain a release from a guarantee (a “Guarantee Release”):

(i)                                     of any member of the GGP Group, Spinco shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing

40

guarantee contains representations, covenants or other terms or provisions either (A) with which Spinco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)                                  of any member of the Spinco Group, GGP shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which GGP would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                                  If GGP or Spinco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.10, (i) the relevant member of the GGP Group or Spinco Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto (in accordance with the provisions of this Article V) and shall or shall cause one (1) of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) each of GGP and Spinco, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which the other party or member of such party’s Group is or may be liable unless all obligations of such other party and the other members of such party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such party; provided, however, with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

ARTICLE VI

OTHER AGREEMENTS

6.1                                 Further Assurances.

(a)                                  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, on and after the Plan Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Without limiting the foregoing, prior to, on and after the Plan Effective Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and

41

delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Spinco Assets and the assignment and assumption of the Spinco Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest.

(c)                                  At or prior to the Effective Time, GGP and Spinco in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Spinco or any other Subsidiary of GGP or Spinco, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)                                 Upon a party’s written request of the other party regarding any pre-existing and specifically identifiable database, spreadsheet or other proprietary information that such requesting party determines in good faith is reasonably necessary to operate its business in the manner it was operated immediately prior to the Effective Time, the parties shall work in good faith to enter into a reasonable and customary cross-licensing arrangement, or another mutually agreeable arrangement, providing rights to use (but no obligation to maintain or update) such requested information.

6.2                                 Confidentiality.

(a)                                  From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, without the prior written consent of Spinco (which may be withheld in Spinco’s sole discretion), GGP shall not, and shall cause its Subsidiaries and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information to provide services to any member of the GGP Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Spinco Confidential Information.  If any disclosures are made in connection with providing services to any member of the GGP Group under this Agreement or any other Transaction Document, then the Spinco Confidential Information so disclosed shall be used for the sole purpose of performing such services.  GGP shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Spinco Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(a), any Information, material or document exclusively relating to the Spinco Business that is furnished

42

to, or in the possession of, GGP, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by GGP or its officers, directors and Subsidiaries, that contain or otherwise reflect such information, material or document, is herein referred to as “Spinco Confidential Information.”  Spinco Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by GGP not otherwise permissible hereunder, (ii) GGP can demonstrate was or became available to GGP from a source other than Spinco or its Subsidiaries or (iii) is developed independently by GGP without reference to the Spinco Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by GGP to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Spinco or any member of the Spinco Group with respect to such information.

(b)                                 From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by this Agreement or any other Transaction Document, without the prior written consent of GGP (which may be withheld in GGP’s sole discretion), Spinco shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information to provide services to Spinco or any member of the Spinco Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any GGP Confidential Information.  If any disclosures are made in connection with providing services to any member of the Spinco Group under this Agreement or any other Transaction Document, then the GGP Confidential Information so disclosed shall be used for the sole purpose of performing such services.  The Spinco Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GGP Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(b), any Information, material or document exclusively relating to the businesses currently or formerly conducted, or proposed to be conducted, by GGP or any of its Subsidiaries (other than any member of the Spinco Group) that is furnished to, or in the possession of, any member of the Spinco Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Spinco, any member of the Spinco Group or their respective officers, directors and Subsidiaries, that contain or otherwise reflect such information, material or document, is herein referred to as “GGP Confidential Information.”  GGP Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Spinco Group not otherwise permissible hereunder, (ii) Spinco can demonstrate was or became available to Spinco from a source other than GGP and its respective Subsidiaries or (iii) is developed independently by such member of the Spinco Group without reference to the GGP Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Spinco to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GGP or its Subsidiaries with respect to such information.

43

(c)                                  From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by this Agreement or any other Transaction Document, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), each party shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate any Shared Information to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information for the purpose of operating such party’s business in its ordinary course.  The GGP Group and the Spinco Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Shared Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(c), any Information, material or document relating to both (i) the businesses currently or formerly conducted, or proposed to be conducted, by GGP or any of its Subsidiaries (other than any member of the Spinco Group) and (ii) the Spinco Business that is furnished to, or in the possession of, any member of the GGP Group or any member of the Spinco Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by, for or on behalf of the party possessing such Information, material or document, is herein referred to as “Shared Information.”  Shared Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the GGP Group or any member of the Spinco Group (as applicable) not otherwise permissible hereunder, (ii) GGP or Spinco (as applicable) can demonstrate was or became available to such party from a source other than the other party and its respective Subsidiaries or (iii) is developed independently without reference to the Shared Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or its Subsidiaries with respect to such information.

(d)                                 If GGP or its Subsidiaries, on the one hand, or Spinco or its Subsidiaries, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Shared Information (applicable to both parties) or Spinco Confidential Information or GGP Confidential Information (as applicable), the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Shared Information, Spinco Confidential Information or GGP Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.  This Section 6.2(d) shall not apply to any Information furnished pursuant to the provisions of Article IV of this Agreement.

(e)                                  Each of GGP and Spinco acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons

44

that was received under confidentiality or non-disclosure agreements with such third Person prior to the Plan Effective Date.  GGP and Spinco each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Plan Effective Date between or among one (1) or more members of the applicable party’s Group and such third Persons.

6.3                                 Insurance Matters.

(a)                                  Except as expressly provided herein or in any of the other Transaction Documents, Spinco acknowledges and agrees, on its own behalf and on behalf of each other member of the Spinco Group, that, from and after the Effective Time, neither Spinco nor any member of the Spinco Group shall have any rights to or under any of GGP’s or its Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of the Spinco Group or as expressly provided in this Section 6.3 or in the Transition Services Agreement or the Employee Matters Agreement; provided, however, that Spinco shall be entitled to any loss recoveries paid to any member of the GGP Group subsequent to the Effective Time in respect of any insurance claims to the extent related to the Spinco Business that were formally filed and open prior to the Effective Time less the amount of (i) any Liabilities (other than Excluded Liabilities) that GGP or its Subsidiaries (including, for the avoidance of doubt, any member of the Spinco Group) incurred and paid in connection therewith prior to the Effective Time and (ii) any Liabilities incurred by any member of the GGP Group in connection with obtaining such insurance recoveries.

(b)                                 Notwithstanding Section 6.3(a), from and after the Effective Time, with respect to losses, damages, wrongful acts or liability incurred prior to the Effective Time, Spinco may access GGP’s insurance policies as follows:

(i)                                     to file claims against GGP’s occurrence policies including Workers’ Compensation, Employers Liability, General Liability, Automobile  Liability and Excess Umbrella Policies for losses occurring on or before the Effective Time; and

(ii)                                  to file claims against GGP’s claims made policies including Directors & Officers, Fiduciary Liability, Employment Practices Liability, Crime, and Pollution Legal Liability coverage in force at the time the claim is made if the act giving rise to the claim occurred prior to the Effective Time;

provided, however, that, in the case of each of clause (i) and  (ii), such access to, and the right to make claims under such insurance policies , shall be subject to the terms and conditions of the applicable insurance policies, including any limits on coverage or scope, any deductible and other fees and expenses, and shall be subject to:

(A)                              For so long as Spinco may access GGP’s policies, Spinco shall report as promptly as practicable (1) claims under the Workers’ Compensation and Automobile Liability policy directly to the applicable insurance company in accordance with GGP’s claim reporting procedures in effect immediately prior to the Effective Time and provide

45

copies of such reported claims to GGP’s Corporate Insurance and Risk Management Department and (2) claims under all other insurance policies to the GGP Corporate Insurance Department;

(B)                                Spinco shall indemnify, hold harmless and reimburse GGP and its Subsidiaries for any deductibles and self-insured retention incurred by GGP or its Subsidiaries to the extent resulting from any access to, any claims made by Spinco or any of its Subsidiaries under, any insurance provided pursuant to Section 6.3(b)(i) and Section 6.3(b)(ii), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Spinco, its employees or third Persons;

(C)                                Spinco shall exclusively bear and be responsible for (and GGP shall have no obligation to repay or reimburse Spinco or any of its Subsidiaries for) and pay the applicable insurers as required under the applicable insurance policies for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to Pre-GGP Insurance Policies, including any deductibles and self-insured retention associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed or re-opened claims covered by the applicable policies, whether such claims are made by Spinco, its employees or third Persons; and

(D)                               Spinco shall exclusively bear (and GGP shall have no obligation to repay or reimburse Spinco or its Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Spinco or any of its Subsidiaries under the policies as provided for in this Section 6.3(b).

(c)                                  Any payments, costs and adjustments required pursuant to Section 6.3(b) (other than payments, costs and adjustments with respect to Pre-GGP Insurance Policies, which payments, costs and adjustments shall be paid by Spinco directly to the applicable insurers) shall be billed by GGP to Spinco on a monthly basis and payable within thirty (30) days from receipt of invoice.  If payment is not made within ninety (90) days of invoice, the outstanding amount will accrue interest from and including the ninetieth (90th) day following the date of the invoice to (but excluding) the date of payment at a rate per annum equal to ten percent (10%).  If GGP incurs costs to enforce Spinco’s obligations herein, Spinco agrees to indemnify GGP for such enforcement costs, including attorneys’ fees.

(d)                                 Except as set forth in the proviso to Section 6.3(a) and the Employee Matters Agreement, Spinco acknowledges and agrees on its own behalf, and on behalf of each other member of the Spinco Group, that neither Spinco nor any member of the Spinco Group shall have any right or claim against GGP or any of its Subsidiaries for reimbursement, payment or any other obligation arising from any insurance policy covering Spinco, any Spinco Asset or any member of the Spinco Group, and hereby irrevocably releases, as of the Effective Time, GGP and its Subsidiaries  from all of the duties, obligations, responsibilities and liabilities, known or unknown, reported or not reported, imposed upon GGP or any of its Subsidiaries to the extent resulting from, relating to or arising out of any such insurance policy, without recourse to GGP or any of its Subsidiaries.

46

(e)                                  GGP shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Spinco Liabilities and/or claims Spinco has made or could make in the future, and no member of the Spinco Group shall, without the prior written consent of GGP, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with GGP’s insurers with respect to any of GGP’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  Spinco shall cooperate with GGP and share such information as is reasonably necessary in order to permit GGP to manage and conduct its insurance matters as it deems appropriate.

(f)                                    At the Effective Time, Spinco shall have in effect, except as contemplated by the Transition Services Agreement, all insurance programs required to comply with law or Spinco’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to Spinco’s.

(g)                                 Except as otherwise provided in Section 6.3(i), GGP and its Subsidiaries shall have no obligation to secure extended reporting for any claims under any of GGP’s or its Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Spinco Group incurred prior to the Effective Time.

(h)                                 GGP has obtained and shall provide for the joint benefit of GGP and Spinco, a fully paid directors and officers liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts which take place after the commencement of the Bankruptcy Cases and on or prior to the Effective Time and arising out of or relating to the entities and business that are part of the Spinco Group as of immediately after the Effective Time, with a policy period of at least three (3) years from and after the Effective Time, covering (i) current as of the Effective Time and former directors and officers of GGP, (ii) current as of the Effective Time and former directors and officers of the entities and business that are part of the Spinco Group as of immediately after the Effective Time, (iii) current as of the Effective Time and former GGP employees for securities claims and (iv) GGP and its Subsidiaries and the entities and business that are part of the Spinco Group as of immediately after the Effective Time and its Subsidiaries for securities claims.  Such directors and officers liability run-off insurance policy shall be materially consistent with the directors and officers liability insurance policy currently maintained by GGP (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

(i)                                     This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the GGP Group in respect of any of the GGP insurance policies and programs or any other Contract or policy of insurance.

6.4                                 Allocation of Costs and Expenses.  Subject to the terms of the Investment Agreements, GGP shall pay for all out-of-pocket fees, costs and expenses incurred by GGP or any of its Subsidiaries prior to the Effective Time in connection with the Transactions, including (i) the preparation and negotiation of this Agreement, each other Transaction Document (unless

47

otherwise expressly provided therein), each of the financing transactions described in the Form 10 as occurring on or prior to the Plan Effective Date, including any financing transactions to be entered into by Spinco or any of its Subsidiaries and all other documentation related to the Transactions and all related transactions, (ii) the preparation and execution or filing of any and all other documents, agreements, forms, applications, Contracts or consents associated with the Transactions and all related transactions, (iii) the preparation and filing of Spinco’s and its Subsidiaries’ organizational documents, (iv) the preparation, printing and filing of the Form 10 and the information statement contained therein and/or any other required securities filings, including all fees and expenses of complying with applicable federal and state securities Laws and domestic securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (v) obtaining the Private Letter Ruling, (vi) the initial listing of the Spinco Common Stock on the New York Stock Exchange, (vii) the fees and expenses of Deloitte & Touche incurred in connection with the Form 10 and the information statement contained therein and/or any other required securities filings, (viii) the fees and expenses related to the bankruptcy proceeding of GGP and (ix) the fees and expenses of Weil, Gotshal & Manges LLP incurred in connection with rendering the legal opinions of outside tax counsel contemplated by Section 3.2(c).

6.5                                 Litigation; Cooperation.

(a)                                  As of the Effective Time, Spinco shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.  “Assumed Actions” means those Actions (in which any member of the GGP Group or any Subsidiary of a member of the GGP Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to the Spinco Business, including the Actions listed on Schedule 6.5(a).  Spinco shall use its commercially reasonable efforts to cause each member of the GGP Group to be removed from the Assumed Actions; provided, however, that if Spinco is unable to cause each member of the GGP Group to be removed from an Assumed Action, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Assumed Action.

(b)                                 GGP shall transfer the Transferred Actions to Spinco, and Spinco shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any member of the GGP Group or any Subsidiary of a member of the GGP Group is a plaintiff or claimant) primarily relating to the Spinco Business.  Spinco shall use its commercially reasonable efforts to cause each member of the GGP Group to be removed from the Transferred Actions; provided, however, that if Spinco is unable to cause each member of the GGP Group to be removed from a Transferred Action, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Transferred Action.

(c)                                  (i)                                     GGP agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the GGP Business is commenced naming both a member of the GGP Group and a member of the Spinco Group as defendants thereto, then GGP shall use its commercially reasonable efforts to cause each such member of the Spinco Group to be removed from such Third Party Claim; provided, that, if GGP is unable to cause each such

48

member of the Spinco Group to be removed from such Third Party Claim, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii)                                  Spinco agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the Spinco Business is commenced naming both GGP and Spinco as defendants thereto, then Spinco shall use its commercially reasonable efforts to cause GGP to be removed from such Third Party Claim; provided, that, if Spinco is unable to cause GGP to be removed from such Third Party Claim, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii)                               GGP and Spinco agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to the Spinco Business or the GGP Business is commenced naming both GGP (or any member of the GGP Group) and Spinco (or any member of the Spinco Group) as defendants thereto, then GGP and Spinco shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Subsidiaries any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

(d)                                 GGP and Spinco agree that, with respect to any Assumed Action, Transferred Action, Third Party Claim, or any other Action to which either GGP or Spinco is a party and that is governed by this Section 6.5, neither GGP or any member of the GGP Group, on the one hand, nor Spinco or any member of the Spinco Group, on the other hand, shall settle such Action in a manner that would reasonably be expected to result in any liability or equitable relief, contingent or otherwise, against the other.

6.6                                 Tax Matters.  GGP and Spinco shall enter into the Tax Matters Agreement on or prior to the Plan Effective Date.  To the extent any representations, warranties, covenants or agreements between the parties with respect to Taxes or other matters are set forth in the Tax Matters Agreement, such Taxes and other matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.7                                 Employment Matters.  GGP and Spinco shall enter into the Employee Matters Agreement concurrent with this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement, if applicable, with respect to Spinco Employees.

6.8                                 Real Estate Agreements.  GGP and Spinco shall enter into the Real Estate Agreements on or prior to the Plan Effective Date.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by the Real Estate Agreements are set forth in the Real Estate Agreements, such subject matters shall be governed exclusively by the Real Estate Agreements and not by this Agreement.

49

ARTICLE VII

DISPUTE RESOLUTION

7.1                                 General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement that arises prior to the closing of the Bankruptcy Cases (such time, the “Bankruptcy Closing”) shall be subject to the jurisdiction of and determination by the Bankruptcy Court, and any dispute, controversy or claim arising out of or relating to this Agreement that arises after the Bankruptcy Closing shall be subject to the procedures in this Article VII.  Each of the parties hereto (i) consents to the exclusive personal jurisdiction of the Bankruptcy Court (prior to the Bankruptcy Closing) or the procedures set forth in this Article VII (after the Bankruptcy Closing) in connection with any dispute arising out of or relating to this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts for actions brought prior to the Bankruptcy Closing and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Bankruptcy Court (prior to the Bankruptcy Closing), unless such court first determines it does not have subject matter jurisdiction or otherwise declines to hear the dispute.

(b)                                 Subject to Section 7.1(a), any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Transition Services Agreement and the Tax Matters Agreement, which shall be subject to the dispute resolution provisions contained therein), or the validity, interpretation, breach or termination thereof that arises after the final determination of the Bankruptcy Cases (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.

(c)                                  Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(d)                                 THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY.

(e)                                  The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

50

(f)                                    All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.  The parties will take any necessary or appropriate action required to effectuate such tolling.

7.2                                 Consideration by Senior Executives.  Following the Bankruptcy Closing, if a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between the Groups’ executives who hold, respectively, the office of Vice President (or a more senior office).  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Within fifteen (15) days, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 7.2.  Such executives will meet in person or by teleconference or video conference within thirty (30) days (or, where the Dispute relates to the a matter controlled by the Transition Services Agreement, then within the time periods set forth therein with respect to the Transition Services Agreement, twenty-five (25) days) of the date of the Initial Notice to seek a resolution of the Dispute.  In the event that the executives are unable to agree to a location or format for such meeting, the meeting shall be convened by teleconference.

7.3                                 Arbitration.

(a)                                  Following the Bankruptcy Closing, if a Dispute is not resolved by negotiation as provided in Section 7.2 within forty-five (45) days (or, where the Dispute relates to the Transition Services Agreement, thirty (30) days) from the delivery of the Initial Notice, then either party shall (i) pursuant to its rights under Section 7.1, submit a request for interim injunctive relief to the arbitrator appointed pursuant to Section 7.3(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Institute for Dispute Resolution (the “CPR”) Arbitration Rules, or before any court of competent jurisdiction) without first complying with the provisions of Section 7.2 if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) if such Dispute is not finally resolved pursuant to Section 7.2, submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitrator will be composed of one (1) arbitrator.  The one (1) arbitrator will be appointed by CPR from a list of six (6) proposed neutrals submitted by the CPR.  Each party may strike no more than two (2) neutrals from the list submitted by CPR.

(c)                                  Arbitration will take place in the Borough of Manhattan in New York, New York.  Along with the arbitrator appointed, the parties will agree to a mutually convenient date and time to conduct the arbitration, but in no event will the hearing(s) be scheduled less than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing; provided, that, if injunctive or other interim relief contemplated by Section 7.3(d)

51

below is requested, the hearing(s) will be expedited in accordance with any order entered by the court, tribunal or special arbitrator adjudicating that request.

(d)                                 The arbitrator will have the right to award, on an interim basis, or include in the final award, money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator will not award any relief not specifically requested by the parties and, in any event, will not award Special Damages.  Upon appointment of the arbitrator following any grant of interim relief by a special arbitrator or court pursuant to Sections 7.3(a) and 7.4, the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(e)                                  The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(f)                                    So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.3 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g)                                 A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction.  The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(h)                                 It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i)                                     If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate all such nonarbitrable claims, counterclaims or defenses.

(j)                                     The parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, Section 8.2 and, except as otherwise provided in this Article VII or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.3.

(k)                                  Each party shall bear (i) its own fees, costs and expenses and (ii) an equal share of other expenses of the arbitration, including the fees, costs and expenses of the one (1) arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

52

7.4                                 Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Real Estate Agreements, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under such agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.  Notwithstanding the foregoing, except with respect to breaches of Section 6.2 of this Agreement, specific performance can only be sought and granted in proceedings before the Bankruptcy Court or the independent arbitrator pursuant to this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Corporate Power.  GGP represents on behalf of itself and on behalf of other members of the GGP Group, and Spinco represents on behalf of itself and on behalf of other members of the Spinco Group, as of the date hereof, as follows:

(a)                                  each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b)                                 this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.2                                 Governing Law.  This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York.

8.3                                 Survival of Covenants.  Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Restructuring and the Distribution and shall remain in full force and effect.

8.4                                 Force Majeure.  No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is

53

prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

(i)	if to GGP:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
	Attention:	General Counsel
	Facsimile:	(312) 960-5485

(ii)	if to Spinco:

Spinco, Inc.
[INSERT ADDRESS]

a copy of all notices should also be sent to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Gary Holtzer and Marcia Goldstein
Facsimile:	(212) 310-8007

8.6                                 Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of GGP without the prior approval of any Person, including Spinco.  In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

8.7                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination

54

that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.8                                 Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.9                                 Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall (i) release the assigning party from any liability or obligation under this Agreement or (ii) change any of the steps in the Spinoff Plan or the Plan.  Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10                           Public Announcements.  From and after the Effective Time, GGP and Spinco shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to any matters covered by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.11                           Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.12                           Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Document, the terms and conditions of the Ancillary Document shall govern and control this Agreement, unless otherwise specified herein; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless

55

otherwise specified; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (v) references to “$” shall mean U.S. dollars; (vi) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) references to “written” or “in writing” include in electronic form; (ix) unless the context requires otherwise, references to “party” shall mean GGP or Spinco, as appropriate, and references to “parties” shall mean GGP and Spinco; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (xii) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xiii) a reference to any Person includes such Person’s successors and permitted assigns.

8.13                           Counterparts.  This Agreement may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[The remainder of this page is intentionally left blank.]

56

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Signature Page to Separation Agreement

SCHEDULE 2.1(a)

Spinoff Plan

See attached.

Spinco, Inc. - Spin-Off Reorganization Steps

Spin-Off Transaction Steps

1.	Landmark Mall LLC elects to be treated as a corporation for tax purposes.

2.

Simultaneous with Step 1, Landmark Mall LLC and GGP Holding II, Inc jointly, and Landmark Mall LLC and GGP Holding, Inc. jointly elect to treat Landmark Mall LLC as a taxable REIT subsidiary of GGP Holding II, Inc, and GGP Holding, Inc. respectively, for tax purposes.

3.	GGP Holding II, Inc and Landmark Mall LLC jointly make a Section 362(e)(2)(C) election.

4.	GGP Ivanhoe II, Inc. (QRS) distributes its 100% membership interests in Landmark Mall LLC to its owner, GGP Holding II, Inc.

5.

GGP Holding II, Inc distributes its 100% membership interests in Landmark Mall LLC acquired in Step 4 pro rata to each of its owners, GGP Holding, Inc. (99.9953082%) and The Rouse Company Limited Partnership (.0046918%) in proportion to their ownership interests in GGP Holding II, Inc.

6.	GGP Holding, Inc. contributes its 99.9953082% membership interest in Landmark Mall LLC acquired in Step 5 above to HRD Remainder, Inc.

7.

General Growth Properties, Inc. and Spinco, Inc. enter into an agreement with respect to development of Fashion Show resulting in deemed tax transactions as follows (for all Fashion Show Air Rights steps): Fashion Show Mall LLC is deemed to distribute certain contractual rights with respect to the parcel above Fashion Show (the “Fashion Show Air Rights”) to its owner Rouse FS, LLC (MD).

8.

Rouse FS LLC is deemed to distribute its interests in Fashion Show Air Rights pro rata to its owners, Nevada Office Holding, LLC (f/k/a HHPLP), The Rouse Company Limited Partnership and HRD Remainder Inc. in proportion to their ownership interest in Rouse FS LLC

9.

Columbia Mall, Inc. distributes (i) certain contract rights with respect to its subsidiaries described in the Columbia Development Agreement (the “Columbia Development Rights”) (transactions with respect to the Columbia Development Rights are deemed to occur for federal income tax purposes only) and (ii) its 100% equity interest of Merriweather Post Business Trust (1,000 shares of beneficial interest) and Town Center East Business Trust (1,000 shares of beneficial interest) to its owner, HRD Remainder Inc.

Extraction of non-SPINCO, INC. properties from Howard Research and Development Corporation (“TRS 1A”), includes Gateway Overlook II Business Trust and Columbia Land Holdings, Inc.:

10.	Columbia Land Holdings, Inc. distributes Parcel E-2 in Columbia, MD (excluding Lot 39) to its owner, The Howard Research and Development Corporation (TRS 1A).

11.

The Howard Research and Development Corporation (TRS 1A) distributes its 100% interest in Gateway Overlook II Business Trust (100 shares of beneficial interest) and Columbia Land Holdings, Inc. (1,000 shares of common stock), to its owner, HRD Remainder Inc.

12.

HRD Remainder, Inc. contributes its 99.9953082% membership interest in Landmark Mall L.L.C. acquired in Step 6 and its interests in the Columbia Development Rights (deemed to occur for federal income tax purposes only) acquired in Step 9, Merriweather Post Business Trust (1,000 shares of beneficial interest) acquired in Step 9, Town Center East Business Trust (1,000 shares of beneficial interest) acquired in Step 9, Wincopin Restaurant Business Trust (1,000 shares of beneficial interest), ACB Parking Business Trust (1,000 shares of beneficial interest), American City Building Corporation (100 shares of common stock), HRD Parking, Inc. (1,000 shares of common stock), HRD Parking Deck Business Trust (1,000 shares of beneficial interest), and deemed to contribute its interests in the Fashion Show Air Rights to The Howard Research and Development Corporation (TRS 1A).

13.	HRD Remainder, Inc. distributes its 100% ownership interest (1,000 shares of common stock) in The Howard Research and Development Corporation (TRS 1A) to its owner, GGP Holding, Inc.

14.

GGP Holding, Inc. distributes its 100% ownership interest (1,000 shares of common stock) in The Howard Research and Development Corporation (TRS 1A) acquired in Step 13 to its owner, The Rouse Company LP, in a tax-free spin-off.

Transfer of Summerlin Center LLC to TRS 2:

15.

Nevada Office Holding, LLC (f/k/a Howard Hughes Properties Limited Partnership) distributes Nevada Office Holding LLC’s 100% membership interest in Summerlin Center LLC to The Howard Hughes Company, LLC in payment of the Howard Hughes Company, LLC’s Unpaid Preferred Return and Invested Capital in an amount equivalent to the fair market value of Nevada Office Holding, LLC’s 100% membership interest in Summerlin Center LLC.

16.

The Howard Hughes Company, LLC distributes its [5.577%] membership interest in Nevada Office Holding, LLC (f/k/a Howard Hughes Properties Limited Partnership) to its owner The Hughes Corporation (TRS 2) [Note: The bracketed percentage will be adjusted if any adjustments are made to Step 15]

Extraction of retail assets from Rouse-Fairwood Development Corporation (TRS 5):

17.	a.

Rouse-Fairwood Development Corporation (TRS 5) transfers its 100% membership interests in 1450 Center Crossing Drive LLC and 1451 Center Crossing Drive LLC to TRCLP in partial settlement of intercompany liabilities TRS 5 owes to TRCLP.

b.

Rouse-Fairwood Development Corporation (TRS 5) transfers its 100% membership interests in Rouse-Abbey, LLC and Rouse-Wincopin, LLC, and its 1% LP interests in Harbor Place Associates Limited Partnership to GGP

Limited Partnership (GGPLP) in partial settlement of intercompany liabilities TRS 5 owes to GGPLP.

	c.	Rouse-Fairwood Development Corporation changes its name to “Fairwood Development Commercial Corporation”.

18.

The Howard Hughes Company, LLC distributes its 100% membership interest in Vista Commons LLC, and a 100% stockholder interests in Hughes Properties, Inc. (1,000 shares of common stock), Summa Corporation (1,000 shares of common stock), Rouse Tri-Party TRS, Inc. (1,000 shares of common stock), and H-Tex Incorporated (1,000 shares of common stock) to its member, The Hughes Corporation(TRS 2)

19.

In a fair market value exchange, Fairwood Development Commercial Corporation (f/k/a Rouse-Fairwood Development Corporation) (TRS 5) sells its .000495% membership interests in Pioneer Office, LLC and Pioneer Place, LLC to GGP Holding, Inc. for the purchase price of $10 for Pioneer Place, LLC and $27 for Pioneer Office, LLC.

Severance of connection between NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) (owned by Nevada Office Holding, LLC (f/k/a Howard Hughes Properties Limited Partnership) and Summerlin Corporation (owned indirectly by The Hughes Corporation (TRS 2):

20.	Summerlin Corporation distributes its 1% membership interest in NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) to its owner, The Howard Hughes Company, LLC.

21.

The Howard Hughes Company, LLC distributes its 1% membership interests in NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) acquired in Step 20 to its owner, The Hughes Corporation (TRS 2).

Restructuring of The Hughes Corporation (TRS 2) ownership of General Growth Management, Inc. (GGMI):

22.	Hexalon Real Estate, LLC distributes its .20% ownership interest (1 share common stock) in General Growth Management, Inc. to its owner, Hex Holding, LLC.

23.

Hex Holding, LLC distributes its .20% ownership interest (1 share common stock) in General Growth Management, Inc. acquired in Step 22 pro-rata to its owners, THC-HRE, LLC and The Howard Hughes Company, LLC in proportion to their ownership interest in Hex Holding, LLC.

24.	THC-HRE, LLC distributes its ownership interest (.6 of a share of common stock) in General Growth Management, Inc. acquired in Step 23 to its owner, The Howard Hughes Company, LLC.

25.	The Howard Hughes Company, LLC distributes its ownership interest (1 share common stock) in General Growth Management, Inc. acquired in Steps 23 & 24 to its owner, The Hughes Corporation (TRS 2).

Severance of connection between The Hughes Corporation (TRS 2) and General Growth Management Inc., Nevada Office Holding, LLC (f/k/a Howard Hughes Properties LP) and others:

26.

The Hughes Corporation (TRS 2) distributes its 1% membership interest in NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) acquired in Step 21 to its owner, The Rouse Company LP.

27.	The Hughes Corporation (TRS 2) distributes its ownership interest (1 share common stock) in General Growth Management, Inc. acquired in Step 25 to its owner, The Rouse Company LP.

28.

The Hughes Corporation (TRS 2) distributes its [5.577%] membership interest (acquired in Step 16) in Nevada Office Holding, LLC (f/k/a Howard Hughes Properties LP) to its owner, The Rouse Company LP. [Note: the bracketed percentage will be adjusted if any adjustments are made to Step 15]

29.

The Hughes Corporation (TRS 2) distributes its 100% membership interest in Vista Commons LLC, and 100% stockholder interests in Hughes Properties, Inc., Summa Corporation, Rouse Tri-Party TRS, Inc., and H-Tex Incorporated it acquired in Step 18 to its owner, The Rouse Company LP (TRCLP).

30.

Howard Hughes Properties, Inc. (TRS 3) contributes its 50% membership interest in MSM Property LLC and 100% membership interests in: Howard Hughes Properties IV, LLC, Howard Hughes Properties V, LLC, Howard Hughes Canyon Pointe Q4, LLC, 10000 West Charleston Boulevard LLC and Howard Hughes Centerpoint LLC to a newly formed wholly-owned subsidiary corporation to be named “Nevada Office, Inc.”

31.	Howard Hughes Properties, Inc. (TRS 3) distributes its 100% ownership interest (100 shares of common stock) in Nevada Office, Inc. to its owner, The Rouse Company LP.

Extraction of non-SPINCO, INC. assets from Victoria Ward, including Maine Mall and St. Louis Land:

32.	Victoria Ward, Limited distributes its 100% membership interest in Saint Louis Land LLC and GGP-Maine Mall Land LLC to its owner, GGPLP L.L.C.

Redlands Restructuring:

33.

Redlands Land Acquisition Company LP liquidates, distributing its 100% membership interest in Redlands Land Holding LLC pro rata to its owners, GGPLP LLC (99.5%) and Redlands Land Acquisition Company LLC (.5%) in proportion to their ownership interests in Redlands Land Acquisition Company LP.

34.	Redlands Land Acquisition Company LLC liquidates, distributing its .5% membership interest in Redlands Land Holding LLC acquired in Step 33 to its owner, GGPLP LLC.

35.	Redlands Land Holding L.L.C. merges with and into GGP-Redlands Mall LP. and name change to Redlands Land Acquisition Company, LP

Ala Moana Air Rights Restructuring:

36.	GGP Kapiolani Development L.L.C. transfers the parking deck parcel to Kapiolani Retail, LLC and Partial release (for the parking deck parcel) of the GGP Kapiolani Development L.L.C. mortgage is obtained.

37.	Kapiolani Retail, LLC, as declarant, forms a two unit condo, one unit consisting of a commercial unit and a residential unit.

38.

Kapiolani Retail, LLC contributes the residential condo interest (along with, for tax purposes, certain contractual rights to develop the residential unit (“Ala Moana Air Rights”)) to a newly formed DE LLC named “Kapiolani Residential, LLC”.

39.	Kapiolani Retail, LLC distributes its 100% membership interest in Kapiolani Residential, LLC to its owner GGPLP LLC

Cottonwood Mall Restructuring:

40.

Price Development Company Limited Partnership (“PDCLP”) distributes its 100% stockholder interest in Price Development TRS, Inc. (100 shares of common stock) and 100% membership interest in Cottonwood Mall, LLC pro-rata to its owners, GGP Acquisition, L.L.C. and GGPLP L.L.C. in proportion to their ownership interest in PDCLP

41.

GGP Acquisition, L.L.C. distributes its stockholder interest in Price Development TRS, Inc. (81.94226 shares of common stock) and its 81.94226% membership interest in Cottonwood Mall, LLC acquired in Step 40 to GGPLP L.L.C.

Cottonwood Square Restructuring:

42.	Price Development Company, Limited Partnership (“PDCLP”) contributes the Cottonwood Square property to a newly formed Delaware LLC to be named “Cottonwood Square, LLC”.

43.

Price Development Company, Limited Partnership (“PDCLP”) distributes its 100% membership interest in Cottonwood Square, LLC pro rata to its owners, GGP Acquisition, L.L.C. and GGPLP L.L.C. in proportion to their ownership interest in PDCLP.

44.	GGP Acquisition, L.L.C. distributes its 81.94226% membership interest in Cottonwood Square, LLC acquired in Step 43 to its owner, GGPLP L.L.C.

Alameda Plaza Restructuring:

45.

GGP Acquisition, L.L.C. contributes the parcel adjacent to Alameda Plaza to a newly formed DE LLC to be named “Alameda Plaza, LLC” in which both GGP Acquisition, L.L.C. and Price Development Company, Limited Partnership are equal members.

46.	Price Development Company, Limited Partnership contributes the Alameda Plaza property to Alameda Plaza, LLC.

47.

Price Development Company, Limited Partnership (“PDCLP”) distributes its portion of the membership interest (50%) in Alameda Plaza, LLC pro rata to its owners, GGP Acquisition, L.L.C. (41%) and GGPLP LLC (9%) in proportion to their ownership interest in PDCLP.

48.

GGP Acquisition, L.L.C. distributes its portion of the membership interests (91%) in Alameda Plaza, LLC (50% originally held upon formation, plus the additional 41% acquired in Step 47) to its owner, GGPLP L.L.C.

GGPLP LLC Redemption/Distribution:

49.	GGPLP L.L.C. distributes its 100% membership interest in Kapiolani Residential, LLC acquired in Step 39 to its owner, GGP Limited Partnership.

50.	GGPLP L.L.C. distributes its 100% membership interests in Cottonwood Square, LLC acquired in Steps 43 & 44 to GGP Limited Partnership.

51.

GGPLP L.L.C. distributes its 100% membership interests in GGP-Redlands Mall LLC acquired in Steps 33 and 34 and its 99.5% LP interest in Redlands Land Acquisition Company, LP (f/k/a GGP-Redlands Mall LP) to GGP Limited Partnership.

52.	GGPLP L.L.C. distributes its 100% stockholder interest (249,998.75 shares of common stock) in Victoria Ward, Limited to GGP Limited Partnership.

53.	GGPLP L.L.C. distributes its 100% membership interest in Elk Grove Town Center L.L.C. and its 99.5% LP interest in Elk Grove Town Center L.P. to GGP Limited Partnership.

54.

GGPLP L.L.C. distributes its 100% stockholder interest (100 shares of common stock) in Price Development TRS, Inc. and its 100% membership interest in Cottonwood Mall, LLC acquired in Steps 40 & 41 to GGP Limited Partnership.

55.	GGPLP L.L.C. distributes its 99.5% membership interest in Century Plaza L.L.C. to GGP Limited Partnership

56.	GGPLP L.L.C. distributes its 100% membership interest in GGP-Mint Hill L.L.C. to GGP Limited Partnership

57.	GGPLP L.L.C. distributes its 100% membership interest in Alameda Plaza, LLC acquired in Steps 47 & 48 to GGP Limited Partnership.

GGMI Restructuring as a result of TRS 2 Restructuring:

58.

The Rouse Company Limited Partnership distributes its ownership interest (1 share common stock) in General Growth Management, Inc. acquired in Step 27 pro rata to its owners, Rouse LLC and GGP Limited Partnership in proportion to their ownership interest in TRCLP.

59.	Rouse LLC distributes its stockholder interest (.001 of a share of common stock) in General Growth Management, Inc. acquired in Step 58 to GGP Limited Partnership.

60.	GGP Natick Residence LLC elects to be treated as a corporation for tax purposes

61.	General Growth Management, Inc. and GGP Natick Residence LLC jointly make a Section 362(e)(2)(C) election.

62.	General Growth Management, Inc. distributes its 100% membership interest in GGP Natick Residence LLC to its sole-owner, GGP Limited Partnership.

63.	GGP Natick Residence LLC and General Growth Properties, Inc. (“GGPI”) jointly elect to treat GGP Natick Residence LLC as a taxable REIT subsidiary of GGPI.

NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) Restructuring:

64.

The Rouse Company LP contributes its 1% membership interest in NV Government Services, LLC (f/k/a HHP Government Services Limited Partnership) acquired in Step 26 to its subsidiary, Nevada Office Holding, LLC (f/k/a Howard Hughes Properties Limited Partnership).

GGP/Homart, Inc. Restructuring:

65.	GGP/Homart, Inc. contributes real property (approx. 40 acres of undeveloped land in Volo, IL) to a newly formed wholly-owned Delaware LLC to be named “Volo Land, LLC”.

66.	GGP/Homart, Inc. distributes its 100% membership interest in Volo Land, LLC to its owner, GGP Limited Partnership.

Howard Hughes Properties, Inc. (TRS 3) Transfer:

67.	The Rouse Company LP distributes its 100% stockholder interest (9,100 shares of common stock) in Howard Hughes Properties, Inc. (TRS 3) pro rata to its owners, Rouse LLC and GGP Limited Partnership.

68.	Rouse LLC distributes its pro-rata interest (91 shares of common stock) in Howard Hughes Properties, Inc. (TRS 3) acquired in Step 67 to its owner, GGP Limited Partnership.

Fashion Show Transfer, Landmark Mall LLC and TRS 1A Transfer:

69.	Nevada Office Holding, LLC (f/k/a Howard Hughes Properties Limited Partnership) deemed to distribute its interests in the Fashion Show Air Rights acquired in Step 8 to its owner, The Rouse Company LP.

70.

The Rouse Company LP distributes its 100% stockholder interest (1,000 shares of common stock) in The Howard Research and Development Company (TRS 1A) acquired in Step 14, its .0046918% membership interest in

Landmark Mall LLC acquired in Step 5 and is deemed to distribute its interests in the Fashion Show Air Rights acquired in Steps 8 and 69, pro rata to its owners, Rouse LLC and GGP Limited Partnership in proportion to their ownership interest in The Rouse Company LP.

71.

Rouse LLC distributes its portion of the stockholder interest (10 shares of common stock) in Howard Research and Development Company (TRS 1A) acquired in Step 70, its portion of the membership interests .000016948% (1% of .0046918%) in Landmark Mall LLC acquired in Step 70 and is deemed to distribute its interests in the Fashion Show Air Rights acquired in Step 70 to its owner, GGP Limited Partnership.

The Hughes Corporation (TRS 2) Transfer:

72.

The Rouse Company LP distributes its 100% stockholder interest (9,100 shares of common stock) in The Hughes Corporation (TRS 2) pro rata to its owners, Rouse LLC (91 shares) and GGPLP (9,009 shares) in proportion to their ownership interest in The Rouse Company LP.

73.	Rouse LLC distributes its portion of the stockholder interests (91 shares) it acquired in Step 72 in The Hughes Corporation (TRS 2) to its owner, GGP Limited Partnership.

Summerlin Center Hospital Restructuring:

74.

The Rouse Company LP distributes its 6.8% LP interest in Summerlin-Hospital Medical Center, LP pro rata to its owners, Rouse LLC and GGP Limited Partnership in proportion to their ownership interest in The Rouse Company LP.

75.	Rouse LLC distributes the portion of its LP interest (.07%) in Summerlin-Hospital Medical Center, LP acquired in Step 74 to its owner, GGP Limited Partnership.

Princeton Land, LLC Restructuring;

76.

The Rouse Company LP distributes its 100% membership interest in Princeton Land, LLC pro rata to its owners, Rouse LLC (1%) and GGP Limited Partnership (99%) in proportion to their ownership interest in The Rouse Company LP.

77.	Rouse LLC distributes its portion of the membership interests (1%) in Princeton Land, LLC acquired in Step 76 above to its owner, GGP Limited Partnership.

South Street Seaport Restructuring:

78.

The Rouse Company LP distributes its 100% membership interest in Seaport Marketplace, LLC, its 95% LP interest in South Street Seaport LP, and its 100% membership interest in Seaport Marketplace Theatre, LLC pro rata to its owners, Rouse LLC and GGP Limited Partnership in proportion to their ownership interest in The Rouse Company LP.

79.

Rouse LLC distributes its 1% membership interest in Seaport Marketplace, LLC, its .95% LP interest South Street Seaport LP, and its 1% membership interest in Seaport Marketplace Theatre, LLC acquired in Step 78 to its owner, GGP Limited Partnership.

Woodlands Restructuring:

80.

The Rouse Company LP distributes its 100% membership interest in TWC Commercial Properties, LLC, 99% LP interest in TWC Commercial Properties, LP, and its 75% LP interest in Woodlands Office Equities-95 Ltd pro rata to its owners, Rouse LLC and GGP Limited Partnership in proportion to their ownership interest in TRCLP.

81.

Rouse LLC distributes its 1% membership interest in TWC Commercial Properties, LLC, its .99% LP interest in TWC Commercial Properties, LP, and its .75% LP interest in Woodlands Office Equities-95 Ltd acquired in Step 80 to its owner, GGP Limited Partnership.

Restructuring and transfer of Riverwalk Marketplace to SPINCO, INC.:

82.	New Orleans Riverwalk Associates (LA) converts to a LA LLC named “Riverwalk Marketplace (New Orleans), LLC”.

83.	Riverwalk Marketplace (New Orleans), LLC (LA) merges with and into a newly formed DE LLC named “Riverwalk Marketplace (New Orleans), LLC”

84.

Rouse-New Orleans, LLC (MD) merges with and into its sole member, The Rouse Company of Louisiana, LLC (MD), resulting in the assignment of its 50% membership interest in Riverwalk Marketplace (New Orleans), LLC to its sole member, The Rouse Company of Louisiana, LLC (MD).

85.	The Rouse Company of Louisiana, LLC (MD) liquidates/dissolves, distributing its 50% membership interest in Riverwalk Marketplace (New Orleans), LLC to its owner, The Rouse Company LP (TRCLP).

86.

New Orleans Riverwalk Limited Partnership dissolves/liquidates, distributing its 50% membership interest in Riverwalk Marketplace (New Orleans), LLC pro rata to its owners, Greengate Mall Inc. (4%) and The Rouse Company LP (46%) in proportion to their ownership interest in New Orleans Riverwalk Limited Partnership.

87.

The Rouse Company LP distributes its 96% membership interest in Riverwalk Marketplace (New Orleans), LLC, acquired in Steps 84 and 85 above, pro rata to its owners, Rouse LLC (.96%) and GGP Limited Partnership (95.4%) in proportion to their ownership interests in The Rouse Company LP.

88.	Rouse LLC distributes its portion of the membership interests (.96%) in Riverwalk Marketplace (New Orleans), LLC acquired in Step 86 above to its owner, GGP Limited Partnership.

Circle T Restructuring:

89.	General Growth-Westlake, LP converts into a new DE LLC named “Westlake Retail Holding, LLC”

90.	General Growth 170, LP converts into a newly formed DE LLC named “170 Retail Holding, LLC”

91.

General Growth 170 (GP), LLC merges with and into GGP Limited Partnership resulting in the assignment of the 1% membership interest in 170 Retail Holding, LLC (f/k/a General Growth 170 L.P.) from General Growth 170(GP), LLC to GGP Limited Partnership.

Settlement of TRS 2 Intercompany Obligation:

92.	a.	GGP Limited Partnership (GGPLP) transfers its 100% membership interest in Kapiolani Residential, LLC acquired in Step 49 and Volo Land, LLC acquired in Step 66 to TRCLP

b.

TRCLP (i) transfers the 100% membership interest in Kapiolani Residential, LLC and Volo Land, LLC acquired in Step 92a to The Hughes Corporation (TRS 2), and (ii) enters into the Two Arizona Center Promissory Note payable to The Hughes Corporation (TRS 2), in partial settlement of intercompany obligations TRCLP owes to The Hughes Corporation (TRS 2).

93.	GGP Limited Partnership is deemed to contribute its interests in the Fashion Show Air Rights acquired in Steps 70 & 71 to The Howard Research and Development Corporation (TRS 1A).

94.

GGP Limited Partnership contributes its 100% membership interest in TWC Commercial Properties, LLC, 99% LP interest in TWC Commercial Properties, LP, and 75% interest in Woodlands Office Equities-95 Ltd acquired in Steps 80 & 81 to The Howard Research and Development Corporation (TRS 1A).

95.

GGP Limited Partnership contributes its 100% stockholder interest (9,100 shares of common stock) in The Hughes Corporation (TRS 2) acquired in Step 73 to The Howard Research and Development Corporation (TRS 1A).

96.

GGP Limited Partnership contributes its 100% stockholder interest (9,100 shares of common stock) in Howard Hughes Properties, Inc. (TRS 3) acquired in Steps 67 & 68 to The Howard Research and Development Corporation (TRS 1A)

97.	GGP Limited Partnership contributes its 6.8% LP interest in Summerlin-Hospital Medical Center, LP acquired in Steps 74 & 75 to The Howard Research and Development Corporation (TRS 1A)

98.

GGP Limited Partnership contributes its 100% membership interest in Seaport Marketplace, LLC, 95% LP interest in South Street Seaport LP, and 100% membership interest in Seaport Marketplace Theatre, LLC acquired in Steps 78 & 79 to The Howard Research and Development Corporation (TRS 1A).

99.	GGP Limited Partnership contributes its 100% membership interest in Princeton Land, LLC acquired in Steps 76 & 77 to The Howard Research and Development Corporation (TRS 1A).

100.	GGP Limited Partnership contributes its 96% membership interest in Riverwalk Marketplace (New Orleans), LLC acquired in Steps 86 & 87 to The Howard Research and Development Corporation (TRS 1A).

101.	GGP Limited Partnership and The Howard Research and Development Corporation (TRS 1A) jointly make a 362(e)(2)(C) election.

102.

GGP Limited Partnership contributes its 100% membership interest in GGP 110 Holding L.L.C. to Spinco, Inc. and name changes of GGP 110 Holding L.L.C. to 110 Holding, LLC. And GGP 110 L.L.C. to 110 Wacker, LLC

103.	GGP Limited Partnership contributes its 99.5% membership interest in Century Plaza L.L.C. acquired in Step 55 to Spinco, Inc.

104.

GGP Limited Partnership contributes its 100% membership interest in 170 Retail Holding, LLC (f/k/a General Growth 170, L.P.) and its 99.999% membership interest in Westlake Retail Holding, LLC (f/k/a General Growth-Westlake, LP) to Spinco, Inc.

105.	GGP Limited Partnership contributes its 100% membership interest in Alameda Plaza, LLC acquired in Step 57 to Spinco, Inc.

106.	GGP Limited Partnership contributes its 100% membership interest in AllenTowne Mall, LLC to Spinco, Inc.

107.	GGP Limited Partnership contributes its 100% membership interest in GGP-Mint Hill L.L.C. acquired in Step 56 to Spinco, Inc. and name change of GGP-Mint Hill LLC to Bridges at Mint Hill, LLC.

108.

GGP Limited Partnership contributes its 100% stockholder interest in Price Development TRS, Inc. (100 shares of common stock) acquired in Step 54 and its 100% membership interest in Cottonwood Mall, LLC acquired in Step 54 to Spinco, Inc.

109.	GGP Limited Partnership contributes its 100% membership interest in Cottonwood Square LLC acquired in Step 50 to Spinco, Inc.

110.

GGP Limited Partnership contributes its 100% membership interest in Elk Grove Town Center L.L.C. acquired in Step 53 and its 99.5% LP interest in Elk Grove Town Center L.P. acquired in Step 53 to Spinco, Inc.

111.	GGP Limited Partnership contributes its 100% membership interest in Parke West LLC to Spinco, Inc.

112.	GGP Limited Partnership contributes its 100% membership interest in Rio West L.L.C. to Spinco, Inc.

113.

GGP Limited Partnership contributes its 100% membership interest in GGP-Redlands Mall L.L.C. and its 99.5% LP interest in Redlands Land Acquisition Company, LP (f/k/a GGP-Redlands Mall L.P.) acquired in Step 51 to Spinco,

Inc. and name change of GGP-Redlands Mall LLC to Redlands Land Acquisition Company, LLC

114.	GGP Limited Partnership contributes its .0046918% membership interest in Landmark Mall L.L.C. acquired in Steps 70 & 71 to Spinco, Inc.

115.

GGP Limited Partnership contributes its 100% membership interest in GGP Natick Residence, LLC acquired in Step 62 to Spinco, Inc. and name change amendment of GGP Natick Residence, LLC to Natick Residence, LLC.

116.	GGP Limited Partnership contributes its 100% stockholder interest (249,998.75 shares of common stock) in Victoria Ward, Limited acquired in Step 52 to Spinco, Inc.

117.	GGP Limited Partnership and Spinco, Inc. jointly make a 362(e)(2)(C) election.

118.

GGP Limited Partnership (“GGPLP”) distributes its 100% stockholder interest in Spinco, Inc. (_____ shares of common stock after amending & restating certificate of incorporation) to General Growth Properties, Inc. (“GGPI”) and the minority common and preferred GGPLP unit holders and distributes its 100% stockholder interest (1,000 shares of common stock) in Howard Research and Development Corporation (TRS 1A) to GGPI.

GGPI Restructuring:

119.

General Growth-Westlake (GP), Inc. merges with and into its sole owner, General Growth Properties, Inc. (“GGPI”) resulting in the transfer of the .001% membership interest in Westlake Retail Holding, LLC (f/k/a General Growth Westlake, LP) from General Growth-Westlake (GP), Inc. to GGPI.

120.

Century Plaza, Inc. merges with and into its sole owner, General Growth Properties, Inc. (“GGPI”) resulting in the transfer of the .5% membership interest in Century Plaza L.L.C. from Century Plaza, Inc. to GGPI.

121.	GGP 110, Inc. (QRS) merges with and into its sole owner, General Growth Properties, Inc. (“GGPI”) resulting in the transfer of the .5% membership interest in GGP 110 L.L.C. to GGPI.

GGPI Contribution to HRDC (TRS 1A):

122.	General Growth Properties, Inc. contributes its .5% membership interests in GGP 110 LLC acquired in Step 121 to The Howard Research and Development Corporation (TRS 1A).

123.

General Growth Properties, Inc. contributes its .001% membership interest in Westlake Retail Holding, LLC (f/k/a General Growth Westlake, LP) acquired in Step 119 to The Howard Research and Development Corporation (TRS 1A).

124.	a.	General Growth Properties, Inc. contributes its .5% membership interest in Century Plaza L.L.C. acquired in Step 120 to The Howard Research and Development Corporation (TRS 1A).

	b.	General Growth Properties, Inc. and The Howard Research and Development Corporation (TRS 1A) jointly make a Section 362(e)(2)(C) election (in connection with annual tax filings).

125.	General Growth Properties, Inc. contributes its 100% stockholder interest (1,000 shares of common stock) in Howard Research and Development Corporation (TRS 1A) acquired in Step 118 to Spinco, Inc.

Spinco Restructuring:

126.	Spinco, Inc. contributes its 100% membership interest in 110 Holding, LLC (f/k/a GGP 110 Holding L.L.C.) acquired in Step 102 to The Howard Research and Development Corporation (TRS 1A).

127.	Spinco, Inc. contributes its 100% membership interest in Century Plaza L.L.C. acquired in Steps 103 and 124 to The Howard Research and Development Corporation (TRS 1A).

128.

Spinco, Inc. contributes its 100% membership interest in 170 Retail Holding, LLC (f/k/a General Growth 170, L.P.) acquired in Step 104 and its 99.999% membership interest in Westlake Retail Holding, LLC f/k/a General Growth-Westlake, LP) acquired in Step 104 to The Howard Research and Development Corporation (TRS 1A).

129.	Spinco, Inc. contributes its 100% membership interest in Alameda Plaza, LLC acquired in Step 105 to The Howard Research and Development Corporation (TRS 1A).

130.	Spinco, Inc. contributes its 100% membership interest in AllenTowne Mall, LLC acquired in Step 106 to The Howard Research and Development Corporation (TRS 1A).

131.	Spinco, Inc. contributes its 100% membership interest in Bridges at Mint Hill, LLC (f/k/a GGP-Mint Hill L.L.C.) acquired in Step 107 to The Howard Research and Development Corporation (TRS 1A).

132.

Spinco, Inc. contributes its 100% stockholder interest in Price Development TRS, Inc. (100 shares of common stock) acquired in Step 108 and its 100% membership interest in Cottonwood Mall, LLC acquired in Step 108 to The Howard Research and Development Corporation (TRS 1A).

133.	Spinco, Inc. contributes its 100% membership interest in Cottonwood Square, LLC acquired in Step 109 to The Howard Research and Development Corporation (TRS 1A).

134.

Spinco, Inc. contributes its 100% membership interest in Elk Grove Town Center L.L.C. acquired in Step 110 and its 99.5% LP interest in Elk Grove Town Center L.P. acquired in Step 110 to The Howard Research and Development Corporation (TRS 1A).

135.	Spinco, Inc. contributes its 100% membership interest in Parke West, LLC acquired in Step 111 to The Howard Research and Development Corporation (TRS 1A).

136.	Spinco, Inc. contributes its 100% membership interest in Rio West L.L.C. acquired in Step 112 to The Howard Research and Development Corporation (TRS 1A).

137.

Spinco, Inc. contributes its 100% membership interest in Redlands Land Acquisition Company, LLC (f/k/a GGP-Redlands Mall L.L.C.) acquired in Step 113 and its 99.5% LP interest in Redlands Land Acquisition Company, LP (f/k/a GGP-Redlands Mall L.P.) acquired in Step 113 to The Howard Research and Development Corporation (TRS 1A).

138.	Spinco, Inc. contributes its .0046918% membership interest in Landmark Mall L.L.C. acquired in Step 114 to The Howard Research and Development Corporation (TRS 1A).

139.	Spinco, Inc. contributes its 100% membership interest in Natick Residence, LLC (f/k/a GGP Natick Residence, LLC) acquired in Step 115 to The Howard Research and Development Corporation (TRS 1A)

140.	Spinco, Inc. contributes its 100% stockholder interest (249,998.75 shares of common stock) in Victoria Ward, Limited acquired in Step 116 to The Howard Research and Development Corporation (TRS 1A)

141.	GGPI distributes its interests in Spinco, Inc. pro rata to its shareholders.

SCHEDULE 6.5(a)

Assumed Actions

See attached.

General Litigation

Property / Entity	Case Caption	Court and Case No.	Outside Counsel
Kirkland and Ellis
Nouvelle at Natick			Anup Sathy
Residential Development Natick Mall,			300 N. LaSalle
Natick, MA	Nouvelle at Natick Condominium Owner Dispute		Chicago, Illinois 60654
(Debtor)	(not yet in litigation)	Not in litigation	Telephone: 312-862-2000

DLA Piper US LLP
		Supreme Court of the State	Keara M. Gordon, Partner
South Street Seaport		of New York, County of	1251 Avenue of the Americas
New York, NY	Andejo, et al. v. South Street Seaport Limited	New York Index No.	New York, New York 10020
(Debtor)	Partnership, et al.	603707/04	Telephone: 212-835-6232

Boyar & Miller
Lee Collins, Partner
Bridgeland MPC		District Court, 133 Judicial	4265 San Felipe, Suite 1200
Houston, TX	Harris Construction Company, Ltd. v. GGP-	District, Harris County TX	Houston, Texas 77027
(Non-Debtor)	Bridgeland, LP	No. 2007-58498	Telephone: 832-615-4282

Munsch Hardt Kopf & Harr, P.C.
Mary W. Koks
Bank of America Center
		U.S. District Court, S.D.	700 Louisiana Street, Suite 4600
	Sierra Club v. Federal Emergency Management	Texas, Houston Division	Houston, Texas 77002-2845
	Agency, et al .	No. H-07-608	Telephone: 713-222-4030

Munsch Hardt Kopf & Harr, P.C.
Mary W. Koks
Bank of America Center
700 Louisiana Street, Suite 4600
Houston, Texas 77002-2845
Telephone: 713-222-4030

and

Bracewell & Giuliani LLP
Jason Hutt
2000 K Street NW, Suite 500
Washington, D.C. 20006-1872
	EPA Wetlands Enforcement Investigation	Not in litigation	Telephone: 202-828-5850

General Growth Properties Confidential	9/21/2010

Property / Entity	Case Caption	Court and Case No.	Outside Counsel
Boyar & Miller
		No. 2008-29586, In the	Lee Collins, Partner
		District Court of Harris	4265 San Felipe, Suite 1200
	Allen & Robertson Construction, Inc . v. GGP-	County, Texas, 125th	Houston, Texas 77027
	Bridgeland L.P.	Judicial District	Telephone: 832-615-4282

Boyar & Miller
		No. 2010- 12204, In the	Lee Collins, Partner
	Related claim: GGP-Bridgeland L.P. and Safeco	District Court of Harris	4265 San Felipe, Suite 1200
	Insurance Co. of America v. Allen & Robertson	County, Texas, 125th	Houston, Texas 77027
	Construction, Inc.	Judicial District.	Telephone: 832-615-4282

Boyar & Miller
Lee Collins, Partner
		USDC Southern District of	4265 San Felipe, Suite 1200
	Addicks Services, Inc. v. GGP-Bridgeland, LP,	TX, Houston Division No.	Houston, Texas 77027
	et al.	4:06-3478	Telephone: 832-615-4282

Bracewell & Giuliani LLP
Charles H. Shoneman
Summerlin MPC	Howard Hughes Properties, Inc. and The		2000 K Street NW, Suite 500
Summerlin, NV	Howard Hughes Corporation v. Kern River Gas		Washington, D.C. 20006-1872
(Debtor)	Transmission Company	Not in litigation	Telephone: 202-828-5850

West Kendall Holdings, LLC v. KTC Housing
	LLC and KTC Hotel LLC f/k/a Cardel-Masvidal		Melanie Gray
	LLC, Adversarial Complaint in the United States	In the Circuit Court for the	Weil, Gotshal & Manges LLP
	Bankruptcy Court, Southern District of New York	11th Judicial District, Miami-	700 Louisiana, Suite 1600
West Kendall Development, Miami-	and related state law claims filed by KTC	Dade County, Florida cause	Houston, Texas 77002
Dade County, FL	Housing LLC and KTC Hotel LLC v. West	of action Nos. 09-94535	713-546-5045
(Debtor)	Kendall Holdings LLC	and 09-94539	melanie.gray@weil.com

Potential Delay Claim Against General
Contractor

Downrite Engineering Corp. and West Kendall
	Holdings, LLC	Not in litigation

2

Property / Entity	Case Caption	Court and Case No.	Outside Counsel
Cottonwood Mall & Square
Holladay, UT
(Debtor)			Jeff Diver
Jeffrey R. Diver, P.C.
Cottonwood Square is a strip center			2S741 Crimson King Lane
development located diagonally			Glen Ellyn, IL 60137
across the street from Cottonwood			630-790-0001 (office)
Mall; both are owned by Cottonwood	Cottonwood PERC contamination at Henrie’s		630-217-1770 (cell)
Mall, LLC.	Dry Cleaners (not in litigation)	Not in litigation	jeffdiver@comcast.net

Potential Sale Dispute

First City Investors Inc. and Cottonwood Mall,
	LLC	Not in litigation

Ballard Spahr Andrews & Ingersoll,
LLP
Mark Gaylord, Partner
		The Third Judicial District	One Utah Center, Suite 800
		Court in and for Salt Lake	201 South Main Street
	The Slaymaker Group, Inc. v. General Growth	County, UT, No.	Salt Lake City, UT 84111
	Properties, Inc., et al.	080925544	Telephone: 801-531-3000

Lewis and Roca LLP
Robert Charles, Partner
		Superior Court of Arizona -	40 North Central Ave.
Parke West, Peoria, AZ		Maricopa County No.	Phoenix, AZ 85004-4429
(Debtor)	Alta Peoria, LLC v. Parke West, LLC, et al.	CV2007-013449	Telephone: 602-262-5311
Peter J. Bambace
The Howard Hughes Corp.	Tomek R. Rush, et al., Individually and as heirs		Holm, Bambace & McCabe, LLP
f/k/a Hughes Tool Co.	of Tommie R. Rush. Vs. The Howard Hughes	Harris County, TX, Case	1010 Lamar, Suite 1100
(Debtor)	Corp., f/k/a Hughes Tool Company, et al.	No. 2007-69192	Houston, TX 77002

Julia B. Strickland
Stroock & Stroock & Lavan LLP
2029 Century Park East
Howard Hughes Realty, Inc.			Los Angeles, CA 90067
(Debtor)	Catellus/ West Bluffs Dispute (Recovery)		Telephone: 301-556-5806

3

Settled matters with ongoing obligations

Property / Entity	Matter & Ongoing Obligation	Court and Case No.	Outside Counsel/Internal Contact at GGP
Amy Forbes
Gibson Dunn & Crutcher LLP
333 South Grand Ave
Los Angeles, CA 90071-3197
213-229-7151
aforbes@gibsondunn.com

Ryan Whitacre
	Elk Grove CEQA suit; ongoing obligations pursuant to		Sr. Assistant General Counsel
Elk Grove	settlement	n/a	General Growth Properties, Inc.

Paul Tiburzi
DLA Piper USA, LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
410-580-4273
paul.tiburzi@dlapiper.com

Rosemary Feit
Fairwood and			VP & Assoc. General Counsel
Emerson MPCs	AG inquiry; ongoing obligations pursuant to settlement	n/a	General Growth Properties, Inc.

Dawn Estes
Taber Estes Thorne & Carr PLLC
3500 Maple Avenue, Suite 1100
Dallas, Texas 75219
Direct Dial: 214.599.4002
destes@taberestes.com

Lynn H. Murray
Grippo & Elden
111 South Wacker Drive
Chicago, IL 60606
312-704-7700
All retail shopping			Ryan Whitacre
center properties	Ongoing obligation pursuant to settlement of Heeling		Sr. Assistant General Counsel
going to Spinco	Sports Limited v. General Growth Properties, Inc., et al.	Texas Federal Court	General Growth Properties, Inc.

4

Property / Entity	Matter & Ongoing Obligation	Court and Case No.	Outside Counsel/Internal Contact at GGP
110 North Wacker/GGDR LLC (the venture that owns 110 North Wacker)

Ongoing obligations pursuant to the June 21, 2007 settlement of litigation claims in Development Resources, LLC, et al. v. General Growth Properties, Inc., et al.; ongoing obligations are reflected in the Third Amendment to the LLC Agreement of GGDR LLC, the Amended and Restated Indemnity and Guaranty Agreement, and the First Amendment to the Development Advisory Services Agreement

Rosemary Feit VP & Assoc. General Counsel General Growth Properties, Inc.

5

Asset Recovery Matters

Property	Case Caption	Jurisdiction	Case No	Cross- claim filed?	Outside Counsel

Sandy Gregor
Morris & Morris
	Landmark Mall LLC dba Landmark Mall v.	General Dist Ct for the			700 E. Main Street
Landmark Mall	Netland Group dba Netland Bridal & Fashion	City of Alexandria, Virginia	GV10002898	No	Richmond, VA 23219

Sandy Gregor
Morris & Morris
	Landmark Mall LLC dba Landmark Mall v.	General Dist Ct for the			700 E. Main Street
Landmark Mall	Wireless Outlet dba AT & T Wireless	City of Alexandria, Virginia	GV10002935	No	Richmond, VA 23220

Lynn Isaacson
Mason & Isaacson, P.A.
PO Box 1772
	Rio West LLc, a Delaware limited liability				104 E. Aztec
	company and debtor in possession v. Sonny	McKinley County District			Gallup, NM 87401
Rio West	Truong, dba Nail Salon & Spa	Court	D1113-CV-20100038	No	(505)722-4463

David M. Kerth
David Borghardt
Jones Walker
8555 United Plaza Blvd.,
	New Orleans Riverwalk Associates, A Debtor In	Civil District Court for the			5th Fl.
	Possession v. B.L.C. of the Riverwalk, Inc. and	Parish of Orleans, State			Baton Rouge, LA 70809
Riverwalk	Biagio Cucco	of Louisiana	No. 09-9604, Section B	No	(225) 248-2048

David M. Kerth
David Borghardt
Jones Walker
8555 United Plaza Blvd.,
		Civil District Court for the			5th Fl.
	New Orleans Riverwalk Associates, A Debtor In	Parish of Orleans, State			Baton Rouge, LA 70809
Riverwalk	Possession v. Café Italia, LLC	of Louisiana	No. 09-9602, Section L	No	(225) 248-2048

David M. Kerth
David Borghardt
Jones Walker
8555 United Plaza Blvd.,
	New Orleans Riverwalk Associates, A Debtor In	Civil District Court for the			5th Fl.
	Possession v. B.L.C. Management Inc. and	Parish of Orleans, State			Baton Rouge, LA 70809
Riverwalk	B.L.C. of the Riverwalk, Inc.	of Louisiana	No. 09-9603, Section E	No	(225) 248-2048

Clifford M. Solomon
Solomon & Tanenbaum
707 Westchester Avenue,
		Civil Court of the City of			Suite 205
	South Street Seaport Limited Partnership v.	New York, County of New			White Plains
South Street Seaport	NYC Charms, Inc.	York	66999/2010	No	NY 10604-3102

6

Cross-
claim
Property	Case Caption	Jurisdiction	Case No	filed?	Outside Counsel

Clifford M. Solomon
Solomon & Tanenbaum
707 Westchester Avenue,
		Civil Court of the City of			Suite 205
	South Street Seaport Limited Partnership v.	New York, County of New			White Plains
South Street Seaport	Fulton Fish Retail Market, Inc.	York	69076/2010	No	NY 10604-3102

Clifford M. Solomon
Solomon & Tanenbaum
707 Westchester Avenue,
		Civil Court of the City of			Suite 205
	South Street Seaport Limited Partnership v.	New York, County of New			White Plains
South Street Seaport	Choice Portables, Inc.	York	99434/2009	No	NY 10604-3102

Clifford M. Solomon
Solomon & Tanenbaum
707 Westchester Avenue,
		Civil Court of the City of			Suite 205
	South Street Seaport Limited Partnership v.	New York, County of New			White Plains
South Street Seaport	Steven Holden	York	603887/2007	No	NY 10604-3102

Clifford M. Solomon
Solomon & Tanenbaum
707 Westchester Avenue,
		Civil Court of the City of			Suite 205
	South Street Seaport Limited Partnership v.	New York, County of New			White Plains
South Street Seaport	Spiegel LP	York	117060/2008	No	NY 10604-3102

7

Insured Litigation

Property / Asset	Matter Name	Jurisdiction and Case No.	Outside Counsel

Jason Langley
Scott Sullivan Streetman & Fox
	MOTLEY, TAKISHA vs. Simply Fashion Stores,		2450 Valleydale Road
	General Growth Management, Inc., Century Plaza	Jefferson, County, AL; CV	Post Office Box 380548
Century Plaza	Mall	06 4213	Birmingham, Alabama 35244

Christopher R. Dunn, Esquire
DeCaro, Doran, Siciliano, Gallagher &
DeBlasis, LLP
17251 Melford Blvd. Suite 200
Bowie MD 20715
		Circuit Court for Howard	Office: 301-352-4950
Merriweather Post		County, MD, Case No. 13-C-	Direct Dial: 301-352-4962
Pavillion	Steven Blanchfield v. Gideon, et al.	09-079501 OT	Fax: 301-352-8691

Audrey Brasel
Claims Adjuster
Indemnity Insurance Corp
		Howard County Circuit	950 Ridgebrook Rd.
Merriweather Post		Court, MD No. 13-C-09-	Suite 1500
Pavillion	Ryan Shifflett v. Merriweather Post Business Trust	079701 OT	Sparks, MD 21152

Timothy L. White, Esq.
Valdez & White Law Firm, LLC
P.O. Box 25646
		Santa Fe District Court, NM,	Albuquerque, NM 87125
		Case No.	Phone: 505-345-0289
Rio West	Harris Johnson v. Frank A. Colaianni, et al.	D1010CV200802886	Fax: 505-345-2573

Bill Forrester
Lemle & Kelleher, L.L.P.
601 Poydras Street
	Augustine, Angelina (Yvonne Richards, et al. vs.		Suite 2100, Pan-American Life Center
Riverwalk	The Board of Commissioners of the Port of New	Parrish of Orleans, LA; 97-	New Orleans, LA 70130
Marketplace	Orleans, et al.)	21716	Telephone: (504) 585-6366

8

Property / Asset	Matter Name	Jurisdiction and Case No.	Outside Counsel

Bill Forrester
Lemle & Kelleher, L.L.P.
601 Poydras Street
	Scott, Teerica vs. New Orleans Riverwalk Limited		Suite 2100, Pan-American Life Center
Riverwalk	Partnership dba New Orleans Riverwalk	Parrish of Orleans, LA; 2004-	New Orleans, LA 70130
Marketplace	Marketplace	17456	Telephone: (504) 585-6366

Jennifer Lee
Newman Myers Kreines Gross Harris, PC
14 Wall Street
South Street	AJI, IMAMU vs. The City of New York and General	New York County, NY;	NY, NY 10005-2101
Seaport	Growth Properties, Inc.	105214/08	(212) 619-3622

KULTGEN, JOSEPH v The City of New York, New
York City Economic Development Corporation,
	South Street Seaport Limited Partnership,		Patrick M. Caruana, Esq
	Seaport Marketplace, LLC, General Growth		Newman Myers Kreines Gross Harris, PC
	Properties, Inc.,		14 Wall Street
South Street	Front Realty Holdings Company, Inc., Dima	New York County, NY;	NY, NY 10005-2101
Seaport	Productions, LLC	111321/08	(212) 619-3622

Richard H. Petersen
LITCHFIELD CAVO LLP
420 Lexington Avenue, Suite 2104
New York, NY 10170
South Street	Mashreky, Marco A. vs. IPC International Corp.,	Queens County, NY;	(212) 434-0107
Seaport	Seaport Marketplace LLC, Daniel Aragao	34061/09

Lon V. Hughes
Newman Myers Kreines Gross Harris, PC
14 Wall Street
South Street	NOEL, DENISE and Llewelyn Leibert vs. General	County of Bronx, NY;	NY, NY 10005-2101
Seaport	Growth Properties, Inc., d/b/a South Street Seaport	302296-07	(212) 619-3622

	VISCOMI, ARLENE vs.The City of New York,		James F. Biondo, Esq.
South Street	South Street Seaport LP, General Growth	New York County, NY/	Rosenblum Newfield, LLC
Seaport	Properties, Inc., Kone Inc.	102090/09	NYC Office (212)888-8001

9

Property / Asset	Matter Name	Jurisdiction and Case No.	Outside Counsel

Michael H. Tsuchida
Myhre & Tsuchida
ATTORNEYS AT LAW, A LAW
CORPORATION
1003 Bishop Street
1200 Pauahi Tower
Honolulu, Hawaii 96813
Tel. No.: (808)524-2466, ext 120
Fax No.: (808)524-2556
Toll Free Neighbor Island No.: (800)200-2829,
	Jan Nishitomi v. General Growth Management,	First Circuit Court of Hawaii	ext 120
Ward Centers	Inc., et al.	No. 09-1-2367-10 RAT	Email: mnm-tsuchida@hawaii.rr.com

10

Insured Claims - non-litigated

Location	Claimant Name	Coverage Type	Assessment Code

10 Columbia Corporate Center	JOHNSON, MARY	General Liability	Fall/Slip
Landmark Mall	Lamin, Sulainan	General Liability	Personal Injury
Landmark Mall	WALKER, MICHELLE	General Liability	Personal Injury
Nouvelle at Natick	BERGANZA DELMY	Workers Compensation	Personal Injury
Nouvelle at Natick	GOULD MICHAEL	General Liability	Property Damage
Nouvelle at Natick	NATICK RESIDENCES	General Liability	Property Damage
Nouvelle at Natick	TRAVELERS	General Liability	Property Damage
Nouvelle at Natick	DANIELLO JOHN	Workers Compensation	Personal Injury
Nouvelle at Natick	CAMARA JOSE	Workers Compensation	Personal Injury
Riverwalk Marketplace	Johnson , Dominique	General Liability	Caught In/Under/Between
Riverwalk Marketplace	Robinson, Jeremy	General Liability	Personal Injury
Riverwalk Marketplace	Thornton, Stella	General Liability	Personal Injury
Riverwalk Marketplace	Vecerra, Juana	General Liability	Personal Injury
South Street Seaport	Reyes, John	General Liability	Miscellaneous
South Street Seaport	LESTER,TIMOTHY	Auto Liability	Bodily Injury
South Street Seaport	ACTON,ROBERT C	Workers Compensation	Personal Injury
Ward Centers	LAKE, LORRAINE	General Liability	Fall/Slip
Ward Centers	Kagan, Aaron	General Liability	Struck Against, cut, scratch
Ward Centers	Yee, Celia	General Liability	Vehicle Accidents
Ward Centers	Monnin, Alice	General Liability	Vehicle Accidents
Ward Centers	Scott, Erik	General Liability	Violence/Crime
Ward Centers	945Q, LLC	General Liability	Miscellaneous
Ward Centers	Meckley, Susan	General Liability	Violence/Crime
Ward Centers	Skilling, Eileen	General Liability	Personal Injury
Ward Centers	Yamamoto, Lisa	General Liability	Vehicle Accidents
Ward Centers	HU, Carol	General Liability	Personal Injury
Ward Centers	Lynch, Marjan	General Liability	Personal Injury
Ward Centers	PIRES ROY C	Workers Compensation	Personal Injury
Ward Centers	SAUER,GLEN	Workers Compensation	Personal Injury
Ward Centers	MULLER,DAMIEN	Workers Compensation	Personal Injury

11

EXHIBIT A-1

Form of Ala Moana Condominium Declaration

[See Exhibit 16 to Plan Supplement]

EXHIBIT A-2

Form of Ala Moana Development Agreement

[See Exhibit 16 to Plan Supplement]

EXHIBIT B

Form of Arizona 2 Promissory Note

[See Exhibit 16 to Plan Supplement]

EXHIBIT C

Form of Assumption Agreement

See attached.

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Assumption Agreement”) is made and entered into as of [                                        ], 2010, by and among General Growth Properties, Inc., a Delaware corporation (“GGP”), and [Spinco, Inc.], a Delaware corporation (“Spinco”).

WHEREAS, GGP and Spinco have entered into the Separation Agreement, dated as of [the date hereof] (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, GGP and/or certain of its subsidiaries are parties to the contracts set forth on Exhibit A hereto (the “Assumed Contracts”), which contemplate or require performance by one or more members of the Spinco Group from and after the Effective Time (as defined in the Separation Agreement);

WHEREAS, the parties hereto desire to execute this Assumption Agreement to evidence the assumption by Spinco and each other member of the Spinco Group of the obligations contemplated or required to be performed by them pursuant to the Assumed Contracts from and after the Effective Time; and

WHEREAS, the Separation Agreement requires execution and delivery of this Assumption Agreement by GGP and Spinco on or prior to the Distribution Date (as defined in the Separation Agreement).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1.                                       Capitalized Terms.  All capitalized terms used and not defined herein (including in the recitals hereto) shall have the respective meanings assigned to such terms in the Separation Agreement.

2.                                       Assumption.  In accordance with and subject to the terms of the Separation Agreement, Spinco, for itself and on behalf of each member of the Spinco Group, hereby expressly accepts, assumes and undertakes to pay, perform and discharge all of the liabilities of each member of the Spinco Group under the Assumed Contracts and to perform all of the obligations of each member of the Spinco Group to be performed under the Assumed Contracts.

3.                                       Miscellaneous.

(a)                                  Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assumption Agreement.

Signature Page to Separation Agreement

(b)                                 Counterparts.  This Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(c)                                  Amendments.  No amendment or modification of this Assumption Agreement shall be effective unless it is set forth in writing and signed by each of the parties hereto.

(d)                                 Successors and Assigns.  This Assumption Agreement is executed by, and shall be binding upon, the parties hereto and their respective successors and permitted assigns for the uses and purposes above set forth and referred to, as of the date hereof.

(e)                                  Severability.  If any term or provision of this Assumption Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Assumption Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assumption Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

General Growth Properties, Inc.

By:
Name:
Title:

[Spinco, Inc.]

By:
Name:
Title:

Exhibit A

Assumed Contracts

1.                                       [Heeling Settlement Agreement]

EXHIBIT D

Form of Columbia Development Agreement

[See Exhibit 16 to Plan Supplement]

EXHIBIT E

Form of Employee Leasing Agreement

[See Exhibit 19 to Plan Supplement]

EXHIBIT F

Form of Employee Matters Agreement

[See Exhibit 17 to Plan Supplement]

EXHIBIT G

Form of Fashion Show Core Principles

[See Exhibit 16 to Plan Supplement]

EXHIBIT H

Form of Registration Rights Agreement

[See Exhibit 1 to Plan Supplement]

EXHIBIT I-1

Form of REP Investments Stockholders Agreement

[See Exhibit 1 to Plan Supplement]

EXHIBIT I-2

Form of Fairholme Stockholders Agreement

[See Exhibit 1 to Plan Supplement]

EXHIBIT I-3

Form of Pershing Square Stockholders Agreement

[See Exhibit 1 to Plan Supplement]

EXHIBIT J-1

Form of 110 N. Wacker (Chicago Headquarters) Sublease Term Sheet

See attached.

110 North Wacker Sublease Term Sheet

Sublandlord:	General Growth Management, Inc.
Subtenant:	Spinco, Inc.
Premises Size:	3,200 square feet on the third floor
Term:	6 months from the date of General Growth Properties, Inc.’s emergence from bankruptcy
Rent:	$10 per square foot gross (annually)
Payment Date:	First day of each month
Termination Option:	Subtenant shall have a right to terminate the sublease upon 60 days prior written notice
Personalty:	Subtenant shall be permitted to remove all its personal property upon termination of the Lease
Assignment	The sublease shall not be assignable without sublandlord’s prior written consent

EXHIBIT J-2

Form of 10,000 W. Charleston (Las Vegas Headquarters) Sublease Term Sheet

See attached.

10000 West Charleston Sublease Term Sheet

Sublandlord:	Howard Hughes Properties, Limited Partnership
Subtenant:	Spinco, Inc.
Premises Size:	16,000 square feet
Term:	6 months from the date of General Growth Properties, Inc.’s emergence from bankruptcy
Rent:	$27 per square foot gross (annually)
Payment Date:	First day of each month
Termination Option:	Subtenant shall have a right to terminate the sublease upon 60 days prior written notice
Personalty:	Subtenant shall be permitted to remove all its personal property upon termination of the Lease
Assignment	The sublease shall not be assignable without sublandlord’s prior written consent

EXHIBIT J-3

Form of Columbia Headquarters Sublease Term Sheet

See attached.

10275 Little Patuxent Parkway, Columbia, MD (Columbia Headquarters)

Lease Term Sheet

Landlord	Clover Acquisition LLC
Tenant	GGP Limited Partnership
Premises Size:	32,000 square feet
Term:	6 months from the date of General Growth Properties, Inc.’s emergence from bankruptcy
Rent:	$17 per square foot gross (annually)
Payment Date:	First day of each month
Termination Option:	Tenant shall have a right to terminate the lease upon 60 days prior written notice
Personalty:	Tenant shall be permitted to remove all its personal property, inclusive of artwork, upon termination of the Lease
Assignment	The lease shall not be assignable without landlord’s prior written consent
Other:

The current lease pertaining to the property, dated January 21, 1973, between Clover Acquisition LLC and The Rouse Company LP, shall be terminated as of the date of General Growth Properties, Inc.’s emergence from bankruptcy.

EXHIBIT K

Form of Surety Bond Indemnity Agreement

[See Exhibit 20 to Plan Supplement]

EXHIBIT L

Form of Tax Matters Agreement

[See Exhibit 18 to Plan Supplement]

EXHIBIT M

Form of Transition Services Agreement

[See Exhibit 15 to Plan Supplement]

EXHIBIT N

Form of Warrant and Registration Rights Agreement

[See Exhibit 1 to Plan Supplement]

Exhibit 15

Draft - 09/30/10

TRANSITION SERVICES AGREEMENT

dated as of [·]

between

GGP LIMITED PARTNERSHIP,

GENERAL GROWTH MANAGEMENT, INC.,

and

SPINCO, INC.

i

ii

EXHIBITS

I	Direct Payroll Costs
II	Service Managers

SCHEDULES

A-1	Insurance
A-2	Development
A-3	Asset Management
A-4	Leasing
A-5	Marketing and Communications
A-6	Legal
A-7	Accounting
A-8	Real and Personal Property Tax
A-9	Income Tax
A-10	Information Technology
A-11	Public Accounting, Internal Audit and Sarbanes-Oxley
A-12	Treasury

iii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [·], is by and among GGP Limited Partnership, a Delaware limited partnership (“GGPLP”), General Growth Management, Inc., a Delaware corporation (“GGMI” and, collectively with GGPLP, “GGP”), and Spinco, Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, General Growth Properties, Inc. (“GGPI”) and Spinco entered into the Separation Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, the Parties agreed that GGPI (and/or its Subsidiaries on the date of this Agreement immediately after giving effect to, and subject to the occurrence of, the Distribution, collectively referred to as the “GGP Entities”) shall provide or cause to be provided to Spinco (and/or its Subsidiaries on the date of this Agreement immediately after giving effect to, and subject to the occurrence of, the Distribution, collectively referred to as the “Spinco Entities”) certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by GGP and Spinco on or prior to the Plan Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b)                                 The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Business Employees” shall have the meaning ascribed to such term in the Employee Matters Agreement.

“Competitor of GGP” shall mean an entity that is directly or indirectly (or whose Affiliates are directly or indirectly) in the business of owning or managing retail malls.

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Cost Multiplier” shall mean: 110% during the period beginning on the Plan Effective Date and ending on the last day of the 6th month after the Plan Effective Date; 150% during the period beginning on the first day of the 7th month after the Plan Effective Date and ending on the last day of the 12th month after the Plan Effective Date; and 200% during the period beginning on the first day of the 13th month after the Plan Effective Date and ending on the date that this Agreement terminates.

“Direct Payroll Costs” shall mean, with respect to each GGP Employee providing a particular Service, the applicable hourly rate set forth on Exhibit I.

“Dispute” shall have the meaning set forth in Section 8.01(a).

“GGMI” shall have the meaning set forth in the Preamble.

“GGP” shall have the meaning set forth in the Preamble.

“GGP Employee” shall mean an employee of any of the GGP Entities.

“GGP Entities” shall have the meaning set forth in the Recitals.

“GGP Indemnified Party” shall have the meaning set forth in Section 7.04.

“GGP Intranet” shall mean GGPI’s internal computer network Intranet site generally accessible only by GGP Employees.

“GGPI” shall have the meaning set forth in the Recitals.

“GGPLP” shall have the meaning set forth in the Preamble.

“GGP Materials” shall have the meaning set forth in Section 3.01(a).

“GGP Overall Service Manager” shall have the meaning set forth in Section 2.04(a).

“GGP Service Manager” shall have the meaning set forth in Section 2.04(a).

“Interest Rate” shall have the meaning set forth in Section 5.01(b).

“Out-of-Pocket Expenses” shall mean, with respect to a particular Service, any out-of-pocket costs, fees and expenses that GGP or any other member of the GGP Group actually pays to an unaffiliated third party in the course of providing such Service, without any additional charge or mark up.  The term “Out-of-Pocket Expenses” shall not include any rent, utilities, taxes, clerical support, GGP Employee compensation and benefits or any other general or administrative overhead or other similar costs or expenses.

“Overall Service Managers” shall mean the GGP Overall Service Manager and the Spinco Overall Service Manager.

2

“Party” shall mean GGP and Spinco individually, and “Parties” means GGP and Spinco collectively, and, in each case, their permitted successors and assigns.

“Representative” shall mean, with respect to any Person, any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such Person.

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Service Resource Cost” shall mean, with respect to a particular Service, (A) an amount equal to the product of (x) the Direct Payroll Cost of the GGP Employee providing the Service multiplied by (y) the number of hours such employee spent performing the Service, or (B) if a different pricing methodology is expressly provided for in the applicable Schedule with respect to such Service, an amount calculated based on such pricing methodology.

“Services” shall have the meaning set forth in Section 2.01.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Entities” shall have the meaning set forth in the Recitals.

“Spinco Indemnified Party” shall have the meaning set forth in Section 7.03.

“Spinco Intranet” shall have the meaning set forth in Section 4.02(a).

“Spinco Overall Service Manager” shall have the meaning set forth in Section 2.04(b).

“Spinco Service Manager” shall have the meaning set forth in Section 2.04(b).

ARTICLE II

SERVICES, DURATION AND SERVICE MANAGERS

Section 2.01.  Services.  Subject to the terms and conditions of this Agreement, GGP shall provide (or cause to be provided) to the Spinco Entities, as requested from time to time by Spinco, the services listed on Schedule A (which may be grouped by type of Services in sub-schedules) to this Agreement (the “Services”).  All of the Services shall be for the sole use and benefit of the Spinco Entities as constituted on the Plan Effective Date.

Section 2.02.  Duration of Services.  Subject to the terms of this Agreement, commencing on the Plan Effective Date, GGP shall provide or cause to be provided to the Spinco Entities each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of the maximum duration for such Service as set forth on the sub-

3

schedules attached hereto defining such Service (each a “Schedule”, and collectively, the “Schedules”) and (ii) the date on which such Service is terminated under Section 9.01; provided, however, that Spinco shall use commercially reasonable efforts in good faith to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the relevant Schedules.  In the event that GGP sells, transfers or otherwise disposes of its interest in any of its Subsidiaries that is engaged in providing one or more Services, GGP shall (x) if requested by Spinco, use commercially reasonable efforts to cause such Subsidiary or the acquiror thereof to agree that such Subsidiary will continue to provide such Services to the same extent provided pursuant to the terms of this Agreement or (y) if requested by Spinco, or to the extent the Subsidiary or the acquiror will not agree to provide such Services after GGP’s exertion of commercially reasonable efforts pursuant to (x), secure such Services from a reputable and experienced third-party vendor at substantially equivalent service levels for the remaining term of such Services.

Section 2.03.  Additional Unspecified Services.  (a) After the Plan Effective Date, if Spinco (i) identifies a service that the GGP Entities provided to the Spinco Business prior to the Plan Effective Date that is reasonably necessary in order for the Spinco Business to continue to operate in substantially the same manner in which the Spinco Business operated prior to the Plan Effective Date and is otherwise material to operations of the Spinco Business, and such service was not included on the Schedules, and (ii) provides written notice to GGP within one hundred twenty (120) days following the Plan Effective Date requesting such additional service, then GGP shall, subject to the negotiation of mutually acceptable terms of the applicable Schedule (as described in the next sentence), provide such requested additional service provided that (i) the GGP Entities have adequate resources to provide such service, (ii) such service can be provided without unreasonable disruption to the GGP Entities’ businesses and (iii) the provision of such service will not violate (whether directly or by virtue of a cross-default) a material contract or agreement of a GGP Entity or result in a violation of applicable Law (such additional services, the “Additional Services”).  In connection with any request for Additional Services in accordance with this Section 2.03(a), the GGP Service Manager and the Spinco Service Manager shall in good faith negotiate the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement.  The Parties shall agree to the applicable Service Charge and the supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services.  Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such Schedule and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b)                                 After the Plan Effective Date, if (i) (x) Spinco requests GGP to increase, relative to historical levels prior to the Plan Effective Date, the volume, amount, level or frequency, as applicable, of any Service provided by GGP and (ii) such increase is reasonably determined by Spinco as necessary for Spinco to operate its businesses (such increases, the “Service Increases”), then GGP shall, subject to the negotiation of mutually acceptable terms of the applicable Schedule (as described in the next sentence), provide the Service Increases in accordance with such request; provided, that GGP shall not be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such

4

Service Increase or if the provision of such Service Increase would significantly disrupt the operation of any of its businesses or violate an existing material contract or agreement or applicable Law.  In connection with any request for Service Increases in accordance with this Section 2.03(b), the GGP Service Manager and the Spinco Service Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service.  Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such amendment to the Schedule and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04.  Transition Service Managers.  (a) GGP hereby appoints and designates the individual holding the GGP position set forth on Exhibit II to act as its initial service manager (the “GGP Overall Service Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on GGP’s behalf with respect to matters relating to this Agreement.  In addition, GGP hereby appoints, with respect to each Service, the individual set forth on the applicable Schedule as its initial service manager (each such manager, a “GGP Service Manager”) with respect to such Service, who will be directly responsible for coordinating and managing the delivery of such Service on a day-to-day basis.  The GGP Service Managers will work with the personnel of the GGP Entities to periodically address issues and matters raised by Spinco relating to this Agreement.  The GGP Overall Service Manager will oversee the GGP Service Managers and will be responsible for coordinating the overall delivery of the Services.  Notwithstanding the notice requirements of Section 10.05, all communications from Spinco to GGP pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the applicable GGP Service Manager, or such other individual as specified by the applicable GGP Service Manager in writing and delivered to Spinco by email or facsimile transmission with receipt confirmed.  GGP shall notify Spinco of the appointment of a different GGP Overall Service Manager or GGP Service Manager, if necessary, in accordance with Section 10.05.

(b)                                 Spinco hereby appoints and designates the individual holding the Spinco position set forth on Exhibit II to act as its initial service manager (the “Spinco Overall Service Manager”), who will be directly responsible for coordinating and managing the receipt of the Services and have authority to act on Spinco’s behalf with respect to matters relating to this Agreement.  In addition, Spinco hereby appoints, with respect to each Service, the individual set forth on the applicable Schedule as its initial service manager (each such manager, a “Spinco Service Manager”) with respect to such Service, who will be directly responsible for coordinating and managing the receipt of such Service on a day-to-day basis.  The Spinco Service Managers will work with the personnel of Spinco Entities to periodically address issues and matters raised by GGP relating to this Agreement.  The Spinco Overall Service Manager will oversee the Spinco Service Managers and will be responsible for coordinating the overall receipt of the Services.  Notwithstanding the notice requirements of Section 10.05, all communications from GGP to Spinco pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the applicable Spinco Service Manager or such other individual as specified by the applicable Spinco Service Manager in writing and delivered to GGP by email or facsimile transmission with receipt confirmed.  Spinco shall notify GGP of

5

the appointment of a different Spinco Overall Service Manager or Spinco Service Manager, if necessary, in accordance with Section 10.05.

Section 2.05.  Personnel.  (a) GGP will make available such appropriately qualified personnel as may be reasonably necessary to provide the Services, and will use reasonable efforts to make available personnel specifically requested by Spinco.  Notwithstanding the foregoing, GGP will have the right, in its sole reasonable discretion, to (i) designate which personnel it will assign to perform each Service, and (ii) remove and replace such personnel at any time with personnel of similar qualifications and experience levels, if such action would not reasonably be expected to cause a material increase in costs and/or a material decrease in level of service for Spinco with respect to such Service; provided, however, that GGP will use its commercially reasonable efforts to limit the disruption to Spinco in the transition of the Services to different personnel.

(b)                                 In the event that the provision of any Service by GGP requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of Spinco, Spinco will make available to GGP such personnel (who shall be appropriately qualified for purposes of the provision of such Service by GGP) as may be necessary for GGP to provide such Service.

Section 2.06.  No Duplication.

(a)                                  GGP shall not charge any Service Charges under this Agreement or any other amounts for any Services performed by any GGP Employees if, and to the extent that, the employees performing such Services are doing so pursuant to the Employee Leasing Agreement, and the costs of such employees are being reimbursed pursuant thereto.

(b)                                 GGP shall not charge any Service Charges or other amounts for any Services if, and to the extent that, such Service Charges are duplicative of services performed under the Employee Leasing Agreement or the Employee Matters Agreement.

ARTICLE III

GGP MATERIALS

Section 3.01.  Corporate Policies.  (a) At the Plan Effective Date or reasonably promptly thereafter, GGP shall make available to Spinco its then existing policies and manuals that GGP determines in good faith are reasonably necessary for the operation of the Spinco Business (the “GGP Materials”).  Subject to the terms and conditions of this Agreement, GGP grants to Spinco a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created any derivative works or materials based on the GGP Materials for distribution to employees and suppliers of Spinco and use such materials in the operation of the Spinco Business in substantially the same manner as the GGP Materials were used by GGP prior to the Distribution.  It is understood and agreed that GGP makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the GGP Materials, as to the noninfringement of any of the GGP Materials or as to the suitability of any of the GGP Materials for use by Spinco in respect of its business or otherwise.  Access to any GGP Materials shall be

6

limited to those Representatives of Spinco who need access in order to perform their responsibilities.

(b)                                 Notwithstanding the foregoing, the text of any materials related to or based upon any of the GGP Materials created by, for or on behalf of Spinco may not contain any references to the GGP Entities (or any use of the GGP Entities’ marks, names, trade dress, logos or other source or business identifiers, including the GGP Name and GGP Marks), the GGP Entities’ publications, the GGP Entities’ personnel (including senior management), the GGP Entities’ management structures or any other indication that in each instance such materials are based upon any of the GGP Materials.

Section 3.02.  Limitation on Rights and Obligations with Respect to the GGP Materials.

(a)                                  Spinco acknowledges and agrees that, except as expressly set forth above, GGP reserves all rights (including all Intellectual Property rights) in, to and under the GGP Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement, shall vest in Spinco.

(b)                                 GGP shall have no obligation to (i) notify Spinco of any changes or proposed changes to any of the GGP Materials, (ii) include Spinco in any consideration of proposed changes to any of the GGP Materials, (iii) provide draft changes of any of the GGP Materials to Spinco for review and/or comment or (iv) provide Spinco with any updated materials relating to any of the GGP Materials except to the extent such changes would affect the provision of Services in accordance with the terms hereof.  The Parties acknowledge and agree that the GGP Materials are the Confidential Information of GGP.  Spinco shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any materials created by, for or on behalf of Spinco that are based upon any of the GGP Materials as it uses for its other confidential information of a like nature, but in no event less than a reasonable degree of care.  Spinco will allow GGP reasonable access to its personnel and information as reasonably necessary to determine Spinco’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of Spinco.  Subject to Section 8.01, in the event that GGP determines that Spinco has not materially complied with some or all of its obligations with respect to any or all of the GGP Materials, and such noncompliance is not cured within thirty (30) days following Spinco’s receipt of written notice thereof from GGP, GGP may terminate Spinco’s rights with respect to such GGP Materials upon written notice to Spinco and, in such case, GGP shall be entitled to require such GGP Materials to be returned to GGP or destroyed and any materials created by or for Spinco that are based upon such GGP Materials to be destroyed (with such destruction certified by Spinco in writing to GGP promptly after such termination).

(c)                                  If Spinco determines to cease to avail itself of any of the GGP Materials or upon expiration or termination of any period during which Spinco is permitted to use any of the GGP Materials, GGP and Spinco shall cooperate in good faith to take reasonable and appropriate actions to effectuate such determination, expiration or termination, to arrange for the return to GGP or destruction of such GGP Materials and to protect GGP’s rights and interests in such GGP Materials.

7

ARTICLE IV

OTHER ARRANGEMENTS AND ADDITIONAL AGREEMENTS

Section 4.01.  Software and Software Licenses.  If and to the extent requested by Spinco, GGP shall use commercially reasonable efforts to (x) obtain permission from third-party licensors of computer software to allow GGP to provide services to Spinco as required hereunder and (y) assist Spinco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for GGP to provide, or Spinco to receive, Services (which assistance shall include to the extent appropriate providing Spinco the opportunity to receive a copy of, or participate in, any communication between GGP and the applicable third party licensor in connection therewith); provided, however, that GGP and Spinco shall mutually agree upon the specific types and quantities of any such software licenses; provided, further, that GGP shall not be required to pay any fees or other payments unless such fees and payments are reimbursed fully by Spinco or incur any obligations or liabilities to enable GGP to provide such services or enable Spinco to obtain any such license or rights; provided, further, that GGP shall not be required to seek broader rights or more favorable terms for Spinco than those applicable to GGP prior to the date of this Agreement or as may be applicable to GGP from time to time hereafter; and, provided, further, that Spinco shall bear only those costs that relate directly to obtaining such licenses (or other appropriation rights), which shall not include any payments relating to the discharge of Excluded Liabilities which are not related to the provision of Services.  The Parties acknowledge and agree that there can be no assurance that GGP’s efforts will be successful or that Spinco will be able to obtain such licenses or rights on acceptable terms or at all and, where GGP enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.  In the event that Spinco is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license or modification to an existing GGP license to allow GGP to provide, or Spinco to receive, such Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require Spinco to pay for any fees, expenses or costs relating to the software license that Spinco was unable to obtain pursuant to the provisions of this Section 4.01.

Section 4.02.  GGP Computer-Based and Other Resources.

(a)                                  As of the Plan Effective Date, except as otherwise expressly provided in the Separation Agreement, in any Schedule hereto, or in any other Transaction Documents, Spinco and its Subsidiaries shall have no further access to, and GGP shall have no obligation to otherwise provide access to, the GGP Intranet, and Spinco shall have no access to, and GGP shall have no obligation to otherwise provide access to, computer-based resources (including access to GGPI’s or its Subsidiaries’ computer networks and databases) that require a password or are available on a secured access basis only. Notwithstanding the foregoing, from and after the Plan Effective Date, GGP shall use reasonable efforts to make available to Spinco an intranet (the “Spinco Intranet”) accessible by Spinco and its Subsidiaries that contains (i) the GGP Materials and (ii) any materials that GGP determines in good faith that any member of the Spinco Group needs to access in connection with the performance or delivery of any Service.

8

(b)                                 From and after the Plan Effective Date, Spinco and its Subsidiaries shall cause all of their personnel having access to the GGP Intranet or such other computer software, networks, hardware, technology or computer-based resources pursuant to the Separation Agreement, any Transaction Document or in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, Internet security, confidentiality and personal data security guidelines) of GGPI and its Subsidiaries (of which GGP provides Spinco notice).  Spinco shall ensure that the access contemplated by this Section 4.02 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 4.03.  Spinco Computer-Based and Other Resources.  From and after the date of this Agreement, GGP and its Subsidiaries shall cause all of their personnel having access to the Spinco Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, any Transaction Document or in connection with performance, receipt or delivery of a Service to comply with all reasonable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Spinco and its Subsidiaries (of which Spinco provides GGP notice).  GGP shall ensure that the access contemplated by this Section 4.03 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

Section 4.04.  Access.  (a) Spinco shall, and shall cause its Subsidiaries to, allow GGP and its Representatives reasonable access to the facilities of Spinco necessary for GGP to fulfill its obligations under this Agreement.

(b)                                 Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives reasonable access, upon reasonable notice, during normal business hours to the facilities, information, systems, infrastructure, and personnel of the other Party as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

Section 4.05.  Insider Trading Policy.  Each of the Parties hereby agrees that it will instruct its Representatives that it is a violation of applicable Law for any Representative to purchase or sell securities of the other Party based on non-public information obtained in connection with the performance of this Agreement.

Section 4.06.  Cooperation.  It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from GGP to Spinco (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services) and Spinco

9

agrees that it will use commercially reasonable efforts to eliminate its need for the Services as quickly as practicable; provided, however, that this Section 4.06 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties (acknowledging that Spinco will be required to incur costs and expenses in conjunction with eliminating its need for the Services).

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01.  Costs and Disbursements.  (a) Spinco shall pay to GGP a fee for each Service (such fee constituting a “Service Charge” and, the fees for all Services collectively, “Service Charges”) equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application (including, for the avoidance of doubt, the applicable Services set forth in Schedule A-7: Accounting and Schedule A-10: Information Technology Services), in each case solely to the extent such Services are in support of the JD Edwards application.

(b)                                 GGP shall invoice Spinco for the Service Charges monthly in arrears; provided that the Service Charges shall be pro rated for any partial month.  Spinco shall pay the amount of each such invoice by wire transfer or check to GGP within thirty (30) days of the receipt of each such invoice.  If Spinco fails to pay such amount (other than any portion of such amount being disputed in good faith in accordance with the terms of this Agreement) by such date, Spinco shall be obligated to pay to GGP, in addition to the amount due, interest thereon at an annual percentage rate of ten percent (10%) (the “Interest Rate”) accruing from the date the payment was due through the date of actual payment.  Each invoice shall specify, for each type of Service, (A) (i) the aggregate number of hours GGP Employees in each group level set forth on Exhibit I spent performing such Service and (ii) the Direct Payroll Costs for each such group level (or the calculation under a different pricing methodology, as applicable), (B) the Cost Multiplier in effect and (C) any Out-of-Pocket Expenses incurred with respect to such Service.  Together with any invoice for Service Charges, GGP shall provide Spinco with data and documentation (including documentation of Out-of-Pocket Expenses) as reasonably requested by Spinco for the purpose of verifying the accuracy of the calculation of such Service Charges; provided, however, that GGP shall provide Spinco with copies of all applicable third-party invoices as soon as reasonably practicable following receipt by GGP, it being understood that GGP’s receipt of applicable third-party invoices may be delayed for thirty (30) or more days.

(c)                                  At any time during the term of this Agreement, and for two (2) years after the expiration or termination of this Agreement, Spinco or its auditors or other reputable accounting firm, upon ten (10) business days’ prior written notice to GGP, may audit the books and records of the GGP Group relating to this Agreement for the purpose of verifying the Service Charges (at Spinco’s sole expense).  GGP shall, and shall cause its Affiliates to, reasonably cooperate in such audit, make available on a timely basis the information reasonably required to conduct the review, and assist the designated representatives of Spinco or its auditors as reasonably necessary.  GGP shall, and shall cause its Affiliates to, retain all such books and

10

records relating to this Agreement and the performance of the Services for two (2) years after the expiration or termination of this Agreement or such longer period as may be required by applicable law.  GGP shall refund any overcharges or other amounts owed to Spinco, occurring at any time during the term of this Agreement, disclosed by such audit, within thirty (30) days after the completion of such audit.

Section 5.02.                             Taxes.

(a)                                  Without limiting any provisions of this Agreement, Spinco shall pay any sales, use and other similar taxes imposed on, or payable with respect to, any Services provided to it under this Agreement; provided, however, that Spinco shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, the income derived by GGP from providing these Services to Spinco.

(b)                                 Notwithstanding anything to the contrary in Section 5.02(a) or elsewhere in this Agreement, Spinco shall be entitled to withhold from any payments to GGP any such taxes that Spinco is required by law to withhold and shall pay over such taxes to the applicable taxing authority.

Section 5.03.  No Right to Set-Off.  Spinco shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to GGP under this Agreement on account of any obligation owed by GGP to Spinco that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01.  Standard for Service.  Except where GGP is restricted by an existing Contract with a third party or by Law, GGP agrees (i) to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than that which are substantially similar to the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of GGP prior to the Plan Effective Date (or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to GGP’s Subsidiaries or other business components), but in any event, in at least a good and workmanlike manner in accordance with past practice; (ii) upon receipt of written notice from Spinco identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a manner that is no less than that which is substantially similar to the manner in which GGP or its Subsidiaries responded to any outage, interruption or other failure of the same or similar services prior to the Plan Effective Date (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 6.01 so long as GGP complies with this clause (ii)).  As of or following the date of this Agreement, if GGP is or becomes aware of any restriction on GGP by an existing Contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by GGP to Spinco, GGP shall (x) promptly notify Spinco of any such restriction (which notice shall in any event promptly

11

follow any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction), (y) use commercially reasonable efforts to negotiate an amendment to the Contract to remove such restriction or otherwise obtain the third party’s consent to allow the Services to be performed to the standards described in this Section 6.01, and (z) use commercially reasonable efforts to provide such Services in a manner as closely as possible to the standards described in this Section 6.01 while attempting to secure the amendment or consent contemplated by (y).  To the extent that GGP is unable to obtain the amendment or consent described above, the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

Section 6.02.  Disclaimer of Warranties.  Except as expressly set forth in this Agreement or any Schedule, the Parties acknowledge and agree that the Services are provided as-is, that Spinco assumes all risks and liability arising from or relating to its use of and reliance upon the Services and GGP makes no representation or warranty with respect thereto.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, GGP HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 6.03.  Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.  Consequential and Other Damages.  Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, neither Spinco or its Subsidiaries, on the one hand, nor GGP or its Subsidiaries, on the other hand, shall be liable to the other Party or any of its Subsidiaries or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Party (including any Subsidiaries and Representatives of such Party and, in the case of GGP, any third-party providers providing the applicable Services) under this Agreement or the provision of, or failure to provide, or termination of, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers (provided, that any liability with respect to a Third Party Claim shall be considered direct damages).

Section 7.02.  Limitation of Liability.  Subject to Section 7.03, the Liabilities of GGP and its Subsidiaries and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or

12

from the sale, delivery, provision, use or termination of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the greater of (a) the total aggregate Service Charges (excluding any Out-of-Pocket Expenses included in such Service Charges) actually paid to GGP by Spinco pursuant to this Agreement and (b) $10,000,000.

Section 7.03.  Obligation to Reperform and GGP Indemnity.  In the event of any breach of this Agreement by GGP with respect to the provision of any Services, GGP shall (a) promptly correct in all material respects any error or defect resulting in such breach or reperform in all material respects such Services at the request of Spinco and at the sole cost and expense of GGP and (b) subject to the limitations set forth in Sections 7.01 and 7.02, indemnify Spinco and its Subsidiaries and Representatives (each, a “Spinco Indemnified Party”) for Liabilities (including direct damages, whether arising out of a Third Party Claim or otherwise) attributable to such breach by GGP; provided, however, that, to the extent any such breach can be cured through reperformance, the reperformance remedy set forth in Section 7.03(a) shall be the sole and exclusive remedy of Spinco for such portion of such breach; provided, further, however, that GGP shall indemnify each Spinco Indemnified Party to the extent any such party incurs indemnifiable losses that cannot be cured through reperformance.  Any request for reperformance in accordance with Section 7.03(a) by Spinco must be in writing and specify in reasonable detail the particular error or defect resulting in such breach.

Section 7.04.  Release and Spinco Indemnity.  Subject to Section 7.01, Section 7.02 and Section 7.03, Spinco hereby releases GGP and its Subsidiaries and Representatives (each, a “GGP Indemnified Party”), and Spinco hereby agrees to indemnify, defend and hold harmless each such GGP Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with the use of any Services by Spinco or any of its Subsidiaries, Representatives or other Persons using such Services, except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable GGP Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 7.05.  Indemnification Procedures.  The provisions of Article V of the Separation  Agreement shall govern claims for indemnification under this Agreement.

Section 7.06.  Liability for Payment Obligations.  Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Spinco’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

Section 7.07.  Exclusion of Other Remedies.  The provisions of Sections 7.03 and 7.04 of this Agreement shall be the sole and exclusive remedies for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

13

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01.  Dispute Resolution.

(a)                                  In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), GGP and Spinco agree that the GGP Overall Service Manager and the Spinco Overall Service Manager (or such other Persons as GGP and Spinco may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of the Overall Service Managers within fifteen (15) days after the initial written notice of the Dispute by one Party to another Party (or such longer period as the Parties may agree), then the respective Chief Executive Officers of GGPI and Spinco shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of the Chief Executive Officers of GGPI and Spinco within fifteen (15) days after the Dispute was referred to them for negotiation (or such longer period as the Parties may agree), then the Dispute shall be resolved in accordance with the dispute resolution process set forth in Sections 7.3 and 7.4 of the Separation Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, either Party may immediately seek equitable relief (without the necessity of posting a bond) including, without limitation, temporary injunctive relief, against the other Party with respect to any and all equitable remedies sought in connection with this Agreement in accordance with Article VII of the Separation Agreement.

(c)                                  In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.01(a), it is determined that the Service Charge that GGP has invoiced Spinco, and that Spinco has paid to GGP, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that Spinco has overpaid the Service Charge, GGP shall within ten (10) business days after such determination reimburse Spinco an amount of cash equal to such overpayment, plus interest thereon at the Interest Rate accruing from the date of such overpayment to the time of reimbursement by GGP, and (b) if it is determined that Spinco has underpaid the Service Charge, Spinco shall within ten (10) business days after such determination pay GGP an amount of cash equal to such underpayment, plus interest thereon at the Interest Rate accruing from the date of such underpayment (or when such payment was due if not paid at all) to the time of payment by Spinco.

ARTICLE IX

TERM AND TERMINATION

Section 9.01.  Term and Termination.  (a) This Agreement shall commence immediately upon the Plan Effective Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party and the completion of all other obligations hereunder in accordance with the terms of this Agreement and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.  Notwithstanding anything to the contrary contained in this Agreement or any Schedule,

14

(i) GGP’s obligation to provide, or cause to be provided, Services to the Spinco Entities shall terminate, at GGP’s sole option, with respect to any Spinco Entity that Spinco, directly or indirectly, sells, or otherwise transfers ownership and control of, to a non-Spinco Entity (e.g., pursuant to equity sale, asset sale, merger or otherwise) and (ii) in no event shall the provision of any Service extend beyond the date that is twenty-four (24) months from the Plan Effective Date.

(b)                                 Without prejudice to Spinco’s rights with respect to a Force Majeure, Spinco may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof, (A) for any reason or no reason upon providing to GGP the requisite prior written notice for such termination as specified in the applicable Schedule or, if no such notice period is provided in the applicable Schedule, on five (5) days’ prior written notice, or (B) if GGP has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by GGP of written notice of such failure from Spinco; and (ii) GGP may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to Spinco if Spinco has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of any Service Charges when due, and such failure shall be continued uncured for a period of thirty (30) days after receipt by Spinco of a written notice of such failure from GGP.  The relevant Schedule shall be updated to reflect any terminated Service.  In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated as applicable.  In the event that Spinco terminates any Service pursuant to clause (A) of this Section 9.01(b), the GGP Group shall have the right to (i) terminate or discontinue any contract or other arrangement with an unaffiliated third party to the extent such contract or arrangement relates to such terminated Service, and any charges and out-of-pocket costs, fees and expenses payable by any member of the GGP Group in connection with the exercise of such right (other than severance obligations or other amounts payable to any GGP Employee) shall be reimbursed by Spinco promptly upon GGP’s presentation to Spinco of the applicable third party invoice therefor and (ii) charge Spinco for any applicable Service Charges incurred in connection with the orderly unwinding and transfer of such terminated Service.

(c)                                  Without prejudice to the rights and obligations of the Parties in Section 2.03 and Section 4.06, either Party may from time to time request a reduction in part of the scope or amount of any Service.  If requested to do so by the other Party, each Party agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Parties of any such reductions.  If, after such discussions, Spinco and GGP do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this Agreement.  In the event that Spinco and GGP agreed to any reduction of Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service and relevant Service Charges if any.  In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 9.02.  Effect of Termination.  Upon termination of any Service pursuant to this Agreement, GGP will have no further obligation to provide the terminated Service, and

15

Spinco will have no obligation to pay any future Service Charges relating to any such Service; provided, that Spinco shall remain obligated to GGP for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination as set forth in the Schedule relating to such Service.  In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, Article X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 9.03.  Force Majeure.  (a) GGP (and any Person acting on its behalf) shall not have any liability or responsibility for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that (i) GGP (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii)  the nature, quality and standard of care that GGP shall provide in delivering a Service after a Force Majeure shall be substantially the same  as the nature, quality and standard of care that GGP provides to its Subsidiaries and its other business components with respect to such Service.  In the event of an occurrence of a Force Majeure, GGP shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and GGP shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b)                                 During the period of a Force Majeure, Spinco shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Spinco shall not be required to provide any advance notice of such termination to GGP in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.  No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of another unaffiliated Party in the conduct of such other Party’s business.  GGP shall act as an independent contractor and not as the agent of Spinco in performing such Services, maintaining control over GGP Employees, GGP’s subcontractors and their employees and complying with all withholding of income and other requirements of Law, whether federal, state, local or foreign and no member of the GGP Group shall have any authority to bind any member of the Spinco Group by contract or otherwise.

Section 10.02.  Subcontractors.  GGP may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, that

16

(i) GGP shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to GGP, (ii) GGP shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VI and the content of the Services provided to Spinco and (iii) without the prior written consent of the applicable Spinco Service Manager (not to be unreasonably withheld, conditioned or delayed), GGP shall not remove and/or replace any subcontractor if such action would reasonably be expected to cause a material increase in cost with respect to the applicable Service.  Notwithstanding the foregoing, (x) Spinco (or any other member of the Spinco Group) shall have the right to hire or engage any subcontractor directly and (y) if GGP does hire or engage any subcontractor to provide any Service hereunder, then, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, the applicable Service Charge for the provision of such Service performed by such subcontractor shall be only the amount actually paid to such subcontractor for providing such Service, without any additional charge or mark up.

Section 10.03.  Treatment of Confidential Information.

(a)                                  The Parties shall not, and shall cause their respective Representatives and all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party and to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.  In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)                                 Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature but in any event not less than reasonable means.

17

(c)                                  Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d)                                 The restrictions set forth in Sections 10.03(a) and (b) shall not prevent either Party from disclosing Confidential Information which belongs to that Party or (a) is in or enters the public domain without breach of this Agreement or any other Transaction Document, (b) the receiving Party was lawfully and demonstrably in possession of prior to first receiving it from the disclosing Party, (c) the receiving Party can demonstrate was developed by the receiving Party independently and without use of or reference to the disclosing Party’s Confidential Information, (d) the receiving Party receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (e) is approved by the other Party for disclosure.

(e)                                  Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 10.04.  Further Assurances.  Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 10.05.  Notices.  Except with respect to routine communications by the GGP Service Managers and Spinco Service Managers under Section 2.04, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

(i)	if to GGP:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
	Attention:	General Counsel
	Facsimile:	(312) 960-5485

(ii)	if to Spinco:

Spinco, Inc.
[INSERT ADDRESS]

18

(iii)	in each case, with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Attention:	Gary Holtzer and Marcia Goldstein
	Facsimile:	(212) 310-8007

Section 10.06.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07.  Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 10.08.  No Third-Party Beneficiaries.  Except as provided in Article VII with respect to GGP Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union, any current or former GGP Employee or any current or former employee of Spinco, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09.  Governing Law.  This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 10.10.  Amendment.  No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

19

Section 10.11.  Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 10.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13.  Assignability.  (a) This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GGP and Spinco, except that each Party may:

(i)                                     assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement;

(ii)                                  in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror that is not a Competitor of GGP, assign to the acquiror of such Subsidiary or business its rights and obligations as a recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this

20

Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to assign such Services; and

(iii)                               in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror that is a Competitor of GGP, assign to the acquiror of such Subsidiary or business its rights and obligations as a recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Subsidiaries or (y) create a competitive disadvantage for GGP with respect to an acquiror that is a Competitor of GGP, and (iv) GGP shall not be obligated to provide any such assigned Services to an acquiror that is a Competitor of GGP if the provision of such assigned Services to such acquiror would disrupt the operation of such GGP’s businesses or create a competitive disadvantage for such GGP with respect to such acquiror.

(b)                                 In the event of the (i) merger, amalgamation or consolidation of Spinco and another Person, (ii) sale of all or substantially all of the assets of Spinco to another Person, (iii) the acquisition of a majority of the voting stock of Spinco by any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or (iv) the election of, or appointment to, the board of directors of Spinco of directors constituting a majority of the directors then serving if such elected or appointed directors have not been nominated as directors by the Nominating Committee of the board of directors prior to their election or appointment, then the requirement of GGP to provide Services hereunder shall automatically terminate without further action by the Parties thirty (30) days after the occurrence of such event.

Section 10.14.  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15.                       Specific Performance.  The provisions of Section 7.4 of the Separation  Agreement shall govern specific performance under this Agreement.

21

Section 10.16.  Non-Recourse.  Other than the GGP Group and the Spinco Group, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either GGP or Spinco or their Subsidiaries shall have any liability for any obligations or liabilities of GGP or Spinco, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

22

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GGP LIMITED PARTNERSHIP

By:
Name:
Title:

GENERAL GROWTH MANAGEMENT, INC.

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Signature Page to Transition Services Agreement

Exhibit I

Direct Payroll Costs

Group Level	Hourly Rate	GGP Employee’s Annual Compensation*
A	$150	Greater than $300,000
B	$125	$210,000 - $300,000
C	$85	$140,000 - $210,000
D	$60	$110,000 - $140,000
E	$47	$90,000 - $110,000
F	$34	Less than $90,000

* GGP Employee’s Annual Compensation is calculated, with respect to each GGP Employee, by adding (A) such employee’s then current annual base salary plus (B) 20% of such base salary plus (C) such employee’s incentive and other non-base salary compensation earned during the previous fiscal year (including, for the avoidance of doubt, bonus and equity compensation).

Exhibit II

Service Managers

Position
GGP Overall Service Manager
Spinco Overall Service Manager

WGM Draft - 9/24/10

SCHEDULE A-1

INSURANCE

A.                                    Legacy Claims Management

1.                                       Services:

a.               Validate and pay legacy invoices on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date.

b.              Cause third party claims adjustor(s) to manage Spinco’s legacy general liability claims with the objective of reaching closure of all such claims.  GGP shall work with such third party claims adjustor(s) in accordance with GGP’s practices at the Plan Effective Date.

c.               Cause third party claims adjustor(s) to manage Spinco’s legacy workers compensation claims with the objective of reaching closure of all such claims.  GGP shall work with such third party claims adjustor(s) in accordance with GGP’s practices at the Plan Effective Date.

d.              Cause third party claims adjustor(s) to manage Spinco’s legacy OCIP workers compensation and general liability claims with the objective of reaching closure of all such claims.  GGP shall work with such third party claims adjustor(s) in accordance with GGP’s practices at the Plan Effective Date.

e.               As requested by Spinco, manage claims and conduct a formal claim review on behalf of Spinco.  Management of claims and claim reviews shall be handled in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate as of the date that all legacy claims, including final payments, related to Spinco have been settled or otherwise fully resolved (as mutually agreed in writing by Spinco and GGP).  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    OCIP Administration (Non Claims)

1.                                       Services:

a.               As requested by Spinco, negotiate the shut-down of the OCIP program and conduct a final premium audit on behalf of Spinco, which shall be delivered to Spinco within 30 days of receiving an undisputed final audit premium invoice.

b.              As requested by Spinco, negotiate letter of credit reductions as Spinco claims close and shall negotiate final closeout of OCIP with carriers on behalf of Spinco.

c.               As requested by Spinco, negotiate final buyout of the remaining losses related to the OCIP program with carriers.

d.              Manage and oversee the OCIP broker with respect to appropriate program administration, including processing of invoices for payment by Spinco.  Such Service shall be done in accordance with GGP’s practices as of the Plan Effective Date.

e.               Manage and oversee the OCIP broker, including with respect to safety for the Victoria Ward and Elk Grove properties, in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) the date that the OCIP program is shut down (as mutually agreed in writing by Spinco and GGP), (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable

2

efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    Property Insurance Maintenance and Placement

1.                                       Services:

a.               Provide for Spinco to remain on GGP’s existing property insurance program until the program’s renewal date of April 1, 2011.

b.              As requested by Spinco, cause certificates of insurance to be issued from time to time to Spinco’s lenders, vendors and other parties on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

c.               Per Spinco’s direction, with the assistance of GGP’s third party property broker, oversee the placement of new Spinco property insurance policies to be effective on April 1, 2011, including by developing underwriting submissions for property insurance underwriters, attending and participating in meetings with property insurance underwriters, and managing the property insurance renewal process on behalf of Spinco, and (ii) set up any required property loss control services with appropriate third party vendors.

d.              Manage any Spinco property claims that arise prior to the renewal date of April 1, 2011 in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) December 31, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that

3

any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

D.                                    Special Events Review, Risk Assessment and Advice

1.                                       Services:

a.               From time to time, as reasonably requested by Spinco, GGP personnel shall review any applicable contracts of Spinco for insurance requirements and assess the risks of specific events in accordance with GGP’s practices as of the Plan Effective Date.  Based on the results of such review, and in consultation with Spinco, GGP personnel shall place special events insurance on behalf of Spinco as needed.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section D shall terminate upon the earliest to occur of (a) May 31, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

4

E.                                      Surety Bond Support

1.                                       Services:

a.               Assist Spinco in transitioning existing surety bonds to Spinco (as applicable).

b.              Per Spinco’s direction, with the assistance of GGP’s third party surety broker, assist with renewing surety bonds on behalf of Spinco.

c.               Assist Spinco in setting up new surety bond agreements and issuing new surety bonds as Spinco requests.

d.              Process all surety bond invoices on behalf of Spinco (as necessary) in accordance with GGP’s practices as of the Plan Effective Date; provided, however that Spinco shall directly pay for all surety bonds.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section E shall terminate upon the applicable termination date pursuant to Article IX of the Agreement; provided, however, that Spinco shall not be permitted to terminate any such Service pursuant to Section 9.01(b)(A) of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

F.                                      Placement of Policies (except Property) / General Support

1.                                       Services:

a.               As requested by Spinco, GGP personnel shall oversee the placement of Spinco insurance policies on behalf of Spinco (with the exception of a Property Program, which is covered in Section C), including D&O, Fiduciary, Crime, Employment Practices, Workers’ Compensation, General Liability, Wharfinger Liability, Auto, Excess / Umbrella, Pollution Legal Liability and Nouvelle at Natick Condo insurance program plus miscellaneous flood and D&O policies, in each case in accordance with GGP’s practices as of the Plan Effective Date.

5

b.              With respect to all Spinco insurance policies and programs that are placed or implemented as of the Plan Effective Date, GGP personnel shall develop applications and specifications, shall bind coverage, set up claims handling and take other actions, in each case as directed by Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section F shall terminate upon the earliest to occur of (a) May 31, 2012 and (b) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

6

Draft - 9/30/10

SCHEDULE A-2

DEVELOPMENT

A.                                    Project Development

1.                                       Services:

a.               As requested by Spinco, participate in transition meetings to discuss historical, current, or future development projects for any and all Spinco properties in a timely manner.

b.              As requested by Spinco, share with Spinco information regarding historical project information, current development plans and files, vendor information, permits, and all other such applicable information in a timely manner.

c.               As requested by Spinco, cooperate and provide information to Spinco in connection with any of its proposed or future developments in a timely manner.

d.              As requested by Spinco, take such actions as are necessary to facilitate a meeting between Spinco and the City of New York, and otherwise provide reasonable support, in order for Spinco to obtain the City of New York’s consent to the transfer of the development letter of intent with the City of New York regarding South Street Seaport from GGP to Spinco.

e.               As requested by Spinco, provide general support in a timely manner for property-level development activities, with an emphasis on those activities involving public or third party approvals.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 12 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    Construction Project Management

1.                                       Services:

a.               Manage the completion of the existing parking deck construction project and offsite improvement project at Victoria Ward on behalf of Spinco, including the punch list process, consistent with the current construction schedule and in accordance with GGP’s practices as of the Plan Effective Date.

b.              Manage the completion of the existing offsite improvement project at Elk Grove, and secure the associated reimbursement from the city on behalf of Spinco, including the punch list process, consistent with the current construction schedule and in accordance with GGP’s practices as of the Plan Effective Date.

c.               Manage the completion of the existing offsite improvement project at Kendall on behalf of Spinco, including the punch list process, consistent with the current construction schedule and in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of:

a.               with respect to Services in Section B.1.a, upon the earliest to occur of (i) 12 months following the Plan Plan Effective Date, (ii) five (5) days following written notice of termination of such Services by Spinco to GGP and (iii) the applicable termination date pursuant to Article IX of the Agreement.

b.              with respect to Services in Section B.1.b, upon the earliest to occur of (i) 6 months following the Plan Plan Effective Date, (ii) five (5) days following written notice of termination of such Services by Spinco to

2

GGP and (iii) the applicable termination date pursuant to Article IX of the Agreement.

c.               with respect to Services in Section B.1.c, upon the earliest to occur of (i) 9 months following the Plan Plan Effective Date, (ii) five (5) days following written notice of termination of such Services by Spinco to GGP and (iii) the applicable termination date pursuant to Article IX of the Agreement.

d.              GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    Tenant Coordination

1.                                       Services:

a.               As requested by Spinco, manage the execution of approved lease deals, including landlord construction obligations, with the support of the mall operations team and in accordance with GGP’s practices as of the Plan Effective Date.

b.              As requested by Spinco, review and approve any tenant submitted plans in accordance with GGP’s practices as of the Plan Effective Date.

c.               As requested by Spinco, facilitate the construction activities of tenants with the support of the mall operations team and in accordance with GGP’s practices as of the Plan Effective Date.

d.              Coordinate tenant lease plan updates and lease outline drawings on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

e.               Maintain all leases and site plans on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

3

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

4

Draft - 9/30/10

SCHEDULE A-3

ASSET MANAGEMENT

A.                                    Asset Management

1.                                       Services:

a.               Perform on behalf of Spinco all asset management services for Spinco’s properties, including oversight of leasing, marketing and operational and maintenance duties customary of an owner, in each case in accordance with GGP’s practices as of the Plan Effective Date.

b.              Recommend to Spinco from time to time procedures with respect to Spinco’s properties as Personnel may deem advisable for the more efficient and economic management and operation thereof and in accordance with GGP’s practices as of the Plan Effective Date.

c.               Per Spinco’s direction, implement and execute on behalf of Spinco the strategic plan and direction for each Spinco property in accordance with GGP’s practices as of the Plan Effective Date

d.              Per Spinco’s direction, focus on the customer experience, merchandising, operations, capital spending, and the positioning with respect to Spinco’s properties in their respective markets on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date.

e.               Develop and manage property financial plans on behalf of Spinco, including budgets, forecasts, cash flows and capital planning in accordance with GGP’s practices as of the Plan Effective Date.

f.                 Per Spinco’s direction, approve ordinary capital expenditures on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date.

g.              Manage business relationships with retailers, partners, and other community business leaders on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date.

h.              Manage vendor relationships (e.g., snow removal, security, etc.) on behalf of Spinco, including national contracts and property-specific contracts in accordance with GGP’s practices as of the Plan Effective Date.

i.                  Oversee security and maintenance, including the use of vehicles, for each of Spinco’s properties to ensure appropriate coverage in accordance with GGP’s practices as of the Plan Effective Date.

j.                  Per Spinco’s direction, develop and implement special events and marketing programs (national and local) for each of Spinco’s properties in accordance with GGP’s practices as of the Plan Effective Date.

k.               Per Spinco’s direction, manage media relationships at the property level, including crisis management services, in accordance with GGP’s practices as of the Plan Effective Date.

l.                  Manage the gift card program on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    National Operations

1.                                       Services:

a.               Provide capital support and oversight on behalf of Spinco, including maintenance of CapEx application supporting approval documentation requirements, as well as related SOX documentation, in accordance with GGP’s practices as of the Plan Effective Date.

2

b.              Provide project management of capital projects in collaboration with asset management/design and construction management on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

c.               Maintain asset condition records, metrics, and subject matter coordination across asset categories on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

d.              Manage national contracts (i.e., janitorial, utilities, trash and recycling, vertical transportation maintenance, lighting, etc.), including transition of existing contracts and/or securing new contracts as requested by Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

e.               Manage vendor relations in collaboration with Services in Section A on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date

f.                 Support of Clean-Safe-Secure minimum operating standards on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

g.              As requested by Spinco, provide consultation to mall teams regarding local service contracts in accordance with GGP’s practices as of the Plan Effective Date.

h.              Provide crisis support and natural disaster management Services on behalf of Spinco, in accordance with GGP’s practices as of the Plan Effective Date.

i.                  Security program management in collaboration with Services in Section A, including transition of existing contracts and/or securing new contracts as needed., on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

j.                  As requested by Spinco, provide specific event security procurement and management in accordance with GGP’s practices as of the Plan Effective Date.

k.               Coordinate and direct the outsourcing of tenant light and power settlements to a third party service provider.  GGP will review and approve (in consultation with Spinco) the settlement calculations prepared by such service provider.  GGP will assist in forecasting energy costs based on consumption pattern.  GGP will advise/recommend new procurement agreements as applicable.

3

l.                  As requested by Spinco, conduct energy conservation programs for Spinco properties in accordance with GGP’s practices as of the Plan Effective Date.

m.            As requested by Spinco, provide procurement services and support in accordance with GGP’s practices as of the Plan Effective Date.

n.              As requested by Spinco, provide expense budget guidance, oversight and analysis in accordance with GGP’s practices as of the Plan Effective Date.

o.              Manage deregulated market energy procurement services for South Street Seaport on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

4

Draft - 9/30/10

SCHEDULE A-4

LEASING

A.                                    Retail Leasing

1.                                       Services:

a.               Use commercially reasonable efforts to (1) lease Spinco’s properties, (2) negotiate lease renewals for existing Spinco tenants and (3) source and negotiate new deals for Spinco vacancies on behalf of Spinco; provided, however, that GGP shall not legally bind Spinco in any such lease without first obtaining Spinco’s consent.  All leasing services done on behalf of Spinco shall be done in accordance with GGP’s practices as of the Plan Effective Date.

b.              Manage and maintain national lease accounts on behalf of Spinco, as requested by Spinco, for the benefit of Spinco’s properties.  Such Service shall be done in accordance with GGP’s practices as of the Plan Effective Date.

c.               As requested by Spinco, evaluate property information with regard to such Spinco properties, including, among other customary items, rent rolls, sales, occupancy costs, lease expirations, termination rights, renewal potential, and retailer financial statements in accordance with GGP’s practices as of the Plan Effective Date.

d.              Actively participate in the management of the strategic plans related to Spinco’s properties in accordance with GGP’s practices as of the Plan Effective Date.

e.               Manage and oversee the sales report process to facilitate the dissemination of property-level sales information to various departments on a monthly basis in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    Office Leasing

1.                                       Services:

a.               Use commercially reasonable efforts to (1) lease Spinco’s office properties, (2) negotiate lease renewals for existing Spinco office tenants and (3) work with outside office brokers to market and lease vacant office spaces for Spinco vacancies on behalf of Spinco; provided, however, that GGP shall not legally bind Spinco in any such lease without first obtaining Spinco’s consent.  All leasing services done on behalf of Spinco shall be done in accordance with GGP’s practices as of the Plan Effective Date.

b.              As requested by Spinco, evaluate property information with regard to such Spinco properties, including, among other customary items, rent rolls, lease expirations, termination rights, rights of first refusal, renewal potential and tenant financial statements in accordance with GGP’s practices as of the Plan Effective Date.

c.               Actively participate in the management of the strategic plans related to Spinco’s properties in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the

2

parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    Specialty Leasing and Strategic Partnerships

1.                                       Services:

a.               Prospect for new local tenants on behalf of Spinco in accordance with GGP’s practices as of the Plan Effective Date, provided, however, GGP does not guarantee to Spinco any results from such prospecting.

b.              As requested by Spinco, negotiate contracts on behalf of Spinco subject to final Spinco approval, and manage the negotiation process until such deals close.  Such Service shall be done in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) 9 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

3

WGM Draft - 9/24/10

SCHEDULE A-5

MARKETING AND COMMUNICATIONS

A.                                    Marketing

1.                                       Services:

a.               Management and oversight of national and/or regional advertising and marketing campaigns on behalf of Spinco at Spinco’s expense consistent with GGP’s then current advertising and marketing compaign practices.

b.              Collect consumer information and manage associated databases, circulate a monthly email newsletter, and distribute dedicated emails as scheduled on behalf of Spinco and in accordance with GGP’s then current practices.

c.               Maintain on behalf of Spinco a corporate website, individual mall websites, domain names, and all other such applicable website materials in accordance with GGP’s then current practices.  GGP personnel shall update these websites within 10 days of being requested by Spinco.

d.              Conduct ongoing execution and monitoring of consumer generated media on behalf of Spinco and in accordance with GGP’s then current practices.

e.               As requested by Spinco, provide demographic, mapping and/or troubled mall analysis for Spinco properties in accordance with GGP’s then current practices.

f.                 As requested by Spinco, conduct relevant consumer studies and research on behalf of Spinco in accordance with GGP’s then current practices.

g.              As requested by Spinco, engage in media planning, consultation on creative planning, and monthly meetings in relation to Bridgeland MPC on behalf of Spinco and in accordance with GGP’s then current practices.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 6 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    Corporate Communications

1.                                       Services:

a.               Cooperate reasonably with Spinco, as Spinco may request, to conduct, facilitate, maintain, manage, provide or undertake any of the following on behalf of Spinco and in accordance with GGP’s then current practices: community relations; corporate social responsibility; crisis communications; government entitlements and community support; government and legislative relations; internal employee communications; investor communications; issues management; publicity; marketing program public relations; news media relations; news media access to property and customers; redevelopment and development public relations; retailer communications; retailer grand opening calendar and public relations; and senior executive communications.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) 6 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

2

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    Nouvelle at Natick

1.                                       Services:

a.               Engage in website development and content management on behalf of Spinco in accordance with GGP’s then current practices.

b.              Conduct media planning and placement related to Nouvelle at Natick on behalf of Spinco in accordance with GGP’s then current practices.

c.               Manage on behalf of Spinco the writing, design, and production of the bi-monthly Nouvelle-branded newsletter for residents and the sales and marketing team in accordance with GGP’s then current practices.

d.              As requested by Spinco, design and implement the visual display of model homes in accordance with GGP’s then current practices.

e.               As requested by Spinco, provide consultative support to the Nouvelle at Natick property manager in a timely manner.

f.                 As requested by Spinco, participate in weekly marketing meetings with the sales team, marketing team, and project developer of Nouvelle at Natick in accordance with GGP’s then current practices.

g.              As requested by Spinco, design banners and messaging for the barricade walls, sales gallery, tower, and other areas of Nouvelle at Natick in accordance with GGP’s then current practices.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) 6 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

4

Draft - 9/30/10

SCHEDULE A-6

LEGAL

A.                                    General Legal Support and Review

1.                                       Services:

a.               Assistance with securities law filings (including with respect to proxies and periodic reports).

b.              Assistance with public company, public reporting, corporate secretary and board functions.

c.               Assistance with corporate compliance.

d.              Supervision with respect to legacy litigation, and cooperation with respect to Spinco litigation arising subsequent to the Effective Date.

e.               Operational legal support.

f.                 Contract reviews.

g.              Leasing (including in-line, box and anchor) with respect to Spinco’s operational properties.

h.              Human resources support.

i.                  Intellectual property matters.

j.                  Joint venture support.

k.               Assistance with entity maintenance.

l.                  Assistance with master planned communities support (including sales and non-sales activities).

m.            Assistance with legal development.

n.              Coordination of tenant bankruptcies.

o.              Supervision of asset recovery.

p.              Assistance with legal financing support.

q.              Coordinate with Spinco regarding engagement of outside counsel.

r.                 Maintain new tenant lease set up in JDE property management file as required for each Spinco site location.

s.               Such other ancillary Services consistent with the overall scope of the specific Services set forth above.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 12 months following the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

2

Draft - 9/30/10

SCHEDULE A-7

ACCOUNTING

A.                                    Accounts Payable and Accounts Receivable — Mall Operations and Corporate

1.                                       Services:

a.                                       For accounts payable functions, this includes the processing of vendor invoices from receipt of invoice at Spinco property locations through payment, matching of invoices with check remittance, and filing of processed invoices as directed by Spinco management.  To the extent Basware software application is not utilized by Spinco, GGP shall utilize accounts payable processes consistent with those in place prior to Basware implementation.

b.                                      Conduct regular monthly vendor maintenance and set up in Spinco’s accounts payable JDE module.

c.                                       Conduct invoice processing on a regular daily basis, except for MPC properties, so Spinco can make such payment.

d.                                      Conduct monthly invoice account distribution for posting in Spinco JDE and provide to Spinco so Spinco can make such payment.

e.                                       Provide Form 1099 (contractor payments) processing for year end December 31, 2010 and provide to Spinco for distribution to its 1099 defined contractors.

f.                                         Provide void check processing in JDE on a monthly basis, including for MPC properties.

g.                                      Provide P-Card continuation at the Plan Plan Effective Date for Spinco employees if Spinco does not enter directly into a Master Control Agreement with American Express.

h.                                      Conduct P-Card posting in JDE on a monthly basis as required.

i.                                          Transfer tenant lease history files to Spinco on the Plan Plan Effective Date.

j.                                          Maintain tenant lease files as required at all Spinco site locations.

k.                                       Maintain new tenant lease set up in JDE property management file as required for each Spinco site location.

l.                                          Maintain past-due accounts collection support on a monthly basis.

m.                                    Maintain customer master set up in JDE as requested by Spinco accountants.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

2

B.                                    Payroll Processing — Company

1.                                       Services:

a.                                       Input time and attendance information to Ultipro from Ceridian on a weekly basis.  All Ceridian time and attendance clocks shall remain in service through December 31, 2010.

b.                                      Manage regular weekly payroll processing and payments to employees and provide reports to Spinco.

c.                                       Manage weekly tax processing and payments to tax authorities through Ceridian and provide reports to Spinco.

d.                                      Conduct weekly payroll posting to JDE on behalf of Spinco.

e.                                       Conduct payroll capitalization to projects on a monthly basis.

f.                                         Prepare year-end December 31, 2010 reporting and filing of W-2 and 941 forms and all other required annual reports and documents on behalf of Spinco.

g.                                      Calculate employee incentive pay, input calculations to Ultipro, and make monthly accrual entry into JDE on a monthly basis.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) March 31, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as

3

defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    General Ledger and Related

1.                                       Services:

a.                                       Maintain account code files in Spinco JDE general ledger module as requested by Spinco accountants and provide process for updating account files.

b.                                      Create month-end journal entries and post to JDE those entries customarily generated by GGP prior to the Plan Effective Date or as requested by Spinco accountants.

c.                                       Provide general ledger account reconciliation support each month or as requested by Spinco accountants.

d.                                      Provide access to current and historical accounting data in support of Spinco ledger balances as of the Plan Effective Date.

e.                                       Consolidate Spinco financial statements and supporting schedules each month.

f.                                         Provide audit support for opening, quarterly, and year-end account balances as requested by Spinco accountants or Spinco’s auditor.

g.                                      Provide monthly closing schedule and technical accounting support to Spinco accountants upon request.

h.                                      Upload accounting activity for the Woodlands joint venture each month.

i.                                          Allocate overhead between capex and expenses each month.

4

j.                                          Conduct FIN 47 accounting for asset retirement obligations for each fiscal quarter and year-end 2010.

k.                                       Provide derivative accounting journal entries as required on a monthly basis.

l.                                          Conduct utilities journal entry processing and prepare for payment by Spinco to third parties every week.

m.                                    Provide insurance and related journal entries, including liability and auto insurance every month.

n.                                      Determine intangible asset values for leases and year-end impairment as of the Plan Effective Date and every fiscal quarter thereafter.

o.                                      Provide specific bad debt reserve analysis for litigation tenants on a monthly basis.

p.                                      Provide unclaimed property reporting and prepare for related payment on a monthly basis.

q.                                      Provide period costs of vehicle leasing, communications, and marketing fees for JDE entry each month.

r.                                         Provide Merchants Association accounting for Seaport every month.

s.                                       Provide Merchants Association accounting for Riverwalk every month.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

5

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.  All work product provided herein shall be properly reviewed by GGP staff in accordance with on-going business practices.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

D.                                    General Ledger and Consolidations (MPC and related)

1.                                       Services:

a.                                       Conduct cash reconciliations, including cash distributions and contributions on a monthly basis.

b.                                      Conduct account reconciliations of corporate asset and liability accounts on a monthly basis.

c.                                       Provide insurance accounting, including reconciliation of reserve accounts on a monthly basis.

d.                                      Provide accounting for joint ventures, including the Woodlands, if applicable to Spinco, on a monthly basis.

e.                                       Provide internal financial reporting and consolidations on a monthly basis.

f.                                         Record quarterly and annual tax provision entries, and interface with the Spinco tax department on tax positions on a quarterly basis.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii)

6

the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section D shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as defined in internal control processes for Sarbanes-Oxley compliance and shall comply with Spinco’s financial reporting requirements.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

E.                                      Development Accounting — Malls

1.                                       Services:

a.                                       Migrate historical cost data to support closing CIP balances as of September 30, 2010 as of the Plan Effective Date.

b.                                      Conduct lien escrow and settlement process as determined by a court or as otherwise required.

7

c.                                       Track, review and process construction invoices for progress payments (including appropriate documentation for payment) on a weekly basis.

d.                                      Prepare month-end journal entries related to CIP additions and transfers to fixed asset accounts each month.

e.                                       Maintain “Constructware” files and related analytics, including an open commitments report on a monthly basis.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section E shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

8

F.                                      Fixed Asset Accounting

1.                                       Services:

a.                                       Record fixed assets in a JDE fixed asset module subledger and calculate depreciation on a monthly basis.

b.                                      Reconcile the JDE fixed asset module with the general ledger on a monthly basis.

c.                                       Record tenant allowances in the fixed asset module and set up an amortization schedule, including the general ledger on a monthly basis.

d.                                      Record disposals and other asset dispositions in both the fixed asset module and the general ledger as needed or requested by Spinco operations management.

e.                                       Provide and record lease cost allocations, deferred financing cost, and impairment, to assets in the fixed asset module and the general ledger as needed on a monthly basis.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application.

3.                                       Duration of Services: Any individual Service in this Section F shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.

9

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

G.                                    Field Accounting (excluding MPC properties)

1.                                       Services:

a.                                       Provide mall accounting duties performed by on-site GGP accountants (excluding Victoria Ward and Seaport properties) on a day-to-day basis after the Plan Effective Date.

b.                                      Provide Columbia regional office accounting oversight (excluding Victoria Ward) on a day-to-day basis after the Plan Effective Date.

c.                                       Provide Hawaii regional office accounting for Victoria Ward on a day-to-day basis after the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section G shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:

a.                                       All accounting or related entries or related schedules supporting such entries that are processed by GGP must comply with GAAP and be in accordance with current GGP policies and procedures as

10

defined in internal control processes for SOX compliance and shall comply with Spinco’s financial reporting requirements.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practice.

b.                                      All accounting services to be provided herein shall be completed in accordance with GGP’s normal month end, quarter end, and year end closing time table; provided, such closing time table shall be provided to Spinco at least two weeks prior to any fiscal month close of Spinco.  All work product provided herein shall be properly reviewed by GGP staff in accordance with normal on-going business practices.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

11

WGM Draft - 9/24/10

SCHEDULE A-8

REAL AND PERSONAL PROPERTY TAX

A.                                    General

1.                                       Services:

a.                                       Process real and personal property tax payments for Spinco disbursement prior to the applicable due date required by the applicable taxing authorities and in accordance with current GGP policy and procedure.

b.                                      Record assessment notices in the month received by each applicable taxing authority and in accordance with current GGP policy and procedure.

c.                                       Analyze property values for tax assessment purposes as required and in accordance with current GGP policy and procedure.

d.                                      Conduct tax appeals administration when necessary and in accordance with current GGP policy and procedure.

e.                                       Set up spreadsheets with history, payments and budgets from PTMS at the Plan Effective Date.

f.                                         Provide audit support for sales and use and personal property taxes as required by applicable taxing authorities and in accordance with current GGP policy and procedure.

g.                                      Manage consultants and on behalf of Spinco and coordinate legal issues with the General Counsel of Spinco as requested by Spinco and in accordance with current GGP policy and procedure.

h.                                      Provide budgets and forecasts for fiscal year 2011 as requested by Spinco accountants.

i.                                          Conduct sales and use tax filing and provide to Spinco so that Spinco can make such payment (excluding malls and MPC) each month and in accordance with current GGP policy and procedure.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) June 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms: All property and sales and use tax related Services to be provided herein shall be completed and provided to Spinco at least two weeks prior to the tax deadline of the applicable taxing authority.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

2

Draft - 9/30/10

SCHEDULE A-9

INCOME TAX

A.                                    General

1.                                       Services:

a.                                       Provide access to prior and current year historical files and records, including but not limited to permanent documents, tax returns and supporting work papers, JDE and other files on the GGP network as requested by Spinco tax accountants.

b.                                      Coordinate outside tax advisors and experts, including compliance, on behalf of Spinco as requested by Spinco tax accountants and in accordance with GGP’s current procedures.

c.                                       Provide Victoria Ward REIT quarterly and annual REIT testing, including dividend payments at least two weeks prior to the applicable deadline for such quarterly and annual REIT testing in accordance with GGP’s current policy and procedures.

d.                                      Provide transfer pricing support as requested by Spinco accountants in accordance with GGP’s current policy and procedure.

e.                                       As requested by Spinco tax accountants, provide ongoing audit support beyond 2011 when required by applicable taxing authorities.

f.                                         Such other ancillary Services consistent with the overall scope of the specific Services set forth above.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 15 months from the Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at

Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms: To the extent applicable, all income tax related Services to be provided herein shall be completed and provided to Spinco at least two weeks prior to the applicable tax deadline of the applicable taxing authority.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

2

Draft - 9/30/10

SCHEDULE A-10

INFORMATION TECHNOLOGY SERVICES

A.                                    Mobile Communications

1.                                       Services:

a.               Provide mobile communications devices including cell phones, SmartPhones, and wireless broadband cards in accordance with GGP’s practices as of the Plan Effective Date.

b.              Set equipment standards, acquire plans and equipment, monitor usage and adjust plans to minimize costs and match plans to usage patterns in accordance with GGP’s practices as of the Plan Effective Date.

c.               As requested by Spinco, negotiate overall purchasing agreements with vendors, provided that the GGP Service Manager shall consult with the Spinco Service Manager prior to making any decisions regarding carrier changes for Spinco.  GGP shall have no authority to legally bind Spinco.

d.              Provide the technologies required for Email integration with the Enterprise Exchange server and Spinco-owned SmartPhones in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) March 31, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section A shall be subject to the following additional terms:

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
New Cell Phone Service	Normal Working Hours	New Service can be set up by calling the Service desk.	Requester has appropriate management approvals	New equipment can be acquired within 7 days
Changes to cellular plans	Normal Working Hours	Requests can be submitted 24 x 7 to the Service desk.		Changes to existing plans will take place within 1 business day.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

2

B.                                    End User Support and Standards

1.                                       Services:

a.               Set standards for end user devices and software.  These standards shall apply to all equipment and software acquired for Spinco in accordance with GGP’s practices as of the Plan Effective Date.  All such equipment and software acquired for Spinco shall be Spinco’s property.

b.              Acquire end user computing equipment and software for Spinco which adhere to the standards in place in accordance with GGP’s practices as of the Plan Effective Date, subject to Spinco’s prior written approval.

c.               As requested by Spinco, negotiate overall purchasing agreements with vendors and consult with Spinco Service Manager prior to making any decisions regarding standards or vendor changes for Spinco.  GGP shall have no authority to legally bind Spinco.

d.              Provide a Service Desk which provides a single point of contact for any request for IT Services or issues with Services in accordance with GGP’s practices as of the Plan Effective Date.  Ensure that a single phone number can be called to get assistance.  In addition, the user can submit less urgent requests via Email or website.

e.               Ensure that all calls are logged into the Service Desk system and a ticket number assigned in accordance with GGP’s practices as of the Plan Effective Date.

f.                 Ensure that service desk calls are addressed according to the standard IT response time matrix depending on the criticality of the question / issue / outage in accordance with GGP’s practices as of the Plan Effective Date.

g.              Create a stable image for each of the supported client computing platforms in accordance with GGP’s practices as of the Plan Effective Date.  The image consists of the operating system, utilities and drivers required by the operating system, and standard software.  In addition, optional software may be selected to be loaded as part of the Service.

h.              As new models of laptop or desktop computers become available, Personnel shall test them and create images for those that become the new standard offerings in accordance with GGP’s practices as of the Plan Effective Date.

3

i.                  Provide vendor management services for any third party service providers in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section B shall be subject to the following additional terms:

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Emergency Response	Available during all scheduled Production work hours	A support person will receive message and return call	Support person has means to receive problem call during off hours (Pager, cell phone)	100% of calls answered or returned according to Priority Matrix
Phone Response	12 x 5	A live person will answer the phone or respond to messages.	Adequate staffing to cover support hours	100% of calls answered or returned according to Priority Matrix
Problem Resolution	According to priority matrix	A live person will be available to respond to messages at all times	Need to educate Service desk personnel on setting of priorities	Response time and escalation 100% in compliance with priority matrix.

4

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

5

C.                                    Electronic Mail Service Support

1.                                       Services:

a.               Provide electronic mail, including client email package (Microsoft Outlook), enterprise Email infrastructure (Microsoft Exchange), anti-virus and spam filtering Services, and Internet Email Gateway Services.

b.              Provide support for the Outlook client software only for those Services that are business related.  For example, if a user is having difficulty configuring their mail client to work with a non-Spinco/non-GGP Email Service, the Service desk shall not be obligated to help.

c.               Personnel shall provide a spam filtering Service designed to let in legitimate Email and exclude “spam.”

d.              As requested by Spinco, provide vendor management services for any third party service providers.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section C shall be subject to the following additional terms:

6

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Internal Electronic Mail accessibility	24 x 7	Subject to response time matrix. Monitoring software is continually testing the availability of this Service.	Need monitoring software in place to test Email Service and alert Service desk of outage.	Electronic Mail facility is available 99.9% of the time.
Email outage notification	24 x 7	Notice of Email outage will be issued 24 x 7 according to the severity matrix.	Service desk and monitoring processes must be designed to support this Service	Outage notification is issued within 5 minutes of outage detection. A second notice will be sent when Service is restored.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

7

D.                                    Access to Shared Resources / Intranet

1.                                       Services:

a.               Create, maintain and provide access to shared resources for the enterprise in accordance with GGP’s practices as of the Plan Effective Date.  Specifically, these shared resources shall include secure access to space on servers, printers, electronic mail, intranet and internet portals, and Internet connections.

b.              Detect, troubleshoot and repair the Intranet when degraded performance or outright failure occurs, including providing for appropriate notification of outages and their expected duration, provision of workarounds, and coordination of efforts of third party providers in the resolution in accordance with GGP’s practices as of the Plan Effective Date.

c.               Monitor and manage network and other resources to ensure that the services are available and meeting the needs of the user community.

d.              Administrative services shall be made available to assist in the appropriate use and setup of the services in accordance with GGP’s practices as of the Plan Effective Date.  The response times for assistance shall be the same as those laid out in the service desk section of this document.

e.               As requested by Spinco, provide vendor management services for any third party service providers.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section D shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section D shall be subject to the following additional terms:

8

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Access to Shared Drives	24 x 7	Access to Service desk for issues, questions		Able to access shared drives 99.9% of the time
Administration of Shared Drives	Normal Business Hours	New directories or changes to directory security can be made. Changes to disk allocations can be made.		New directories, security changes and disk allocations can be made within 1 hour.
Capacity management	Normal Business Hours	Disk space utilization will be proactively monitored and supplemented without user involvement.	Monitoring tools need to be in place. Authority to procure additional storage must be secured.	10% excess storage in reserve or on order at all times.
Troubleshoot equipment or quality issues	Normal Business Hours	IT or third party arrives at printer location to repair.		1 business day response from first call.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

9

E.                                      Telecommunications Services

1.                                       Services:

a.               Provide a wide area network (“WAN”) for Spinco.  All Spinco offices are connected by a WAN to enable access to shared resources in Chicago and other locations.  The infrastructure and application architectures are such that if the network or any link is down for any period of time, many people are unable to complete their work.

b.              Detect, troubleshoot and repair telecommunications services when degraded performance or outright failure occurs, including appropriate notification of outages and their expected duration, provision of workarounds, and coordination of efforts of third party providers in the resolution in accordance with GGP’s practices as of the Plan Effective Date.

c.               Monitor the capacity to ensure that the services are available and meeting the needs of the user community in accordance with GGP’s practices as of the Plan Effective Date.

d.              Provide connectivity to the Internet for all Spinco users at the same service levels and performance as for GGP users in accordance with GGP’s practices as of the Plan Effective Date.

e.               Provide office phones, VoiceMail and all moves, adds, and changes associated with them as requested by Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

f.                 Provide telecommunications strategy and planning, including coordination with the local IT site management and business management required to successfully perform this function in accordance with GGP’s practices as of the Plan Effective Date.

g.              Work with local telecom providers to ensure smooth coordination in the event of location moves, capacity changes or other modifications in the telecommunications environment in accordance with GGP’s practices as of the Plan Effective Date.

h.              Provide vendor management services as requested by Spinco for any third party service providers in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii)

10

the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section E shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section E shall be subject to the following additional terms:

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Interoffice connectivity	24 x 7	Access to Service desk for issues, questions.	Monitoring software installed.	Network up 99.9% of the time between all locations. All response time tests within benchmark limits.
Internet connectivity	24 x 7	Access to Service desk for issues, questions.		Connection to Internet up 99%. Performance tests within benchmark limits.
New Phone Service	Normal Working Hours	New Service can be set up by calling the Service desk.	Available handsets and PBX ports or IP ports.	New Service can be established within 1 business day of notice.
Repair for PBX or Voicemail Services	Normal Working Hours	Automated monitoring of Services.	Availability of Monitoring tools. Appropriate Service agreements with vendors	Restoration of Service according to Service desk severity matrix

11

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

12

F.                                      Information Security Services

1.                                       Services:

a.               Provide and operate an authentication directory service database.  The information in this database is shared among applications minimizing the need to sign in more than once to get work done in accordance with GGP’s practices as of the Plan Effective Date.

b.              Add, change or delete / inactivate user information to/from the authentication directory in accordance with GGP’s practices as of the Plan Effective Date.  A key part of this is ensuring that appropriate approval signoffs have been received.  These approval requirements vary for many applications in the environment and may also require that the authentication and rights be updated in multiple systems.

c.               Support the compliance efforts of Spinco for all services and systems.  Spinco is required to comply with various laws including Sarbanes-Oxley (SOX).  There are also industry compliance initiatives including the Payment Card Industry (PCI) standards for the protection of electronic payment information for companies accepting credit or debit cards for payments.

d.              Provide ongoing compliance support, including, as requested by Spinco, maintenance of control plans and other compliance documentation, execution of compliant processes, adherence to process and systems controls, and testing as required by the internal or external auditors in accordance with GGP’s practices as of the Plan Effective Date.  In addition, GGP shall be expected to participate in any system or compliance audits required by Spinco or Spinco auditors.

e.               Maintain software, hardware and processes to protect Spinco systems and networks from external and internal attacks by malware (viruses, Trojans, worms, etc.) in accordance with GGP’s practices as of the Plan Effective Date.  For example, malware may be introduced from sources other than the email system and some of these may have no means of protection other than making all of the target systems impervious to attack.

f.                 Patch Spinco servers and update anti-virus signatures in accordance with GGP’s practices as of the Plan Effective Date.  For example, new patches are issued weekly and vary in the degree of threat reduction—some are required immediately to eliminate an imminent, destructive threat while others are optional and non-security related.

13

g.              Regularly update client virus scanning engines and anti-virus signatures in accordance with GGP’s practices as of the Plan Effective Date.

h.              Provide vendor management services as requested by Spinco for any third party service providers in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section F shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section F shall be subject to the following additional terms:

14

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Synchronization of Directory information	24 x 7	Directory information consistent and available across platforms.	Working integration between disparate systems	All key information available on each supported platform
Add, Change, Delete Users	Normal Business Hours	IT will add the user information to all users where authorized.	Approval process in place for each application.	User ID changes completed within 1 business day of receipt of approval in IT.
Execute processes in compliance with documented controls	24 x 7	IT personnel will follow all documented control processes	Existing SOX, PCI or other compliance regimes and documentation	100% compliance with control processes. No audit comments related to IT
Update Anti-Virus signatures and scanning engine	Normal Business Hours	IT will maintain a subscription to an update Service for the anti-virus installed on Spinco PC’s.	All Spinco PC’s must have an Anti-Virus program installed and operational	Anti-Virus updates must be automatically applied at least once per week

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

15

G.                                    Internet Site

1.                                       Services:

a.               Maintain the principal Spinco website and various property specific websites as agreed upon between the GGP Service Manager and the Spinco Service Manager.

b.              Keep the Internet site up and running in accordance with GGP’s practices as of the Plan Effective Date, but the content and maintenance of the content ultimately is the responsibility of the Spinco Sales and Marketing Department.

c.               Provide marketing or other personnel with the tools they need to keep the content on the website updated.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section G shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section G shall be subject to the following additional terms:

16

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Website up and available	24 x 7	Site and all functions available.	N/A.	100% availability

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

17

H.                                    Application Support Services

1.                                       Services:

a.               In support of: (i) JD Edwards application and integrations; (ii) BI application and integrations; and (iii) customary non-financial applications: Provide access to Spinco company applications to the Spinco employees as Spinco may request from time to time and in accordance with GGP’s practices as of the Plan Effective Date.  The company makes a number of key applications available to the employees.  These include packages like JD Edwards, BI Warehouse, and others.  Access to these must be available when the employee needs to use them.  This is typically during normal business hours, but may also include evenings and weekends.

b.              In support of: (i) JD Edwards application and integrations; (ii) BI application and integrations; and (iii) customary non-financial applications: Provide user level security access to applications in accordance with GGP’s practices as of the Plan Effective Date.  This Service shall be extended to Spinco users for as long as the application in question is maintained by GGP.

c.               In support of: (i) JD Edwards application and integrations; (ii) BI application and integrations; and (iii) customary non-financial applications: Support the application environment for Spinco for the duration of the Agreement in accordance with GGP’s practices as of the Plan Effective Date.  Spinco shall assume responsibility for support of its applications as it chooses to migrate from those in use by GGP to applications more appropriate to the size and scope of Spinco.

d.              In support of: (i) JD Edwards application and integrations; (ii) BI application and integrations; and (iii) customary non-financial applications: Application support including:

(i)                     Routine processing of business transactions.

(ii)                  Routine operation of interfaces and batch jobs.

(iii)               Taking actions necessary to restore processing in the event of a system failure (hardware or software).

(iv)              Working with vendors or other partners to troubleshoot or repair “bugs.”

(v)                 Routine maintenance of the application environment such as database tuning for performance, backup and restore of files or

18

data, and repair or replacement of hardware components.

(vi)              Working with end users to resolve questions or issues related to the use of features within the application.

(vii)           Working with third party support resources to accomplish any of the above.

e.               In support of: (i) JD Edwards application and integrations; (ii) BI application and integrations; and (iii) customary non-financial applications: Support Spinco in these electronic transfers for all third parties that are currently sending or receiving electronic data from GGP in accordance with GGP’s practices as of the Plan Effective Date.

f.                 Personnel shall provide a customer advocate to serve as liaison between Spinco application users and GGP application support.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service; provided, however, that the Cost Multiplier shall be held constant at 110% for the term of this Agreement with respect to Services in support of the JD Edwards application (including, for the avoidance of doubt, the applicable Services set forth in Sections H.1.a through H.1.e of this Schedule A-10: Information Technology Services).

3.                                       Duration of Services: Any individual Service in this Section H shall terminate upon the earliest to occur of (a) September 30, 2012, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section H shall be subject to the following additional terms:

19

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Remote Access to Applications	24 x 7	Access to Service desk for issues, questions	Connection to Internet. Functioning VPN software. Citrix Server Accessible.	Able to access company applications 99.9% of the time.
Timely completion of tasks in applications	24 x 7	Response time issues can be addressed to the Service desk. Monitoring tools provide historical look at performance data and ability to proactively manage performance.	Monitoring tool implemented for application servers.	No Service desk calls are received about performance where the root cause is within the Spinco infrastructure.
Move, add or change user application access	Normal Business Hours	User access changes will be initiated through the Service desk		Changes will be made within 1 business day of initial request
Application Troubleshooting	24 X 7	Requests captured in Service desk and prioritized.		According to standard Service request matrix
Routine Operations	24 X 7	Provide same level of support as for GGP Users		According to standard Service request matrix

20

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

21

I.                                         Application Development and Maintenance Services

1.                                       Services: Personnel shall provide the following Services to Spinco employees:

a.               Provide project management, process engineering / business analysis, application architecture and development Services for technology initiatives, as requested by Spinco.

b.              Work with the requesting department to agree on scope and timing for the project deliverables in accordance with GGP’s practices as of the Plan Effective Date.  The requesting department shall be responsible for allocating sufficient resources to serve as subject matter experts and co-project manager.  The requesting department shall also secure any SME resources required to complete the project that fall outside of IT or the requesting department.

c.               Provide application maintenance Services to Spinco employees and department for GGP supported applications as requested by Spinco.

d.              Provide custom application maintenance in accordance with GGP’s practices as of the Plan Effective Date.  Spinco requests for modifications or small enhancements shall be added to the request queue for the maintenance team.  The Service Managers shall meet and agree on the prioritization of the requests within the complete list.

e.               For the Commercial Off The Shelf application maintenance, Personnel shall procure the contracts and coordinate the support activities of the software supplier as requested by Spinco.  The service levels on the contracts shall be the same as they were prior to the Plan Effective Date.  If GGP is paying for an enhanced level of service for the GGP systems (e.g. “Gold” or “Premium”) then that is the level of maintenance that shall be procured for Spinco.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section I shall terminate upon the earliest to occur of (a) September 30, 2012, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that

22

any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section I shall be subject to the following additional terms:

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Custom Application Maintenance	Normal Business Hours	Requests captured in Service desk and prioritized by IT Liaisons		Critical requests (bug fixes) prioritized within 3 days, High within 14 days
Project Management	Normal Business Hours	Project Manager available within two weeks of project approval by IT Steering Committee	Approved budget for project	100% availability within two weeks
Process Engineering	Normal Business Hours	Process engineering resource available per the requirements of the project plan		100% availability when needed
Technical Architecture	Normal Business Hours	Architecture resources available per the approved project plan		100% availability when needed
Application Development	Normal Business Hours	Development resources available per the approved project plan		100% availability when needed

23

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

24

J.                                      Application Migration Services

1.                                       Services:

a.               As requested by Spinco, Personnel shall assist Spinco in the migration from its legacy GGP applications to a new set of applications appropriate for a company of Spinco’s scope, scale and mission.  Migration assistance shall include, but not be limited to:

(i)                     Extraction of data from GGP standard systems in a format suitable for conversion to the new application suite.

(ii)                  Provision of source code and documentation for interfaces to applications which shall not be replaced by the suite, but shall still need to be integrated with the suite, e.g., CART.

(iii)               Subject matter expert engagements to assist with requirement definition and creation of test plans.  Such assistance shall be limited to expertise not available through other sources including end users and systems providers.

b.              Personnel shall, on a minimum of 2 weeks notice, free up resources in order to respond in a timely fashion to a migration timeline to be created and published by Spinco and agreed upon by the Service Managers which shall include the resources required and the timeframe of the requirement for each resource.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section J shall terminate upon the earliest to occur of (a) September 30, 2012, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section J shall be subject to the following additional terms:

25

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Application Migration	Normal Business Hours	Required resources will make themselves available for scheduled tasks	Published timeline with resources and timing	100% of resources are available when required per the published timeline

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

26

K.                                    Data Center Services

1.                                       Services:

a.               Operation and maintenance of the Spinco server and data center environment.  All systems and servers shall be monitored in accordance with GGP’s practices as of the Plan Effective Date.

b.              Perform routine functions such as backups, restores, preventive maintenance, disk management, capacity and performance management on all servers supporting Spinco as requested by Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

c.               Provide data archive, backup and data restoration for the servers in the main data center as well as for remote sites.  The data shall be rotated off-site as required by the Disaster Recovery plan and in accordance with the GGP data backup policy.

d.              Oversee the change management process, including testing and coordination to ensure that changes do not disrupt the operational environment in accordance with GGP’s practices as of the Plan Effective Date.

e.               Track all information technology assets of the company and plan for replacement, obsolescence, and the full lifecycle of asset management from acquisition to disposal in accordance with GGP’s practices as of the Plan Effective Date.  As required, the asset information and disposition shall be coordinated with the accounting department so that all assets valuations, amortization and write offs are properly reflected in the financial statements.

f.                 Provide vendor management services for any third party service providers at the request of Spinco.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section K shall terminate upon the earliest to occur of (a) September 30, 2011, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that

27

any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section K shall be subject to the following additional terms:

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Troubleshooting and Break / Fix of servers	24 X 7	Issues entered and tracked in Service desk. Resources on-call for critical issues.		Covered standard Service desk severity matrix
Change Testing	Normal Business Hours	All changes will be tested and approved before going into production		100% of changes are tested and approved before going into production
Change Scheduling	Off Hours	All changes will go in at a time that will not impact end users		100% of Changes made during off hours during pre-approved outage window.
Data Backup	24 x 7	Available as needed around the clock	Need a data backup policy.	All systems backed up according to policy.
Asset Tracking	Normal Business Hours	Keep track in database of all IT assets. Assets can be found when required.	Asset Tracking software must be installed and functional.	100% of assets in the hands of employees can be found at will.

28

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

29

L.                                     Microsoft Dynamics CRM Setup for DealMaker/LicenseMaker Replacement

1.                                       Services:

a.               Implement the new CRM tools designed to replace DealMaker and LicenseMaker, including:

(i)                     Technical configuration as required in the Spinco Cloud Computing domain;

(ii)                  Set up of required user accounts and access rights;

(iii)               Migration of application data from LicenseMaker and DealMaker including all history;

(iv)              Configuration of workflows equivalent to those existing within the current LicenseMaker and DealMaker tools;

(v)                 Training of the users of the system;

(vi)              Required integrations with Lease Assembly and JD Edwards; and

(vii)           Project management of the overall implementation

2.                                       Pricing: GGP shall provide the Services in this Section L at no cost to Spinco.

3.                                       Duration of Services: Any individual Service in this Section L shall terminate upon the earliest to occur of (a) the date that the Services in this Section L have been fully completed (as mutually agreed upon by the parties), (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms:  The Services provided in this Section L shall be subject to the following additional terms:

30

a.               Service Targets

Service Targets
Service	Availability	Support Coverage	Dependencies	Service Level Objective
Application Migration	Normal Business Hours	Required resources will make themselves available for scheduled tasks	Published timeline with resources and timing	100% of resources are available when required per the published timeline

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

31

M.                                  Access to Historical Information Housed on GGP Systems

1.                                       Services:

a.               Provide support and access for Spinco employees to historical information stored on GGP systems as required to support Spinco business processes.  These processes include litigation support, responses to inquiries by taxing authorities and other ad hoc requests.  The systems covered under this schedule consist of all applications currently running on the AS/400.  These include JD Edwards World, Docusphere / AP Imaging, Showcase Strategy, and Worldvision.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section M shall terminate upon the earliest to occur of (a) September 30, 2010, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

32

Draft - 9/30/10

SCHEDULE A-11

PUBLIC REPORTING, INTERNAL AUDIT, SARBANES-OXLEY & DISCLOSURE/AUDIT COMMITTEES

A.                                    Public Reporting

1.                                       Services:

a.                                       Provide assistance in (i) preparing required SEC documents on behalf of Spinco on a regular basis in accordance with current practices of GGP at the Plan Effective Date and (ii) complying with applicable SEC reporting requirements.  Provide assistance in distributing for review and approval Form 10-Q and Form 10-K drafts to internal Spinco management, the external auditors of Spinco and the Disclosure Committee and Audit Committee of Spinco in accordance with current processes in place at GGP.  Other external reports will be prepared, as requested by Spinco, to meet reporting requirements of financial institutions, rating agencies, insurance regulators and other court or government entities.

b.                                      On behalf of Spinco, manage annual audit and quarterly reviews with external auditors of Spinco, in accordance with current practices of GGP at the Plan Effective Date, including the performance of quarterly and annual review and analyses processes, the preparation and submission of all “Prepared by Client” schedules, reconciliations, assistance in preparation of Legal Letters and debt and equity roll-forwards

c.                                       Perform quarterly and monthly consolidation processes of actual results and allocation of non-controlling interests on behalf of Spinco, including preparation of Balance Sheet consolidation entries and Income Statement NOI and EBITDA calculations, and perform consolidation processes of quarterly forecast and budget information in accordance with current practices of GGP at the Plan Effective Date.

d.                                      On behalf of Spinco, prepare annual and quarterly consolidated balance sheets, consolidated statements of income and comprehensive income, consolidated statements of equity and consolidated statements of cash flows for inclusion in Spinco’s SEC quarterly and annual filings, in accordance with current practices of GGP at the Plan Effective Date.

e.                                       Prepare annual and quarterly support for notes to consolidated financial statements, earnings release schedules, fluctuation analyses, operational analytics, segment reporting analysis, pro rata performance metrics and other supporting schedules needed to prepare Spinco’s MD&A and assist in the quarterly QBR process, on behalf of Spinco, in accordance with current practices of GGP at the Plan Effective Date.

f.                                         On behalf of Spinco, perform all quarterly management review processes, including tax provision calculations, litigation and other contingent liabilities reserve analysis, review properties for impairment quarterly and annually in accordance with current practices of GGP at the Plan Effective Date and provide this impairment analysis to the external auditors of Spinco.

g.                                      At the request of Spinco, perform technical accounting issue research and prepare relevant documentation for Spinco in accordance with current practices of GGP at the Plan Effective Date and prepare and distribute related memos to Spinco management and to the external auditors of Spinco.

h.                                      On behalf of Spinco, prepare monthly consolidated balance sheets and consolidated statements of income for internal Spinco management review, in accordance with current practices of GGP at the Plan Effective Date, including submission of related variance analyses.

i.                                          On behalf of Spinco, coordinate and facilitate the compilation of quarterly, annual and other periodic SEC Filings at Spinco’s SEC filing printer and update and revise such filings for final filing with the SEC and XBRL.

j.                                          Support and facilitate training of and knowledge transfer to newly hired Spinco full-time Public Reporting staff and part or full-time contractors and, upon request by Spinco, assist with the hiring of such permanent or contracted Spinco staff.

k.                                       In addition to the normal recurring Services described in Items a. through i., Spinco may from time to time require Services related to support for Spinco’s evaluation and determination of its accounting treatment for non-recurring or unusual items and provide information to Spinco and Spinco’s executive officers.  Spinco and Spinco’s executive officers, including without limitation, its principal accounting officer, shall retain all decision making responsibility for accounting policy and related decisions.

2

For greater certainty, it is understood and agreed that GGP’s role is one of support and not policy making.  Services shall include:

·                  Asset or property disposition

·                  Changes in business plans or holding periods that result in discontinued operations and/or impairment treatment for assets or properties

·                  Significant re-financings

·                  Tax or ownership restructurings

·                  New joint venture or other participation arrangements entered into or significantly modified

·                  New activities or lines of business

·                  Changes in applicable GAAP, SEC rules, SEC or other third party reporting requirements or Spinco accounting policies

·                  SEC or other regulatory body inquiries or comment letters

·                  Additional SEC registration statements or other required filings

·                  Deficiencies or material weaknesses in Spinco internal controls

·                  External auditor changes or disagreements

·                  Significant litigation or other adverse events or contingencies

2.                                       Pricing:  Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) the date all legacy claims related to Spinco have been settled or otherwise fully resolved, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the

3

Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms: All external reporting related Services shall be completed and provided to Spinco as soon as reasonably practical prior to applicable SEC reporting deadlines.  Spinco will incorporate its full time Public Reporting management into all phases of the Public Reporting process, in order to facilitate the knowledge transfer process and to meet reporting deadlines.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

B.                                    Internal Audit and Sarbanes-Oxley

1.                                       Services:

a.                                       On behalf of Spinco, assist in the development of Spinco’s initial internal controls assessment, identification of existing controls, revised controls and new Emergence Accounting and other controls & perform required testing to support Spinco’s 2010 year-end Section 302 & 906 certifications by its CEO & CFO, in accordance with current practices of GGP at the Plan Effective Date.  This should also include development and distribution of the SOX 302 questionnaire and assessment summaries.

b.                                      Deliver copies to Spinco of existing Sarbanes-Oxley controls documentation related to Spinco’s properties and businesses for use in determining carry-over Sarbanes-Oxley and internal controls and entity level and other controls requiring revisions.

c.                                       On behalf of Spinco, assist in the development and implementation of Spinco’s 2011 Sarbanes-Oxley compliance process, including development of Spinco’s RCM process and various SOX 404 certifications, assessments and memos and interaction activities with Spinco’s external auditors and Disclosure & Audit Committees, in accordance with current practices of GGP at the Plan Effective Date.

d.                                      If requested by Spinco’s external auditors, on behalf of Spinco, assist in internal audit support related to specific transactions and

4

other year-end tests, in accordance with current practices of GGP at the Plan Effective Date.

e.                                       Support and facilitate training of and knowledge transfer to newly hired Spinco full-time Internal Audit/SOX staff and part or full-time contractors and, upon request by Spinco, assist with the hiring of such permanent or contracted Spinco staff.

2.                                       Pricing:  Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section B shall terminate upon the earliest to occur of (a) the date all legacy claims related to Spinco have been settled or otherwise fully resolved, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

C.                                    Disclosure Committee and Audit Committee

1.                                       Services:

a.                                       Assist Spinco in the establishment of the Spinco Disclosure Committee and related processes and implementation of completion and reporting protocols, in accordance with current practices of GGP at the Plan Effective Date.

b.                                      Assist Spinco in the establishment of the Spinco Audit Committee and related processes, in accordance with current practices of GGP at the Plan Effective Date.

c.                                       Assist Spinco with the implementation of Spinco Disclosure Committee scheduling and reporting protocols, in accordance with current practices of GGP at the Plan Effective Date.

5

d.                                      Assist Spinco with the implementation of Audit Committee protocol and timeline coordination and interaction with the external auditors of Spinco, based on and in accordance with current practices of GGP at the Plan Effective Date.

2.                                       Pricing:  Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section C shall terminate upon the earliest to occur of (a) the date all legacy claims related to Spinco have been settled or otherwise fully resolved, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Additional Terms: These Services shall result in the successful completion of the Disclosure Committee and Audit Committee Process for Year-End 2010 and First Quarter 2011 and shall be completed and provided prior to all applicable deadlines.

5.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

6

Draft - 9/30/10

SCHEDULE A-12

TREASURY / CAPITAL MARKETS

A.                                    General Legal Support and Review

1.                                       Services:

a.               Maintenance and management of overall cash management structure on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

b.              Management of various bank account services on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date, including the following: corporate and operating accounts, lockbox accounts, controlled disbursement accounts, local depository accounts, lender required accounts, and gift cards/other.

c.               Management of various files and processes on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date, including the following: lockbox autocash files, lockbox images, AAI’s in JDE, check printing, positive pay files, ACH file transfers, and bank account reporting / BAI file set-up.

d.              Management of bank transactions, including wires and ACH’s on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

e.               Management of the check processing, positive pay, check research and stop payments on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

f.                 Management of any debt payments and/or short term revolver receipts and payments (as applicable) on behalf of Spinco and in accordance with GGP’s practices as of the Plan Effective Date.

g.              Management of Spinco cash positioning and short-term investments in accordance with GGP’s practices as of the Plan Effective Date.

h.              Development of daily internal Spinco bank statements (e.g., treasury docs) for use by Spinco mall accountants in accordance with GGP’s practices as of the Plan Effective Date.

i.                  As requested by Spinco, monthly, quarterly, annual reporting in accordance with credit agreements (as applicable) and in accordance with GGP’s practices as of the Plan Effective Date.

j.                  As requested by Spinco, monthly, quarterly, annual compliance testing and reporting in accordance with the credit agreements (as applicable) and in accordance with GGP’s practices as of the Plan Effective Date.

k.               As requested by Spinco, management of capital market reports, including guaranty, indemnity and master lease tracking, DSCR and unencumbered asset reports (if applicable) in accordance with GGP’s practices as of the Plan Effective Date.

l.                  As requested by Spinco, loan administration, including management of lender requests, negotiation and facilitation of lender consents, escrow and reserve tracking (as applicable) in accordance with GGP’s practices as of the Plan Effective Date.

m.            As requested by Spinco, development of annual debt service budget in accordance with GGP’s practices as of the Plan Effective Date.

n.              As requested by Spinco, monthly interest forecasting, including property specific and corporate interest forecasts (as applicable) in accordance with GGP’s practices as of the Plan Effective Date.

o.              As requested by Spinco, maintain accuracy of debt model in which actual and forecasted debt information is contained in accordance with GGP’s practices as of the Plan Effective Date.

p.              As requested by Spinco, maintenance and management of letter of credit facilities (as applicable) in accordance with GGP’s practices as of the Plan Effective Date.

2.                                       Pricing: Spinco shall pay to GGP a Service Charge for each Service equal to the sum of (A) the product of (i) the Cost Multiplier multiplied by (ii) the applicable Service Resource Cost plus (B) the amount of any Out-of-Pocket Expenses incurred with respect to such Service.

3.                                       Duration of Services: Any individual Service in this Section A shall terminate upon the earliest to occur of (a) 12 months following the Plan Plan Effective Date, (b) five (5) days following written notice of termination of such Services by Spinco to GGP and (c) the applicable termination date pursuant to Article IX of the Agreement.  GGP agrees to use appropriate and reasonable efforts, as mutually agreed upon by the parties and at Spinco’s cost, to ensure that any terminated Service is integrated into Spinco’s broader business processes.

4.                                       Service Managers: All communications related to the delivery of the Services shall be coordinated through the respective Service Managers of

2

GGP and Spinco.  The initial Service Managers of GGP and Spinco shall be as set forth on the attachment hereto.

3

Exhibit 16

Draft - 09/30/10

LAND COURT SYSTEM	REGULAR SYSTEM

Return by Mail ☐ Pickup ☐ To:

SCHLACK ITO A LIMITED LIABILITY LAW COMPANY LLC Raymond S. Iwamoto, Esq. 745 Fort Street, Suite 1500 Honolulu, Hawaii 96813 Phone: (808) 523-6006	Total Pages:

Tax Map Key No.:

DECLARATION OF CONDOMINIUM PROPERTY REGIME
OF
1555 KAPIOLANI CONDOMINIUM

Draft - 09/30/10

DECLARATION OF CONDOMINIUM PROPERTY REGIME
OF
1555 KAPIOLANI CONDOMINIUM

Draft - 9/30/10

1.52	“Improvements”	4
1.53	“Individual Commercial Limited Common Element”	4
1.54	“Individual Residential Limited Common Element”	4
1.55	“Individual Limited Common Element”	4
1.56	“Initial Residential Space”	5
1.57	“Interested Person”	5
1.58	“Insurance Trustee”	5
1.59	“Land”	5
1.60	“Land Court”	5
1.61	“Lender”	5
1.62	“Limited Common Assessments”	5
1.63	“Limited Common Elements”	5
1.64	“Limited Common Expenses”	5
1.65	“Lot 73”	5
1.66	“Lot 73 Occupant”	5
1.67	“Lot 73 Owner”	5
1.68	“Majority of the Owners”	5
1.69	“Managing Agent”	5
1.70	“Member”	5
1.71	“Management Contract”	6
1.72	“Mortgage”	6
1.73	“New Improvement”	6
1.74	“New Owner”	6
1.75	“Operational Expense”	6
1.76	“Outside Plaza Area”	6
1.77	“Person”	6
1.78	“Plaza Area”	6
1.79	“Pledge”	6
1.80	“Pledge Proxy Holder”	6
1.81	“Plumbing Installation”	6
1.82	“Policy”	6
1.83	“Proceeding”	6
1.84	“Project”	6
1.85	“Property”	6
1.86	“Proximity Work”	6
1.87	“Record”, “Recorded”, “Recording”	6
1.88	“Record Date”	6
1.89	“Regular Assessments”	6
1.90	“Representatives”	7
1.91	“Reserved Rights Interests”	7
1.92	“Residential Class Common Interest”	7
1.93	“Residential Developer”	7
1.94	“Residential Developer Improvements”	7
1.95	“Residential Developer Reserved Rights”	7
1.96	“Residential Guest Parking”	7
1.97	“Residential Limited Common Element”	7
1.98	“Residential Indemnitee”	7
1.99	“Residential Unit”	7
1.100	“Residential Unit Class”	7
1.101	“Residential Unit Class Director”	7
1.102	“Residential Unit Class Expense”	7
1.103	“Residential Unit Owner”	7
1.104	“Restricted Areas”	7
1.105	“Retail/Parking Structure”	7
1.106	“Service Dock”	8
1.107	“Sewer Upgrade”	8

	1.108	Sewer Upgrade Easment”	8
	1.109	“Special Assessment”	8
	1.110	“Special Cost”	8
	1.111	“Tower Modification”	8
	1.112	“Unit”	8
	1.113	“Unit C-1 Air Rights Area”	8
	1.114	“Unit Class”	8
	1.115	“Unit Owner” or “Owner”	8

2.	SUBMISSION TO CONDOMINIUM PROPERTY REGIME		8
	2.1	Commercial Developer’s Reservation of Easements and Other Rights	8

3.	NAME OF THE CONDOMINIUM		9

4.	DESCRIPTION OF THE PROJECT		9
	4.1	Street Level	9
	4.2	Garage Levels 2, 2B, and 3	9
	4.3	Garage Level 4	9
	4.4	Garage Level 5	10
	4.5	Level 6 - 23	10

5.	DIVISION OF PROPERTY		10
	5.1	Units	10
	5.2	Common Elements	12
	5.3	Limited Common Elements	13
	5.4	Parking and Drive Through Areas	15

6.	COMMON INTEREST; ALTERNATIVE ALLOCATION; CLASS COMMON INTEREST		15

7.	EASEMENTS		16
	7.1	Easements for Access and Support	16
	7.2	Easement for Encroachments	16
	7.3	Association’s Easement for Access	16
	7.4	Residential Developer’s Easement for Sales Activities	16
	7.5	Developer Easements for Access	17
	7.6	Developer Easements for Noise, Dust, Etc.	17
	7.7	Developer Control Period	17
	7.8	Grant of Additional Easements and Modification of Easements by the Association	17
	7.9	Grant of Additional Easements and Modification of Easements by the Commercial Developer or Residential Developer	18
	7.10	Access to Commercial Units	18
	7.11	Utility Access	19
	7.12	Emergency Ingress and Egress	19
	7.13	Community Systems and Telecommunications Easements	19
	7.14	Façade Signage; Residential Developer Signage	19
	7.15	Service Dock	20
	7.16	Easements for Residential Developer Improvements	20
	7.17	Consent of Other Persons	22
	7.18	No Dedication	22

8.	ALTERATION AND TRANSFER OF INTERESTS		22

9.	PURPOSES AND USE		22
	9.1	Units	22
	9.2	Use of the Common Elements	23
	9.3	Limits on use of the Units and Common Elements	24

	9.4	Changes to Building Appearances	26
	9.5	Maintenance and Repair of Units and Limited Common Elements	27
	9.6	Residential Developer’s Rights of Use	27

10.	ADMINISTRATION OF PROJECT		27
	10.1	Operation	27
	10.2	Commercial Unit Limitations	29
	10.3	Capital Upgrades of General Common Elements	29
	10.4	Capital Upgrades of Residential Limited Common Elements	30
	10.5	Extraordinary Actions	30

11.	MANAGING AGENT; SERVICE OF LEGAL PROCESS		30

12.	COMMON EXPENSES; SPECIAL COSTS; ALTERNATIVE ALLOCATION; LIMITED COMMON EXPENSES; CLASS COMMON EXPENSES		30
	12.1	Assessment and Payment of Common Expenses; Limited Common Expenses and Class Common Expenses, Special Costs; Alternative Allocation	30
	12.2	Specific Allocations	31
	12.3	Other Charges	32
	12.4	Collection of Assessments	32
	12.5	Interest in Common Expense Funds Not Separately Assignable	33

13.	COMPLIANCE WITH DECLARATION AND BYLAWS		33
	13.1	Costs and Expenses of Enforcement	33
	13.2	Exemptions for Persons with Disabilities	33

14.	INSURANCE		34
	14.1	Insurance Generally	34
	14.2	Property Insurance	35
	14.3	Flood Insurance	37
	14.4	Liability Insurance	37
	14.5	Directors’ and Officers’ Liability Insurance	38
	14.6	Residential Unit Liability and Other Insurance	39
	14.7	Fidelity Insurance	39
	14.8	Substitute Insurance Coverage	39
	14.9	Insurance Prior to First Use and Occupancy Permit	39
	14.10	Waiver of the Right of Subrogation	39

15.	INSURED DAMAGE OR DESTRUCTION		40
	15.1	Damage to a Unit	40
	15.2	Damage to General Common Elements	40
	15.3	Shortfall of Insurance Proceeds	40
	15.4	Disbursement of Insurance Proceeds	41
	15.5	Excess Insurance Proceeds	42
	15.6	Release of Claims	42
	15.7	Restoration	42
	15.8	Insurance Trust Agreement	42

16.	CONDEMNATION		42
	16.1	Condemnation Trustee and Condemnation Proceedings	42
	16.2	Allocation of Condemnation Proceeds	42
	16.3	Condemnation of Entire Project	43
	16.4	Partial Taking	43
	16.5	Adjustment of Interests	43

17.	UNINSURED DAMAGE; DECISION NOT TO REPAIR		44

	17.1	Decision Not to Rebuild	44
	17.2	Adjustment of Interest	44
	17.3	Rebuilding	44

18.	CHANGES TO THE PROJECT		44
	18.1	General Provisions	44
	18.2	Changes by Residential Unit Owners or by the Residential Developer	45
	18.3	Amendment To Declaration	48

19.	RESERVED RIGHT TO DESIGN, DEVELOP, BUILD, ADD TO AND COMPLETE NEW IMPROVEMENTS ON THE LAND		49
	19.1	Limits on Reserved Rights	49
	19.2	Nature of Reserved Rights	51
	19.3	Owners’ Obligations	51

20.	RESERVED RIGHT TO RENT OR SELL UNITS		51

21.	RESERVED RIGHT TO CHANGE THE PROJECT TO COMPLY WITH LAW		51

22.	RESIDENTIAL DEVELOPER AND COMMERCIAL DEVELOPER RESERVED RIGHTS GENERALLY		52
	22.1	Nature of Commercial Developer Reserved Rights	52
	22.2	Nature of Residential Developer’s Reserved Rights	52
	22.3	Exercise of Residential Developer Reserved Rights	52
	22.4	Responsibility for Residential Developer Improvements	54

23.	APPROVALS REQUIRED FOLLOWING COMPLETION OF RESIDENTIAL DEVELOPER IMPROVEMENTS		54
	23.1	Tower Exterior Modifications; Plumbing Installation	55
	23.2	Notice; Restrictions	55

24.	CALCULATION OF COMMON INTERESTS		56
	24.1	Common Interest	56
	24.2	Adjustment	56

25.	AMENDMENT AND RESTATEMENT OF DECLARATION		56
	25.1	General	56
	25.2	Super-Majority Vote	56
	25.3	Changes by the Residential Developer, Commercial Developer or an Owner	56
	25.4	Developer Reserved Rights to Amend	57
	25.5	Limits on Amendments	58
	25.6	Reassignment of Parking Stalls and Commercial Limited Common Elements	58
	25.7	Restatement	58
	25.8	Residential Limited Common Elements	58

26.	DISCLOSURES AND LIMITATION OF LIABILITY		58
	26.1	Obstruction of Views	58
	26.2	Noise; Traffic	59
	26.3	Security	59
	26.4	Warranties	60
	26.5	Condominium Map	60
	26.6	Environmental Issues-Mold	60

27.	MISCELLANEOUS		60
	27.1	Owners May Incorporate	60

v

27.2	Effect of Invalid Provisions	60
27.3	Dispute Resolution	60
27.4	Waiver of Jury Trial	62
27.5	Compliance	63
27.6	Several Obligations	63
27.7	Amendment	63
27.8	Continuing Activities	63
27.9	Uses Changes	63
27.10	Mixed-Use Project	63
27.11	Declaration Regarding Zoning Compliance	64
27.12	Unit C-1 Special Provisions	64
27.13	Indemnification	64
27.14	Notices	65
27.15	Changes In The Law	65
27.16	No Gift or Dedication	65
27.17	Captions	65
27.18	Effect of Failure to Enforce	65
27.19	No Partnership	65
27.20	Consent Standard	65

Draft - 09/30/10

DECLARATION OF CONDOMINIUM PROPERTY REGIME
OF
1555 KAPIOLANI CONDOMINIUM

This Declaration of Condominium Property Regime of 1555 KAPIOLANI CONDOMINIUM is made by KAPIOLANI RETAIL, LLC, a Delaware limited liability company (the “Commercial Developer”).

INTRODUCTION

A.                                   The Commercial Developer is the owner in fee simple of the land described in Exhibit A attached to this document (the “Land”).

B.                                     The Commercial Developer has constructed a retail/parking structure on the Land (defined below as the “Commercial Developer Improvements”) and intends to convey certain portions of the Project to the Residential Developer (defined below as the “Initial Residential Space”) including certain Units along with an appurtenant interest in certain Common Elements.  The Residential Developer will hold the option and all right under the Condominium Documents and the Condominium Property Act to construct a residential tower and associated improvements (defined below as the “Residential Developer Improvements”) located above the Commercial Developer Improvements.

C.                                     The Commercial Developer by recording this instrument intends to establish a condominium that consists of the Land, the Commercial Developer Improvements and the Residential Developer Improvements.

D.                                    This Declaration divides the Land and the improvements into separately owned “Units” and commonly owned “Common Elements.”  It also establishes rights of the Commercial Developer, the Residential Developer and the Unit Owners.

1.             DEFINITIONS.  When used in this Declaration or the Bylaws, the following terms will have the following meanings unless the context clearly indicates otherwise:

1.1       “Agent” as used in Article 6 of the Bylaws means any person who is or was a Director, officer, employee, or other agent of the Association, or who is or was serving at the request of the Association as a director, officer, employee, or agent of another corporation, partnership, limited liability company, trust or other company.

1.2       “Air Rights Construction Activity” is defined in Section 23.1

1.3       “Alternative Allocation” is defined in Section 12 below.

1.4       “Association” means The Association of Unit Owners of 1555 Kapiolani Condominium.

1.5       “Assessments” mean all charges imposed by the Association against a Unit Owner pursuant to the Condominium Documents and includes Regular Assessments and Special Assessments.

1.6       “Board of Directors” or “Board” means the Board of Directors of the Association.

1.7       “Bureau” means the Bureau of Conveyances of the State of Hawaii.

1.8       “Bylaws” means the “Bylaws of the Association of Unit Owners of 1555 Kapiolani Condominium” recorded immediately following this Declaration.  It also includes any amendments properly made to the Bylaws from time-to-time.

1.9       “Capital Upgrade” means additions, renovations, replacements, alterations or improvements to the Project.

1.10     “Class Common Expense” means those costs, expenses and charges payable by the Unit Owners within a Unit Class based on the Class Common Interest allocable to the Unit or Units within the Unit Class.

1.11     “Class Common Interest” means the percentage share assigned to a Unit within a Unit Class set forth in Exhibit B of this Declaration.

1.12     “Commercial Approval Rights” is defined in Section 22.4.2 of this Declaration.

1.13     “Commercial Class Common Interest” means the Class Common Interest appurtenant to a Commercial Unit as set forth on Exhibit B.

1.14     “Commercial Developer” means KAPIOLANI RETAIL, LLC, a Delaware limited liability company.  If the Commercial Developer transfers some or all of its rights to another Person pursuant to Section 22 then that Person will become the “Commercial Developer” to the extent of the rights transferred.

1.15     “Commercial Developer Improvements” means those improvements within the Land or serving any portion of the Association which are or have been constructed by or on behalf of the Commercial Developer and includes the Retail/Parking Structure.  Each of the Commercial Developer Improvements is further depicted on sheets CPR-1 through CPR-7 of the Condominium Map.

1.16     “Commercial Developer Reserved Rights” means all rights reserved to the Commercial Developer under this Declaration, including, without limitation, those contained in this Declaration, or in the Bylaws.

1.17     “Commercial Developer Space” means all portions of the Project other than the Initial Residential Space.

1.18     “Commercial Indemnitee” is defined in Section 27.13.1 below.

1.19     “Commercial Limited Common Elements” means those parts of the Limited Common Elements which are reserved for the exclusive use of the Commercial Unit Owner(s).

1.20     “Commercial Unit C-1” means the Unit designated C-1 on the Condominium Map and further described herein.

1.21     “Commercial Retail Units” means the Units Designated as C-2 and C-3 on the Condominium Map and further described herein.

1.22     “Commercial Unit” means Commercial Unit C-1 and the Commercial Retail Units.

1.23     “Commercial Unit Class” means the sole Unit Class applicable to the Commercial Units.

1.24     “Commercial Unit Class Director” means each Director elected by the Commercial Unit Class.

1.25     “Commercial Unit Class Expense” means all Common Expenses which, pursuant to this Declaration or the Bylaws, are limited to the Commercial Units and are payable by each Unit Owner of a Commercial Unit.

1.26     “Commercial Unit Owner” means the Person or Persons that own fee simple title to a Commercial Unit; provided, however that any Person or Persons which hold such interest solely as security for the performance of an obligation shall not be a Commercial Unit Owner solely by reason of such interest.  As used in the Condominium Documents and pursuant to Section 27.12 of this Declaration, the term Commercial Unit Owner shall not include Nordstrom Inc. with respect to Unit C-1.

1.27     “Common Elements” means all parts of the Project, other than the Units and includes all areas described in this Declaration or on the Condominium Map as General Common Elements or Limited Common Elements and includes any other interest in real estate for the benefit of the Association or Unit Owners that are or hereafter become subject to this Declaration.

1.28     “Common Expense” or “Common Expenses” means all charges, costs and expenses whatsoever incurred by the Association for or in connection with the administration, management, and operation of the Project and all other sums designated as Common Expenses under the Condominium Property Act, this Declaration or the Bylaws, including, without limiting the generality of the foregoing, the following:  all charges for taxes (except real property taxes and other such taxes or assessments which are or may hereafter be assessed separately on each Unit and the Common Interest in the Common Elements appertaining thereto or the personal property or any other interest of the Unit Owner), assessments, costs of maintenance, repair, rebuilding, replacement and restoration of the Common Elements and any additions and alterations thereto, any labor, services, materials, supplies and equipment therefor, any liability whatsoever for loss or damage arising out of or in connection with the Common Elements or any accident, fire or nuisance thereon, yard, janitorial or other similar services, wages, accounting and legal fees, management fees, and other necessary expenses of upkeep, maintenance, management and operation incurred on or for the Common Elements, the cost of pest control services (including termite control), whether or not affecting any particular Unit or Units, any premiums for insurance, including hazard and liability insurance herein required to be maintained by the Association, and the cost of all utility services, including water, electricity, gas (if any), garbage disposal, sewer, sewage treatment, telephone, cable television, and other similar services, unless separately metered, or otherwise separately attributable to a Unit or group of Units, in which case the amount charged or attributable to each Unit or group of Units, as determined by the Board of Directors, shall be payable by the owner or owners of such Units.

1.29     “Common Interest” or “Common Interests” means the undivided percentage interest in the Common Elements appurtenant to each Unit in the Project as stated in Exhibit B of this Declaration or in any amendment to this Declaration.

1.30     “Community Systems” is defined in Section 7.13 of this Declaration.

1.31     “Completion of Construction” means the earliest of: (1) The issuance of a certificate of occupancy for the Unit; (2) the date of completion for the Project, or the phase of the project that includes the Unit as defined in Section 507-43 of the Hawaii Revised Statutes; (3) the recordation of the “as built” amendment to the Declaration that includes the Unit; (4) the issuance of the architect’s certificate of substantial completion for the Project or the phase of the Project that includes the Unit; or (5) the date the Unit is completed so as to permit normal occupancy.

1.32     “Condemnation Trustee” is defined in Section 16.1 of this Declaration.

1.33     “Condominium Documents” means this Declaration, the Bylaws, any House Rules, and the Condominium Map, as each of the same may be amended from time-to-time.

1.34     “Condominium Map” means the plans and elevations for the Project filed in the Land Court as Condominium Map No.                 , as amended.

1.35     “Condominium Property Act” means the Hawaii Condominium Property Act, Chapter 514B, Hawaii Revised Statutes, as amended.

1.36     “Condominium Regulations” means the regulations adopted under the Condominium Property Act from time-to-time.

1.37     “Declaration” means this document, as amended.

1.38     “Developer Control Period” has the meaning given to the term in Section 7.7 below.

1.39     “Development Agreement” is defined in Section 22.3 of this Declaration.

1.40     “Development Period” means the period starting on the date that this Declaration is recorded and ending on the date after which the Commercial Developer and the Residential Developer record a document declaring the termination of the Development Period but in no event later that sixty (60) days after the Completion of Construction of the last Residential Unit.

1.41     “Eligible Mortgage Holder” means a holder, insurer, or guarantor of a first mortgage on a Unit who has submitted a written request for notice from the Association of amendments to the Condominium Documents or other significant matters which would affect the interests of the mortgagee.

1.42     “Emergency” is defined in Section 7.10 of this Declaration.

1.43     “Existing Façade Sign” is defined in Section 7.14 of this Declaration.

1.44     “Existing Owner” is defined in Section 8.12 of the Bylaws.

1.45     “Expenses” as used in Article 6 of the Bylaws includes, but is not limited to, attorneys’ fees, costs, judgments, fines, settlements and other amounts actually and reasonably incurred.

1.46     “Extraordinary Actions” is defined in Section 10.5 of this Declaration.

1.47     “Façade Sign” or “Façade Signs” is defined in Section 7.14 of this Declaration.

1.48     “General Common Elements “ is defined in Section 5.2.1 of this Declaration.

1.49     “General Common Expenses” are Common Expenses of the General Common Elements allocated by Special Allocation as set forth on Exhibit D.

1.50     “Grantor” is defined in Section 7.16.2 of this Declaration.

1.51     “House Rules” means the rules and regulations affecting the Residential Units and Residential Limited Common Elements but not the Commercial Units and Commercial Limited Common Elements adopted by the Residential Unit Class Directors, subject to the restrictions and requirements for such rules and regulations as set forth in the Condominium Documents and the Condominium Property Act.  In addition to the foregoing, any House Rules governing the General Common Elements may only be adopted with the consent of a majority of the Commercial Unit Class Directors.  It also includes any changes and additions properly made to the House Rules from time-to-time.

1.52     “Improvements” means all improvements located on the Land, now or in the future, including the Commercial Developer Improvements and the Residential Developer Improvements.

1.53     “Individual Commercial Limited Common Element” means those parts of the Commercial Limited Common Elements which are reserved for the exclusive use of one (1) or more, but less than all, of the Commercial Unit Owners.

1.54     “Individual Residential Limited Common Element” means those parts of the Residential Limited Common Elements which are reserved for the exclusive use of one (1) or more, but less than all, of the Residential Unit Owners.

1.55     “Individual Limited Common Element” means those parts of the Limited Common Elements which are reserved for the exclusive use of one (1) or more, but less than all of the Unit Owners and includes Individual Commercial Limited Common Elements and Individual Residential Limited Common Elements.

1.56     “Initial Residential Space” means the Residential Units designated R-1, R-2, R-3, R-4, R-5, and R-6 and includes the Residential Limited Common Elements described herein and on the Condominium Map as configured at the time this Declaration is first recorded before the construction of the Residential Developer Improvements.  The Plaza Area shall also be renovated by the Residential Developer as part of the development of the Initial Residential Space.

1.57     “Interested Person” means any person who has any interest in the Project or who has the right to use the Project or any part of it but shall not include the Commercial Developer or any Owner of a Commercial Unit.  For example, each Owner, each Lender, and anyone who rents or leases a Unit would be an “Interested Person.”  It would also include anyone who has the legal right or who has permission to use the Project or any part of it.

1.58     “Insurance Trustee” is defined in Section 15.8 of this Declaration.

1.59     “Land” means the real property and its appurtenances described in Exhibit A.

1.60     “Land Court” means the Office of the Assistant Registrar of the Land Court of the State of Hawaii.

1.61     “Lender” means the mortgagee of a recorded Mortgage on a Unit.  It also includes the beneficiary of a deed of trust encumbering a Unit.

1.62     “Limited Common Assessments” means that portion of the Common Expenses, if any, attributable to the maintenance, operation, inspection, administration, repair, or replacement of the Limited Common Elements, if any (which expenses are payable by the Unit Owner of the Unit to which such Limited Common Elements are appurtenant).

1.63     “Limited Common Elements” means (i) those parts of the Common Elements designated in Section 5.3 of this Declaration as Limited Common Elements and (ii) any Common Elements later designated as Limited Common Elements as expressly permitted by this Declaration.  The term “Limited Common Elements” shall include Commercial Limited Common Elements, Individual Commercial Limited Common Elements, Residential Limited Common Elements and Individual Residential Limited Common Elements, as the context may require.

1.64     “Limited Common Expenses” means that portion of the Common Expenses, if any, attributable to the maintenance, operation, inspection, administration, repair, or replacement of the Limited Common Elements.

1.65     “Lot 73” means that parcel of land adjacent to the Property and designated as Lot 73, as shown on Map 23 filed with Land Court Consolidation No. 20 of the Hawaiian Dredging Company Limited.

1.66     “Lot 73 Occupant” means a Person or Persons with a leasehold interest in all or substantially all of Lot 73 from time-to-time if the Lot 73 Owner advises the Residential Developer in writing that such Person or Persons can exercise the approval rights contained in Section 23 of this Declaration (which notice may indicate with specificity which approval rights, if less than all, shall apply to such Lot 73 Occupant).  Until further notice, the Lot 73 Occupant is Nordstrom, Inc., who shall be entitled to exercise all of the approval rights granted to the Lot 73 Occupant herein.  Such notice shall be binding upon the Residential Developer and the Association until such time as such notice is withdrawn, in writing, by the Lot 73 Owner.

1.67     “Lot 73 Owner” means the Person or Persons which owns Lot 73.

1.68     “Majority of the Owners” means Owners of Units having more than fifty percent (50%) of the Common Interests for the whole Project.  Any other reference to a certain percentage of the Unit Owners means the Owners of Units having that percentage of the Common Interests for the whole Project.

1.69     “Managing Agent” means the agent employed by the Commercial Developer or the Board pursuant to the Declaration and Bylaws.

1.70     “Member” is defined in Section 2.3 of the Bylaws.

1.71     “Management Contract” is defined in Section 7.2.D of the Bylaws.

1.72     “Mortgage” when used as a noun, means a recorded mortgage, deed of trust, mortgage deed or similar instrument on a Unit as collateral for a loan.  When used as a verb, it refers to making a Unit subject to a mortgage or deed of trust.

1.73     “New Improvement” means any improvements that the Commercial Developer or Residential Developer develops, builds, or adds from time-to-time on the Land pursuant to Sections 19 or 21 of this Declaration and does not include the initial Residential Developer Improvements approved by the Commercial Developer pursuant to Section 22.

1.74     “New Owner” is defined in Section 8.11 and 8.12 of the Bylaws.

1.75     “Operational Expense” means any Common Expense other than a Capital Upgrade and includes expenses for the operation and normal care, upkeep, repair, and maintenance of the Project.

1.76     “Outside Plaza Area” means that portion of the Plaza Area that may be designated as General Common Elements by the Commercial Developer pursuant to Section 1.78 of this Declaration.

1.77     “Person” means any natural person or any corporation, partnership, limited partnership, limited liability partnership, joint venture, trust, limited liability company or other legal entity.

1.78     “Plaza Area” means the area designated on the Condominium Map containing certain drop off areas and interior spaces and is initially a Commercial Limited Common Element appurtenant to the Commercial Units.  The Commercial Developer hereby reserves the right to amend this Declaration to designate the interior portion of the Plaza Area as a Residential Limited Common Element appurtenant to the Residential Units and the exterior portion of the Plaza Area as General Common Elements.

1.79     “Pledge” is defined in Section 3.11.B of the Bylaws.

1.80     “Pledge Proxy Holder” is defined in Section 3.11.B of the Bylaws.

1.81     “Plumbing Installation” is defined in Section 23.1.

1.82     “Policy” is defined in Section 14.2.

1.83     “Proceeding”1.83.1 as used in Article 6 of the Bylaws means any threatened, pending, or completed action or proceeding including, but not limited to, civil suits, a criminal matters, and administrative or investigative proceedings.

1.84     “Project” means the condominium project established pursuant to this Declaration and the other Condominium Documents.

1.85     “Property” means the Land and the Improvements.

1.86     “Proximity Work” is defined in Section 23.2

1.87     “Record”, “Recorded”, “Recording”, and similar terms mean filed in the Land Court and/or recorded in the Bureau.

1.88     “Record Date” is defined in Section 3.5 of the Bylaws.

1.89     “Regular Assessments” is defined in Section 8.4.B of the Bylaws.

1.90     “Representatives” means a Person’s shareholders, directors, officers, members (in the case of a limited liability company), agents, employees and independent contractors.

1.91     “Reserved Rights Interests” is defined in Section 16.2 of this Declaration.

1.92     “Residential Class Common Interest” means the Class Common Interest appurtenant to a Residential Unit as set forth on Exhibit B.

1.93     “Residential Developer” means a Person who is initially transferred the Initial Residential Space from the Commercial Developer.  If the Residential Developer transfers some or all of its rights to another Person pursuant to Section 22, then that Person will become the “Residential Developer” to the extent of the rights transferred.

1.94     “Residential Developer Improvements” means those improvements within the Land or serving any portion of the Association which are or have been constructed by or on behalf of the Residential Developer and shall include all improvements and all Units included within the boundaries of the Initial Residential Space and all Residential Limited Common Elements appurtenant thereto.  The Residential Developer shall be required pursuant to the Condominium Property Act to amend the Condominium Map as may be necessary to show the layout, location, Residential Unit numbers and dimensions of the Residential Units and elevations of the Residential Developer Improvements following Completion of Construction of all Residential Units within the Residential Developer Improvements.

1.95     “Residential Developer Reserved Rights” means all rights reserved to the Residential Developer under this Declaration, including, without limitation, those contained in this Declaration, or in the Bylaws and includes the obligation to comply with Section 22.3 of this Declaration prior to and during the exercise of such rights.

1.96     “Residential Guest Parking” shall refer to the parking stalls designated as such in Exhibit C.

1.97     “Residential Limited Common Element” means those parts of the Limited Common Elements which are reserved for the exclusive use of all Residential Unit Owners and are described further in Section 5.3.1 of this Declaration.

1.98     “Residential Indemnitee” is defined in Section 27.13.3 of this Declaration.

1.99     “Residential Unit” means the Unit(s) designated as Residential Units on the Condominium Map and further described herein.

1.100   “Residential Unit Class” means the sole Unit Class applicable to the Residential Units.

1.101   “Residential Unit Class Director” means each Director elected by the Residential Unit Class

1.102   “Residential Unit Class Expense” means all Common Expenses which, pursuant to this Declaration or the Bylaws, are limited to the Residential Units and are payable by each Unit Owner of a Residential Unit as a Residential Unit Class Expense.

1.103   “Residential Unit Owner” means the Person or Persons which own a Residential Unit; provided, however that any Person or Persons which hold such interest solely as security for the performance of an obligation shall not be a Residential Unit Owner solely by reason of such interest.

1.104   “Restricted Areas” is defined in Section 7.10 of this Declaration.

1.105   “Retail/Parking Structure” means the six (6)-level retail and parking structure building within the Property.

1.106   “Service Dock” means the Commercial Limited Common Element Loading Dock so designated on the street level of the Project as shown on the Condominium Map.  The use of the Service Dock by the Residential Units shall be governed by Section 7.15 below.

1.107   “Sewer Upgrade” is defined in Section 7.16.2.

1.108   Sewer Upgrade Easment” is defined in Section 7.16.2

1.109   “Special Assessment” means those Assessments charged by the Association pursuant to Section 8.4.B.2 of the Bylaws.

1.110   “Special Cost” means those Common Expenses assessed against Units based upon Alternative Allocation.

1.111   “Tower Modification” is defined in Section 23.1.

1.112   “Unit” means any part of the Project designated as a Unit in Section 5.1, and includes the Residential Units and Commercial Units.

1.113   “Unit C-1 Air Rights Area” is defined in Section 23.1

1.114   “Unit Class” means the class groupings for the Units.  The Association shall be comprised of a Residential Unit Class and a Commercial Unit Class.  The Owner of any Unit, upon acquiring title thereto, shall automatically become a member of the Unit Class to which such Owner’s Unit belongs.

1.115   “Unit Owner” or “Owner” means the Person or Persons which own a Unit and its appurtenant Common Interest; provided that to such extent and for such purposes as specifically provided in a recorded lease, including the exercise of voting rights if so specified, a lessee of a Unit shall be deemed to be the Unit Owner.  The term Unit Owner includes each Residential Unit Owner and Commercial Unit Owner.  The buyer of a Unit under a recorded agreement of sale has all the rights of Unit Owner, including the right to vote, subject to any retained voting rights that the seller may have retained on matters substantially affecting the seller’s security interest as provided in the Condominium Property Act.

1.116   “2005 Lease” is defined in Section 27.12.

2.             SUBMISSION TO CONDOMINIUM PROPERTY REGIME.  In order to create a condominium project consisting of the Land and the Improvements, the Commercial Developer hereby submits the Property to the condominium property regime established by the Condominium Property Act.  In furtherance thereof, the Commercial Developer makes the following declarations as to divisions, limitations, covenants, conditions, easements and restrictions, and declares and agrees that the Property is held and will be held, conveyed, mortgaged, encumbered, leased, rented, used, occupied and improved subject to the declarations, covenants, conditions, easements and restrictions contained in this Declaration and the Bylaws, as amended, which shall be binding on and for the benefit of the Commercial Developer, Residential Developer and their successors and assigns, and all subsequent owners, mortgagees, lessees and sublessees of all or any part of the Project and their respective heirs, devisees, personal representatives, successors and assigns, and any other person who may use any part of the Project.  The terms, “successors and assigns” of the Commercial Developer and Residential Developer as used herein shall refer only to a Person that has been transferred Commercial Developer Reserved Rights or Residential Developer Reserved Rights in accordance with requirements of §514B-136 of the Condominium Property Act.

2.1       Commercial Developer’s Reservation of Easements and Other Rights.  The Commercial Developer grants and reserves the easements described in this Declaration.  This Declaration also reserves the Commercial Developer Reserved Rights and Residential Developer Reserved Rights in the Property and the Project.  All Units and their appurtenant Common Interests and all Common Elements (including the Limited Common Elements) are subject to the Commercial Developer Reserved Rights and Residential Developer Reserved Rights and to the easements granted or reserved in this Declaration or in the Bylaws.

3.             NAME OF THE CONDOMINIUM.  The name of the Project is “1555 KAPIOLANI CONDOMINIUM”.

4.             DESCRIPTION OF THE PROJECT.  At the time of recordation of this Declaration and the Condominium Map, the Project consists of two buildings, each without a basement, comprising the Commercial Developer Improvements; the one Commercial Unit C-1 (a single story loading dock building) and the other an existing six (6)-level retail/parking structure building containing the Retail/Parking Structure, elevators, elevator machine rooms a pump room and certain other improvements.  Commercial Unit C-1 and the Retail/Parking Structure are constructed principally of concrete, wood, glass and steel and together with the Land are submitted to the condominium property regime.  The Project includes 802 Commercial Limited Common Element parking stalls, 448 Residential Limited Common Element parking stalls, 22 Residential Limited Common Element parking stalls intended as Residential Guest Parking, for a total of 1,272 parking stalls including those on the street level and in the Retail/Parking Structure.

The Commercial Developer has developed the Project with the Commercial Developer Improvements which currently includes within and adjacent to the Retail/Parking Structure, certain interior commercial space comprising Commercial Unit C-2 and Commercial Unit C-3, Commercial Unit C-1, a Commercial Limited Common Element Service Dock, Commercial Limited Common Element parking areas and stalls on Garage Levels 2, 2B, 3 and part of Garage Level 4, the elevator roof structure located on Garage Level 4, two Residential Limited Common Element parking stalls on the street level of the Project and the Residential Limited Common Element parking areas and stalls on Garage Levels 4 and 5, Residential Limited Common Element areas on Garage Levels 2, 2B and 3 containing elevator and ventilation shafts, Commercial Limited Common Element parking stalls, Commercial Limited Common Elements, Residential Limited Common Element parking stalls, Residential Limited Common Elements and certain General Common Elements.  The Residential Developer will construct a residential tower consisting of 18 stories above the Commercial Developer Improvements.  The Residential Developer Improvements will be constructed within the boundaries of the Initial Residential Space which may be subdivided by the Residential Developer into multiple Residential Units, Residential Limited Common Elements and General Common Elements as provided herein.  The Common Elements consist of General Common Elements, Residential Limited Common Elements, Individual Residential Limited Common Elements, Commercial Limited Common Elements and Individual Commercial Limited Common Elements as described in Section 5.3 below and on the Condominium Map.

4.1       Street Level.  The street level will initially include the Plaza Area, Commercial Unit C-1, Commercial Unit C-2, Commercial Unit C-3, Commercial Limited Common Element Service Dock, five (5) Commercial Limited Common Element parking stalls identified as SL-D.01 and 02 and SL-E.01 through 03 on the Condominium Map, Commercial Limited Common Element garage elevators, pump room, elevator machine room, two (2) Residential Limited Common Element accessible parking stalls identified as SL-B.01 and 02 on the Condominium Map (though such stalls may be designated for Residential Guest Parking at the election of the Residential Developer), Tower Elevators 29, 30 and 31 and General Common Element rest rooms, stairs, trash areas, janitor closet, storage areas, generator, electrical and fire riser rooms, bus and trolley lanes, streets, sidewalk areas and garage ramp as shown on the Condominium Map.

4.2       Garage Levels 2, 2B, and 3.  The Commercial Limited Common Element parking areas parking stalls and drive aisles will be located on Garage Levels 2, 2B, and 3, as shown on the Condominium Map and shall contain, together with the Commercial Limited Common Element parking areas, 226 parking stalls on Level 2, 272 parking stalls on Level 2B and 270 parking stalls on Level 3.  Certain drive isles and ramps on these levels will be General Common Elements as described below and as shown on the Condominium Map.  These Garage Levels will also contain Residential Limited Common Element areas containing elevator and ventilation shafts.  On Garage Levels 2, 2B and 3, the General Common Elements drive through areas are separated from the Commercial Limited Common Elements parking and drive through areas for the purposes set forth in Section 5.4 below.

4.3       Garage Level 4.  Garage Level 4 will include Commercial Limited Common Element parking areas and twenty-nine (29) parking stalls located therein, Commercial Limited Common Element stairs and elevator structures, as well as Residential Limited Common Element parking areas, drive aisles, 213 Residential Limited Common Element parking stalls, 22 Residential Limited Common Element parking stalls designated for Residential Guest Parking, elevator and ventilation shafts as shown on the Condominium Map.  The drive through ramp from Level 3 and the Common Drive Through Area shown on the Condominium Map will be General Common Elements as described below.  The General Common Elements drive aisle (shown as a turn around area on the Condominium Map) are separated from the Residential Limited Common Elements parking and drive through areas for the purposes set forth in Section 5.4 below.

4.4       Garage Level 5.  Garage Level 5 is intended as parking areas for the Residential Units and will include Residential Limited Common Element parking areas, drive aisles and 233 Residential Limited Common Element parking stalls.  Garage Level 5 will include the Commercial Limited Common Element elevator roof structure.

4.5       Level 6 - 23.  Level 6 through 23 will be initially comprised of Residential Units R-1, R-2, R-3, R-4, R-5 and R-6, but may be developed by the Residential Developer to include a maximum of 310 Residential Units on 18 levels as well as Residential Limited Common Elements and Individual Residential Limited Common Elements; provided that in the event that the number of levels to be developed is reduced below 18, the number of Residential Units that may be constructed must also be reduced pro rata.

5.             DIVISION OF PROPERTY.  The Project is hereby divided into the following separate freehold estates:

5.1       Units.  There are hereby established in the Project, Commercial Unit C-2, Commercial Unit C-3, Commercial Unit C-1, and Residential Units R-1, R-2, R-3, R-4, R-5 and R-6 as hereinafter described and designated and shown on the Condominium Map.  Commercial Units C-2 and C-3 consist of the spaces within the perimeter and party walls, windows, doors, floors and ceiling of the respective Unit as shown on the Condominium Map.  Commercial C-1 is a detached free standing loading dock building and includes the perimeter walls, doors, floors, ceiling and all other improvements of the loading dock building. All Residential Units consist of the spaces within the upper, lower and lateral boundaries for such Units as shown on the Condominium Map and as described herein.  The Units shall be divided into Unit Classes for certain purposes provided herein and in the Bylaws.  There shall be two Unit Classes, a Residential Unit Class and a Commercial Unit Class.  All Residential Units shall be members of the Residential Unit Class and all Commercial Units shall be members of the Commercial Unit Class.

5.1.1        Types of Residential Units.  Initially there shall be only one residential unit type as described herein and shown on the Condominium Map.  Pursuant to the Residential Development Rights, but subject to Section 22 and Section 4.5 of this Declaration the Initial Residential Space and Residential Units may be subdivided and reconfigured and this Declaration may be amended from time-to-time by the Residential Developer to describe the different Residential Unit types created by the Residential Developer.

5.1.2        Types of Commercial Units.  There are two Commercial Unit types, Unit C-1 which is a commercial loading dock and Units C-2 and C-3 which are Retail Commercial Unit types.

5.1.3        Location of Units.  Each Unit is numbered and located in the manner described herein and as shown on the Condominium Map.

5.1.4        Number of Rooms/Net Living Area/Net Floor Area of Units.  Each Residential Unit as part of the Initial Residential Space will have the approximate net floor area set forth in Exhibit B attached hereto and made a part hereof.  Pursuant to the Residential Developer Reserved Rights, subject to Section 22 and Section 4.5 of this Declaration, the Residential Developer reserves the right to amend and update Exhibit B to reflect changes to the number of rooms and approximate net living area in square feet of each Residential Unit.  Each Commercial Unit will have the approximate net floor area set forth in Exhibit B.

5.1.5        Measurement of Net Living Area/Net Floor Area.  The approximate net floor areas of the Commercial Units set forth in Exhibit B are based on measurements taken from the interior surface of all perimeter walls, except that no reduction has been made to account for interior walls, ducts, vents, shafts, stairways and the like located within the perimeter walls (and/or the imaginary vertical planes where there is no perimeter wall).  The approximate net floor area of the Residential Units set forth in Exhibit B is based on measurements taken from the boundaries of the Residential Unit and calculations prior to construction and does not conform with the actual areas or dimensions of the Residential Units to be built therein.  Upon completion of the Residential Developer Improvements with the Initial Residential Space, the floor area of the Residential Units to be set forth in an amended Exhibit B shall be based on measurements taken from the interior surface of all perimeter walls, except that no reduction may be made to account for interior walls, ducts, vents, shafts, stairways and the like located within the perimeter walls.

5.1.6        Access to Common Elements.  Each of the Units shall have access to walkways, corridors, stairways and/or elevators to the extent reasonably necessary to gain access to the Unit, Common Elements and to a public street and to any other portions of the Project that serve or benefit such Unit.

5.1.7        Limitation of Commercial Unit Boundaries.  Commercial Unit C-1 shall be deemed to include all perimeter and interior walls if any whether load bearing or not, all doors, windows, window frames and partitions, floors and ceilings, and all improvements and materials constituting any part of such walls, columns, doors, door and window frames, floors and ceilings, the air space surrounded by such walls, doors, door and window frames, floors and ceilings, all fixtures (if any) installed in Unit C-1 and any pipes, shafts, wires, conduits, service lines and equipment located within Unit C-1 which exclusively serve Unit C-1 but shall not include any pipes, shafts, wires, conduits, service lines and equipment located within Unit C-1 which do not exclusively serve Unit C-1 and are deemed General Common Elements or Limited Common Elements as hereinafter provided.  Each of Commercial Unit C-2 and C-3 shall be deemed to include:  (i) all interior walls, doors, windows, window frames and partitions that are not load-bearing and that are located within the space bounded by the Unit’s perimeter walls but not the perimeter walls themselves, (ii) the interior and exterior decorated or finished surfaces of all walls, doors, door frames and window frames that are located in the Unit’s perimeter walls, (iii) the decorated or finished surfaces of all interior walls, columns, doors, door frames and window frames that are load-bearing, (iv) the interior decorated or finished surfaces of all floors and ceilings, (v) all lath, furring, wallboard, plasterboard, plaster, paneling, tiles, wallpaper, paint, finished flooring and any other materials constituting any part of the decorated or finished surfaces of such walls, columns, doors, door and window frames, floors and ceilings, (vi) the air space surrounded by such walls, doors, door and window frames, floors and ceilings, and (vii) all fixtures (if any) originally installed in the Unit.  Commercial Units C-2 and C-3 shall not be deemed to include:  (a) the perimeter (including party) walls and doors, door frames, windows and window frames located in the perimeter walls and their undecorated or unfinished surfaces, (b) the interior load-bearing walls and columns and their undecorated or unfinished surfaces, (c) any load-bearing door or window frame located in the interior load-bearing walls and their undecorated or unfinished surfaces, and (d) any pipes, shafts, wires, conduits or other utility or service lines running through such Unit, the items described in (a) through (d) above being deemed General Common Elements or Limited Common Elements as hereinafter provided.

5.1.8        Limitation of Residential Unit Boundaries Pre-Construction.  Each of Residential Units R-1 through R-6 is a three-dimensional space, the boundaries of which are described and/or shown in this Declaration and on the Condominium Map and in which the Residential Developer may construct, use and occupy apartments and other improvements.  Each of Residential Units R-1 through R-6 has immediate access to the common elements of the Project for access to Public streets. The perimeter boundaries of each of Units R-1 through R-6 are shown on the Condominium Map.  The vertical boundaries of each of Units R-1 through R-6 consist of vertical planes extending straight upward and downward from the Unit’s perimeter boundaries as shown on the Condominium Map to the upper and lower boundaries of the Unit.  The upper boundary of Unit R-1 is a horizontal plane located 12’6” above the surface of Level 6 and the upper boundary of Unit R-2 is a horizontal plane located 9’8” above the surface of Level 7 and the upper boundary of each of each of Units R-3 and R-4 is a horizontal plane located 9’7” feet above the respective Level on which the Unit will be built.  The upper boundary of Unit R-5 is a horizontal plane located 10’10” above Level 21.  The upper boundary of Unit R-6 is a horizontal plane located 10’10” above Level 22.  The upper boundary of each of Units R-1 through R-6 shall extend in all directions until it intersects with the Unit’s vertical boundaries but in no event shall the maximum elevation of the Residential Developer Improvements exceed that shown on the Condominium Map as initially recorded with this Declaration.  The lower boundary of each of Units R-1 through R-6 is a horizontal plane located on the surface of the level on which the Unit is constructed and extending in all directions until it intersects with the Unit’s vertical boundaries.  The Residential Units contain the following approximate floor areas:  Unit R-1 88,920 square feet, Unit R-2 69,265 square feet, Unit R-3 19,320 square feet, Unit R-4 238,615 square feet (18,355 square feet on each of Levels 9 through 21), Unit R-5 18,305 square feet and Unit R-6 16,805 square feet, subject to modification by the Residential Developer.  Each of Residential Units R-1 through R-6 includes all of the surface of the level on which it is or will be constructed and air spaces located within the Unit’s boundaries.  Following completion of construction of the Residential Units, all building improvements of any kind constructed by the Residential Developer, including without limitation, all foundations, footings, exterior and interior walls and partitions, roofs, ceilings, girders, beams, floor slabs, columns, supports, walkways located within the boundaries of each Unit and pipes, wires, vents, shafts, ducts, conduits or other utility or service lines or enclosed spaces for wiring, pipes, air exhaust, or air conditioning located within the Unit shall be either a part of the Residential Units or shall be Residential Limited Common elements as set forth below.  Following completion of construction of the Residential Developer Improvements, the Residential Developer shall amend this Declaration to describe the Residential Units as constructed and shall amend the Condominium Map to depict the Residential Units as built.  Except for those portions of the Residential Developer Improvements defined in such amendment to this Declaration as part of each Residential Unit, the Residential Developer Improvements shall be Residential Limited Common Elements as described below.

5.1.9        Limitation of Residential Unit Boundaries Post-Construction.    Following completion of construction of the Residential Developer Improvements, each Residential Unit shall include all of the walls and partitions which are not load-bearing and which are within its boundaries and shall include only the finished surfaces of the perimeter walls, floors and ceilings.  The respective Residential Units shall not include the undecorated or unfinished surfaces of the interior load-bearing walls or partitions, foundations, columns, girders, beams, footings, walls, floor slabs, supports, roofs and ceilings located within or at the perimeter of or surrounding such unit, all of which are part of the Residential Limited Common Elements.  Any shutters, awnings, window boxes, lanais, doorsteps, stoops, and all exterior doors and windows or other fixtures designed to serve a single Residential Unit, but are located outside the Residential Unit’s boundaries, are limited common elements appurtenant exclusively to that Residential Unit.  All lath, furring, wallboard, plasterboard, plaster, paneling, tiles, wallpaper, paint, finished flooring, and any other materials constituting any part of the finished surfaces of walls, floors, or ceilings that constitute the boundaries of the Residential Units are a part of the Residential Unit, and all other portions of the walls, floors, or ceilings, are a part of the Residential Limited Common Elements.

5.2       Common Elements.  One freehold estate is hereby designated in all remaining portions of the Project, herein called the “Common Elements”, including specifically, but not limited to:

5.2.1        The General Common Elements will include Property other than Units and Limited Common Elements and include without limitation, the following areas unless specifically designated herein or on the Condominium Map as part of a Unit or as a Limited Common Element:

A.            The street level garage trash rooms, toilets, janitor room, hallways, electrical room, HECO vault room and fire riser rooms depicted on the Condominium Map, and

B.            The street level sidewalks and walkways and stairways 20, 21, and 23 within the Commercial Developer Improvements; and

C.            The Common Drive Through Area Speed Ramp as shown on the street level Plan and the Level 2 Floor Plan of the Condominium Map, the Common Drive Through Areas between parking rows A and B and the Ramp up to Level 2 B between parking rows C and D as shown on the Level 2 Floor Plan of the Condominium Map, the Common Drive Through Areas between parking rows A and B and the Ramp up to Level 3 between parking rows C and D as shown on the Level 2 B Floor Plan of the Condominium Map, the Common Drive Through Areas between parking rows A and B and the Ramp up to Level 4 between parking rows C and D as shown on the Level 3 Floor Plan of the Condominium Map and the Common Drive Through Areas as shown on the Level 4 Floor Plan and all other areas designated as Common Drive Through Areas on the Condominium Map.

D.            Foundations, floor slabs, columns, girders, beams, supports, perimeter, party and load-bearing walls and partitions (excluding the finishes thereon) within the Commercial Developer Improvements but not within Unit C-1; and

E.             All vents, shafts, sewer lines, water lines, pipes, cables, conduits, ducts, electrical equipment, wiring and other central and appurtenant transmission facilities and installations on, above, over, under and across the Project and within the Commercial Developer Improvements to the point of their respective connections to improvements comprising a part of the Units or the Limited Common Elements appurtenant thereto, which serve Residential Units and Commercial Units, including, without limitation, those providing electricity, light, gas (if any), water; air conditioning, sewer, refuse, drainage, irrigation, telephone, and radio and television signal distribution (if any); and

F.             Any and all areas, equipment, apparatus and installations existing for common use by or for the common benefit of one or more Residential Units and one or more Commercial Units, and not designated as a Limited Common Element or a Unit to the extent designated in the Condominium Documents or the Condominium Map and not described above in this Section 5.2.1.  Notwithstanding the foregoing, the designation of any area so designated on the Condominium Map or in the Condominium Documents as General Common Elements may only be changed by the Residential Developer in accordance with the requirements of the Residential Developer Reserved Rights.

5.3       Limited Common Elements.  Certain parts of the Common Elements, herein called the “Limited Common Elements”, are hereby designated and set aside for the exclusive use of certain Units, and such Units shall have appurtenant thereto exclusive easements for the use of such Limited Common Elements as follows:

5.3.1        The Residential Limited Common Elements shall include:

A.            The Ramp Up to Level 5 and the Drive Through Areas other than the Drive Through Area designated as “Common Drive Through Area” as shown on the Level 4 Floor Plan, the Riser Shaft, 3 Storage Rooms and the Lobby on Garage Level 4 as shown on the Condominium Map.

B.            All drive aisles, floor area, the 4 Storage Rooms, Riser Shaft and Lobby on Garage Level 5 as shown on the Condominium Map.

C.            The two parking stalls designated SL-B 01 and SL-B 02 residential accessible parking stalls on the street level as shown on the Condominium Map and the street level generator room.

D.            Elevators 29, 30 31 designated “Tower Elevators” and related elevator shafts as shown on the Condominium Map.

E.             Twenty-two (22) of the Residential Limited Common Element parking stalls designated as Residential Guest Parking stalls on Exhibit C attached hereto and made a part hereof.

F.             The Plaza Area following conversion as provided in Sections 1.7.8 and 9.4.4.

G.            All portions of the Residential Developer Improvements not designated as a part of a Residential Unit, including without limitation the following:

(1)           The Roof;

(2)           All foundations, columns, girders, beams, footings, floor slabs, supports, unfinished portions of unit perimeter walls, party and load-bearing walls and partitions, the portions of the boundaries of the units described as Residential Limited Common Elements in Section 5.1.9 above, elevator cars, shafts, and doors, and related equipment, stairs and stairways, walkways, corridors, ramps, fences, entrances, entryways and exits;

(3)           All walkways, sidewalks, retaining walls, fences, gates, yard areas, and all other common ways, pool enclosure areas, all landscaping, fences, gates, walls enclosing Residential Limited Common Elements, yards and grounds;

(4)           Those portions of any pipes, cables, conduits, chutes, flues, ducts, wires, vents, shafts, other utility or service lines, sewage treatment equipment and facilities (if any), electrical equipment, electrical closets, storage rooms, communications rooms, or other central and appurtenant transmission facilities and installations over, under and across the Residential Developer Improvements, or any other fixtures, whether located partially within and partially outside the designated boundaries of a unit, which serve more than one unit;

(5)           All utility and maintenance rooms, closets and facilities, storage rooms, closets, and facilities, electrical and mechanical rooms, accessory equipment areas, trash chutes and rooms, and refuse areas;

(6)           All laundry rooms, washers, dryers, and any and all other apparatus and installations of common use and all other parts of the Residential Developer Improvements necessary or convenient to its maintenance and safety, or normally in common use;

(7)           All recreational facilities and other amenities of the Project that are not part of any Unit, including, but not limited to swimming pools, recreation areas, restrooms, outdoor showers, fitness areas and all other amenities located on a recreation deck, all as more particularly to be shown on the amended Condominium Map;

(8)           Any and all decorative elements added by or on behalf of the Residential Developer to the exterior of the Retail/Parking Structure, including without limitation, any louvers, metal panels, glass curtain wall, glass and fixtures.

H.            All other parts of the Residential Developer Improvements that are not part of any Unit.

5.3.2        The Individual Residential Limited Common Elements shall include the following:

A.            Each of the parking stalls identified on Exhibit C hereto as a Residential Limited Common Element and as shown on the Condominium Map.  Each of these parking stalls may be subsequently designated appurtenant to any Residential Unit formed by the subdivision and reconfiguration of the Initial Residential Space and Residential Units pursuant to the Residential Developer Reserved Rights.

B.            Any shutters, awnings, window boxes, doorsteps, stoops, porches, balconies, lanais, patios, and all exterior doors and windows or other fixtures designed to serve a single Residential Unit, but are located outside the Residential Unit’s boundaries, are Individual Residential Limited Common Elements appurtenant to such Residential Unit.

C.            If any chute, flue, duct, wire, conduit, or any other fixture lies partially within and partially outside the designated boundaries of a Residential Unit, any portion thereof serving only that Residential Unit is an Individual Residential Limited Common Element appurtenant to that Unit, and any portion thereof serving more than one Residential Unit or any portion of the Residential Limited Common Elements is a part of the Residential Limited Common Elements.

5.3.3        The Commercial Limited Common Elements shall include:

A.            All portions of the Commercial Developer Improvements other than those designated as a Unit, Residential Limited Common Element or General Common Elements.

B.            The exterior surface of the walls of the Retail Parking Structure on the street level and Garage Levels 2, 2B, 3 and those portions of the exterior walls of the Retail Parking Structure on Garage Level 4 which are adjacent to the Commercial Limited Common Element parking stalls on Garage Level 4.

C.            The area marked as Storage on the Condominium Map located on the street level of the Project.

D.            The Commercial Drive Through Areas between parking rows E and F and between parking rows G and H and between parking rows J and K as shown on the Level 2 Floor Plan of the Condominium Map, the Commercial Drive Through Areas between parking rows E and F, between parking rows G and H, between parking rows J and G, F, E and D; and between parking rows K and G, F, E and D as shown on the Level 2 B Floor Plan of the Condominium Map, the Commercial Drive Through Areas between parking rows E and F and between parking rows G and H as shown on the Level 3 Floor Plan of the Condominium Map and all other areas designated as Commercial Drive Through Areas on the Condominium Map.

E.             Each of the parking stalls identified on Exhibit C hereto as a Commercial Limited Common Element and as shown on the Condominium Map.

F.             Any signage or other items attached to such Commercial Limited Common Elements, including, but not limited to, the “Nordstrom” blade sign attached to the Retail Parking Structure.

G.            The Storefront/Outdoor Seating Areas adjacent to the Commercial Retail Units which are also shown on the Condominium Map.

H.            The Pump Room, Elevator Machine Room, Elevators designated as Garage Elevators, Elev 26 and Elev 27, the area designated as Nordstrom Entry Sidewalk and Stair S 22 on the Condominium Map.  The Garage Elevators currently service Level 4 but may not service Level 4 in the future.

I.              The storage area adjacent to Elevators 29, 30 and 31 on Garage Levels 2, 2B and 3.

J.             The Service Dock and the adjacent storage area beneath the Common Drive Through Area Speed Ramp, the bus and trolley lanes and adjacent drive aisles as shown on the Condominium Map.

K.            The Plaza Area until the conversion as provided in Sections 1.78 and  9.4.4.

5.3.4        The Individual Commercial Limited Common Elements include any doorsteps, stoops, patios, and all exterior doors and windows or other fixtures designed to serve a single Commercial Unit, whether located outside or within the Commercial Unit’s boundaries, are Individual Commercial Limited Common Elements appurtenant to such Commercial Unit.

5.3.5        If any chute, flue, duct, wire, conduit, or any other fixture lies partially within and partially outside the designated boundaries of a Commercial Unit, any portion thereof serving only that Commercial Unit is an Individual Commercial Limited Common Element appurtenant to that Commercial Unit, and any portion thereof serving more than one Commercial Unit or any portion of the Commercial Limited Common Elements is a part of the Commercial Limited Common Elements.

5.4       Parking and Drive Through Areas.  The General Common Element drive through areas are intended for general use by all Unit Owners, their guests, invitees and tenants and by the general public accessing the Commercial Units, Lot 73 and adjacent properties.  The Commercial Limited Common Element parking and drive through areas are intended for use by the general public accessing the Commercial Units, Lot 73 and adjacent properties.  The Residential Limited Common Element parking and drive through areas are intended for use only by the Residential Unit Owners, their guests, invitees and tenants.  The separation of each of the General Common Element drive through areas, the Commercial Limited Common Element parking and drive through areas and the Residential Limited Common Element parking and drive through areas are shown on the Condominium Map and more particularly described above.

6.             COMMON INTEREST; ALTERNATIVE ALLOCATION; CLASS COMMON INTEREST.  Attached to and made part of this Declaration as Exhibit B is a list of the Units, the Class Common Interest and the Common Interest of each Unit.  The votes appurtenant to each Unit are also set forth on Exhibit B hereto.  The Commercial Developer, as owner of the Commercial Units may from time-to-time, by amendment to this Declaration, adjust the Commercial Class Common Interest assigned to a Commercial Unit so long as the total Commercial Class Common Interest aggregates to 100%.  The Residential Developer, as owner of the Residential Units may from time-to-time, by amendment to this Declaration, adjust the Residential Class Common Interest assigned to a Residential Unit owned by the Residential Developer so long as the total Residential Class Common Interest aggregates to 100%.  All Owners of Units in a Unit Class shall have the right to vote each Owner’s Class Common Interest with respect to matters requiring voting by a Unit Class and each Unit in a Unit Class shall be allocated and their respective Owners shall be responsible for such allocated proportionate share of all Class Common Expenses of the Project as provided in Section 12.

7.             EASEMENTS.  In addition to any (a) easements and access rights described in Exhibit A, (b) the exclusive easements herein designated in the Limited Common Elements, and (c) any reserved easements provided for in Section 7.9 below, the Units and Common Elements shall also have and be subject to the following easements:

7.1       Easements for Access and Support.  Each Unit shall have appurtenant thereto non-exclusive easements in the Common Elements designed for such purposes for ingress to, egress from, utility services for and support, maintenance and repair of such Unit and its Limited Common Elements, in the other Common Elements for use according to their respective purposes, subject always to the exclusive or limited use of the Limited Common Elements, if any, as herein provided, and in all other Units of the building(s) for support.

7.1.1        Each Commercial Unit shall have an appurtenant easement for the benefit of its owners, representatives, agents, employees, vendors, licensee, customers and invitees, to use the Limited Common Elements appurtenant to their Unit, for their intended purposes, for access to the parking serving their Commercial Unit, for access from public streets or sidewalks, for delivery purposes to Commercial Units and for all other purposes reasonably necessary for the conduct of business operations of the Commercial Units.  Portions of the Commercial Limited Common Element parking areas and General Common Elements will be used by the general public, during certain times and by the occupants of the building on Lot 73 (which is currently occupied by Nordstrom Department Store) and its (their) employees, customers, licensees and invitees.  In addition, the Outside Plaza Area will be used by the occupants of the building on Lot 73 and its (their) employees, customers, licensees and invitees and by the general public.

7.1.2        Each Residential Unit shall have an appurtenant easement for the benefit of its owners, tenants and invitees, to use the General Common Elements, for their intended purposes and for access to the parking serving their Residential Unit, for access from public streets or sidewalks and for all other purposes reasonably necessary for the use of the Residential Units.

7.2       Easement for Encroachments.  If any part of the Common Elements now or hereafter encroaches upon any Unit or Limited Common Element or if any Unit or Limited Common Element now or hereafter encroaches upon any other Unit or upon any portion of the Common Elements, then a valid easement for such encroachment and the maintenance thereof shall and does exist for so long as such encroachment continues.  In the event any building(s) of the Project shall be partially or totally destroyed and then rebuilt or in the event of any shifting, settlement or movement of any portion of the Project, minor encroachments of any parts of the Common Elements or Units or Limited Common Elements due to such construction, shifting, settlement or movement shall be permitted and valid easements for such encroachments and the maintenance thereof shall and do exist for so long as such encroachments exist.

7.3       Association’s Easement for Access.  Subject to Section 7.10 below, the Association shall have the right, to be exercised by its Board of Directors or Managing Agent, to enter any Unit and/or Limited Common Elements from time-to-time during reasonable hours as may be necessary for the operation of the Project or for the inspection, repair, painting, resurfacing, maintenance, installation or replacement of any Common Elements, or at any time for making emergency repairs therein required to prevent damage to any Unit or Common Element or injury to any person.

7.4       Residential Developer’s Easement for Sales Activities.  The Residential Developer and its Representatives, licensees, and invitees have a right and an easement to conduct extensive sales activities on the Residential Limited Common Elements appurtenant to Units owned and/or leased by the Residential Developer and from any Unit owned and/or leased by the Residential Developer.  This right includes, but it is not limited to, (a) the right to permit purchasers and prospective purchasers and their family members and guests, to come onto the Project through the Common Elements intended for access to and from any nearby roads, streets or highways; (b) the right to permit purchasers and prospective purchasers to park motor vehicles in any guest stall or Individual Residential Limited Common Element appurtenant to any Residential Units owned by the Residential Developer or in other areas as may be permitted by the Commercial Developer in its reasonable discretion; (c) the right to show the Project (including, but not limited to, model Units) to purchasers and prospective purchasers (who will have a right of ingress and egress for these purposes); (d) the right to use Units owned by the Residential Developer as model Residential Units, sales, management, and/or administrative offices; and (e) the right to use banners, signs or other extensive sales displays and activities at the Project to the extent provided in Section 9.3.4.  This easement applies to activities conducted in connection with the initial sale and/or any resale of any Residential Unit in the Project.  Each Interested Person understands, acknowledges and accepts that the easements provided in this Section 7.4, and their use, may result in increased traffic, noise, and related inconveniences.  Each Interested Person, waives, releases and discharges any rights, claims or actions such person may have, now or in the future, against the Residential Developer and its Representatives, licensees, invitees, successors and assigns and arising from or with respect to the exercise of this easement.

7.5       Developer Easements for Access.  The Commercial Developer and the Residential Developer and their Representatives, licensees, invitees (including any governmental officials that each may invite), successors and assigns, have an easement over, under and upon the Project, including the Common Elements, and any Unit, as may be reasonably necessary or convenient to complete any improvements and to correct any defects and other punchlist items in the Common Elements or any Unit, provided that such access over the Commercial Developer Improvements by or on behalf of the Residential Developer may only be exercised in accordance with the Residential Developer Reserved Rights.

7.6       Developer Easements for Noise, Dust, Etc.  The Commercial Developer and the Residential Developer and their invitees, have an easement over, under and upon the Project and all of its parts, to create and cause noise, dust, soot, smoke, odors, surface water runoff, vibrations, and other nuisances or hazards in connection with (a) the exercise of the easements it has under this Section 7, (b) the exercise of any or all their respective rights described elsewhere in this Declaration, or (c) the development of the Project.  Each Interested Person (i) understands, acknowledges and accepts that these activities may result in noise, dust, soot, smoke, odors, surface water runoff, vibrations and other nuisances and hazards, (ii) consents to this activity, and (iii) waives, releases and discharges any rights, claims or actions that he or she may have, now or in the future, against the Commercial Developer and/or the Residential Developer and their respective Representatives, licensees, invitees, successors and assigns with respect to the exercise of their rights under this Section 7.  Each Interested Person assumes the risk any property damage, personal injury or loss in property value arising from these activities.  The rights of the Residential Developer under this Section 7 are part of the Residential Developer’s Reserved Rights under this Declaration.  The rights of the Commercial Developer under this Section 7 are part of the Commercial Developer’s Reserved Rights under this Declaration.

7.7       Developer Control Period.  In accordance with Section 514B-106(d) of the Condominium Property Act, the Commercial Developer and the Residential Developer or their respective designees shall have the following unilateral rights: The Commercial Developer shall have the right during the Developer Control Period to appoint and remove all of the Commercial Unit Class Directors of Association’s Board of Directors and the Residential Developer shall have the right during the Developer Control Period defined below to appoint and remove all of the officers and the Residential Unit Class Directors of the Association’s Board of Directors.  The “Developer Control Period” shall commence with the first meeting of the Association and will terminate upon the earlier of:  (a) sixty (60) days after conveyance of seventy-five percent (75%) of the Common Interests appurtenant to Units to Owners other than the Commercial Developer, Residential Developer or an affiliate of the Commercial Developer or Residential Developer, (b) two (2) years after the Residential Developer has ceased to offer Residential Units in the ordinary course of business or (c) the day the Residential Developer, after giving written notice to the Unit Owners, records an instrument voluntarily surrendering its powers under this Section 7.7.

7.8       Grant of Additional Easements and Modification of Easements by the Association.

7.8.1        Easements Through Common Elements.  The Association has the right, exercisable by the Board, to designate, grant, lease, convey, transfer, cancel, relocate and otherwise deal with any easements over, under, across, or through the Common Elements for any reasonable purpose, which may include, but will not be limited to, (i) those purposes necessary to the operation, care, upkeep, maintenance or repair of any Unit, the Common Elements or any Limited Common Element, or (ii) any easements for utilities or for any public purpose including for example, pedestrian walkways, stairs, ramps, or other passageways, or restroom facilities.  The Association must have the written consent of each affected Commercial Unit Owner before it can exercise this right within any Commercial Limited Common Elements or Individual Commercial Limited Common Elements and during the Development Period, the Association must have the written consent of the Commercial Developer before it can exercise this right.

7.8.2        Easements Through Adjacent Lands.  The Association has the right, exercisable by the Board, to transfer, cancel, relocate and otherwise deal with any easement or license in favor of the land or the Project, for any reasonable purpose.  This includes, for example, any of the purposes mentioned in Section 7.9.1.  During the Development Period, the Association must have the written consent of the Commercial Developer before it can exercise this right, such consent not to be unreasonably withheld, conditioned or delayed.  The Board may also exercise these rights without the consent of the Commercial Developer if the owner of property that is subject to an easement in favor of the Land or the Project uses any right he or she has to require a change in the location of that easement.

7.9       Grant of Additional Easements and Modification of Easements by the Commercial Developer or Residential Developer.  The Commercial Developer and Residential Developer hereby reserve, as additional Commercial Developer Reserved Rights and Residential Developer Reserved Rights, the following rights:

7.9.1        Easements Through Common Elements.  The Commercial Developer and Residential Developer reserve the right to designate, grant, convey, transfer, cancel, relocate and otherwise deal with any easements over, under, across or through the Common Elements as necessary or convenient to the exercise of any of their reserved rights, or for any reasonable purpose, which may include, but will not be limited to:

(1)           Any purpose necessary to the operation, care, upkeep, maintenance or repair of any Unit, the Common Elements or any Limited Common Element; or

(2)           Any easements for sewer purposes, utilities or for any public purpose including for example pedestrian walkways, bus stops, stairs, ramps, paths, trails, bikeways, or other passageways, reinterment sites or restroom facilities.

Notwithstanding the foregoing, the exercise of such rights by the Residential Developer shall require the consent of the Commercial Developer, such consent not to be unreasonably withheld, conditioned or delayed.

7.9.2        Easements Through Adjacent Lands.  The Commercial Developer also reserves the right to transfer, cancel, relocate and otherwise deal with any easement or license in favor of the Land or the Project for any reasonable purpose which may include, but will not be limited to, any of the same purposes set forth above in Section 7.9.1, or for the reason that any owner of property that is subject to an easement in favor of the Land or the Project uses any right it has to require a change in the location of that easement.

7.10     Access to Commercial Units.  Each Owner of a Commercial Unit grants a reasonable right of access to its Commercial Unit or portion thereof to the Board of Directors, the Managing Agent and any other persons authorized by the Board or the Managing Agent, to allow for the exercise of their respective rights, powers and responsibilities including, without limitation, (i) making inspections, (ii) correcting any condition originating in the Commercial Unit or Common Element to which access is obtained through the Commercial Unit and threatening the Project, and (iii) subject to Section 23 of this Declaration, performing installations, alterations or repairs to the Common Elements.  Any exercise of the rights of access pursuant to this Section within a Commercial Retail Unit shall be made after a prior request for entry is made and any such entry shall be made at a time reasonably convenient to such Commercial Unit Owner, its tenants or occupants (and subject to the terms of the applicable lease or occupancy agreement), which may be before or after the customary business hours of the Commercial Unit Owner, its tenants or licensees, and, if requested by the Commercial Unit Owner, in the company of a representative of such Commercial Unit Owner.  In all events, any such entry shall be exercised in a commercially reasonable manner so as to minimize inconvenience or disruption to the activities being conducted in the Commercial Retail Unit.  Except for areas within a Commercial Retail Unit that are designated as “Restricted Areas” by written notice from the Commercial Unit Owner to the Board of Directors, in case of an Emergency (as defined below), such right of entry shall be immediate, whether or not a representative of the Commercial Unit Owner is present or a prior request was made.  An “Emergency” is defined as any occurrence or situation where, if immediate remedial action is not undertaken, substantial damage to the physical structure of the Project, to a Unit, or to personal property located therein, or injury or death to individual persons within the Project, is likely to result.  Restricted Areas may not be accessed at any time unless a representative of the respective Commercial Unit Owner is present or the Commercial Unit Owner has otherwise consented to such access.  Examples of “Restricted Areas” may include jewelry stores, bank vaults, cash handling areas, inventory storage and display areas and similar areas containing property to which access must be reasonably limited for purposes of loss prevention, inventory control, confidentiality, or compliance with legal requirements.  Any Commercial Unit Owner that designates any Restricted Areas shall provide the Board of Directors with the name(s), phone number(s), and e-mail address(es) of one or more agents or representatives who can readily be contacted in the event access to a Restricted Area is required.

7.11     Utility Access.  There is hereby reserved to the Unit Owners, subject to Section 23 of this Declaration, for the benefit of the Units, perpetual blanket easements and rights of passage on, through, over, under and across all of the Common Elements for ingress, egress, installation, construction, inspection, replacement, repair, removal, maintenance and use of all public and/or private utilities serving and/or benefiting all or any portion of the Units, including, but not limited to, power, water, sewer, gas (if any), light, electric, microwave, drainage, television (including, without limitation, cable and satellite), telephone, internet, broadband, and other communication lines, life safety and security systems, and storm drains, and further including the right to connect to and use any such utilities which may exist or may hereafter be located within the Project from time-to-time.  The Unit Owner seeking access to such utilities pursuant to this subsection shall be responsible for restoring the areas through which access was obtained to the condition existing immediately prior to such access and shall be responsible for all costs associated with such access and restoration.

7.12     Emergency Ingress and Egress  To the extent emergency means of ingress and egress are not otherwise available then the General Common Elements, the Commercial Limited Common Elements and Residential Limited Common Elements shall be subject to an easement for the benefit of the Unit Owners for emergency ingress and egress to and from their respective Units.

7.13     Community Systems and Telecommunications Easements.  There is reserved to the Residential Developer, its agents, employees, personnel or licensees and its successors and assigns, a perpetual, right and easement over the Project to install and operate, or provide for the installation and operation of, such central telecommunication receiving and distribution systems and services (e.g., cable television, high speed data/Internet/intranet services, cellular telephone, satellite television, and security monitoring) and related components, including associated infrastructure, equipment, hardware, and software (collectively, “Community Systems”) as the Residential Developer, in its discretion, deems appropriate to serve all or any portion of the Residential Developer Improvements, provided that such easement shall not be exercised over any of the Commercial Developer Improvements without the consent of the Commercial Developer, such consent not to be unreasonably withheld, conditioned or delayed.  Such right shall include, without limitation, the Residential Developer’s right to select and contract with companies licensed to provide telecommunications, cable television, and other Community Systems services in the region, to receive compensation from any source related to the rights set forth in this Section, and to and to grant easements for such purpose, all upon such terms and conditions as such Residential Developer may determine in its discretion.

7.14     Façade Signage; Residential Developer Signage.

7.14.1      Each Commercial Unit Owner shall have an exclusive right for the benefit of its Commercial Unit for the installation, maintenance, repair and replacement (from time-to-time) of signs and other displays on the exterior façade of the Retail/Parking Structure (individually, a “Façade Sign” and collectively, the “Façade Signs”), in a size and location as permitted by and subject to any zoning laws or other governmental requirements.  The Façade Signs shall be consistent with first class regional shopping center standards.  The

Façade Sign that is affixed to the Retail/Parking Structure at the time of recordation of this Declaration, including its electrical connections (the “Existing Façade Sign”) is a Commercial Limited Common Element and shall be permitted to remain so long as it complies with all governmental requirements, provided that all other Façade Signs shall be subject to any requirements and limitations established by the Commercial Developer with respect to all aspects of Façade Signs (including, without limitation, the plans, specifications, and method of affixing the Façade Signs to the building and extending electrical service thereto, if applicable) and shall be subject to the Commercial Developer’s prior approval.  All Façade Signs, to the extent not required to be insured by the Association, shall be insured at the exclusive cost of the Commercial Unit Owner installing such signage, unless insured by the occupant of a Commercial Unit pursuant to the terms of the lease or other occupancy agreement.  Any Commercial Unit Owner who exercises its right to install the Façade Sign pursuant to this Section shall be solely responsible for the lighting, installation, maintenance and replacement of its Façade Sign, and liable for the costs and repair of any damage to the Project proximately caused by such installation, maintenance and replacement.  Upon such time that the Commercial Developer shall assign such duty in writing to one or more Commercial Unit Class Directors, the Commercial Unit Class Director(s) may establish and administer any comprehensive sign criteria and shall assume all duties of the Commercial Developer relating to Façade Signs other than the Existing Façade Sign including, without limitation, approval thereof.  The Owner of a Commercial Unit shall have the right to assign all or any portion of its rights regarding Façade Signs to its tenants or subtenants.

7.14.2      The Residential Developer shall have an exclusive right for the benefit of the Residential Developer Improvements for the installation, maintenance, repair and replacement (from time-to-time) of directional signage within the street level of the Project, identity signage on Kapiolani Boulevard and canopy signage, all of which shall be in a size and location as permitted with the consent of the Commercial Developer, such consent not to be unreasonably withheld, conditioned or delayed and subject to any zoning laws or other governmental requirements.  Such residential signage shall be subject to all commercially reasonable requirements and limitations established by the Commercial Developer with respect to all aspects of Residential Signage, including, without limitation, the plans, specifications, and method of affixing the signage and extending electrical service thereto, if applicable.  Until such time that the Residential Developer shall provide notice that all Unit Owners shall be obligated for the payment of Common Expenses as set forth in Section 8.4.A of the Bylaws, the Residential Developer shall be responsible for lighting, installation, maintenance and replacement of such residential signage as well as costs to repair of any damage to the Project proximately caused by such installation, maintenance and replacement and after such notice, the Residential Unit Class Directors shall be responsible for administering the such obligations and assessing the costs thereof as a Residential Unit Class Expense.  Upon such time that the Commercial Developer shall assign in writing all or any portion of the duties under this Section 7.14.2 to one or more Commercial Unit Class Directors, the Commercial Unit Class Director(s) may establish and administer any residential sign criteria and shall assume all duties of the Commercial Developer relating to including, without limitation, approval thereof.

7.15     Service Dock.  The Commercial Unit Class Directors shall make the Commercial Limited Common Element Service Dock available for use from time-to-time by the Residential Unit Owners, subject to reasonable rules and restrictions that may be promulgated by the Commercial Unit Class Directors from time-to-time.  In no event shall any party be permitted to utilize the Service Dock in a manner that unreasonably or materially interferes with the use or operation of any Commercial Unit or any business located therein.  The Commercial Unit Owners shall have the right to remove or arrange for the removal of any property left within the Service Dock which unreasonably or materially interferes with the use or operation of the Commercial Unit or the business located therein at the sole expense and risk of the owner of such removed property.

7.16     Easements for Residential Developer Improvements.

7.16.1      There is hereby reserved to the Residential Developer, for the benefit of the Initial Residential Space and the Residential Units and Residential Limited Common Elements, perpetual blanket easements and rights of passage on, through, over, under and across portions of the Property reasonably required and intended for ingress, egress, installation, construction, inspection, replacement, repair, removal, maintenance and use of all public and/or private utilities serving and/or benefiting all or any portion of the Residential Developer Improvements, including, but not limited to, water, sewer, gas (if any), electric, microwave, drainage, television (including, without limitation, cable and satellite), telephones, storm drains and storm water management and detention facilities and further including the right to connect to and use any such utilities which may exist or may hereafter be located upon the Property from time-to-time, all subject, however, to Section 23 of this Declaration.  Connections to utilities shall be made at the points most convenient or necessary, provided that such connections shall not cause any of the utilities to be burdened beyond their capacity and all such utilities serving the Residential Units or Residential Limited Common Elements shall be separately metered from the Commercial Units and Commercial Limited Common Elements and the General Common Elements to the extent such separate metering may be installed on a commercially reasonable basis.  The Residential Developer when accessing such utilities pursuant to this subsection shall be responsible for restoring the areas through which access was obtained to the condition existing immediately prior to such access and shall be responsible for all costs associated with such access and restoration.

7.16.2      In addition to the easements described in Section 7.16.1 above, a new sewer line and upgraded pump station will be located in the vicinity of the Property and are required for the development and operation of the Residential Developer Improvements (the “Sewer Upgrade”).  It is anticipated that the sewer line shall be located within an easement (the “Sewer Upgrade Easement”) to be granted by the owner of the Ala Moana Shopping Center (the “Grantor”) for the benefit of the Property.  The Commercial Developer hereby reserves the right, on behalf of and for the use and benefit of the Association, but without the joinder or consent of the Association, any Unit Owner, Unit purchaser, lienholder or other person, to accept, acquire, transfer, cancel, relocate and otherwise deal with any exclusive or nonexclusive right, license, easement or other entitlement over, under, across or through any lands adjacent to or in the vicinity of the Property for any reasonable purpose, including without limitation the Sewer Upgrade Easement.  Upon acceptance of such easement or other rights, including without limitation rights in and to and obligations in connection with the Sewer Upgrade, such rights shall become subject to this Declaration and shall be a Common Element.  The Residential Developer shall install the Sewer Upgrade and connect the same to the Project at its sole cost and expense.  The Grantor (for a portion of the existing improvements at Ala Moana Shopping Center and new improvements) shall have the right to tap into and use the Sewer Upgrade.  Following installation of the Sewer Upgrade and connections, the Association’s share of the costs of usage, maintenance, replacement, and repair of the Sewer Upgrade as shall be set forth in the Sewer Upgrade Easement, shall be a Common Expense subject to an Alternative Allocation which is an equitable allocation based on the Commercial Developer’s engineering consultant’s 2005 engineering flow estimates for sanitary  and domestic water service used in calculating requirements for  plumbing system permits for the planned Residential Developer Improvements and the Commercial Developer  Improvements.  After Completion of Construction of the Residential Developer Improvements, the Residential Developer, at its cost and expense, shall cause a licensed engineer to recalculate flow estimates based upon the as built Residential Developer Improvements and the allocation shall be readjusted based upon such revised estimate, provided, however, if the usage of the Sewer Upgrade is separately metered for the Commercial Units and the Residential Units, or otherwise separately billed by the billing authority, then the cost of usage shall be allocated by usage as measured by the separate meters or pursuant to the separate billing by the billing authority and such recalculation of flow estimates shall not be necessary.  If the usage is not separately metered or separately billed then the cost of usage shall be an Alternative Allocation as set forth above for the costs of usage, maintenance, replacement and repair of the Sewer Upgrade.

7.16.3      There is further reserved unto the Commercial Developer the right to unilaterally grant specific easements, both temporary and permanent, to the Residential Developer over any part of the Property as may be necessary or desirable for the Residential Developer to commence, complete, maintain, repair and replace the Residential Developer Improvements which additional easements and other agreements need not be consented to or joined in by any party having an interest in the Property; provided, however, that if requested by the Commercial Developer, any party having an interest in the Property shall promptly join in and execute such confirmatory easements and other agreements.  The Residential Developer and the Commercial Developer may execute such further assurances as may be necessary or desirable to give further evidence of the easements granted by or pursuant to this Section 7.16.3, including the granting of specific easements described by metes and bounds.

7.16.4      Any and all work performed in connection with the easements granted by this Section 7.16 shall be performed at the sole risk and expense of the Residential Developer in a manner that complies with all applicable governmental laws, rules, orders and regulations and that does not unreasonably interfere with the use, enjoyment and development of the Commercial Improvements, Lot 73, the adjacent Ala Moana Shopping Center and that portion of the Property upon which the work is being performed.  Subject to Section 14.10 below, any and all damage caused by or in connection with the performance of such work shall be promptly repaired by and at the cost of the Residential Developer.  Subject to Section 14.10 below, in the event that any liability, loss or damage is caused by the Residential Developer as a result of the exercise of the easement rights granted by this Section 7.16,  Residential Developer shall and hereby agrees to indemnify, defend and hold the Commercial Developer and each Commercial Unit Owner and occupant harmless from any and all such liability, loss or damage.

7.16.5      The Residential Developer shall have all rights and privileges reasonably necessary to the exercise of such easements granted by or pursuant to this Section 7.16 provided, however, that the Residential Developer shall take reasonable steps to minimize any damage to any portion of the Property or inconvenience to the other Unit Owners as a result of its exercise of such rights and privileges.  Subject to Section 14.10 below, if there is any material damage or alteration to any portion of the Property as a result of a Residential Developer’s exercise of the easements established by or pursuant to this Section 7.16, the Residential Developer shall restore such Property to its condition that existed immediately prior to the exercise of such easements.  The Residential Developer’s exercise of such easements shall not unreasonably interfere with the use and enjoyment of the Property by other Unit Owners and shall occur only during reasonable hours.  Subject to Section 14.10 below, the Residential Developer, on its own behalf and on behalf of its successors and assigns, hereby agrees to defend, indemnify and hold harmless the Commercial Unit Owners, the Association and the Commercial Developer, and their respective successors and assigns, from and against any loss, claims, liability, or damage (including attorneys’ fees and court costs) arising out of or resulting from the Residential Developer’s exercise of the easements established by or pursuant to this Section 7.16.5.

7.17     Consent of Other Persons.  The Commercial Developer and Residential Developer may exercise the rights reserved to them in this Section 7 without the consent or joinder of anyone else, provided that the exercise of the rights reserved to the Residential Developer (with the exception of the rights set forth in Section 7.16.2) shall not be exercised without the consent of the Commercial Developer pursuant to Section 22 below, such consent not to be unreasonably, withheld, conditioned, or delayed.

7.18     No Dedication.  The Commercial Developer shall have the right, from time to time to temporarily close off any portion of the Common Elements open to the general public to prevent a dedication, provided that an advance notice of such closure is provided to the Association.

8.             ALTERATION AND TRANSFER OF INTERESTS.  Except as otherwise expressly provided in this Declaration, the Common Interest, Class Common Interest, Alternative Allocation and easements appurtenant to each Unit (a) shall have a permanent character, (b) shall not be altered without the consent of all owners of Units affected thereby as expressed in an amendment to this Declaration duly recorded, which amendment shall contain the consent thereto by the holders of any first mortgage on such Units, as shown in the Association’s record of ownership, or who have given the Board notice of their interest through the Secretary of the Association or the Managing Agent, (c) shall not be separated from such Unit, and (d) shall be deemed to be conveyed or encumbered with such Unit even though not expressly mentioned or described in the conveyance or other instrument.  Except as otherwise expressly provided in this Declaration, the Common Elements shall remain undivided, and no right shall exist to partition or divide any part thereof, except as provided by the Condominium Property Act.

9.             PURPOSES AND USE.

9.1       Units.  The Units may be occupied and used as follows:

9.1.1        Residential Units.  Residential Units and their appurtenant Limited Common Elements shall be used by the Residential Developer for construction of the Residential Developer Improvements and thereafter for residential purposes exclusively, except that a home-based business may be maintained within a Residential Unit, provided that (i) such maintenance and use is limited to the person actually residing in the Residential Unit; (ii) no employees or staff other than a person actually residing in the Residential Unit are utilized; (iii) no clients or customers of such business visit the Residential Unit; (iv) the number of persons, other than clients or customers, that shall visit such business and the frequency of such visits shall be kept to a reasonable minimum, as determined in the sole discretion of the Board of Directors; (v) such maintenance and use is in strict conformity with the provisions of any applicable law (including zoning law), ordinance or regulation; (vi) the person utilizing such office maintains a principal place of business other than the Residential Unit; (vii) such business uses no equipment or process that creates noise, vibration, glare, fumes, odors, or electrical or electronic interference detectable by neighbors and does not cause an increase of Common Expenses that can be solely and directly attributable to the business; (viii) such business does not involve the use, storage or disposal of any materials that the State of Hawaii or any governing body with jurisdiction over the Property designates as hazardous material; and (ix) the Residential Unit Owner has provided the Board of Directors thirty (30) days prior written notice of their intent to operate such home-based business.  Notwithstanding the foregoing, the Residential Unit Class Directors shall have the authority, but not the obligation, to permit a home based business to be maintained within a Residential Unit which does not meet one or more of the requirements set forth above, which permission may be withdrawn at any time in the sole discretion of the Residential Unit Class Directors.  Nothing contained in this Section 9.1.1, shall be construed to prohibit the Residential Developer from the use of any Residential Unit for promotional or display purposes, as a “model home”, as a sales and/or construction office, or for any other lawful purpose for this Project.

9.1.2        Occupancy limitation for Residential Units.  No Residential Unit shall be occupied by a total number of persons which exceeds nine (9) persons, but in no event more than three (3) persons per bedroom. Any studio Residential Unit shall be deemed to contain a single bedroom.   This occupancy limitation shall not apply to or restrict the owner of any such Residential Unit from hosting a larger group of invited guests or visitors in such Residential Unit.

9.1.3        Commercial Units.  Subject to the provisions set forth in Section 9.3 below, the Commercial Units (and all Commercial Units into which said Commercial Units may be divided pursuant to this Declaration) shall be operated and used only for commercial purposes or uses, which shall be deemed to include all non-residential uses permitted in BMX-3 business mixed use districts under the Land Use Ordinance of the City and County of Honolulu, as amended from time-to-time.  All uses within the Commercial Retail Units shall be consistent with tenants within the Ala Moana Shopping Center or high end mixed—use residential condominiums which are similar to the Project.

9.1.4        The Owner of any Commercial Unit may contract with various providers of goods and services, such as food and beverage operators, retail stores and other vendors, to provide goods and services at the Project.  The Owner of a Commercial Unit may retain any compensation paid to the Owner in return for permitting a vendor to use space at the Project, whether that space is inside the Owner’s Unit or its Limited Common Elements.

9.1.5        Any amendment to this Section 9.1, and any other amendment to the Declaration or any other Condominium Document that would limit or interfere in any way with the use of a Commercial Unit or its Limited Common Elements in accordance with Section 9, or with access to or from the Commercial Unit or its Limited Common Elements, shall require and will not be effective without the prior written consent of the Owner of the affected Commercial Unit.

9.1.6        Right to Sell, Lease or Rent.  The Unit Owners have the absolute right to sell, lease, rent or otherwise transfer their own Units, subject to these restrictions and also subject to all other provisions of this Declaration and the Bylaws.

9.1.7        Association’s Use.  Except for any rights to use expressly reserved to the benefit of the Commercial Developer, Residential Developer or the Commercial Unit Owners under this Declaration, nothing in this Section 9 or otherwise contained in the Declaration is intended to limit or restrict the Association’s right to use the General Common Elements, Residential Limited Common Elements or any Unit owned or leased by the Association for the benefit of the members of the Association to the full extent permitted by the applicable zoning ordinance.

9.2       Use of the Common Elements.  Each Unit Owner and occupant of a Unit may use the General Common Elements in accordance with the purposes for which they were intended without hindering or encroaching upon the lawful rights of the other Unit Owners, subject to the right of the Unit Owners, as may be provided herein, to amend the Declaration to change the permitted uses of the General Common Elements or to implement such changes without amending the Declaration as expressly permitted by the Condominium Property Act and subject to the right of the Board to lease or otherwise use for the benefit of the Association certain General Common Elements as expressly permitted by the Condominium Property Act.  No such lease, use or change in use may be made before the Development Period ends without the written consent of the Commercial Developer.

9.3       Limits on use of the Units and Common Elements.  In order to provide for the congenial occupancy of the Condominium and for the protection of the values of the Units, the use of the Project shall be restricted to and shall be in accordance with the following provisions:

9.3.1        Nothing shall be done or kept in any Residential Unit or in the General Common Elements, or the Limited Common Elements appurtenant to one or more Residential Units which will increase the rate of insurance for the Condominium without the prior written consent of the Board of Directors in which case such increase in the rate of insurance shall be a Residential Class Common Expense.  Any increase in the rate of insurance for the Condominium caused by the maintenance or use of a Commercial Unit for the operation of a business shall be paid by the Owner of such Commercial Unit.  No Owner shall permit anything to be done or kept in his or her Unit or in the Common Elements which will result in the cancellation of insurance on the Condominium, or the contents thereof, or which would be in violation of any law.  No waste will be committed in the Common Elements.

9.3.2        All valid laws, zoning ordinances and regulations of all governmental agencies having jurisdiction over the Project shall be observed.  All laws, orders, rules, regulations, or requirements of any governmental agency having jurisdiction thereof, relating to the maintenance and repair of any portion of the Condominium, shall be complied with, by and at the sole expense of the Owner or the Board, whichever shall have the obligation to maintain or repair such portion of the Condominium.  No immoral, improper, offensive, or unlawful use shall be made of the Condominium or any part thereof, provided that this shall not prohibit any use of a Commercial Unit which is in accordance with all applicable and valid laws, zoning ordinances and regulations of all governmental agencies having jurisdiction over the Project.

9.3.3        Nothing shall be done in any Unit or in, on, or to the Common Elements which will impair the structural integrity of the Condominium, or which would structurally change any building or improvements thereon except as is otherwise provided in the Condominium Documents.

9.3.4        No advertisement, poster or sign of any kind shall be posted on the exterior of any Residential Unit, in the windows of a Residential Unit or on any of the Residential Limited Common Element exterior walls.  For so long as the Residential Developer shall own any Residential Unit, the right is reserved for the Residential Developer or its agents to display “For Sale” or “For Rent” signs for unsold Residential Units upon the street level of the Retail Parking Structure subject to reasonable restrictions and conditions required by the Commercial Developer and applicable laws and ordinances.  Notwithstanding the foregoing, this Section 9.3.4 shall not apply to a Commercial Unit.  The Commercial Units shall have the right to affix signs to any portion of the Common Elements within, or upon the exterior of, the Commercial Developer Improvements, provided the same are consistent with first class regional shopping center standards.

9.3.5        Except with the prior approval of the Board, no Residential Unit Owner shall permit any fixtures or other improvements to be installed in a manner which penetrates the unexposed surfaces of the ceilings, walls and floors of a Residential Unit.

9.3.6        Only exterior antennas and satellite dishes specifically permitted by applicable federal, state or local governmental regulations shall be permitted within those portions of a Residential Unit under the exclusive control of a Residential Unit Owner.  The Board may impose reasonable rules and regulations regarding the location and screening of any permitted antennas and satellite dishes, subject to applicable governmental regulations and may, but shall not be obligated to, designate one or more areas within the Residential Limited Common Elements within which such equipment may be permitted.

9.3.7        No transient tenants may be accommodated in any Residential Unit, nor shall any Residential Unit be utilized for hotel purposes.  No portion of a Residential Unit (other than the entire Residential Unit) may be rented unless the prior written approval of the Board of Directors is obtained.  All agreements of the lease of a Unit shall be in writing and provide that the terms of the lease shall be subject to the provisions of the Condominium Property Act, and the Condominium Documents to the extent applicable to such Unit.  The failure of the lessee of a Residential Unit to comply with the terms of such provisions shall be a default under the lease, which default may be remedied by the Residential Unit Owner in accordance with the lease and by the Association, in accordance with the Condominium Property Act.  In no event shall the Association have the authority to evict a tenant of a Commercial Unit or enforce any rights against the tenant of a Commercial Unit for any violation which the Commercial Unit Owner as landlord may lawfully exercise under the lease against such tenant or which the Association may lawfully exercise against the Owner of such Commercial Unit.

9.3.8        Portions of a Residential Unit and its appurtenant Limited Common Elements that are visible from the exterior of the Residential Unit must be kept in an orderly condition so as not to detract from the neat appearance of the Project.  No items may be stored upon any lanai appurtenant to a Residential Unit except for patio furniture and/or a reasonable number of plants.  To maintain a uniform and attractive exterior appearance for the Project, Residential Unit Owner-installed window coverings must include a backing of an off-white color and must be of a type and general appearance approved by the Board.  Residential Unit Owners may not, without the prior written approval of the Board, apply any substance, material or process to the exterior or interior surfaces of the Residential Unit’s windows that may alter the exterior color, appearance or reflectivity of the windows.  The Board, in its sole discretion, may determine whether the portions of a Residential Unit visible from the exterior of the Residential Unit are orderly.  The Board of Directors may have any objectionable items removed from the portions of a Residential Unit that are visible from the exterior of the Unit so as to restore their orderly appearance, without liability therefore, and charge the Residential Unit Owner for any costs incurred in connection with such removal.

9.3.9        Any business which operates within a Commercial Unit shall be subject to and comply with all applicable laws, including obtaining business or professional licenses and permits, and such other requirements as may be imposed by the City and County of Honolulu or any other governmental entity or other authority.  The hours of operation for such businesses shall be subject only to applicable requirements imposed by the City and County of Honolulu.

9.3.10      No Residential Unit or Residential Limited Common Element or any portion of either shall be used for the promotion or sale of, or use as, time share interests or interests in any other interval ownership, fractional use or joint ownership plan or program, directly or indirectly or for the operation of a tour or activity desk or any other business that directly or indirectly promotes the sale of time share interests, or interests in any other interval ownership, fractional use or joint ownership plan or program, including without limitation any so-called “vacation license,” “residence club membership,” “travel club membership” or “time interval ownership” arrangement.  The term “time-share” as used herein shall be deemed to include, but is not limited to, any plan, program or arrangement under which the right to use, occupy, own or possess a Unit or Units in the Project is available to, or rotates among, various persons (whether or not identified) on a periodically recurring or nonrecurring basis, whether according to a fixed or floating interval or period of time or otherwise, and whether by way of deed, lease, association or club membership, license, rental or use agreement, cotenancy agreement, partnership or otherwise, and whether or not the program or arrangement is registered or required to be registered under Chapter 514E, Hawaii Revised Statutes, as amended, or under any successor law.

9.3.11      Every Owner and occupant must at all times keep his or her Unit and the Individual Limited Common Elements appurtenant thereto in a strictly clean and sanitary condition, in a condition that is consistent with a first class condominium project, and in compliance with all local ordinances and regulations.

9.3.12      Except as permitted herein for the Commercial Limited Common Elements, no Owner or occupant may place, store, or maintain on walkways, roadways, grounds, or other Common Elements any furniture, packages, or objects of any kind or otherwise obstruct transit through the Common Elements.  This does not prohibit the Owners of Units from placing goods and other materials on the Common Elements when loading or unloading them, or transporting them to the Unit or to a storage area that is a Limited Common Element appurtenant to the Unit.  Any such loading, unloading, and transportation must be completed promptly.

9.3.13      In no event shall any lease, license, easement or similar interest be granted over all or any portion of the Residential Limited Common Element Roof unless such grant is for equipment which exclusively serves one or more Units or the Common Elements within the Association.

9.3.14      Residential Limited Common Element parking stalls shall only be used by Residential Unit Owners, occupants of Residential Units and their guests.

9.3.15      Notwithstanding any provision contained in this Section 9.3 to the contrary, the use and other restrictions set forth in this Section 9.3 shall not apply to the construction or development activities of the Residential Developer, to the use of the Common Elements and/or Residential Units owned by the Residential Developer for display, marketing, promotion, sales, rental, leasing or construction purposes or the use of Residential Units as “models”, or the use of any portion of the Residential Unit as a sales, rental or management office for this Condominium.

9.3.16      Additional use restrictions which are consistent with the Declaration and Bylaws may be set forth in the House Rules, provided that in no event shall House Rules regulate use or behavior in any Commercial Unit or Commercial Limited Common Element and may only regulate use or behavior in Residential Units and the Limited Common Elements appurtenant thereto to the extent permitted by Section 514B-105 of the Condominium Property Act.

9.4       Changes to Building Appearances.

9.4.1        Residential Units - Changes by Owners or the Residential Developer.  Owners of Residential Units are not allowed to change or cause a change to the exterior appearance of their respective Residential Units unless they have the prior written consent of the Board pursuant to Section 9.4 of the Bylaws; provided, however, that this rule does not apply to the Residential Developer when exercising the Residential Developer’s Reserved Rights.  During the Development Period, however, neither the Association nor the Board can consent to any such change to the exterior appearance of any Residential Unit without the Commercial Developer’s written consent, such consent not to be unreasonably withheld, conditioned or delayed and subject to applicable provisions of Section 23 of this Declaration.

9.4.2        Changes by the Board.  The Board, by unanimous consent, has the right to change or consent to a change affecting the exterior appearance of the Project, subject to applicable provisions of Section 23 of this Declaration.  During the Development Period, however, the Board cannot do so without the Commercial Developer’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.  It is intended that the exterior of the Residential Developer Improvements present a uniform and attractive appearance.  Accordingly, whenever Board approval is required for any proposed modification, change, addition to or alteration of any Residential Unit or Residential Limited Common Element, the Board shall base its decision to grant or deny approval at least in part upon considerations of whether (and to what extent) the proposed modification, change, addition or alteration will adversely affect the appearance of the Project.  Except in connection with proposed modifications to accommodate Owners with disabilities, if the Board determines that the proposed modification, change, addition or alteration will adversely affect the appearance of the Project, the Board shall deny its approval.  If the Board unanimously decides that a proposed modification, change, addition or alteration will not adversely affect the appearance of the Project and to permit the modification, the Board shall first provide all the Unit Owners with written notice and the proposed modification shall not be implemented until the Unit Owners shall have an opportunity to challenge the determination and if challenged by any Unit Owner, then the proposed modification will require the approval of Unit Owners of Units holding no less than 80% of the Common Interests.

9.4.3        Commercial Units and Commercial Limited Common Elements Changes by Owners or the Commercial Developer.  Owners of Commercial Units and/or the Commercial Developer shall have the right to change the exterior appearance of the Commercial Units, their assigned Limited Common Elements and the Common Element walls of the Commercial Units to change the configuration, size and appearance of entrances and windows, façade and storefronts of the Commercial Units and their Limited Common Elements without the consent or approval of the Board or any other entity, subject to the provisions of Section 18.2.3 of this Declaration; provided, however, that in no event shall the Commercial Developer require the consent of the Board when exercising the Commercial Developer’s Reserved Rights.

9.4.4        Change to Plaza Area.         After the Plaza Area is converted into a Residential Limited Common Elements and General Common Elements as provided in Section 1.78, the Residential Developer shall modify the Plaza Area as provided in the Development Agreement, including, without limitation, segregation of the Plaza Area into a lobby which shall be a Residential Limited Common Element and the Outside Plaza Area which shall be General Common Elements.   The Outside Plaza Area shall be subject to an easement for use by the general public, including customers of the Commercial Units, Lot 73 and Ala Moana Shopping Center.

9.5       Maintenance and Repair of Units and Limited Common Elements.  Each Owner must keep the interior of Owner’s Unit, and its appurtenant Limited Common Elements, in good order and repair.  This includes not just the walls and windows, but also includes all plumbing, electrical and· other fixtures and equipment that are part of the Unit or its Limited Common Elements.  The Board, however, will provide for periodic resurfacing and other routine maintenance of Individual Residential Limited Common Element parking stalls.

9.6       Residential Developer’s Rights of Use.  Notwithstanding anything to the contrary stated in the Condominium Documents, the Residential Developer has the right to use any Unit that it owns or leases for promotional purposes or in connection with the initial sale and any resale of Residential Units.  This includes, for example, the right to have guests stay in those Residential Units for any length of time.  It also includes the right to use its Residential Units and the appurtenant Limited Common Elements as model Units or as sales, management or administrative offices or to provide services to the Owners or other occupants of the Project.  These rights are subject to any requirements of the zoning code and any other laws that may apply to the Property.

10.           ADMINISTRATION OF PROJECT.  Administration of the Project shall be vested in the Association, consisting of all Unit Owners in accordance with the Bylaws.  Operation of the Project and maintenance, repair, replacement and restoration of the Common Elements, and any additions and alterations thereto, shall be in accordance with the provisions of the Condominium Property Act, this Declaration and the Bylaws including all requirements and limitations set forth in this Declaration and the Bylaws regarding the Residential Units, Commercial Units and Common Elements.  The Project is intended to be operated as a Project where the residential and commercial properties are operated and managed professionally and efficiently and where the different uses and interests of the different unit type owners are integrated and balanced fairly all as provided by the Act, this Declaration and the Bylaws.

10.1     Operation.  Except as otherwise provided in this Section 10, the Association shall:

10.1.1      Make, build, maintain and repair all Common Elements, including without limitation, fences, gates, sewer lines, water lines, water features, drains, roads, driveways, driveways ramps, curbs, sidewalks, parking areas, landscape lighting, together with other improvements not located within the Project which may be required by law or any recorded document to be made, built, maintained and repaired in connection with or for the use of all or any portion of the Project, provided that the costs to maintain and repair the Sewer Upgrade shall be allocated as set forth in Section 7.16.2 of this Declaration.

10.1.2      Operate, maintain, repair and replace all Residential Limited Common Elements as a Residential Unit Class Expense, all Commercial Limited Common Elements as a Commercial Unit Class Expense and all General Common Elements as a General Common Expense regardless of location within the Project as provided in this Declaration.

10.1.3      Keep all Common Elements in a strictly clean and sanitary condition, repair, maintain, amend and keep all Common Elements, with all necessary reparations whatsoever in good order and condition, and maintain and keep the Land and all adjacent land between any street boundary of the Project and the established curb or street line in a neat and attractive condition and all trees, shrubs and grass thereon in good cultivation and replant the same as may be necessary, and repair and make good all defects in the Common Elements herein required to be repaired by the Association and observe and do anything required by all laws, ordinances, rules and regulations that apply from time-to-time to the Project or the use of it.  Because the Land, the Outside Plaza Area and certain other portions of the Common Elements are visible to and, in some cases, utilized by the general public, including customers of the Commercial Units, Lot 73 and Ala Moana Shopping Center, these areas are to be maintained by the Association (and the Commercial Developer, if applicable) in accordance with industry standards for the operation of first-class regional shopping centers.

10.1.4      In performing the operations set forth in this Section 10.1, the Association shall be required to obtain the prior consent of the Commercial Unit Owners before altering the appearance of any portion of the General Common Elements within the Commercial Developer Improvements and before affecting in any way the Commercial Limited Common Elements.

10.1.5      In all events, the Commercial Developer shall have the right but not the obligation to perform all or any portion of the functions of the Association prescribed in Sections 10.1.1 through 10.1.3 of this Declaration in a reasonable manner and with the same duty of care required of the Association with respect to the Land, Commercial Limited Common Elements and certain or all Common Elements located within the Commercial Developer Improvements and the street level of the Project, including without limitation, all Residential Limited Common Element parking stalls and aisles and the General Common Element ramps and drive through areas and the General Common Elements listed in Section 5.2.1A of this Declaration.  To the extent any costs are incurred by the Association or the Commercial Developer in performing such functions, the reasonable costs and expense of performance or services rendered will be allocated as provided in this Declaration with respect to General Common Expenses, Commercial Unit Class Expenses and Residential Unit Class Expenses, subject to the provisions of Section 12.2.3.  In addition, because the Outside Plaza Area may be utilized by the general public, including customers of the Commercial Units,  Lot 73 and Ala Moana Shopping Center,  should the Association fail to maintain the Outside Plaza Area in the condition required by Sections 10.1.2 and  10.1.3 of this Declaration, Commercial Developer shall have the right, if such condition is not corrected within fifteen (15) days after notice from the Commercial Developer to the Association (or, if such condition cannot, with the exercise of commercially reasonable efforts, be corrected within such  fifteen (15) day period, then within such additional period of time as may be necessary to correct such condition provided that the Association commences to correct such condition within the fifteen (15) day period and proceeds diligently thereafter to complete such cure) then the Commercial Developer, at its election, may take over the obligation to operate, maintain, repair and replace the Outside Plaza Area for such period of time as it elects.  To the extent the Commercial Developer has paid for such costs, the amount of any payments over and above the reasonable third party costs required to be allocated to the Commercial Units will be charged to the Residential Unit Owners as a Residential Class Expense and the Commercial Unit Owners shall receive a credit against any other charges payable by the Commercial Unit Owners for such overpayment of costs which credit shall be allocated in accordance with the respective Commercial Unit Class Common Interest of each Commercial Unit.  During such time as the Commercial Developer (and not the Association) is performing the functions of the Association prescribed in Sections 10.1.1 through 10.1.3 with respect to the Retail Parking Structure, the Commercial Developer and the Association shall consult and establish a coordinated maintenance schedule to promote the safety and efficiency of their maintenance activities within the Project (including, without limitation, window washing, power washing, erection of scaffolding, etc.).

10.1.6      Until the Commercial Developer notifies the Board in writing to the contrary, the Commercial Developer shall be responsible for the operation, maintenance, repair and replacement of the following elements of the Project:  (i) the Land (including landscaping); (ii) the Retail Parking Structure (exclusive of the elevator and elevator lobbies serving the Residential Units and interior portions of the Plaza Area); and (iii) those portions of the General Common Elements listed in Section 5.2.1.A through F of this Declaration, with the reasonable cost and expense thereof allocated as required by this Declaration and with such costs and expenses appearing in the budget as a Common Expense.  Upon the date of such notice, the Board shall be responsible for such maintenance, repair and replacement of such Project components designated by the Commercial Developer in such notice.  To the extent such right has been assigned by the Commercial Developer, one or more Commercial Unit Owners shall have the right to exercise the rights and obligations of the Commercial Developer set forth in this Section 10.1.6 unless and until such assignment is withdrawn and such obligations are again assumed by the Commercial Developer.

10.1.7      Not erect or place on the Project any building or structure, including fences and walls, nor make material additions or structural alterations to or exterior changes of any Common Elements of the Project except in accordance with plans and specifications prepared by a licensed architect and approved by any other Owners whose consent is required by the Condominium Property Act and subject to applicable approvals required by Section 23 of this Declaration.  After starting the improvements, the Association must work diligently to complete them;

10.1.8      Before commencing or permitting construction of any improvement on the Project where the cost thereof exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00), obtain a performance and labor and materials payment bond naming as obligees, the Board of Directors, the Association and collectively all Unit Owners and their respective Lenders of record, as their respective interests may appear, with a responsible corporate surety authorized to do business in the State of Hawaii, guaranteeing the full and faithful performance of the contract for such construction free and clear of any mechanics’ and materialmen’s liens for such construction, the payment of all Subcontractors, laborers and materialmen, and the discharge of any mechanics’ and materialmen’s liens for a penal sum of not less than one hundred percent (100%) of the estimated cost of such construction.  As an alternative, and under the appropriate circumstances, the Board may approve a written guaranty or other instrument guaranteeing the full and faithful performance of the contract for such construction free and clear of any mechanics’ and materialmen’s liens for such construction, the payment of all subcontractors, laborers and materialmen, and the discharge of any mechanics’ and materialmen’s liens;

10.1.9      Observe any setback lines affecting the Project and not erect, place or maintain any building or structure whatsoever except approved fences or walls between any street boundary of the Project and the setback line along such boundary;

10.1.10    Not neglect or abuse, or make or suffer any strip or waste or unlawful, improper or offensive use of the Project; and

10.1.11    Subject to Section 7 above, have the right to be exercised by the Board of Directors or Managing Agent to enter any Unit or Limited Common Elements appurtenant thereto from time-to-time during reasonable hours as may be necessary for the operation of the Project or at any time for making emergency repairs· therein required to prevent damage to any Units or Common Elements or for the installation, repair or replacement of any portions of the Project for which the Association is responsible.

10.1.12    Except as specifically provided herein, the Association shall have all of the powers set forth in Section 514B-104 of the Condominium Property Act; provided, however, the Association may not impose any fees or charges for the use, rental or operation of the Commercial Limited Common Elements or amend the Declaration in any way that adversely affects the Commercial Units or the Commercial Limited Common Elements.  Except as specifically provided herein, the Association shall have all of the powers set forth in Section 514B-104 of the Condominium Property Act; provided, however, the Association may not impose any fees or charges for the use, rental or operation of the Commercial Limited Common Elements or amend the Declaration in any way that adversely affects the Commercial Units or the Commercial Limited Common Elements and during the Developer Control Period the Association may not impose any fees or charges for the use, rental or operation of the Residential Limited Common Elements or amend the Declaration in any way that adversely affects the Residential Units or the Residential Limited Common Elements.

10.2     Commercial Unit Limitations.

10.2.1      The Commercial Unit Owners, shall pay and be responsible for the operation, care, upkeep, repair, and maintenance of their Commercial Units and the Individual Commercial Limited Common Elements appurtenant to their Commercial Units.

10.2.2      In no event may the Board or the Association regulate or take any action with respect to Capital Upgrades or the operation, care, upkeep, repair, and maintenance of the Commercial Limited Common Elements or Individual Commercial Limited Common Elements without the consent of the affected Commercial Unit Owner.  In no event during the Developer Control period may the Board or the Association regulate or take any action with respect to Capital Upgrades or the operation, care, upkeep, repair, and maintenance of the Residential Limited Common Elements without the consent of the Residential Developer or the Individual Residential Limited Common Elements without the consent of the affected Residential Unit Owner.  Notwithstanding the foregoing, the actions described herein may be taken in an emergency situation if and only to the extent necessary to prevent bodily injury or property damage.

10.3     Capital Upgrades of General Common Elements.  Whenever in the judgment of the Board the General Common Elements shall require Capital Upgrades costing in excess of five percent (5%) of the budgeted gross expenses of the Association for that fiscal year, and the making of such Capital Upgrades shall have been approved by a majority of the votes of the Residential Owners and the vote of all Commercial Unit Owners, the Commercial Developer and during the Developer Control Period, the Residential Developer, the Board shall proceed with such Capital Upgrades and may assess the Owners for the cost thereof as a General Common Expense.  If such Capital Upgrades, if not made, could reasonably result in a threat to the health or safety of the Owners or a significant risk of damage to the Project, then such actions may be taken without the prior approval of Unit Owners.

Any Capital Upgrades costing less than five percent (5%) of the budgeted gross expenses of the Association for that fiscal year may be made by the Board without approval of the Owners, provided said Owners are given at least ten (10) days written notice of a special meeting at which actions are approved by an amendment to the budget by the Board.  The cost of such Capital Upgrades shall constitute a Common Expense.  The foregoing shall not apply to Operational Expenses which shall be subject to applicable provisions of the Condominium Documents, including Article 9 of the Bylaws.  This Section 10.3 shall not apply to any Capital Upgrades made by the Commercial Developer when exercising the Commercial Developer’s Reserved Rights or the Residential Developer when exercising the Residential Developer’s Reserved Rights.

10.4     Capital Upgrades of Residential Limited Common Elements  Whenever in the judgment of the Board the Residential Limited Common Elements shall require Capital Upgrades costing in excess of five percent (5%) of the budgeted gross expenses of the Association for that fiscal year and the making of such Capital Upgrades shall have been approved by a majority of votes of the Residential Unit Owners, and during the Developer Control Period, the Residential Developer, the Board shall proceed with such Capital Upgrades and may assess the Residential Unit Owners for the cost thereof as a Residential Limited Common Expense.  If such Capital Upgrades, if not made, could reasonably result in a threat to the health or safety of the Owners or a significant risk of damage to the Project, then such additions, renovations, replacements, alterations or improvements may be made without the prior approval of the Residential Unit Owners.  The foregoing shall not apply to Operational Expenses which shall be subject to applicable provisions of the Condominium Documents, including Article 9 of the Bylaws.  This Section 10.4 shall not apply to any Capital Upgrades made by the Residential Developer when exercising the Residential Developer’s Reserved Rights.

10.5     Extraordinary Actions.  Although the Board shall generally have broad powers to regulate, govern and manage the Project, the power to approve certain Extraordinary Actions (as defined below) shall remain vested in the Association.  Any provision of this Declaration or the Bylaws to the contrary notwithstanding, the Board and the Association shall not be authorized to take any Extraordinary Actions during the Developer Control Period without the affirmative vote of Owners representing not less than 80% of the Residential Owners and the consent of all Commercial Unit Owners and the Residential Developer, and after the end of the Developer Control Period, without the affirmative vote of Owners representing not less than a majority of the votes of the Residential Owners and the consent of all Commercial Unit Owners.  As used herein, the term “Extraordinary Actions” shall mean any and all actions taken by or on behalf of the Association, including, without limitation, amending this Declaration to change the permitted use of the General Common Elements, commencing or maintaining any litigation, mediation or similar proceeding (except for routine common expense collection matters, or actions required to enforce the restrictions on use of Units, rules or architectural controls) which would reasonably require the expenditure of funds in excess of Twenty Five Thousand Dollars ($25,000.00) in the aggregate during any fiscal year of the Association and any determinations pursuant to Section 514B-41(c) of the Condominium Property Act and not prohibited by an express provision of this Declaration.  However, Extraordinary Actions shall not be deemed to include Capital Upgrades or actions by the Association in connection with Operational Expenses, including the establishment and utilization of reserves for the repair or replacement of Common Elements.

11.           MANAGING AGENT; SERVICE OF LEGAL PROCESS.  Operation of the Project shall be conducted for the Association by a responsible corporate Managing Agent who shall be appointed by the Association in accordance with the Bylaws; provided that until such time as the Association appoints a Managing Agent, the Commercial Developer shall either manage the Project or hire a Managing Agent.  The Managing Agent shall be authorized to receive service of legal process in all cases provided in the Condominium Property Act.

12.           COMMON EXPENSES; SPECIAL COSTS; ALTERNATIVE ALLOCATION; LIMITED COMMON EXPENSES; CLASS COMMON EXPENSES.

12.1     Assessment and Payment of Common Expenses; Limited Common Expenses and Class Common Expenses, Special Costs; Alternative Allocation.  Due to the mix of residential and commercial uses and elements contemplated to be included within the Project and to promote the efficient and equitable maintenance, repair, replacement and operation of such elements and uses, all costs of maintenance, repair, replacement, including reserves shall be allocated as hereinafter provided.  Common Expenses shall be allocated as General Common Expenses, Limited Common Expenses, Residential Unit Class Expenses or Commercial Unit Class Expenses.  General Common Expenses are allocated to each Unit as a Special Cost as provided on Exhibit D.  Limited

Common Expenses are allocated based upon the relative Common Interest of all Units to which that Limited Common Expense is to be charged as set forth in Section 8.3 of the Bylaws.  Residential Unit Class Expenses, which shall include any Special Costs allocated to the Residential Units by Alternative Allocation, shall be allocated to and shared among the Residential Unit Owners based on their respective Residential Class Common Interests as set forth on Exhibit B.  Commercial Unit Class Expenses, which shall include any Special Costs allocated to the Commercial Units by Alternative Allocation, shall be allocated to and shared among the Commercial Unit Owners based on their respective Commercial Class Common Interests as set forth on Exhibit B.  The Special Costs identified on Exhibit D of this Declaration shall not be allocated by Common Interests but shall be allocated between the Commercial Unit Class and the Residential Unit Class as set forth on Exhibit D and referred to as an “Alternative Allocation”.  The Alternative Allocation is a fair and equitable apportionment of Special Costs pursuant to the provisions of Section 514B-41 of the Condominium Property Act.  Special Costs identified in Exhibit D shall be allocated and shared pursuant to Alternative Allocation and, in turn, shall be allocated to and shared among the Residential Unit Owners subject to such Special Cost based on their respective Residential Class Common Interests and allocated to and shared among the Commercial Unit Owners subject to such Special Cost based on their respective Commercial Class Common Interests.  Except as otherwise provided in this Declaration, a Unit and its Common Interest, Alternative Allocation and Class Common Interest cannot be separated.  Such Assessments shall be levied annually and shall be due and payable in monthly or such other installments approved by the Board of Directors.  Any expenses incurred by the Association at the request of a Unit Owner directly related to the maintenance, management, operation, repair and replacement of its Unit shall be assessed against such Unit Owner and shall be collectible to the same extent as any other Assessment of the Association.  Within ninety (90) days after the end of each fiscal year, the Board of Directors shall supply to all Unit Owners, an itemized accounting of the Common Expenses (and to all Unit Owners within the respective Unit Class, an itemized accounting of the Class Common Expenses) for such fiscal year actually incurred and paid, together with a tabulation of the amounts collected pursuant to the budget adopted by the Board of Directors for such fiscal year, and showing the net amount over or short of the actual expenditures plus any reserves.  Any amount accumulated in excess of the amount required for actual expenses and reserves shall, at the discretion of the Board of Directors, (A) be placed in any reserve accounts, (B) be placed in a special account to be expended solely for the general welfare of the Unit Owners, (C) be credited according to each Unit Owner’s Common Interest, Alternative Allocation or Class Common Interest, as applicable, to the next periodic installments due from Unit Owners under the current fiscal year’s budget, until exhausted, or (D) distributed to the Unit Owners according to each Unit Owner’s Common Interest, Alternative Allocation or Class Common Interest, as applicable.  The provisions of this Section shall take precedence over Section 514B-41 of the Condominium Property Act and shall preclude the Board’s assessment of limited common expenses by undivided common interest pursuant to Section 514B-41 of the Act.

12.2     Specific Allocations.

12.2.1      All common expenses incurred for the Residential Limited Common Elements, including structural components of the Project that are designated as Residential Limited Common Elements, including without limitation, the structure and roof of the residential tower within the Residential Developer Improvements, costs of maintenance, repair, replacement, including reserves, of any equipment serving only the Residential Developer Improvements and Residential Limited Common Elements, all costs of a resident manager, if any, including salary expense, cost of any apartment used by the resident manager, the cost of personnel for any residential lobby, shall be a Residential Unit Class Expense.  The costs of maintenance, repair, replacement,  including reserves, for any equipment that serves only the Commercial Units and Commercial Limited Common Elements shall be a Commercial Unit Class Expense.  The costs of maintenance, repair, replacement, including reserves and all other General Common Expenses of the General Common Elements shall be allocated as provided in Exhibit D.

12.2.2      Janitorial services and the cost of electricity furnished to the street level areas and parking areas of the Retail Parking Structure, shall be allocated as Special Costs in proportion to the respective number of parking stalls within the Residential Limited Common Elements and Commercial Limited Common Elements, as set forth in Exhibit D.

12.2.3      If any services are provided to or if any costs are incurred for any Common Element where the respective direct allocation of such costs between General Common Elements, Residential Limited Common Elements and Commercial Limited Common Elements are not readily determinable by separate meters or separate billing by vendors, the Board shall request the vendor of the services to segregate the billings as between the General Common Elements, Commercial Limited Common Elements and Residential Limited Common Elements.  If the services have been rendered to any part of the Commercial Developer Improvements and the street level of the Project and the vendor is unable or refuses or is willing to do so only at a cost not acceptable to the Board, then the allocation between Commercial Unit Class Expenses and Residential Unit Class Expenses shall be assessed as a Special Cost to be allocated according to the Alternative Allocations set forth in Exhibit D.  If such services have been provided to any part of the Project other than the Commercial Developer Improvements and the street level of the Project, the costs shall be assessed based upon an allocation agreed upon by the unanimous consent of the Board.  In arriving at such agreement, the Board may engage the services of a professional engineer or other professional to provide its opinion of a fair allocation.  If the Board shall not be able to agree on such allocation (a “deadlock”) the matter will be submitted to binding arbitration unless the Board unanimously otherwise agrees.  In the event of a deadlock, any Board member may initiate arbitration to resolve the deadlock by providing written notice of such desire to each Board member.  The Board, shall have a period of twenty (20) calendar days following the date notice is given to agree on a single arbitrator who shall be a professional engineer to resolve the deadlock, and if they fail to do so then the arbitrator shall be determined by application to Dispute Prevention & Resolution, Inc. (or similar alternative dispute resolution services if Dispute Prevention & Resolution, Inc. ceases to exist), in which event the arbitration shall be administered by Dispute Prevention & Resolution, Inc. pursuant to its Protocols for Arbitration of Disputes (or the arbitration rules and proceedings of such similar dispute resolution service if Dispute Prevention and Resolution ceases to exist).  The costs of the arbitration shall be a General Common Expense.  The decision of the arbitrator shall be final and binding on the Board and the Unit Owners and a judgment on the arbitrator’s decision may be entered by any court having jurisdiction.  Notwithstanding the foregoing, in the event that the Commercial Units and Commercial Limited Common Elements are not separately metered from the Residential Units and Residential Limited Common Elements for water usage, the costs of water usage shall be a Special Cost allocated as set forth in Exhibit D.

12.2.4      Except as set forth in Section 12.2.2 and Section 12.2.3, the maintenance, repair and replacement of all other General Common Elements shall be assessed as a General Common Expense.

12.3     Other Charges.  All charges, costs and expenses incurred by the Association which are necessitated by the negligence, misuse or neglect of any Unit Owner or occupant or any person under either of them to the extent not covered by insurance may be charged to such Unit Owner or the owner of the Unit of such occupant, as a Special Assessment secured by the lien created under this Section 12 pursuant to the provisions of Section 514B-143(d) of the Condominium Property Act.  No Unit Owner shall be exempted from liability for the Owner’s contribution toward the Common Expenses by waiver of the use or enjoyment of any of the Common Elements or by abandonment of the Owner’s Unit.

12.4     Collection of Assessments.  The Board of Directors shall from time-to-time assess the Common Expenses against all the Units, assess the Class Common Expenses against the Units within a Unit Class and certain costs against specific Units in accordance with law and the provisions of this Declaration and the Bylaws.  The unpaid amount of such Assessments against any Unit shall constitute a lien against such Unit prior to all other liens, except only (i) liens for taxes and assessments lawfully imposed by governmental authority against such Unit, and (ii) all sums unpaid on any mortgage of record which was filed prior to the filing of a notice of a lien by the Association (a “Paramount Mortgage”), and costs and expenses including attorney’s fees provided in such mortgages.  The lien of the Association for an unpaid Assessment may be foreclosed by the Board of Directors or Managing Agent as provided by the Condominium Property Act, provided that thirty (30) days’ prior written notice of intention to foreclose shall be mailed, postage prepaid, to all persons having any interest in such Unit as shown in the Association’s record of ownership.  When the Lender or other purchaser of any Unit acquires title to such Unit as a result of the remedies provided in the mortgage, foreclosure of the mortgage, or a private sale or deed in lieu of foreclosure, such Lender or such other purchaser, as the case may be, and their respective heirs, devisees, personal representatives, successors and assigns, shall not be liable for the share of the Common Expenses or Assessments chargeable to such Unit which became due prior to such acquisition of title, subject to the rights of the Board to specially assess the amount of the unpaid Assessment against a purchaser who purchases the Unit (other than purchasers who hold a Paramount Mortgage) pursuant to the provisions of Section 514B-146 (g) of the

Condominium Property Act.  Subject to the right of the Board to specially assess the amount of the unpaid regular monthly Assessments for Common Expenses against a Unit Owner pursuant to the provisions of Section 514B-146 (g) of the Condominium Property Act:  (i) the unpaid share of Common Expenses shall be deemed Common Expenses collectible from all of the Unit Owners, including such Lender or such other purchaser of a Unit with the unpaid share of Common Expense and their respective heirs, devisees, personal representatives, successors and assigns, (ii) the unpaid share of Class Common Expense shall be deemed collectible from all of the Unit Owners in the particular Unit Class, including the purchasing Lender or purchaser of the Unit with the unpaid share of such Class Common Expense and their respective heirs, devisees, personal representatives, successors and assigns, (iii) the unpaid share of Special Costs shall be deemed collectible from all of the Unit Owners to which such Special Cost is applicable, including the purchasing Lender or purchaser of the Unit with the unpaid share of such Special Cost and their respective heirs, devisees, personal representatives, successors and assigns, and (iv) the unpaid share of Limited Common Expenses shall be deemed collectible from all of the Unit Owners to which such Limited Common Expense is applicable, including the purchasing Lender or purchaser of the Unit with the unpaid share of such Limited Common Expense and their respective heirs, devisees, personal representatives, successors and assigns.

12.5     Interest in Common Expense Funds Not Separately Assignable.  The proportionate interest of each Unit Owner in any capital contributions, custodial fund or maintenance reserve fund cannot be withdrawn or separately assigned but shall be deemed to be transferred with such Unit even though not expressly mentioned or described in the conveyance thereof.  In case the condominium property regime hereby created shall be terminated or waived, said capital contributions, custodial fund or maintenance reserve fund remaining after full payment of all Common Expenses of the Association shall be distributed to all Unit Owners in their respective proportionate shares except for the owners of any Units then reconstituted as part of a new condominium property regime.

13.           COMPLIANCE WITH DECLARATION AND BYLAWS.  All Unit Owners, their tenants, families, servants, guests, and invitees, and anyone else who may in any manner use the Project, or any part of it, are bound by and must comply strictly with the Condominium Documents and all agreements, decisions and determinations of the Association as lawfully made from time-to-time.  Any failure to comply is grounds for an action to recover sums due, for damages or injunctive relief, or both.  The Board or the Managing Agent acting on behalf of the Association or, in a proper case, an aggrieved Unit Owner may bring such an action.

13.1     Costs and Expenses of Enforcement.  All costs and expenses, including reasonable attorneys’ fees, incurred by or on behalf of the Association for:

A.            Collecting any delinquent Assessments against any Owner’s Unit;

B.            Foreclosing any lien on it;

C.            Enforcing any part of the Condominium Documents or the Condominium Property Act; or

D.            Enforcing the Condominium Regulations

against an Owner, occupant, tenant, employee of an Owner, or anyone else who may in any manner use the Project or any part of it must be paid, promptly on demand, to the Association by that person or persons; provided, that if the claims upon which the Association takes any action are not substantiated, then promptly on demand the Association must pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Unit Owner as a result of the Association’s action.

13.2     Exemptions for Persons with Disabilities.  Notwithstanding anything to the contrary contained in the Condominium Documents, and except as otherwise provided by law, Owners with disabilities are allowed reasonable exemptions from the requirements of the Condominium Documents when necessary and to the extent appropriate to enable them to use and enjoy their Units or the Common Elements.  Any Owner with a disability and who wants an exemption must ask the Board in writing.  The request must include a specific and detailed description of the exemption requested and the reason why the Owner needs such exemption.  A request will be granted automatically unless the Board denies it in writing within forty-five (45) days after the Board receives it, or within forty-five (45) days after the Board receives any additional information reasonably required by the Board in order to consider the request, whichever occurs last.

14.           INSURANCE.

14.1     Insurance Generally.  The Association shall obtain and maintain the insurance required by this Section 14 with the exception of the insurance coverage to be obtained by the Unit Owners Pursuant to Section 14.2.3 and Section 14.6 below.  The cost of insurance obtained by the Association shall be a Special Cost to be assessed in accordance with the Alternative Allocation provided in Exhibit D.  Each policy may be separate, or the Association can buy one or more commercial package policies.

14.1.1      Source of the Insurance.  The Association shall buy the insurance.

14.1.2      Qualified Insurance Companies.  Each insurance company must be licensed to do business in the State of Hawaii except for (i) federal flood insurance and other government insurance programs, and (ii) insurance not available, or not available at a reasonable price from a company licensed in Hawaii.  Each insurance company must have a financial rating of A-VII or better according to Best’s Insurance Report.  If the insurance cannot be obtained from a company having that rating, or if the Board decides that the cost is too high, then the Association may buy the insurance from any financially sound company of recognized responsibility.

14.1.3      Additional Insurance.  The Board has the right and power to increase coverage or to obtain better terms than those stated in this Section 14 if the Board decides that it is necessary or is in the best interests of the Association.  The Board may also buy other kinds of insurance even if they are not described in this Section 14.

14.1.4      Summary of Insurance Policies.  Each insurance policy obtained by the Association to provide the coverage required under this Section 14 shall contain a provision requiring the insurance carrier, at the inception of the insurance policy and on each anniversary date thereof, to provide the Board with a written summary, in layman’s terms, of the insurance policy.  The summary shall include the type of insurance policy, a description of the coverage and the limits thereof, amount of annual premium and renewal dates.  The Board shall provide this information to each Owner.

14.1.5      Yearly Review of Insurance Programs.  The Board must review the adequacy of its entire insurance program at least yearly.  The Managing Agent must furnish an analysis of (a) the insurance needs of the Association and the Owners; and (b) the adequacy of the existing insurance policies to meet those needs.  The Board shall review this analysis and then make any changes in the insurance program that it deems necessary or appropriate.  All Board decisions are final.  The Board must report in writing its conclusions and the action taken after its review.

14.1.6      Liability for Insurance Decisions.  The Board will not be liable for any decision it makes regarding insurance unless it was grossly negligent or was guilty of intentional misconduct.  Likewise, none of the Commercial Developer, Residential Developer or the Managing Agent will be liable except for their gross negligence or intentional misconduct regarding any decisions regarding insurance.

14.1.7      Inspection and Copies of Insurance Policies.  Any Owner (and anyone having executed a contract to buy a Unit) may inspect copies of the Association’s insurance policies at the office of the Managing Agent.  If asked to do so, the Board will furnish a copy of any policy, or a current certificate of insurance, to any Lender that has a first Mortgage on a Unit.  The Lender must pay a reasonable fee for the copy.  The Board shall provide a copy of any policy to a Commercial Unit Owner free of charge.

14.1.8      Notice of Changes in Insurance.  The Association will send notice to the Owners if:

A.            The Association’s policy of property insurance under Section 14.2 or liability insurance under Section 14.4 has lapsed, has been canceled, or will not be renewed unless replacement coverage will be in effect before the policies lapse or are canceled; or

B.            There is a significant adverse change in the coverage of those policies (for example, a significant reduction in the policy limits or a substantial increase in the deductible).

C.            The Association must send any notice required by this Section 14.1.8 by first-class mail and it must do so as soon as reasonably possible.

14.2     Property Insurance.  The Association must buy and keep in effect at all times a policy of property insurance.  This is called the “Policy” as referred to in this Section 14.2.

14.2.1                  Who is Insured.  The Policy must name the Association, as trustee for all Unit Owners and any Lenders, as the insured.  The Residential Developer must also be named as an insured during the Development Period.

14.2.2                  Required Coverage.  Except for those items set forth in Section 14.2.3 below which are required to be covered by a Unit Owner, the Policy must insure all Units, Common Elements and all common personal property belonging to the Association.  The Policy must be in a total amount not less than the full insurable replacement cost of the insured property with no co-insurance, less commercially reasonable deductibles, but including coverage for the increased costs of construction due to building code requirements, at the time the insurance is purchased and at each renewal date.  Replacement cost shall be evaluated and updated, at a minimum, annually and at the time of each renewal.  The Policy shall not cover any improvements and betterments or personal property in a Commercial Unit after the time a certificate of use and occupancy is issued for such Commercial Unit, the cost of replacement of which shall be the sole responsibility and expense of the Owner of such Commercial Unit.  The Policy does not have to cover land, foundation, excavation and other items normally excluded from such coverage.

14.2.3     Unit Owner Hazard Coverage Required.

A.            Each owner of a Residential Unit is solely responsible, at its sole expense, for obtaining and maintaining a personal home insurance policy of Type HO-6 or an equivalent policy that provides customary coverage for liability and for such Unit Owner’s personal property, improvements and betterments, and other portions of the Residential Unit that are not covered under the Policy.

B.            The Unit Owner of each Commercial Unit is responsible, at its sole expense, for obtaining insurance coverage for personal property, improvements and betterments, and other items within such Commercial Unit to the extent that such items or personal property are not covered under the Policy and such insurance policy may include business interruption coverage for loss of rents, as applicable.

C.            In addition to the insurance obtained in Section 14.2.3.C, the Commercial Unit Owners may purchase, for the benefit of the Commercial Unit Owners, supplemental all-risk of physical loss insurance coverage insuring all Commercial Units and the Commercial Limited Common Elements the proceeds of which shall be paid to, for the exclusive use of, and administered by the Commercial Unit Owners.  Notwithstanding such coverage, the Policy shall remain the primary insurance for those matters required to be insured pursuant to Section 14.2.2 above and the liability of carriers issuing the Policy shall not be affected or diminished by reason of any such supplemental insurance obtained by the Commercial Unit Owners.

D.            Each Unit Owner may also be required, at his own expense, to obtain additional insurance coverage as may be decided pursuant to the provisions of Section 514B-143 (g) of the Condominium Property Act.

14.2.4             Form of Policy.  The Policy must cover the perils insured under ISO special causes of loss form (CP 10 30) or equivalent.  Flood coverage with a limit equal to the full replacement cost of the building shall be provided.  This requirement is subject to annual review and modification in recognition of changes in the insurance marketplace and if such flood coverage is not available at commercially reasonable rates or such lesser limit that is commercially available at a commercially reasonable rate, then the Association shall at a minimum obtain the flood insurance required by Section 14.3 below.  Earthquake coverage and terrorism coverage with a limit equal to the full replacement cost of the building shall be provided.  This requirement is subject to annual review and modification in recognition of changes in the insurance marketplace. The Association must obtain coverage under the National Flood Insurance Program as required by Section 14.3 below regardless of whether the Association also obtains the coverage required by this Section 14.2.4.

14.2.5                Additional Coverage.  The Policy must contain an agreed amount endorsement or waive any co-insurance requirement.

14.2.6               Required and Prohibited Provisions.  Unless the Board decides the cost is unreasonably high, the Policy must provide as follows:

A.            The Policy must not relieve the insurance company from liability because of:

(1)           Any increased hazard on any part of the Project, whether or not within the control or knowledge of the Association, the Board, the Commercial Developer, Residential Developer, the Managing Agent, any Owner, or any persons under any of them; or

(2)           Any breach of warranty or condition or any other act or neglect by any of those persons.

B.            The Policy must not permit the insurance company to cancel or substantially change the Policy or the coverage (whether or not asked by the Board) unless the insurance company gives written notice of the cancellation or change at least thirty (30) days in advance.  The insurance company must send the notice to the Board and the Managing Agent.  The Board will send a copy to each Lender and any other Interested Person who has, in either case, requested a copy of any such notice and has provided the Board with an address for such notice.

C.            The Policy must provide for payment of the full replacement cost up to the policy limits (which will be allocated as provided in Section 15.2) if a Unit or its Limited Common Elements are not rebuilt.  The Policy must also provide that the insurance company agrees to pay the insured for the full replacement cost (up to the policy limits) of the insured property if the Association decides not to repair, rebuild, or replace the Project pursuant to the provisions of the Condominium Property Act.

D.            The Policy must provide that the insurance company waives any right of subrogation to any right of the persons insured by the policy as against the Association, the Board, the Managing Agent, the Developer, the Owners and the Representatives of each of the foregoing.

E.             The Policy must provide that the insurance company waives any right to deny liability because any Unit or Units are vacant.

F.             The Policy must not limit or prohibit any Unit Owner from buying other insurance for the Owner’s own benefit.  It must also provide that the liability of the insurance company will be primary and will not be affected by any such other insurance, and that the insurance company cannot claim any right of set-off, counterclaim, apportionment, proration, or contribution by reason of any other insurance obtained by or for any Unit Owner.

G.            The Policy must provide that any loss will be settled by (i) the insurance company, (ii) the Board, and (iii) any Lender having a Mortgage on a Unit directly affected by the loss.

H.            The Policy must contain a standard “mortgagee clause”.  This protects the rights of Lenders.  Unless it cannot be reasonably obtained, the mortgagee clause must:

(1)           Name as an insured any Lender whose name has been furnished to the Board and to the insurance company;

(2)           Provide that any reference to a Lender in the policy includes all Lenders, in their order of priority, whether or not named in the policy;

(3)           Provide that any act or neglect of the Association, the Board, or any occupant will not release the insurance company from its duties to the Lender;

(4)           Provide that the insurance company waives:

(a)           any right to deny coverage for the Lender’s benefit because the Lender fails to notify the insurance company of any hazardous use or vacancy,

(b)           any requirement that the Lender pay any policy premium (provided, however, the Lender may pay any premium due if the Association fails to do so on time), and

(c)           any right to contribution from the Lender.

I.              The Policy must provide that if there is a loss to the Project and the amount paid by the insurance company exceeds Two Hundred Thousand Dollars ($200,000.00), then the money must be paid the Insurance Trustee.  The Insurance Trustee shall be required to make the proceeds of the Policy available pursuant to the provisions of Section 15.1 and Section 15.4 of this Declaration.  The Policy must also require that the insurance company recognize the insurance trust agreement referred to in Section 15.8 of this Declaration.  Whenever insurance proceeds are deposited with an Insurance Trustee, the Association must promptly notify each Lender listed in the Association’s records of ownership.

14.3     Flood Insurance.  If the Project is located in a special flood hazard area as delineated on flood maps issued by the Federal Emergency Management Agency, then the Association must buy a policy of flood insurance that complies with the requirements of the National Flood Insurance Program and the Federal Insurance Administration unless the Project has obtained an exemption certificate from the Federal Emergency Management Agency.  The amount of the coverage under the policy must be equal to the lesser of One Hundred Percent (100%) of current replacement cost or the maximum limit of coverage available under the National Flood Insurance Program.

14.4     Liability Insurance.  The Board must buy and keep in effect commercial general liability insurance and, if necessary, commercial umbrella insurance.  In this Section 14.4, the commercial general liability insurance and commercial umbrella insurance are together called the “Liability Policy”.

14.4.1      Who is Insured.  The Liability Policy must cover all Unit Owners, the Board, the Association, the Managing Agent and, during the Development Period, the Commercial Developer and the Residential Developer and each of their Representatives against claims for personal injury, bodily injury, death, and property damage.  The Liability Policy must name each Unit Owner and their Representatives as an additional insured and the policy must contain a waiver of subrogation against the Unit Owners and their Representatives.  To evidence compliance with this requirement, the Board will obtain a certificate of insurance and provide a copy to the Commercial Unit Owners.  During such time that the Commercial Developer is a Unit Owner, the liability policy must name as additional insureds the Commercial Developer, General Growth Properties, Inc., GGPLP L.L.C. and such additional insureds as Commercial Developer shall direct from time to time and the Representatives of all of the foregoing.  To the extent commercially reasonably available, the certificate shall also provide that not less than thirty (30) days notice of cancellation or decrease in coverage shall be given to the Commercial Unit Owners.

14.4.2      Required Coverages.  The Liability Policy limits must not be less than SIX MILLION DOLLARS ($6,000,000.00) (which can be any provided by any combination of primary and umbrella coverage) for personal injury, bodily injury, and death, and ONE MILLION DOLLARS ($1,000,000.00) for property damage.  The Liability Policy should provide coverage for bodily injury (including death) and property damage that results from the operation, maintenance or use of the Common Elements and any legal liability that results from lawsuits related to employment contracts in which the Association is a party and, if applicable, commercial vehicle liability (owned and non-owned exposure) with the limits set forth in this Section 14.4.2.

14.4.3      Required and Prohibited Provisions.  Unless the Board decides the cost is unreasonably high, the Liability Policy must provide as follows:

A.            The Liability Policy must not limit or prohibit any Unit Owner from buying other liability insurance for the Owner’s own benefit.

B.            The Liability Policy must not relieve the insurance company from liability because of any act or neglect of the Association, the Managing Agent, the Commercial Developer, Residential Developer, the Board, the Units Owners and occupants, or any person under any of them.

C.            The Liability Policy must provide that the insurance company waives any right of subrogation to any right of the persons insured by the Liability Policy as against the Association, the Board, the Managing Agent, the Commercial Developer, Residential Developer, the Owners and any of their Representatives.

D.            The Liability Policy must contain a “cross-liability” endorsement.

E.             The Liability Policy must contain a “severability of interest” provision.

F.             The Liability Policy must not permit the insurance company to cancel or substantially change the Liability Policy or the coverage (whether or not asked by the Board) unless the insurance company gives written notice of the cancellation or change at least thirty (30) days in advance.  The insurance company must send the notice to the Board, the Managing Agent, the Commercial Developer and, during the Development Period, the Residential Developer.  The Board will send a copy to every Lender and any other Interested Person who has, in either case, requested a copy of any such notice.

14.4.4      Opting-Out  Notwithstanding anything herein contained, the Commercial Unit Owners (acting unanimously if more than one) may elect at any time and from time to time by notice to the Association to obtain on its or their own behalf (and not on a shared basis with the Association) commercial general liability insurance and the commercial umbrella insurance set forth in Section 14.4 above, in which event (a) the Commercial Unit Owner(s) shall pay for such insurance and the costs and benefits thereof shall not be shared; (b) the Commercial Unit Owner(s) shall provide to the Association upon its request, and in all events not less than once every 12 months, with reasonably satisfactory evidence of such coverage; (c) the insurance coverage provided by the separate policies maintained by the Commercial Unit Owner(s) must be substantially equivalent to provide coverage for the Commercial Unit Owner(s) exposure to the coverage that would have been required to be maintained by the Association for the benefit of all Owners if the Commercial Unit Owner(s) had not made such election; and (d) in the event that the Commercial Unit Owner(s) have elected to obtain on its or their own behalf such insurance, then with respect to such Commercial Unit Owner(s), the coverages maintained by the Association as set forth in this Section 14.4 shall be limited to covering the Residential Unit Owners, the Board, the Association and each of their Representatives and the Commercial Unit Owner(s) shall have no obligation to pay any portion of the cost of such liability insurance coverage maintained by the Association and with respect to such costs, this provision shall take precedence over the Alternative Allocation of the Special Cost for insurance provided in Exhibit D.

14.5     Directors’ and Officers’ Liability Insurance.  The Board must buy and maintain a policy insuring, to the extent allowed by law, each person who is or was a director, officer, agent or employee of the Association against all liability in connection with any claim made against him or her as a result of his or her holding that position.  This is called the “D&O Policy” in this Section 14.5.  The D&O Policy must also cover anyone who serves, at the request of the Association, as a director, officer, member, employee or agent of another company.  The Board will choose the D&O Policy limits from time-to-time.  If it can be obtained at a reasonable cost, the D&O Policy must provide coverage to the extent permitted by law for any proceeding whether it is civil or criminal, administrative or investigative.  The D&O Policy must pay for any expense actually and reasonably incurred.  This includes, but is not limited to, attorneys’ fees, court costs, and payment of any judgments, fines and settlements.  The Board may decide to buy insurance to cover circumstances where direct reimbursement is not required by law.

14.6     Residential Unit Liability and Other Insurance  A Residential Unit Owner who operates a home based business in the Unit is also responsible for obtaining a commercial general liability policy with coverage that is customary for operations of its size and character and the Association shall be named as an additional insured on such policy.  The Unit Owner of each Commercial Unit is also responsible for obtaining (i) a commercial general liability policy with coverage that is customary for operations of its size and character; (ii) worker’s compensation insurance covering all personnel employed by such Commercial Unit Owner as may be required by applicable law; and (iii) during any period in which significant construction, alterations, repairs or reconstruction are being undertaken by such Commercial Unit Owner, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the improvements being constructed, altered, repaired or reconstructed (on a completed value, non-reporting basis) by such Commercial Unit Owner, replacement cost of work performed and equipment, supplies, and materials furnished in connection with such construction or repair of improvements or equipment, together with such “soft cost” endorsements and such other endorsements as the Board of Directors may reasonably determine, and commercial general liability, workers’ compensation and automobile liability insurance with respect to the services provided by the contractor.  The Association shall be named as an additional insured on all such policies and the Commercial Unit Owner shall, promptly upon request, provide the Board with a certificate evidencing the required coverage.  The Association shall be entitled to receive at least 30 days prior notice before the termination or material change of any such policy.

14.7     Fidelity Insurance.  To the extent reasonably available, blanket fidelity insurance shall be required to be maintained by the Board of Directors for all officers, directors, managers, trustees, employees and volunteers of the Association and all other persons handling or responsible for funds held or administered by the Association, whether or not they receive compensation for their services.  Where the Board of Directors has delegated some or all of the responsibility for the handling of funds to the Managing Agent, such Managing Agent shall be covered by its own fidelity insurance policy which must provide the same coverage as fidelity insurance maintained by the Board of Directors.  Except for fidelity insurance that a Managing Agent obtains for its personnel, all other fidelity insurance policies shall name the Association as the insured and should have their premiums paid as a Common Expense.  Fidelity insurance obtained by the Managing Agent shall name the Association as an additional insured.  The total amount of fidelity coverage required shall be sufficient to cover the maximum funds (including reserve funds) that will be in the custody of the Association or Managing Agent at any time while the fidelity insurance policy is in force, but must at least equal the sum of three (3) months aggregate Assessments on all Units within the Condominium plus any reserves.  Fidelity insurance policies shall contain waivers by the insurers of all defenses based upon the exclusion of persons serving without compensation from the definition of “employees”, or similar terms or expressions.  The fidelity insurance policies shall provide that they cannot be canceled or substantially modified (including cancellation for non-payment of premium) without at least ten (10) days prior written notice to the Association, any Insurance Trustee and all Eligible Mortgage Holders.

14.8     Substitute Insurance CoverageAny insurance coverage specified in this Section 14 shall be subject to availability on commercially reasonable terms with reputable insurance companies authorized to do business in the State of Hawaii.  Where such coverage is not available, or is not available on commercially reasonable terms, then the Board shall substitute such other insurance coverage as is acceptable to institutional lenders for Units in projects similar in construction, location and use.

14.9     Insurance Prior to First Use and Occupancy Permit  Notwithstanding anything in this Section 14,  prior to the issuance of the first use and occupancy permit for a Residential Unit, the insurance requirements specified in this Section 14 shall not be applicable and insurance coverage shall be maintained as specified in the Development Agreement.

14.10   Waiver of the Right of Subrogation  NOTWITHSTANDING ANYTHING PROVIDED IN THIS DECLARATION, EACH UNIT OWNER, THE ASSOCIATION, THE BOARD, THE COMMERCIAL DEVELOPER, THE RESIDENTIAL DEVELOPER AND EACH OF THEIR REPRESENTATIVES, HEREBY RELEASE (FOR THEMSELVES AND, TO THE EXTENT LEGALLY POSSIBLE TO DO SO ON BEHALF OF THEIR INSURERS AND THEIR RESPECTIVE REPRESENTATIVES) EACH OTHER AND THEIR REPRESENTATIVES, FROM ANY LOSS, DAMAGE

OR LIABILITY FOR ANY CLAIMS WITH RESPECT TO OR ARISING FROM PERSONAL INJURY, BODILY INJURY, DEATH AND PROPERTY DAMAGE WHICH LOSS, DAMAGE OR LIABILITY IS CAUSED BY A RISK OF THE TYPE GENERALLY COVERED BY POLICIES OF INSURANCE OF THE TYPE REFERRED TO AND REQUIRED TO BE OBTAINED PURSUANT TO THIS SECTION 14, EVEN IF DUE TO THE NEGLIGENCE OF A PARTY AND PROVIDED THAT THIS SECTION 14.10 REMAINS SUBJECT TO THE BOARD’S RIGHTS UNDER SECTION 514B-143(D) OF THE CONDOMINIUM PROPERTY ACT WITH RESPECT TO THE ASSESSMENT AND PAYMENT OF THE DEDUCTIBLE.  THIS SECTION RELEASES A PARTY FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, SUBJECT TO ANY LIABILITY UNDER SECTION 514B-143(D).

15.           INSURED DAMAGE OR DESTRUCTION.  This Section 15 applies if all or any part of the Project is damaged or destroyed and if the damage or destruction is covered by insurance procured by the Association.  If this happens, then the Association or the Insurance Trustee will use the insurance proceeds as provided in this Section 15.  In this Section 15 “proceeds” means any money paid by an insurance company for a loss under an insurance policy paid for by the Association.  Any restoration or repair of the Project shall be performed substantially in accordance with the Declaration and the original plans and specifications, or if reconstruction in accordance with said plans and specifications is not permissible under the laws then in force, in accordance with such modified plans and specifications as shall be approved by the Board and any Lender holding a Mortgage in a Unit directly affected thereby and in compliance with Section 4.5 and Section 23 of this Declaration.

15.1     Damage to a Unit.  If any Residential Units, Commercial Units and/or their appurtenant Limited Common Elements are damaged, the Board shall hire one or more contractors to rebuild or repair such damaged areas according to their design just before the damage occurred.  The repairs will include those items covered by the Policy.  If the Board cannot repair such damaged areas according to their design just before the damage occurred (for example, if changes in the law prevent it) then the Association will rebuild or repair the Residential Unit, Commercial Unit and/or their appurtenant Limited Common Elements according to a new design.  The new design must comply with Section 4.5 and Section 23 of this Declaration and with all laws then in effect.  Any modified plans and specifications must first be approved by the Board, the Unit Owner and by any Lender holding a Mortgage on that Unit.  If only one or more of the Commercial Units and/or their appurtenant Limited Common Elements are damaged, the Commercial Developer, at its election, may cause the same to be rebuilt in accordance with the requirements of this Declaration, in which event the Association or the Insurance Trustee shall make the proceeds of the Policy available for such purposes subject to the requirements of Section 15.4.

15.2     Damage to General Common Elements.  The Board shall hire one or more contractors to repair or rebuild all damaged General Common Elements.  The General Common Elements shall be rebuilt according to their design just before the damage.  If the Board cannot repair such damaged areas according to their design just before the damage occurred (for example, if changes in the law prevent it) then the Association will rebuild or repair the General Common Elements according to a new design.  The new design must comply with all laws then in effect.  Any modified plans and specifications must first be approved by the Board, the Association as required by the Condominium Documents and any Lender having a Mortgage on any Unit that is directly affected.

15.2.1      Use of Proceeds if Unit Not Repaired or Rebuilt.  It is possible that the modified plans and specifications will not provide for rebuilding or repairing a particular Unit or its Limited Common Elements.  Also, if applicable law or this Declaration allows it, the Association may decide not to rebuild or repair a particular Unit or its Limited Common Elements.  In either case the Association or the Insurance Trustee will use the insurance proceeds as follows:

A.            Proceeds will be applied first to pay that Unit’s share of the cost of debris removal;

B.            The part of the insurance proceeds allocable to that Unit and/or its Limited Common Elements will be paid to the Owner of the Unit and to any Lender having a Mortgage on that Unit, as their interests may appear.

15.3     Shortfall of Insurance Proceeds.  The Association or the Insurance Trustee will use insurance proceeds to pay any contractor hired pursuant to this Section 15.  Payments will be made as and when required by the construction contract and this Section 15.  If there are not enough insurance proceeds to pay the full cost to repair and/or rebuild the Common Elements, then the Board is expressly authorized to pay the shortfall from the applicable replacement reserve fund for the General Common Elements, Residential Limited Common Elements and Commercial Limited Common Elements, as the case may be.  If a replacement reserve fund is not adequate, the Board must (i) determine the amount of the remaining shortfall attributable to such reserve fund, and (ii) charge a Special Assessment to each Unit required to contribute to such reserve fund except for Units that are not being rebuilt or repaired.  Any Special Assessment for a General Common Element reserve shortfall shall be paid by each Unit Owner according to their Common Interest, any Residential Limited Common Element reserve shortfall shall be paid as a Residential Unit Class Expense and any Commercial Limited Common Element reserve shortfall shall be paid as a Commercial Unit Class Expense which shall be adjusted as set forth in Section 17.2 below where necessary to account for any Units that are not being rebuilt or repaired.  The Association will also charge a Special Assessment to the Owner of any Unit for any costs in excess of the insurance proceeds for rebuilding or repairing their Unit and/or its appurtenant Individual Limited Common Elements (but not including any General Common Elements within any Unit).

15.4     Disbursement of Insurance Proceeds.  The Association or the Insurance Trustee will pay the cost of the work (as estimated by the Board) from time-to-time or at the direction of the Board as the work progresses.  Notwithstanding the foregoing, the Association or the Insurance Trustee shall make the proceeds of the Policy available to the Commercial Developer pursuant to the provisions of Section 15.1.  If an Insurance Trust is required, then the Insurance Trustee will make payment only if these conditions are met:

A.            An architect or engineer (who may be an employee of the Board) must be in charge of the work.

B.            Each request for payment must be given to the Insurance Trustee at least seven days in advance.  It must include a certificate signed by the architect or engineer.  The certificate must state that:

(1)           All of the work completed complies with the approved plans and specifications,

(2)           The amount requested is justly required to reimburse the Board or the Commercial Developer for payments by the Board or the Commercial Developer to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons providing services or materials for the work (giving a brief description of those services or materials), and

(3)           When the amount requested is added to all sums previously paid by the Insurance Trustee, the total does not exceed the value of the work done as of the date of the certificate.

C.            Each request must include releases of liens.  The releases must:

(1)           Be satisfactory to the Insurance Trustee, and

(2)           Cover the work for which payment or reimbursement is being requested.

D.            Each request must include a search prepared by a title company or licensed abstractor or by other evidence satisfactory to the Insurance Trustee, that nobody has recorded with respect to the Property any mechanics’ or other lien or instrument for the retention of title with respect to any part of the work not discharged of record or that will not be discharged of record by payment with a recordable release of lein exchanged for such payment.

E.             If the work is finished, then the request for any payment must include a copy of any certificate or certificates required by law to make it legal to occupy the Property.  This includes, for example, a certificate of occupancy in the case of any Unit.

F.             The fees and expenses of the Insurance Trustee, as agreed by the Board and the Insurance Trustee, are a Special Cost be paid by each Unit Owner according to their Alternative Allocation for insurance costs.  The Insurance Trustee may pay these fees and expenses from any proceeds it holds from time-to-time.

G.            The Insurance Trustee may establish any other reasonable conditions to payment if they are not inconsistent with the conditions listed in this Section 15.4.

15.5     Excess Insurance Proceeds.  “Excess proceeds” paid under an insurance policy obtained and paid for by the Association are proceeds remaining after paying the cost to rebuild or repair any damage.  Any excess proceeds will be paid to the Unit Owners and their Lenders in proportion to their Alternative Allocation for insurance costs.

15.6     Release of Claims.  To the extent that the Association’s insurance covers any loss, damage or destruction to any part of the Project, the Association and the Owners will have no claim or cause of action for that loss, damage or destruction against the Commercial Developer, the Residential Developer, the Managing Agent, the Association, or any of their Representatives or against any Unit Owner (except for any Special Assessment charged under Section 15.3) or any person under any of them.  To the extent that any loss, damage or destruction to the property of any Unit Owner or anyone under the Unit Owner is covered by insurance purchased by that Owner, the Owner will have no claim or cause of action for that loss, damage or destruction against the Association, the Commercial Developer, the Residential Developer, the Managing Agent or any other Unit Owner, or any person under any of them, or any of their Representatives.

15.7     Restoration.  In the event of an insured casualty or loss of all or any part of the Project, the Project or such portion thereof will be repaired, rebuilt and restored as provided in this Section 15 and no percentage of the Common Interest is required to approve the rebuilding, repairing or restoring of the Project.

15.8     Insurance Trust Agreement.  Notwithstanding any provision of this Declaration relating to property or liability insurance, there may be named as an insured, on behalf of the Association, a bank or trust company authorized to do business in Hawaii and chosen by the Board to have custody and control of the insurance proceeds (the “Insurance Trustee”), who may have exclusive authority to negotiate losses under any policy providing such property or liability insurance and to perform such other functions as are necessary to accomplish this purpose.  The insurance policy(ies) covering the Condominium obtained by the Association shall provide that any insurance trust agreement will be recognized.  Except to the extent inconsistent with applicable law, each Unit Owner is deemed to appoint the Association, or any Insurance Trustee or substitute Insurance Trustee designated by the Association, as attorney-in-fact for the purpose of purchasing and maintaining such insurance, including:  (1) the collection and appropriate disposition of the proceeds thereof; (2) the negotiation of losses and execution of releases of liability; and (3) the execution of all documents and the performance of all other acts necessary to accomplish such purpose.

16.           CONDEMNATION.

16.1     Condemnation Trustee and Condemnation Proceedings.  In case at any time or times the Project or any part thereof shall be taken or condemned by any authority having the power of eminent domain, or shall be sold to such authority under threat of condemnation, all compensation and damages for or on account of any common elements of the Project shall be payable to such bank or trust company (the “Condemnation Trustee”) authorized to do business in Hawaii as the Board shall designate as trustee for the Commercial Developer, the Residential Developer as their interests may appear and all Unit Owners and Lenders according to the loss or damage to their respective Units and appurtenant common interests and the Lot 73 Owner as its interests may appear pursuant to the Declaration of Easements and Covenants described in Exhibit A.  Each Residential Unit Owner shall be represented in any condemnation proceedings by the Association, including settlement negotiations and decisions and shall be deemed to give the Association a power of attorney to represent the interests of the Residential Units and their Owners in such proceedings and settlements.  The Commercial Developer, the Residential Developer and the Commercial Unit Owners may elect to be represented by the Association with respect to the Units owned by them or to represent themselves in the condemnation proceedings and settlement negotiations.  The Commercial Developer and the Residential Developer may also elect to represent themselves with respect to their respective Reserved Rights Interests development rights in the condemnation proceedings and settlement negotiations.

16.2     Allocation of Condemnation Proceeds.  In the event all or any of the Units are taken and there is no final judicial determination of the amount of condemnation proceeds allocable to each Unit so taken and allocable to the Commercial Developer’s Reserved Rights and/or the Residential Developer’s Reserved Rights (together called the “Reserved Rights Interests”), then the amount of the condemnation proceeds allocable to the Reserved Rights

Interests and each Unit (including the Unit’s appurtenant interest in the Common Elements) shall be determined by the real estate appraiser or appraisers who shall have acted on behalf of the Commercial Developer, the Residential Developer and/or the Unit Owners in the condemnation proceedings and the determination by such single appraiser or a majority of such appraisers if more than one shall determine the amount of condemnation proceeds allocable to each Unit and to the respective Reserved Rights Interests.  If the Commercial Developer, the Residential Developer and the Commercial Unit Owners elected to have the Association represent them in the condemnation proceedings, then for purposes of deciding the allocations pursuant to this Section 16.2, the Association shall be entitled to appoint two appraisers and the Commercial Unit Owners, the Commercial Developer and the Residential Developer shall each be entitled to appoint a single appraiser and the amount of amount of condemnation proceeds allocable for each Unit taken and the Reserved Rights Interests shall be determined not counting the highest and lowest appraisal allocations for each Unit taken and the Reserved Rights Interests and averaging the remaining allocated amounts.

16.3     Condemnation of Entire Project.  If the entire Project is taken, the Condemnation Trustee shall pay each Unit Owner and Lender, as their interests may appear, the portion of the condemnation proceeds determined in the above manner.

16.4     Partial Taking.In the event of a partial taking of the Project in which (i) any Unit is physically eliminated, or (ii) a portion thereof is eliminated and the remaining portion cannot be repaired or rebuilt in a manner satisfactory to the Owner of the Unit, then such Unit shall be removed from the Project and the Condemnation Trustee shall disburse to the Owner and any Lender of such Unit, as their interests may appear, in full satisfaction of their interests in the Unit, the portion of the proceeds of such award allocable to such eliminated or removed Unit after deducting the proportionate share of such Unit in the cost of debris removal, and the Unit Owners shall amend this Declaration to reflect the removal of said Unit(s) and to adjust the Common Interests appurtenant to the remaining Units by assigning to each remaining Unit, pro rata based upon Common Interest, the Common Interests originally assigned to the removed Unit(s) so that the aggregate percentage interests of all remaining Units equals 100%.  In the event that such an assignment of Common Interests to each Unit is not possible or will not equal 100% in the aggregate, minor adjustment(s) to the Common Interests appurtenant to one or more Units shall be equitably made so that the aggregate Common Interests equal 100%.

B.            In the event of any partial taking of any of the Common Elements of the Project, the Board shall arrange for any necessary repair and restoration of the improvements remaining after the taking in accordance with the design thereof immediately prior to such condemnation or, if repair and restoration in accordance with such design are not permissible under applicable laws and regulations then in force, in accordance with such modified plan as shall be first approved by the Board, and the Lender of record of each Unit in the Project remaining after such taking and the Lot 73 Owner.  If the sums held by the Condemnation Trustee are insufficient to pay the cost for such repair and restoration, the Board shall pay such excess as a General Common Expense, and if necessary shall levy a Special Assessment against the Unit Owners.  If the Lot 73 Owner fails to approve the modified plan then a portion of the condemnation proceeds shall be payable to the Lot 73 Owner as provided in the Declaration of Easements and Covenants described in Exhibit A which Declaration of Easements and Covenants described in Exhibit A shall terminate as provided therein and upon such termination, the Board will proceed to repair and restore the parking structure in accordance with such modified plan.

C.            If the sums received as a result of a partial condemnation exceed the total of any amounts payable to the Owner and Lender of a removed Unit and the amount of costs for debris removal and for repair and restoration of the remaining buildings and improvements, such excess shall be divided among the Unit Owners including the Owners of any eliminated Units in accordance with their Common Interests prior to the condemnation.

D.            Unless restoration or replacement is undertaken within a reasonable time after such taking, condemnation or sale, the Association as a General Common Expense shall remove all remains of such improvements on the remaining land and restore the site thereof to good orderly condition and even grade.

16.5     Adjustment of Interests.  If a Residential Unit is not rebuilt, the Common Interest and any Alternative Allocation and Unit Class Interest for such Residential Unit shall be equally allocated to the remaining Residential Units.  If a Commercial Unit is not rebuilt, the Common Interest and any Alternative Allocation and Unit Class Interest for such Commercial Unit shall be equally allocated to the remaining Commercial Units.

17.           UNINSURED DAMAGE; DECISION NOT TO REPAIR.  In the event of an uninsured casualty or loss of all or any part of the Project, then the percentage of the common interest required to approve or disapprove the rebuilding, repairing or restoring of the Project is as follows.  Unless the Association decides pursuant to 17.1 below, not to repair, rebuild or restore, then the Project shall be repaired, rebuilt or restored as provided below.

17.1     Decision Not to Rebuild.  The Association may decide at a meeting duly held not to repair, rebuild or restore the improvements.  The Association may only make this decision by the affirmative vote of Unit Owners holding no less than eighty percent (80%) Common Interests and their respective Lenders.  The meeting must be held within ninety (90) days after the damage or destruction occurs.

17.2     Adjustment of Interest.  If a Residential Unit is not rebuilt, the Common Interest and any Alternative Allocation and Unit Class Interest for such Residential Unit shall be allocated to the remaining Residential Units pro rata based upon Common Interest.  If a Commercial Unit is not rebuilt, the Common Interest and any Alternative Allocation and Unit Class Interest for such Commercial Unit shall be allocated to the remaining Commercial Units pro rata based upon Common Interest.

17.3     Rebuilding.  If the Project will be repaired, rebuilt and restored by the Association, the uninsured costs will be allocated as follows:

A.            The uninsured costs to repair, rebuild and restore the General Common Elements will be assessed as a General Common Expense.

B.            Each Residential Unit Owner will be assessed the cost to repair, rebuild, and restore the Owner’s Residential Unit and any appurtenant Individual Residential Limited Common Elements.  In addition, all Residential Unit Owners will be assessed as a Residential Unit Class Expense the cost to repair, rebuild, and restore the Residential Limited Common Elements other than the Individual Limited Residential Limited Common Elements.

C.            Each Commercial Unit Owner will be assessed the cost to repair, rebuild, and restore the Commercial Unit Owner’s Commercial Unit and any appurtenant Individual Commercial Limited Common Elements.  In addition, all Commercial Unit Owners will be assessed as a Commercial Unit Class Expense the cost to repair, rebuild, and restore the Commercial Limited Common Elements other than the Individual Commercial Limited Common Elements.

D.            Any restoration or repair of the Project shall be performed substantially in accordance with the Declaration and the original plans and specifications, or if reconstruction in accordance with said plans and specifications is not permissible under the laws then in force, in accordance with such modified plans and specifications as shall be approved by the Board and any Lender holding a Mortgage in a Unit directly affected thereby and by the Commercial Developer during the Development Period and in compliance with Section 4.5 and Section 23 of this Declaration.

18.           CHANGES TO THE PROJECT.

18.1     General Provisions.  This Section 18 applies, except as otherwise provided by the federal Fair Housing Act (42 U.S.C. Sec. 3601 et seq.), as amended by the Fair Housing Amendments Act of 1988, and the rules and regulations adopted under it, as either of them may be amended from time-to-time and except as otherwise provided in this Declaration.  This Section 18 does not apply to changes made by the Commercial Developer when exercising the Commercial Developer’s Reserved Rights or to changes made by the Residential Developer when exercising the Residential Developer’s Reserved Rights.  Neither the Association nor any Owner may make any structural change or addition to the Project that is different in any material respect from the Condominium Map, except pursuant to an amendment of this Declaration.  The amendment must be adopted by the vote or the written consent of (i) by the affirmative vote of Unit Owners holding no less than eighty percent (80%) Common Interests, (ii) the Commercial Developer until the end of the Developer Control Period, (iii) the Residential Developer until the end of the Developer Control Period, (iv) all Unit Owners whose Units or whose Limited Common Elements are directly affected (as the Board reasonably determines) and (v) in conformance with any other express provision of this Declaration with respect to such amendment.  Any such restoration, replacement, construction, alteration or addition must be made in accordance with complete plans and specifications that are first approved by the Board in writing.  Promptly after the work is completed, the Association must record the amendment along with any necessary changes to the Condominium Map.  This Section does not apply to “nonmaterial structural additions to the Common Elements” as that term is used in Section 514B-140 of the Condominium Property Act.

18.2     Changes by Residential Unit Owners or by the Residential Developer.

18.2.1      Changes Permitted.  Notwithstanding anything in the Condominium Documents to the contrary, and except as otherwise provided by law, (i) the Residential Developer here and now reserves the rights listed in this Section 18.2 for itself (and these will be included within the Residential Developer’s Reserved Rights), and (ii) each other Residential Unit Owner will also have the rights listed in this Section 18.2.  The Residential Developer and the Residential Unit Owners may use their rights under this Section 18.2 at any time and may use them more than once.  The Residential Developer or the Residential Unit Owners must pay all costs associated with the exercise of these rights.

18.2.2      Additions or Changes Within a Residential Unit or Residential Limited Common Element.  Each Residential Unit Owner has the right, subject only to the terms and conditions set forth in the Condominium Documents and to Board approval (which will not be unreasonably withheld or delayed), to make any of the following changes, additions and improvements solely within the Owner’s Residential Unit or solely within any Individual Residential Limited Common Elements for such Residential Unit:

A.            To install, maintain, remove and rearrange partitions and other walls from time-to-time within the Residential Unit or Individual Residential Limited Common Element; provided that the Residential Unit Owner shall not have the right to enclose any exterior lanai; and provided, further, that the number of Residential Units shall not be increased as a result of the exercise of such rights;

B.            To finish, change or substitute any plumbing, electrical or other fixtures attached to the ceilings, floors or walls as appropriate for the use of the Residential Unit or Individual Residential Limited Common Element, subject to applicable approvals required by Section 23 of this Declaration to the extent such changes are located within the Unit C-1 Air Rights Area and constitute a Plumbing Installation;

C.            To decorate, paint, repaint, wallpaper or otherwise change the appearance of any walls, floors and ceilings of the Residential Unit or Individual Residential Limited Common Element which are not readily visible from outside the Residential Unit or Individual Residential Limited Common Element;

D.            To tile, finish, carpet, re-carpet, and install, change, or remove other flooring in the Unit or Limited Common Element which is not readily visible from outside the Residential Unit or Individual Residential Limited Common Element, subject to the limitations on installation of hard floor surfaces in Residential Units set forth in the Bylaws; or

E.             To make such changes, additions and improvements to the Residential Unit or Individual Residential Limited Common Element to facilitate handicapped accessibility within the Residential Unit or Individual Residential Limited Common Element.

F.             A Residential Unit Owner may make “nonmaterial structural additions to the Common Elements” as that term is used in § 514B-140 of the Condominium Property Act.

18.2.3      Additions or Changes Within a Commercial Unit or Commercial Limited Common Element Not Requiring Consent.  Except for material changes described in Section 18.2.4 below, each Commercial Unit Owner has the right to make any additions, improvements and changes within the Owner’s Commercial Unit or any Commercial Limited Common Elements without the consent of the Board of Directors or any other party, other than applicable governmental agencies and such right shall include, but not be limited to the right:

A.            To install, maintain, remove and rearrange partitions and other walls from time-to-time;

B.            To finish, change or substitute any plumbing, electrical or other fixtures attached to the ceilings, floors or walls as appropriate for the use of the Commercial Unit or Commercial Limited Common Elements;

C.            To decorate, paint, repaint, wallpaper or otherwise change the appearance of any walls, floors and ceilings of the Commercial Unit or Commercial Limited Common Elements and to add, modify or replace storefronts on any Commercial Unit;

D.            To make such changes, additions and improvements to the Commercial Unit or Commercial Limited Common Elements to facilitate handicapped accessibility within the Residential Unit or Individual Residential Limited Common Element.

E.             To make “nonmaterial structural additions to the Common Elements” as that term is used in § 514B-140 of the Condominium Property Act.  The Commercial Developer’s Reserved Rights include the right to do any or all of these things with respect to any Commercial Unit that the Commercial Developer owns or the Commercial Limited Common Elements.

18.2.4      Material Changes by Commercial Unit Owner or Commercial Developer.  Any material addition or alteration to a Commercial Unit or Commercial Limited Common Element shall require the approval of the Board only if the proposed addition or alteration, as reasonably determined by the unanimous consent of the Board, could jeopardize the soundness or safety of the property, impair any easement, or interfere with or deprive any non-consenting Owner of the use or enjoyment of any part of the Property.  The issuance of a building permit by the City and County of Honolulu for the material addition or alteration shall be evidence that the addition or alteration would not jeopardize the soundness or safety of the property.  Nonmaterial additions or alterations by the Commercial Unit Owner or Commercial Developer shall be subject to Section 18.2.3 of this Declaration.  A written request for Board approval must include plans and specifications depicting or showing the proposed alteration.  If the Board shall fail to respond to such request for approval within thirty (30) days of receipt of such request the request will be approved automatically unless, within the thirty (30) day period, the Board either disapproves the request, or issues a conditional approval which requires changes to the proposed alteration.

18.2.5      Changes Between Two Residential Units.  The Owner of two Residential Units which are separated by a Common Element that is a wall, or whose Limited Common Elements are separated from each other or from such Residential Units by a Common Element that is a wall, has the right and an easement to do the following, subject to Board approval (which will not be unreasonably withheld or delayed) and the requirements of this Section 18.2.5 set forth below, to:

(1)           Change or remove all or part of the intervening wall.

(2)           Install doors and other improvements in such opening or openings in the intervening Common Element.

(3)           Make other reasonable changes or additions.

The Residential Developer’s Reserved Rights include the right to do the same things with respect to any two (2) adjacent Residential Units that it owns.  Before terminating its common ownership of any of the adjacent Residential Units, the Owner or Residential Developer must restore the Common Element wall and/or other openings to substantially the same condition as before the change or removal unless the new Owners each agree otherwise in writing.

The rights of an Owner and the Residential Developer under Section 18.2.5 may be exercised only if.

A.            The structural integrity of the Residential Unit, or Limited Common Element or the building will not be adversely affected;

B.            The finish of the remaining Common Element improvements are restored to substantially the same condition they were in before the change or removal; and

C.            All construction activity is completed within a reasonable time after it begins.  If there is a delay for reasons beyond the control of the Owner or Residential Developer or their contractors, the construction activity must be completed in the additional time reasonably needed to finish it by working on it diligently.

18.2.6      Changes Between Two Commercial Units.  The Owner of two Commercial Units which are separated by a Common Element that is a wall, floor, or ceiling or whose Limited Common Elements are separated from each other or from such Commercial Units by a Common Element that is a wall, floor or ceiling, has the right and an easement to do these things, subject only to the requirements of this Section 18.2.6, to:

(1)           Change or remove all or part of the intervening wall, floor and/or ceiling.

(2)           Install doors, stairways and other improvements in such opening or openings in the intervening Common Element.

(3)           Make other commercially reasonable changes or additions.

The Commercial Developer’s Reserved Rights include the right to do the same things with respect to any two (2) adjacent Commercial Units that it owns.  Before terminating its common ownership of any of the adjacent Commercial Units, the Owner or Commercial Developer must restore the Common Element wall and/or other openings to substantially the same condition as before the change or removal unless the new Owners each agree otherwise in writing.

The rights of an Commercial Unit Owner and the Commercial Developer under Section 18.2.6 may be exercised only if:

A.            The structural integrity of the Commercial Unit, or Commercial Limited Common Element or the building in which the Commercial Unit is situated will not be adversely affected;

B.            The finish of the remaining Common Element improvements are restored to substantially the same condition they were in before the change or removal; and

C.            All construction activity is completed within a reasonable time after it begins, if there is a delay for reasons beyond the control of the Commercial Owner or Commercial Developer or their contractors, the construction activity must be completed in the additional time reasonably needed to finish it by working on it diligently.

18.2.7      Subdivision of Unit.  Each Commercial Unit Owner has the right to:

A.            Subdivide the Unit to create two or more Units.

B.            Designate which Limited Common Elements of the subdivided Unit will be appurtenant to the Units resulting from the subdivision,

C.            Convert parts of the existing Commercial Unit to Common Element status to facilitate the subdivision.

The total of the Common Interests for the newly created Commercial Units must be equal to the Common Interest of the Commercial Unit that was subdivided.

If the Commercial Unit Owner subdivides that Commercial Unit, the Commercial Unit Owner can decide whether one or more than one of the resulting Commercial Units will have any special rights or easements of the original

Commercial Unit under this Declaration, or it can divide some or all of those rights among the resulting Commercial Units.

The Commercial Developer Reserved Rights include the right to do the same things with respect to any Commercial Unit owned by the Commercial Developer.

18.2.8      Limits on Alterations.  Nothing contained in this Section 18.2:

A.            Authorizes any work or change that would jeopardize the soundness or safety of any part of the Project or Lot 73 (subject to the provisions of Section 18.2.4 regarding the effect of issuance of a building permit);

B.            Authorizes any work or change by a Residential Unit Owner that would materially change the uniform external appearance of the Project without the consent of the Board ;

C.            Authorizes any work or change by the Board or the Residential Developer that would materially change the uniform external appearance of the Project without the consent of each Commercial Unit Owner;

D.            Prohibits the Board from making or requiring that an Owner make changes within any Unit or Limited Common Element as needed to comply with the fire code and all other laws that apply to the Project.

18.2.9      Conditions to Board Approval.  The Board may impose certain conditions upon the Board’s approval of any alteration, addition, change, removal or consolidation over which it has approval authority under this Section 18, including, without limitation the following:

A.            The Owner of the Unit provide evidence satisfactory to the Board that the Owner has sufficient funds in cash or by means of committed financing to fully pay the estimated costs of construction for the contemplated alterations, additions, changes or consolidation.

B.            The Owner of the Unit provides a copy of the building permit covering the proposed improvement work duly issued by the City and County of Honolulu.

C.            For additions, alterations, and other work the estimated cost of which shall exceed $500,000, the Owner of the Unit provides a performance bond and a labor and materials payment bond in a face amount equal to one hundred percent (100%) of the estimated cost of the construction, naming the Board on behalf of the Association, the Unit Owners and their Lenders, as their respective interests may appear as additional obligees.  As an alternative, and under the appropriate circumstances, the Board may approve a written indemnity, in form and content acceptable to the Association, under which the Owner of the Unit agrees to indemnify and save harmless the Association, the Unit Owners, and their Lenders, as their respective interests may appear, from and against any claims, demands or liability arising out of any failure by the Owner to pay all costs and expenses for any and all labor, materials or supplies for any work performed in or to the Unit or Limited Common Element.

18.3     Amendment To Declaration.  If any change to a Unit made under the authority of Section 18 materially changes the depiction of a particular Unit or Units on the Condominium Map or the description of it in the Declaration, then the Owner or Owners of the Unit(s) must amend this Declaration and/or the Condominium Map to reflect the change.  The amendment will take effect when it is recorded, subject to the following:

A.            The Owner of the changed Unit or Units must sign the amendment.  Notwithstanding anything set forth in this Section 18 to the contrary, it is not necessary for any other party to vote for, consent to, or sign the amendment, except for any Lender who has a Mortgage on the Unit or Units that are changed or altered.

B.            When any Unit Owner or other Interested Person acquires a Unit or any other interest in the Project, he or she automatically (i) consents to the change; and (ii) agrees that he or she will, if required by law or by the Owner who has changed a Unit under the authority of Section 18, join in, consent to, sign, deliver and record all documents necessary or desirable to make the amendment of the Condominium Documents effective.

19.           RESERVED RIGHT TO DESIGN, DEVELOP, BUILD, ADD TO AND COMPLETE NEW IMPROVEMENTS ON THE LAND.  Notwithstanding anything to the contrary in this Declaration or the Bylaws, the Commercial Developer reserves the right to design, develop, build, add, reconfigure, and complete New Improvements within the Commercial Developer Space and, subject to Section 4.5 and any applicable approvals required by Section 23 of this Declaration, the Residential Developer reserves the right to design, develop, build, add, and complete New Improvements within the Initial Residential Space.  The Commercial Developer and/or Residential Developer may do this more than once and at any time before the Development Period ends.  This Section 19 shall not apply to the initial Residential Developer Improvements approved pursuant to Section 22 and Section 23 until after Completion of Construction of each Residential Unit within such Residential Developer Improvements.

19.1     Limits on Reserved Rights.  The Commercial Developer Reserved Rights and the Residential Developer Reserved Rights and in this Section 19 are Subject to these terms and conditions:

19.1.1      Plans and Specifications.  A licensed architect or engineer must prepare plans and specifications for any New Improvements having an estimated value of $100,000 or more, and any such plans and specifications must be approved by the officer of the City and County of Honolulu having jurisdiction over the issuance of building permits.  The plans and specifications must be designed so that the New Improvements will be substantially consistent with the existing improvements of the Project in terms of quality of construction and finish, as determined by the Residential Developer (for so long as the Residential Developer owns a Residential Unit) and the Commercial Developer in their sole discretion.  The New Improvements must be built substantially in accordance with the plans and specifications.

19.1.2      Changes to Existing Improvements.  The plans and specifications cannot require any material change to, or the demolition of:  (i) any existing Residential Unit not owned by the Residential Developer or Individual Residential Limited Common Element appurtenant to such Residential Unit, or (ii) any material building or structure of the Project; provided that:

A.            The Commercial Developer and the Residential Developer each shall have right to connect to, use, relocate and/or realign existing, and/or to develop additional central and appurtenant installations for services to the New Improvements to provide electricity, hot and cold water, air conditioning and other applicable utilities and services, subject to obtaining the applicable approvals required by Section 23 of this Declaration, and when applicable, to designate, grant, convey, transfer, cancel, relocate and otherwise deal with any easements over, under, across or through the Common Elements as necessary and desirable in connection therewith all subject to the applicable approvals required by Section 23 of this Declaration.  The Commercial Developer and the Residential Developer must do this in a way that does not cause any interruption, other than a temporary interruption, in the service of utilities to any other part of the Project or Lot 73.  In the exercise of the foregoing rights, the Commercial Developer and the Residential Developer with respect to their respective New Improvements, shall provide for separate metering in order to separately account for the cost of services to such additional and central installations and if separate metering is not provided, must provide a fair and equitable allocation of the cost of such services as between the Residential Unit Class and the Commercial Unit Class.  All of such New Improvements constructed by the Commercial Developer shall be Commercial Units or Commercial Limited Common Elements with the exception of any structural components which support the Residential Improvements which structural components shall be General Common Elements.  All of such New Improvements constructed by the Residential Developer shall be Residential Units or Residential Limited Common Elements.

B.            The Commercial Developer and the Residential Developer can change or demolish all or any part of an existing Unit they may own or where the Owner consents to the change or demolition in writing.

C.            The Commercial Developer and the Residential Developer can change or demolish all or any part of an existing Individual Limited Common Element appurtenant to any Unit they may own or when the Unit Owner to which the Limited Common Element is appurtenant consents to the change or demolition in writing.

If the Limited Common Element is appurtenant to more than one Unit then the consent of the Owners of all of those Units is necessary.

D.            Only the Commercial Developer can change or remove any roads, driveways, parking structures, and the like provided that there must be reasonable and adequate access from the public streets and highways to the parking stalls and to the entries to the buildings of the Project.

E.             The Commercial Developer and the Residential Developer can relocate or replace any utility locations and installations and the like so long as the plans and specifications provide for replacements that provide comparable services and so long as the applicable approvals required by Section 23 of this Declaration have been obtained.  Such relocation or replacement must be done in a way that does not cause any interruption, other than a temporary interruption, in the service of utilities to any other part of the Project.

F.             The Commercial Developer and the Residential Developer have the right to remove or change parking stalls provided that in no event shall the number of parking stalls be less than required by applicable codes and ordinances and, provided further, that:

(1)           At all times each sold Residential Unit must have at least one parking stall as an Individual Limited Common Element and the number of Residential Guest Parking stalls set forth in Exhibit C hereto must be provided as part of the Residential Limited Common Elements at all times;

(2)           The Commercial Developer and the Residential Developer cannot materially reduce the size of a parking stall that is a Limited Common Element appurtenant to a Unit not owned by the Commercial Developer or the Residential Developer, unless such Unit Owner consents in writing.

(3)           The Commercial Developer and the Residential Developer cannot remove a parking stall that is a Limited Common Element appurtenant to a Unit not owned by the Commercial Developer or the Residential Developer unless a replacement parking stall is provided that is reasonably acceptable to the affected Unit Owner.

(4)           All changes to Limited Common Element parking stalls shall be executed and recorded as an amendment to this Declaration.

G.            The Commercial Developer shall have the right to install electric or other utility facilities and equipment and in connection therewith to change or alter any Commercial Developer Improvements if required by any law that requires designating any of the Commercial Limited Common Element parking stalls as exclusively for electric vehicles and the right to perform any alterations to the Common Elements in order to equip the parking stall(s) with electric vehicle charging units.

19.1.3      Cost and Time for Completion.  The Commercial Developer and the Residential Developer must pay all costs and expenses for the design, development and construction of their respective New Improvements.  Neither the Commercial Developer nor the Residential Developer makes any promise as to if or when construction of any New Improvements will commence and/or be completed.  The Commercial Developer and the Residential Developer must finish building any New Improvements within a reasonable time after they start building them.  If there is a delay for reasons beyond the reasonable control of the Commercial Developer or the Residential Developer or their contractors and subcontractors, the construction must be completed in the additional time reasonably needed to complete such construction.

19.1.4      Expenses.  Subject to Section 14.10 of this Declaration, except as provided in the Development Agreement during the term thereof, the Commercial Developer and the Residential Developer must at their sole cost and expense repair any damage to the Common Elements caused by their respective construction contractors.

19.1.5      Insurance.  The Commercial Developer with respect to any New Improvements it undertakes and the Residential Developer with respect to the Residential Developer Improvements or New

Improvements it undertakes shall each arrange and pay for builder’s risk insurance.  The insurance must stay in effect during the entire course of construction and must cover no less than 100% of the estimated cost of construction.  After the first sale of a Residential Unit by the Residential Developer, if the builder’s risk policy is still in effect, the insurance policy must name the Association and the Managing Agent as additional insureds and the Residential Developer must deposit evidence of the insurance with the Board and the Managing Agent.

19.1.6                  Encumbrance of Units.  The Commercial Developer and the Residential Developer can Mortgage or assign their interest in any Units they may own as security for a loan.  It may do this even before construction of the New Improvements is complete.

19.2               Nature of Reserved Rights.  The Commercial Developer Reserved Rights and Residential Developer Reserved Rights in this Section 19 include the right to do anything necessary or convenient to design, develop, build, add, and complete New Improvements on the Land, including the right to amend the Declaration and Condominium Map as necessary or convenient to describe the New Improvements.

19.3               Owners’ Obligations.  During the construction period, each Owner must:  (a) remain outside of any fenced construction area; and (b) not directly or indirectly do or attempt to do anything that would or could affect or interfere with the development, construction and completion of the New Improvements in the manner determined by the Commercial Developer and the Residential Developer in their sole discretion.

20.                                 RESERVED RIGHT TO RENT OR SELL UNITS.  Anything contained in this Declaration or the Bylaws to the contrary notwithstanding, the Residential Developer shall have the right to transact any business on and utilize any portion of the Residential Limited Common Elements and the Initial Residential Space necessary or desirable to consummate sales or rentals of Residential Units, including, but not limited to, the right to maintain employees in the sales or rental office, and to show Residential Units for sale or rent.  The sales or rental office, the furniture and furnishings in the model Residential Units, signs and all items pertaining to the sale or rental of Residential Units by the Residential Developer shall not be considered Common Elements but shall remain the property of the Residential Developer.  The right to consummate rentals of units and to maintain and start a rental or management office shall extend to any managing agent or rental agents employed by the nominees or designees of the Residential Developer.  The Commercial Developer also reserves the right to permit the Residential Developer to display signs within the Property as set forth in Section 9.3.4 of this Declaration and the use of signs pursuant to this Paragraph 22 shall also be governed by Section 9.3.4 of this Declaration.

In furtherance of the rights granted the Residential Developer in this Section 20, no act of omission or commission shall be taken by any Residential Owner, or the Association, which, in the reasonable discretion of the Residential Developer, would infringe upon the Residential Developer’s ability to sell or rent Residential Units, including, without limitation, altering the design, location or appearance of any of the Common Elements, failing to maintain any portion of the Condominium in accordance with sound property management standards or otherwise detracting from the aesthetic nature of the Condominium.

21.                                 RESERVED RIGHT TO CHANGE THE PROJECT TO COMPLY WITH LAW.  Notwithstanding anything stated to the contrary in this Declaration or the Bylaws, and except as otherwise provided by law and subject to Section 4.5 of this Declaration and subject to obtaining such approvals as may be required by Section 23 of this Declaration, the Commercial Developer with respect to the Commercial Developer Improvements and the Residential Developer with respect to the Residential Developer Improvements, reserve the right, at any time and from time-to-time, to change the Units, the Common Elements, the Limited Common Elements, and/or to amend the Condominium Documents, as required to comply with any laws that apply to the Project or to the Association, or the Commercial Developer and the Residential Developer.  This includes, without limitation, the federal Fair Housing Act, 42 U.S.C. §§3601 et seq., and the Americans With Disabilities Act 42 U.S.C. §§12101 et seq. (the “ADA”), and any rules and regulations adopted under either of them.  The Commercial Developer may also use any of the Commercial Developer Reserved Rights described in this Declaration and the Residential Developer may use any of the Residential Developer Reserved Rights described in this Declaration in connection with the use of their rights under this Section 21.

22.                                 RESIDENTIAL DEVELOPER AND COMMERCIAL DEVELOPER RESERVED RIGHTS GENERALLY.

22.1               Nature of Commercial Developer Reserved Rights.  The Commercial Developer hereby reserves all of the Development Rights as defined in §514B-3 of the Condominium Property Act with respect to the Commercial Developer Space and all other rights reserved herein to the Commercial Developer with respect to the Commercial Developer Space (all of such reserved rights hereinafter referred to as the Commercial Developer Reserved Rights).  The Commercial Developer Reserved Rights may be exercised from time-to-time partially or in combination.  The Commercial Developer is not obligated to exercise any of the Commercial Developer Reserved Rights and may exercise the Commercial Developer Reserved Rights unilaterally without the joinder, approval or consent of the Board, or any other Owner or entity subject only to the Board’s rights under §514B-140 of the Condominium Property Act.  Any person or entity that acquires any interest in any portion of the Project, whether by lien or ownership acquires such interest subject in all respects to this Declaration including without limitation all of the Commercial Developers Reserved Rights, their exercise and assignment of such rights if any.  The Commercial Developer may transfer the Commercial Developer Reserved Rights by complying with the requirements of §514B-136 of the Condominium Property Act.  The Commercial Developer may transfer a security interest in the Commercial Developer Reserved Rights and the transferee shall have the rights provided in §514B-136 of the Condominium Property Act.  Without the express written consent of the Commercial Developer the Commercial Developer Reserved Rights may not be invalidated by any amendment to this Declaration.  The costs and expenses associated with the exercise of the Commercial Developer Reserved Rights shall be the responsibility of the Commercial Developer and this provision shall take precedence over any and all provisions of this Declaration and the Bylaws to the contrary.  When a Unit Owner or any other Interested Person acquires a Unit or any other interest in the Project, he or she automatically agrees, promptly after being asked to do so, to join in, consent to, sign (and have notarized if asked), deliver, and record all documents and do all other things that the Commercial Developer in its sole discretion determines to be convenient to the exercise of the Commercial Developer Reserved Rights or to accomplish the purposes for which those rights were reserved as determined by the Commercial Developer.  In all events such joinder and consent shall not be required and in each instance shall be given by such third parties for the convenience of the Commercial Developer only.

22.2               Nature of Residential Developer’s Reserved Rights.  The Residential Developer is hereby reserved each and all of the rights reserved in this Declaration (which shall be included as Residential Developer Reserved Rights).  In addition, the Residential Developer is reserved the right to construct a residential tower above the Commercial Developer Improvements.  The Residential Developer Improvements will be constructed within the boundaries of the Initial Residential Space which may be subdivided by the Residential Developer into multiple Residential Units, Residential Limited Common Elements and General Common Elements as provided herein.  With respect to the Development Rights as defined in §514B-3 of the Condominium Property Act, only the Commercial Developer shall have the right to add or withdraw real estate from the Project or to merge Projects.  The Residential Developer shall have and hereby reserves the following Development Rights as defined in §514B-3 of the Condominium Property Act with respect to the Initial Residential Space, all subject to Section 4.5 and Section 23 of this Declaration:

22.2.1                  The right to create Residential Units, Residential Limited Common Elements and General Common Elements.

22.2.2                  The right to subdivide or combine Residential Units or convert Residential Units into Common Elements, and

22.2.3                  The right to otherwise alter or construct improvements within the Initial Residential Space.

22.3               Exercise of Residential Developer Reserved Rights. Notwithstanding anything in the Condominium Documents to the contrary, no construction or development activities shall be commenced, no Residential Developer Improvement shall be commenced, erected or maintained and no exterior addition, change or alteration of any nature to any Residential Developer Improvement, shall be made by the Residential Developer, nor shall the Residential Developer exercise any of the Residential Developer Reserved Rights for such purposes without the prior written consent of the Commercial Developer (such consent not to be unreasonably withheld, conditioned or delayed) and compliance with the terms of provisions of that certain Development Agreement dated              , 2010 by and between Commercial Developer and Residential Developer as may be amended or modified (the “Development Agreement”); provided, however, notwithstanding anything to the contrary, the Residential Developer may change the location of Residential Units and net floor area without the approval of the Commercial Developer, provided that the number of Residential Units shall not be increased beyond the number permitted by Section 4.5 of this Declaration and, provided further, that in the event that the number of levels to be developed is reduced below 18, the number of Residential Units that may be constructed must also be reduced pro rata.

22.3.1                  The Residential Developer shall obtain a performance and labor and materials payment bond naming as obligee the Commercial Developer, as its interests may appear, with a responsible corporate surety authorized to do business in the State of Hawaii, guaranteeing the full and faithful performance of such construction free and clear of any mechanics’ and materialmen’s liens for such construction, the payment of all Subcontractors, laborers and materialmen, and the discharge of any mechanics’ and materialmen’s liens for a penal sum of not less than one hundred percent (100%) of the estimated cost of such construction.  The Commercial Developer shall have the right to condition its approval of any Residential Improvements upon such other reasonable requirements regarding insurance coverage (including but not limited to a requirement that the Residential Developer maintain builder’s risk insurance as set forth in Section 19.1.5 of this Declaration), bonding, indemnification, required completion dates and such other matters as may be set forth in the Development Agreement including a requirement that the Residential Developer Improvements be approved by the Lot 73 Owner and the Lot 73 Occupant.

22.3.2                  Until the end of the Developer Control Period, the Commercial Developer with respect to the Commercial Improvements and the Residential Developer with respect to the Residential Improvements shall have the rights of the Association and/or the Insurance Trustee provided herein.

22.3.3                  Once commenced, the Residential Developer shall complete the Residential Developer Improvements within such time frame as required by the Development Agreement.

22.3.4                  The Residential Developer shall fully disclose to all potential buyers and buyers of Residential Units that the Commercial Developer shall have no responsibility for the construction and sales of the Residential Developer Improvements, including but not limited to, the residential tower, Residential Units and Residential Limited Common Elements and shall include agreements by each purchaser to waive any claims against the Commercial Developer and to look solely to the Residential Developer, its general contactor, subcontractors, material suppliers and manufacturers regarding any and all claims for any liabilities, warranties or obligations which have or may accrue to Residential Developer in connection with Residential Developer’s status under the Condominium Documents, or in connection with Residential Developer’s development of all or any real property and improvements within the Property, including, but not limited to, any liabilities, warranties or obligations concerning any Residential Units, Residential Limited Common Elements or other improvements constructed, or to be constructed, by or on behalf of the Residential Developer.  Residential Developer shall also include in each sales agreement with Residential Unit purchasers, the waivers of claims against the Commercial Developer contained in Section 22.4 and 22.4.1 of this Declaration.

22.3.5                  The Residential Developer Reserved Rights may be exercised from time-to-time partially or in combination.  The Residential Developer is not obligated to exercise any of the Residential Developer Reserved Rights.  Except as otherwise required in this Section 22.3, the Residential Developer may exercise the Residential Developer Reserved Rights unilaterally without the joinder, approval or consent of the Board, or any other Owner or entity subject to the Board’s rights under §514B-140 of the Condominium Property Act.  Any person or entity that acquires any interest in the Project, or in any apartment whether by lien or ownership acquires such interest subject in all respects to this Declaration including without limitation all of the Residential Developer Reserved Rights, their exercise and assignment of such rights if any.  The Residential Developer may transfer the Residential Developer’s Reserved Rights by complying with the requirements of §514B-136 of the Condominium Property Act and any requirements on such transfer that may be imposed by the Commercial Developer.  The Residential Developer may transfer a security interest in the Residential Developer Reserved Rights and the transferee shall have the rights provided in §514B-136 of the Condominium Property Act.  Without the express written consent of the Residential Developer the Residential Developer Reserved Rights may not be invalidated by any amendment to this Declaration.  The costs and expenses associated with the exercise of the Residential Developer Reserved Rights shall be the responsibility of the Residential Developer and this provision shall take precedence over any and all provisions of this Declaration and the Bylaws to the contrary.  When a Unit Owner or any other Interested Person acquires a Unit or any other interest in the Project, he or she automatically agrees, promptly after being asked to do so, to join in, consent to, sign (and have notarized if asked), deliver, and record all documents and do all other things that the Residential Developer in its sole discretion determines to be convenient to the exercise of the Residential Developer Reserved Rights or to accomplish the purposes for which those rights were reserved as determined by the Residential Developer.  In all events such joinder and consent shall not be required and in each instance shall be given by such third parties for the convenience of the Residential Developer only.

22.4               Responsibility for Residential Developer Improvements.  Approval by the Commercial Developer shall in no way be construed as to pass judgment on the correctness or suitability of the location, structural, mechanical or electrical design, suitability of water flow or drainage, location of utilities, or other qualities of the item being reviewed.  Neither the Commercial Developer nor any of its Representatives, shall bear any responsibility for ensuring structural integrity, soundness or compliance with building codes.  No representation is made by the Commercial Developer with respect to the quality, size, value or design of Residential Developer Improvements.  Approval by the Commercial Developer shall not be construed as a representation or warranty of any type regarding the design or construction of any Residential Developer Improvements and the neither the Commercial Developer, nor any of its Representatives, shall be liable for (i) soil conditions, drainage or other site work problems, (ii) defects or errors in any plans or specifications submitted by the Residential Developer, (iii) any structural or other defects in the Residential Developer Improvements, or (iv) any injury, damages, or loss arising out of the design, quality or manner of construction of any Residential Developer Improvements.  Approvals by Commercial Developer shall in no way be deemed to constitute a determination as to compliance with local zoning ordinances, governmental guidelines or restrictions, or be substituted in lieu of applicable governmental approvals and permits and no construction may commence until all such approvals and permits have been obtained.

22.4.1                  The Commercial Developer shall not assume or be responsible for and Residential Developer shall defend, indemnify and hold Commercial Developer and its Representatives harmless from any and all liability, cost and expense arising out of or associated with and each purchaser of a Residential Unit or subsequent owner thereof, by taking title thereto acknowledges and agrees that the Commercial Developer has no responsibility for and shall be deemed to have waived any and all claims against the Commercial Developer arising out of or associated with (a) Residential Developer’s status as the Residential Developer under the Declaration and the Condominium Property Act, (b) in any other capacity of Residential Developer acting on behalf of the Association including, but not limited to, Residential Developer’s designees on the Association Board of Directors, or (c) Residential Developer’s development, sale, leasing, marketing or operation of the Project, including, but not limited to, any acts, omissions, liabilities, obligations, or other matters concerning any Units, Common Elements or other improvements sold, operated or leased by or on behalf of Residential Developer.  Each purchaser of a Residential Unit or subsequent owner thereof, by taking title thereto acknowledges and agrees that the Commercial Developer has no responsibility for and shall be deemed to have waived any and all claims against the Commercial Developer arising out of or associated with the Residential Developer Improvements, including without limitation, their construction and sales.

22.4.2                  Pursuant to Section 514B-38(4) and Section 514B-32 (a) (12) of the Condominium Property Act, it is hereby reserved to the Commercial Developer and the Owners of the Commercial Units, the following rights:  In order to protect the interests of the Commercial Units and their Owners and tenants, the powers of the Association set forth in Section 514B-104 (1) of the Condominium Property Act to adopt and amend the Declaration, Bylaws, Condominium Map, rules and regulations affecting the Commercial Limited Common Elements, the power of the Association set forth in Section 514B-104 (6) of the Condominium Property Act to regulate the use, maintenance, repair, replacement and modification of the Commercial Limited Common Elements and the powers of the Association set forth in Section 514B-104 (7) and 514B-104 (8) of the Condominium Property Act shall all be subject to the consent and approval by affirmative vote of the Commercial Unit Class members and the written approval of the Commercial Developer.  The foregoing approval rights of the Commercial Unit Class members and the Commercial Developer (the “Commercial Approval Rights”) shall constitute approval requirements for the purposes of Section 514B-105 (e) of the Condominium Property Act with respect to the Commercial Limited Common Elements and shall also constitute restrictions on the powers of the Board of Directors as provided in Section 514B-106 (a) of the Condominium Property Act.

23.                                 APPROVALS REQUIRED FOLLOWING COMPLETION OF RESIDENTIAL DEVELOPER IMPROVEMENTS.Following Completion of Construction of each Residential Unit within the Residential Developer Improvements (which shall have been approved pursuant to Section 22 of this Declaration, including, without limitation, the approvals required under the terms of the Development Agreement) the following shall apply:

23.1               Tower Exterior Modifications; Plumbing Installation.  No (i) change or alteration of any nature to the Residential Developer Improvements above Garage Level 5, which changes the exterior design, color treatment and exterior materials used in the construction or reconstruction of the Residential Developer Improvements (a “Tower Modification”), (ii) plumbing, drainage lines or similar facilities shall be installed or placed over Unit C-1 (the “Unit C-1 Air Rights Area”) including within Unit C-1 (a “Plumbing Installation”) or (iii) construction or alteration of any Improvements within the Unit C-1 Air Rights Area (“Air Rights Construction Activity”) may be made without the express written approval of the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant.  This shall apply to any party (including, but not limited to, the Residential Developer, the Association, any Unit Owner or the Board) seeking to commence a Tower Modification, Plumbing Installation or Air Rights Construction Activity.  Prior to commencing a Tower Modification, Plumbing Installation or any Air Rights Construction Activity, the party seeking to do so shall provide the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant with detailed plans showing the site layout, exterior elevations, materials and other features of the Tower Modification, Plumbing Installation or Air Rights Construction Activity as well as such additional information deemed necessary by the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant.  The Commercial Developer, Lot 73 Owner and Lot 73 Occupant may consider (but shall not be restricted to consideration of) visual impact, harmony of external design with surrounding structures including, without limitation, the improvements on Lot 73 and whether such Tower Modification,  Plumbing Installation or Air Rights Construction Activity would interfere with the use or operation of any business on Lot 73 or any rights granted by easement for the benefit of the Lot 73 Owner, its tenants and their respective employees, licensees or invitees to use any parking facilities within the Commercial Limited Common Elements and those portions of the General Common Elements intended to provide ingress to and egress from such parking areas and Unit C-1.  In reviewing and acting upon any request for an approval, the Commercial Developer, the Lot 73 Owner and Lot 73 Occupant shall be acting in their own interests and shall owe no duty to any other Person, including, without limitation, the Association or any Unit Owner.  Approval by the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant shall in no way be construed as to pass judgment on the correctness of the location, structural, electrical or mechanical design, suitability of water flow or drainage, location of utilities, or other qualities of the item being reviewed.  Neither the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant, nor any of their Representatives, shall bear any responsibility for insuring structural integrity, soundness or compliance with building codes.  Approval by the Commercial Developer, the Lot 73 Owner and/or the Lot 73 Occupant shall not be construed as a representation or warranty of any type regarding the design or construction of any Tower Modification, Pipe Installation and/or any Air Rights Construction Activity and shall in no way be deemed to constitute a determination as to compliance with local zoning ordinances, governmental guidelines or restrictions, or be substituted in lieu of applicable governmental approvals and permits and no construction may commence until all such approvals and permits have been obtained.

23.2               Notice; Restrictions.  All construction upon the Property including, without limitation, Plumbing Installations, Air Rights Construction Activity and Tower Modifications and construction traffic access areas shall be conducted in accordance with a schedule and conditions (including, without limitation, approved staging areas) approved in advance, in writing by the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant so as to minimize interference with any construction work being performed by or on behalf of the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant and the operation of any business within the Property, Lot 73 and Ala Moana Shopping Center.  Structural support for improvements to be constructed above Unit C-1 must be provided in locations that do not interfere with the use of Unit C-1.  No Plumbing Installation and no repair, replacement or maintenance of any utility lines on or within the Retail/Parking Structure or within 150 feet of the Improvements on Lot 73 (the “Proximity Work”) shall be performed without providing the Lot 73 Owner and the Lot 73 Occupant with two week’s notice except in the event of an emergency, in which case, notice as practicable under the circumstances shall be given.  In all events, except as provided in the Development Agreement, non-emergency Proximity Work shall not be performed during November 1 through January 10 of any year, during the two weeks prior to Easter of any year and, during any period of time that the Lot 73 Occupant’s approval rights are in effect, and during any consecutive two week period between July 10 and August 10 of any year the dates of which shall be determined by the Lot 73 Occupant in is sole discretion.  All of the above work must be scheduled in advance with the approval of the Commercial Developer, the Lot 73 Owner and the Lot 73 Occupant in order to minimize interference with business on the Property, Lot 73 and the Ala Moana Shopping Center.  Neither the Lot 73 Owner nor any of its Representatives, shall bear any responsibility for any actions of the Lot 73 Occupant in its exercise or non-exercise of the Lot 73 Occupant’s rights under this Section 23.

24.                                 CALCULATION OF COMMON INTERESTS.  The Common Interests for the Units will be determined as follows:

24.1               Common Interest.  Each Unit will have an appurtenant undivided percentage interest in the Common Elements of the Project as set forth in Exhibit B of this Declaration.

24.2               Adjustment.  The Residential Developer reserves the right to amend this Declaration to correct the total percentage of Common Interests appurtenant to the Residential Units to equal seventy-nine percent (79%).  Prior to the first conveyance of a Residential Unit by the Residential Developer, the Residential Developer shall have the right to adjust one or more Residential Unit’s Common Interest in the Residential Developer’s discretion and following the first conveyance of a Residential Unit by the Residential Developer, the Residential Developer will have the right and option to adjust the Common Interest of one or more Residential Units by up to one tenth of a percent (0.1%), so that the total of all Common Interests for all of the Residential Units equals seventy-nine percent (79%).  As provided in Section 514B-109, the amendment shall also automatically amend the conveyance instrument if any that governs a Unit Owner’s interest in the Residential Unit.

25.                                 AMENDMENT AND RESTATEMENT OF DECLARATION.

25.1               General.  Subject to the provisions of Section 22.4.2 and any other express requirements set forth herein restricting the right of the Unit Owners to amend this Declaration, this Declaration may be amended by vote or written consent of Owners of Units to which at least eighty percent (80%) of the Common Interests are appurtenant.  An amendment will take effect only after if it is signed by the proper officers of the Association and is recorded.  The requirements of this Section 25.1 apply, except where this Declaration provides otherwise.

25.2               Super-Majority Vote.  Notwithstanding Section 25.1 to the contrary, the percentage of the voting power necessary to amend a specific clause or provision will not be less than the percentage of affirmative votes prescribed for action to be taken under that clause.  For example, if this Declaration says that one hundred percent (100%) of the Owners must approve a proposal not to repair or rebuild the Project after it is damaged, then the vote of one hundred percent (100%) of the Owners is necessary to amend that provision despite the requirements of Section 25.1.

25.3               Changes by the Residential Developer, Commercial Developer or an Owner.  Notwithstanding Sections 25.1 and 25.2 to the contrary, if the Commercial Developer, Residential Developer or any Owner changes or alters a Unit, the Common Elements and/or the Limited Common Elements pursuant to Section 18.2 such party may amend this Declaration and/or the Condominium Map as permitted by Section 18.3.  In addition the Commercial Developer, Residential Developer may in its exercise of the Residential Developer Reserved Rights or Commercial Developer Reserved Rights under this Declaration amend this Declaration and/or the Condominium Map as permitted by Section 18.3.

25.4               Developer Reserved Rights to Amend.  Notwithstanding Sections 25.1 and 25.2 to the contrary, the Residential Developer Reserved Rights and the Commercial Developer Reserved Rights include the right of the Residential Developer and the Commercial Developer, with the consent of the other and without the consent of any other Person, to change the Condominium Documents:

A.                                   In any way and for any purpose before the date when the Residential Developer first records a deed transferring a Residential Unit to someone other than the Residential Developer or its Lenders;

B.                                     To unilaterally file the “as-built” statement (with plans, if necessary or convenient) required by Section 514B-34 of the Condominium Property Act.  This may be done each time any improvement is completed.  It may also do this at any other time required by law or permitted by this Declaration.

C.                                     To comply with the real estate laws of any jurisdiction (for example, the State of Hawaii) or the requirements of any government agency or quasi-governmental agency having regulatory jurisdiction over the Condominium in connection with the registration of the Project to permit the sale of Residential Units or in connection with any other matter;

D.                                    To satisfy requests for changes made by any institutional lender, any title company licensed to do business in the State of Hawaii, FNMA, FHA, VA, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association or as may be required to comply with the Fair Housing Amendments Act of 1988, as amended, to comply with the Act, or to comply with other applicable laws and regulations.

E.                                      To correct any misstatements of fact in the Condominium Documents.  For example, to correct a mistake in the legal description of the Land.

The Residential Developer and Commercial Developer may use these rights at any time and it may use them more than once.

25.5               Limits on Amendments.

25.5.1                  Changes to Developer Reserved Rights.  Notwithstanding anything to the contrary in the Condominium Documents, no amendment to the Condominium Documents that changes, terminates, or other wise adversely impacts any of the Commercial Developer Reserved Rights or Residential Developer Reserved Rights, or any other rights of the Commercial Developer or Residential Developer under the Condominium Documents, will be effective without the express joinder of the Commercial Developer or Residential Developer as the adversely impacted party, as applicable.

25.5.2                  Commercial Units; Lot 73.  Notwithstanding anything stated to the contrary in the Condominium Documents all amendments to the Condominium Documents shall be subject to the following:

A.                                   No amendment to the Condominium Documents affecting any of the Commercial Limited Common Elements shall be effective without the consent of the Owner or Owners of the Unit or Units to which the Commercial Limited Common Elements are appurtenant.  This restriction shall not be affected by any changes to Section 514B-39 of the Condominium Property Act and may not be amended without the consent of all of the Commercial Unit Owners.  Until the end of the Developer Control Period no amendment to the Condominium Documents affecting any of the Residential Limited Common Elements shall be effective without the consent of the Residential Developer or affecting any of the Individual Residential Limited Common Elements without the consent of the Owner or Owners of the Unit or Units to which the Individual Residential Limited Common Elements are appurtenant.  This restriction shall not be affected by any changes to Section 514B-39 of the Condominium Property Act and, during the Developer Control Period, may not be amended without the consent of the Residential Developer.

B.                                     In no case shall an amendment to the Condominium Documents prohibit or materially restrict the use or occupancy of, or behavior within, a Commercial Unit, Commercial Limited Common Element or Individual Commercial Limited Common Element.

C.                                     No Amendment to the Condominium Documents may remove, revoke, modify or amend any of the rights, reservations, easements, interests, exemptions privileges or powers expressly provided to a Commercial Unit Owner under the Condominium Documents without the prior written consent of the affected Commercial Unit Owner.

D.                                    Any amendment to the Condominium Documents that would limit or interfere in any way with the use or operation of a Commercial Unit or its Limited Common Elements or with access to or from the Commercial Unit or its Limited Common Elements, shall not be effective without the prior written consent of the affected Commercial Unit Owner.

E.                                      Any amendment to the Condominium Documents that would limit or interfere in any way with the rights, reservations, easements, interests, exemptions, privileges or powers expressly provided to the Lot 73 Owner or the Lot 73 Occupant under the Condominium Documents shall require the prior written consent of the Lot 73 Owner.

F.                                      Any amendment to the Condominium Documents that would limit or interfere with use of those of the Common Elements which, pursuant to this Declaration, are available for use by the general public shall require the written consent of all Commercial Unit Owners and the Lot 73 Owner.

G.

25.6               Reassignment of Parking Stalls and Commercial Limited Common Elements.

25.6.1                  Any Residential Unit Owner may transfer or exchange an Individual Residential Limited Common Element parking stall that is assigned to such Unit Owner’s Unit to another Unit; provided that at all times each Residential Unit shall have at least one assigned Individual Residential Limited Common Element parking stall.  The transfer shall be executed and recorded as an amendment to this Declaration and the amendment need only be executed by the Owner of the Unit whose Individual Residential Limited Common Element is being transferred and the Owner of the Unit receiving the Individual Residential Limited Common Element subject to any required consent of Lenders or lessors.  Any Commercial Unit Owner may transfer or exchange an Individual Commercial Limited Common Element that is assigned to such Unit Owner’s Unit to another Unit.  The transfer shall be executed and recorded as an amendment to this Declaration and the amendment need only be executed by the Owner of the Unit whose Individual Commercial Limited Common Element is being transferred and the Owner of the Unit receiving the Individual Commercial Limited Common Element subject to any required consent of Lenders or lessors.  A copy of the Amendment must be promptly delivered to the Association.

25.7               Restatement.  Pursuant to the provisions of Section 514B-109 of the Condominium Property Act, the Association has the authority by Board Resolution to:

A.                                   restate this Declaration and the Bylaws, but only to set forth all valid amendments thereto adopted in full compliance with all of the requirements of this Declaration; and

B.                                     amend this Declaration and the Bylaws as required to conform with the provisions of the Condominium Property Act or any other law or regulation adopted by a governmental authority.

No restated or amended Declaration or Bylaws will be effective unless and until it is recorded.

25.8               Residential Limited Common Elements.  Subject to all of the reservation of rights and requirements for consents as specifically provided in this Declaration, any consents or approvals required by the Owners of Residential Units in connection with the Residential Limited Common Elements shall require the affirmative vote of no less than a majority of the Residential Class Common Interests and any specified percentage of Residential Unit Owners shall mean the percentage of Residential Class Common Interests.

26.                                 DISCLOSURES AND LIMITATION OF LIABILITY.

26.1               Obstruction of Views.  The views from the Unit or Project may change, be affected or obstructed by (i) construction or installation of buildings, improvements, structures, walls and/or landscaping by the Commercial Developer, Residential Developer or owners of property outside the Project and/or (ii) the growth of trees, landscaping and/or vegetation within or outside the Project.  Each Owner and every other Interested Person waives, releases and discharges any rights, claims or actions that such person may have, now or in the future, against the Commercial Developer, Residential Developer and their Representatives, licensees, successors and assigns, and arising directly or indirectly out of or from any such change or obstruction of views by reason of such further development.

26.2               Noise; Traffic.  Noise, dust, vibration, and/or traffic in the vicinity of the Project may increase if and when any structures are constructed on lands adjacent to or in the vicinity of the Project.  Each Owner and every other person who has any interest in the Project or who has the right to use the Project or any part of it waives, releases and discharges any rights, claims or actions that such person may have, now or in the future, against the Commercial Developer, Residential Developer and their representatives, licensees, successors and assigns, and arising directly or indirectly out of or from such obstruction of views, additional noise, dust, vibrations, and/or additional traffic by reason of such further development including, without limitation, construction and operation of the City and County of Honolulu’s planned elevated rail transit project, if constructed, which could be constructed upon portions of, and adjacent to, the Project.

26.3               Security.  The Association, the Commercial Developer, Residential Developer, the Managing Agent, and each of their Representatives, are not in any way to be considered insurers or guarantors of safety or security within the Project, nor can any of them be held liable for any loss or damage by reason of failure to provide adequate or affective safety or security measures.  Neither the Association nor the Commercial Developer, Residential Developer nor the Managing Agent make any representation or warranty that any fire protection, burglar alarm, or other safety or security system or measures, including anything intended to limit access to the Project, (i) will be effective in all cases and cannot be compromised or circumvented; (ii) will prevent all losses; (iii) will limit access to the Project; or (iv) will provide the detection or protection which it is designed or intended to provide.  Each Owner and every other Interested Person acknowledges, understands, and agrees that the Association, the Commercial Developer, Residential Developer and the Managing Agent are not insurers and that each person using the Project assumes all risks of personal injury, death, or loss or damage to property resulting from the acts of third parties.  Each Owner and every other person who has any interest in the Project or who has the right to use the Project or any part of it waives, releases and discharges any rights, claims or actions that such person may have, now or in the future, against the Commercial Developer, Residential Developer and their Representatives by reason of failure to provide adequate or effective safety or security measures.

26.4               Warranties.  Each Residential Unit Owner by acceptance of a deed to a Residential Unit acknowledges that the Residential Developer is the developer of the Residential Developer Improvements which includes the Residential Units and their appurtenant Residential Limited Common Elements within the Initial Residential Space and that the Residential Developer is independent from and not affiliated with Commercial Developer.  The Commercial Developer shall not assume or be responsible for any liabilities, warranties or obligations which have or may accrue to the Residential Developer, their successors and assigns including, but not limited to, any liabilities, warranties or obligations concerning any Units, buildings or other improvements constructed, or to be constructed, by or on behalf of the Residential Developer.  Commercial Developer makes no representation or warranty whatsoever, whether express or implied, with respect to any Units, Common Elements buildings or other Residential Developer Improvements, nor has Commercial Developer authorized any other party to make any such representation or warranty, and such other parties are without legal authority to enforceably make any such representation or warranty.  Commercial Developer shall not assume or be responsible for and each Residential Unit Owner by acceptance of a deed to a Residential Unit expressly waives any and all claims against Commercial Developer for any liabilities, warranties or obligations which have or may accrue to Residential Developer in connection with Residential Developer’s status under the Condominium Documents, or in connection with Residential Developer’s development of all or any real property and improvements within the Property, including, but not limited to, any liabilities, warranties or obligations concerning any Residential Units, Residential Limited Common Elements or other improvements constructed, or to be constructed, by or on behalf of Residential Developer.

26.4.1                  The Residential Developer is developing the Residential Developer Improvements in the Project but it is not the general contractor or an affiliate of the general contractor who built the Residential Developer Improvements in the Project.  In addition, the Commercial Developer developed the Commercial Developer Improvements in the Project but it is not the general contractor or an affiliate of the general contractor who built the Commercial Developer Improvements in the Project.  Neither the Residential Developer nor the Commercial Developer makes any warranties, express or implied, about the Units or the Project, or about consumer products or anything else installed or contained in the Units or the Project.  This includes, but is not limited to, warranties of merchantability, habitability, workmanlike construction, fitness for a particular purpose, or sufficiency of design.  All rights and interests in the Project are sold “as is” and “where is”, with all defects, whether visible or hidden, and whether known or not known.  This means, among other things, that neither the Commercial Developer nor the Residential Developer is required to fix any defect no matter who or what causes it or when it is discovered.  Each Owner and every other Interested Person waives, releases, and discharges any and all rights and claims such person may have, now or in the future, against the Commercial Developer, Residential Developer and their Representatives, successors and assigns for (i) any defects in the Units or the Project or any consumer products or anything else things installed or contained in the Units or the Project, and (ii) for injury to persons or property arising from any such defects.  This means that neither the Commercial Developer nor Residential Developer will not have to pay for any injury or damage to people or things as a result of any defect.

CHAPTER 672E OF THE HAWAII REVISED STATUTES CONTAINS IMPORTANT REQUIREMENTS OWNERS MUST FOLLOW BEFORE THEY MAY FILE A LAWSUIT OR OTHER ACTION FOR DEFECTIVE CONSTRUCTION AGAINST THE CONTRACTOR WHO DESIGNED, REPAIRED, OR CONSTRUCTED THE OWNER’S HOME OR FACILITY.  NINETY DAYS BEFORE AN OWNER FILES A LAWSUIT OR OTHER ACTION, THE OWNER MUST SERVE ON THE CONTRACTOR A WRITTEN NOTICE OF ANY CONSTRUCTION CONDITIONS THE OWNER ALLEGES ARE DEFECTIVE.  UNDER THE LAW, A CONTRACTOR HAS THE OPPORTUNITY TO MAKE AN OFFER TO REPAIR AND/OR PAY FOR THE DEFECTS.  THE OWNER IS NOT OBLIGATED TO ACCEPT ANY OFFER MADE BY A CONTRACTOR.  THERE ARE STRICT DEADLINES AND PROCEDURES UNDER THE LAW, AND FAILURE TO FOLLOW THEM MAY NEGATIVELY AFFECT BUYER’S ABILITY TO FILE A LAWSUIT OR OTHER ACTION.

26.5               Condominium Map.  Nothing in the Condominium Map is intended to be or is a representation or warranty by the Commercial Developer or Residential Developer.

26.6               Environmental Issues-Mold.  Mold and mold spores are present throughout the environment and residential condominium construction cannot practicably be designed to exclude the introduction of mold spores.  All mold is not necessarily harmful, but certain strains of mold have been found to have adverse health effects on susceptible persons.  Moisture is the primary mold growth factor that must be addressed.  Affirmative steps taken by Owners and the Association to minimize or control moisture can minimize or eliminate mold growth in the Project.  The Bylaws set forth steps that should be taken by Unit Owners and the Association to reduce or eliminate the occurrence of mold growth and thereby minimize any possible adverse health effects that may be caused by mold.  Neither the Commercial Developer nor the Residential Developer can ensure that mold and mold spores will not be present in the Project.  The failure of an Owner or the Association to follow the steps set forth in the Bylaws may increase the risk of mold growth and mold spores being present in the Project.  Neither the Commercial Developer nor the Residential Developer shall be liable for any actual, special, incidental or consequential damages based on any legal theory whatsoever, including, but not limited to, strict liability, breach of express or implied warranty, negligence or any other legal theory, with respect to the presence and/or existence of molds, mildew and/or microscopic spores at the Project unless caused by the sole negligence or willful misconduct of the Commercial Developer or the Residential Developer.

27.                                 MISCELLANEOUS.

27.1               Owners May Incorporate.  The Unit Owners may form a non-profit Hawaii corporation to serve as the Association.  If so, the corporation will have all of the rights, powers, obligations and duties of the Association as stated in the Condominium Documents or the Condominium Property Act.  The fact that a corporation is formed to be the Association does not change any of the covenants, conditions or restrictions contained in this Declaration or in the Bylaws.  The corporation must adopt the Bylaws as the bylaws of the corporation.  The Articles of Incorporation and Bylaws of the corporation will be subordinate to this Declaration.  If the corporation takes any action that violates all or any part of this Declaration or the Bylaws of the Association, the action will be void.

27.2               Effect of Invalid Provisions.  The provisions of this Declaration are severable.  Invalidation of any part of this Declaration by judgment, decree or order shall in no way affect any other provisions of this Declaration, each of which shall remain in full force and effect.

27.3               Dispute Resolution.

27.3.1                  Claim Notice; Inspection; Right to Repair.  Every claim against the Commercial Developer, including any of their employees, agents or contractors (each of the foregoing a “Commercial Respondent”) by the Association and/or any Owner or Owners (each of the foregoing a “Commercial Claimant”) regarding the design or construction of the Commercial Developer Improvements, shall be resolved pursuant to the requirements of this Section 27.3.  In addition, every claim against the Residential Developer, including any of their employees, agents or contractors (each of the foregoing a “Residential Respondent”) by the Association and/or any Owner or Owners (each of the foregoing a “Residential Claimant”) regarding the design or construction of the Residential Developer Improvements, shall be resolved pursuant to the requirements of this Section 27.3.  As used below in this Section 27.3, the term “Respondent” shall refer to the Commercial Respondent and the Residential Respondent, as applicable.

A.                                   The Respondent shall have the absolute right, in its sole discretion, to repair any portion of the Condominium, including but not limited to, items listed in the “Claim Notice” (defined below) provided that such repair is undertaken and completed within a reasonable period of time and is performed within acceptable industry standards in effect when the improvement was originally constructed by or on behalf of the Respondent. The Association and each Owner shall provide the Respondent with all necessary access to the Condominium to perform such repairs.

B.                                     The Claimant shall make a prudent and reasonable attempt to mail or otherwise deliver written notice to the Respondent specifying the defect or defects that are the subject of its claim, including specific identification of the exact locations of all portions of the Condominium for which the Respondent has responsibility that have manifested damage or otherwise indicate existence of a defect (the “Claim Notice”). The Claim Notice must clearly state and describe in detail whether and how the Claim involves the improvements constructed by or on behalf of the Respondent.

C.                                     Within twenty (20) days after the receipt of the Claim Notice, the Respondent may notify the Claimant that the Claim is rejected or may be rejected subject to investigation and may make a written request to the Claimant to inspect the property identified in the Claim Notice (the “Inspection Request”).

D.                                    Within ten (10) days after receipt of the Inspection Request, the Claimant shall make available for inspection the property identified in the Claim Notice during normal working hours or other mutually agreed upon times. If necessary, interior inspections of Units shall occur only during normal business hours or other mutually agreed upon times, only upon prior notice to the Owner or occupant of the Unit, and only with the consent of the Owner of the Unit, which consent may not be unreasonably withheld or delayed. In addition, if the Claimant has engaged the services of a professional to prepare the contents of the Claim Notice, then the Claimant shall make the professional available to meet with and/or accompany the Respondent in inspecting the items in the Claim Notice.

E.                                      Such inspection shall be completed within forty-five (45) days after the date the subject property is made available to the Respondent by the Claimant for inspection; provided, however, that if such inspection is not reasonably capable of being completed within such forty-five (45) day period, and provided further that the Respondent commences good faith efforts to commence such inspection within such forty-five (45) day period and thereafter diligently prosecutes such efforts to completion, such forty-five (45) day period shall be extended for the period of time reasonably necessary for the Respondent to commence and complete such inspection. The Respondent shall pay all costs of such inspection, shall restore the subject property to the condition that existed immediately before such inspection within ten (10) days after the completion of such inspection, and shall indemnify the Claimant for any and all damages resulting from such inspection; provided, however, that if such restoration is not reasonably capable of being completed within such ten (10) day period, and provided further that the Respondent commences good faith efforts to commence such restoration within such ten (10) day period and thereafter diligently prosecutes such efforts to completion, such ten (10) day period shall be extended for the period of time reasonably necessary for the Respondent to commence and complete such restoration.

27.3.2                  Settlement Statement; Settlement Conference. Within thirty (30) days after completion of the inspection under Section 27.3.1 above, the Respondent shall submit a written statement to the Claimant stating the Respondent’s position regarding the items in the Claim Notice which may include a proposed settlement of the claim or claims identified in the Claim Notice, and may state whether the Respondent proposes to do any remedial work, pay the Claimant a cash amount, or both (the “Settlement Statement”).

A.                                   If the Respondent fails to deliver a timely Settlement Statement, the Claimant may bring an action on the claim or claims identified in the Claim Notice subject to the requirements of Section 27.3.3.

B.                                     If the Respondent delivers a timely Settlement Statement, then within thirty (30) days after receipt of the Settlement Statement, the Claimant shall hold a settlement conference with the Respondent to discuss the claim or claims identified in the Claim Notice and the proposed settlement stated in the Settlement Statement (the “Settlement Conference”). If the Claimant is the Association, it shall be represented by at least a majority of the members of the Board of Directors at the Settlement Conference. The Claimant and the Respondent

may be represented by attorneys and consultants at the Settlement Conference and any mutually agreed upon continuation thereof.

C.                                     If a settlement of the claim or claims identified in the Claim Notice is not reached within thirty (30) days after the Settlement Conference, or any mutually agreed upon continuation thereof, the Claimant or the Respondent may deliver to the other party, within thirty (30) days after the Settlement Conference, or any mutually agreed upon continuation thereof, a written request for nonbinding mediation. Either party to any such nonbinding mediation may elect to terminate such nonbinding mediation at any time, but not before the mediation has lasted at least three (3) hours, upon that party’s determination that the nonbinding mediation has been unable to resolve the dispute, by giving written notice to the other party of such determination.

D.                                    With respect to any claim brought by the Association, if the Board of Directors does not accept the Respondent’s proposed settlement set forth in the Settlement Statement, and if the parties are unable to resolve the dispute through nonbinding mediation, the Association shall comply with Section 27.3.3 prior to bringing any action against the Respondent.

E.                                      Any notice, request, statement, or other communication required to be sent to the Respondent or a Claimant under this Section 27 shall be mailed by first-class registered or certified mail, return receipt requested, or sent by facsimile (with evidence of transmission and receipt), or personally served on the party entitled to receive such notice, request statement or other communication.

27.3.3                  Commencement of Action by the Association; Notice to Owners. Before the Association may file a lawsuit against the Respondent based on any claim or claims identified in a Claim Notice, the Association shall:

A.                                   Provide to each Owner a statement of the claim of the Association against the Respondent and estimates of (i) the value of the claims, (ii) the likelihood that the Association will prevail on each claim, (iii) the total amount of legal fees, court costs and expenses that the Association is likely to incur through the trial or completion of other legal proceeding, (iv) an estimate of the total amount of any Special Assessments, or any increase in the Regular Assessments, that the Board expects to charge to the Owners to pay for legal fees, court costs, and expenses while the lawsuit or other legal proceeding is going on and (v) an analysis of the impact that the commencement of any action may have on the lending institutions and their willingness to finance Units in the Project;

B.                                     Provide to each Owner a copy of the list of claims and estimates, together with a notice of the annual or special meeting of the Association at which the matter of Association authorization to start and prosecute a lawsuit or other legal proceeding against the Respondent or any company related to the Respondent will be put to a vote;

C.                                     Provide to each Owner a copy of the written response of the Respondent to the claim of the Association, including any proposed settlement delivered by the Respondent to the Association;

D.                                    Provide to each Owner a statement that if at least ten percent (10%) of the Owners (other than the Respondent) request a special meeting of the Association to discuss the proposed litigation or other legal proceeding within thirty (30) days after the date the notice is mailed or otherwise delivered to the Owners, then a special meeting must be held.

E.                                      At the annual or special meeting of the Association, Owners of Units having at least a majority of the Common Interests of the Project (not counting the Common Interests appurtenant to Units owned by the Respondent) shall authorize the Board to start and prosecute the lawsuit or other legal proceeding. This requirement does not apply to lawsuits against the Respondent filed solely to collect Assessments, that are past due or to enforce the Condominium Documents.

27.4               Waiver of Jury Trial. ANY LAWSUIT AGAINST THE RESPONDENT BY A CLAIMANT SHALL BE SOLELY BEFORE A JUDGE IN THE JURISDICTION WHERE THE CONDOMINIUM IS

LOCATED. THE ASSOCIATION AND ALL INDIVIDUAL UNIT OWNERS WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY THE ASSOCIATION OR ANY INDIVIDUAL UNIT OWNER AGAINST THE RESPONDENT IN CONNECTION WITH ANY RIGHTS OR OBLIGATIONS BETWEEN THE ASSOCIATION AND/OR A UNIT OWNER AGAINST THE RESPONDENT REGARDLESS OF THE FORM OF THE CLAIM(S) MADE OR DAMAGES SOUGHT. THIS WAIVER OF JURY TRIAL WILL EXTEND TO ANY THIRD PARTY NAMED IN ANY PROCEEDING BY THE ASSOCIATION, ANY UNIT OWNER OR THE RESPONDENT. IN ADDITION TO THE FOREGOING, ANY CLAIMS AGAINST THE COMMERCIAL DEVELOPER ARE SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 22.4 OF THIS DECLARATION.

27.5               Compliance. The Respondent and any Claimant may assert a substantial failure by the other to substantially comply with a material requirement of this Section 27 as a procedural deficiency in any action or proceeding, at law or in equity, involving the Respondent and such Claimant. In the event that the court before which such action or proceeding is pending shall find that the Respondent or the Claimant has failed to substantially comply with a material requirement of this Section 27 and that the rights of a party have been substantially impaired, the parties shall be deemed to have consented to a stay in such action or proceeding, not to exceed ninety (90) days, during which the Respondent and the Claimant shall, in good faith, establish compliance with such material requirement.

27.6               Several Obligations. The obligations and liability of the Commercial Developer and Residential Developer under this Section 27 and elsewhere in the Condominium Documents are several and not joint and several. Any claim asserted with respect to the Commercial Developer Improvements may be pursued only against the Commercial Developer as the Respondent and any claim asserted with respect to the Residential Developer Improvements may be pursued only against the Residential Developer as the Respondent.

27.7               Amendment. Any provision of this Declaration or the Bylaws to the contrary notwithstanding, no amendment to this Section 27 shall be made without the prior written consent of the Commercial Developer and the Residential Developer.

27.8               Continuing Activities. EACH OWNER UNDERSTANDS AND AGREES THAT RESIDENTIAL DEVELOPER IS ENGAGED IN A SALES AND DEVELOPMENT PROGRAM AND THAT CERTAIN ELEMENTS OF THE PROJECT MAY NOT BE COMPLETED AND COMPLETION OF THE IMPROVEMENT OF SUCH ITEMS MAY BE DEFERRED BY RESIDENTIAL DEVELOPER AT RESIDENTIAL DEVELOPER’S SOLE AND ABSOLUTE OPTION, PROVIDED NORMAL ACCESS AND PARKING FACILITIES ARE PROVIDED FOR THE UNITS CONVEYED TO THIRD PARTIES. AS AN INTEGRATED STRUCTURE CONSISTING OF A VARIETY OF USES THAT MAY BE CHANGED FROM TIME-TO-TIME, ALTERATIONS, CONSTRUCTION, REMODELING, REPAIR AND CHANGES OF USES OF PORTIONS OF THE PROPERTY MAY OCCUR FROM TIME-TO-TIME.

27.9               Uses Changes. EXCEPT AS EXPRESSLY SET FORTH IN THE CONDOMINIUM DOCUMENTS, NEITHER THE COMMERCIAL DEVELOPER NOR THE RESIDENTIAL DEVELOPER MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE (A) NATURE OF ANY IMPROVEMENTS TO BE INITIALLY OR SUBSEQUENTLY CONTAINED IN THE PROJECT, (B) THE INITIAL OR SUBSEQUENT USES OF ANY PORTION OF THE PROJECT, OR (C) THE SERVICES (AND THE COSTS OF SUCH SERVICES) WHICH MAY BE PROVIDED TO OWNERS.

27.10         Mixed-Use Project. THE PROJECT IS A MIXED USE CONDOMINIUM WHICH INCLUDES RETAIL AND OTHER COMMERCIAL FACILITIES. OWNING PROPERTY IN A MIXED USE PROJECT HAS ADVANTAGES AS WELL AS DISADVANTAGES. THE DISADVANTAGES INCLUDE, BUT ARE NOT LIMITED TO, CROWDS, DISTURBANCES, LIGHTS, NOISE, INTERRUPTIONS, LOSS OF PRIVACY AND TRAFFIC CONGESTION DURING DAY AND EVENING HOURS, RESULTING FROM THE GENERAL PUBLIC’S USE OF RETAIL AND OTHER COMMERCIAL FACILITIES AND CERTAIN COMMON ELEMENTS WITHIN THE CONDOMINIUM. EACH OWNER, BY ACCEPTANCE OF A DEED, ACKNOWLEDGES THE ADVANTAGES AND DISADVANTAGES OF LIVING IN A MIXED USE PROJECT.

27.11         Declaration Regarding Zoning Compliance. Subject to the penalties set forth in Hawaii Revised Statutes Section 514B-69(b), the Commercial Developer declares that the Project as currently built is in compliance with all zoning and building ordinances and codes, and all other permitting requirements applicable to the Project, pursuant to Hawaii Revised Statutes Section 514B-5 and 514B-32(a)(13). In order to achieve this compliance, Zoning Variance No. 2005/VAR-31 was issued on January 11, 2006 by the Director of the Department of Planning and Permitting of the City and County of Honolulu to permit the parking structure building to encroach into the Kona Street front yard. By letter dated September 17, 2008, the Director of the Department of Planning and Permitting of the City and County of Honolulu interpreted Zoning Variance No. 2005/VAR-31 as permitting certain improvements to the façade of the parking structure fronting Kapiolani Boulevard. The encroachment into yards is a legal nonconforming condition, use or structure which is made legal by Zoning Variance No. 2005/VAR-31.

27.12         Unit C-1 Special Provisions. The Land and Improvements submitted to the condominium property regime is submitted to the condominium property regime subject to the items described in the attached Exhibit A, including the unrecorded lease dated June 15, 2005 (the “2005 Lease”) by and between the Lot 73 Owner and Nordstrom, Inc. As provided in Section 514B-31 of the Condominium Property Act, the condominium property regime created hereby shall be subject to the right, title and interests described in and created by the 2005 Lease including, without limitation, rights to use and occupy Unit C-1 and rights and obligations to insure or self insure the improvements that make up Unit C-1 and the requirements for reconstruction after damage or destruction and the rights and obligations in connection with any condemnation of Unit C-1 as set forth in the 2005 Lease, all of which shall take precedence over any conflicting provisions in this Declaration. During the term of the 2005 Lease, the lessee thereunder shall be the Owner of the improvements that constitute Unit C-1.

27.13         Indemnification

27.13.1            By Residential Developer. Subject to Section 14.10, the Residential Developer shall defend (with counsel reasonably acceptable to the Commercial Indemnitee), indemnify and hold harmless, at its expense, the Commercial Developer, the Lot 73 Owner, the Lot 73 Occupant and their Representatives and each Commercial Unit Owner (individually and collectively the “Commercial Indemnitee”) against and from all claims, demands, liabilities, penalties, damages, actions, suits, losses, expenses and judgments, including court costs and reasonable attorneys’ fees, distribution and costs (including those incurred through appeals), which may be imposed upon or incurred by or asserted against any Commercial Indemnitee, to the extent arising out of the development, construction, repair, failure to repair, or renovation by the Residential Developer, or any tenant, subtenant, licensee, employee, contractor and agent of the Residential Developer of any Residential Unit, Residential Limited Common Elements or General Common Elements. The foregoing indemnification obligation shall only be applicable to the extent that the claim, demand, liability, penalty, damage, action, suit, expense, loss or judgment results in a loss which exceeds the liability insurance coverage maintained by the Residential Developer.

27.13.2            By Association. Subject to Section 14.10, the Association shall defend (with counsel reasonably acceptable to the Commercial Indemnitee), indemnify and hold harmless, at its expense, the Commercial Indemnitee against and from all claims, demands, liabilities, penalties, damages, actions, suits, losses, expenses and judgments, including court costs and reasonable attorneys’ fees, distribution and costs (including those incurred through appeals), which may be imposed upon or incurred by or asserted against any Commercial Indemnitee, to the extent arising out of the development, construction, repair, failure to repair, or renovation by the Association, or any tenant, subtenant, licensee, employee, contractor and agent of the Association, of any Residential Unit, Residential Limited Common Elements or General Common Elements. The foregoing indemnification obligation shall only be applicable to the extent that the claim, demand, liability, penalty, damage, action, suit, expense, loss or judgment results in a loss which exceeds the liability insurance coverage maintained by the Association.

27.13.3            By Commercial Unit Owner. Subject to Section 14.10, Each Commercial Unit Owner shall defend (with counsel reasonably acceptable to the Residential Indemnitee), indemnify and hold harmless, at its expense, the Residential Developer and its Representatives and the Association (individually and collectively the “Residential Indemnitee”) against and from all claims, demands, liabilities, penalties, damages, actions, suits, losses, expenses and judgments, including court costs and reasonable attorneys’ fees, distribution and costs (including those incurred through appeals), which may be imposed upon or incurred by or asserted against any such Residential Indemnitee, to the extent arising out of the development, construction, repair, failure to repair or renovation by the Commercial Unit Owner or any tenant, subtenant, licensee, employee, contractor and agent of the Commercial Unit

Owner of any Commercial Unit or Commercial Limited Common Elements. The foregoing indemnification obligation shall only be applicable to the extent that the claim, demand, liability, penalty, damage, action, suit, expense, loss or judgment results in a loss which exceeds the liability insurance coverage maintained by the Commercial Unit Owner.

27.14         Notices. Except as otherwise expressly required in this Declaration, the Bylaws or the Condominium Property Act, all notices, requests, demands, bills, statements, or other communications under this Declaration and the Bylaws shall be in writing and shall be deemed to have been duly given if delivered personally or when delivered by certified mail, return receipt requested, or by any other delivery or courier service that can provide tracking information regarding the delivery of such notice, as follows: (a) if to the Commercial Developer                      , or such other address provided by the Commercial Developer to the Board of Directors, (b) if to the Residential Developer                      , or such other address provided by the Residential Developer to the Board of Directors, or (c) if to the Lot 73 Owner,                      , or such other address provided by the Lot 73 Owner to the Board of Directors. If delivery of any notice as provided in this Section is refused, the date of such refusal shall be deemed to be the date of delivery.

27.15         Changes In The Law. If any law that applies to the Project changes after this Declaration and the Bylaws are recorded, the change in law will control over the provisions of the Declaration or the Bylaws only to the extent the legislative body that enacted the change in law expressly provides that the changes in law will control over inconsistent provisions in existing condominium documents.

27.16         No Gift or Dedication.Nothing contained in this Declaration shall be deemed to be a gift or dedication of any portion of the Property to the general public, or for the general public or for any public purpose whatsoever.

27.17         Captions. The captions contained herein are here for convenience only. They do not completely or adequately explain each section or the entire document. Owners must read with care each and every part of this Declaration, not just the captions.

27.18         Effect of Failure to Enforce. A violation of any part of the Condominium Documents by one person does not excuse that person or anyone else from his or her duty to obey that and all other parts of the Condominium Documents. Any failure to enforce any provision of this Declaration does not limit or take away the right to enforce that provision later.

27.19         No Partnership. Nothing contained in this Declaration shall be deemed to or is intended to create a partnership between the Commercial Developer, the Residential Developer, or any Unit Owner for federal income tax law, state law, or any other purpose.

27.20         Consent Standard. Where the consent of a party is called for in this Declaration, such consent shall not be unreasonably conditioned, withheld or delayed unless a different approval standard is specifically set forth in this Declaration.

IN WITNESS WHEREOF, the Commercial Developer has executed this Declaration of Condominium Property Regime as of the          day of                      , 20       .

KAPIOLANI RETAIL, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) ss.
CITY AND COUNTY OF	)

On this                  day of                       , 20   , before me personally appeared                                           , to me known, who, being by me duly sworn or affirmed, did say that such person executed this         DECLARATION OF CONDOMINIUM PROPERTY REGIME OF 1555 KAPIOLANI CONDOMINIUM dated                                 , 20      , as the free act and deed of such person, and if applicable, in the capacity shown, having been duly authorized to execute such instrument in such capacity.

KAPIOLANI RETAIL, LLC

Print Name:
Notary Public, State of Hawaii
First Judicial Circuit

My Commission expires:

EXHIBIT A

DESCRIPTION OF LAND

ALL OF THAT CERTAIN PARCEL OF LAND SITUATE AT KALIA, WAIKIKI, CITY AND COUNTY OF HONOLULU, STATE OF HAWAII, DESCRIBED AS FOLLOWS:

LOT 74, AREA 95,725 SQUARE FEET, AS SHOWN ON MAP 23, FILED WITH LAND COURT CONSOLIDATION NO. 20 OF THE HAWAIIAN DREDGING COMPANY, LIMITED.

TOGETHER WITH A NON-EXCLUSIVE, IRREVOCABLE AND PERPETUAL EASEMENT AND RIGHTS-OF-WAY FOR PURPOSES OF INGRESS AND EGRESS AND UTILITIES OVER, UNDER, IN AND THROUGH LOTS 1, 3, 4, 5 AND 6 OF LAND COURT CONSOLIDATION NO. 65 AND LOTS 1, 2 AND 3 OF LAND COURT CONSOLIDATION NO. 70, AS GRANTED BY UNDATED EASEMENT AGREEMENT RECORDED JUNE 28, 1982 AS LAND COURT DOCUMENT NO. 1121201 OF OFFICIAL RECORDS, AS AMENDED BY INSTRUMENT RECORDED APRIL 7, 1983 AS LAND COURT DOCUMENT NO. 1160791 OF OFFICIAL RECORDS, AND SUBJECT TO THE TERMS AND PROVISIONS, INCLUDING THE FAILURE TO COMPLY WITH ANY COVENANTS, CONDITIONS AND RESERVATIONS, CONTAINED THEREIN.

BEING THE PREMISES DESCRIBED IN AND COVERED BY TRANSFER CERTIFICATE OF TITLE NO.               , ISSUED TO                                                       , A                            .

TMK(S): (1) 2-3-040-022-0000 (PORTION)

SUBJECT, HOWEVER, to the following (To be updated):

1.                                       Title to all mineral and metallic mines reserved to the State of Hawaii.

2.                                       Easement “C” (10 feet wide) in favor of the City and County of Honolulu, for storm drain purposes, as shown on Map 2, filed with Land Court Consolidation No. 20, recorded as Land Court Order No. 5647.

3.                                       The terms and provisions contained in the Easement Agreement recorded June 28, 1982 as Land Court Document No. 1121201, as amended, of Official Records.

4.                                       The terms and provisions contained in the Agreement Regarding Construction of Overhead Structures recorded December 10, 2001 as Regular System Document No. 2001-192440 and Land Court Document No. 2759413 of Official Records.

5.                                       An unrecorded lease dated June 15, 2005, executed by GGP Kapiolani Development L.L.C., a Delaware limited liability company, as Lessor, and Nordstrom, Inc., a Washington corporation, as Lessee, for a term beginning on the Opening Date (as defined in the Lease) and terminating on the last day of February immediately following the fifteenth (15th) anniversary of the Opening Date, together with the right, privilege and option to extend the term of the Lease thereafter for five (5) successive terms of ten (10) years each, as disclosed by a Memorandum of Lease Agreement recorded June 30, 2005 as Land Court Document No. 3289517 of Official Records.

6.                                       Easement H, area 477 square feet, for waterline purposes in favor of the Board of Water Supply, as set forth in Land Court Order 177839 filed February 12, 2009.

7.                                       Terms, provisions, reservations, covenants, conditions and restrictions, but deleting any of the aforementioned indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, national origin, sexual orientation, marital status, ancestry, source of income or disability, to the extent such covenants, conditions or restrictions violate Title 42, Section 3604(c), of the United States Codes or Chapter 515 of the Hawaii Revised Statutes, as contained in the Agreement for Issuance of Conditional Use Permit Under Section 21-5.380 of the Land Use Ordinance (LUO) recorded April 22, 2005 as Land Court Document No. 3257597 of Official Records.

8.                                       Terms and provisions contained in the Agreement for Issuance of Conditional Use Permit dated April 14, 2005, recorded April 22, 2005, as Land Court Document No. 3257597 of Official Records.

9.                                       Terms and provisions contained in that certain Declaration of Easements and Covenants by GGP Kapiolani Development LLC dated as of                 , 2010 recorded                 , 20        , as Land Court Document No.             of Official Records.

10.                                 Terms and conditions contained in the Limited Warranty Deed dated                   , recorded                   , 20     , as Land Court Document No.             of Official Records.

[END OF EXHIBIT A]

A-2

EXHIBIT B

DESCRIPTION OF UNIT TYPES

Residential Unit Types

Unit Number	Unit Type	Approx. Unit Area in Square Feet	Residential Class Common Interest	Common Interest
R-1	Spatial	88,920	20%	15.57%
R-2	Spatial	69,265	15%	12.13%
R-3	Spatial	19,320	4%	3.38%
R-4	Spatial	238,615	53%	41.78%
R-5	Spatial	18,305	4%	3.20%
R-6	Spatial	16,805	4%	2.94%

		Total	100%	79%

Commercial Unit Types

Unit Number	Unit Type	Approx. Unit Area in Square Feet	Commercial Class Common Interest	Common Interest
C-1	Loading Dock	4,215	19%	4.08%
C-2	Retail	2,780	13%	2.69%
C-3	Retail	14,710	68%	14.23%

		Total	100%	21%

[END OF EXHIBIT B]

EXHIBIT C

LIMITED COMMON ELEMENT
PARKING STALL DESIGNATIONS

I. PARKING SUMMARY PER UNIT:
Commercial Limited Common Elements:	802 stalls
Residential Limited Common Elements:	448 stalls
Residential Guest Parking:	22 stalls
Total:	1,272 stalls

II. PARKING BREAKDOWN PER LEVEL:

Street Level:

Commercial Limited Common Elements:

·                  SL-D.01, SL-D.02.

Subtotal: 2 stalls

·                  SL-E.01, SL-E.02, SL-E.03.

Subtotal: 3 stalls

Total for Street Level: 5 stalls

Residential Limited Common Elements:

·                  SL-B.01, SL-B.02.

Subtotal: 2 stalls

Total for Street Level: 2 stalls

Level 2:

Commercial Limited Common Elements:

·                  2-A.01, 2-A.02, 2-A.03, 2-A.04, 2-A.05, 2-A.06, 2-A.07, 2-A.08, 2-A.09, 2-A.10, 2-A.11, 2-A.12, 2-A.13, 2-A.14, 2-A.15, 2-A.16, 2-A.17, 2-A.18, 2-A.19, 2-A.20, 2-A.21, 2-A.22, 2-A.23, 2-A.24, 2-A.25, 2-A.26, 2-A.27, 2-A.28, 2-A.29, 2-A.30, 2-A.31, 2-A.32, 2-A.33.

Subtotal: 33 stalls

·                  2-B.01, 2-B.02, 2-B.03, 2-B.04, 2-B.05, 2-B.06, 2-B.07, 2-B.08, 2-B.09, 2-B.10, 2-B.11, 2-B.12, 2-B.13, 2-B.14, 2-B.15, 2-B.16, 2-B.17, 2-B.18, 2-B.19, 2-B.20, 2-B.21, 2-B.22, 2-B.23, 2-B.24, 2-B.25.

Subtotal: 25 stalls

·                  2-C.01, 2-C.02, 2-C.03, 2-C.04, 2-C.05, 2-C.06, 2-C.07, 2-C.08, 2-C.09, 2-C.10, 2-C.11, 2-C.12, 2-C.13, 2-C.14, 2-C.15, 2-C.16, 2-C.17, 2-C.18, 2-C.19, 2-C.20, 2-C.21, 2-C.22, 2-C.23, 2-C.24.

Subtotal: 24 stalls

·                  2-D.01, 2-D.02, 2-D.03, 2-D.04, 2-D.05, 2-D.06, 2-D.07, 2-D.08, 2-D.09, 2-D.10, 2-D.11, 2-D.12, 2-D.13, 2-D.14, 2-D.15, 2-D.16, 2-D.17, 2-D.18, 2-D.19, 2-D.20, 2-D.21, 2-D.22, 2-D.23, 2-D.24.

Subtotal: 24 stalls

·                  2-E.01, 2-E.02, 2-E.03, 2-E.04, 2-E.05, 2-E.06, 2-E.07, 2-E.08, 2-E.09, 2-E.10, 2-E.11, 2-E.12, 2-E.13, 2-E.14, 2-E.15, 2-E.16, 2-E.17, 2-E.18, 2-E.19, 2-E.20, 2-E.21, 2-E.22, 2-E.23.

Subtotal: 23 stalls

·                  2-F.01, 2-F.02, 2-F.03, 2-F.04, 2-F.05, 2-F.06, 2-F.07, 2-F.08, 2-F.09, 2-F.10, 2-F.11, 2-F.12, 2-F.13, 2-F.14, 2-F.15, 2-F.16, 2-F.17, 2-F.18.

Subtotal: 18 stalls

·                  2-G.01, 2-G.02, 2-G.03, 2-G.04, 2-G.05, 2-G.06, 2-G.07, 2-G.08, 2-G.09, 2-G.10, 2-G.11, 2-G.12, 2-G.13, 2-G.14, 2-G.15, 2-G.16, 2-G.17, 2-G.18, 2-G.19, 2-G.20, 2-G.21, 2-G.22, 2-G.23, 2-G.24, 2-G.25, 2-G.26, 2-G.27, 2-G.28, 2-G.29, 2-G.30.

Subtotal: 30 stalls

·                  2-H.01, 2-H.02, 2-H.03, 2-H.04, 2-H.05, 2-H.06, 2-H.07, 2-H.08, 2-H.09, 2-H.10, 2-H.11, 2-H.12, 2-H.13, 2-H.14, 2-H.15, 2-H.16, 2-H.17, 2-H.18, 2-H.19, 2-H.20, 2-H.21, 2-H.22, 2-H.23, 2-H.24, 2-H.25, 2-H.26, 2-H.27, 2-H.28, 2-H.29, 2-H.30, 2-H.31.

Subtotal: 31 stalls

·                  2-J.01, 2-J.02, 2-J.03, 2-J.04, 2-J.05, 2-J.06.

Subtotal: 6 stalls

·                  2-K.01, 2-K.02, 2-K.03, 2-K.04, 2-K.05, 2-K.06, 2-K.07, 2-K.08, 2-K.09, 2-K.10, 2-K.11, 2-K.12.

Subtotal: 12 stalls

Total for Level 2: 226 stalls

Level 2B:

Commercial Limited Common Elements:

·                  2B-A.01, 2B-A.02, 2B-A.03, 2B-A.04, 2B-A.05, 2B-A.06, 2B-A.07, 2B-A.08, 2B-A.09, 2B-A.10, 2B-A.11, 2B-A.12, 2B-A.13, 2B-A.14, 2B-A.15, 2B-A.16, 2B-A.17, 2B-A.18, 2B-A.19, 2B-A.20, 2B-A.21, 2B-A.22, 2B-A.23, 2B-A.24, 2B-A.25, 2B-A.26, 2B-A.27, 2B-A.28, 2B-A.29, 2B-A.30, 2B-A.31, 2B-A-32.

Subtotal: 32 stalls

C-2

·                  2B-B.01, 2B-B.02, 2B-B.03, 2B-B.04, 2B-B.05, 2B-B.06, 2B-B.07, 2B-B.08, 2B-B.09, 2B-B.10, 2B-B.11, 2B-B.12, 2B-B.13, 2B-B.14, 2B-B.15, 2B-B.16, 2B-B.17, 2B-B.18, 2B-B.19, 2B-B.20, 2B-B.21, 2B-B.22, 2B-B.23, 2B-B.24, 2B-B.25, 2B-B.26, 2B-B.27, 2B-B.28, 2B-B.29, 2B-B.30, 2B-B.31.

Subtotal: 31 stalls

·                  2B-C.01, 2B-C.02, 2B-C.03, 2B-C.04, 2B-C.05, 2B-C.06, 2B-C.07, 2B-C.08, 2B-C.09, 2B-C.10, 2B-C.11, 2B-C.12, 2B-C.13, 2B-C.14, 2B-C.15, 2B-C.16, 2B-C.17, 2B-C.18, 2B-C.19, 2B-C.20, 2B-C.21, 2B-C.22, 2B-C.23, 2B-C.24, 2B-C.25, 2B-C.26, 2B-C.27, 2B-C.28, 2B-C.29, 2B-C.30, 2B-C.31.

Subtotal: 31 stalls

·                  2B-D.01, 2B-D.02, 2B-D.03, 2B-D.04, 2B-D.05, 2B-D.06, 2B-D.07, 2B-D.08, 2B-D.09, 2B-D.10, 2B-D.11, 2B-D.12, 2B-D.13, 2B-D.14, 2B-D.15, 2B-D.16, 2B-D.17, 2B-D.18, 2B-D.19, 2B-D.20, 2B-D.21, 2B-D.22, 2B-D.23, 2B-D.24, 2B-D.25, 2B-D.26, 2B-D.27, 2B-D.28, 2B-D.29, 2B-D.30, 2B-D.31.

Subtotal: 31 stalls

·                  2B-E.01, 2B-E.02, 2B-E.03, 2B-E.04, 2B-E.05, 2B-E.06, 2B-E.07, 2B-E.08, 2B-E.09, 2B-E.10, 2B-E.11, 2B-E.12, 2B-E.13, 2B-E.14, 2B-E.15, 2B-E.16, 2B-E.17, 2B-E.18, 2B-E.19, 2B-E.20, 2B-E.21, 2B-E.22, 2B-E.23, 2B-E.24, 2B-E.25, 2B-E.26, 2B-E.27, 2B-E.28.

Subtotal: 28 stalls

·                  2B-F.01, 2B-F.02, 2B-F.03, 2B-F.04, 2B-F.05, 2B-F.06, 2B-F.07, 2B-F.08, 2B-F.09, 2B-F.10, 2B-F.11, 2B-F.12, 2B-F.13, 2B-F.14, 2B-F.15, 2B-F.16, 2B-F.17, 2B-F.18, 2B-F.19, 2B-F.20, 2B-F.21, 2B-F.22.

Subtotal: 22 stalls

·                  2B-G.01, 2B-G.02, 2B-G.03, 2B-G.04, 2B-G.05, 2B-G.06, 2B-G.07, 2B-G.08, 2B-G.09, 2B-G.10, 2B-G.11, 2B-G.12, 2B-G.13, 2B-G.14, 2B-G.15, 2B-G.16, 2B-G.17, 2B-G.18, 2B-G.19, 2B-G.20, 2B-G.21, 2B-G.22, 2B-G.23, 2B-G.24, 2B-G.25, 2B-G.26, 2B-G.27, 2B-G.28, 2B-G.29, 2B-G.30.

Subtotal: 30 stalls

·                  2B-H.01, 2B-H.02, 2B-H.03, 2B-H.04, 2B-H.05, 2B-H.06, 2B-H.07, 2B-H.08, 2B-H.09, 2B-H.10, 2B-H.11, 2B-H.12, 2B-H.13, 2B-H.14, 2B-H.15, 2B-H.16, 2B-H.17, 2B-H.18, 2B-H.19, 2B-H.20, 2B-H.21, 2B-H.22, 2B-H.23, 2B-H.24, 2B-H.25, 2B-H.26, 2B-H.27, 2B-H.28, 2B-H.29, 2B-H.30.

Subtotal: 30 stalls

·                  2B-J.01, 2B-J.02, 2B-J.03, 2B-J.04, 2B-J.05, 2B-J.06, 2B-J.07, 2B-J.08, 2B-J.09, 2B-J.10, 2B-J.11, 2B-J.12, 2B-J.13, 2B-J.14, 2B-J.15, 2B-J.16.

Subtotal: 16 stalls

·                  2B-K.01, 2B-K.02, 2B-K.03, 2B-K.04, 2B-K.05, 2B-K.06, 2B-K.07, 2B-K.08, 2B-K.09, 2B-K.10, 2B-K.11, 2B-K.12, 2B-K.13, 2B-K.14, 2B-K.15, 2B-K.16, 2B-K.17, 2B-K.18, 2B-K.19, 2B-K.20, 2B-K.21.

Subtotal: 21 stalls

Total for Level 2B: 272 stalls

C-3

Level 3:

Commercial Limited Common Elements:

·                  3-A.01, 3-A.02, 3-A.03, 3-A.04, 3-A.05, 3-A.06, 3-A.07, 3-A.08, 3-A.09, 3-A.10, 3-A.11, 3-A.12, 3-A.13, 3-A.14, 3-A.15, 3-A.16, 3-A.17, 3-A.18, 3-A.19, 3-A.20, 3-A.21, 3-A.22, 3-A.23, 3-A.24, 3-A.25, 23-A.26, 3-A.27, 3-A.28, 3-A.29, 3-A.30, 3-A.31.

Subtotal: 31 stalls

·                  3-B.01, 3-B.02, 3-B.03, 3-B.04, 3-B.05, 3-B.06, 3-B.07, 3-B.08, 3-B.09, 3-B.10, 3-B.11, 3-B.12, 3-B.13, 3-B.14, 3-B.15, 3-B.16, 3-B.17, 3-B.18, 3-B.19, 3-B.20, 3-B.21, 3-B.22, 3-B.23, 3-B.24, 3-B.25, 3-B.26, 3-B.27, 3-B.28, 3-B.29, 23-B.30, 3-B.31.

Subtotal: 31 stalls

·                  3-C.01, 3-C.02, 3-C.03, 3-C.04, 3-C.05, 3-C.06, 3-C.07, 3-C.08, 3-C.09, 3-C.10, 3-C.11, 3-C.12, 3-C.13, 3-C.14, 3-C.15, 3-C.16, 3-C.17, 3-C.18, 3-C.19, 3-C.20, 3-C.21, 3-C.22, 3-C.23, 3-C.24, 3-C.25, 3-C.26, 3-C.27, 3-C.28, 3-C.29, 3-C.30, 3-C.31.

Subtotal: 31 stalls

·                  3-D.01, 3-D.02, 3-D.03, 3-D.04, 3-D.05, 3-D.06, 3-D.07, 3-D.08, 3-D.09, 3-D.10, 3-D.11, 3-D.12, 3-D.13, 3-D.14, 3-D.15, 3-D.16, 3-D.17, 3-D.18, 3-D.19, 3-D.20, 3-D.21, 3-D.22, 3-D.23, 3-D.24, 3-D.25, 3-D.26, 3-D.27, 3-D.28, 3-D.29, 3-D.30, 3-D.31.

Subtotal: 31 stalls

·                  3-E.01, 3-E.02, 3-E.03, 3-E.04, 3-E.05, 3-E.06, 3-E.07, 3-E.08, 3-E.09, 3-E.10, 3-E.11, 3-E.12, 3-E.13, 3-E.14, 3-E.15, 3-E.16, 3-E.17, 3-E.18, 3-E.19, 3-E.20, 3-E.21, 3-E.22, 3-E.23, 3-E.24, 3-E.25, 3-E.26, 3-E.27, 3-E.28.

Subtotal: 28 stalls

·                  3-F.01, 3-F.02, 3-F.03, 3-F.04, 3-F.05, 3-F.06, 3-F.07, 3-F.08, 3-F.09, 3-F.10, 3-F.11, 3-F.12, 3-F.13, 3-F.14, 3-F.15, 3-F.16, 3-F.17, 3-F.18, 3-F.19, 3-F.20, 3-F.21, 3-F.22.

Subtotal: 22 stalls

·                  3-G.01, 3-G.02, 3-G.03, 3-G.04, 3-G.05, 3-G.06, 3-G.07, 3-G.08, 3-G.09, 3-G.10, 3-G.11, 3-G.12, 3-G.13, 3-G.14, 3-G.15, 3-G.16, 3-G.17, 3-G.18, 3-G.19, 3-G.20, 3-G.21, 3-G.22, 3-G.23, 3-G.24, 3-G.25, 3-G.26, 3-G.27, 3-G.28, 3-G.29, 3-G.30.

Subtotal: 30 stalls

·                  3-H.01, 3-H.02, 3-H.03, 3-H.04, 3-H.05, 3-H.06, 3-H.07, 3-H.08, 3-H.09, 3-H.10, 3-H.11, 3-H.12, 3-H.13, 3-H.14, 3-H.15, 3-H.16, 3-H.17, 3-H.18, 3-H.19, 3-H.20, 3-H.21, 3-H.22, 3-H.23, 3-H.24, 3-H.25, 3-H.26, 3-H.27, 3-H.28, 3-H.29, 3-H.30.

Subtotal: 30 stalls

·                  3-J.01, 3-J.02, 3-J.03, 3-J.04, 3-J.05, 3-J.06, 3-J.07, 3-J.08, 3-J.09, 3-J.10, 3-J.11, 3-J.12, 3-J.13, 3-J.14, 3-J.15.

Subtotal: 15 stalls

C-4

·      3-K.01, 3-K.02, 3-K.03, 3-K.04, 3-K.05, 3-K.06, 3-K.07, 3-K.08, 3-K.09, 3-K.10, 3-K.11, 3-K.I2, 3-K.13, 3-K.14, 3-K.I5, 3-K.16, 3-K.17, 3-K.18, 3-K.19, 3-K.20, 3-K.21.

Subtotal: 21 stalls

Total for Level 3: 270 stalls

Level 4:

Commercial Limited Common Elements:

·      4-A.26, 4-A.27, 4-A.28, 4-A.29, 4-A.30, 4-A.31, 4-A.32

Subtotal: 7 stalls

·      4-B.24, 4-B.25, 4-B.26

Subtotal: 3 stalls

·      4-C.25, 4-C.26, 4-C.27, 4-C.28

Subtotal: 4 stalls

·      4-D.25, 4-D.26, 4-D.27, 4-D.28, 4-D.29, 4-D.30

Subtotal: 6 stalls

·      4-K.11, 4-K.12, 4-K.13, 4-K.14, 4-K.15, 4-K.16, 4-K.I7, 4-K.18, 4-K.19

Subtotal: 9 stalls

Total for Level 4: 29 stalls

Residential Limited Common Elements:

·      4-A.01, 4-A.02, 4-A.03, 4-A.04, 4-A.05, 4-A.06, 4-A.07, 4-A.08, 4-A.09, 4-A.10, 4-A.11, 4-A.12, 4-A.13, 4-A.14

Subtotal: 14 stalls

·      4-B.01, 4-B.02, 4-B.03, 4-B.04, 4-B.05, 4-B.06, 4-B.07, 4-B.08, 4-B.09, 4-B.10, 4-B.11, 4-B.12.

Subtotal: 12 stalls

·      4-C.01, 4-C.02, 4-C.03, 4-C.04, 4-C.05, 4-C.06, 4-C.07, 4-C.08, 4-C.09, 4-C.10, 4-C.11, 4-C.l2, 4-C.13, 4-C.14, 4-C.15, 4-C.16, 4-C.17, 4-C.18, 4-C.19, 4-C.20, 4-C.21, 4-C.22, 4-C.23, 4-C.24.

Subtotal: 24 stalls

·      4-D.01, 4-D.02, 4-D.03, 4-D.04, 4-D.05, 4-D.06, 4-D.07, 4-D.08, 4-D.09, 4-D.10, 4-D.11, 4-D.12, 4-D.13, 4-D.14, 4-D.15, 4-D.16, 4-D.17, 4-D.18, 4-D.19, 4-D.20, 4-D.21, 4-D.22, 4-D.23, 4-D.24.

Subtotal: 24 stalls

C-5

·      4-E.01, 4-E.02, 4-E.03, 4-E.04, 4-E.05, 4-E.06, 4-E.07, 4-E.08, 4-E.09, 4-E.10, 4-E.11, 4-E.12, 4-E.13, 4-E.14, 4-E.15, 4-E.16, 4-E.17, 4-E.18, 4-E.19, 4-E.20, 4-E.21, 4-E.22, 4-E.23, 4-E.24, 4-E.25, 4-E.26, 4-E.27, 4-E.28.

Subtotal: 28 stalls

·      4-F.01, 4-F.02, 4-F.03, 4-F.04, 4-F.05, 4-F.06, 4-F.07, 4-F.08, 4-F.09, 4-F.10, 4-F.11, 4-F.12, 4-F.13, 4-F.14, 4-F.15, 4-F.16, 4-F.17, 4-F.18, 4-F.19, 4-F.20, 4-F.21, 4-F.22, 4-F.23.

Subtotal: 23 stalls

·      4-G.01, 4-G.02, 4-G.03, 4-G.04, 4-G.05, 4-G.06, 4-G.07, 4-G.08, 4-G.09, 4-G.10, 4-G.11, 4-G.12, 4-G.13, 4-G.14, 4-G.15, 4-G.16, 4-G.17, 4-G.18, 4-G.19, 4-G.20, 4-G.21, 4-G.22, 4-G.23, 4-G.24, 4-G.25, 4-G.26, 4-G.27, 4-G.28, 4-G.29, 4-G.30.

Subtotal: 30 stalls

·      4-H.01, 4-H.02, 4-H.03, 4-H.04, 4-H.05, 4-H.06, 4-H.07, 4-H.08, 4-H.09, 4-H.10, 4-H.11, 4-H.12, 4-H.13, 4-H.14, 4-H.15, 4-H.16, 4-H.17, 4-H.18, 4-H.19, 4-H.20. 4-H.21, 4-H.22, 4-H.23, 4-H.24, 4-H.25, 4-H.26, 4-H.27, 4-H.28, 4-H.29.

Subtotal: 29 stalls

·      4-J.01, 4-J.02, 4-J.03, 4-J.04, 4-J.05, 4-J.06, 4-J.07, 4-J.08, 4-J.09, 4-J.10, 4-J.11, 4-J.12, 4-J.13, 4-J.14, 4-J.15, 4-J.16, 4-J.17, 4-J.18, 4-J.19.

Subtotal: 19 stalls

·      4-K.01, 4-K.02, 4-K.03, 4-K.04, 4-K.05, 4-K.06, 4-K.07, 4-K.08, 4-K.09, 4-K.10.

Subtotal: 10 stalls

Total for Level 4: 213 stalls

Residential Guest Parking:

·      4-A.15, 4-A.16, 4-A.17, 4-A.18, 4-A.19, 4-A.20, 4-A.21, 4-A.22, 4-A.23, 4-A.24, 4-A.25.

Subtotal: 11 stalls

·      4-B.13, 4-B.14, 4-B.15, 4-B.16, 4-B.17, 4-B.18, 4-B.19, 4-B.20, 4-B.21, 4-B.22, 4-B.23.

Subtotal: 11 stalls

Total for Level 4: 22 stalls

Level 5:

Residential Limited Common Elements:

·      5-A.01, 5-A.02, 5-A.03, 5-A.04, 5-A.05, 5-A.06, 5-A.07, 5-A.08, 5-A.09, 5-A.10, 5-A.11, 5-A.12, 5-A.13, 5-A.14, 5-A.15, 5-A.16, 5-A.17, 5-A.18, 5-A.19, 5-A.20, 5-A.21, 5-A.22, 5-A.23, 5-A.24, 5-A.25, 5-A.26, 5-A.27, 5-A.28, 5-A.29, 5-A.30, 5-A.31, 5-A.32, 5-A.33, 5-A.34, 5-A.35.

Subtotal: 35 stalls

C-6

·      5-B.01, 5-B.02, 5-B.03, 5-B.04, 5-B.05, 5-B.06, 5-B.07, 5-B.08, 5-B.09, 5-B.10, 5-B.11, 5-B.12, 5-B.13, 5-B.14, 5-B.15, 5-B.16, 5-B.17, 5-B.18, 5-B.19, 5-B.20, 5-B.21, 5-B.22, 5-B.23, 5-B.24, 5-B.25, 5-B.26, 5-B.27, 5-B.28, 5-B.29, 5-B.30, 5-B.31.

Subtotal: 31 stalls

·      5-C.01, 5-C.02, 5-A.03, 5-A.04, 5-A.05, 5-A.06, 5-A.07.

Subtotal: 7 stalls

·      5-D.01, 5-D.02, 5-D.03, 5-D.04, 5-D.05, 5-D.06, 5-D.07.

Subtotal: 7 stalls

·      5-E.01, 5-E.02, 5-E.03, 5-E.04, 5-E.05, 5-E.06, 5-E.07, 5-E.08, 5-E.09, 5-E.10, 5-E.11, 5-E.12, 5-E.13, 5-E.14, 5-E.15, 5-E.16, 5-E.17, 5-E.18, 5-E.19, 5-E.20, 5-E.21, 5-E.22, 5-E.23, 5-E.24, 5-E.25, 5-E.26, 5-E.27, 5-E.28, 5-E.29.

Subtotal: 29 stalls

·      5-F.01, 5-F.02, 5-F.03, 5-F.04, 5-F.05, 5-F.06, 5-F.07, 5-F.08, 5-F.09, 5-F.10, 5-F.11, 5-F.12, 5-F.13, 5-F.14, 5-F.15, 5-F.16, 5-F.17, 5-F.18, 5-F.19, 5-F.20, 5-F.21, 5-F.22, 5-F.23.

Subtotal: 23 stalls

·      5-G.01, 5-G.02, 5-G.03, 5-G.04, 5-G.05, 5-G.06, 5-G.07, 5-G.08, 5-G.09, 5-G.10, 5-G.11, 5-G.12, 5-G.13, 5-G.14, 5-G.15, 5-G.16, 5-G.17, 5-G.18, 5-G.19, 5-G.20, 5-G.21, 5-G.22, 5-G.23, 5-G.24, 5-G.25, 5-G.26, 5-G.27, 5-G.28, 5-G.29, 5-G.30.

Subtotal: 30 stalls

·      5-H.01, 5-H.02, 5-H.03, 5-H.04, 5-H.05, 5-H.06, 5-H.07, 5-H.08, 5-H.09, 5-H.10, 5-H.11, 5-H.12, 5-H.13, 5-H.14, 5-H.15, 5-H.16, 5-H.17, 5-H.18, 5-H.19, 5-H.20, 5-H.21, 5-H.22, 5-H.23, 5-H.24, 5-H.25, 5-H.26, 5-H.27, 5-H.28, 5-H.29.

Subtotal: 29 stalls

·      5-J.01, 5-J.02, 5-J.03, 5-J.04, 5-J.05, 5-J.06, 5-J.07, 5-J.08, 5-J.09, 5-J.10, 5-J.11, 5-J.12, 5-J.13, 5-J.14, 5-J.15, 5-J.16, 5-J.17, 5-J.18, 5-J.19, 5-J.20, 5-J.21.

Subtotal: 21 stalls

·      5-K.01, 5-K.02, 5-K.03, 5-K.04, 5-K.05, 5-K.06, 5-K.07, 5-K.08, 5-K.09, 5-K.10, 5-K.11, 5-K.12, 5-K.13, 5-K.14, 5-K.15, 5-K.16, 5-K.17, 5-K.18, 5-K.19, 5-K.20, 5-K.21.

Subtotal: 21 stalls

Total for Level 5: 233 stalls

[END OF EXHIBIT C]

C-7

EXHIBIT D

TABLE OF SPECIAL COSTS AND ALTERNATIVE ALLOCATIONS

Special Cost Item	Alternative Allocation

Premiums and deductibles for insurance policies obtained by the Association Pursuant to Section 14.2 and costs of Insurance Trustee pursuant to Section 15.4.F but only to the extent the premiums for such insurance are not specifically in the Policy attributed to and based upon the value of the Retail Parking Structure.

Premiums and deductibles for insurance policies obtained by the Association Pursuant to Section 14.1 which are not allocated elsewhere in this Exhibit D.

General Common Expenses incurred in connection with the General Common Elements listed in Section 5.2.1.A, D, and E of the Declaration.

4.6% of such Special Costs to be paid by Commercial Unit Owners based upon their respective Commercial Class Common Interest and 95.4% of such Special Costs to be paid by Residential Unit Owners based upon their respective Residential Class Common Interest. (This allocation is based upon the square footage of the Commercial Units and the anticipated square footage of the Residential Units and may be recalculated by the mutual consent of the Commercial Developer and Residential Developer based upon the actual square footage of the Residential Units constructed or to be constructed.)

General Common Expenses incurred in connection with the General Common Elements listed in Section 5.2.1.F of the Declaration.	Pro rata based upon the square footage of the affected units.

General Common Expenses in connection with the General Common Elements listed in Section 5.2.1.B and C of the Declaration.

Common Expenses in connection with the street level and the Retail Parking Structure which are not segregated as set forth in Section 12.2.3.

Janitorial services and the cost of electricity furnished to the street level areas and parking areas as set forth in Section 12.2.2.

Premiums and deductibles for insurance policies obtained by the Association Pursuant to Section 14.2 and costs of Insurance Trustee pursuant to Section 15.4.F but only to the extent the premiums for such insurance are specifically in the Policy attributed to and based upon the value of the Retail Parking Structure.

63% of such Special Costs to be paid by Commercial Unit Owners based upon their relative Commercial Class Common Interest.

37% of such Special Costs to be paid by Residential Unit Owners based upon their relative Residential Class Common Interest.

Common Expenses, if any, incurred other than in connection with the street level and the Retail Parking Structure, incurred by the Association which are not segregated as set forth in Section 12.2.3 and other than as allocated elsewhere in this Exhibit D.

By agreement of the Board or by an arbitrator as provided in 12.2.3.

Expenses incurred for fees of Managing Agent after termination of Developer Control Period pursuant to	1% to be paid by Commercial Unit Owners based upon their respective Commercial Class Common Interest

Section 7.2.A of the Bylaws.

and 99% to be paid by Residential Unit Owners based upon their respective Residential Class Common Interest. (This allocation is based upon the number of Commercial Units and anticipated number of Residential Units and may be recalculated by the mutual consent of the Commercial Developer and Residential Developer based upon the actual number of Residential Units constructed or to be constructed.)

Common Expenses incurred in connection with Sewer Upgrade Easement

1.8% of such Special Costs to be paid by Commercial Unit Owners based upon their respective Commercial Class Common Interest and 98.2% of such Special Costs to be paid by Residential Unit Owners based upon their respective Residential Class Common Interest. (See Section 7.16.2 for basis of allocation).

Water Usage if Commercial Units and Commercial Limited Common Elements are not separately metered from the Residential Units and Residential Limited Common Elements pursuant to Section 12.2.3 of the Declaration.

1.8% of such Special Costs to be paid by Commercial Unit Owners based upon their respective Commercial Class Common Interest and 98.2% of such Special Costs to be paid by Residential Unit Owners based upon their respective Residential Class Common Interest.

D-2

Draft - 09/30/10

DEVELOPMENT AGREEMENT

between

KAPIOLANI RETAIL, LLC,

as Owner

and

KAPIOLANI RESIDENTIAL, LLC,

as Developer

Dated as of                     , 2010

Respecting

1555 Kapiolani Condominium

1555 Kapiolani Boulevard

Honolulu, Hawaii

i

(continued)

ii

(continued)

EXHIBITS

Exhibit A - Description of Land

Exhibit B - Description of Ala Moana Shopping Center

Exhibit C - Condominium Map

Exhibit D - Scope of Work for Plaza Area and Public Areas

Exhibit E - Description of Lot 73

Exhibit F - Form of Sewer Easement

Exhibit G - Form of Memorandum of Development Agreement

Exhibit H - Insurance Requirements

Exhibit I - Allocations

iii

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is entered into and to be effective as of               , 2010 (the “Effective Date”), by and between KAPIOLANI RETAIL, LLC, a Delaware limited liability company (“Owner”), and KAPIOLANI RESIDENTIAL, LLC, a Delaware limited liability company (“Developer”).

R E C I T A L S :

A.                                   Owner owns a parcel of land in Honolulu, Hawaii, described in Exhibit A attached hereto (the “Land”).

B.                                     Owner has constructed or caused to be constructed on the Land a six-level retail/parking structure (the “Retail/Parking Structure”), a single story loading dock building, and certain other improvements.

C.                                     By a Declaration of Condominium Property Regime of 1555 Kapiolani Condominium (the “Declaration”) dated                            ,           , recorded on                             ,                 , as Land Court Document No.                           of Official Records, Owner has submitted the Land and the improvements thereon to a condominium property regime under the laws of the State of Hawaii.

D.                                    The Declaration divides the Land and the improvements thereon into (i) certain Commercial Units (as defined in the Declaration) and an appurtenant interest in certain Common Elements (as defined in the Declaration), and (ii) certain Residential Units (as defined in the Declaration) and an appurtenant interest in certain Common Elements.  Owner owns the Commercial Units and their appurtenant interest in Common Elements (the “Commercial Project”), and has conveyed the Residential Units and their appurtenant interest in Common Elements to the Developer by a deed dated                             ,             , recorded on                              ,             , as Land Court Document No.                 of Official Records (the “Conveyance Date”).

E.                                      The Declaration grants the Developer the right to improve the Residential Units and certain Common Elements by constructing a residential tower over the Commercial Project (the “Tower Improvements”) and certain other associated improvements including, without limitation, the Plaza Area (hereinafter defined) (the “Residential Project”, and, together with the Commercial Project, the “Condominium Project”) pursuant to the terms of the Declaration and this Agreement.

F.                                      The Owner and the Developer desire to enter into this Agreement (the Development Agreement contemplated by the Declaration) in order to set forth certain terms and conditions governing the Developer’s development and construction of the Residential Project.

NOW, THEREFORE, in consideration of Ten Dollars ($10), the foregoing premises, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, Owner and Developer hereby agree as follows:

1

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated hereafter unless a different meaning is specifically provided or unless the context otherwise requires a different meaning:

1.1                                 “Agreement” shall mean this Development Agreement, as amended from time to time.

1.2                                 “Air Rights Construction Activity” is defined in Section  2.5.

1.3                                 “Ala Moana Shopping Center” shall mean the retail shopping center located near the Condominium Project and connected thereto by vehicular bridges, known as the Ala Moana Shopping Center and more particularly described in Exhibit B attached hereto.

1.4                                 “Applicable Law” shall mean any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, including, without limitation, all applicable zoning ordinances, building codes, and Environmental Laws, as the same may be amended from time to time.

1.5                                 “Approved Plans” shall mean the plans dated October 10, 2008 prepared by Callison, which plans have been fully approved by Owner and the Lot 73 Owner, but not by the Lot 73 Occupant.

1.6                                 “Assessment Date” is defined in Article 10.

1.7                                 “Association” is defined in the Declaration.

1.8                                 “Bylaws” shall mean the Bylaws of the Association of Unit Owners of 1555 Kapiolani Condominium dated                            ,              , recorded on                            ,                , as Land Court Document No.           of Official Records.

1.9                                 “Commercial Project” is defined in the Recitals to this Agreement.

1.10                           “Commercial Units” is defined in the Recitals to this Agreement.

1.11                           “Common Elements” is defined in the Recitals to this Agreement.

1.12                           “Common Expenses” is defined in the Declaration.

1.13                           “Condominium Map” is defined in Section 2.4.

1.14                           “Condominium Project” is defined in the Recitals to this Agreement.

1.15                           “Construction Contract” shall mean any agreement entered into between the Developer and the Contractor pursuant to which products and/or services will be provided in connection with the construction and/or completion of the Residential Project.

2

1.16                           “Construction Plans and Specifications” is defined in Section 2.2.

1.17                           “Construction Schedule” shall mean a time line schedule delineating all material critical path phases of the Residential Project and all material construction activities to be performed in connection with the construction of the Residential Project, which schedule shall set forth a targeted completion date of each such material critical path phase or construction activity.

1.18                           “Contractor” is defined in Section 3.7.

1.19                           “Conveyance Date” is defined in the Recitals to this Agreement.

1.20                           “Declaration” is defined in the Recitals to this Agreement.

1.21                           “Developer” shall mean Kapiolani Residential, LLC, a Delaware limited liability company, and its successors and permitted assigns.

1.22                           “Effective Date” is defined in the Preamble to this Agreement.

1.23                           “Environmental Laws” shall mean any applicable laws pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, 42 U.S.C. § 9601 et. seq.; the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984; the Clean Water Act, 33 U.S.C. § 1251, et. seq.; and the Clean Air Act, 42 U.S.C. § 7401, et. seq, as any of the foregoing may be amended from time to time.

1.24                           “First Class Development Standard” is defined in Section 2.4.

1.25                           “Force Majeure” shall mean the following: strikes, fire or other unavoidable casualties; adverse weather conditions; war; governmental regulations or controls not in existence as of the construction commencement date; terrorist acts; acts of God; unavailability of, or the inability to obtain, labor or materials; the refusal or unusual delay of the appropriate Governmental Authority to issue required permits and approvals for the Residential Project; or any other cause beyond the control of Developer with the exception of funds necessary for construction and completion of the Residential Project and for performance of Developer’s obligations under this Agreement.

1.26                           “General Common Elements” is defined in the Declaration.

1.27                           “Governmental Authority” shall mean any federal, state or local authority having jurisdiction over the Residential Project or the Condominium Project, and any agency, department, commission, board, bureau or instrumentality of any of them.

1.28                           “Land” is defined in the Recitals to this Agreement.

3

1.29                           “Land Records” means the real property records kept by the Bureau of Conveyances of the State of Hawaii and the Assistant Registrar of the Land Court of the State of Hawaii.

1.30                           “Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

1.31                           “Lot 73” is defined in Section 2.5.

1.32                           “Lot 73 Occupant” is defined in Section 2.5.

1.33                           “Lot 73 Owner” is defined in Section 2.5.

1.34                           “Managing Agent” is defined in the Declaration.

1.35                           “Mechanic’s Lien” is defined in Section 3.9.

1.36                           “Mortgage” shall mean a recorded mortgage, deed of trust, mortgage deed or similar instrument given to secure advances on real estate.

1.37                           “Mortgagee” shall mean the party or parties to whom a money obligation is owed, the payment of which is secured by an interest in real property under the terms of a Mortgage, including, without limitation, any affiliate or participant of the Mortgagee or beneficiary under a Mortgage and any purchaser of such real property by means of a foreclosure sale under the Mortgage or transfer in lieu thereof, and any successors and assigns of such parties.

1.38                           “Nordstrom” is defined in Section 2.5.

1.39                           “Nordstrom Lease” shall mean that certain Lease dated as of June 15, 2005, between the Lot 73 Owner, as landlord, and Nordstrom, as tenant, as amended by First Amendment to Lease dated as of January 9, 2007.

1.40                           “Owner” shall mean Kapiolani Retail, LLC, a Delaware limited liability company, and its successors and assigns.

1.41                           “Person(s)” means any natural person or any corporation, partnership, limited partnership, limited liability partnership, joint venture, trust, limited liability company, or other legal entity.

4

1.42                           “Plaza Area” shall mean that certain street-level portion of the Condominium Project designed to include drop off areas and interior spaces, designated as “Plaza Area” on sheet CPR-2 of the Condominium Map.

1.43                           “Plumbing Installation” is defined in Section 2.5.

1.44                           “Proximity Work” is defined in Section 3.3.

1.45                           “Public Areas” is defined in Section 2.4.

1.46                           “Representatives” shall mean a Person’s shareholders, directors, officers, members (in the case of a limited liability company), agents, employees and independent contractors.

1.47                           “Residential Project” is defined in the Recitals to this Agreement.

1.48                           “Residential Units” is defined in the Recitals to this Agreement.

1.49                           “Retail/Parking Structure” is defined in the Recitals to this Agreement.

1.50                           “Schematic Drawings” is defined in Section 2.1.

1.51                           “Sewer Improvements” is defined in Section 3.10.

1.52                           “Sewer Upgrade Easement” is defined in Section 3.10.

1.53                           “Shopping Center Owner” shall mean GGP Ala Moana, LLC, a Delaware limited liability company and its successors and assigns as owner of the Ala Moana Shopping Center.

1.54                           “Submission” is defined in Section 2.3.

1.55                           “Substantial Completion” shall mean that (i) the construction of the Residential Project has been substantially completed in accordance with the Construction Plans and Specifications, free and clear of mechanic’s liens, the period for filing mechanic’s liens has expired, and that the Residential Units (other than finish items to be selected by the purchasers of individual units) and appurtenant Common Elements may be used for their intended purposes, (ii) all final approvals from Governmental Authorities, including, without limitation, a final Certificate of Occupancy allowing the occupancy of Residential Units on all floors, have been received and (iii) the architect for the Residential Project has certified that Substantial Completion has occurred.

1.56                           “Tower Improvements” is defined in the Recitals to this Agreement.

1.57                           “Unit C-1” shall mean the unit so designated on sheet CPR-2 of the Condominium Map.

1.58                           “Unit C-1 Air Rights Area” is defined in Section 2.5.

5

ARTICLE 2.

PLANS AND SPECIFICATIONS; APPROVALS

2.1                                 Schematic Drawings.  Developer shall submit to Owner for its approval a full and complete set of schematic drawings of the proposed Residential Project in sufficient detail to allow Owner to evaluate the proposed Residential Project, which shall include the following (collectively, the “Schematic Drawings”):

(a)                                  Site plan showing location and type of all buildings and structures, site amenities; treatment of open space areas; and location of adjacent buildings, structures, driveways, access roads, street and curb lines, and pedestrian structures;

(b)                                 Landscape plan showing the proposed location of plantings, including trees and shrubs;

(c)                                  Schematic building plans, including, without limitation, the Plaza Area and the amenities to be located on Level 7 (which level is shown on sheet CPR-9 of the Condominium Map);

(d)                                 Typical floor plans;

(e)                                  Elevations and cross-sections of the proposed improvements;

(f)                                    A summary chart or table showing the floor area of the proposed Residential Project, the floor area ratio and building coverage.

2.2                                 Construction Plans and Specifications.  Following Owner’s approval of the Schematic Drawings, Developer shall submit to Owner for its approval a full and complete set of drawings and specifications for the proposed Residential Project, prepared by architects and engineers duly licensed in Hawaii, in a level of detail generally consistent with ninety-five percent (95%) complete design development drawings and ninety-five percent (95%) complete construction drawings (“Construction Plans and Specifications”).  Such Construction Plans and Specifications shall be in conformity with applicable zoning and building code requirements and in substantial conformity with the Schematic Drawings as approved by Owner, and shall include the following:

(a)                                  Site plan showing location and type of all buildings and structures, site amenities; treatment of open space areas; and location of adjacent buildings, structures, driveways, access roads, street and curb lines, and pedestrian structures;

(b)                                 Front, side and back elevations showing roof lines, proposed building materials, floor to floor dimensions, building height, and building plans;

(c)                                  Typical sections showing, structural system and floor thickness, floor to ceiling dimensions, and relation to existing grades;

(d)                                 A summary chart or table showing the floor area of the proposed Residential Project, the floor area ratio, building height and building coverage;

(e)                                  Descriptions and samples of final building materials, including color treatments of all exterior surfaces and exterior building components;

6

(f)                                    Descriptions and plans of all building systems, including mechanical, plumbing, electrical, air conditioning, exterior lighting, security, and sprinklering;

(g)                                 Floor plans for all condominium units showing the overall square footage for each type of unit;

(h)                                 A finish schedule for all types of condominium units, including appliances, windows, doors, plumbing fixtures, kitchen cabinets, countertops, flooring and lighting; and

(i)                                     Descriptions of and plans (including capacity) for the Sewer Improvements.

2.3                                 Timing of Owner’s Review and Approval of Developer’s Submissions.

(a)                                  Owner shall complete its review of the items identified in Section 2.1 and Section 2.2, and any other Schematic Drawings or Construction Plans and Specifications submitted for Owner’s review and approval (each such item submitted to Owner, a “Submission”, and, collectively, the “Submissions”) within thirty (30) days after receiving each Submission from Developer.

(b)                                 Owner’s approval or disapproval of any such Submission shall be given in writing within such thirty (30) day period.  If the Owner shall disapprove all or any portion of the Submission, it shall, within said thirty (30) day period, send written notice of its disapproval to the Developer, advising the Developer of the reasons for its disapproval in reasonable detail.  If such notice of disapproval is not so sent within said thirty (30) day period, and the Owner thereafter fails to respond within seven (7) days after the Developer delivers written notice to the Owner that it has failed to respond within the required time, then the Submission shall be deemed to have been approved by the Owner.  If any Submission is disapproved, Developer shall have a reasonable period of time from its receipt of written notice from Owner to submit amended materials.  Owner shall have another fifteen (15) day period after receipt of an amended Submission to approve or disapprove the amended Submission, and the provisions of this Section 2.3 relating to approval, disapproval and submission of amended Submissions shall continue to apply until all Submissions have been approved by the Owner.  If a Submission submitted by the Developer is disapproved, then the Owner agrees to reasonably cooperate with the Developer to arrive at a Submission satisfactory to both parties that is in compliance with the requirements of this Agreement including, without limitation, Section 2.4.

(c)                                 Any material change or modification in the Schematic Drawings or the Construction Plans and Specifications, and any proposed change order during the construction process that would materially modify the Schematic Drawings or the Construction Plans and Specifications with the exception, in both cases, of interior changes that: (i) are non-structural, (ii) do not materially affect any building systems (including, without limitation, cooling, plumbing and electrical), (iii) are not visible from the exterior of the Condominium Project, and (iv) do not increase the number of Residential Units above the number specified in Section 2.4(b), shall be subject to the Owner’s review and approval in accordance with the requirements of this Article 2.

7

2.4                                 Standards for Owner’s Review and Approval of Developer’s Submissions.  All Submissions shall be consistent with that certain condominium map filed in the Land Court as Condominium Map No.              , a copy of which is attached hereto as Exhibit C (as the same may be amended from time to time, the “Condominium Map”).  Owner’s review and approval of the Developer’s Submissions, and any changes thereto, shall not be unreasonably withheld (unless another standard is set forth in this Agreement), conditioned or delayed and shall be limited to the determination whether such Submissions and the Residential Project comply with the following standards and with the requirements set forth in Section 2.5:

(a)                                     The Residential Project shall be designed and built to a development standard equal to or of higher quality than the development standard of the luxury residential condominium project known as Hokua at 1288 Ala Moana, Honolulu, Hawaii (“First Class Development Standard”).  The term “First Class Development Standard” refers solely to the quality of development and maintenance of the Residential Project, as reasonably determined by the Owner, and not to the level of amenities offered in the Residential Project or the projected price range of units in the Residential Project.

(b)                                    The Residential Project shall not exceed eighteen (18) stories of new construction above the Retail/Parking Structure containing not more than three hundred and ten (310) Residential Units.  The loads and stresses placed upon the Retail/Parking Structure by the Tower Improvements shall not impair (beyond that contemplated by the Approved Plans) or endanger the structural integrity and stability of the Retail/Parking Structure or the safety of the occupants and customers of the Commercial Project and members of the public using the Condominium Project and its outdoor areas, as certified to Owner by Developer’s structural engineer and/or by an independent structural engineer engaged by Owner if the Owner elects to engage the same.

(c)                                     As part of the Residential Project, the Developer will be responsible for the construction of street-level improvements in accordance with the general scope of work attached hereto as Exhibit D.  The Developer acknowledges that the outdoor portion of the Plaza Area and other street-level outdoor elements of the Residential Project referred to in Exhibit D (the “Public Areas”) are visible to, and in some cases utilized by, the general public, including customers of the Commercial Units, Lot 73 and the Ala Moana Shopping Center.  Accordingly, the Developer agrees that the Schematic Drawings and the Construction Plans and Specifications for the outdoor portion of the Plaza Area and other Public Areas, including aesthetic and decorative elements, and the outdoor portion of the Plaza Area and the other Public Areas as constructed, maintained, repaired and replaced, shall be consistent with industry standards for first-class regional shopping centers and shall be visually harmonious with surrounding structures including the existing improvements on Lot 73, as reasonably determined by the Owner.

Notwithstanding anything contained in this Agreement or the Declaration to the contrary, so long as the Schematic Drawings and Construction Plans and Specifications are consistent in all material respects with the Approved Plans, such Schematic Drawings and Construction Plans and Specifications shall be approved by Owner and the Lot 73 Owner.   This approval shall not negate any additional approvals required from Owner and the Lot 73 Owner pursuant to other provisions of this Agreement (including, without limitation, approval of color treatment and

8

exterior materials as required by Section 2.5(a) to the extent not shown on the Approved Plans).  In addition, all approvals required from the Lot 73 Occupant as provided in Section 2.5 and elsewhere in this Agreement shall be obtained.

2.5                                 Additional Approval Requirements.  Developer acknowledges that the Land is adjacent to a parcel of land known as “Lot 73”, more particularly described in Exhibit E attached hereto, and that the improvements on the Land are connected by a pedestrian bridge to the improvements on Lot 73.  Lot 73 is owned by GGP Kapiolani Development L.L.C. (together with its successors and assigns as owner of Lot 73, the “Lot 73 Owner”), and leased to Nordstrom, Inc. (“Nordstrom”, and, together with its successors and assigns and any other Person or Persons with a leasehold interest in all or substantially all of Lot 73, the “Lot 73 Occupant”).  Nordstrom has constructed a retail department store on Lot 73, as leasehold improvements.  The approval rights of the Owner (which shall be in addition to those set forth in the preceding provisions of this Article 2 and elsewhere in this Agreement), the Lot 73 Owner and the Lot 73 Occupant with respect to initial construction of the Residential Project, and restrictions which would require a waiver by the Owner, the Lot 73 Owner and the Lot 73 Occupant, and other requirements related to construction of the Residential Project, are as follows:

(a)                                The exterior design, color treatment and exterior materials used in the construction of the Residential Project shall be subject to the prior written approval of the Owner, the Lot 73 Owner and the Lot 73 Occupant, such approval not to be unreasonably withheld, conditioned or delayed.  No construction of any Tower Improvements over Unit C-1 (the “Unit C-1 Air Rights Area”) (“Air Rights Construction Activity”) may be made without the express written approval of the Owner, the Lot 73 Owner and the Lot 73 Occupant.  As more fully described in Section 2.5(d) below, Nordstrom has sole and absolute discretion over the Air Rights Construction Activity. If Nordstrom or any other Lot 73 Occupant consents to the Air Rights Construction Activity, Owner and the Lot 73 Owner shall not unreasonably withhold, delay or condition their consent to the Air Rights Construction Activity.  In addition, no plumbing, drainage lines or similar facilities shall be installed or placed over the Unit C-1 Air Rights Area or within Unit C-1 (a “Plumbing Installation”).  Prior to commencing construction of the Residential Project, including, without limitation, any Plumbing Installation or any Air Rights Construction Activity, the party seeking to do so shall provide the Owner, the Lot 73 Owner and the Lot 73 Occupant with the Submissions described in Sections 2.1 and 2.2 as well as such additional information reasonably deemed necessary by the Owner and the Lot 73 Owner and deemed necessary by the Lot 73 Occupant.  The Owner, Lot 73 Owner and Lot 73 Occupant may consider (but shall not be restricted to consideration of) visual impact, harmony of external design with surrounding structures including, without limitation, the improvements on Lot 73 and whether such Residential Project, Plumbing Installation or Air Rights Construction Activity would interfere with the use or operation of any business on Lot 73 or any rights granted by easement for the benefit of the Lot 73 Owner, its tenants and their respective employees, licensees or invitees to use any parking facilities within the commercial portions of the Retail/Parking Structure and those portions of the General Common Elements intended to provide ingress to and egress from such parking areas and Unit C-1.

(b)                                 Structural support for improvements to be constructed above Unit C-1 must be provided in locations that do not interfere with the use of Unit C-1.

9

(c)                                  All of the work must be scheduled in advance with the approval of the Owner, the Lot 73 Owner and the Lot 73 Occupant in order to minimize interference with business in the Commercial Project, Lot 73 and the Ala Moana Shopping Center.  Neither the Owner, the Lot 73 Owner nor any of their respective Representatives, shall bear any responsibility for any actions of the Lot 73 Occupant in its exercise or non-exercise of the Lot 73 Occupant’s rights under this Section.  Developer shall be responsible at its sole cost and expense for obtaining all necessary consents and approvals described herein from the Lot 73 Owner and from Nordstrom or other Lot 73 Occupant.

(d)                                 Under the terms of the Nordstrom Lease, Nordstrom’s approval of plans for the Residential Project is subject to a reasonableness standard.  The standard for approval of construction timing and staging and Air Rights Construction Activity is in Nordstrom’s sole and absolute discretion.  Waivers of prohibition of Plumbing Installations over the Unit C-1 Air Rights Area shall be in Nordstrom’s sole and absolute discretion.  The same standards shall apply to the Owner and the Lot 73 Owner, but the Owner and Lot 73 Owner shall not unreasonably withhold, delay or condition their consent if Nordstrom or any other Lot 73 Occupant has provided such approval or waiver.

2.6                                 Governmental Permits and Approvals.  Developer shall be responsible for obtaining at its sole cost and expense all building permits and other permits and approvals from Governmental Authorities (including, without limitation, the satisfaction of all conditions thereto) required to construct the Residential Project (including the Sewer Improvements) in accordance with Developer’s Submissions as approved by Owner.

2.7                                 Owner’s Cooperation.

(a)                                     Owner shall use commercially reasonable efforts to cooperate with Developer in endeavoring to obtain consents, approvals and waivers required pursuant to this Agreement or reasonably determined by Developer to be reasonably necessary, from the Lot 73 Owner and the Lot 73 Occupant, provided that Owner shall not be required to agree to any concessions regarding the Nordstrom Lease or Owner’s interest in the Commercial Project and that Owner shall have the right to conduct, or participate in all discussions and negotiations among Developer, the Lot 73 Owner, and Nordstrom or other Lot 73 Occupant, and provided further that Developer shall reimburse Owner for all reasonable, third party out-of-pocket expenses incurred by Owner in seeking such consents and approvals from Nordstrom or other Lot 73 Occupant.  Developer shall provide the Owner with copies of all communications to and from Developer and the Lot 73 Owner and/or Nordstrom in connection with the foregoing.

(b)                                 To the extent that Owner’s consent or approval is needed in connection with any building permits or other approvals from any Governmental Authority required pursuant to this Agreement or reasonably determined by Developer to be reasonably necessary, Owner agrees, to the extent commercially reasonable, to cooperate with Developer in providing the same provided that Owner incurs no liability and incurs no other obligation (monetary or otherwise) in connection therewith.  In addition, Developer agrees to fully indemnify, defend and hold Owner harmless should Owner incur any such liability or obligation as the result of such cooperation.

10

2.8           Effect of Review.   In reviewing Submissions and acting upon any request for an approval, the Owner, the Lot 73 Owner and Lot 73 Occupant shall be acting in their own interests and shall owe no duty to any other Person, including, without limitation, the Association or any Unit Owner; provided, however, that the foregoing does not excuse compliance with the obligations of Owner to Residential Developer expressly set forth elsewhere in this Agreement.  Any consent, approval or waiver by the Owner (whether under this subsection or elsewhere in this Agreement), the Lot 73 Owner and the Lot 73 Occupant shall in no way be construed as to pass judgment on the correctness of the location, structural, electrical or mechanical design, suitability of water flow or drainage, location of utilities, or other qualities of the item being reviewed.  Neither the Owner, the Lot 73 Owner and the Lot 73 Occupant, nor any of their Representatives, shall bear any responsibility for insuring structural integrity, soundness or compliance with building codes.  Any consent, approval or waiver by the Owner, the Lot 73 Owner and/or the Lot 73 Occupant shall not be construed as a representation or warranty of any type regarding the design or construction of the Residential Project including, without limitation, Plumbing Installation and/or any Air Rights Construction Activity and shall in no way be deemed to constitute a determination as to compliance with local zoning ordinances, governmental guidelines or restrictions, or be substituted in lieu of applicable governmental approvals and permits and no construction may commence until all such approvals and permits have been obtained.  Without limiting the generality of the foregoing, neither the Owner, the Lot Owner and the Lot 73 Occupant, nor any of their Representatives, shall incur any liability in connection with their review of any Submissions and shall be deemed to have reviewed and/or approved such Submissions solely for the purpose of protecting its own interests.  The provisions of this Section 2.8 shall be fully applicable to any and all inspections performed by the Owner pursuant to Section 3.8, Section 5.1(c) and provided for elsewhere in this Agreement.  The provisions of this Section 2.8 shall survive the termination of this Agreement.

ARTICLE 3.

CONSTRUCTION OF THE PROJECT

3.1           Conditions Precedent.  Developer shall have the right and option, but not the obligation, to construct the Residential Project.  If Developer elects to construct the Residential Project, Developer shall cause all construction to be performed and completed in a good and workmanlike manner, free from any mechanic’s or materialmen’s liens, in substantial compliance with the Schematic Drawings, the Construction Plans and Specifications, and the Construction Schedule, and in accordance with all Applicable Law and the requirements of the Declaration and this Agreement.  The following shall be conditions precedent to the Developer’s right to commence construction of the Project:

(a)            All Schematic Drawings and Construction Plans and Specifications shall have been submitted to and approved by Owner in accordance with the terms and conditions of this Agreement.

(b)            The Developer shall have obtained all governmental permits and approvals required for the development and construction of the Residential Project (including the Sewer Improvements).

11

(c)            The Developer shall have obtained all required consents, approvals and waivers from the Lot 73 Owner and Nordstrom or the other Lot 73 Occupant) as provided in Section 2.5.

(d)            The Developer shall have entered into a Construction Contract for the construction of the Residential Project with a qualified Contractor, pursuant to Section 3.7.

(e)            The Developer shall have produced a completion bond for the Residential Project in favor of Owner (and, at Developer’s option, its Mortgagee), in accordance with the requirements of Section 3.6.

(f)             The Developer and/or Contractor shall have produced evidence of insurance meeting the requirements of Article 8.

3.2           Construction Schedule and Conditions.  All Residential Project construction activities, including, without limitation, Plumbing Installations and Air Rights Construction Activity, Tower Improvements and construction traffic access areas, shall be conducted in accordance with a Construction Schedule and conditions, including, without limitation, approved staging areas (including crane locations), approved in advance in writing by the Owner, the Lot 73 Owner and the Lot 73 Occupant (such approval not to be unreasonably withheld, conditioned, or delayed, except the Lot 73 Occupant may withhold approval based on the standards in the Nordstrom  Lease) so as to minimize interference with the operation of any business within the Commercial Project, Lot 73 and the Ala Moana Shopping Center, and with any construction work being performed by or on behalf of the Owner, the Lot 73 Owner and the Lot 73 Occupant.

3.3           Proximity Work.  No installation, repair, replacement or maintenance of any utility lines on or within the Retail/Parking Structure or within 150 feet of the improvements on Lot 73 (“Proximity Work”) shall be performed without providing the Lot 73 Owner and the Lot 73 Occupant with two weeks’ written notice except in the case of an emergency, in which case notice as practicable under the circumstances shall be given.  In all events, non-emergency Proximity Work shall not be initiated or carried on during the period commencing November 1 through January 10 of each year, during the two weeks prior to Easter of each year, and, during any period of time that Nordstrom is the Lot 73 Occupant, during any consecutive two week period determined by Nordstrom in its sole discretion between July 10 and August 10 of each year.  All of such work must be scheduled in advance with the approval of the Owner, the Lot 73 Owner and the Lot 73 Occupant in order to minimize interference with business upon the Commercial Project, Lot 73 and Ala Moana Shopping Center.  Notwithstanding anything to the contrary contained in this Section 3.3, so long as Nordstrom or any other Lot 73 Occupant has so approved, Owner and Lot 73 Owner shall not unreasonably withhold, delay or condition their approval of construction of the Proximity Work during the foregoing two week period prior to Easter or the two week Nordstrom anniversary sale period during any consecutive two week period determined by Nordstrom in its sole discretion between July 10 and August 10 each year.  Due to the importance of the period from November 1 through January 10, Owner may withhold its consent to the approvals required in this Section 3.3 in its sole discretion as to such period.  However, as part of the Construction Schedule approval process, Developer may request advance

12

approval for construction during such period, which advance approval may be granted in Owner’s sole discretion.

3.4           Plaza Area.  The Developer’s scope of work for the Residential Project shall include all work required to convert the Plaza Area and other Public Areas to residential use, in accordance with the outline scope of work attached hereto as Exhibit D and with Construction Plans and Specifications to be approved by the Owner as provided in Article 2.   Developer has been advised that the area which will become the Plaza Area is leased and that such lease expires on March 31, 2015.  If Developer wishes possession of the Plaza Area prior to the expiration of such lease, Owner agrees to use commercially reasonable efforts to work with the tenant to either relocate it or enter into an early termination agreement.  The cost and expense of relocation or termination and the amount of Owner’s lost rental income shall be reviewed, approved and paid for by Developer.

3.5           Commencement and Outside Completion Date.  Provided that the Developer has satisfied all of the conditions precedent for construction identified in Section 3.1, and is otherwise in compliance with all of the terms and provisions of this Agreement, the Developer may commence construction of the Residential Project (other than the Plaza Area, as provided in Section 3.4) at any time upon at least thirty (30) days prior written notice to the Owner.  Once construction of the Residential Project has commenced, it shall be diligently prosecuted to completion and must be Substantially Completed by the Developer within three (3) years after such commencement date, subject to Force Majeure.

3.6           Completion Bond.  The Developer shall obtain a performance and labor and materials payment bond naming as obligee the Owner (and, at Developer’s option, its Mortgagee), as their interests may appear, with a responsible corporate surety authorized to do business in the State of Hawaii, guaranteeing the full and faithful performance of construction of the Residential Project free and clear of any mechanic’s and materialmen’s liens for such construction, the payment of all subcontractors, laborers and materialmen, and the discharge of any mechanic’s and materialmen’s liens for a penal sum of not less than one hundred percent (100%) of the estimated cost of construction of the Residential Project, and shall provide the Owner with a such bond.

3.7           Contractors.  The general contractor selected by the Developer to construct the Residential Project shall have significant experience with comparable projects and shall be subject to the Owner’s approval, such approval not to be unreasonably withheld, conditioned or delayed.  The general contractor so approved by the Owner (and any successor so approved by the Owner) shall be the “Contractor” for purposes of this Agreement.  Any general contractors(s) performing interior work, if not the Contractor, shall meet the same standards set forth for the Contractor and shall be subject to the Owner’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

3.8           Inspection.  The Owner and its Representatives shall have the right to enter the Residential Project construction site during customary business hours from time to time, upon reasonable advance notice to the Developer, for the purpose of performing inspections of the progress of Developer’s construction work and its conformance to the approved Construction Plans and Specifications.

13

3.9           Mechanic’s Liens.  No mechanic’s, materialmen’s, warehousemen’s, carrier’s or similar lien (collectively, “Mechanic’s Liens”) may be filed or recorded against the Commercial Project including, without limitation, the Commercial Units or against Lot 73 or Ala Moana Shopping Center and each of the Construction Contract(s) and all subcontracts shall contain express provision to this effect.  In the event any Mechanic’s Lien is filed or recorded against the Commercial Project, Lot 73 or Ala Moana Shopping Center, which Mechanic’s Lien relates to work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of Developer, the Residential Project and/or any other improvements owned by Developer, then Developer shall take any and all actions necessary to remove or bond off such Mechanic’s Lien and shall indemnify and hold the Owner, the Lot 73 Owner, the Shopping Center Owner and any Mortgagee thereof harmless from and against any and all costs, expenses, claims, losses or damages (including, without limitation, reasonable attorney’s fees and expenses) resulting from such Mechanic’s Lien.

3.10         Sewer Improvements.  The Residential Project will require the Developer to install a sanitary sewer line beneath the Ala Moana Shopping Center and to upgrade a sewer pump station as required by the City and County of Honolulu (the “Sewer Improvements”), at the Developer’s sole cost and expense, except as set forth below.  The Schematic Drawings and Construction Plans and Specifications submitted by Developer for Owner’s approval shall include the Sewer Improvements.  Owner shall cooperate with the Developer in obtaining an easement for the Sewer Improvements from the Shopping Center Owner substantially in the form of Exhibit F attached hereto (the “Sewer Upgrade Easement”), and the consent and subordination to such easement by any Mortgagees of the Shopping Center Owner.  The Sewer Improvements shall also serve the Commercial Project.  The Shopping Center Owner, at its option and at its sole cost and expense, shall have the right to tap into and utilize the Sewer Improvements, for both a portion of the existing improvements at Ala Moana Shopping Center and improvements constructed after the date hereof.  If the Shopping Center Owner exercises its option to utilize the Sewer Improvements for future improvements constructed at Ala Moana Shopping Center after the date hereof, the Shopping Center Owner shall, in addition to paying all costs and expenses associated with obtaining such usage, reimburse the Developer at the time of commencement of such usage for the Shopping Center Owner’s prorata share of the unamortized cost of construction of the Sewer Improvements, amortized on a straight line basis over a fifteen (15) year period, which pro rata share shall be reasonably determined by  Developer and the Shopping Center Owner based upon their relative anticipated usage of the Sewer Improvements.  If such future improvements are done in stages, such prorata share shall be recalculated at the time of commencement of each additional expanded usage, based upon the incremental increase in usage and the Shopping Center Owner shall reimburse Developer for all additional amounts payable hereunder, calculated in the manner set forth above.  No such reimbursement shall be required for the Shopping Center Owner’s tapping into the Sewer Improvements solely to service improvements existing at Ala Moana Center Shopping Center as of the date hereof.  Furthermore, costs of usage, maintenance, repair and replacement of the Sewer Upgrade as between the Shopping Center Owner and the Condominium Project shall be set forth in the Sewer Upgrade Easement.  The resulting share to the paid by the Condominium Project shall be apportioned between the Residential Project and the Commercial Project as set forth in the Declaration.  As provided, in the Declaration, after Completion of Construction (as defined in the Declaration) of the Residential Project, the Developer, at its sole cost and expense, shall cause a licensed engineer to recalculate flow estimates based upon the as built Residential Project and

14

the allocation as between the Residential Project and the Commercial Project shall be readjusted based upon such revised estimate.  If, prior to such time, it is determined that usage charges for the Sewer Improvements shall be separately metered or billed, such recalculation shall not be necessary.  Such allocations and reallocations shall be the basis for cost sharing for usage and apportionment of the cost of repair, maintenance and replacement.  Likewise, if usage charges are separately metered or billed, the proportionate share of such usage shall be the basis for apportionment of the cost of repair, maintenance and replacement.  Notwithstanding the foregoing, should any repair, maintenance or replacement be occasioned by the negligence or willful misconduct of Owner or Developer, or their respective Representatives, such party shall pay such cost in full.  The provisions of this Section 3.10 shall survive the termination of this Agreement.

3.11         Construction Operations and Staging.  In managing the day to day construction of the Residential Project, the Developer shall take all reasonable measures to minimize interference with the operation of any business within the Commercial Project, Lot 73 and the Ala Moana Shopping Center, and with any construction work being performed by or on behalf of the Owner, the Lot 73 Owner and the Lot 73 Occupant, including, without limitation, the following:

(a)            Construction vehicles may be parked only in approved staging areas (such approval not to be unreasonably withheld, conditioned or delayed) and in the residential parking areas of the Retail/Parking Structure.

(b)            There shall be no construction traffic on the two upper level bridges and the mall level bridge connecting the Retail/Parking Structure to the Ala Moana Shopping Center parking deck.

(c)            Prior to commencement of construction, the Developer shall install fences and security barriers to separate the commercial parking spaces from the residential and residential guest parking spaces on Level 4 of the Retail/Parking Structure and to block access to the Level 4 stairwells and elevator.

(d)            The Developer shall institute and comply with a program, reasonably acceptable to the Owner, for daily removal of dust, debris and excess construction materials.  At Substantial Completion of the Residential Project, and thereafter as long as punchlist or other work is being performed, the Developer shall cause the removal of all waste material, rubbish, tools, construction equipment, machinery and surplus material from and about the Residential Project and the Commercial Project.

3.12         Safety Program.  The Developer shall institute and comply with and cause the Contractor to comply with, a written safety program in compliance with good construction practices, all Applicable Law and the requirements of insurance underwriters for the protection of Persons, including tenants, occupants, customers and invitees of the Commercial Project, Lot 73, Ala Moana Shopping Center and property from injury or damage.  The Developer shall cause to be erected and maintained, as required by existing conditions and the status of construction, reasonable safeguards for security, safety and protection, including posting danger signs and other warnings against hazards, and installing protective fencing or barriers.

15

3.13         Current Information.  To permit Owner to have adequate current information regarding the Residential Project, Developer agrees:

(a)            to provide Owner with a notice of all public hearings involving the Residential Project, in sufficient time to enable a representative of Owner to appear at such hearing if so desired; and

(b)            to provide Owner with copies of all governmental filings and applications, and all permits and reports issued by any Governmental Authority respecting the Residential Project.

3.14         As-Built Plans.  Upon completion of the Residential Project, the Developer shall cause its General Contractor to promptly deliver a duplicate set of as-built base building plans and construction drawings to the Owner.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1           Developer Representations and Warranties.  Developer hereby represents, warrants and covenants to Owner that:

(a)            Developer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; has the power and authority to own its assets and to transact that business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b)            This Agreement is a legal, valid and binding obligation of Developer.

(c)            Developer has full requisite power and authority to perform all of its obligations under this Agreement and all requisite action has been duly and validly taken by Developer to authorize and to make this Agreement valid and binding upon Developer in accordance with its terms.

(d)            Developer is not a party to any indenture, loan or credit agreement, or to any lease or other agreement, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of Developer or the ability of Developer to carry out its obligations under the Agreement.  Developer is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

(e)            There is no pending or threatened action or proceeding against or affecting the Developer before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or

16

business of the Developer or the ability of Developer to perform its obligations under this Agreement.

(f)             Developer has satisfied all judgments, and Developer is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

(g)           The consummation of this transaction shall constitute the Developer’s acknowledgement that it has independently inspected and investigated the Land, the Retail/Parking Structure and all other matters relating to the Condominium Project and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of all of the foregoing.

(h)           Developer is experienced in, and knowledgeable about, the development of real estate, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Land, the Retail/Parking Structure and all other matter relating to the Condominium Project, their condition and potential.  Notwithstanding the fact that the Developer has received certain information from the Owner or its agents or consultants, the Developer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by the Owner or its agents or consultants.

4.2           Owner Representations and Warranties.  Owner hereby represents, warrants and covenants to Developer that:

(a)            Owner is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the power and authority to own its assets and to transact that business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b)            This Agreement is a legal, valid and binding obligation of Owner.

(c)            Owner has full requisite power and authority to perform all of its obligations under this Agreement and all requisite action has been duly and validly taken by Owner to authorize and to make this Agreement valid and binding upon Owner in accordance with its terms.

4.3           No Other Warranties and Representations of Owner.

(a)           Except as specifically set forth herein, the Owner has not made, does not make and has not authorized anyone to make, any warranty or representation of any kind or character, express or implied, with respect to the Land, the Retail/Parking Structure and all other matters relating to the Condominium Project or this Agreement or any part thereof, including without limitation, any written materials delivered to the Developer, the persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the

17

operation, income generated by, or any other matter or thing affecting or relating to the Land, the Retail/Parking Structure and all other matters relating to the Condominium Project or this Agreement.  Developer expressly acknowledges that no such warranty or representation has been made and that the Developer is not relying on any warranty or representation whatsoever other than as is expressly set forth herein.

(b)           Without limiting the foregoing, the Owner makes no representations or warranties as to whether the Land or the Retail/Parking Structure, contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any.  Further, to the extent that the Owner has provided to the Developer information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, the Owner makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

(c)           Subject to the express provisions hereof, the Developer acknowledges and agrees that the Owner makes no representation or warranty as to, and the Developer, for itself, its successors and assigns, hereby waives and releases the Owner from any claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Land or the Retail/Parking Structure, including, without limitation, any claims under or on account of (i) Environmental Laws and any other Applicable Law, (ii) this Agreement, or (iii) the common law.

4.4           Survival.  The provisions of this Article 4 shall survive termination of this Agreement.

ARTICLE 5.

COVENANTS OF DEVELOPER AND OWNER

5.1           Developer Affirmative Covenants.  So long as this Agreement shall remain in effect, Developer will:

(a)            preserve and maintain its legal existence and good standing in the jurisdiction of its formation, and qualify and remain qualified as a foreign limited liability company in each jurisdiction in which such qualification is required.

(b)            furnish to Owner promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Residential Project or Developer.

(c)            be and remain in compliance with the provisions of all Environmental Laws and all federal, state, and local health and safety laws, codes and ordinances, and all rules and regulations issued thereunder, all labor and other laws applicable to Developer’s employment relationship with its employees and all other Applicable Laws; notify Owner immediately of any notice of a hazardous discharge or environmental complaint received from

18

any Governmental Authority or any other party; notify Owner immediately of any hazardous discharge from the Residential Project or any portion thereof of which Developer has knowledge; immediately contain and remove the same, in compliance with all Environmental Laws; promptly pay any fine or penalty assessed in connection therewith any such discharge, except for fines and penalties being contested by Developer in good faith; permit Owner to inspect the Residential Project and to conduct tests with respect to any such discharge; and at Owner’s request, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form and content to Owner, and such other and further assurances reasonably satisfactory to Owner that the condition has been corrected.

5.2           Developer Negative Covenants.  Developer will not create, incur, assume, or suffer to exist, any Lien upon or with respect to the Commercial Project, Ala Moana Shopping Center or Lot 73, arising out of Developer’s development and construction of the Residential Project or otherwise as the result of the act or failure to act of the Developer.  For purposes of this Section 5.2, the term “Lien” shall not include a Mechanic’s Lien, the agreements with respect to which are addressed in Section 3.9.

5.3           Owner Affirmative Covenants.  So long as this Agreement shall remain in effect, Owner will:

(a)           preserve and maintain its legal existence and good standing in the jurisdiction  of its formation, and qualify and remain qualified as a foreign limited liability company in each jurisdiction in which such qualification is required.

(b)           furnish to Developer promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or government department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Commercial Project.

(c)           be and remain in compliance with the provisions of all Environmental Laws and all federal, state and local health and safety laws, codes and ordinances, and all rules and regulations issued thereunder, all labor and other laws applicable to Owner’s employment relationship with its employees and all other Applicable Laws; notify Developer immediately of any notice of any hazardous discharge or environmental complaint received from any Governmental Authority; notify Developer immediately of any hazardous discharge from the Commercial Project or any portion thereof of which Owner has knowledge; immediately contain and remove the same, in compliance with all Environmental Laws; promptly pay any fine or penalty assessed in connection therewith expect for fines and penalties being contested by Owner in good faith; permit Developer to inspect the Commercial Project exclusive of Tenant occupied Commercial Units during reasonable hours, and to conduct tests thereon with respect to any such discharge; and at Developer’s request, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form and content to Developer, and such other and further assurances reasonably satisfactory to Developer that the condition has been corrected.

(d)           Developer has requested Owner’s assistance in working with the Shopping Center Owner to enable Developer to install screening or take other measures to block the view of the mechanical equipment on the rooftop of Macy’s and Shirokiya from the Residential Project. Upon receipt of plans and specifications for such project, Owner agrees to respond in

19

good faith and request management personnel at Ala Moana Center to consider such request.  Such project shall require the approval of the Shopping Center Owner, which approval shall be subject to, but shall not be limited to: (i) all restrictions contained in leases and loan documents for Ala Moana Shopping Center; (ii) Developer obtaining  all required consents and approvals from Macy’s, Shirokija, other tenants and any Governmental Authority having jurisdiction; (iii) Developer complying with height limitations set forth  in applicable building and zoning laws and ordinances, leases for Ala Moana Shopping Center and any other applicable covenants, conditions and restrictions of record; (iv) Developer complying with all rules and regulations for construction activities at Ala Moana Shopping Center (including, without limitation, approval of plans and specifications, time and duration of work, location of staging areas, and contractor ingress and egress and parking) and providing adequate assurance that none of Developer’s construction activities shall negate any roof or other warranties that could be affected by Developer’s work; and  (v) Developer providing indemnities which shall not be subject to a waiver of the right of subrogation and evidence of acceptable insurance.  In addition to the foregoing, the Shopping Center Owner, at its sole option, may require that the Shopping Center Owner, or its contractors, perform the work at Developer’s sole cost and expense.

(e)           If Developer determines that it wishes to lease office space for a sales office in the Ala Moana Pacific Tower and requests Owner’s assistance, Owner agrees to respond in good faith and request leasing personnel for the Ala Moana Pacific Tower (which is owned by an affiliate of Owner) to consider Developer’s space requirements,  subject to space availability at the time of such request.   Any lease so negotiated shall be subject to market rent and other market conditions determined by the owner of Ala Moana Pacific Center.  The foregoing does not constitute an offer to lease, nor obligate Owner or the owner of Ala Moana Pacific Tower to reserve space for Developer, or advise Developer of any availability of space from time to time.

5.4           Owner Negative Covenants.  Owner will not create, incur, assume, or suffer to exist, any Lien (with the exception of the Sanitary Sewer Easement and those exceptions to title set forth in Exhibit A to the Declaration) or any Mechanic’s Lien upon or with respect to the Residential Project arising out of Owner’s actions or failure to act.

ARTICLE 6.

MORTGAGEES

6.1           Collateral Assignment; Subordination.  Developer and Owner shall each have the right to collaterally assign this Agreement as security to one or more of its Mortgagees holding a Mortgage so long as such Mortgagee, in writing (i) subordinates such Mortgage and the lien thereof to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and agreements granted pursuant to this Agreement or otherwise contained herein (whether such Mortgage is recorded on or after the date hereof), and (ii) agrees to be bound by the terms and conditions of this Agreement upon its taking title to such property (subject to the provisions of Section 6.2 below).  Notwithstanding the foregoing, regardless of whether any Mortgagee shall receive a collateral assignment of this Agreement, each Mortgage (whether recorded on or after the date hereof) and the lien thereof shall automatically be subject and

20

subordinate to this Agreement and to the rights, interests, obligations, duties, conditions, covenants and agreements granted pursuant to this Agreement or otherwise contained herein.

6.2           Foreclosure; Assumption.  In the event of a foreclosure (which term shall include a deed-in-lieu of foreclosure) in which the Commercial Project or the Residential Project is acquired by a Person other than a Mortgagee, or in the event that after acquiring title to such Project through a foreclosure the Mortgagee shall thereafter transfer such Project, the purchaser, transferee or assignee, shall by taking title, automatically be deemed to have assumed all of the covenants, agreements and obligations of Developer or Owner, as applicable, under this Agreement .  If a Mortgagee acquires title to the Commercial Project through foreclosure, such Mortgagee shall, by taking title, automatically be deemed to have assumed all of the obligations of Owner under this Agreement.  If a Mortgagee acquires title to the Residential Project through foreclosure, such Mortgagee shall not be required to assume the Developer’s obligations under this Agreement so long as such Mortgagee does not undertake or continue the construction of the Residential Project beyond the extent necessary to conserve or protect the construction already accomplished; provided, however, that any party acquiring title to the Residential Project from such Mortgagee shall, by taking title, automatically be deemed to have assumed all of the obligations of Developer under this Agreement.  If a Mortgagee acquires the Residential Project and thereafter undertakes or continues the construction or completion of the Residential Project improvements beyond the extent necessary to conserve or protect the improvements already made, then such Mortgagee automatically shall be deemed to have assumed all of the covenants, agreements and obligations of Developer under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Mortgagee shall be (i) bound by any amendment or modification of this Agreement entered into without such Mortgagee’s consent or (ii) liable for the payment of any sum payable by Developer to Owner which accrued prior to foreclosure.

6.3           Notice of Default; Opportunity to Cure.  Any notice of default given by Owner or Developer under this Agreement shall at the same time be given to the defaulting party’s Mortgagee (provided that Developer or Owner, as applicable, has been notified, in writing, of such Mortgagee’s notice address).  From and after any such notice of default has been given to a Mortgagee, such Mortgagee shall have twenty (20) days to remedy or cause to be remedied any monetary default and an additional sixty (60) days to remedy or cause to be remedied any non-monetary default.  In addition, as to any default that requires possession of all or part of the Commercial Project or the Residential Project, as applicable, a Mortgagee’s cure period shall continue for such additional period of time as such Mortgagee may reasonably require to obtain possession and control of all or part of the Commercial Project or Residential Project, as applicable, and to cure such default.

6.4           Estoppel Certificates.  Owner agrees that it will, at any time and from time to time (but in no event more often than two (2) times during any twelve (12) month period), within fifteen (15) business days following receipt of notice from Developer specifying that it is given pursuant to this Section 6.4, execute, acknowledge and deliver to Developer and/or to a specifically named lender or other person or entity having an interest or potential interest in the Residential Project, a statement certifying (i) that, this Agreement is unamended, unsupplemented and unmodified and in full force and effect (or, if there will be any such amendments, supplements and modifications, reference to the same will be made), and (ii) that to the best of the signer’s knowledge and belief, there are no defaults in the performance of the

21

provisions of this Agreement by the Developer (or, if there are any such defaults of which the signer may have knowledge, reference to the same will be made).  Such statement shall act as a waiver of any claim by Owner to the extent such claim is based upon facts contrary to those asserted in the statement and to the extent the claim is asserted against a bona fide encumbrancer or purchaser for value without the knowledge of facts to the contrary of those contained in the statement, and who has acted in reasonable reliance upon the statement.  Without limiting the provisions of the immediately preceding sentence, such statement shall in no event subject Owner to any liability whatsoever, notwithstanding the negligent or otherwise inadvertent failure of Owner to disclose correct and/or relevant information.

ARTICLE 7.

TRANSFERS

7.1           Transfers by Owner.  Owner shall have the right to transfer or assign its interest in the Commercial Project, the Condominium Project and/or this Agreement at any time.

7.2           Transfers by Developer.  As long as this Agreement is in effect, but subject to the provisions of Section 7.4, the Developer shall be permitted to transfer or assign its interest in the Condominium Project and this Agreement, in whole but not in part, to any party reasonably approved by Owner which (i) in the reasonable judgment of the Owner, has a reputation and proven development expertise in the development of residential condominium projects in keeping with the First Class Development Standard, and (ii) has a financial net worth sufficient to complete the Residential Project as contemplated by this Agreement; provided, however, that, even if the foregoing requirements are met, Owner shall have the right to disapprove of any transferee (other than a transferee that is an affiliate of Developer) with whom Owner or any of its affiliates is, at the time of the transfer, in active litigation (or has received a written threat thereof) with such proposed transferee or any of its affiliates.  If Developer proposes a transfer and so requests, Owner shall advise if there is pending or threatened litigation with the proposed transferee or any of its affiliates.

7.3           Assumption.  Subject to the limitation set forth in Section 7.2, any party receiving an assignment or transfer of the interest of the Owner or the Developer in this Agreement shall assume in writing, for the benefit of the non-transferring party, all obligations of the transferring party arising under this Agreement from and after the date of such transfer provided, however, that such written assumption may be requested by Owner, but shall not be required, under the circumstances set forth in Section 6.2.

7.4           Transfers in the Ordinary Course of Business. The limitations in Section 7.2 and the requirements of Section 7.3 shall not apply to the sale or transfers of Residential Units or other interests in the Residential Project in the ordinary course of Developer’s business.

22

ARTICLE 8.

INDEMNIFICATION; INSURANCE

8.1           Indemnification.  The Developer shall protect, defend, indemnify and hold harmless the Owner, the Lot 73 Owner, the Lot 73 Occupant, the Shopping Center Owner, and their respective members, directors, officers, principals, employees and affiliated entities (the “Indemnified Parties”) from and against all actions, claims, expenses, costs, losses, injury, liability (including liabilities for penalties), judgments, fines, damages and settlements, including reasonable attorneys’ fees and costs, arising from or as a result of the death of or injury to any Person or damage to any property as may occur in connection with the construction of the Residential Project or with any acts or omissions of Developer, its agents, employees or contractors pursuant to this Agreement, except, in each case, to the extent such claims result from the negligence or willful misconduct of the Indemnified Party.  The foregoing is in addition to the provisions of Section 22.4.1 of the Declaration which provision shall be fully applicable to this Agreement.

8.2           Procedure for Indemnification.  If any action, suit or proceeding is brought against any indemnified party and such party is entitled to be indemnified pursuant to Section 8.1 hereof, the Developer will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Developer, which counsel shall be reasonably satisfactory to the indemnified party.  No party entitled to any indemnity hereunder shall compromise, settle or release any claim without the written consent of the Developer, which consent shall not be unreasonably withheld or delayed.  Developer shall not compromise, settle or release any claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) with respect to a settlement involving only the payment of money by the Developer in exchange for a complete, unqualified and unconditional release of the indemnified party (which release shall be subject to reasonable approval by the indemnified party), the Developer shall have sole control, and (ii) in no event shall the indemnified party be required to consent to a settlement imposing any obligation (financial or otherwise) or penalty on such indemnified party, or requiring the signing of any statement or document indicating or admitting responsibility or liability (whether criminal or civil) by the indemnified party.  If and to the extent any provisions of this Section 8.2 are unenforceable for any reason, the Developer agrees to make the maximum contribution to payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

8.3           Required Insurance.  From and after the Conveyance Date, the Owner and the Developer shall provide and maintain the insurance coverage set forth in Exhibit H attached hereto for the period of time set forth therein.  The cost of such insurance shall be allocated as set forth on Exhibit H and paid as set forth in Section 8.5.  To the extent not set forth in Exhibit H, the general requirements set forth in the Declaration applicable to such coverages shall be fully applicable unless a greater standard is set forth in Exhibit H.

8.4           Additional Insurance Obligations.  All insurance policies required by this Article 8 shall be written in such amounts as to avoid the Owner and the Developer and the Developer’s contractors and subcontractors, as the case may be, being a co-insurer and shall

23

include a waiver of subrogation endorsement which shall expressly state that such coverage afforded to the insured shall not be voided, prejudiced or otherwise unavailable if the insured shall have waived any and all rights of recovery from the party(ies) responsible for such loss and shall further provide that, subject to the rights of Mortgagees whose interest may be covered by said policy or policies, that the loss, if any, under such policies shall be adjusted by the party who is responsible for obtaining the coverage and paid by the insurance company or companies to Owner, Developer and any Mortgagee of either thereof, as loss payees.  All insurance policies required by this Article 8 shall be obtained through a recognized insurance company licensed to do business in the State of Hawaii and rated by Best’s Insurance Report as A-VII or better.  As a condition precedent to commencement of construction of the Project, the Developer shall furnish to Owner certificates of insurance (or copies of insurance policies, if requested by Owner) evidencing the insurance coverages required by this Article 8.  All insurance policies shall contain an agreement by the insurer to notify the Owner or Developer, as applicable, in writing, by certified U.S. Mail, return receipt requested, not less than thirty (30) days before any material change, reduction in coverage, cancellation, or other termination thereof or change therein.

8.5           Sharing of Insurance Costs.  Costs incurred for procuring and maintaining in force the insurance required by Section 8.3 shall be paid by the procuring party and reimbursed by the non-procuring party based upon the cost allocations set forth in Exhibit H within thirty (30) days of receipt by the non-procuring party of an invoice and reasonable supporting documentation.

8.6           WAIVER OF CLAIMS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 8.6), OWNER AND THE DEVELOPER HEREBY RELEASE (FOR THEMSELVES AND, TO THE EXTENT LEGALLY POSSIBLE FOR THEM TO DO SO, ON BEHALF OF THEIR INSURERS AND THEIR RESPECTIVE REPRESENTATIVES) EACH OTHER AND THEIR RESPECTIVE REPRESENTATIVES FROM ANY LOSS, DAMAGE OR LIABILITY FOR ANY CLAIMS WITH RESPECT TO OR ARISING FROM PERSONAL INJURY, BODILY INJURY, DEATH AND PROPERTY DAMAGE WHICH LOSS, DAMAGE OR LIABILITY IS CAUSED BY A RISK OF THE TYPE GENERALLY COVERED BY POLICIES OF INSURANCE OF THE TYPE REFERRED TO AND REQUIRED TO BE OBTAINED PURSUANT TO THIS ARTICLE 8 EVEN IF DUE TO NEGLIGENCE OF A PARTY.  THIS SECTION 8.6 RELEASES A PARTY FROM THE CONSEQUENCES OF ITS NEGLIGENCE.  THE FOREGOING PROVISIONS OF THIS SECTION 8.6 SHALL APPLY ONLY DURING SUCH PERIOD OF TIME AS DEVELOPER MAINTAINS THE SINGLE POLICY OF INSURANCE COVERING BOTH OWNER AND DEVELOPER FOR PROPERTY DAMAGE AND LIABILITY INSURING THE RESPECTIVE INTERESTS OF OWNER AND DEVELOPER IN THE PROJECT AS REQUIRED BY THIS AGREEMENT AND, DURING SUCH PERIOD, IF ANY LOSS IS NOT COVERED BY SUCH INSURANCE POLICY OR POLICIES (WHETHER AS THE RESULT OF A DEDUCTIBLE OR SELF INSURED RETENTION, OR OTHERWISE), THE RESPONSIBLE PARTY WILL BE FULLY RESPONSIBLE AND LIABLE TO THE OTHER PARTY FOR SUCH LOSS.

24

8.7           Insurance Policy Provisions.  Each party covenants that it will, to the extent such insurance endorsement is available, obtain for the benefit of the other party and its Representatives a waiver of the right of subrogation, consistent with Section 8.6.

8.8           Survival.  The provisions of this Article 8 shall survive termination of this Agreement.

ARTICLE 9.

MANAGING AGENT

The Bylaws provide, in effect, in Section 7.2C, that (i) the Owner shall have the right to choose and employ the first Managing Agent for the Condominium Project, or, if it so elects, the Owner or one of its affiliates may manage the Project by written contract and (ii)  after a certificate of occupancy has been issued for all of the Residential Units or such earlier time agreed upon by the Owner and the Developer, the Developer shall have the right to choose and employ the Managing Agent for the Condominium Project.  Owner and the Developer acknowledge that, prior to issuance of all such certificates of occupancy, the expertise of a Managing Agent familiar with managing condominiums similar to the Condominium Project may be beneficial to the Condominium Project.  Therefore, the Owner and the Developer agree that they shall reasonably and mutually agree upon the appropriate time, given the then stage of the Residential Project and marketing efforts, that the Developer may select and employ such Managing Agent.

ARTICLE 10.

ALLOCATIONS

The Bylaws provide, in effect, in Section 8.4, that unit owners of the Condominium Project shall become obligated for payment of their share of Common Expenses from and after a specified date to be set forth in a written notice from the Developer (the “Assessment Date”) and that, prior to the Assessment Date, the Owner and the Developer shall assume all actual expenses in the Condominium Project in the proportion set forth in this Agreement.  Owner and the Developer agree to pay such expenses based upon the allocations set forth on Exhibit I hereto.

ARTICLE 11.

NOTICES; MISCELLANEOUS

11.1         Binding Effect; Assignment.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

11.2         Term and Termination.  The term of this Agreement shall commence on the Effective Date and shall terminate (with the exception of those provisions that expressly survive such termination) upon Substantial Completion, the installation or completion of all

25

appliances, fixtures and interior finish work in all of the Residential Units, the completion of all punchlist items and other work required to fully complete the Residential Project and the complete performance by the Developer and the Owner of all of their respective obligations under this Agreement.

11.3         Notice.  All notices to either party hereunder shall be in writing and, unless otherwise specified herein, shall be delivered by hand, United States certified mail, return receipt requested, United States Express Mail, Federal Express, Airborne Express or any other national overnight express delivery service (in each case postage or delivery charges paid by the party giving such communication) addressed to the party to whom such communication is given at its address or facsimile number set forth below:

If to Owner, to:	Kapiolani Retail, LLC
c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: President

with a copy to:	Kapiolani Retail, LLC
c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

If to Developer, to:	Kapiolani Residential, LLC
c/o

Attention:

with a copy to:	Kapiolani Residential, LLC
c/o
13355 Noel Road, Suite 950
Dallas, Texas 95240
Attention: Grant Herlitz

provided, however, in lieu of the foregoing notice address, during the term of this Agreement all reports, Submissions and other communications required pursuant to Article 2 and Section 3.13 shall be sent to the following by any of the means set forth above (with a copy sent to the following recipient by electronic mail):

If to Owner, to:	Kapiolani Retail, LLC
c/o Ala Moana Center
1585 Kapiolani Boulevard, Suite 800
Honolulu, Hawaii 96814

26

Attention: General Manager
Email: Francis.cofran@ggp.com

with a copy to:	Kapiolani Residential, LLC
c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Vice President, Development Southwest
Email: david.cuthill@ggp.com

If to Developer, to:	Kapiolani Residential, LLC

Attention:
Email:

with a copy to:
13355 Noel Road, Suite 950
Dallas, Texas 75240
Attention:
Email:

Either party may change the address for the delivery and receipt of such notice by communicating such information to the other party in writing not less than seven days in advance of the effective date thereof.

11.4         Recordation.  This Agreement shall not be recorded, provided, however, that the parties shall execute, acknowledge and record a Memorandum of this Agreement substantially in the form of Exhibit G attached hereto, with the costs of recordation to be shared equally by the parties.  Upon the termination of this Agreement, the parties shall execute, acknowledge and record an instrument terminating such Memorandum.

11.5         Gender.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

11.6         Captions.  The captions and headings used in connection with this Agreement are for convenience only and shall not be deemed or construed to limit the meaning of the language of this Agreement.

11.7         No Partnership.  Nothing contained in this Agreement will be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent or of partnership or of joint venture between Developer and Owner.

11.8         Amendments.  This Agreement may be amended only by a written instrument executed by the party against whom enforcement is sought.  No waiver, approval,

27

consent or other agreement of either party shall be effective unless in writing and signed by the party to be bound.

11.9         Entire Agreement.  This Agreement and the exhibits attached hereto, together with the Declaration and the Bylaws, constitute the entire agreement between Owner and Developer with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, letters, memoranda or other communications, oral or written, with respect to the subject matter hereof.

11.10       Counterparts.  This Agreement may be executed in several original or faxed or electronically submitted counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties may not be signatories to the original or the same counterpart.

11.11       Waiver of Breach.  No failure by Developer or Owner to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach thereof, or any subsequent breach of such covenant, agreement, term or condition.  No waiver of any breach shall affect or alter this Agreement, but each and every covenant of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

11.12       Partial Invalidity.  In the event that any one or more of the phrases, sentences, clauses, or paragraphs contained in this Agreement shall be declared invalid by final and unappealable order, decree, or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses, or paragraphs had not been inserted in this Agreement, it being intended by the parties that the remaining provisions of this Agreement shall remain in full force and effect notwithstanding such invalidation.

11.13       Further Assurances.  Each party agrees to take such actions and execute such documents as are reasonably necessary or desirable in order to carry out the purposes and intent of this Agreement.

11.14       Governing Law.  This Agreement shall be construed under and in accordance with the laws of the State of Hawaii, without regard to principles of conflicts of laws.

11.15       Waiver of Jury Trial.  OWNER AND DEVELOPER, EACH FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES HERETO (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

11.16       Defaults and Remedies.  In the event of a default under this Agreement, the non-defaulting party may pursue any and all remedies that may be available at law and/or in

28

equity, including, without limitation, seeking to obtain either or both specific performance and injunctive relief.

11.17       Time of the Essence.  Time is of the essence in the performance of each and every term of this Agreement.

11.18       References; Exhibits.  All references to sections, paragraphs, and exhibits are to this Agreement unless otherwise specifically noted.  The use of the words “hereof”, “hereunder”, “herein” and words of similar import shall refer to this entire Agreement and not to any particular section, paragraph or portion of this Agreement unless otherwise specifically noted.  All exhibits attached hereto are by this reference made a part of this Agreement for all purposes.

11.19       Relationship to Declaration.  To the extent of any express conflict or discrepancy between this Agreement and the Declaration, the terms and provisions of this Agreement shall control the subject matter hereof.

[Signature Pages Follow]

29

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:	KAPIOLANI RETAIL, LLC, a Delaware limited liability company

By:
Name:
Title:

DEVELOPER:	KAPIOLANI RESIDENTIAL, LLC, a Delaware limited liability company

By:
Name:
Title:

30

EXHIBIT A

Description of the Land

EXHIBIT B

Description of Ala Moana Shopping Center

EXHIBIT C

Condominium Map

LOCATION MAP

PROJECT SITE
TMK: 2-3-38:1
ALA MOANA OFFICE BUILDING
ALA MOANA PACIFIC CENTER
KAPIOLANI BLVD
KONA STREET
PIIKOI STREET
ATKINSON DRIVE
ALA MOANA BLVD
ALA MOANA MALL
A
B
C
D
H
J
K
L
M

INDEX OF DRAWINGS

T-1	COVER SHEET
CPR-1	SITE PLAN
CPR-2	STREET LEVEL FLOOR PLAN
CPR-3	LEVEL 2 FLOOR PLAN
CPR-4	LEVEL 2B FLOOR PLAN
CPR-5	LEVEL 3 FLOOR PLAN
CPR-6	LEVEL 4 FLOOR PLAN
CPR-7	LEVEL 5 FLOOR PLAN
CPR-8	LEVEL 6 FLOOR PLAN
CPR-9	LEVEL 7 FLOOR PLAN
CPR-10	LEVEL 8 FLOOR PLAN
CPR-11	LEVELS 9-21 FLOOR PLANS
CPR-12	LEVELS 22+23 FLOOR PLANS
CPR-13	NORTH BUILDING ELEVATION
CPR-14	WEST BUILDING ELEVATION
CPR-15	SOUTH BUILDING ELEVATION
CPR-16	EAST BUILDING ELEVATION

AREA MAP

PACIFIC
OCEAN
KOOLAULOA
WAIALUA
WAIANAE
WAHIAWA
EWA
KOOLAUPOKO
HONOLULU
PROJECT SITE

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

COVER SHEET

T-1

KAPIOLANI BLVD
STREET LEVEL RETAIL
KONA STREET

SITE PLAN

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

SITE PLAN

CPR-1

PLAZA AREA
C-3
14,710 SF
COMMON DRIVE THROUGH AREA
C-2
2,760 SF
TOWER ELEVATORS
GARAGE ELEVATORS
NORDSTROM ENTRY SIDEWALK
C-1
4,215 SF
RESIDENTIAL ACCESSIBLE PARKING STALLS
STREET LEVEL FLOOR PLAN

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

STREET LEVEL FLOOR PLAN

CPR-2

COMMERCIAL DRIVE THROUGH AREA
TOWER ELEVATORS
GARAGE ELEVATORS
NORDSTROM ENTRY SIDEWALK
RAMP UP TO LEVEL 3D
COMMON DRIVE THROUGH AREA
LEVEL 2 FLOOR PLAN

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

LEVEL 2 FLOOR PLAN

CPR-3

PROPERTY LINE
COMMERCIAL DRIVE THROUGH AREA
GARAGE ELEVATORS
TOWER ELEVATORS
RAMP UP TO LEVEL 3
COMMON DRIVE THROUGH AREA
LEVEL 2B FLOOR PLAN
CALLISON
1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814
CONDOMINIUM MAP
JULY 15, 2019
LEVEL 2B
FLOOR PLAN
CPR-4

COMMERCIAL DRIVE THROUGH AREA
TOWER ELEVATORS
GARAGE ELEVATORS
RAMP UP TO LEVEL 4
COMMON DRIVE THROUGH AREA
LEVEL 3 FLOOR PLAN

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

LEVEL 3 FLOOR PLAN

CPR-5

GARAGE ELEVATORS
TOWER ELEVATORS
LOBBY
RAMP UP TO LEVEL 5
RESIDENTIAL DRIVE THROUGH AREA
COMMON DRIVE THROUGH AREA
STORAGE

LEVEL 4 FLOOR PLAN

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

LEVEL 4 FLOOR PLAN

CPR-6

RESIDENTIAL DRIVE THROUGH AREA
TOWER ELEVATORS
GARAGE ELEVATORS BELOW
RAMP DOWN TO LEVEL 4
LEVEL 5 FLOOR PLAN
1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814
CONDOMINIUM MAP
LEVEL 5 FLOOR PLAN
CPR-7

R-2
60,265 SF

LEVEL 7 FLOOR PLAN

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

LEVEL 7 FLOOR PLAN

CPR-9

PROPERTY LINE
R-3
ELEVATOR CORE

LEVEL 8 FLOOR PLAN

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

LEVEL 8 FLOOR PLAN

CPR-10

R-4
LEVELS 9-21 FLOOR PLAN

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

CPR-11

NORTH BUILDING ELEVATION-KAPIOLANI BLVD

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

NORTH ELEVATION

CPR-13

WEST BUILDING ELEVATION

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

WEST BUILDING ELEVATION

CPR-14

SOUTH BUILDING ELEVATION-KONA STREET

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

SOUTH BUILDING ELEVATION

CPR-15

EAST BUILDING ELEVATION

CALLISON

1555 KAPIOLANI CONDOMINIUM
1555 KAPIOLANI BLVD
HONOLULU, HI 96814

CONDOMINIUM MAP

EAST BUILDING ELEVATION

CPR-16

EXHIBIT D

Scope of Work for Plaza Area and Public Areas

The following is a brief description of the scope of work required to construct the Condominium Project at the Street Level:

Demolition:

·      Paving and sidewalks to the north, south and west of the new residential lobby.

·      Canopies and storefronts at the north side of the new residential lobby and Stair S21.

·      Parking guardrail above the new lobby entry, Stair S2l and east side of the speed ramp at levels L2-L5.

·      Partial soffit at the south retail sidewalk.

·      Miscellaneous demising walls within the interior retail space.

·      Partial interior slabs below the new residential lobby and future retail tenant space.

·      Miscellaneous plumbing area drains.

·      Miscellaneous mechanical ducts.

·      Partial retail space occupied by new residential lobby.

·      Trolley area ventilation air-ducts from Kapiolani driveway ceiling.

New Construction

·      Decorative paving, concrete sidewalks and accessible curb ramps.

·      Canopies and exterior building signage.

·      Storefronts and entry doors.

·      Acoustic demising walls.

·      Decorative interior wall, floor and ceiling finishes.

·      Landscape planters.

·      Two water features.

·      Patched soffits along the south retail sidewalk.

·      Aluminum trellis applied to the north side of the garage and partial west and east sides.

·      Decorative exterior illuminated glass wall above north lobby entry.

·      Acoustic soffit above the Nordstrom loading dock exit drive lanes and Lobby Plaza.

·      Toilet room.

·      Mailroom.

·      Decorative exterior screenwall.

·      Decorative interior and exterior lighting and sound systems.

·      Emergency generator and electrical switchgear equipment.

·      Ventilation and air conditioning equipment and ductwork.

·      Exterior pedestrian plaza area.

·      Residential drop–off driveway.

·      Reroute trolley area ventilation air-ducts through service area ceiling.

EXHIBIT E

Description of Lot 73

EXHIBIT F

Form of Sewer Easement

EXHIBIT G

Form of Memorandum of Development Agreement

EXHIBIT H

Insurance Requirements

Property Insurance (Section References are to the Declaration. Capitalized terms used in this column are defined in the Declaration)	Pre Construction Property Insurance	Property Insurance Development Period (until Builders Risk Policy is replaced by a Condo Property Policy — see Declaration)

5.1.2 Commercial Units C1, C2, C3 - perimeter, and interior walls, windows, doors, floors, ceiling and the other items enumerated in Section 5.1.2.

·      C1 Loading dock

·      C2 Retail Commercial Unit

·      C3 Retail Commercial Unit

· General Growth Properties, Inc. (“GGP”) Manuscript Blanket Property Policy · Owner pays premium

Developer to buy builder’s risk policy for entire property exposure other than tenants. Builders risk premium allocation to the Commercial Units is the lesser of (i) $74,387 (the most recent GGP master policy allocation) or (ii) an amount determined by multiplying the builder’s risk policy premium by a fraction, the numerator of which is the replacement cost value of the Commercial Units and the Commercial Limited Common Elements and the denominator of which is the replacement cost value of the Commercial Units, and the Commercial Limited Common Elements, the Residential Units, the Residential Limited Common Elements and the General Common Elements from time to time.

Residential Unit R1, R2, R3,R4, R5, R6 and any additional Residential Units added to the Project from time to time by amendment to Declaration	Not Applicable

5.2.1 General Common Elements consisting of Property other than Units and Limited Common Elements - Street Level garage trash room, toilets, janitor room, hallways, electrical and generator room, HECO Vault Room, fire riser, speed ramp, and sidewalks, and walkways depicted on Condominium Map and the other items listed in Section 5.2.1.

· GGP Manuscript Blanket Property Policy · Premium and uninsured loss allocated using “Parking Space Allocation” (63% to Owner, 37% to Developer)

5.3.1 Residential Limited Common Elements:
A. All portions of Residential improvements designated as Residential Limited Common Elements including all portions of Residential Developer Improvements not designated as Residential Units
B. Roof, exterior walls
C. Fire Riser, 3 storage rooms and Lobby on Garage Level 4
D. Assigned Parking Spaces
E. The other items listed in Section 5.3.1

5.3.3 Commercial Limited Common Elements: All Commercial Developer improvements other than a Unit, Residential	· GGP Manuscript Blanket Property Policy

Property Insurance (Section References are to the Declaration. Capitalized terms used in this column are defined in the Declaration)	Pre Construction Property Insurance	Property Insurance Development Period (until Builders Risk Policy is replaced by a Condo Property Policy — see Declaration)
Limited Common Element or General Common Elements and the other items listed in Section 5.3.3	· Premium and uninsured loss allocated using Parking Space Allocation

5.3.2 Individual Residential Limited Common Elements: Those items designated in Section 5.3.2 including, without limitation:
A. Assigned Parking Spaces
B. Shutters, awnings, window boxes, doorsteps, stoops, porches, balconies, lanais, patios, exterior doors
C. Any Chute, Flue, duct, wire, conduit that is specifically serving that Unit

Not Applicable

Note:                  GGP will put its master property policy above the Condominium Policy on an excess basis to cover Owner’s interest only and  Owner will pay the premium and collect any losses

Casualty General Liability, Worker’s Compensation, Auto Liability Insurance	Pre Construction	Construction Period of Residential Tower
5.1.2 Commercial Units C1, C2, C3. Tenant Space personal property, Tenant Improvements and Tenant Business Interruption	· Tenant policy per Owner’s Lease · Covers General Liability, Worker’s Compensation, Auto · Additional Insured expanded to Association

5.1.2 Commercial Units C1, C2, C3 including perimeter, party walls, windows, doors, floors, ceiling · C1 Loading dock · C2 Retail Commercial Unit · C3 Retail Commercial Unit

·      GGP Blanket General Liability Policy in the amounts set forth in the Declaration

·      Developer as an additional insured on GGP’s policy

·      $500,000 self insured retention

·      Owner to pay for the insurance cost and losses for the spaces Owner is maintaining and using.

·      Once Developer commences use of the residential parking spaces, they will be removed from GGP’s policy as an additional insured and Developer shall maintain its own coverage.

·      OCIP or CCIP Worker’s Compensation in the amounts set forth in the Declaration and General Liability policy in the amount of $100,000,000

·      Cover the GC, Subs and all Unit Owners

·      Construction defect coverage for 10 years after Substantial Completion.

·      Kapiolani Retail, LLC, General Growth Properties, Inc., GGPLP L.L.C. and such additional issureds as Owner shall direct from time to time as additional insured.

·      Allocation of premium and losses within deductible: the premium is allocated based on an amount determined by multiplying the policy premium by a fraction whose numerator is the replacement cost value of the Commercial Units and Commercial Limited Common Elements and the denominator of which is the replacement cost value of the Commercial Units and the Commercial Limited Common Elements, plus the final planned estimated replacement cost of the Residential Units, the Residential Limited Common Elements and the General Common Elements. The party or its Representatives causing the loss shall be responsible for paying any deductible and for any uninsured loss.

Residential Unit R1, R2, R3,R4, R5, R6 and additional Residential Units added to the Project from time to time by amendment to the Declaration	Not Applicable

5.2.1 General Common Elements as described above	· GGP Blanket General Liability Policy in the amount set forth in the Declaration · $500,000 self insured retention · Allocate fixed cost to using Parking Space Allocation

Casualty General Liability, Worker’s Compensation, Auto Liability Insurance	Pre Construction	Construction Period of Residential Tower
5.3.1 Residential Limited Common Elements as described above	Not Applicable

5.3.3 Commercial Limited Common Elements as described above	· GGP Blanket General Liability Policy in the amount set forth in the Declaration · $500,000 self insured retention · Allocate fixed cost to using Parking Space Allocation

5.3.2 Individual Residential Limited Common Elements as described above	Not Applicable

EXHIBIT I

Allocations

Item	Allocation	Duration
Premiums and Deductibles for insurance policies set forth in Article 8	As set forth in Exhibit H.	As set forth in Exhibit H.

Common Expenses in connection with the operation, maintenance and repair of the Condominium Project including street level and all portions of Retail/Parking Structure (less any such expenses for maintenance, repair, debris removal, etc. incurred in connection with Developer’s construction activities which shall be paid in full by Developer

	$28,200 per annum by Developer payable monthly with the balance of such Common Expenses to be paid by Owner.	From the Conveyance Date until the Assessment Date.

Expenses incurred for fees of managing agent	N/A

Common expenses, if any, incurred in connection with cost of usage, maintenance and repair with Sewer Upgrade Easement, if not separately metered or billed	1.8% by Owner 98.2% by Developer	From date that Residential Project taps into Sewer Improvements

Real Estate Taxes on Land and Commercial Project	Land and Improvements - 63% by Owner 37% by Developer, provided, however, that Developer shall pay 100% of real estate taxes assessed against any improvements constructed by or on behalf of Developer.	From Conveyance Date until the date that Residential Units are separately assessed.

Draft - 09/30/10

PROMISSORY NOTE

$35,058,042	New York, New York
November [ ], 2010

WHEREAS, Rouse-Phoenix Corporate Center Limited Partnership, a Maryland limited partnership (“Landlord”) is a subsidiary of GGP Limited Partnership, a Delaware limited partnership (“Maker”).

WHEREAS, Landlord is a party to that certain Lease Agreement, dated May 15, 1987, between Landlord and Arizona Public Service Company (“Tenant”), as amended by that certain (i) Lease Amendment, dated October 1, 1987, (ii) Second Lease Amendment, dated May 10, 1988, (iii) Third Lease Amendment, dated April 5, 1989, (iv) Fourth Lease Amendment, dated February 9, 1990, (v) Fifth Lease Amendment, dated September 17, 1990, (vi) Sixth Lease Amendment, dated December 31, 1991, (vii) Seventh Lease Amendment, dated May 10, 1993, (viii) Eighth Lease Amendment, dated December 15, 1993 and (ix) Ninth Lease Amendment, dated May 1, 2008 (collectively, the “Capital Lease,” and all amounts due to Landlord pursuant to Article 7 of the Capital Lease are herein referred to as the “Capital Lease Payments”).

WHEREAS, pursuant to the Separation Agreement (as hereinafter defined), Maker has agreed to make payments approximating the Capital Lease Payments to The Rouse Company LLC, a Delaware limited liability company (the holder of this Note from time to time, or any portion hereof, is hereinafter referred to as the “Holder”), and such payments are listed on Schedule A hereto and are not contingent on the Tenant’s performance of its obligations under the Capital Lease.

NOW, THEREFORE, FOR VALUE RECEIVED, Maker promises to pay to the order of Holder or its designee pursuant to such wiring instruction as the Holder may from time to time designate in writing, all amounts that are listed on Schedule A hereto on such corresponding dates as are listed on Schedule A hereto (each such payment, an “Installment Payment”), provided that Maker shall only be required to make each Installment Payment in one installment and to one payee, as notified in writing by the Holder or Holders. The obligations of this Promissory Note (this “Note”) shall arise as of the date hereof and expire (subject to payment of all amounts payable hereunder) on December 31, 2015.  The amounts payable pursuant to this Promissory Note shall be in the aggregate sum of THIRTY FIVE MILLION FIFTY EIGHT THOUSAND FORTY TWO AND 00/100 DOLLARS ($35,058,042.00), and shall be payable in accordance with Schedule A hereto.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Separation Agreement (as hereinafter defined).

This Note is the “Arizona 2 Promissory Note” referred to in that certain Separation Agreement, dated as of the date hereof, between General Growth Properties, Inc. and [Spinco, Inc.] (as amended, modified or supplemented and in effect from time to time, the “Separation Agreement”).  Reference to the Separation Agreement is hereby made for the purposes set forth herein, but neither this reference to the Separation Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Maker to pay the principal, interest and other amounts payable with respect to this Note when due.

Failure by the Maker to pay any sum as due pursuant to this Note for a period of fifteen (15) days (the “Cure Period”) after Maker’s receipt of written notice that such amounts are past due (each, a “Delinquency Notice”) shall constitute a default under this Note.  Upon the occurrence of a default, at the option of the Holder, the entire unpaid balance of this Note, discounted at the time of payment by the yield for non-callable U.S. Treasuries plus 50 basis points, with a maturity date most nearly approximating December 31, 2015, as quoted by Bloomberg Financial Markets at the time of such payment, together with all interest accrued thereon, and all other amounts evidenced or secured by this Note, shall become immediately due and payable if all amounts owed are not paid following fifteen (15) days prior written notice of acceleration (an “Acceleration Notice”), which Acceleration Notice must (a) be preceded by Maker having failed to pay all amounts during the Cure Period after Maker’s receipt of a Delinquency Notice and (b) specify in bold uppercase letters that the failure to pay all amounts outstanding within fifteen (15) days shall result in an acceleration pursuant to the terms of this Note.  Furthermore, following the occurrence of a default, the Maker shall pay interest on all outstanding amounts and all other amounts remaining unpaid or thereafter accruing under this Note, at a rate equal to the lesser of ten percent (10%) or the maximum rate permitted by applicable Law until paid.  Following the occurrence of a default, the Maker also shall pay upon demand all reasonable costs and expenses incurred by the Holder in connection with the collection of any sum payable under this Note, or in the exercise by the Holder of any of its rights, remedies or powers under this Note, at law or in equity.  From and after acceleration of this Note as provided above, each payment made under this Note shall be applied to pay the amounts due hereunder, in such order as the Holder may elect from time to time in its sole discretion.  Prior to acceleration, each payment under this note shall be paid first to outstanding interest, next to outstanding principal and thereafter to other amounts due and payable to Holder pursuant to the terms of this Note.

With respect to the amounts due and payable pursuant to this Note, the Maker waives the following:  demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of suit against any party, diligence in collection of this Note, except for notices required by any Governmental Authority and notices required by the Separation Agreement.

The Holder shall have the right from time to time at its discretion to make an assignment of or sell a participation in this Note.

All rights and remedies of the Holder under the terms of this Note and applicable statutes or rules of law or equity shall be cumulative, and may be exercised successively or concurrently.  The Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein.  The Holder shall not be deemed to have modified or waived any of its rights or remedies under this Note, unless such modification or waiver is in writing and signed by the Holder, and then only to the extent explicitly set forth in such writing.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Note shall

2

be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note was negotiated in New York, and made by the Maker and accepted by the Holder in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity and performance), this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

Time is of the essence of each and every provision of this Note of which time is an element.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE HOLDER OR THE MAKER ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK.  THE MAKER, AND BY ACCEPTANCE OF THIS NOTE, THE HOLDER, HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

THE MAKER AND, BY ACCEPTANCE HEREOF, THE HOLDER, TO THE FULLEST EXTENT THAT EACH MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION), BROUGHT BY EITHER PARTY HERETO WITH RESPECT TO THIS NOTE.

Except as otherwise provided herein, the provisions of this Note shall be subject to the provisions of the Separation Agreement, the provisions of which are incorporated herein by this reference as if fully set forth herein.

[Signature page follows]

3

IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the day and year first above written.

MAKER:

GGP Limited Partnership, a Delaware limited partnership

By:
Name:
Title:

Schedule A

Payment Date	Payment Amount
12/1/2010	$574,722
1/1/2011	$574,722
2/1/2011	$574,722
3/1/2011	$574,722
4/1/2011	$574,722
5/1/2011	$574,722
6/1/2011	$574,722
7/1/2011	$574,722
8/1/2011	$574,722
9/1/2011	$574,722
10/1/2011	$574,722
11/1/2011	$574,722
12/1/2011	$574,722
1/1/2012	$574,722
2/1/2012	$574,722
3/1/2012	$574,722
4/1/2012	$574,722
5/1/2012	$574,722
6/1/2012	$574,722
7/1/2012	$574,722
8/1/2012	$574,722
9/1/2012	$574,722
10/1/2012	$574,722
11/1/2012	$574,722
12/1/2012	$574,722
1/1/2013	$574,722
2/1/2013	$574,722
3/1/2013	$574,722
4/1/2013	$574,722
5/1/2013	$574,722
6/1/2013	$574,722
7/1/2013	$574,722
8/1/2013	$574,722
9/1/2013	$574,722
10/1/2013	$574,722
11/1/2013	$574,722
12/1/2013	$574,722
1/1/2014	$574,722
2/1/2014	$574,722
3/1/2014	$574,722
4/1/2014	$574,722
5/1/2014	$574,722
6/1/2014	$574,722
7/1/2014	$574,722

8/1/2014	$574,722
9/1/2014	$574,722
10/1/2014	$574,722
11/1/2014	$574,722
12/1/2014	$574,722
1/1/2015	$574,722
2/1/2015	$574,722
3/1/2015	$574,722
4/1/2015	$574,722
5/1/2015	$574,722
6/1/2015	$574,722
7/1/2015	$574,722
8/1/2015	$574,722
9/1/2015	$574,722
10/1/2015	$574,722
11/1/2015	$574,722
12/1/2015	$574,722

TOTAL	$35,058,042

2

ALLONGE TO ARIZONA 2 PROMISSORY NOTE

This Allonge is attached to and made a part of that certain Promissory Note, dated as of November     , 2010, in the original principal amount of THIRTY FIVE MILLION AND FIFTY-EIGHT THOUSAND AND FORTY-TWO AND 00/100 DOLLARS ($35,058,042), executed by GGP LIMITED PARTNERSHIP, a Delaware limited partnership, to THE ROUSE COMPANY LLC, a Delaware limited liability company.

Pay to the order of THE HUGHES CORPORATION, a Delaware corporation, without recourse or warranty.

Dated as of November     , 2010.

THE ROUSE COMPANY LLC,
a Delaware limited liability company

By:
Name:
Title:

3

DEVELOPMENT AGREEMENT AND MEMORANDUM OF INTENT
RELATING TO THE CORE DEVELOPMENT AREA OF
COLUMBIA TOWN CENTER

THIS DEVELOPMENT AGREEMENT AND MEMORANDUM OF INTENT RELATING TO THE CORE DEVELOPMENT AREA OF COLUMBIA TOWN CENTER (this “Agreement”) is made as of the                   day of                     , 2010. This Agreement sets forth certain key terms and conditions for the proposed future development of the Columbia Town Center Core Development Area (as defined below) by General Growth Properties, Inc. (“GGP”), Spinco, Inc. (“Spinco”) and their respective subsidiaries, successors and assigns.

I.                                      Statement of Background and Purpose.

GGP is a debtor under the United States Bankruptcy Code (the “Bankruptcy Code”). Under an Order Pursuant to Sections 105(a) and 363 of the Bankruptcy Code (A) Approving Bidding Procedures, (B) Authorizing the Debtors to Enter into Certain Agreements, (C) Approving Issuance of Warrants, and (D) Granting Related Relief, dated May 7, 2010, Docket No. 5145 (the “Bidding Procedures Motion”), GGP entered into certain Investment Agreements and created a separate entity called Spinco. GGP proposes to transfer certain assets, both through entity transfers and property transfers, to Spinco. Pursuant to the Bidding Procedures Motion, GGP has filed a disclosure statement with the Bankruptcy Court that describes the allocation of particular assets between GGP and Spinco.

GGP, through various wholly-owned affiliates, owns real property in Howard County, Maryland, including The Mall in Columbia and adjacent parcels in Town Center. In furtherance of the Bidding Procedures Motion, GGP proposes to allocate the parcels of land within the area of Town Center shown on the attached Exhibit A-1, and known herein as the “Core Development Area.” The Core Development Area generally is bounded (clockwise from the intersection of Little Patuxent Parkway and Governor Warfield Parkway) by Little Patuxent Parkway, Broken Land Parkway, the Mall ring road, a Mall entrance road (Lot 41), and Governor Warfield Parkway.

Land owned by GGP within the Core Development Area shall be allocated between GGP and Spinco as set forth on Exhibit B attached hereto and made a part hereof. The allocation was determined pursuant to the Bidding Procedures Motion, a desire to enable Spinco to control assets “with the potential for significant long-term value”, and the acknowledgement that certain property was encumbered by an existing Indemnity Deed of Trust and various documents with anchor department stores that bind GGP and its affiliates. GGP shall cause Spinco to hold directly and indirectly the following entities relating to the Core Development Area: The Howard Research And Development Corporation (“HRD”), Parcel C Business Trust, and Parcel D Business Trust. GGP also shall transfer all other land owned by it or its affiliates within the NT District (hereinafter defined) to Spinco, primarily through entity transfers, other than

Benson Business Park (TGI Fridays — Parcel D) and Running Brook 7-Eleven (Lot 80, VWL).

Land within the Core Development Area, whether owned by GGP, to be owned by Spinco, or owned by unrelated third parties, is subject to a Development Area Declaration and Agreement dated December 1, 1970, as amended to date (the “DADA”) and a Loop Declaration and Agreement dated December 1, 1970, as amended to date (the “LADA”), both of which are recorded in the Land Records of Howard County, Maryland, and the property encumbered by which is shown on Exhibit A-2 attached hereto and made a part hereof.

Land within the Core Development Area, whether owned by GGP, to be owned by Spinco, or owned by unrelated third parties, is part of the New Town (“NT”) District zoning classification of Howard County, and is subject to the Howard County Zoning Regulations that establish submission requirements and the review process for any development in Town Center. The Zoning Regulations specifically require that any development in Town Center be consistent with a Downtown Columbia Plan (the “Plan”) that, among other things, (i) establishes neighborhoods and neighborhood development requirements, shown graphically on Exhibit C attached hereto, (ii) requires that GGP, as the principal property owner within the NT District, provide certain Downtown Community Enhancements, Programs and Public Amenities (“CEPPAs”) as set out on Exhibit D attached hereto, (iii) contemplates development as shown on Exhibit E attached hereto, (iv) contemplates roadway improvements as shown on Exhibit F attached hereto, and (v) limits heights as shown on Exhibit H attached hereto..

GGP has considered various issues relating to the potential development of the Core Development Area that arise out of the allocation of assets between GGP and Spinco.

II.                                 Discussion of Issues.

A.                                  Right of First Offer and Option to Purchase. GGP, through its applicable affiliates, promptly following the formation of Spinco, for no further consideration payable by Spinco, shall grant to Spinco, or its designated affiliate, a right of first offer (“ROFO”) and option to purchase (“Purchase Option”) on each and every of the parcels of land and improvements listed on Exhibit G attached hereto (the “ROFO and Option Property”). The ROFO and Purchase Option shall be exercisable from time to time either on individual parcels or on any combination of aggregate and individual parcels, and shall be subject to any mortgages existing on the date this Agreement is executed other than those mortgages delivered in connection with the debtor-in-possession financing obtained by GGP (as indicated on Exhibit A-1 hereto), and shall be exercisable only if no uncured default has occurred under any such mortgage at the time of the exercise. The ROFO and Option may be exercised, at the agreement of the parties, either by a deed or transfer of the ownership interests of the entity owning the property if such entity owns no property other than that to be transferred. The ROFO shall be in effect for a period of five (5) years beginning on the date of grant (the “ROFO Period”). The Purchase Option shall be in effect immediately after the expiration of the ROFO Period and shall continue for a period of six (6) months thereafter (the “Purchase Option Period”).

The ROFO shall be exclusive and irrevocable and shall obligate the property owner, and its successors and assigns, to offer the ROFO and Option Property for sale to Spinco prior to listing all or any of it with a real estate broker or otherwise holding the ROFO and Option Property out for sale to the general public or to any other buyer(s) other than an entity owned or controlled by GGP or Spinco. The first time that the property owner proposes to offer all or any of the ROFO and Option Property for sale, or if during the ROFO Period the owner shall have received an offer to purchase any or all of the ROFO and Option Property, the owner shall furnish Spinco with a written notice (the “First Offer Proposal”) containing the material terms of the proposed sale, including without limitation the purchase price for each applicable portion of the ROFO and Option Property (the “Offer Price”). Spinco, or its designee, thereafter shall be entitled to receive customary diligence materials with respect to the specified ROFO and Option Property that is to be sold promptly upon request for the same. Spinco shall thereafter have the right and privilege, but not the obligation, exercisable by written notice delivered to the owner within thirty (30) days after Spinco’s receipt of the First Offer Proposal (the “Election Period”), to elect to purchase the ROFO and Option Property at issue at the applicable Offer Price and on the terms and conditions contained in the First Offer Proposal. In the event that Spinco or its designee timely exercises its election, then promptly thereafter the parties shall enter into a purchase and sale agreement containing the material terms and conditions contained in the First Offer Proposal; provided, however, that closing shall occur no later than 90 days after the date of the notice of such exercise. In the event Spinco fails to exercise its election as provided above then GGP shall have the right and privilege, for a period of 270 days after the expiration of the Election Period to consummate the sale or conveyance of the ROFO and Option Property at issue without regard to the restrictions contained in this paragraph and at not less than 98% of the Offer Price and on such other material terms and conditions as set forth in the First Offer Proposal (the earlier to occur of (a) the expiration of such 270-day period or (b) the ROFO Period shall be referred to herein as the “Marketing Period”). If the owner shall not so consummate the sale or conveyance of the property at issue within the Marketing Period, or if owner shall so sell or convey a particular ROFO and Option Property within the Marketing Period leaving the remainder of the ROFO and Option Property owned by GGP and its affiliates, and the owner thereafter during the ROFO Period decides to offer that property or any or all of the remaining ROFO and Option Property for sale or receives an offer to purchase it or them, then owner again shall be obligated to offer it or them to Spinco as set forth in the paragraph below.

In the event that Spinco or its designee has not exercised its ROFO and thereafter during the ROFO Period owner intends or desires to accept an offer to purchase the ROFO and Option Property at issue at a purchase price less than 98% of the Offer Price, GGP, its successors and assigns, shall promptly deliver to Spinco a written notice and a true, correct and complete copy of such offer (the “Second Offer Notice”). Spinco, or its designee, thereafter shall have the right and privilege, but not the obligation, to purchase the ROFO and Option Property at issue at the price and on the terms and conditions contained in the Second Offer Notice (the “Second Right of Offer”). The Second Right of Offer is to be exercised by Spinco or its designee by providing to owner written notice of Spinco’s election to exercise within fifteen (15) days after Spinco’s receipt of the Second Offer Notice. In the event Spinco or its designee fails to exercise its Second Right of Offer as provided herein then the property owner shall have the right and privilege to proceed with the sale or conveyance of the property at issue pursuant to the Second Offer Notice.

Spinco, or its designated affiliate, may exercise the Purchase Option within the Purchase Option Period upon written notice to GGP, which notice shall specify the property to be acquired, the purchase price, the method of transfer (whether by special warranty deed or transfer of ownership of the entity if such entity owns no property other than that to be transferred), and shall be subject only to customary closing conditions such as a due diligence period not to exceed ninety (90) days (with an option to terminate within such period in favor of Spinco, provided that exercise of such termination option shall extinguish Spinco’s Purchase Option with respect to such property), title and survey, customary representations and warranties of seller, including environmental representations and warranties, with recordation and transfer taxes to be evenly divided between seller and purchaser, shall not require an earnest money or escrow deposit, shall not include a financing contingency, and closing shall occur within thirty (30) days following the expiration of the due diligence period. Upon receipt of the notice, GGP shall be obligated to reply in writing for receipt by Spinco within ten (10) business days, either to accept the offer, reject the offer, or to propose a counteroffer. Failure to reply within ten (10) business days shall be deemed acceptance. If GGP rejects the offer or proposes a counteroffer that Spinco does not accept, then GGP and Spinco each within ten (10) business days shall select a professional real estate appraiser with knowledge and experience in the Howard County, Maryland office market. Both appraisers shall submit a written appraisal of the value of the property at issue (based on the current use of the property in question) on an “as-is, where-is” basis within thirty (30) business days. If the two appraisals shall not arrive at the same value of the property, then the two appraisers shall within ten (10) business days select a third professional real estate appraiser with knowledge and experience in the Howard County, Maryland office market and with whom neither party has a prior business relationship (the “Third Appraiser”). Within ten (10) business days the Third Appraiser shall select one of the two appraisals as the final purchase price, as in “baseball” arbitration, with no ability to deviate from the chosen appraisal. If Spinco or an affiliate properly exercises the Purchase Option within the Purchase Option Period, closing may occur after the lapse of the Purchase Option Period. If GGP receives an offer for any ROFO and Option Property during the Purchase Option Period, GGP within ten (10) business days of receipt shall tender that offer to Spinco and Spinco shall have the rights set forth above under the ROFO provisions regarding that offer.

The ROFO and Purchase Option as to any particular ROFO and Option Property may be assigned to HRD or to any entity directly or indirectly majority owned or managed by Spinco.

During the ROFO Period and the Purchase Option Period, GGP shall, and shall cause its applicable affiliates that own the ROFO and Option Property (the “ROFO Property Owners”) to, in addition to the general development agreements set forth below, (i) allow Spinco adequate time and detail to review and comment in good faith upon any Final Development Plan relating to the ROFO and Option Property, (ii) not enlarge any buildings or parking decks on, or change any existing use of, or adversely encumber any ROFO and Option Property without HRD’s prior written approval, such approval not to be unreasonably withheld or delayed, and (iii) insure and maintain the ROFO and Option Property in a manner consistent with the then-current market standard levels. GGP shall be permitted to obtain financing secured by any ROFO and Option Property (or interests in the owner entity) but not for any more than an aggregate of 75% of the value of any particular property as determined by an independent third party institutional lender. In the event that any ROFO and Option Property becomes subject to a mortgage pursuant to a loan encumbering more than one property, the loan-to-value determination contemplated by the preceding sentence shall take into account the value of the entire collateral pool securing such loan. Notwithstanding the foregoing, GGP shall not procure such financing unless it is subordinated to the ROFO and Purchase Option. It is the agreement of the parties that any property conveyed to Spinco pursuant to the Purchase Option will be free of mortgage liens unless otherwise agreed to by all parties at the time of exercise of the Purchase Option.

Upon transfer of Parcel C and Parcel D (or interests in the owner entities thereof) to Spinco, GGP (together with applicable affiliates) and Spinco shall execute and deliver a Memorandum of the ROFO and the Purchase Option containing the provisions set forth herein, which Memorandum shall be recorded in the land records of Howard County, Maryland, at Spinco’s option and expense; provided, however, that with respect to any parcels that are encumbered by existing mortgage indebtedness as of the date hereof, no document will be recorded until the satisfaction of such mortgage indebtedness, and such indebtedness may be refinanced and extended on commercially reasonable terms not to exceed three (3) additional years.

B.                                  Development Cooperation. GGP and Spinco agree that they and their affiliates shall cooperate in good faith and in a commercially reasonable manner:

1.                                    To acknowledge and assign to HRD the role of Community Developer under the Plan, including, without limitation, architectural or declarant rights held by GGP or its affiliates over property owned by Spinco or its affiliates (and Spinco shall acknowledge and assign similar rights it holds over property owned by GGP or its affiliates). HRD shall have the responsibility to pay for and perform the obligations of Community Developer under the Plan to the extent obligated by the Plan. Spinco shall indemnify, hold harmless and defend GGP from and against any claims made against GGP by any third parties arising out of failure to perform the Community Developer role from and after the date of the assignment. All claims arising out of HRD’s failure to perform the Community Developer role before the date of the assignment shall be allocated pursuant to the Cornerstone Investment Agreement and the Separation Agreement provisions regarding the same. GGP acknowledges and agrees that Spinco shall be entitled to collect from all third party owners within the NT District, including GGP and its affiliates within the Core Development Area, amounts to recover Spinco’s costs and expenses relating to the activities of the Community Developer and the CEPPAs under the Plan. Except for property currently owned by a governmental or community association entity, HRD anticipates that it would bill each property owner desiring to develop its property within the NT District a two part fee: first a per square foot proportionate allocation of the CEPPA costs plus a second fee to recoup land development costs incurred by HRD relating to Town-wide development costs not included in the CEPPA costs above and relating to a particular portion of the master planned development, which fees would be determined at the time of the submittal of the final development plan of the property owner, but only payable by GGP at the time the plans for the development were approved by Howard County, Maryland. GGP, for itself and on behalf of the GGP Mall Property Owners (hereinafter defined) covenants and agrees that it and they will condition any approval rights over expansion or alteration rights that do not exist on the date hereof of third parties within the Core Development Area upon payment by the third party of the fees set forth herein and cooperation by the third party with the Neighborhood development plan set forth below ;

2.                                      With each other’s development in the shared Neighborhoods of The Lakefront, Symphony Overlook, and Warfield as anticipated by the sketch plans shown on Exhibits E and F attached hereto. Such cooperation in good faith shall include, but not be limited to, joining in applications, submissions, legislation, design manual changes, and changes in the overall design concept that are consistent with the implementation of the Plan, or that are not detrimental to the overall design concept of the Plan. Specifically, GGP shall cooperate reasonably with HRD in the submission of (i) the amendment to the adequate public facilities ordinance, (ii) the amendment to the design manual for Town Center specific regulations, (iii) Downtown-wide design guidelines, (iv) requirements for Art in the Community, (v) the housing trust fund, (vi) Neighborhood design guidelines, (vii) Neighborhood Concept Plans, (viii) transit studies, (ix) preservation, and (x) studies and sustainability program. Costs of Spinco and HRD for items (i) through (x) shall be included in the CEPPA costs set forth in B.1. above. Costs of GGP for items (i) through (x) shall be GGP’s responsibility. At the time of a proposed development that triggers a Neighborhood plan, Spinco and GGP hereby covenant mutually to prepare a Neighborhood plan that identifies the density, infrastructure, sewer, utilities and other development factors and HRD will provide written representations and warranties to GGP regarding the availability and completeness of each such item;

3.                                      With each other to grant easements for access, construction, utilities, storm water management facilities, road improvements, pedestrian/bicycle improvements, and the relocation of existing facilities and similar matters consistent with development under the Plan, such grants to have commercially reasonable insurance (including self-insurance) and indemnification provisions customary within the industry;

4.                                      With each other to obtain tax increment financing for transportation and parking facilities within the Core Development Area to implement the Plan;

5.                                      With each other to implement new parking arrangements and construction phasing of development within the Core Development Area to implement the Plan, including limiting of work during peak business and retail sale periods and limiting interference with tenants and occupants of The Mall in Columbia;

6.                                      With each other in the modification, relocation or improvement of the pedestrian bridge over Little Patuxent Parkway to Lot 48; and

7.                                      With each other in the enforcement of covenants burdening third-party owned property.

8.                                      Without limiting the generality of the foregoing, GGP and Spinco, for themselves and their affiliates and successors and assigns, agree that they shall not contest or otherwise oppose any development by the other party, and its successors and assigns, that is consistent with the Plan.

C.                                    DADA and LADA. GGP and its affiliates, including but not limited to, the Owner of the Mall Parcel (as defined in the DADA and LADA), shall not amend either the DADA or the LADA to materially adversely affect the rights of Spinco or HRD, either in its capacity as current owner of property subject to the DADA and LADA, or as potential owner under the ROFO, Purchase Option and/or development rights discussed in Paragraph II.D., without the prior written consent of HRD, such consent not to be unreasonably withheld or delayed.

D.                                         Grant of and Recordation of Development Rights and Covenants. GGP and Spinco acknowledge and agree that certain property within the Core Development Area owned by The Mall in Columbia Business Trust, CM Theatre Business Trust, CM-N Business Trust, CM-H Business Trust, Mall Entrances Business Trust, Lot 48 Business Trust, Lot 49 Business Trust and Columbia Land Holdings, Inc. (collectively, the “GGP Mall Property Owners”) is subject to mortgage liens, and such property is identified on Exhibit A-1 hereto as the “Mall Development Area.” GGP covenants and agrees, on its behalf and on behalf of its wholly-owned GGP Mall Property Owners that for a period of the lesser of (i) twenty (20) years from the date of grant, which shall be the date of the Separation Agreement, or (ii) until such time as HRD abandons in writing its role as Community Developer under the Plan and such role is not assumed in writing by an affiliate of HRD or Spinco, that if any of GGP or any of the GGP Mall Property Owners desire to develop any of their respective properties within the Mall Development Area for residential or office use pursuant to the Plan, they first shall offer in writing to Spinco or its affiliates the opportunity to purchase land and/or air rights to develop all such residential or office use at no additional cost for the land or air rights to Spinco payable to GGP or the GGP Mall Property Owners (the “Preferred Residential and Office Developer Covenant”). Notwithstanding the foregoing, office and storage purposes that are incidental to the retail merchandising and services being conducted in the Mall Development Area shall not be included in the Preferred Residential and Office Developer Covenant. Spinco’s rights under the Preferred Residential and Office Developer Covenant may be assigned to HRD or to any entity that owns a controlling interest in HRD or any entity that is controlled by HRD. Spinco or its designee thereafter shall be entitled to develop, construct, sell, transfer, and convey all residential and office buildings and related parking developed pursuant to the Preferred Residential and Office Developer Covenant to any other party at terms solely satisfactory to Spinco. Spinco shall pay for all costs relating to entitlements, construction, third party consents and other costs of development other than the cost of the land and/or air rights. If Spinco declines in writing the offer to purchase such land and/or air rights, then GGP or the applicable offering GGP Mall Property Owner(s) shall thereafter be able to develop such residential or office use itself or by offer to a third party other than Spinco. GGP covenants that it shall record a memorandum containing the terms of the Preferred Residential and Office Developer Covenant immediately prior to the refinancing of the mortgage against the property owned by the GGP Mall Property Owners, currently anticipated to be October 1, 2012, the current maturity date of the mortgage and related loans, (or at such earlier time as the existing mortgage is otherwise released or discharged for any reason), and subject to commercially reasonable extensions for refinancing not to exceed three (3) years. GGP, on its behalf and on behalf of the GGP Mall Property Owners, covenants and agrees that any new mortgage or deed of trust shall be subordinate to the terms of the Preferred Residential and Office Developer Covenant and to a memorandum of the final documentation that shall set forth the covenants and agreements of GGP in Section II B. and C. of this Agreement. Spinco acknowledges and agrees that any rights to develop residential units on the property owned by the GGP Mall Property Owners currently is limited by various agreements with tenants and other third parties. GGP and the GGP Mall Property Owners shall have no obligation to Spinco to terminate or amend any of those limitations. GGP, however, agrees, on its behalf and on behalf of the GGP Mall Property Owners that it and they will not amend the agreements to increase or impose any further limitations relating to residential and office development on any of the property owned by the GGP Mall Property Owners without the prior written consent of HRD, such consent not to be unreasonably withheld or delayed.

E.                                     Dispute Resolution. The final documentation shall contain mutual indemnity provisions and a mutual waiver of jury trial provision, provide that Maryland law, as the law of the jurisdiction where the Core Development Area is located, shall apply to disputes between the parties, and shall acknowledge that because of the nature of the losses and damages that could be sustained by the non-defaulting party by uncured failures to perform and/or pay by the defaulting party, the parties shall agree to binding arbitration conducted by three (3) arbitrators, one selected by the non-defaulting party, the second by the defaulting party, and the third by the two arbitrators, with each arbitrator to be an independent third party with architectural, development, economic, engineering, or legal experience with mixed-use developments. The document shall not contain liquidation of damages or limitation of damages provisions.

III.                              Execution and Delivery of Final Documentation. GGP and Spinco shall execute and deliver a final memoranda to be recorded in the Land Records of Howard County, Maryland as set forth above and other agreements necessary or desirable to reflect or clarify the provisions of this Agreement.

IN WITNESS WHEREOF, GGP, by its duly authorized officer, hereby executes this Memorandum as of the date first above written.

GENERAL GROWTH PROPERTIES, INC.

By:
Authorized Signatory

Exhibit A-1(1)

(1) The numbers in the grey circles on this Exhibit A-1 correspond to the column labeled “EXHIBIT A-1 NUMBER” on Exhibit B hereto.

Exhibit A-2

EXHIBIT B

Property within the Core Development Area

EXHIBIT A-1
NUMBER(1)	PROPERTY	ENTITY	OWNER

1	The Mall in Columbia	The Mall in Columbia Business Trust	GGP

2	AMC Theater	CM Theatre Business Trust	GGP

3	Nordstrom	CM-N Business Trust	GGP

4	Macy	CM-H Business Trust	GGP

5	Mall Entrance Roads (Lot 40, 41, Lot 1)	Mall Entrances Business Trust	GGP

6	Lot 48	Lot 48 Business Trust	GGP

7	Lot 49	Lot 49 Business Trust	GGP

8	Columbia Bank Drive Thru (p/o Parcel E, TC Sec. 2, Area 8)	CMI Corporate Parking Business Trust	GGP

9	Columbia Corporate Center Offices (Fifty Columbia Corporate Center — Parcel C-1 TC Sec. 2, Area 5)	Parkside Limited Partnership	GGP

10	Columbia Corporate Center Offices (Forty Columbia Corporate Center — Parcel B TC Sec. 2, Area 5)	Parkview Office Building Limited Partnership	GGP

11	Columbia Corporate Center Offices (Seventy Columbia Corporate Center — Parcel B TC Sec. 2, Area 6)	Seventy Columbia Corporate Center Limited Partnership	GGP

(1) The numbers in this column correspond to the labels on Exhibit A-1 hereto.

EXHIBIT A-1
NUMBER(1)	PROPERTY	ENTITY	OWNER

12	Columbia Corporate Center Offices (Sixty Columbia Corporate Center — Parcel C-4, TC Sec. 2, Area 5)	Park Square Limited Partnership	GGP

13	Columbia Corporate Center Offices (Ten Columbia Corporate Center — Parcel A-2, TC Sec. 2, Area 4)	10 CCC Business Trust	GGP

14	Columbia Corporate Center Offices (Thirty Columbia Corporate Center — Parcel A-7, TC Sec. 2, Area 4)	30 CCC Business Trust	GGP

15	Columbia Corporate Center Offices (Twenty Columbia Corporate Center — Parcel A-4, TC Sec. 2, Area 4)	20 CCC Business Trust	GGP

16	Parcel A-6, TC Sec. 2, Area 4 (Deck for 10, 20, 30 CCC)	CMI Corporate Parking Business Trust	GGP

17	Parcel A TC Sec. 2	CMI Corporate Parking Business Trust	GGP

18	Parcel E, TC Sec. 2 (Deck for 70 CCC)	CMI Corporate Parking Business Trust	GGP

19	Lot 39, TC Sec. 2, Area 3	Columbia Land Holdings, Inc.	GGP

20	Parcel C, TC Sec. 2, Area 8	Parcel C Business Trust	Spinco

21	Parcel D, TC Sec. 2, Area 8	Parcel D Business Trust	Spinco

EXHIBIT C

GOVERNOR WARFIELD PARKWAY
THE LAKEFRONT
THE MALL
WARFIELD
LAKEFRONT
CORE
SYMPHONY
OVERLOOK
LITTLE PATUXENT PARKWAY
29
BROKEN LAND PARKWAY
MERRIWEATHER
THE CRESCENT

EXHIBIT D

DOWNTOWN COMMUNITY ENHANCEMENTS, PROGRAMS AND PUBLIC AMENITIES (CEPPAs) IMPLEMENTATION CHART

The Downtown CEPPA Implementation Chart identifies the timing and implementation of the various specific CEPPAs to be provided. The Downtown Columbia Plan anticipates that GGP, as the principal property owner, will undertake many of the CEPPAs. However, the responsibility lies with all property owners undertaking development or redevelopment in Downtown Columbia. Moreover, in the event of any future fragmentation of ownership of GGP’s holdings, the CEPPAs must still be provided in accordance with the benchmarks established in this chart. Under such circumstances, the required CEPPAs could be funded by the developer(s) of individual parcels, a cooperative of developers or otherwise. In no case shall the obligation to provide a CEPPA to be triggered: (i) by the development or construction of downtown arts, cultural and community uses, downtown community commons, or downtown parkland; or (ii) when the development of an individual parcel of land shown on a plat or deed recorded among the County Land Records as of (effective date) consists only of up to a total of 10,000 square feet of commercial floor area and no other development. The timing and implementation of other amenities discussed in this Plan or shown in concept on the exhibits to this Plan will be governed by the zoning regulation recommended by this Plan.

If a specific CEPPA identified in the Downtown CEPPA Implementation chart cannot be provided because: (i) the consent of the owner of the land on which the CEPPA is to be located or from whom access is required cannot reasonably be obtained; (ii) all necessary permits or approvals cannot reasonably be obtained from applicable governmental authorities; or (iii) factors exist that are beyond the reasonable control of the petitioner, then the Planning Board shall: (i) require the petitioner to post security with the County in an amount sufficient to cover the cost of the original CEPPA; or (ii) approve an alternate CEPPA comparable to the original and appropriate timing for such alternate CEPPA or alternative timing for the original CEPPA. In approving an alternate comparable CEPPA or timing, the Planning Board must conclude the alternate comparable CEPPA and/or timing:(i) does not result in piecemeal development inconsistent with the Plan; (ii) advances the public interest; and (iii) conforms to the goals of the Downtown Plan.

Additionally, because development phasing is inextricably linked to market forces and third party approvals, it will be important for the zoning to provide sufficient flexibility to consider a Final Development Plan which takes advantage of major or unique employment, economic development or evolving land use concepts or opportunities, and to consider a Final Development Plan amendment that adjusts the location, timing or schedule of CEPPAs and/or the residential and commercial phasing balance to take advantage of these opportunities.

PRIOR TO SUBMISSION OF THE FIRST FINAL DEVELOPMENT PLAN

1.

GGP completed at its expense an environmental assessment of the three sub-watersheds of Symphony Stream, Wilde Lake and Lake Kittamaqundi located upstream of the Merriweather & Crescent Environmental Enhancements Study area. GGP participated with Howard County and The Columbia Association in a joint application to the Maryland Department of Natural Resources for Local implementation grant funding from the Chesapeake and Atlantic Coastal Bays 2010 Trust Fund.

2.

GGP will commission at GGP’s expense (i) the preparation of the Land Framework component of the Downtown Columbia Sustainability Program and (ii) a detailed outline for the Community Framework component of the Sustainability Program (Community Framework Outline). The Sustainability Program must be developed around the Sustainability Framework document referenced with this Plan. The Howard County

Environmental Sustainability Board must be provided with a copy of the Sustainability Program, and will be invited to provide comments to the Design Advisory Panel concurrent with the Design Advisory Panel’s review of the Downtown-wide Design Guidelines (Guidelines).

3.

GGP will commission at GGP’s expense in consultation with Howard County a study evaluating a new Downtown Columbia Route 29 interchange between Route 175 and Broken Land Parkway and options for a connection over Route 29 connecting Downtown Columbia to Oakland Mills, including potential bicycle, transit and multimodal improvements. The study will evaluate alternative alignments and geometry, capacity analysis, preliminary environmental assessments, right of way impacts, multimodal opportunities, interaction and options with regard to the Oakland Mills bridge connection, preliminary costs, design and implementation schedule. Once the study is completed, GGP will suggest funding mechanism(s) for the potential implementation of its recommendation(s). If the study concludes that enhancing the existing pedestrian bridge is not recommended, then the funding for the renovation of the existing bridge should be used for the alternative connection recommended by the study. In addition, the pathways described in CEPPA No. 12 should be realigned to match the recommended connection.

4.

GGP will prepare at its expense Downtown-wide Design Guidelines inclusive of sustainability provisions from the Sustainability Program and a Comprehensive Signage Plan for Downtown for approval by the County Council.

PRIOR TO APPROVAL OF THE FIRST FINAL DEVELOPMENT PLAN

5.

GGP will commission at GGP’s expense and in consultation with Howard County one or more feasibility studies for the following: (i) a new Broken Land Parkway/Route 29 north/south collector road connection to Little Patuxent Parkway and (ii) a new Downtown transit center and Downtown Circulator Shuttle. With regard to the collector road, the feasibility study will evaluate alternative alignments and geometry, capacity analysis, preliminary environmental assessments, right of way impacts, preliminary costs, design and phasing of construction for this connection. With regard to the transit center, the study will evaluate both long and short term transit expectations and needs both locally and regionally so that an appropriate location and facility program can be determined. Consideration shall be given to how the facility will operate initially as a ‘free standing building, and in the future as a mixed use component of the Downtown Plan. Recommendations will be provided with regard to goals, management and operations. With regard to the Shuttle, the study will evaluate and determine appropriate levels of service and phasing in of service at various levels of development. As part of this, the study should examine the relationship between the shuttle and both long and shortterm, local and regional transit expectations and needs. The shuttle feasibility study will also analyze equipment recommendations, routes and stops, proposed vehicle types, and operational and capital costs. The feasibility study shall include an evaluation and recommendations regarding ownership, capital and operational funding opportunities, responsibilities and accountability to provide guidance to the Downtown Columbia Partnership and the County.

6.

GGP and Howard County will jointly determine the functions, organizational structure, implementation phasing schedule consistent with the redevelopment phasing schedule, potential funding sources and projected funding needs of the Downtown Columbia Partnership, prior to GGP’s establishment of this Partnership. The Downtown Columbia Partnership’s role in promoting Downtown Columbia is outlined in Section 5.2 of the Plan. One of the primary responsibilities of the Downtown Columbia Partnership shall be the transportation initiatives outlined in the shuttle feasibility study and the promotion and implementation of the TDMP. As such, at least fifty percent (50%) of the revenue collected pursuant to CEPPA No. 25 shall be utilized for the implementation of transportation initiatives in the shuttle feasibility study or other direct transit services downtown.

GGP will provide the Partnership’s initial operating funding as necessary to fund the initial efforts of the Partnership until other sources of funding and/or sufficient developer contributions are available to operate the Partnership. Funding provided by GGP to support initial start-up costs shall be in addition to funding provided for by CEPPA No. 23 and 25. However, after issuance of a building permit for the 500,000 square-foot of new commercial uses, GGP’s obligation as described in the previous two sentences shall end and thereafter the property owners developing pursuant to Section 125.A.9 of the Howard County Zoning Regulations, including but not limited to GGP, will contribute toward funding the permanent ongoing operations of the Downtown Columbia Partnership as set forth in CEPPA No. 25.

PRIOR TO APPROVAL OF THE FIRST SITE DEVELOPMENT PLAN

7.

GGP will submit a phasing schedule for implementation of the restoration work on GGP’s property and a Site Development Plan for the first phase of the environmental restoration work as described in CEPPA No. 15.

8.

GGP, in collaboration with the County, will establish the Downtown Arts and Culture Commission, an independent nonprofit organization, to promote and support Merriweather Post Pavilion’s revitalization in accordance with this Plan and the development of Downtown Columbia as an artistic and cultural center.

PRIOR TO ISSUANCE OF THE FIRST BUILDING PERMIT

9.

To facilitate the renovation of the Banneker Fire Station, GGP and the County shall cooperate to identify a site for the development of a temporary fire station while the Banneker Fire station is being renovated. GGP shall make the site available at no cost to the County on an interim basis but not longer than 30 months. GGP shall not be responsible for the development or construction costs associated with the temporary fire station. In the alternative, if prior to the issuance of the first building permit the County determines a new location for a fire station in Downtown Columbia is necessary and desirable, then GGP shall provide, subject to all applicable laws and a mutual agreement between the parties, a new location for a fire station within the Crescent Neighborhood as shown on Exhibit C by fee transfer at no cost to the County or by a long-term lease for a nominal sum.

UPON ISSUANCE OF THE FIRST BUILDING PERMIT

10.

GGP shall contribute $1.5 million in initial funding for the Downtown Columbia Community Housing Fund. Payment will be contingent upon the expiration of all applicable appeal periods associated with each building permit without an appeal being filed or if an appeal is filed upon the issuance of a final decision of the courts upholding the issuance of the permit.

UPON ISSUANCE OF THE BUILDING PERMIT FOR THE 400TH RESIDENTIAL UNIT

11.	GGP shall contribute $1.5 million in additional funding for the Downtown Columbia

Community Housing Fund. Payment will be contingent upon the expiration of all applicable appeal periods associated with each building permit without an appeal being filed or if an appeal is filed upon the issuance of a final decision of the courts upholding the issuance of the permit.

PRIOR TO ISSUANCE OF A BUILDING PERMIT FOR THE 500,000th SF OF DEVELOPMENT

12.

GGP will complete at its expense (i) the pedestrian and bicycle pathway from the existing Route 29 pedestrian bridge to Oakland Mills Village Center and to Blandair Park; (ii) the pedestrian and bicycle pathway from the existing Route 29 pedestrian bridge to the Crescent and Merriweather-Symphony Woods neighborhoods, inclusive of the pathway located between the Town Center Apartments and Route 29; and (iii) the pedestrian and bicycle pathway from the Crescent and Merriweather neighborhoods to Howard Community College and Howard County General Hospital. The scope and design of new pedestrian and bicycle pathways in the Plan will be guided by the new Downtown-wide Design Guidelines, Adequate Public Facilities Ordinance, and as delineated in this Plan and its Exhibit I. GGP will develop at its expense recommended maintenance standards and responsibilities for a heightened level of design and security for the new pathway improvements. When GGP submits the first Site Development Plan under this Plan, GGP will also submit a Site Development Plan to facilitate implementation of these pathway improvements.

In addition, GGP along with the County and community will develop a scope of work for renovation of the existing Route 29 pedestrian bridge and will solicit a minimum of two proposals from separate architectural design consulting firms for alternative design improvements to the bridge structure to enhance its appearance and pedestrian safety. The consultant responses will be provided to the County for its selection, in consultation with GGP, of appropriate near-term improvements to retrofit the existing bridge. GGP will contribute up to $500,000 towards the implementation of the selected improvements. If enhancement of the bridge is not recommended by the study in CEPPA No.3, GGP shall either post security or cash with the County in the amount of $500,000 to be used in accordance with CEPPA NO.3.

13.

GGP will enter into and record in the land records of Howard County, Maryland, a declaration of restrictive covenants that shall (1) prohibit the demolition of the former Rouse Company Headquarters building, and (2) prohibit the exterior alteration of the former Rouse Company Headquarters building, except as provided for in the Downtown- wide Design Guidelines. GGP shall provide a copy of the recorded declaration to the County. The declaration of restrictive covenants will not prohibit interior alterations or future adaptive reuse that would better integrate the building into its surroundings and activate the adjacent pedestrian spaces as described in the Downtown-wide Design Guidelines and this Plan or prohibit reconstruction of the building in the event of casualty.

PRIOR TO ISSUANCE OF A BUILDING PERMIT FOR THE 1,300,000th SF OF DEVELOPMENT

14.

GGP in cooperation with Howard Transit shall identify a location in Downtown Columbia for a new Howard County Transit Center consistent with the recommendation(s) of the feasibility study (See CEPPA No.5). GGP shall provide a location either by fee transfer at no cost or a long-term lease for a nominal sum subject to all applicable laws and regulations. Any contract of sale or lease may provide for the retention of air and subsurface development rights by GGP and allow for the co-location of public facilities or private development on the same parcel provided that any other use of any portion of the property does not interfere with the County’s ability to use, construct, or finance the facility in the manner most advantageous to the County.

15.

GGP will complete, at GGP’s expense, environmental restoration projects, including stormwater management retrofit, stream corridor restoration, wetland enhancement, reforestation and forest restoration, on its property and on property included within GGP’s construction plans for the Merriweather-Symphony Woods and Crescent areas, as identified in the Land Framework of the Sustainability Program as referenced in Section 3.1 of this Plan.

16.

GGP will complete Phase I of the Merriweather Post Pavilion redevelopment program based on the redevelopment program scope and phasing outlined below. The redevelopment program will generally follow the evaluation and conclusions outlined in the October 2004 Ziger/Sneed LLP Merriweather Post Pavilion Study, Section III “Evaluation of the Site and Structures” and Section IV “Conclusions” included in the 2004 Merriweather Citizens Advisory Panel report to Howard County. Final design and scope will be determined by GGP’s consultants, program and industry needs, operator recommendations, site and facility conditions and code requirements. Major components of the redevelopment program will include new handicapped parking accommodation; entrance and access modifications; restroom, concession and box office renovations and or replacement; utility systems replacement and additions; new roofs over the loge seating areas; reconfigured and replacement seating; renovated and new administration, back of house dressing and catering areas; code upgrades including fire suppression systems and handicapped ramps and pathway access. After development of preliminary renovation drawings, contractor input and schedule development, the program will be divided into three distinct phases to allow uninterrupted seasonal performances, staging and construction phasing.

PRIOR TO APPROVAL OF THE SITE DEVELOPMENT PLAN FOR THE 1,375TH NEW RESIDENTIAL UNIT

17.	GGP shall, if deemed necessary by the Board of Education, reserve an adequate school site or provide an equivalent location within Downtown Columbia.

PRIOR TO ISSUANCE OF A BUILDING PERMIT FOR THE 2,600,000th SF OF DEVELOPMENT

18.

GGP will construct at its expense, the Wilde Lake to Downtown Columbia pedestrian and bicycle pathway. The scope and design of new pedestrian and bicycle pathways in the Plan will be guided by the new Downtown-wide Design Guidelines, Adequate Public Facilities Ordinance, and as delineated in this Plan and its Exhibit.

19.

GGP will construct at its expense the Lakefront Terrace (steps to the Lake) amenity space and pedestrian promenade (see Item 9, on Plan Exhibit G) connecting the Symphony Overlook Neighborhood to the Lakefront and Lakefront pathway. The final design of the Lakefront Terrace will be determined at the time of Site Development Plan review.

20.	GGP will complete Phase II redevelopment of Merriweather Post Pavilion based on the redevelopment program scope and phasing as outlined in CEPPA No. 16.

PRIOR TO ISSUANCE OF A BUILDING PERMIT FOR THE 3,900,000th SF OF DEVELOPMENT

21.	GGP will complete Phase III redevelopment of Merriweather Post Pavilion based on the redevelopment program scope and phasing as outlined in CEPPA No. 16.

22.	At least one Downtown Neighborhood Square as defined in the Zoning Regulations shall be completed and deeded to Howard County for public land.

PRIOR TO ISSUANCE OF A BUILDING PERMIT FOR THE 5,000,000th SF OF DEVELOPMENT

23.	GGP will provide $1,000,000 towards the initial funding of a Downtown Circulator Shuttle.

24.	Transfer of ownership of Merriweather Post Pavilion to the Downtown Arts and Culture Commission for zero dollar consideration.

PRIOR TO THE APPROVAL OF EACH FINAL DEVELOPMENT PLAN

25.

Each owner of property developed with commercial uses pursuant to the Downtown Revitalization Zoning Regulations shall participate as a member in the Downtown Columbia Partnership established pursuant to CEPPA No. 6 and provide an annual per-square-foot charge in an amount of twenty-five cents ($0.25) per square foot of Gross Leasable Area for office and retail uses and twenty-five cents ($0.25) per square foot of net floor area for hotels to the Downtown Columbia Partnership. Each Final Development Plan shall show a consistent means of calculating and providing this charge, and require that the first annual charge be paid prior to issuance of occupancy permits for those buildings constructed pursuant to that Final Development Plan and subsequent Site Development Plans under Downtown Revitalization. This per-square-foot charge shall be calculated at the time of Site Development Plan approval and shall include an annual CPI escalator to be specified in each Site Development Plan.

UPON ISSUANCE OF ANY BUILDING PERMIT FOR A BUILDING CONTAINING DWELLING UNITS

26.

To fulfill an affordable housing obligation each developer will provide a one-time per unit payment to the DCCHF in the following amounts to be imposed upon the issuance of any building permit for a building containing dwelling units. Payment will be contingent upon the expiration of all applicable appeal periods associated with each building permit without an appeal being filed, or if an appeal is filed upon the issuance of a final decision of the courts upholding the issuance of the permit:

1). $2.000/unit for each unit up to and including the 1,500th unit.
2). $7.000/unit for each unit between the 1,501th unit up to and including the 3,500th unit.
3). $9.000/unit for each unit between the 3.501st unit up to and including the 5,500th unit.

The amounts to be paid under 1), 2) and 3) above will be subject to annual adjustment based on a builder’s index. land value or other index provided in the implementing legislation.

ADDITIONAL CEPPA CONTRIBUTION

27.

Each owner of property developed with commercial uses pursuant to the Downtown Revitalization Zoning Regulations shall provide an annual payment to the DCCHF in the amount of five cents ($0.05) per square foot of Gross Leasable Area for office and retail uses and five cents ($0.05) per square foot of net floor area for hotels. The payment will be made annually by the property owner with the initial payment being made prior to he issuance of an occupancy permit for net new commercial development on the property, The amount of the charge will be subject to annual adjustment based on a builder’s index land value or other index provided in the implementing legislation.

EXHIBIT E

EXHIBIT F

EXHIBIT G

ROFO and Option Property

PROPERTY	ENTITY

Columbia Bank Drive Thru (p/o Parcel E, TC Sec. 2, Area 8)	CMI Corporate Parking Business Trust

Columbia Corporate Center Offices (Fifty Columbia Corporate Center – Parcel C-1 TC Sec. 2, Area 5)	Parkside Limited Partnership

Columbia Corporate Center Offices (Forty Columbia Corporate Center – Parcel B TC Sec. 2, Area 5)	Parkview Office Building Limited Partnership

Columbia Corporate Center Offices (Seventy Columbia Corporate Center – Parcel B TC Sec. 2, Area 6)	Seventy Columbia Corporate Center Limited Partnership

Columbia Corporate Center Offices (Sixty Columbia Corporate Center – Parcel C-4, TC Sec. 2, Area 5)	Park Square Limited Partnership

Columbia Corporate Center Offices (Ten Columbia Corporate Center – Parcel A-2, TC Sec. 2, Area 4)	10 CCC Business Trust

Columbia Corporate Center Offices (Thirty Columbia Corporate Center – Parcel A-7, TC Sec. 2, Area 4)	30 CCC Business Trust

Columbia Corporate Center Offices (Twenty Columbia Corporate Center – Parcel A-4, TC Sec. 2, Area 4)	20 CCC Business Trust

Parcel A-6, TC Sec. 2, Area 4 (Deck for 10, 20, 30 CCC)	CMI Corporate Parking Business Trust

Parcel A TC Sec. 2	CMI Corporate Parking Business Trust

Parcel E, TC Sec. 2 (Deck for 70 CCC)	CMI Corporate Parking Business Trust

Exhibit H

Height Limits

Draft - 09/30/10

Fashion Show Air Rights - Core Principles

The list below represents general principles for the development of the air rights above the site of the current Fashion Show Mall (the “Mall Parcel,” and the air rights above the Mall Parcel, the “Air Rights”).

1.                                       The parties acknowledge and agree that the rights afforded to the Spinco Venture (including the right to acquire the Air Rights) outlined in these Core Principles are (i) subject and subordinate in all respects to the current Mall Parcel mortgage loan documents (including the term thereof) (the “Existing Loan”) and existing leases, (ii) will not become effective until the Existing Loan is satisfied in its entirety and (iii) will be effectuated in such a way as to avoid a default under the Existing Loan.  To the extent any provision in the Core Principles or future documentation with respect to the conveyance and development of the Air Rights in accordance with the principles set forth herein (the “Air Agreements”) causes a default under the Existing Loan, the parties shall make the most minimal amendments as necessary to the Air Agreements to remedy such default. Upon satisfaction of the Existing Loan (including, but not limited to, satisfaction of the loan in connection with refinancing with the existing lender), the Spinco Venture shall have the right to record an instrument reflecting its rights as set forth herein.

2.                                       The parties agree that the Mall Parcel is currently a dynamic and successful retail venue and the parties agree that no portion of the Mall Parcel shall experience a material disruption for an extended period of time (objective parameters to be determined) as a result of the development of the Air Rights.

3.                                       The parties agree that the Air Rights may have significant potential future value that can only be achieved by cooperation between the parties, and, as such, wish to create as much value as possible for the Spinco Venture while minimizing the impact on the Mall Parcel, recognizing that development and operation of the Air Rights will cause some disruption to the Mall Parcel.  To such end, the parties shall work together in good faith to minimize material disruptions to, or the impairment of the long-term value of, the Mall Parcel, while enabling the construction of the Air Rights development to proceed in a commercially reasonable manner, taking into account the principles set forth herein and recognizing that the Spinco Venture may be required to incur additional construction costs to minimize impact on the Mall Parcel.

4.                                       The parties acknowledge that in order to realize the value of the Air Rights, the Spinco Venture will require the limited right to occupy space (via lease, license, easement or other occupancy arrangement, all of an essentially permanent nature other than temporary space provided for construction purposes) owned by GGP at the buildings in the Mall Parcel in order to use as a gateway to the Air Rights, and GGP will only be required to provide (a) space at the buildings in the Mall Parcel as is necessary and appropriate for access, ingress and egress to and from the proposed development(s) in the Air Rights, recognizing that such spaces will create a gateway to a high-end development, and (b) signage reasonably necessary to identify and locate the proposed development in the Air Rights, subject to the core principles.

5.                                       GGP will be compensated at fair market value for any space it allows the Spinco Venture to use at the Mall Parcel on either a temporary or permanent basis (taking into account any replacement space offered to and accepted by GGP, in its sole discretion); provided, however, that in no event shall the access described in this paragraph be construed to require the conversion of a material portion of the buildings in the Mall Parcel from their then-current use to a new use.  For example, if the Spinco Venture is provided space in the Mall Parcel for the construction of a lobby area but the Spinco Venture offers and GGP accepts replacement space in such lobby for retail use by GGP, such benefit to GGP shall be included in the determination of any fair market value compensation owed by the Spinco Venture to GGP.

6.                                       The parties acknowledge that GGP’s ownership interest in the Mall Parcel is currently financed, and that a primary objective of the Air Agreements is to minimize any adverse impact on the ability of GGP to finance its ownership in the Mall Parcel in the future.  In light of the foregoing, GGP agrees to use commercially reasonable efforts to obtain market-rate financing for the Mall Parcel that permits the Air Agreements. In the event that GGP reasonably determines that GGP is unable to obtain market-rate financing for the Mall Parcel due to the existence of the Air Agreements (an “Impaired Financing Event”), GGP shall provide the Spinco Venture with notice of the same (the “Impaired Financing Notice”), upon which the Spinco Venture will be required to pursue one (or more) the following alternatives: (a) such amendments to the Air Agreements as are necessary for GGP to obtain market-rate financing, (b) independently seek to obtain market-rate financing for GGP’s interest in the Mall Parcel on terms and conditions reasonably acceptable to GGP, or (c) pay any incremental financing costs (including, without limitation, increased rate, fees, required credit enhancements or lower available loan proceeds) resulting from the existence of the Air Agreements.  GGP shall provide the Spinco Venture with reasonable evidence of the Impaired Financing Event which shall include, should the Spinco Venture request the same, direct discussions between GGP, the Spinco Venture and GGP’s proposed lender(s).  For purposes of clarity, if GGP completes a refinancing of the Existing Loan without providing Spinco with the Impaired Financing Notice, Spinco shall not be responsible for any incremental financing costs described in this paragraph.  Furthermore, such refinancing or the extension of the Existing Loan shall specifically permit the Air Agreements (as the same may be amended pursuant to subsection (a) above), and failure to do the same will constitute a default by GGP under this agreement.

7.                                       The parties acknowledge that the Spinco Venture will have broad rights with respect to the type of project(s) that can be developed in the Air Rights so long as the Air Rights project(s) is not a noxious or salacious use or is not in direct competition with the mall.  There is no requirement that the Air Rights and Mall Parcel be integrated; provided, however, that the Spinco Venture will be entitled to operate restaurant and retail facilities in the Air Rights project(s) only as such restaurant

2

and/or retail presence is ancillary (objective standard to be determined) to such project(s).

8.                                       For a period of 20 years following the date of the Separation Agreement (except to the extent permitted under existing department store occupancy agreements in the Mall Parcel), GGP agrees that it will not allow a casino, hotel or residential condominium to exist in the portions of the Mall Parcel that it owns now or acquires in the future.  For purposes of clarification, it is the intent of the parties that ancillary gaming machines will be permitted in the Mall Parcel at all times.

9.                                       As of the date hereof, the parties have not agreed on any particular project as the likely or ultimate development in the Air Rights and explicitly disclaim any renderings created or discussed prior to the date hereof from serving as the basis of the object of ultimate agreement between the parties.  Notwithstanding the foregoing, any project developed in the Air Rights will be a first-class project.

10.                                 GGP shall have reasonable approval rights over all entitlements, the form and substance of any Approvals (as hereinafter defined), and the development, construction and operations related to the Air Rights.  Notwithstanding the foregoing, the parties acknowledge that (a) the mall’s frontage on Las Vegas Boulevard is a unique and valuable characteristic of the mall, (b) the in-line tenant spaces and common areas are extremely sensitive to potential development, and (c) the Air Rights contain sufficient area to construct, access and operate several first-class facilities in the event that it is not possible to erect structures above the areas identified in clauses (a) and (b) above.  As a result, GGP will retain a right of sole discretion to approve any proposed development that (i) impacts the mall’s frontage on Las Vegas Boulevard and/or (ii) physically impacts the inline tenant spaces and common areas. As part of its approval process described in this paragraph, GGP shall provide the Spinco Venture with an estimate of GGP’s reasonably anticipated increase in costs associated with a Particular Project (as defined below) such that the Spinco Venture will have an opportunity to modify such Particular Project plans.

11.                                 The parties believe that any proposed development of the Air Rights will ultimately be more successful if the economic interests of GGP and Spinco are aligned. Therefore, GGP and Spinco shall be joint venture partners in the ownership of the Air Rights (the “Spinco Venture”).  Spinco or its affiliate shall have an 80% managing interest and GGP will have a 20% non-managing interest in the Spinco Venture.  Notwithstanding the foregoing, the rights to develop the Air Rights (as conditioned and defined in these Core Principles) will be exclusively owned by Spinco.  Subject to and in accordance with these Core Principles, Spinco shall have the sole right to perform all pre-development activities (the “Pre-development Activities”), including without limitation, the right to (a) conceptualize, design and propose development projects in all or a portion of the Air Rights (each a “Particular Project”), (b) subdivide the Air Rights into one or more legally divisible parcels, and (c) seek all necessary Approvals associated with the Particular Project.  All costs and expenses associated with the Pre-Development Activities (the “Pre-development

3

Costs”) shall be the sole responsibility of Spinco (subject to reimbursement set forth below).  With respect to any Particular Project for which Spinco has received the Approvals (the “Approval Date”), GGP shall select one of the following three options within thirty days (30) days after receiving a written notice of the Approval Date: (i) becoming an active 20% economic non-managing partner with customary non-managing partner rights and protections (including provisions for “market rate” related party transactions and punitive dilution in the event either partner fails to make a capital contribution), (ii) becoming a passive economic non-managing partner with minimal institutional protections (including provisions for “market rate” related party transactions and proportional dilution in the event GGP fails to make a capital contribution) or (iii) “opting out” of any Particular Project, thereby resulting in a forfeiture of GGP’s interest in such Particular Project and 100% of the ownership of such Particular Project vesting with Spinco.  Should GGP select option (i) or (ii) above, the Particular Project shall be owned by a single purpose entity and the parties shall enter into a joint venture agreement within thirty days after GGP makes its election. Under no circumstances shall the provisions of this paragraph or the ultimate joint venture agreements (i) enable either party to frustrate or circumvent the other party’s respective rights and obligations as set forth in these Core Principles, or (ii) require either party to “buy out” the other party’s partnership interest in a Particular Project prior to the completion and stabilization of such Particular Project.  Each party will be responsible for its own respective costs of establishing its own joint venture interest and administering the same. [Tax structure to be determined]

12.                                 Spinco shall only be permitted to transfer its interests in the Air Rights and/or the Spinco Venture to a transferee that has a reasonable net worth taking into account the proposed project and a reputation and proven development expertise commensurate with the development of the proposed project(s) (a “Qualified Transferee”); provided, however, that in no event shall a direct mall competitor of GGP be a Qualified Transferee.  Prior to completion of a particular project, GGP shall (i) not be permitted to transfer its interest in its Spinco Venture interest with respect to that particular project independently of a transfer of its entire interest in the Mall Parcel, and (ii) be required to transfer its interest in the Spinco Venture in connection with the transfer of its entire interest in the Mall Parcel such that at all times the interest in the Mall Parcel and the 20% partnership interest in the Spinco Venture are held by the same person; provided that such interests may be held by separate entities, so long as such entities are under common control.  GGP shall not be permitted to transfer its ownership interest in the Mall Parcel to a third party (such party being the “Mall Purchaser”) other than in connection with a transfer of GGP’s rights and responsibilities under Air Agreements to the Mall Purchaser in connection with the same.

13.                                 The parties agree that neither GGP nor the Spinco Venture shall have any type of “call” or “put” option with respect to the Air Rights.

14.                                 The parties agree that they will work diligently to enter into more definitive documentation and a conceptual plan with respect to the conveyance and development

4

of the Air Rights to the Spinco Venture on the earlier of (a) May 1, 2016 (one year prior to the current maturity of the Mall Parcel financing), or (b) such other date as specified by GGP, upon at least one year prior written notice from GGP to the Spinco Venture.

15.                                 The parties agree that while the Spinco Venture is not required to develop the Air Rights in a single phase, the Spinco Venture must design and construct its proposed Air Rights project(s) in a manner that minimizes disruption to the Mall Parcel.

16.                                 Prior to commencing construction on any Air Rights project, the Spinco Venture shall be responsible for (I) providing reasonably appropriate financial assurances of completion and (II) obtaining all necessary third party consents and approvals, including, without limitation, governmental entitlements and consents from tenants and REA parties of the Mall Parcel (collectively, the “Approvals”). GGP agrees that it will reasonably cooperate in obtaining such consents for the benefit of the Spinco Venture and in a manner consistent with the principles enumerated herein.  GGP agrees that it will negotiate reasonably and in good faith not to obstruct the goals of the agreements with respect to the development of the Air Rights when it negotiates new leases or lease modifications; provided, however, that nothing contained herein shall require GGP to (a) pursue the negotiation of provisions that would require lender consent under the Existing Loan or (b) accept lesser rent in exchange for the addition of such provisions to its standard form leases at the Mall Parcel; provided, further, however, that in the event a tenant demands lower rent in connection with the negotiation contemplated in the preceding sentences of this paragraph, GGP shall afford the Spinco Venture with reasonable notice of such request, the ability to conduct direct discussions with the proposed tenant (if requested and with GGP’s participation), and a reasonable opportunity to agree to pay such increased costs.  After the Spinco Venture proposes a project (i) that has been conceptually developed, (ii) that has been approved by GGP (in accordance with the principles set forth herein) and the other parties from which Approvals are required, and (iii) for which it can adequately assure the ability to obtain financing, the parties will discuss and negotiate the creation of “strategic leasing zones” in which GGP will agree to further restrictions with respect to its leasing agreements in specified areas of the Mall Parcel (at the Spinco Venture’s cost and expense to the extent GGP is unable to charge market rent; provided, however, that GGP will be required to provide Spinco with reasonably sufficient evidence of the same).

17.                                 The parties agree that in addition to (a) the actual costs of developing and operating Air Rights projects (which shall be borne by the Spinco Venture), and (b) any property-level costs or impairment incurred by GGP as a result of the Spinco Venture (as addressed in paragraph 4), all reasonable costs and expenses incurred by GGP as a result of the development of the Air Rights (including the costs and expenses incurred in connection with obtaining third party consents or net increased operating costs) shall be borne by the Spinco Venture; provided that GGP will be

5

required to provide Spinco with reasonably sufficient evidence of any net increased operating cost.

18.                                 To the extent the parties have irreconcilable differences regarding the negotiation and execution of final documentation regarding the development of the Air Rights, the parties will submit the matter to an arbitrator who will resolve the dispute using the Separation Agreement mechanisms (any dispute regarding valuation will be resolved by two-appraiser baseball-style arbitration, and all arbitration will be conducted in Las Vegas) and consistent with provisions of these core principles and any other further written agreement relating to the Air Rights between the parties.  In no event shall either party be liable for consequential damages for its breach of its agreements with respect to the conveyance and development of the Air Rights. Subject to a waiver of all subrogation rights, the parties will indemnify each other in a manner consistent with the indemnification provisions in the Separation Agreement.

The parties agree to work in good faith to negotiate (a) a partnership agreement that reflects the core principles identified above and as is necessary to be able to develop the Air Rights, and (b) a term sheet that contains additional detail and certainty with respect to the scope of the agreement between the parties concerning the future development of the Air Rights.

6

Exhibit 17

Draft - 9/30/10

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is executed effective as of [      ], 2010, by and among General Growth Management, Inc., a Delaware corporation (“GGMI”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP” and collectively with GGMI, “GGP”), and Spinco, Inc., a Delaware corporation (“Spinco” and together with GGMI and GGPLP, the “Parties”).  Unless otherwise indicated, capitalized terms have the meanings set forth in the Separation Agreement (as hereinafter defined).

WHEREAS, the Parties have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of [      ], 2010; and

WHEREAS, Spinco shall continue the employment of its employees and may offer employment to certain employees of GGP as of January 1, 2011, and the Parties wish to set forth the terms and conditions of employment of such employees, and

WHEREAS, Spinco’s employees shall continue to participate in certain welfare benefit plans sponsored by GGP until December 31, 2010.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the parties hereby agree as follows:

SECTION 1.         Employment of All Business Employees.

(a)      Defined Terms.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Separation Agreement.  “Transfer Date” means the Plan Effective Date as to the Spinco Employees and Former Business Employees and January 1, 2011 as to the other Business Employees (as such terms are defined below).

(b)      Continuation of Employment.  (i) The Spinco Group shall continue to employ as of the Plan Effective Date all of its employees (the “Spinco Employees”), and (ii) the Spinco Group may cause one of its members to offer employment, as of January 1, 2011, to any or all of the employees currently employed by GGP or any of its Affiliates (other than any member of the Spinco Group) who are listed on Schedule A or in a written list of such employees agreed to by GGP and Spinco (such employees who accept such offer of employment, “Transferred Employees” and together with the Spinco Employees the “Business Employees”).  No member of the Spinco Group shall be obligated to employ any Business Employee or any other employee employed by GGP or any of its Affiliates for any specific period of time following the Plan Effective Date.

(c)      Terms and Conditions of Employment.  For a period of one year following the Plan Effective Date, the Business Employees shall be entitled to receive, while in the employ of Spinco or any of its Affiliates:  (i) base salary or wages and target cash incentive compensation opportunities having a comparable, employer-provided aggregate value as those provided to such employees immediately prior to the Plan Effective Date, (ii) employee benefits having a substantially comparable employer-provided aggregate value as employee benefits provided

1

under the applicable employee benefit plans maintained by GGP and its Affiliates for such employees in effect immediately prior to the Plan Effective Date (“GGP Plans”), and (iii) severance benefits that are no less favorable than the severance benefits provided by the GGP Group for such employees in effect immediately prior to the Plan Effective Date; provided, however, the GGP Key Employee Incentive Plan shall not be considered for comparability purposes; and provided, further, however, for the period from the Plan Effective Date until December 31, 2010, the General Growth 401(k) Savings Plan shall not be considered for comparability purposes.  Nothing in this Agreement shall require the Spinco Group to establish any specific type of benefit plan (including, without limitation, any tax-qualified or non-qualified defined benefit pension, retiree health or retiree welfare benefits).

(d)      Bonuses.  As of the Transfer Date, Spinco shall or shall cause a member of the Spinco Group to assume and, subject to the requirements or limitations of applicable Law, pay all obligations to each Business Employee pursuant to any cash bonus or commission program if, and to the extent that:  (i) such obligations are payable to such Business Employees after the Transfer Date (for purposes of determining what obligations are payable it shall be assumed that the Business Employees were employed by the GGP Group through December 31, 2010) or (ii) an inter-company charge for such obligations exists as of the Transfer Date.  Consistent with Spinco’s obligation under the first sentence of this Section 1(d), Spinco shall, or shall cause a member of the Spinco Group to, pay Business Employees any amounts due under annual cash bonus or commission programs for the year in which the Plan Effective Date occurs on the same basis as in effect immediately prior to the Transfer Date.

(e)      Employee Agreements.  Subject to the requirements or limitations of applicable Law, the Spinco Group shall retain exclusive responsibility on and after the Transfer Date for all employment, retention, termination, severance, supplemental retirement, deferred compensation and other similar agreements between the Spinco Group and any Business Employee or Former Business Employee (collectively, “Employee Agreements”), including, without limitation, the agreements listed on Schedule B.  Subject to the requirements or limitations of applicable Law, as of the Plan Effective Date, Spinco shall, or shall cause a member of the Spinco Group to, assume all obligations of the GGP Group under all Employee Agreements pursuant to which any of the GGP Group has any obligation, contingent or otherwise, to any Business Employee or Former Business Employee.

(f)      Accrued and Unused Vacation; FMLA.  Effective as of the Transfer Date, Spinco shall, or shall cause a member of the Spinco Group to, assume or retain, as the case may be, all obligations of the GGP Group for the accrued, unused vacation of the Business Employees, and shall reimburse the GGP Group for any such accrued and unused vacation required by Law to be paid (and actually paid) by the GGP Group after the Transfer Date to any Business Employee or Former Business Employee.  Former employees of the Spinco Group and former employees of the GGP Group who were last employed in the Spinco Business, as identifiable on GGP’s payroll and employment records (including, without limitation, individuals listed on Schedule C), are referred to herein as “Former Business Employees.”  With respect to all Business Employees who commence a leave of absence prior to December 31, 2010, Spinco shall, or shall cause a member of the Spinco Group to, provide the benefits mandated by the Family and Medical Leave Act of 1993, as amended (the “FMLA”) with respect to such leave of absence, without regard to whether Spinco or any member of the Spinco Group is subject to the FMLA.

(g)      Credit for Service.  Subject to the requirements or limitations of applicable Law, Spinco shall, or shall cause a member of the Spinco Group to, credit Business Employees for service earned on and prior to the Transfer Date with the GGP Group, and, to the extent recognized under corresponding GGP Plans, any of their respective predecessors, in addition to service earned with the Spinco Group on or after the Transfer Date:  (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals or vesting of equity compensation awards) under any retirement or other employee benefit plan, program or arrangement of the Spinco Group for the benefit of the Business Employees on or after the Plan Effective Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits.

(h)      Pre-existing Conditions; Coordination.  Subject to the requirements or limitations of applicable Law, Spinco shall, and shall cause each member of the Spinco Group to, waive limitations on benefits relating to any pre-existing conditions of the Business Employees and, to the extent applicable, eligible spouses, dependents, beneficiaries, heirs, successors and assigns of the Business Employees or Former Business Employees (“Beneficiaries”).

SECTION 2.         GGP Plans and Liabilities.

(a)      No Assumption or Transfer of GGP Plans.  Except as otherwise specifically provided in the Agreement, the Spinco Group shall not assume sponsorship of or any administrative obligations under, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to, or have any liability with respect to any of the GGP Plans.

(b)      No Assumption of GGP Liabilities.  Except as otherwise specifically provided herein, in the Separation Agreement or in the Employee Leasing Agreement, the Spinco Group shall not assume any liabilities or obligations of GGP or any other member of the GGP Group under any of the GGP Plans or otherwise have any liability with respect to any of the GGP Plans, with respect to any employee of GGP (other than the Business Employees).

(c)      Participation in GGP Plans.  Except as otherwise specifically provided in the Agreement:  (i) all Spinco Employees shall, as of the Plan Effective Date, cease any active participation in and any benefit accrual under the General Growth 401(k) Savings Plan and any other GGP Plan which is a pension or retirement plan, (ii) all Spinco Employees shall, from the Plan Effective Date through December 31, 2010, continue participation in the GGP Plans which are welfare benefit plans and which are listed on Schedule D hereto, on the same terms and conditions as in effect prior to the Plan Effective Date, and will cease participation in such plans thereafter and (iii) all Transferred Employees shall, as of the Transfer Date, cease any active participation in and any benefit accrual under all GGP Plans.  GGP and the GGP Group shall take all necessary actions to effect such cessation of Business Employees under the GGP Plans as of the respective cessation date.  Notwithstanding the first sentence of this Section 2(b), Business Employees and Former Business Employees may continue after the Transfer Date to participate in accordance with, and subject to their eligibility under, the terms of the applicable GGP Plans as in effect from time to time as follows:

1)      as to claims incurred on or prior to December 31, 2010 under the GGP Plans which provide health, disability, worker’s compensation, life insurance or similar benefits;

2)      as to claims incurred on or prior to March 31, 2011 under GGP’s flexible spending plans; and

3)      as to vested and accrued benefits as of the Transfer Date under the General Growth 401(k) Savings Plan and any other GGP Plan which is a pension or retirement plan.

(d)      Stock Options.  As of the Plan Effective Date, Spinco shall assume or issue a substitute award for all outstanding stock options or other equity awards under the GGP Plans granted to Business Employees and Former Business Employees.

(e)      COBRA.  As of January 1, 2011, Spinco shall, or shall cause a member of the Spinco Group to, assume all obligations to provide continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Business Employees and Former Business Employees and their qualified Beneficiaries who incur or incurred a qualifying event at any time, including all obligations with respect to all health claims incurred on or after December 31, 2010.

(f)      Transfer of Sponsorship of Victoria Ward Pension Plan.  Effective as of the Plan Effective Date, sponsorship of the General Growth Pension Plan for Employees of Victoria Ward, Ltd. shall be transferred from the GGP Group and assumed by Spinco or a member of the Spinco Group.

SECTION 3.         Reimbursement of Costs.

Spinco shall reimburse GGP for all liabilities actually paid by any member of the GGP Group after the Plan Effective Date (including allocations of actual estimated annual expenses, consistent with past practice) (i) with respect to the Business Employees and Former Business Employees, to the extent not paid directly by Spinco (other than any compensation or other amounts payable pursuant to the GGP Key Employee Incentive Plan), (ii) in connection with the provision of coverage for Spinco Employees under the GGP Plans listed on Schedule D hereto (including insurance premiums, claims and costs of administration) and (iii) in connection with the provision of retiree medical, dental, vision, life insurance and prescription drug coverage for “Victoria Ward retirees,” to the extent not paid directly by Spinco.  Such amounts shall be paid in accordance with the procedures set forth in Section 3.1(b) of the Employee Lease Agreement.

SECTION 4.         Obligations Net of Insurance Proceeds and Other Amounts.

(a)      The amount which Spinco is required to pay under this Agreement will be reduced by any Insurance Proceeds theretofore actually recovered in respect of the related Liability.  If a Party receives a payment (an “Indemnity Payment”) required by this Agreement from Spinco in respect of any Liability and subsequently receives Insurance Proceeds, then such Party will pay to Spinco an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by Spinco in respect of such Liability.

(b)      An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  GGP shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which GGP is entitled in connection with any Liability for which GGP seeks indemnification pursuant to this Agreement; provided, that GGP’s inability to collect or recover any such Insurance Proceeds shall not limit Spinco’s obligations hereunder.

(c)      Any Indemnity Payment under this Agreement shall be increased to take into account any inclusion in income of GGP arising from the receipt of such Indemnity Payment and shall be decreased to take into account any reduction in income of GGP arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that GGP, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

SECTION 5.         Impermissibility; Good Faith.

In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

SECTION 6.         Restrictive Covenants Relating to Employees.

(a)      Non-Solicitation by GGP.  GGP and members of the GGP Group shall not, directly or indirectly, induce or attempt to induce any Business Employee to leave the employ of the Spinco Group (or any member thereof), or solicit, recruit, or attempt to solicit or recruit any Business Employee.  The foregoing covenant in the immediately preceding sentence shall apply for a period of two (2) years following the Plan Effective Date.

(b)      Non-Hire by GGP.  GGP and members of the GGP Group shall not hire or employ any of the individuals listed on Schedule E hereto during the one (1) year period immediately following the Plan Effective Date.

(c)      Non-Solicitation by Spinco.  Spinco and members of the Spinco Group shall not, directly or indirectly, induce or attempt to induce to leave the employ of the GGP Group any employee of the GGP Group not identified on Schedule A or in a written list of such employees agreed to by GGP and Spinco.  The foregoing covenant shall apply for a period of one (1) year following the Plan Effective Date and for any employee working on a transition services agreement project, apply for a period of one (1) year from the date of termination of his or her performance of transition services, regardless of the length of time on the project.

(d)      Exceptions.  Notwithstanding the limitations in this Section 6 applicable to employees of the GGP Group or the Spinco Group (collectively, the “Restricted Employees”), such limitations will not prohibit the GGP Group or the Spinco Group from:  (i) attempting to hire or hiring any Restricted Employee after the termination of such employee’s employment at any time after the Plan Effective Date by the GGP Group or the Spinco Group, as the case may be, (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, and hiring any Restricted Employee that responds to such solicitation (other than those employees identified on Schedule E) or (iii) soliciting and hiring specifically identified Restricted Employees with the prior agreement of the other Party.

SECTION 7.         Cooperation and Assistance.

(a)      Mutual Cooperation.  After the Plan Effective Date, to the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, provide to the other Party such current information regarding the Business Employees or Former Business Employees, and their Beneficiaries, on an ongoing basis upon any reasonable request, as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Business Employees and Former Business Employees and their Beneficiaries under the GGP Plans.

(b)      Claims Assistance.  To the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, permit their respective employees to provide, at the other Party’s expense, such reasonable assistance to the other Party as may be required in respect of claims (whether asserted or threatened) against the GGP Group or the Spinco Group, respectively, other than with respect to claims by the other Party, to the extent that (i) such employee has particular knowledge of relevant facts or issues or (ii) such employee’s assistance is reasonably necessary in respect of any such claim.

(c)      Consultation with Employee Representative Bodies.  The parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions) which represent employees affected by the transactions contemplated by this Agreement.

SECTION 8.    Employment Files.

As of the Transfer Date, to the extent permitted by HIPAA and other applicable law, GGP shall, and shall cause the GGP Group to provide to Spinco all employment files of the Business Employees and Former Business Employees; provided, that, GGP and the GGP Group shall not transfer any performance evaluations relating to the Transferred Employees.  GGP and the GGP Group may retain copies of any employment files transferred to Spinco.

SECTION 9.    Employee Data Protection.

(a)      “Personal Data” includes:  (i) any information relating to an identified or identifiable natural person who is an employee of GGP or any of its Affiliates and that (A) is obtained by the Spinco Group from GGP or any of its Affiliates or representatives, (B) is processed by the Spinco Group on behalf of the GGP Group, or (C) is created by the Spinco Group based on (A) or (B) above, and (ii) any information relating to an identified or identifiable natural person who is an employee of Spinco or any of its Affiliates and that (A) is in the GGP Group’s possession, custody or control as of the Plan Effective Date, (B) is obtained by the GGP Group from Spinco or any of its Affiliates or representatives, (C) is processed by the GGP Group on behalf of the Spinco Group, or (D) is created by the GGP Group based on (A), (B), or (C) above.

(b)      SpinCo shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, comply with all applicable Laws regarding the maintenance, use, sharing or processing of the other Party’s Personal Data, including, but not limited to:  (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Plan Effective Date, and (ii) taking any other steps necessary to ensure compliance with data protection Laws, including but not limited to, the execution of any separate agreements with the other Party to facilitate the lawful processing of certain Personal Data (such agreements to be executed before or after the Plan Effective Date, as necessary).

(c)      Spinco shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, share and otherwise process the other Party’s Personal Data only on a need-to-know basis, only as legally permitted and to the extent necessary to perform its obligations under the Separation Agreement and the exhibits thereto (the “Transaction Agreements”) or to process benefits under applicable employee benefit plans.  Each of Spinco and GGP agrees that it shall not otherwise disclose any of the other Party’s Personal Data to third parties without the express written approval of the other Party unless required by applicable Law.  Each of Spinco and GGP shall use reasonable, technical and organizational measures to ensure the security and confidentiality of the other Party’s Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  Each of Spinco and GGP shall promptly inform the other Party of any breach of this security and confidentiality undertaking, unless prohibited from doing so by Law or at the request of a Governmental Authority.

SECTION 10.       Miscellaneous.

(a)      No Third-Party Beneficiaries.  All provisions contained in this Agreement are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including, without limitation, any Business Employees, Former Business Employees, any Beneficiary or any participant in any GGP Plan.  Nothing in this Agreement shall amend any GGP Plan.

(b)      No Rights to Continued Employment or Change in At-Will Status.  Consistent with Section 1(b) above, neither Spinco nor any member of the Spinco Group shall be obligated to employ any employee of GGP or any of its Affiliates or the Spinco Group, or continue to employ any Business Employee for any specific period of time, subject to applicable Law and the Employee Agreements.

(c)      No Limitation on Ability to Amend Plans.  Except as expressly set forth in this Agreement, nothing in this Agreement or in the Transaction Agreements shall require any member of the Spinco Group, or any of Spinco’s Affiliates, to continue or amend any particular benefit plan after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(d)      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(e)      Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall (i) release the assigning party from any liability or obligation under this Agreement or (ii) change any of the steps in the Spinoff Plan or the Plan.

(f)      Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach..

(g)      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL GROWTH MANAGEMENT, INC.

By:
Name:
Title:

GGP LIMITED PARTNERSHIP

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Schedule A — GGP Employees

[To be provided.]

Schedule B — Employee Agreements

[To be provided.]

Schedule C — Former Business Employees

[To be provided.]

Schedule D — GGP Welfare Plans

Medical Plan (self-insured), including Express Scripts prescription coverage

Aetna Dental

Vision Service Plan

Health Care and Dependent Care Flexible Benefits Plan

Hartford Basic Life/AD&D

Hartford Supplemental and Dependent Life and Voluntary AD&D

Hartford Long Term Disability

Short Term Disability (self-insured)

CAN Long Term Care Insurance

Cigna Business Travel Accident Insurance

Employee Assistance Program

Schedule E — Spinco Employees Subject to Non-Hire

[To be provided.]

14

Exhibit 18

[Not included in this filing]

Exhibit 19

Draft - 09/30/10

EMPLOYEE LEASING AGREEMENT

THIS EMPLOYEE LEASING AGREEMENT (this “Agreement”) is executed effective as of [      ], 2010, by and among General Growth Management, Inc., a Delaware corporation (“GGMI”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP” and collectively with GGMI, “GGP”), and Spinco, Inc., a Delaware corporation (“Spinco” and together with GGMI and GGPLP the “Parties”).  Unless otherwise indicated, capitalized terms have the meanings set forth in the Separation Agreement (as hereinafter defined).

Statement of Background Information

WHEREAS, the Parties have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of [      ], 2010;

WHEREAS, Spinco desires to temporarily lease substantially all of the employees of GGP who are primarily engaged in Spinco’s business so that such employees have uninterrupted benefits coverage through the end of 2010, and GGP is willing to accommodate Spinco’s desire to temporarily lease such employees, in each case in preparation for an orderly transfer of such employees to Spinco; and

WHEREAS, the parties desire to set forth the terms and conditions pursuant to which this employee leasing arrangement will operate.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Agreement” has the meaning set forth in the preamble hereto.

“COBRA” shall mean the continuation coverage requirements under Code Section 4980B and Part 6 of Subtitle B, Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Direct Payroll Costs” shall mean, with respect to any Leased Employee or Former Leased Employee, (i) the gross amount of all salaries and wages, including severance pay (if applicable) and vacation or other paid time-off, (ii) the gross amount of any bonus, commissions or other incentive compensation payable in cash (other than any compensation or other amounts payable pursuant to the GGP Key Employee Incentive Plan), (iii) employee benefit costs (in accordance with the methodology set forth in Exhibit A), (iv) amounts payable by an employer pursuant to federal, state or other workers’ compensation, unemployment insurance, other payments required by federal, state or local law or regulations, including employer contributions pursuant to the Federal Insurance Contribution Act, and (v) costs incurred upon the exercise of employee option awards outstanding as of the Plan Effective Date, including the fair market value of any stock delivered upon the exercise of such options.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Former Leased Employees” shall mean Leased Employees who, during or upon the expiration of the Term cease to be employed by GGP or any of its Affiliates.

“GGP Indemnified Parties” has the meaning set forth in Section 4.1.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“Indirect Payroll Costs” shall mean, with respect to any Leased Employee or Former Leased Employee, all costs (other than Direct Payroll Costs) associated with such employee’s compensation and benefits in accordance with the methodology set forth in Exhibit A.

“Leased Employees” has the meaning set forth in Section 2.1.

“Out-of-Pocket Expenses” means, with respect to any Leased Employee or Former Leased Employee, any reasonable actual out-of-pocket expenses that are incurred by GGP arising from or relating to the employment or termination of employment of such Leased Employee or Former Leased Employee (other than Direct Payroll Costs and Indirect Payroll Costs), including, but not limited to, reasonable business expenses properly incurred by Leased Employees or Former Leased Employees, costs of cars, laptops and other equipment and services provided to Leased Employee or Former Leased Employee, and bereavement gifts and other out-of-pocket expenses incurred in the ordinary course of business consistent with past practices as an employer, but excluding general corporate overhead costs otherwise allocable to Leased Employees and Former Leased Employees or the provisions of services by such Leased Employee or Former Leased Employee.

“Separation Agreement” has the meaning set forth in the Statement of Background Information herein.

“Spinco Indemnified Parties” has the meaning set forth in Section 4.2.

“Term” has the meaning set forth in Section 2.2.

ARTICLE 2

RESPONSIBILITIES OF  GGP

Section 2.1             Provision of Leased Employees.

Subject to the terms and conditions hereof, GGP shall furnish to Spinco during the Term the services of (i) all of the individuals who are employed by GGP or any of its Affiliates exclusively in or in support of the Spinco business on the Plan Effective Date and are set forth in Schedule A to the Employee Matters Agreement and (ii) such additional employees of GGP or

2

any of its Affiliates as may be set forth in a written list mutually agreed by GGP and Spinco, with such deletions as may be requested by Spinco or may occur in the ordinary course of business (e.g., by reason of an employee’s resignation, death or disability), and such additions as may be mutually agreed by the Parties, to perform the functions and services that were performed by the employees with respect to the business of the Parties as of the Plan Effective Date (such employees, with such additions and deletions, are collectively referred to hereinafter as “Leased Employees”).  All Leased Employees will perform their usual and customary functions, including at facilities owned or leased by Spinco or one of its Affiliates, for a period not to exceed the Term of this Agreement.

Section 2.2             Term of Agreement.

The term of this Agreement with respect to each Leased Employee shall commence as of 12:01 a.m. on the day following the Plan Effective Date and shall continue in full force and effect with respect to such Leased Employee until December 31, 2010, unless terminated earlier by Spinco upon at least five business days’ prior written notice to GGP (the “Term”).

Section 2.3             Status of Leased Employees.

(a)           Leased Employees providing services to Spinco under this Agreement shall at all times during the Term remain employees of GGP solely for purposes of payroll, employment taxes, employee benefits, workers compensation and related obligations.  Spinco shall have the right to have GGP remove any Leased Employee as a service provider to Spinco.  GGP shall have the ultimate authority to make all termination decisions; provided, however, that GGP may only terminate a Leased Employee (i) at the request of Spinco or (ii) as determined by GGP in good faith.  GGP shall also have the ultimate authority to make all hiring decisions, but GGP shall make all reasonable efforts to accommodate Spinco’s needs and desires in operating its business.

(b)           All Leased Employees shall be subject to supervision and control solely by Spinco and its Affiliates, and GGP shall not have any authority or responsibility to exercise any supervision or control over Leased Employees.  In particular, Spinco and its Affiliates shall have full and exclusive responsibility to evaluate, train, supervise, promote, discipline and control the Leased Employees, and to determine which Leased Employees shall be designated to perform required tasks.  Certain Leased Employees may hold supervisory positions and, in such capacity (unless otherwise determined by Spinco), shall control and determine the procedures to be followed by other Leased Employees regarding the time, place and manner of performance of work for Spinco by the Leased Employees, including determination of hours of work, rest periods, lunch periods and the delegation and assignment of work; provided, however, that such Leased Employees having supervisory responsibilities shall adhere to all of GGP’s policies, practices and contractual obligations if any, concerning days of vacation, sick time, leave and all other terms and conditions of employment unless otherwise mutually agreed by the Parties.

(c)           Leased Employees shall not be treated as agents or representatives of GGP or any of its Affiliates and shall not have any authority or responsibility to enter into any contract or otherwise take any action in the name or on behalf of GGP or any of its Affiliates, except as may be specifically authorized in writing on or after the date hereof by GGP.  Likewise, Leased

3

Employees shall not have any authority or responsibility to enter into any contract in the name or on behalf of Spinco and its Affiliates, except as may be specifically authorized in writing by Spinco.

Section 2.4             Standards of Performance.

In performing GGP’s obligations under this Agreement, GGP agrees that it shall in good faith exercise the same standard of care as it has used to perform such services for its own account and for its other employees, except as mutually agreed in writing by GGP and Spinco.

Section 2.5             Employee Benefits Matters.

Throughout the Term, unless otherwise specified in this Agreement, GGP shall maintain, or continue participation in, for the benefit of all Leased Employees and, if applicable, Former Leased Employees, all employee benefit programs that GGP generally makes available to its employees as of the Plan Effective Date, including, but not limited to, qualified retirement plans, welfare plans, fringe benefit plans and workers’ compensation benefits.

ARTICLE 3

RESPONSIBILITIES OF SPINCO

Section 3.1             Reimbursement of Payroll Costs; Out-of Pocket Expenses.

(a)           Spinco shall pay GGP for all Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses attributable to all Leased Employees and Former Leased Employees.

(b)           During the Term and thereafter to the extent applicable, GGP shall supply Spinco with an invoice of all Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses as soon as practicable following the end of each pay period.  Payment shall be made by Spinco of these amounts invoiced via wire transfer of immediately available funds into a bank account designated by GGP within 15 days following the date the invoice.  To the extent any Direct Payroll Costs or Out-of-Pocket Expenses are not included within GGP’s payroll system and therefore not included in the invoices generated each pay period, GGP shall supply Spinco with an invoice of such Direct Payroll Costs or Out-of-Pocket Expenses as soon as practicable following payment by the GGP Group, but in no event later than fifteen (15) business days following the end of each month in which payment was made by the GGP Group.

(c)           GGP shall have no obligation to continue to employ any Leased Employee who is removed by Spinco, is not offered employment with Spinco concurrent with the expiration of the Term or does not accept employment with Spinco and, if GGP terminates any such Leased Employee, Spinco Shall be responsible for, and shall pay, any and all costs and expenses (including, without limitation, all severance benefits or costs) attributable to such terminated Leased Employee.  During the 90 day period following the termination of employment of a Leased Employee, GGP shall not re-employ such Leased Employee if such Leased Employee receives severance benefits.

4

ARTICLE 4

OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS

Section 4.1             The amount which Spinco is required to pay under this Agreement will be reduced by any Insurance Proceeds theretofore actually recovered in respect of the related Liability.  If a Party receives a payment (an “Indemnity Payment”) required by this Agreement from Spinco in respect of any Liability and subsequently receives Insurance Proceeds, then such Party will pay to Spinco an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by Spinco in respect of such Liability.

Section 4.2             An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  GGP shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which GGP is entitled in connection with any Liability for which GGP seeks indemnification pursuant to this Agreement; provided, that GGP’s inability to collect or recover any such Insurance Proceeds shall not limit Spinco’s obligations hereunder.

Section 4.3             Any Indemnity Payment under this Agreement shall be increased to take into account any inclusion in income of GGP arising from the receipt of such Indemnity Payment and shall be decreased to take into account any reduction in income of GGP arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that GGP, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

ARTICLE 5

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 5.1             Indemnification of GGP.

Spinco agrees to protect, indemnify, and hold harmless GGP and its affiliates, and their respective officers, directors, employees (including Leased Employees to the extent entitled to indemnification by GGP), and agents (“GGP Indemnified Parties”), from and against and in respect of any damages which result from, arise out of or relate to this Agreement and the employment or termination of employment of Leased Employees and Former Leased Employees, except to the extent arising from or relating to the willful misconduct or gross negligence of any GGP Indemnified Parties (other than Leased Employees).  For clarification and without limiting the generality of the foregoing, GGP shall not be responsible for any act or omission of any Leased Employee, and any such act or omission shall not constitute willful misconduct or gross negligence of GGP.

5

Section 5.2             Indemnification of Spinco.

GGP agrees to protect, indemnify and hold harmless Spinco and its affiliates, and their respective officers, directors, employees, and agents (“Spinco Indemnified Parties”), from and against and in respect of any damages which result from, arise out of or relate to this Agreement and the employment or termination of employment of Leased Employees and Former Leased Employees to the extent resulting from or attributable to willful misconduct or gross negligence of GGP (excluding Leased Employees).

Section 5.3             Incorporation of Separation Agreement.

The indemnification provisions in this Article 4 shall be subject to the same procedures as set forth in Section 5.5, Section 5.6, Section 5.7, Section 5.8 and Section 5.9 of the Separation Agreement.

ARTICLE 6

EMPLOYMENT TAX REPORTING

Consistent with the Leased Employees and Former Leased Employees being or having been employees of GGP, GGP shall respond to all questions and inquiries from Spinco, state and federal agencies, and other persons regarding payroll and employment data and history relating to the Leased Employees and Former Leased Employees for periods of employment with GGP.

ARTICLE 7

SEVERANCE BENEFITS

GGP shall notify Spinco in advance of any contemplated termination of employment of any Leased Employee prior to the termination of his or her employment if Spinco would be liable under the terms of this Agreement for any severance benefits or costs payable to, or on account of, the terminated Leased Employee.  Each Leased Employee shall be eligible for severance benefits, in the event of a termination of his or her employment during or at the end of the Term, in accordance with the provisions of GGP’s severance policy.

ARTICLE 8

COBRA AND HIPAA; FLEX PLAN

Section 8.1             COBRA and HIPAA.

(a)           GGP shall be solely responsible for the COBRA administration of GGP’s group health plans in respect of Leased Employees and Former Leased Employees (and their qualified beneficiaries), including providing the appropriate COBRA notices and making available any coverage required under COBRA in respect of such individuals for any qualifying event (as defined in COBRA) that occurs before they transfer to employment with Spinco and its Affiliates.

6

(b)           GGP shall provide a timely certificate of creditable coverage (within the meaning of HIPAA) to each Leased Employee (and his or her covered dependents) who transfers to employment with Spinco and its Affiliates for any HIPAA triggering event which occurs during such employee’s employment with GGP.

Section 8.2             Code Section 125 Benefits.

During the Term, the Leased Employees shall continue to participate in the flexible benefits plans sponsored by GGP, including any health care or dependent care spending account plans.

ARTICLE 9

RELATIONSHIP OF PARTIES

Section 9.1             Delivery of Information; Cooperation Between the Parties.

Spinco and GGP shall provide each other with all such information and materials reasonably necessary to effect GGP’s and Spinco’s prompt and complete performance of their duties and obligations under this Agreement.  The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

Section 9.2             Confidentiality.

All materials delivered by Spinco to GGP or GGP to Spinco pursuant to this Agreement shall be treated as confidential information unless required to be disclosed pursuant to law or an order of a court of competent jurisdiction.  The terms of this Section 7.2 shall survive termination of this Agreement.  In addition to the foregoing, the confidentiality provision contained in the Separation Agreement shall apply to this Agreement and be enforceable in accordance with the terms of the Separation Agreement.

Section 9.3             Contractor Relationship.

(a)           The Parties stipulate and agree that GGP and each Leased Employee is an independent contractor with respect to its, his or her duties to Spinco for all payroll, benefit and workers compensation purposes.

(b)           Unless otherwise agreed by the Parties, neither Spinco nor GGP shall represent to any party that any Leased Employee is an employee of Spinco, or that such Leased Employee’s relationship to Spinco is other than that of an independent contractor for purposes described in Section 7.3(a).

Section 9.4             Compliance with Law.

GGP and its employees (other than Leased Employees), and any contractors, subcontractors and other agents engaged by GGP, shall comply with all applicable laws in

7

connection with the employment or termination of employment of the Leased Employees and Former Leased Employees.

Section 9.5             Liability Insurance Coverages.

(a)           GGP shall obtain and keep in force at all times during the term of this Agreement liability insurance coverage relating to the acts, omissions or employment of all Leased Employees and Former Leased Employees, including general liability and workers compensation, as though the Leased Employees and Former Leased Employees had remained assigned to a facility operated by GGP.

(b)           Spinco shall obtain all necessary property and casualty and other liability coverage with respect to the premises at which the Leased Employees perform services, and with respect to any acts, omissions or the use of Leased Employees as is prudent under the circumstances.

ARTICLE 10

MISCELLANEOUS

Section 10.1           Captions.

The headings of the several Articles and Sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

Section 10.2           Governing Law.

This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law rules which might result in the application of the laws of another jurisdiction.

Section 10.3           Dispute Resolution.

In the event a dispute arises among the parties relating to this Agreement, the parties agree to resolve such dispute pursuant to the procedures set forth in Article VII of the Separation Agreement, and the procedures of Article VII of the Separation Agreement is hereby incorporated into this Agreement in its entirety.

Section 10.4           Waiver of Jury Trial.

Each of the parties hereto hereby waives the right to a trial by jury in any proceeding or litigation brought against any other party with respect to this Agreement or the transactions contemplated herein.  Each Party represents that this waiver is made knowingly and voluntarily after consultation with and upon advice of counsel and is a material part of this Agreement.

8

Section 10.5           Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be considered one and the same agreement.

Section 10.6           Notices.

Any notice or communication under this Agreement shall be made in a manner consistent with Section 8.5 of the Separation Agreement.

Section 10.7           Assignment.

This Agreement shall inure to the benefit of and be binding on the successors, assigns and legal representatives of each of the Parties; provided that no Party shall assign this Agreement without the written consent of each of the other Parties and any attempted assignment without said consent shall be null, void and without any effect ab initio; and provided, further, that no such assignment by either Party shall release the assignor from its obligations hereunder.

Section 10.8           Amendment.

This Agreement may not be amended, modified or any provision waived, except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the amendment, modification or waiver is sought.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waive of the performance of any other act or an identical act required to be performed at a later time.

Section 10.9           Expenses.

Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs of attorneys, accountants and consultants.

Section 10.10         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 10.11         No Third Party Beneficiaries.

The terms and provisions of this Agreement are intended solely for the benefit of the GGP and the Spinco and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

9

No Leased Employee, beneficiary or dependent of a Leased Employee or other person shall be regarded for any purpose as a third party beneficiary of this Agreement.

10

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL GROWTH MANAGEMENT, INC.

By:
Name:
Title:

GGP LIMITED PARTNERSHIP

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

11

EXHIBIT A

Direct Payroll Costs and Indirect Payroll Costs Methodology

Direct Payroll Costs:

The following Direct Payroll Costs will be billed each pay period to Spinco based on the applicable charges as indicated in GGP’s payroll system:

1.               Medical and prescription employer amounts (because GGP’s medical plan is self-funded, our systems allocate a deemed amount for the coverage each pay period to each participating employee)

2.               Kaiser and HMSA Hawaii medical coverage employer paid premiums

3.               Aetna Dental coverage employer paid premiums

4.               Vision Service Plan coverage employer paid premiums

5.               Hartford Basic Life/AD&D coverage employer paid premiums, including for the South Street Seaport union employees

6.               Short Term Disability payments made to applicable employees

7.               401(k) employer matching contributions

8.               Tuition reimbursement payments made to applicable employees

The following Direct Payroll Costs will be separately billed to Spinco as they are paid by the GGP Group:

1.     Retiree medical, dental and prescription coverage for the “Victoria Ward retirees”

2.     Retiree life insurance coverage for the “Victoria Ward retirees”

Indirect Payroll Costs:

Indirect Payroll Costs will be billed each pay period to Spinco as a percentage of the earnings reflected for the applicable employee in the applicable pay period, consistent with GGP’s usual internal accounting and payroll practices.  The rate is 2% for corporate employees and 4.25% for field employees.

12

Exhibit 20

Draft - 09/30/10

SURETY BOND INDEMNITY AGREEMENT

dated as of [·]

between

GENERAL GROWTH PROPERTIES, INC.

and

SPINCO, INC.

i

SURETY BOND INDEMNITY AGREEMENT

This Surety Bond Indemnity Agreement (this “Agreement”), dated as of [·], is by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and Spinco, Inc., a Delaware corporation (for itself, and on behalf of each of its subsidiaries, “Spinco”).

RECITALS

WHEREAS, GGP and Spinco entered into the Separation Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, certain members of the Spinco Group, as principal obligors, and the surety or bonding companies party thereto (the “Sureties”) have issued those certain surety bonds set forth on Exhibit A hereto (the “Spinco Bonds”), which are outstanding on the date hereof;

WHEREAS, GGP and certain of its Subsidiaries are parties to those certain indemnity agreements set forth on Exhibit B hereto (the “Indemnity Agreements”), pursuant to which GGP and its Subsidiaries party thereto are obligated to make premium payments in respect of the Spinco Bonds and indemnify the Sureties from and against all losses and liabilities they may incur or suffer in respect of the Spinco Bonds; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by GGP and Spinco on or prior to the Plan Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.

(b)           The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble.

“GGP” shall have the meaning set forth in the Preamble.

“Indemnity Agreements” shall have the meaning set forth in the Recitals.

“Losses” means all claims, liabilities, damages, awards, assessments, settlements, penalties, fines, judgments, losses, costs (including reasonable legal fees and reasonable consultants’ and experts’ fees and respective expenses), charges and expenses.

“Party” means GGP and Spinco individually, and “Parties” means GGP and Spinco collectively, and, in each case, their respective successors and permitted assigns.

“Reduced Availability” means an amount equal to the reduction in borrowing availability under GGP’s then current senior credit facility to the extent such reduction in availability relates to any or all of the Spinco Bonds.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Bond Financing Fee” means, as of the applicable date, the sum of (A) (i) the average daily balance of the Reduced Availability during the preceding calendar month with respect to each Spinco Bond that resulted in Reduced Availability during such time, in the aggregate, multiplied by (ii) an annual percentage rate of 2.0% plus (B) (i) the average daily balance of the Spinco Bond Exposure during the preceding calendar month with respect to each Spinco Bond that did not result in Reduced Availability during such time, in the aggregate, multiplied by (ii) an annual percentage rate of 1.0%.

“Spinco Bonds” shall have the meaning set forth in the Recitals.

“Spinco Bond Exposure” means an amount equal to the exposure of the GGP Group related to a particular Spinco Bond, which amount is initially set forth in the column titled “Bond Remaining Exposure” in the spreadsheet attached hereto as Exhibit A, and which amount Spinco may, in good faith consultation with GGP, update from time to time to reflect reductions in such exposure; provided, however, that Spinco shall provide GGP with evidence supporting the amount of any such reduction that is reasonably acceptable, in form and substance, to GGP; provided, further, that the amount of any Spinco Bond Exposure shall be reduced by the amount of any collateral posted hereafter by Spinco or any other member of the Spinco Group pursuant to Section 2.08 or otherwise.

“Sureties” shall have the meaning set forth in the Recitals.

ARTICLE II

OBLIGATIONS WITH RESPECT TO SPINCO BONDS

Section 2.01.  Bond Payments; Indemnification.  Spinco shall, and shall cause its applicable Subsidiaries that are the principal obligors under the Spinco Bonds to:

(a)           pay directly (if requested by GGP), or promptly reimburse GGP for the payment hereafter of, all premiums, including any renewal premiums, with respect to the Spinco Bonds as they become due; provided, that, with respect to any Spinco Bond that is terminated, the premium payable by Spinco shall be pro rated for the month of termination, and no premium payments shall thereafter be due in respect of such Spinco Bond;

(b)           indemnify GGP and each other member of the GGP Group from and against, and pay to GGP or the applicable member of the GGP Group the amount of, any and all Losses arising out of or related to the Spinco Bonds, whether pursuant to the Indemnity Agreements or

2

otherwise (except to the extent attributable to the GGP Group’s gross negligence or willful misconduct with respect to administering the applicable Surety relationship); and

(c)           pay to GGP or its designee the Spinco Bond Financing Fee, monthly in arrears on or before the tenth day of each month.

Section 2.02.  Taxes.  Without limiting any provisions of this Agreement, Spinco shall pay any sales, use and other similar taxes imposed on, or payable with respect to, any amounts, including the Spinco Bond Financing Fee, payable by it pursuant to this Agreement; provided, however, that Spinco shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, any amounts, including the Spinco Bond Financing Fee, payable by it pursuant to this Agreement.

Section 2.03.  Spinco Covenants.  Spinco shall, and shall cause its Subsidiaries that are the principal obligors under the Spinco Bonds to:

(a)           use commercially reasonable efforts to replace, as promptly as practicable following the date of this Agreement, each of the Spinco Bonds with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group; provided, however, that, no later than twenty-four (24) months following the Plan Effective Date, Spinco shall replace, or cause the replacement of, each of the Spinco Bonds with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group;

(b)           use commercially reasonable efforts to cause the face amount of each outstanding Spinco Bond to be reduced from time to time during the term of this Agreement to reflect the then-remaining exposure under such Spinco Bond; and

(c)           perform all work in accordance with the obligations underlying the Spinco Bonds.

Section 2.04.  No Right to Set-Off.  Spinco shall pay in full all amounts required pursuant to Section 2.01 hereof and shall not set off, counterclaim or otherwise withhold any amount owed to any member of the GGP Group under this Agreement on account of any obligation owed by members of the GGP Group to members of the Spinco Group that have not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 2.05.  Notices.  Each party agrees to promptly provide to the other party a copy of all written notices or other written correspondence received by such party or any member of such party’s Group with respect to any Spinco Bond or any Indemnity Agreement related to any Spinco Bond.

Section 2.06.  Indemnification Procedures.  The provisions of Article V of the Separation  Agreement shall govern claims for indemnification under this Agreement.

Section 2.07.  Dispute Resolution.  The provisions of Article VIII of the Separation  Agreement shall govern resolution of any dispute, controversy or claim arising out of this Agreement.

3

Section 2.08.  Request for Discharge or Posting of Collateral under Indemnity Agreements.  In the event that a Surety under any Indemnity Agreement shall take any steps to require, in accordance with the terms of such Indemnity Agreement, that GGP (or a GGP affiliate that is bound by such Indemnity Agreement) post any collateral, in whatever form such collateral is required, GGP shall notify Spinco of such requirement, and Spinco shall promptly provide, or cause to be provided, the required collateral to such Surety in accordance with the terms of such Indemnity Agreement, or otherwise make provision acceptable to the Surety in accordance with the terms of such Indemnity Agreement, and Spinco shall promptly reimburse GGP for any amounts incurred or paid by GGP and its affiliates in connection with Spinco’s non-compliance with such requirement to post collateral.  Similarly, if any Surety shall require, in accordance with the terms of the applicable Indemnity Agreement, that GGP (or a GGP affiliate that is bound by such Indemnity Agreement) procure the discharge of the Surety from any Spinco Bond, GGP shall, or shall cause a GGP affiliate to, procure the discharge of such Surety from such Spinco Bond in the manner required by the applicable Indemnity Agreement, and Spinco shall promptly reimburse GGP for any amounts incurred or paid by GGP and its affiliates in connection with the procurement of such discharge.  For the purposes of clarity, this Section 2.08 is not intended to and shall not be construed to expand the express obligations of GGP (or any affiliate thereof) under any Spinco Bond, and in no event shall this Section 2.08 be interpreted to require GGP or an affiliate thereof, or Spinco or an affiliate thereof, to provide any collateral to, or secure any discharge of, a Surety except in accordance with, and pursuant to the terms of, the applicable Spinco Bond, the related Indemnity Agreement or this Agreement, as applicable.

Section 2.09.          Return of Collateral.  Any collateral posted prior to the date hereof by any member of the GGP Group or by any member of the Spinco Group, and any collateral posted on or after the date hereof by any member of the GGP Group, in each case in connection with the Spinco Bonds, shall, upon release, be returned to GGP (or its designees) and shall belong to GGP (or such designee) as its sole and separate property.  Any collateral posted on or after the date hereof by any member of the Spinco Group in connection with the Spinco Bonds shall, upon release, be returned to Spinco (or its designees) and shall belong to Spinco (or such designee) as its sole and separate property.

ARTICLE III

TERM AND TERMINATION

Section 3.01.  Term and Termination.  This Agreement shall commence immediately upon the Plan Effective Date and shall terminate as to each Spinco Bond listed on Exhibit A upon the earlier to occur of: (i) the earliest date on which such Spinco Bond has been discharged, replaced or otherwise terminated, as demonstrated to GGP’s reasonable satisfaction by competent legal evidence; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

Section 3.02.  Effect of Termination.  Upon termination of this Agreement, Spinco shall have no obligation to pay any fees or charges set forth in Section 2.01; provided, that Spinco shall remain obligated to GGP for the Spinco Bond Financing Fees and any other charges set forth in Section 2.01 owed and payable on or prior to the effective date of termination.  Upon a termination of this Agreement, Section 2.01(b) (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article IV and liability for all due and unpaid Spinco Bond Financing Fees and any other charges set forth in Section 2.01 shall continue to survive indefinitely.

4

ARTICLE IV

GENERAL PROVISIONS

Section 4.01.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.01):

(i)            if to GGP:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attention:          General Counsel

Facsimile:          (312) 960-5485

(ii)           if to Spinco:

Spinco, Inc.

[INSERT ADDRESS]

(iii)          in each case, with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:          Gary Holtzer and Marcia Goldstein

Facsimile:          (212) 310-8007

Section 4.02.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 4.03.  Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

5

Section 4.04.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of GGP and the members of the GGP Group and Spinco and the members of the Spinco Group and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 4.05.  Governing Law.  This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 4.06.  Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement, signed by all the Parties.

Section 4.07.  Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 4.08.  Counterparts.  This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 4.09.  Assignability; Divestitures.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GGP and Spinco, except that:

6

(a)           each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that no such assignment shall release GGP or Spinco, as the case may be, from any liability or obligation under this Agreement; and

(b)           in connection with the divestiture of any Subsidiary or business of Spinco to an acquiror, Spinco (or its applicable selling Subsidiary) shall, as a condition precedent to closing such transaction, cause such acquiror to replace all Spinco Bonds issued on behalf of such Subsidiary or business with a new surety bond, letter of credit or similar instrument (or otherwise discharge or terminate such Spinco Bond in a manner) that does not involve any recourse to any member of the GGP Group, and Spinco shall provide evidence in form and substance reasonably satisfactory to GGP of such replacement, discharge or termination; provided, that any and all costs and expenses incurred in connection therewith shall be borne solely by Spinco.

Section 4.10.  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

Section 4.11.  Non-Recourse.  Other than the GGP Group and the Spinco Group, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either GGP or Spinco or their respective Subsidiaries shall have any liability for any obligations or liabilities of GGP or Spinco, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

7

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Signature Page to Surety Bond Indemnity Agreement

Exhibit A

Spinco Bonds

Attached.

Exhibit B

Indemnity Agreements

1.                                       General Indemnity Agreement, dated as of January 10, 2007, by and among General Growth Properties, Inc., GGP Limited Partnership, GGPLP, L.L.C., The Rouse Company, LP and General Growth Management, Inc., as Indemnitors, and Hartford Fire Insurance Company and its affiliates, as Sureties.

2.                                       General Agreement of Indemnity, dated as of January 24, 2005, by and among General Growth Properties, Inc., as Indemnitor, and Safeco Insurance Company of America and certain of its affiliated insurance companies, as Sureties.

3.                                       General Contract of Indemnity, dated as of February 2, 2005, by and among General Growth Properties, Inc. and GGP Limited Partnership, as Indemnitors, and Travelers Casualty and Surety Company of America, St. Paul Fire and Marine Insurance Company and their affiliates, as Sureties.

4.                                       General Agreement of Indemnity, dated as of April 28, 2003, by and between General Growth Properties, Inc., as Indemnitor, and CNA Financial Corporation, as Surety.

5.                                       General Agreement of Indemnity, dated as of June 29, 2010, by and between The Howard Research and Development Corporation, as Indemnitor, and Liberty Mutual Surety Company, as Surety.

6.                                       Any other indemnity agreements entered into on or after the date of this Agreement, pursuant to which GGP and/or its then current Subsidiaries are obligated to make premium payments in respect of the Spinco Bonds and/or indemnify the surety party thereto from and against losses and liabilities it may incur or suffer in respect of the Spinco Bonds.

Exhibit 21

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into September 8, 2010 by and among General Growth Properties, Inc., a Delaware corporation (the “Company”), General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and together with the Company, the “Companies”), and Adam S. Metz (the “Executive”), shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the Southern District of New York with respect to the Companies’ Joint plan of reorganization in the matter of In re General Growth Properties, Inc., et al, Case No. 09-11977 (ALG) (such plan, the “Plan of Reorganization” and such date, the “Confirmation Date”) and shall become effective as of the effective date of the Plan of Reorganization, or if earlier, January 1, 2011 (the “Effective Date”).

RECITALS

The Executive is currently employed as the Company’s Chief Executive Officer and the Company desires to extend the employment of the Executive on and after the Effective Date upon and subject to the terms and conditions set forth in this Agreement, and the Executive wishes to extend his employment upon and subject to such terms and conditions;

The parties are parties to that certain employment agreement dated November 2, 2008, effective as of October 26, 2008, and as amended effective as of March 6, 2009 (such employment agreement, together with amendments, the “Predecessor Agreement”) which remains in effect;

The parties desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety effective as of the Effective Date;

The Company has adopted and implemented or will adopt and implement an equity incentive plan (“Equity Incentive Plan”) as of the Confirmation Date, pursuant to the Plan of Reorganization;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Employment Period”).

2.             Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and of the Partnership, with the appropriate authority, duties and responsibilities attendant to such position and any other duties commensurate with the position of Chief Executive Officer of the Company and of the Partnership that may be reasonably assigned by the Company’s Board of Directors (the “Board”).  The

Executive shall report solely to the Board.  The Company shall cause the Executive to be nominated for election to the Board during the Employment Period.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate boards or committees on which he serves as of the Effective Date and, with prior approval of the Board, on other corporate boards or committees, (B) serve on civic or charitable boards or committees, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, that during the Employment Period, the Executive shall not hold any other management positions at other companies.

(b)           Compensation.

(i)            Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $1,500,000 payable in equal installments in accordance with the Partnership’s normal payroll practice for its senior executives, subject to the Executive’s continued active employment with the Company and the Partnership.

(ii)           Bonus.  Commencing with the Company’s fiscal year commencing on or immediately on or after the Effective Date and during the Employment Period, the Executive shall be eligible under the Company’s annual bonus plan in effect from time to time for a target annual bonus opportunity of $3,000,000, which is the sum of the quarterly Fixed Bonus ($2 million per year) and the Discretionary Bonus ($1 million per year) amounts under the Predecessor Agreement (the “Target Annual Bonus”), subject to such performance measures and objectives as may be established by the Board from time to time in consultation with the Executive under the Company’s annual bonus plan, including variations in amount based on the level of performance achieved, consistent with the formula for other senior executives of the Company.  The Executive shall continue to participate in the Cash Value Added Incentive Compensation Plan for the 2010 fiscal year.

(iii)          Equity Incentives.  Executive shall be granted 125,000 shares of restricted common stock, par value $.01 of the Company (the “Restricted Stock Grant”) under the Equity Incentive Plan as of the Effective Date.  Executive may make a so-called “Section 83(b)” election with respect to the Restricted Stock Grant within 30 days after the date of grant thereof .  The Restricted Stock Grant shall cliff vest 100% on the first anniversary of the grant date, and shall be subject to the terms and conditions set forth in an award agreement under the Equity Incentive Plan, which shall not be inconsistent herewith.

(iv)          Indemnification and Liability Insurance.  The Company shall continue to indemnify the Executive pursuant to the Indemnification Agreement between

2

the Company and the Executive, dated as of February 25, 2009 (the “Indemnification Agreement”), and the indemnification provided therein shall continue for a period of 6 years following the time the Executive’s employment is terminated, or for such longer period as may be provided in the Company’s bylaws or permitted under applicable law.

(c)           Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to other senior officers of the Company.  The Executive acknowledges that he, his spouse and his eligible dependants do not participate in the Company’s medical and dental plans as of the Effective Date, and that the Executive may enroll during his employment with the Company in such plans only during open enrollment periods applicable to employees of the Company generally.  During the Employment Period, so long as he and his dependents are not covered under a group health plan maintained by the Company, the Company shall pay Executive monthly in advance (a) an amount equal to the employer portion of the “premium” for the Company’s active employees under the Company’s PPO2 Medical/Rx Family Plan or any successor thereto under the maximum coverage level available thereunder (“Medical Premiums”) and (b) an additional amount such that after paying federal, state, local and any other taxes on the Medical Premiums and such amount, Executive retains an amount equal to the Medical Premiums (the sum of (a) and (b), the “Medical Premium Reimbursement”).  The Executive shall be entitled to paid annual vacation totaling four weeks per year in accordance with the Company’s vacation policy in effect from time to time.

(d)           Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in connection with the business affairs of the Company and the performance of Executive’s duties hereunder, in accordance with Company policy, as in effect from time to time.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Company’s receipt of such notice by the Executive (the “Disability Effective Date”), provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall have the meaning ascribed under the Company’s long term disability plan applicable to the Executive.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

3

(i)            conviction by a court of competent jurisdiction of a felony under Federal law or the law of the state in which such action occurred;

(ii)           willful dishonesty in the course of fulfilling the Executive’s material employment duties;

(iii)          commission of a material act of fraud or embezzlement;

(iv)          willful failure to substantially perform the Executive’s responsibilities under this Agreement;

(v)           willfully (x) impeding, (y) endeavoring to influence, obstruct or impede or (z) failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or a governmental department or agency;

unless, in the case of clauses (ii) through (v), the event constituting Cause is curable and has been cured to the extent possible by the Executive within 30 business days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  “Cause” shall not include bad judgment or failure of the Company or Partnership to meet financial performance objectives.  The cessation of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.  Notwithstanding the foregoing, if the Board reasonably believes in good faith that facts exist that may justify a termination for Cause, the Board retains the right to (i) immediately terminate the Executive’s employment (without any obligation to pay or provide any benefits described in Section 4), and (ii) call the Board meeting and comply with the other requirements described in the preceding sentence within 90 days thereafter (the “Determination Period”); provided that promptly following the Determination Period, the Executive shall be paid or provided the applicable benefits described in Section 4.  If the Company does not deliver to the Executive a Notice of Termination within 90 days after any member of the Board who is not a party to such act or omission has had knowledge, or should have had knowledge, that an event constituting Cause has occurred, the event will no longer constitute Cause.

4

(c)           Resignation.  The Executive may terminate the Executive’s employment during the Employment Period for any reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in the Executive’s duties or responsibilities, (ii) a material reduction of the Executive’s salary, (iii) a requirement that the Executive report to any employee of the Company or an executive Chairman of the Board; (iv) the relocation of the Executive’s principal place of employment, as of the Effective Date, to a location that increases the Executive’s commuting distance by more than 50 miles, (v) a material breach of this Agreement by the Companies, or (vi) the failure by the Companies to obtain written assumption of this Agreement by a purchaser or successor of the Company; provided, that, the Executive must provide a Notice of Termination to the Company within 60 days of the occurrence of the event constituting Good Reason, and in the event the Executive provides notice of Good Reason pursuant to clause (i), (ii), (iii) or (v) above, the Company shall have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice.

(d)           Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company, hereunder, or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action) (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive’s death or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by expiration of this Agreement, the date of expiration of this Agreement.

4.             Obligations of the Company upon Termination.

(a)           Other Than For Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if Executive shall terminate his employment for Good Reason, or if the Executive’s employment shall terminate because of the expiration of the Agreement, the Company shall have no further obligations to the Executive except as follows:

5

(i)            the Company shall pay or provide the Executive, to the extent not theretofore paid, (A) a lump sum in cash within 5 days after the Date of Termination an amount equal to the sum of (1) the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary) through the Date of Termination, (2) the Annual Bonus earned under the Cash Value Added Incentive Plan for years ending prior to the year in which the Date of Termination occurs, (3) the Medical Premium Reimbursement through the Date of Termination, and (B)  any other amounts or benefits required to be paid or provided or to which the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination, (the total of (A) and (B), the “Accrued Benefits”);

(ii)           the Company shall pay the Executive a pro rata portion of the annual bonus for the year in which the Date of Termination occurs, in an amount determined by multiplying the annual bonus that would have been payable if Executive had remained employed until the payment date for such annual bonus by a fraction, the numerator of which is the number of days in the applicable performance year prior to and including the Date of Termination and the denominator of which is 365;  provided that if the Date of Termination is the last day of the Employment Period, such additional amount shall be the full amount of bonus payable for the year in which the Date of Termination occurs, without pro ration.  The amount described in this Section 4(a)(ii) shall be paid at the same time as the annual bonus for such year is paid to other executives of the Company; provided it shall be paid no later than March 15 of the year following the year in which the Date of Termination occurs.

(iii)          the Company shall pay the Executive a lump sum in cash within 5 days after the Date of Termination (subject to Section 4(d)) in an amount equal to 75% of the sum of the Annual Base Salary plus the Target Annual Bonus;

(iv)          the Restricted Stock Grant shall become 100% vested and, if Executive has been granted awards under the Equity Incentive Plan, then, such awards shall become 100% vested, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination, unless the award agreement provides for more rapid vesting or a longer exercise period (in which case the terms of the award agreement shall apply);

(v)           the Company shall provide coverage or pay an amount equal to the applicable COBRA premium rate, if any, for the Executive, his spouse and his eligible dependents (the “COBRA Benefits”) through the eighteen-month anniversary of the Date of Termination with respect to any welfare benefits for which the Executive elects COBRA coverage, or, to the extent that Executive, his spouse and dependents are not eligible to elect COBRA coverage, to pay an amount equal to eighteen times the monthly Medical Premium Reimbursement in cash in a lump sum 5 days after the Date of Termination; and

6

(vi)          the shall transfer title to Executive, and Executive shall be entitled to keep all Company-owned electronic equipment (BlackBerry, i-pad, laptop computer, cell phone) used by the Executive during the Employment Period.

(b)           Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination without Cause) or Disability, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate) (i) the Accrued Benefits;  (ii) a pro rata amount of the Target Annual Bonus for the year in which the Date of Termination occurs (in the same ratio that the number of days of actual employment through the Date of Termination bears to 365 days), paid in a lump sum in cash no later than five days after the Date of Termination; (iii) the Restricted Stock Grant shall become 100% vested, and (iv) unless the applicable award agreement provides for more rapid vesting or a longer period to exercise (in which case the terms of the award agreement shall apply), all of Executive’s outstanding stock options or other equity-based awards shall vest, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination.

(c)           For Cause; Resignation Without Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive the Accrued Benefits.

(d)           Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a)(ii) through (vi) unless, prior to payment, the parties hereto have entered into a release substantially in the form attached hereto as Attachment A (for which the applicable 7-day revocation period has expired) within 55 days following the Date of Termination, under which the Executive releases the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement, the KEIP or any option or equity award).  The Company and the Partnership shall tender the release to the Executive within 2 business days of the Executive’s Date of Termination, and if the period within which Executive must execute the release would begin in one calendar year and expire in the following calendar year, then any payments contingent on execution (and non-revocation) of such release shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(e)           Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its affiliates; provided, however, that if the Executive

7

refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.             KEIP Unaffected.  Executive is entitled to payments under that certain General Growth Properties, Inc. Key Employee Incentive Plan (the “KEIP”).  Nothing in this Agreement shall affect Executive’s rights under the KEIP, regardless of whether Executive terminates employment for any reason prior to or at the expiration of this Agreement.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.             Section 4999 of the Code.

(a)           General Rules.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the Executive’s actual marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the Executive’s actual marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.  Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of

8

the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  In the event that the Payments would be reduced as provided in this Section 7(a), then such reduction shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, the Payments will be reduced in the inverse order of when the Payments would have been made to Executive until the reduction specified is achieved.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)           Determinations.  Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than 30 days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or

9

Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  In the event that the Company makes a Gross-Up Payment to the Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.  In the event that amounts payable to Executive under this Agreement were reduced pursuant to the third sentence of Section 7(a) and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of the third sentence of Section 7(a) up to the Safe Harbor Cap.

8.             Covenants Not to Solicit Company Employees; Confidential Information.

(a)           Non-Solicit.  During the Employment Period, and for a one-year period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Companies) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)           Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations.  The Executive further

10

recognizes and acknowledges that all confidential information is the exclusive property of the Company and its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and (iii) with the prior written consent of the Company.

(c)           Survival.  Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.

(d)           Cease Payments.  In the event that the Executive materially breaches Section 7(a), 7(b) or 7(i), the Company’s obligation to make or provide payments or benefits under Section 4 or 6 shall cease.

(e)           Non-disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Company, any of its affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer, and his direct reports, not to in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony, from otherwise making good faith statements in connection with legal investigations or other proceedings, or from responding to disparaging or derogatory remarks made by the other party whether or not in breach of this Section 7.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns.

(c)           The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business

11

and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.          Disputes.

(a)           Jurisdiction and Choice of Forum.  All disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Chicago, Illinois, as the sole and exclusive remedy of either party. The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

(b)           Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within that State.

(c)           Costs.  The Company shall reimburse all reasonable legal fees and expenses in connection with (i) the negotiation of this Agreement and (ii) any dispute, arbitration or legal proceeding relating to the employment of the Executive or the provisions of this Agreement if the Executive substantially prevails on any claim in any such dispute, arbitration or legal proceeding.

11.          Section 409A of the Code.

(a)           This Agreement shall be construed to avoid the imposition of additional taxes, interest and penalties pursuant to Section 409A.  To the extent that the Executive would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Date of termination would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six-month anniversary of the Date of Termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Executive’s death.  In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h).  To the extent applicable, each severance payment made under this Agreement shall be

12

deemed to be separate payments, amounts payable under Section 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.

(b)           Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of the Executive’s third taxable year following the taxable year in which the Executive’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.          Miscellaneous.

(a)           Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

If to the Company:

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL  60606
Telecopy Number:  312-960-5485
Attention:  Office of the General Counsel

13

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(g)           Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

(h)           Section References; Captions.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

14

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors or other duly authorized governing body, the Companies have caused these presents to be executed in its name on their behalf, all as of the Effective Date.

EXECUTIVE

/s/ Adam S. Metz
Adam S. Metz

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

15

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Adam S. Metz (hereinafter “Executive”), General Growth Properties, Inc., a Delaware corporation (the “Company”), and General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and collectively, the “Companies”).

The parties previously entered into an employment agreement dated                              , 2010 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release.  Executive has had a termination of employment pursuant to such employment agreement.

NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Companies agree as follows:

1.             Executive expressly waives and releases the Companies, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Companies and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Companies or termination of such employment, including but not limited to any and all claims under the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

16

4.             Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (“Effective Date”).

5.             Executive and the Companies agree that neither this Release nor the performance hereunder constitutes an admission by either the Company or the Partnership of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

6.             This Release shall be construed and enforced pursuant to the laws of the State of Illinois as to substance and procedure, including all questions of conflicts of laws.

7.             This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, the General Growth Properties, Inc. Key Employee Incentive Plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or the Partnership, (b) any claim under or based on a breach of this Release or Sections 4, 5, 8(e), 9, or 10 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with the Executive is otherwise entitled in accordance with Executive’s Employment Agreement.

9.             EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

17

EXECUTIVE

Adam S. Metz

GENERAL GROWTH PROPERTIES, INC.
By:
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner
By:
	Name:	Ronald Gern
	Title:	General Counsel

18

Exhibit 22

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into September 8, 2010 by and among General Growth Properties, Inc., a Delaware corporation (the “Company”), General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and together with the Company, the “Companies”), and Thomas H. Nolan (the “Executive”), shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the Southern District of New York with respect to the Companies’ Joint plan of reorganization in the matter of In re General Growth Properties, Inc., et al, Case No. 09-11977 (ALG) (such plan, the “Plan of Reorganization” and such date, the “Confirmation Date”) and shall become effective as of the effective date of the Plan of Reorganization, or if earlier, January 1, 2011 (the “Effective Date”).

RECITALS

The Executive is currently employed as the Company’s President and Chief Operating Officer and the Company desires to extend the employment of the Executive on and after the Effective Date upon and subject to the terms and conditions set forth in this Agreement, and the Executive wishes to extend his employment upon and subject to such terms and conditions;

The parties are parties to that certain employment agreement dated November 2, 2008, effective as of October 26, 2008, and as amended effective as of March 6, 2009 (such employment agreement, together with amendments, the “Predecessor Agreement”) which remains in effect;

The parties desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety effective as of the Effective Date;

The Company has adopted and implemented or will adopt and implement an equity incentive plan (“Equity Incentive Plan”) as of the Confirmation Date, pursuant to the Plan of Reorganization;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Employment Period”).

2.             Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and of the Partnership, with the appropriate authority, duties and responsibilities attendant to such position and any other duties commensurate with the position of President and Chief Operating Officer of the Company and of the Partnership that may be reasonably assigned by the Company’s

Chief Executive Officer.  The Executive shall report to the Company’s Chief Executive Officer.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate boards or committees on which he serves as of the Effective Date and, with prior approval of the Board of Directors of the Company (the “Board”), on other corporate boards or committees, (B) serve on civic or charitable boards or committees, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, that during the Employment Period, the Executive shall not hold any other management positions at other companies.

(b)           Compensation.

(i)            Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $1,250,000 payable in equal installments in accordance with the Partnership’s normal payroll practice for its senior executives, subject to the Executive’s continued active employment with the Company and the Partnership.

(ii)           Bonus.  Commencing with the Company’s fiscal year commencing on or immediately on or after the Effective Date and during the Employment Period, the Executive shall be eligible under the Company’s annual bonus plan in effect from time to time for a target annual bonus opportunity of $2,400,000, which is the sum of the quarterly Fixed Bonus ($1.6 million per year) and the Discretionary Bonus ($800,000 per year) amounts under the Predecessor Agreement (the “Target Annual Bonus”), subject to such performance measures and objectives as may be established by the Board from time to time under the Company’s annual bonus plan, including variations in amount based on the level of performance achieved, consistent with the formula for other senior executives of the Company.  The Executive shall continue to participate in the Cash Value Added Incentive Compensation Plan for the 2010 fiscal year.

(iii)          Equity Incentives.  Executive shall be granted 100,000 shares of restricted common stock, par value $.01 of the Company (the “Restricted Stock Grant”) under the Equity Incentive Plan as of the Effective Date.  Executive may make a so-called “Section 83(b)” election with respect to the Restricted Stock Grant within 30 days after the date of grant thereof .  The Restricted Stock Grant shall cliff vest 100% on the first anniversary of the grant date, and shall be subject to the terms and conditions set forth in an award agreement under the Equity Incentive Plan, which shall not be inconsistent herewith.

(iv)          Indemnification and Liability Insurance.  The Company shall continue to indemnify the Executive pursuant to the Indemnification Agreement between

2

the Company and the Executive, dated as of February 25, 2009 (the “Indemnification Agreement”), and the indemnification provided therein shall continue for a period of 6 years following the time the Executive’s employment is terminated, or for such longer period as may be provided in the Company’s bylaws or permitted under applicable law.

(c)           Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to other senior officers of the Company.  The Executive shall be entitled to paid annual vacation totaling four weeks per year in accordance with the Company’s vacation policy in effect from time to time.

(d)           Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in connection with the business affairs of the Company and the performance of Executive’s duties hereunder, in accordance with Company policy, as in effect from time to time.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Company’s receipt of such notice by the Executive (the “Disability Effective Date”), provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall have the meaning ascribed under the Company’s long term disability plan applicable to the Executive.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)            conviction by a court of competent jurisdiction of a felony under Federal law or the law of the state in which such action occurred;

(ii)           willful dishonesty in the course of fulfilling the Executive’s material employment duties;

(iii)          commission of a material act of fraud or embezzlement;

(iv)          willful failure to substantially perform the Executive’s responsibilities under this Agreement;

(v)           willfully (x) impeding, (y) endeavoring to influence, obstruct or impede or (z) failure to materially cooperate with an investigation

3

authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or a governmental department or agency;

unless, in the case of clauses (ii) through (v), the event constituting Cause is curable and has been cured to the extent possible by the Executive within 30 business days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  “Cause” shall not include bad judgment or failure of the Company or Partnership to meet financial performance objectives.  The cessation of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.  Notwithstanding the foregoing, if the Board reasonably believes in good faith that facts exist that may justify a termination for Cause, the Board retains the right to (i) immediately terminate the Executive’s employment (without any obligation to pay or provide any benefits described in Section 4), and (ii) call the Board meeting and comply with the other requirements described in the preceding sentence within 90 days thereafter (the “Determination Period”); provided that promptly following the Determination Period, the Executive shall be paid or provided the applicable benefits described in Section 4.  If the Company does not deliver to the Executive a Notice of Termination within 90 days after any member of the Board who is not a party to such act or omission has had knowledge, or should have had knowledge, that an event constituting Cause has occurred, the event will no longer constitute Cause.

(c)           Resignation.  The Executive may terminate the Executive’s employment during the Employment Period for any reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in the Executive’s duties or responsibilities, (ii) a material reduction of the Executive’s salary, (iii) a requirement that the Executive report to any one other than the Chief Executive Officer of the Company;  (iv) other material negative change in Executive’s service relationship with the Company, it being understood that under the circumstances a requirement to report to any one other than Adam Metz, the Chief Executive Officer of the Company would be such a material negative change; (v) the relocation of the Executive’s principal place of employment, as of the Effective Date, to a location that increases the Executive’s commuting distance by more than 50 miles, (vi) a material breach of this Agreement by the Companies, or (vii) the failure by the Companies to obtain written assumption of this Agreement by a purchaser or successor of the Company; provided, that, the Executive must provide a

4

Notice of Termination to the Company within 60 days of the occurrence of the event constituting Good Reason, and in the event the Executive provides notice of Good Reason pursuant to clause (i), (ii), (iii) (vi) or (vii) above, the Company shall have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice.

(d)           Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company, hereunder, or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action) (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive’s death or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by expiration of this Agreement, the date of expiration of this Agreement.

4.             Obligations of the Company upon Termination.

(a)           Other Than For Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if Executive shall terminate his employment for Good Reason, or if the Executive’s employment shall terminate because of the expiration of the Agreement, the Company shall have no further obligations to the Executive except as follows:

(i)            the Company shall pay or provide the Executive, to the extent not theretofore paid,  (A) a lump sum in cash within 5 days after the Date of Termination an amount equal to the sum of (1) the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary) through the Date of Termination, and (2) the Annual Bonus earned under the Cash Value Added Incentive Plan for years ending prior to the year in which the Date of Termination occurs,   and (B)  any other amounts or benefits required to be paid or provided or to which the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated

5

companies through the Date of Termination, (the total of (A) and (B), the “Accrued Benefits”);

(ii)           the Company shall pay the Executive a pro rata portion of the annual bonus for the year in which the Date of Termination occurs, in an amount determined by multiplying the annual bonus that would have been payable if Executive had remained employed until the payment date for such annual bonus by a fraction, the numerator of which is the number of days in the applicable performance year prior to and including the Date of Termination and the denominator of which is 365;  provided that if the Date of Termination is the last day of the Employment Period, such additional amount shall be the full amount of bonus payable for the year in which the Date of Termination occurs, without pro ration.  The amount described in this Section 4(a)(ii) shall be paid at the same time as the annual bonus for such year is paid to other executives of the Company; provided it shall be paid no later than March 15 of the year following the year in which the Date of Termination occurs.

(iii)          the Company shall pay the Executive a lump sum in cash within 5 days after the Date of Termination (subject to Section 4(d)) in an amount equal to 75% of the sum of the Annual Base Salary plus the Target Annual Bonus;

(iv)          the Restricted Stock Grant shall become 100% vested and, if Executive has been granted awards under the Equity Incentive Plan, then, such awards shall become 100% vested, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination, unless the award agreement provides for more rapid vesting or a longer exercise period (in which case the terms of the award agreement shall apply);

(v)           the Company shall provide coverage or pay an amount equal to the applicable COBRA premium rate, if any, for the Executive, his spouse and his eligible dependents (the “COBRA Benefits”) through the eighteen-month anniversary of the Date of Termination with respect to any welfare benefits for which the Executive elects COBRA coverage; and

(vi)          the shall transfer title to Executive, and Executive shall be entitled to keep all Company-owned electronic equipment (BlackBerry, i-pad, laptop computer, cell phone) used by the Executive during the Employment Period.

(b)           Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination without Cause) or Disability, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate) (i) the Accrued Benefits;  (ii) a pro rata amount of the Target Annual Bonus for the year in which the Date of Termination occurs (in the same ratio that the number of days of actual employment through the Date of Termination bears to 365 days), paid in a lump sum in

6

cash no later than five days after the Date of Termination; (iii) the Restricted Stock Grant shall become 100% vested, and (iv) unless the applicable award agreement provides for more rapid vesting or a longer period to exercise (in which case the terms of the award agreement shall apply), all of Executive’s outstanding stock options or other equity-based awards shall vest, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination.

(c)           For Cause; Resignation Without Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive the Accrued Benefits.

(d)           Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a)(ii) through (vi) unless, prior to payment, the parties hereto have entered into a release substantially in the form attached hereto as Attachment A (for which the applicable 7-day revocation period has expired) within 55 days following the Date of Termination, under which the Executive releases the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement, the KEIP or any option or equity award).  The Company and the Partnership shall tender the release to the Executive within 2 business days of the Executive’s Date of Termination, and if the period within which Executive must execute the release would begin in one calendar year and expire in the following calendar year, then any payments contingent on execution (and non-revocation) of such release shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(e)           Resignation from Certain Positions.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.             KEIP Unaffected.  Executive is entitled to payments under that certain General Growth Properties, Inc. Key Employee Incentive Plan (the “KEIP”).  Nothing in this Agreement shall affect Executive’s rights under the KEIP, regardless of whether Executive terminates employment for any reason prior to or at the expiration of this Agreement.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the

7

Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.             Section 4999 of the Code.

(a)           General Rules.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the Executive’s actual marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the Executive’s actual marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.  Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  In the event that the Payments would be reduced as provided in this Section 7(a), then such reduction shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, the Payments will be reduced in the inverse order of when the Payments would have been made to Executive until the reduction specified is achieved.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

8

(b)           Determinations.  Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than 30 days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the

9

Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  In the event that the Company makes a Gross-Up Payment to the Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.  In the event that amounts payable to Executive under this Agreement were reduced pursuant to the third sentence of Section 7(a) and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of the third sentence of Section 7(a) up to the Safe Harbor Cap.

8.             Covenants Not to Solicit Company Employees; Confidential Information.

(a)           Non-Solicit.  During the Employment Period, and for a one-year period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Companies) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)           Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and (iii) with the prior written consent of the Company.

10

(c)           Survival.  Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.

(d)           Cease Payments.  In the event that the Executive materially breaches Section 7(a), 7(b) or 7(i), the Company’s obligation to make or provide payments or benefits under Section 4 or 6 shall cease.

(e)           Non-disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Company, any of its affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer, and his direct reports, not to in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony, from otherwise making good faith statements in connection with legal investigations or other proceedings, or from responding to disparaging or derogatory remarks made by the other party whether or not in breach of this Section 7.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns.

(c)           The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.          Disputes.

(a)           Jurisdiction and Choice of Forum.  All disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Chicago, Illinois, as the sole and exclusive remedy of either party. The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The

11

arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

(b)           Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within that State.

(c)           Costs.  The Company shall reimburse all reasonable legal fees and expenses in connection with (i) the negotiation of this Agreement and (ii) any dispute, arbitration or legal proceeding relating to the employment of the Executive or the provisions of this Agreement if the Executive substantially prevails on any claim in any such dispute, arbitration or legal proceeding.

11.          Section 409A of the Code.

(a)           This Agreement shall be construed to avoid the imposition of additional taxes, interest and penalties pursuant to Section 409A.  To the extent that the Executive would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Date of termination would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six-month anniversary of the Date of Termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Executive’s death.  In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h).  To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.

(b)           Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of the Executive’s third taxable year following the taxable year in which the Executive’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this

12

Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.          Miscellaneous.

(a)           Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

If to the Company:

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL 60606
Telecopy Number:  312-960-5485
Attention:  Office of the General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to

13

the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(g)           Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

(h)           Section References; Captions.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors or other duly authorized governing body, the Companies have caused these presents to be executed in its name on their behalf, all as of the Effective Date.

EXECUTIVE

/s/ Thomas H. Nolan
Thomas H. Nolan

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

14

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Thomas H. Nolan (hereinafter “Executive”), General Growth Properties, Inc., a Delaware corporation (the “Company”), and General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and collectively, the “Companies”).

The parties previously entered into an employment agreement dated                              , 2010 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release.  Executive has had a termination of employment pursuant to such employment agreement.

NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Companies agree as follows:

1.             Executive expressly waives and releases the Companies, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Companies and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Companies or termination of such employment, including but not limited to any and all claims under the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

15

4.             Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (“Effective Date”).

5.             Executive and the Companies agree that neither this Release nor the performance hereunder constitutes an admission by either the Company or the Partnership of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

6.             This Release shall be construed and enforced pursuant to the laws of the State of Illinois as to substance and procedure, including all questions of conflicts of laws.

7.             This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, the General Growth Properties, Inc. Key Employee Incentive Plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or the Partnership, (b) any claim under or based on a breach of this Release or Sections 4, 5, 8(e), 9, or 10 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with the Executive is otherwise entitled in accordance with Executive’s Employment Agreement.

9.             EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

16

EXECUTIVE

Thomas H. Nolan

GENERAL GROWTH PROPERTIES, INC.
By:
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner
By:
	Name:	Ronald Gern
	Title:	General Counsel

17

Exhibit 23

Draft - 9/30/10

General Growth Properties, Inc.

2010 Equity Incentive Plan

i

(continued)

ii

(continued)

		Page

14.11	No Constraint on Corporate Action	13
14.12	Successors	13
14.13	Governing Law	13
14.14	Data Protection	13
14.15	Effective Date	14

iii

General Growth Properties, Inc.

Equity Incentive Plan

Article 1.                                            Establishment & Purpose

1.1                               Establishment.  General Growth Properties, Inc., a Delaware corporation hereby establishes the 2010 General Growth Properties, Inc. Equity Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document.

1.2                               Purpose of the Plan.  The purpose of this Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.                                            Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1                               “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which the Company has a substantial equity interest, direct or indirect; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code.

2.2                               “Annual Award Limit” shall have the meaning set forth in Section 5.2.

2.3                               “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation Award that is granted under the Plan.

2.4                               “Award Agreement” means a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

2.5                               “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6                               “Board” means the Board of Directors of the Company.

2.7                               “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)                                  any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of

1

the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b)                                 the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)                                  during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)                                 approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.8                               “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9                               “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.  To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director, (ii) an Outside Director, and (iii) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10                        “Company” means General Growth Properties, Inc., a Delaware corporation, and any successor thereto.

2.11                        “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.12                        “Director” means a member of the Board who is not an Employee.

2.13                        “Effective Date” means the date set forth in Section 14.15.

2.14                        “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.15                        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16                        “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)                                  The closing price of a Share on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

2

(b)                                 In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.17                        “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.18                        “Joint Plan of Reorganization” means that certain Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code by the Company and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Southern District of New York on [·].

2.19                        “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.20                        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21                        “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.22                        “Option” means any stock option granted under Article 6 of the Plan.

2.23                        “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.24                        “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.25                        “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.26                        “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.27                        “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

2.28                        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29                        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30                        “Plan” means the 2010 General Growth Properties, Inc. Equity Incentive Plan.

2.31                        “Plan Year” means the applicable fiscal year of the Company.

2.32                        “Restricted Stock” means any Award granted under Article 8 of the Plan.

3

2.33                        “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.34                        “Service” means service as an Employee or Director.

2.35                        “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 hereof.

2.36                        “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.37                        “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A of the Code).

2.38                        “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.                                            Administration

3.1                               Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees and Directors to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee or Director, and the terms and conditions of Awards and Award Agreements.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 13, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines.  The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper.  All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2                               Delegation.  The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4.                                            Eligibility and Participation

4.1                               Eligibility.  Participants will consist of such Employees and Directors as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards.  Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4

4.2                               Type of Awards.  Awards under the Plan may be granted in any one or a combination of:  (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards.  The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof.  Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5.                                            Shares Subject to the Plan and Maximum Awards

5.1                               General.  Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be equal to [four percent (4%) of the outstanding fully diluted Shares of the Company as of the Effective Date (including shares issuable under the Joint Plan of Reorganization)].  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed [four percent (4%) of the outstanding fully diluted Shares of the Company as of the Effective Date (including shares issuable under the Joint Plan of Reorganization)], subject to Article 12 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions.  The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

5.2                               Annual Award Limits.  The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 4,000,000 Shares, subject to adjustments made in accordance with Article 12 hereof (the “Annual Award Limit”).

5.3                               Additional Shares.  In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards.  If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit.

Article 6.                                            Stock Options

6.1                               Grant of Options.  The Committee is hereby authorized to grant Options to Participants.  Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan.  Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options.  An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option.  Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  Each option shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option.  Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

5

6.2                               Terms of Option Grant.  The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3                               Option Term.  The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).

6.4                               Method of Exercise.  Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 14.3 of the Plan).  The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares previously owned by the Participant having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5                               Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant.  The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option.  For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted.  Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

6.6                               Performance Goals.  The Committee may condition the grant of Options or the vesting of Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Option to such Participant or the Option shall not vest, as applicable.

6

Article 7.                                            Stock Appreciation Rights

7.1                               Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”).  Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant.  Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2                               Terms of Stock Appreciation Right.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee.  The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.  No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3                               Tandem Stock Appreciation Rights and Options.  A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option.  Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.                                            Restricted Stock

8.1                               Grant of Restricted Stock.  An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events.  Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2                               Terms of Restricted Stock Awards.  Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine.  At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3                               Voting and Dividend Rights.  Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period; provided, that, Participants shall have the right to vote and receive dividends on Restricted Stock during the Restriction Period.  Dividends shall be paid to Participants at the same time that other shareholders of common stock of the Company receive such dividends.

7

8.4                               Performance Goals.  The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5                               Section 83(b) Election.  If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.                                            Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards.  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.                                     Performance-Based Compensation

10.1                        Grant of Performance-Based Compensation.  To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.

10.2                        Performance Measures.  The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures:  (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.  Subject to Section 162(m) of the Code, the Committee may adjust the

8

performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences:  (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.

10.3                        Establishment of Performance Goals for Covered Employees.  No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing:  (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.  The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4                        Adjustment of Performance-Based Compensation.  Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5                        Certification of Performance.  Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6                        Interpretation.  Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award  shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11.                                     Compliance with Section 409A of the Code and Section 457A of the Code

11.1                        General.  The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards.  Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

11.2                        Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner

9

set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

11.3                        Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

11.4                        Section 457A.  In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 12.                                     Adjustments

12.1                        Adjustments in Authorized Shares.  In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.

12.2                        Change of Control.  Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards:  (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding

10

Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

Article 13.                                     Duration, Amendment, Modification, Suspension and Termination

13.1                        Duration of the Plan.  Unless sooner terminated as provided in Section 13.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

13.2                        Amendment, Modification, Suspension and Termination of Plan.  The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 13.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, further, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 14.                                     General Provisions

14.1                        No Right to Service.  The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.2                        Settlement of Awards; Fractional Shares.  Each Award Agreement shall establish the form in which the Award shall be settled.  The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

11

14.3                        Tax Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

14.4                        No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan.  The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

14.5                        Non-Transferability of Awards.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.  No transfer shall be permitted for value or consideration.  An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant.  Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

14.6                        Conditions and Restrictions on Shares.  The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

14.7                        Compliance with Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)                                  Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)                                 Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

12

The restrictions contained in this Section 14.7 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 14.6.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.8                        Rights as a Shareholder.  Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

14.9                        Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.10                 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

14.11                 No Constraint on Corporate Action.  Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

14.12                 Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.13                 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

14.14                 Data Protection.  By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan.  The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who

13

obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

14.15                 Effective Date.  The Plan shall be effective as of the date on which distributions to holders of claims and equity interests commences pursuant to the Joint Plan of Reorganization (the “Effective Date”).

*                                         *                                         *

14

Exhibit 24

Draft - 9/30/10

Spinco, Inc.

2010 Equity Incentive Plan

i

(continued)

ii

(continued)

		Page

14.11	No Constraint on Corporate Action	13
14.12	Successors	13
14.13	Governing Law	13
14.14	Data Protection	13
14.15	Effective Date	14

iii

Spinco, Inc.

Equity Incentive Plan

Article 1.               Establishment & Purpose

1.1          Establishment.  Spinco, Inc., a Delaware corporation hereby establishes the 2010 Spinco, Inc. Equity Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document.

1.2          Purpose of the Plan.  The purpose of this Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.               Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1          “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which the Company has a substantial equity interest, direct or indirect; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code.

2.2          “Annual Award Limit” shall have the meaning set forth in Section 5.2.

2.3          “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation Award that is granted under the Plan.

2.4          “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and conditions of the actual grant of such Award.

2.5          “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6          “Board” means the Board of Directors of the Company.

2.7          “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)           any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by

1

economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b)           the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)           during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.8          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9          “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.  To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director, (ii) an Outside Director, and (iii) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10        “Company” means Spinco, Inc., a Delaware corporation, and any successor thereto.

2.11        “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.12        “Director” means a member of the Board who is not an Employee.

2.13        “Effective Date” means the date set forth in Section 14.15.

2.14        “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.15        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16        “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)           The closing price of a Share on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

2

(b)           In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.17        “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.18        “Joint Plan of Reorganization” means that certain Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code by the Company and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Southern District of New York on [·].

2.19        “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.20        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21        “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.22        “Option” means any stock option granted under Article 6 of the Plan.

2.23        “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.24        “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.25        “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.26        “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.27        “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

2.28        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30        “Plan” means the 2010 Spinco, Inc. Equity Incentive Plan.

2.31        “Plan Year” means the applicable fiscal year of the Company.

2.32        “Restricted Stock” means any Award granted under Article 8 of the Plan.

3

2.33        “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.34        “Service” means service as an Employee or Director.

2.35        “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 hereof.

2.36        “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.37        “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A of the Code).

2.38        “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.               Administration

3.1          Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees and Directors to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee or Director, and the terms and conditions of Awards and Award Agreements.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 13, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines.  The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper.  All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2          Delegation.  The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4.               Eligibility and Participation

4.1          Eligibility.  Participants will consist of such Employees and Directors as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards.  Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4

4.2          Type of Awards.  Awards under the Plan may be granted in any one or a combination of:  (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards.  The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof.  Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5.               Shares Subject to the Plan and Maximum Awards

5.1          General.  Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be equal to [eight percent (8%) of the outstanding fully diluted Shares of the Company as of the Effective Date (including shares issuable under the Joint Plan of Reorganization)].  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed [eight percent (8%) of the outstanding fully diluted Shares of the Company as of the Effective Date (including shares issuable under the Joint Plan of Reorganization)], subject to Article 12 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions.  The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

5.2          Annual Award Limits.  The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 500,000 Shares, subject to adjustments made in accordance with Article 12 hereof (the “Annual Award Limit”).

5.3          Additional Shares.  In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards.  If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit.

Article 6.               Stock Options

6.1          Grant of Options.  The Committee is hereby authorized to grant Options to Participants.  Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan.  Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options.  An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option.  Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  Each option shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option.  Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

5

6.2          Terms of Option Grant.  The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.3          Option Term.  The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).

6.4          Method of Exercise.  Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 14.3 of the Plan).  The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5          Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant.  The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option.  For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted.  Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

6.6          Performance Goals.  The Committee may condition the grant of Options or the vesting of Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Option to such Participant or the Option shall not vest, as applicable.

6

Article 7.               Stock Appreciation Rights

7.1          Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”).  Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant.  Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2          Terms of Stock Appreciation Right.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee.  The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.  No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3          Tandem Stock Appreciation Rights and Options.  A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option.  Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.               Restricted Stock

8.1          Grant of Restricted Stock.  An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events.  Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2          Terms of Restricted Stock Awards.  Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine.  At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3          Voting and Dividend Rights.  Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period; provided, that, Participants shall have the right to vote and receive dividends on Restricted Stock during the Restriction Period.  Dividends shall be paid to Participants at the same time that other shareholders of common stock of the Company receive such dividends.

7

8.4          Performance Goals.  The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5          Section 83(b) Election.  If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.               Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards.  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.            Performance-Based Compensation

10.1        Grant of Performance-Based Compensation.  To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.

10.2        Performance Measures.  The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures:  (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.  Subject to Section 162(m) of the Code, the Committee may adjust the

8

performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences:  (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.

10.3        Establishment of Performance Goals for Covered Employees.  No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing:  (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.  The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4        Adjustment of Performance-Based Compensation.  Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5        Certification of Performance.  Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6        Interpretation.  Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11.            Compliance with Section 409A of the Code and Section 457A of the Code

11.1        General.  The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards.  Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

11.2        Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner

9

set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

11.3        Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

11.4        Section 457A.  In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 12.            Adjustments

12.1        Adjustments in Authorized Shares.  In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.

12.2        Change of Control.  Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards:  (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding

10

Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

Article 13.            Duration, Amendment, Modification, Suspension and Termination

13.1        Duration of the Plan.  Unless sooner terminated as provided in Section 13.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

13.2        Amendment, Modification, Suspension and Termination of Plan.  The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 13.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, further, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 14.            General Provisions

14.1        No Right to Service.  The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.2        Settlement of Awards; Fractional Shares.  Each Award Agreement shall establish the form in which the Award shall be settled.  The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

11

14.3        Tax Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

14.4        No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan.  The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

14.5        Non-Transferability of Awards.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.  No transfer shall be permitted for value or consideration.  An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant.  Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

14.6        Conditions and Restrictions on Shares.  The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

14.7        Compliance with Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)           Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)           Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

12

The restrictions contained in this Section 14.7 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 14.6.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.8        Rights as a Shareholder.  Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

14.9        Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.10      Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

14.11      No Constraint on Corporate Action.  Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

14.12      Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.13      Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

14.14      Data Protection.  By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan.  The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who

13

obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

14.15      Effective Date.  The Plan shall be effective as of the date on which distributions to holders of claims and equity interests commences pursuant to the Joint Plan of Reorganization (the “Effective Date”).

*              *              *

14

EXHIBIT 25

EXECUTORY CONTRACT AND PROPERTY

DOCUMENT ASSUMPTION SCHEDULE(1)

The Plan Debtors expressly reserve the right to alter, amend, modify, or supplement the Executory Contract and Property Document Assumption Schedule at any time up to and including the Confirmation Date.

Certain documents are listed out of an abundance of caution. Inclusion in the following list shall not constitute an admission by the Plan Debtors that the listed documents are in fact executory contracts or unexpired Property Documents, or with regard to the nature or validity of such documents.

Notwithstanding anything herein to the contrary, executory contracts and Property Documents shall be treated in the manner set forth in Article 9 of the Plan.

The Plan Debtors shall pay the cure amounts set forth herein (the “Cure Amounts”) in accordance with the Plan. Payment of the Cure Amounts shall satisfy, in full, the Plan Debtors’ obligations pursuant to section 365(b)(1) of the Bankruptcy Code. As currently set forth in the Plan, any counterparty to any agreement listed herein may file an objection relating to the assumption of such executory contract or unexpired Property Document, including the proposed Cure Amount(s), no later than the first Business Day that is sixty (60) days after the Confirmation Date or such counterparty shall be forever barred from asserting or otherwise prosecuting such objection.

Unless otherwise agreed by the parties to any executory contract or Property Document that provides for year-end pro rata reconciliations (including, but not limited to, CAM charges, utility charges, and real estate taxes), the Cure Amounts listed herein do not include any amounts related to 2008 and 2009 year-end pro rata reconciliations that were not completed prior to the date of the filing of the following list. Such amounts, if any, will be reconciled and paid by the applicable Plan Debtor in the ordinary course of business, subject to any setoff or recoupment rights the applicable Plan Debtor may have, but in no event will any such amounts be paid prior to ten (10) days after the Effective Date.  Notwithstanding anything in the plan to the contrary, the Plan Debtors reserve the right to modify any of the Cure Amounts listed herein through a consensual agreement between the applicable Plan Debtor and the executory contract or Property Document counterparty without further order of the Court, including the ability of the parties to resolve any such Cure Amounts in the ordinary course of business.

Certain of the executory contracts and unexpired Property Documents listed on this Executory Contract and Property Document Assumption Schedule may have already been assumed by the applicable Plan Debtor pursuant to separate agreements. Although the Plan Debtors believe that such executory contracts and Property Documents may already have been assumed and that the Plan Debtors have paid or credited any required Cure Amounts, the Plan Debtors are listing such executory contracts and Property Documents herein out of an abundance of caution.

As of the Effective Date, all executory contracts and unexpired Property Documents that are assumed shall remain in full force and effect for the benefit of the Plan Debtors, as indicated on the

(1)  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

attached exhibit, notwithstanding the payment of, or dispute with respect to, any Cure Amount or provision in any such Executory Contract or unexpired Property Document that is assumed (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such executory contract or Property Document.

2

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
10000 WEST CHARLESTON BOULEVARD, LLC		HOWARD HUGHES PROPERTIES, LP	Operating Lease	$0.00
2009 JACKSON HEWITT TAX SERVICE	85 -G-6-604581	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
2WO ONE 2WO GROUP	64 -G-15-612095	SEAPORT MARKETPLACE, LLC	Corporate and Other Contracts - PUBLIC RELATIONS	$0.00
314 TATTOO	10 -G-6-603747	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
3CB, INC.	63 -G-5-624495	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
3CB, INC.	63 -G-6-609594	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
3CB, INC.	63 -G-6-609593	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
3D FINE JEWERLY, INC.	63 -G-6-609451	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
4 AMIGOS SUPER DISCOUNT STORE LLC	38 -G-5-623726	RIO WEST L.L.C.	Tenant Leases	$0.00
401(K) ADVISORS	78 -G-3-628675	GGP LIMITED PARTNERSHIP	Employee Related Agreements - BROKER/CONSULTANT ON 401K PLAN	$0.00
401(K) ADVISORS	77 -G-3-628711	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR BROKER/CONSULTANT ON 401K PLAN	$0.00
5565 STERRETT PLACE, LLC	74 -G-5-617938	HRD PARKING, INC.	Tenant Leases	$0.00
786 BEAUTY, INC	85 -G-5-617751	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
9000 PERFUMARI, INC.	63 -G-6-609454	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
93 SOUTH STREET RESTAURANT CORPORATION	63 -G-5-624524	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
93 SOUTH STREET RESTAURANT CORPORATION	63 -G-6-609599	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
A & P WALLPAPERING CO	04 -G-5-623213	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
A 1 SERVICE COMPANY	98 -G-13-614278	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - FLOOR MAT SERVICE	$1,172.49
A BAR & GRILLE WITH A BITE, INC.	98 -G-5-624009	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
A DOLLAR STORE	88 -G-6-606504	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
A SIMPLER TIME	98 -G-6-609064	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
AAA LIMOUSINE	88 -G-6-606505	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
AALPOM TRANSITORY MERGER SUB LLC	54 -G-5-616543	APACHE MALL, LLC	Tenant Leases	$0.00
ABA DESIGNS	85 -G-6-604582	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ABDI AUTOMOTIVE GROUP	88 -G-5-620311	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
ABELARDO DOMINGUEZ-OLMOS	85 -G-6-604604	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ABERCROMBIE & FITCH STORES, INC	54 -G-5-616539	APACHE MALL, LLC	Tenant Leases	$0.00
ABERCROMBIE & FITCH STORES, INC	63 -G-5-624527	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
ABM JANITORIAL SERVICES	63 -G-14-612119	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	National Service Agreements - JANITORIAL SERVICES	$4,217.53	(1)
ABSOLUTE BODY JEWELRY	93 -G-6-609826	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ABU T. MRIDHA	10 -G-5-623194	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ACCENT ANNEX ENTERPRISES, INC.	98 -G-6-609113	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ACCESS INC.	85 -G-6-604583	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ACCESS INC.	85 -G-6-604584	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ACT ONE DANCE/HIGH IMPACT DANCE ACADEMY	93 -G-6-609827	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ACTION REHAB	04 -G-5-615907	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ADAM METZ	77 -G-3-94	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - EMPLOYMENT AGREEMENT	$0.00
ADAM METZ	78 -G-3-615722	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR EMPLOYMENT AGREEMENT	$4,943.75
ADI DESIGN GROUP	04 -G-5-623214	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ADL	92 -G-12-611844	COTTONWOOD MALL, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENT LEASE (MACY’S)	$0.00
ADT SECURITY SERVICES	10 -G-13-614449	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$54.08
ADT SECURITY SERVICES, INC.	44 -G-13-613623	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$72.80
ADT SECURITY SERVICES, INC.	44 -G-13-613624	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
ADT SECURITY SERVICES, INC.	46 -G-13-613642	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$18.72
ADT SECURITY SERVICES, INC.	48 -G-13-613655	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$20.30
ADT SECURITY SERVICES, INC.	49 -G-13-613656	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$37.44
ADT SECURITY SERVICES, INC.	50 -G-13-613675	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$19.68
ADT SECURITY SERVICES, INC.	08 -G-13-613820	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
ADT SECURITY SERVICES, INC.	38 -G-13-614486	RIO WEST L.L.C.	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
ADT SECURITY SERVICES, INC.	08 -G-13-614771	VISTA COMMONS, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$191.26
ADVANCED HEATING AND AIR, INC.	93 -G-13-614599	SOUTH SHORE PARTNERS, L.P.	Single Mall Service Agreements - HVAC MAINTENANCE	$0.00
ADVANCED MANAGEMENT CORPORATION	10 -G-1-615638	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 15.404 ACRES LOCATED AT FREMONT PLAZA	$0.00	(2)
ADVERTISING ASSOCIATES INTERNATIONAL LLC	04 -G-5-615787	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
AE CANDYLAND LLC	63 -G-6-609517	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
AE CANDYLAND LLC	63 -G-6-609452	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
AE CANDYLAND LLC	63 -G-6-609453	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
AE OUTFITTERS RETAIL CO	54 -G-5-616542	APACHE MALL, LLC	Tenant Leases	$0.00
AE OUTFITTERS RETAIL CO.	54 -G-5-616540	APACHE MALL, LLC	Tenant Leases	$0.00
AEROGROUP RETAIL HOLDINGS INC	98 -G-5-623994	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
AEROGROUP RETAIL HOLDINGS INC	63 -G-5-624482	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
AEROPOSTALE, INC.	54 -G-5-616541	APACHE MALL, LLC	Tenant Leases	$0.00
AEROPOSTALE, INC.	85 -G-5-617719	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
AETNA LIFE INSURANCE COMPANY	78 -G-3-62	GGP LIMITED PARTNERSHIP	Employee Related Agreements - DENTAL PROVIDER	$0.00
AETNA LIFE INSURANCE COMPANY	77 -G-3-77	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR DENTAL PROVIDER	$0.00
AFA PROTECTIVE SYSTEMS, INC	63 -G-13-614612	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00

1

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
AFA PROTECTIVE SYSTEMS, INC	63 -G-13-614611	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$217.46
AIR TRAFFIC	54 -G-6-603818	APACHE MALL, LLC	Licensing Agreements	$0.00
AKAL SECURITY, INC.	78 -G-14-612422	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00
AKINCI, SEDETTIN OLCAY	63 -G-6-609468	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ALARMCO	41 -G-13-613586	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
ALBERT C. KOBAYASHI, INC.	04 -G-6-603624	VICTORIA WARD, LIMITED	Licensing Agreements	$177,155.29	(1)
ALBERT C. KOBAYASHI, INC.	04 -G-6-603623	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00	(1)
ALCON LABORATORIES	04 -G-5-615889	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ALDI INC ( ALABAMA)	08 -G-5-617541	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
ALDO US, INC	98 -G-5-623995	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
ALERT ALARM OF HAWAII	04 -G-13-614755	VICTORIA WARD, LIMITED	Single Mall Service Agreements - ALARM MAINTENANCE	$807.95
ALERT CELLULAR, LLC	38 -G-6-608909	RIO WEST L.L.C.	Licensing Agreements	$0.00
ALEXANDER, STEPHANIE	98 -G-6-609065	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ALEXANDRIA HYUNDAI, LLC	88 -G-6-606506	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ALL PRO SWEEPING	03 -G-13-614331	PARKE WEST, LLC	Single Mall Service Agreements - ALL PRO SWEEPING AND MAINTENANCE	$6,589.83
ALL PRO SWEEPING	03 -G-13-614332	PARKE WEST, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
ALL THAT GLITTERS	93 -G-6-609828	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ALLEYCO INC.	38 -G-6-608939	RIO WEST L.L.C.	Licensing Agreements	$0.00
ALLIANCE DANCE INSTITUTE INC	88 -G-6-606507	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ALLIANCE MANAGEMENT SERVICES, INC.	78 -G-14-612346	GGP LIMITED PARTNERSHIP	National Service Agreements - WASTE REMOVAL & RECYCLING	$0.00
ALLIED BARTON SECURITY SERVICES	78 -G-14-612348	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
ALLIED BENEFIT SYSTEMS	78 -G-3-61	GGP LIMITED PARTNERSHIP	Employee Related Agreements - THIRD PARTY ADMINISTRATOR MEDICAL, COBRA & FLEX	$0.00
ALLIED BENEFIT SYSTEMS	77 -G-3-76	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR THIRD PARTY ADMINISTRATOR MEDICAL, COBRA & FLEX	$0.00
ALLIEDBARTON SECURITY SERVICES	85 -G-14-612354	CHULA VISTA CENTER, LLC	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	92 -G-14-612356	COTTONWOOD MALL, LLC	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	05 -G-14-612360	ELK GROVE TOWN CENTER, L.P.	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	74 -G-14-612376	LA PLACE SHOPPING, L.P.	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	98 -G-14-612377	NEW ORLEANS RIVERWALK ASSOCIATES	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	70 -G-14-612380	PINES MALL PARTNERS	National Service Agreements - SECURITY	$0.00	(1)
ALLIEDBARTON SECURITY SERVICES	10 -G-14-612375	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
ALLISON ROSCOE	04 -G-6-603633	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
ALLTERIOR MOTIVES	54 -G-6-603819	APACHE MALL, LLC	Licensing Agreements	$0.00
ALLURE OF AMBER	98 -G-6-609066	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ALSCO - AMERICAN LINEN DIVISION	04 -G-13-614752	VICTORIA WARD, LIMITED	Single Mall Service Agreements - UNIFORM SERVICES	$691.16
ALVIN MALSTROM	10 -G-1-615653	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 6.2392 ACRES OF THE PLAZA 9400 SITE	$0.00
ALVIN MALSTROM	10 -G-1-615654	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 2.219 ACRES OF THE PLAZA 9400 SITE	$0.00
ALVIN MALSTROM	10 -G-1-615652	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 14.4728 ACRES OF THE PLAZA 9400 SITE	$0.00
AMALGAMATED PLANT COMPANY	24 -G-13-613564	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
AMALGAMATED PLANT COMPANY	44 -G-13-613613	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
AMALGAMATED PLANT COMPANY	49 -G-13-613663	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
AMALGAMATED PLANT COMPANY	50 -G-13-613668	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
AMALGAMATED PLANT COMPANY	52 -G-13-613698	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
AMERICAN CALCAR, INC.	49 -G-5-615812	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
AMERICAN FACTORY DIRECT-BATON ROUGE LLC	92 -G-5-628216	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
AMERICAN FACTORY DIRECT-BATON ROUGE LLC	92 -G-5-620694	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
AMERICAN GENERAL C/O COLUMBIA NATIONAL REAL ESTATE FINANCE	83 -G-11-631624	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - VILLAGE OF CROSS KEYS - NON-RECOURSE CARVEOUTS	$0.00
AMERICAN GENERAL LIFE INSURANCE	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Non-Recourse Guaranty - Village Of Cross Keys	$0.00	(3)
AMERICAN GENERAL LIFE INSURANCE	NA	VCK PROPERTY BUSINESS TRUST AND VCK BORROWER, LLC	Guaranty Obligation - Environmental Indemnity (Amended And Restated) - Village Of Cross Keys [No Up-Tier]	$0.00	(3)
AMERICAN MULTI-CINEMA INC.	11 -G-5-616656	ROUSE-PHOENIX THEATRE LIMITED PARTNERSHIP	Anchor Tenant Lease	$0.00
AMERIPRIDE	03 -G-13-614335	PARKE WEST, LLC	Single Mall Service Agreements - AMERIPRIDE SERVICES	$54.16
AMERIPRIDE SERVICES INC	12 -G-13-614526	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - AMERIPRIDE UNIFORM	$0.00
AMERIPRISE HOLDINGS, INC	21 -G-5-615870	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
ANA SHAH	70 -G-6-610384	PINES MALL PARTNERS	Licensing Agreements	$0.00
ANDRAE MICHAELS NPC	38 -G-6-608910	RIO WEST L.L.C.	Licensing Agreements	$0.00
ANDREAD KATZ OBJECTS LLC	63 -G-6-609445	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ANDREWS INTERNATIONAL	78 -G-14-612386	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
ANDREWS INTERNATIONAL	73 -G-14-612393	GGP-REDLANDS MALL, L.P.	National Service Agreements - SECURITY	$0.00	(1)
ANDREWS INTERNATIONAL	84 -G-14-612396	SUMMERLIN CENTRE, LLC	National Service Agreements - SECURITY	$0.00	(1)
ANDY ROOMY	88 -G-6-606521	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00

2

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
ANDY ROOMY	88 -G-6-606520	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ANGEL EYE	63 -G-6-609460	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ANGELA P. SHIU	10 -G-5-619525	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ANGEL’S ACCESSORIES	85 -G-6-604585	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ANGULO’S SPORT	73 -G-6-610412	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
ANN TAYLOR RETAIL, INC	63 -G-5-624520	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00	(1)
ANNA’S LINENS COMPANY	85 -G-5-617721	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
ANNE NAMBA DESIGNS	04 -G-5-615831	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ANNTAYLOR RETAIL, INC	88 -G-5-620292	LANDMARK MALL L.L.C.	Tenant Leases	$0.00	(1)
ANNTAYLOR RETAIL, INC	98 -G-5-623996	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
ANSWER PLUS INC	24 -G-13-613567	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	41 -G-13-613581	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	44 -G-13-613618	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	44 -G-13-613619	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	46 -G-13-613639	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	47 -G-13-613646	1451 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	48 -G-13-613652	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	49 -G-13-613660	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	50 -G-13-613672	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANSWER PLUS INC	52 -G-13-613696	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - AFTER HOURS ANSWERING SERVICE	$0.00
ANTONIO FONESCA	93 -G-6-609841	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ANY BODY’S CUSTOM DESIGN EMBROIDERY, INC	63 -G-6-609458	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
AOMAR AITOUMGHAR	70 -G-6-610365	PINES MALL PARTNERS	Licensing Agreements	$0.00
APPLEBEE’S RESTUARANTS NORTH LLC.	54 -G-6-603820	APACHE MALL, LLC	Licensing Agreements	$0.00
ARAS, IRFAN	63 -G-6-609556	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ARC OF GRAYS HARBOR	93 -G-6-609829	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ARC OF GRAYS HARBOR	93 -G-6-609830	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
ARCADIA THERAPY SERVICES OF ARIZONA, INC	12 -G-5-616659	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
Archon	NA	GGP Holding, Inc.	Guaranty Obligation - TA Indemnity - Grand Canal	$0.00	(3)
Archon	NA	GGP Holding, Inc.	Guaranty Obligation - Indemnity re: Master Lease and Coffee Bean Space - Grand Canal	$0.00
Archon	NA	The Rouse Company Operating Partnership LP	Guaranty Obligation - Estoppel Indemnity - North Star	$0.00	(3)
ARCHON AND COMMERZBANK	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Guaranty Obligation - Ta Indemnity - The Shops At La Cantera	$0.00	(3)
Archon Financial and Commerzbank	NA	GGPLP L.L.C.	Guaranty Obligation - Indemnified Leases/Estoppel Indemnity - Lynnhaven Mall	$0.00	(3)
ARCHON FINANCIAL C/O MIDLAND LOAN SERVICES, INC	37 -G-11-631654	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY AT NORTH STAR MALL	$0.00
Archon Financial L.P. and Commerzbank AG	NA	GGP Homart, Inc.	Guaranty Obligation - Estoppel Indemnity - Deerbrook	$0.00	(3)
ARCHON FINANCIAL, L.P.	NA	THE ROUSE COMPANY LP	Guaranty Obligation - TA Indemnity - Water Tower Place	$0.00	(3)
ARCHON FINANCIAL, L.P. AND COMMERZBANK AG	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Required Repairs Guaranty - Water Tower	$0.00	(3)
Archon Financial, L.P. and Commerzbank AG, New York Branch	NA	The Rouse Company Operating Partnership, LP	Guaranty Obligation - Payment Guaranty - Mall St. Matthews	$0.00	(3)
ARCHON/COMMERZBANK C/O MIDLAND LOAN SERVICES, INC	82 -G-11-631599	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - INDEMNIFIED LEASES/ESTOPPEL AT LYNNHAVEN MALL	$0.00
ARCHON/COMMERZBANK C/O MIDLAND LOAN SERVICES, INC	37 -G-11-631603	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR MALL ST. MATTHEWS (SUBJECT TO EARN OUT)	$0.00
ARI FLEET LT	69 -G-2-590939	THE HOWARD HUGHES CORPORATION	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
ARI FLEET LT	69 -G-2-590941	THE HOWARD HUGHES CORPORATION	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
ARI FLEET LT	69 -G-2-590940	THE HOWARD HUGHES CORPORATION	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
ARIAN DINAPOLI	29 -G-12-611964	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE	$0.00
ARIZONA PUBLIC SERVICE COMPANY	55 -G-6-603889	ARIZONA CENTER PARKING, LLC	Licensing Agreements	$9,247.44
ARIZONA PUBLIC SERVICE COMPANY	NA	THE ROUSE COMPANY LP	Promissory Note	$0.00
ARIZONA PUBLIC SERVICE COMPANY	95 -G-5-616655	TWO ARIZONA CENTER, LLC	Tenant Leases	$0.00
ARK FULTON STREET CORP.	63 -G-5-624486	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
ARK OF THE SEAPORT, INC.	63 -G-6-609545	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ARK OF THE SEAPORT, INC.	63 -G-6-609546	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ARNEZ SILVER & GOLDSMITH	88 -G-6-606508	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ARROW AUTOMATIC FIRE SPRINKLER	85 -G-13-613847	CHULA VISTA CENTER, LLC	Single Mall Service Agreements - FIRE SPRINKLER MAINTENANCE AND INSPECTION AGREEMENT	$0.00
ART TOUCH PHOTOGRAPHY	26 -G-6-605962	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
AS SEEN ON TV	88 -G-6-606509	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ASANKA DELIGHT RESTAURANT	88 -G-6-606511	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ASANKA DELIGHT RESTAURANT	88 -G-6-606510	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ASIA GALLERY	04 -G-6-606332	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
ASLAMS MARKETING, INC.	26 -G-6-605976	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
ASSESSMENT TECHNOLOGIES, LTD.	77 -G-15-612091	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - PROPERTY TAX SERVICES	$0.00
ASSOCIATED ROCHESTER BARBERS, INC	54 -G-5-616565	APACHE MALL, LLC	Tenant Leases	$0.00

3

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
ASSOCIATED BANC-CORP	54 -G-5-616545	APACHE MALL, LLC	Tenant Leases	$0.00
ASSOCIATED ROCHESTER BARBERS, INC.	54 -G-5-616560	APACHE MALL, LLC	Tenant Leases	$0.00
AT&T WIRELESS SERVICES, INC.	10 -G-5-623206	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
AT&T/CINGULAR WIRELESS	85 -G-5-617722	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
ATALA, ROYCE IZZET	98 -G-6-609071	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ATALA, ROYCE IZZET	98 -G-6-609072	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ATLANTIC CAPITAL ADVISORS, LLC	21 -G-5-615871	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
ATLAS DINING LLC	12 -G-5-616638	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
AUDON F. SANDOVAL & FRANCISA G SANDOVAL	85 -G-5-617732	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
AUGUSTA MALL ANCHOR ACQUISITION, LLC	78 -G-15-631679	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF UNLEASED PORTIONS OF AUGUSTA MALL	$0.00
AUGUSTA MALL, LLC	78 -G-15-631672	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF UNLEASED PORTIONS OF AUGUSTA MALL	$0.00
AUTODESK, INC.	78 -G-4-612064	GGP LIMITED PARTNERSHIP	IT/Software Agreements - CONSTRUCTWARE LICENSE AND MAINTENANCE	$0.00
AUTOMATED FINANCIAL LLC.	54 -G-5-616548	APACHE MALL, LLC	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	54 -G-5-616547	APACHE MALL, LLC	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	98 -G-5-623997	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	98 -G-5-623998	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	12 -G-5-616624	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	12 -G-5-616623	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	63 -G-5-624488	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
AUTOMATED FINANCIAL LLC.	63 -G-5-624487	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
AUTOS FOR LESS, L.L.C.	10 -G-5-628013	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
AVAYA, INC.	70 -G-13-614421	PINES MALL PARTNERS	Single Mall Service Agreements - PHONE SERVICE AGREEMENT	$92.91
AVERN COHN	78 -G-15-628949	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
AVO GENERAL SERVICES LLC	12 -G-6-603881	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
AXCESS FINANCIAL	10 -G-5-623204	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
B W SPORTS INC	12 -G-5-616643	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
B&R INCORPORATED	63 -G-6-609520	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
B&Z ART INTERNATIONAL	63 -G-6-609463	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
B. C. ZEIGLER & COMPANY	20 -G-5-615833	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
B. C. ZEIGLER & COMPANY	20 -G-5-615834	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
B.C.O.P. ASSOCIATES L.P.	78 -G-15-628933	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
B.L.C OF RIVERWALK, INC.	98 -G-5-624034	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
B.L.C. MANAGEMENT, INC.	98 -G-5-624021	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
BAGBY ELEVATOR COMPANY, INC	08 -G-13-613816	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - ELEVATOR/ESCALATOR MAINTENANCE	$4,448.65
BAKER COMMODITIES INC	12 -G-13-614525	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - GREASE TRAP MAINTENANCE	$258.00
BAKER COMMODITIES INC	08 -G-13-614773	VISTA COMMONS, LLC	Single Mall Service Agreements - GREASE TRAP MAINTENANCE	$807.00
BAL, EKREM	98 -G-6-609151	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BAL, EKREM	63 -G-6-609564	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BANK OF AMERICA	78 -G-11-631652	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR EASTRIDGE SHOPPING CENTER (CA)	$0.00
BANK OF AMERICA	78 -G-11-631597	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PRINCE KUHIO PLAZA - PAYMENT GUARANTY	$0.00
Bank of America	NA	GGP Limited Partnership	Guaranty Obligation - Non-Recourse Guaranty - Prince Kuhio Plaza	$0.00	(3)
BANK OF AMERICA	31 -G-11-631596	GGP/HOMART, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR STEEPLEGATE MALL	$0.00
BANK OF AMERICA	31 -G-11-631619	GGP/HOMART, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR NEWGATE MALL	$0.00
Bank of America	NA	GGP/Homart, Inc.	Guaranty Obligation - Non-Recourse Guaranty - Newgate	$0.00	(3)
BANK OF AMERICA	82 -G-11-631595	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR ROGUE VALLEY MALL (LIMITED TO LOSSES INCURRED AS A RESULT OF CH. 11 FILING)	$0.00
BANK OF AMERICA	NA	ROUSE COMPANY LP	Guaranty Obligation - Parking And Spe Guaranty - Paramus Park	$0.00	(3)
BANK OF AMERICA NA	85 -G-5-617723	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
BANK OF AMERICA NA	71 -G-5-619802	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
BANK OF AMERICA NA	88 -G-5-620294	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
BANK OF AMERICA NA	70 -G-5-625913	PINES MALL PARTNERS	Tenant Leases	$0.00

4

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
BANK OF AMERICA NA	38 -G-5-623700	RIO WEST L.L.C.	Tenant Leases	$0.00
BANK OF AMERICA NA	93 -G-5-624809	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
BANK OF AMERICA NA	08 -G-5-627068	VISTA COMMONS, LLC	Tenant Leases	$0.00
Bank of America, N.A.	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty - Eastridge (CA)	$0.00	(3)
Bank of America, N.A.	NA	GGP Limited partnership	Guaranty Obligation - Master Lease - Eastridge Mall (CA)	$0.00	(3)
Bank of America, N.A.	NA	GGP/Homart Inc.	Guaranty Obligation - Payment Guaranty - Steeplegate	$0.00	(3)
Bank of America, N.A.	NA	The Rouse Company Operating Partnership	Guaranty Obligation - Non-Recourse Guaranty - Faneuil Hall	$0.00	(3)
Bank of America, N.A.	NA	The Rouse Company Operating Partnership LP	Guaranty Obligation - Master Lease - Faneuil Hall	$0.00	(3)
BARNES & NOBLE BOOKSELLERS, INC	54 -G-5-616549	APACHE MALL, LLC	Tenant Leases	$0.00
BASKIN-ROBBINS USA LLC	10 -G-5-616807	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
BASS PRO OUTDOOR WORLD, LLC	39 -G-5-628310	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
BASS PRO OUTDOOR WORLD, LLC	39 -G-5-623736	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
BASS PRO SDI, LLC.	39 -G-5-623743	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
BASWARE, INC.	78 -G-4-612063	GGP LIMITED PARTNERSHIP	IT/Software Agreements - A/P SOFTWARE LICENSE	$121,699.50
BATH & BODY WORKS LLC	54 -G-5-616550	APACHE MALL, LLC	Tenant Leases	$434.78	(1)
BATH & BODY WORKS LLC	85 -G-6-604588	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
BATH & BODY WORKS LLC	85 -G-6-604587	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
BATH & BODY WORKS LLC	85 -G-5-617724	CHULA VISTA CENTER, LLC	Tenant Leases	$6,048.54	(1)
BATH & BODY WORKS LLC	88 -G-6-606514	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
BATH & BODY WORKS LLC	88 -G-5-620295	LANDMARK MALL L.L.C.	Tenant Leases	$0.00	(1)
BATH & BODY WORKS LLC	03 -G-6-608285	PARKE WEST, LLC	Licensing Agreements	$0.00
BATH & BODY WORKS LLC	03 -G-5-622733	PARKE WEST, LLC	Tenant Leases	$79,399.78	(1)
BATH & BODY WORKS LLC	70 -G-5-625914	PINES MALL PARTNERS	Tenant Leases	$737.51	(1)
BATH & BODY WORKS LLC	63 -G-6-609464	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BAYSIDE WATCH	73 -G-6-610413	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
BCY, INC.	04 -G-5-623233	VICTORIA WARD, LIMITED	Tenant Leases	$26.18
BEALLS & BURKE’S OUTLETS	74 -G-5-628320	LA PLACE SHOPPING, L.P.	Anchor Tenant Lease	$0.00
BEALLS & BURKE’S OUTLETS	74 -G-5-623852	LA PLACE SHOPPING, L.P.	Anchor Tenant Lease	$0.00
BEAR STEARNS C/O WELLS FARGO	78 -G-11-631639	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY (TENANT LEASES) FOR WEST VALLEY MALL	$0.00
BEAR STEARNS C/O WELLS FARGO	78 -G-11-631638	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - NON-RECOURSE GUARANTY FOR WEST VALLEY MALL	$0.00
Bear Sterns Commercial Mortgage	NA	GGPLP L.L.C.	Guaranty Obligation - Estoppel Indemnity - West Valley	$0.00	(3)
Bear Sterns Commercial Mortgage	NA	GGPLP L.L.C.	Guaranty Obligation - Non-Recourse Guaranty - West Valley	$0.00	(3)
BEAUTY SYSTEMS GROUP	10 -G-5-623208	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
BECHTEL SAIC COMPANY LLC	44 -G-5-615809	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
BECHTEL SAIC COMPANY LLC	44 -G-5-615807	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
BECHTEL SAIC COMPANY LLC	44 -G-5-615808	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
BEKAERT SPECIALTY FILMS	04 -G-5-620057	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
BELGO WAFFLE INC	63 -G-6-609571	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BELLINGHAM NATIONAL BANK	10 -G-5-616480	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
BENEFIT SOFTWARE INC.	78 -G-3-63	GGP LIMITED PARTNERSHIP	Employee Related Agreements - EMPLOYEE BENEFIT/COMPENSATION STATEMENTS	$0.00
BENEFIT SOFTWARE INC.	77 -G-3-78	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR EMPLOYEE BENEFIT/COMPENSATION STATEMENTS	$0.00
BENEFITS HAWAII, LLC	04 -G-5-615788	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
BENETTON U.S.A. CORPORATION	63 -G-5-624525	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
BENETTON U.S.A. CORPORATION	63 -G-6-609621	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BENJAMIN MAY TRUST	78 -G-15-628939	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
BENJAMIN WOO ARCHITECTS, LLC	04 -G-5-615789	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
BENNETT HUTT & COMPANY, LLC	21 -G-5-615872	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
BERMUDA BAY CLOTHING CORPORATION	98 -G-5-624000	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
BERNADETTE RADCLIFF	38 -G-5-623702	RIO WEST L.L.C.	Tenant Leases	$0.00
BERNARDS PRALINES	98 -G-6-609074	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BEST IN SWEEPING	10 -G-13-614441	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$1,350.00
BEVERAGES & MORE, INC	75 -G-5-626381	GGP-TUCSON LAND L.L.C.	Tenant Leases	$0.00
BFO, INC	39 -G-5-623737	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
BIG APPLE SIMULATION,LLC	63 -G-6-609466	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BIG DOG SPORTSWEAR	98 -G-6-609076	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BIG WHIPPET, LLC	63 -G-6-609597	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BIKE AND ROLL, NEW YORK CITY LLC	63 -G-6-609467	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BJ’S RESTAURANT, INC	85 -G-5-617725	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
BJ’S RESTAURANTS,INC	68 -G-5-617529	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
BJ’S RESTAURANTS,INC	03 -G-5-622734	PARKE WEST, LLC	Tenant Leases	$0.00
BLAIR HVAC SERVICE	78 -G-13-613983	GGP LIMITED PARTNERSHIP	Single Mall Service Agreements - HVAC MAINTENANCE	$0.00

5

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
BLAIR HVAC SERVICE	78 -G-13-613982	GGP LIMITED PARTNERSHIP	Single Mall Service Agreements - HVAC MAINTENANCE	$0.00
BLINK	98 -G-6-609077	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BLONDIE’S TREEHOUSE, INC.	63 -G-13-614610	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - LANDSCAPING INTERIOR/EXTERIOR	$0.00
BLT ACQUISTION GROUP II LLC	71 -G-5-619803	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
BLT CLEANERS, LLC	08 -G-5-627069	VISTA COMMONS, LLC	Tenant Leases	$0.00
BLU BURGER GRILL, PARK WEST LLC	03 -G-5-622735	PARKE WEST, LLC	Tenant Leases	$0.00
BLUE ALLIGATOR DESIGNS	98 -G-6-609078	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BOBBY SHAMSHAD	08 -G-6-604444	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
BOB’S INTERMOUNTAIN MARINE	10 -G-6-603748	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BODY MODE/BODY ZONE	70 -G-6-610350	PINES MALL PARTNERS	Licensing Agreements	$0.00
BOE FONTAINE	70 -G-13-614417	PINES MALL PARTNERS	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$2,800.00
BOLAND	21 -G-13-614338	PARKSIDE LIMITED PARTNERSHIP	Single Mall Service Agreements - HVAC MAINTENANCE	$2,002.75
BOLAND	20 -G-13-614345	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Single Mall Service Agreements - HVAC MAINTENANCE	$41,464.25
BONNIE D. O’CONNELL	78 -G-15-628935	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
BORDER FOODS, INC.	54 -G-5-616610	APACHE MALL, LLC	Tenant Leases	$0.00
BORDERS GROUP, INC	85 -G-5-617726	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
BOSE CORPORATION	04 -G-5-615908	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
BOSSE SPORTS AND HEALTH CLUB, LLC	29 -G-9-380	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT	$0.00
BRALYN’S LLC	62 -G-5-616646	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
BRANCH BANK & TRUST COMPANY	21 -G-5-615873	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
BREAD ALONE, INC.	63 -G-6-609589	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BRIGGS OF SPANISH PLAZA, INC.	98 -G-5-624016	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
BRIGHTON COLLECTIBLES, INC	03 -G-5-622736	PARKE WEST, LLC	Tenant Leases	$21,641.95	(1)
BRITCHES OF NEW YORK	63 -G-6-609470	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BROADWAY FEVER	63 -G-6-609446	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
BROADWAY OPTOMETRY	85 -G-6-604589	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
BROOKSTONE STORES, INC.	98 -G-5-624002	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
BROOKSTONE STORES, INC.	63 -G-5-624522	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
BROWN GROUP RETAIL, INC	93 -G-5-624813	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
BROWS ‘N LASHES	98 -G-6-609083	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BRUCE MACLEOD	78 -G-15-628927	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
BUCKLE UP	70 -G-6-610352	PINES MALL PARTNERS	Licensing Agreements	$0.00
BUFFET PARTNERS, LP	38 -G-5-623710	RIO WEST L.L.C.	Tenant Leases	$0.00
BURKE CLOWARD	77 -G-15-628781	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
BURKE CLOWARD	77 -G-15-628733	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
BURKE CLOWARD	77 -G-15-628757	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
BURKE CLOWARD	78 -G-15-628853	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
BURKE CLOWARD	78 -G-15-628829	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
BURKE CLOWARD	78 -G-15-628877	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
BURKE CLOWARD	10 -G-15-628805	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
BURLINGTON COAT FACTORY OF IDAHO, LLC	24 -G-5-628275	PECANLAND ANCHOR ACQUISITION, LLC	Tenant Leases	$0.00
BURNS PEST ELIMINATING, INC.	62 -G-13-614542	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - BURNS PEST ELIMINATION	$0.00
BUSINESS MUSIC, INC.	38 -G-13-614487	RIO WEST L.L.C.	Single Mall Service Agreements - MUSIC	$112.09
BUSINESSUITES (MARYLAND) LLC	20 -G-5-615835	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
BUTH-NA-BODHAIGE, INC	98 -G-5-624001	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
BUTH-NA-BODHAIGE, INC	98 -G-6-609079	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
BUTH-NA-BODHAIGE, INC	63 -G-5-624521	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
BUZZY BEE’S	88 -G-6-606515	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
BYTAMA, INC. D/B/A NOI STRATEGIES	78 -G-15-612090	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - PROJECT MANAGEMENT SERVICES	$0.00
C & J CLARK RETAIL, INC.	98 -G-5-624008	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
C. CAJUN CHICKEN	98 -G-5-624003	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
CABANA SEAPORT, LLC	63 -G-5-624489	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	77 -G-15-628770	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	77 -G-15-628746	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	77 -G-15-628794	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	78 -G-15-628842	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	78 -G-15-628890	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	78 -G-15-628866	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CACHE VALLEY MALL PARTNERSHIP, LTD.	10 -G-15-628818	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CADILLAC RANCH SALOON, LLC	10 -G-5-623193	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
CAFE PONT	63 -G-6-609616	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00

6

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
CAJUN GOURMET III, INC.	88 -G-6-606516	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CALABRIA RESTAURANT LLC	63 -G-6-609603	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CALABRIA RESTAURANT LLC	63 -G-6-609602	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CALABRIA RESTAURANT, LLC	63 -G-6-609612	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CALIFORNIA BEACH ROCK N’ SUSHI (HAWAII), INC.	04 -G-5-615854	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
CAM SERVICES	73 -G-13-614118	GGP-REDLANDS MALL, L.P.	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE-REDLANDS	$2,583.00
CAMERA ETC.	98 -G-6-609084	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CANYON CAFÉ ACQUISITION COMPANY, LLC	12 -G-5-616620	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
CAP LAND	98 -G-6-609085	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CAPITAL GROUP CORPORATION	38 -G-5-623701	RIO WEST L.L.C.	Tenant Leases	$0.00
CAPITOL DOLLAR STORE PLUS	88 -G-6-606517	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CARCO GROUP INC	77 -G-3-628659	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - PREEMPLOYMENT DRUG SCREEN AND BACKGROUND CHECK	$4,805.32
CARCO GROUP INC	77 -G-3-628692	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR PREEMPLOYMENT DRUG SCREEN AND BACKGROUND CHECK	$0.00
CARDIOVASCULAR BIOTHERAPEUTICS, INC.	49 -G-5-615814	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
CARDIOVASCULAR BIOTHERAPEUTICS, INC.	49 -G-5-615813	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
CARDTRONICS	98 -G-5-624006	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
CARDTRONICS	98 -G-5-624005	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
CARDTRONICS	12 -G-5-616628	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
CARDTRONICS	12 -G-5-616627	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
CARDTRONICS	63 -G-5-624491	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
CARDTRONICS	63 -G-5-624492	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
CARIBOU COFFEE COMPANY, INC.	54 -G-5-616555	APACHE MALL, LLC	Tenant Leases	$0.00
CARL E. OLSON	77 -G-15-628763	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
CARL E. OLSON	77 -G-15-628739	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CARL E. OLSON	77 -G-15-628835	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
CARL E. OLSON	78 -G-15-628883	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
CARL E. OLSON	78 -G-15-628859	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CARL E. OLSON	78 -G-15-628787	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
CARL E. OLSON	10 -G-15-628811	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
CAROL ANN KIYABU	04 -G-6-603625	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
CAROLINA CAJUN, LLC	98 -G-6-609075	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CAROL’S DAUGHTER	98 -G-6-609086	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CARROWS RESTAURANT	85 -G-5-617728	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CARSON PIRIE SCOTT II, INC	54 -G-6-603836	APACHE MALL, LLC	Licensing Agreements	$0.00
CARTER SERVICES, INC.	38 -G-13-614489	RIO WEST L.L.C.	Single Mall Service Agreements - PEST CONTROL	$228.82
CARTOON WORLD	63 -G-6-609471	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CASH FOR GOLD	88 -G-6-606518	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CB RICHARD ELLIS, INC.	69 -G-12-611835	GGP-MINT HILL L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
CECELIA CORPORATION	70 -G-6-610392	PINES MALL PARTNERS	Licensing Agreements	$0.00
CECELIA CORPORATION	70 -G-6-610391	PINES MALL PARTNERS	Licensing Agreements	$0.00
CECELIA CORPORATION	93 -G-6-609833	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
CELL NEEDS	38 -G-6-608911	RIO WEST L.L.C.	Licensing Agreements	$0.00
CELL XTRAS	88 -G-6-606519	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CELLCO PARTNERSHIP	20 -G-5-615853	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$39.97
CELLULAR ONE	38 -G-6-608912	RIO WEST L.L.C.	Licensing Agreements	$0.00
CENTRAL SPECIALTIES LTD.	85 -G-14-612629	CHULA VISTA CENTER, LLC	National Service Agreements - MASTER AGREEMENT	$0.00
CENTRAL SPECIALTIES LTD.	78 -G-14-612622	GGP LIMITED PARTNERSHIP	National Service Agreements - MASTER AGREEMENT	$0.00
CENTRAL VALLEY VETERINARY HOSPITAL, INC.	10 -G-5-618147	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
CENTRO CULTURAL DE CABO VERDE E BRASIL	88 -G-6-606551	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CENTRO DE AVIVAMIENTO PARA LAS NACIONES	10 -G-6-608566	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CERIDAN TIME & ATTENDANCE	77 -G-15-612100	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TIMECARD SERVICES	$0.00
CERTIFIED SECURITY SYSTEMS	74 -G-13-614209	LA PLACE SHOPPING, L.P.	Single Mall Service Agreements - ALARM MAINTENANCE	$78.00
CESARE BONAZZA PHOTOGRAPHY	73 -G-6-610414	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
CG MERRICK LLC & MERRICK PARK MISCELLANEOUS INCOME LLC	45 -G-7-12	THE ROUSE COMPANY OF FLORIDA, LLC	Joint Venture Agreements - LIMITED LIABILITY COMPANY AGREEMENT OF MERRICK PARK PARKING, LLC.	$0.00
CHAD S HORIMOTO	04 -G-5-623217	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
CHANG Y. LEE	85 -G-5-617746	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CHANG, HSIU PIN AND WENG, QIN	98 -G-5-624045	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
CHARLES AND MABEL CHEN	98 -G-6-609143	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CHARLOTTE RUSSE, INC.	54 -G-5-616557	APACHE MALL, LLC	Tenant Leases	$0.00
CHARLOTTE RUSSE, INC.	85 -G-5-617729	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00

7

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
CHECK INTO CASH,INC.	74 -G-5-623853	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
CHEMTREAT INC	54 -G-13-613709	APACHE MALL, LLC	Single Mall Service Agreements - WATER SERVICES AGREEMENT	$405.96
CHICK-FIL-A INC	88 -G-5-620297	LANDMARK MALL L.L.C.	Tenant Leases	$0.00	(1)
CHICO’S FAS, INC.	98 -G-5-624007	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$74,200.00	(1)
CHICO’S FAS, INC.	03 -G-5-622737	PARKE WEST, LLC	Tenant Leases	$0.00	(1)
CHIL NAE NO AND POKSUN NO	85 -G-5-617737	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CHILI’S OF MN, INC	54 -G-5-616601	APACHE MALL, LLC	Tenant Leases	$0.00
CHINOIS CORP	10 -G-5-623205	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
CHOICE PORTABLES	63 -G-6-609473	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CHOICE PORTABLES INC	63 -G-6-609462	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CHRISTOPHER & BANKS, INC	54 -G-5-616559	APACHE MALL, LLC	Tenant Leases	$0.00
CHRISTOPHER & BANKS, INC	03 -G-5-622739	PARKE WEST, LLC	Tenant Leases	$0.00
CHRISTOPHER & BANKS, INC.	54 -G-5-616553	APACHE MALL, LLC	Tenant Leases	$0.00
CHRISTOPHER & BANKS, INC.	54 -G-5-616554	APACHE MALL, LLC	Tenant Leases	$0.00
CHRISTOPHER C. TSIEN	21 -G-5-615876	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
CHRISTOPHER HOMES, LLC	70 -G-12-611923	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE AGREEMENTS AND AMENDMENTS	$0.00
CHRISTOPHER LOPEZ	08 -G-5-627078	VISTA COMMONS, LLC	Tenant Leases	$0.00
CHRISTOPHER SAN PEDRO BAYOT	04 -G-5-615857	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
CHURCH OF JESUS CHRIST OF LATTER DAY ST.	70 -G-6-610354	PINES MALL PARTNERS	Licensing Agreements	$0.00
CHURRERIA	85 -G-6-604590	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
CIBE SEAPORT, LLC	63 -G-5-624531	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
CIBE SEAPORT, LLC	63 -G-6-609604	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CIGNA C/O PRUDENTIAL ASSET RESOURCES	82 -G-11-631604	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR RIVERTOWN CROSSINGS	$0.00
CINNAWORKS LLC	85 -G-5-617733	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CIRCUIT CITY STORES, INC.	92 -G-5-620695	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
CIRCUIT CITY STORES, INC.	92 -G-5-628217	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
CITI / MORGAN STANLEY	78 -G-11-631585	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - GGPLP EXCHANGABLE DEBT	$0.00
CITI TRENDS, INC	74 -G-5-623854	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
CITI TRENDS, INC	74 -G-5-628321	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
Citicorp North America	NA	GGP Limited Partnership, GGP Inc., and The Rouse Company LP	Guaranty Obligation - Payment Guaranty - Oakwood Center	$0.00	(3)
CITIFINANCIAL CONSUMER SERVICES, INC.	74 -G-5-623855	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
CITIGROUP NORTH AMERICA	77 -G-11-631650	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR OAKWOOD CENTER COMBINED	$0.00
CITIGROUP NORTH AMERICA	83 -G-11-631601	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR OAKWOOD CENTER COMBINED	$0.00
CITIGROUP NORTH AMERICA C/O CITIGROUP NORTH AMERICA	78 -G-11-631623	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR OAKWOOD CENTER COMBINED	$0.00
CITY OF CHULA VISTA	85 -G-1-615684	CHULA VISTA CENTER, LLC	Ground Leases and Other Agreements - PORTION OF THE CHULA VISTA SHOPPING CENTER	$0.00
CITY OF CHULA VISTA	85 -G-1-615596	CHULA VISTA CENTER, LLC	Ground Leases and Other Agreements - PORTION OF THE CHULA VISTA SHOPPING CENTER	$0.00
CITY OF CHULA VISTA	85 -G-1-615597	CHULA VISTA CENTER, LLC	Ground Leases and Other Agreements - PORTION OF THE CHULA VISTA SHOPPING CENTER	$0.00
CITY OF CHULA VISTA	85 -G-1-615685	CHULA VISTA CENTER, LLC	Ground Leases and Other Agreements - PORTION OF THE CHULA VISTA SHOPPING CENTER	$0.00
CITY OF ELK GROVE	05 -G-12-611850	ELK GROVE TOWN CENTER, L.P.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENT	$107,363.11
CITY OF LAS VEGAS	52 -G-12-631369	9950-9980 COVINGTON CROSS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	68 -G-12-631370	HOWARD HUGHES CANYON POINTE Q4, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	70 -G-12-631366	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	70 -G-12-611918	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENTS	$0.00
CITY OF LAS VEGAS	70 -G-12-631374	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	71 -G-12-631367	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	69 -G-12-631371	THE HOWARD HUGHES CORPORATION	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	69 -G-12-631376	THE HOWARD HUGHES CORPORATION	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF LAS VEGAS	08 -G-12-631375	VISTA COMMONS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CITY OF NEW ORLEANS	98 -G-1-615705	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - SPANISH PLAZA CONTAINING APPROXIMATELY 86,300 SQUARE FEET, CANAL STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY .78 ACRES RIVERWARD OF SPANISH PLAZA AND JULIA STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY 2.	$0.00

8

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
CITY OF NEW ORLEANS	98 -G-1-615683	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - SPANISH PLAZA CONTAINING APPROXIMATELY 86,300 SQUARE FEET, CANAL STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY .78 ACRES RIVERWARD OF SPANISH PLAZA AND JULIA STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY 2.	$0.00
CITY OF NEW ORLEANS	98 -G-1-615595	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - SPANISH PLAZA CONTAINING APPROXIMATELY 86,300 SQUARE FEET, CANAL STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY .78 ACRES RIVERWARD OF SPANISH PLAZA AND JULIA STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY 2.	$0.00
CITY OF PEORIA, AZ	03 -G-12-611975	PARKE WEST, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENT	$0.00
CITY OF PHOENIX	55 -G-1-615622	ARIZONA CENTER PARKING, LLC	Ground Leases and Other Agreements - PROPERTY LOCATED NEAR THE NORTHEAST CORNER OF ARIZONA CENTER - PARKING PARCEL	$0.00
CITY OF PHOENIX	12 -G-1-615618	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Ground Leases and Other Agreements - PROPERTY LOCATED NEAR THE SOUTHWEST CORNER AND ON THE WESTERN END OF ARIZONA CENTER - RETAIL PARCEL	$0.00
CITY OF PHOENIX	62 -G-1-615619	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Ground Leases and Other Agreements - PROPERTY LOCATED AT THE SOUTHERN END OF ARIZONA CENTER - OFFICE PARCEL #1	$0.00
CITY OF PHOENIX	13 -G-1-615623	ROUSE-PHOENIX MASTER LIMITED PARTNERSHIP	Ground Leases and Other Agreements - LOCATED AT THE NORTHEAST CORNER, EASTERN SIDE AND SOUTHEAST CORNER OF ARIZONA CENTER	$0.00
CITY OF PHOENIX	11 -G-1-615621	ROUSE-PHOENIX THEATRE LIMITED PARTNERSHIP	Ground Leases and Other Agreements - PROPERTY LOCATED AT THE NORTHWEST CORNER OF ARIZONA CENTER - THEATRE PARCEL	$0.00
CITY OF PHOENIX	95 -G-1-615620	TWO ARIZONA CENTER, LLC	Ground Leases and Other Agreements - PROPERTY LOCATED NEAR THE SOUTHEAST CORNER OF ARIZONA CENTER - OFFICE PARCEL #2	$0.00
CITY OF REDLANDS	73 -G-5-626054	GGP-REDLANDS MALL, L.P.	Tenant Leases	$11,538.01
CITY STREET, INC.	63 -G-6-609475	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CITY WIDE ELECTRONIC SYSTEM	85 -G-13-613846	CHULA VISTA CENTER, LLC	Single Mall Service Agreements - ALARM MAINTENANCE AGREEMENT	$56.80
CK LAND DEVELOPMENT, INC.	69 -G-12-611948	GGP-MINT HILL L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - NOMINEE AGREEMENT	$0.00
CK LAND DEVELOPMENT, INC.	69 -G-12-611947	GGP-MINT HILL L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENT	$0.00
CLACKAMAS MALL L.L.C.	78 -G-15-631673	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF PORTION OF CLACKAMAS MALL	$0.00
CLAIRE’S BOUTIQUES, INC	54 -G-5-616579	APACHE MALL, LLC	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	54 -G-5-616561	APACHE MALL, LLC	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	85 -G-5-617734	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	88 -G-5-620299	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	03 -G-5-622746	PARKE WEST, LLC	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	38 -G-5-623703	RIO WEST L.L.C.	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	93 -G-5-624811	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
CLAIRE’S BOUTIQUES, INC	63 -G-5-624494	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
CLARITAS, INC.	77 -G-15-612086	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - MASTER MARKETING LICENSE AGREEMENT	$0.00
CLARK COUNTY	84 -G-12-611914	SUMMERLIN CENTRE, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - IMPROVEMENT PHASING AGREEMENT	$0.00
CLARK COUNTY TREASURER	70 -G-12-631363	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CLARK COUNTY TREASURER	84 -G-12-631364	SUMMERLIN CENTRE, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CLARK COUNTY TREASURER	69 -G-12-631365	THE HOWARD HUGHES CORPORATION	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
CLEANING SUPPLIER/DANIELS CLEANING, LLC	10 -G-5-623207	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
CLEAR CHANNEL OUTDOOR, INC	63 -G-6-609476	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CLEAR CHANNEL OUTDOOR, INC.	03 -G-6-608286	PARKE WEST, LLC	Licensing Agreements	$0.00
CLIVE CORPORATION, INC.	63 -G-6-609465	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CLUB 1 TANNING, INC.	08 -G-5-627071	VISTA COMMONS, LLC	Tenant Leases	$0.00
CMS FACILITIES MAINTENANCE INC	68 -G-13-614179	HOWARD HUGHES CANYON POINTE Q4, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$13,225.00
CMS FACILITIES MAINTENANCE INC	08 -G-13-614774	VISTA COMMONS, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$9,132.50
CMS FACILITIES MAINTENANCE INC	08 -G-13-614775	VISTA COMMONS, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
CNA	77 -G-15-631403	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - SURETY BOND - CNA	$0.00
CNA	78 -G-3-65	GGP LIMITED PARTNERSHIP	Employee Related Agreements - LONG TERM CARE INSURANCE	$0.00
CNA	77 -G-3-81	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LONG TERM CARE INSURANCE	$0.00
COACH, INC	54 -G-5-616562	APACHE MALL, LLC	Tenant Leases	$0.00
COACH, INC	63 -G-5-624523	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
COINSTAR ENTERTAINMENT SERVICES, INC.	93 -G-6-609834	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
COLD STONE CREAMERY, INC	54 -G-5-616563	APACHE MALL, LLC	Tenant Leases	$0.00
COLD STONE CREAMERY, INC	12 -G-5-616630	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
COLDWATER CREEK U.S INC	54 -G-5-616564	APACHE MALL, LLC	Tenant Leases	$0.00
COL-FER, INC	38 -G-5-623704	RIO WEST L.L.C.	Tenant Leases	$0.00
COLLECTCORP CORPORATION	12 -G-5-616661	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
COLLECTIBLES DYNASTY	63 -G-6-609478	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00

9

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
COLLECTIBLES DYNASTY	63 -G-6-609479	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
COLOR ME MINE SEAPORT	63 -G-6-609580	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
COLOR, INC.	98 -G-5-624011	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
COLORS NEW YORK	88 -G-6-606523	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
COLUMBIA BANCORP	21 -G-5-617936	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
COLUMBIA BANCORP	20 -G-5-615838	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
COLUMBIA INN	74 -G-5-617939	HRD PARKING, INC.	Tenant Leases	$0.00
COLUMBIA TRADING, INC	88 -G-6-606525	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
COLUMBIA TRADING, INC	88 -G-6-606524	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
Column Financial	NA	Howard Hughes Properties, Inc	Guaranty Obligation - Recourse Carve Outs - Corporate Pointe 2 and 3	$0.00	(3)
Column Financial	NA	Howard Hughes Properties, Inc.	Guaranty Obligation - Environmental Indemnity - Corporate Pointe 2 and 3	$0.00	(3)
COLUMN FINANCIAL C/O MIDLAND LOAN SERVICES, INC	70 -G-11-631640	HOWARD HUGHES PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR CENTER POINTE PLAZA, HOWARD HUGHES PLAZA (CORPORATE POINTE 2 AND 3)	$0.00
Column Financial, INC	NA	GGPLP L.L.C	Guaranty Obligation - Unfunded TA/REA Amendment Indemnity - Valley Hills	$0.00	(3)
Column Financial, Inc	NA	Price Development Company Limited Partnership	Guaranty Obligation - Ground Lease Indemnity - Pine Ridge	$0.00	(3)
COMICS-N-STUFF	85 -G-6-604591	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
COMIDA CORPORATION	12 -G-5-616637	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
COMMERCE CRG	17 -G-12-611986	MAJESTIC PARTNERS-PROVO, LLC (Provo Plaza)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
COMMERCE CRG	10 -G-12-611984	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Division Crossing)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENTT	$0.00
COMMERCE CRG	10 -G-12-611889	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Twin Falls)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
COMMERCE CRG	08 -G-12-611931	VISTA COMMONS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
COMMERCE CRG-SALT LAKE CITY OFFICE	10 -G-12-611847	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Cottonwood Square)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
COMMERCIAL PLUMBING, INC.	04 -G-13-614750	VICTORIA WARD, LIMITED	Single Mall Service Agreements - SEWER LINE MAINTENANCE	$0.00
COMPANY DANCE STUDIO, THE	10 -G-6-611521	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
COMPUTER PACKAGES, INC.	78 -G-4-612075	GGP LIMITED PARTNERSHIP	IT/Software Agreements - TRADEMARK DATABASE	$0.00
COMPYSCH CORPORATION	78 -G-3-66	GGP LIMITED PARTNERSHIP	Employee Related Agreements - EMPLOYEE ASSISTANCE PROGRAM	$0.00
COMPYSCH CORPORATION	77 -G-3-82	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR EMPLOYEE ASSISTANCE PROGRAM	$0.00
CONNECTICUT GENERAL LIFE INSURANCE CO.,	22 -G-5-615891	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
CONNECTICUT GENERAL LIFE INSURANCE CO.,	22 -G-5-615892	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
Connecticut General Life Insurance Company	NA	GGPLP L.L.C.	Guaranty Obligation - Environmental Indemnity - Rivertown Crossings Mezz	$0.00	(3)
Connecticut General Life Insurance Company	NA	GGPLP L.L.C.	Guaranty Obligation - Environmental Indemnity - Rivertown Crossings Mtg	$0.00	(3)
Connecticut General Life Insurance Company	NA	GGPLP L.L.C.	Guaranty Obligation - Non-Recourse Guaranty - Rivertown Crossings Mtg	$0.00	(3)
Connecticut General Life Insurance Company	NA	GGPLP L.L.C.	Guaranty Obligation - Non-Recourse Guaranty - Rivertown Crossings Mtg	$0.00	(3)
CONNECTICUT GENERAL LIFE INSURANCE COMPANY	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Completion Guaranty - 70 Columbia Corporate Center	$0.00	(3)
CONSORTIUM HEALTH PLANS, INC.	22 -G-5-615894	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
CONSORTIUM HEALTH PLANS, INC.	22 -G-5-615893	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
CONSTELLATION ENERGY SOURCE, INC.	50 -G-14-612103	ROUSE F.S., LLC	National Service Agreements - DEVELOPMENT AGREEMENT	$0.00
CONSTELLATION ENERGY SOURCE, INC.	50 -G-14-612104	ROUSE F.S., LLC	National Service Agreements - ENERGY SERVICE AGREEMENT	$0.00
CONSTELLATION ENERGY SOURCE, INC.	50 -G-14-612105	ROUSE F.S., LLC	National Service Agreements - LEASE AGREEMENT	$0.00
CONTRACT FURNISHERS OF HAWAII, INC.	04 -G-5-615799	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
COOKIE CORNER	73 -G-6-610415	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
COOKIES N SWEETS	70 -G-6-610355	PINES MALL PARTNERS	Licensing Agreements	$0.00
COOK’S PEST CONTROL	08 -G-13-613819	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - PEST CONTROL	$374.00
COOVER,BARR & TIEDEMANN, LLC	21 -G-5-615874	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
COPYRIGHT CLEARANCE CENTER, INC.	78 -G-15-612079	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - CORPORATE COPYRIGHT LICENSE	$0.00
CORNAIR REMODELING INC	04 -G-5-623218	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
CORNERSTONE CHURCH OF SAN DIEGO	85 -G-6-604592	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
COSTCO WHOLESALE CORP.	68 -G-5-617531	HOWARD HUGHES CANYON POINTE Q4, LLC	Anchor Tenant Lease	$0.00
COUNTRY WIDE HOME LOANS, INC.	41 -G-5-615735	10190 COVINGTON CROSS, LLC	Tenant Leases	$0.00
COUNTY OF CLARK	70 -G-12-611919	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENTS	$0.00
CPC SHOPS, LLC	68 -G-5-617532	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
CPI-HIGHLAND ASSOCIATES LIMITED PARTNERSHIP	59 -G-7-1	AUSTIN MALL LIMITED PARTNERSHIP	Joint Venture Agreements - JOINT VENTURE AGREEMENT OF THE HIGHLAND MALL JOINT VENTURE, AS AMENDED.	$0.00
CPI-HIGHLAND ASSOCIATES LIMITED PARTNERSHIP	60 -G-7-2	AUSTIN MALL, LLC	Joint Venture Agreements - JOINT VENTURE AGREEMENT OF THE HIGHLAND MALL JOINT VENTURE, AS AMENDED.	$0.00
CRACKER BARREL OLD COUNTRY STORE, INC	38 -G-5-623705	RIO WEST L.L.C.	Tenant Leases	$0.00
CRAVATTA UOMO	98 -G-6-609087	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CREATIVE CANDLES	98 -G-6-609088	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
CREATIVE DESIGN ARCHITECTURE, INC.	49 -G-5-615815	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00

10

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
CREATIVE HAIRDRESSERS, INC.	88 -G-5-620296	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
CRESTAR BANK	88 -G-5-620325	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
CRH CO., INC.	78 -G-15-628934	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
CRISTINA CAMARGO	85 -G-6-604599	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
CROCS RETAIL INC	54 -G-6-603821	APACHE MALL, LLC	Licensing Agreements	$0.00
CROCS RETAIL INC	54 -G-6-603822	APACHE MALL, LLC	Licensing Agreements	$0.00
CROCS RETAIL INC	54 -G-6-603823	APACHE MALL, LLC	Licensing Agreements	$0.00
CROWN CASTLE INTERNATIONAL	10 -G-6-605958	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CS STARS LLC	78 -G-4-612068	GGP LIMITED PARTNERSHIP	IT/Software Agreements - LOSS PREVENTION SOFTWARE	$0.00
CSFB C/O KEYBANK REAL ESTATE CAPITAL	82 -G-11-631631	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - INDEMNITY AGREEMENT FOR VALLEY HILLS MALL (UNDETERMINED AMOUNTS)	$0.00
CTM GROUP INC	54 -G-6-603858	APACHE MALL, LLC	Licensing Agreements	$0.00
CTM GROUP INC	85 -G-6-604628	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
CTM GROUP INC	85 -G-6-604627	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
CTM GROUP INC	85 -G-6-604626	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
CTM GROUP INC	88 -G-6-606593	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
CTM GROUP, INC	38 -G-6-608937	RIO WEST L.L.C.	Licensing Agreements	$0.00
CURVES FOR WOMEN	74 -G-5-623856	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
CUSTOM COMMUNICATIONS, INC.	54 -G-13-613705	APACHE MALL, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$3,679.21
CUSTOM COMMUNICATIONS, INC.	54 -G-13-613706	APACHE MALL, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
CUSTOM REMODELERS, INC.	54 -G-6-603824	APACHE MALL, LLC	Licensing Agreements	$0.00
CUSTOMIZE SPOT	26 -G-6-605965	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
CUT ABOVE HOME, INC.	54 -G-5-616566	APACHE MALL, LLC	Tenant Leases	$0.00
CVS PHARMACY, INC.	85 -G-5-617735	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
CVS PHARMACY, INC.	10 -G-5-619520	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
CYBER CAFE	63 -G-6-609503	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
CYD RODRIGUEZ	78 -G-15-628936	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
CYNTHIA’S GIFTS (NFL)	38 -G-6-608913	RIO WEST L.L.C.	Licensing Agreements	$0.00
D & D SANCHEZ, LLC	03 -G-5-622753	PARKE WEST, LLC	Tenant Leases	$0.00
D SUEHIRO ELECTRIC	04 -G-5-623219	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
D.A.R.E	10 -G-5-628135	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
D.A.R.E	10 -G-6-611522	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
D.L. PETERSON TRUST	78 -G-2-590945	GGP LIMITED PARTNERSHIP	Equipment Leases - VEHICLE LEASES	$0.00
DA RETAIL INVESTMENTS, L.L.C.	82 -G-15-628900	GGPLP, L.L.C.	Corporate and Other Contracts - DEBT MAINTENANCE AGREEMENT	$0.00
DA RETAIL INVESTMENTS, LLC	77 -G-15-631391	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - LIMITED LIABILITY COMPANY AGREEMENT OF GGPLP L.L.C. (SERIES C UNITS)	$0.00
DABROWKSI, ALINA	98 -G-6-609154	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
DAIQUIRIS-RIVERWALK, INC.	98 -G-5-624042	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
DAIQUIRIS-RIVERWALK, INC.	98 -G-5-624039	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
DAIQUIRIS-RIVERWALK, INC.	98 -G-6-609121	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
DALE SATO HARRISON	04 -G-5-623223	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
DAN’S LANDSCAPING	74 -G-13-614210	LA PLACE SHOPPING, L.P.	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$5,360.00
DAN’S LANDSCAPING, INC	98 -G-13-614281	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$5,019.00
DATA AIR PROCESSING	44 -G-13-613609	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - HVAC MAINTENANCE	$368.00
DATA AIR PROCESSING	44 -G-13-613610	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - HVAC MAINTENANCE	$0.00
DATA AIR PROCESSING	46 -G-13-613635	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - HVAC MAINTENANCE	$144.00
DATA AIR PROCESSING	52 -G-13-613700	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - HVAC MAINTENANCE	$95.00
DATACARE SOFTWARE GROUP, INC.	78 -G-4-612067	GGP LIMITED PARTNERSHIP	IT/Software Agreements - LEGAL ENTITY DATABASE SOFTWARE LICENSE & SUPPORT	$0.00
DAVID & AMAL SAAD	85 -G-5-617748	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
DAVID & CARRIE ANDERSON	93 -G-6-609842	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
DB AMUSEMENTS	88 -G-6-606530	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DB AMUSEMENTS	88 -G-6-606529	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DB AMUSEMENTS	88 -G-6-606528	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DB AMUSEMENTS	88 -G-6-606526	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DB AMUSEMENTS	88 -G-6-606527	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DE LAGE LANDEN FINANCIAL SERVICES	98 -G-13-614272	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - OFFICE COPIER & FAX MACHINES	$1,088.71
DEAD SEA	85 -G-6-604593	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
DEAD SEA	93 -G-6-609835	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
DEEP SOUTH SNOWSHAKES	88 -G-6-606531	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DEEP SOUTH SNOWSHAKES	88 -G-6-606532	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DEIRDA PRICE	77 -G-15-628743	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
DEIRDA PRICE	77 -G-15-628767	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
DEIRDA PRICE	77 -G-15-628791	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
DEIRDA PRICE	78 -G-15-628839	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
DEIRDA PRICE	78 -G-15-628887	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00

11

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
DEIRDA PRICE	78 -G-15-628863	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
DEIRDA PRICE	10 -G-15-628815	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
DEL TACO, INC.	10 -G-5-619521	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
DELOITTE & TOUCHE LLP	77 -G-15-612097	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - SOX CONSULTING SERVICES	$0.00
DELTA DALLAS ALPHA CORP	63 -G-5-624529	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
DELUXE PEST CONTROL	98 -G-13-614277	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - PEST CONTROL	$1,005.00
DESERET INDUSTRIES FIELD GROUP	10 -G-5-623209	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
DESERET INDUSTRIES FIELD GROUP	10 -G-5-628291	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
DESERT FIRE PROTECTION	41 -G-13-613584	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	44 -G-13-613627	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	44 -G-13-613626	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	48 -G-13-613654	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	49 -G-13-613658	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	50 -G-13-613674	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FIRE PROTECTION	52 -G-13-613701	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - FIRE PROTECTION SERVICES	$0.00
DESERT FITNESS HOLDINGS INC	08 -G-5-627067	VISTA COMMONS, LLC	Tenant Leases	$0.00
DESERT SHINE	24 -G-13-613568	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$0.00
DESERT SHINE	41 -G-13-613583	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$975.00
DESERT SHINE	44 -G-13-613622	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$0.00
DESERT SHINE	46 -G-13-613640	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$0.00
DESERT SHINE	47 -G-13-613645	1451 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$335.00
DESERT SHINE	49 -G-13-613657	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$775.00
DESERT SHINE	50 -G-13-613671	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$775.00
DESERT SHINE	52 -G-13-613695	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - WINDOW CLEANING SERVICE	$0.00
DESIGNS BY CASEY	85 -G-6-604594	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
DESTINATION MATERNITY CORPORATION	54 -G-5-616590	APACHE MALL, LLC	Tenant Leases	$0.00
DESTINY MANAGEMENT COMPANY LLC	78 -G-3-73	GGP LIMITED PARTNERSHIP	Employee Related Agreements - WELLNESS PROGRAM	$0.00
DESTINY MANAGEMENT COMPANY LLC	77 -G-3-91	THE HUGHES CORPORATION	Employee Related Agreements - GURANTOR FOR WELLNESS PROGRAM	$0.00
DEUN OGUNLANA	70 -G-6-610351	PINES MALL PARTNERS	Licensing Agreements	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	77 -G-11-631625	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR FASHION SHOW MALL	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	77 -G-11-631628	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY THE SHOPPES AT PALAZZO	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	78 -G-11-631629	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY THE SHOPPES AT PALAZZO	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	78 -G-11-631626	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR FASHION SHOW MALL	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	79 -G-11-631627	ROUSE LLC	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR FASHION SHOW MALL	$0.00
DEUTSCHE BANK C/O DEUTSCHE BANK SECURITIES, INC.	79 -G-11-631613	ROUSE LLC	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY THE SHOPPES AT PALAZZO	$0.00
Deutsche Bank Securities, Inc	NA	GENERAL GROWTH PROPERTIES, INC.	Advisory Services Agreement	$0.00
Deutsche Bank Trust Company	NA	GGP Limited Partnership, General Growth Properties, Inc.; Rouse LLC	Guaranty Obligation - Collateral Assignment - Palazzo	$0.00	(3)
Deutsche Bank Trust Company Americas, as Agent	NA	General Growth Properties Inc. & GGP Limited Partnership & Rouse LLC	Guaranty Obligation - Payment Guaranty - Fashion Show	$0.00	(3)
Deutsche Bank Trust Company Americas, as Agent	NA	General Growth Properties Inc. & GGP Limited Partnership & Rouse LLC	Guaranty Obligation - Payment Guaranty - Palazzo	$0.00	(3)
DEVANSHI, INC	85 -G-5-617764	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
DEVELOPMENT RESOURCES WACKER, L.L.C	78 -G-15-631388	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - INDEMNITY AND GUARANTY AGREEMENT REGARDING LOAN	$0.00
DEVINE CULTURE & MEDIA GROUP, INC	26 -G-6-605968	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
DFLR, LLC	22 -G-5-615895	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
DGS PRODUCTIONS, LLC	12 -G-5-616657	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
DIAMOND WIRELESS, LLC	85 -G-6-604595	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
DICK’S CLOTHING AND SPORTING GOODS, INC	39 -G-5-628312	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
DICK’S CLOTHING AND SPORTING GOODS, INC	39 -G-5-623738	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
DICK’S CLOTHING AND SPORTING GOODS, INC	39 -G-5-628311	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
DICK’S SPORTING GOODS STORAGE	39 -G-6-608945	RIVER FALLS MALL, LLC	Licensing Agreements	$0.00
DICK’S SPORTING GOODS, INC	92 -G-5-620696	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
DICK’S SPORTING GOODS, INC	92 -G-5-628218	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
DIGOIL ART	85 -G-6-604597	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
DIGOIL ART	85 -G-6-604596	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
DILLARD’S DOLLARS, INC	70 -G-10-611784	PINES MALL PARTNERS	Reciprocal Easement Agreements	$0.00
DIMA PRODUCTIONS LLC	63 -G-6-609576	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00

12

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
DIPPIN DOTS ICE CREAM RIO CONCESSIONS LL	63 -G-6-609595	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DIRECT FITNESS SOLUTIONS, LLC	77 -G-15-612082	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - FITNESS CENTER MAINTENANCE	$0.00
DIRECTIONAL AD-VANTAGE HOLDINGS, LLC	38 -G-6-608914	RIO WEST L.L.C.	Licensing Agreements	$0.00
DIRTY DENIM	63 -G-6-609481	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DIRTY DENIM	63 -G-6-609480	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DISCOUNT JEWELLERS	08 -G-6-604435	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
DISCOUNTS CONNECTION INC	98 -G-6-609089	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
DISCOVERING HIDDEN HAWAII TOURS, INC.	04 -G-5-627163	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
DISTRIBUTORS VENDING CORP	63 -G-6-609482	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DJOLOF ART TRADING	38 -G-6-608915	RIO WEST L.L.C.	Licensing Agreements	$0.00
DJTTT LLC	12 -G-5-616625	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
DMV INTERNATIONAL YACHTS, INC	63 -G-6-609485	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DMV INTERNATIONAL YACHTS, INC	63 -G-6-609484	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DMV INTERNATIONAL YACHTS, INC	63 -G-6-609483	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DOLLAR CITY	70 -G-6-610357	PINES MALL PARTNERS	Licensing Agreements	$0.00
DOLLAR DAYS	98 -G-6-609090	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
DOLLAR JEWELRY PLUS	70 -G-6-610358	PINES MALL PARTNERS	Licensing Agreements	$0.00
DOLLAR TREE STORES, INC.	74 -G-5-623857	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
DOLLAR TREE STORES, INC.	74 -G-5-628322	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
DOLPHIN INSTITUTE	04 -G-5-615859	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
DOMINO’S PIZZA, INC.	10 -G-5-618145	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
DONALD B. MAY	78 -G-15-628942	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
DONALD KAY	78 -G-15-628944	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
DONALD W. REYNOLDS FOUNDATION	71 -G-5-619804	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
DOUG PHILPOTTS	04 -G-5-626848	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
DOWNEY SAVINGS AND LOAN	73 -G-5-626056	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
DOWNTOWN BABIES, INC.	65 -G-6-609587	SEAPORT MARKETPLACE THEATRE, LLC	Licensing Agreements	$0.00
DOWNTOWN BABIES, INC.	63 -G-6-609577	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DOWNTOWN KITCHEN	63 -G-6-609596	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
DR LES BARRICKMAN	04 -G-5-615790	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
DR. JEFFREY S. GOLDSTEIN, OD, PA, (COL)	20 -G-5-615840	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
DRAMA	38 -G-6-608916	RIO WEST L.L.C.	Licensing Agreements	$0.00
DSW SHOE WAREHOUSE, INC.	92 -G-5-620697	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
DSW SHOE WAREHOUSE, INC.	92 -G-5-628219	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
DUBAI JEWELERS	88 -G-6-606533	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
DUNHAM TRUST COMPANY	49 -G-5-615816	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
DUNKIN BRANDS	08 -G-5-627072	VISTA COMMONS, LLC	Tenant Leases	$0.00
E & E FIRE PROTECTION LLC	08 -G-13-614776	VISTA COMMONS, LLC	Single Mall Service Agreements - QUARTERLY SPRINKLER INSPECTIONS	$510.00
E.N. HOWARD FAMILY TRUST	92 -G-1-615680	COTTONWOOD MALL, LLC	Ground Leases and Other Agreements - APPROXIMATELY 2.24730 ACRES LOCATED AT THE NORTHWEST CORNER OF THE COTTONWOOD SQUARE PROPERTY	$0.00
E.N. HOWARD FAMILY TRUST	92 -G-1-615592	COTTONWOOD MALL, LLC	Ground Leases and Other Agreements - APPROXIMATELY 2.24730 ACRES LOCATED AT THE NORTHWEST CORNER OF THE COTTONWOOD SQUARE PROPERTY	$0.00
EAGLE VISIONS VIDEO CORPORATION	04 -G-5-615791	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
EASTERN TREASURES	88 -G-6-606534	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
EASTRIDGE SHOPPING CENTER L.L.C.	78 -G-15-631674	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF UNLEASED PORTIONS OF EASTRIDGE MALL	$0.00
EATERIES, INC.	70 -G-5-625917	PINES MALL PARTNERS	Tenant Leases	$0.00
EAU-D, INC.	85 -G-5-617727	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
EB HAWAII, INC.	04 -G-5-623221	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ECONOMIC DEVELOPMENT CORPORATION	63 -G-5-624528	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
EDAW, INC.	12 -G-5-616662	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
EDENS	08 -G-6-604436	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
EDWARD J. DEBARTOLO FAMILY TESTAMENTARY TRUST I F/B/O EDWARD J. DEBARTOLO, JR.	78 -G-15-628928	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
EDWARD S. BROWN	78 -G-15-628953	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
EETESSAM ENTERPRISES, LLC	98 -G-6-609128	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
EGD ENTERPRISES LLC	03 -G-5-622748	PARKE WEST, LLC	Tenant Leases	$0.00
EINSTEIN AND NOAH CORP.	10 -G-5-618146	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
EJ’S	38 -G-6-608917	RIO WEST L.L.C.	Licensing Agreements	$0.00
EKO PAINTING, INC.	04 -G-5-615861	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
EKO PAINTING, INC.	04 -G-5-615860	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ELAINE TENG	85 -G-6-604598	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ELEGANT DECOR	03 -G-6-608287	PARKE WEST, LLC	Licensing Agreements	$0.00

13

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
ELEGANT ILLUSIONS, INC.	98 -G-5-624013	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
ELITE JEWELERS	88 -G-6-606535	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ELK GROVE TOWN CENTER, L.P.	05 -G-12-611852	ELK GROVE TOWN CENTER, L.P.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - MALL AGREEMENT	$0.00
ELLA’S	98 -G-6-609091	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ELLEN’S PLACE	88 -G-6-606536	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
EMERALD SOFTWARE GROUP, LLC	78 -G-3-628656	GGP LIMITED PARTNERSHIP	Employee Related Agreements - TOP(TALENT ONBOARDING PROCESS)/NEW HIRE PROCESS/PAN	$9,612.50
EMERALD SOFTWARE GROUP, LLC	77 -G-3-628688	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR TOP(TALENT ONBOARDING PROCESS)/NEW HIRE PROCESS/PAN	$0.00
EMERGENCY MONITORING SERVICE INC.	39 -G-13-614494	RIVER FALLS MALL, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
EMPIRE WATCHES	63 -G-6-609486	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
EMPLOYMENT LAW TRAINING INC	78 -G-3-628664	GGP LIMITED PARTNERSHIP	Employee Related Agreements - LEGAL TRAINING IN CALIFORNIA	$0.00
EMPLOYMENT LAW TRAINING INC	77 -G-3-628699	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LEGAL TRAINING IN CALIFORNIA	$0.00
EMPTY QUARTER	54 -G-6-603825	APACHE MALL, LLC	Licensing Agreements	$0.00
ENDZONE SPORTSBAR LLC	88 -G-5-620327	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
ENERGY MANAGEMENT SYSTEMS	63 -G-13-614613	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - METER READING	$2,663.25
ENGINEERS SURVEYORS HAWAII	04 -G-5-615911	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ENIVEL, INC.	04 -G-5-623216	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ERAS INC	63 -G-6-609582	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ERMC PROPERTY MANAGEMENT CO.	54 -G-14-612132	APACHE MALL, LLC	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
ERMC PROPERTY MANAGEMENT CO.	88 -G-14-612142	LANDMARK MALL L.L.C.	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
ERNEST & YOUNG LLP	77 -G-15-612099	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX SERVICES	$0.00
ESTATE OF JAMES W. WILSON, JR	77 -G-15-631389	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - LIMITED LIABILITY COMPANY AGREEMENT OF HOOVER MALL HOLDING, L.L.C.	$0.00
ESTATE OF JAMES W. WILSON, JR	78 -G-15-631393	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - LIMITED LIABILITY COMPANY AGREEMENT OF HOOVER MALL HOLDING, L.L.C.	$0.00
ESTER RIVERA	98 -G-6-609114	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ESV SAILING, LLC	63 -G-6-609477	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ETHIOPIAN TWICE BOUTIQUE	88 -G-6-606538	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
EUROHYPO	77 -G-11-631617	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - SENIOR TERM	$0.00
EUROHYPO	77 -G-11-631607	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - REVOLVER	$0.00
EUROHYPO	78 -G-11-631656	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - SENIOR TERM	$0.00
EUROHYPO	78 -G-11-631655	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - REVOLVER	$0.00
EUROHYPO	82 -G-11-631587	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - SENIOR TERM	$0.00
EUROHYPO	82 -G-11-631586	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - REVOLVER	$0.00
Eurohypo AG	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty - Jordan Creek	$0.00	(3)
Eurohypo AG (Administrative Agent)	NA	General Growth Properties, Inc., GGPLLC, GGP Limited Partnership individually, jointly, collectively and severally.	Guaranty Obligation - Payment Guaranty - 24-Property Deal	$0.00	(3)
Eurohypo AG (Administrative Agent)	NA	GGP Limited Partnership & GGPLP LLC	Guaranty Obligation - Carry Costs Indemnity - 24 Property Deal (a)	$0.00	(3)
Eurohypo AG (Administrative Agent)	NA	GGP Limited Partnership & GGPLP LLC	Guaranty Obligation - Non-Recourse Guaranty - 24 Property Deal (a)	$0.00	(3)
Eurohypo AG, New York Branch	NA	GGP Ivanhoe III Inc.	Guaranty Obligation - Environmental Indemnity - Park City	$0.00	(3)
Eurohypo AG, New York Branch	NA	GGP Limited Partnership	Guaranty Obligation - Master Lease - Augusta Mall	$0.00	(3)
Eurohypo AG, New York Branch, ING Real Estate Finance (USA), Wachovia Bank, National Association & Bank of Ireland	NA	GGP Limited Partnership	Guaranty Obligation - Alteration Indemnity - Mondawmin	$0.00
EUROHYPO C/O CAPMARK FINANCE	78 -G-11-631606	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR JORDAN CREEK TOWN CENTER AND VILLAGE AT JORDAN CREEK (SUBJECT TO EARN OUT)	$0.00
EUROHYPO C/O EUROHYPO AG	77 -G-11-631614	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - 24-PROPERTY DEAL	$0.00
EUROHYPO C/O EUROHYPO AG	78 -G-11-631615	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - 24-PROPERTY DEAL	$0.00
EUROHYPO C/O EUROHYPO AG	82 -G-11-631616	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - 24-PROPERTY DEAL	$0.00
EVERITT ENTERPRISES, INC.	78 -G-15-628916	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
EVERITT ENTERPRISES, INC.	78 -G-15-628915	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
EXECUTIVE VICE PRESIDENT FOR TRANSACTIONAL SERVICES	63 -G-12-611907	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LETTER OF INTENT	$0.00
EXPRESS LLC	63 -G-5-624497	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
EXPRESS SCRIPTS INC	78 -G-3-67	GGP LIMITED PARTNERSHIP	Employee Related Agreements - PRESCRIPTION PROVIDER	$0.00
EXPRESS SCRIPTS INC	77 -G-3-83	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR PRESCRIPTION PROVIDER	$0.00
EXPRESS, LLC	54 -G-5-616568	APACHE MALL, LLC	Tenant Leases	$0.00
EXPRESS, LLC	85 -G-5-617738	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
EXPRESS, LLC	63 -G-5-624496	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
EXTAZA	63 -G-6-609500	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
EYEBROW DESIGNER 21	38 -G-6-608918	RIO WEST L.L.C.	Licensing Agreements	$0.00
EYEWARE SPECIALIST	73 -G-6-610416	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
F.M. & NANCY L. CORRIGAN TRUST (AGAVE)	68 -G-5-617533	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
FAGAN STUDIOS	54 -G-6-603826	APACHE MALL, LLC	Licensing Agreements	$0.00
FAIRFAX COUNTY SCHOOL BOARD	88 -G-6-606561	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
FAIRFAX HOLDING, LLC	77 -G-15-628843	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
FAIRFAX HOLDING, LLC	77 -G-15-628747	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00

14

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
FAIRFAX HOLDING, LLC	77 -G-15-628771	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
FAIRFAX HOLDING, LLC	78 -G-15-628795	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
FAIRFAX HOLDING, LLC	78 -G-15-628867	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
FAIRFAX HOLDING, LLC	78 -G-15-628891	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
FAIRFAX HOLDING, LLC	10 -G-15-628819	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
FAIRY TALE FASHIONS	93 -G-6-609836	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
FAMOUS WOK USA, INC	98 -G-5-624014	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
FANEUIL HALL MARKETPLACE, LLC	37 -G-15-631675	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Corporate and Other Contracts - MASTER LEASE OF UNLEASED PORTIONS OF FANEUIL HALL MARKETPLACE	$0.00
FEDERAL BUILDING SERVICES, INC. (A/K/A FBS, INC.)	12 -G-14-612152	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	National Service Agreements - JANITORIAL SERVICES	$13,218.57	(1)
FEDERAL WAGE AND LABOR LAW INSTITUTE	78 -G-3-628679	GGP LIMITED PARTNERSHIP	Employee Related Agreements - LEGAL COMPLIANCE POSTER	$9,597.73
FEDERAL WAGE AND LABOR LAW INSTITUTE	77 -G-3-628717	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LEGAL COMPLIANCE POSTER	$0.00
FEDERATED INDUSTRIES, INC	41 -G-5-615736	10190 COVINGTON CROSS, LLC	Tenant Leases	$0.00
FIDELITY ENGINEERING CORPORATION	57 -G-13-613559	10 CCC BUSINESS TRUST	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$275.00
FIDELITY ENGINEERING CORPORATION	58 -G-13-613676	20 CCC BUSINESS TRUST	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$275.00
FIDELITY ENGINEERING CORPORATION	59 -G-13-613684	30 CCC BUSINESS TRUST	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$275.00
FIDELITY ENGINEERING CORPORATION	22 -G-13-614326	PARK SQUARE LIMITED PARTNERSHIP	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$210.00
FIDELITY ENGINEERING CORPORATION	21 -G-13-614337	PARKSIDE LIMITED PARTNERSHIP	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$275.00
FIDELITY ENGINEERING CORPORATION	20 -G-13-614346	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Single Mall Service Agreements - EMERGENCY GENERATOR MAINTENANCE	$275.00
FIELDS OF ELEGANCE	08 -G-6-604437	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
FILMLINE GALLERY, INC.	63 -G-6-609490	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FINE WIRE	98 -G-6-609094	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
FIRST INTERNATIONAL THEATERS	70 -G-5-625923	PINES MALL PARTNERS	Tenant Leases	$0.00
FIRST NIAGARA BANK	66 -G-5-620421	LOCKPORT L.L.C.	Tenant Leases	$0.00
FIRST VENDING, LLC	63 -G-6-609491	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FLAMERS EXPRESS	88 -G-6-606539	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
FLAVORZ	98 -G-6-609096	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
FLAVORZ	98 -G-6-609095	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
FLORAL CENTER	54 -G-6-603828	APACHE MALL, LLC	Licensing Agreements	$0.00
FLORSHEIM SHOES	88 -G-6-606540	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
FLUORESCO LIGHTING & SIGNS	55 -G-13-613710	ARIZONA CENTER PARKING, LLC	Single Mall Service Agreements - FLOURESCO LIGHTING & SIGNS	$702.14
FOOT LOCKER RETAIL, INC	54 -G-5-616569	APACHE MALL, LLC	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	54 -G-5-616556	APACHE MALL, LLC	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	54 -G-5-616585	APACHE MALL, LLC	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	08 -G-5-617542	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	08 -G-5-617545	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	08 -G-5-617546	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	85 -G-5-617741	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	85 -G-5-617742	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	88 -G-5-620303	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	98 -G-5-624017	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	70 -G-5-625916	PINES MALL PARTNERS	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	38 -G-5-623709	RIO WEST L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	38 -G-5-623708	RIO WEST L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	38 -G-5-623719	RIO WEST L.L.C.	Tenant Leases	$0.00
FOOT LOCKER RETAIL, INC	63 -G-5-624498	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
FOOTSIE WOOTSIE	85 -G-6-604602	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FORD-FOUR, INC.	74 -G-5-623851	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
FOREVER 21 RETAIL, INC.	06 -G-5-628248	NORTH STAR ANCHOR ACQUISITION, LLC	Tenant Leases	$0.00
FOTO FANTASY - STICKER MACHINE	88 -G-6-606541	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
FOTO FANTASY INC	54 -G-6-603827	APACHE MALL, LLC	Licensing Agreements	$0.00
FOTO FANTASY INC	85 -G-6-604600	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FOTO FANTASY INC	85 -G-6-604601	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FOTO FANTASY INC	73 -G-6-610417	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
FOTO FANTASY INC	70 -G-6-610360	PINES MALL PARTNERS	Licensing Agreements	$0.00
FOTO FANTASY INC	38 -G-6-608920	RIO WEST L.L.C.	Licensing Agreements	$0.00
FOTO FANTASY INC	38 -G-6-608919	RIO WEST L.L.C.	Licensing Agreements	$0.00
FOTO FANTASY INC	63 -G-6-609489	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FOURMALL ACQUISITION, LLC	37 -G-7-13	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Joint Venture Agreements - AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FOUR STATE PROPERTIES, LLC, AS AMENDED.	$0.00
FOX REAL ESTATE DEPARTMENT	12 -G-6-603882	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FOX SPORTS NET ARIZONA LLC	12 -G-5-616663	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
FP RIVERS PARK I, LLC	83 -G-15-611993	THE ROUSE COMPANY LP	Corporate and Other Contracts - MASTER LEASE	$0.00
FP RIVERS PARK I, LLC	83 -G-15-611994	THE ROUSE COMPANY LP	Corporate and Other Contracts - MASTER LEASE	$0.00
FRANCESCA’S COLLECTIONS, INC	03 -G-5-622742	PARKE WEST, LLC	Tenant Leases	$0.00

15

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
FRANCHISE ASSOCIATES, INC	54 -G-5-616544	APACHE MALL, LLC	Tenant Leases	$0.00
FRANCOIS PROPERTIES	74 -G-5-623849	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
FRANZINBIZNESS, INC.	98 -G-5-624023	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
FRANZINBIZNESS, INC.	98 -G-6-609104	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
FRASER CONSTRUCTION COMPANY	54 -G-13-613703	APACHE MALL, LLC	Single Mall Service Agreements - SNOW REMOVAL	$0.00
FRAZIER SHOWS OF AMERICA, INC	38 -G-6-608921	RIO WEST L.L.C.	Licensing Agreements	$0.00
FRED MEYER JEWELERS, INC	54 -G-5-616570	APACHE MALL, LLC	Tenant Leases	$0.00
FRED MEYER JEWELERS, INC	88 -G-5-620315	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
FRENCH QUARTER PEN	98 -G-6-609069	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
FRESHTA HASHEMI	85 -G-6-604605	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FRESHTA HASHEMI	85 -G-6-604606	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FRESHTA HASHEMI	85 -G-6-604607	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
FUDGERY, INC., THE	98 -G-5-624019	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
FULTON FARM MARKET, LLC	63 -G-6-609590	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FULTON FARM MARKET, LLC	63 -G-6-609591	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
FULTON MARKET RETAIL FISH, INC.	63 -G-5-624512	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
FUSSY’S AT VALLEY RIVER PLAZA LLC	10 -G-5-616806	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
G&K SERVICES	24 -G-13-613569	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	41 -G-13-613585	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	44 -G-13-613628	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	44 -G-13-613629	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	46 -G-13-613643	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	47 -G-13-613644	1451 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	48 -G-13-613653	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	49 -G-13-613659	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	50 -G-13-613673	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	52 -G-13-613702	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&K SERVICES	38 -G-13-614488	RIO WEST L.L.C.	Single Mall Service Agreements - UNIFORM SERVICES	$0.00
G&L PROFESSIONAL SOUND INC	04 -G-5-623215	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
G. N. O. SALES INC.	63 -G-6-609515	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
GA DAVIS HOLDINGS, INC.	10 -G-5-618143	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
GAINESVILLE ASSOCIATES, LLC	20 -G-5-615839	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
GAME CENTRAL	54 -G-6-603829	APACHE MALL, LLC	Licensing Agreements	$0.00
GAME STAR	73 -G-6-610418	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
GAMERCO ASSOCIATES CURRENT INVESTMENT LIMITED PARTNERSHIP	38 -G-1-615658	RIO WEST L.L.C.	Ground Leases and Other Agreements - APPROXIMATELY 49.872 ACRES COVERING THE ENTIRE PREMISES OF THE RIO WEST MALL SITE	$0.00
GAMESTOP, INC	98 -G-5-624012	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
GAMESTOP, INC.	54 -G-5-616571	APACHE MALL, LLC	Tenant Leases	$0.00
GAMESTOP, INC.	85 -G-5-617744	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
GAMESTOP, INC.	63 -G-5-624499	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
GARY O GALIHER, A LAW CORP	04 -G-5-627165	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
GARY R AND SONJA R FRIEHAUF	93 -G-6-609832	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
GDFT LLC.	04 -G-5-615856	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
GDFT LLC.	04 -G-5-615855	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
GEMINI INVESTMENT HOLDINGS LLC	50 -G-5-615824	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
GENE W. LAFOND & CHUNG LAFOND	85 -G-5-617769	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
GENERAL GROWTH COMPANIES, INC.	77 -G-15-628730	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - RIGHTS AGREEMENT	$0.00
GENERAL NOVELTY	72 -G-6-604296	BOISE TOWN SQUARE ANCHOR ACQUISITION, LLC	Licensing Agreements	$0.00
GENERAL NOVELTY	72 -G-6-604297	BOISE TOWN SQUARE ANCHOR ACQUISITION, LLC	Licensing Agreements	$0.00
GENERAL NUTRITION CORPORATION	54 -G-5-616573	APACHE MALL, LLC	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	85 -G-5-617745	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	73 -G-5-626057	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	74 -G-5-623858	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	88 -G-5-620306	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	70 -G-5-625918	PINES MALL PARTNERS	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	38 -G-5-623712	RIO WEST L.L.C.	Tenant Leases	$0.00
GENERAL NUTRITION CORPORATION	93 -G-5-624815	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
GENERAL SERVICES ADMINISTRATION	62 -G-5-616647	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
GENERAL SERVICES ADMINISTRATION	62 -G-5-616648	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
GENESCO INC	54 -G-5-616581	APACHE MALL, LLC	Tenant Leases	$0.00
GENESCO INC	70 -G-5-625921	PINES MALL PARTNERS	Tenant Leases	$0.00
GENESCO INC	38 -G-5-623717	RIO WEST L.L.C.	Tenant Leases	$0.00

16

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
GENESCO INC.	08 -G-5-617547	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
GENESCO INC.	85 -G-5-617754	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615701	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615613	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615717	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615716	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615715	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GEORGE CAPURRO, THE WILSON FAMILY TRUST, CAPURRO PROPERTIES, LTD., STEVE CAPURRO AND MICHAEL CAPURRO	10 -G-1-615712	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Ground Leases and Other Agreements - APPROXIMATELY 16.79 ACRES OF THE PLAZA 800 SITE	$0.00
GERALD D HINES	78 -G-15-628926	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
GETE ART INC.	63 -G-6-609544	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
GGP	70 -G-6-610381	PINES MALL PARTNERS	Licensing Agreements	$0.00
GGP	70 -G-6-610380	PINES MALL PARTNERS	Licensing Agreements	$0.00
GGP KAPIOLANI DEVELOPMENT L.L.C.	78 -G-15-631676	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF PORTION OF ALA MOANA CENTER	$0.00
GGP Limited Partnership	NA	GGP Limited Partnership	Guaranty Obligation - Alteration Indemnity - Augusta Mall	$0.00
GGP-Maine Mall L.L.C.	NA	GGPLP L. L. C.	Guaranty Obligation - Alteration Indemnity - Maine Mall	$0.00
GLENCOE PROPERTIES, INC.	68 -G-5-617530	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
GLENN C. MYERS FAMILY TRUST	78 -G-15-628905	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
GLENN C. MYERS FAMILY TRUST	78 -G-15-628912	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
GLENN J. RUFRANO	78 -G-15-628932	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
GLOBAL CELLULAR, INC	54 -G-6-603830	APACHE MALL, LLC	Licensing Agreements	$0.00
GLOBAL COMPLIANCE SERVICES , INC.	77 -G-3-628676	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - CONFIDENTIAL EMPLOYEE ASSISTANCE LINE	$0.00
GLOBAL COMPLIANCE SERVICES , INC.	78 -G-3-628712	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR CONFIDENTIAL EMPLOYEE ASSISTANCE LINE	$0.00
GLOBAL COMPLIANCE SERVICES , INC.	77 -G-3-628713	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR CONFIDENTIAL EMPLOYEE ASSISTANCE LINE	$0.00
GLOBAL HOUSE OF HAIR - LAS VEGAS	08 -G-5-627074	VISTA COMMONS, LLC	Tenant Leases	$0.00
GLOBAL OUTDOOR	98 -G-6-609100	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
GLOBAL SOURCE GROUP, INC	38 -G-6-608923	RIO WEST L.L.C.	Licensing Agreements	$0.00
GLOBAL SOURCE GROUP, INC	38 -G-6-608922	RIO WEST L.L.C.	Licensing Agreements	$0.00
GLORIA ANN ASHLEY	70 -G-6-610359	PINES MALL PARTNERS	Licensing Agreements	$0.00
GLORY FASHIONS	88 -G-6-606545	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
GLORY FASHIONS	88 -G-6-606544	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
GMAC C/O CAPMARK FINANCE	78 -G-11-631598	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR GREENWOOD MALL	$0.00
GMAC C/O CAPMARK FINANCE	78 -G-11-631621	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - GREENWOOD GUARANTEE RE FOODCOURT FOR GREENWOOD MALL	$0.00
GMAC C/O CAPMARK FINANCE	82 -G-11-631620	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR CAPITAL MALL; GATEWAY MALL	$0.00
GMAC Commercial Mortgage Association	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty (re: Food Court) - Greenwood	$0.00	(3)
GMAC Commercial Mortgage Association	NA	GGP Limited Partnership	Guaranty Obligation - Replacement Tenant Guaranty — Gateway Mall	$0.00	(3)
GMAC Commercial Mortgage Corporation	NA	GGP Limited Partnership for all properties / GGPLP LLC for Capital and Gateway only	Guaranty Obligation - Environmental Indemnity - Capital — Gateway — Greenwood	$0.00	(3)
GMAC Commercial Mortgage Corporation	NA	GGP Limited Partnership for all properties/GGPLP LLC for Capital and Gateway	Guaranty Obligation - Non-Recourse Guaranty - Capital - Gateway - Greenwood	$0.00	(3)
GMRI, INC	85 -G-5-617760	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
GMRI, INC	68 -G-5-617538	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
GMRI, INC.	70 -G-5-625925	PINES MALL PARTNERS	Tenant Leases	$0.00
GMRI, INC.	39 -G-5-623742	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
GO WIRELESS, INC	03 -G-5-622743	PARKE WEST, LLC	Tenant Leases	$0.00
GODIVA CHOCOLATIER, INC.	63 -G-5-624483	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
GODOY’S GENERAL SERVICES, INC.	10 -G-5-619529	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
GOLD BUYERS	54 -G-6-603831	APACHE MALL, LLC	Licensing Agreements	$0.00
GOLD BUYERS	93 -G-6-609837	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
GOLD COUNTRY INC.	54 -G-6-603832	APACHE MALL, LLC	Licensing Agreements	$0.00
GOLDMAN & COMMERZ C/O WACHOVIA SECURITIES	31 -G-11-631605	GGP/HOMART, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - UNFUNDED OBLIGATIONS INDEMNITY FOR DEERBROOK MALL (UNDETERMINED AMOUNTS)	$0.00
Goldman Sachs & Co	NA	GENERAL GROWTH PROPERTIES, INC.	Advisory Services Agreement	$0.00
Goldman Sachs and Commerzbank	NA	GGPLP L.L.C.	Guaranty Obligation - Mortgage Loan Cooperation Agreement - Lynnhaven Mall	$0.00	(3)
GOLDMAN SACHS C/O WELLS FARGO	35 -G-11-631608	GGP HOLDING, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - UNFUNDED OBLIGATIONS GUARANTY AT THE GRAND CANAL SHOPPES AT THE VENETIAN	$0.00
GOLDRUSH CA, LLC.	26 -G-6-605964	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
GOLF GALAXY, INC	75 -G-5-626382	GGP-TUCSON LAND L.L.C.	Tenant Leases	$0.00
GOR INC.	38 -G-6-608944	RIO WEST L.L.C.	Licensing Agreements	$0.00

17

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
GOR INC.	38 -G-6-608940	RIO WEST L.L.C.	Licensing Agreements	$0.00
GOT IT, INC.	98 -G-5-624022	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
GQ	88 -G-6-606546	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
GQ CASUAL	88 -G-6-606547	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
GRACE HOLMES, INC	63 -G-5-624485	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
GRAFFITI	63 -G-6-609493	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
GRAFFITI	63 -G-6-609598	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
GRAFFITI	63 -G-6-609494	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
GRAND VALET	04 -G-6-608569	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
GRAND VALET INC.	04 -G-13-614763	VICTORIA WARD, LIMITED	Single Mall Service Agreements - VALET PARKING ATTENDANTS	$0.00
GRAPHIC PICTURES	04 -G-5-620058	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
GRAY’S CONFECTIONS, LLC	98 -G-5-624046	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
GRAY’S CONFECTIONS, LLC	98 -G-6-609139	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
GREAT ESCAPE THEATRES OF BOWLING GR.	39 -G-5-623739	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
GREAT LAKES WINDOW & SIDING	54 -G-6-603817	APACHE MALL, LLC	Licensing Agreements	$0.00
GREENWICH CAPITAL C/O WACHOVIA SECURITIES	83 -G-11-631633	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR OXMOOR CENTER	$0.00
Greenwich Capital Financial Products, Inc.	NA	The Rouse Company Operating Partnership LP	Guaranty Obligation - Environmental Indemnity - Oxmoor	$0.00	(3)
Greenwich Capital Financial Products, Inc.	NA	The Rouse Company Operating Partnership LP	Guaranty Obligation - Non-Recourse Guaranty - Oxmoor	$0.00	(3)
GREENWOOD PLANTS	54 -G-13-613707	APACHE MALL, LLC	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$6,036.82
GREGORY CURTIS	77 -G-15-628735	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
GREGORY CURTIS	77 -G-15-628831	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
GREGORY CURTIS	77 -G-15-628759	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
GREGORY CURTIS	78 -G-15-628783	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
GREGORY CURTIS	78 -G-15-628855	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
GREGORY CURTIS	78 -G-15-628879	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
GREGORY CURTIS	10 -G-15-628807	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
GREGORY SPECHT	78 -G-15-628943	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
GREG’S LAWN SERVICE, INC.	78 -G-13-613980	GGP LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$0.00
GREG’S LAWN SERVICE, INC.	78 -G-13-613981	GGP LIMITED PARTNERSHIP	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
GRIFFIN FAST LUBE NV	10 -G-5-623198	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
GROUNDSKEEPER, THE	12 -G-13-614527	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
GUESS? RETAIL, INC.	63 -G-5-624484	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
GUMBALL GOURMET	85 -G-6-604603	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
GUMBALL GOURMET	88 -G-6-606552	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
GUMBALL GOURMET, LLC	73 -G-6-610421	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
GUMBO KIDS	98 -G-6-609102	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
GWEN B. SEALY	78 -G-15-628920	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
GYMBOREE RETAIL STORES, INC	54 -G-5-616575	APACHE MALL, LLC	Tenant Leases	$0.00
H & E SCENTS	98 -G-6-609103	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
H N FERNANDEZ INC	98 -G-5-624004	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
H. E. MANAGEMENT	63 -G-6-609542	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609526	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609472	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609611	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609609	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609525	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609524	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609514	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609495	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT	63 -G-6-609610	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT, INC.	63 -G-5-624508	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
H.E. MANAGEMENT, INC.	63 -G-6-609608	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.E. MANAGEMENT, INC.	63 -G-6-609523	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
H.S.D. CREATIONS, INC	63 -G-6-609496	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HABITAT FOR HUMANITY	10 -G-6-603753	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HAIRWORKS BY NOUFAL	88 -G-6-606553	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HALEAKALA RANCH	04 -G-5-627173	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HALL INVESTMENT COMPANY	77 -G-15-628748	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
HALL INVESTMENT COMPANY	77 -G-15-628796	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
HALL INVESTMENT COMPANY	77 -G-15-628772	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
HALL INVESTMENT COMPANY	78 -G-15-628868	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
HALL INVESTMENT COMPANY	78 -G-15-628892	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
HALL INVESTMENT COMPANY	78 -G-15-628844	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
HALL INVESTMENT COMPANY	10 -G-15-628820	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00

18

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
HAMIDEH, MOHAMMAD	98 -G-5-624033	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
HAMIDEH, MOHAMMAD	98 -G-5-624028	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
HAMIDEH, MOHAMMAD AND MAJED	98 -G-6-609132	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
HAMIDEH, MOHAMMAD AND MAJED	98 -G-6-609133	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
HANAMI YAYO DESIGNS	63 -G-6-609447	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HANDMADE JEWELS	63 -G-6-609448	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HANH NGUGEN	85 -G-5-617757	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
HANH PHUC INC	04 -G-5-627164	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HANICE HAIR GALLERY	88 -G-6-606554	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HARICUT PLACE	85 -G-5-617747	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
HARKINS PARK WEST, LLC	03 -G-5-622745	PARKE WEST, LLC	Tenant Leases	$0.00
HARLEM GLOBETROTTERS INTERNATIONAL, INC.	62 -G-5-616649	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
HARRISON, KEMP & JONES	69 -G-5-619800	THE HOWARD HUGHES CORPORATION	Tenant Leases	$0.00
HARRY RITCHIE JEWELRY, INC	93 -G-5-624816	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
HARSHA ENTERPRISES LLC	74 -G-5-623850	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
HARSHA ENTERPRISES, LLC	74 -G-5-623859	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
HART PHOTOGRAPHY	54 -G-6-603834	APACHE MALL, LLC	Licensing Agreements	$0.00
HARTFORD	77 -G-15-631404	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - SURETY BOND — HARTFORD	$0.00
HARTFORD	78 -G-15-631405	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - SURETY BOND — HARTFORD	$0.00
HARTFORD	83 -G-15-631406	THE ROUSE COMPANY LP	Corporate and Other Contracts - SURETY BOND — HARTFORD	$0.00
HARTFORD LIFE & ACCIDENT INSURANCE COMPANY	78 -G-3-68	GGP LIMITED PARTNERSHIP	Employee Related Agreements - LIFE & DISABILITY INSURANCE	$0.00
HARTFORD LIFE & ACCIDENT INSURANCE COMPANY	77 -G-3-84	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LIFE & DISABILITY INSURANCE	$0.00
HASSAYAMPA TRADING POST, LLC	12 -G-5-616633	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
HAT WORLD INC	85 -G-5-617749	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
HAT WORLD INC	70 -G-5-625919	PINES MALL PARTNERS	Tenant Leases	$0.00
HAT WORLD, INC	54 -G-5-616586	APACHE MALL, LLC	Tenant Leases	$0.00
HAT WORLD, INC	63 -G-5-624502	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
HAVEL AN EMOOR CO.	03 -G-13-614334	PARKE WEST, LLC	Single Mall Service Agreements - HAVEL EMS SYSTEM	$0.00
HAWAII CARE & CLEANING, INCORPORATED	04 -G-13-614764	VICTORIA WARD, LIMITED	Single Mall Service Agreements - JANITORIAL - HOUSEKEEPING	$0.00
HAWAII COMMUNITY DEVELOPMENT AUTHORITY	04 -G-12-611930	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - MASTER PLAN	$0.00
HAWAII COMMUNITY DEVELOPMENT AUTHORITY,	04 -G-12-631378	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
HAWAII COMMUNITY DEVELOPMENT AUTHORITY,	04 -G-12-631379	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
HAWAII COMMUNITY DEVELOPMENT AUTHORITY,	04 -G-12-631380	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
HAWAII COMMUNITY DEVELOPMENT AUTHORITY,	04 -G-12-631377	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
HAWAII MEDICAL SERVICE ASSOCIATION	78 -G-3-628680	GGP LIMITED PARTNERSHIP	Employee Related Agreements - MEDICAL BENEFITS FOR HAWAII EMPLOYEES	$0.00
HAWAII MEDICAL SERVICE ASSOCIATION	77 -G-3-628718	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR MEDICAL BENEFITS FOR HAWAII EMPLOYEES	$0.00
HAWAII SOUND SYSTEM, INC.	04 -G-13-614756	VICTORIA WARD, LIMITED	Single Mall Service Agreements - MUSIC	$94.24
HAWAII SOUND SYSTEM, INC.	04 -G-13-614757	VICTORIA WARD, LIMITED	Single Mall Service Agreements - HAWAII SOUND SYSTEMS - MALL MUSIC	$0.00
HAWAIIAN ISLAND MEDICAL CORP	04 -G-5-623222	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HAWAIIANA MANAGEMENT COMPANY, LTD.	04 -G-5-615862	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HAWTHORNE PACIFIC CORP	04 -G-13-614759	VICTORIA WARD, LIMITED	Single Mall Service Agreements - GENERATOR MAINTENANCE	$0.00
HAZOMA COIN RACE	70 -G-6-610363	PINES MALL PARTNERS	Licensing Agreements	$0.00
HAZOMA COIN RACE	38 -G-6-608924	RIO WEST L.L.C.	Licensing Agreements	$0.00
HC RETAIL, LLC	04 -G-5-615863	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HCT ENTERPRISES, LLC	98 -G-5-624050	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
HDOS ENTERPRISES INC	73 -G-5-626058	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
HDR ENGINEERING, INC.	41 -G-5-615737	10190 COVINGTON CROSS, LLC	Tenant Leases	$0.00
HEALTH ADVOCATE INC	77 -G-3-69	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - MEDICAL EMPLOYEE ASSISTANCE PROGRAM	$0.00
HEALTH ADVOCATE INC	78 -G-3-85	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR MEDICAL EMPLOYEE ASSISTANCE PROGRAM	$0.00
HEALTH ADVOCATE INC	77 -G-3-86	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR MEDICAL EMPLOYEE ASSISTANCE PROGRAM	$0.00
HEIKO	04 -G-5-615925	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HELP U SELL	54 -G-6-603835	APACHE MALL, LLC	Licensing Agreements	$0.00
HELVETIAN HOLDINGS, INC.	10 -G-5-623212	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
HERCULES NETWORKS, INC	93 -G-6-609839	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
HERCULES NETWORKS, INC	63 -G-6-609499	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HERITAGE	98 -G-6-609106	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
HERITAGE	98 -G-6-609105	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
HEROMAN SERVICES PLANT COMPANY, LLC	98 -G-13-614273	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$2,316.25
HEYER & ASSOCIATES LLC	04 -G-6-603626	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00

19

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
HHP GOVERNMENT SERVICES, LP	44 -G-5-615775	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
HHP GOVERNMENT SERVICES, LP	48 -G-5-615811	1551 HILLSHIRE DRIVE, LLC	Tenant Leases	$0.00
HIBBETT SPORTING GOODS, INC.	70 -G-5-625920	PINES MALL PARTNERS	Tenant Leases	$0.00
HIEU T. & HAI VU TRAN	10 -G-5-621826	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
H-K CONTRACTORS, INC.	10 -G-13-614452	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - GRAND TETON PLAZA, SNOW REMOVAL	$0.00
H-K CONTRACTORS, INC.	10 -G-13-614453	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL - ALAMEDA PLAZA	$0.00
HOBOKEN FARMS STAND	63 -G-6-609601	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HOBOKEN FARMS STAND	63 -G-6-609600	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HODES, PESSIN & KATZ, P.A.	21 -G-5-615875	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
HOLLAND & HART LLP	69 -G-5-619801	THE HOWARD HUGHES CORPORATION	Tenant Leases	$0.00
HOLLIDAY FENOGLIO FLOWER, L.P.	98 -G-12-611904	NEW ORLEANS RIVERWALK ASSOCIATES	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
HOLLYWOOD ENTERTAINMENT CORP	10 -G-5-618148	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
HOLLYWOOD NAILS	54 -G-5-616576	APACHE MALL, LLC	Tenant Leases	$0.00
HONG SOO CHANG	88 -G-6-606577	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HONG SOO CHANG	88 -G-6-606578	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HONOLULU BAKING CO	04 -G-5-615926	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
HONOLULU DISPOSAL SERVICE, INC.	04 -G-13-614758	VICTORIA WARD, LIMITED	Single Mall Service Agreements - TRASH REMOVAL	$0.00
HONOLULU RECOVERY SYSTEMS	04 -G-13-614747	VICTORIA WARD, LIMITED	Single Mall Service Agreements - GLASS RECYCLING	$0.00
HORIZON FOUNDATION OF HOWARD COUNTY INC	20 -G-5-615841	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
HOSTILE HOLDINGS INC.	03 -G-6-608288	PARKE WEST, LLC	Licensing Agreements	$0.00
HOT DOGS & MORE	70 -G-6-610364	PINES MALL PARTNERS	Licensing Agreements	$0.00
HOT TOPIC, INC	54 -G-5-616577	APACHE MALL, LLC	Tenant Leases	$0.00
HOT TOPIC, INC	85 -G-5-617750	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
HOT TOPIC, INC	38 -G-5-623715	RIO WEST L.L.C.	Tenant Leases	$0.00
HOTJOBS, LTD	78 -G-3-628670	GGP LIMITED PARTNERSHIP	Employee Related Agreements - RESUME DATABASE/ JOB POSTINGS	$0.00
HOTJOBS, LTD	77 -G-3-628706	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR RESUME DATABASE/ JOB POSTINGS	$0.00
HOTWIRE INSURANCE	85 -G-6-604608	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
HOUSE OF MASKS & GIFTS, LLC	98 -G-5-624024	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
HOWARD HUGHES PROPERTIES, LP	44 -G-5-615777	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
HOWARD S. WRIGHT CONSTRUCTION COMPANY	12 -G-5-616664	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
HR& A ADVISORS, INC.	63 -G-9-1647	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT	$0.00
HR& A ADVISORS, INC.	63 -G-9-1646	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT	$142,131.12
HSBC	71 -G-5-619805	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
HUA DE INTERNATIONAL	88 -G-6-606550	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HUA DE INTERNATIONAL	88 -G-6-606549	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
HUB DISTRIBUTING, INC	85 -G-5-617720	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
HUB DISTRIBUTING, INC	38 -G-5-623698	RIO WEST L.L.C.	Tenant Leases	$0.00
HUI LIANG	63 -G-6-609529	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HURRY 4 CURRY	12 -G-6-603883	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
HURRY 4 CURRY, LLC	12 -G-5-616635	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
HURSHI’S CAFE	85 -G-6-604610	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
HURSHI’S CAFE	85 -G-6-604609	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
HURSON ENTERPRISES, INC	88 -G-5-620293	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
HYPERION SOLUTIONS CORPORATION	77 -G-4-612071	GENERAL GROWTH PROPERTIES, INC.	IT/Software Agreements - SOFTWARE LICENSE	$0.00
IDEA DEVELOPMENT, LLC	98 -G-6-609107	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
IDEA DEVELOPMENT, LLC	98 -G-6-609108	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
IEM, INC.	12 -G-6-603884	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
II S. YANG & MEI JIN	85 -G-5-617786	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
IIKNUR TUNC	98 -G-6-609138	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
IMPORTS BY LEON	73 -G-6-610422	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
INDIA SHOPPE	08 -G-6-604440	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
INNOVATIVE PROPERTY MAINTENANCE	10 -G-13-614455	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$0.00
INNOVATIVE PROPERTY MAINTENANCE	10 -G-13-614456	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$0.00
INNOVATIVE PROPERTY MAINTENANCE	10 -G-13-614454	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$1,464.00
INTEGRATED HEALTH CONCEPTS (IHC)	78 -G-3-628672	GGP LIMITED PARTNERSHIP	Employee Related Agreements - PRESCRIPTION CONSULTANT	$0.00
INTEGRATED HEALTH CONCEPTS (IHC)	77 -G-3-628708	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR PRESCRIPTION CONSULTANT	$0.00

20

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
INTEGRATED SYSTEMS AND POWER INC	63 -G-13-614606	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$4,616.78
INTEGRATED SYSTEMS AND POWER INC	63 -G-13-614607	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
INTERA COMMUNICATIONS CORPORATION	77 -G-15-612092	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - PUBLIC PHONE SERVICES	$0.00
INTERCOASTAL VENTURES, LLC	63 -G-6-609502	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
INTERIOR SHOWPLACE	04 -G-5-615915	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
INTERNATIONAL BUSINESS MACHINES	04 -G-5-615792	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
INTERNATIONAL BUSINESS MACHINES	04 -G-5-615793	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
INTERNATIONAL DANCE COMPANY	85 -G-6-604612	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
INTERNATIONAL DANCE COMPANY	85 -G-6-604611	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
INTERNATIONAL ENVIRONMENTAL MANAGEMENT,	38 -G-6-608926	RIO WEST L.L.C.	Licensing Agreements	$0.00
INTERNATIONAL ENVIRONMENTAL MANAGEMENT, INC.	78 -G-14-612345	GGP LIMITED PARTNERSHIP	National Service Agreements - WASTE REMOVAL & RECYCLING	$0.00
INTERNATIONAL RIVERCENTER	98 -G-1-615659	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - LOWER POYDRAS WHARF RETAIL AREA, LOWER POYDRAS WHARF FRONT APRON AND CUSTOM INSPECITION PREMISES	$0.00
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 30	78 -G-3-628722	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR UNION AGREEMENT	$0.00
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 30	78 -G-3-628723	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR UNION AGREEMENT	$0.00
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 30	63 -G-3-615720	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Employee Related Agreements - JOINT INDUSTRY ENGINEERS UNION LOCAL 30 PENSION TRUST PLAN	$0.00
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 30	63 -G-3-628684	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Employee Related Agreements - UNION AGREEMENT	$0.00
INTERNET INSIDE	63 -G-6-609540	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
INTERNET.INSIDE	63 -G-6-609504	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
INVESTMENT PROPERTIES II LLC	71 -G-7-5	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Joint Venture Agreements - PARTNERSHIP AGREEMENT OF TRAILS VILLAGE CENTER COMPANY, AS AMENDED.	$0.00
INVESTMENT PROPERTIES LLC	71 -G-7-6	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Joint Venture Agreements - PARTNERSHIP AGREEMENT OF LAKE MEAD AND BUFFALO PARTNERSHIP, AS AMENDED.	$0.00
IPC INTERNATIONAL CORPORATION	78 -G-14-612400	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
IPC INTERNATIONAL CORPORATION	88 -G-14-612402	LANDMARK MALL L.L.C.	National Service Agreements - SECURITY	$0.00	(1)
IPC INTERNATIONAL CORPORATION	03 -G-14-612408	PARKE WEST, LLC	National Service Agreements - SECURITY	$0.00	(1)
IPC INTERNATIONAL CORPORATION	39 -G-14-612409	RIVER FALLS MALL, LLC	National Service Agreements - SECURITY	$0.00	(1)
IPC INTERNATIONAL CORPORATION	12 -G-14-612419	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
IPC INTERNATIONAL CORPORATION	63 -G-14-612410	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
IRON MOUNTAIN	77 -G-2-628677	GENERAL GROWTH PROPERTIES, INC.	Equipment Leases - SECURE DOCUMENT SHREDDING	$0.00
IRON MOUNTAIN	78 -G-2-628714	GGP LIMITED PARTNERSHIP	Equipment Leases - GUARANTOR FOR SECURE DOCUMENT SHREDDING	$0.00
IRON MOUNTAIN	77 -G-2-628715	THE HUGHES CORPORATION	Equipment Leases - GUARANTOR FOR SECURE DOCUMENT SHREDDING	$0.00
IRON MOUNTAIN MANAGEMENT, INC.	78 -G-15-612096	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - RECORDS RETENTION	$19,730.68
ISLANDS SUMMERLIN-ANAHEIM HILLS, LP	68 -G-5-617534	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
ISMAIL, FAWAZ	63 -G-6-609459	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ISS FACILITY SERVICES	41 -G-13-613582	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$5,200.89
ISS FACILITY SERVICES	44 -G-13-613620	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$3,629.13
ISS FACILITY SERVICES	44 -G-13-613621	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$0.00
ISS FACILITY SERVICES	46 -G-13-613641	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$211.19
ISS FACILITY SERVICES	49 -G-13-613661	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$1,730.68
ISS FACILITY SERVICES	50 -G-13-613670	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$1,650.03
ISS FACILITY SERVICES	52 -G-13-613694	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - JANITORIAL SERVICES	$527.98
Ivanhoe Capital LP	NA	General Growth Properties Inc.	Guaranty Obligation - Payment Guaranty - Equity Interest in Ivanhoe Venture	$0.00	(3)
IVANHOE EQUITIES V, L.P.	78 -G-7-4	GGP LIMITED PARTNERSHIP	Joint Venture Agreements - AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF GGP IVANHOE, INC., AS AMENDED.	$0.00
J & B SPECIALTIES	93 -G-6-609840	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
J SALON LLC.	04 -G-5-615794	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
J. JILL, LLC	54 -G-5-616580	APACHE MALL, LLC	Tenant Leases	$0.00
J. KADOWAKI, INC	04 -G-5-627166	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
J. POLLARD SEALY TRUST FOR LAURA CELESTE SEALY CURTIS	78 -G-15-628922	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
J. POLLARD SEALY TRUST FOR LISA WOOD SEALY HOLLIER	78 -G-15-628924	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
J. POLLARD SEALY TRUST FOR MARK P. SEALY	78 -G-15-628923	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
J. POLLARD SEALY TRUST FOR SUE SEALY GEREN	78 -G-15-628921	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
J. POLLARD SEALY TRUST FOR SUE SEALY GEREN	78 -G-15-628925	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
J.C. PENNEY CORPORATION, INC.	54 -G-5-628029	APACHE MALL, LLC	Anchor Tenant Lease	$0.00
J.C. PENNEY CORPORATION, INC.	06 -G-5-628249	NORTH STAR ANCHOR ACQUISITION, LLC	Anchor Tenant Lease	$0.00
J.C. PENNEY CORPORATION, INC.	38 -G-5-628308	RIO WEST L.L.C.	Anchor Tenant Lease	$0.00
J.C. PENNEY CORPORATION, INC.	93 -G-5-628353	SOUTH SHORE PARTNERS, L.P.	Anchor Tenant Lease	$0.00
J.C. PENNEY PROPERTIES, INC	85 -G-10-611571	CHULA VISTA CENTER, LLC	Reciprocal Easement Agreements	$0.00
J.C. PENNEY PROPERTIES, INC	70 -G-10-611785	PINES MALL PARTNERS	Reciprocal Easement Agreements	$0.00
J.P. MUSTARD	63 -G-6-609581	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
J.P. MUSTARD, INC.	63 -G-6-609605	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
J.S.H., INC	54 -G-5-616538	APACHE MALL, LLC	Tenant Leases	$0.00
JACK IN THE BOX INC	04 -G-5-627167	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
JACK JENSEN	78 -G-15-628914	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00

21

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
JACK JENSEN	78 -G-15-628907	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JACKSON HEWITT TAX SERVICE	54 -G-6-603838	APACHE MALL, LLC	Licensing Agreements	$0.00
JACKSON HEWITT TAX SERVICES	63 -G-6-609506	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
JAKE RYAN ENTERPRISES, INC.	63 -G-5-624500	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
JAKE RYAN ENTERPRISES, INC.	63 -G-6-609497	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
JAMBA JUICE COMPANY	85 -G-5-617753	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
JAMC CORP.	85 -G-5-617778	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
JAMES CORDANO	77 -G-15-628734	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JAMES CORDANO	77 -G-15-628758	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JAMES CORDANO	77 -G-15-628782	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JAMES CORDANO	78 -G-15-628830	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JAMES CORDANO	78 -G-15-628854	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JAMES CORDANO	78 -G-15-628878	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JAMES CORDANO	10 -G-15-628806	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JAMES DURRET AND MEHMET ALTINAY	98 -G-6-609117	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
JAMES R. AND DONNA STULLICK	93 -G-5-624821	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
JAN RHODES	63 -G-6-609585	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
JANN FENNER	98 -G-6-609097	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
JAN’S ENTERPRISES INC	08 -G-5-617549	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
JASON BROSCHINSKY	10 -G-5-621827	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
JAWED HUSSAIN	26 -G-6-605966	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
JAWED R. HUSSAIN/ASIM ALI KHAN	26 -G-6-605960	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
JAWED R. HUSSAIN/ASIM ALI KHAN	26 -G-6-605961	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
JAYNE BUCKNER	12 -G-5-616636	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
JCA SENIOR TECH	88 -G-6-606558	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
JCCS/CHILDCARE LINKS	70 -G-6-610366	PINES MALL PARTNERS	Licensing Agreements	$0.00
JCP REALTY, INC.	10 -G-7-9	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Joint Venture Agreements - ARTICLES OF LIMITED PARTNERSHIP OF PROVO MALL DEVELOPMENT COMPANY, LTD., AS AMENDED.	$0.00
JCP REALTY, INC.	10 -G-7-10	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Joint Venture Agreements - ARTICLES OF LIMITED PARTNERSHIP OF SPOKANE MALL DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, AS AMENDED.	$0.00
JCP REALTY, INC. & RILEY INC.	13 -G-7-7	OKLAHOMA MALL L.L.C.	Joint Venture Agreements - AMENDED AND RESTATED LIMITED PURPOSE PARTNERSHIP AGREEMENT OF DAYJAY ASSOCIATES, AS AMENDED.	$0.00
JEEB’S ACCESSORIES 2	70 -G-6-610367	PINES MALL PARTNERS	Licensing Agreements	$0.00
JEFF L. WELLBORN AND BONNIE ESQUERRA	38 -G-5-623723	RIO WEST L.L.C.	Tenant Leases	$0.00
JEFFCOAT & ASSOCIATES L.L.C.	08 -G-13-613817	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - HVAC MAINTENANCE	$9,719.66
JENNIFER PRICE WALLIN	77 -G-15-628741	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JENNIFER PRICE WALLIN	77 -G-15-628765	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JENNIFER PRICE WALLIN	77 -G-15-628789	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JENNIFER PRICE WALLIN	78 -G-15-628885	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JENNIFER PRICE WALLIN	78 -G-15-628861	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JENNIFER PRICE WALLIN	78 -G-15-628837	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JENNIFER PRICE WALLIN	10 -G-15-628813	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JEWELRY MINE	63 -G-6-609507	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
JEWELRY PALACE	70 -G-6-610368	PINES MALL PARTNERS	Licensing Agreements	$31.65
JIAN HUI AND DONG M LIU	98 -G-5-624026	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
JLC LEASING	08 -G-6-604442	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
JLC LEASING	08 -G-6-604441	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
JMA CROSSINGS, LLC	71 -G-5-619806	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
JOHN A. HACHEN TRUST UTA 10/18/2000	78 -G-15-628945	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
JOHN ADAMS AND GLORIA ADAMS	98 -G-5-624015	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
JOHN BUCKSBAUM	78 -G-3-52	GGP LIMITED PARTNERSHIP	Employee Related Agreements - SEPARATION AGREEMENT	$0.00
JOHN JAHANSHAN EETESSAM	98 -G-6-609068	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
JOHN PRICE	77 -G-15-628792	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JOHN PRICE	77 -G-15-628744	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JOHN PRICE	77 -G-15-628768	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JOHN PRICE	78 -G-15-628864	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JOHN PRICE	78 -G-15-628840	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
JOHN PRICE	78 -G-15-628888	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
JOHN PRICE	10 -G-15-628816	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
JOHN ROBER POWERS	54 -G-6-603839	APACHE MALL, LLC	Licensing Agreements	$0.00
JOHN TOM CORP.	10 -G-5-619524	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
JOHNSON CONTROLS INC.	54 -G-13-613704	APACHE MALL, LLC	Single Mall Service Agreements - HVAC MAINTENANCE	$243.05
JO-JO’S	70 -G-6-610369	PINES MALL PARTNERS	Licensing Agreements	$0.00

22

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
JONES LANG LASALLE AMERICAS, INC.	05 -G-12-611851	ELK GROVE TOWN CENTER, L.P.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT	$0.00
JONES RETAIL CORPORATION	88 -G-5-620301	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
JONES RETAIL CORPORATION	98 -G-5-624040	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
JONES RETAIL CORPORATION	98 -G-6-609126	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
JOSEPH STRAUS, JR.	78 -G-15-628951	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
JOSE’S MEXICAN FOOD	85 -G-6-604613	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
JOYBUBB, LLC	10 -G-5-618154	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
JPMORGAN CHASE BANK	NA	ROUSE COMPANY LP	Guaranty Obligation - Non-Recourse Guaranty — Senate Plaza	$0.00	(3)
JPMORGAN CHASE BANK NA	20 -G-5-615842	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
JT RESEARCH LLC	85 -G-5-617752	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
JUMP FOR JOY	85 -G-6-604614	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
JUMP FOR JOY	85 -G-6-604615	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
JUST ME MUSIC	98 -G-6-609109	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
K & S GIFT SHOP, INC.	63 -G-6-609469	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
K E CLIFFORD & T L KLING	04 -G-5-627169	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
KAI VODKA, LLC.	04 -G-5-615795	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
KAISER FOUNDATION HEALTH PLAN, INC	78 -G-3-628681	GGP LIMITED PARTNERSHIP	Employee Related Agreements - MEDICAL BENEFITS FOR HAWAII EMPLOYEES	$0.00
KAISER FOUNDATION HEALTH PLAN, INC	77 -G-3-628719	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR MEDICAL BENEFITS FOR HAWAII EMPLOYEES	$0.00
KALIK INVESTORS	10 -G-5-626539	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
KALIK INVESTORS	10 -G-5-628390	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
KANELLOS, POLYMNIA	98 -G-6-609101	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
KARIZA	63 -G-6-609449	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
KARIZA	63 -G-6-609509	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
KATIE MICHELE BOWMAN	10 -G-6-603751	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
KAY’S STREET SCENE, INC.	98 -G-5-624051	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
KB TOYS RETAIL, INC	38 -G-5-623718	RIO WEST L.L.C.	Tenant Leases	$0.00
KENCO BROKERAGE INC	04 -G-5-623224	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
KENEXA TECHNOLOGY, INC.	78 -G-3-628657	GGP LIMITED PARTNERSHIP	Employee Related Agreements - DATA WAREHOUSE FOR RECRUITING/CANDIDATE INFORMATION	$0.00
KENEXA TECHNOLOGY, INC.	77 -G-3-628689	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR DATA WAREHOUSE FOR RECRUITING/CANDIDATE INFORMATION	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	77 -G-15-628749	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	77 -G-15-628773	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	77 -G-15-628797	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	78 -G-15-628893	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	78 -G-15-628845	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	78 -G-15-628869	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KENNETH G. HANSEN TRUST U/T/A 11/14/2000	10 -G-15-628821	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KEVIN MURPHY ACQUISTIONS, LLC	98 -G-5-624044	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
KEVIN PETERSON	12 -G-5-616621	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
KEY BANK C/O KEYBANK REAL ESTATE CAPITAL	82 -G-11-631630	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR BAY SHORE MALL	$0.00
Keybank National Association	NA	GGPLP LLC	Guaranty Obligation - Non-Recourse Guaranty - Bayshore	$0.00	(3)
Keybank National Association	NA	GGPLP, LLC	Guaranty Obligation - Environmental Indemnity - Bayshore	$0.00	(3)
KIDDIE KANDIDS, LLC	54 -G-5-616584	APACHE MALL, LLC	Tenant Leases	$0.00
KIDS COLLECTABLES	38 -G-6-608927	RIO WEST L.L.C.	Licensing Agreements	$0.00
KIELE CORPORATION	04 -G-5-620059	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
KIESELBACH & EMERY, LLC	04 -G-5-619742	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
KIMCO REALTY CORPORATION	68 -G-5-617535	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
KINCADE, LLC	74 -G-5-617940	HRD PARKING, INC.	Tenant Leases	$0.00
KINCAID’S	04 -G-6-603634	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
KING AMERICAN HOSPITAL, LTD.	77 -G-15-628750	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KING AMERICAN HOSPITAL, LTD.	77 -G-15-628774	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
KING AMERICAN HOSPITAL, LTD.	77 -G-15-628846	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
KING AMERICAN HOSPITAL, LTD.	78 -G-15-628894	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
KING AMERICAN HOSPITAL, LTD.	78 -G-15-628870	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KING AMERICAN HOSPITAL, LTD.	78 -G-15-628798	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
KING AMERICAN HOSPITAL, LTD.	10 -G-15-628822	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KING FISH INVESTMENTS, INC.	08 -G-5-627073	VISTA COMMONS, LLC	Tenant Leases	$0.00
KITCHENS OF RIVERWALK, INC.	98 -G-5-624027	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00

23

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
KLOEHN, LTD.	71 -G-5-619807	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
KMAC ENTERPRISES	70 -G-5-625922	PINES MALL PARTNERS	Tenant Leases	$0.00
KMART CORPORATION	38 -G-5-628309	RIO WEST L.L.C.	Anchor Tenant Lease	$0.00
KOFMAN, ALEX	63 -G-6-609501	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
KOJIS SIGNS - SIGNLITE LLC	98 -G-13-614282	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - NEON SIGN MAINTENANCE	$1,800.00
KONE, INC.	85 -G-14-612502	CHULA VISTA CENTER, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$3,023.25	(1)
KONE, INC.	17 -G-14-612528	MAJESTIC PARTNERS-PROVO, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00	(1)
KONE, INC.	62 -G-14-612493	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00	(1)
KONE, INC.	62 -G-14-612495	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00	(1)
KONE, INC.	62 -G-14-612494	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00	(1)
KONE, INC.	62 -G-14-612496	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00	(1)
KOURY CORPORATION	77 -G-15-628917	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KOURY CORPORATION	78 -G-15-628919	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
KOURY CORPORATION	78 -G-15-628918	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
KULAR CORPORATION	10 -G-5-619527	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
KWORTERZ VENDING, INC.	08 -G-6-604443	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
KYZA, MARLENE	63 -G-6-609533	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
L.A. BEAUTY MARK, INC.	85 -G-6-604616	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
LA SALLE C/O PRUDENTIAL ASSET RESOURCES	78 -G-11-631645	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR ALA MOANA CENTER	$0.00
LANDMARK HONDA	88 -G-6-606564	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LANDMARK HONDA	88 -G-6-606563	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LANDMARK HONDA	88 -G-6-606562	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LANE BRYANT, INC	88 -G-5-620313	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
LANE BRYANT, INC	92 -G-5-620698	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
LAPRETE FISHERY LLC	63 -G-6-609615	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
LAREDO, FRED AND SHERRY	98 -G-6-609067	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
LASALLE BANK NATIONAL ASSOCIATION	NA	GGP/HOMART INC	Guaranty Obligation - Estoppel Indemnity - The Shoppes At Buckland Hills	$0.00	(3)
LaSalle Bank, National Association	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty - Ala Moana	$0.00	(3)
LaSalle Bank, National Association	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty (Expansion Space) - Ala Moana	$0.00	(3)
LaSalle Bank, National Association	NA	GGP Limited Partnership	Guaranty Obligation - Master Lease - Ala Moana	$0.00	(3)
LaSalle Bank, National Association	NA	GGPLP LLC	Guaranty Obligation - Environmental Indemnity - Rogue Valley	$0.00	(3)
LaSalle Bank, National Association (Trustee)	NA	GGPLP LLC	Guaranty Obligation - Non-Recourse Guaranty - Rogue Valley	$0.00	(3)
LAVANTI, INC	98 -G-5-624029	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
LAWN TECH	10 -G-13-614448	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - GRAND TETON PLAZA EXTERIOR LANDSCAPE MAINTENANCE	$0.00
LAWRENCE A. BROWN	78 -G-15-628955	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
LAWYERS TITLE OF NEVADA, INC.	49 -G-5-615817	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
LEARNING CENTERS OF AMERICA, INC.	74 -G-5-623860	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
LEEPIN CORPORATOION	88 -G-5-620308	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
LEHMAN BROTHERS	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Ground Lease Payments Guaranty - Westlake	$0.00	(3)
LEHMAN BROTHERS	83 -G-11-631594	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - ROUSE SENIOR NOTES	$0.00
LENA WILCHER REVOCABLE TRUST	77 -G-15-628751	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
LENA WILCHER REVOCABLE TRUST	77 -G-15-628799	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
LENA WILCHER REVOCABLE TRUST	77 -G-15-628775	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
LENA WILCHER REVOCABLE TRUST	78 -G-15-628871	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
LENA WILCHER REVOCABLE TRUST	78 -G-15-628847	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
LENA WILCHER REVOCABLE TRUST	78 -G-15-628895	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
LENA WILCHER REVOCABLE TRUST	10 -G-15-628823	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
LENSCRAFTERS, INC	88 -G-5-620314	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
LENSCRAFTERS, INC	03 -G-5-622747	PARKE WEST, LLC	Tenant Leases	$0.00
LERNER NEW YORK, INC.	54 -G-5-616591	APACHE MALL, LLC	Tenant Leases	$0.00
LERNER NEW YORK, INC.	85 -G-5-617759	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
LERNER NEW YORK, INC.	88 -G-5-620317	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
LERNER NEW YORK, INC.	12 -G-5-616639	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
LEXINGTON REALTY TRUST	10 -G-5-628290	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
LEXINGTON REALTY TRUST	10 -G-5-623201	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00

24

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
LIBERTY MISSIONARY BAPTIST CHRUCH	10 -G-6-611523	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
LIBERTY MUTUAL	77 -G-15-631402	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - SURETY BOND - LIBERTY MUTUAL	$0.00
LIGHT UP YOUR LIFE	98 -G-6-609111	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
LIHONG WANG & MIN LI	85 -G-5-617731	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
LINDA FITZGERALD	04 -G-5-626850	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
LINDSAY CADILLAC	88 -G-6-606565	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LINDSAY FAITH MAY TRUST	78 -G-15-628940	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
LINDSAY LEXUS OF ALEXANDRIA	88 -G-6-606566	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LINKED IN CORPORATE SOLUTIONS	77 -G-3-628662	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - RESUME DATABASE/ JOB POSTINGS	$0.00
LINKED IN CORPORATE SOLUTIONS	78 -G-3-628697	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR RESUME DATABASE/ JOB POSTINGS	$14,000.00
LINKED IN CORPORATE SOLUTIONS	77 -G-3-628696	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR RESUME DATABASE/ JOB POSTINGS	$0.00
LION’S CLEANING & MAINTENANCE	04 -G-5-623225	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
LISA CALLAHAN	49 -G-5-615818	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
LISA M. DEBARTOLO	78 -G-15-628929	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
LITTLE TOKYO MANAGEMENT, INC.	63 -G-5-624503	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
LITTLE TOKYO MANAGEMENT, INC.	63 -G-6-609510	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
LOCAL 1, SERVICE EMPLOYEES INTERNATIONAL UNION, CLC	78 -G-3-628720	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR UNION AGREEMENT	$0.00
LOCAL CHARM	98 -G-5-624030	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
LOCO MOTIVES, LLC	88 -G-6-606567	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
LOFTIN EQUIPMENT CO	03 -G-13-614330	PARKE WEST, LLC	Single Mall Service Agreements - KOHLER GENERATOR MAINTENANCE	$204.12
LOGICAL VENTURES, INC.	20 -G-5-615852	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
LOST LAKE GIFTS	54 -G-6-603840	APACHE MALL, LLC	Licensing Agreements	$0.00
LOUISVILLE ATHLETIC CLUB III LLC	39 -G-5-628313	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
LOUISVILLE ATHLETIC CLUB III LLC	39 -G-5-623740	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
LOVE FROM MINNESOTA	54 -G-6-603841	APACHE MALL, LLC	Licensing Agreements	$0.00
LOVE STITCH	85 -G-6-604617	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
LOWE’S HIW, INC	68 -G-5-617536	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
LT OPCO LLC	88 -G-5-628201	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
LTF REAL ESTATE COMPANY, INC.	70 -G-12-611920	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE AGREEMENTS AND AMENDMENTS	$0.00
LUCAS NOLL	04 -G-5-615858	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
LUCKY 7 PROMOTIONS	72 -G-6-604295	BOISE TOWN SQUARE ANCHOR ACQUISITION, LLC	Licensing Agreements	$0.00
LUCKY 7’S	85 -G-6-604618	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
LUCKY IMAGE	63 -G-6-609511	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
LUONG DAM	93 -G-6-609831	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
LV TAX, INC.	10 -G-5-619526	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
LYDIA’S SHOES	85 -G-6-604619	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
LYLES SANITATION SERVICE	70 -G-13-614420	PINES MALL PARTNERS	Single Mall Service Agreements - GREASE TRAP MAINTENANCE	$530.00
LYNCH COMPANY	04 -G-5-623226	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
M & I EQUIPMENT FINANCE	54 -G-2-590863	APACHE MALL, LLC	Equipment Leases - HOLIDAY DÉCOR LEASE	$0.00
M&M’S MR. MINI MART	88 -G-6-606568	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
MACERICH CHULA VISTA HOLDINGS, INC.	85 -G-10-611572	CHULA VISTA CENTER, LLC	Reciprocal Easement Agreements	$0.00
MACY’S RETAIL HOLDINGS INC	54 -G-10-611537	APACHE MALL, LLC	Reciprocal Easement Agreements	$0.00
MACY’S RETAIL HOLDINGS INC	85 -G-10-611573	CHULA VISTA CENTER, LLC	Reciprocal Easement Agreements	$0.00
MADIGAN & GETZENDANNER	77 -G-12-612076	GENERAL GROWTH PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LAW FIRM RETAINER	$0.00
MADISON CAPITAL LEASING	98 -G-2-590943	NEW ORLEANS RIVERWALK ASSOCIATES	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
MADISON CAPITAL LEASING	63 -G-2-590944	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
MADISON CAPITAL LEASING	37 -G-2-590942	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Equipment Leases - MOTOR VEHICLE LEASE	$0.00
MAGIC	63 -G-6-609513	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MAGIC WOK MALL , LLC	63 -G-5-624515	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
MAGIC WOK MANAGEMENT, LLC	63 -G-5-624490	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
MAGIC WOK MANAGEMENT, LLC	63 -G-5-624493	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
MAGNIFIQUE PARFUMES AND COSMETICS, INC.	98 -G-5-624043	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
MAINCO ELEVATOR & ELECTRICAL CORP	63 -G-13-614605	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - ELEVATOR/ESCALATOR MAINTENANCE	$9,146.29
MAJESTIC PROPERTY HOLDINGS, LLC	49 -G-5-615819	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
MALCO NEVADA INC	10 -G-13-614445	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
MANNA DEVELOPMENT GROUP LLC	85 -G-5-617762	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
MANPOWER, INC	78 -G-3-628666	GGP LIMITED PARTNERSHIP	Employee Related Agreements - STAFF/TEMP AGENCY	$0.00
MANPOWER, INC	77 -G-3-628702	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR STAFF/TEMP AGENCY	$0.00
MANUFACTURERS AND TRADERS TRUST COMPANY	88 -G-5-620316	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
MARCONI COMMUNICATIONS FEDERAL, INC.	21 -G-5-615877	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
MARIA LUCIA ANTON	04 -G-5-615797	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MARIAN N MUNEKATA	04 -G-5-626851	VICTORIA WARD, LIMITED	Tenant Leases	$0.00

25

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
MARIC LEARNING SYSTEMS INC.	85 -G-5-617755	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
MARK CANNON	70 -G-6-610361	PINES MALL PARTNERS	Licensing Agreements	$0.00
MARK CANNON	70 -G-6-610382	PINES MALL PARTNERS	Licensing Agreements	$0.00
MARK L FINE & ASSOCIATES FDG-CP2 LLC	68 -G-5-617537	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
MARNIE, INC	03 -G-5-622750	PARKE WEST, LLC	Tenant Leases	$0.00
MARTIN G. PETERSON	77 -G-15-628790	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
MARTIN G. PETERSON	77 -G-15-628766	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
MARTIN G. PETERSON	77 -G-15-628838	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
MARTIN G. PETERSON	77 -G-15-628742	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MARTIN G. PETERSON	78 -G-15-628886	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
MARTIN G. PETERSON	78 -G-15-628862	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MARTIN G. PETERSON	10 -G-15-628814	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MARTINEZ BUILDING SERVICE	08 -G-13-613815	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - HOUSEKEEPING	$0.00
MARTINEZ BUILDING SERVICE	08 -G-13-613814	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
MARTINEZ BUILDING SERVICE	08 -G-13-613813	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$101,011.02
MARTY’S LLC	08 -G-5-617543	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
MARTY’S LLC	70 -G-5-625915	PINES MALL PARTNERS	Tenant Leases	$0.00
MASRUR CORP	63 -G-6-609487	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MASSENGALE GROUNDS MANAGEMENT, INC	92 -G-13-614253	MALL OF LOUISIANA LAND, LP	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
MASSENGALE GROUNDS MANAGEMENT, INC	92 -G-13-614252	MALL OF LOUISIANA LAND, LP	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$2,887.50
MATHERNE’S SUPERMARKETS, LLC	74 -G-5-628323	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
MATHERNE’S SUPERMARKETS, LLC	74 -G-5-623861	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
MATRIX M.B. INC.	63 -G-6-609574	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MATRIX M.B. INC.	63 -G-6-609573	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MATTHEW BUCKSBAUM	78 -G-3-53	GGP LIMITED PARTNERSHIP	Employee Related Agreements - SEPARATION AGREEMENT	$0.00
MATTHEW BUCKSBAUM REVOCABLE TRUST	77 -G-15-628731	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - RIGHTS AGREEMENT	$0.00
MATTRESS SHOWROOM INC.	73 -G-6-610423	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
MAUI REAL ESTATE VENTURES INC	04 -G-5-615796	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MAURICES INCORPORATED	54 -G-5-616588	APACHE MALL, LLC	Tenant Leases	$0.00
MAURICES INCORPORATED	54 -G-6-603842	APACHE MALL, LLC	Licensing Agreements	$0.00
MAURICES INCORPORATED	38 -G-5-623721	RIO WEST L.L.C.	Tenant Leases	$0.00
MAURICES INCORPORATED	93 -G-5-624818	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
MAXI	98 -G-6-609116	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MAY DEPARTMENT STORES INC	92 -G-5-628086	COTTONWOOD MALL, LLC	Tenant Leases	$0.00
MAY DEPARTMENT STORES INC	88 -G-10-611637	LANDMARK MALL L.L.C.	Reciprocal Easement Agreements	$0.00
MAYA’S	88 -G-6-606569	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
MB CAPITAL UNITS, L.L.C.	77 -G-15-628729	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - RIGHTS AGREEMENT	$0.00
MCDONALD’S CORPORATION	04 -G-5-626852	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MEDSTAR HEALTH, INC	22 -G-5-615896	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
MEHMET ATLINAY	98 -G-6-609131	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MEHMET ATLINAY	98 -G-6-609073	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MELLON INVESTOR SERVICES LLC	77 -G-3-64	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - EMPLOYEE STOCK PURCHASE PLAN ADMINISTRATOR	$0.00
MELLON INVESTOR SERVICES LLC	78 -G-3-79	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR EMPLOYEE STOCK PURCHASE PLAN ADMINISTRATOR	$16,475.25
MELLON INVESTOR SERVICES LLC	77 -G-3-80	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR EMPLOYEE STOCK PURCHASE PLAN ADMINISTRATOR	$0.00
MELROSE	38 -G-6-608928	RIO WEST L.L.C.	Licensing Agreements	$0.00
MELVIN CHIN	04 -G-5-623227	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MERRILL H.J. ROTH	78 -G-15-628952	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
MERRILL LYNCH C/O MIDLAND LOAN SERVICES, INC	78 -G-11-631602	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - GUARANTY OF PAYMENT AND ESTOPPEL INDEMNITY AGREEMENT FOR BURLINGTON TOWN CENTER (MEZZ DEBT ONLY)	$0.00
MERRILL LYNCH MORTGAGE LENDING, INC	NA	GGP/HOMART II LLC	Guaranty Obligation - Springing Guaranty — General - First Colony	$0.00	(3)
MERRILL LYNCH MORTGAGE LENDING, INC	NA	GGP/HOMART II LLC	Guaranty Obligation - Estoppel And Parking Deficiencies Indemnity - Glendale Galleria	$0.00	(3)
MERRILL LYNCH MORTGAGE LENDING, INC.	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Master Lease - Pinnacle Hills	$0.00	(3)
Merrill Lynch Mortgage Lending, Inc.	NA	GGP Limited Partnership	Guaranty Obligation - Estoppel Indemnity - Burlington Town Center	$0.00	(3)
Merrill Lynch Mortgage Lending, Inc.	NA	GGP Limited Partnership	Guaranty Obligation - Master Lease - Stonestown	$0.00	(3)
MESIROW FINANCIAL ADMINISTRATIVE CORPORATION	12 -G-5-616665	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
METRO COMPUTAX SERVICE, INC.	88 -G-5-620309	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
METRO PCS	26 -G-6-605967	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00

26

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
METROPOLITAN FIBER SYSTEMS	62 -G-6-603887	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
METROPOLITAN LIFE INSURANCE COMPANY	NA	GGP/HOMART II LLC	Guaranty Obligation - Estoppel Indemnity - Altamonte Mall	$0.00	(3)
Metropolitan Life Insurance Company	NA	Howard Hughes Properties, Limited Partnership, The Rouse Company, LP	Guaranty Obligation - Environmental Indemnity - 10000 W. Charleston / 9901-9921 / 1120-1140 Town Center Drive	$0.00	(3)
MICHAEL AND VICKI BURGESS	93 -G-5-624812	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
MICHAEL FREI	77 -G-15-628760	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
MICHAEL FREI	77 -G-15-628832	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
MICHAEL FREI	77 -G-15-628736	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MICHAEL FREI	78 -G-15-628784	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
MICHAEL FREI	78 -G-15-628856	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MICHAEL FREI	78 -G-15-628880	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
MICHAEL FREI	10 -G-15-628808	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
MICO MECHANICAL LLC.	04 -G-5-615798	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MICROSOFT LICENSING, GP	77 -G-4-612066	GENERAL GROWTH PROPERTIES, INC.	IT/Software Agreements - ENTERPRISE SOFTWARE LICENSE	$0.00
MID-ARKANSAS VENDING, INC.	70 -G-6-610373	PINES MALL PARTNERS	Licensing Agreements	$0.00
MID-ARKANSAS VENDING, INC.	70 -G-6-610371	PINES MALL PARTNERS	Licensing Agreements	$0.00
MID-ARKANSAS VENDING, INC.	70 -G-6-610372	PINES MALL PARTNERS	Licensing Agreements	$0.00
MID-ARKANSAS VENDING, INC.	70 -G-6-610374	PINES MALL PARTNERS	Licensing Agreements	$0.00
MIDWEST ALARM SERVICES	78 -G-13-613979	GGP LIMITED PARTNERSHIP	Single Mall Service Agreements - CORAL RIDGE ALARM MAINTENANCE	$0.00
MIDWEST OUTDOOR RESORTS, LLC	54 -G-6-603843	APACHE MALL, LLC	Licensing Agreements	$0.00
MIDWEST WIRELESS COMMUNICATIONS LLC	54 -G-6-603844	APACHE MALL, LLC	Licensing Agreements	$0.00
MIHYANG KIM	38 -G-5-623706	RIO WEST L.L.C.	Tenant Leases	$0.00
MIKE ANDERSON’S SEAFOOD RIVERWALK, INC.	98 -G-5-624038	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
MILA ALAI WHETMAN	10 -G-5-618150	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
MILAGRO CHAVEZ	85 -G-6-604624	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
MILAGRO CHAVEZ	85 -G-6-604623	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
MILES & STOCKBRIDGE, P.C.	22 -G-5-615897	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
MILLARD MALL SERVICES INC.	92 -G-14-612165	COTTONWOOD MALL, LLC	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
MILLARD MALL SERVICES INC.	03 -G-14-612188	PARKE WEST, LLC	National Service Agreements - JANITORIAL SERVICES	$1,323.95	(1)
MINNESOTA DEPARTMENT OF TRANSPORTATION	54 -G-1-615617	APACHE MALL, LLC	Ground Leases and Other Agreements - APPROXIMATELY 75,000 SQUARE FEET OF VACANT LAND LOCATED AT THE NORTHWEST CORNER OF THE APACHE MALL SITE	$0.00
MINXIA NON-FERROUS METALS, INC.	21 -G-5-615878	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
MIRWAIS IQBAL	08 -G-6-604438	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
ML INVESTMENTS, LLC	10 -G-6-608567	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MNS INC	04 -G-5-627168	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
MOHAMMAD HAMIDEH	98 -G-5-624032	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
MOHAMMAD HAMIDEH	98 -G-6-609155	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MOHAMMAD HAMIDEH	98 -G-6-609156	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MOHAMMAD HAMIDEH	98 -G-6-609112	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
MOHAMMAD HAMLDEH	98 -G-5-624041	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
MOHAMMAD HAMLDEH	98 -G-5-624047	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
MOHSIN NAEEM SIDDIQI	08 -G-6-604439	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
MOLLY MAID OF ROCHESTER	54 -G-6-603845	APACHE MALL, LLC	Licensing Agreements	$0.00
MONA LISA PHOTOGRAPHY, LLC	88 -G-6-606570	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
MONUMENTAL LIFE INSURANCE COMPANY	NA	HOWARD HUGHES PROPERTIES LIMITED PARTNERSHIP	Guaranty Obligation - Carry Costs Guaranty - 10450 West Charleston Blvd	$0.00	(3)
MORGAN BUILDINGS & SPAS, INC.	70 -G-6-610375	PINES MALL PARTNERS	Licensing Agreements	$0.00
MORGAN STANLEY & CO INC	50 -G-5-615825	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
MORGAN STANLEY C/O PRUDENTIAL ASSET RESOURCES	82 -G-11-631646	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY AGREEMENT FOR CORONADO CENTER (UNDETERMINED AMOUNTS)	$0.00
MORGAN STANLEY C/O PRUDENTIAL ASSET RESOURCES	82 -G-11-631647	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - INDEMNITY AGREEMENT (HVAC) FOR CORONADO CENTER (UNDETERMINED AMOUNTS)	$0.00
Morgan Stanley Mortgage Capital, Inc.	NA	GGPLP L.L.C.	Guaranty Obligation - Estoppel Indemnity - Coronado	$0.00	(3)
Morgan Stanley Mortgage Capital, Inc.	NA	GGPLP L.L.C.	Guaranty Obligation - Cooling Plant Liability - Coronado	$0.00	(3)
Morgan Stanley Mortgage Capital, Inc.	NA	Price Development Company, LP	Guaranty Obligation - Environmental Indemnity - Austin Bluffs — Division Crossing — Fort Union — Halsey Crossing — Orem Plaza Center / State — River Pointe Plaza — Riverside — Woodlands Village	$0.00	(3)
MR. KENNETH A. WADE	10 -G-5-623203	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
MS CRESCENT 3800 HUGHES SPV, LLC	69 -G-15-631390	THE HOWARD HUGHES CORPORATION	Corporate and Other Contracts - OFFICE SPACE	$0.00
MS. YVONNE TSUKIYAMA	04 -G-6-610907	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
MSNB ENTERPRISES INCORPORATED	08 -G-6-604445	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
MULTI-MEDIA COMMUNICATIONS	63 -G-13-614609	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PORTABLE RADIO MAINTENANCE	$1,836.68
MURANO GLASS	63 -G-6-609516	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
MUSIC CENTER OF HAWAII	04 -G-5-623228	VICTORIA WARD, LIMITED	Tenant Leases	$0.00

27

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
MUSIC WAREHOUSE, INC.	70 -G-6-610376	PINES MALL PARTNERS	Licensing Agreements	$0.00
MY WIRELESS ATT	85 -G-6-604586	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
MYRON’S CARDS & GIFTS, INC.	54 -G-5-616567	APACHE MALL, LLC	Tenant Leases	$0.00
N & F GLOBAL CORP	63 -G-6-609474	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NAIL TRIX SALON, INC	88 -G-5-620324	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
NAILS OF THE WORLD, INC	03 -G-5-622751	PARKE WEST, LLC	Tenant Leases	$0.00
NAIMA RAUAM - ARTIST	63 -G-6-609518	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NAKAJIMA USA, INC	85 -G-5-617766	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
NALCO COMPANY	63 -G-13-614608	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - HVAC MAINTENANCE	$4,380.52
NANIK RAMCHAND MIRPURI	88 -G-6-606559	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NATURAL REMEDIES	88 -G-6-606571	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NATURAL REMEDIES, INC.	88 -G-6-606572	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NATURE SEAPORT , INC	63 -G-6-609584	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NEO-NEVADA, INC.	10 -G-5-619522	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
NETLAND BRIDAL & FASHION BOUTIQU	88 -G-6-606573	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NEVADA CANCER INSTITUTE	70 -G-12-631382	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
NEVADA CANCER INSTITUTE	70 -G-12-631381	HOWARD HUGHES PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - SPECIAL IMPROVEMENT DISTRICT BONDS	$0.00
NEVADA COMMUNITY FOUNDATION	49 -G-5-615820	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
NEVADA CVS PHARMACY, L.L.C.	10 -G-5-628164	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEVADA DANCE THEATRE	71 -G-5-619808	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEVADA LAWN AND LANDSCAPE	10 -G-13-614443	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
NEVADA LAWN AND LANDSCAPE	10 -G-13-614442	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$3,725.00
NEVADA LAWN AND LANDSCAPE	10 -G-13-614444	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$0.00
NEVADA RESTAURANT SERVICES, INC.	10 -G-5-623195	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEW ALBERTSON’S, INC.	08 -G-5-627066	VISTA COMMONS, LLC	Tenant Leases	$0.00
NEW HOPE APOSTOLIC CHURCH	10 -G-6-611524	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NEW LOOKS	88 -G-6-606574	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NEW ORLEANS CHAIR MASSAGE	98 -G-6-609120	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
NEW ORLEANS EXHIBITION HALL AUTHORITY		NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - APPROXIMATELY 2,336 SQUARE FEET LOCATED ON THE NORTH END OF RIVERWALK (NORTH ARCADE RIPARIAN LAND)	$0.00
NEW ORLEANS EXHIBITION HALL AUTHORITY	98 -G-1-615661	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - APPROXIMATELY 3,065 SQUARE FEET LOCATED ON THE NORTH END OF RIVERWALK (NORTH ARCADE RIPARIAN LAND)	$0.00
NEW ORLEANS EXHIBITION HALL AUTHORITY		NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements	$0.00
NEW ORLEANS PADDLEWHEELS, INC.	98 -G-6-609122	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
NEW ORLEANS SNO 2 GO	98 -G-6-609123	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
NEW ORLEANS STYLE GOURMET NUTS	98 -G-6-609124	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
NEW ORLEANS STYLE GOURMET NUTS	98 -G-6-609125	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
NEW YORK LIFE INSURANCE COMPANY	20 -G-5-615844	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEW YORK LIFE INSURANCE COMPANY	20 -G-5-615843	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEW YORK LIFE INSURANCE COMPANY & TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	U.K.-LASALLE, INC. & GGP HOLDING, INC.	Guaranty Obligation - Environmental Indemnity - Cumberland	$0.00	(3)
NEW YORK MELLON TRUST COMPANY, N.A.	83 -G-11-631589	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PUBLIC INDENTURE - COMPANY DEBT	$0.00
NEW YORK MELLON TRUST COMPANY, N.A.	83 -G-11-631590	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PUBLIC INDENTURE - SENIOR BOND	$0.00
NEW YORK MELLON TRUST COMPANY, N.A.	83 -G-11-631591	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PUBLIC INDENTURE 100	$0.00
NEW YORK MELLON TRUST COMPANY, N.A.	83 -G-11-631592	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PUBLIC INDENTURE 350	$0.00
NEW YORK MELLON TRUST COMPANY, N.A.	83 -G-11-631593	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - PUBLIC INDENTURE SENIOR NOTE	$0.00
NEW YORK SHADES	70 -G-6-610377	PINES MALL PARTNERS	Licensing Agreements	$0.00
NEW YORK TRANS HARBOR, LLC	63 -G-5-624507	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEWCINGULAR WIRELESS PCS, LLC	12 -G-5-616622	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
NEWZOOM INC	85 -G-6-604635	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
NEWZOOM INC	63 -G-6-609575	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NIC USA, INC.	62 -G-5-616650	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
NICKELS & DIMES INCORPORATED	54 -G-6-603865	APACHE MALL, LLC	Licensing Agreements	$0.00
NICKELS & DIMES INCORPORATED	54 -G-6-603866	APACHE MALL, LLC	Licensing Agreements	$0.00
NICKELS & DIMES INCORPORATED	85 -G-5-617777	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
NICKELS & DIMES INCORPORATED	38 -G-5-623732	RIO WEST L.L.C.	Tenant Leases	$0.00

28

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
NICKELS & DIMES INCORPORATED	38 -G-6-608942	RIO WEST L.L.C.	Licensing Agreements	$0.00
NICKELS & DIMES INCORPORATED	38 -G-6-608941	RIO WEST L.L.C.	Licensing Agreements	$0.00
NICKELS & DIMES INCORPORATED	93 -G-5-624822	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
NICKELS AND DIMES INCORPORATED	85 -G-6-604631	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
NICOLE DEBARTOLO HELDFOND	78 -G-15-628931	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
NICOLE ROUTMAN	04 -G-5-615864	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
NISCAYAH, INC. (FKA SECURITAS SYSTEMS)	98 -G-13-614280	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - CCTV MAINTENANCE	$2,157.30
NOHSC LAPLACE #1, LLC	74 -G-5-623862	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
NORC RIPARIAN PROPERTY, INC.	98 -G-1-615662	NEW ORLEANS RIVERWALK ASSOCIATES	Ground Leases and Other Agreements - THE UPPER POYDRAS STREET WHARF RIPARIAN LAND CONTAINING APPROXIMATELY 2.47 ACRES BOUNDED BY LOWER POYDRAS STREET WHARF RIPARIAN LAND ON THE NORTH, THE JULIA STREET WHARF RIPARIAN LAND ON THE SOUTH, THE MEAN LOW WATER L	$0.00
NORTH AMERICAN KIOSK LLC	54 -G-6-603848	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTH AMERICAN KIOSK LLC	54 -G-6-603849	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	77 -G-15-628779	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	77 -G-15-628755	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	77 -G-15-628851	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	78 -G-15-628875	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	78 -G-15-628803	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	78 -G-15-628899	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
NORTH PLAINS DEVELOPMENT COMPANY, LTD.	10 -G-15-628827	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
NORTHBRIDGE	78 -G-3-628667	GGP LIMITED PARTNERSHIP	Employee Related Agreements - STAFF/TEMP AGENCY	$0.00
NORTHBRIDGE	77 -G-3-628703	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR STAFF/TEMP AGENCY	$0.00
NORTHLAND DISTRIBUTION INC	54 -G-6-603864	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTHLAND DISTRIBUTION INC	54 -G-6-603863	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTHLAND DISTRIBUTION INC	54 -G-6-603862	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTHLAND DISTRIBUTION INC	54 -G-6-603861	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTHWEST CAMPERS	54 -G-6-603846	APACHE MALL, LLC	Licensing Agreements	$0.00
NORTHWESTERN MUTUAL C/O NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY	78 -G-11-631642	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR STATEN ISLAND MALL	$0.00
NORTHWESTERN MUTUAL C/O NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY	83 -G-11-631643	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVEOUT GUARANTY FOR STATEN ISLAND MALL	$0.00
Northwestern Mutual Life Insurance Company	NA	GGP Limited Partnership	Guaranty Obligation - Environmental Indemnity - Lansing Mall	$0.00	(3)
Northwestern Mutual Life Insurance Company	NA	GGP Limited Partnership	Guaranty Obligation - Non-Recourse - Lansing Mall	$0.00	(3)
Northwestern Mutual Life Insurance Company	NA	The Rouse Company LP	Guaranty Obligation - Environmental Indemnity - Staten Island ($125M Note)	$0.00	(3)
Northwestern Mutual Life Insurance Company	NA	The Rouse Company LP	Guaranty Obligation - Environmental Indemnity - Staten Island ($85M Note)	$0.00	(3)
Northwestern Mutual Life Insurance Company	NA	The Rouse Company LP	Guaranty Obligation - Non-Recourse - Staten Island ($85M Note)	$0.00	(3)
Northwestern Mutual Life Insurance Company	NA	The Rouse Company LP	Guaranty Obligation - Environmental Indemnity - Staten Island ($87.3M Note)	$0.00	(3)
NORTHWIND PHOENIX, LLC	62 -G-13-629154	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - CHILLED WATER SERVICES	$0.00
NVS CUTS	88 -G-6-606575	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NYC CHARMS, INC	63 -G-6-609521	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NYS COLLECTION	85 -G-6-604621	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
NYS COLLECTION	85 -G-6-604620	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
NYS COLLECTION, LCC	88 -G-6-606576	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
NYS COLLECTION, LCC	63 -G-6-609522	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
NYS COLLECTION, LCC	63 -G-6-609450	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
OAHU AIR CONDITIONING SERVICE	04 -G-13-614753	VICTORIA WARD, LIMITED	Single Mall Service Agreements - HVAC MAINTENANCE	$0.00
OAK CREEK CANYON DESIGN, INC.	12 -G-5-616640	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
OAK VALLEY PIANO	73 -G-6-610424	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
OAKLEAF WASTE MANAGEMENT	78 -G-14-612347	GGP LIMITED PARTNERSHIP	National Service Agreements - WASTE REMOVAL & RECYCLING	$0.00
OCD CREATIVE LLC.	04 -G-5-615912	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
OCTAVIO, INC.	63 -G-6-609623	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
ODELL SHORES	70 -G-6-610356	PINES MALL PARTNERS	Licensing Agreements	$0.00
OFFICEMAX, INCORPORATED	78 -G-15-612087	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - OFFICE SUPPLY PROVIDER	$0.00
OH LA LA	26 -G-6-605969	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
OLD TIME POTTERY, INC	39 -G-5-628314	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
OLD TIME POTTERY, INC	39 -G-5-623741	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
OLD WORLD STYLE ALMONDS II	38 -G-6-608929	RIO WEST L.L.C.	Licensing Agreements	$0.00
OLD WORLD STYLE ALMONDS-STORAGE	38 -G-6-608930	RIO WEST L.L.C.	Licensing Agreements	$0.00
OLIVIA ACHUKO	88 -G-6-606560	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
OLMSTED COUNTY COMPOST EVENT	54 -G-6-603847	APACHE MALL, LLC	Licensing Agreements	$0.00
OLYMPUS VENDING SERVICES, INC.	73 -G-6-610425	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
OMG CANDY AND GIFTS	26 -G-6-605971	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
OMG CANDY AND GIFTS	26 -G-6-605970	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
OMNAS NETWORK, INC.	73 -G-6-610426	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
OMNAS NETWORK, INC.	73 -G-6-610427	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00

29

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
OMNIPOINT COMMUNICATIONS, INC	54 -G-6-603867	APACHE MALL, LLC	Licensing Agreements	$0.00
OMNIPOINT COMMUNICATIONS, INC	54 -G-6-603869	APACHE MALL, LLC	Licensing Agreements	$0.00
OPTIMUM MARKETING & MANAGEMENT CORP.	04 -G-5-615800	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ORACLE USA, INC.	77 -G-4-612073	GENERAL GROWTH PROPERTIES, INC.	IT/Software Agreements - SOFTWARE UPDATE LICENSE & SUPPORT (SQL SERVERS)	$0.00
ORACLE USA, INC.	77 -G-4-612072	GENERAL GROWTH PROPERTIES, INC.	IT/Software Agreements - SOFTWARE UPDATE LICENSE & SUPPORT (ORACLE DATABASES)	$0.00
ORKIN PEST CONTROL	93 -G-13-614598	SOUTH SHORE PARTNERS, L.P.	Single Mall Service Agreements - PEST CONTROL	$0.00
ORKIN PEST CONTROL COMPANY	24 -G-13-613565	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - PEST CONTROL	$119.00
ORKIN PEST CONTROL COMPANY	41 -G-13-613578	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - PEST CONTROL	$196.00
ORKIN PEST CONTROL COMPANY	44 -G-13-613611	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - PEST CONTROL	$354.00
ORKIN PEST CONTROL COMPANY	44 -G-13-613612	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - PEST CONTROL	$0.00
ORKIN PEST CONTROL COMPANY	46 -G-13-613638	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - PEST CONTROL	$145.00
ORKIN PEST CONTROL COMPANY	47 -G-13-613647	1451 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - PEST CONTROL	$268.00
ORKIN PEST CONTROL COMPANY	48 -G-13-613651	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - PEST CONTROL	$90.00
ORKIN PEST CONTROL COMPANY	49 -G-13-613662	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - PEST CONTROL	$80.00
ORKIN PEST CONTROL COMPANY	50 -G-13-613669	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - PEST CONTROL	$80.00
ORKIN PEST CONTROL COMPANY	52 -G-13-613699	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - PEST CONTROL	$408.00
OSHINS & ASSOCIATES, LLC	50 -G-5-615826	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
OTIS ELEVATOR COMPANY	24 -G-14-612545	10000 COVINGTON CROSS, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	44 -G-14-612549	1201-1281 TOWN CENTER DRIVE, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	49 -G-14-612548	1635 VILLAGE CENTRE CIRCLE, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	50 -G-14-612547	1645 VILLAGE CENTER CIRCLE, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	73 -G-14-612562	GGP-REDLANDS MALL, L.P.	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	04 -G-14-612568	VICTORIA WARD, LIMITED	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	04 -G-14-612567	VICTORIA WARD, LIMITED	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
OTIS ELEVATOR COMPANY	04 -G-5-615910	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
OTIS ELEVATOR COMPANY	04 -G-5-615888	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
OUTBACK STEAKHOUSE INC	03 -G-5-622741	PARKE WEST, LLC	Tenant Leases	$0.00
OZEL JEWELERS	73 -G-6-610428	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
P & T A, INC.	74 -G-5-623871	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
P S FORTUNE JADE, LLC.	04 -G-5-615801	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PAC ELECTRICAL SALES AGENCY	04 -G-5-615906	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PACIFIC BUSINESS FORMS, LTD	04 -G-5-623229	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PACIFIC HOME, INC	04 -G-5-615865	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PACIFIC HOME, INC	04 -G-6-603635	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
PACIFIC STORE FIXTURES, INC	04 -G-5-615913	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PACIFIC STORE FIXTURES, INC	04 -G-5-615914	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PACIFIC SUNWEAR STORES CORP	38 -G-5-623724	RIO WEST L.L.C.	Tenant Leases	$0.00
PACIFIC SUNWEAR STORES CORP.	54 -G-5-616593	APACHE MALL, LLC	Tenant Leases	$0.00
PACIFIC SUNWEAR STORES CORP.	85 -G-5-617761	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
PAGEANTRY COMMUNITIES, INC..	70 -G-12-611921	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE AGREEMENTS AND AMENDMENTS	$0.00
PAPUTSI	98 -G-6-609129	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
PARADISE CANDY	63 -G-6-609527	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
PARK WEST PIZZERIA, INC	03 -G-5-622744	PARKE WEST, LLC	Tenant Leases	$0.00
PARKCLEAN DC, LLC	88 -G-6-606579	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
PASSPORT MOTORCARS, INC	88 -G-6-606580	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
PATEL REVOCABLE TRUST	38 -G-5-623714	RIO WEST L.L.C.	Tenant Leases	$0.00
PATEL REVOCABLE TRUST	38 -G-5-623728	RIO WEST L.L.C.	Tenant Leases	$0.00
PATICK C. DOODY	77 -G-12-612077	GENERAL GROWTH PROPERTIES, INC.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LAW FIRM RETAINER	$0.00
PATRICIA K HUSTACE	04 -G-5-626853	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PATRICK AND PAULA DONAHUE FAMILY TRUST	78 -G-15-628901	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PATRICK AND PAULA DONAHUE FAMILY TRUST	78 -G-15-628908	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PATRICK DE LATTE	98 -G-6-609127	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
PAUL ALLEN’S INK NATION LLC.	04 -G-5-615927	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PAUL G. EDMONDS & SUSAN M. EDMONDS	10 -G-5-623211	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
PAUL K. MENDENHALL	77 -G-15-628762	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PAUL K. MENDENHALL	77 -G-15-628738	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PAUL K. MENDENHALL	77 -G-15-628786	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PAUL K. MENDENHALL	78 -G-15-628834	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PAUL K. MENDENHALL	78 -G-15-628858	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PAUL K. MENDENHALL	78 -G-15-628882	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00

30

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
PAUL K. MENDENHALL	10 -G-15-628810	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PAULETTE’S	70 -G-6-610378	PINES MALL PARTNERS	Licensing Agreements	$0.00
PAYLESS SHOESOURCE, INC	54 -G-5-616594	APACHE MALL, LLC	Tenant Leases	$0.00
PAYLESS SHOESOURCE, INC	85 -G-5-617763	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
PAYLESS SHOESOURCE, INC	88 -G-5-620318	LANDMARK MALL L.L.C.	Tenant Leases	$149.61
PCDS JAZZ BAND	98 -G-6-609130	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
PCM CONSTRUCTION PARKING	88 -G-6-606581	LANDMARK MALL L.L.C.	Licensing Agreements	$5,740.00
PEARLE VISION, INC	88 -G-5-620319	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
PENNINGTON STUDIOS	38 -G-6-608931	RIO WEST L.L.C.	Licensing Agreements	$0.00
PENO BOTTOM, LP	50 -G-5-615827	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
PEORIA INVESTORS, LLC	03 -G-12-611976	PARKE WEST, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - DEVELOPMENT AGREEMENT (PRIVATE)	$0.00
PEP BOYS MANNY, MOE & JACK OF CALIF #793	10 -G-5-623210	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
PEPSI-COLA COMPANY	88 -G-6-606582	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
PERFUME POINT (SUNSHADES)	08 -G-6-604447	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
PERRIN SISTERS LLC	98 -G-5-624010	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
PETER A. CHAFOS	54 -G-5-616551	APACHE MALL, LLC	Tenant Leases	$0.00
PETER AN AND LANA DAM AN	20 -G-5-615850	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
PETER D. LEIBOWITS	78 -G-15-628946	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
PETER PIZZURO AND CROCETTA PIZZURO	12 -G-5-616626	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
PHILIP P. TAYLOR	77 -G-15-628764	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PHILIP P. TAYLOR	77 -G-15-628788	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PHILIP P. TAYLOR	77 -G-15-628740	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PHILIP P. TAYLOR	78 -G-15-628836	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PHILIP P. TAYLOR	78 -G-15-628884	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PHILIP P. TAYLOR	78 -G-15-628860	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PHILIP P. TAYLOR	10 -G-15-628812	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PHOENIX HOOTERS, INC	12 -G-5-616634	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
PHOENIX WELLNESS MASSAGE PEORIA	03 -G-5-622749	PARKE WEST, LLC	Tenant Leases	$0.00
PHONG NGUYEN	85 -G-5-617770	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
PHOTO FANTASY/PHOTO FANTASY II	12 -G-6-603885	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
PIER 1 IMPORTS (U.S.), INC.	04 -G-5-627301	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
PINE BLUFF POLICE DEPARTMENT	70 -G-6-610379	PINES MALL PARTNERS	Licensing Agreements	$0.00
PINE RIDGE LAND COMPANY, LTD.	77 -G-15-628776	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PINE RIDGE LAND COMPANY, LTD.	77 -G-15-628800	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PINE RIDGE LAND COMPANY, LTD.	77 -G-15-628752	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PINE RIDGE LAND COMPANY, LTD.	78 -G-15-628872	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PINE RIDGE LAND COMPANY, LTD.	78 -G-15-628896	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PINE RIDGE LAND COMPANY, LTD.	78 -G-15-628848	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PINE RIDGE LAND COMPANY, LTD.	10 -G-15-628824	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PINES EXPRESS, LLC	70 -G-5-628373	PINES MALL PARTNERS	Tenant Leases	$0.00
PINNACLE HILLS, LLC	78 -G-15-631677	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LEASE OF PINNACLE HILLS PROMENADE	$0.00
PINNACLE WEST CAPITAL CORPORATION	55 -G-6-603890	ARIZONA CENTER PARKING, LLC	Licensing Agreements	$0.00
PINNACLE WEST CAPITAL CORPORATION	12 -G-5-616658	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
PINNACLE WEST CAPITAL CORPORATION	62 -G-5-616651	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
PIONEER PROMOTIONS, INC.	04 -G-6-608568	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
PITNEY BOWES	77 -G-2-612034	GENERAL GROWTH PROPERTIES, INC.	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	77 -G-2-612035	GENERAL GROWTH PROPERTIES, INC.	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	77 -G-2-612036	GENERAL GROWTH PROPERTIES, INC.	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612048	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612047	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612046	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612045	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612044	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612043	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612042	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612041	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612037	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612040	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	78 -G-2-612038	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00

31

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
PITNEY BOWES	78 -G-2-612039	GGP LIMITED PARTNERSHIP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES	37 -G-2-612049	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Equipment Leases - OFFICE EQUIPMENT LEASE INCLUDING REPAIR AND MAINTENANCE	$0.00
PITNEY BOWES GLOBAL FINANCIAL SERVICES	98 -G-2-614274	NEW ORLEANS RIVERWALK ASSOCIATES	Equipment Leases - POSTAGE MACHINE LEASE	$0.00
PITNEY BOWES MANAGEMENT SERVICES, INC.	78 -G-2-612084	GGP LIMITED PARTNERSHIP	Equipment Leases - MAILROOM & RECEPTION SERVICES/STAFF	$0.00
PIZZERIA UNO OF SOUTH STREET SEAPORT, IN	63 -G-5-624509	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
PLATEAU SYSTEMS LTD	78 -G-3-628661	GGP LIMITED PARTNERSHIP	Employee Related Agreements - LEARNING MALL HOSTING ENVIRONMENT	$10,960.00
PLATEAU SYSTEMS LTD	77 -G-3-628695	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LEARNING MALL HOSTING ENVIRONMENT	$0.00
PLUNKETT’S PEST CONTROL	54 -G-13-613708	APACHE MALL, LLC	Single Mall Service Agreements - PEST CONTROL	$257.67
PN II, INC., C/O PULTE HOMES OF NEVADA	70 -G-12-611924	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE AGREEMENTS AND AMENDMENTS	$0.00
PONS, MARIA & VILLASANTE, NELSON	63 -G-6-609488	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
PORTER, ROYCE & KIYOKO	98 -G-6-609070	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
PORTRAIT INNOVATIONS, INC.	03 -G-5-622752	PARKE WEST, LLC	Tenant Leases	$0.00
POSTAL PROS INC.	08 -G-5-627077	VISTA COMMONS, LLC	Tenant Leases	$0.00
POTTISH FREYBERG MARCUS & VELAZQUEZ, LLP	83 -G-12-612078	THE ROUSE COMPANY LP	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LAW FIRM RETAINER	$0.00
POWER PLUS	62 -G-13-614543	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - POWER PLUS GENERATOR SERVICE	$0.00
POWER PLUS	62 -G-13-614544	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - POWER PLUS GENERATOR SERVICES / PARKING	$0.00
PRACHI TRADING, LLC	85 -G-5-617779	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
PREMIER EXHIBITIONS, THE	63 -G-6-609588	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
PRESS-A-PENNY	63 -G-6-609528	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
PRETZEL TWISTER, THE	98 -G-6-609134	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
Price and Strong Enterprises, Inc.	NA	JP Realty, Inc	Guaranty Obligation - Payment Guaranty - Provo Land	$0.00	(3)
PRICE DEVELOPMENT COMPANY	10 -G-5-623191	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
PRICE FREMONT COMPANY, LTD.	77 -G-15-628849	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PRICE FREMONT COMPANY, LTD.	77 -G-15-628777	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PRICE FREMONT COMPANY, LTD.	77 -G-15-628753	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PRICE FREMONT COMPANY, LTD.	78 -G-15-628801	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
PRICE FREMONT COMPANY, LTD.	78 -G-15-628897	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
PRICE FREMONT COMPANY, LTD.	78 -G-15-628873	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
PRICE FREMONT COMPANY, LTD.	10 -G-15-628825	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
Principal Life Insurance Company	NA	GGP Limited Partnership	Guaranty Obligation - Tenant Guaranty - Lincolnshire	$0.00	(3)
Principal Life Insurance Company	NA	GGPLP Limited Partnership	Guaranty Obligation - Tenant Guaranty - Lincolnshire	$0.00	(3)
PRINCIPAL LIFE INSURANCE COMPANY	82 -G-11-631612	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - TENANT GUARANTY FOR BARNES & NOBLE AT LINCOLNSHIRE COMMONS	$0.00
PRINCIPAL LIFE INSURANCE COMPANY	82 -G-11-631611	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - TENANT GUARANTY FOR CHEESECAKE FACTORY AT LINCOLNSHIRE COMMONS	$0.00
Principal Mutual Life	NA	GGP Inc. and GGP Limited Partnership	Guaranty Obligation - Environmental Indemnity - Bellis Fair	$0.00	(3)
Principal Mutual Life	NA	GGP Inc. and GGP Limited Partnership	Guaranty Obligation - Rent Interruption/Termination - Bellis Fair	$0.00
PROCAS, LLC	20 -G-5-615845	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
PROFESSIONAL PLANTS INC	62 -G-13-614545	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - PROFESSIONAL PLANTS MAINTENANCE	$1,831.87
PROFESSIONAL SERVICE INDUSTRIES, INC	15 -G-9-2235	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - CONTRACTOR AGREEMENT	$127,037.66
PROFESSIONAL SERVICE INDUSTRIES, INC	15 -G-9-2236	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - CONTRACTOR AGREEMENT	$0.00
PROFILES INTERNATIONAL, INC.	78 -G-3-628668	GGP LIMITED PARTNERSHIP	Employee Related Agreements - ASSESSMENT	$0.00
PROFILES INTERNATIONAL, INC.	77 -G-3-628704	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR ASSESSMENT	$0.00
PROTOCOL, LLC	73 -G-6-610429	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
PRUDENTIAL MORTGAGE C/O PRUDENTIAL ASSET RESOURCES	37 -G-11-631648	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY AND INDEMNITY FOR LOSSES ARISING FROM FAILURE TO BE SPE FOR OVIEDO MARKETPLACE	$0.00
Prudential Mortgage Capital	NA	Rouse Company Operating Partnership LP	Guaranty Obligation - Payment Guaranty - Oviedo	$0.00	(3)
Prudential Mortgage Capital Company	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Payment Guaranty - 1160-1180 Town Center Drive	$0.00	(3)
PUANANI LANDSCAPE/MAINTENANCE INC	04 -G-13-614761	VICTORIA WARD, LIMITED	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
PUANANI LANDSCAPE/MAINTENANCE INC	04 -G-13-614762	VICTORIA WARD, LIMITED	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
PUKIKI TREE SERVICE, LLC	04 -G-13-614748	VICTORIA WARD, LIMITED	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
PUNANAHUI, INC.	04 -G-15-629155	VICTORIA WARD, LIMITED	Corporate and Other Contracts - BROKERAGE AGREEMENT	$0.00
PURE PERFUME, INC	98 -G-5-624018	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
PVDIAOH, INC.	63 -G-6-609592	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
QC FINANCIAL SERVICES, INC.	10 -G-5-616808	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
QMANIA, INC.	04 -G-6-603627	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
QUEST DIAGNOSTICS INC.	78 -G-3-628674	GGP LIMITED PARTNERSHIP	Employee Related Agreements - WELLNESS SCREENINGS	$0.00
QUEST DIAGNOSTICS INC.	77 -G-3-628710	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR WELLNESS SCREENINGS	$0.00
QUICK FIX	26 -G-6-605972	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00

32

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
QWEST BUSINESS RESOURCES INC	54 -G-6-603850	APACHE MALL, LLC	Licensing Agreements	$0.00
QWEST BUSINESS RESOURCES INC	54 -G-6-603851	APACHE MALL, LLC	Licensing Agreements	$0.00
R & M AIRBRUSH	70 -G-6-610383	PINES MALL PARTNERS	Licensing Agreements	$0.00
R WEINSTEIN	04 -G-5-623238	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
R. F. WARDER, INC	57 -G-13-613561	10 CCC BUSINESS TRUST	Single Mall Service Agreements - HVAC MAINTENANCE	$973.54
R. F. WARDER, INC	58 -G-13-613679	20 CCC BUSINESS TRUST	Single Mall Service Agreements - HVAC MAINTENANCE	$4,500.00
R. F. WARDER, INC	59 -G-13-613681	30 CCC BUSINESS TRUST	Single Mall Service Agreements - HVAC MAINTENANCE	$9,069.69
RABBITT IN PARADISE LLC	04 -G-6-603628	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
RADIOSHACK CORPORATION	54 -G-5-616598	APACHE MALL, LLC	Tenant Leases	$0.00
RADIOSHACK CORPORATION	88 -G-5-620320	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
RADIOSHACK CORPORATION	38 -G-5-623727	RIO WEST L.L.C.	Tenant Leases	$0.00
RADLEY ACURA	88 -G-6-606583	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
RADLEY ACURA	88 -G-6-606584	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
RAINBOW APPAREL COMPANIES	74 -G-5-623865	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
RAINBOW PLAY SYSTEMS INC	54 -G-6-603853	APACHE MALL, LLC	Licensing Agreements	$0.00
RAINBOW PLAY SYSTEMS INC	54 -G-6-603852	APACHE MALL, LLC	Licensing Agreements	$0.00
RAINBOW USA INC	85 -G-5-617718	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
RAINBOW USA, INC	70 -G-5-625924	PINES MALL PARTNERS	Tenant Leases	$0.00
RAINBOW USA, INC.	74 -G-5-623864	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
RBC CAPITAL MARKETS CORPORATION	21 -G-5-615879	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RBL LLC	04 -G-5-626849	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
REACHLOCAL, INC	20 -G-5-615846	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
REACTRIX SYSTEMS, INC	63 -G-6-609530	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
REALM BUSINESS SOLUTIONS, INC.	78 -G-15-612085	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - MASTER LICENSE AGREEMENT	$0.00
REALTY OF POCATELLO LLC	10 -G-6-603750	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
RECORD TOWN INC.	85 -G-5-617743	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
RECORD TOWN INC.	88 -G-5-620305	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
RECORD TOWN INC.	38 -G-5-623711	RIO WEST L.L.C.	Tenant Leases	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	77 -G-15-628802	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	77 -G-15-628778	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	77 -G-15-628754	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	78 -G-15-628874	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	78 -G-15-628850	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	78 -G-15-628898	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
RED CLIFFS MALL INVESTMENT COMPANY, LTD.	10 -G-15-628826	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
REDDISH BLINK	98 -G-6-609135	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
REDEMPTION CHRISTIAN CENTER	10 -G-6-603752	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
REDNAP, INC.	73 -G-5-626055	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
REGIS CORPORATION	70 -G-5-625926	PINES MALL PARTNERS	Tenant Leases	$1,358.00	(1)
REGIS CORPORATION	38 -G-5-623729	RIO WEST L.L.C.	Tenant Leases	$3,488.00	(1)
REGIS CORPORATION	38 -G-5-623720	RIO WEST L.L.C.	Tenant Leases	$0.00	(1)
REGIS CORPORATION	93 -G-5-624819	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00	(1)
REGIS CORPORATION	93 -G-5-624817	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$1,651.00	(1)
REGIS UNIVERSITY	44 -G-5-615776	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
REIDY METAL SERVICES, INC	12 -G-13-614530	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - REIDY METAL MAINTENANCE AGREEMENT	$0.00
REIDY METAL SERVICES, INC	62 -G-13-614548	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - REIDY MARBLE MAINTENANCE	$3,768.00
REITHOFFER SHOWS INC.	88 -G-6-606585	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
RELAX CENTER	98 -G-6-609136	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
RENTWAY, INC	74 -G-5-623866	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
RESNICK WATER STREET DEVELOPMENT CO.	63 -G-1-615668	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Ground Leases and Other Agreements - COMMERCIAL UNIT 1 AND COMMERCIAL UNIT 2 IN THE ONE SEAPORT PLAZA CONDOMINIUM (THE RETAIL SPACE IN THE BASE OF THE TELCO BUILDING)	$0.00
RESOLUTION HEALTH, INC	22 -G-5-615901	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RESOLUTION HEALTH, INC	22 -G-5-615898	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RESOLUTION HEALTH, INC	22 -G-5-615899	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RESOLUTION HEALTH, INC	22 -G-5-615900	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RESOLVE TECHNOLOGY, INC.	78 -G-4-612065	GGP LIMITED PARTNERSHIP	IT/Software Agreements - DATABASE SCHEMA LICENSE AGREEMENT	$0.00

33

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
RETAIL MERCHANTS OF HAWAII	04 -G-5-615802	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
RETAIL STRATEGIES	04 -G-6-603629	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	77 -G-15-628828	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	77 -G-15-628756	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	77 -G-15-628732	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	78 -G-15-628780	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	78 -G-15-628876	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	78 -G-15-628852	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
REX & BARBARA FRAZIER FAMILY TRUST	10 -G-15-628804	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
REZAC PLUMBING SERVICES, INC	54 -G-6-603854	APACHE MALL, LLC	Licensing Agreements	$0.00
RFJO CORP.	04 -G-5-615909	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
RIBIS, JONES & MARESCA, P.A.	21 -G-5-615880	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RIBIS, JONES & MARESCA, P.A.	21 -G-5-615881	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
RICH LINN INC	08 -G-5-627076	VISTA COMMONS, LLC	Tenant Leases	$0.00
RICHARD A. ZAK	78 -G-15-628906	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
RICHARD A. ZAK	78 -G-15-628913	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
RICHARD S. CRAFT	04 -G-5-615867	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
RICOH AMERICAS CORPORATION	78 -G-14-612621	GGP LIMITED PARTNERSHIP	National Service Agreements - MASTER AGREEMENT	$12,453.39
RIO SHOES	38 -G-6-608932	RIO WEST L.L.C.	Licensing Agreements	$0.00
RITA C. HADDOW TRUST U/T/A 2/8/98	78 -G-15-628950	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
RITTMANN’S TUX AND BRIDAL	73 -G-6-610430	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
RITU KHERA	10 -G-5-623192	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
RITZ CAMERA CENTER INC	54 -G-5-616597	APACHE MALL, LLC	Tenant Leases	$0.00
RITZ CAMERA CENTERS, INC.	54 -G-5-616599	APACHE MALL, LLC	Tenant Leases	$0.00
RITZ CAMERA CENTERS, INC.	88 -G-5-620321	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
RIVER FALLS MALL, LLC	39 -G-10-611726	RIVER FALLS MALL, LLC	Reciprocal Easement Agreements	$0.00
ROAD TRIP, LLC	98 -G-6-609137	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ROBERT A AGUILAR	12 -G-5-616631	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
ROBERT A. BRANCA	74 -G-5-623848	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
ROBERT BALDWIN REVOCABLE TRUST, JAMES R. BROWN, LEO A. JARDINE, ALAN M. & LINDA G. SIMPSON, JTWRS, AND LOIS E. KRAUSE	10 -G-7-8	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Joint Venture Agreements - LIMITED PARTNERSHIP AGREEMENT OF PRICE-BOISE COMPANY, LTD., AS AMENDED.	$0.00
ROBERT HALF INTERNATIONAL, INC.	78 -G-3-628669	GGP LIMITED PARTNERSHIP	Employee Related Agreements - STAFF/TEMP AGENCY	$0.00
ROBERT HALF INTERNATIONAL, INC.	77 -G-3-628705	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR STAFF/TEMP AGENCY	$0.00
ROBERT J. GASON, CCIM	66 -G-12-611903	LOCKPORT L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - TENANT LEASE	$0.00
ROBERT KLAUSNER	78 -G-15-628941	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
ROBERT WILKINSON	08 -G-6-604434	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
ROBERT WILKINSON	08 -G-6-604433	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
ROCKY MOUNTAIN PIZZA HUTS	10 -G-5-628015	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ROGERS COMPANY, LLC	10 -G-5-623199	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ROGERS ENTERPRISES	54 -G-5-616600	APACHE MALL, LLC	Tenant Leases	$0.00
ROGERS LTD., INC	70 -G-5-625927	PINES MALL PARTNERS	Tenant Leases	$0.00
ROGERS, JEFF AND BLANCHARD, ROBERT	98 -G-6-609118	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ROGERS, JEFF AND BLANCHARD, ROBERT	98 -G-6-609119	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
ROLAND WONG & ASSOCIATES	10 -G-5-619528	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ROLLOFFS HAWAII, INC.	04 -G-13-614749	VICTORIA WARD, LIMITED	Single Mall Service Agreements - TRASH REMOVAL - ROLOFFS	$4,635.27
ROMANCING THE STONE , INC.	70 -G-5-625928	PINES MALL PARTNERS	Tenant Leases	$0.00
RON ANDERSON	50 -G-5-615823	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
RONNIE WHEELER & JAMES SHIPLEY	70 -G-6-610370	PINES MALL PARTNERS	Licensing Agreements	$0.00
ROVANI UMO	85 -G-6-604625	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
ROWEN SWEEPING	10 -G-13-614450	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - GRAND TETON PLAZA PARKING LOT SWEEPING AND MAINTENANCE	$0.00

34

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
ROY H W TOM	04 -G-5-615866	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
ROYCE & KIYOKO PORTER	98 -G-6-609093	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
RUBENIA’S GIFTS	98 -G-6-609140	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
RUBIO’S RESTAURANTS, INC	85 -G-5-617765	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
RUBY JEWELERS	70 -G-6-610385	PINES MALL PARTNERS	Licensing Agreements	$0.00
RUBY’S BANGLES	73 -G-6-610431	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
RUI ONE CORP.	04 -G-6-603630	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
RUSSELL DESIGN BUILD CORPORATION	29 -G-9-2374	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - CONSTRUCTION MANAGEMENT	$0.00
RUTH M. OLSEN, TRUSTEE OF THE RUTH M. OLSEN FAMILY LIVING TRUST	17 -G-1-615657	MAJESTIC PARTNERS-PROVO, LLC	Ground Leases and Other Agreements - APPROXIMATELY 3.50 ACRES LOCATED ON THE EASTSIDE OF THE PROVO PLAZA SITE, WHICH IS ADJACENT TO PROVO TOWN CENTRE	$0.00
S&R SWEEPING SERVICES	85 -G-13-613849	CHULA VISTA CENTER, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$4,500.00
S.C. FOOD SERVICES (USA), INC	54 -G-5-616587	APACHE MALL, LLC	Tenant Leases	$0.00
SAB SEWING & ACCESSORIES	88 -G-6-606587	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SABINO GONZALEZ & ESTELA GARCIA	10 -G-5-619523	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
SAFARI SHIRT COMPANY	93 -G-5-624814	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
SAL N SAL, LLC	88 -G-6-606513	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SAL N SAL, LLC	88 -G-6-606512	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SALMAAN ENTERPRISES, INC.	63 -G-5-624519	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SALON NOUFAL, LTD	88 -G-5-620322	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
SAMANTHA NGUYEN	98 -G-6-609099	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SAM’S CAFÉ, LLC.	12 -G-5-616642	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SAMUEL PRIMACK	78 -G-15-628937	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
SAN JUAN CENTER FOR INDEPENDENCE	38 -G-6-608933	RIO WEST L.L.C.	Licensing Agreements	$0.00
SAND CANYON CORPORATION	22 -G-5-615902	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
SANG LEE FARMS, INC.	63 -G-6-609613	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SANGRILA ACCESSORIES	26 -G-6-605959	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
SANTIAGO F. COTO	88 -G-6-606542	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SAR APACHE FOOD INC	54 -G-5-616602	APACHE MALL, LLC	Tenant Leases	$0.00
SATURN OF ROCHESTER INC	54 -G-6-603855	APACHE MALL, LLC	Licensing Agreements	$0.00
SAVE MART SUPERMARKETS	10 -G-5-628289	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
SAVE MART SUPERMARKETS	10 -G-5-623200	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
SAV-ON DRUGS	73 -G-5-626059	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
SAV-ON DRUGS	73 -G-5-626060	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
SBARRO INC.	54 -G-5-616603	APACHE MALL, LLC	Tenant Leases	$0.00
SBARRO INC.	70 -G-5-625929	PINES MALL PARTNERS	Tenant Leases	$0.00
SCHINDLER ELEVATOR CORPORATION	57 -G-14-612570	10 CCC BUSINESS TRUST	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
SCHINDLER ELEVATOR CORPORATION	46 -G-14-612577	1450 CENTER CROSSING DRIVE, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$107.62
SCHINDLER ELEVATOR CORPORATION	48 -G-14-612578	1551 HILLSHIRE DRIVE, LLC	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$109.14
SCHINDLER ELEVATOR CORPORATION	58 -G-14-612571	20 CCC BUSINESS TRUST	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
SCHINDLER ELEVATOR CORPORATION	59 -G-14-612572	30 CCC BUSINESS TRUST	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
SCHINDLER ELEVATOR CORPORATION	74 -G-14-612585	HRD PARKING, INC.	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$71.00
SCHINDLER ELEVATOR CORPORATION	88 -G-14-612588	LANDMARK MALL L.L.C.	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$1,734.58
SCHINDLER ELEVATOR CORPORATION	98 -G-14-612596	NEW ORLEANS RIVERWALK ASSOCIATES	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$5,014.54
SCHINDLER ELEVATOR CORPORATION	22 -G-14-612575	PARK SQUARE LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$728.61
SCHINDLER ELEVATOR CORPORATION	21 -G-14-612574	PARKSIDE LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$929.64
SCHINDLER ELEVATOR CORPORATION	20 -G-14-612573	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$1,134.03
SCHINDLER ELEVATOR CORPORATION	76 -G-14-612595	TOWN CENTER EAST BUSINESS TRUST	National Service Agreements - MASTER VERTICAL TRANSPORTATION AGREEMENT	$0.00
SCHOOR DEPALMA, INC	20 -G-5-615837	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
SCHREIBSTEIN AND HIRSCH, LLC	20 -G-5-615848	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
SCHREIBSTEIN AND HIRSCH, LLC	20 -G-5-615847	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
SCIENCE FOUNDATION ARIZONA	62 -G-5-616652	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SCOTT & TAMMY STEUERNAGEL	54 -G-6-603871	APACHE MALL, LLC	Licensing Agreements	$0.00
SCOTT SYSTEMS INC	70 -G-6-610386	PINES MALL PARTNERS	Licensing Agreements	$0.00
SCOTTSDALE CULINARY INSTITUTE, LTD.	47 -G-5-618170	1451 CENTER CROSSING DRIVE, LLC	Tenant Leases	$0.00
SCOTTSDALE CULINARY INSTITUTE, LTD.	47 -G-5-618171	1451 CENTER CROSSING DRIVE, LLC	Tenant Leases	$0.00
SCOTTSDALE JEAN COMPANY WEST, LLC	03 -G-5-622755	PARKE WEST, LLC	Tenant Leases	$0.00
SEAPORT BEER	63 -G-6-609531	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT BEVERAGES	63 -G-6-609532	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT CAFE	63 -G-6-609614	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT CAFE, INC.	63 -G-5-624510	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00

35

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
SEAPORT DOLLARS	63 -G-6-609534	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT HATS, LLC	63 -G-6-609537	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT HATS, LLC	63 -G-6-609536	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT HATS, LLC	63 -G-6-609535	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT HOT DOGS	63 -G-6-609538	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT ITALIAN ICE	63 -G-6-609539	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT OCEAN CLUB, INC.	63 -G-5-624501	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SEAPORT OCEAN CLUB, INC.	63 -G-6-609498	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEAPORT SNACKS	63 -G-6-609543	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SEARS ROEBUCK & COMPANY	54 -G-5-628030	APACHE MALL, LLC	Anchor Tenant Lease	$0.00
SEARS ROEBUCK & COMPANY	08 -G-5-628071	CENTURY PLAZA L.L.C.	Anchor Tenant Lease	$0.00	(4)
SEARS ROEBUCK & COMPANY	85 -G-10-611574	CHULA VISTA CENTER, LLC	Reciprocal Easement Agreements	$0.00
SEARS ROEBUCK & COMPANY	88 -G-10-611638	LANDMARK MALL L.L.C.	Reciprocal Easement Agreements	$0.00
SEARS ROEBUCK & COMPANY	70 -G-5-628374	PINES MALL PARTNERS	Anchor Tenant Lease	$0.00
SEARS ROEBUCK & COMPANY	10 -G-5-623491	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Pine Ridge)	Anchor Tenant Lease	$0.00
SEARS ROEBUCK & COMPANY	10 -G-5-628303	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Silver Lake)	Anchor Tenant Lease	$0.00
SEARS ROEBUCK & COMPANY	93 -G-10-611755	SOUTH SHORE PARTNERS, L.P.	Reciprocal Easement Agreements	$0.00
SECRET SPA	38 -G-6-608934	RIO WEST L.L.C.	Licensing Agreements	$0.00
Secure Financial Corporation	NA	GGP Limited Partnership	Guaranty Obligation - Environmental Indemnity - Northridge Fashion Center	$0.00	(3)
Secure Financial Corporation	NA	GGP Limited Partnership	Guaranty Obligation - Non-Recourse Guaranty - Northridge Fashion Center	$0.00	(3)
SECURITAS	78 -G-14-612421	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00
SEE’S CANDIES, INC.	85 -G-5-617767	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SEE’S CANDIES, INC.	03 -G-5-622756	PARKE WEST, LLC	Tenant Leases	$0.00
SEIN GROUP INC.	85 -G-6-604622	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
SELECT COMFORT RETAIL CORPORATION	54 -G-5-616604	APACHE MALL, LLC	Tenant Leases	$0.00
SELECT COMFORT RETAIL CORPORATION	88 -G-5-620323	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
SELECT COMFORT RETAIL CORPORATION	03 -G-5-622758	PARKE WEST, LLC	Tenant Leases	$0.00
SELL-EM ASSOCIATES, INC.	63 -G-5-624505	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SERENO’S LEATHER, LLC	98 -G-6-609110	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SERHAT ATAY	63 -G-6-609617	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SERVICE CAMPAIGN CORPORATION	70 -G-12-611922	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE AGREEMENTS AND AMENDMENTS	$0.00
SERVICE COORDINATION, INC	20 -G-5-615849	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
SERVICE EMPLOYEES INTERNATIONAL UNION, LOCAL NO. 1, PROPERTY SERVICE DIVISION	78 -G-3-628721	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR UNION AGREEMENT	$0.00
SEVERIN INVESTMENT COMPANY	50 -G-5-615828	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
SHAMPOO	74 -G-5-623867	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
SHANGHAI EXPRESS, INC	70 -G-5-625930	PINES MALL PARTNERS	Tenant Leases	$0.00
SHARI SAIKI DESIGN STUDIO	04 -G-5-623231	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
SHEEZAS	70 -G-6-610387	PINES MALL PARTNERS	Licensing Agreements	$0.00
SHELDON SILVERMAN	78 -G-15-628938	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
SHELDON’S OF OCEANSIDE, INC.	85 -G-5-617736	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SHELLEY TOULOUSE VENTURES, INC.	98 -G-5-624025	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
SHENG YONG LIN	10 -G-5-628014	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
SHERWOOD MIDDLE ACADEMIC SCHOOL BAND	98 -G-6-609141	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SHIEKH ELLAHI	85 -G-5-617768	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SHIMMER AND SHINE	88 -G-6-606588	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SHIROKIYA, INCORPORATED	04 -G-5-615890	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
SHOBU’S REFRIGERATION & AIR CONDITIONING	04 -G-5-623232	VICTORIA WARD, LIMITED	Tenant Leases	$1,696.40
SHOE SHOW, INC	74 -G-5-623869	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
SHOE SHOW, INC	70 -G-5-625931	PINES MALL PARTNERS	Tenant Leases	$0.00
SHOE SHOW, INC	38 -G-5-623730	RIO WEST L.L.C.	Tenant Leases	$0.00
SHOE TIME	08 -G-6-604446	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
SHOELACES YOU NEVER TIE	63 -G-6-609548	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SHOWTYME JAZZ DUO	98 -G-6-609142	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SID, INC.	12 -G-5-616632	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	57 -G-13-613562	10 CCC BUSINESS TRUST	Single Mall Service Agreements - EMS MAINTENANCE	$1,584.19
SIEMENS BUILDING TECHNOLOGIES, INC.	41 -G-13-613580	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$750.00
SIEMENS BUILDING TECHNOLOGIES, INC.	44 -G-13-613616	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	44 -G-13-613614	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	46 -G-13-613636	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	48 -G-13-613650	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	49 -G-13-613664	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	50 -G-13-613667	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	58 -G-13-613678	20 CCC BUSINESS TRUST	Single Mall Service Agreements - EMS MAINTENANCE	$0.00

36

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
SIEMENS BUILDING TECHNOLOGIES, INC.	22 -G-13-614325	PARK SQUARE LIMITED PARTNERSHIP	Single Mall Service Agreements - EMS MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	21 -G-13-614339	PARKSIDE LIMITED PARTNERSHIP	Single Mall Service Agreements - EMS MAINTENANCE	$0.00
SIEMENS BUILDING TECHNOLOGIES, INC.	20 -G-13-614344	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Single Mall Service Agreements - EMS MAINTENANCE	$3,810.20
SIGNATURE JEWELERS	26 -G-6-605975	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
SIGNUM CORPORATION	04 -G-6-603631	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
SILVER ISLAND/SILVER IMAGE	70 -G-6-610388	PINES MALL PARTNERS	Licensing Agreements	$0.00
SILVER MINE	63 -G-6-609549	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SIMMONS PACIFIC	04 -G-5-623230	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
SIMPLEX GRINNELL LP	03 -G-13-614336	PARKE WEST, LLC	Single Mall Service Agreements - SIMPLEXGRINNELL ALARM MAINTENANCE	$0.00
SIMPLEX GRINNELL LP	38 -G-13-614490	RIO WEST L.L.C.	Single Mall Service Agreements - FIRE SPRINKLER INSPECTION	$0.00
SIMPLEX GRINNELL LP	12 -G-13-614531	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIMPLEX GRINNELL LP	62 -G-13-614549	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIMPLEX GRINNELL LP	62 -G-13-614550	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIMPLEX GRINNELL LP	04 -G-13-614754	VICTORIA WARD, LIMITED	Single Mall Service Agreements - ALARM MAINTENANCE	$0.00
SIMPLEXGRINNELL	77 -G-2-612033	GENERAL GROWTH PROPERTIES, INC.	Equipment Leases - ALARM MONITORING	$1,268.95
SIMPLY FASHIONS	74 -G-5-623870	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
SIMPLY WIRELESS, INC.	88 -G-6-606589	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SINGLETON AMUSEMENT, INC.	70 -G-6-610362	PINES MALL PARTNERS	Licensing Agreements	$0.00
SIOPA SPORTS, INC.	63 -G-5-624526	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SIPPY CORPORATION	88 -G-6-606597	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SIT BACK & RELAX	73 -G-6-610432	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
SIT BACK & RELAX	70 -G-6-610389	PINES MALL PARTNERS	Licensing Agreements	$0.00
SIT BACK & RELAX LLC	93 -G-6-609843	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
SIT BACK & RELAX, LLC	88 -G-6-606590	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SIT BACK & RELAX, LLC	98 -G-6-609145	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SIT BACK & RELAX, LLC	98 -G-6-609144	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SKILLSOFT CORPORATION	77 -G-3-628658	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - LEARNING MALL TRAINING COURSES	$0.00
SKILLSOFT CORPORATION	78 -G-3-628690	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR LEARNING MALL TRAINING COURSES	$0.00
SKILLSOFT CORPORATION	77 -G-3-628691	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR LEARNING MALL TRAINING COURSES	$0.00
SKIPPER’S PIERSIDE CAFE, INC.	63 -G-6-609553	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SLAYMAKER RESTAURANTS	92 -G-5-618142	COTTONWOOD MALL, LLC	Tenant Leases	$0.00
SLOPSHOT BILLIARDS	38 -G-6-608936	RIO WEST L.L.C.	Licensing Agreements	$0.00
SMART CARTE INC	54 -G-6-603856	APACHE MALL, LLC	Licensing Agreements	$0.00
SMARTE CARTE INC	38 -G-6-608935	RIO WEST L.L.C.	Licensing Agreements	$0.00
SMARTE CARTE, INC.	63 -G-6-609552	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SMARTE CARTE, INC.	63 -G-6-609551	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SMITHGROUP, INC.	12 -G-5-616666	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SMOOTHIES & SUSHI CAFE, INC	63 -G-6-609554	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SNAGAJOB.COM, INC.	77 -G-3-628665	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - RESUME DATABASE/ JOB POSTINGS	$0.00
SNAGAJOB.COM, INC.	78 -G-3-628700	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR RESUME DATABASE/ JOB POSTINGS	$0.00
SNAGAJOB.COM, INC.	77 -G-3-628701	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR RESUME DATABASE/ JOB POSTINGS	$0.00
SNELL & WILMER, LLP	62 -G-5-616653	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SNELL & WILMER, LLP	62 -G-6-603888	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SOCKS & MORE OF NY	63 -G-6-609555	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SODEXHO MANAGEMENT INC	21 -G-5-615882	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
SOFTWARE & MORE	10 -G-5-618151	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
SOLAR SHADES	88 -G-6-606591	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SONNY TRUONG	38 -G-5-623722	RIO WEST L.L.C.	Tenant Leases	$0.00
SONORAN ENVIRONMENTS	03 -G-13-614333	PARKE WEST, LLC	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$2,621.74
SOON NAM PARK	26 -G-6-605963	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
SOPHIE BEAUTY SUPPLY	88 -G-6-606592	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SORENSON’S COMMUNICATIONS INC	22 -G-5-615903	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
SORENSON’S COMMUNICATIONS INC	22 -G-5-615904	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
SOUND CREATIONS	54 -G-6-603857	APACHE MALL, LLC	Licensing Agreements	$0.00
SOUNDCOM, LLC	08 -G-13-613818	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - MUSIC	$0.00
SOUTH MOUNTAIN KIDDIE RIDES	98 -G-6-609146	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SOUTH STREET SEAPORT LIMITED PARTNERSHIP	63 -G-6-609578	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SOUTHERN FOOD&BEVERAGE MUSEUM FOUNDATION	98 -G-5-624048	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
SOUTHERN SWEEPING SERVICES, LLC	74 -G-13-614208	LA PLACE SHOPPING, L.P.	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$7,038.99
SOUTHERN WINE & SPIRITS OF AMERICA, INC	04 -G-5-615830	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
SOUTHSHORE MALL CINEMAS	93 -G-5-624820	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
SOUTHWEST ENGINEERS	98 -G-13-614276	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - HVAC WATER TREATMENT	$952.41

37

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
SOUTHWEST ENGINEERS	98 -G-13-614279	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - HVAC WATER TREATMENT	$0.00
SOUTHWEST MARKETPLACE, INC.	12 -G-5-616629	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SOUTHWEST MOBILE	38 -G-6-608938	RIO WEST L.L.C.	Licensing Agreements	$0.00
SPECIALTY RESTAURANT GRP, LLC.	88 -G-5-620291	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
SPECIALTY RETAILERS, INC.	74 -G-5-623872	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
SPECIALTY RETAILERS, INC.	74 -G-5-628324	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
SPECIALTY RETAILERS, INC.	38 -G-5-628307	RIO WEST L.L.C.	Tenant Leases	$0.00
SPECTRASITE COMMUNICATIONS, INC.	54 -G-14-612251	APACHE MALL, LLC	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	92 -G-14-612122	COTTONWOOD MALL, LLC	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	78 -G-14-612248	GGP LIMITED PARTNERSHIP	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	73 -G-14-612311	GGP-REDLANDS MALL, L.P.	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	88 -G-14-612279	LANDMARK MALL L.L.C.	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	66 -G-14-612281	LOCKPORT L.L.C.	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	98 -G-14-612317	NEW ORLEANS RIVERWALK ASSOCIATES	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	70 -G-14-612334	PINES MALL PARTNERS	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	38 -G-14-612313	RIO WEST L.L.C.	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00	(1)
SPECTRASITE COMMUNICATIONS, INC.	39 -G-14-612314	RIVER FALLS MALL, LLC	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	93 -G-14-612328	SOUTH SHORE PARTNERS, L.P.	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	63 -G-14-612324	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPECTRASITE COMMUNICATIONS, INC.	04 -G-14-612340	VICTORIA WARD, LIMITED	National Service Agreements - MULTI-CARRIER IN-BUILDING NEUTRAL HOST MASTER AGREEMENT	$0.00
SPENCER GIFTS LLC	54 -G-5-616605	APACHE MALL, LLC	Tenant Leases	$0.00
SPORTS AVENUE, INC	98 -G-5-624049	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
SPRINT/NEXTEL LAW DEPT	85 -G-5-617771	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SR MSTR RICHARD E. ANDERSON	70 -G-6-610349	PINES MALL PARTNERS	Licensing Agreements	$0.00
ST. GEORGE FITNESS LLC	10 -G-5-628302	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
ST. GEORGE FITNESS LLC	10 -G-5-623490	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
STAN DAUGHTERY	38 -G-5-623716	RIO WEST L.L.C.	Tenant Leases	$0.00
STAN DAUGHTERY	38 -G-6-608925	RIO WEST L.L.C.	Licensing Agreements	$0.00
STANDARD SECURITY LIFE INSURANCE COMPANY OF NEW YORK	78 -G-3-628686	GGP LIMITED PARTNERSHIP	Employee Related Agreements - AGGREGRATE & SPECIFIC STOP LOSS INSURANCE FOR MEDICAL CLAIMS	$0.00
STANDARD SECURITY LIFE INSURANCE COMPANY OF NEW YORK	77 -G-3-628724	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR AGGREGRATE & SPECIFIC STOP LOSS INSURANCE FOR MEDICAL CLAIMS	$0.00
STANLEY RICHARDS REVOCABLE TRUST	77 -G-15-628728	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - RIGHTS AGREEMENT	$0.00
STAR TULIP STUFFIES	73 -G-6-610434	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
STAR TULIP STUFFIES	73 -G-6-610433	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
STARBUCKS CORPORATION	85 -G-5-617772	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
STARBUCKS CORPORATION	10 -G-5-618152	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
STARBUCKS CORPORATION	12 -G-5-616644	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
STARBUCKS CORPORATION	04 -G-5-615803	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
STARBUCKS CORPORATION	04 -G-5-623234	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
STATE OF WASHINGTON DEPARTMENT OF NATURAL RESOURCES	93 -G-1-615669	SOUTH SHORE PARTNERS, L.P.	Ground Leases and Other Agreements - APPROXIMATELY 8.27 ACRES LOCATED ON THE NORTH AND EAST PORTION OF THE SOUTHSHORE MALL SITE	$0.00
STEPHEN R. GRAFTON	78 -G-3-54	GGP LIMITED PARTNERSHIP	Employee Related Agreements - SEPARATION AGREEMENT	$35,180.37
STEPPING STONES ACADEMY PRESCHOOL	04 -G-6-603632	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
STERLING & COMPANY	73 -G-6-610436	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
STERLING & COMPANY	73 -G-6-610435	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
STERLING , INC	54 -G-5-616583	APACHE MALL, LLC	Tenant Leases	$0.00
STERLING , INC	85 -G-5-617756	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
STERLING , INC	88 -G-5-620310	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
STERLING CHESTERFIELD PRADDY	04 -G-5-615868	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
STERLING JEWELERS, INC.	54 -G-5-616574	APACHE MALL, LLC	Tenant Leases	$0.00
STERLING, INC	85 -G-5-617785	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00

38

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
STEVEN PRICE	77 -G-15-628745	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
STEVEN PRICE	77 -G-15-628769	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
STEVEN PRICE	77 -G-15-628793	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
STEVEN PRICE	78 -G-15-628841	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
STEVEN PRICE	78 -G-15-628889	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
STEVEN PRICE	78 -G-15-628865	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
STEVEN PRICE	10 -G-15-628817	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
STITCH IT CANADA’S TAILOR INC	54 -G-5-616606	APACHE MALL, LLC	Tenant Leases	$0.00
STOCKARD ENGLER BRIGHAM LLC	29 -G-9-2524	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - AFFORDABLE HOUSING CONSULTANT	$0.00
STONE FLOWER JEWELRY	63 -G-6-609557	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
STONESTOWN SHOPPING CENTER, L.P.	82 -G-15-631678	GGPLP, L.L.C.	Corporate and Other Contracts - MASTER LEASE OF UNLEASED PORTIONS OF STONESTOWN SHOPPING CENTER	$0.00
STONY HILL GARDENS, LLC	63 -G-6-609618	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
STONY HILL GARDENS, LLC	63 -G-6-609619	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
STOP LLC	88 -G-6-606594	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
STRONG ENTERPRISES, INC	19 -G-11-631657	GGP ACQUISITION, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - UNSECURED GUARANTY FOR NOTE PAYABLE BY PROVO MALL DEVELOPMENT COMPANY, LTD (A JV, NON-FILER) TO STRONG ENTERPRISES, INC	$0.00
STUART FAMILY REVOCABLE LIVING TRUST	78 -G-15-628910	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
STUART FAMILY REVOCABLE LIVING TRUST	78 -G-15-628903	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
SU HAN CHOI	88 -G-5-620312	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
SU NGUYEN	98 -G-6-609092	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SUBWAY REAL ESTATE CORP	54 -G-5-616607	APACHE MALL, LLC	Tenant Leases	$0.00
SUBWAY REAL ESTATE CORP	85 -G-5-617773	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SUBWAY REAL ESTATE CORP	70 -G-5-625932	PINES MALL PARTNERS	Tenant Leases	$0.00
SUBWAY REAL ESTATE CORP	12 -G-5-616645	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SUBWAY REAL ESTATE CORP	63 -G-5-624513	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SUCCESS FACTORS INC.	78 -G-3-628655	GGP LIMITED PARTNERSHIP	Employee Related Agreements - MY GOALS SYSTEM/PERFORMANCE MGMT	$0.00
SUCCESS FACTORS INC.	77 -G-3-628687	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR MY GOALS SYSTEM/PERFORMANCE MGMT	$0.00
SUITS & CO	88 -G-6-606595	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
SULTRY TOUCH COLLECTION	98 -G-6-609147	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
SUN UP, LTD	88 -G-5-620307	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
SUNGLASS BOUTIQUE	54 -G-6-603859	APACHE MALL, LLC	Licensing Agreements	$0.00
SUNGLASS BOUTIQUE	54 -G-6-603860	APACHE MALL, LLC	Licensing Agreements	$0.00
SUNGLASS HUT TRADING LLC	54 -G-5-616608	APACHE MALL, LLC	Tenant Leases	$0.00
SUNGLASS HUT TRADING LLC	85 -G-5-617774	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SUNGLASS HUT TRADING LLC	03 -G-5-622757	PARKE WEST, LLC	Tenant Leases	$0.00
SUNGLASS HUT TRADING LLC	63 -G-5-624514	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
SUNS LEGACY PARTNERS, LLC	62 -G-5-616654	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
SUNSET HILLS FOLIAGE, INC	57 -G-13-613560	10 CCC BUSINESS TRUST	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	58 -G-13-613680	20 CCC BUSINESS TRUST	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	59 -G-13-613682	30 CCC BUSINESS TRUST	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	22 -G-13-614323	PARK SQUARE LIMITED PARTNERSHIP	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	21 -G-13-614341	PARKSIDE LIMITED PARTNERSHIP	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	20 -G-13-614342	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$0.00
SUNSET HILLS FOLIAGE, INC	76 -G-13-614690	TOWN CENTER EAST BUSINESS TRUST	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE RIDGLEY	$0.00
SUNSET HILLS FOLIAGE, INC	76 -G-13-614691	TOWN CENTER EAST BUSINESS TRUST	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE CA	$0.00
SUNSHADE GLASSES	85 -G-5-617775	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
SUNSHINE FOOD SHOPPES	54 -G-5-616592	APACHE MALL, LLC	Tenant Leases	$0.00
SUPER BIRTHDAY TRACKLESS TRAIN	85 -G-6-604630	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
SUPER BIRTHDAY TRACKLESS TRAIN	85 -G-6-604629	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
SUPERVALU, INC.	10 -G-5-618153	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (Cottonwood Square)	Anchor Tenant Lease	$0.00
SUPERVALU, INC.	10 -G-5-628087	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (River Pointe Plaza)	Anchor Tenant Lease	$0.00
SUSAN DEWEY	10 -G-6-603749	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
SVEN G. DARGATZ	85 -G-5-617739	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00

39

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
SWAROVSKI RETAIL VENTURES, LTD.	54 -G-5-616609	APACHE MALL, LLC	Tenant Leases	$0.00
SWDI LLC	74 -G-13-614207	LA PLACE SHOPPING, L.P.	Single Mall Service Agreements - TRASH DUMPSTERS	$307.50
SWEEP ALL, INC.	39 -G-13-614493	RIVER FALLS MALL, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$2,200.00
SWEET NAILS, LLC	08 -G-5-627079	VISTA COMMONS, LLC	Tenant Leases	$0.00
SYMANTEC CORPORATION	77 -G-4-612070	GENERAL GROWTH PROPERTIES, INC.	IT/Software Agreements - SECURITY SOFTWARE LICENSE	$0.00
SYNDER KEARNEY LLC	20 -G-5-615851	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
T & R MARKET, INC.	38 -G-5-623731	RIO WEST L.L.C.	Tenant Leases	$0.00
T AND T LAWN CARE LLC	10 -G-13-614451	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - GRAND TETON PLAZA EXTERIOR LANDSCAPE MAINTENANCE- MOWING	$0.00
T.C. CANDY	12 -G-6-603886	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TACO BELL CORP.	88 -G-6-606596	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
TACTICAL OPERATIONAL PRODUCTS	10 -G-6-611525	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TAI HUU LE AND DIEP NGOC NGUYEN	10 -G-5-618149	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
TALX CORPORATION	78 -G-3-628671	GGP LIMITED PARTNERSHIP	Employee Related Agreements - UNEMPLOYMENT CLAIMS ADMINISTRATION	$0.00
TALX CORPORATION	77 -G-3-628707	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR UNEMPLOYMENT CLAIMS ADMINISTRATION	$0.00
TAMENE & MULUNEH, INC.	88 -G-6-606548	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
TAMMY PRIER	93 -G-6-609838	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
TAMRA NAGATA	04 -G-5-626854	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
TAOUZER, KHADDOUJ	63 -G-6-609456	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TAOUZER, KHADDOUJ	63 -G-6-609455	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TAOUZER, KHADDOUJ	63 -G-6-609457	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TAX COMPLIANCE, INC.	78 -G-4-612074	GGP LIMITED PARTNERSHIP	IT/Software Agreements - TAX SOFTWARE LICENSE & SUPPORT	$0.00
TAX SERVICES OF AMERICA, INC.	10 -G-5-623197	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
TAYLOR TAM	63 -G-6-609559	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TC GLOBAL TRADING LLC	98 -G-6-609148	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GENERAL GROWTH MANAGEMENT, INC.	Guaranty Obligation - Environmental Indemnity - Coastland	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GENERAL GROWTH MANAGEMENT, INC.	Guaranty Obligation - Environmental Indemnity - Coral Ridge	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GENERAL GROWTH MANAGEMENT, INC.	Guaranty Obligation - Environmental Indemnity - Oak View	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GGP HOLDING INC.	Guaranty Obligation - Alteration Indemnity - Cumberland Mall	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GGP HOMART II LLC	Guaranty Obligation - Environmental Indemnity - Willowbrook (Tx)	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	GGP/HOMART II L.L.C.	Guaranty Obligation - Environmental Indemnity - Northbrook Court	$0.00	(3)
TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Environmental Indemnity - Governor’S Square	$0.00	(3)
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA	NA	GENERAL GROWTH MANAGEMENT, INC.	Guaranty Obligation - Environmental Indemnity - Baybrook	$0.00	(3)
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Guaranty Obligation - Environmental Indemnity - Bayside Marketplace	$0.00	(3)
TELSCAPE INTERNATIONAL	85 -G-5-617776	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
TERMINIX COMMERCIAL- HAWAII	04 -G-13-614760	VICTORIA WARD, LIMITED	Single Mall Service Agreements - PEST CONTROL	$0.00
TERMINIX INTERNATIONAL	03 -G-13-614329	PARKE WEST, LLC	Single Mall Service Agreements - TERMINIX PEST CONTROL	$0.00
TERMINIX INTERNATIONAL 2216	57 -G-13-613563	10 CCC BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL	$85.00
TERMINIX INTERNATIONAL 2216	58 -G-13-613677	20 CCC BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL	$0.00
TERMINIX INTERNATIONAL 2216	59 -G-13-613683	30 CCC BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL	$85.00
TERMINIX INTERNATIONAL 2216	22 -G-13-614324	PARK SQUARE LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$85.00
TERMINIX INTERNATIONAL 2216	21 -G-13-614340	PARKSIDE LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$85.00
TERMINIX INTERNATIONAL 2216	20 -G-13-614343	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$85.00
TERMINIX INTERNATIONAL 2216	76 -G-13-614688	TOWN CENTER EAST BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL CA	$0.00
TERMINIX INTERNATIONAL 2216	76 -G-13-614689	TOWN CENTER EAST BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL RIDGELY	$0.00
TERMINIX INTERNATIONAL 2216	76 -G-13-614687	TOWN CENTER EAST BUSINESS TRUST	Single Mall Service Agreements - PEST CONTROL - EXHIBIT BUILDING	$120.00
TERRIBLE HERBST INC	68 -G-5-617539	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
TERUYO MUCCIA	04 -G-5-615869	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
TETON VENDING	10 -G-6-611526	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TEXAS INSTRUMENTS INCORPORATED	22 -G-5-615905	PARK SQUARE LIMITED PARTNERSHIP	Tenant Leases	$0.00
TGI FRIDAY’S, INC.	69 -G-5-617937	BENSON PARK BUSINESS TRUST	Tenant Leases	$0.00
THE ARIZONA BOARD OF REGENTS	12 -G-5-616660	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
THE ART SOURCE, INC.	04 -G-5-623220	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
THE AULD DUBLINER PEORIA, LLC	03 -G-5-622732	PARKE WEST, LLC	Tenant Leases	$0.00
THE BANK OF THE PACIFIC	93 -G-5-624810	SOUTH SHORE PARTNERS, L.P.	Tenant Leases	$0.00
THE BEAD CONNECTIN	93 -G-6-609844	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
THE BON-TON DEPARTMENT STORES INC.	54 -G-5-628028	APACHE MALL, LLC	Anchor Tenant Lease	$0.00
THE BON-TON DEPARTMENT STORES INC.	66 -G-5-628207	LOCKPORT L.L.C.	Anchor Tenant Lease	$0.00
THE BON-TON DEPARTMENT STORES INC.	66 -G-5-628208	LOCKPORT L.L.C.	Anchor Tenant Lease	$0.00

40

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
THE BON-TON DEPARTMENT STORES, INC.	66 -G-12-611940	LOCKPORT L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - TENANT LEASE	$0.00
THE BON-TON DEPTMENT STORES INC.	54 -G-6-603837	APACHE MALL, LLC	Anchor Tenant Lease	$0.00
THE BON-TON DEPTMENT STORES INC.	66 -G-5-620420	LOCKPORT L.L.C.	Anchor Tenant Lease	$0.00
THE BRICKMAN GROUP, LTD.	85 -G-13-613848	CHULA VISTA CENTER, LLC	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$4,413.00
THE BUCKLE, INC	54 -G-5-616552	APACHE MALL, LLC	Tenant Leases	$0.00
The Chase Manhattan Bank	NA	Price Development Company, Limited Partnership	Guaranty Obligation - Environmental Indemnity - Boise Towne Square	$0.00	(3)
THE CHILDREN’S PLACE RETAIL STORES INC	54 -G-5-616558	APACHE MALL, LLC	Tenant Leases	$0.00
THE CHILDREN’S PLACE RETAIL STORES INC	85 -G-5-617730	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
THE CHILDREN’S PLACE RETAIL STORES INC	03 -G-5-622738	PARKE WEST, LLC	Tenant Leases	$0.00
THE CITY OF NEW YORK	65 -G-1-615702	SEAPORT MARKETPLACE THEATRE, LLC	Ground Leases and Other Agreements - THEATRE SITE	$0.00	(2)
THE CITY OF NEW YORK	65 -G-1-615614	SEAPORT MARKETPLACE THEATRE, LLC	Ground Leases and Other Agreements - THEATRE SITE	$0.00	(2)
THE CITY OF NEW YORK	63 -G-1-615615	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Ground Leases and Other Agreements - ENTIRE SOUTH STREET SEAPORT FESTIVAL MARKETPLACE EXCEPT FOR THE PORTION LOCATED IN THE TELCO BUILDING AND THE THEATRE SITE.	$0.00	(2)
THE CITY OF NEW YORK	63 -G-1-615703	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Ground Leases and Other Agreements - ENTIRE SOUTH STREET SEAPORT FESTIVAL MARKETPLACE EXCEPT FOR THE PORTION LOCATED IN THE TELCO BUILDING AND THE THEATRE SITE.	$0.00	(2)
THE COMPTROLLER OF THE STATE OF NEW YORK AS TRUSTEE OF THE COMMON RETIREMENT FUND	78 -G-7-3	GGP LIMITED PARTNERSHIP	Joint Venture Agreements - OPERATING AGREEMENT OF GGP/HOMART II L.L.C., AS AMENDED.	$0.00
THE FINISH LINE, INC	08 -G-5-617544	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
THE FINISH LINE, INC	85 -G-5-617740	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
THE FINISH LINE, INC	88 -G-5-620302	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
THE FINISH LINE, INC	38 -G-5-623707	RIO WEST L.L.C.	Tenant Leases	$0.00
THE FRANKEL GROUP	78 -G-15-628948	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
THE GAP, INC	54 -G-5-616572	APACHE MALL, LLC	Tenant Leases	$0.00
THE GAP, INC	98 -G-5-624020	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
THE GAP, INC	63 -G-5-624530	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$0.00
THE HONOLULU ADVERTISER	04 -G-6-610906	VICTORIA WARD, LIMITED	Licensing Agreements	$0.00
THE KB COMPANIES LLC	03 -G-5-622740	PARKE WEST, LLC	Tenant Leases	$0.00
THE LASALLE NETWORK	78 -G-3-628678	GGP LIMITED PARTNERSHIP	Employee Related Agreements - STAFF/TEMP AGENCY	$0.00
THE LASALLE NETWORK	77 -G-3-628716	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR STAFF/TEMP AGENCY	$0.00
THE MEN’S WEARHOUSE, INC	54 -G-5-616589	APACHE MALL, LLC	Tenant Leases	$0.00
THE MEN’S WEARHOUSE, INC	85 -G-5-617758	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
THE MUNCHIE MACHINE	93 -G-6-609845	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
The Northwestern Mutual Life Insurance Company	NA	GGP Limited Partnership	Guaranty Obligation - Payment Guaranty - Staten Island Mall ($125M Note)	$0.00	(3)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Master Lease - Clackamas	$0.00	(3)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	NA	GGP/HOMART II L.L.C.	Guaranty Obligation - Completion Guaranty - Natick West	$0.00	(3)
THE RAMOSO BROTHERS, L.L.P.	10 -G-5-623196	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
THE ROTH FAMILY LIMITED PARTNERSHIP	78 -G-15-628954	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
THE SHERWIN WILLIAMS CO.	74 -G-5-623868	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
THE STONE FLOWER	63 -G-6-609562	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
THE STONE FLOWER	63 -G-6-609560	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
THE STONE FLOWER	63 -G-6-609561	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
THE TEPEE	98 -G-6-609149	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
THE TERMINIX INTERNATIONAL COMPANY, L.P.	78 -G-14-612116	GGP LIMITED PARTNERSHIP	National Service Agreements - PEST CONTROL AGREEMENT	$0.00
THE ULTIMATE SOFTWARE GROUP INC.	78 -G-3-628694	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR HR/PAYROLL SYSTEM	$4,593.38
THE ULTIMATE SOFTWARE GROUP INC.	77 -G-3-628693	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR HR/PAYROLL SYSTEM	$0.00
THE UNITED STATES OF AMERICA	38 -G-5-623699	RIO WEST L.L.C.	Tenant Leases	$0.00
THE VANGUARD GROUP INC	78 -G-3-71	GGP LIMITED PARTNERSHIP	Employee Related Agreements - VICTORIA WARD PENSION PLAN	$0.00
THE VANGUARD GROUP INC	78 -G-3-72	GGP LIMITED PARTNERSHIP	Employee Related Agreements - MAYFAIR PROPERTY PENSION PLAN	$0.00
THE VANGUARD GROUP INC	78 -G-3-70	GGP LIMITED PARTNERSHIP	Employee Related Agreements - 401(K)	$0.00
THE VANGUARD GROUP INC	77 -G-3-87	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR 401(K)	$0.00
THE VANGUARD GROUP INC	77 -G-3-90	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR MAYFAIR PROPERTY PENSION PLAN	$0.00
THE VANGUARD GROUP INC	77 -G-3-88	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR VICTORIA WARD PENSION PLAN	$0.00
THE WALKING COMPANY	98 -G-5-624053	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
THE WET SEAL, INC.	54 -G-5-616617	APACHE MALL, LLC	Tenant Leases	$0.00
THEATRE DEVELOPMENT FUND, INC.	63 -G-6-609586	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
THINGS REMEMBERED, INC	54 -G-5-616611	APACHE MALL, LLC	Tenant Leases	$0.00
THOMAS L. SCHRIBER REVOCABLE TRUST	78 -G-15-628902	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
THOMAS L. SCHRIBER REVOCABLE TRUST	78 -G-15-628909	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
THOMAS LAWN CARE, LTD	10 -G-13-614446	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - YELLOWSTONE SQUARE EXTERIOR LANDSCAPE MAINTENANCE	$0.00
THOMAS NOLAN	77 -G-3-93	GENERAL GROWTH PROPERTIES, INC.	Employee Related Agreements - EMPLOYMENT AGREEMENT	$0.00
THOMAS NOLAN	78 -G-3-615723	GGP LIMITED PARTNERSHIP	Employee Related Agreements - GUARANTOR FOR EMPLOYMENT AGREEMENT	$4,943.75

41

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
THOMPSON, BRAD	98 -G-6-609082	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
THOMPSON, BRAD	98 -G-6-609081	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
THOMPSON, BRAD	98 -G-6-609080	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
THOMSON-WEST	78 -G-4-612069	GGP LIMITED PARTNERSHIP	IT/Software Agreements - MONTHLY WESTLAW SUBSCRIPTION	$0.00
THU HUONG NGUYEN	70 -G-6-610353	PINES MALL PARTNERS	Licensing Agreements	$0.00
THUY KIM TU	98 -G-5-623999	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TIFFANIE L. DEBARTOLO	78 -G-15-628930	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
T-MOBILE	54 -G-6-603868	APACHE MALL, LLC	Licensing Agreements	$0.00
T-MOBILE	54 -G-6-603870	APACHE MALL, LLC	Licensing Agreements	$0.00
T-MOBILE (ALERT CELLULAR)	85 -G-6-604632	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
T-MOBILE NORTHEAST, LLC	88 -G-6-606598	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
T-MOBILE NORTHEAST, LLC	88 -G-6-606599	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
TOASTY ENTERPRISES II, L.L.C.	74 -G-5-623863	LA PLACE SHOPPING, L.P.	Tenant Leases	$0.00
TOBMAR INTERNATIONAL INC	63 -G-6-609492	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TOLL BROTHERS DESIGN STUDIO	44 -G-5-615774	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
TOP NAILS	73 -G-6-610437	GGP-REDLANDS MALL, L.P.	Licensing Agreements	$0.00
TOUCH UP HAIR GALLERY	88 -G-6-606600	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
TOWER OPTICAL COMPANY, INC., THE	63 -G-6-609563	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TOYLAND	70 -G-6-610390	PINES MALL PARTNERS	Licensing Agreements	$0.00
TOYS R US - DELAWARE, INC.	39 -G-10-611727	RIVER FALLS MALL, LLC	Reciprocal Easement Agreements	$0.00
TOYS R US - DELAWARE, INC.	39 -G-5-623744	RIVER FALLS MALL, LLC	Tenant Leases	$0.00
TRADE SECRET, INC	54 -G-5-616612	APACHE MALL, LLC	Tenant Leases	$0.00
TRADEHOME SHOE STORES, INC.	54 -G-5-616613	APACHE MALL, LLC	Tenant Leases	$0.00
TRADEHOME SHOE STORES,INC.	54 -G-5-616596	APACHE MALL, LLC	Tenant Leases	$0.00
TRANSQUEST FEDERAL SYSTEMS	21 -G-5-615883	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
TRAVELERS CASUALTY AND SURETY COMPANY OF AMERICA	77 -G-15-631400	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - SURETY BOND - TRAVELERS	$0.00
TRAVELERS CASUALTY AND SURETY COMPANY OF AMERICA	78 -G-15-631401	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - SURETY BOND - TRAVELERS	$0.00
TRAVELSCAPE, INC.	41 -G-5-615738	10190 COVINGTON CROSS, LLC	Tenant Leases	$0.00
TRC GLOBAL SOLUTIONS, INC	78 -G-3-628663	GGP LIMITED PARTNERSHIP	Employee Related Agreements - RELOCATION SERVICES/HOUSING	$76.52
TRC GLOBAL SOLUTIONS, INC	77 -G-3-628698	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR RELOCATION SERVICES/HOUSING	$0.00
TRENDS TOO	88 -G-6-606601	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
TRENDZ BEAUTY INC	26 -G-6-605974	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
TRIAD DEVELOPMENT LLC	71 -G-5-619809	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
TRICOR ENTERPRISES, LLC	54 -G-5-616578	APACHE MALL, LLC	Tenant Leases	$0.00
TRINKETS & TREASURES	93 -G-6-609846	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
TRIPLE G EXCAVATING	10 -G-13-614447	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Single Mall Service Agreements - SNOW REMOVAL	$0.00
TROCOM CONSTRUCTION CORP	63 -G-6-609579	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
TROPICAL INTERIORS USA, INC.	08 -G-13-613821	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - INTERIOR PLANT MAINTENANCE	$4,567.50
TRU PROPERTIES, INC.	39 -G-12-611989	RIVER FALLS MALL, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - REA	$0.00
TUCSON WATERMILLS	10 -G-5-619530	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
TUSA ENTERPRISE, INC.	98 -G-5-624036	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TUSA ENTERPRISE, INC.	98 -G-5-624037	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TUSAMIGOS, INC	98 -G-5-628331	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TUSAMIGOS, INC	98 -G-5-624035	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TUSAMIGOS, INC	98 -G-6-609115	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
TUVICS, INC	98 -G-5-624052	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
TUVICS, INC	98 -G-6-609150	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
TWEEN BRAND INC.	54 -G-5-616582	APACHE MALL, LLC	Tenant Leases	$0.00
TWIST OF ELEMENTS	19 -G-6-607134	GGP ACQUISITION, L.L.C.	Licensing Agreements	$0.00
U NAME IT	63 -G-6-609620	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
U NAME IT	63 -G-6-609565	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
U NAME IT	63 -G-6-609566	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
U.R. SUNGLASSES	98 -G-6-609153	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
U.R. SUNGLASSES	98 -G-6-609152	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
U.S. ARMY CORPS OF ENGINEERS	70 -G-5-625911	PINES MALL PARTNERS	Tenant Leases	$0.00
U.S. BANK C/O PRINCIPAL GLOBAL INVESTORS	10 -G-11-631600	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - PAYMENT GUARANTY FOR COUNTRY HILLS PLAZA (re: Smith Foods lease)	$0.00
U.S. Bank N.A.	NA	GGP Limited Partnership	Guaranty Obligation - Required Repairs - Fallbrook, Sooner, River Hills	$0.00	(3)
U.S. Bank National Association	NA	Price Development Company, Limited Partnership	Guaranty Obligation - Springing - Country Hills Plaza	$0.00	(3)
UBS Real Estate Investment	NA	GGP Limited Partnership	Guaranty Obligation - Estoppel Indemnity - Town East	$0.00	(3)
UBS WARBURG C/O WACHOVIA SECURITIES	78 -G-11-631634	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY FOR TOWN EAST MALL (UNDETERMINED AMOUNTS)	$0.00
UHS HOLDING COMPANY, INC.	70 -G-12-611916	HOWARD HUGHES PROPERTIES, INC. (Summerlin MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - AGREEMENT OF LIMITED PARTNERSHIP	$0.00

42

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
UHS HOLDING COMPANY, INC.	83 -G-7-11	THE ROUSE COMPANY LP	Joint Venture Agreements - AGREEMENT OF LIMITED PARTNERSHIP OF SUMMERLIN HOSPITAL MEDICAL CENTER, L.P., AS AMENDED.	$0.00
UHS OF DELAWARE, INC.	49 -G-5-615822	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
ULTA SALON, COSMETICS & FRAGRANCE, INC.	92 -G-5-628220	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
ULTA SALON, COSMETICS & FRAGRANCE, INC.	92 -G-5-620699	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
ULTRASTAR THEATERS	85 -G-5-617780	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
ULUPALAKUA RANCH	04 -G-5-627174	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
UNION BANK OF CALIFORNIA	73 -G-5-626061	GGP-REDLANDS MALL, L.P.	Tenant Leases	$0.00
UNION NATIONAL BANK OF PITTSBURGH	83 -G-1-631398	THE ROUSE COMPANY LP	Ground Leases and Other Agreements - LIMITED JOINDER TO GROUND LEASE FOR “TRACT 55” RE: GREENGATE MALL (MALL PREVIOUSLY SOLD)	$0.00
UNION NATIONAL BANK OF PITTSBURGH	83 -G-1-631397	THE ROUSE COMPANY LP	Ground Leases and Other Agreements - LIMITED JOINDER TO GROUND LEASE FOR “TRACT 35” RE: GREENGATE MALL (MALL PREVIOUSLY SOLD)	$0.00
UNITED HEALTHCARE INSURANCE COMPANY	78 -G-3-628673	GGP LIMITED PARTNERSHIP	Employee Related Agreements - AARP SUPPLIMENTAL MEDICAL PLANS FOR ELIGIBLE AARP MEMBERS	$0.00
UNITED HEALTHCARE INSURANCE COMPANY	77 -G-3-628709	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR AARP SUPPLIMENTAL MEDICAL PLANS FOR ELIGIBLE AARP MEMBERS	$0.00
UNITED RETAIL INCORPORATED	70 -G-5-625912	PINES MALL PARTNERS	Tenant Leases	$0.00
UNITED STATES OF AMERICA	49 -G-5-615821	1635 VILLAGE CENTRE CIRCLE, LLC	Tenant Leases	$0.00
UNITED STATES OF AMERICA	96 -G-5-619798	HHP GOVERNMENT SERVICES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
UNITED STATES OF AMERICA U.S. DEPT OF EN	96 -G-5-619799	HHP GOVERNMENT SERVICES, LIMITED PARTNERSHIP	Tenant Leases	$0.00
UNITED STATES POST OFFICE	21 -G-5-615884	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
UNO CENTER, INC.	12 -G-5-616641	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Tenant Leases	$0.00
URBAN WORKS	04 -G-5-623235	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
US BANK C/O PRINCIPAL GLOBAL INVESTORS	78 -G-11-631653	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - REQUIRED REPAIRS GUARANTY AT FALLBROOK	$0.00
USA FITNESS CLUBS	54 -G-6-603872	APACHE MALL, LLC	Licensing Agreements	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615778	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615810	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615784	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615783	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615782	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615786	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615785	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615779	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615780	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	44 -G-5-615781	1201-1281 TOWN CENTER DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	46 -G-5-618169	1450 CENTER CROSSING DRIVE, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	52 -G-5-615923	9950-9980 COVINGTON CROSS, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	52 -G-5-615922	9950-9980 COVINGTON CROSS, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	52 -G-5-615920	9950-9980 COVINGTON CROSS, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	52 -G-5-615924	9950-9980 COVINGTON CROSS, LLC	Tenant Leases	$0.00
USA REPOSITORY SERVICES, LLC.	52 -G-5-615921	9950-9980 COVINGTON CROSS, LLC	Tenant Leases	$0.00
USAA REAL ESTATE COMPANY	77 -G-11-631662	GENERAL GROWTH PROPERTIES, INC.	Loan and Guaranty Agreements - GUARANTY AGREEMENT RE: LA CANTERA SPECIALTY RETAIL	$0.00
USI SERVICES GROUP, INC.	85 -G-14-612218	CHULA VISTA CENTER, LLC	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
V & V SWEEPING, INC	24 -G-13-613566	10000 COVINGTON CROSS, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	41 -G-13-613579	10190 COVINGTON CROSS, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	44 -G-13-613615	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	44 -G-13-613617	1201-1281 TOWN CENTER DRIVE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	46 -G-13-613637	1450 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	47 -G-13-613648	1451 CENTER CROSSING DRIVE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	48 -G-13-613649	1551 HILLSHIRE DRIVE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	49 -G-13-613665	1635 VILLAGE CENTRE CIRCLE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	50 -G-13-613666	1645 VILLAGE CENTER CIRCLE, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
V & V SWEEPING, INC	52 -G-13-613697	9950-9980 COVINGTON CROSS, LLC	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
VALLEY CREST LANDSCAPE MAINTENANCE	68 -G-13-614178	HOWARD HUGHES CANYON POINTE Q4, LLC	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$4,234.50
VALLEY CREST LANDSCAPE MAINTENANCE	39 -G-13-614491	RIVER FALLS MALL, LLC	Single Mall Service Agreements - SNOW REMOVAL	$1,317.80
VALLEY CREST LANDSCAPE MAINTENANCE	39 -G-13-614492	RIVER FALLS MALL, LLC	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$0.00
VALLEY CREST LANDSCAPE MAINTENANCE	08 -G-13-614772	VISTA COMMONS, LLC	Single Mall Service Agreements - EXTERIOR LANDSCAPE MAINTENANCE	$1,569.50
VALLEY SHEPHERD LLC	63 -G-6-609622	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VALOR SECURITY SERVICES	54 -G-14-612425	APACHE MALL, LLC	National Service Agreements - SECURITY	$0.00	(1)
VALOR SECURITY SERVICES	08 -G-14-612433	CENTURY PLAZA L.L.C.	National Service Agreements - SECURITY	$0.00	(1)
VALOR SECURITY SERVICES	78 -G-14-612423	GGP LIMITED PARTNERSHIP	National Service Agreements - SECURITY	$0.00	(1)
VALOR SECURITY SERVICES	38 -G-14-612471	RIO WEST L.L.C.	National Service Agreements - SECURITY	$0.00	(1)
VANDERPLAS, ADRIAN	63 -G-6-609567	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VANITY SHOPS OF GRAND FORKS, INC	54 -G-5-616614	APACHE MALL, LLC	Tenant Leases	$0.00
VASANTA ENTERPRISES, INC	03 -G-5-622761	PARKE WEST, LLC	Tenant Leases	$0.00

43

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
VENDOMATIC INC	88 -G-6-606603	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
VENETIAN CASINO RESORT, LLC	NA	GGP LIMITED PARTNERSHIP	Phase II Mall Purchase Agreement, as Amended	$0.00
VERIZON WIRELESS (VAW) LLC	54 -G-6-603874	APACHE MALL, LLC	Licensing Agreements	$0.00
VERIZON WIRELESS (VAW) LLC	54 -G-6-603873	APACHE MALL, LLC	Licensing Agreements	$0.00
VF OUTDOOR, INC.	85 -G-5-617781	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
VF OUTDOOR, INC.	03 -G-5-622759	PARKE WEST, LLC	Tenant Leases	$0.00
VF OUTDOOR,INC.	93 -G-6-609847	SOUTH SHORE PARTNERS, L.P.	Licensing Agreements	$0.00
VICTORIA’S SECRET STORES LLC	54 -G-6-603875	APACHE MALL, LLC	Licensing Agreements	$0.00
VICTORIA’S SECRET STORES LLC	54 -G-5-616615	APACHE MALL, LLC	Tenant Leases	$434.78	(1)
VICTORIA’S SECRET STORES LLC	85 -G-6-604633	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00
VICTORIA’S SECRET STORES LLC	85 -G-5-617782	CHULA VISTA CENTER, LLC	Tenant Leases	$7,950.66	(1)
VICTORIA’S SECRET STORES LLC	88 -G-5-620326	LANDMARK MALL L.L.C.	Tenant Leases	$0.00	(1)
VICTORIA’S SECRET STORES LLC	03 -G-5-622760	PARKE WEST, LLC	Tenant Leases	$192,624.78	(1)
VICTORIA’S SECRET STORES LLC	63 -G-5-624517	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases	$649.78	(1)
VICTORY INTERNATIONAL TRADING, INC.	88 -G-6-606602	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
VIEW OF NEW YORK INC	63 -G-6-609568	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VIJAY K. OHRI & MADHU OHRI	88 -G-6-606537	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
VILLA ENTERPRISES OF MIDWEST	98 -G-5-624031	NEW ORLEANS RIVERWALK ASSOCIATES	Tenant Leases	$0.00
VINO NYC	63 -G-6-609569	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VINO NYC	63 -G-6-609570	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VISION MART SOUTHWEST	38 -G-6-608943	RIO WEST L.L.C.	Licensing Agreements	$0.00
VISION SERVICE PLAN INSURANCE COMPANY	78 -G-3-74	GGP LIMITED PARTNERSHIP	Employee Related Agreements - VISION DISCOUNT PLAN	$0.00
VISION SERVICE PLAN INSURANCE COMPANY	77 -G-3-92	THE HUGHES CORPORATION	Employee Related Agreements - GUARANTOR FOR VISION DISCOUNT PLAN	$0.00
VISIONARY PROPERTIES, INC	54 -G-5-616616	APACHE MALL, LLC	Tenant Leases	$0.00
VISIONARY PROPERTIES, INC	88 -G-6-606556	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
VISTA COMMONS INVESTMENT LLC	08 -G-5-627075	VISTA COMMONS, LLC	Tenant Leases	$0.00
VITAMIN WORLD, INC	08 -G-5-617548	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
VITAMIN WORLD, INC	85 -G-5-617783	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
VJ & O’NEAL ENTERPRISES, LLC	54 -G-5-616546	APACHE MALL, LLC	Tenant Leases	$0.00
VON DUTCH KUSTOM CYCLES	63 -G-6-609583	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
VULNERABILITY RESEARCH LABS LLC	21 -G-5-615885	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
W H FIDDLER CO	04 -G-5-615832	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
Wachovia Bank National Association	NA	GGP Limited Partnership	Guaranty Obligation - Environmental Indemnity - Four Seasons Town Center	$0.00	(3)
Wachovia Bank National Association	NA	GGP Limited Partnership	Guaranty Obligation - Non-Recourse Guaranty - Four Seasons Town Center	$0.00	(3)
Wachovia Bank, N.A.	NA	GGP/Homart, Inc.	Guaranty Obligation - Estoppel Indemnity - Brass Mill	$0.00	(3)
Wachovia Bank, N.A.	NA	GGP-Brass Mill, Inc. and GGP/Homart, Inc.	Guaranty Obligation - Environmental Indemnity - Brass Mill	$0.00	(3)
WACHOVIA BANK, N.A./WELLS FARGO	21 -G-5-615886	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
WACHOVIA BANK, NATIONAL ASSOCIATION	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Payment Guaranty - 110 North Wacker	$0.00	(3)
WACHOVIA C/O WACHOVIA SECURITIES	78 -G-11-631632	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - NONRECOURSE CARVE-OUT GUARANTY FOR FOUR SEASONS TOWN CENTER	$0.00
WACKY BEAR	54 -G-6-603876	APACHE MALL, LLC	Licensing Agreements	$0.00
WAHEED, NADEEM	63 -G-6-609541	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WAHID, INC	88 -G-6-606522	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
WALDEN BOOK COMPANY, INC	70 -G-5-625933	PINES MALL PARTNERS	Tenant Leases	$0.00
WALDEN BOOK COMPANY, INC	38 -G-5-623733	RIO WEST L.L.C.	Tenant Leases	$0.00
WAL-MART REAL ESTATE BUS TRUST	70 -G-10-611786	PINES MALL PARTNERS	Reciprocal Easement Agreements	$0.00
WAL-MART REAL ESTATE BUS TRUST	39 -G-10-611728	RIVER FALLS MALL, LLC	Reciprocal Easement Agreements	$0.00
WALSH & FURCOLO, LLP	50 -G-5-615829	1645 VILLAGE CENTER CIRCLE, LLC	Tenant Leases	$0.00
WANG, YI (NY)	63 -G-6-609508	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WANTAL C/O CHAOZONG CHEN	88 -G-6-606586	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
WARD COURT DEVELOPMENT CO	04 -G-5-627171	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WARD COURT DEVELOPMENT CO	04 -G-5-627170	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WARD COURT DEVELOPMENT CO	04 -G-5-626855	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WARD COURT DEVELOPMENT CO	04 -G-5-627172	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WARREN P. KING	77 -G-15-628785	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
WARREN P. KING	77 -G-15-628737	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
WARREN P. KING	77 -G-15-628761	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
WARREN P. KING	78 -G-15-628833	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (SERIES B PREFERRED)	$0.00
WARREN P. KING	78 -G-15-628857	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
WARREN P. KING	78 -G-15-628881	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00

44

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
WARREN P. KING	10 -G-15-628809	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
WASHINGTON WIRELESS	88 -G-6-606604	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
WASTE MANAGEMENT OF BIRMINGHAM	08 -G-13-613822	CENTURY PLAZA L.L.C.	Single Mall Service Agreements - WASTE MANAGEMENT	$2,800.41
WATCHES UNLIMTD GREENBRIAR INC	08 -G-5-617550	CENTURY PLAZA L.L.C.	Tenant Leases	$0.00
WATER TAXI BEACH SOUTH STREET SEAPORT LL	63 -G-6-609572	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WEATHER UNDERGROOUND, INC.	77 -G-15-612102	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - WEATHER DATA SERVICES	$0.00
WEIGHT WATCHERS NORTH AMERICA, INC.	85 -G-5-617784	CHULA VISTA CENTER, LLC	Tenant Leases	$0.00
WELLS FARGO BANK NEVADA, N.A.	68 -G-5-617540	HOWARD HUGHES CANYON POINTE Q4, LLC	Tenant Leases	$0.00
WELLS FARGO BANK OF NEW MEXICO	38 -G-5-623734	RIO WEST L.L.C.	Tenant Leases	$0.00
WELLS FARGO BANK, N.A.	08 -G-5-627080	VISTA COMMONS, LLC	Tenant Leases	$0.00
WELLS FARGO FINANCIAL WA, INC.	10 -G-5-616481	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
WENDY’S RESTAURANTS OF ROCHESTER, INC.	66 -G-12-611941	LOCKPORT L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - TENANT LEASE	$0.00
WENDY’S RESTAURANTS OF ROCHESTER, INC	66 -G-5-620422	LOCKPORT L.L.C.	Tenant Leases	$0.00
WEST SAND LLC	03 -G-5-622754	PARKE WEST, LLC	Tenant Leases	$0.00
WESTERN DESIGN LLC	10 -G-6-603754	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WESTERN PEST SERVICES	63 -G-13-614600	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$6,932.25
WESTERN PEST SERVICES	63 -G-13-614601	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$0.00
WESTERN PEST SERVICES	63 -G-13-614602	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$0.00
WESTERN PEST SERVICES	63 -G-13-614603	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$0.00
WESTERN PEST SERVICES	63 -G-13-614604	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - PEST CONTROL	$0.00
WESTERN WINDOW CLEANING, INC	12 -G-13-614528	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - WESTERN WINDOW CLEANING	$3,865.00
WESTERN WINDOW CLEANING, INC	12 -G-13-614529	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - WINDOW CLEANING GARDEN OFFICE CENTER	$0.00
WESTERN WINDOW CLEANING, INC	62 -G-13-614547	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - WESTERN WINDOW CLEANING	$0.00
WESTERN WINDOW CLEANING, INC	62 -G-13-614546	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - WESTERN WINDOW CLEANING	$8,370.00
WHAT A RACQUET, LLC	10 -G-6-603954	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WHEELS PIZZERIA INC.	63 -G-6-609461	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WHEELS PIZZERIA INC.	63 -G-6-609547	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WHITEFORD, TAYLOR & PRESTON, L.L.P.	21 -G-5-615887	PARKSIDE LIMITED PARTNERSHIP	Tenant Leases	$0.00
WHITNEY CRISCOLA INSURANCE AGENCY	10 -G-5-623202	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
WILD WEST DESIGNS	10 -G-6-611527	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WILLIAM - JEFFERSON, INC	66 -G-5-620419	LOCKPORT L.L.C.	Tenant Leases	$0.00
WILLIAM E. PAUPE, JR., ATTORNEY AT LAW LLC	04 -G-5-615804	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WILLIAM F. ANONSEN	04 -G-5-615805	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WILLIAM F. GLEASON & ASSOCIATES	04 -G-5-615806	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
WILLIAM K. KENNEY, JR. SEPARATE PROPERTY TRUST	78 -G-15-628904	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - TAX MATTERS AGREEMENT	$0.00
WILLIAM K. KENNEY, JR. SEPARATE PROPERTY TRUST	78 -G-15-628911	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT (COMMON)	$0.00
WILLIAM ON	08 -G-5-627070	VISTA COMMONS, LLC	Tenant Leases	$0.00
WILLIAM-JEFFERSON, INC.	66 -G-12-611902	LOCKPORT L.L.C.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - TENANT LEASE	$0.00
WILLIAMS-SONOMA STORES, INC.	24 -G-5-615724	10000 COVINGTON CROSS, LLC	Tenant Leases -	$0.00
WILLOW GROVE NORTH HOME OWNERS ASSN.INC.	92 -G-5-620700	MALL OF LOUISIANA LAND, LP	Tenant Leases	$0.00
WILLOW GROVE NORTH HOME OWNERS ASSOCIATION AND CARMOUCHE CONSTRUCTION COMPANY	92 -G-1-615641	MALL OF LOUISIANA LAND, LP	Ground Leases and Other Agreements - ACCESS ROAD	$0.00
WILMINGTON TRUST COMPANY	78 -G-11-631588	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - JUNIOR SUBORDINATED NOTES	$0.00
WILSON & MITCHELL ENTERPRISES, INC.	10 -G-5-618144	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
WILSON M. CARTER	78 -G-15-628947	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - REDEMPTION RIGHTS AGREEMENT	$0.00
WIMPY’S	38 -G-5-623735	RIO WEST L.L.C.	Tenant Leases	$0.00
WINE & FOOD ASSOCIATES	63 -G-6-609607	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WINE & FOOD ASSOCIATES	63 -G-6-609606	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WIRELESS ACCESSORIES	26 -G-6-605973	GGP IVANHOE IV SERVICES, INC.	Licensing Agreements	$0.00
WIRELESS OUTLET, INC	88 -G-5-620298	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
WOL SOON KO	20 -G-5-615836	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Tenant Leases	$0.00
WORLD EXPERTS	63 -G-6-609505	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements	$0.00
WORLDWIDE LUGGAGE & GIFTS	88 -G-5-620328	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
WOW SMILE EXPRESS	85 -G-6-604634	CHULA VISTA CENTER, LLC	Licensing Agreements	$0.00

45

Counterparty	Schedule ID	Entity Name	Description	Cure Amount
WOWIE ZOWIE VENDING	08 -G-6-604448	CENTURY PLAZA L.L.C.	Licensing Agreements	$0.00
WYNDHAM VACATION RESORTS INC	54 -G-6-603877	APACHE MALL, LLC	Licensing Agreements	$0.00
XCEL MEDICAL, INC.	04 -G-5-623236	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
XENCOM FACILITY MANAGEMENT	98 -G-14-612240	NEW ORLEANS RIVERWALK ASSOCIATES	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
XENCOM FACILITY MANAGEMENT	70 -G-14-612243	PINES MALL PARTNERS	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
XENCOM FACILITY MANAGEMENT	38 -G-14-612239	RIO WEST L.L.C.	National Service Agreements - JANITORIAL SERVICES	$0.00	(1)
XENCOM FACILITY MANAGEMENT, LLC	98 -G-13-614275	NEW ORLEANS RIVERWALK ASSOCIATES	Single Mall Service Agreements - JANITORIAL - HOUSEKEEPING	$0.00
XENCOM FACILITY MANAGEMENT, LLC	70 -G-13-614418	PINES MALL PARTNERS	Single Mall Service Agreements - PARKING LOT SWEEPING AND MAINTENANCE	$0.00
XENCOM FACILITY MANAGEMENT, LLC	70 -G-13-614419	PINES MALL PARTNERS	Single Mall Service Agreements - JANITORIAL	$0.00
XTERMCO INC.	04 -G-13-614751	VICTORIA WARD, LIMITED	Single Mall Service Agreements - PEST CONTROL	$636.84
YANG H. NAM	98 -G-6-609098	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
YELLOWSTONE MANAGEMENT GROUP	10 -G-5-628400	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
YELLOWSTONE MANAGEMENT GROUP	10 -G-5-628017	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
YELLOWSTONE MANAGEMENT GROUP	10 -G-5-628016	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Tenant Leases	$0.00
YORK INTERNATIONAL CORPORATION	04 -G-5-623237	VICTORIA WARD, LIMITED	Tenant Leases	$0.00
YOU GO GIRL!	98 -G-6-609157	NEW ORLEANS RIVERWALK ASSOCIATES	Licensing Agreements	$0.00
YOUR HOME IMPROVEMENT COMPANY, LLC	54 -G-6-603879	APACHE MALL, LLC	Licensing Agreements	$0.00
YOUR HOME IMPROVEMENT COMPANY, LLC	54 -G-6-603878	APACHE MALL, LLC	Licensing Agreements	$0.00
ZALE DELAWARE INC	54 -G-5-616618	APACHE MALL, LLC	Tenant Leases	$0.00
ZALE DELAWARE, INC	54 -G-5-616595	APACHE MALL, LLC	Tenant Leases	$0.00
ZALE DELAWARE, INC	38 -G-5-623725	RIO WEST L.L.C.	Tenant Leases	$0.00
ZALES DELAWARE INC	38 -G-5-623713	RIO WEST L.L.C.	Tenant Leases	$0.00
ZAMAN ENTERPRISES, INC	88 -G-5-620300	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
ZAMAN ENTERPRISES, INC	88 -G-5-620304	LANDMARK MALL L.L.C.	Tenant Leases	$0.00
ZAMAN ENTERPRISES, INC.	88 -G-6-606543	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ZAMAN ENTERPRISES,INC.	88 -G-6-606555	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ZAMAN ENTERPRISES,INC.	88 -G-6-606557	LANDMARK MALL L.L.C.	Licensing Agreements	$0.00
ZUMBRO RIVER PHOTOGRAPHY	54 -G-6-603833	APACHE MALL, LLC	Licensing Agreements	$0.00
ZUMBRO VALLEY SUNHEAT	54 -G-6-603880	APACHE MALL, LLC	Licensing Agreements	$0.00
ZUMIEZ, INC	54 -G-5-616619	APACHE MALL, LLC	Tenant Leases	$0.00

Notes:

(1) Assumed per settlement agreement.

(2) Assumed pursuant to Exhibit 2 of 365(d)(4) Order on November 11, 2009

(3) Guaranty Obligations related to the Plan Debtors shall be assumed, whether or not included on this schedule, unless such obligations are included on the Executory Contract and Property Document Expired Schedule or Executory Contract and Property Document Rejection Schedule

(4) Per the settlement, Sears agreed to pay GGP $108,672 in outstanding water payment reimbursements.

Some of the cure amounts listed above as $0.00 are under negotiation and are subject to change

46

EXHIBIT 26

EXECUTORY CONTRACT AND PROPERTY

DOCUMENT EXPIRED SCHEDULE(1)

The Plan Debtors expressly reserve the right to alter, amend, modify, or supplement the Executory Contract and Property Document Expired Schedule at any time up to and including the Confirmation Date.

Certain documents are listed out of an abundance of caution. Inclusion in the following list shall not constitute an admission by the Plan Debtors that the listed documents were executory contracts or Property Documents, or with regard to the nature or validity of such documents.

Notwithstanding anything herein to the contrary, executory contracts and Property Documents shall be treated in the manner set forth in Article 9 of the Plan.

As currently set forth in the Plan, any counterparty to any agreement listed herein may file an objection relating to the inclusion of such executory contract or Property Document on the attached list no later than the first Business Day that is at least thirty (30) days after this Executory Contract and Property Document Expired Schedule was filed with the Bankruptcy Court, or such counterparty shall be forever barred from asserting or otherwise prosecuting such objection.

(1)  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

Counterparty	Schedule ID	Entity Name	Description
230 WEST MONROE PT, LLC	78 -G-15-612083	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - INTERNATIONAL GROUP OFFICE SPACE LEASE
3-D CREATIVE SERVICES, INC	98 -G-9-96	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - ARCHITECTURAL AGREEMENT
A C I, INC	70 -G-9-100	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 A/B MASTER IRRIGATION PLAN
A C I, INC	70 -G-9-102	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT
A C I, INC	69 -G-9-103	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V20 IRRIGATION WALK THRU
A C I, INC	69 -G-9-101	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A LNDSCP IRR WALK THRU
A. TEICHERT & SON, INC. (ACH ONLY)	05 -G-9-105	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - SEWER LIFT STATION S-142 ELK G
AAD FITCH	05 -G-9-110	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
AAD FITCH	03 -G-9-109	PARKE WEST, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
AAD FITCH	03 -G-9-108	PARKE WEST, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ACI AQUA COMMERCIAL IRRIGATION	70 -G-9-122	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 IRR INSTALL WALK THRUS
ACI AQUA COMMERCIAL IRRIGATION	69 -G-9-124	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B MASTER IRRIGATION PLNG
ACI AQUA COMMERCIAL IRRIGATION	69 -G-9-123	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 IRRIGATION MASTER PLANNING
ADD, INC	29 -G-9-128	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ADD, INC	29 -G-9-129	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ADD, INC	29 -G-9-130	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ADT SECURITY SERVICES, INC.	03 -G-9-132	PARKE WEST, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
ADVISORS, LLC	88 -G-9-141	LANDMARK MALL L.L.C.	Constructware Agreements - CONSULTING AGREEMENT
A-G SOD FARMS, INC.	70 -G-9-146	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - SS PURCHASE & INSTALL SOD
A-G SOD FARMS, INC.	69 -G-9-148	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - SS PURCHASE & INSTALL SOD
A-G SOD FARMS, INC.	69 -G-9-147	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT
AKRAM H. KHELA	29 -G-12-611970	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE & SALE
AKRF INC	63 -G-9-154	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
AKRF INC	63 -G-9-153	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
ALAN HAMM ARCHITECTS	88 -G-9-160	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
ALAN HAMM ARCHITECTS	88 -G-9-162	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
ALBERT C. KOBAYASHI, INC.	04 -G-9-163	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
ALBERT C. KOBAYASHI, INC.	04 -G-9-164	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT - PRE-CONSTRUCTION
ALEJANDRO BRUBAKER	29 -G-12-611963	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
ALTERISIO CONSTRUCTION, INC.	29 -G-9-178	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT
AMERICAN ASPHALT & GRADING CO.	84 -G-9-188	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
ANBE ARUGA & ISHIZU ARCHITECTS	04 -G-9-194	VICTORIA WARD, LIMITED	Constructware Agreements - ARCHITECTURAL AGREEMENT
ANNE NELSON	29 -G-12-611972	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE & SALE
ANTUNOVICH ASSOCIATES, INC.	88 -G-9-202	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
APCO WORLDWIDE, INC.	04 -G-9-204	VICTORIA WARD, LIMITED	Constructware Agreements - CONSULTING AGREEMENT
APPLE MAC M + R, INC.	63 -G-5-624504	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases
APPLE MAC M + R, INC.	63 -G-6-609512	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements
APPLICATORS, THE	70 -G-9-206	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 PH2 P-G PAINT VILL WALLS
APPLICATORS, THE	69 -G-9-207	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT
ARCHICON, L.C.	03 -G-9-209	PARKE WEST, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT

1

Counterparty	Schedule ID	Entity Name	Description
Archon Financial, L.P	NA	GGP/HOMART, INC	Guaranty Obligation - Tenant Guaranty - Deerbrook
Archon Financial, L.P.	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP, LP	Guaranty Obligation - Parking Indemnity - Mall St. Matthews
Archon Financial, L.P. and Commerzbank AG, New York Branch	NA	GGPLP LLC	Guaranty Obligation - Lynnhaven
Archon Financial, L.P. and Commerzbank AG, New York Branch	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP	Guaranty Obligation - North Star
Archon Financial, LP	NA	GGP HOLDING, INC.	Guaranty Obligation - Grand Canal
ARGONAUT CO, THE	70 -G-9-218	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS PLANNING SUPPORT SERVICES
ARGONAUT CO, THE	70 -G-9-220	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TCD REG TRL BRDG ENHANCMNTS
ARGONAUT CO, THE	84 -G-9-216	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
ARGONAUT CO, THE	69 -G-9-219	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW PLANNING SUPPORT SERVICES
ARGONAUT CO, THE	69 -G-9-217	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW ENHNCMNTS TO REG TRL BRDGS
ARTHUR R ELLIOTT, AIA	70 -G-9-224	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 ARCHITECTURAL REVIEW
ARTHUR R ELLIOTT, AIA	70 -G-9-226	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-I DESIGN CRITERIA
ARTHUR R ELLIOTT, AIA	70 -G-9-225	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
ARTHUR R ELLIOTT, AIA	70 -G-9-229	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V15A RES DESIGN REVIEW
ARTHUR R ELLIOTT, AIA	70 -G-9-228	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
ARTHUR R ELLIOTT, AIA	70 -G-9-230	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K LOTTING CRITERIA
ARTHUR R ELLIOTT, AIA	69 -G-9-227	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V20 BUILDER REVIEW
B & R CONSTRUCTION SERVICES	84 -G-9-304	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
B H R, INC	20 -G-9-305	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT - R. SCHREIBSTEIN (2)
B V ENGINEERING	69 -G-9-306	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT
BADGER CONSTRUCTION CORP	70 -G-9-309	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - SS MISC REPAIR & CLEAN UP WORK
BADGER CONSTRUCTION CORP	69 -G-9-308	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - SW MISC REPAIR & CLEAN UP WORK
BALTIMORE RAVENS LIMITED PARTNERSHIP	83 -G-15-631384	THE ROUSE COMPANY LP	Corporate and Other Contracts - PRIVATE SUITE LICENSE AGREEMENT
BANK OF AMERICA	78 -G-11-631618	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - MATERIAL ALTERATION INDEMNITY AGREEMENT (COMPLETION GUARANTY) FOR EASTRIDGE SHOPPING CENTER (CA)
Bank of America	NA	GGPLP L.L.C.,	Guaranty Obligation - Tenant Guaranty - Lakeview Square
Bank of America	NA	WILLOWBROOK LIMITED PARTNERSHIP AND THE ROUSE COMPANY	Guaranty Obligation - General - Willowbrook (NJ)
Bank of America, N.A.	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Alteration Indemnity - Eastridge Mall (CA)
BARKAN MANAGEMENT COMPANY INC	29 -G-9-313	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT
Bear Stearns Commercial Mortgage, Inc	NA	GGPLP L.L.C., GGPLP, GGP/HOMART, INC., GGP/HOMART H L.L.C., GGP-TRS, GGP IVANHOE III, INC., PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Allowance - Eden Prairie Mall
BEDFORD CAPITAL CONSULTING	77 -G-15-612080	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - DEVELOPMENT CONSULTING SERVICES FOR NATICK EXPANSION
BELK, INC	08 -G-5-628069	CENTURY PLAZA L.L.C.	Anchor Tenant Lease
BEYER BLINDER BELLE	29 -G-9-360	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
BEYER BLINDER BELLE	29 -G-9-364	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
BEYER BLINDER BELLE	29 -G-9-363	GGP NATICK RESIDENCE LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT

2

Counterparty	Schedule ID	Entity Name	Description
BLUEGATE PARTNERS, LLC	15 -G-12-611895	WEST KENDALL HOLDINGS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
BUTSKO UTILITY DESIGN, INC.	36 -G-9-454	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT - 199125 TRANSFER
CALLISON ARCHITECTURE, INC.	12 -G-9-239	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
CAMCO CONSTRUCTION, INC	92 -G-9-246	COTTONWOOD MALL, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
CARROLL ASSOCIATES ARCHITECTS, LTD.	88 -G-9-283	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
CARTER & BURGESS, INC.	84 -G-9-496	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
CARTER & BURGESS, INC.	69 -G-9-508	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23A P-J ENGINEERING SERVICES
CECILIA SCHAFLER ASLA	70 -G-9-518	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V18 P-J/K LS DSN CRITERIA REV
CEDCO LANDSCAPE, INC.	70 -G-9-521	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V18 PROM PTE R&R IRON FENCE
CEDCO LANDSCAPE, INC.	70 -G-9-520	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 EN3 FURN&INSTL IRON FENCE
CEDCO LANDSCAPE, INC.	69 -G-9-519	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - XX-V20 VISTAS VIEW IRON
Citigroup Global Markets Realty Corp	NA	GGP/HOMART II LLC	Guaranty Obligation - Estoppel - Carolina Place
Citigroup Global Markets Realty Corp. (Lender)	NA	GGPLP. L. L. C.	Guaranty Obligation - Alteration - Maine Mall
CLARK COUNTY TREASURER’S OFFICE	84 -G-9-581	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
CLARK COUNTY TREASURER’S OFFICE	84 -G-9-580	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
CLARK WOLF COMPANY	63 -G-9-583	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
CLARK WOLF COMPANY	63 -G-9-582	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
CMSS ARCHITECTS, P.C.	88 -G-9-598	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
CODE CONSULTANTS, INC.	92 -G-9-602	COTTONWOOD MALL, LLC	Constructware Agreements - CONSULTING AGREEMENT - ASB ABATEMENT - BLDG V
COLLABORATIVE ENGINEERING S	85 -G-9-607	CHULA VISTA CENTER, LLC	Constructware Agreements - ENGINEERING AGREEMENT
Column Financial Inc.	NA	ROUSE COMPANY OPERATING PARTNERSHIP	Guaranty Obligation - Payment - Southland Center (MI)
Column Financial, INC	NA	PRICE DEVELOPMENT COMPANY LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Allowance - East Ridge (WY) - Red Cliffs - Pine Ridge - Three Rivers
Column Financial, INC	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP, LP	Guaranty Obligation - Tenant Allowance - Southland Center
COMMARTS (COMMUNICATION ARTS, INC.)	70 -G-9-614	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 BUS SHELTER DSN CONCEPT
COMMARTS (COMMUNICATION ARTS, INC.)	70 -G-9-612	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 SUMLN CNTR DSN FOR SIGNAGE
COMMARTS (COMMUNICATION ARTS, INC.)	84 -G-9-613	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
COMMARTS (COMMUNICATION ARTS, INC.)	84 -G-9-615	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
COMMARTS (COMMUNICATION ARTS, INC.)	84 -G-9-611	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
COMMERCE CRG	68 -G-12-611836	HOWARD HUGHES CANYON POINTE Q4, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
COMMERCE CRG	74 -G-12-611991	LA PLACE SHOPPING, L.P.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
COMMERCE CRG	10 -G-12-611928	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (FREMONT PLAZA)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
COMMERCE CRG	10 -G-12-611834	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP (PLAZA 800)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
Commerzbank AG & Archon Financial, L.P.	NA	GGPLP L.L.C.	Guaranty Obligation - Estoppel - Southland Mall (CA)
CommerzBank AG, New York Branch & Archon Financial, L.P.	NA	GGPLP, L.L.C.	Guaranty Obligation - Lynnhaven
CommerzBank AG, New York Branch & Archon Financial, L.P.	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP, LP	Guaranty Obligation - Payment - La Cantera
CONSOLIDATED WATERPROOFING CONTRACTORS	58 -G-9-629	20 CCC BUSINESS TRUST	Constructware Agreements - CONTRACTOR AGREEMENT

3

Counterparty	Schedule ID	Entity Name	Description
CONSTELLATION NEWENERGY, INC.	85 -G-15-629172	CHULA VISTA CENTER, LLC	Corporate and Other Contracts - SCHEDULE A TO MASTER AGREEMENT - PRICING SCHEDULE
CONSTELLATION NEWENERGY, INC.	85 -G-15-629175	CHULA VISTA CENTER, LLC	Corporate and Other Contracts - PRICING SCHEDULE TO MASTER AGREEMENT - AMENDED - I2I ENERGY MANAGEMENT
CONSTELLATION NEWENERGY, INC.	77 -G-15-629181	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - EXHIBIT A TO MASTER AGREEMENT - ENERGY
CONSTELLATION NEWENERGY, INC.	77 -G-15-629158	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - MASTER ELECTRICITY SUPPLY AGREEMENT & RELATED SCHEDULES
CONSTELLATION NEWENERGY, INC.	83 -G-15-629183	THE ROUSE COMPANY LP	Corporate and Other Contracts - BLOCK PURCHASE AGREEMENT
CONSTRUCTION CONSULTING ASSOCIATES	63 -G-9-631	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
CONSTRUCTION CONSULTING ASSOCIATES	63 -G-9-630	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
CONSTRUCTION TESTING SERVICES INC.	05 -G-9-632	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - SPECIAL TESTING & INSPECTIONS
CONSTRUCTIONSOUTH, INC	74 -G-9-633	LA PLACE SHOPPING, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT
CONSTRUCTIONSOUTH, INC	98 -G-9-634	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - CONTRACTOR AGREEMENT
COOPER, ROBERTSON & PARTNERS	84 -G-9-641	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
CORPORATE INTERIORS, INC.	20 -G-9-645	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT - SCHOOR DEPALMA
CREATIVE DESIGN ARCHITECTURE, INC	84 -G-9-681	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
CREATIVE SYSTEMS	29 -G-9-682	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - AUDIO VISUAL DESIGN SERVICES
CSFB	NA	PRICE DEVELOPMENT COMPANY LIMITED PARTNERSHIP	Guaranty Obligation - Payment - East Ridge (WY) - Red Cliffs - Pine Ridge - Three Rivers
CUBELLIS ASSOCIATES, INC.	78 -G-9-701	GGP LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
CUBELLIS ASSOCIATES, INC.	78 -G-9-698	GGP LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
CULTURAL SURVEYS HAWAII INC	04 -G-9-705	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
D’AGOSTINO IZZO QUIRK ARCHITECTS (DAIQ)	98 -G-9-721	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - ARCHITECTURAL AGREEMENT
DAHLIN GROUP	70 -G-9-726	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
DAHLIN GROUP	70 -G-9-728	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - RIDGES CLUBHOUSE DESIGN
DAHLIN GROUP	69 -G-9-725	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V21 & 22 DSGN SVCS/LAND PLANNG
DAHLIN GROUP	69 -G-9-727	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT
DAN LEVY CONSTRUCTION, INC.	85 -G-9-733	CHULA VISTA CENTER, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
DANIEL J. EDELMAN, INC.	63 -G-9-734	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
DANIEL J. EDELMAN, INC.	63 -G-9-735	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
DAN’S LANDSCAPING, INC	98 -G-9-736	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - CONTRACTOR AGREEMENT
DARRELL AND AMANDA JORDAN-SMITH	29 -G-12-611962	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
DAVID DODSON	84 -G-9-739	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT
DAVID EVANS & ASSOCIATES, INC.	05 -G-9-741	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
DAVID G. ELKINS, ESQ., ET AL.	77 -G-15-628726	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - CONTINGENT STOCK AGREEMENT	*
DAVID R. LUMMIS	77 -G-15-628727	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - CONTINGENT STOCK AGREEMENT	*
DCH CONSULTING SERVICES, INC.	63 -G-9-753	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
DCH CONSULTING SERVICES, INC.	63 -G-9-752	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
DE RITO PARTNERS, INC.	03 -G-9-754	PARKE WEST, LLC	Constructware Agreements - CONSULTING AGREEMENT - BROKER FEE
DE RITO PARTNERS, INC.	03 -G-9-755	PARKE WEST, LLC	Constructware Agreements - CONSULTING AGREEMENT - TENANT ALLOWANCE
DEPEW CONSTRUCTION CO INC	88 -G-9-760	LANDMARK MALL L.L.C.	Constructware Agreements - CONTRACTOR AGREEMENT
DESMAN ASSOCIATES	92 -G-9-771	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT - PARKING STRUCTURE BCDEFGHIJ
DESMAN ASSOCIATES	92 -G-9-770	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
DESMAN ASSOCIATES	84 -G-9-764	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT

4

Counterparty	Schedule ID	Entity Name	Description
DEVELOPMENT DESIGN GROUP INC	04 -G-9-774	VICTORIA WARD, LIMITED	Constructware Agreements - ARCHITECTURAL AGREEMENT
DIMEO CONSTRUCTION COMPANY	29 -G-9-794	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC TERRACE FLOORS 6-7
DIMEO CONSTRUCTION COMPANY	29 -G-9-790	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC SOUTH TOWER FLOORS 9-12
DIMEO CONSTRUCTION COMPANY	29 -G-9-789	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC SOUTH TOWER FLOORS 2-8
DIMEO CONSTRUCTION COMPANY	29 -G-9-785	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - CONSTRUCTION MANAGEMENT
DIMEO CONSTRUCTION COMPANY	29 -G-9-793	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC TERRACE FLOORS 8-9
DIMEO CONSTRUCTION COMPANY	29 -G-9-791	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC NORTH TOWER FLOORS 7-10
DIMEO CONSTRUCTION COMPANY	29 -G-9-792	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GC NORTH TOWER FLOORS 1-6
DLR GROUP	38 -G-9-809	RIO WEST L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
DLR GROUP	38 -G-9-808	RIO WEST L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
DOERR ASSOCIATES INC	29 -G-9-816	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT
DOUGHERTY + DESIGN GROUP, INC.	39 -G-9-841	RIVER FALLS MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
DOWNRITE ENGINEERING CORP	15 -G-9-855	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - ENGINEERING AGREEMENT
DTZ ROCKWOOD LLC	22 -G-12-611838	PARK SQUARE LIMITED PARTNERSHIP (50 CCC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
DTZ ROCKWOOD LLC	21 -G-12-611837	PARKSIDE LIMITED PARTNERSHIP (50 CCC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
DTZ ROCKWOOD LLC	63 -G-12-611908	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
DUANY PLATER-ZYBERK & COMPANY	92 -G-9-858	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ECONOMIC & PLANNING SYSTEMS, INC.	05 -G-9-868	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONSULTING AGREEMENT
ECOSYSTEMS	04 -G-9-876	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
EDGEWATER CUSTOM POOLS INC	70 -G-9-882	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 P-E/J/K NGHBHD & WAD POOLS
EDGEWATER CUSTOM POOLS INC	70 -G-9-881	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 P-LMN CIELO PARK POOLS
EDGEWATER CUSTOM POOLS INC	70 -G-9-880	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V20 CP-1 PARK FMLY & WADE POOL
EDWARD R. GILLUM, CONSULTANT INC.	05 -G-9-885	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONSULTING AGREEMENT - GILLUM CONSULTING
ELS/ELBASANI & LOGAN ARCHITECTS INC.	92 -G-9-900	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ELS/ELBASANI & LOGAN ARCHITECTS INC.	92 -G-9-910	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ELS/ELBASANI & LOGAN ARCHITECTS INC.	05 -G-9-903	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
ELS/ELBASANI & LOGAN ARCHITECTS INC.	84 -G-9-906	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ELS/ELBASANI & LOGAN ARCHITECTS INC.	84 -G-9-891	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
ELS/ELBASANI & LOGAN ARCHITECTS INC.	04 -G-9-892	VICTORIA WARD, LIMITED	Constructware Agreements - ARCHITECTURAL AGREEMENT
ENGINEERED DESIGN GROUP	78 -G-9-916	GGP LIMITED PARTNERSHIP	Constructware Agreements - ENGINEERING AGREEMENT
ENGINEERS SURVEYORS HAWAII, INC.	04 -G-9-921	VICTORIA WARD, LIMITED	Constructware Agreements - ENGINEERING AGREEMENT
ENVIRONMENTAL SCIENCE INT’L, INC.	04 -G-9-927	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
EPPSTEIN UHEN ARCHITECTS INC	67 -G-9-928	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
EQUITY MARKETING SERVICES INC.	92 -G-9-929	COTTONWOOD MALL, LLC	Constructware Agreements - CONSULTING AGREEMENT
EURO HYPO AG, New York Branch	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Guaranty - Jordan Creek
EURO HYPO AG, New York Branch	NA	GGP/HOMART, INC	Guaranty Obligation - Tenant Allowance - Washington Park
Eurohypo	NA	GGP HOLDING INC.	Guaranty Obligation - Estoppel — Regency Square
Eurohypo	NA	TYSONS GALLERIA LLC	Guaranty Obligation - Tenant Allowance - Tysons
Eurohypo AG	NA	GGP HOLDING INC.	Guaranty Obligation - Estoppel (noted in estoppel section) & Required Repairs - Regency Square
Eurohypo AG New York Branch	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Completion - Augusta Mall
Eurohypo AG, New York Branch, as Agent	NA	GGP LIMITED PARTNERSHIP, GGP, INC., & GGPLP LLC	Guaranty Obligation - Payment - 24-Property Loan

5

Counterparty	Schedule ID	Entity Name	Description
EUROHYPO C/O MIDLAND LOAN SERVICES, INC	78 -G-11-631641	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - AUGUSTA MALL - GROUND LEASE PAYMENT GUARANTY
EURO-HYPO C/O MIDLAND LOAN SERVICES, INC	35 -G-11-631609	GGP HOLDING, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY AT PARK CITY
EURO-HYPO C/O MIDLAND LOAN SERVICES, INC	35 -G-11-631610	GGP HOLDING, INC.	Loan and Guaranty Agreements - UNSECURED DEBT - ESTOPPEL INDEMNITY AT REGENCY SQUARE
EV&A ARCHITECTS	84 -G-9-930	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
FERRANDINO & SON, INC.	63 -G-9-953	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
FERRANDINO & SON, INC.	63 -G-9-954	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
FORECAST C/O WACHOVIA SECURITIES	78 -G-11-631635	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - UNFUNDED TENANT ALLOWANCES FOR TUCSON (UNDETERMINED AMOUNTS)
FOUNTAIN TECHNOLOGY AND DESIGN, INC	05 -G-9-967	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - FOUNTAIN DESIGN
FOUNTAIN TECHNOLOGY AND DESIGN, INC	05 -G-9-966	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT
FULTON MARKET RETAIL FISH, INC.	63 -G-6-609550	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements
G. C. WALLACE, INC.	70 -G-9-1141	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 RESIDENTIAL BUILDER REVIEW
G. C. WALLACE, INC.	70 -G-9-1058	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1203	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1276	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 (TCD/GR RDG) RECORD DWG
G. C. WALLACE, INC.	70 -G-9-1175	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 WEST GRADING STUDY
G. C. WALLACE, INC.	70 -G-9-1185	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS LVVWD INSPECT STATUS COORD
G. C. WALLACE, INC.	70 -G-9-1184	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H PARCEL PACKAGE
G. C. WALLACE, INC.	70 -G-9-1204	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1205	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-PVMENT MRKG/SIGN UPDATE-201
G. C. WALLACE, INC.	70 -G-9-1243	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 2975 ZONE WATERLNE DSN/ENG
G. C. WALLACE, INC.	70 -G-9-1123	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SMLN REG BI-WKLY SID MEETINGS
G. C. WALLACE, INC.	70 -G-9-1133	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-DEV AGMT 24 MONTH RPT 2008
G. C. WALLACE, INC.	70 -G-9-1388	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PCL-X BANK OF NV ROS
G. C. WALLACE, INC.	70 -G-9-1067	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 DRY UTILITY COORDINATION
G. C. WALLACE, INC.	70 -G-9-1180	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SN COMMERCIAL BUILDER REVIEW
G. C. WALLACE, INC.	70 -G-9-1134	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 - PRELIMINARY ENGR SUPPORT
G. C. WALLACE, INC.	70 -G-9-1069	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - CHLSTN/215-E SIDE RAMP MOD DSN
G. C. WALLACE, INC.	70 -G-9-1106	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 STREET DESIGN COORDINATION
G. C. WALLACE, INC.	70 -G-9-1179	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-996	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 MAPPING
G. C. WALLACE, INC.	70 -G-9-1097	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1013	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT

6

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1113	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A DET BASIN DRAINAGE STUDY
G. C. WALLACE, INC.	70 -G-9-1138	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-G STORM SEWER REVISIONS
G. C. WALLACE, INC.	70 -G-9-1091	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A PRELIM ENGR PLNG SUPPORT
G. C. WALLACE, INC.	70 -G-9-1059	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13W RTC RD DSN ENG-SID 128,50
G. C. WALLACE, INC.	70 -G-9-1202	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TOWN CTR DR (V15B/V17) -501
G. C. WALLACE, INC.	70 -G-9-1095	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 LANDSCAPE DESIGN REVIEW
G. C. WALLACE, INC.	70 -G-9-1096	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1087	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-EJK & ES-1 ENGR SERVICES
G. C. WALLACE, INC.	70 -G-9-1172	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - XX-SS 2008 REGIONAL COST BOOK
G. C. WALLACE, INC.	70 -G-9-1260	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-2860 WL V16 - 106-206
G. C. WALLACE, INC.	70 -G-9-1261	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 GEOTECHNICAL COORDINATION
G. C. WALLACE, INC.	70 -G-9-1403	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-COUNTY COORD MTG - 001
G. C. WALLACE, INC.	70 -G-9-1360	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS REGIONAL BELTWAY BASE MAP
G. C. WALLACE, INC.	70 -G-9-1137	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TRFC/UTIL ANAL F/RES - 007
G. C. WALLACE, INC.	70 -G-9-1012	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-I ENGINEERING SERVICES
G. C. WALLACE, INC.	70 -G-9-1090	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 CRITERIA PLAN
G. C. WALLACE, INC.	70 -G-9-1089	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 LANDSCAPE DESIGN COORD
G. C. WALLACE, INC.	70 -G-9-1181	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-USACE COORD MTG - 002
G. C. WALLACE, INC.	70 -G-9-1121	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 DRY UTILITY COORDINATION
G. C. WALLACE, INC.	70 -G-9-1358	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W RGH GRD PLANS-ENGR DESGN
G. C. WALLACE, INC.	70 -G-9-1357	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13W PK CTR(PCD TO TCD) DRY UT
G. C. WALLACE, INC.	70 -G-9-1082	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 POWER UPGRADE STUDY
G. C. WALLACE, INC.	70 -G-9-1081	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-F ENG DSN SERVICES
G. C. WALLACE, INC.	70 -G-9-1304	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V11/12 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1356	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 RSL RD RNDABT RGHT WAY ADJ
G. C. WALLACE, INC.	70 -G-9-1222	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS DEV AGRMENT 24 MONTH REPORT
G. C. WALLACE, INC.	70 -G-9-1220	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS PRJT EXPIRATION SPREADSHEET
G. C. WALLACE, INC.	70 -G-9-1200	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19PARCEL MAP-#2 SBSTN/SGMT PK
G. C. WALLACE, INC.	70 -G-9-1264	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A P-4 ROUGH GRADING DESIGN

7

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1301	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 RUSSELL RD ENG DSN-SID 151
G. C. WALLACE, INC.	70 -G-9-1341	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS HEIRS RVW COMMTEE EXHIBITS
G. C. WALLACE, INC.	70 -G-9-1122	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS COMMERCIAL BLDR REV
G. C. WALLACE, INC.	70 -G-9-1410	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 HUGHES PK DR DRY UTIL COOR
G. C. WALLACE, INC.	70 -G-9-1120	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 HORIZONTOL CONTROL NETWORK
G. C. WALLACE, INC.	70 -G-9-1227	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A DEVLPMNT CHART & EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1225	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 DEVELOPMENT PLAN
G. C. WALLACE, INC.	70 -G-9-1224	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS FINAL MAP/IMP PLAN WAIVER
G. C. WALLACE, INC.	70 -G-9-1300	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 SPRUCE GOOSE NAME CHANGE
G. C. WALLACE, INC.	70 -G-9-1155	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1154	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-3090 WL V15A/17 - 102-202
G. C. WALLACE, INC.	70 -G-9-1153	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 RES BLDR REV
G. C. WALLACE, INC.	70 -G-9-1033	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-3205 WL V18 - 105-205
G. C. WALLACE, INC.	70 -G-9-1293	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 COORDINATE W/VTN
G. C. WALLACE, INC.	70 -G-9-1084	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-V19 DETENTION BASIN - 301
G. C. WALLACE, INC.	70 -G-9-1313	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W PAV CNT DR PH2 PRLIM ENG
G. C. WALLACE, INC.	70 -G-9-1363	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 U1 DRY UTIL COORD NON SID
G. C. WALLACE, INC.	70 -G-9-1231	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1435	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TITLES 28/29 WAIVER - 008
G. C. WALLACE, INC.	70 -G-9-1364	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 BSHP GRMN BNDRY LN ADJ
G. C. WALLACE, INC.	70 -G-9-1334	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 FEEDERS FRM SPARTA SUBSTN
G. C. WALLACE, INC.	70 -G-9-1332	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 TRAFFIC STUDY UPDATE
G. C. WALLACE, INC.	70 -G-9-1331	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A BOUNDARY LINE ADJUSTMENT
G. C. WALLACE, INC.	70 -G-9-1148	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 NPCO 2ND SUBSTATION DSN
G. C. WALLACE, INC.	70 -G-9-1265	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A RESIDENTIAL BLDR REVIEW
G. C. WALLACE, INC.	70 -G-9-1442	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 HUGHES PK DR DSN COORD
G. C. WALLACE, INC.	70 -G-9-1344	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 GRIFFITH PK MEDIAN ISLAND
G. C. WALLACE, INC.	70 -G-9-1343	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 DRY UTIL COOR (HUAL/TROP)
G. C. WALLACE, INC.	70 -G-9-1359	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 METAL HALIDE REVISIONS

8

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1257	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS TCD/SIENA ENTRY DRY UTIL CO
G. C. WALLACE, INC.	70 -G-9-1400	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS SUMMERLIN BOND RLS SUPPORT
G. C. WALLACE, INC.	70 -G-9-1361	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS NON STNDRD PVMT WVR -PRV ST
G. C. WALLACE, INC.	70 -G-9-1326	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 ZNE EXT P-C2-1,C2-2,C2-3&E
G. C. WALLACE, INC.	70 -G-9-1246	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PCL P PERIMETER WALL DSN
G. C. WALLACE, INC.	70 -G-9-1240	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A DRY UTILITY COORDINATION
G. C. WALLACE, INC.	70 -G-9-1238	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 DEV CHART & EXHIBITS-2007
G. C. WALLACE, INC.	70 -G-9-1236	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-H,I,L EARTHWORK ANALYSIS
G. C. WALLACE, INC.	70 -G-9-1306	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-I PRIVATE ST DSN
G. C. WALLACE, INC.	70 -G-9-1305	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W PV CNT-PH2 DRY UTIL COOR
G. C. WALLACE, INC.	70 -G-9-1328	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 COLORED DEVELOPMENT PLAN
G. C. WALLACE, INC.	70 -G-9-1327	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 FLM/TCD/LOOP LN
G. C. WALLACE, INC.	70 -G-9-1294	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-LMN TEMP FIRE HYDRANT
G. C. WALLACE, INC.	70 -G-9-1340	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18-GRNT RDG GRD HSE UTIL COOR
G. C. WALLACE, INC.	70 -G-9-1387	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14BNCI-REV DSN-ADD IRR WTRMTR
G. C. WALLACE, INC.	70 -G-9-1025	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 MASS GRADING PLAN
G. C. WALLACE, INC.	70 -G-9-1291	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- CELLULAR SITE COORD - 003
G. C. WALLACE, INC.	70 -G-9-1174	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 BUS TRANSIT CTR PRELIM ENG
G. C. WALLACE, INC.	70 -G-9-1103	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1102	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 TORTOISE FEE MAP
G. C. WALLACE, INC.	70 -G-9-1114	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PRELIM ENGR & PLNG SUPPORT
G. C. WALLACE, INC.	70 -G-9-1112	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1083	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 DRY UTILITY MASTER PLAN
G. C. WALLACE, INC.	70 -G-9-1101	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 COLORED DEVELOPMENT PLAN
G. C. WALLACE, INC.	70 -G-9-1210	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 DEVELPMENT CHART & EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1209	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16P-D,LMN&OPQ STOCK PILE PMTS
G. C. WALLACE, INC.	70 -G-9-1100	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W SMLN CNTR DRY UTIL COOR
G. C. WALLACE, INC.	70 -G-9-1399	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1285	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W STREET Y IMPROVEMENTS

9

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1092	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 DEV CHART & EXHIBITS-2007
G. C. WALLACE, INC.	70 -G-9-1430	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS CAPITAL EXPENDITURE EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1429	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V7 PARCEL MAP FOR SCNA BLDG
G. C. WALLACE, INC.	70 -G-9-1428	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-DEVELOPMENT AGR UPDATE-010
G. C. WALLACE, INC.	70 -G-9-1136	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-A HI-LOT PUMP STATION
G. C. WALLACE, INC.	70 -G-9-1131	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A PARCEL MAP FOR RED RANCH
G. C. WALLACE, INC.	70 -G-9-1284	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H SPINE ROAD DESIGN
G. C. WALLACE, INC.	70 -G-9-1105	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - CHLSTN/INDGO TS WARNT ANAL/DSN
G. C. WALLACE, INC.	70 -G-9-1104	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14A BUILDER REVIEW
G. C. WALLACE, INC.	70 -G-9-1051	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- RESIDENTIAL BLDR RVW - 006
G. C. WALLACE, INC.	70 -G-9-1191	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 COLORED DEV PLAN
G. C. WALLACE, INC.	70 -G-9-1029	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-U MAINTENANCE YARD
G. C. WALLACE, INC.	70 -G-9-1099	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1269	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 RESIDENTIAL DSN CRITERIA
G. C. WALLACE, INC.	70 -G-9-1338	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS CELLULAR SITE BASE MAP
G. C. WALLACE, INC.	70 -G-9-1371	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1167	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 - TRAFFIC STUDY UPDATE
G. C. WALLACE, INC.	70 -G-9-1028	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 RESIDENTIAL DESIGN REVIEW
G. C. WALLACE, INC.	70 -G-9-1140	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 STORM DRAIN - DESIGN
G. C. WALLACE, INC.	70 -G-9-1130	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TRFC MITIGATE FEE AGR - 004
G. C. WALLACE, INC.	70 -G-9-1076	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 PARCEL PACKAGES
G. C. WALLACE, INC.	70 -G-9-1322	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H DISCOVERY DR REVISE
G. C. WALLACE, INC.	70 -G-9-1075	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A LANDCAPE COORDINATION
G. C. WALLACE, INC.	70 -G-9-1036	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-SD V17 RCB C3 - 303
G. C. WALLACE, INC.	70 -G-9-1110	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A P-4 7-ACRE SITE PRELM ENG
G. C. WALLACE, INC.	70 -G-9-1007	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 RESIDENTIAL BUILDER REVIEW
G. C. WALLACE, INC.	70 -G-9-1270	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1008	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 RESIDENTIAL BUILDER REVIEW
G. C. WALLACE, INC.	70 -G-9-1267	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- TOTAL EST REG’L COST - 001
G. C. WALLACE, INC.	70 -G-9-1266	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT

10

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1295	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 UTILITY MASTER PLAN
G. C. WALLACE, INC.	70 -G-9-1395	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-I PRELIM ENG & PLNG SUPP
G. C. WALLACE, INC.	70 -G-9-1394	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15 SID 132/36 P1 STRM DRN REV
G. C. WALLACE, INC.	70 -G-9-1393	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 CHLSTN/DFH/TS WRNT STD/DSN
G. C. WALLACE, INC.	70 -G-9-1068	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A PRELIM PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1279	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- UPDATE THHC CONF EXH - 007
G. C. WALLACE, INC.	70 -G-9-1071	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15-18 SID PRELIM ENG COST EST
G. C. WALLACE, INC.	70 -G-9-1386	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 CP-1/NP-1 DRY UTIL COORD
G. C. WALLACE, INC.	70 -G-9-1292	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13W PAVLN CNR DR PH2 DSN ENGR
G. C. WALLACE, INC.	70 -G-9-1277	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 RETAIL CENTER PLNG SUPPORT
G. C. WALLACE, INC.	70 -G-9-1108	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SSR V16 SID PRELIM ENGR RPT
G. C. WALLACE, INC.	70 -G-9-1247	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A, PCL 3&4 ZONING EXTENSION
G. C. WALLACE, INC.	70 -G-9-1129	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A DEVELOPMENT PLAN
G. C. WALLACE, INC.	70 -G-9-1119	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS BOND EXTENSIONS
G. C. WALLACE, INC.	70 -G-9-1176	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS MASTER DRY UTILITY COORD
G. C. WALLACE, INC.	70 -G-9-1416	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A RC WLLY TRK ACC RD DESIGN
G. C. WALLACE, INC.	70 -G-9-1193	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 BUILDER COORDINATION
G. C. WALLACE, INC.	70 -G-9-1194	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 REVISE PHS 4B2 IMPRVMNTS
G. C. WALLACE, INC.	70 -G-9-1195	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 TORTOISE FEE MAP
G. C. WALLACE, INC.	70 -G-9-1126	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 RESIDENTIAL DESIGN CRITERA
G. C. WALLACE, INC.	70 -G-9-1272	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-A CL LNDSCP DSN COORD
G. C. WALLACE, INC.	70 -G-9-1422	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS SID EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1392	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1245	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 SGMNT PARK PRELIM ENGR
G. C. WALLACE, INC.	70 -G-9-1003	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 SID PREPARATION
G. C. WALLACE, INC.	70 -G-9-1002	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-SD V17 RCB C5/C7 - 302
G. C. WALLACE, INC.	70 -G-9-1055	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 SID 128 COORDINATION
G. C. WALLACE, INC.	70 -G-9-1255	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- MISC THHC EXHIBITS - 004
G. C. WALLACE, INC.	70 -G-9-1415	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B NCI-REV DSN-DEL DRP INLET

11

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1414	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-F LANDSCAPE DSN COORD
G. C. WALLACE, INC.	70 -G-9-1413	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A P-4 VACATIONS
G. C. WALLACE, INC.	70 -G-9-1259	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 DEVELPMNT CHART & EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1125	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 SPRUCE GOOSE DESIGN
G. C. WALLACE, INC.	70 -G-9-1440	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS REGIONAL COST SUPPORT SVCS
G. C. WALLACE, INC.	70 -G-9-1107	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-TS TCD/DSRT PRIMROSE - 351
G. C. WALLACE, INC.	70 -G-9-1434	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A P-1 PERIMETER WALL DESIGN
G. C. WALLACE, INC.	70 -G-9-1216	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 SPRINT REMOTE PADS
G. C. WALLACE, INC.	70 -G-9-1437	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-CREATE MORE HTE #S - 210
G. C. WALLACE, INC.	70 -G-9-1318	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A ENGR CRITERIA PLAN
G. C. WALLACE, INC.	70 -G-9-1317	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 FINAL MAP & TOPO CONTROL
G. C. WALLACE, INC.	70 -G-9-1080	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1166	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1417	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS VILLAGE DIRECT TIC COST EST
G. C. WALLACE, INC.	70 -G-9-1439	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 -P-X GRIF PK DR MEDIAN REV
G. C. WALLACE, INC.	70 -G-9-1296	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-WATER DVLPMNT PROJECTN -011
G. C. WALLACE, INC.	70 -G-9-1282	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 DRY UTILITY COORDINATION
G. C. WALLACE, INC.	70 -G-9-1281	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 MESA PARK DR EXTENSN DSN
G. C. WALLACE, INC.	70 -G-9-1382	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13W PRELIM GRADING-ENGR
G. C. WALLACE, INC.	70 -G-9-1381	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 HAUL RD UTIL CORR REVISION
G. C. WALLACE, INC.	70 -G-9-1380	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- MASTER NPCO COORD - 002
G. C. WALLACE, INC.	70 -G-9-1378	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-EJK PROP TRNSFR LGL DESC
G. C. WALLACE, INC.	70 -G-9-1375	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A PRELIM PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1198	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 PRELIM ENG PLNG SUPPORT
G. C. WALLACE, INC.	70 -G-9-1197	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 RESTART UTILITY COORD
G. C. WALLACE, INC.	70 -G-9-1438	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PAV CTR REV ST LGHT DESIGN
G. C. WALLACE, INC.	70 -G-9-1352	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-EJK/ES-1 PER WALL DSN
G. C. WALLACE, INC.	70 -G-9-1065	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18-P-J/K CL ENGR SERVICES
G. C. WALLACE, INC.	70 -G-9-1063	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 NPC SUBSTATION #2 ENGR
G. C. WALLACE, INC.	70 -G-9-1213	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 P-X ENGR CRTRIA PLAN REVSN

12

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1274	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- DEV PROGRESS SUMMARY - 005
G. C. WALLACE, INC.	70 -G-9-1347	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 DRY UTILITY EVAL COORD
G. C. WALLACE, INC.	70 -G-9-1147	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - MAJOR PROJECTS TEAM MEETINGS
G. C. WALLACE, INC.	70 -G-9-1404	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - TCD(WEST SIDE) RGHT WY DEDICTN
G. C. WALLACE, INC.	70 -G-9-1351	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A CREATE 3 NEW PARCELS
G. C. WALLACE, INC.	70 -G-9-1258	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 ENGINEERING CRITERIA PLAN
G. C. WALLACE, INC.	70 -G-9-1444	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PAV CTR DR IRRIGATION REV
G. C. WALLACE, INC.	70 -G-9-1004	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-3090 WL V17 - 103-204
G. C. WALLACE, INC.	70 -G-9-1433	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 FLAM RD IRR METERS ENG SUP
G. C. WALLACE, INC.	70 -G-9-1405	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PRK CTR DR ST NAME CHANGE
G. C. WALLACE, INC.	70 -G-9-1406	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-EJK &ES-1 INT WALL DSN
G. C. WALLACE, INC.	70 -G-9-1212	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 IMPROVEMENTS-DEV SUPPORT
G. C. WALLACE, INC.	70 -G-9-1228	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1157	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1263	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-RED ROCK DSN COORD - 006
G. C. WALLACE, INC.	70 -G-9-1353	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V20 CP-1 PARK IMP RE-DESIGN
G. C. WALLACE, INC.	70 -G-9-1262	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-VTN/SUNRISE COORD MTG - 003
G. C. WALLACE, INC.	70 -G-9-1369	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 DEVELOPMENT PLAN MODS
G. C. WALLACE, INC.	70 -G-9-1315	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 TRFC STDY BUS TRANSIT CTR
G. C. WALLACE, INC.	70 -G-9-1079	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 SPECIAL STRUCTURES ENGR
G. C. WALLACE, INC.	70 -G-9-1298	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A TRAFFIC STUDY UPDATE
G. C. WALLACE, INC.	70 -G-9-1299	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W PAV CNTR PH2 VAC/DED
G. C. WALLACE, INC.	70 -G-9-1445	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-F&J/K STOCK PILE PERMIT
G. C. WALLACE, INC.	70 -G-9-1426	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13/19 SID 128 EXHIBIT UPDATE
G. C. WALLACE, INC.	70 -G-9-1425	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PARCEL PKG/CRITERIA PLAN
G. C. WALLACE, INC.	70 -G-9-1424	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W LAMADRE MTN DR VACATIONS
G. C. WALLACE, INC.	70 -G-9-1423	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 STREET NAMES
G. C. WALLACE, INC.	70 -G-9-1385	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-G PERIMETER WALL DSN
G. C. WALLACE, INC.	70 -G-9-1278	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-C DRY UTIL COORDINATION
G. C. WALLACE, INC.	70 -G-9-1316	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-SCHEDULE UPDATE - 005

13

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1201	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 REVISE ST IMP F/NP-2 PARK
G. C. WALLACE, INC.	70 -G-9-1146	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 P-X ENG CRITERIA PLN-N2&N3
G. C. WALLACE, INC.	70 -G-9-1314	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14A DRY UTILITY COORDINATION
G. C. WALLACE, INC.	70 -G-9-1408	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 DFH DR DRY UTIL COORD
G. C. WALLACE, INC.	70 -G-9-1366	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-J/K CL LNDSCP DSN COORD
G. C. WALLACE, INC.	70 -G-9-1367	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS- REGL TRAIL SYSTEM MAP -009
G. C. WALLACE, INC.	70 -G-9-1005	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 MASTER ENGINEERING STUDIES
G. C. WALLACE, INC.	70 -G-9-1187	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 INTERIOR RDS LNDSCP DSN CO
G. C. WALLACE, INC.	70 -G-9-1088	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 RES BLDR REV
G. C. WALLACE, INC.	70 -G-9-1310	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13W P-X LFTM FTNS REC OF SVY
G. C. WALLACE, INC.	70 -G-9-1383	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 WEST EARLY GRADING WAIVER
G. C. WALLACE, INC.	70 -G-9-1196	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-L,M,&N FL DRY UTIL COORD
G. C. WALLACE, INC.	70 -G-9-1329	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 CP-1 PARK PRELIM ENG & DSN
G. C. WALLACE, INC.	70 -G-9-1324	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W PAV CNT DR SEWER UPDATE
G. C. WALLACE, INC.	70 -G-9-1060	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SN-HILLPOINT/LAKE MEAD TS STDY
G. C. WALLACE, INC.	70 -G-9-1253	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1350	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PROM PTE MKTG MAP EXHIBIT
G. C. WALLACE, INC.	70 -G-9-1250	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-WESTERN BLTWY CIRCUITS -510
G. C. WALLACE, INC.	70 -G-9-1283	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18CER OF AMEND/DRAINAGE STUDY
G. C. WALLACE, INC.	70 -G-9-1254	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V7 AMEND FINAL MAP-TRAILS PARK
G. C. WALLACE, INC.	70 -G-9-1124	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 SITE VISIBILITY RESTRICTNS
G. C. WALLACE, INC.	70 -G-9-989	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V17 INTERIOR STREET IMP DESIGN
G. C. WALLACE, INC.	70 -G-9-1192	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 LADERA DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1066	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 LANDSCAPE DESIGN COORD
G. C. WALLACE, INC.	70 -G-9-1118	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-MNO FL ENGR SERV
G. C. WALLACE, INC.	70 -G-9-1330	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 PHS 4A-B1 RECORD DWGS
G. C. WALLACE, INC.	70 -G-9-1217	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W REVISD DEV PLAN (ZONING)
G. C. WALLACE, INC.	70 -G-9-1188	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-ST DRN POLLUTE PREV - 013
G. C. WALLACE, INC.	70 -G-9-1189	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 RESTART PHS 5BCD IMPRVMNTS

14

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	70 -G-9-1312	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS DEVELOPMENT PROGRESS MAP
G. C. WALLACE, INC.	70 -G-9-1311	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-LMN BOUNDRY LINE ADJUST
G. C. WALLACE, INC.	70 -G-9-1345	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 PARCEL C-2 PARCEL MAP
G. C. WALLACE, INC.	70 -G-9-1117	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H&I LNDSCP/IRRIG COOR
G. C. WALLACE, INC.	70 -G-9-1183	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H REC SRVY/LEGL DES
G. C. WALLACE, INC.	70 -G-9-1162	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V14B P-G/H DRY UTILITY COORD
G. C. WALLACE, INC.	70 -G-9-1230	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 P-WS2 ENGR CRITERIA PLAN
G. C. WALLACE, INC.	70 -G-9-1160	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 W RED ROCK STN COOR SVCS
G. C. WALLACE, INC.	70 -G-9-1165	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1127	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A PRELIM PLANNING SUPPORT
G. C. WALLACE, INC.	70 -G-9-1161	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-3090 WL V17 DESIGN - 101
G. C. WALLACE, INC.	70 -G-9-1182	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 CLUB RIDGES ENGR DSN
G. C. WALLACE, INC.	70 -G-9-1242	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V13 PRELIM ENGR PLANNING SUPPT
G. C. WALLACE, INC.	70 -G-9-993	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - DO NOT USE - SEE BRENDA
G. C. WALLACE, INC.	70 -G-9-1047	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 P-I PERIMETER WALL DESIGN
G. C. WALLACE, INC.	70 -G-9-1042	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	70 -G-9-1234	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS FIBER OPTIC DESIGN REVIEW
G. C. WALLACE, INC.	70 -G-9-1000	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16 PLANNING TASKS
G. C. WALLACE, INC.	70 -G-9-1151	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19 DEVELOPER SUPPORT
G. C. WALLACE, INC.	70 -G-9-1249	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V19/20 CHLSTN MEDIAN REVISE
G. C. WALLACE, INC.	70 -G-9-1158	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V15A RESIDENTIAL BUILDER REVW
G. C. WALLACE, INC.	70 -G-9-1009	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V16A ROAD STREET EXTENSIONS
G. C. WALLACE, INC.	70 -G-9-1348	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - V18 SPRINT REMOTE PADS
G. C. WALLACE, INC.	84 -G-9-1335	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	84 -G-9-1034	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
G. C. WALLACE, INC.	69 -G-9-1418	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 NP-1 PARK PHS 2 IMPRVMNT
G. C. WALLACE, INC.	69 -G-9-1336	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3550 V23B 24-INCH WL - 216
G. C. WALLACE, INC.	69 -G-9-1333	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW CELLULAR SITE BASE MAP
G. C. WALLACE, INC.	69 -G-9-988	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3665 RESERVOIR DSN -108-208
G. C. WALLACE, INC.	69 -G-9-1190	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-NPCO FAR HILLS - 010
G. C. WALLACE, INC.	69 -G-9-1432	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B U2 IMPROVEMENT DESIGN

15

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1407	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-LVVWD COORDINATN MTGS - 002
G. C. WALLACE, INC.	69 -G-9-1143	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 RESIDENTL DESIGN CRITERIA
G. C. WALLACE, INC.	69 -G-9-1207	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 TENTATIVE MAP
G. C. WALLACE, INC.	69 -G-9-1373	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 KNGWD PH2 INT WALL DIAGRAM
G. C. WALLACE, INC.	69 -G-9-1208	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 A/B DEV CHART & EXHIBIT
G. C. WALLACE, INC.	69 -G-9-1297	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 MASTER STREETLIGHT PLAN
G. C. WALLACE, INC.	69 -G-9-1320	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 P-A DRY UTIL COORD
G. C. WALLACE, INC.	69 -G-9-990	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 PLANNING TASKS
G. C. WALLACE, INC.	69 -G-9-1150	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-DEVELOPMENT PROJECTN — 003
G. C. WALLACE, INC.	69 -G-9-1011	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3665 WL DESIGN - 204-205
G. C. WALLACE, INC.	69 -G-9-1078	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SID 808 FORMATION V20
G. C. WALLACE, INC.	69 -G-9-1159	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW LVVWD COORDINATION
G. C. WALLACE, INC.	69 -G-9-1256	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- MISC THHC EXHIBITS - 004
G. C. WALLACE, INC.	69 -G-9-1346	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 CRITERIA PLAN
G. C. WALLACE, INC.	69 -G-9-1040	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V22 LAKE MEAD IMP (DFH/BLTWAY)
G. C. WALLACE, INC.	69 -G-9-1229	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 PRELIM ENGR SUPPORT
G. C. WALLACE, INC.	69 -G-9-1427	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW SID EXHIBIT
G. C. WALLACE, INC.	69 -G-9-1039	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 SID FORMATION
G. C. WALLACE, INC.	69 -G-9-1215	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B INTR RD GRD ENG DSN
G. C. WALLACE, INC.	69 -G-9-1214	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 DEVELPMNT CHART & EXHIBIT
G. C. WALLACE, INC.	69 -G-9-1402	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 PRELIM PLANNING SUPPORT
G. C. WALLACE, INC.	69 -G-9-1048	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-V24 ONLY US WATER CHNL -314
G. C. WALLACE, INC.	69 -G-9-1139	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A RES BLDR REV
G. C. WALLACE, INC.	69 -G-9-1321	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 SURVEY AS-BUILTS
G. C. WALLACE, INC.	69 -G-9-992	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-W/X UNIT 1 ENG SERVICES
G. C. WALLACE, INC.	69 -G-9-1421	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B DRY UTILITY MASTER PLAN
G. C. WALLACE, INC.	69 -G-9-1273	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - RESIDENTIAL PLOT PLAN REVIEWS
G. C. WALLACE, INC.	69 -G-9-1401	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-X STOCKPILE
G. C. WALLACE, INC.	69 -G-9-1307	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 MASTER DRY UTILITY PLAN
G. C. WALLACE, INC.	69 -G-9-1308	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW DET BASIN #5 ACTIONPLAN
G. C. WALLACE, INC.	69 -G-9-1419	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3665 WL DISCHARGE - 214
G. C. WALLACE, INC.	69 -G-9-1223	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 SPRINT REMOTE PADS

16

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1420	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20/23ACHL/DFH TS WRNT STD/DSN
G. C. WALLACE, INC.	69 -G-9-1374	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 P-A INT RET WALL DESIGN
G. C. WALLACE, INC.	69 -G-9-1391	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 DRY UTILITY COORDINATION
G. C. WALLACE, INC.	69 -G-9-1337	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 P-E,F&G DRY UTIL COORD
G. C. WALLACE, INC.	69 -G-9-1376	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SUMLN PKWY EXP ENG SUPPORT
G. C. WALLACE, INC.	69 -G-9-1377	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 CHLSTN NPCO/CALICO BASIN
G. C. WALLACE, INC.	69 -G-9-1379	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- MASTER NPCO COORD - 002
G. C. WALLACE, INC.	69 -G-9-991	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B COLLECTOR RD IMPRVMNT DSN
G. C. WALLACE, INC.	69 -G-9-1354	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3550 ZONE PIPELINE DESIGN
G. C. WALLACE, INC.	69 -G-9-1349	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A P-J DRY UTIL COORD
G. C. WALLACE, INC.	69 -G-9-1116	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B PRELIM ENG PL
G. C. WALLACE, INC.	69 -G-9-1271	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 ENGINEERING DESIGN
G. C. WALLACE, INC.	69 -G-9-1303	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 PARCEL MAP
G. C. WALLACE, INC.	69 -G-9-1362	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW COMMERCIAL BLDR REV
G. C. WALLACE, INC.	69 -G-9-1342	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW HEIRS RVW CMTTEE EXHIBITS
G. C. WALLACE, INC.	69 -G-9-1280	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- UPDATE THHC CONF EXH - 007
G. C. WALLACE, INC.	69 -G-9-1436	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-TS ALTA/PRK VISTA - 251
G. C. WALLACE, INC.	69 -G-9-998	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3435 WL V21/22 DSN -111-212
G. C. WALLACE, INC.	69 -G-9-1252	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 U1 PRCL SWR/SD INTERCONNCT
G. C. WALLACE, INC.	69 -G-9-1218	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 RES BLDR REV
G. C. WALLACE, INC.	69 -G-9-1390	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A U-2 DRY UTIL COORD
G. C. WALLACE, INC.	69 -G-9-1221	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW PROJECT EXP SHREADSHEET
G. C. WALLACE, INC.	69 -G-9-1111	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V23/25 RCB/RCP R9/10-308
G. C. WALLACE, INC.	69 -G-9-1411	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-COUNTY COORD MTGS - 012
G. C. WALLACE, INC.	69 -G-9-1431	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW CAPITAL EXPENDITURE EXHIBIT
G. C. WALLACE, INC.	69 -G-9-1049	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 DRY UTILITY COORDINATION
G. C. WALLACE, INC.	69 -G-9-1396	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW LTL RED ROCKS PRESER SURVEY
G. C. WALLACE, INC.	69 -G-9-1412	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3665 WL V23B - 214
G. C. WALLACE, INC.	69 -G-9-1054	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 LANDSCAPE DESIGN COORD
G. C. WALLACE, INC.	69 -G-9-1237	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20/19 CHLSTN MEDIAN REVISE

17

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1219	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V26 PRELIMINARY ENG SUPPORT
G. C. WALLACE, INC.	69 -G-9-1289	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- CELLULAR SITE COOD - 003
G. C. WALLACE, INC.	69 -G-9-1178	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 EXHIBIT W/DEVLPR PARCELS
G. C. WALLACE, INC.	69 -G-9-1177	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3665 ZONE PUMP STA CSN ADM SUP
G. C. WALLACE, INC.	69 -G-9-995	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-OPQR UNIT 3 ENG SVCS
G. C. WALLACE, INC.	69 -G-9-994	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-OPQR UNIT 2 ENG SVCS
G. C. WALLACE, INC.	69 -G-9-1027	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A ALTA (DFH/SV) ENGR DSN
G. C. WALLACE, INC.	69 -G-9-1024	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 PLATTING & MAPPING
G. C. WALLACE, INC.	69 -G-9-1023	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3205 RESERVOIR EXPN CNS ADM
G. C. WALLACE, INC.	69 -G-9-1319	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 MASTER STREETLIGHT PLAN
G. C. WALLACE, INC.	69 -G-9-1443	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW REGIONAL BELTWAY BASE MAP
G. C. WALLACE, INC.	69 -G-9-1050	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-V24/31 US WTR CHNL - 313
G. C. WALLACE, INC.	69 -G-9-1052	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V22 RCP P1 - 310
G. C. WALLACE, INC.	69 -G-9-1164	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 ALTA - LANDSCAPE COORD
G. C. WALLACE, INC.	69 -G-9-1286	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 GEOTECH COORDINATION
G. C. WALLACE, INC.	69 -G-9-1019	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A FL P-L ENGINEERING
G. C. WALLACE, INC.	69 -G-9-1409	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW VILLAGE DIRECT TIC COST EST
G. C. WALLACE, INC.	69 -G-9-1290	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 TORTOISE FEE MAP SUPPORT
G. C. WALLACE, INC.	69 -G-9-1302	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A CHLSTN BLVD N/S LNDS DSN
G. C. WALLACE, INC.	69 -G-9-1370	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 TORTOISE FEE MAP
G. C. WALLACE, INC.	69 -G-9-1061	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 ALTA & DSRT FTHL TMP INTER
G. C. WALLACE, INC.	69 -G-9-1062	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B MASTER PLNG ENGR STUDIES
G. C. WALLACE, INC.	69 -G-9-1053	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 MASS GRADE / LOTTING STUDY
G. C. WALLACE, INC.	69 -G-9-1056	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21/22 SID PROJECT SETUP
G. C. WALLACE, INC.	69 -G-9-1057	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER WATER PLAN - 006
G. C. WALLACE, INC.	69 -G-9-1241	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-CLV COORDINATION MTGS - 001
G. C. WALLACE, INC.	69 -G-9-1248	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 RGH GRD ENGR DESIGN
G. C. WALLACE, INC.	69 -G-9-1026	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 DRY UTILITY COORDINATION

18

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1372	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3550 ZONE WATER MAIN PRLIM ENG
G. C. WALLACE, INC.	69 -G-9-999	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-OPQR UNIT 1 ENG SVCS
G. C. WALLACE, INC.	69 -G-9-1268	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- TOTAL EST REG’L COST - 001
G. C. WALLACE, INC.	69 -G-9-1109	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 P-M/N DRY UTILITY COORD
G. C. WALLACE, INC.	69 -G-9-1397	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V26 PULTE PARCEL MAP
G. C. WALLACE, INC.	69 -G-9-1030	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER TRAFFIC STUDY - 008
G. C. WALLACE, INC.	69 -G-9-1072	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20/23B DFH(ALTA/FH) IMP PLANS
G. C. WALLACE, INC.	69 -G-9-1038	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 NP-1 PARK DESIGN
G. C. WALLACE, INC.	69 -G-9-1037	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - S2-3550 WL DESIGN - 102-206
G. C. WALLACE, INC.	69 -G-9-1035	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V22/27 DFH RCB R18 - 309
G. C. WALLACE, INC.	69 -G-9-1163	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 SKY VISTA DESIGN
G. C. WALLACE, INC.	69 -G-9-1073	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 FL P-A/B ENGINEERING SVCS
G. C. WALLACE, INC.	69 -G-9-1017	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B FAR HILLS IMPRVMNT DSN
G. C. WALLACE, INC.	69 -G-9-1077	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 MASTER ENGR STUDIES
G. C. WALLACE, INC.	69 -G-9-1018	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B U1&2 IMPROVEMENT DESIGN
G. C. WALLACE, INC.	69 -G-9-1199	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - XX-SW 2008 REGIONAL COST BOOK
G. C. WALLACE, INC.	69 -G-9-1128	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- RESIDENTIAL BLDR RVW - 006
G. C. WALLACE, INC.	69 -G-9-1441	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW PARK MASTER PLAN EXHIBIT
G. C. WALLACE, INC.	69 -G-9-1094	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V22 LK MEAD DRY UTIL COORDNTN
G. C. WALLACE, INC.	69 -G-9-1206	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW SUMMERLIN BOND RLS SUPPORT
G. C. WALLACE, INC.	69 -G-9-1173	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-ST DRN POLLUTE PREVNT -013
G. C. WALLACE, INC.	69 -G-9-1171	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-DESERT FOOTHILLS - 230-501
G. C. WALLACE, INC.	69 -G-9-1170	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER SEWER UPDATE - 005
G. C. WALLACE, INC.	69 -G-9-1169	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3665 ZONE PRV RECD DRWNGS
G. C. WALLACE, INC.	69 -G-9-1168	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 DEV PLAN / ZONING PLAN
G. C. WALLACE, INC.	69 -G-9-1014	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3665 WL IN/OUT DSN -109-209
G. C. WALLACE, INC.	69 -G-9-1251	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-UV PRELIM ENGR SERVICES
G. C. WALLACE, INC.	69 -G-9-1074	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 P-B UNIT 1 PERIMETER WALLS

19

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1098	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 FINAL PAVEMENT OVERLAY
G. C. WALLACE, INC.	69 -G-9-1001	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 P-W/X UNIT 2 ENG SERVICES
G. C. WALLACE, INC.	69 -G-9-1211	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3435 WL V22/26 DESIGN - 213
G. C. WALLACE, INC.	69 -G-9-1085	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 DEVELOPER SUPPORT
G. C. WALLACE, INC.	69 -G-9-1041	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 P-MN INT WALL PLANS
G. C. WALLACE, INC.	69 -G-9-1043	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER PLAN DRAINAGE STUDY
G. C. WALLACE, INC.	69 -G-9-1044	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21/22 PRELIMINARY PLANNING
G. C. WALLACE, INC.	69 -G-9-1045	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B P-W/X ENGR OVERVIEW
G. C. WALLACE, INC.	69 -G-9-1016	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B FL P-OPQR ENGR SERVICES
G. C. WALLACE, INC.	69 -G-9-1022	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V21/25 DFH RCB R17B -307
G. C. WALLACE, INC.	69 -G-9-1015	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B SID FORMATION SUPPORT
G. C. WALLACE, INC.	69 -G-9-1325	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A/B ALTA DRY UTIL COORD
G. C. WALLACE, INC.	69 -G-9-1093	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 ALTA/CP-1 PK MED ISL DSN
G. C. WALLACE, INC.	69 -G-9-1323	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 DEVELOPER SUPPORT
G. C. WALLACE, INC.	69 -G-9-1021	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 SID FORMATION
G. C. WALLACE, INC.	69 -G-9-1020	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD BROWNSTONE DVRSN-305-306
G. C. WALLACE, INC.	69 -G-9-1287	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A U-1 LS DSN COORDINATION
G. C. WALLACE, INC.	69 -G-9-1149	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW FAR HLS SUBSTN/POLE LINE
G. C. WALLACE, INC.	69 -G-9-1064	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 PARCEL PACKAGES
G. C. WALLACE, INC.	69 -G-9-1006	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 P-MN PERIMETER WALL DESIGN
G. C. WALLACE, INC.	69 -G-9-1384	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 P-A PERIMETER WALL DESIGN
G. C. WALLACE, INC.	69 -G-9-1046	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER PLAN UPDATE - 004
G. C. WALLACE, INC.	69 -G-9-1010	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V25/27 DETN BASN-311-312
G. C. WALLACE, INC.	69 -G-9-1309	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW DEVELOPMENT PROGRESS MAP
G. C. WALLACE, INC.	69 -G-9-1244	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 ENGINEERING DESIGN
G. C. WALLACE, INC.	69 -G-9-1288	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SCHEDULE UPDATES - 009
G. C. WALLACE, INC.	69 -G-9-1339	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW REGIONAL COST SUPPORT SVCS
G. C. WALLACE, INC.	69 -G-9-1132	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V21/25 R17AB RCB-303-304
G. C. WALLACE, INC.	69 -G-9-1389	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-MASTER DRAINAGE STUDY - 007

20

Counterparty	Schedule ID	Entity Name	Description
G. C. WALLACE, INC.	69 -G-9-1144	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 P-B UNIT 1 INTERIOR WALLS
G. C. WALLACE, INC.	69 -G-9-1142	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-CC WESTERN BELTWAY COORD
G. C. WALLACE, INC.	69 -G-9-1070	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW MSTER DRY UTIL-TRNSFRMR CIR
G. C. WALLACE, INC.	69 -G-9-1275	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- DEV PROGRESS SUMMARY - 005
G. C. WALLACE, INC.	69 -G-9-1086	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-SD V24 RCB DESIGN - 301-302
G. C. WALLACE, INC.	69 -G-9-1235	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW FIBER OPTIC DESIGN REVIEW
G. C. WALLACE, INC.	69 -G-9-1232	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B PLNG SUP TENTATIVE MAP
G. C. WALLACE, INC.	69 -G-9-1239	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - RESIDENTIAL PLOT PLAN REVIEWS
G. C. WALLACE, INC.	69 -G-9-1135	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 ALTA - PEDST UNDERPASS DSN
G. C. WALLACE, INC.	69 -G-9-1233	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V21 LANDSCAPE DESIGN
G. C. WALLACE, INC.	69 -G-9-1368	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW- REGL TRAIL SYSTEM MAP -009
G. C. WALLACE, INC.	69 -G-9-1398	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 & 19 CHRLSTN NDOT REC DWGS
G. C. WALLACE, INC.	69 -G-9-1355	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - 3665 ZONE PIPE PH1 REC DRWNGS
G. C. WALLACE, INC.	69 -G-9-1365	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A TORTOISE FEE MAP
G. C. WALLACE, INC.	69 -G-9-1031	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 RESIDENTIAL DESIGN REVIEW
G. C. WALLACE, INC.	69 -G-9-1032	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3435 RESERVOIR DSN -210-401
G. C. WALLACE, INC.	69 -G-9-1156	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V20 RESIDENTIAL BUILDER REVIEW
G. C. WALLACE, INC.	69 -G-9-1226	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 SPRINT REMOTE PADS
G. C. WALLACE, INC.	69 -G-9-1145	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-3435 WL V24 DESIGN -101-201
G. C. WALLACE, INC.	69 -G-9-997	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V24 ALTA DRIVE DESIGN
G. C. WALLACE, INC.	69 -G-9-1115	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23B DESERT FOOTHILLS DR IMP
G. C. WALLACE, INC.	69 -G-9-1186	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW -CLV COORDINATION
G. C. WALLACE, INC.	69 -G-9-1152	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23A DEVELOPER SUPPORT
GATSKI COMMERCIAL REAL ESTATE SERVICES	84 -G-9-1450	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT - LEASING OFFICE RENTAL EXPENSE
GEOLABS, INC.	04 -G-9-1458	VICTORIA WARD, LIMITED	Constructware Agreements - ENGINEERING AGREEMENT
GEOLABS, INC.	04 -G-9-1459	VICTORIA WARD, LIMITED	Constructware Agreements - ENGINEERING AGREEMENT
GEORGE REED, INC.	05 -G-9-1461	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT - ELK GROVE PROMENADE-MAJOR ROAD
GEOSCIENCE GROUP INC.	69 -G-9-1462	GGP-MINT HILL L.L.C.	Constructware Agreements - CONTRACTOR AGREEMENT - ROUGH GRADING CONSTRUCTION MAT
German American Capital Corporation	NA	GGPLP, L.L.C.	Guaranty Obligation - Payment - The Boulevard
GGP-NATICK WEST, L.L.C.	29 -G-12-611969	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LICENSE AGREEMENT

21

Counterparty	Schedule ID	Entity Name	Description
GLANVILLE ASSOCIATES	70 -G-9-1467	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-I LS ARCHITECTURAL SVCS
GLANVILLE ASSOCIATES	70 -G-9-1480	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-L PER WALLS/PILSTRS/FNCS
GLANVILLE ASSOCIATES	70 -G-9-1476	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-A LANDSCAPE PLANNING
GLANVILLE ASSOCIATES	70 -G-9-1491	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - SS FLAM/HUAL ENTRY MNMT DSN
GLANVILLE ASSOCIATES	70 -G-9-1470	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1471	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 CONST REVIEW & OBSERVATION
GLANVILLE ASSOCIATES	70 -G-9-1484	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-M,N,O PER WALLS & FENCES
GLANVILLE ASSOCIATES	70 -G-9-1485	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V15&16 FLAMINGO STRSCPE DSN
GLANVILLE ASSOCIATES	70 -G-9-1486	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18A PH5A STREETSCAPE DESIGN
GLANVILLE ASSOCIATES	70 -G-9-1487	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1489	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1465	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 SUMMERLIN CTR STREETSCAPES
GLANVILLE ASSOCIATES	70 -G-9-1468	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 A/B LANDSCAPE PLANNING
GLANVILLE ASSOCIATES	70 -G-9-1478	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1488	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V15A TCD WSTMRK STRTSCP DSN
GLANVILLE ASSOCIATES	70 -G-9-1464	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V19 SAGEMONT PARK RE-DESIGN
GLANVILLE ASSOCIATES	70 -G-9-1490	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 GRTE RDG 5A,B,C-STRTSCAPE
GLANVILLE ASSOCIATES	70 -G-9-1469	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1475	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1473	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - SS - MISC LANDSCAPE PLANNING
GLANVILLE ASSOCIATES	70 -G-9-1479	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1472	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V19 LANDSCAPE PLANNING
GLANVILLE ASSOCIATES	70 -G-9-1483	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - REGIONAL TRAIL PLAN SUPPORT-SS
GLANVILLE ASSOCIATES	70 -G-9-1482	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1481	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	70 -G-9-1477	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLANVILLE ASSOCIATES	69 -G-9-1474	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - REGIONAL TRAIL PLAN SUPPORT-SW
GLANVILLE ASSOCIATES	69 -G-9-1466	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - SW - EF CHRLSTN/W BOUNDARY DSN
GLATTING JACKSON KERCHER ANGLIN, INC	92 -G-9-1492	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
GLIMCHER VENTURES SOUTHWEST, LLC	03 -G-9-1504	PARKE WEST, LLC	Constructware Agreements - CONSULTING AGREEMENT - DEVELOPMENT FEE
GLOBAL STRATEGY GROUP	63 -G-9-1507	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
GLOBAL STRATEGY GROUP	63 -G-9-1506	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
GM ENGINEERING	05 -G-9-1508	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ENGINEERING AGREEMENT - DESIGN, DOCUMENT AND MONITOR I
Goldman Sachs Commericla Mortgage Capital	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP, LP	Guaranty Obligation - Tenant Allowance - Merrick Park
GORDON SPILKER HUBER GEOTECHNICAL CONSL.	92 -G-9-1513	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT

22

Counterparty	Schedule ID	Entity Name	Description
GOROVE-SLADE ASSOCIATES INC	84 -G-9-1518	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
GOTTSCHALKS, INC.	73 -G-6-610420	GGP-REDLANDS MALL, L.P.	Anchor Tenant Lease
GOTTSCHALKS, INC.	73 -G-6-610419	GGP-REDLANDS MALL, L.P.	Anchor Tenant Lease
GOTTSCHALKS, INC.	73 -G-5-628380	GGP-REDLANDS MALL, L.P.	Anchor Tenant Lease
GOTTSCHALKS, INC.	73 -G-5-628379	GGP-REDLANDS MALL, L.P.	Anchor Tenant Lease
GOVERNMENT RELATIONS CONSULTANTS	78 -G-9-1524	GGP LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
GREAT FOREST, INC.	63 -G-9-1529	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
GREAT FOREST, INC.	63 -G-9-1530	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
GREEY PICKETT	70 -G-9-1548	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1551	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1563	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 LOT&SITE PLN/ DSN CRITERIA
GREEY PICKETT	70 -G-9-1565	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1569	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1567	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1547	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V17 LANDSCAPE PLANNING
GREEY PICKETT	70 -G-9-1568	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K CL WALL DESIGN
GREEY PICKETT	70 -G-9-1570	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K LANDSCAPE DESIGN
GREEY PICKETT	70 -G-9-1559	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 P-LMN ENTRY/PARK DESIGN
GREEY PICKETT	70 -G-9-1560	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	70 -G-9-1561	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 P-EJK LANDSCAPE DESIGN
GREEY PICKETT	70 -G-9-1556	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16-CS LTS PK & ENT SITE OBSRV
GREEY PICKETT	69 -G-9-1566	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	69 -G-9-1552	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 P-B SHADOW POINTE LS DSN
GREEY PICKETT	69 -G-9-1549	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23A P-L ENTRY & PARK DESIGN
GREEY PICKETT	69 -G-9-1555	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 LAND PLANNING SERVICES
GREEY PICKETT	69 -G-9-1557	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 P-A FL LANDSCAPE DESIGN
GREEY PICKETT	69 -G-9-1558	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - SW DFH(CHLSTN/FH) LS DESIGN
GREEY PICKETT	69 -G-9-1564	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23A PARK DESIGN
GREEY PICKETT	69 -G-9-1550	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V20 SW ENTRY MONUMENTS DSN
GREEY PICKETT	69 -G-9-1554	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 PH1 LANDSCAPE DESIGN
GREEY PICKETT	69 -G-9-1540	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B-PASEO VILL AMEN LS DSN
GREEY PICKETT	69 -G-9-1545	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT
GREEY PICKETT	69 -G-9-1541	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B STREETSCAPE DESIGN
GREEY PICKETT	69 -G-9-1542	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 NP-1 PARK DESIGN
GREEY PICKETT	69 -G-9-1553	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 LS PLNG/THEME DEVELOPMENT

23

Counterparty	Schedule ID	Entity Name	Description
GREEY PICKETT	69 -G-9-1544	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V24 PH 2 LANDSCAPE DESIGN
GREEY PICKETT	69 -G-9-1562	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B LOT PLANNING & DESIGN
GREEY PICKETT	69 -G-9-1546	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23A P-M/N ENTRY & PARK DESIGN
GREEY PICKETT	69 -G-9-1543	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B P-W/X ENT/COM AREA LS DES
GUARANTEE ELECTRICAL CONSTRUCTION	67 -G-9-1571	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - WORK ORDER
GZA GEOENVIRONMENTAL INC	29 -G-9-1576	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - GEOTECH SERVICES AT EZ STORAGE
HALL PLANNING AND ENGINEERING, INC.	92 -G-9-1583	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
HAMMOND-ADAMSON DESIGN GROUP	39 -G-9-1586	RIVER FALLS MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
HAWK & SONS, INC	54 -G-9-1594	APACHE MALL, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
HAWKINS CONSTRUCTION COMPANY	85 -G-9-1595	CHULA VISTA CENTER, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
HAYLEY MANUFACTURING	63 -G-5-624516	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases
HAYLEY MANUFACTURING	63 -G-6-609558	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements
HCBECK LTD	03 -G-9-1601	PARKE WEST, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
HEYER & ASSOCIATES LLC	04 -G-9-1609	VICTORIA WARD, LIMITED	Constructware Agreements - CONSULTING AGREEMENT
HIGGINS, QUASEBARTH AND PARTNERS,LLC	63 -G-9-1615	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
HIGGINS, QUASEBARTH AND PARTNERS,LLC	63 -G-9-1614	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
HILL, CLARK & ASSOCIATES	70 -G-9-1616	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V16 SPORT PARK DSN & COORD
HIRSCHI MASONRY	70 -G-9-1626	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT
HOLMESTEAD PROPERTIES	29 -G-9-1635	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - AH RENOVATIONS - RELEASES 2-5
HOPKINS REAL ESTATE GROUP	36 -G-9-1638	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - CONSULTING AGREEMENT - HOPKINS - 3RD AMENDEMENT
HOT DOGS DEL MAR, INC.	63 -G-5-624506	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases
HOT DOGS DEL MAR, INC.	63 -G-6-609519	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Licensing Agreements
HOWARD S WRIGHT CONSTRUCTORS LP	05 -G-9-1645	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - SITE IMPROVEMENTS, WET UTILITI
HRP STUDIO	70 -G-9-1651	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V13 STRTSCP DSN & RESORT SITE
HRP STUDIO	70 -G-9-1649	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V11/12 FLD OBSER SVCS
HRP STUDIO	70 -G-9-1650	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V13 P-D STRTSCP & ENTRY LS DSN
HUGHES ASSOCIATES INC	84 -G-9-1665	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT - ..
HYDE CONSULTING SERVICES, LLC	84 -G-9-1667	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT
IMPACT NETWORKING	88 -G-2-590883	LANDMARK MALL L.L.C.	Equipment Leases - MFP LEASE
IMPACT NETWORKING	70 -G-2-590923	PINES MALL PARTNERS	Equipment Leases - MFP LEASE
IMPACT NETWORKING	12 -G-2-590864	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Equipment Leases - MFP LEASE
INTERIOR CONSTRUCTION SPECIALISTS, INC.	10 -G-9-1687	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
INTERTIE	70 -G-9-1690	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT
ISLAND DEMO, INC.	04 -G-9-1691	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
J A CORREIA	29 -G-9-1692	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - SIGNAGE
J KADOWAKI INC	04 -G-9-1693	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT

24

Counterparty	Schedule ID	Entity Name	Description
J S & S, INC	69 -G-9-1695	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONSULTING AGREEMENT - WO-V20 MONUMENTATION/TIE MAP
J.C. PENNEY CORPORATION, INC.	08 -G-5-628070	CENTURY PLAZA L.L.C.	Anchor Tenant Lease
JAMES SANDERS AND ASSOCIATES	63 -G-9-1707	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
JAMES SANDERS AND ASSOCIATES	63 -G-9-1708	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
JAN HIRD POKORNY ASSOCIATES	63 -G-9-1710	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
JAN HIRD POKORNY ASSOCIATES	63 -G-9-1709	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
JOHN E. COPANOS	29 -G-12-611967	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
JOHN H ALSCHULER	63 -G-9-1719	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
JOHN H ALSCHULER	63 -G-9-1718	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT - 2009 LOBBYING AGREEMENT
JOHN H ALSCHULER	63 -G-9-1717	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
JOHN H ALSCHULER	63 -G-9-1716	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
JOHN KOVEOS	29 -G-9-1720	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - SALES CENTER OFFICE EQUIPMENT
JON C COOKE ENTERPRISES	44 -G-9-1726	1201-1281 TOWN CENTER DRIVE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - BSC 9970 & 9980CC BLDG 7 & 8
JON C COOKE ENTERPRISES	49 -G-9-1725	1635 VILLAGE CENTRE CIRCLE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
JOYCE BROS. STORAGE & VAN CO	78 -G-15-612098	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - STORAGE SPACE
JP Morgan Trust	NA	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Guaranty Obligation - Completion - Boise Towne Square
K A INCORPORATED	69 -G-9-1735	GGP-MINT HILL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT - ARCHITECTURAL SERVICES, COMPLE
KACCEL, INC	70 -G-9-1739	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - XX-SEE 18400521-THE FISHEL CO
KARMA HOME ACCENTS	84 -G-9-1750	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
KASIRER CONSULTING, LLC	63 -G-9-1754	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
KASIRER CONSULTING, LLC	63 -G-9-1752	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
KASIRER CONSULTING, LLC	63 -G-9-1751	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT - 2009 LOBBYING AGREEMENT
KASIRER CONSULTING, LLC	63 -G-9-1753	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
KBEECH ENTERPRISE	70 -G-9-1755	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 PH1 SID 151-1A,1B,1C CLOSE
KBEECH ENTERPRISE	70 -G-9-1762	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 PH1 VDO/VCTR SID 151-6
KBEECH ENTERPRISE	70 -G-9-1763	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-MNO VIDEO/VCTR SID132-36
KBEECH ENTERPRISE	70 -G-9-1757	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 PH5D VDO/VCTR SID132-10
KBEECH ENTERPRISE	70 -G-9-1759	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 PH5B VDO/VCTR SID 132-4
KBEECH ENTERPRISE	70 -G-9-1756	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 PH4B VDO/VCTR SID 132-9
KBEECH ENTERPRISE	70 -G-9-1758	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 PH5C VDO/VCTR SID 132-5

25

Counterparty	Schedule ID	Entity Name	Description
KBEECH ENTERPRISE	70 -G-9-1761	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V15A TCD-SID 132 15C & 26C
KBEECH ENTERPRISE	70 -G-9-1760	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 PARCEL-W (SID 128 RELEASE)
KIMLEY-HORN ASSOCIATES, INC.	03 -G-9-1792	PARKE WEST, LLC	Constructware Agreements - ENGINEERING AGREEMENT
KIMLEY-HORN ASSOCIATES, INC.	03 -G-9-1791	PARKE WEST, LLC	Constructware Agreements - ENGINEERING AGREEMENT - GLIMCHER NORTHERN 101
KKE ARCHITECTS	73 -G-9-1794	GGP-REDLANDS MALL, L.P.	Constructware Agreements - ENGINEERING AGREEMENT
KKE ARCHITECTS, INC.	36 -G-9-1795	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT - CD’S FOR REDLANDS PROMENADE
KLEINFELDER, INC.	36 -G-9-1803	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT - 199125 TRANSFER
KORTENHAUS COMMUNICATIONS	29 -G-9-1810	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - PUBLIC RELATIONS SERVICES
KTC HOTEL, LLC	15 -G-12-611897	WEST KENDALL HOLDINGS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE & SALE
KTC HOUSING, LLC	15 -G-12-611896	WEST KENDALL HOLDINGS, LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE & SALE
KUBAT CONSULTING, L L C	70 -G-9-1814	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V13 P-W DESIGN REVIEW
KUBILINS TRANSPORTATION GROUP, INC	69 -G-9-1815	GGP-MINT HILL L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT
LA CANTERA DEVELOPMENT COMPANY	83 -G-11-631663	THE ROUSE COMPANY LP	Loan and Guaranty Agreements - GUARANTY AGREEMENT RE: LA CANTERA RETAIL
LABAR ARCHITECTURE, INC	70 -G-9-1826	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 LANDSCAPE REVIEW
LABAR ARCHITECTURE, INC	70 -G-9-1824	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LABAR ARCHITECTURE, INC	70 -G-9-1828	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LABAR ARCHITECTURE, INC	70 -G-9-1825	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LABAR ARCHITECTURE, INC	70 -G-9-1823	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LABAR ARCHITECTURE, INC	70 -G-9-1827	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-F LS CRITERIA DEV
LAGUARDA LOW ARCHITECTS LLC	05 -G-9-1846	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LAND DESIGN	69 -G-9-1848	GGP-MINT HILL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LAND DESIGN	69 -G-9-1849	GGP-MINT HILL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
LANDSCAPE SERVICES	70 -G-9-1854	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 SAGEMONT STREETSCAPE
LaSalle Bank National Association	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Guaranty - Ala Moana
LEE BREHM CONSULTING	03 -G-9-1876	PARKE WEST, LLC	Constructware Agreements - CONSULTING AGREEMENT
Lehman Ali Inc.	NA	GGP/HOMART, INC.	Guaranty Obligation - Payment - Newpark
Lehman Brothers Bank FSB	NA	GGP LIMITED PARTNERSHIP L.L.C	Guaranty Obligation - Tenant Allowance - Valley Plaza
Lehman Brothers Bank FSB	NA	GGP/HOMART, INC	Guaranty Obligation - Tenant Allowance - Pembroke
Lehman Brothers Bank FSB	NA	GGPLP L.L.C	Guaranty Obligation - Tenant Allowance - Visalia
Lehman Brothers Bank, FSB	NA	GGP/HOMART INC.	Guaranty Obligation - Payment - Vista Ridge
Lehman Brothers Holdings Inc.	NA	GGP/HOMART II L.L.C.	Guaranty Obligation - Tenant Allowance - Stonebriar
LEHMAN C/O WACHOVIA SECURITIES	82 -G-11-631637	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - GUARANTY OF UNFUNDED TENANT ALLOWANCES FOR VISALIA MALL
LEHMAN C/O WACHOVIA SECURITIES	82 -G-11-631636	GGPLP, L.L.C.	Loan and Guaranty Agreements - UNSECURED DEBT - UNFUNDED TENANT ALLOWANCES FOR VALLEY PLAZA MALL (UNDETERMINED AMOUNTS)
LEN H. TEASLEY CONSULTING ENGINEER	05 -G-9-1879	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ENGINEERING AGREEMENT
LOGSDON ARCHITECTS	03 -G-9-1893	PARKE WEST, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
LPA, INC.	05 -G-9-1901	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
M&I EQUIPMENT FINANCE COMPANY	54 -G-14-612602	APACHE MALL, LLC	National Service Agreements - LEASE OF PERSONAL PROPERTY
M&I EQUIPMENT FINANCE COMPANY	77 -G-14-612601	GENERAL GROWTH PROPERTIES, INC.	National Service Agreements - LEASE OF PERSONAL PROPERTY
MARBECC CUSTOM DESIGNS, LLC	62 -G-9-1919	ROUSE-PHOENIX CORPORATE CENTER LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
MARK E BRIGGS	05 -G-9-1929	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONSULTING AGREEMENT
MASONRY GROUP, THE	70 -G-9-1936	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V15 P-1 PERIMETER PH 1&2-IRON

26

Counterparty	Schedule ID	Entity Name	Description
MASONRY GROUP, THE	70 -G-9-1935	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V15 P-1 PER PH 1 & 2 WALLS
MASONRY GROUP, THE	70 -G-9-1937	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 PARCEL P - PERIMETER WALLS
MASONRY GROUP, THE	70 -G-9-1934	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 P-EJK INT/PER WALLS
MATHES BRIERRE ARCHITECTS	98 -G-9-1939	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - ARCHITECTURAL AGREEMENT
MBH ARCHITECTS	73 -G-9-1941	GGP-REDLANDS MALL, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
MC ARCHITECTS INCORPORATED	04 -G-9-1946	VICTORIA WARD, LIMITED	Constructware Agreements - ARCHITECTURAL AGREEMENT
MCINTOSH & MCINTOSH, P.C.	66 -G-9-1954	LOCKPORT L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT
MCNEIL GROUP	92 -G-9-1960	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
MCNEIL GROUP	92 -G-9-1957	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
MCNEIL GROUP	17 -G-9-1955	MAJESTIC PARTNERS-PROVO, LLC	Constructware Agreements - ENGINEERING AGREEMENT - WIGGLY CAR WASH
MCWHIRTER GRADING COMPANY	69 -G-9-1961	GGP-MINT HILL L.L.C.	Constructware Agreements - CONTRACTOR AGREEMENT - MASS GRADING & EROSION CONTROL
MEIOS ACQUISITION LLC	63 -G-9-1962	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
MEIOS ACQUISITION LLC	63 -G-9-1963	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
MENDENHALL SMITH	69 -G-9-1964	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT
Merrick Park, LLC	NA	THE ROUSE COMPANY OPERATING PARTNERSHIP LP	Guaranty Obligation - Master Lease - Village of Merrick Park
Merrill Lynch	NA	GGPLP L.L.C.	Guaranty Obligation - Tenant Guaranty - Stonestown
MERRILL LYNCH C/O MIDLAND LOAN SERVICES, INC	78 -G-11-631651	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - GUARANTY OF PURCHASE OPTION ON GROUND LEASED PARCEL (BURLINGTON)
Merrill Lynch Mortgage Lending INC	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Allowance - Crossroads Center (MN)
Merrill Lynch Mortgage Lending, INC	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - General - Burlington Town Center
Merrill Lynch Mortgage Lending, INC	NA	GGP LIMITED PARTNERSHIP L.L.C	Guaranty Obligation - Tenant Allowance - Mall of Louisiana
Merrill Lynch Mortgage Lending, INC	NA	GGP LIMITED PARTNERSHIP L.L.C	Guaranty Obligation - Tenant Guaranty - Pinnacle Hills
Merrill Lynch Mortgage Lending, INC	NA	GGP/HOMART II LLC	Guaranty Obligation - General - First Colony
Merrill Lynch Mortgage Lending, INC	NA	GGP/HOMART II, L.L.C	Guaranty Obligation - Tenant Guaranty - First Colony
Merrill Lynch Mortgage Lending, Inc.	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Payment - Burlington
MERVYN’S LLC	72 -G-5-628048	BOISE TOWN SQUARE ANCHOR ACQUISITION, LLC	Anchor Tenant Lease
MERVYN’S LLC	19 -G-5-628238	NEWPARK ANCHOR ACQUISITION, LLC	Anchor Tenant Lease
METRO DEVELOPMENT ENTERPRISES, LLC	78 -G-9-1966	GGP LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
Metropolitan Life Insurance Company	NA	GGP/HOMART II, LLC	Guaranty Obligation - Tenant Guaranty - Altamonte Mall
Metropolitan Life Insurance Company (Lender)	NA	THE ROUSE COMPANY LP & COMMINGLED PENSION TRUST FUND (STRATEGIC PROPERTY) OF JPMORGAN CHASE BANK, N.A. & NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM	Guaranty Obligation - Completion - Park Meadows Mall
MILESBRAND INC.	92 -G-9-1984	COTTONWOOD MALL, LLC	Constructware Agreements - CONSULTING AGREEMENT
MILESBRAND INC.	29 -G-9-1985	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - MARKETING CONSULT - BRANDING
MONK LLC	84 -G-9-2008	SUMMERLIN CENTRE, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
Morgan Stanley Mortgage Capital INC	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Tenant Allowance - Beachwood Place
Morgan Stanley Mortgage Capital Inc.	NA	GGPLP, L.L.C.	Guaranty Obligation - Coronado
Morgan Stanley Mortgage Capital Inc.	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Payment - Beachwood Place
Morgan Stanley Mortgage Capital INC. and Teachers Insurance and Annuity Association of America	NA	GGP/HOMART II, LLC	Guaranty Obligation - Tenant Allowance - Alderwood
MUZAK	12 -G-13-614524	ROUSE-ARIZONA RETAIL CENTER LIMITED PARTNERSHIP	Single Mall Service Agreements - MUSIC
MUZAK	63 -G-13-614614	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Single Mall Service Agreements - MUSIC
MUZAK - PHOENIX	03 -G-13-614327	PARKE WEST, LLC	Single Mall Service Agreements - MUZAK MAINTENANCE AGREEMENT

27

Counterparty	Schedule ID	Entity Name	Description
MUZAK - PHOENIX	03 -G-13-614328	PARKE WEST, LLC	Single Mall Service Agreements - MUZAK
MUZAK - SOUTHERN CALIFORNIA	85 -G-13-613845	CHULA VISTA CENTER, LLC	Single Mall Service Agreements - MUSIC SERVICE AGREEMENT
NATIVE RESOURCES, NEVADA	70 -G-9-2049	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-A REVEGETATION
NESTLE WATERS NORTH AMERICA, INC.	78 -G-15-612101	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - WATER COOLERS
NEW CREATION MASONRY	70 -G-9-2051	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-G SCRN RET WALLS/PILSTRS
NEW CREATION MASONRY	69 -G-9-2050	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V20 KNGWD-ADD STUCCO-PRK WALLS
New York Life Insurance Company and Teachers Insurance and Annuity Association of America	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Cumberland
New York Life Insurance Company and Teachers Insurance and Annuity Association of America	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Cumberland
NRF FOUNDATION, INC	78 -G-9-2062	GGP LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
NRF FOUNDATION, INC	78 -G-9-2063	GGP LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
OTIS & AHEARN, INC	29 -G-9-2102	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT
OTIS & AHEARN, INC	29 -G-9-2100	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - SALES AND MARKETING
OTIS & AHEARN, INC	29 -G-9-2099	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT
OTIS & AHEARN, INC	29 -G-9-2101	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT
OWENS GEOTECHNICAL, INC	70 -G-9-2107	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS-GEOTECHNICAL SERVICES 2009
OWENS GEOTECHNICAL, INC	70 -G-9-2105	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS GEOTECHNICAL SERVICES 2008
OWENS GEOTECHNICAL, INC	70 -G-9-2111	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
OWENS GEOTECHNICAL, INC	70 -G-9-2112	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
OWENS GEOTECHNICAL, INC	84 -G-9-2104	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
OWENS GEOTECHNICAL, INC	84 -G-9-2110	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
OWENS GEOTECHNICAL, INC	69 -G-9-2108	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW GEOTECHNICAL SERVICES 2008
OWENS GEOTECHNICAL, INC	69 -G-9-2106	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW GEOTECHNICAL SERVICES
OWENS GEOTECHNICAL, INC	69 -G-9-2109	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - SW-GEOTECHNICAL SERVICES 2009
Pacific Life	NA	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Guaranty Obligation - Completion - Boise Towne Square
PACIFIC TESTING SERVICES INC	04 -G-9-2140	VICTORIA WARD, LIMITED	Constructware Agreements - ENGINEERING AGREEMENT
PALMER ELECTRIC, INC.	70 -G-9-2147	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 SUM CTR (TRIESTE) LS LIGHT
PALMER ELECTRIC, INC.	70 -G-9-2148	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 P-EJK PARK LIGHTING
PALMER ELECTRIC, INC.	70 -G-9-2150	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V16 R&R SL MESA PK 151-1C
PALMER ELECTRIC, INC.	70 -G-9-2142	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 P-EJK/ES-1 STREETLIGHTS
PALMER ELECTRIC, INC.	70 -G-9-2149	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V19 R&R SL ON SAGEMONT
PALMER ELECTRIC, INC.	70 -G-9-2144	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 PAVILION CTR PWR & PHN
PALMER ELECTRIC, INC.	70 -G-9-2146	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 GRNT RG DR PH5BCD LS LGTNG
PALMER ELECTRIC, INC.	70 -G-9-2145	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 MRBL RDG DR PH4B LS LGHTNG
PALMER ELECTRIC, INC.	70 -G-9-2143	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 PAVILION DRIVE STREETLIGHT
PANACEA SERVICES LLP	70 -G-9-2155	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - SS - DUST MONITORING 2009

28

Counterparty	Schedule ID	Entity Name	Description
PANACEA SERVICES LLP	70 -G-9-2151	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - SS - SWPP 2009
PANACEA SERVICES LLP	84 -G-9-2154	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT
PANACEA SERVICES LLP	69 -G-9-2152	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONSULTING AGREEMENT - SW - SWPP 2009
PANACEA SERVICES LLP	69 -G-9-2153	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONSULTING AGREEMENT - SW - DUST MONITORING 2009
PAPE-DAWSON ENGINEERS, INC.	06 -G-9-2157	NORTH STAR ANCHOR ACQUISITION, LLC	Constructware Agreements - ENGINEERING AGREEMENT - AS-BUILT SURVEYING SERVICES
PAPE-DAWSON ENGINEERS, INC.	06 -G-9-2158	NORTH STAR ANCHOR ACQUISITION, LLC	Constructware Agreements - ENGINEERING AGREEMENT - DD, PRELIM, MP DESIGN FOR HOTE
PAR 3 LANDSCAPE & MAINTENANCE, INC.	70 -G-9-2160	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 AZURE CLEANUP&MNTHLY MAINT
PAR 3 LANDSCAPE & MAINTENANCE, INC.	70 -G-9-2162	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 SUMLN CNTR LANDSCAPING
PAR 3 LANDSCAPE & MAINTENANCE, INC.	70 -G-9-2161	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 STRLNG RDG CLEANUP & MAINT
Park Meadows Mall LLC	NA	NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM (NYSTRS)	Guaranty Obligation - Master Lease - Park Meadows
Park Meadows Mall LLC	NA	PENSION TRUST FUND OF JPMORGAN CHASE	Guaranty Obligation - Master Lease - Park Meadows
Park Meadows Mall LLC	NA	THE ROUSE COMPANY LP	Guaranty Obligation - Master Lease - Park Meadows
PARK WEST LANDSCAPE, INC	70 -G-9-2163	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V16 MESA PK CP-1 CLEANUP
PATRICIA LYNCH ASSOCIATES, INC	63 -G-9-2175	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
PATRICIA LYNCH ASSOCIATES, INC	63 -G-9-2176	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
PB AMERICAS, INC.	04 -G-9-2181	VICTORIA WARD, LIMITED	Constructware Agreements - ENGINEERING AGREEMENT
PBS&J (POST BUCKLEY SCHUH & JERNIGAN)	69 -G-9-2188	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - SW 404 PERMIT ENGINEERNG SUPT
PBS&J (POST BUCKLEY SCHUH & JERNIGAN)	15 -G-9-2182	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
PEABODY	29 -G-9-2199	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - COMMON AREA FF&E
PEPCO ENERGY SERVICES, INC.	77 -G-15-629194	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - EXHIBIT TO MASTER ELECTRIC SALES AGREEMENT
PERIDIAN INTERNATIONAL, INC	69 -G-9-2211	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT
PERIDIAN INTERNATIONAL, INC	69 -G-9-2210	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT
PERIDIAN INTERNATIONAL, INC	69 -G-9-2208	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V20 CP-1 PARK PHS 2 DESIGN
PERIDIAN INTERNATIONAL, INC	69 -G-9-2209	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V20 BUILDER REVIEW
PERKOWITZ & RUTH	38 -G-9-2218	RIO WEST L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
PHILIP HABIB & ASSOCIATES	63 -G-9-2221	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ENGINEERING AGREEMENT
PHILIP HABIB & ASSOCIATES	63 -G-9-2222	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ENGINEERING AGREEMENT
PLATT W. DAVIS III, ESQ.	77 -G-15-628725	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - CONTINGENT STOCK AGREEMENT	*
PLATT W. DAVIS, III	70 -G-12-611917	HOWARD HUGHES PROPERTIES, INC. (SUMMERLIN MPC)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - CONTINGENT STOCK AGREEMENT	*
PPS BUSINESS CORPORATION	78 -G-15-612089	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - POSTAL SERVICES
PRESTON PARTNERSHIP LLC, THE	69 -G-9-2230	GGP-MINT HILL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
Principal Life Insurance Company	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Guaranty - Lincolnshire Commons
Principal Life Insurance Company	NA	ROUSE COMPANY LP	Guaranty Obligation - Estoppel - Gateway Overlook
Principal Mutual Life	NA	GGP INC AND GGP LIMITED PARTNERSHIP	Guaranty Obligation - Fraudulent Conveyance - Bellis Fair
PROGRESSIVE ROOFING	95 -G-9-2241	TWO ARIZONA CENTER, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
Prudential Mortgage Capital Company, LLC (Lender)	NA	GGP -TRS L.L.C.	Guaranty Obligation - Alteration - Florence Mall
PURVIS ARCHITECTS	70 -G-9-2244	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT

29

Counterparty	Schedule ID	Entity Name	Description
R & O CONSTRUCTION COMPANY	92 -G-9-2249	COTTONWOOD MALL, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
R B F CONSULTING	70 -G-9-2250	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V16-P-LMN ENGINEERING
R B F CONSULTING	69 -G-9-2251	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONSULTING AGREEMENT
R S SERVICES	69 -G-9-2253	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - SECURITY CSN YARD @ FAR HILLS
REDEVELOPMENT AGENCY OF THE CITY OF REDLANDS	73 -G-12-611987	GGP-REDLANDS MALL, L.P.	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - CONSTRUCTION, OPERATION AND EASEMENT AGREEMENT
REDLAND COMPANY INC., THE	15 -G-9-2280	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - ENGINEERING AGREEMENT
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2297	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - S. SOUTH - NURSERY MANAGEMENT
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2303	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V17-TCD/FLAM WTR MAINLN INSTAL
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2304	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 SECURITY-EJK/LADERA
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2305	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V18 P-L STSC DRAINAGE EASEM
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2300	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 PH1 STSCP AT TUTOR SCHOOL
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2311	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 CHLSTN @ SPRCE GSE-STRTSCP
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2307	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-L FENCING
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2308	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - SS-CLEAN UP CONTRACT
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2309	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V17 TCD LANDSCAPE MAINTENANCE
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2296	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - SS LOT SPINNING
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2295	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 GRNT RDG DR PH5B STRTSCAPE
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2298	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 MBL/GRNT RD PH4B STRTSCPE
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2312	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 SAGEMONT DR STREETSCAPE
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2301	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 EAST P-D STREETSCAPE
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2313	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-S.PARKWAY LANDSCAPE MAINT
REGENCY DESIGN & LANDSCAPING, INC.	70 -G-9-2299	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 FLAMINGO RD STRETSCAPE TCD
REGENCY DESIGN & LANDSCAPING, INC.	69 -G-9-2306	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - SW CLEAN UP
REGENCY DESIGN & LANDSCAPING, INC.	69 -G-9-2294	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - SW LOT SPINNING
REGENCY DESIGN & LANDSCAPING, INC.	69 -G-9-2310	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT
REGENCY DESIGN & LANDSCAPING, INC.	69 -G-9-2302	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V20 PALMILLA STREET IMPROVMNTS
REGENCY DESIGN & LANDSCAPING, INC.	69 -G-9-2314	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - XX-WO-V23A,P-J FNCE & RCK MLCH
REMAX GRAND	31 -G-12-611932	GGP/HOMART, INC. (VOLO LAND)	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LISTING AGREEMENT
RENATA RIBEIERO FRIETAS	29 -G-12-611965	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
RESTREPO CONSULTING GROUP, L L C	70 -G-9-2318	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONSULTING AGREEMENT - V16A RED RANCH DVLPMNT SURVEY
RESUN LEASING	69 -G-9-2319	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONSULTING AGREEMENT - FS #47 TEMP BUILDING
RETAIL STORE CONSTRUCTION INC	03 -G-9-2322	PARKE WEST, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - AULD DUBLINER LL WORK

30

Counterparty	Schedule ID	Entity Name	Description
RGW CONSTRUCTION INC.	05 -G-9-2326	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - WEST STOCKTON T-MAIN
RICHARD AND CYNTHIA MALONEY	29 -G-12-611961	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
RICHARD AND GALE POULSEN	29 -G-12-611968	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
RICHTER7	92 -G-9-2328	COTTONWOOD MALL, LLC	Constructware Agreements - CONSULTING AGREEMENT
ROBERT CHARLES LESSER & CO	84 -G-9-2345	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT
ROBERT WHALEN	29 -G-12-611959	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
ROCKY MOUNTAIN INSTITUTE	84 -G-9-2348	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONSULTING AGREEMENT
ROI COMMERCIAL REAL ESTATE	08 -G-9-2351	VISTA COMMONS, LLC	Constructware Agreements - CONSULTING AGREEMENT - BROKER PAYMENT
ROI COMMERCIAL REAL ESTATE	08 -G-9-2350	VISTA COMMONS, LLC	Constructware Agreements - CONSULTING AGREEMENT - BROKER PAYMENT
ROMA DESIGN GROUP	70 -G-9-2355	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 MASTER PLAN REFINEMENT
ROMA DESIGN GROUP	70 -G-9-2354	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 SMMRLN CTR E DSN GUIDELINE
ROUX ASSOCIATES, INC	63 -G-9-2356	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
RTKL ASSOCIATES , INC.	92 -G-9-2366	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
RTKL ASSOCIATES , INC.	92 -G-9-2360	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
RTKL ASSOCIATES , INC.	92 -G-9-2362	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
RTKL ASSOCIATES INC.	73 -G-9-2367	GGP-REDLANDS MALL, L.P.	Constructware Agreements - ARCHITECTURAL AGREEMENT
S R CONSTRUCTION	70 -G-9-2378	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - XX-V19 ENC-2 LANDSCAPE
S R CONSTRUCTION	70 -G-9-2377	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 ENC-3 PARK CNS - # 7388
S. CELANI & ASSOCIATES	05 -G-9-2379	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONSULTING AGREEMENT - CONSULTANT SERVICES AGREEMENT
SAIN ASSOCIATES	15 -G-9-2381	WEST KENDALL HOLDINGS, LLC	Constructware Agreements - ENGINEERING AGREEMENT
SAINT LOUIS BREAD COMPANY	67 -G-9-2382	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
SASAKI ASSOCIATES, INC.	92 -G-9-2387	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
SASAKI ASSOCIATES, INC.	88 -G-9-2388	LANDMARK MALL L.L.C.	Constructware Agreements - ARCHITECTURAL AGREEMENT
SASAKI ASSOCIATES, INC.	04 -G-9-2389	VICTORIA WARD, LIMITED	Constructware Agreements - ARCHITECTURAL AGREEMENT - LANDSCAPE & CIVIL
SB ARCHITECTS	92 -G-9-2390	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
SCHIRMER ENGINEERING CORPORATION	29 -G-9-2398	GGP NATICK RESIDENCE LLC	Constructware Agreements - ENGINEERING AGREEMENT - CODE CONSULTING
SCHNACKEL ENGINEERS, INC.	92 -G-9-2405	COTTONWOOD MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
SCHNACKEL ENGINEERS, INC.	84 -G-9-2406	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT
SEAN KIM	29 -G-12-611960	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
Secore Financial Corporation	NA	GGP IVANHOE III, INC	Guaranty Obligation - Tenant Allowance - Meadows Mall
Secore Financial Corporation	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Guaranty - Northridge Fashion Center
SERENA CHU	29 -G-12-611971	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - PURCHASE & SALE
SERVICE SOFTWARE, LLC	29 -G-9-2423	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - WARRANTY AND CUSTOMER RELATION
SHARPLES HOLDEN PASQUARELLI	63 -G-9-2432	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
SHARPLES HOLDEN PASQUARELLI	63 -G-9-2433	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - ARCHITECTURAL AGREEMENT
SIEMENS FIRE SAFETY	49 -G-9-2443	1635 VILLAGE CENTRE CIRCLE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - FIRE ALARM PANEL
SIMPLEXGRINNELL	29 -G-9-2447	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - TEST & INSPECT SERVICES AGRMNT
SITE DEVELOPMENT ENGINEERING INC	67 -G-9-2450	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - ENGINEERING AGREEMENT

31

Counterparty	Schedule ID	Entity Name	Description
SOIL - TECH	70 -G-9-2459	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - VSOUTH SOIL TESTING SERVICES
SOIL - TECH	69 -G-9-2463	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A P-E SEDIMENT CONTROL
SOIL - TECH	69 -G-9-2462	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A P-F SWPPP MAINTENANCE
SOIL - TECH	69 -G-9-2461	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A P-J SWPPP MAINTENANCE
SOIL - TECH	69 -G-9-2460	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - SW ON-SITE DUST MONITORING
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2496	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 P-EJK/ES1 RDWY IMP
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2505	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V16 TURN LANE-HUALAPAI/RUSS
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2497	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V18 CLUB RDGS BOND RELEASE
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2490	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V13 PCDR.IMPRV SID128-18,19,51
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2502	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 SID 151-1, PH 1&2 RIP RAP
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2499	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-J/K PH1 RDWY IMP
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2500	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V15A SID 151-14, TCD PH4 BERM
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2495	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-J/K PAVING
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2504	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - WO-V16 MESA PK DR PH1 DRP INLT
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2492	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V19 OPEN GRADE
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2494	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 P-MNO PHS-1 RDWY IMPRVMNTS
SOUTHERN NEVADA PAVING, INC.	70 -G-9-2491	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 HLAPAI FNL PVE-SID 151-06C
SOUTHERN NEVADA PAVING, INC.	69 -G-9-2501	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A PCL-J STREET IMPROVEMENTS
SOUTHERN NEVADA PAVING, INC.	69 -G-9-2493	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A FL P-J-GRADING
SOUTHERN NEVADA PAVING, INC.	69 -G-9-2503	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V20 ALTA & DSRT FTHLS TEMP IMP
SOUTHERN NEVADA PAVING, INC.	69 -G-9-2498	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A/24 SKY VISTA IMPROVEMENTS
SOUTHWICK LANDSCAPE ARCHITECTS	70 -G-9-2506	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V14B STREETSCAPE DESIGN
SOUTHWICK LANDSCAPE ARCHITECTS	70 -G-9-2507	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V14B GDNS BUS PK LNDSCP
SPIRIT UNDERGROUND, LLC	70 -G-9-2510	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V18 UTIL COORIDOR-SEWER LINES
SPIRIT UNDERGROUND, LLC	69 -G-9-2511	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - V23A P-J REPAIR CLOGGED SEWER
STAK DESIGN, INC.	98 -G-9-2514	NEW ORLEANS RIVERWALK ASSOCIATES	Constructware Agreements - ARCHITECTURAL AGREEMENT
STRADA VENTURES,LLC.	29 -G-9-2527	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - MEDIA AND MARKETING
STRATEGIC ENERGY L.L.C.	77 -G-15-629197	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - POWERSUPPLY COORDINATION SERVICE AGREEMENT
STRATEGIC ENERGY L.L.C.	63 -G-15-629199	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Corporate and Other Contracts - POWERSUPPLY COORDINATION SERVICE AGREEMENT
STRATEGIC ENERGY L.L.C.	63 -G-15-629198	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Corporate and Other Contracts - POWERSUPPLY COORDINATION SERVICE AGREEMENT

32

Counterparty	Schedule ID	Entity Name	Description
SWA GROUP INC	70 -G-9-2542	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V13 SMLN CNT STRTSCPS DSN & CA
SYSTEMS DESIGN & ANALYSIS INC	57 -G-9-2555	10 CCC BUSINESS TRUST	Constructware Agreements - CONSULTING AGREEMENT
SYSTEMS DESIGN & ANALYSIS INC	58 -G-9-2556	20 CCC BUSINESS TRUST	Constructware Agreements - CONSULTING AGREEMENT
TADJER-COHEN-EDELSON ASSOCIATES, INC.	58 -G-9-2564	20 CCC BUSINESS TRUST	Constructware Agreements - ENGINEERING AGREEMENT
TADJER-COHEN-EDELSON ASSOCIATES, INC.	58 -G-9-2563	20 CCC BUSINESS TRUST	Constructware Agreements - ENGINEERING AGREEMENT
TADJER-COHEN-EDELSON ASSOCIATES, INC.	20 -G-9-2561	PARKVIEW OFFICE BUILDING LIMITED PARTNERSHIP	Constructware Agreements - ENGINEERING AGREEMENT - SURVEY OF PARKING GARAGE
TAIT AND ASSOCIATES, INC.	36 -G-9-2565	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT - CONTRACT #007
TAIT AND ASSOCIATES, INC.	36 -G-9-2566	REDLANDS LAND HOLDING L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT
TEILMANN / WAY DESIGN, INC	70 -G-9-2575	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K COLOR PROGRAM
TEILMANN / WAY DESIGN, INC	70 -G-9-2576	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-F COLOR PROG/COLOR KIT
TEILMANN / WAY DESIGN, INC	69 -G-9-2577	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V20 COLOR PGM DEV
TENG & ASSOCIATES, INC.	84 -G-9-2578	SUMMERLIN CENTRE, LLC	Constructware Agreements - ENGINEERING AGREEMENT - ..
TERRACON COMPANIES, INC	70 -G-9-2583	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT
TERRACON CONSULTANTS INC	67 -G-9-2591	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - ENGINEERING AGREEMENT - CONTRACT - EXTERIOR DRILLING &
TERRACON CONSULTANTS, INC.	03 -G-9-2593	PARKE WEST, LLC	Constructware Agreements - ENGINEERING AGREEMENT
THESAURUS CONTRACTING CORP.	63 -G-9-2602	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
THESAURUS CONTRACTING CORP.	63 -G-9-2601	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
THINKING CAPS	70 -G-9-2609	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
THINKING CAPS	70 -G-9-2616	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-MNO ENTRY MONUMENT DSN
THINKING CAPS	70 -G-9-2615	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT
THINKING CAPS	70 -G-9-2613	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-MNO STERLNG RDG LOGO DSN
THINKING CAPS	70 -G-9-2608	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 P-EJK & LMN LOGO DEV
THINKING CAPS	70 -G-9-2607	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-MNO LOGO DEVELOPMENT
THINKING CAPS	70 -G-9-2606	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 P-LMN LOGO DEV (PIEDRA)
THINKING CAPS	70 -G-9-2605	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V16 P-ABCD LOGO DEV (PAJARA)
THINKING CAPS	70 -G-9-2604	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K ENTRY/MONUMENT DSN
THINKING CAPS	70 -G-9-2614	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K LOGO DEVELOPMENT
THINKING CAPS	70 -G-9-2603	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - V18 P-J/K ENTRY GATE DSN
THINKING CAPS	69 -G-9-2610	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B NAMING NGHBRHOODS 1 & 2
THINKING CAPS	69 -G-9-2611	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B P-OPQR LOGO DESIGN
THINKING CAPS	69 -G-9-2617	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B P-U/V PORTERO LOGO DESIGN
THINKING CAPS	69 -G-9-2612	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V23B P-W/X LOGO DESIGN
TORTI GALLAS AND PARTNERS, INC.	92 -G-9-2632	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT - COTTONWOOD BLOCK - C
TORTI GALLAS AND PARTNERS, INC.	92 -G-9-2633	COTTONWOOD MALL, LLC	Constructware Agreements - ARCHITECTURAL AGREEMENT
TRACY CROSS & ASSOCIATES, INC	92 -G-9-2635	COTTONWOOD MALL, LLC	Constructware Agreements - CONSULTING AGREEMENT

33

Counterparty	Schedule ID	Entity Name	Description
TRADE-MARX SIGN & DISPLAY	04 -G-9-2637	VICTORIA WARD, LIMITED	Constructware Agreements - CONTRACTOR AGREEMENT
TURNER CONSTRUCTION COMPANY	63 -G-9-2647	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONTRACTOR AGREEMENT
U.S. Bank N.A.	NA	GGP LIMITED PARTNERSHIP	Guaranty Obligation - Required Repairs - Market Place Shopping Center
U.S. Bank National Association	NA	GGP IVANHOE, INC.	Guaranty Obligation - Tenant Allowance - Oaks/Westroads
U.S. Bank National Association	NA	PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Guaranty Obligation - Completion - Boise Towne Square
UBS Real Estate Investments Inc	NA	GGPLP L.L.C., GGPLP, GGP/HOMART, INC., GGP/HOMART H L.L.C., GGP-TRS, GGP IVANHOE III, INC., PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP	Guaranty Obligation - Tenant Guaranty - Town East
UNITED PARCEL SERVICE INC.	78 -G-15-612088	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - OVERNIGHT DELIVERY SERIVCES
UPTILT, INC. D/B/A EMAILLABS	78 -G-15-612081	GGP LIMITED PARTNERSHIP	Corporate and Other Contracts - EMAIL MARKETING
URBAN, LTD.	88 -G-9-2658	LANDMARK MALL L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT
US BANK	70 -G-8-590758	PINES MALL PARTNERS	Indemnification Agreements - ENVIRONMENTAL
US BANK	39 -G-8-590759	RIVER FALLS MALL, LLC	Indemnification Agreements - ENVIRONMENTAL
US BANK C/O CAPMARK FINANCE INC.	78 -G-11-631622	GGP LIMITED PARTNERSHIP	Loan and Guaranty Agreements - UNSECURED DEBT - UNFUNDED TA/REQUIRED REPAIRS GUARANTY FOR MARKET PLACE (UNDETERMINED AMOUNTS)
UTEASA, LTD.	63 -G-5-624511	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases
UTS OF MASSACHUSETTS	29 -G-9-2661	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - TESTING AND INSPECTIONS
VALLEY CREST LANDSCAPE MAINTENANCE	05 -G-9-2664	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT - MAJOR ROADS LANDSCAPE MEDIAN
VALLEY SOD FARMS LLC	70 -G-9-2665	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - V16 MESA PARK SOD INSTALLATION
VALQUEST, INC.	03 -G-9-2666	PARKE WEST, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
VANASSE HANGEN BRUSTLIN, INC.	29 -G-9-2672	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT
VANASSE HANGEN BRUSTLIN, INC.	88 -G-9-2670	LANDMARK MALL L.L.C.	Constructware Agreements - CONTRACTOR AGREEMENT
VISTA LANDSCAPE CENTERS	70 -G-9-2683	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - PO-SS ROCK MULCH - 2008
VISTA LANDSCAPE CENTERS	70 -G-9-2684	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - CONTRACTOR AGREEMENT - S.SOUTH - ROCK MULCH MATERIALS
VISTA LANDSCAPE CENTERS	69 -G-9-2682	THE HOWARD HUGHES CORPORATION	Constructware Agreements - CONTRACTOR AGREEMENT - PO-SW ROCK MULCH-2008
VRATSINAS CONSTRUCTION CO/VCC (ACH ONLY)	67 -G-9-2698	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - VCC CONSTRUCTION CONTRACT: ST
VRATSINAS CONSTRUCTION CO/VCC (ACH ONLY)	84 -G-9-2696	SUMMERLIN CENTRE, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
W.K. DICKSON, INC.	69 -G-9-2701	GGP-MINT HILL L.L.C.	Constructware Agreements - ENGINEERING AGREEMENT
Wachovia Bank	NA	GGP - BRASS MILL, INC	Guaranty Obligation - Tenant Guaranty - Brass Mill
Wachovia Bank National Association	NA	GGP-TRS LLC	Guaranty Obligation - Springing - Galleria @ Tyler
Wachovia Bank, National Association	NA	GGP/HOMART, INC.	Guaranty Obligation - Brass Mill
Wachovia Bank, National Association	NA	GGPLP, L.L.C.	Guaranty Obligation - Payment - Park Place
WALD REALTY ADVISORS, INC.	73 -G-9-2703	GGP-REDLANDS MALL, L.P.	Constructware Agreements - CONSULTING AGREEMENT
WALKER PARKING CONSULTANTS	92 -G-9-2710	COTTONWOOD MALL, LLC	Constructware Agreements - CONTRACTOR AGREEMENT
WALKER PARKING CONSULTANTS	67 -G-9-2707	SAINT LOUIS GALLERIA ANCHOR ACQUISITION, LLC	Constructware Agreements - CONTRACTOR AGREEMENT - PARKING GARAGE EXPANSION
WALLACE-KUHL & ASSOCIATES INC	05 -G-9-2714	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ENGINEERING AGREEMENT - EARTHWORK OBSERVATION AND TEST
WALLACE-KUHL & ASSOCIATES INC	05 -G-9-2715	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - ENGINEERING AGREEMENT
WASHINGTON GAS ENERGY SERVICES, INC.	77 -G-15-629202	GENERAL GROWTH PROPERTIES, INC.	Corporate and Other Contracts - GAS CONFIRMATION AGREEMENT
WASHTENAW ENGINEERING COMPANY	78 -G-9-2716	GGP LIMITED PARTNERSHIP	Constructware Agreements - ENGINEERING AGREEMENT
WAXOLOGY, INC.	63 -G-5-624518	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Tenant Leases
WETLAND AND NATURAL RESOURCE CONSULTANTS	69 -G-9-2731	GGP-MINT HILL L.L.C.	Constructware Agreements - CONSULTING AGREEMENT
WFM HAWAII, LLC	04 -G-12-611933	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE

34

Counterparty	Schedule ID	Entity Name	Description
WFM HAWAII, LLC.	04 -G-5-627302	VICTORIA WARD, LIMITED	Anchor Tenant Lease
WHOLE FOODS MARKET, INC.	04 -G-12-611936	VICTORIA WARD, LIMITED	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE RELATED - SEE MASTER PLAN FOR VICTORIA WARD PROPERTIES
WICKFORD APPLIANCE INC.	29 -G-9-2744	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONTRACTOR AGREEMENT - APPLIANCES
WILLIAM HEZMALHALCH ARCHITECTS INC	70 -G-9-2749	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ARCHITECTURAL AGREEMENT - SS LAND PLANNING SERVICES
WILLIAM HEZMALHALCH ARCHITECTS INC	69 -G-9-2748	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ARCHITECTURAL AGREEMENT - V21 & 22 LAND PLNG SERVICES
WILLIAM KENNEDY	29 -G-9-2750	GGP NATICK RESIDENCE LLC	Constructware Agreements - CONSULTING AGREEMENT - CONSTRUCTION MANAGEMENT
WIZARD STUDIOS NORTH, INC.	63 -G-9-2757	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
WIZARD STUDIOS NORTH, INC.	63 -G-9-2759	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
WIZARD STUDIOS NORTH, INC.	63 -G-9-2758	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
WIZARD STUDIOS NORTH, INC.	63 -G-9-2756	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
WOLFF OLINS LLC	63 -G-9-2763	SOUTH STREET SEAPORT LIMITED PARTNERSHIP	Constructware Agreements - CONSULTING AGREEMENT
WOOD RODGERS INC	05 -G-9-2764	ELK GROVE TOWN CENTER, L.P.	Constructware Agreements - CONTRACTOR AGREEMENT
WRIGHT ENGINEERS	70 -G-9-2769	HOWARD HUGHES PROPERTIES, INC.	Constructware Agreements - ENGINEERING AGREEMENT - SS WALL DESIGN SERVICES
WRIGHT ENGINEERS	69 -G-9-2770	THE HOWARD HUGHES CORPORATION	Constructware Agreements - ENGINEERING AGREEMENT - V23 P-J STRUCTURAL ENGR
YAGGY COLBY ASSOCIATES	54 -G-9-2772	APACHE MALL, LLC	Constructware Agreements - ENGINEERING AGREEMENT
YAMILLE SALEH	29 -G-12-611966	GGP NATICK RESIDENCE LLC	Legal Contracts, Tax Increment Financing Agreements and Special Improvement District Obligations - LEASE / OPTION / PURCHASE & SALE
ZIMMERMAN/VOLK ASSOCIATES INC	85 -G-9-2777	CHULA VISTA CENTER, LLC	Constructware Agreements - CONSULTING AGREEMENT

Notes:

* Pursuant to a Settlement Agreement dated Septeber 17, 2010, the Contingent Stock Agreement will be terminated as of the Effective Date of the Plan.  The Plan Debtors reserve all rights regarding characterization of the Contingent Stock Agreement in the event the settlement is not consummated.

35

EXHIBIT 27

EXECUTORY CONTRACT AND PROPERTY

DOCUMENT REJECTION SCHEDULE(1)

The Plan Debtors expressly reserve the right to alter, amend, modify, or supplement the Executory Contract and Property Document Rejection Schedule at any time up to and including the Confirmation Date.

Certain documents are listed out of an abundance of caution. Inclusion in the following list shall not constitute an admission by the Plan Debtors that the listed documents are in fact executory contracts or unexpired Property Documents, or with regard to the nature or validity of such documents.

Notwithstanding anything herein to the contrary, executory contracts and Property Documents shall be treated in the manner set forth in Article 9 of the Plan.  As currently set forth in the Plan, any counterparty to any agreement listed herein may file an objection relating to the rejection of such executory contract or unexpired Property Document no later than the first Business Day that is sixty (60) days after the Confirmation Date or such counterparty shall be forever barred from asserting or otherwise prosecuting such objection.

Unless otherwise ordered by the Bankruptcy Court, proofs of claim for damages arising from the rejection of an executory contract or unexpired Property Document must be filed with the Bankruptcy Court and served upon the attorneys for the Plan Debtors on a date that is (a) the date that is fixed by the Bankruptcy Court in the applicable order approving such rejection or if no such date is specified, thirty (30) days after notice of such rejection, if the executory contract or unexpired Property Document was deemed rejected pursuant to a Final Order of the Bankruptcy Court other than the Confirmation Order or (b) if the executory contract or unexpired Property Document is deemed rejected pursuant to the Confirmation Order, thirty (30) days after the Effective Date.  In the event that the rejection of an executory contract or unexpired Property Document by the Plan Debtors pursuant to the Plan results in damages to the other party or parties to such contract or Property Document, a claim for damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Plan Debtors, or their properties or interests in property as agents, successors, or assigns.

(1) Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

EXHIBIT 27 - Executory Contract and Property Document Rejection Schedule

Counterparty	Schedule ID	Entity Name	Description
BARNES & NOBLE BOOKSELLERS, INC	05 -G-5-618714	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
BUTH-NA-BODHAIGE, INC	05 -G-5-618715	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
CHINESE GOURMET GROUP INC.	05 -G-5-618717	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
COACH, INC	05 -G-5-618718	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
DARA TAN LLC	05 -G-5-618728	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
ESTATE OF JOSEPH P. CURRY AND MARY A. CURRY	60 -G-1-631395	GREENGATE MALL, INC.	Ground Leases and Other Agreements - GROUND LEASE FOR “CURRY TRACT” RE: GREENGATE MALL (MALL PREVIOUSLY SOLD)	(1)
GODIVA CHOCOLATIER, INC.	05 -G-5-618719	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
HDOS ENTERPRISES INC	05 -G-5-618720	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
MAINLAND SKATE & SURF	05 -G-5-618721	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
Morgan Stanley & Co.	NA	GENERAL GROWTH PROPERTIES, INC.	Advisory Services Agreement
P.F. CHANG’S CHINA BISTRO INC	05 -G-5-618722	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
RNJ CHEESESTEAK, INC	05 -G-5-618725	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
SANSEI	05 -G-5-618723	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
SBARRO INC.	05 -G-5-618724	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
THE BUCKLE, INC	05 -G-5-618716	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
UNION NATIONAL BANK OF PITTSBURGH	60 -G-1-631394	GREENGATE MALL, INC.	Ground Leases and Other Agreements - GROUND LEASE FOR “TRACT 55” RE: GREENGATE MALL (MALL PREVIOUSLY SOLD).	(1)
UNION NATIONAL BANK OF PITTSBURGH	60 -G-1-631392	GREENGATE MALL, INC.	Ground Leases and Other Agreements - GROUND LEASE FOR “TRACT 35” RE: GREENGATE MALL (MALL PREVIOUSLY SOLD).	(1)
VF OUTDOOR, INC.	05 -G-5-618727	ELK GROVE TOWN CENTER, L.P.	Tenant Leases
WORLD OF JEANS & TOPS INC	05 -G-5-618726	ELK GROVE TOWN CENTER, L.P.	Tenant Leases

Notes:

(1) These agreements were not assumed as part of the 365(d)(4) process and have been deemed rejected.

1

Exhibit 28

CLOSING DATE NET DEBT CALCULATION

As an integral part of the transactions under the Investment Agreements, under certain circumstances, Spinco will issue a note in favor of GGP and GGP will indemnify Spinco with respect to certain tax liabilities.

The Spinco Note calculation assumes an emergence date of November 8, 2010.  The following summary briefly describes the financial covenants, calculations, rights and obligations under the Investment Agreements related to the Spinco Note and the indemnity.  Refer to the Investment Agreements for a full understanding of the matters set forth below, including the precise definition of each term.  The Investment Agreements are filed with the Bankruptcy Court at Docket No. 5172, and can be accessed by visiting the website of the Plan Debtors’ Notice and Claims Agent at www.kccllc.net/GeneralGrowth and clicking on the menu item labeled “Court Documents.”

a.                                       Calculation of the Spinco Note

If issued on the Effective Date, the Spinco Note will be a five year, interest bearing, unsecured promissory note payable by Spinco or one of its subsidiaries to New GGP or one of its subsidiaries.  Whether a Spinco Note will be issued on the Effective Date and the amount of the Spinco Note if issued are determined based on (i) the amount of Closing Date Net Debt as compared to Target Net Debt, (ii) the Hughes Amount, and (iii) the amount of any Offering Premium.

Closing Date Net Debt is calculated as (i) Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the New Debt, less (ii) the Reinstatement Adjustment Amount plus (iii) the Permitted Claims Amount less (iv) the amount of Proportionally Consolidated Unrestricted Cash.  Target Net Debt is defined in the Investment Agreements as equal to $22,970,800,000.

If Closing Date Net Debt is less than Target Net Debt, then a Net Debt Surplus Amount will exist, the amount of which will be calculated as Target Net Debt less Closing Date Net Debt.  If Closing Date Net Debt is greater than the Target Net Debt, then a Net Debt Excess Amount will exist, the amount of which will be calculated as Closing Date Net Debt less Target Net Debt.

The Spinco Note Amount is equal to: (i) if there is a Net Debt Excess Amount, then the Net Debt Excess Amount plus the Hughes Amount, or (ii) if there is a Net Debt Surplus Amount, then the Hughes Amount less 80% of the Net Debt Surplus Amount; provided, however, that in no event will the Spinco Note Amount be less than zero.

To the extent that a Spinco Note is issued on the Effective Date, then the principal amount of the note is subject to adjustment under certain circumstances.  To the extent that there is an Offering Premium, then the Spinco Note Amount will be reduced by 80% of the Offering Premium.  As Disputed Permitted Claims are resolved and paid, the New GGP Board may determine that the remaining amount of the Reserve exceeds amounts necessary to pay remaining Disputed Claims, and if so, as a result of application of the Reserve Surplus Amount (described further below), the Spinco Note will be reduced by the amount of such excess.  Finally, to the extent that Spinco is obligated to pay MPC Taxes for tax year 2010 and is not eligible for indemnification from New GGP due to the Indemnity Cap (described below), then New GGP may pay the taxes and the Spinco Note Amount will be increased by the amount New GGP pays.  If a Spinco Note was not issued on the Effective Date, but New GGP pays such taxes, then Spinco will issue a note at that time on the same terms as the Spinco Note.

b.                                      Proportionally Consolidated Debt

The amount of Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt is forecasted to be approximately $28.2 billion on the Effective Date, consisting of the following:

Property Level Secured Debt:  Property level secured debt is comprised of the forecasted loan balance of all property level secured debt and the pro rata share of debt held at non-wholly owned entities.  For the purpose of the projections, the forecasted property level secured debt balance is estimated to be $16.4 billion for wholly owned entities and $3.3 billion for non-foreign joint ventures.

TopCo Unsecured Debt:  The TopCo unsecured debt consists of the loan balance for all corporate level unsecured debt.  For the purpose of the projections, the estimated total balance of $6.4 billion includes the 2006 Bank Loan Claims ($2.6 billion), the Rouse Notes ($2.2 billion), and the Exchangeable Notes ($1.6 billion).

International Debt:  International debt is the sum of (i) a forecasted debt balance of $44 million related to General Growth’s joint venture in Turkey and (ii) a contractually fixed amount of $110 million related to General Growth’s joint venture in Brazil per the terms of the Investment Agreements.

Other Debt Facilities:  For the purpose of the projections, other debt is estimated to be $1.3 billion and includes debt for the Bridgelands and General Growth’s share of the Woodlands master planned communities, the DIP Facility, the GGP/Homart II, L.L.C. Partner Note Claim, the GGP/Ivanhoe, Inc. Affiliate Partner Note Claim, the TRUPS Claim, and preferred stock.

Accrued and Unpaid Interest:  Forecasted accrued interest on the above debt facilities is estimated to be $672 million as of the Effective Date and includes forecasted unpaid interest for property level secured debt, TopCo unsecured debt, the DIP Facility, the GGP/Homart II, L.L.C. Partner Note Claim, the GGP/Ivanhoe, Inc. Affiliate Partner Note Claim, the TRUPS Claim, and preferred stock.  Accrued interest on the 2006 Bank Loan Claims is calculated using the contract base once the existing LIBOR contracts expired in the post petition period, and the interest is accrued and compounded

2

on a month to month basis from the last payment date prior to the Plan Debtors’ chapter 11 filing.  Accrued interest on the Rouse Notes, the Exchangeable Notes and the TRUPS Claim is calculated at the contract non-default rate and is accrued and compounded on a month to month basis from the last payment date prior to the Plan Debtors’ chapter 11 filing.  The accrued and unpaid interest on property level secured debt, DIP Facility, the GGP/Homart II, L.L.C. Partner Note Claim, the GGP/Ivanhoe, Inc. Affiliate Partner Note Claim, and preferred stock is accrued as of the last payment date during or prior to the Plan Debtors’ chapter 11 filing as applicable.  Default interest on the 2006 Bank Loan Claim, as well as potential make whole obligations owed on the Rouse Note Claims and Exchangeable Notes Claims, are in dispute, and therefore these amounts have been excluded from the Closing Date Net Debt calculation.  If the above disputes regarding default interest and make whole obligations have been ruled on by the Bankruptcy Court or settled prior to the Effective Date, then any such amounts allowed by the Bankruptcy Court or settled will be included in the Closing Date Net Debt calculation.  To the extent that any of these disputes have not been settled or ruled on by the Bankruptcy Court prior to the Effective Date, then estimated amounts for any such unresolved disputes will be included in the Closing Date Net Debt calculation.  Moreover, to the extent that one or more of these disputed amounts remain unresolved as of the Effective Date, then it is possible that a Spinco Note would be issued on the Effective Date.  The amount of any such Spinco Note could range from $100 to $175 million, which may be subject to subsequent adjustment.

New Debt:  The new corporate debt to be raised upon the Effective Date is assumed to consist of an unfunded revolving credit facility.  Therefore, for the purposes of the forecasted calculation the new debt amount is assumed to equal zero.

c.                                       Forecasted Closing Date Net Debt

As noted above, Closing Date Net Debt is calculated as (i) Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the drawn portion of the New Debt, less (ii) the Reinstatement Adjustment Amount plus (iii) the Permitted Claims Amount less (iv) the amount of Proportionally Consolidated Unrestricted Cash.  Based on the projections, Closing Date Net Debt is estimated to be $22.3 billion.

Reinstatement Adjustment Amount:  The Reinstatement Adjustment Amount is calculated as the total amount of Corporate Level Debt less the total amount of Corporate Level Debt to be reinstated on the Effective Date.  Corporate Level Debt consists of the sum of TopCo unsecured debt, the DIP Facility and other debt (in each case, including any accrued and unpaid interest thereon).  The forecast contemplates that the Plan Debtors will repay certain classes of TopCo unsecured debt and the DIP Facility in cash on the Effective Date.  The TRUPS Claim, the GGP/Homart II, L.L.C. Partner Note Claim, the GGP Ivanhoe, Inc. Affiliate Partner Note Claim, GGP TRS Retained Debt Claim, as well as the GGPLP LLC Preferred Equity Units and GGP LP Preferred Equity Units are assumed to be reinstated.  In addition, the Unmatured Rouse Notes are assumed to be reinstated (elections by holders of these notes to receive the New Rouse

3

Note as contemplated by the Plan, will not change the quantum of debt).  The forecast assumes that the Investors exercise their options under the Investment Agreements to satisfy the purchase price of New GGP Common Stock using allowed claims against the Debtors, including claims under the Reinstated Rouse Notes.  The Investors will receive New GGP Common Stock in full satisfaction of amounts of the reinstated Rouse Notes surrendered pursuant to this election and, therefore, these amounts will not remain outstanding after the Effective Date.  The Exchangeable Notes Claims are assumed to be paid in full as it is assumed that the holders of such Claims elect the cash distribution option afforded to them in the Plan.

Permitted Claims Amount:  The Permitted Claims Amount is based on the sum of (i) allowed but unpaid Permitted Claims of the Debtors plus (ii) estimated Permitted Claims of the Debtors plus the Spinco Setup Costs, which include an adjustment related to debt paydowns for certain properties transferred to Spinco on the Effective Date.

Permitted Claims:  Permitted Claims include Administrative Expense, Priority Non-Tax, Priority Tax, Secured Tax, Other Secured and General Unsecured Claims against the Debtors, any surety bond claims related thereto, and Administrative Expense Claims of Indenture Trustees and administrative agents, but excluding any of the Excluded Claims.

Excluded Claims:  Excluded Claims are all Mechanics’ Lien Claims and similar claims, ordinary course payables unrelated to Spinco, litigation claims unrelated to Spinco, cure claims unrelated to Spinco, MPC Taxes, and any liabilities assumed by Spinco.

Proportionally Consolidated Unrestricted Cash:  For the purpose of the projections and any estimates contained in this summary of the Spinco Note provisions, Proportionally Consolidated Unrestricted Cash consists of an estimated $607 million of available cash at General Growth’s wholly owned subsidiaries excluding proceeds from asset sales, $142 million of cash calculated on a pro rata basis based on General Growth’s ownership of its consolidated and unconsolidated joint ventures, and a contractually fixed amount of $82 million of cash held by General Growth’s Brazilian joint venture.

d.                                      Estimation of Spinco Note

As described above, the determination of Net Debt Surplus Amount or Net Debt Excess Amount is based on a comparison of (i) Closing Date Net Debt and (ii) Target Net Debt for the Plan Debtors.  A calculation based on the assumptions outlined above results in a Net Debt Surplus Amount of $688 million.  Therefore, the amount of the Spinco Note is equal to the Hughes Amount less 80% of the Net Debt Surplus Amount; provided that in no event will the Spinco Note Amount be less than zero.  Pursuant to the Plan, the Hughes Heirs will receive $10 million in cash and, at the Plan Debtors’ option, $220 million in New GGP Common Stock and/or cash.  Based on the above, the amount of the Spinco Note is estimated to be zero.

4

e.                                       GGP MPC Tax Indemnity

Per the Investment Agreements, New GGP will indemnify Spinco from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which Spinco and its subsidiaries become subject, in each case solely to the extent directly attributable to MPC Taxes in an amount up to the Indemnity Cap.  The Indemnity Cap is calculated as the lesser of (i) $303,750,000 and (ii) the Excess Surplus Amount.  The Excess Surplus Amount is determined using a complicated formula that includes varying percentages of any Reserve Surplus Amount, Net Debt Surplus Amount and Offering Premium.

Reserve Surplus Amount:  The Reserve Surplus Amount, which is calculated on a quarterly basis, is equal to the Reserve less (i) the amount of Permitted Claims originally included in the Reserve, but, as of the time of calculation, resolved and paid less (ii) the amount of Reserve the New GGP Board elects to retain with respect to any remaining disputed Permitted Claims.  Any amounts applied to adjust the Spinco Note Amount in a prior quarter cannot be applied in subsequent quarters to further reduce the note.  For the purpose of the projections and the estimates contained in this summary, the Reserve Surplus Amount is assumed to be zero.

Net Debt Surplus Amount:  The Net Debt Surplus Amount is calculated on 80% of the excess of the Net Debt Surplus Amount over the Hughes Amount.

Offering Premium:  Per the Investment Agreements, the Offering Premium is the per share offering price of New GGP Common Stock less the per share purchase price paid by the Investors multiplied by the number of shares sold.  For the purpose of the projections, the aggregate Offering Premium is assumed to be zero.

Estimation of the Tax Indemnification Obligation:  After taking into account the Indemnity Cap, the estimated indemnification of MPC Taxes is equal to $303,750,000.  For the purpose of the projections, it is assumed that the Investors own $305 million of Rouse Note Claims.  To the extent that, on the Effective Date, the Investors hold less than $305 million of Rouse Note Claims, then the Net Debt Surplus would decrease.  A decrease in the Net Debt Surplus could cause a reduction in the Indemnity Cap, which would reduce New GGP’s estimated MPC Taxes indemnity obligation to Spinco.

5

Net Debt Target Calculation ($000s)

Nov 8, 2010 P
Property Level Secured Debt	$19,709,142
TopCo Unsecured Debt	6,372,500
International Debt	154,877
Other Debt Facilities	1,296,656
Proportionally Consolidated Debt	$27,533,175

Accrued Interest on Property Level Secured Debt	38,656
Accrued Interest on TopCo Unsecured Debt	568,172
Accrued Interest on Other Debt Facilities	64,851
Accrued Interest on Proportionally Consolidated Debt	$671,679
New Debt	—
Total Proportionally Consolidated Debt and Accrued Interest	$28,204,854
Less: Reinstatement Adjustment Amount	(5,427,500)
Plus: Permitted Claims Amount	336,049
Less: Proportionally Consolidated Unrestricted Cash	(831,523)
Forecasted Closing Date Net Debt	22,281,880
Target Net Debt	22,970,800
Net Debt Surplus/(Excess) (1)	$688,920

Hughes Amount	230,000
80% of Net Debt Surplus	551,136
(321,136)
Estimated Spinco Note Amount (cannot be less than zero)	$0

NOTES:

(1)	Estimate of Net Debt Surplus does not include any amounts for alleged make whole claims or default interest payments related to the Corporate Level Debt.

Exhibit 29

FINANCIAL PROJECTIONS

For the purpose of determining whether the Plan satisfies the feasibility standard of the Bankruptcy Code, the Plan Debtors prepared financial projections for the six-year period from 2010 to 2015.  The Financial Projections included herein, assume the successful implementation of the Plan, including the spin-off of Spinco, and consist of the following unaudited projected financial information: (i) a projected net operating income statement for January 1, 2010 through December 31, 2015; (ii) a projected net income statement for January 1, 2010 through December 31, 2015; and (iii) a projected consolidated cash flow for January 1, 2010 through December 31, 2015.

THE PLAN DEBTORS’ MANAGEMENT PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS.  THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF-INTERESTS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGEMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE.  HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT RELY ON THE FINANCIAL PROJECTIONS AS A REPRESENTATION OR GUARANTEE OF FUTURE PERFORMANCE OF THE PLAN DEBTORS.  ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE AND THE PLAN DEBTORS CONSIDER THEM REASONABLE WHEN TAKEN AS A WHOLE, THE FINANCIAL PROJECTIONS ARE ONLY AN ESTIMATE, AND THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE FINANCIAL PROJECTIONS ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES BEYOND THE CONTROL OF THE PLAN DEBTORS.  THE ACTUAL FINANCIAL RESULTS OF THE PLAN DEBTORS MAY VARY CONSIDERABLY FROM THE FINANCIAL PROJECTIONS.  IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE FINANCIAL PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND THE PERFORMANCE OF THE PLAN DEBTORS AT MORE DISTANT POINTS IN THE FUTURE.  CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE PLAN DEBTORS OR THEIR ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTED RESULTS ACTUALLY WILL BE ACHIEVED.  THE PLAN DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE PLAN DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THE PLAN DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL ADVERSE OR MATERIAL BENEFICIAL MANNER.  FOR FURTHER EXPLANATION OF SIGNIFICANT RISK FACTORS THAT MAY IMPACT THESE PROJECTIONS, PLEASE SEE SECTION VIII OF THE DISCLOSURE STATEMENT.

THE PLAN DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, STRATEGIES, PROJECTIONS, ANTICIPATED FINANCIAL POSITIONS, OR THEIR PROJECTED RESULTS OF OPERATIONS.  ACCORDINGLY, THE PLAN DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION, TO (i) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS, INCLUDING FINANCIAL PROJECTIONS, TO HOLDERS OF CLAIMS OR INTERESTS AFTER THE CONFIRMATION DATE, OR (ii) INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (IF ANY) OR (iii) OTHERWISE MAKE SUCH INFORMATION PUBLIC.  FINANCIAL PROJECTIONS THAT THE PLAN DEBTORS MAY PREPARE IN THE FUTURE IN CONNECTION WITH THEIR PURSUIT OF FINANCIAL, CREDIT RATINGS OR OTHER PURPOSES MAY DIFFER MATERIALLY FROM THOSE CONTAINED HEREIN.

THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT PUBLIC ACCOUNTANTS.  FURTHER, THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE UNITEDS STATES SECURITIES AND EXCHANGE COMMISSION.  THE PLAN DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL INFORMATION AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY FORM OF ASSURANCE WITH RESPECT THERETO.

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

a.               Summary of Significant Assumptions

The Financial Projections reflect numerous assumptions, including assumptions regarding the anticipated future performance of Reorganized General Growth, industry performance, general business and economic conditions and other matters.  In many instances, such matters are outside the control of General Growth.  While the projections were prepared in good faith and the assumptions when consolidated on an overall basis, are believed to be reasonable in light of the current circumstances, there can be no assurance that such assumptions will be realized and creditors and holders of Interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the projections.  Solely for purposes of preparing the Financial Projections, it is assumed that: (i) the Plan will be confirmed and consummated in accordance with its terms, including without limitation, completion of the spin-off on September 30, 2010, thus completing the financial restructuring of General Growth, (ii) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Plan Debtors other than what is specifically provided for in the Plan, (iii) Spinco will assume ownership of certain assets on emergence of the Plan Debtors in accordance with the Investment

2

Agreements, and (iv) payment by the Plan Debtors of certain cash amounts pursuant to the terms of the Plan related to the various Classes of Interests and debt restructuring agreements.  It should be noted that, notwithstanding the above assumption regarding consummation of the Plan for purposes of preparing the Financial Projections, the Plan Debtors currently estimate that the Plan will be consummated early November 2010.  Management believes that the difference between the date assumed for purposes of the Financial Projections and the expected emergence date of early November 2010 will not have a material impact on the Financial Projections.

The Financial Projections were prepared on a pro rata basis which is comparable to the Plan Debtors’ supplemental financial information that it makes publicly available.  Pro rata reporting includes the consolidated financial results of the Plan Debtors combined with their share of the revenues and expenses of unconsolidated joint ventures based on their percentage of economic ownership interest in the joint ventures.

The Financial Projections reflect an estimate of the impact of acquisition accounting that will be triggered by the structure of the Investors’ investment.  Under the acquisition accounting method, among other adjustments, the acquiring corporation records the net assets acquired at the fair market value of the consideration given.  The effect of acquisition accounting when implemented for Reorganized General Growth will result in non-cash changes in the reported value of assets and liabilities.  Further, implementation of acquisition accounting impacts the Pro Rata Net Income and FFO Statement through such non-cash items as straight line rent, amortization of above and below market leases, and amortization of debt discounts.  While the impacts of acquisition accounting have been estimated in the Financial Projections, the actual acquisition accounting adjustments will be based upon the final transaction when consummated and may differ significantly from the amounts included in the Financial Projections.

The Financial Projections assume a tax step-up in basis which will result in higher tax depreciation, lower taxable income and a reduced distribution requirement as a result of the higher tax depreciation over the projection period.  The tax basis step-up operates to equalize outside GGP LP basis and inside property basis at non-corporate entities.  The tax basis step-up will not increase basis to the same level as acquisition accounting.

b.               Business Strategy

The Plan Debtors have developed and are in various stages of implementation of a holistic business improvement plan which is comprised of (i) a capital markets and portfolio optimization strategy, (ii) a consumer/property relevance strategy, and (iii) an operational efficiency strategy.  The financial impact of this plan is included in the Plan Debtors’ Financial Projections.  For a full description of the Plan Debtors business strategy, please refer to Section VI.A.1 of the Disclosure Statement.

3

c.               Financial Projections - Detailed Assumptions

The Plan Debtors have ownership interest in, or management responsibility for, 183 regional shopping malls in 43 states,(1) as well as ownership in community centers and standalone office buildings, in each case exclusive of properties to be transferred to Spinco.  The Plan Debtors’ Financial Projections are based on over 700 cash flow projection models representing numerous legal entities within the Plan Debtors’ portfolio.  The cash projections for the operating properties are created utilizing standardized data sources, with customized assumptions for each property.  Each cash flow projection model is built in Argus, a well known real estate financial model.  Both property-level and company-wide assumptions are utilized.  The company-wide assumptions are tailored for each respective asset type (e.g. retail, office, community center).  Each retail property was projected independently by regional and corporate teams using in-place rent rolls, as appropriate, and certain property assumptions were applied which included forecasted market rent and space-by-space lease-up based on expected occupancy.  For certain properties with operating circumstances that dictated that the rent roll would not be appropriate to use as a basis to forecast, such as properties with significant in-process development or expansion plans, management adjusted the projections to reflect the expected leasing activity.  Company-wide assumptions are used for retail sales growth, inflation, market rent growth, downtime assumptions, and property expense growth.

Additionally, projections were prepared for the Plan Debtors’ corporate management operations and international operations.  Collectively, the cash projections for the operating properties and other operations of the Plan Debtors are consolidated into the company-wide Financial Projections.  The Plan Debtors’ management analyzed the Financial Projections to reflect the current and projected business environment, tenant sales performance and the economy’s potential impact on the Plan Debtors’ performance.

(i)            Key Drivers (Market Rents, Tenant Sales Growth, Lease Occupancy Charge, Expense Growth and Capital Structure)

The key assumptions in preparing the Financial Projections include assumed market rents, tenant sales growth rates, lease occupancy charges, expense growth and capital structure.

Market rents for new leases and renewals are determined on a property-by-property basis and also factor in the size and location of the leasable space.  The Plan Debtors reviewed the current rent charges on in-place leases for all tenants.  Additionally, the Plan Debtors reviewed the three and one-half year historical average of occupancy costs (i.e. tenant occupancy costs/tenant sales) for leasing deal activity.  Based on a detailed review, market rents for new lease activity were estimated using an established relationship of historical occupancy cost ratios adjusted for expected retail sales growth factors over time.  The Plan Debtors assume leases renew at market rents for most properties.  The market rents are grown annually based on

(1) This number includes the 13 Special Consideration Properties described more fully in section VI.A.1.b, “Description of Business and Markets” of the Disclosure Statement under the heading titled “Special Consideration Properties.”

4

the prior years’ tenant sales growth projection.  Upon commencement of the new and renewal leases, rents are projected to escalate 3% per year in accordance with the lease agreements.  There are certain properties projected to have a majority of tenants renew at the lesser of market or effective rent.

Based on a detailed review of tenants’ sales information, management determined that tenant sales growth is projected to adjust portfolio-wide at the following rate increase for new and in-place leases and renewals: 2009 to 2010 at 7.5%, 2011 at 4.0%, 2012 at 5.3%, 2013 at 5.3%, 2014 and beyond at 4.1%.

The lease occupancy charges, which are property-related operating costs that are reimbursable by the tenant, grow 4% per year over the lease term for in-place tenants, which is consistent with the Plan Debtors’ current gross lease structure and negotiations.  Occupancy charges for community centers are expected to grow at the general inflation rate based on the CPI growth as determined by the CBO study dated August 2009.

The expense growth rates, excluding real estate taxes, are also based on the CPI growth as determined by the CBO.  The projected annual expense growth rates for 2011, 2012, and 2013 through 2015 are projected at 1.3%, 1.1% and 1.9%, respectively.  Based on recent experience with real estate taxes and anticipated property tax appeals, the Plan Debtors’ project real estate tax expense to increase 3.5% per year, excluding properties located in California.  The properties located in California are projected to have an increase in real estate taxes of 2% per year as a result of Proposition 13.

The projected capital structure assumes the Plan Debtors will be able to refinance the properties at the contract rate for the outstanding balance upon maturity.  Certain highly leveraged property level loans are projected to require additional capital contributions to provide for an improved capital structure.  The Financial Projections are based on the contractual interest and amortization terms of the restructured debt and the treatment of the corporate level debt as described in Article 4 of the Plan.  The Plan Debtors’ forecast also assumes a new corporate level revolving loan.

(A)       Combined NOI Statement and Pro Rata Net Income and FFO Statement

Base Rent and Abatements:  The Plan Debtors prepared a projection of minimum rent for all of their regional malls, strip centers and offices.  Minimum rent is the base rent provided for by the lease agreement with the tenant.  In calculating minimum rent, the Plan Debtors based their cash projections on a review of the rent rolls of the each facility and the rents implied.  In projecting lease revenue upon expiration of existing leases, the Plan Debtors factored in an estimated vacancy period and a re-leasing amount based on historical experience with respect to market rent, market outlook and recent performance.  For spaces that are currently vacant, the Plan Debtors projected a lease agreement with the tenant at the applicable market rent subject to the vacancy factor adjustments.

Base rent and abatements also include business development income.  Business development income is derived from temporary tenants who occupy vacant spaces, kiosks and

5

retail merchandising units.  In addition to short-term tenants, business development income includes temporary tenants who occupy spaces more than 365 days.  Revenue from temporary tenants has historically grown at levels as high as 10%-15% per year.  Based on the current economic and retail environment, the Plan Debtors’ project that the temporary tenant segment will generally reflect the following annual growth rates across the majority of regional malls:  7% in 2011, 5% in 2012, 5% in 2013 and 3% thereafter.

Expense Reimbursement Revenue:  Expense reimbursement revenue is generated from recoveries of expenses from tenants consisting of several categories including utilities, HVAC and occupancy charges (insurance, repairs and maintenance, cleaning, security, taxes and marketing).

Retail Sales Percent Revenue:  Retail sales percent revenue is generated from calculating a percentage rent amount based on tenant sales compared to their lease breakpoint on a tenant by tenant basis for those tenants with a percentage rent component.  In addition, the retail sales percent revenue category includes revenue from tenants who are paying a percentage of sales in lieu of base rent.

Miscellaneous Revenue:  Miscellaneous revenue is generated from other sources than rent received from tenants.  The Plan Debtors generate sponsorship revenue by providing services at their operating properties for advertising and promotional activities.  Sponsorship has historically grown at approximately 15% rate.  Due to current economic conditions impacting advertising sales, sponsorship and miscellaneous revenue is expected to grow at 7% in 2011, 5% in 2012, 5% in 2013 and 3% thereafter.  Miscellaneous revenue includes revenue primarily generated from customers at operating properties and includes revenue related to photography services, pay phone fees, stroller rentals and gift cards.  Between 2005 and 2008, miscellaneous revenue growth ranged from 3.6% to 7.5%.  Miscellaneous revenue is expected to grow at 4% based upon historical data.

Operating Expenses and Real Estate Tax Expense:  Operating and real estate tax expense primarily includes operating recoverable expenses which are projected to be partially reimbursable by tenants.  These expenses include security, cleaning, utilities and insurance.

Repairs, Maintenance and Food Court Expense:  Repairs, maintenance and food court expense includes recoverable expenses reimbursable by tenants, but is related to repairs and maintenance and food court expenses.

Marketing:  Marketing expenses includes expenses related to advertising and marketing services provided on behalf of the properties and tenants.

Other:  Other expenses primarily includes non-recoverable expenses which include other operating expenses at the property that are not recoverable pursuant to leases agreements with the tenant.  Other expenses also includes items such as property-level general and administrative expenses and other non-recoverable operating expenses.  In addition, other expenses include bad debt expense and ground rent expense.  Bad debt expense is projected to be

6

1% of total revenue.  Ground rent expense is calculated based on the contractual terms of the lease agreements.

Other Cash Adjustments:  Other cash adjustments primarily includes an adjustment for the net amount of certain income received at the corporate level for asset management services partially offset by minority interest adjustment.  Minority interest adjustment is required to reflect the consolidated joint ventures on a pro rata basis.

Other Non-Cash Adjustments:  Other non-cash adjustments pertain to (i) straight-line rent adjustments, (ii) amortization of above and below market leases, (iii) non-cash ground rent expense, and (iv) tax stabilization amortization.

Master Planned Communities NOI:  Master planned communities NOI includes the net operating income related to the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland; Summerlin, Nevada; and Houston, Texas and one residential condominium project located in Natick, Massachusetts.  The master planned communities, along with certain other retail and office properties with development opportunities, are assumed to be spun-off from GGP to Spinco as of September 30, 2010.

Corporate Costs, Net:  Corporate costs includes the overhead and administrative costs associated with functional areas, including asset management, leasing, human resources, legal and accounting.  Corporate costs also includes the cost to operate as a public company.  Additionally, headquarter costs and regional office costs are included in corporate costs.  In addition, corporate costs include GGP’s share of general and administrative expenses for its unconsolidated joint ventures which primarily relate to legal and accounting costs.  A portion of these costs are offset by revenue associated with the management company (i.e. GGMI).  This revenue is primarily from services provided to joint venture properties.  Additionally, corporate costs are reduced by revenues associated with services provided to Spinco under the Transition Services Agreement and other agreements.  Corporate costs reflect the expected cost reductions related to the re-engineering plan and disposition of properties.

Reorganization Costs:  Reorganization costs includes expenses and income items incurred or realized by the Plan Debtors and Subsidiary Debtors as a result of the Chapter 11 Cases.  These items include professional fees and similar types of expenses (e.g. key employee incentive program) and gains on liabilities subject to compromise directly related to the Chapter 11 cases, resulting from activities of the reorganization process.

Income Taxes:  Income taxes includes the expected REIT level state income tax and the projected income tax expense for the TRS entities.  TRS entities are certain non-REIT entities owned wholly or in part by a REIT.

Interest Expense:  Interest expense includes the projected cash interest expense for wholly-owned properties and GGP’s pro rata share of joint venture interest expense.  The Financial Projections are based on the contractual interest and amortization terms of the restructured debt and the treatment of the corporate level debt as described in Article 4 of the

7

Plan.  The projected capital structure assumes the Plan Debtors are able to refinance the secured mortgage debt at the contract rate upon maturity.  Interest expense also includes an estimate of non-cash interest expense as a result of debt premiums and debt discounts related to acquisition accounting.

(B)       Consolidated Cash Flow

Leasing and Capital Costs:  Leasing and capital costs for 2010 are based on the Plan Debtors’ approved capital budget plan for 2010.  Projected leasing and capital costs pertain to (i) tenant improvements, (ii) leasing commissions, (iii) ordinary capital expenditures and (iv) development costs.  Tenant improvements are based on projected leasing activity and an estimate of per square foot rates.  Leasing commissions are based on space-by-space lease-up.  Ordinary capital was projected on a per square foot basis and grown at the general inflation rate (generally $0.75 per square foot for a regional mall, $0.35 per square foot for a community center and $0.50 per square foot for offices).  Development costs are projected on a property-by-property, project-by-project basis.  Development costs include the completion of in-process expansion projects or work that enables the Plan Debtors to maintain the competitive nature of its projects.  Development capital is capital invested to (i) expand and update a property or (ii) improve a property to keep it relevant for the consumer.

Cash Dividend:  To maintain their status and tax treatment as REITs, certain Plan Debtors are required to make certain distributions of their taxable income.  These distributions can be made in a combination of cash and/or stock according to current federal guidelines.  The cash dividend represents the minimum required distribution to maintain compliance with these guidelines based on management expectation.  The Financial Projections assume the Plan Debtors will be required to only distribute 10% of their taxable income in cash for 2010 and 2011 and 20% annually in cash thereafter.  The projected 2010 cash dividend includes incremental dividend amounts as a result of certain asset transfers necessitated by the formation of Spinco, including some property distributions to separate non-Spinco assets out of Spinco entities, and the settlement of certain intercompany obligations.

Debt Service:  Debt service is based on the contractual interest and amortization terms of the restructured debt and the treatment of the corporate level debt as described in Article 4 of the Plan.  The projected capital structure assumes the Plan Debtors are able to refinance the properties at the contract rate upon maturity.  Certain highly leveraged property level loans are projected to require additional capital contributions to provide for an improved capital structure.

Reimbursement for Spinco Indemnity:  Reimbursement for Spinco indemnity is based on the projected cash payment related to income taxes initially paid by Spinco but reimbursed by Reorganized General Growth pursuant to the Investment Agreements.

International Cash Adjustment:  International cash adjustment represents the amount of international NOI and capital costs included in the Financial Projections, but not distributed or contributed by international operations to Reorganized General Growth.

8

Combined NOI Statement

COMBINED NOI

(Dollars in Millions)

	2009 A	1Q-3Q10	4Q10	2010 F	2011 F	2012 F	2013 F	2014 F	2015 F
Retail and Other:
Property Revenues:
Base Rent & Abatements	$2,321	$1,721	$588	$2,309	$2,289	$2,409	$2,417	$2,526	$2,632
Expense Reimbursement Revenue	1,044	755	248	1,003	1,001	1,061	1,106	1,172	1,243
Retail Sales Percent Revenue	128	112	48	160	127	132	143	152	165
Miscellaneous Revenue	78	35	11	46	52	54	53	54	56
Total Retail and Other Revenue	$3,571	$2,623	$894	$3,517	$3,469	$3,656	$3,719	$3,904	$4,096

Property Operating Expenses:
Operating Expense & Real Estate Taxes	321	256	83	339	326	337	336	347	359
Repairs, Maintenance & Food Court Expenses	156	114	40	155	145	146	140	143	146
Marketing	42	17	14	30	29	30	30	30	31
Other	690	530	163	693	604	615	601	614	627
Total Retail and Other Operating Expenses	$1,209	$916	$300	$1,217	$1,104	$1,128	$1,107	$1,134	$1,163

Cash NOI Adjustments	20	1	0	1	(7)	(7)	(8)	(8)	(8)
Retail and Other Cash NOI	$2,381	$1,708	$594	$2,302	$2,358	$2,521	$2,604	$2,761	$2,925

Non-Cash NOI Adjustments	35	29	(18)	11	(68)	(63)	(60)	(50)	(43)
Retail and Other NOI	$2,417	$1,737	$576	$2,313	$2,291	$2,458	$2,544	$2,711	$2,882

Master Planned Communities:
Total MPC Revenue	45	73	—	73	—	—	—	—	—
Total MPC Expenses	158	71	—	71	—	—	—	—	—
MPC NOI	$(114)	$2	$0	$2	$0	$0	$0	$0	$0

Unconsolidated MPC NOI	4	8	—	8	—	—	—	—	—
Total MPC NOI	$(109)	$10	$0	$10	$0	$0	$0	$0	$0

Real Estate Property NOI	$2,307	$1,747	$576	$2,322	$2,291	$2,458	$2,544	$2,711	$2,882

Retail, Other Cash and MPC NOI	$2,272	$1,717	$594	$2,311	$2,358	$2,521	$2,604	$2,761	$2,925

Pro Rata Net Income and FFO Statement

PRO RATA NET INCOME AND FFO

(Dollars in Millions)

	2009 A	1Q-3Q10	4Q10	2010 F	2011 F	2012 F	2013 F	2014 F	2015 F
Real Estate Property NOI	$2,307	$1,747	$576	$2,322	$2,291	$2,458	$2,544	$2,711	$2,882
Corporate Costs, Net	(176)	(126)	(33)	(159)	(116)	(138)	(127)	(130)	(135)
Strategic Initiatives	(67)	—	—	—	—	—	—	—	—
Reorganization Costs	146	(277)	—	(277)	—	—	—	—	—
Income Tax Expense	14	(3)	(4)	(7)	(14)	(7)	(8)	(9)	(9)
Interest Income	8	1	0	1	4	13	20	31	56
Interest Expense	(1,477)	(1,178)	(334)	(1,512)	(1,116)	(1,092)	(1,057)	(1,058)	(1,052)
Gain/(Loss) on Impairment/Disposition	(1,163)	(11)	—	(11)	—	—	—	—	—
Other	(14)	(11)	(4)	(14)	(12)	(12)	(11)	(11)	(10)
Funds From Operations	$(421)	$142	$201	$343	$1,036	$1,222	$1,361	$1,534	$1,732

Real Estate Depreciation/Amortization	(900)	(671)	(260)	(932)	(951)	(827)	(722)	(684)	(642)
Discontinued Operations / Non-controlling Interest / Other	37	11	4	14	(2)	(9)	(15)	(20)	(26)
Net Income / (Loss)	$(1,285)	$(519)	$(56)	$(575)	$83	$385	$624	$829	$1,064

Consolidated Cash Flow Statement

CONSOLIDATED CASH FLOW

(Dollars in Millions)

	2009 A	1Q-3Q10	Transaction	4Q10	2010 F	2011 F	2012 F	2013 F	2014 F	2015 F
Retail, Other Cash and MPC NOI	$2,272	$1,717	$—	$594	$2,311	$2,358	$2,521	$2,604	$2,761	$2,925
Leasing and Capital Costs	(353)	(152)	—	(164)	(317)	(415)	(385)	(539)	(524)	(543)
Corporate Costs, Net	(194)	(141)	—	(38)	(180)	(133)	(150)	(148)	(153)	(155)
Strategic Initiatives	(67)	—	—	—	—	—	—	—	—	—
Reorganization / Transaction Costs	(230)	(307)	(523)	—	(830)	—	—	—	—	—
Income Taxes	(24)	(12)	—	(8)	(21)	(7)	(28)	(8)	(9)	(10)
SpinCo Indemnity	—	—	—	(1)	(1)	(29)	(52)	(93)	1	4
Interest Income	8	1	—	0	1	4	13	20	31	56
Proceeds from sales of investment properties	—	—	—	32	32	—	906	—	—	—
MPC Cash Adjustment	125	(17)	—	—	(17)	—	—	—	—	—
International Cash Adjustment	77	(8)	—	(6)	(13)	2	(50)	(61)	(60)	(65)
Other	146	(5)	—	2	(3)	10	—	—	—	—
	(160)	(489)	(523)	(19)	(1,032)	(153)	640	(289)	(190)	(170)
Cash Flow from Operations and Investing	$1,759	$1,076	$(523)	$411	$963	$1,790	$2,775	$1,776	$2,047	$2,212

Cash Interest Expense	(1,188)	(836)	—	(273)	(1,108)	(1,099)	(1,077)	(1,031)	(1,036)	(1,026)
(Maturity Payments) / Proceeds from Financing	(301)	37	(143)	(75)	(180)	(588)	(788)	(268)	(45)	(50)
Debt Amortization	(184)	(282)	—	(88)	(371)	(342)	(350)	(408)	(385)	(353)
Debt Repayments and Fees	400	(15)	(6,072)	—	(6,087)	—	(6)	(21)	—	—
Proceeds from Capital Transactions	—	—	6,800	—	6,800	350	—	—	—	—
Cash Distributions to holders of Common Stock and Preferred Stock	—	(2)	(21)	—	(23)	(9)	(9)	(9)	(9)	(9)
Cash Flow after Financing	$485	$(22)	$41	$(25)	$(6)	$102	$545	$39	$573	$773

Cash Dividend	—	(6)	—	(46)	(52)	(49)	(159)	(177)	(209)	(248)
Net Cash Flow After Dividend	$485	$(28)	$41	$(72)	$(58)	$52	$386	$(139)	$363	$524

Starting Cash	169	654	627	668	654	596	649	1,035	896	1,260
Net Cash Flow After Dividend	485	(28)	41	(72)	(58)	52	386	(139)	363	524
Ending Cash	$654	$627	$668	$596	$596	$649	$1,035	$896	$1,260	$1,784

Exhibit 30

SPINCO: FEASIBILITY ANALYSIS

Spinco will be created in a spin-off from GGP upon GGP’s emergence from chapter 11.  Spinco’s assets primarily consist of master planned communities, operating retail properties, developmental properties and other assets.  See Section VI.B.1 of the Disclosure Statement.  Spinco aims to be a preeminent U.S. developer of master planned communities and long-term mixed-use development projects.  Spinco’s development projects aim to create inspiring developments for local communities and citizens and drive sustainable, long-term growth and value for all of its stakeholders.

Spinco’s feasibility analysis was prepared by GGP’s management and, except where noted, does not reflect any strategic development or significant value-added investments in Spinco’s assets.  It does, however, contain the estimated incremental costs required to maintain current operations, as well as the optionality for future development. As such, the feasibility analysis does not contemplate the highest and best use for Spinco’s assets, and therefore should not be used for valuation purposes.  This hypothetical analysis is solely for the purpose of demonstrating feasibility, and is expressly not a forecast or projection of likely results.  Spinco’s feasibility analysis is intended to highlight Spinco’s feasibility as a stand-alone company.

THE PLAN DEBTORS’ MANAGEMENT PREPARED THE SPINCO FEASIBILITY ANALYSIS WITH THE ASSISTANCE OF THEIR PROFESSIONALS.  THE FEASIBILITY ANALYSIS IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF INTERESTS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE.  HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT RELY ON THE FEASIBILITY ANALYSIS AS A REPRESENTATION OR GUARANTEE OF FUTURE PERFORMANCE OF SPINCO.  ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE AND THE PLAN DEBTORS CONSIDER THEM REASONABLE WHEN TAKEN AS A WHOLE, THE FEASIBILITY ANALYSIS IS ONLY AN ESTIMATE, AND THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE FEASIBILITY ANALYSIS ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES BEYOND THE CONTROL OF THE PLAN DEBTORS.  THE ACTUAL FINANCIAL RESULTS OF SPINCO MAY VARY CONSIDERABLY FROM THE FEASIBILITY ANALYSIS.  IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE FEASIBILITY ANALYSIS INCREASE FOR LATER YEARS IN THE FEASIBILITY ANALYSIS PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND THE PERFORMANCE OF SPINCO AT MORE DISTANT POINTS IN THE FUTURE.  CONSEQUENTLY, THE SPINCO FEASIBILITY ANALYSIS INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE PLAN DEBTORS OR THEIR ADVISORS, OR ANY OTHER PERSON THAT THE RESULTS IN THE FEASIBILITY ANALYSIS ACTUALLY WILL BE ACHIEVED.  THE PLAN DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FEASIBILITY ANALYSIS OR TO SPINCO’S

1

ABILITY TO ACHIEVE THE RESULTS IN THE FEASIBILITY ANALYSIS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PLAN DEBTORS PREPARED THIS FEASIBILITY ANALYSIS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL ADVERSE OR MATERIAL BENEFICIAL MANNER.

THE PLAN DEBTORS DO NOT, AND SPINCO IS NOT EXPECTED TO, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, STRATEGIES, PROJECTIONS, ANTICIPATED FINANCIAL POSITIONS, OR THEIR PROJECTED RESULTS OF OPERATIONS.  ACCORDINGLY, THE PLAN DEBTORS DO NOT ANTICIPATE THAT THEY OR SPINCO WILL, AND DISCLAIM ANY OBLIGATION ON THE PART OF THE PLAN DEBTORS OR SPINCO, TO (i) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS, INCLUDING THE FEASIBILITY ANALYSIS, TO HOLDERS OF CLAIMS OR INTERESTS AFTER THE CONFIRMATION DATE, OR (ii) INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (IF ANY) OR (iii) OTHERWISE MAKE SUCH INFORMATION PUBLIC.  FINANCIAL PROJECTIONS THAT SPINCO MAY PREPARE IN CONNECTION WITH THEIR PURSUIT OF FINANCING, CREDIT RATINGS OR OTHER PURPOSES MAY MATERIALLY DIFFER FROM THOSE CONTAINED HEREIN.

THE SPINCO FEASIBILITY ANALYSIS HAS NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT PUBLIC ACCOUNTANTS.  FURTHER, THE FEASIBILITY ANALYSIS WAS NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE UNITES STATES SECURITIES AND EXCHANGE COMMISSION.  THE PLAN DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL INFORMATION AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY FORM OF ASSURANCE WITH RESPECT THERETO.

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF THE ASSUMPTIONS CONTAINED HEREIN AND THE RELIABILITY OF THE FEASIBILITY ANALYSIS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

Solely for purposes of preparing this feasibility analysis, it was assumed that the Plan will be confirmed and consummated in accordance with its terms, including without limitation, completion of the spin-off on or before September 30, 2010.  As a result, the Spinco Feasibility Analysis Period starts on October 1, 2010 with the fourth quarter of 2010, and continues with annual feasibility analyses for the five years ending on December 31, 2015.  It should be noted that, notwithstanding the assumption used for this analysis with respect to consummation of the spin-off, the Debtors currently estimate that the Plan will be confirmed by the end of October 2010 and the spin-off consummated by early to mid-November. The Plan

2

Debtors believe that the difference between the date assumed for purposes of the Financial Projections and the expected emergence date in November 2010 will not have a material impact on these projections.

The following assumptions for Spinco’s feasibility analysis are generally divided into three topical groups of properties: (i) master planned communities, (ii) operating retail properties, and (iii) developmental properties and other assets.  The assumptions are organized parallel to the following financial analysis and should be read in the context of these statements as presented herein.

·                  Master Planned Communities NOI and Cash Flow

·                  Spinco NOI

·                  Spinco Cash Flow

·                  Spinco FFO

i.                                         Master Planned Communities’ Assumptions

The largest contributor of net cash flow during the Spinco Feasibility Analysis Period is the master planned communities group comprised of Summerlin, Bridgeland, the Maryland region master planned communities (Columbia Town Center, Emerson, Gateway and Fairwood), and The Woodlands, as well as remaining sales of condominiums at the Nouvelle at Natick development.  The master planned communities’ feasibility analysis is based on market-specific outlooks during the Spinco Feasibility Analysis Period.  They exclude land acquisition opportunities and planning costs to identify new increased density opportunities within the current master planned communities.  The Columbia Town Center’s assumptions include $0.9 million of costs in the fourth quarter of 2010 to maintain the option to implement a recently approved re-zoning plan.

Master Planned Communities’ Income Statement: The following assumptions relate to the master planned communities’ income statement. These assumptions also support the master planned communities’ figures included in Spinco’s NOI statement.

Master Planned Communities’ Inventory: The sale of property by the wholly owned master planned communities is assumed to result in a decrease in total inventory based on the assumptions outlined in the following land sales revenue section and as detailed below:

(Figures in Acres)	10/01/10	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15

Master Planned Communities Inventory

Summerlin	7,182	7,162	7,062	6,819	6,529	6,242	5,907
Bridgeland	7,164	7,157	7,100	6,998	6,874	6,733	6,564
Maryland Region	246	240	209	129	—	—	—

Total	14,592	14,559	14,371	13,946	13,403	12,975	12,471

Nouvelle at Natick (in Units)	66	55	—	—	—	—	—

3

Land Sale Revenue:  The land sale revenue assumption is built up by combining assumptions for each master planned community.  The table below excludes The Woodlands which is reported as an unconsolidated joint venture.

($'s in Millions)	Q4 2010	2011	2012	2013	2014	2015	Spinco Proj. Period

Master Planned Communities’ Land Sale Revenue

Summerlin	$11.5	$61.5	$115.2	$156.6	$200.1	$257.7	$802.7
Bridgeland	2.2	16.6	32.1	41.5	50.2	64.3	206.9
Maryland Region	6.2	27.7	47.0	46.8	—	—	127.6
Nouvelle at Natick	4.6	24.7	—	—	—	—	29.4

Total	$24.5	$130.6	$194.3	$244.9	$250.3	$322.1	$1,166.6

·                  Summerlin - Land Sales Revenue:  Summerlin’s land sales revenue is based on three key assumptions: (i) the projections of the Concord Group, a real estate consultancy that provides advice to home builders in the U.S., for new home sales market in the Las Vegas, Nevada area, (ii) maintaining their historical market share, and (iii) differentiation within the market.  The Concord Group published a study on January 11, 2010 which projected the Las Vegas market to be approximately 12,000 units in 2011, 20,000 units in 2012 and approximately 24,000 units in 2014-2015.  Summerlin’s historical market share of new home sales in the Las Vegas region is based on the past 20 years of market share data during which Summerlin’s market share has averaged 7.0%.  Summerlin’s differentiation within the market is based on amenities, history, quality of development, location, management, and uniquely large size.

·                  Bridgeland - Land Sales Revenue: Bridgeland’s land sales revenue is based on three key assumptions: (i) the local government’s approval and funding of a highway through Bridgeland connecting it to two major thoroughfares, (ii) the exit of market competition, and (iii) market growth.  The assumed exit of market competition is based on the assumption that the two dominant master planned communities in the Houston, Texas market will sell the remainder of their inventory in the next three to seven years.  Market growth in the Houston area is based on input from the University of Houston’s Institute of Regional Forecasting.  Based on these factors it is assumed that Bridgeland’s market share will increase from 0.9% in 2009 to 1.1% in 2011 and further to 2.3% in 2015.  In their May 6, 2010 study of the Houston housing market, the Institute of Regional Forecasting projected the total comparable lots sold will increase from approximately 19,000 lots in 2010 to 20,000 in 2011 and 28,000 in 2015 across the greater Houston area.  Without the timely approval of the new highway, Bridgeland would be at risk of not achieving this market share, which could negatively impact projected financial results.

4

·                  The Maryland Region Master Planned Communities - Land Sales Revenue:  The Maryland region master planned communities’ land sales revenue assumes the sale of the remaining inventory at Columbia Town Center, Emerson, Gateway and Fairwood by December 31, 2014.  The sale of the remaining inventory is based on lot-specific assumptions which are consistent with recent trends experienced by the Maryland region master planned communities.

·                  Nouvelle at Natick - Land Sales Revenue: Nouvelle at Natick’s land sales revenue assumes the sale of the remaining inventory by December 31, 2011.  The sale of the remaining inventory is based on condo-specific assumptions which are consistent with recent trends experienced by Nouvelle at Natick.

Other Master Planned Communities’ Revenue: Other master planned communities’ revenue includes management fees from the home owners’ associations to offset costs, builder advertising fees associated with land sales and other miscellaneous revenue.  Other master planned communities’ revenue assumptions are based on similar assumptions as those utilized for land sales revenues.

Cost of Land Sales: Cost of land sales in the income statement includes historical and assumed costs attributed to land sales which are based on the following: (i) the acquisition cost of the land, (ii) development costs for improvements made or projected to be made to the land, and (iii) capitalized costs such as overhead and real estate taxes.

SG&A Expenses:  Selling, general and administrative expenses is based on assumed staffing needs, annual inflation and operating levels.  Assumed staffing needs includes approximately 50 employees working at the various master planned communities’ locations, as well as costs such as home owners’ association expense, marketing and advertising cost, legal fees, and other fees and commissions.  Other projected master planned communities’ expenses include community relations, professional fees, vehicles, insurance, temporary help and operating supplies.  Consistent with land sales revenues, selling, general and administrative expenses are assumed to increase at Summerlin and Bridgeland, and decrease at the other master planned communities consistent with the underlying activity at the respective master planned communities.  Certain portions of these costs are assumed to be capitalized based on assumed development activity and as such are not reflected here.

Real Estate Taxes:  Real estate taxes is based on current property tax laws at particular locations, recent market trends and sales activity projected by each master planned community.  Certain portions of these costs are assumed to be capitalized based on assumed development activity and as such are not reflected here.

NOI from Unconsolidated Properties:  NOI from unconsolidated properties includes Spinco’s pro rata share of The Woodlands’ assumed NOI, which was developed using property-specific assumptions.

5

Master Planned Communities’ Cash Flow: The following are assumptions relating to the master planned communities’ cash flow statement.

Net Development Costs:  Net development costs includes the estimated net cash required for land development, including lot completion and public infrastructure costs based on the sales assumptions underlying the land sales revenue.  Lot completion costs include grading, paving, curb construction, utilities, and landscaping.  Public infrastructure costs include water, sewer, storm drains, street lights, traffic signals and other street improvements.  Under existing agreements with municipalities, reimbursements for land development are assumed to include a portion of master planned communities’ spending on public infrastructure.

Cost of Land Sales:  Cost of land sales in the cash flow nets the non-cash amortization of historically capitalized land costs and only reflects current period’s cash outflows.  With the exception of Nouvelle at Natick in 2010 and 2011 there are no assumed cash outflows for land acquisition costs.

Land Sale Deposits/Deferred Land Sales:  Land sale deposits/deferred land sales includes assumed cash deposits received for the sale of land/property that were not recognized as revenue under the GGP’s revenue recognition policies.

Builder Receivable:  Builder receivable includes the collection of receivables from long term builder contracts based on the assumed delivery of specific lots in the underlying land sales revenue assumptions.

Capitalized Overhead:  Capitalized overhead includes the assumed portion of overhead that is dedicated to the support of long-term development activities as opposed to current operations.  This portion varies by master planned community and year based on property-specific development and sales assumptions.

Capitalized Real Estate Taxes:  Capitalized real estate taxes includes the assumed portion of property-specific real estate taxes for master planned communities’ land that is dedicated to the support of long-term development activities as opposed to current operations.  This portion varies by master planned community and year based on property-specific development and sales assumptions.

Nouvelle at Natick Cash Adjustment:  Nouvelle at Natick cash adjustment includes non-cash adjustments to capitalized overhead, capitalized real estate taxes, cost of sales, net development costs and other adjustments.

Other Master Planned Communities’ Cash Cost:  Other master planned communities’ cash costs includes assumed miscellaneous cash costs and an adjustment for SIDs. The miscellaneous cash costs include the capitalized portions of office expenses, professional fees, vehicles, insurance, and community relations.  The adjustment for SIDs reflects non-cash revenue recognized when SIDs are assumed by a purchaser as part of the consideration for the purchase of developed lots.

6

Cash Interest: Cash interest includes assumed interest on the original outstanding land acquisition loans at Bridgeland and the interest payments associated with the SIDs at Summerlin.  Interest assumptions are explained in more detail in the operating retail properties section.

Debt Amortization: Debt amortization is based on the scheduled amortization of both land acquisition loans at Bridgeland and the SIDs at Summerlin.

Debt Repayments: Debt repayments for master planned communities is assumed to be limited to $7.0 million related to Bridgeland in 2011.

Cash Flow from Unconsolidated Operations:  Cash flow from unconsolidated operations is the assumed dividend based on Spinco’s interest in The Woodlands’ net cash flows.  The Woodlands’ net cash flows assume dividends are paid in 2014 and 2015 after all excess cash is used to pay off the current master credit facility.

Total Levered Master Planned Communities’ Free Cash Flow:  The net total levered master planned communities’ free cash flow by master planned communities is presented below:

($'s in Millions)	Q4 2010	2011	2012	2013	2014	2015	Spinco Proj. Period

Master Planned Communities’ Net Cash Flows

Summerlin	$(1.8)	$6.6	$30.4	$79.0	$105.0	$122.9	$342.2
Bridgeland	5.9	(6.7)	7.8	4.3	25.1	34.7	71.1
Maryland Region	3.5	19.5	37.8	37.4	—	—	98.1
Nouvelle at Natick	4.0	22.7	—	—	—	—	26.8

Total	$11.6	$42.2	$75.9	$120.7	$130.1	$157.6	$538.2

The Woodlands	—	—	—	—	47.3	68.3	115.5

Total (Incl. The Woodlands)	$11.6	$42.2	$75.9	$120.7	$177.4	$225.9	$653.7

ii             Operating Retail Properties’ Assumptions

Spinco is assumed to own 10 operating retail properties which have been modeled on a property-by-property basis using property-specific and company-wide assumptions as outlined below.  These properties are Alameda Plaza, Cottonwood Square, Landmark Mall, Park West, Rio West, Riverwalk Marketplace, South Street Seaport, Village at Redlands (Redlands Mall and The Village at Redlands Promenade), and Ward Centers.  While many assumptions in these sections are focused specifically on operating retail properties, select assumptions highlight master planned communities, developmental properties, other assets, and corporate overhead.

Spinco’s feasibility analysis includes assumptions related to inflation for operating retail properties, developmental properties, other assets, and corporate overhead.  The assumed annual rate of inflation is based on the CPI assumed growth rate per the CBO as of

7

August 2009, which is 1.3%, 1.1%, 1.1%, 1.9% and 1.9% for 2011, 2012, 2013, 2014, and 2015, respectively.

Spinco’s NOI Statement: The following assumptions related to the “Retail and Other” section of Spinco’s NOI statement.  Additional assumptions related to the “Retail and Other” section of Spinco’s NOI statement are also included below in Section iii, “Developmental Properties’ and Other Assets’ Assumptions.”

Base Rent & Abatements:  Base rent & abatements is based on rent rolls, with property-specific assumptions for renewals, turnover vacancy, market rents, licensing fees, office rent abatements and advertising revenue.

·                  Rent Rolls:  Rent rolls are built up by lease using current lease terms through expiration, including exercising renewal option where it would be favorable to the tenant.  A renewal option is considered favorable if the option permits the tenant to renew below assumed market rents.

·                  Renewals: Renewals for spaces under 30,000 square feet are assumed to be 80%, 50%, 65% for malls, strip shopping centers and offices, respectively, at assumed market rates.  Landmark, Park West, and Riverwalk are assumed to renew at the lesser of market rents or the expiring rent.  Spaces over 30,000 square feet are assumed to remain in their current vacant or leased condition through the Spinco Feasibility Analysis Period and renew at their current terms to the extent their contracts expire.  Spinco currently has 17 leased and 5 vacant spaces over 30,000 square feet.  Two of the over 30,000 square feet leased spaces are reflected in the rent from tenants with licensing agreements below.

·                  Turnover Vacancy: Turnover vacancy is the assumed vacancy period between when a non-renewing tenant terminates and a new tenant lease becomes effective.  Consistent with industry standards provided by ACG Professionals, a recognized provider of commercial real estate financial assumptions, the feasibility analysis assumes turnover vacancy for spaces under 30,000 square feet are 12 months, 12 months, and 9 months for malls, strip shopping centers and offices, respectively.

·                  Market Rents: Market rents are based on budgeted 2010 property-specific and space-specific average rent to grow at 7.5%, 4.0%, 5.3%, 5.3% and 4.1% for 2011, 2012, 2013, 2014 and 2015, respectively.

·                  Rents from Tenants with Licensing Agreements: Rents from tenants with licensing agreement typically includes both revenue from (i) kiosks, sales booths or temporary stands and (ii) traditionally leased spaces with both short-term and long-term licensing agreements.  Short-term licenses for traditionally leased spaces are utilized to mitigate lost revenue over the short-term.  Long-term licenses for traditionally leased spaces are occasionally used to

8

strategically maintain more control, flexibility and termination rights over a space than typical under a formal lease.  Because rents from licenses have recently declined more than other revenue sources, the feasibility analysis assumes the recovery will also occur more rapidly than other revenue sources.  By property rents from tenants with licensing agreements are assumed to grow at 7%, 5%, 5%, 3%, and 3% for 2011, 2012, 2013, 2014, and 2015, respectively.  Two spaces over 30,000 square feet are occupied by tenants with licensing agreements.  Upon their respective agreements expirations these two spaces are assumed to be filled at or above their current rents.

·                  Office Rent Abatements: Office rent abatements assumes, consistent with industry standards, on average new office tenants will receive three months of free rent as an incentive to change office location and sign a new lease.

·                  Advertising Revenue: Advertising revenue is based on historical advertising revenues from tenants and is assumed to grow by 7%, 5%, 5%, 3%, and 3% for 2011, 2012, 2013, 2014 and 2015, respectively.

Expense Reimbursement Revenue: Expense reimbursement revenue includes reimbursements for occupancy charges, HVAC, and other utilities.

·                  Occupancy Charges’ Reimbursement Revenue:  Reimbursement for occupancy charges includes lease specific charges for real estate taxes, insurance, repairs and maintenance, cleaning, security, marketing, and selected food court costs.  These lease specific charges incorporate current lease terms, assumptions for underlying costs, lease renewals and turnover vacancy and are assumed to grow at 1% to 4% annually.

·                  HVAC Reimbursement Revenue:  Reimbursement for HVAC includes allocated property-specific HVAC costs and is assumed to grow at 4%.

·                  Other Utilities’ Reimbursement Revenue:  Reimbursement for other utilities includes property-specific costs for light, power, gas, water and related administrative charges and is assumed to grow at the annual rate of inflation.

Retail Sales Percent Revenue:  Retail sales percent revenue is based on sales formulas specific to each lease as well as sales growth and renewal assumptions.  Tenant-by-tenant sales are based on each applicable tenant’s 2009 sales year plus a growth factor or sales growth assumption.  The sales growth is based on nominal GDP growth per the CBO dated August 2009, which is 4.0%, 5.3%, 5.3%, 4.1% and 4.1% for 2011, 2012, 2013, 2014, and 2015, respectively.  Renewals are assumed to be 80%, 50%, 65% for expiring malls, strip shopping centers and office leases, respectively.  This category also includes revenue from tenants who are paying a percentage of sales in lieu of base rent.

9

Miscellaneous Revenue:  Miscellaneous revenue includes photography services, telephone charges, stroller rentals, gift cards, and other services to retail mall shoppers and is assumed to grow at 4.0% consistent with historical experience.

Operating Expenses & Real Estate Taxes: Operating expenses & real estate taxes is based on the following assumptions:

·                  Operating Expenses: Operating expenses include projected expenses for security, cleaning, utilities, and insurance.  These expenses are projected to grow at the annual rate of inflation.

·                  Real Estate Taxes: Real estate taxes are assumed to grow at 3.5% per year except for California which is assumed to grow at 2.0% per year based on the potential impact of proposition 13.

Repairs, Maintenance & Food Court Expenses: Repairs, maintenance & food court expenses is based on 2009 expense levels, and is assumed to grow at the annual rate of inflation.

Marketing:  Marketing includes costs related to advertising and marketing services provided on behalf of the properties and tenants.  Marketing is assumed to grow at the annual rate of inflation.

Other Property Operating Expenses:  Other property operating expenses includes bad debt expenses, ground rent, local general administrative expenses, and rent for corporate office space.  Bad debt expenses are assumed to be 1% of total revenues.  Ground rent is based on contractual tenant-specific terms through lease expiration and then assumed to grow at the annual rate of inflation consistent with the terms of underlying agreements.  Local general administrative expenses, which are not recoverable from tenants, are also assumed to grow at the annual rate of inflation.  Rent for corporate office space is assumed at contractual rents where leases are in place and market rents where leases are not in place.

Cash NOI Adjustments:  Cash NOI adjustments is based on Spinco’s pro-rata share of joint ventures with the Summerlin Hospital Medical Center, Golf Courses at Summerlin and the Canyons.  These joint ventures and their assumptions are covered below in Section iii, “Developmental Properties’ and Other Assets’ Assumptions.”

Spinco’s Cash Flow Statement: The following assumptions relate to Spinco’s Cash Flow statement.  Except where noted, they include assumptions related to operating retail properties, developmental properties and other assets, and corporate overhead.  Additional assumptions related to developmental properties and other assets are included below in Section iii, “Developmental Properties’ and Other Assets’ Assumptions.”

Leasing and Capital Costs:  Leasing and capital costs includes tenant allowances and improvements, leasing commissions, ordinary capital costs, and development capital as follows:

10

·                  Tenant Allowances and Improvements: Tenant allowances and improvements are based on specific assumptions by property type for 2010 and are assumed to grow at the annual rate of inflation.  Tenant allowances and improvements are assumed to be paid upon the signing of a new lease or renewal of an expiring lease based on historical trends.  No tenant allowances and improvements are assumed for spaces over 30,000 square feet.

	Percentages			Cost Per Square Foot
	New Lease	Renewal	Total	New Lease	Renewal

Tenant Allowances and Improvements

Regional Mall & Industrial Properties	20.0%	80.0%	100.0%	$45.00	$20.00
Strip Shopping Centers	50.0%	50.0%	100.0%	$20.00	$5.00
Office Buildings	35.0%	65.0%	100.0%	$20.00	$5.00

·                  Leasing Commissions:  Leasing commissions are based on specific assumptions by property type for all spaces under 30,000 square feet.  Leasing commissions for regional malls, industrial properties, and strip shopping centers are based on historical leasing costs, while leasing commissions for office buildings are based on guidelines published by the Building Owners Management Association International, a recognized industry association.   Leasing commissions are assumed to be paid upon the signing of a new lease or renewal of an existing lease.  No leasing commissions are assumed for spaces over 30,000 square feet.

	Percentages			Cost Per Square Foot
	New Lease	Renewal	Total	New Lease	Renewal

Leasing Commissions

Regional Mall & Industrial Properties	20.0%	80.0%	100.0%	$5.00	$3.50
Strip Shopping Centers	50.0%	50.0%	100.0%	$5.00	$3.50
Office Buildings (1)	35.0%	65.0%	100.0%	$5.0%	$2.5%

(1)	Office buildings’ leasing commissions is assumed to be 35.0% new deals at 5.0% of revenue and 65.0% renewals at 2.5% of revenue.

·                  Ordinary Capital Expenditures: Ordinary capital expenditures are based on capital budget plans for 2010 and estimated maintenance-level ordinary capital expenditures for 2011 through 2015.  For 2011 ordinary capital expenditures for regional mall and industrial properties, strip shopping centers, and office buildings is based on historical trends, and are assumed to be $0.75 per square feet, $0.35 per square feet and $0.50 per square feet, respectively and grow at the annual rate of inflation.

11

·                  Development Capital:  Development capital is based on property-specific capital required to finish existing projects currently in process or work that enables Spinco to maintain the competitive nature of its projects.  Specific material projects include various activities at Elk Grove Promenade, Kendall, South Street Seaport, and Ward Center.  Elk Grove Promenade’s development capital includes a $6.0 million reimbursement to Spinco related to the completion of offsite work.  Kendall’s development capital includes $3.7 million of expenditures through 2011 to fulfill contractual obligations, and maintain future flexibility by meeting local requirements for easements and entitlements.  Kendall’s expenditures are offset by a $2.2 million reimbursement from the local municipality.  South Street Seaport’s development capital includes $18.9 million of expenditures through the Spinco Feasibility Analysis Period to maintain the optionality for an increased density development plan.  Ward Centers’ development capital includes $26.5 million of expenditures through 2011 to complete a parking deck which will help Ward Centers’ other retail operations, and fulfill commitments to local authorities.

Corporate Costs, Net: Corporate costs is based on the assumed staffing levels for costs related to general administrative activities, surety bond related costs, the use of a Transition Services Agreement with GGP as Spinco is spun-off from GGP and limited significant development in the future.

·                  Support Costs:  Support costs include the general administrative and other costs which are not directly related to property operations such as surety bond related costs.  These include costs for the personnel and related services for approximately 75 employees in the executive, legal, finance and treasury operations, accounting services, information technology, human resources, development, asset management, and leasing functions.

·                  Surety Bond Related Costs: Surety bond related costs are based on the assumption that for the 24 months following emergence Spinco will have the option to utilize existing GGP agreements with surety companies and pay GGP a 1.0% financing fee based on Spinco property surety bond exposure plus reimburse GGP for the actual premiums paid to sureties for such surety bonds. After the 24 month period Spinco is assumed to transition their existing bonds to an independent facility which will also be used for surety bonds required for Spinco’s MPC business in the ordinary course. Spinco’s ability to obtain this independent facility is subject to future market conditions and financial institutions willingness to enter into agreements with Spinco to provide the necessary surety bonds and letters of credit.

·                  Transition Services Agreements:  Transition Services are assumed to be provided by GGP and its subsidiaries under a Transition Services Agreement

12

to supplement Spinco’s corporate department at all levels starting October 1, 2010 and will be terminated as Spinco builds its internal capabilities to perform these activities.  To the extent that Spinco is unable to hire staff in a timely manner, there will be costs in addition to those in the table below, for outsourcing or for interim management.  There can be a risk that Spinco will require a different scope of transition services for a various length of time.

·                  Limited Significant Development:  The Spinco feasibility analysis does not currently include significant development income or costs outside of the existing master planned communities operations.  It is anticipated that the Spinco Board and executive team will need to determine appropriate development strategies for each property and secure the necessary resources to implement the resultant plans.  As such, Spinco’s feasibility analysis includes staffing commensurate with the current level of activity.  To achieve future development plans, additional resources may need to be retained.

	Q4						Spinco Proj.
($'s in Millions)	2010	2011	2012	2013	2014	2015	Period

Corporate Costs, Net

TSA Costs	$2.5	$6.0	$0.8	$0.0	$0.0	$0.0	$9.4

Support Costs
Employee Compensation	1.9	13.5	17.4	18.3	18.8	19.4	89.2
Professional Fees	7.6	12.5	9.9	9.9	9.9	9.9	59.6
Insurance / Surety Bond Costs	1.1	8.9	9.7	11.4	11.5	11.7	54.3
3rd Party Outsourcing Costs	0.1	1.9	2.9	3.2	3.2	3.2	14.4
Other	0.8	2.2	2.2	2.2	2.2	2.2	11.9
Total Support Costs	11.4	39.0	42.1	45.0	45.6	46.4	229.4

Total Corporate Costs, Net	$13.9	$45.0	$42.9	$45.0	$45.6	$46.4	$238.8

Income Tax:  Income tax due under Spinco’s feasibility analysis is based on master planned communities’ deferred gains, current retail and office operations, and deductions from the recognition of losses and other tax attributes.  Income taxes on master planned communities’ deferred gains is related to previous years’ sales that become payable at certain completion thresholds.  Current retail and office operations are assumed to be taxed at 39.08%.  Previously suspended deductions are assumed to be available to the extent of one half of the applicable taxable income each year until exhausted.

Spinco Indemnity: The Spinco indemnity is an obligation on the part of GGP to reimburse Spinco for certain tax payments as outlined in the Investment Agreements.  New GGP’s obligation to indemnify Spinco is capped by the Indemnity Cap, which for purposes of this analysis is estimated to be $303.8 million, plus any interest or penalties payable with respect to the tax liabilities relating to the master planned communities’ deferred gains.. Based on current assumptions, Spinco is not expected to utilize the full amount of the indemnity during the Spinco Feasibility Analysis Period.  The indemnity payment with respect to any taxable year is assumed to be limited to the lesser of (i) 93.75% of Spinco’s cash tax obligation for deferred

13

master planned communities gains related to pre-March 31, 2010 sales (assuming such sales and certain historic interest deductions were Spinco’s only tax item in the applicable taxable year) and 100% of any interest payable with respect thereto or (ii) Spinco’s cash income tax obligation in such taxable year.  Any excess of (i) above over (ii) above is assumed to be paid in subsequent years as taxes become payable by Spinco.

	Q4						Spinco Proj.
($'s in Millions)	2010	2011	2012	2013	2014	2015	Period

Cash Income Taxes and Spinco Indemnity

Spinco Indemnity Related Tax (Obligations) and Benefits:
93.75% of Deferred Gains Related To Pre 03/31/10 MPC Sales(1)	$(1.2)	$(20.3)	$(48.0)	$(92.7)	$3.7	$(10.9)	$(169.4)
Less: 93.75% of 163(j) Interest Deduction	0.4	12.2	0.3	—	0.6	15.3	28.9
	(0.8)	(8.1)	(47.7)	(92.7)	4.3	4.4	(140.5)
Other Tax (Obligations) and Benefits(2)	0.1	(8.1)	(39.3)	(29.4)	(40.3)	(47.9)	(164.9)
Cash Income Tax Obligations	(0.7)	(16.2)	(87.0)	(122.2)	(36.0)	(43.5)	(305.5)
Cash Received / (Paid) by Spinco Under the Spinco Indemnity	0.7	8.1	68.7	96.8	(0.6)	(4.4)	169.4

Net Cash Requirements	$—	$(8.0)	$(18.2)	$(25.3)	$(36.5)	$(47.9)	$(136.1)

(1)   Because of limited first quarter 2010 activity the pro forma income tax assumption used December 31, 2009 balances for deferred gains to estimate deferred gains as of March 31, 2010.

(2)   Includes (i) the remaining 6.25% of the Spinco Indemnity related tax (obligations) and benefits, (ii) deferred gains related to post 03/31/10 MPC Sales, (iii) interest of $21.0 million in 2012 and $4.1 million in 2013 and (iv) other tax obligations and benefits related to non-MPC activities.

Interest Income:  Interest income assumes interest rates of 0.6%, 1.4%, 2.0%, 2.8%, and 3.7% in 2011, 2012, 2013, 2014 and 2015, respectively, applied to the prior periods’ ending book cash.  These assumed rates are based on a 30 day treasury yield curve provided by Concord Financial on June 24, 2010.

Master Planned Communities’ Cash Adjustment:  Master planned communities’ cash adjustment includes all adjustments between accrual based master planned communities NOI and net cash flow generated by master planned communities, which are not contained elsewhere.

Other Cash Flow Adjustments: Other cash flow adjustments includes the Arizona Office Note, a preferred equity interest, and pre-petition and administrative claims.

·                  Arizona Office Note: The Arizona office note includes contractual payments from GGP to Spinco which is related to certain rental income from an office building owned by GGP.  These payments are approximately $6.9 million per year terminating in 2015.

·                  Preferred Equity Interest: Preferred equity interest includes dividends paid to Spinco on a $26.8 million face amount preferred interest with a dividend payable at LIBOR plus 90bps.   LIBOR is based on a forward 30 day interest curve of 0.5%, 1.0%, 1.8%, 2.5%, and 3.2% in 2011, 2012, 2013, 2014 and 2015, as provided by Concord Financial on September 20, 2010.

14

·                  Pre-petition and Administrative Claims: Pre-petition and administrative claims assume the payment of $5.0 million in Q4 2010 based on a detailed review of Spinco’s pre-petition and administrative claims and provisions in the Cornerstone Investment Agreement outlining allocation of these claims between GGP and Spinco.

Cash Interest: Cash interest is based on assumed debt balances and contractual interest related to mortgage debt and SIDs and includes the following:

·                  Mortgage Debt Cash Interest:  Cash interest on mortgage debt assumes an opening consolidated mortgage debt balance of $270.0 million as of October 1, 2010 and interest rates between 4.3% - 6.5% for various mortgage debts including Bridgeland, Ward Centers and 110 North Wacker.

·                  SIDs Cash Interest:  Cash interest on SIDs assumes an opening consolidated mortgage balance of $64.4 million as of October 1, 2010 and interest rates between 6.0% - 7.9% for various SIDs.  The opening SID balance includes debt related to the Summerlin MPC, the Summerlin Center, and Ward Centers.  This incremental debt is assumed to be serviced by Summerlin; however, the cash is held by the municipality until certain assumed thresholds are met as outlined in net development costs.  The Summerlin MPC is assumed to borrow an additional $93.4 million of SIDs in the ordinary course during the Spinco Feasibility Analysis Period, as new communities requiring public infrastructure are assumed to be started.

Debt Amortization: Debt amortization assumes contractual amortization schedules included in mortgage debt and SID documents.

Debt Repayments and Fees:  Debt repayments and fees includes Bridgeland’s assumed repayment of $7.0 million in 2011.  Bridgeland’s repayment is contingent on the start of an infrastructure project by the local government.

Proceeds from Capital Transactions: Proceeds from capital transactions is assumed to be $250.0 million based on the closing of the Investment Agreements on the Effective Date of the Plan.  The Investment Agreements assume the Sponsors will purchase from Spinco an aggregate of 5.25 million shares of Spinco Common Stock for an aggregate purchase price of $250.0 Million.

Letter of Credit Collateralization:  Letter of credit collateralization assumes cash collateralization of a portion of Spinco’s letter of credit face value outstanding.

Cash Distributions to Holders of Common Stocks and Preferred Stocks: The feasibility analysis does not include any cash distributions to holders of common stock and preferred stocks during the Spinco Feasibility Analysis Period.

Starting Cash: Under the Investment Agreements all cash balances of Spinco

15

prior to emergence are assumed to accrue to GGP,other than cash in transit at emergence and lot sales at Summerlin after September 7, 2010.  Starting cash is assumed to consist of the $250.0 million of proceeds from the sale of stock at emergence.

iii.           Developmental Properties’ and Other Assets’ Assumptions

Cash activities associated with developmental properties and other assets include 14 land parcels, 7 offices and 7 miscellaneous assets.  Except where noted these cash activities were each developed separately based on the assumptions outlined for operating retail properties.  These assumptions are incremental to the retail operating properties’ assumptions related to the “Retail Other” section of Spinco’s NOI statement and Spinco’s cash flow statement.

Land Parcels:  Cash activities associated with land parcels include carrying costs and limited land improvement costs for various properties being held for future development.  Carrying costs for land parcels include real estate taxes, repairs and maintenance, security, and utilities.  The assumptions for these cash activities are consistent with the assumptions in the “Property Operating Expenses” portion of Spinco’s NOI statement as described in section ii “Operating Retail Properties’ Assumptions.” The limited land improvement costs include obligatory infrastructure improvements and similar expenditures to maintain developmental optionality.

Offices: Cash activities associated with offices include rent from tenants, operational payments, and leasing and capital costs for 7 office buildings consistent with assumptions included in the “Property Revenues,” “Property Operating Expenses,” and “Leasing and Capital Costs” portions of Spinco’s NOI and Cash Flow statements as described in section ii “Operating Retail Properties’ Assumptions.”  The largest of the 7 offices cash activities are those related to 110 North Wacker.   Cash activities associated with 110 North Wacker are based on a contractual lease and include net rent payments from Spinco’s tenant, GGP, of $1.2 million, $6.1 million, $6.2 million, $6.4 million, $6.5 million, and $6.7 million in 4Q 2010, 2011, 2012, 2013, 2014, and 2015, respectively.  This lease is a triple net lease, and as such assumes GGP pays for all of the operational costs.  110 North Wacker cash activities also include cash interest payments and debt amortization payment as part of Spinco’s Cash Flow statement.

Cash Flows for Miscellaneous Assets: Cash activities associated with miscellaneous assets include cash inflows and outflows for Arizona Office Note, corporate office space, three other unconsolidated joint ventures and two air rights to develop the space above existing GGP facilities.

·                  Arizona Office Note: Cash activities associated with Arizona Office Note include annual payments of $6.9 million per year from GGP to Spinco included in the “Other Cash Flow Adjustments” line item of Spinco’s Cash Flow statement as described in section ii “Operating Retail Properties’ Assumptions.”  This property will be owned by GGP upon emergence and no real property interest therein will be transferred or assigned to Spinco.  The annual payments will expire on December 31, 2015.

16

·                  Corporate Office Space:  Cash activities associated with corporate office space include rent payments made by Spinco for corporate office spaces in three geographic regions. These rent payments are included in the “Other Property Operating Expense” line item on Spinco’s NOI statement as described in section ii “Operating Retail Properties’ Assumptions.”  For the three corporate office spaces Spinco is assumed to pay $0.2 million, $0.8 million, $0.8 million, $0.8 million, $0.8 million, and $0.9 million in 4Q 2010, 2011, 2012, 2013, 2014, and 2015, respectively.

·                  Other Unconsolidated Joint Ventures: Cash activities associated with unconsolidated joint ventures include payments to Spinco for the Summerlin Hospital Medical Center, and the Golf Courses at Summerlin and the Canyons.  The payments are based on three joint venture’s management team’s assumed net cash flow to Spinco and are included in the “Cash NOI Adjustments” line item of Spinco’s NOI statement as described in section ii “Operating Retail Properties’ Assumptions.”  Payments to Spinco for the Summerlin Hospital Medical Center are based on the joint venture’s management team’s assumed net cash flow to Spinco and Spinco’s 6.8% interest.  Payments to Spinco for Golf Courses at Summerlin and the Canyons are based on the joint ventures’ management teams’ assumption about operations and Spinco’s right to the approximate $3.9 million balance of GGP’s original investment in the Golf Courses at Summerlin and the Canyons assumed as of October 1, 2010 and 20% of all net operating profits from the Golf Courses at Summerlin and the Canyons through October 31, 2021.

·                  Air Rights: There are no cash activities associated with air rights to build structures over facilities owned by GGP’s Ala Moana Mall in Honolulu, Hawaii and Fashion Show Mall in Las Vegas, Nevada.

17

Master Planned Communities

MASTER PLANNED COMMUNITIES’ INCOME STATEMENT

(Dollars in Millions)

	Q4 2010	2011	2012	2013	2014	2015
Land Sale Revenue	$25	$119	$190	$247	$255	$330
Other Revenue	1	6	6	6	6	7
Total Revenue	$26	$125	$196	$254	$261	$336

Cost of Land Sales	14	112	109	163	140	189
SG&A Expenses	5	16	16	17	15	17
Real Estate Taxes	3	7	8	6	6	6
Total Expenses	$22	$135	$133	$186	$162	$211

Consolidated Net Operating Income	$4	$(10)	$63	$68	$100	$126
NOI from Unconsolidated Properties	$1	$10	$18	$16	$18	$15
Pro Rata Net Operating Income	$6	$(0)	$81	$84	$117	$141
Y-o-Y % Change	n/a	n/a	n/a	3.19%	39.50%	20.55%

MASTER PLANNED COMMUNITIES’ CASH FLOW

(Dollars in Millions)

	Q4 2010	2011	2012	2013	2014	2015
Net Operating Income	$4	$(10)	$63	$68	$100	$126
Adjustments:
Net Development Costs	(2)	(41)	(78)	(82)	(81)	(124)
Cost of Land Sales	12	96	109	163	140	189
Land Sale Deposits/Deferred Land Sales	1	3	0	0	—	—
Builder Receivable	1	1	1	0	—	—
Capitalized Overhead	(1)	(5)	(5)	(5)	(4)	(4)
Capitalized Real Estate Taxes	(2)	(3)	(3)	(3)	(3)	(4)
Nouvelle Cash Adjustment	3	20	—	—	—	—
Other	(0)	(4)	(3)	(8)	(10)	(13)
Total NOI to cash adjustments	$11	$68	$22	$65	$43	$44
Consol. Unlevered Free Cash Flow	$15	$58	$85	$133	$143	$170

Cash Interest	(2)	(5)	(5)	(5)	(5)	(4)
Debt Amortization	(1)	(4)	(4)	(7)	(8)	(8)
Debt Repayments	—	(7)	—	—	—	—

Consol. Levered Free Cash Flow	$12	$42	$76	$121	$130	$158

Cash Flow From Unconsolidated Operations	—	—	—	—	47	68
Total Levered MPC Free Cash Flow	$12	$42	$76	$121	$177	$226

1

Spinco’s NOI

COMBINED NOI

(Dollars in Millions)

	Q4 2010	2011	2012	2013	2014	2015
Retail and Other:
Property Revenues:
Base Rent & Abatements	$17	$69	$75	$80	$84	$89
Expense Reimbursement Revenue	6	19	20	20	20	20
Retail Sales Percent Revenue	0	6	7	7	7	8
Miscellaneous Revenue	0	2	2	2	2	2
Total Retail and Other Revenue	23	97	104	108	113	119

Property Operating Expenses:
Operating Expenses & Real Estate Taxes	8	35	37	38	39	40
Repairs, Maintenance & Food Court Expenses	4	17	17	17	17	18
Marketing	0	0	0	0	0	0
Other Property Operating Expenses	3	11	10	10	11	11
Total Retail and Other Operating Expenses	$16	$63	$64	$66	$67	$69

Cash NOI Adjustments	1	4	5	5	5	5
Retail and Other Cash NOI	$8	$39	$44	$47	$50	$54

Non-Cash NOI Adjustments	—	—	—	—	—	—
Retail and Other NOI	$8	$39	$44	$47	$50	$54

Master Planned Communities:
Total MPC Revenue	26	125	196	254	261	336
Total MPC Expenses	22	135	133	186	162	211
MPC NOI	$4	$(10)	$63	$68	$100	$126

Unconsolidated MPC NOI	1	10	18	16	18	15
Total MPC NOI	$6	$(0)	$81	$84	$117	$141

Real Estate Property NOI	$14	$38	$125	$131	$167	$196

Retail, Other Cash and MPC NOI	$14	$38	$125	$131	$167	$196

1

Spinco’s Cash Flow

CONSOLIDATED CASH FLOW

(Dollars in Millions)

	Q4 2010	2011	2012	2013	2014	2015
Retail, Other Cash and MPC NOI	$14	$38	$125	$131	$167	$196

Leasing and Capital Costs	(11)	(31)	(16)	(19)	(13)	(12)

Corporate Costs, Net	(14)	(45)	(43)	(45)	(46)	(46)
Strategic Initiatives	—	—	—	—	—	—
Reorganization / Transaction Costs	—	—	—	—	—	—
Income Tax	(1)	(16)	(87)	(122)	(36)	(44)
Spinco Indemnity	1	8	69	97	(1)	(4)
Interest Income	0	1	3	5	9	17
Proceeds from Sales of Investment Properties	—	—	—	—	—	—
MPC Cash Adjustment	10	58	3	49	73	97
International Cash Adjustment	—	—	—	—	—	—
Other Cash Flow Adjustments	(4)	7	7	8	8	8
Cash Flow from Operations and Investing	$(6)	$21	$62	$104	$162	$211

Cash Interest	(5)	(17)	(16)	(16)	(16)	(16)
(Maturity Payments) / Proceeds from Financing	—	—	—	—	—	—
Debt Amortization	(3)	(10)	(11)	(16)	(16)	(15)
Debt Repayments and Fees	—	(7)	—	(0)	—	—
Proceeds from Capital Transactions	250	—	—	—	—	—
Letter of Credit Collateralization	(4)	—	—	—	—	—
Cash Distributions to Holders of Common Stock and Preferred Stock	—	—	—	—	—	—
Cash Flow after Financing	$232	$(13)	$35	$71	$130	$180

Cash Dividend	—	—	—	—	—	—

Net Cash Flow After Dividend	$232	$(13)	$35	$71	$130	$180

Starting Cash	—	232	219	254	325	456
Net Cash Flow After Dividend	232	(13)	35	71	130	180
Ending Cash	$232	$219	$254	$325	$456	$636

1

Spinco’s(1) Net Income and FFO

NET INCOME AND FFO

(Dollars in Millions)

	Q4 2010	2011	2012	2013	2014	2015
Real Estate Property NOI	$14	$38	$125	$131	$167	$196

Corporate Costs, Net	(14)	(45)	(43)	(45)	(46)	(46)
Strategic Initiatives	—	—	—	—	—	—
Reorganization Costs	—	—	—	—	—	—
Income Taxes Expenses	(2)	(6)	(20)	(23)	(36)	(47)
Interest Income	0	1	3	5	9	17
Interest Expense	(5)	(17)	(16)	(16)	(16)	(16)
Amortization of Non-cash Interest Expenses	—	—	—	—	—	—
Gain/(Loss) on Impairment/Disposition	—	—	—	—	—	—
Other	—	—	—	—	—	—

Funds From Operations	$(7)	$(28)	$49	$52	$79	$104

Real Estate Depreciation/Amortization(2)	(4)	(17)	(17)	(18)	(18)	(18)
Discontinued Operations / Non-controlling Interest / Other	—	—	—	—	—	—
Net Income / (Loss)	$(12)	$(45)	$32	$35	$61	$85

(1) Includes Spinco’s consolidated operations and Spinco’s pro rata portion of unconsolidated joint ventures.

(2) Projected Real Estate Depreciation/Amortization is based on by property historical levels, remaining book values, and an assumed 45 year straight line depreciation of capital expenditures assumed during the Spinco feasibility analysis.

1

Exhibit 31

SOURCES AND USES OF CASH

Cash Sources and Uses of the Plan

The Sources and Uses of Cash summarize, on an estimated basis, the cash activity of the Plan Debtors and their subsidiaries on the Effective Date.  Sources of cash are compared to uses of cash to determine the cash balance the Plan Debtors and their subsidiaries will have following the Plan Debtors’ emergence from chapter 11.  Solely for presentation purposes, it is assumed that Plan Debtors emerge from chapter 11 on September 30, 2010, thus completing the financial restructuring of General Growth.  All costs presented in the cash usage column of the sources and uses of the Plan are assumed to be incurred and paid if applicable at September 30, 2010.  However, not all of the costs presented in that column will be paid immediately and may be paid when approved by the Bankruptcy Court, when negotiated, or in the ordinary course of business of General Growth.  It should be noted that, notwithstanding the assumption used for this analysis with respect to consummation of the Plan, the Debtors currently estimate that the Plan will be consummated at or around November 8, 2010.  The Plan Debtors believe that the difference between the date assumed for purposes of the Financial Projections and the expected emergence date at or around November 8, 2010 will not have a material impact on these projections.  A separate Sources and Uses of Cash analysis which assumes an emergence date of November 8, 2010 has been provided for illustrative purposes.  In addition, variances in calculation methods are highlighted in the supplemental narrative provided herein.

Per the terms of the Investment Agreements, the Brookfield Investor, Fairholme and Pershing Square, who hold certain debt securities in General Growth, may contribute those claims and accrued interest thereon in lieu of cash to satisfy the purchase price of New GGP Common Stock.  For the purpose of the projections, the cash sources show the gross investments from the Brookfield Investor, Fairholme and Pershing Square and cash uses show gross distributions to the various creditor classes.  However if the Investors elect to contribute their claims in lieu of cash, the cash investment from each Investor and the distribution on account of such claims would be reduced on a dollar for dollar basis.  Pursuant to the Plan, the Hughes Heirs will receive $10 million in cash and, at the Plan Debtors’ option, $220 million in New GGP Common Stock and/or cash.  Default interest on the 2006 Bank Loan Claim as well as potential makewhole obligations owed on the Rouse Note Claims and Exchangeable Notes Claims are in dispute, and therefore these amounts have been excluded from the Sources and Uses of Cash. While the Debtors’ dispute these amounts & assert that no such amounts are owed, to the extent that any of these disputed amounts are allowed, under the Cash Uses column, it would increase the payment of claims and decrease the total cash by as much as $400 million depending on which disputed amounts are allowed.

Cash Sources

Debt & Equity Investments:  Subject to GGP’s cutback rights under the Investment Agreements, the Brookfield Investor is forecasted to invest $2.5 billion of equity, Fairholme is forecasted to invest $2.713 billion of equity, and Pershing Square is forecasted to invest $737 million of equity as well as issue a Bridge Note to New GGP in the amount of $350 million.  The $350 million Bridge Note will have a term of 180 days and will bear interest at a rate of 6%, with a ticking fee accruing from the 90th day at 2% per annum, payable upon termination of the Bridge Note.  The Bridge Note will have an early payment option at GGP’s discretion and GGP will maintain an equity put option to put to Pershing Square New GGP Common Stock at a value of $10 per share in an amount necessary to repay 100% of the Bridge Note.  In addition, as previously announced GGP is forecasting that a $500 million equity investment in New GGP will be funded by Texas Teachers as of the Effective Date at a price of $10.25 per share.(1)

New Debt:  For the purpose of the projections, it is assumed that General Growth will enter into a revolving credit facility on the Effective Date.  The revolver is assumed to remain unfunded as of the Effective Date; however, an estimated $23.6 million in letters of credit are assumed to be issued to replace letters of credit that were issued under facilities refinanced or restructured as part of the transaction.

Pre-Transaction Wholly Owned Cash Balance:  The pre-transaction wholly owned cash balance is calculated by forecasting the cash position generated by the operations of GGP and its wholly-owned entities, forecasted contributions and distributions from joint venture entities, and the inclusion of certain costs and distributions associated with the restructuring and emergence of various Subsidiary Debtors who have or are forecasted to have emerged from chapter 11 prior to September 30, 2010.  For an explanation of the Plan Debtors’ projections and assumptions, see the Reorganized General Growth Projections.  Costs and distributions associated with the Subsidiary Debtors include:

·                Closing Fees:  Closing fees consisted of legal fees, appraisal fees, agency fees, extension fees, and special servicer fees associated with refinancing the property level secured debt.

·                Escrow Deposits:  Escrow deposits consisted of estimated funds placed into escrow following refinancing of property level secured debt.  Such deposits included escrows for real estate tax, insurance, ground rent, operating expenses, tenant improvements and leasing, rollover and replacement, and capital expenditures.

·                Catch-up Amortization and Interest on Secured and Mezzanine Debt Facilities:  General Growth is forecasted to have remedied any unpaid amortization on secured property loans as well as unpaid interest on mezzanine debt facilities upon closing of the loans.

(1)  If the New GGP Mandatorily Exchangeable Pre-Emergence Notes are issued in connection with GGP’s exercise of its cutback rights under the Investment Agreements, the amounts invested by Fairholme, Pershing Square and Texas Teachers shall be reduced by the amount of the GGP Mandatorily Exchangable Pre-Emergence Notes (up to $2.15 billion in the aggregate).

2

·                Secured, Administrative, Priority, and Unsecured Claims:  General Growth is forecasted to have made certain payments on various claims throughout the pre-transaction period as determined by the Bankruptcy Court.  Any unpaid claims related to the Subsidiary Debtors are estimated to be paid at emergence of the Plan Debtors for the purpose of projections.

Pre-Transaction Joint Venture Cash Balance:  The pre-transaction joint venture cash balance is calculated by adjusting the General Growth projections for the joint venture properties by forecasted contributions from and distributions to General Growth.

Cash Uses

Ala Moana and Burlington Mezzanine Paydowns:  The GGP Ala Moana LLC secured debt paydown on the Effective Date is assumed to be $137 million, and The Burlington Town Center LLC mezzanine debt paydown is assumed to be $5.5 million per the terms of their restructured loan agreements.

Vacant Anchor Reserves and Other Loan Escrows:  Vacant anchor reserves represent potential funds to be deposited into escrow should certain anchor tenant spaces go vacant per the terms of certain property level restructured loan agreements.  For the purposes of the projections, General Growth is assumed to deposit $34 million into escrow for vacant anchor reserves upon the Effective Date.  For the purpose of the projections, an additional $2 million is forecasted to be deposited into escrow for potential debt service coverage requirements.

Rouse Note Claims:  Pursuant to the Plan, the outstanding principal balances of the Unmatured Rouse Notes are assumed to be reinstated (election by holders of these notes to receive the New Rouse Note as contemplated by the Plan will not change the quantum of debt and will not have a material impact on post-Effective Date interest expense).  The outstanding balances of the Rouse 3.625% Notes due 2009 and the Rouse 8.000% Notes due 2009 are assumed to be paid in cash on the Effective Date.  The allowed amount of accrued interest on all Rouse Note Claims is assumed to be paid in cash on the effective date.  Cash distributions to the Rouse Note Claims under the plan will be $595 million of principal and $62.5 million of estimated accrued interest thereon related to the 3.625% Rouse Notes and 8.000% Rouse Notes.  In addition, $176.9 million of accrued interest on the Rouse 6.750% Notes due 2013, the Rouse 5.375% Notes due 2013, and the Rouse 7.200% Notes due 2012 will be paid in cash.  For the purpose of the projections as discussed previously, the Rouse Note Claims held by the investors are shown as being paid in cash since their investment is being shown in the gross amount.  The remaining Rouse Note Claims of $1.345 billion will either be reinstated or converted into new Rouse Notes.  For the purpose of the projections, it is assumed that the Investors own $305 million of Rouse Note Claims.  To the extent that, on the Effective Date, the Investors hold less than $305 million of Rouse Note Claims, then the amount of Rouse Note Claims reinstated or converted into new Rouse Notes would increase by the difference between $305 million and the amount of Rouse Note Claims held by the Investors at the Effective Date.  Should the Investors sell their positions in the Rouse Note Claims prior to the Effective Date, the amount of Rouse Note Claims reinstated or converted into new Rouse Notes would increase by the amount of Rouse Note Claims sold by the Investors.

3

2006 Bank Loan Claims:  Pursuant to the Plan, the 2006 Bank Loan debt balance of $2.58 billion and the estimated accrued interest of $133.7 million are assumed to be paid in cash by the Plan Debtors on the Effective Date.

Exchangeable Notes Claims:  Pursuant to the Plan, the Exchangeable Notes debt balance of $1.55 billion and the estimated accrued interest of $124.6 million are assumed to be paid in cash by the Plan Debtors on the Effective Date as it is assumed that the holders of the Exchangeable Notes Claims elect the cash distribution option afforded to them in the Plan.

TRUPS Claims:  Pursuant to the Plan, the forecast contemplates that the Plan Debtors will pay an estimated $7 million of accrued interest on the TRUPS Claims in cash on the Effective Date and the loan balance will be reinstated.

GGP/Ivanhoe, Inc. Affiliate Partner Note Claims:  Pursuant to the Plan, the forecast contemplates that the Plan Debtors will pay an estimated $8 million of accrued interest on the GGP/Ivanhoe, Inc. Affiliate Partner Note Claim in cash on the Effective Date and the loan balance will be reinstated.

GGP/Homart II, L.L.C. Partner Note Claims:  Pursuant to the Plan, the forecast contemplates that the Plan Debtors will pay an estimated $23 million of accrued interest on the GGP/Homart II, L.L.C. Partner Note Claim in cash on the Effective Date and the loan balance will be reinstated.

DIP Facility:  Pursuant to the Plan, the forecast contemplates that the Plan Debtors will repay the DIP Facility loan of $400 million and $1.83 million of accrued interest in cash on the Effective Date.

Allowed Administrative Expense Claims:  The Allowed Administrative Expense Claims are comprised of Administrative Expense Claims for anchor tenants, employees, executory contracts, surety bonds, tenant claims, and post petition accrued fees on secured debt.  For illustrative purposes, it is assumed that all Administrative Expense Claims unrelated to Subsidiary Debtors being transferred to Spinco and remaining as of the Effective Date will be paid in cash on the Effective Date.  Administrative Expense Claims related to Subsidiary Debtors being transferred to Spinco will be paid by Spinco on or after the Effective Date.

Allowed Priority Tax Claims:  For illustrative purposes, it is assumed that all Priority Tax Claims unrelated to Subsidiary Debtors transferred to Spinco and remaining as of the Effective Date will be paid in cash on the Effective Date.  Priority Tax Claims related to Subsidiary Debtors being transferred to Spinco will be paid by Spinco sometime after the Effective Date.

Allowed General Unsecured Claims:  The Allowed General Unsecured Claims are comprised of pre-petition claims for accounts payable, accrued expenses, critical vendors and other general unsecured liabilities.  For illustrative purposes, it is assumed that all General Unsecured Claims unrelated to Subsidiary Debtors being transferred to Spinco and remaining as of the Effective Date will be paid in cash upon the Effective Date.  General Unsecured Claims related to Subsidiary Debtors being transferred to Spinco will be paid by Spinco sometime after the Effective Date.

4

Spinco Setup Costs:  Spinco Setup Costs consist of estimated costs related to the formation and implementation of Spinco as of the Effective Date.  For the purpose of the projections, these costs include among other things consent fees, transfer fees, and audit fees.

GGP LP Equity Interests:  For the purpose of the projections, the forecast contemplates payment in cash of the 2009 and 2010 year to date deferred dividend to GGP LP Preferred Equity Unit holders and GGP LP Common Unit holders as of the Effective Date and the equity interests will be reinstated.

GGPLP LLC Preferred Equity Interests:  For the purpose of the projections, the forecast contemplates payment in cash of the 2009 and 2010 year to date deferred dividend to preferred equity holders as of the Effective Date and the equity interests will be reinstated.

Transaction Fees and Expenses:  Transaction fees and expenses include estimates for professional fees incurred but unpaid, professional fee holdbacks for select professional services firms, estimated capital raise fees, a clawback fee related to the Investment Agreements, forecasted success fees and an estimated obligation under a key employee incentive program.  For the purpose of the projections, these transaction fees and expenses are assumed to be paid in cash on the Effective Date.  These amounts will be paid post emergence upon approval by the Bankruptcy Court or in accordance with the terms of their agreements or plans.

Supplemental Narrative:  Sources and Uses of Cash as of November 8, 2010

A Sources and Uses of Cash analysis assuming an emergence date of November 8, 2010 has been prepared for illustrative purposes.  Various changes were made to forecasted sources and uses of cash as a result of adjusting the assumed emergence date.  These adjustments are highlighted below:

Pre-Transaction Wholly Owned Cash Balance:  The pre-transaction wholly owned cash balance as of November 8, 2010 is calculated by adding the forecasted cash position generated by the operations of GGP and its wholly-owned entities, forecasted contributions and distributions from joint venture entities, and the inclusion of certain costs and distributions associated with the restructuring for the period of October 1, 2010 through November 8, 2010 to the assumed pre-transaction wholly owned cash balance as of September 30, 2010.  Adding the additional cash activity to the September 30, 2010 forecasted balance results in a $45 million increase to the pre-transaction wholly owned cash balance.

Pre-Transaction Joint Venture Cash Balance:  The pre-transaction joint venture cash balance is calculated by adjusting the General Growth projections for the joint venture properties by forecasted contributions from and distributions to General Growth through the assumed emergence date of November 8, 2010.  Adjusting the pre-transaction joint venture cash balance results in a reduction of the pre-transaction joint venture cash balance by $ 21 million.

Rouse Note Claims:  The allowed amount of accrued interest on all Rouse Note Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $14.9 million of Rouse Note Claims.

5

2006 Bank Loan Claims:  The estimated accrued interest for the 2006 Bank Loan Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $8.7 million of 2006 Bank Loan Claims.

Exchangeable Notes Claims:  The estimated accrued interest for the Exchangeable Note Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $6.4 million of Exchangeable Note Claims.

TRUPS Claims:  The estimated accrued interest for the TRUPS Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $0.4 million of TRUPS Claims.

GGP/Ivanhoe, Inc. Affiliate Partner Note Claims:  The estimated accrued interest for the GGP/Ivanhoe, Inc. Affiliate Partner Note Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $0.5 million of GGP/Ivanhoe, Inc. Affiliate Partner Note Claims.

GGP/Homart II, L.L.C. Partner Note Claims:  The estimated accrued interest for the GGP/Homart II, L.L.C. Partner Note Claims is calculated by adding accrued interest for the period of October 1, 2010 through November 8, 2010 to the accrued interest balance as of September 30, 2010, resulting in an additional $1.4 million of GGP/Homart II, L.L.C. Partner Note Claims.

Allowed Administrative Expense Claims:  The estimate of Allowed Administrative Expense Claims is calculated by reducing the remaining claims balance as of September 30, 2010 by the claims forecasted to be paid during the period of October 1, 2010 through November 8, 2010.  The result is a decrease of $0.1 million.

Allowed Priority Tax Claims:  The estimate of Allowed Priority Tax Claims is calculated by reducing the remaining claims balance as of September 30, 2010 by the claims forecasted to be paid during the period of October 1, 2010 through November 8, 2010.  The result is a decrease of $3 thousand.

Allowed General Unsecured Claims:  The estimate of Allowed General Unsecured Claims is calculated by reducing the remaining claims balance as of September 30, 2010 by the claims forecasted to be paid during the period of October 1, 2010 through November 8, 2010.  The result is a decrease of $0.4 million.

Transaction Fees and Expenses:  Transaction fees and expenses is calculated by adding estimates for professional fees incurred but unpaid and professional fee holdbacks for select professional services firms for the period of October 1, 2010 through November 8, 2010 to the transaction fees and expenses estimate as of September 30, 2010, resulting in an additional $8 million of transaction fees and expenses.

6

Sources and Uses of the Plan - September 30, 2010

Cash Sources

Brookfield Equity Investment		2,500
Fairholme Capital Management Equity Investment		2,713
Pershing Square Capital Management Equity Investment		737
Pershing Square Capital Management Bridge Note		350
Teacher Retirement System of Texas Equity Investment		500

Pre-Transaction Wholly Owned Cash Balance	594
Pre-Transaction Joint Venture Cash Balance	229

Total Cash		824

Total Cash Sources		$7,624

Cash Uses

Payments Related to Loan Restructuring
Ala Moana & Burlington Mezz Paydown		143
Vacant Anchor Reserves & Other Loan Escrows		36

Payments Related to Creditor and Restructuring Related Distributions
Rouse Note Claims		1,180
2006 Bank Note Claims		2,711
Exchangeable Notes Claims		1,675
TRUPS Claims		7
GGP/Ivanhoe, Inc. Affiliate Partner Note Claims		8
GGP/Homart II, L.L.C.Partner Note Claims		23
DIP Facility Claims		402
Allowed Administrative Expense Claims		44
Allowed Priority Tax Claims		1
Allowed Mechanics’ Lien Claims		44
Allowed General Unsecured Claims		74
Spinco Set Up Costs		15
GGPLP & GGPLP LLC Preferred Equity Interests		21
Hughes Settlement Amount Assumed to be Paid in Cash		10
Transaction Fees and Expenses		366

Post-Transaction Wholly Owned Cash Balance	636
Pre-Transaction Joint Venture Cash Balance	229

Total Cash		865

Total Cash Uses		$7,624

Sources and Uses of the Plan - November 8, 2010

Cash Sources

Brookfield Equity Investment		2,500
Fairholme Capital Management Equity Investment		2,713
Pershing Square Capital Management Equity Investment		737
Pershing Square Capital Management Bridge Note		350
Teacher Retirement System of Texas Equity Investment		500

Pre-Transaction Wholly Owned Cash Balance	639
Pre-Transaction Joint Venture Cash Balance	208

Total Cash		847

Total Cash Sources		$7,647

Cash Uses

Payments Related to Loan Restructuring
Ala Moana & Burlington Mezz Paydown		143
Vacant Anchor Reserves & Other Loan Escrows		36

Payments Related to Creditor and Restructuring Related Distributions
Rouse Note Claims		1,195
2006 Bank Note Claims		2,720
Exchangeable Notes Claims		1,681
TRUPS Claims		8
GGP/Ivanhoe, Inc. Affiliate Partner Note Claims		9
GGP/Homart II, L.L.C.Partner Note Claims		25
DIP Facility Claims		402
Allowed Administrative Expense Claims		44
Allowed Priority Tax Claims		1
Allowed Mechanics’ Lien Claims		43
Allowed General Unsecured Claims		73
Spinco Set Up Costs		15
GGPLP & GGPLP LLC Preferred Equity Interests		21
Hughes Settlement Amount Assumed to be Paid in Cash		10
Transaction Fees and Expenses		374

Post-Transaction Wholly Owned Cash Balance	642
Pre-Transaction Joint Venture Cash Balance	208

Total Cash		850

Total Cash Uses		$7,647

EXHIBIT 32

Disputed Mechanics Liens and Claims Schedule

Lien Claimant		GGP Mall Name

	Chandler Signs	Collin Creek
	HD Supply	Elk Grove
	Laguarda Low	Elk Grove
	RGW Construction, Inc.	Elk Grove
*	A. Teichert & Son d/b/a Teichert	Elk Grove
	Fred Christen and Sons Co.	Shops at Fallen Timbers
	Laibe Electric Company	Shops at Fallen Timbers
	Autland Electrical	Fashion Show
	Desert Eagle	Fashion Show
	Locomm Corporation	Fashion Show
	Silver State Specialties	Fashion Show
	Statewide Fire Protection	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	SW Regional Council of Carpenters	Fashion Show
	Timberwolff Construction	Fashion Show
	A-1 National Fire CO	Freemont Plaza
	Focus One Construction	Freemont Plaza
	Sunbelt Rentals	Freemont Plaza
	Hartford Insurance	Kendall Town Center
*	Amcon Block	Knollwood Mall
	EWI-Electric Wholesalers	Mall of Louisiana
	United Rentals	Mall of Louisiana
	First Floor Carpet One	North Star
	Kone, Inc	North Star
	The Countersource	North Star
	APAC-Southeast, Inc.	Oglethorpe Mall
	Keith Ray Construction	Oglethorpe Mall
	Mong-Thu Design	Oviedo
	A Professional Plumbing	Park West
	HD Supply Electrical Ltd	Park West
	Maricopa Curb	Park West
	Signal One Fire	Park West
	Signal One Fire	Park West
	Signal One Fire	Park West
	Sunland Asphalt	Park West
	Triline	Park West
	Bailey Builders	Plaza 9400
	Edelman	South Street Seaport
	Tech Nel Electric	South Street Seaport
	Vee-Jay Construction	St. Louis Galleria

Lien Claimant		GGP Mall Name

	Clark Pacific	Summerlin
	CMC Steel Fabrications-CMC Alamo Steel	Summerlin
	Crisci Builders	Summerlin
	Gatski Commercial Real Estate	Summerlin
	J&J Enterprise	Summerlin
	Owens Geotechnical/ DBA Nova Engineering	Summerlin
†	Precision Concrete	Summerlin
	Sierra Reinforcing	Summerlin
	Sierra Reinforcing	Summerlin
	Silver State Materials	Summerlin
	Simplex Grinnell	Summerlin
	Sunroc	Summerlin
	Turf Equipment Supply Co.	Summerlin
†	Vratsinas (VCC)	Summerlin
	Panacea Services	Summerlin Village 13
	Cedco Iron	Summerlin-The Ridges
	Silver State Materials	Summerlin-The Ridges
	HD Supply White Cap	Tucson Mall
	Nicholas Consolidated	Tucson Mall
	Century Electric	Vista Commons
*	D.R. Bowles Plumbing	Vista Commons
	Material Supply	Vista Commons
	Nedco Supply	Vista Commons
	Pete King NV Corporation	Vista Commons
	Russel Sigler	Vista Commons
	SWG Mechanical	Vista Commons
	Electrical Solutions	Willowbrook-NJ
	Hanna Design Group	Willowbrook-NJ
	JNJ Construction	Willowbrook-NJ
	Marjam Supply Co.	Willowbrook-NJ
	Simplex Grinnell	Willowbrook-NJ

Notes:

(1)   * Denotes claims where settlement of any disputed amount is pending or in process.

(2)   † Denotes Claims where the parties have stipulated to validity and principal amount of the lien, but the Plan Debtors reserve the right dispute the rate of applicable interest or fees associated with such lien.

(3)   Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Exhibit 33

Execution Version

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------------------------x
:
In re :	Chapter 11 Case No.
:
GENERAL GROWTH :	09-11977 (ALG)
PROPERTIES, INC., et al., :
:	(Jointly Administered)
Debtors. :
---------------------------------------------------------------x

SETTLEMENT AGREEMENT AND RELEASE RELATING TO

CONTINGENT STOCK AGREEMENT DATED JANUARY 1, 1996

This Settlement Agreement and Release (the “Agreement”) is made and entered into as of September 17, 2010 by and between General Growth Properties, Inc. on behalf of itself and its affiliates, including The Rouse Company Limited Partnership, The Howard Hughes Corporation, Howard Hughes Properties Limited Partnership, and Howard Hughes Properties, Inc. (collectively, “GGP” or the “Debtors”) and Platt W. Davis III, David G. Elkins and David R. Lummis, the representatives under that certain Contingent Stock Agreement (collectively, the “Representatives”), effective as of January 1, 1996 (the “CSA”).  The Representatives enter into this Agreement solely in their capacity as the Representatives under the CSA and the Consenting Holder Agreements (as defined below), and not in their individual capacities.  The Debtors and the Representatives hereafter are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Holders (as defined in the CSA) are former shareholders of The Hughes Corporation and beneficiaries of rights under the CSA, or their successors and assigns;

WHEREAS, pursuant to the CSA and related agreements, the Holders have certain deferred payment rights and other rights relating to the merger of The Hughes Corporation and The Rouse Company in 1996;

WHEREAS, in connection with its acquisition of The Rouse Company in 2004, General Growth Properties, Inc. assumed the obligations to the Holders under the CSA;

WHEREAS, commencing on April 16, 2009, and continuing thereafter, the Debtors each commenced voluntary cases (the “Bankruptcy Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Representatives filed five proofs of claims (collectively the “Representative Proofs of Claim”) pertaining to the CSA and the other agreements enumerated therein (the “Related Agreements”), on behalf of the Holders identified on Exhibit A to the Representative Proofs of Claim (together with their respective successors and assigns, the “Consenting Holders”), asserting claims against the Debtors:

·                  No. 7054 filed against Howard Hughes Properties, Limited Partnership

·                  No. 7635 filed against The Rouse Company LP

·                  No. 7673 filed against The Howard Hughes Corporation

·                  No. 7692 filed against General Growth Properties, Inc.

·                  No. 7892 filed against Howard Hughes Properties, Inc.

WHEREAS, each of the Consenting Holders entered into a Consent and Agreement of Holder (collectively, the “Consenting Holder Agreements”) providing the Representatives with specific authority in connection with the representation of the Consenting Holders in these cases;

WHEREAS, Holders Harold M. Morse and James L. Patton, Jr. (together, the Non-Consenting Holders”) filed separate proofs of claim, numbers 5266 and 6524, respectively (the “Individual Proofs of Claim”);

WHEREAS, the Debtors dispute the Representative Proofs of Claim and the Individual Proofs of Claim, and also contend that certain of the rights asserted in the Representative Proofs of Claim and the Individual Proofs of Claim properly are characterized as equity interests in General Growth Properties, Inc., rather than claims;

WHEREAS on August 4, 2010 the Bankruptcy Court entered its Order (I)Granting in Part and Denying in Part Motion of the Representatives Under that Certain Contingent Stock Agreement, Effective as of January 1, 1996, for Relief from Stay to Liquidate the Claims of the Hughes Heirs and to Compel Arbitration, and (II) Denying in Part and Adjourning in Part Debtors’ Motion to Estimate the Hughes Heirs Obligation [Docket No. 5634] (the “Appraisal Panel Order”) directing the parties to proceed with the selection of a neutral third appraiser and to proceed with an expedited appraisal process in accordance with the CSA;

WHEREAS, on August 27, 2010, the Bankruptcy Court entered an order [Docket No. 5863] approving the Debtors’ Disclosure Statement for the Plan Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code as amended and supplemented [Docket No. 5865] (the “Disclosure Statement”) and authorized the Debtors to solicit acceptances of the Plan Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 5869] (the “Third Amended Plan,” and as and when supplemented and amended pursuant to the provisions below, the “Plan”);

WHEREAS, the Debtors currently are soliciting acceptances of the Third Amended Plan;

WHEREAS, on September 3, 2010, the Representatives filed their Motion for a Determination that the Debtors’ Obligations to the CSA Beneficiaries (Also Known as the

2

“Hughes Heirs”) Constitute a Claims Pursuant to 11 U.S.C. § 101(5) [Docket No. 5894] (the “Claim Determination Motion”);

WHEREAS, after extensive arms-length negotiations, the Parties have agreed to settle all disputes relating to the CSA, including valuation of all remaining assets and treatment under the Plan, and to resolve fully and finally all past, present and future obligations under the CSA and all related agreements, including all rights that were or could have been asserted in the Representative Proofs of Claim;

NOW THEREFORE, in order to avoid the further expense of litigation and in consideration of the promises, mutual covenants, agreements, and for other good and valuable consideration acknowledged by the Parties to be satisfactory and adequate, without any admission of liability, the Parties hereby agree as follows:

1.             Consideration.

a.             Settlement Amount.  In full and final satisfaction of all rights, claims or interests held by the Holders under the CSA and any related agreements, as asserted in the Representative Proofs of Claim, Individual Proofs of Claim, or otherwise, the Plan will treat the Holders’ rights as interests in Debtor General Growth Properties, Inc. and will provide the Holders a total of $230 million in value (the “Settlement Amount”) in exchange for their interests, paid in accordance with the Plan.

b.             Initial Payment.  The Plan shall provide that the Debtors shall pay $10 million of the Settlement Amount in cash, in immediately available funds, on the first business day following the Effective Date of the Plan (the “Initial Payment”).

c.             Final Payment.  The Plan shall provide that the Debtors shall have the right and option, in their sole discretion, to pay $220 million of the Settlement Amount in any combination of cash or freely tradable New GGP Common Stock (as defined in the Plan), all as set forth more fully below (the “Final Payment”):

i.              Cash.      If GGP elects to pay part or all of the Final Payment in cash, such payment shall be made by GGP in immediately available funds.

ii.             Stock.    If GGP elects to pay part or all of the Final Payment in New GGP Common Stock, the number of shares to be distributed by GGP shall be calculated by dividing (a) the amount of the Final Payment GGP elects to pay with New GGP Common Stock by (b) the Conversion Price (as defined below).

A.            Conversion Price.  The Conversion Price shall be calculated by taking the volume-weighted average price per share (per Bloomberg VAP function with time settings set to market trading hours) of New GGP Common Stock on the New York Stock Exchange for each of the trading days that occur in the ten consecutive calendar days immediately following, but not including, the Measurement Date (the “Ten Day Measurement Period”).  The Measurement Date shall be the date that is the twentieth (20th) calendar day

3

following the Effective Date of the Plan.  The Conversion Price shall be calculated by an independent third party to be mutually agreed by GGP and the Representatives.

iii.            Notice.  GGP shall on the Measurement Date provide the Representatives notice of the combination of cash and/or New GGP Common Stock that GGP elects to use to pay the Final Payment.

iv.            Final Payment Distribution Timing.  GGP shall distribute any cash portion of the Final Payment as soon as practicable following the Ten Day Measurement Period, but in any event no later than the third business day following the thirtieth (30th) calendar day following the Effective Date of the Plan.  GGP shall distribute any stock portion of the Final Payment as soon as practicable following the Ten Day Measurement Period, but in any event no later than the fifth business day following the thirtieth (30th) calendar day following the Effective Date of the Plan.

e.             Diversion of Portion of Settlement Amount.  The Representatives may deliver one or more Representatives’ Diversion Notices (as defined in the CSA) to direct that one or more amounts, as determined by the Representatives in their sole discretion (collectively, the “Diversion Amounts”), of the Settlement Amount allocable to the Consenting Holders be withheld and instead delivered to or as directed by the Representatives for use in accordance with the CSA and the Consent And Agreement Of Holder executed by each of the Consenting Holders.  The Representatives may deliver a Representatives’ Diversion Notice: (i) with respect to the Initial Payment, on the earlier of two (2) business days after entry of Confirmation Order (as defined in the Plan) or the Effective Date of the Plan, and (ii) with respect to the Final Payment, on or before the Measurement Date.  GGP hereby agrees to deliver the Diversion Amounts to or as directed by the Representatives on the same day as distribution of the Initial Payment and/or the Final Payment, as the case may be, pursuant to Sections 1(b) and 1(c)(iv) above, provided that the Diversion Amount, if any, of the Final Payment shall be in the same proportion of cash and/or New GGP Common Stock as the Final Payment.  The Parties agree that any Diversion Amount is part of the Settlement Amount to be paid pursuant to the Plan, in exchange for the Consenting Holders’ interests, and intend that any portion of the Diversion Amount paid in New GGP Common Stock shall be subject to section 1145(a) of the Bankruptcy Code, provided that each recipient thereof is not an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code.  The Representatives agree, and the Plan shall provide, that upon delivery of any Diversion Amount to the Representatives in accordance with a Representatives’ Diversion Notice, the Debtors shall have no further liability to any Holder with respect to the respective Diversion Amount.

f.              Each share of New GGP Common Stock delivered pursuant to this Agreement will, at the time of delivery, be freely tradable, listed on the New York Stock Exchange, and duly authorized and legally and validly issued.

2.             Releases.

a.             The Plan or Confirmation Order (as defined in the Plan) shall provide that, upon distribution of the Settlement Amount, the Representative Proofs of Claim

4

and the Individual Proofs of Claim shall be deemed satisfied in full and shall be expunged from the claims register.

b.             The Parties each shall bear their own attorneys fees, financial advisory fees, appraisal fees, and any other fees and expenses incurred in connection with the CSA, the Representative Proofs of Claim, or the Bankruptcy Cases.  Notwithstanding the foregoing, the Debtors shall (i) be solely responsible for the payment of any fees and expenses relating to any and all services provided by Jones, Roach & Caringella, Inc. pursuant to the Appraisal Panel Order, and (ii) indemnify, defend and hold harmless the Representatives from and against any and all claims, damages, judgments, penalties, attorney fees, costs and liabilities relating to any fees and expenses relating to any and all services provided by Jones, Roach & Caringella, Inc. pursuant to the Appraisal Panel Order.

c.             The Plan shall provide that all of the Debtors’ obligations to the Representatives and to the Holders under the CSA and the Related Agreements shall be satisfied in full by payment in full of the Settlement Amount contemplated by this Agreement made pursuant to the Plan.  The Plan shall provide that the CSA and the Related Agreements shall be terminated as to the Debtors as of the Effective Date of the Plan, subject to the payment in full of the Settlement Amount in accordance with this Settlement Agreement; provided, however, that the CSA, the Related Agreements, and the Consenting Holder Agreements shall be preserved and continue in full force and effect as between the Holders and the Representatives, except to the extent as otherwise provided in new section 11.8(c) of the Plan.  The Plan shall provide that, as of the Effective Date of the Plan, subject to the payment in full of the Settlement Amount in accordance with this Settlement Agreement, the Holders and the Representatives shall be deemed to have unconditionally released and forever discharged the Debtors, and the Debtors shall be deemed to have unconditionally released and forever discharged the Holders and the Representatives, from any and all claims, interests, suits, judgments, demands, debts, rights, causes of action, obligations, and liabilities whatsoever (other than with respect to the Plan and this Settlement Agreement) including all claims, debts, interests, rights or obligations under the CSA and the Related Agreements that were or could have been asserted against the Debtors in the Representative Proofs of Claim and the Individual Proofs of Claim, and any counterclaims thereto.

3.             Amendment of Plan Releases.

a.             The Plan shall provide that, as consideration for the Settlement Amount, the Representatives and the Holders shall be deemed to have given the releases in Section 11.8(a) of the Plan, notwithstanding any election to the contrary on Plan voting ballots.

b.             The Debtors shall amend Section 11.8(b) of the Plan to include the Representatives, in their capacity as Representatives under the CSA, their attorneys, financial advisors, agents, and representatives, in the parties receiving releases.

c.             The Debtors shall add a new Section 11.8(c) of the Plan as follows:

Releases by Members of Class 4.17.  Upon the Effective Date, and in consideration for the obligations of the Plan Debtors under the Plan, each direct or indirect holder of Claims or Interests in Class

5

4.17 shall be deemed to have unconditionally released and forever discharged the Representatives (as such term is defined in that certain Contingent Stock Agreement dated January 1, 1996) and their respective agents, financial advisors, attorneys, and representatives (but, in each case, solely in their capacities as such) from any and all Claims, suits, judgments, demands, debts, rights, causes of action, and liabilities whatsoever (other than the rights to enforce the Plan and the contracts, instruments, releases or other agreements or documents assumed, passed through, or delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, known or unknown, matured or unmatured, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, including, but not limited to, those that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, relating to the Plan Debtors’ Chapter 11 cases (including without limitation the treatment of the holders of Claims or Interests in Class 4.17); provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

4.             Plan Support Agreement.  The Representatives, on behalf of themselves and the Consenting Holders, shall support confirmation of the Plan and refrain from proposing or supporting a plan not supported by the Debtors.  The Representatives shall not object to confirmation of the Plan and the Representatives shall not encourage any Holder to vote against or object to the Plan.  In addition, the Representatives shall not take any action that would unreasonably delay confirmation or consummation of the Plan.  The Representatives will recommend that all Holders vote in favor of the Plan.  Upon the effective date of this Agreement, the Parties shall not make any public statements disparaging one another, the Plan, or the property to be distributed under the Plan, provided, however, that this restriction shall terminate 90 days after the Effective Date of the Plan.

5.             Other Obligations, Representations, and Warranties of the Debtors.  The Debtors shall promptly seek Bankruptcy Court authorization for supplemental disclosure to the Holders, re-solicitation of acceptances of the Plan by the Holders, and Bankruptcy Court approval of this Agreement and the settlement in connection with confirmation of the Plan.  The Debtors hereby represent and warrant that this Agreement and the settlement contemplated hereby have been duly authorized by GGP’s board of directors and no other approvals or consents are necessary for the Debtors to enter into this Agreement.  The Debtors agree to use their reasonable best efforts to cause the Effective Date of the Plan to occur in sufficient time for the Final Payment to be made prior to December 31, 2010.

6.             Further Assurances.  The Parties shall cooperate to take all steps reasonably necessary to effectuate this Agreement, provided, however, that nothing herein shall require the Representatives to incur any costs or liability other than reasonable expenses of

6

counsel, financial advisors or The Doré Group in connection with Bankruptcy Court approval of this Agreement and the Plan.  The Debtors and Representatives agree not to take any action directly or indirectly inconsistent with the terms and conditions of the Agreement or that would unreasonably delay consummation of the settlement contemplated herein.

7.             Authority of Representatives.  GGP acknowledges, and agrees not to challenge or object to in any regard, the Representatives’ exclusive role as the authorized agent and attorney-in-fact for the Consenting Holders with the full, absolute, unconditional, unlimited, and irrevocable power and authority to represent the Consenting Holders with respect to all aspects of these chapter 11 cases, including voting on the Plan or any other proposed plan of reorganization.  GGP also acknowledges that the Representatives do not have authority to, and do not purport to, bind the Non-Consenting Holders to this Agreement, the Plan, or any provisions contained therein.

8.             No Admission.  By entering into this Agreement, the Parties do not admit any liability to one another or to any other person regarding any matter covered by this Agreement.  The Parties enter into this Agreement only for the purpose of compromise and settlement of disputed rights and to reduce the delay, expense, and uncertainty of continued litigation.

9.             Bankruptcy Court Approval.

a.             The settlement described herein shall be incorporated into the Plan by amendment of the treatment for Class 4.17 consistent with the terms of this Agreement, which amendment shall be in form and substance reasonably satisfactory to Debtors and the Representatives.  The settlement is conditioned upon, and shall be subject to, Bankruptcy Court approval in connection with confirmation of the Plan.  GGP hereby agrees to take all steps reasonably necessary to defend against any objection by any party in interest to this Agreement or the Plan.

b.             The Debtors shall seek approval of a supplemental disclosure describing this Agreement, which disclosure shall be in form and substance reasonably satisfactory to Debtors and the Representatives, and, upon Bankruptcy Court approval of the supplemental disclosure, shall re-solicit acceptances of the Plan from the Holders.

c.             Upon Bankruptcy Court approval of the supplemental disclosure and re-solicitation procedures, the Representatives shall withdraw the Claim Determination Motion with prejudice; provided, however, that the Claim Determination Motion may be reinstated without prejudice in the event this Agreement is terminated pursuant to Section 11.

10.           Effective Date of this Agreement.  This Agreement is effective upon its execution by the undersigned counsel, on behalf of the respective Parties, subject to Bankruptcy Court approval in connection with the Plan as described herein.

11.           Termination.  Either Party may terminate this Agreement if: (i) the re-solicitation of acceptances of the Plan by the Holders pursuant to this Agreement is not approved by the Bankruptcy Court on or before September 30, 2010; (ii) the Plan is not confirmed by December 15, 2010; or (iii) the Effective Date of the Plan has not occurred by January 31, 2011;

7

provided, however, that the right to terminate this Agreement pursuant to this Section 11 shall not be available to either Party whose failure to fulfill any obligation under the Agreement has been the cause of, or resulted in, (i) the failure to obtain approval of the Bankruptcy Court of the re-solicitation of acceptances of the Plan by the Holders on or before September 30, 2010; (ii) the failure of the Plan to be confirmed by December 15, 2010; or (iii) the failure of the Effective Date to occur by January 31, 2011.  Termination of this Agreement in accordance with this Section 11 shall be effective upon delivery of written notice of termination to the undersigned counsel for the Debtors or the Representatives, as the case may be.  Upon an effective termination, this Agreement shall be null and void, including without limitation all obligations of the Representatives contained in section 4 hereof, and the Parties shall be restored to the status quo ante as of the date of this Agreement, (including all rights and remedies available to the Parties as of the date of this Agreement).

12.           Publication.  Neither Party shall issue any press release concerning this Agreement without first providing the other Party with reasonable notice of the proposed text.

13.           Entire Agreement.    This Agreement contains the entire agreement among the Parties relating to this settlement.  It specifically supersedes any and all prior negotiations, understandings and agreements, oral or written, by and between any of the Parties.  This Agreement may not be amended or modified except by a writing duly executed by the Parties.

14.           Binding Effect.  Each person who executes this Agreement represents that he or she is duly authorized to execute this Agreement on behalf of the respective Parties hereto.  This Agreement binds and inures to the benefit of the Parties hereto, their assigns, heirs, administrators, executors and successors.

15.           Counterparts.  This Agreement may be executed by exchange of facsimile or electronically transmitted and executed signature pages, and any signature transmitted by facsimile or in electronic form shall be deemed an original signature for purposes of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

16.           Retention of Jurisdiction.  The Bankruptcy Court shall retain jurisdiction to enforce this Agreement. Any dispute regarding this Agreement shall be adjudicated exclusively by the Bankruptcy Court.

Signatures on Following Page

8

Dated: September 17, 2010
Adam P. Strochak
WEIL, GOTSHAL & MANGES LLP
1300 Eye Street, NW, Suite 900
Washington, DC 20005
Phone: (202) 682-7000
Fax: (202) 857-0939

Attorneys for Debtors

Dated: September 17, 2010
Steven T. Hoort
ROPES & GRAY LLP
One International Place
Boston, MA 02110-2624
Phone: (617) 951-7000
Fax: (617) 951-7050

Attorneys for Representatives under Contingent
Stock Agreement dated January 1, 1996

9

Exhibit 34

Draft - 9/30/10

REGISTRATION RIGHTS AGREEMENT

among

SPINCO, INC.

and

EACH OF THE HOLDERS

PARTY HERETO

Dated as of                     , 2010

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [          ], 2010 (this “Agreement”), is entered into among SPINCO, INC., a Delaware corporation (the “Company”), and the Holders. Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.

W I T N E S S E T H:

WHEREAS, commencing on April 16, 2009, General Growth Properties, Inc. (“GGP”) and certain of its direct and indirect subsidiaries (the “Plan Debtors”) each filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, the [Third] Amended and Restated Joint Plan of Reorganization of the Plan Debtors, as confirmed on [              ], 2010 by an order of the Bankruptcy Court entered on [            ], 2010 (the “Plan”), provides, among other things, that on or prior to the Effective Date, approximately 32.5 million shares of Common Stock of the Company will be distributed to the common and preferred unit holders of GGP Limited Partnership (“GGPLP”), which includes GGP, and then GGP will distribute its portion of such shares to holders of GGP common stock (the “Distribution”);

WHEREAS, the shares of Common Stock to be distributed pursuant to the Plan (the “Shares”), are being issued in reliance upon Section 1145 of the Bankruptcy Code (“Section 1145”) without registration under the Securities Act or any state securities laws;

WHEREAS, notwithstanding the provisions of Section 1145, resales of the Shares may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Shares; and

WHEREAS, the Company is granting to the Holders certain rights to cause the Company to register the Shares and certain other Registrable Securities, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the introduction.

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the preamble.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the States of New York) on which banks are open for business in the States of New York.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock issued by such person, including each class of common stock and preferred stock of such person.

“Company” has the meaning set forth in the preamble.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” has the meaning set forth in the introduction.

“Delay Period” has the meaning set forth in Section 3(d).

“Demand Notice” has the meaning set forth in Section 3(a)(i).

“Demand Registration” has the meaning set forth in Section 3(b).

“Effectiveness Period” has the meaning set forth in Section 3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Free Writing Prospectus” shall have the meaning set forth in Rule 405 under the Securities Act.

“Holder” means each person identified as a Holder on the signature pages hereto who is the record or beneficial owner of Registrable Securities, together with their respective successors and permitted assigns who become parties to this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

2

“Initial Outstanding Amount” has the meaning set forth in Section 3(a).

“Inspectors” has the meaning set forth in Section 5(i).

“Interruption Period” has the meaning set forth in Section 5(k).

“Losses” has the meaning set forth in Section 8(a).

“Marketing Materials” has the meaning set forth in Section 8(a).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 4(a).

“Plan” has the meaning set forth in the preamble.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus, including any Free Writing Prospectus.

“Records” has the meaning set forth in Section 5(i).

“Registrable Securities” means (i) the Shares and (ii) any additional shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of the Shares, or conversion of securities into Shares, in each case, if such shares of Common Stock would, in the hands of such Holder, not be freely transferable in accordance with the intended method of disposition (x) in accordance with Section 1145 or (y) under Rule 144 under the Securities Act, without regard to any information, volume, manner of sale or holding period restriction under Rule 144 under the Securities Act. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed pursuant to Rule 144 under the Securities Act and are no longer “restricted securities”, or (iii) they shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of an offering of Registrable Securities pursuant to a Demand Registration or a Piggyback Registration.

3

“Registration Date” has the meaning set forth in the preamble.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers resales of any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. The term “Registration Statement” shall also include any registration statement filed pursuant to Rule 462(b) to register additional securities in connection with any offering.

“road show” means any “road show” as defined in Rule 433 under the Securities Act, including an electronic road show.

“SEC” means the Securities and Exchange Commission or any other governmental agency at the time administering the Securities Act.

“Section 1145” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Scheduled Black-Out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the earliest of (i) the Business Day after the day on which the Company publicly releases its earnings information for such quarter or annual earnings information, as applicable, and (ii) the day on which the executive officers and directors of the Company are no longer prohibited by Company policies applicable with respect to such quarterly earnings period from buying or selling equity securities of the Company.

“Shares” has the meaning set forth in the preamble.

“Shelf Registration” has the meaning set forth in Section 2(a).

“underwritten registration” or “underwritten offering” means a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

2.             Shelf Registration Statement.

(a)           On or before the date of this Agreement, to the extent permitted by applicable SEC rules, the Company shall use its commercially reasonable efforts to cause a Registration Statement relating to all Registrable Securities, which provides for the sale by the holders thereof (as well as other holders of Common Stock and warrants to acquire Common Stock held by other holders with registration rights) of the Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”), to be declared effective by the SEC.

4

(b)           The Company shall use commercially reasonable efforts to keep the Registration Statement filed pursuant to this Section 2 continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of two (2) years from the date on which the SEC declares such Registration Statement effective, or until such earlier date as all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement. If any Registrable Securities remain issued and outstanding after two (2) years following the initial effective date of such Shelf Registration, upon the request of Holder(s) of at least ten percent (10%) of the Registrable Securities then outstanding, the Company shall, prior to the expiration of such Shelf Registration, file a new Shelf Registration and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practical, such new Shelf Registration.

3.             Demand Registration.

(a)           (i)            Provided that the Company does not have the Registration Statement filed pursuant to Section 2 effective and usable to such Holder or group of Holders requesting a Demand Registration under this Section, at any time after the date that the Company becomes a registrant under the Exchange Act, any Holder or group of Holders holding, in the aggregate, ten percent (10%) or more of the Registrable Securities issued and outstanding immediately following the effective date of the Plan (the “Initial Outstanding Amount”), shall have the right, by written notice given to the Company (a “Demand Notice”), to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Holder(s); provided, however, that (x) the estimated fair market value of the Registrable Securities requested to be registered is equal to at least $10 million (or the entire amount of Registrable Securities then owned by the Holders if the estimated fair market value of the remaining Registrable Securities is less than $10 million), and (y) prior to the time the Company is eligible to use Form S-3 for the registration of Registrable Securities for resale, such Holder(s), in the aggregate, shall only be entitled to one Demand Registration per calendar year pursuant to the provisions of this Section 3(a)(i) unless any Demand Registration does not become effective or is not maintained in effect for the respective periods set forth in Section 3(c), in which case the relevant Holder(s) will be entitled to an additional Demand Registration pursuant hereto. Following the time that the Company becomes eligible for use of Form S-3 (or any successor form), any Holder or group of Holders holding, in the aggregate, ten percent (10%) or more of the Initial Outstanding Amount, shall have the right to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Holder(s); provided, however, that the estimated fair market value of the Registrable Securities requested to be registered is at least $10 million (or the entire amount of Registrable Securities then owned by the Holders if the estimated fair market value of the remaining Registrable Securities is less than $10 million), provided, however, that there shall be no more than five (5) Demand Registrations pursuant to this Agreement.

5

(ii)           Upon receipt of a Demand Notice, the Company shall promptly (and in any event within ten (10) Business Days from the date of receipt of such Demand Notice), notify all other Holders of the receipt of such Demand Notice and allow them the opportunity to include Registrable Securities held by them in the proposed registration by submitting their own Demand Notice. In connection with any Demand Registration in which more than one Holder participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Securities to be included in such offering that the total number of Registrable Securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Securities to be sold), then the Registrable Securities to be offered shall be distributed first, amongst the participating Holders pro rata according to each Holder’s overall percentage of participating Registrable Securities and second, amongst holders of any securities included by the Company (whether for its own account or otherwise) that are not Registrable Securities in any such offering. In the event of such a pro-rata distribution, to the extent that any Holder (or Holders) has not submitted a Demand Notice, or withdraws from the underwriting, then those Shares that would have been allocated pro-rata to the non-participating Holder if they had participated shall be distributed first amongst the participating Holders, pro rata according to each participating Holder’s overall percentage of participating Registrable Securities and second, amongst holders of any securities included by the Company (whether for its own account or otherwise) that are not Registrable Securities in any such offering.

(b)           The Company, within forty-five (45) days of the date on which the Company receives a Demand Notice given by Holders in accordance with Section 3(a), shall file with the SEC, and the Company shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration”). Any Demand Registration may, at the request of the Holders submitting the Demand Notice, be a Shelf Registration to the extent permitted by the rules and regulations of the SEC.

(c)           The Company shall use commercially reasonable efforts to keep each Registration Statement filed pursuant to this Section 3 continuously effective and usable for the resale of the Registrable Securities covered thereby (i) in the case of a Registration that is not a Shelf Registration, for a period of one hundred twenty (120) days from the date on which the SEC declares such Registration Statement effective and (ii) in the case of a Shelf Registration, for a period of two (2) years from the date on which the SEC declares such Registration Statement effective, in either case (x) until such earlier date as all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement, and (y) as such period may be extended pursuant to this Section 3. The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by

6

the aggregate number of days of all Delay Periods and all Interruption Periods occurring with respect to such Registration and such period and any extension thereof is hereinafter referred to as the “Effectiveness Period”.

(d)           The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 3, or suspend the use of any effective Registration Statement under Section 2 or this Section 3, for a reasonable period of time (a “Delay Period”), (i) if the Company has notified the Holders that in the good faith judgment of the Company, it would be materially detrimental to the Company or its security holders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 60 days; provided, that such right to delay a registration pursuant to this clause (d)(i) shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any or (ii) during any Scheduled Black-Out Period; provided, that the total number of days that any such suspension, deferral or delay in registration pursuant to clauses (d)(i) and d(ii) in the aggregate may be in effect in any 180 day period shall not exceed 60 days.

(e)           Notwithstanding any provision of this Agreement to the contrary, if the Company is required to file a post-effective amendment to a Registration Statement to incorporate the Company’s quarterly and annual reports and audited financial statements on Form 10-Q and Form 10-K, the Company may (A) postpone or suspend the filing of such Registration Statement for a period not to exceed thirty (30) consecutive days or (B) postpone or suspend effectiveness of such Registration Statement for a period not to exceed twenty (20) consecutive days; provided that the Company may not postpone or suspend effectiveness of a Registration Statement pursuant to this clause (e) for more than sixty (60) days in the aggregate in any twelve-month period.

(f)            Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 3, in any particular jurisdiction in which the Company would be required to execute a general consent to service of process or qualify to do business in effecting such Registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

(g)           Without prior written notice, the Company shall not include any securities (whether for its own account or otherwise) that are not Registrable Securities in any Registration Statement filed pursuant to this Section 3. Any such securities so included shall be subject to the cut-back provisions of Section 3(a)(ii).

(h)           Holders of a majority in number of the Registrable Securities to be included in a Registration Statement pursuant to this Section 3 may, at any time prior to the effective date of the Registration Statement relating to such Registration, revoke such request by providing a written notice to the Company revoking such request. Any such

7

Demand Request so withdrawn shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3 if the Holders of Registrable Securities who revoked such request reimburse the Company for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on (i) the Company’s failure to comply in any material respect with its obligations hereunder or (ii) the institution by the Company of a Delay Period or the occurrence of any Interruption Period, such reimbursement shall not be required.

4.             Piggyback Registration.

(a)           Right to Piggyback. If at any time the Company proposes to file a registration statement for Common Stock under the Securities Act with respect to a public offering by the Company for its own account or for the account of any other Person who is a holder of securities of the same type as the Registrable Securities (other than a registration statement (i) relating solely to employee benefit plans, (ii) relating solely to a Rule 145 transaction under the Securities Act or (iii) which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement), then the Company shall give written notice of such proposed filing to the Holders at least fifteen (15) days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Securities as they may request (a “Piggyback Registration”). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Securities of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b)           Priority on Piggyback Registrations. The Company shall permit the Holders to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or any other persons included therein. Notwithstanding the foregoing, if the registration statement involves an underwritten offering and the managing underwriter or underwriters advises the Company that in its view marketing factors require a limitation on the number of shares to be underwritten, then there shall be included in such underwritten offering the number or dollar amount of securities of the Company that in the opinion of the managing underwriter or underwriters can be sold without adversely affecting such offering, and such number of securities of the Company shall be allocated for inclusion as follows: (1) first all securities of the Company being sold by the Company for its own account or by any Person (other than a Holder) exercising a contractual right to demand registration; (2) second all Registrable Securities requested to be included by the Holders of securities of the Company and holder of securities of the Company being sold by any Person (other than a Holder) exercising similar piggyback registration rights, pro rata, based on the number of shares beneficially owned by each such Holder and any such Person and (3)

8

third, among any other holders of securities of the Company requesting such registration, pro rata, based on the number of securities beneficially owned by each such holder.

(c)           Right To Abandon. Nothing in this Section 4 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 4(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise. Any such determination not to file or to withdraw a registration statement shall not affect the obligations of the Company to pay or to reimburse all Registration Expenses pursuant to Section 6.

5.             Registration Procedures.  In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2, 3 and 4 (and subject to Sections 2, 3 and 4), the Company shall use commercially reasonable efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           prepare and file with the SEC a Registration Statement for the sale of the Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate in accordance with such Holders’ intended method or methods of distribution thereof, and, subject to the Company’s right to terminate or abandon a registration pursuant to Section 4(c), use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective as provided herein;

(b)           prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable under the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders of the Registrable Securities covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this Section if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act that are incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus except to the extent that such reports related primarily to the offering), the Company shall furnish to the Holders of Registrable Securities covered by such Registration Statement and their counsel for review and comment, copies of all documents required to be filed;

(c)           notify the Holders of any Registrable Securities covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i)

9

when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding the Company or the Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(d)           use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of such Registration Statement or the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States, and to obtain the lifting or withdrawal of any such order at the earliest practicable time;

(e)           furnish to the Holder such number of copies of the preliminary prospectus, any amended preliminary prospectus, any Free Writing Prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(f)            prior to any public offering of Registrable Securities covered by such Registration Statement, use its commercially reasonable efforts to register or qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the Holders of such Registrable Securities shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time required to be so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(g)           upon the occurrence of any event contemplated by Section 5(c)(v), prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of

10

a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h)           use commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted, or, if none, on such securities exchange or automated interdealer quotation system reasonably selected by the Company;

(i)            if such offering is an underwritten offering, make available for inspection by any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company, which shall permit the disclosure of such Records in such Registration Statement or the related Prospectus if (i) necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subsection (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subsection (ii), each Holder of Registrable Securities agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company’s expense, may undertake appropriate action to prevent disclosure of such Records;

(j)            not later than the effective date of a Registration Statement, the Company shall provide to the Holders the CUSIP number for all Registrable Securities; and

(k)           if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, (i) use commercially reasonable efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, addressed to each of the underwriters as to the matters customarily covered in opinions

11

requested in underwritten offerings and such other matters as may be reasonably requested by the underwriters, (ii) use commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures customary for underwritten public offerings, but in any event no less favorable to the indemnified parties than the provisions set forth in Section 8, and (iv) provide for the reasonable participation and cooperation by the management of the Company with respect thereto, including participation by management in road shows, investor meetings and other customary cooperation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

The Company may require each Holder of Registrable Securities covered by a Registration Statement to furnish such information regarding such Holder and such Holder’s intended method of disposition of such Registrable Securities as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Company may exclude such Holder’s Registrable Securities from such Registration Statement.

Each Holder of Registrable Securities covered by a Registration Statement agrees that, on receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v), that such Holder shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(g), or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such request.

Each Holder of Registrable Securities covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus, Free Writing Prospectus, road show or Prospectus in connection with the offering of such Registrable Securities.

6.             Registration Expenses.  Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the

12

Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees, including FINRA filing fees, (ii) all fees and expenses of compliance with securities or “Blue Sky” laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any) and the expenses ordinarily paid by issuers in connection with a road show, (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any “cold comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) the reasonable fees and disbursements of one counsel, other than the Company’s counsel, selected by Holders of a majority of the Registrable Securities being registered, to represent all such Holders, provided that such amount shall not exceed $50,000, (viii) in the event of an underwritten offering, the expenses of the Company and the underwriters associated with any “road show” which are customarily paid or reimbursed by issuers, and (ix) all other costs, fees and expenses incident to the Company’s performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons retained by any Holder, other than one counsel for all such Holders, will be payable by such Holder and the Company will have no obligation to pay any such amounts. The Holders shall be responsible for any underwriting discounts or commissions and transfer taxes relating to the sale of any Registrable Securities pursuant to this Agreement.

7.             Underwriting Requirements.

(a)           Subject to Section 7(c), any Holder shall have the right, by written notice, to request that any take down of the Shelf Registration or any Demand Registration which such Holder is entitled to elect hereunder provide for an underwritten offering but the Company shall be under no obligation to conduct more than two (2) underwritten offerings pursuant to this Agreement.

(b)           In the case of any underwritten offering pursuant to a Demand Registration, the Holders of a majority of the Registrable Securities to be disposed of in connection therewith shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to the Company. In the case of any underwritten offering pursuant to a Piggyback Registration, the Company shall select the institution or institutions that shall manage or lead such offering.

(c)           In the case of any Shelf Registration, Demand Registration or Piggyback Registration that is an underwritten offering, no Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into (i) an underwriting or other agreement with such institution or institutions for such offering, and (ii) powers of attorney and custody agreements, in each case in such form as the Company and such institution or institutions shall reasonably determine; provided, that no holder of

13

Registrable Securities included in any underwritten registration shall be required to make any representation or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s ownership of the shares to be sold pursuant to such underwriting, such holder’s stabilization activities, and with respect to information provided in writing by such holder expressly for use in any Registration Statement) or to undertake any indemnification or contribution obligations to the Company or any underwriter with respect thereto, which is greater than the obligations of the Holders provided in Section 8.

8.             Indemnification

(a)           Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors and agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including costs of investigation or preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or based upon (w) any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto, any preliminary prospectus, any Free Writing Prospectus, any information the Company has filed or is required to file pursuant to Rule 433(d) under the Securities Act, or any other material or information provided to or made available to investors by, or with the approval of, the Company in connection with the offering, including any road show for the offering (collectively, “Marketing Materials”), or (x) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by or on behalf of such Holder expressly for use in the Marketing Materials; provided, however, that the Company shall not be liable to any such Holder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) having previously been furnished by or on behalf of the Company with copies of the Prospectus, such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities by such Holder to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission; and provided further, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if (A) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in all material respects in an amendment or supplement to the Prospectus, (B) having previously been furnished by or

14

on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Securities, and (C) such losses relate to sales during an Interruption Period or Delay Period.

(b)           Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Marketing Materials and agrees to indemnify, severally and not jointly with the other Holders and to the full extent permitted by law, the Company, its directors, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon (x) any untrue or alleged untrue statement of a material fact contained in the Marketing Materials or (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon and is consistent with information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Marketing Materials. No Holder shall be held liable for any damages in excess of the total amount of proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) under that particular Registration Statement.

(c)           Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that (i) an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party agrees to pay such fees and expenses; (2) the Indemnifying Party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; or (3) the named parties to any proceeding (including impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses

15

available to it that are in addition to or are inconsistent with those available to the Indemnifying Party or that a conflict of interest is likely to exist among such Indemnified Party and any other indemnified parties (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party); and (ii) subject to subsection (3) above, the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnified Party shall not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

(d)           Contribution.  If the indemnification provided for in this Section 8 is applicable in accordance with its terms but is legally unavailable to an Indemnified Party in respect of any Losses, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to info/illation supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or

16

alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9.             Rule 144 Information.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a registration statement relating to the Common Stock has been declared effective under either the Securities Act or the Exchange Act, the Company agrees to use its commercially reasonable efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the earlier of (i) such time as a registration statement relating to the Common Stock has been declared effective under either the Securities Act or the Exchange Act or (ii) the date that the Company becomes subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act, for so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act.

(b)           Use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements).

(c)           Furnish to any Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

10.          Miscellaneous.

(a)           Termination.  This Agreement and the obligations of the Company and the Holders hereunder (other than with respect to Section 8) shall terminate on the first date on which no Registrable Securities remain outstanding. In addition, the obligations of the Company and of any Holder, other than those obligations contained in Section 8, shall terminate with respect to the Company and such Holder when such Holder no longer holds any Registrable Securities.

(b)           Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been

17

effectively given (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified at the number set forth below; (iii) when sent by email to the party to be notified at the email address set forth below; (iv) three (3) Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested and addressed to the party to be notified as set forth below; or (v) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth below with next-business-day delivery guaranteed, in each case as follows:

In the case of the Company, to:

Spinco, Inc.

110 N. Wacker Drive

Chicago, Illinois 60606

Attention: Ronald L. Gern

Telephone: (312) 960-5000

Facsimile: (312) 442-3588

e-mail: ronald.gern@ggp.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Matthew D. Bloch

Telephone: 212-310-8000

Facsimile: (212) 310-8007

e-mail: matthew.bloch@weil.com

In the case of the Holders:

To the names and addresses set forth on the signature pages hereto.

With a copy (which copy shall not constitute notice) to:

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Suite 1700

Chicago, IL 60602-3801

Attention: Earl N. Melamed

Telephone: (312) 269-8012

Facsimile: (312) 429-3544

e-mail: emelamed@ngelaw.com

18

(c)           Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(d)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns. The rights to cause the Company to register Registrable Securities pursuant to Sections 2, 3 and 4 may be assigned in connection with any transfer or assignment by a Holder of Registrable Securities, provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement and in any other agreement between the Company and the Holder; and (iii) such assignee or transferee executes this Agreement and is an affiliate of the Holder. No transfer or assignment will divest a Holder or any subsequent owner of any rights or powers hereunder unless all Registrable Securities held by such Holder are transferred or assigned.

(e)           Specific Performance.  The Company acknowledges and agrees that (a) irreparable damages would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Company agrees that each Holder of Registrable Securities shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of this Agreement and to enforce its rights hereunder. The right to equitable relief, including an injunction, shall not be limited by any other provision of this Agreement. In any action or proceeding against it seeking an injunction or other equitable relief to enforce the provisions of this Agreement, the Company hereby (i) waives and agrees not to assert any defense that an adequate remedy exists at law or that a Holder of Registrable Securities would not be irreparably harmed and (ii) waives and agrees not to seek any requirement for the posting of any bond or other security in connection with any such action or proceeding.

(f)            Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

(g)           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless (i) the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding, or (ii) such changes are not adverse to any Holder.

(h)           Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and any other party mentioned in such release or announcement, except

19

to the extent that such issuing party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the Company and any such other party with an opportunity to review and comment on such release or announcement in advance of its issuance.

(i)            Expenses.  Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses, except as otherwise set forth herein.

(j)            Interpretation.

(i)            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(iii)          The terms “hereof’, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iv)          When a reference is made in this Agreement to a Section, paragraph, Exhibit or Schedule, such reference is to a Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(v)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to include the words “without limitation”, unless otherwise specified.

(vi)          A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(k)           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(l)            Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of the State of New York.

20

(m)          Calculation of Time Periods.  Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

(n)           FWP Consent.  No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.

[Signature Pages Follow]

21

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

SPINCO, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

By:	M.B. Capital Partners, a South Dakota general partnership

By:	MBA Trust, a partner

By:	General Trust Company, Trustee

By:
Name:
Title:

Address:	c/o M.B. Capital Units LLC, 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104

By:	M.B. Capital Partners III, a South Dakota general partnership

By:	MBA Trust, a partner

By:	General Trust Company, Trustee

By:
Name:
Title:

Address:	c/o M.B. Capital Units LLC, 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104

By:	M.B. Capital Units LLC a South Dakota limited liability company

By:	M.B Capital, as sole member

By:
Name:
Title:

Address:	c/o M.B. Capital Units LLC, 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104